    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               VIVENDI UNIVERSAL
            CURRENTLY NAMED SOFIEE, TO BE RENAMED VIVENDI UNIVERSAL
      IN CONNECTION WITH THE CLOSING OF THE TRANSACTIONS DESCRIBED HEREIN
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         REPUBLIC OF FRANCE                          7389                                 NONE
     (STATE OR JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

    42, AVENUE DE FRIEDLAND, 75380 PARIS CEDEX 08 FRANCE, 33 (1) 71 71 10 00 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

NEIL LAWRENCE LANE, ESQ., VIVENDI NORTH AMERICA, 800 THIRD AVENUE, NEW YORK, NEW
                           YORK 10022, (212) 702-3184
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           FAIZA J. SAEED                       DAVID A. KATZ                      JEAN-FRANCOIS PRAT
      CRAVATH, SWAINE & MOORE           WACHTELL, LIPTON, ROSEN & KATZ                BREDIN PRAT
          WORLDWIDE PLAZA                    51 WEST 52ND STREET                  130, RUE DU FAUBOURG
         825 EIGHTH AVENUE                 NEW YORK, NEW YORK 10019                   SAINT-HONORE
   NEW YORK, NEW YORK 10019-7472                (212) 403-1000                    PARIS, 75008 FRANCE
           (212) 474-1000                                                          33 (1) 44 35 35 35

                 JOHN G. FINLEY                                 LAURENT COHEN-TANUGI
                BRIAN M. STADLER                                 ANDREW A. BERNSTEIN
           SIMPSON THACHER & BARTLETT                    CLEARY, GOTTLIEB, STEEN & HAMILTON
              425 LEXINGTON AVENUE                             41, AVENUE DE FRIEDLAND
          NEW YORK, NEW YORK 10017-3954                          PARIS, 75008 FRANCE
                 (212) 455-2000                                  33 (1) 40 74 68 60

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED(1)         REGISTERED(2)           PER UNIT(3)              PRICE(3)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value
(euro)5.50 per share, of Vivendi
Universal............................      461,065,941             U.S.$67.22        U.S.$30,991,091,700       U.S.$8,181,650
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to the Vivendi Universal ordinary shares, nominal value (euro)5.50 per share, to be issued in connection with the transactions described herein. A separate registration statement on Form F-6 will be filed in connection with the Vivendi Universal American Depositary Shares, each representing one Vivendi Universal ordinary share, to be issued in connection with the transactions described herein.

(2) Consists of the sum of:

    - 396,687,160 Vivendi Universal ordinary shares represented by Vivendi Universal ADSs to be issued upon the exchange of Seagram common shares and options in connection with the arrangement, described herein (based on an exchange ratio of 0.8 of a Vivendi Universal ordinary share per each Seagram common share).

    - 42,568,521 Vivendi Universal ordinary shares to be issued upon the exchange of Vivendi ordinary shares held by U.S. persons (as such term is defined in Rule 902(a) of Regulation S) in connection with the merger of Vivendi into Vivendi Universal, described herein (based on the exchange ratio of 1.0 Vivendi Universal ordinary share per each Vivendi ordinary share).

                                         (Footnotes continued on following page)

    - 5,768,800 Vivendi Universal ordinary shares represented by Vivendi Universal ADSs to be issued upon the exchange of Vivendi ADSs in connection with the merger of Vivendi into Vivendi Universal, described herein (based on the exchange ratio of 0.2 of a Vivendi Universal ordinary share, represented by an equal number of Vivendi Universal ADSs, per each Vivendi ADS representing 0.2 of a Vivendi ordinary share).

    - 15,279,572 Vivendi Universal ordinary shares to be issued in respect of CANAL+ ordinary shares held by U.S. persons (as such term is defined in Rule 902(a) of Regulation S) in connection with the Vivendi/CANAL+ transactions, described herein (based on the exchange ratio of 2.0 Vivendi Universal ordinary shares per each CANAL+ ordinary share).

    - 761,888 Vivendi Universal ordinary shares represented by Vivendi Universal ADSs to be issued in respect of CANAL+ ADSs in connection with the Vivendi/CANAL+ transactions, described herein (based on the exchange ratio of 0.4 of a Vivendi Universal ordinary share, represented by an equal number of Vivendi Universal ADSs, per each CANAL+ ADS representing 0.2 of a CANAL+ ordinary share).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(f) and Rule 457(c) based on the sum of:

    - the product of (a) U.S.$53.71 (the average of the high and low prices of Seagram common shares on the NYSE on October 24, 2000) and (b) 495,858,950 (the number of Seagram common shares and options as of October 24, 2000).

    - the product of (a) U.S.$67.53 (the average of the high and low prices of Vivendi ordinary shares on the Paris Bourse on October 24, 2000 converted to dollars at the Noon Buying Rate of 0.8364 on such date) and (b) 42,568,521 (the number of Vivendi ordinary shares known by Vivendi Universal to be held by U.S. persons).

    - the product of (a) U.S.$13.68 (the average of the high and low prices of Vivendi ADSs on the NYSE on October 24, 2000) and (b) 28,844,000 (the number of Vivendi ADSs outstanding on October 24, 2000).

    - the product of (a) U.S.$135.66 (the average of the high and low prices of CANAL+ ordinary shares on the Paris Bourse on October 24, 2000 converted to dollars at the Noon Buying Rate of 0.8364 on such date) and (b) 7,639,786 (the number of CANAL+ ordinary shares known by Vivendi Universal to be held by U.S. persons).

    - the product of (a) U.S.$27.75 (the average of the over-the-counter bid and ask prices of CANAL+ ADSs on October 24, 2000) and (b) 1,904,720 (the number of CANAL+ ADSs outstanding on October 24, 2000).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   THE INFORMATION IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES BEING OFFERED BY USE OF THIS JOINT PROXY STATEMENT- PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 2000

                            [VIVENDI UNIVERSAL LOGO]

[SEAGRAM LOGO]                      [VIVENDI LOGO]                 [CANAL+ LOGO]
     On June 20, 2000, our companies, Vivendi, The Seagram Company Ltd. and Canal Plus S.A. (CANAL+), announced that they had entered into a merger agreement and related agreements providing for the combination of the three companies into Vivendi Universal. We believe the combination of our companies will enable us to build a fully integrated global media and communications company capable of providing a diverse array of entertainment and information over wired and wireless access devices using cable, Internet, satellite and broadcast networks.

     The merger agreement and related agreements provide for the completion of a series of transactions, including the following:

     - Vivendi's merger into its wholly-owned subsidiary Vivendi Universal;

     - Vivendi Universal's acquisition of all the businesses of CANAL+ not subject to a French law that prohibits any person from owning more than 49% of a French television broadcaster; CANAL+'s French premium pay television channel will be retained by CANAL+. Public CANAL+ shareholders will retain their 51% interest in CANAL+ and Vivendi Universal will hold the remaining 49%; and

     - Vivendi Universal's combination, through its subsidiaries, with Seagram in accordance with a plan of arrangement under Canadian law.

     When the merger transactions are completed:

     - Seagram shareholders, other than those that exercise dissenters' rights, will receive a number of Vivendi Universal American depositary shares
       (ADSs) determined pursuant to an exchange ratio described below. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. Canadian resident Seagram shareholders may elect to receive non-voting exchangeable shares of Vivendi Universal's Canadian subsidiary Vivendi Universal Exchangeco and related Vivendi Universal voting rights instead of Vivendi Universal ADSs. The exchange ratio will be calculated by dividing U.S.$77.35 by the U.S. dollar equivalent of the average closing price of Vivendi ordinary shares on the Paris Bourse over the 20 consecutive trading days ending on the third complete trading day prior to the completion of the arrangement unless the average closing price of Vivendi ordinary shares during this period is less than or equal to U.S.$96.6875 (in which case Seagram shareholders will receive 0.8000 of a Vivendi Universal ADS for each Seagram common share) or the average closing price of Vivendi ordinary shares during this period is equal to or greater than U.S.$124.3369 (in which case Seagram shareholders will receive 0.6221 of a Vivendi Universal ADS for each Seagram common share). Because the Seagram meeting may occur on or before the date as of which the exchange ratio is determined, Seagram shareholders may not know at the time they vote how many Vivendi Universal ADSs or exchangeable shares they will receive upon completion of the arrangement;

     - Vivendi shareholders will receive one Vivendi Universal ordinary share for each Vivendi ordinary share they hold. Because each Vivendi ADS represents one-fifth of a Vivendi ordinary share and each Vivendi Universal ADS will represent one Vivendi Universal ordinary share, holders of Vivendi ADSs will receive one Vivendi Universal ADS for every five Vivendi ADSs they hold; and

     - CANAL+ shareholders will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share they own and will retain their existing shares in CANAL+. Because each CANAL+ ADS represents one-fifth of a CANAL+ ordinary share, holders of CANAL+ ADSs will receive two Vivendi Universal ADSs for every five CANAL+ ADSs they hold. Those holders will retain their CANAL+ ADSs as well.

     This document provides you with detailed information about the merger transactions. WE ENCOURAGE YOU TO READ THE DOCUMENT CAREFULLY, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 33.

     The boards of directors of Vivendi, Seagram and CANAL+ each unanimously approved the merger agreement and related agreements and recommend that their respective shareholders vote FOR the applicable merger transactions.

     Your vote is very important, regardless of the number of shares you own. PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

    [/s/ Edgar Bronfman, Jr.]          [/s/ Jean-Marie Messier]             [/s/ Pierre Lescure]
       Edgar Bronfman, Jr.                Jean-Marie Messier                   Pierre Lescure
          President and                      Chairman and                       Chairman and
     Chief Executive Officer            Chief Executive Officer            Chief Executive Officer
    The Seagram Company Ltd.                    Vivendi                        Canal Plus S.A.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This document is dated [            ], 2000 and is first being mailed to
securityholders of Seagram and U.S. securityholders of Vivendi and CANAL+ on or
about [            ], 2000.

     This document incorporates important business and financial information about Seagram that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at the address and telephone number listed on page 6. To obtain timely
delivery, shareholders must request the information no later than [       ],
2000.

                                 [SEAGRAM LOGO]

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

                              DECEMBER [  ], 2000

                      [               ] A.M., EASTERN TIME

     There will be an annual and special meeting of shareholders of The Seagram
Company Ltd. on December [  ], 2000, at [       ] a.m., Eastern time, at Mount
Royal Centre, 2200 Mansfield St., Montreal, Quebec H3A 3R8 for the following purposes:

        1. in accordance with an order of the Ontario Superior Court of Justice, to consider and vote upon a special resolution (the arrangement resolution) to approve an arrangement under the Canada Business Corporations Act to effect the combination of Seagram and Vivendi Universal, as more particularly described in the attached joint proxy statement-prospectus;

        2. to receive Seagram's annual report to shareholders, which includes Seagram's consolidated financial statements for the fiscal year ended June 30, 2000;

        3. to elect directors to serve for a term expiring on the earlier of the effective time of the arrangement and the next annual meeting of Seagram shareholders;

        4. to appoint auditors; and

        5. to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

     The arrangement and the other merger transactions are described in more detail in the attached joint proxy statement-prospectus. The full text of the arrangement resolution is set out in Annex G to the attached joint proxy statement-prospectus.

     In accordance with the court order referred to above, registered holders of Seagram common shares have been granted a right to dissent from the arrangement and to be paid the fair value of their shares. The right to dissent is described in the attached joint proxy statement-prospectus.

     The record date for the meeting is November 1, 2000. If you were a registered Seagram shareholder at the close of business on the record date, you are entitled to vote at the meeting. If you became a new owner of Seagram common shares after the record date but on or before November [ ], 2000, you may elect to vote your shares at the meeting in lieu of the previous owner.

Montreal, Quebec, November [  ], 2000

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Michael C.L. Hallows
                                          Michael C.L. Hallows
                                          Secretary

                                   IMPORTANT

     SEAGRAM SHAREHOLDERS THAT ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

     ON PEUT SE PROCURER L'EDITION FRANCAISE DE CET AVIS DE L'ASSEMBLEE, DE LA PROCURATION ET DE LA CIRCULAIRE DE SOLICITATION DE PROCURATIONS EN ECRIVANT AU SECRETAIRE, LA COMPAGNIE SEAGRAM LTEE, 1430, RUE PEEL, MONTREAL (QUEBEC) H3A 1S9; ADRESSE ELECTRONIQUE: shareholders*actionnaires@seagram.com.

                                 [VIVENDI LOGO]

            NOTICE OF A VIVENDI EXTRAORDINARY SHAREHOLDERS' MEETING
                       TO BE HELD ON DECEMBER [  ], 2000

     The shareholders of Vivendi are hereby informed that an extraordinary shareholders' meeting is to be held on November 28, 2000 for the purposes stated in the agenda.

     In accordance with applicable law, the extraordinary meeting is convened for the first time on November 28, 2000. If a quorum for the meeting is not met on November 28, 2000, Vivendi shareholders will be invited to vote at a meeting on December [ ], 2000 at Musee du Louvre, Pyramide du Louvre, 101, rue de Rivoli, Paris 75001 France.

AGENDA

     At the extraordinary meeting, shareholders will be asked to consider proposals (1) to approve all the terms and conditions of the combination of Vivendi with Seagram and CANAL+, (2) to approve the merger of Vivendi into its wholly-owned subsidiary Sofiee (which will be renamed Vivendi Universal), and
(3) to take note of the dissolution of Vivendi, all as described in the attached document.

     In order to be invited to attend, to vote by mail or to be represented at the meeting:

     - holders of registered shares must be included in the register of members no later than five days prior to the date of the meeting;

     - holders of bearer shares must request the financial intermediary with whom their shares are registered in an account to provide a certificate of non-transferability stating that their shares may not be transferred prior to the date of the meeting, and must forward the document at least five days prior to the meeting date to BNP Paribas, Services Assemblees (shareholders' meeting department), CETT/ATN, 8, rue de Sofia, 75018 Paris, France;

     - shareholders wishing to attend the meeting should request their admission card using the "request for admission card" coupon sent with the attached document; and

     - otherwise, shareholders are entitled to submit the attached proxy or postal voting form.

     The prior notice concerning this bulletin provided by Article 130 of Decree 67-236 was published in the "Bulletin des Annonces Legales Obligatoires" on October 25, 2000.

PURPOSE OF THE RESOLUTIONS TO BE SUBMITTED TO THE EXTRAORDINARY SHAREHOLDERS' MEETING TO BE HELD ON DECEMBER [ ], 2000.

     The purpose of the resolutions submitted to the extraordinary shareholders' meeting is to approve all the terms and conditions of the combination of Vivendi with Seagram and CANAL+, to approve the merger of Vivendi into Vivendi Universal and to take note of the dissolution of Vivendi. The effectiveness of each resolution is conditioned upon the approval of each other resolution.

                                 [CANAL+ LOGO]

      NOTICE OF A CANAL+ ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING
                       TO BE HELD ON DECEMBER [  ], 2000

     The shareholders of CANAL+ are hereby informed that an ordinary and
extraordinary shareholders' meeting is to be held on December [     ], 2000 for
the purposes stated in the agenda.

AGENDA

     At the ordinary and extraordinary meeting, shareholders will be asked to consider proposals to approve the contribution transactions described below and in the attached document in the context of the combination of CANAL+ with Seagram and Vivendi described in the attached document.

     In order to be invited to attend, to vote by mail or to be represented at the meeting:

     - holders of registered shares must be included in the register of members no later than five days prior to the date of the meeting;

     - holders of bearer shares must request the financial intermediary with whom their shares are registered in an account to provide a certificate of non-transferability stating that their shares may not be transferred prior to the date of the meeting, and must forward the document at least five days prior to the meeting date to Societe Generale, Services Assemblees, 32 rue du Champ de Tir BP 81236, HH312 Nantes Cedex 3, France;

     - shareholders wishing to attend the meeting should request their admission card using the "request for admission card" coupon sent with the attached joint proxy statement-prospectus; and

     - otherwise, shareholders are entitled to submit the attached proxy or postal voting form.

PURPOSE OF THE RESOLUTIONS TO BE SUBMITTED TO THE ORDINARY AND EXTRAORDINARY SHAREHOLDERS' MEETING TO BE HELD ON DECEMBER [ ], 2000.

     The purpose of the resolutions submitted to the ordinary and extraordinary shareholders' meeting is to approve the following transactions:

     - the contribution by CANAL+ to its wholly-owned subsidiary CANAL+ Distribution of the distribution and marketing business associated with CANAL+'s French premium pay television channel;

     - the contribution by CANAL+ to its wholly-owned subsidiary CANAL+ Regie of the business of selling advertising on pay television channels;

     - the contribution by CANAL+ to its wholly-owned subsidiary SIG 40 of all of its businesses, including the shares of CANAL+ Distribution and CANAL+ Regie, other than the French premium pay television channel, in the context of the combination of CANAL+ with Seagram and Vivendi, and the free distribution to CANAL+ shareholders of the shares of SIG 40 received by CANAL+ in consideration of the contribution to SIG 40 described above, subject to shareholder approval of the merger of SIG 40 into Vivendi Universal;

     - the authorization for CANAL+ to cancel CANAL+ ordinary shares that CANAL+ may have acquired; and

     - the replacement of CANAL+'s currently authorized share purchase program with a new program.

     The effectiveness of each resolution is conditioned upon the approval of each other resolution.

                               TABLE OF CONTENTS

                                            PAGE
                                            -----
CHAPTER ONE -- INTRODUCTION...............      1
QUESTIONS AND ANSWERS ABOUT THE MEETINGS
  AND THE MERGER TRANSACTIONS.............      1
SUMMARY...................................      6
SUMMARY OF FINANCIAL DATA.................     18
RISK FACTORS..............................     33
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS..............     39
CHAPTER TWO -- THE SHAREHOLDER MEETINGS...     40
THE SEAGRAM MEETING.......................     40
THE VIVENDI MEETING.......................     48
THE CANAL+ MEETING........................     52
CHAPTER THREE -- THE MERGER
  TRANSACTIONS............................     56
STRUCTURE AND BACKGROUND..................     56
  What Shareholders Will Receive in the
    Merger Transactions...................     56
  Merger Transaction Steps................     57
  Background of the Merger Transactions...     59
  Reasons for the Merger Transactions.....     63
  Opinions................................     70
  Interests of Directors and Executive
    Officers in the Merger Transactions...     96
  Management of Vivendi Universal After
    the Merger Transactions...............     99
  Projections and Objectives..............    101
  Court Approval of the Arrangement and
    Completion of the Merger
    Transactions..........................    102
  Regulatory Matters......................    103
  Resale of Vivendi Universal ADSs and
    Exchangeable Shares Received in the
    Merger Transactions...................    105
  Ongoing Canadian Reporting
    Obligations...........................    106
  Eligibility for Investment in Canada....    107
  Accounting Matters......................    107
  Stock Exchange Matters..................    107
THE MERGER AGREEMENT......................    109
  Conditions to the Arrangement...........    109
  No Other Transactions Involving Vivendi,
    Seagram or CANAL+.....................    111
  Termination.............................    114
  Effect of Termination...................    115
  Seagram Termination Fee.................    115
  Vivendi Termination Fee.................    116
  Conduct of Business Pending Completion
    of the Arrangement....................    117
  Additional Agreements...................    119
  Amendment and Waiver....................    121
  Expenses................................    121
  Representations and Warranties..........    121
THE OPTION AGREEMENT......................    122
THE VOTING AGREEMENT......................    124
THE GOVERNANCE AGREEMENT..................    124
THE CONTRIBUTION AGREEMENTS...............    129
THE HOLDING COMPANY ALTERNATIVE...........    131
CHAPTER FOUR -- PRO FORMA HISTORICAL AND
  INTERIM FINANCIAL INFORMATION...........    135
CHAPTER FIVE -- SECURITIES................    148
DESCRIPTION OF VIVENDI UNIVERSAL ORDINARY
  SHARES..................................    148

                                            PAGE
                                            -----
DESCRIPTION OF VIVENDI UNIVERSAL ADSs.....    152
DESCRIPTION OF EXCHANGEABLE SHARES........    160
DESCRIPTION OF VIVENDI UNIVERSAL VOTING
  RIGHTS..................................    170
CHAPTER SIX -- COMPARISON OF SHAREHOLDERS'
  RIGHTS..................................    173
CHAPTER SEVEN -- TAX INFORMATION..........    189
TAX CONSIDERATIONS FOR VIVENDI
  SHAREHOLDERS............................    189
TAX CONSIDERATIONS FOR CANAL+
  SHAREHOLDERS............................    192
TAX CONSIDERATIONS FOR SEAGRAM
  SHAREHOLDERS............................    194
FRENCH TAX CONSIDERATIONS OF HOLDING AND
  DISPOSING OF VIVENDI UNIVERSAL SHARES...    205
CHAPTER EIGHT -- THE VIVENDI PARTIES AND
  CANAL+..................................    212
VIVENDI...................................    212
CANAL+....................................    297
VIVENDI UNIVERSAL AND VIVENDI UNIVERSAL
  EXCHANGECO..............................    326
CHAPTER NINE -- SEAGRAM ANNUAL MEETING
  INFORMATION.............................    327
CHAPTER TEN -- LEGAL MATTERS..............    350
ENFORCEABILITY OF CIVIL LIABILITIES
  AGAINST FOREIGN PERSONS.................    350
EXPERTS...................................    351
SHAREHOLDER PROPOSALS.....................    351
LEGAL MATTERS.............................    351
WHERE YOU CAN FIND MORE INFORMATION.......    351
APPROVAL OF PROSPECTUS BY SEAGRAM BOARD OF
  DIRECTORS...............................    353
CHAPTER ELEVEN -- FINANCIAL STATEMENTS....    F-1
VIVENDI FINANCIAL STATEMENTS..............    F-2
CANAL+ FINANCIAL STATEMENTS...............  F-100
ANNEX A -- Merger Agreement...............    A-1
ANNEX B -- Form of Plan of Arrangement....    B-1
ANNEX C -- Form of Support Agreement......    C-1
ANNEX D -- Option Agreement...............    D-1
ANNEX E -- Voting Agreement...............    E-1
ANNEX F -- Governance Agreement...........    F-1
ANNEX G -- Arrangement Resolution.........    G-1
ANNEX H -- Notice of Application to
  Ontario Superior Court of Justice.......    H-1
ANNEX I -- Interim Order..................    I-1
ANNEX J -- Opinion of Goldman, Sachs &
  Co......................................    J-1
ANNEX K -- Opinion of Morgan Stanley & Co.
  Incorporated............................    K-1
ANNEX L -- Opinion of Merrill Lynch
  International...........................    L-1
ANNEX M -- Opinion of Lazard Freres
  S.A.S. .................................    M-1
ANNEX N -- Section 190 of the Canada
  Business Corporations Act...............    N-1
ANNEX O -- Vivendi Shareholder
  Resolutions.............................    O-1
ANNEX P -- CANAL+ Shareholder
  Resolutions.............................    P-1

                          CHAPTER ONE -- INTRODUCTION
      QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER TRANSACTIONS

Q: WHAT ARE VIVENDI, SEAGRAM AND CANAL+ PROPOSING?

A: We are proposing a series of transactions that we refer to as the "merger transactions." The merger transactions consist primarily of the following:

    - a series of transactions that we refer to as the "Vivendi/CANAL+ transactions," pursuant to which:

      - Vivendi will merge into its wholly-owned subsidiary Vivendi Universal;
        and

      - Vivendi Universal, through its subsidiaries, will acquire CANAL+'s businesses other than CANAL+'s French premium pay television channel, which CANAL+ will retain; and

    - a combination of Vivendi Universal, through its subsidiaries, with Seagram (a transaction we refer to as the "arrangement") in accordance with a plan of arrangement under Canadian law.

Q: WHY ARE VIVENDI, SEAGRAM AND CANAL+ PROPOSING THE MERGER TRANSACTIONS?

A: We are proposing the merger transactions because we believe the combined strengths of our companies will enable us to build a fully-integrated global media and communications company capable of providing a diverse array of entertainment and information over wired and wireless access devices using cable, Internet, satellite and broadcast networks.

Q: WHAT WILL I RECEIVE IN CONNECTION WITH THE MERGER TRANSACTIONS?

A: If you are a holder of Vivendi ordinary shares, you will receive one Vivendi
   Universal ordinary share for each Vivendi ordinary share you own. Each Vivendi ADS represents one-fifth of a Vivendi ordinary share, and each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. If you are a Vivendi ADS holder, therefore, you will receive one Vivendi Universal ADS for every five Vivendi ADSs you hold.

   If you are a Seagram shareholder, you will receive a number of Vivendi Universal ADSs determined pursuant to an exchange ratio, as described below, for each Seagram common share you own. Canadian resident Seagram shareholders may elect to receive instead a number of non-voting exchangeable shares (exchangeable shares) of Vivendi Universal's Canadian subsidiary, Vivendi Universal Exchangeco, determined pursuant to the same exchange ratio, subject to adjustment in limited circumstances. The exchangeable shares will be substantially the economic equivalent of, and will be exchangeable for, the Vivendi Universal ADSs. If you elect to receive exchangeable shares, you will also receive one Vivendi Universal voting right, which will entitle you to vote on the same basis and in the same circumstances as would one Vivendi Universal ordinary share, for each exchangeable share you receive.

   The number of Vivendi Universal ADSs Seagram shareholders will receive pursuant to the exchange ratio will be calculated by dividing U.S.$77.35 by the U.S. dollar equivalent of the average closing price of Vivendi ordinary shares on the Paris Bourse over the 20 consecutive trading days ending on the third complete trading day prior to the completion of the arrangement. However, if the average closing price of Vivendi ordinary shares during this period is less than or equal to U.S.$96.6875, each Seagram shareholder will receive 0.8000 of a Vivendi Universal ADS for each Seagram common share. On the other hand, if the U.S. dollar equivalent of the average closing price of Vivendi ordinary shares during this period is equal to or greater than U.S.$124.3369, each Seagram shareholder will receive 0.6221 of a Vivendi Universal ADS for each Seagram common share.

   The following table illustrates how the exchange ratio works. The table shows some hypothetical examples of the U.S. dollar equivalent of the average closing price for Vivendi ordinary shares on the Paris Bourse during the 20 consecutive trading day measuring period, the corresponding exchange ratio and the implied market value paid per Seagram common share. We determined the implied market value paid per Seagram common share by multiplying each hypothetical U.S. dollar equivalent average closing price for Vivendi ordinary shares by the corresponding exchange ratio and assuming the actual trading value of Vivendi shares at that time is equal to the Vivendi average closing price for the measuring period ending on that date.

                                      IMPLIED
                                    MARKET VALUE
        HYPOTHETICAL                  PAID PER
           VIVENDI                    SEAGRAM
       AVERAGE CLOSING   EXCHANGE      COMMON
            PRICE         RATIO        SHARE
       ---------------   --------   ------------
        U.S.$140.0000     0.6221     U.S.$87.09
             135.0000     0.6221          83.98
             130.0000     0.6221          80.87
             125.0000     0.6221          77.76
             124.3369     0.6221          77.35
             120.0000     0.6446          77.35
             115.0000     0.6726          77.35
             110.0000     0.7032          77.35
             105.0000     0.7367          77.35
             100.0000     0.7735          77.35
              96.6875     0.8000          77.35
              95.0000     0.8000          76.00
              90.0000     0.8000          72.00
              85.0000     0.8000          68.00
              80.0000     0.8000          64.00
              75.0000     0.8000          60.00
              70.0000     0.8000          56.00
              65.0000     0.8000          52.00

   If the 20 consecutive day measuring period had ended on October [  ], 2000,
   the Vivendi average closing price would have been           , the exchange
   ratio would have been 0.8000 and the implied market value paid per Seagram common share (assuming the actual trading value of Vivendi shares at that time is equal to the Vivendi average closing price for the measuring period
   ending on that date) would have been U.S.$[       ]. As the 20 consecutive
   day measuring period will not end until the third complete trading day prior to the completion of the arrangement, the actual Vivendi average closing price we will use to calculate the exchange ratio may be higher or lower than the Vivendi average closing price had the 20 consecutive day measuring period ended on October [ ], 2000. Accordingly, the actual exchange ratio could be lower than 0.8000 (if the actual Vivendi average closing price for the 20 consecutive day measuring period ending on the third business day prior to the completion of the arrangement rises above U.S.$96.6875). You may call toll free at 1-800-223-2064 at any time to obtain updated information concerning the exchange ratio and the implied market value to be paid per Seagram common share in the arrangement.

   In addition, the market value of the securities received by Seagram shareholders in the arrangement on the date they are received may be higher or lower than the average price used in the calculation of the exchange ratio.

   Assuming the shareholders approve the merger transactions and the other closing conditions are met, we estimate that the merger transactions will be completed within one week following the last shareholders' meeting.

   If you are a holder of CANAL+ ordinary shares, you will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share you own and will retain your ordinary shares in CANAL+. Each CANAL+ ADS represents one-fifth of a CANAL+ ordinary share. If you are a holder of CANAL+ ADSs, therefore, you will receive two Vivendi Universal ADSs for every five CANAL+ ADSs you hold. You will also retain your CANAL+ ADSs.

Q: WHY ARE CANADIAN RESIDENT SEAGRAM SHAREHOLDERS PERMITTED TO ELECT TO RECEIVE
   EXCHANGEABLE SHARES IN THE ARRANGEMENT IN LIEU OF VIVENDI UNIVERSAL ADSS?

A: Because Vivendi Universal is a non-Canadian company, Canadian resident
   Seagram shareholders that exchange Seagram common shares for Vivendi Universal ADSs in the arrangement will generally recognize a taxable gain or a loss upon that exchange under current Canadian tax law. To allow Canadian resident Seagram shareholders to participate in the arrangement on a tax-deferred basis, Canadian resident Seagram shareholders may elect to receive exchangeable shares of a Canadian subsidiary of Vivendi Universal, Vivendi Universal Exchangeco, instead of Vivendi Universal ADSs. Electing shareholders will generally be able to receive exchangeable shares without recognizing gain or loss under Canadian tax law, provided they file a valid tax election. The exchangeable shares will be substantially the economic equivalent of, and exchangeable for, Vivendi Universal ADSs.

Q: WHAT SHAREHOLDER APPROVALS ARE NEEDED?

A: For Vivendi, the affirmative vote of two-thirds of the votes cast by shareholders at the Vivendi meeting is required to approve all the terms and conditions of the combination of Vivendi with Seagram and CANAL+, to approve the merger of Vivendi into Vivendi Universal and to take note of the dissolution of Vivendi.

   For Seagram, the affirmative vote of two-thirds of the votes cast by shareholders at the Seagram meeting is required to approve the arrangement resolution, and the affirmative vote of a simple majority of the votes cast by shareholders at the Seagram meeting is required to elect directors and appoint auditors.

   For CANAL+, the affirmative vote of two-thirds of the votes cast by shareholders at the CANAL+ meeting is required to approve the contribution of CANAL+'s businesses other than its French premium pay television channel to CANAL+'s wholly-owned subsidiary SIG 40 in the context of the combination of CANAL+ with Seagram and Vivendi, and the free distribution to CANAL+'s shareholders of CANAL+'s shares of SIG 40 and to authorize the cancellation of CANAL+ ordinary shares that CANAL+ may have acquired. We refer to SIG 40 in this document as "Canal Holdco" because its activities will be limited to holding the transferred businesses in connection with the merger transactions. The affirmative vote of a simple majority of the votes cast by shareholders at the CANAL+ meeting is required to approve the share repurchase program to replace CANAL+'s currently authorized program.

Q: WHY IS VIVENDI UNIVERSAL NOT ACQUIRING THE FRENCH PREMIUM PAY TELEVISION
   CHANNEL OF CANAL+?

A: French law prohibits any person from owning more than 49% of a French television broadcaster. To comply with this requirement, CANAL+ will contribute to Canal Holdco all of its businesses other than the businesses involved in the operation of the French premium pay television channel, which CANAL+ will continue to operate. Upon the merger of Vivendi and Vivendi Universal, Vivendi Universal will indirectly hold 49% of CANAL+.

Q: WHY AM I RECEIVING THIS DOCUMENT?

A: This document serves as a proxy statement of each of Vivendi, Seagram and CANAL+ and a U.S. prospectus of Vivendi Universal. As a proxy statement, it is being provided by Vivendi, Seagram and CANAL+ because the board of directors of each of those companies is soliciting proxies to vote to approve the applicable merger transactions. As a U.S. prospectus, it is being provided by Vivendi Universal because Vivendi Universal is offering Vivendi Universal shares in connection with the merger transactions.

Q: DO I HAVE DISSENTERS' RIGHTS?

A: If you are a registered Seagram shareholder, you have the right to dissent from the arrangement resolution and to be paid the fair value of your shares. Vivendi and CANAL+ shareholders have no dissenters' or similar rights in connection with the merger transactions.

Q: WHAT IF I DO NOT VOTE?

A: If you do not vote, it will reduce the number of votes needed to approve the merger transactions being voted on by the shareholders of your company.

I AM A SEAGRAM SHAREHOLDER.

Q: WHAT DO I NEED TO DO NOW IF I OWN SEAGRAM COMMON SHARES DIRECTLY?

A: After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or to Seagram's secretary as soon as possible so that your shares may be represented at the Seagram meeting.

   In addition, if you are a Canadian resident shareholder electing to receive exchangeable shares, you must also submit your properly completed and duly executed letter of transmittal and election form, share certificates and all other required documents to CIBC Mellon Trust Company, the exchange agent for Seagram common shares, in the enclosed postage-paid envelope at one of the addresses indicated in the letter of transmittal and election form before 5:00 p.m. (Eastern time) on November [ ], 2000. If you submit these materials after that date and the merger transactions are successfully completed, you will be entitled to receive only Vivendi Universal ADSs rather than exchangeable shares.

   You do not need to submit a letter of transmittal or your share certificates before the completion of the merger transactions unless you are a Canadian resident Seagram shareholder electing to receive exchangeable shares. Whether or not you are a Canadian resident shareholder, you should vote by returning your proxy card. If you do not submit your letter of transmittal and share certificates before the completion of the merger transactions, we will send you a letter of transmittal after the merger transactions are completed.

Q: WHAT DO I NEED TO DO NOW IF I HOLD MY SEAGRAM COMMON SHARES THROUGH AN
   INTERMEDIARY?

A: After carefully reading and considering the information contained in this document, please follow the directions provided by your intermediary with respect to voting procedures and, if you are a Canadian resident, with respect to procedures for electing to receive exchangeable shares. We ask you to ensure that your instructions are submitted to your intermediary in sufficient time to ensure that its votes are received by Seagram on or before 5:00 p.m., Eastern time, on December [ ], 2000.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote by submitting a new proxy to Seagram's secretary no later than 5:00 p.m., Eastern time, on December [ ], 2000 or, if you are a holder of record, by attending the meeting and voting your shares in person. You may also revoke your proxy by delivering written notice signed by you or your attorney-in-fact to Seagram's secretary on or before December [ ], 2000 or to the chairman of the Seagram meeting at the meeting.

I AM A VIVENDI OR CANAL+ SHAREHOLDER.

Q: WHAT DO I NEED TO DO NOW IF I OWN VIVENDI OR CANAL+ ADSS?

A: After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your voting instruction card and returning it in the enclosed postage-paid envelope to The Bank of New York, the depositary for Vivendi ADSs and CANAL+ ADSs, no later than November 24, 2000.

Q: WHAT DO I NEED TO DO NOW IF I HOLD VIVENDI OR CANAL+ ORDINARY SHARES THROUGH
   A FRENCH FINANCIAL INTERMEDIARY (INCLUDING THROUGH A U.S. CUSTODIAN THAT HOLDS THE SHARES THROUGH A FRENCH FINANCIAL INTERMEDIARY)?

A: After carefully reading and considering the information contained in this document, please follow the directions provided in this document under "The Vivendi Meeting -- Information Concerning Voting," if you hold Vivendi ordinary shares, or "The CANAL+ Meeting -- Information Concerning Voting," if you hold CANAL+ ordinary shares. If you hold ordinary shares in registered form, you will receive a voting instruction card and the notice of meeting that will be published in France, including the agenda for the meeting and a copy of the resolutions that will be submitted to the meeting. A French prospectus that provides information regarding the matters to be voted on at the Vivendi and CANAL+ meetings has also been prepared in accordance with French stock exchange regulations. If you hold Vivendi ordinary shares and wish to receive a copy of the French prospectus, you should contact Vivendi at 33 (1) 71 71 10 00 (Direction Juridique). If you hold CANAL+ ordinary shares and wish to receive a copy of the French prospectus, you should contact CANAL+ at 33 (1) 44 25 1000, Direction des Relations avec les Actionnaires. If you hold ordinary shares in bearer form, you may obtain all these documents upon request to Vivendi or BNP Paribas (if you hold Vivendi ordinary shares) or to CANAL+ or Societe Generale (if you hold CANAL+ ordinary shares) using the telephone numbers above or the addresses provided in this document in the appropriate "Information Concerning Voting" section.

   Under French law, you can give a proxy only to your spouse or to another shareholder, or you can sign and return a blank proxy. If you sign and return a blank proxy, your votes will be cast in favor of the applicable merger transactions.

Q: CAN I CHANGE MY VOTE AFTER I DELIVER MY VOTING INSTRUCTION OR PROXY?

A: Yes. If you hold Vivendi or CANAL+ ordinary shares, you can revoke your proxy at any time by notifying Vivendi at Vivendi, 42, avenue de Friedland, 75380 Paris Cedex 08, France, or CANAL+ at 85/89 Quai Andre Citroen, 75015 Paris, France, as applicable, in each case no later than December [ ], 2000. If you hold Vivendi or CANAL+ ADSs, then you can revoke your voting instruction at any time by delivering a written notice of revocation or duly executed written voting instruction dated subsequent to the voting instruction being revoked to the bank or broker through which you have cast your vote or, if you are a registered holder, to The Bank of New York prior to November 28, 2000 at the following address: The Bank of New York, P.O. Box 11230, New York, NY, attention: Vivendi.

I AM A CANAL+ SHAREHOLDER.

Q: IF THE MERGER TRANSACTIONS ARE COMPLETED, WILL MY CANAL+ ORDINARY SHARES
   CONTINUE TO BE "LISTED" FOR TRADING?

A: Yes. The CANAL+ ordinary shares will continue to be listed on the Paris
   Bourse. CANAL+ will not, however, continue to be included in the CAC 40 or Euro Stoxx 50 index.

Q: IF THE MERGER TRANSACTIONS ARE COMPLETED, WILL MY VIVENDI UNIVERSAL ORDINARY
   SHARES, VIVENDI UNIVERSAL ADSS OR EXCHANGEABLE SHARES (DEPENDING ON WHICH I
   HOLD) BE "LISTED" FOR TRADING?

A: Yes. Your Vivendi Universal ordinary shares will be listed on the Premier
   Marche of the Paris Bourse.

   We expect that your Vivendi Universal ADSs will be listed on The New York Stock Exchange under the trading symbol "V".

   We expect that your exchangeable shares will be listed on The Toronto Stock Exchange under the trading symbol "VUE".

Q: WHEN DO YOU EXPECT THE MERGER TRANSACTIONS TO BE COMPLETED?

A: We are working to complete the merger transactions as quickly as possible. We expect to complete the merger transactions before the end of 2000.
Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger transactions or how to submit your proxy or voting instructions, or if you need additional copies of this document or a voting or proxy card, you should call an appropriate number below:

   - Seagram shareholders:

        Georgeson Shareholder Communications Inc.

        In the United States:
           (212) 440-9800 (for banks and   brokers)
           (800) 223-2064 (toll free for   shareholders)

        In Canada:
           (800) 695-4382 (toll free in English)
           (800) 695-4616 (toll free in French)

   - Vivendi shareholders and CANAL+ shareholders:

        Innisfree M&A Incorporated
           (877) 750-5837 (toll free for   shareholders)
           (212) 750-5833 (for banks and   brokers)

                                    SUMMARY

     This summary highlights selected information in this document. It may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, for a more complete understanding of the merger transactions. In addition, we incorporate by reference important business and financial information about Seagram into this document. You may obtain that information without charge by following the instructions described under "Where You Can Find More Information" that begins on page 351 of this document.

THE COMPANIES

    VIVENDI AND VIVENDI UNIVERSAL (PAGES 212 AND 326)
    42 avenue de Friedland
    75380 Paris Cedex 08, France
    33 (1) 71 71 10 00

     Vivendi is one of Europe's largest companies, with revenue in 1999 of
(euro)41.6 billion. Vivendi's businesses are focused primarily on two core areas: communications and environmental management services. Its communications division operates a number of leading and increasingly integrated businesses in the telecommunications, multimedia and publishing, pay television and Internet industries. Its environment division includes world-class water, waste management, transportation and energy services operations.

     Vivendi Universal is a wholly-owned French subsidiary of Vivendi. In the course of the merger transactions, Vivendi will merge with and into Vivendi Universal, with Vivendi Universal continuing as the surviving entity.

     THE SEAGRAM COMPANY LTD. (PAGE 327)
     1430 Peel Street
     Montreal, Quebec H3A 1S9
     Canada
     1 (514) 987-5200

     Seagram operates in four business segments:

     - Music, through Universal Music Group, the world's largest recorded music company, which produces and distributes recorded music globally and also engages in music publishing;

     - Filmed Entertainment, which includes Universal Pictures, and which produces and distributes motion picture, television and home video productions worldwide, operates and has ownership in a number of international cable channels and licenses merchandising and filmed property rights;

     - Recreation, which owns and operates theme parks and entertainment complexes; and

     - Spirits and Wine, which principally produces and markets distilled spirits, wines, coolers, beers and mixers in more than 190 countries and territories worldwide. As part of Vivendi Universal's overall strategy after completion of the proposed merger transactions, Seagram has commenced a process intended to lead to the sale of the Spirits and Wine business. No sale is expected to be completed until after the completion of the merger transactions, and the sale process is not expected to affect the timing of the merger transactions. In connection with the anticipated sale of the Spirits and Wine segment, Seagram and Seagram's wholly-owned subsidiary Joseph E. Seagram & Sons, Inc. (JES) intend to tender for outstanding debt securities with an aggregate principal amount of approximately U.S.$7.175 billion.

     CANAL PLUS S.A. (PAGE 297)
     85/89 Quai Andre Citroen
     75015 Paris, France
     33 (1) 44 25 13 51

     CANAL+ is Europe's leading pay television company, with approximately 14 million subscriptions in 11 countries at the end of 1999. Forty percent of CANAL+'s subscribers were signed up for digital television services at the end of 1999. CANAL+ also produces more than 25 theme channels for cable and satellite distribution in 14 countries and is a European leader in film and television production, distribution and rights management, with Europe's second largest film rights library based on number of titles. In addition, CANAL+ is Europe's leading supplier of software technologies that enable network operators to deliver secure interactive services over digital television networks. CANAL+ had consolidated revenues of (euro)3.3 billion in 1999, 79% of which came from subscription fees.

     Following the merger transactions, CANAL+'s only business will be to operate its French premium pay television channel. In 1999, the French premium pay television channel had nearly 4.6 million subscriptions and generated subscriber revenues of (euro)1.372 billion.

    VIVENDI UNIVERSAL EXCHANGECO INC. (PAGE 326)
    199 Bay Street
    Commerce Court West
    Suite 2800
    Toronto, Ontario M5L 1A9

     Vivendi Universal Exchangeco is an indirect, wholly-owned Canadian subsidiary of Vivendi. Following the merger transactions, Vivendi Universal Exchangeco will be an indirect subsidiary of Vivendi Universal. Vivendi Universal Exchangeco has not to date engaged in any activities other than those incident to its formation and those associated with the merger transactions. Instead of receiving Vivendi Universal ADSs in the merger transactions, Canadian resident Seagram shareholders may choose to receive exchangeable shares issued by Vivendi Universal Exchangeco.

THE MERGER TRANSACTIONS (PAGE 56)

     The merger transactions are a series of transactions that include the Vivendi/CANAL+ transactions and the arrangement. Following the Vivendi/CANAL+ transactions, Vivendi Universal will, directly or indirectly, hold 49% of CANAL+'s French premium pay television channel and 100% of CANAL+'s other businesses. Following the arrangement, Seagram will be an indirect wholly-owned subsidiary of Vivendi Universal. For information concerning the background of, reasons for and other information relating to the merger transactions and the terms of the agreements governing those transactions, see "The Merger Transactions."

TRANSACTION DIAGRAM

     The following diagrams illustrate in simplified terms the current structures of Vivendi, Seagram and CANAL+ and the structure of Vivendi Universal following the merger transactions. For a more complete description of the merger transactions, see "The Merger Transactions" starting at page 56.

     CURRENT STRUCTURE

                         [CURRENT STRUCTURE FLOW CHART]

     POST-MERGER TRANSACTIONS STRUCTURE

                [POST-MERGER TRANSACTIONS STRUCTURE FLOW CHART]

MANAGEMENT OF VIVENDI UNIVERSAL AFTER THE MERGER TRANSACTIONS (PAGE 99)

     We expect that Vivendi Universal will be headquartered in Paris and will have an additional corporate center in New York. Jean-Marie Messier, Vivendi's chairman and chief executive officer, will fulfill the same responsibilities for Vivendi Universal. Edgar Bronfman, Jr., Seagram's president and chief executive officer, will be vice chairman of Vivendi Universal with responsibility for music and Internet operations. Eric Licoys, Vivendi's chief operating officer and chief executive officer of Vivendi's subsidiary Havas S.A., will become co-chief operating officer of Vivendi Universal with Pierre Lescure, CANAL+'s chairman and chief executive officer.

     Vivendi Universal's board of directors will initially consist of Vivendi's current 14 board members, five new members from Seagram's board of directors, who will each be appointed to four-year terms, and Pierre Lescure. The Vivendi Universal board will be reduced to 18 members within two years of the completion of the arrangement.

     We expect that the members of Vivendi Universal's executive committee will initially be Jean-Marie Messier, Edgar Bronfman, Jr., Eric Licoys, Pierre Lescure, Vivendi executive vice president Philippe Germond and Vivendi chief financial officer Guillaume Hannezo.

THE SHAREHOLDER MEETINGS (PAGE 40)

     This document is being furnished to Seagram shareholders in connection with the solicitation by Seagram's board of directors of proxies to be used at the Seagram shareholders' meeting referred to below. In addition, this document is being delivered to Vivendi and CANAL+ ADS holders and U.S. registered holders of Vivendi and CANAL+ ordinary shares in connection with the solicitation of proxies by Vivendi's and CANAL+'s boards of directors in connection with the Vivendi and CANAL+ meetings, respectively. A notice of meeting has been published in France, and a French prospectus has been prepared and made available to Vivendi and CANAL+ shareholders in accordance with French law.

     - The Seagram meeting -- the Seagram meeting will be held on December [  ],
       2000, [     ] a.m., Eastern time, at Mount Royal Centre, 2200 Mansfield
       St., Montreal, Quebec H3A 3R8;

     - The Vivendi meeting -- the Vivendi meeting will be held on December [ ], 2000, 5 p.m., French time, at Musee du Louvre, Pyramide du Louvre, 101, rue de Rivoli, Paris 75001, France.

     - The CANAL+ meeting -- the CANAL+ meeting will be held on December [ ], 2000, 11 a.m., French time, at UGC Normandie, 116 avenue des Champs Elysees, Paris 78008, France.

     REQUIRED VOTES

     Approval of Seagram Shareholders

     The affirmative vote of at least two-thirds of the votes cast by Seagram shareholders at the Seagram meeting on the arrangement resolution is required to approve the arrangement. The affirmative vote of a simple majority of the votes cast by shareholders at the Seagram meeting is required to elect directors and appoint auditors. The Seagram shareholders that are parties to a voting agreement with Vivendi described under "The Merger Transactions -- The Voting Agreement" have agreed to vote shares representing approximately 24% of the outstanding Seagram common shares in favor of the arrangement. Koninklijke Philips Electronics N.V. has announced its intention to vote all of the Seagram common shares it owns (approximately 11% of the outstanding Seagram common shares) in favor of the arrangement. As of October 23, 2000, Seagram's directors and executive officers and their affiliates owned approximately 24.90% of the outstanding Seagram common shares. The affirmative vote of a simple majority of the votes cast by Seagram shareholders at the Seagram meeting is required to elect directors and to appoint auditors.

     Approval of Vivendi Shareholders

     The affirmative vote of two-thirds of the votes cast by Vivendi shareholders at the Vivendi meeting is required to approve the resolutions necessary to complete the merger transactions. As of September 30, 2000, Vivendi's directors and executive officers and their affiliates owned approximately 0.05% of the outstanding Vivendi shares.

     Approval of CANAL+ Shareholders

     The affirmative vote of two-thirds of the votes cast by CANAL+ shareholders at the CANAL+ meeting is required to approve the resolutions necessary to complete the merger transactions. Vivendi and Vivendi Universal have agreed to vote all of the CANAL+ ordinary shares they own (approximately 49% of the outstanding CANAL+ ordinary shares) in favor of the resolutions necessary to complete the merger transactions. The affirmative vote of a simple majority of the votes cast by CANAL+ shareholders at the CANAL+ meeting is required to approve the resolution relating to a share repurchase program to replace CANAL+'s currently authorized program. As of September 30, 2000, CANAL+ directors and executive officers who are natural persons owned less than 1% of the outstanding CANAL+ ordinary shares.

     DISSENTING SHAREHOLDER RIGHTS

     Registered holders of Seagram common shares that submit a written notice of dissent from the arrangement resolution PRIOR TO 5:00 P.M., EASTERN TIME, ON THE BUSINESS DAY PRECEDING THE SEAGRAM MEETING and that comply with other applicable procedures will be entitled to be paid the fair value of all their Seagram common shares. See "The Shareholder Meetings -- The Seagram
Meeting -- Dissenting Shareholder Rights." Vivendi and CANAL+ shareholders have no dissenters' or similar rights in connection with the merger transactions. See "Comparison of Shareholders' Rights."

     AUTHORIZATIONS AND RECOMMENDATIONS

     Vivendi's board of directors unanimously authorized Vivendi's chairman to take all necessary actions to effect the merger transactions and to execute and deliver the merger agreement and related agreements. Vivendi's board of directors unanimously recommends that Vivendi shareholders vote FOR the resolutions necessary to complete the merger transactions and the other resolutions submitted to Vivendi shareholders at the meeting.

     Seagram's board of directors unanimously approved the merger agreement and related agreements and determined that the arrangement was fair to Seagram's shareholders and in the best interests of Seagram and Seagram shareholders. Seagram's board of directors unanimously recommends that Seagram shareholders vote FOR the arrangement resolution, the election of directors listed under "Seagram Annual Meeting Information -- Election of Directors of Seagram" and the appointment of auditors.

     CANAL+'s board of directors unanimously approved the merger transactions and authorized CANAL+'s chairman to take all necessary actions to effect the merger transactions and to execute and deliver the merger agreement and related agreements. CANAL+'s board of directors unanimously recommends that CANAL+ shareholders vote FOR the resolutions necessary to complete the merger transactions and the other resolutions submitted to CANAL+ shareholders at the meeting.

OPINIONS (PAGE 70)

     OPINION OF VIVENDI'S FINANCIAL ADVISOR

     In deciding to approve the merger transactions, Vivendi's board of directors considered, among other factors, the opinion of its financial advisor, Lazard Freres S.A.S., that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications provided in the opinion, the exchange ratio and the CANAL+ exchange ratio were fair to Vivendi from a financial point of view. The full text of the Lazard opinion is attached as Annex M to this document. Vivendi urges its shareholders to read this opinion in its entirety.

     OPINIONS OF SEAGRAM'S FINANCIAL ADVISORS

     In deciding to approve the merger transactions, Seagram's board of directors considered the opinions of its financial advisors, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, that, as of the date of their respective opinions, and subject to and based on the considerations referred to in their respective opinions, the exchange ratio pursuant to the merger agreement and plan of arrangement was fair from a financial point of view to the holders of the outstanding Seagram common shares. The full texts of the opinions of Goldman Sachs and Morgan Stanley are attached as Annexes J and K, respectively, to this document. SEAGRAM URGES ITS SHAREHOLDERS TO READ THESE OPINIONS IN THEIR ENTIRETY.

     OPINION OF CANAL+'S FINANCIAL ADVISOR

     In deciding to approve the merger transactions, CANAL+'s board of directors considered, among other factors, the opinion of its financial advisor, Merrill Lynch International, that, as of the date of its opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the CANAL+ exchange ratio, as described in "The Merger Transactions -- Structure and Background -- Opinions -- Opinion of CANAL+'s Financial Advisor," was fair from a financial point of view to CANAL+ shareholders other than Vivendi and its affiliates. The full text of the Merrill Lynch International opinion is attached as Annex L to this document. CANAL+ URGES ITS SHAREHOLDERS TO READ THIS OPINION IN ITS ENTIRETY.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER TRANSACTIONS (PAGE
96)

     When considering the authorizations or recommendation of the boards of directors of Vivendi, Seagram and CANAL+ with respect to the merger transactions, you should be aware that some of the directors and executive officers of Vivendi, Seagram and CANAL+ are subject to agreements and arrangements that may cause them to have interests in the merger transactions that are different from, or in addition to, your interests as a shareholder. See "The Merger Transactions -- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions."

THE MERGER TRANSACTION AGREEMENTS (PAGE 109)

     THE MERGER AGREEMENT

     Seagram and Vivendi Universal will combine in accordance with a plan of arrangement under Canadian law. Following the closing of the arrangement, Seagram will be an indirect wholly-owned subsidiary of Vivendi Universal.

     Conditions to the Arrangement

     Each of the parties' obligations to complete the arrangement, which is the final step in the merger transactions, are subject to the satisfaction or waiver of specified conditions that include the following:

     - the merger transactions must be approved by Vivendi, Seagram and CANAL+ shareholders;

     - the final order, described below, issued by the Ontario Superior Court of Justice in connection with the arrangement must be received on terms satisfactory to the parties, acting reasonably, and must not be set aside or modified;

     - the Vivendi/CANAL+ transactions must be completed immediately before the completion of the arrangement;

     - no final and non-appealable injunction, order or decree restraining or enjoining the completion of the merger transactions may be in effect;

     - the Vivendi Universal shares to be issued, or reserved for issuance, in connection with the arrangement must be approved for listing on the Paris Bourse;

     - the Vivendi Universal ADSs and the Vivendi Universal American depositary receipts (ADRs) to be issued in connection with the arrangement or upon the exchange of exchangeable shares must be registered under the Securities Exchange Act of 1934, as amended, and approved for listing on the New York Stock Exchange (NYSE) or The NASDAQ Stock Market;

     - the exchangeable shares must be approved for listing on The Toronto Stock Exchange;

     - the parties must obtain specified regulatory approvals from various governmental authorities;

     - the parties must comply in all material respects with their respective covenants in the merger agreement;

     - the parties' respective representations and warranties in the merger agreement must be true and correct as required by the merger agreement; and

     - there must be no material adverse change to Vivendi, CANAL+ or Seagram since June 19, 2000 that has not been cured.

     The obligations of Vivendi, Vivendi Universal Exchangeco and Vivendi Universal to complete the arrangement are also subject to the satisfaction or waiver of the condition that holders of not more than 9.9% of Seagram common shares exercise dissenters' rights in connection with the arrangement.

     The obligations of Seagram to complete the arrangement are subject to the satisfaction or waiver of the following additional conditions:

     - each Vivendi Universal voting right must entitle its beneficiary to one vote on the same basis and in the same circumstances as one Vivendi Universal ordinary share;

     - the boards of directors of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ must take all necessary corporate action to permit the completion of the merger transactions;

     - regulatory approvals required to permit the issuance and first resale of the Vivendi Universal ADSs, exchangeable shares and Vivendi Universal voting rights and Vivendi Universal ADSs issued in connection with the arrangement and the Vivendi Universal ADSs issuable upon the exchange of exchangeable shares must be received;

     - favorable opinions of U.S. and Canadian tax counsel on the tax consequences of the merger transactions to Canadian resident and U.S. Seagram shareholders must be received by Seagram; and

     - transactions specified in the merger agreement must be approved by Vivendi as sole shareholder of Vivendi Universal.

     Termination of the Merger Agreement; Termination Fees

     The merger agreement contains provisions addressing the circumstances in which Vivendi, CANAL+ or Seagram may terminate the merger agreement. The merger agreement does not permit any party to terminate the merger agreement in order to accept an alternative transaction, including an alternative transaction that may be superior. If failing to do so would be inconsistent with its fiduciary duties (and other criteria are satisfied), however, the board of directors of any party may change its recommendation that its shareholders approve the applicable merger transactions if the party receives an unsolicited, superior acquisition proposal from a third party and may engage in discussions with a third party if its board concludes that there is a reasonable likelihood that it, after engaging in negotiations, would determine that the acquisition proposal would constitute a superior proposal. See "The Merger Agreement -- No Other Transactions Involving Vivendi, Seagram or CANAL+." The merger agreement provides that, in some circumstances, Vivendi or Seagram would be required to pay the other a termination fee of U.S.$800 million. The merger agreement also provides that, in other circumstances, Vivendi may be required to pay Seagram a termination fee of U.S.$50 million and to reimburse up to

U.S.$25 million of Seagram's expenses. For more information on those fees and expenses, and the circumstances in which they may become payable, see "The Merger Agreement -- Seagram Termination Fee" and "The Merger
Agreement -- Vivendi Termination Fee."

     THE OPTION AGREEMENT

     Vivendi and Seagram have entered into an option agreement pursuant to which Vivendi has an option to purchase up to 19.9% of the outstanding Seagram common shares. The option becomes exercisable if Vivendi becomes unconditionally entitled to receive the Seagram termination fee under the merger agreement. Vivendi's profit under the option agreement is capped at U.S.$800 million, less any termination fee paid by Seagram under the merger agreement.

     THE VOTING AGREEMENT

     Vivendi has entered into a voting agreement with several Seagram shareholders who are members or affiliates of the Bronfman family. Pursuant to the voting agreement, those shareholders have agreed to vote shares representing approximately 24% of the outstanding Seagram common shares in favor of the arrangement.

     THE GOVERNANCE AGREEMENT

     Vivendi and Vivendi Universal have entered into a governance agreement with the Seagram shareholders that are parties to the voting agreement. Pursuant to the governance agreement, upon the completion of the arrangement, Vivendi Universal will be required to use its best efforts to appoint and thereafter to continue for a specified period to have serve on its board of directors a specified number of designees (initially five) initially chosen by Seagram's board of directors. Three of the five designees will be members of the Bronfman family who are parties to the governance agreement. The governance agreement requires that the number of directors on Vivendi Universal's board of directors be reduced to 18 by the second anniversary of the completion of the arrangement. The governance agreement also restricts the transfer of Vivendi Universal securities held by the Seagram shareholders that are parties to the voting agreement and contains other provisions relating to the ownership, holding, transfer and registration of Vivendi Universal securities.

     THE VIVENDI/CANAL+ TRANSACTIONS

     The Vivendi/CANAL+ transactions will take place in accordance with a series of contribution and merger agreements and related agreements. In the first step, Vivendi will contribute its 15% interest in CANAL+ to its wholly-owned subsidiary Vivendi Universal and will then merge into Vivendi Universal.

     The contribution agreements will provide for the following transactions:

     - the contribution by CANAL+ to its wholly-owned subsidiary CANAL+ Distribution of the distribution and marketing business associated with CANAL+'s French premium pay television channel;

     - the contribution by CANAL+ to its wholly-owned subsidiary CANAL+ Regie of the business of selling advertising on pay television channels; and

     - the contribution by CANAL+ to its wholly-owned subsidiary Canal Holdco of all of its businesses, including the shares of CANAL+ Distribution and CANAL+ Regie, other than the French premium pay television channel and the subsequent distribution, on a pro rata basis, to CANAL+ shareholders of the Canal Holdco shares received by CANAL+ in consideration for the contribution of the transferred businesses, subject to the approval of the merger of Canal Holdco into Vivendi Universal.

     The businesses being transferred to Canal Holdco consist primarily of CANAL+'s interests in:

     - distribution and marketing businesses associated with CANAL+'s French premium pay television channel as well as the business of selling advertising on pay television channels;

     - pay television operations outside of France and digital satellite and cable television systems;

     - thematic channels;

     - film and television production, distribution and rights management businesses;

     - technology businesses; and

     - Internet businesses.

     The contribution agreements will also provide that Canal Holdco will contribute all of these businesses, other than the Internet businesses, to its wholly-owned subsidiary Groupe CANAL+.

     After the distribution of Canal Holdco shares, Canal Holdco will merge into Vivendi Universal and Vivendi Universal will hold 100% of Groupe CANAL+. In this merger, CANAL+ shareholders (other than Vivendi Universal) will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share they own and will retain their existing shares in CANAL+.

     CANAL+ will enter into a long-term agreement with CANAL+ Distribution under which CANAL+ Distribution will transfer back to CANAL+ the rights to the subscriber lists and contracts relating to CANAL+, and will perform distribution and marketing services for the French premium pay television channel in exchange for a fee equal to CANAL+'s aggregate operating and extraordinary revenue, net of its costs (including operating and extraordinary costs but excluding financial and interest costs and income taxes) and a guaranteed margin of approximately E50 million per year.

     Completion of the Vivendi/CANAL+ transactions is subject to the satisfaction or waiver of specified conditions that include the following:

     - the Vivendi/CANAL+ transactions must be approved by the shareholders of the entities involved;

     - the final order, described below, issued by the Ontario Superior Court of Justice, must be received on terms satisfactory to the parties, acting reasonably, and must not be set aside or modified; and

     - the arrangement must be completed.

  EFFECTIVE TIME OF THE ARRANGEMENT

     We will complete the arrangement when all of the conditions to the completion of the arrangement are satisfied or waived in accordance with the merger agreement. The arrangement will become effective immediately following completion of the Vivendi/CANAL+ transactions and when a certificate of arrangement is issued under Canadian law. We expect to complete the arrangement and the other merger transactions before the end of 2000.

THE HOLDING COMPANY ALTERNATIVE (PAGE 131)

     Under the terms of the merger agreement, Seagram shareholders that hold Seagram common shares directly or indirectly through one or more recently incorporated Canadian holding companies have the option of completing a corporate reorganization with Seagram prior to the completion of the arrangement. Choosing this holding company alternative will require an electing Seagram shareholder to implement a complex corporate structure through which to hold Seagram common shares. The holding company alternative may have favorable Canadian federal income tax consequences for some Seagram shareholders that are not described in this document. Seagram shareholders wishing to avail themselves of the holding company alternative should consult their own financial, tax and legal advisors. In order to participate in the holding company alternative, the Seagram shareholder must advise Seagram in writing, c/o Seagram's secretary at 1430 Peel Street, Montreal, Quebec, H3A 1S9, at or prior to 5:00 p.m. (Eastern time) on

November [ ], 2000, that the Seagram shareholder wishes to participate in the holding company alternative and must, at or prior to 5:00 p.m. (Eastern time) on November [ ], 2000, return to Seagram's secretary at 1430 Peel Street, Montreal, Quebec, H3A 1S9 an executed share exchange agreement together with any required documentation. See "The Merger Transactions -- The Holding Company Alternative."

SECURITIES (PAGE 148)

     THE VIVENDI UNIVERSAL ADSS

     The depositary will issue the Vivendi Universal ADSs pursuant to the deposit agreement between it and Vivendi Universal. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. The depositary will convert cash dividends paid by Vivendi Universal to U.S. dollars and will distribute the net proceeds proportionally to holders of Vivendi Universal ADSs. When Vivendi Universal conducts shareholder votes, holders of Vivendi Universal ADSs will be able to vote the ordinary shares underlying their ADSs by following the voting instructions described in "Securities -- Description of Vivendi Universal ADSs."

     THE EXCHANGEABLE SHARES

     Vivendi Universal Exchangeco will issue the exchangeable shares. The exchangeable shares will be exchangeable for Vivendi Universal ADSs and will be substantially the economic equivalent of the Vivendi Universal ADSs that Seagram shareholders would have received if they had elected to receive Vivendi Universal ADSs. Upon the declaration of any dividend or distribution payable to holders of Vivendi Universal ADSs, Vivendi Universal Exchangeco's board of directors will declare and pay an economically equivalent dividend or distribution on the exchangeable shares. In the case of cash dividends, Vivendi Universal Exchangeco will pay the dividend in the currency in which the Vivendi Universal ADS dividend was paid or in an equivalent amount in Canadian dollars. The exchangeable shares will be exchangeable for Vivendi Universal ADSs at any time during their term at the option of the holder on a one-for-one basis, subject to adjustment in limited circumstances. See "The Merger
Transactions -- Structure and Background -- Merger Transaction
Steps -- Limitation on Number of Exchangeable Shares and Vivendi Universal Voting Rights."

     IF YOU ARE A CANADIAN RESIDENT SEAGRAM SHAREHOLDER AND CIBC MELLON TRUST COMPANY DOES NOT RECEIVE YOUR PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ELECTION FORM, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS PRIOR TO THE DEADLINE FOR ELECTING TO RECEIVE EXCHANGEABLE SHARES, YOU WILL AUTOMATICALLY RECEIVE VIVENDI UNIVERSAL ADSS IN THE ARRANGEMENT. IF YOU ARE A CANADIAN RESIDENT SEAGRAM SHAREHOLDER, RECEIPT OF VIVENDI UNIVERSAL ADSS WILL GENERALLY RESULT IN A TAXABLE EVENT TO YOU AND THE RECEIPT BY YOU OF "FOREIGN PROPERTY" FOR CANADIAN TAX PURPOSES. IT IS IMPORTANT, THEREFORE, THAT YOU PROPERLY COMPLETE AND RETURN YOUR LETTER OF TRANSMITTAL AND ELECTION FORM, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS SO THAT THEY MAY BE RECEIVED BY
CIBC MELLON TRUST COMPANY PRIOR TO THE ELECTION DEADLINE OF [            ], 2000
IF YOU WISH TO RECEIVE EXCHANGEABLE SHARES. IN ADDITION TO SUBMITTING THESE DOCUMENTS, IT IS ALSO IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN YOUR PROXY CARD TO SEAGRAM'S SECRETARY OR OTHERWISE VOTE ON THE ARRANGEMENT AND THE OTHER MATTERS AT THE SEAGRAM MEETING.

     THE VIVENDI UNIVERSAL VOTING RIGHTS

     If you are a Canadian resident Seagram shareholder that elects to receive exchangeable shares in the arrangement, you will also receive a Vivendi Universal voting right for each exchangeable share you receive. Under French law, each Vivendi Universal voting right you hold will be an action en nue propriete (or bare legal title of the ordinary share), which will give you the right to vote on the same basis and in the same circumstances as would one Vivendi Universal ordinary share.

REGULATORY MATTERS (PAGE 103)

     COURT APPROVAL

     The arrangement requires approval of the Ontario Superior Court of Justice pursuant to a final order. Prior to the mailing of this document, Seagram will seek an interim order providing for the calling and holding of the Seagram meeting and other procedural matters. Subject to approval of the arrangement resolution by the Seagram shareholders at the Seagram meeting, the hearing in connection with the final order will take place on or about December [ ], 2000,
at [     ] [a.m.], Eastern time, at the Ontario court at 393 University Avenue,
Toronto, Ontario, Canada.

     REGULATORY APPROVALS

     Under Canadian law, we may not complete the arrangement until Vivendi files an application for review with each of the Canadian Minister of Industry and the Minister of Canadian Heritage and those Ministers determine that the arrangement is of "net benefit to Canada." Both Ministers approved the arrangement during the week of October 16, 2000.

     Under Canadian competition law, we may not complete the arrangement until we file a pre-merger notification and the applicable waiting period expires or we obtain an advance ruling certificate from the Canadian Commissioner of Competition. The Commissioner of Competition issued an advance ruling certificate on August 28, 2000.

     Under U.S. antitrust laws, we may not complete the merger transactions until we notify the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission of the merger transactions and file the necessary report forms and the applicable waiting period expires. The applicable waiting period expired on August 12, 2000.

     Under regulations of the Council of the European Union, we may not complete the merger transactions until we notify the European Commission of the merger transactions and the European Commission determines that the transactions do not create or strengthen a dominant position that would significantly impede effective competition in the European common market or a substantial part of the European common market. After consultation with the European Commission regarding Vivendi Universal's prospective pay-television, Internet portal and on-line music operations, we have agreed that, following the merger transactions, Vivendi Universal will divest its interest in BSkyB and will make its on-line music content available to competitors in Europe of Vizzavi on a non-discriminatory basis for a period of five years following the merger transactions. Universal Music Group has the right to ask the Commission to review this undertaking after three years if market conditions change. We do not expect these actions to have a materially detrimental effect on Vivendi Universal's results of operations. The European Commission approved the completion of the merger transactions on October 13, 2000.

     In addition, we have made filings with or obtained approvals from a number of other governmental authorities in connection with the merger transactions, including governmental authorities in Argentina, Brazil, the Czech Republic and South Africa.

     On July 26, 2000, the Conseil Superieur de l'Audiovisuel (CSA), the French administrative authority that regulates the French television and radio broadcasting industries, notified Vivendi and CANAL+ that it would not object to the merger transactions, subject to its final review of the documentation relating to the Vivendi/CANAL+ transactions.

     We cannot assure you that we will obtain all approvals necessary to complete the merger transactions or that governmental authorities will not impose conditions to the completion of the merger transactions or require changes to the terms of the agreements governing the merger transactions. These conditions or changes could result in other conditions to the completion of merger transactions not being satisfied.

ACCOUNTING MATTERS (PAGE 107)

     Vivendi Universal will prepare financial statements using French generally accepted accounting principles (or GAAP). In accordance with the rules and regulations of the Securities and Exchange Commission (SEC), Vivendi Universal will reconcile the financial statements it files with the SEC to U.S. GAAP. Vivendi Universal intends to account for the arrangement using the "purchase" method of accounting for business combinations under French GAAP. When it reconciles its financial statements to U.S. GAAP, it will also account for the arrangement using the "purchase" method of accounting for business combinations.

STOCK EXCHANGE MATTERS (PAGE 107)

     We expect that the Vivendi Universal ordinary shares will be listed for trading on the Premier Marche of the Paris Bourse.

     We expect that the Vivendi Universal ADSs will be listed for trading on the NYSE under the trading symbol "V".

     We expect that the exchangeable shares will be listed for trading on The Toronto Stock Exchange under the trading symbol "VUE".

TAX INFORMATION (PAGE 189)

     Upon completion of the merger transactions:

     - U.S. Seagram shareholders will not recognize gain or loss for U.S. federal income tax purposes in connection with the arrangement, except for gain or loss recognized because of cash received in lieu of fractional shares;

     - Canadian resident Seagram shareholders that validly elect to receive exchangeable shares and make a valid tax election may choose not to recognize gain or loss for Canadian federal income tax purposes in connection with the arrangement; however, Canadian resident Seagram shareholders that receive Vivendi Universal ADSs will recognize a gain or loss for Canadian federal income tax purposes;

     - Seagram shareholders that are Canadian deferred income plans and validly elect to receive exchangeable shares will receive a "qualified investment" that is not "foreign property" for Canadian federal income tax purposes; Vivendi Universal ADSs will be a "qualified investment" that is "foreign property" for Canadian federal income tax purposes;

     - U.S. Vivendi shareholders should not recognize gain or loss for U.S. federal income tax purposes in connection with the merger of Vivendi into Vivendi Universal, except for gain or loss recognized because of cash received in lieu of fractional shares; and

     - U.S. CANAL+ shareholders should not recognize gain or loss for U.S. federal income tax purposes in connection with the Vivendi/CANAL+ transactions, except for any gain or loss recognized because of cash received in lieu of fractional shares.

                           SUMMARY OF FINANCIAL DATA

                   COMPARATIVE MARKET PRICE, TRADING VOLUME,
                        DIVIDEND DATA AND EXCHANGE RATES

MARKET PRICES AND TRADING VOLUME

     VIVENDI AND VIVENDI UNIVERSAL

     Vivendi Universal and Vivendi Universal Exchangeco are currently wholly-owned subsidiaries of Vivendi. Accordingly, there is currently no public market for the Vivendi Universal ordinary shares or ADSs and the Vivendi Universal Exchangeco exchangeable shares that will be issued in connection with the merger transactions.

     Vivendi ordinary shares are traded on the Paris Bourse. Vivendi ADSs, each representing one-fifth of a Vivendi ordinary share, are listed for trading on the NYSE under the symbol "V". The table below sets forth, for the periods indicated, the reported high and low sales prices and trading volume of the Vivendi ordinary shares on the Paris Bourse and the high and low bids and trading volume for Vivendi ADSs in the United States (which traded over the counter until September 11, 2000). We have rounded prices to the nearest cent.

                                     VIVENDI ORDINARY SHARES                  VIVENDI ADSS
                                  ------------------------------    ---------------------------------
                                                       TRADING                              TRADING
                                   HIGH      LOW       VOLUME        HIGH        LOW        VOLUME
                                  ------    -----    -----------    -------    -------    -----------
                                   (E)       (E)     (THOUSANDS)    (U.S.$)    (U.S.$)    (THOUSANDS)
1998
First Quarter...................   52.99    38.62       93,681       11.21       8.38        2,072
Second Quarter..................   65.81    49.75       85,426       15.42      10.71        2,880
Third Quarter...................   71.85    51.69       88,579       15.87      12.83        5,761
Fourth Quarter..................   72.35    49.40      103,202       17.33      12.08        2,563
1999
First Quarter...................   87.13    72.33      112,200       20.33      15.21        6,143
Second Quarter..................   81.10    69.60      137,700       17.67      14.38        4,459
Third Quarter...................   83.70    65.05      121,975       17.25      13.75        4,833
Fourth Quarter..................   92.95    61.10      158,386       18.88      13.25        5,266
2000
First Quarter...................  150.0     79.10      204,800       28.50      16.25       13,438
Second Quarter..................  122.0     85.30      208,594       25.75      16.25       14,463
Third Quarter...................   97.10    80.30      176,000       18.37      14.00       16,005
Fourth Quarter (through October
  27)...........................   91.75    76.15       79,120       15.69      13.00       30,730

     SEAGRAM

     Seagram common shares are traded on the NYSE, The Toronto Stock Exchange and the London Stock Exchange. The table below sets forth, for the periods indicated, the reported high and low quoted prices and trading volume of the Seagram common shares on the NYSE and The Toronto Stock Exchange. We have rounded prices to the nearest cent.

                                              NYSE                         TORONTO STOCK EXCHANGE
                                ---------------------------------    -----------------------------------
                                                        TRADING                                TRADING
                                 HIGH        LOW        VOLUME         HIGH        LOW         VOLUME
                                -------    -------    -----------    --------    --------    -----------
                                (U.S.$)    (U.S.$)    (THOUSANDS)    (CDN.$)     (CDN.$)     (THOUSANDS)
1998
First Quarter.................   39.75      31.44       39,468        56.50       44.70        25,471
Second Quarter................   46.69      36.81       45,424        67.50       52.65        34,217
Third Quarter.................   41.94      28.69       35,883        62.25       43.80        24,549
Fourth Quarter................   38.38      25.13       46,002        59.50       38.65        34,176
1999
First Quarter.................   51.25      38.00       64,381        77.35       58.00        41,400
Second Quarter................   65.00      48.81       82,263        98.00       72.00        35,138
Third Quarter.................   57.19      43.00       57,457        85.40       63.35        29,197
Fourth Quarter................   49.94      36.63       53,540        73.40       54.50        26,756

                                              NYSE                         TORONTO STOCK EXCHANGE
                                ---------------------------------    -----------------------------------
                                                        TRADING                                TRADING
                                 HIGH        LOW        VOLUME         HIGH        LOW         VOLUME
                                -------    -------    -----------    --------    --------    -----------
                                (U.S.$)    (U.S.$)    (THOUSANDS)    (CDN.$)     (CDN.$)     (THOUSANDS)
2000
First Quarter.................   65.19      43.06       80,168        94.95       63.05        42,435
Second Quarter................   63.13      43.69       89,428        92.60       65.90        51,298
Third Quarter.................   62.69      53.31       82,187        92.00       78.40        24,242
Fourth Quarter (through
  October 27).................   60.70      50.50       38,030        91.50       76.00        86,220

     CANAL+

     CANAL+ ordinary shares are traded on the Paris Bourse. CANAL+ ADSs, each representing one-fifth of a CANAL+ ordinary share, are traded over the counter in the United States. The table below sets forth, for the periods indicated, the reported high and low sales prices and trading volume of the CANAL+ ordinary shares on the Paris Bourse and the high and low bids for CANAL+ ADSs in the United States. We have rounded prices to the nearest cent.

                                        ORDINARY SHARES                           ADSS
                               ---------------------------------    ---------------------------------
                                                       TRADING                              TRADING
                                HIGH        LOW        VOLUME        HIGH        LOW        VOLUME
                               -------    -------    -----------    -------    -------    -----------
                                 (E)        (E)      (THOUSANDS)    (U.S.$)    (U.S.$)    (THOUSANDS)
1998
First Quarter................    52.60      42.23      28,793        10.81       9.34          226
Second Quarter...............    45.51      39.88      23,916         9.90       8.59           94
Third Quarter................    52.37      41.54      23,279        12.12       9.00           92
Fourth Quarter...............    58.66      46.96      25,444        14.37       9.84        1,233
1999
First Quarter................    80.72      51.55      28,928        17.00      12.12          734
Second Quarter...............    76.37      62.95      28,830        15.75      13.50          875
Third Quarter................    72.00      55.70      22,597        14.50      12.00          117
Fourth Quarter...............   155.00      56.65      24,770        29.50      12.50          130
2000
First Quarter................   369.00     111.10      46,181        69.50      23.50          378
Second Quarter...............   255.10     157.20      37,887        44.50      30.75           86
Third Quarter................   194.50     158.50      25,213        34.63      28.38          377
Fourth Quarter (through
  October 27)................   184.10     152.70       9,364        32.00      25.50           88

     On June 9, 2000, the last trading day before we believe speculation regarding the merger transactions may have affected the trading values of the Vivendi and Seagram shares, Vivendi ordinary shares closed at (euro)116.00 per share on the Paris Bourse, the last bid for Vivendi ADSs was U.S.$21.88 per ADS, CANAL+ ordinary shares closed at (euro)214.10 per share on the Paris Bourse, the last bid for CANAL+ ADSs was U.S.$39 per ADS and Seagram common shares closed at U.S.$50.31 on the NYSE and Cdn.$74.60 on The Toronto Stock Exchange. On October 27, 2000, Vivendi ordinary shares closed at (euro)80.80 per share on the Paris Bourse, Vivendi ADSs closed at U.S.$13.75 per ADS on the NYSE, CANAL+ ordinary shares closed at (euro)163.00 per share on the Paris Bourse, and Seagram common shares closed at U.S.$54.06 on the NYSE and at Cdn.$83.00 on The Toronto Stock Exchange.

     We urge you to obtain current market quotations.

DIVIDEND DATA

     The table below sets forth the total dividends paid per Vivendi ordinary share, Vivendi ADS, CANAL+ share, CANAL+ ADS and Seagram common share in respect of each calendar year indicated. The amounts shown for Vivendi and CANAL+ exclude the avoir fiscal, a French tax credit described under "Tax
Information -- Tax Considerations for Vivendi Shareholders" and "Tax
Information -- Tax Considerations for CANAL+ Shareholders." For French companies, dividends in respect of a given year's results are paid in the following year. Each of Vivendi and CANAL+ has historically paid annual dividends in respect of its prior fiscal year, while Seagram has historically paid quarterly dividends. The payment and amount of Vivendi Universal dividends will depend on Vivendi Universal's earnings, financial condition and other factors. We have rounded dividend amounts to the nearest cent.

                                            VIVENDI                 CANAL+                SEAGRAM
                                            ORDINARY    VIVENDI    ORDINARY    CANAL+     COMMON
                                             SHARE        ADS       SHARE        ADS       SHARE
                                            --------    -------    --------    -------    -------
                                              (E)       (U.S.$)      (E)       (U.S.$)    (U.S.$)
1995......................................    1.72       0.44        0.76       0.15       0.60
1996......................................    1.83       0.41        0.76       0.20       0.61
1997......................................    2.29       0.50        0.76       0.16       0.66
1998......................................    2.75       0.52        0.80       0.16       0.66
1999......................................    1.00       0.22        0.80       0.65       0.66

     Seagram also paid a cash dividend of U.S.$0.165 per share for each of the first three calendar quarters of 2000.

     As permitted by the merger agreement, Seagram intends to pay a cash dividend for the period ending on the date of the completion of the arrangement and beginning on the record date for the prior quarterly dividend. The dividend will equal U.S.$0.165 per share, Seagram's current quarterly dividend rate, pro rated to the extent this period is less than a full quarter.

EXCHANGE RATES

     FRENCH FRANC AND EURO/U.S. DOLLAR

     Under the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as EMU, was implemented on January 1, 1999 and a single European currency, known as the euro, was introduced. The following 11 member states participate in EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The legal rate of conversion between the French franc and the euro was fixed on December 31, 1998 at (euro)1.00 = FF6.55957, and we have translated French francs into euros at that rate. For your convenience, this document contains translations of certain French franc and euro amounts into U.S. dollars. Unless otherwise indicated, we have translated U.S. dollar amounts in Vivendi's financial information from euros at the rate of (euro)1.00 = U.S.$.995, the noon buying rate in New York City for cable transfers in euros as announced by the Federal Reserve Bank of New York for customs purposes on December 31, 1999, which is the equivalent of FF6.59253 to U.S.$1.00. This does not mean that we actually converted these amounts into U.S. dollars. On June 9, 2000, the last trading day before we believe speculation regarding the merger transactions may have affected the trading values of the Vivendi and Seagram shares, the noon buying rate for euros was (euro)1.00 = U.S.$0.9526. The noon buying rate for euros on October 27, 2000, was (euro)1.00 = U.S.$0.8406. The noon buying rate for Canadian dollars on October 27, 2000 was Cdn.$1.00 = U.S.$1.5275.

     The following table shows the French franc/U.S. dollar exchange rate for 1995 through 1998, based on the noon buying rate, expressed in French francs per U.S. dollar and the euro/U.S. dollar exchange rate for 1999 and 2000 through October 27, 2000, based on the noon buying rate, expressed in U.S. dollars per euro.

                                                              PERIOD    AVERAGE
YEAR                                                           END       RATE*     HIGH    LOW
----                                                          ------    -------    ----    ----
Euro/U.S. dollar 2000 (through October 27, 2000)............
Euro/U.S. dollar 1999.......................................   0.99      0.93      1.00    0.85
French franc/U.S. dollar
  1998......................................................   5.59      5.90      6.21    5.38
  1997......................................................   6.02      5.85      6.35    5.19
  1996......................................................   5.19      5.12      5.29    4.90
  1995......................................................   4.30      4.96      5.39    4.78

     CANADIAN DOLLAR/U.S. DOLLAR

     The following table shows the Canadian dollar/U.S. dollar exchange rate for 1995 through October 27, 2000, based on the noon buying rate, expressed in Canadian dollars per U.S. dollar.

                                                               PERIOD    AVERAGE
YEAR                                                            END       RATE*     HIGH    LOW
----                                                           ------    -------    ----    ----
2000 (through October 27, 2000)............................
1999.......................................................     1.54      1.49      1.54    1.45
1998.......................................................     1.53      1.48      1.58    1.40
1997.......................................................     1.43      1.38      1.44    1.34
1996.......................................................     1.37      1.36      1.39    1.33
1995.......................................................     1.36      1.37      1.43    1.33

---------------
* The average of the noon buying rates for French francs, euros or Canadian dollars, as the case may be, on the last business day of each month during the relevant period.

             SELECTED UNAUDITED INTERIM CONSOLIDATED FINANCIAL DATA

SELECTED VIVENDI UNAUDITED INTERIM CONSOLIDATED FINANCIAL DATA

     The selected unaudited interim consolidated financial statements below have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. Note 15 to Vivendi's consolidated financial statements as of June 30, 2000 describes the principal differences between French GAAP and U.S. GAAP as they relate to Vivendi. The information below and Vivendi's consolidated financial statements are reported in euros. For your convenience, we have also presented U.S. dollar amounts, calculated at the rate of U.S.$1.00 to E1.0465, which was the noon buying rate at June 30, 2000.

                                                         FOR THE SIX MONTHS ENDED JUNE 30,
                                                     U.S.$                     E
                                                    --------    --------------------------------
(E MILLIONS, EXCEPT PER SHARE DATA)                   2000        2000      1999(*)       1999
-----------------------------------                 --------    --------    --------    --------
INCOME STATEMENT DATA:
AMOUNTS IN ACCORDANCE WITH FRENCH GAAP
NET REVENUE.......................................  18,551.2    19,413.8    18,076.1    18,199.6
Net revenue outside France........................   8,940.1     9,355.8     8,308.9     6,843.9
Operating income..................................   1,108.3     1,159.8       840.0       880.3
Exceptional items.................................   1,699.5     1,778.5        94.1        92.0
Goodwill amortization.............................    (241.2)     (252.4)     (147.8)     (148.7)
Minority interest.................................    (251.2)     (262.8)      (65.8)      (76.3)
NET INCOME........................................   1,353.6     1,416.5       847.1       782.8
Basic earnings per share..........................       2.3         2.4         1.7         1.6
Dividends per share
NET CASH PROVIDED BY OPERATING ACTIVITIES.........     322.3       337.3       137.9       137.9
CAPITAL EXPENDITURE...............................   2,486.4     2,602.0     1,916.4     1,916.4
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Net sales.........................................  16,427.3    17,191.2    17,487.5    17,611.0
Net income........................................     509.1       532.8       254.6       190.3
Basic earnings per share..........................       0.9         0.9         0.5         0.4
Diluted earnings per share........................       0.8         0.9         0.5         0.4

                                                               AT THE PERIOD ENDED
                                       -------------------------------------------------------------------
                                           U.S.$              E                 E                  E
                                       -------------    -------------    ----------------    -------------
                                       JUNE 30, 2000    JUNE 30, 2000    DEC. 31, 1999(*)    DEC. 31, 1999
                                       -------------    -------------    ----------------    -------------
BALANCE SHEET DATA:
AMOUNTS IN ACCORDANCE WITH FRENCH
  GAAP
SHAREHOLDERS' EQUITY.................    11,957.9         12,513.9           10,776.5          10,892.2
Minority interest....................     3,920.8          4,103.1            3,754.5           4,052.4
TOTAL ASSETS.........................    73,611.4         77,034.3           82,101.9          82,777.0
TOTAL LONG TERM ASSETS...............    42,497.0         44,473.1           44,851.6          45,340.9
NET FINANCIAL DEBT...................    20,691.4         21,653.6           22,832.7          22,832.7

---------------

* Pro forma presented in accordance with Vivendi accounting policies as of June 30, 2000.

VIVENDI RECONCILIATION OF ADJUSTED EBITDA WITH OPERATING INCOME
(MILLIONS)

                                                                 SIX MONTHS ENDED JUNE 30,
                                                              --------------------------------
                                                                                   E
                                                               U.S.$      --------------------
                                                                2000        2000        1999
                                                              --------    --------    --------
  Telecommunications........................................     575.9       602.7       569.0
  Publishing and Multimedia.................................     162.7       170.3       113.0
  Audiovisual and Pay Television............................     222.4       232.7         4.6
  Internet..................................................     (57.2)      (59.9)      (28.6)
COMMUNICATION...............................................     903.8       945.8       658.0
  Water.....................................................     731.3       765.3       561.5
  Waste management..........................................     378.9       396.5       258.3
  Energy Services...........................................     225.8       236.3       207.0
  Transportation............................................     120.4       126.0        86.8
  FCC.......................................................     135.7       142.0       122.3
  Holding Environment.......................................     (26.7)      (27.9)
ENVIRONMENT.................................................   1,565.4     1,638.2     1,235.9
SITHE.......................................................     155.1       162.3       101.6
CONSTRUCTION AND REAL ESTATE................................     (29.5)      (30.9)      132.9
OTHERS......................................................     (74.9)      (78.4)      (60.9)
ADJUSTED EBITDA*............................................   2,519.9     2,637.0     2,067.5
  Amortization and depreciation.............................  (1,288.7)   (1,348.6)   (1,084.1)
  Expenses of replacement and repair of installation........    (122.9)     (128.6)     (103.1)
OPERATING INCOME............................................   1,108.3     1,159.8       880.3

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this document, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

SELECTED UNAUDITED CANAL+ INTERIM CONSOLIDATED FINANCIAL DATA

     The selected unaudited interim financial statements below have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. See "Financial Statements -- CANAL+ Financial Statements -- Summary of Significant Differences Between Accounting Policies Generally Accepted in the United States and France" for more information on the principal differences as they relate to CANAL+. The information below and CANAL+'s financial statements are reported in euros. For your convenience, we have also presented U.S. dollar amounts, calculated at the rate of (euro)1.0465 to U.S.$1.00, which is the noon buying rate at June 30, 2000.

                                                                       FOR THE SIX MONTHS ENDED JUNE 30,
                                                                       ---------------------------------
                                                          U.S.$              E                  E
                                                      -------------    --------------     --------------
(E MILLION, EXCEPT PER SHARE DATA)                        2000              2000               1999
----------------------------------                        ----              ----               ----
AMOUNTS IN ACCORDANCE WITH FRENCH GAAP
INCOME STATEMENT DATA:
Subscription revenues...............................      1,387            1,451              1,277
Advertising and sponsoring revenues.................         76               80                 55
Other revenues......................................        312              327                215
Total revenues......................................      1,775            1,858              1,547
Operating income....................................          2                2                 42
Net interest income (expense).......................          4                4                 (7)
Net income/(loss)...................................         99              104                (36)
Earnings per share(euro) (1)
  Basic.............................................       0.79             0.82              (0.29)

                                                                     AT THE PERIOD ENDED
                                                       -----------------------------------------------
                                                           U.S.$              E                E
                                                       -------------    -------------    -------------
                                                       JUNE 30, 2000    JUNE 30, 2000    DEC. 31, 1999
                                                       -------------    -------------    -------------
BALANCE SHEET DATA:
Net cash (net debt)..................................      3,231            3,381            2,801
(Cash less long- and short-term borrowings)
Long-term borrowings.................................        958            1,003            1,101
Shareholders' equity.................................      1,090            1,141            1,127
Total assets.........................................      7,149            7,481            6,568

---------------
(1) Per share information is calculated by dividing net income by the weighted average number of shares outstanding in each year. In addition, earnings per share has been divided by four to account for a four-for-one stock split that occurred in July 1999.

                                                                    AT THE PERIOD ENDED
                                                      ------------------------------------------------
                                                          U.S.$              E                 E
                                                      -------------    -------------     -------------
                                                      JUNE 30, 2000    JUNE 30, 2000     DEC. 31, 1999
                                                      -------------    -------------     -------------
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Total revenues......................................      1,772            1,854             1,544
Net income..........................................        (86)             (90)             (134)
Basic earnings per share............................      (0.68)           (0.71)            (1.07)
Diluted earnings per share..........................      (0.68)           (0.71)            (1.07)

                   SELECTED HISTORICAL FINANCIAL INFORMATION

SELECTED VIVENDI HISTORICAL FINANCIAL DATA

    The selected historical consolidated financial statements below have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. Note 25 to Vivendi's consolidated financial statements as of December 31, 1999 describes the principal differences between French GAAP and U.S. GAAP as they relate to Vivendi. The information below and Vivendi's consolidated financial statements are reported in euros. For your convenience, we have also presented U.S. dollar amounts, calculated at the rate of
(euro)1.0465 to U.S. $1.00, which is the noon buying rate at June 30, 2000.

                                               AT AND FOR THE YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------
                                    U.S.$                              E
                                   --------   ----------------------------------------------------
                                     1999       1999       1998       1997       1996       1995
(MILLIONS, EXCEPT PER SHARE DATA)  --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Amounts in accordance with French
  GAAP
  Revenue........................  39,773.0   41,622.5   31,737.1   25,476.6   25,293.4   24,843.3
  Revenue outside France.........  17,037.1   17,829.3   10,313.0    8,204.8    7,793.0    7,212.2
  Operating income...............   2,179.2    2,280.5    1,331.4      595.5      546.4      211.8
  Exceptional items, net.........    (800.6)    (837.8)     249.3      878.6      139.8     (208.4)
  Goodwill amortization..........     584.8      612.0      209.5      374.7      146.8      155.6
  Minority interest..............       5.1        5.3      212.2     (115.1)     (56.4)    (194.0)
  Net income (loss)..............   1,367.8    1,431.4    1,120.8      822.0      297.7     (562.0)
  Basic earnings (loss) per
     share.......................       2.6        2.7        2.5        2.1        0.8
  Dividends per share............       1.0        1.0        0.9        0.8        0.6        0.6
Amounts in accordance with U.S.
  GAAP
  Shareholders' Equity...........  16,201.1   16,954.5   10,258.4         --         --         --
  Net income.....................     235.2      246.1      565.2         --         --         --
  Basic earnings per share.......      0.46       0.48       1.29         --         --         --
  Diluted earnings per share.....      0.45       0.47       1.25         --         --         --
BALANCE SHEET DATA (AT PERIOD
  END):
Amounts in accordance with French
  GAAP
  Total Shareholders' Equity.....  10,408.2   10,892.2    7,840.2    6,846.7    5,134.7    4,600.2
  Minority interest..............   3,872.3    4,052.4    2,423.0    1,742.3      825.9      921.5
  Total assets...................  79,098.9   82,777.0   48,982.4   39,365.2   36,624.9   35,339.5
  Total long term assets.........  43,326.2   45,340.9   26,072.6   20,810.4   19,098.4   18,377.9
  Net cash provided by operating
     activities..................   1,346.8    1,409.4    2,897.9    1,601.1    2,502.0    3,112.6
  Capital expenditure............   6,489.7    6,791.5    4,478.2    2,713.3    2,134.4    2,843.2
  Net financial debt.............  21,818.1   22,832.6    6,502.1    4,177.0    6,874.6    7,875.7
OTHER DATA
  Adjusted EBITDA*...............   5,002.4    5,235.0    3,453.0    2,144.2    2,003.8    1,795.1

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this document, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

    For periods presented prior to January 1, 1999, Vivendi's consolidated financial statements have been prepared in French francs and translated into euros using the official fixed exchange rate (euro)1 = FF6.55957, applicable since January 1, 1999 (see Note 2 to Vivendi's consolidated financial statements).

                                                              AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                              U.S.$                   E
                                                             --------   ------------------------------
                                                               1999       1999       1998       1997
(MILLIONS)                                                   --------   --------   --------   --------
Reconciliation of Adjusted EBITDA with
  Operating Income:
  Telecommunications.......................................    1,311      1,372        674        331
  Publishing and Multimedia................................      398        417        355         --
  Audiovisual and Pay Television...........................       82         86         13         (7)
  Internet.................................................      (49)       (51)        (4)        --
Communication..............................................    1,743      1,824      1,038        324
  Water....................................................    1,261      1,320        830        787
  Waste Management.........................................      591        619        495        355
  Energy Services..........................................      371        388        341        265
  Transportation...........................................      174        182        144         97
  FCC......................................................      260        272        119         --
Environment................................................    2,657      2,781      1,929      1,504
Sithe......................................................      183        192        256        218
Construction and Real Estate...............................      497        520        291        122
Others.....................................................      (78)       (82)       (61)       (24)
Adjusted EBITDA*...........................................    5,002      5,235      3,453      2,144
  Amortization and depreciation............................   (2,559)    (2,678)    (1,832)    (1,314)
  Expenses of replacement and repair of installation.......     (264)      (276)      (290)      (235)
Operating Income...........................................    2,180      2,281      1,331        596

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this document, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

SELECTED SEAGRAM HISTORICAL CONSOLIDATED FINANCIAL DATA

     Seagram's selected historical consolidated financial data presented below for the fiscal years ended June 30, 2000, 1999 and 1998 were derived from Seagram's historical consolidated financial statements and the related notes contained in Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, which is incorporated by reference into this document. In addition, Seagram's selected historical consolidated financial data presented below for the fiscal years ended June 30, 1998 and 1997, the five-month transition period ended June 30, 1996 and the fiscal year ended January 31, 1996 were derived from Seagram's historical consolidated financial statements and the related notes for the fiscal years ended June 30, 1999, 1998 and 1997. You should read them in conjunction with these financial statements and related notes.

                                                                                                  TRANSITION
                                                              FISCAL YEARS ENDED JUNE 30,        PERIOD ENDED
                                                         -------------------------------------     JUNE 30,     FISCAL YEAR ENDED
        (U.S.$ MILLIONS, EXCEPT PER SHARE DATA)           2000      1999      1998      1997         1996         JAN. 31, 1996
        ---------------------------------------          -------   -------   -------   -------   ------------   -----------------
INCOME STATEMENT
Revenues...............................................   15,686    12,312     9,474    10,354       4,112             7,787
Operating income (loss)................................      753      (250)      553       719          93               435
Interest, net and other expense........................      661       457       228       147          99               195
Gain on sale of businesses.............................       98        --        --        --          --                --
Gain on USA transactions...............................       --       128       360        --          --                --
Gain on sale of Time Warner shares.....................       --        --       926       154          --                --
Income (loss) from continuing operations before
  cumulative effect of accounting change...............      124      (383)      880       445          67               144
Income (loss) from discontinued Tropicana operations,
  after tax............................................       --        (3)       66        57          18                30
Gain on sale of discontinued Tropicana operations,
  after tax............................................       --     1,072        --        --          --                --
Discontinued DuPont activities, after tax..............       --        --        --        --          --             3,232
                                                         -------   -------   -------   -------     -------           -------
Income before cumulative effect of accounting change...      124       686       946       502          85             3,406
Cumulative effect of accounting change, after tax......      (84)       --        --        --          --                --
                                                         -------   -------   -------   -------     -------           -------
    Net income.........................................       40       686       946       502          85             3,406
                                                         =======   =======   =======   =======     =======           =======
PER SHARE DATA
EARNINGS (LOSS) PER SHARE -- BASIC
Continuing operations..................................     0.28     (1.01)     2.51      1.20        0.18              0.38
Discontinued Tropicana operations, after tax...........       --     (0.01)     0.19      0.16        0.05              0.08
Gain on sale of discontinued Tropicana operations,
  after tax............................................       --      2.83        --        --          --                --
Discontinued DuPont activities, after tax..............       --        --        --        --          --              8.67
                                                         -------   -------   -------   -------     -------           -------
Income before cumulative effect of accounting change...     0.28      1.81      2.70      1.36        0.23              9.13
Cumulative effect of accounting change, after tax......    (0.19)       --        --        --          --                --
                                                         -------   -------   -------   -------     -------           -------
    Net income.........................................     0.09      1.81      2.70      1.36        0.23              9.13
                                                         =======   =======   =======   =======     =======           =======
EARNINGS (LOSS) PER SHARE -- DILUTED
Continuing operations..................................     0.28     (1.01)     2.49      1.20        0.18              0.38
Discontinued Tropicana operations, after tax...........       --     (0.01)     0.19      0.15        0.05              0.08
Gain on sale of discontinued Tropicana operations,
  after tax............................................       --      2.83        --        --          --                --
Discontinued DuPont activities, after tax..............       --        --        --        --          --              8.54
                                                         -------   -------   -------   -------     -------           -------
Income before cumulative effect of accounting change...     0.28      1.81      2.68      1.35        0.23              9.00
Cumulative effect of accounting change, after tax......    (0.19)       --        --        --          --                --
                                                         -------   -------   -------   -------     -------           -------
    Net income.........................................     0.09      1.81      2.68      1.35        0.23              9.00
                                                         =======   =======   =======   =======     =======           =======

                                                                                                  TRANSITION
                                                              FISCAL YEARS ENDED JUNE 30,        PERIOD ENDED
                                                         -------------------------------------     JUNE 30,     FISCAL YEAR ENDED
        (U.S.$ MILLIONS, EXCEPT PER SHARE DATA)           2000      1999      1998      1997         1996         JAN. 31, 1996
        ---------------------------------------          -------   -------   -------   -------   ------------   -----------------
FINANCIAL POSITION
Current assets.........................................    7,799     8,881     6,971     6,131       6,307             6,194
Common stock of DuPont.................................      719     1,123     1,228     1,034         651               631
Common stock of USAi...................................      529       501       306        --          --                --
Common stock of Time Warner............................       --        --        --     1,291       2,228             2,356
Other noncurrent assets................................   23,761    24,506    11,940    10,257      10,328            10,230
Net assets of discontinued Tropicana operations........       --        --     1,734     1,734       1,693             1,549
                                                         -------   -------   -------   -------     -------           -------
    Total assets.......................................   32,808    35,011    22,179    20,447      21,207            20,960
                                                         =======   =======   =======   =======     =======           =======
Current liabilities....................................    6,722     8,146     4,709     3,087       4,383             3,557
Long-term debt.........................................    7,378     7,468     2,225     2,478       2,562             2,889
Total liabilities before minority interest.............   18,697    20,245    10,948     9,174      10,163             9,788
Minority interest......................................    1,882     1,878     1,915     1,851       1,839             1,844
Shareholders' equity...................................   12,229    12,888     9,316     9,422       9,205             9,328
                                                         -------   -------   -------   -------     -------           -------
    Total liabilities and shareholders' equity.........   32,808    35,011    22,179    20,447      21,207            20,960
                                                         =======   =======   =======   =======     =======           =======
CASH FLOW DATA
Cash flow provided by (used for) operating
  activities...........................................      798       935      (241)      664         315               222
Capital expenditures...................................     (607)     (531)     (410)     (393)       (245)             (349)
Other investing activities, net........................      327    (5,605)    1,109     2,101        (346)            2,260
Dividends paid.........................................     (287)     (247)     (231)     (239)       (112)             (224)
OTHER DATA
Dividends paid per share...............................     0.66      0.66      0.66     0.645        0.30              0.60
Shareholders' equity per share.........................    27.97     29.80     26.84     25.79       24.67             24.91
End of year share price
  NYSE (U.S.$).........................................    58.00     50.38     40.94     40.25       33.63             36.38
  Toronto Stock Exchange (Cdn.$).......................    87.00     73.35     59.95     55.50       45.75             49.75
Average shares outstanding (thousands).................  434,544   378,193   349,874   369,682     373,858           373,117
Shares outstanding at year end (thousands).............  437,227   432,555   347,132   365,281     373,059           374,462

SELECTED CANAL+ HISTORICAL FINANCIAL DATA

     The selected historical financial statements below have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. See "Financial Statements -- CANAL+ Financial Statements -- Summary of Significant Differences Between Accounting Policies Generally Accepted in the United States and France" for more information on the principal differences as they relate to CANAL+. The information below and CANAL+'s financial statements are reported in euros. For your convenience, we have also presented U.S. dollar amounts, calculated at the rate of (euro)1.0465 to U.S.$1.00, which is the noon buying rate at June 30, 2000.

                                                          FISCAL YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------
                                     U.S.$                                   E
                                     ------   ----------------------------------------------------------------
(E MILLIONS, EXCEPT PER SHARE DATA)   1999       1999         1998(1)        1998      1997     1996     1995
-----------------------------------  ------   ----------    ------------    ------    ------    -----    -----
                                              (RESTATED)    (HISTORICAL)
                                              ----------    ------------
INCOME STATEMENT DATA:
Subscription revenues.........        2,497      2,613          2,253        1,921     1,561    1,358    1,247
Advertising and sponsoring
  revenues....................          102        107             94           82        74       67       69
Other revenues................          547        572            491          472       437      347      232
Total revenues................        3,145      3,291          2,838        2,475     2,072    1,773    1,548
Operating income..............          (22)       (23)           (96)          51        22      226      224
Net interest income (expense)...        (38)       (40)           (38)          (3)        9       21       17
Net income/(loss).............         (321)      (336)           (28)         (28)      233      113      102
Earnings per share (euro)(2)
  Basic.......................        (2.55)     (2.67)         (0.22)       (0.22)     1.98     1.24     1.17
  Diluted.....................        (2.55)     (2.66)         (0.22)       (0.22)     1.95     1.22     1.15
BALANCE SHEET DATA:
Net cash (net debt)...........       (2,242)    (2,346)        (1,665)      (1,206)   (1,225)      61      326
(Cash less long- and short-term
  borrowings)
Long-term borrowings..........        1,052      1,101            826          504       432      105     97.9
Shareholders' equity..........        1,077      1,127          1,545        1,545     1,659    1,443    1,168
Total assets..................        6,276      6,568          5,527        5,249     5,416    3,299    2,470
Capital expenditures
  Decoders....................          133        139            211          139       174      139       73
  Other.......................          926        969            540          663     2,039      809      306

---------------
(1) Restated to give effect to the full consolidation of the results of operations of Telepiu, an Italian affiliate that became a consolidated subsidiary for the first time in 1999. See "The Vivendi Parties and CANAL+ -- CANAL+ Management's Discussion and Analysis of Results of Operations and Financial Condition -- Results of Operations -- Year Ended December 31, 1999 Compared With Year Ended December 31, 1998 -- Significant One-Time Events -- Consolidation of Telepiu."

(2) Per share information is calculated by dividing net income by the weighted average number of shares outstanding in each year. In addition, earnings per share has been divided by four to account for a four-for-one stock split that occurred in July 1999.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED SELECTED FINANCIAL DATA

     The selected June 30, 2000 six-month historical financial data of Vivendi, CANAL+ and Seagram have been derived from the historical unaudited consolidated financial statements of Vivendi and CANAL+ as they appear elsewhere in this document, the audited historical balance sheet of Seagram as of June 30, 2000 as incorporated by reference into this document and the unaudited historical statement of income and cash flow of Seagram for the six months ended June 30, 2000. The selected unaudited pro forma consolidated financial data have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this document. All selected financial data have been prepared in accordance with U.S. GAAP with the exception of those items indicated by a (1) below.

                                                                                                                    UNAUDITED PRO
                                                                                                                        FORMA
                               VIVENDI                                                             CANAL+           CONSOLIDATED
                          -----------------                                                   -----------------   -----------------
                          AS OF AND FOR THE                      SEAGRAM                      AS OF AND FOR THE   AS OF AND FOR THE
                             SIX MONTHS       ---------------------------------------------      SIX MONTHS          SIX MONTHS
                                ENDED              AS OF AND FOR THE SIX MONTHS ENDED               ENDED               ENDED
                            JUNE 30, 2000                     JUNE 30, 2000                     JUNE 30, 2000       JUNE 30, 2000
                          -----------------   ---------------------------------------------   -----------------   -----------------
                           (MILLIONS OF E)    (MILLIONS OF U.S.$)     (MILLIONS OF E)(2)       (MILLIONS OF E)     (MILLIONS OF E)
INCOME STATEMENT DATA
Revenue.................        15,715               7,073                   7,402                  1,854               22,649
Operating income
  (loss)................           608                 115                     120                   (124)                 (16)
Exceptional items,
  net...................             0                   0                       0                      0                  N/A
Goodwill amortization...          (263)                175                     183                    (42)                (748)
Minority interest.......          (167)                 (3)                     (3)                     0                 (164)
Income (loss) from
  continuing
  operations............           533                (393)                   (411)                   (90)                (471)
Net income (loss).......           533                (393)                   (411)                   (90)                 N/A
Income (loss) from
  continuing operations
  per share
  Basic.................          0.94               (0.90)                  (0.94)                 (0.71)               (0.45)
  Diluted...............          0.91               (0.90)                  (0.94)                 (0.71)               (0.45)
Net income (loss) per
  share
  Basic.................          0.94               (0.90)                  (0.94)                 (0.71)                 N/A
  Diluted...............          0.91               (0.90)                  (0.94)                 (0.71)                 N/A
BALANCE SHEET DATA
Total shareholder's
  equity................        16,773              12,229                  12,798                  2,286               59,039
Minority interest.......         2,183               1,882                   1,970                    214                4,366
Total assets............        70,793              32,808                  34,334                  8,305              139,046
Total long-term
  assets................        44,858              25,009                  26,172                  5,514              105,506
Net cash provided by
  operating
  activities............           337(1)              672                     703                   (176)(1)              N/A
Capital expenditure.....         2,602(1)             (409)                   (428)                  (298)(1)              N/A
Net financial debt......        21,654(1)              N/A                     N/A                    N/A                  N/A

---------------
(1)Amounts provided for Vivendi and CANAL+ have been determined in accordance with French GAAP.

(2)For convenience purposes, we have also presented Seagram data in euros, calculated at the exchange rate of U.S.$1 = (euro)1.0465, which was the noon buying rate at June 30, 2000.

     The selected historical financial data of Vivendi, CANAL+ and Seagram as of and for the year ended December 31, 1999 have been derived from the historical consolidated financial statements of Vivendi and CANAL+ as they appear elsewhere in this document and those of Seagram as incorporated by reference into this document. The selected unaudited pro forma consolidated financial data have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this document.

                                                                                                             UNAUDITED PRO
                                                                                                                 FORMA
                             VIVENDI                                                        CANAL+           CONSOLIDATED
                        -----------------                   SEAGRAM                    -----------------   -----------------
                        AS OF AND FOR THE   ----------------------------------------   AS OF AND FOR THE   AS OF AND FOR THE
                           YEAR ENDED             AS OF AND FOR THE YEAR ENDED            YEAR ENDED          YEAR ENDED
                        DECEMBER 31, 1999              DECEMBER 31, 1999               DECEMBER 31, 1999   DECEMBER 31, 1999
                        -----------------   ----------------------------------------   -----------------   -----------------
                         (MILLIONS OF E)    (MILLIONS OF U.S.$)   (MILLIONS OF E)(1)    (MILLIONS OF E)     (MILLIONS OF E)
INCOME STATEMENT DATA
Revenue...............       36,543               15,351                16,065               3,282              40,581
Operating income......         (679)                 428                   448                (179)             (1,617)
Exceptional items,
  net.................            0                  (84)                  (88)                  0                 N/A
Goodwill
  amortization........          766                  350                   366                 (69)             (1,674)
Minority interest.....           24                   11                    12                  19                 101
Income from continuing
  operations..........          246                  265                   277                (252)               (766)
Net income............          246                  181                   189                (252)                N/A
Income from continuing
  operations per
  share...............
  Basic...............         0.48                 0.63                  0.66               (2.01)              (0.77)
  Diluted.............         0.47                 0.62                  0.65               (2.01)              (0.77)
Net income per
  share...............
  Basic...............         0.48                 0.43                  0.45               (2.01)                N/A
  Diluted.............         0.47                 0.42                  0.44               (2.01)                N/A

---------------
(1)For convenience purposes, we have also presented Seagram data in euros, calculated at the exchange rate of U.S.$1 = (euro)1.0465, which was the noon buying rate on June 30, 2000.

COMPARATIVE PER SHARE DATA AS OF DECEMBER 31, 1999 AND AS OF JUNE 30, 2000

     The following table presents historical per share data for Vivendi, CANAL+ and Seagram and unaudited pro forma consolidated per share data and equivalent pro forma per share data of Seagram and CANAL+ to reflect the consummation of the merger transactions based upon the historical financial results of Vivendi and Seagram presented in accordance with U.S. GAAP. The pro forma data are not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the merger transactions. You should read the data presented below in conjunction with the separate historical consolidated financial statements of Vivendi and CANAL+, which appear elsewhere in this document, and of Seagram, which are incorporated in this document by reference.

                                                                      SEAGRAM
                                                                   -------------
                                                 VIVENDI             AS OF AND              SEAGRAM
                                         -----------------------      FOR THE      -------------------------
                                            AS OF AND FOR THE       YEAR ENDED         AS OF AND FOR THE
                                               YEAR ENDED            JUNE 30,             YEAR ENDED
                                            DECEMBER 31, 1999          2000            DECEMBER 31, 1999
                                         HISTORICAL    PRO FORMA    HISTORICAL      HISTORICAL     PRO FORMA
                                         -----------   ---------   -------------   -------------   ---------
                                              E          E(1)      U.S.$   E(2)    U.S.$   E(3)      E(4)
Book value per common share............     28.46        54.91     27.97   29.27   30.62   30.47     43.93
Cash dividends declared per share......      1.00         1.00      0.66    0.66    0.66    0.62      0.80
Income (loss) per common share from
  continuing operations:
  Basic................................      0.48         0.77      0.28    0.28    0.63    0.59     (0.62)
  Diluted..............................      0.47         0.77      0.28    0.28    0.62    0.58     (0.62)

                                                                   UNAUDITED
                                                                   PRO FORMA
                                                                  CONSOLIDATED
                                                                  ------------
                                                 CANAL+            AS OF AND
                                         ----------------------     FOR THE
                                           AS OF AND FOR THE       YEAR ENDED
                                               YEAR ENDED         DECEMBER 31,
                                           DECEMBER 31, 1999          1999
                                         HISTORICAL   PRO FORMA    HISTORICAL
                                         ----------   ---------   ------------
                                             E          E(5)          E(6)
Book value per common share............    19.71       109.82         54.91
Cash dividends declared per share......     0.80         2.00          1.00
Income (loss) per common share from
  continuing operations:
  Basic................................    (2.01)       (1.54)        (0.77)
  Diluted..............................    (2.01)       (1.54)        (0.77)

                                                                                                                    UNAUDITED
                                                                                                                    PRO FORMA
                                         VIVENDI                    SEAGRAM                    CANAL+             CONSOLIDATED
                                 -----------------------   -------------------------   ----------------------   -----------------
                                    AS OF AND FOR THE          AS OF AND FOR THE         AS OF AND FOR THE      AS OF AND FOR THE
                                    SIX MONTHS ENDED           SIX MONTHS ENDED           SIX MONTHS ENDED      SIX MONTHS ENDED
                                      JUNE 30, 2000              JUNE 30, 2000             JUNE 30, 2000          JUNE 30, 2000
                                 HISTORICAL    PRO FORMA    HISTORICAL     PRO FORMA   HISTORICAL   PRO FORMA      HISTORICAL
                                 -----------   ---------   -------------   ---------   ----------   ---------   -----------------
                                      E          E(1)      U.S.$   E(2)      E(4)          E          E(5)            E(8)
Book value per common share....     27.70        54.11     27.97   29.27     43.29       18.05       108.22           54.11
Cash dividends declared per
  share(7).....................       N/A          N/A      0.33    0.34       N/A         N/A          N/A             N/A
Income (loss) per common share
  from continuing operations:
  Basic........................      0.94        (0.45)    (0.90)  (0.94)    (0.36)      (0.71)       (0.90)          (0.45)
  Diluted......................      0.91        (0.45)    (0.90)  (0.94)    (0.36)      (0.71)       (0.90)          (0.45)

---------------
(1) The Vivendi exchange ratio to Vivendi Universal is one to one.

(2) Book value per common share for Seagram was translated at the exchange rate at June 30, 2000 of U.S.$1 = (euro)1.0465.
    Cash dividends per share and income (loss) per common share from continuing operations were translated for the purpose of the Comparative Per Share Data as of December 31, 1999 at the average exchange rate for the 12 month period ending June 30, 2000 of U.S.$1 = (euro)0.998, whereas they were translated at the average exchange rate for the 6 month period ending June 30, 2000 of U.S.$1 = (euro)1.041 for the purpose of the Comparative Per Share Data as of June 30, 2000.

(3) Book value per common share for Seagram was translated at the exchange rate at December 31, 1999 of U.S.$1 = (euro)0.995. Cash dividends per share and income (loss) per common share from continuing operations were translated at the average exchange rate for the 12 month period ending December 31, 1999 of U.S.$1 = (euro)0.938.

(4) The Seagram equivalent pro forma per share data are calculated by multiplying the unaudited pro forma consolidated amounts by 0.8, the exchange ratio to Vivendi Universal common stock using the July 4, 2000 measurement date described in Note 3 to the pro forma consolidated condensed statement.

(5) The CANAL+ equivalent pro forma per share data are calculated by multiplying the unaudited pro forma consolidated amounts by 2, the exchange ratio to Vivendi Universal common stock using the July 4, 2000 measurement date described in Note 3 to the pro forma consolidated condensed statement.

(6) Historically, Vivendi's fiscal year-end has been December 31, whereas Seagram's fiscal year-end has been June 30. Consequently, the unaudited pro forma consolidated balance sheet and information derived therein is based on the historical audited consolidated balance sheet of Vivendi and the historical unaudited consolidated balance sheet of Seagram at December 31, 1999. The unaudited pro forma consolidated statement of income is based on the historical audited operating results of Vivendi for the year ended December 31, 1999, and the unaudited historical operating results of Seagram for the six months ended June 30, 1999 and the six months ended December 31, 1999.

(7) Vivendi and CANAL+ declare dividends on an annual basis at calendar year.

(8) Historically Vivendi's fiscal year-end has been December 31, whereas Seagram's fiscal year-end has been June 30. Consequently, the unaudited pro forma consolidated balance sheet and information derived therein is based on the historical unaudited balance sheet of Vivendi and the historical audited consolidated balance sheet of Seagram at June 30, 2000. The unaudited pro forma consolidated statement of income is based on the historical unaudited operating results of Vivendi for the six months ended June 30, 2000 and the unaudited historical operating results of Seagram for the six months ended June 30, 2000.

                                  RISK FACTORS

     By voting in favor of the matters presented relating to the merger transactions, you will be choosing to invest in Vivendi Universal and/or Vivendi Universal Exchangeco shares. An investment in these shares involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote for the matters presented in connection with the merger transactions.

RISKS RELATED TO THE MERGER TRANSACTIONS

     SEAGRAM SHAREHOLDERS MAY RECEIVE VIVENDI UNIVERSAL ADSS OR EXCHANGEABLE SHARES HAVING A TRADING PRICE OF LESS THAN U.S.$77.35 PER SEAGRAM COMMON SHARE

     Seagram shareholders will receive Vivendi Universal ADSs or exchangeable shares valued under the plan of arrangement at U.S.$77.35 for each Seagram common share they own so long as the U.S. dollar equivalent of the average closing price of Vivendi ordinary shares on the Paris Bourse over the 20 consecutive trading days ending on the third complete trading day prior to the completion of the arrangement is greater than U.S.$96.6875 per share and less than U.S.$124.3369 per share. If the average closing price of Vivendi ordinary shares is less than U.S.$96.6875 per share, however, Seagram shareholders will receive Vivendi Universal ADSs or exchangeable shares valued under the plan of arrangement at less than U.S.$77.35 per share for each Seagram common share they own.

     As noted, the formula is calculated with reference to the average closing price of Vivendi ordinary shares during a 20 consecutive trading day period ending on the third complete trading day prior to the completion of the arrangement. The market price of the Vivendi Universal ADSs or exchangeable shares received by Seagram shareholders in the arrangement on the date they are received may be higher or lower than the average price used in the formula. The parties to the merger agreement are not permitted to "walk away" from the merger transactions or resolicit the vote of their shareholders solely because of changes in the market prices of their shares.

     Because the Seagram meeting may occur on or before the date as of which the average closing price of Vivendi ordinary shares is determined, Seagram shareholders may not know at the time they vote how many Vivendi Universal ADSs or exchangeable shares they will receive upon completion of the arrangement. If the 20 consecutive day measuring period had ended on October [ ], 2000, the
Vivendi average closing price would have been U.S.$[     ], the exchange ratio
would have been 0.8000 and the implied market value paid per Seagram common share (assuming the actual trading value of Vivendi shares at that time is equal to the Vivendi average closing price for the measuring period ending on that
date) would have been U.S.$[     ]. The market value of Vivendi Universal ADSs
or exchangeable shares Seagram shareholders receive may be higher or lower than
U.S.$[     ] per Seagram common share. The tables included in "Summary of
Financial Data -- Comparative Market Price, Trading Volume, Dividend Data and Exchange Rates" show recent market prices in euros for the Vivendi ordinary shares and in U.S. dollars for the Vivendi ADSs, recent market prices for the Seagram common shares in U.S. dollars and Canadian dollars and recent exchange rates. We urge you to obtain current market quotations and to call 1-800-223-2064 at any time to obtain updated information concerning the exchange ratio and the implied market value to be paid per Seagram common share in the arrangement.

     VIVENDI AND CANAL+ SHAREHOLDERS WILL RECEIVE A NUMBER OF VIVENDI UNIVERSAL SHARES THAT WILL NOT VARY WITH CHANGES IN MARKET PRICES

     As part of the merger transactions, Vivendi shareholders and CANAL+ shareholders will receive for each Vivendi share or CANAL+ share they own a fixed number of Vivendi Universal shares rather than a number of Vivendi Universal shares determined with reference to the market value of Vivendi shares. This exchange ratio will not change even if the expected market value of Vivendi Universal shares declines before the merger transactions are completed. The market value of Vivendi Universal shares Vivendi shareholders and CANAL+ shareholders receive may be greater or less than the current expected market value of those shares. The tables included in "Summary of Financial
Data -- Comparative Market Price,

Trading Volume, Dividend Data and Exchange Rates" show recent market prices in euros for the Vivendi ordinary shares and CANAL+ ordinary shares and in U.S. dollars for the Vivendi ADSs and CANAL+ ADSs and recent exchange rates. We urge you to obtain current market quotations.

     THE INTEGRATION OF SEAGRAM AND CANAL+'S TRANSFERRED BUSINESSES INTO VIVENDI UNIVERSAL MAY BE DIFFICULT AND EXPENSIVE TO ACHIEVE AND MAY NOT RESULT IN THE BENEFITS THAT WE CURRENTLY ANTICIPATE

     The merger transactions will present challenges to Vivendi Universal's management, including the integration of Seagram's and CANAL+'s operations and personnel, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. The merger transactions, while expected to be accretive to earnings in future periods, may fail to be accretive or may become accretive later than expected.

     Vivendi Universal may not be able to integrate successfully or manage profitably the operations it will acquire in the merger transactions. Following the merger transactions, Vivendi Universal may not achieve the revenue or profitability increases or cost savings currently anticipated to arise from the merger transactions. To realize the anticipated benefits of the merger transactions, Vivendi Universal's management must implement a business plan that will effectively combine operations that are diverse geographically and in terms of the products and services they offer, management, compensation and business culture. If Vivendi Universal's management is not able to implement a business plan that effectively integrates its operations, the anticipated benefits of the merger transactions may not be realized.

     THE PRICES OF VIVENDI UNIVERSAL SHARES AND EXCHANGEABLE SHARES MAY BE ADVERSELY AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICES OF VIVENDI, SEAGRAM OR CANAL+ SHARES

     Upon completion of the merger transactions, Vivendi shareholders, Seagram shareholders and CANAL+ shareholders will become holders of Vivendi Universal shares or exchangeable shares. Vivendi Universal will operate in numerous markets and industries that differ from the markets and industries in which Vivendi, Seagram and CANAL+ have historically operated. In addition, Vivendi Universal will use functional currencies in its conduct of business that differ from those used by Seagram and CANAL+ and will therefore face foreign currency risks that are different from those faced by Seagram and CANAL+. Vivendi Universal's results of operations and the market prices of its shares and the exchangeable shares may be adversely affected by factors different from those that affect the results of operations of Vivendi, Seagram and CANAL+ and the prices of their shares prior to the merger transactions.

     DIRECTORS OF VIVENDI, SEAGRAM AND CANAL+ MAY HAVE INTERESTS IN THE MERGER TRANSACTIONS THAT ARE DIFFERENT FROM THOSE OF THE COMPANIES' SHAREHOLDERS

     A number of directors of Vivendi, Seagram and CANAL+ who recommend that you vote in favor of the applicable merger transactions have employment or severance agreements or benefit arrangements that provide them with interests in the merger transactions that may be different than yours. The receipt of compensation or other benefits in connection with the merger transactions (including the vesting of stock options and stock appreciation rights), or the continuation of indemnification arrangements for current directors of Vivendi, Seagram and CANAL+ following completion of the merger transactions, may influence these directors in making their recommendation that you vote in favor of the merger transactions.

    THE CANADIAN TAX BENEFITS OF ELECTING TO RECEIVE EXCHANGEABLE SHARES MAY BE OF LIMITED DURATION

     We have structured the arrangement to allow Canadian residents that elect to receive exchangeable shares in return for their Seagram common shares generally to do so on a tax-deferred basis, provided they file appropriate tax elections. Under current law, holders of exchangeable shares will generally recognize a taxable dividend and/or a capital gain or loss when those shares are exchanged for Vivendi Universal ADSs. The exchangeable shares are scheduled to be exchanged 14 days prior to the 30th anniversary of the effective date of the arrangement, but may be exchanged earlier without the consent of holders of exchangeable shares in some circumstances. Consequently, holders of exchangeable shares may have limited control over the length of the period of tax deferral. See "Tax Considerations for Seagram Shareholders -- Canadian Federal Income Tax Considerations."

     CANAL+ WILL OPERATE ONLY CANAL+'S FRENCH PREMIUM PAY TELEVISION CHANNEL, WHICH IS A BUSINESS THAT HAS NEVER TRADED SEPARATELY FROM THE TRANSFERRED BUSINESSES, AND WILL EARN ONLY LIMITED INCOME

     Following the merger transactions, CANAL+ shareholders will continue to hold their CANAL+ shares. The only business of CANAL+ after the merger transactions will be the operation of the French premium pay television channel. The French premium channel has never been separated from CANAL+'s other businesses. CANAL+'s income will be limited by an agreement with CANAL+'s affiliate CANAL+ Distribution under which it will pay to CANAL+ Distribution a fee equal to its aggregate operating and extraordinary revenue, net of its costs (including operating and extraordinary costs but excluding financial and interest costs and income taxes) and a guaranteed margin of approximately E50 million per year. For a description of this fee arrangement, see "The Merger Transactions -- The Contribution Agreements -- Operating Agreements." The merger transactions are expected to affect the trading market for CANAL+ shares. While CANAL+ shares will continue to be listed on the Paris Bourse, CANAL+ will no longer be included in the CAC 40 or EuroStoxx 50 index.

RISKS RELATED TO THE OPERATIONS OF VIVENDI UNIVERSAL

     VIVENDI UNIVERSAL MAY SUFFER REDUCED PROFITS OR LOSSES AS A RESULT OF INTENSE COMPETITION

     Most of the industries in which Vivendi Universal will operate are highly competitive and require substantial human and capital resources. Many other companies serve each of the markets in which Vivendi Universal will compete. From time to time, its competitors may reduce their prices in an effort to expand market share. Competitors also may introduce new technology or services or improve the quality of their service. Vivendi Universal may lose business if it is unable to match the prices, technologies or service quality offered by its competitors.

     In addition, content and integration of content with communications access are increasingly important parts of the communications business and are key elements of Vivendi Universal's strategy. In accordance with that strategy, its communications business relies on some important third-party content. For example, CANAL+ acquires rights to show feature films and sports events as elements of its programming. As the communications business becomes more competitive, the cost of obtaining this third-party content could increase. Any of these competitive effects could have an adverse effect on Vivendi Universal's business and financial performance.

     VIVENDI UNIVERSAL MAY NOT BE ABLE TO RETAIN OR OBTAIN REQUIRED LICENSES, PERMITS AND APPROVALS

     Vivendi Universal will need to obtain a variety of permits and approvals from regulatory authorities to conduct and expand its businesses. The process for obtaining these permits and approvals is often lengthy, complex and unpredictable. Moreover, the cost of obtaining permits and approvals may be prohibitive. If Vivendi Universal is unable to obtain the permits and approvals it needs to conduct and expand its businesses at a reasonable cost and in a timely manner, in particular, licenses to provide telecommunications services, its ability to achieve its strategic objectives could be impaired. In addition, the regulatory environment in which Vivendi Universal's businesses will operate is complex and subject to change, and adverse changes in that environment could also impose costs on, or limit the revenue of, Vivendi Universal.

     DEMAND FOR VIVENDI UNIVERSAL'S INTEGRATED COMMUNICATIONS AND ENVIRONMENTAL MANAGEMENT SERVICES MAY BE LESS THAN VIVENDI UNIVERSAL EXPECTS

     Vivendi Universal believes that important factors driving its growth in the next several years will be increased demand for (1) integrated communications and content services that are accessible through a variety of communications devices and (2) large-scale, integrated environmental management services. Although Vivendi Universal expects markets for both types of services to develop rapidly, its expectations may not be realized. If either market does not grow as quickly as it expects, or at all, Vivendi Universal's profitability and the return it earns on many of its investments may suffer.

     VIVENDI UNIVERSAL MAY HAVE DIFFICULTY ENFORCING ITS INTELLECTUAL PROPERTY RIGHTS

     The decreasing cost of electronic equipment and related technology has made it easier to create counterfeit versions of audio and audiovisual products such as compact discs and videotapes. A substantial portion of Vivendi Universal's revenue will come from the sale of audio and audiovisual products potentially subject to counterfeiting. Similarly, advances in Internet technology have increasingly made it possible for computer users to share audio and audiovisual information without the permission of the copyright owners and without paying royalties to holders of applicable intellectual property rights or other rights. Intellectual property rights to information that is potentially subject to widespread, uncompensated dissemination on the Internet will represent a substantial portion of the market value of Vivendi Universal. If Vivendi Universal fails to obtain appropriate relief through the judicial process, or if it fails to develop effective means of protecting its intellectual property or entertainment-related products and services that will generate profits notwithstanding potentially widespread infringements of its intellectual property rights, its results of operations and financial position may suffer.

     Seagram is currently participating in a lawsuit filed by the Record Industry Association of America against Napster, Inc. that seeks to enjoin Napster from providing Internet services that promote infringement of music copyrights. The court has issued a temporary injunction against Napster, which has been stayed by an appeals court, and the lawsuit is ongoing. If this lawsuit is unsuccessful, or if practices similar to those employed or encouraged by Napster become prevalent, it will become more difficult for Seagram, and, once the merger transactions are completed, Vivendi Universal, to enforce its intellectual property rights.

     VIVENDI UNIVERSAL MAY NOT BE ABLE TO MEET ANTICIPATED CAPITAL REQUIREMENTS FOR CERTAIN TRANSACTIONS

     Vivendi Universal routinely engages in projects that may require it to seek substantial amounts of funds through various forms of financing. Its ability to arrange financing for projects and the cost of capital depends on numerous factors, including general economic and capital market conditions, availability of credit from banks and other financial institutions, investor confidence in Vivendi Universal's businesses, success of current projects, perceived quality of new projects and provisions of tax and securities laws that are conducive to raising capital. In addition, Vivendi Universal's plans for financing its future operations and expansion depend in part on the proceeds it will receive from its expected sale of Seagram's Spirits and Wine business. Vivendi Universal may not be able to sell that business on acceptable terms and may have to seek alternative forms of financing as a result. Vivendi Universal may forego attractive business opportunities and lose market share if it cannot secure financing on satisfactory terms.

     VIVENDI UNIVERSAL'S CONTENT ASSETS MAY NOT BE COMMERCIALLY SUCCESSFUL

     A significant amount of Seagram's revenue comes from the production and distribution of content offerings such as feature films, television series and records. We expect a significant amount of Vivendi Universal's revenue to come from the same activities. The success of content offerings depends primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a film, series or record depends on the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Particularly because we expect the popularity of Vivendi Universal's content offerings to be a significant factor driving the growth of its communications services, its failure to produce films, series and records with broad consumer appeal could materially harm its business and prospects for growth.

     CURRENCY EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT VIVENDI UNIVERSAL'S FINANCIAL RESULTS, THE MARKET VALUE OF THE VIVENDI UNIVERSAL ADSS AND THE EXCHANGEABLE SHARES AND THE VALUE OF DIVIDENDS RECEIVED BY HOLDERS OF VIVENDI UNIVERSAL ADSS AND EXCHANGEABLE SHARES

     Vivendi Universal will hold assets and liabilities, earn income and pay expenses of its subsidiaries in a variety of currencies. Because its financial statements will be presented in euros, it must translate its assets, liabilities, income and expenses in currencies other than the euro into euros at then-applicable exchange rates when it prepares its financial statements. Consequently, increases and decreases in the value of the euro will affect the value of these items in its financial statements, even if their value has not changed in their original currency. In this regard, an increase in the value of the euro may result in a decline in the reported value, in euros, of Vivendi Universal's interests held in other currencies. Fluctuations in the value of the euro may also affect the market value of the Vivendi Universal ADSs and the exchangeable shares. In addition, when Vivendi Universal pays dividends to holders of Vivendi Universal ADSs or exchangeable shares, those dividends will be converted from euros to U.S. dollars and may be converted from euros to Canadian dollars. As a result, changes in currency exchange rates could affect the value of dividends holders of Vivendi Universal ADSs or exchangeable shares receive.

     VIVENDI UNIVERSAL MAY NOT BE SUCCESSFUL IN DEVELOPING NEW TECHNOLOGIES OR INTRODUCING NEW PRODUCTS AND SERVICES

     Many of the industries in which Vivendi Universal will operate are subject to rapid and significant changes in technology and are characterized by the frequent introduction of new products and services. Pursuit of necessary technological advances may require substantial investments of time and resources and may not succeed in developing marketable technologies. Furthermore, Vivendi Universal may not be able to identify and develop new product and service opportunities in a timely manner. Finally, technological advances may render Vivendi Universal's existing products obsolete, forcing it to write off investments made in those products and services and to make substantial new investments.

     THE MARKET PRICE OF VIVENDI UNIVERSAL SHARES OR EXCHANGEABLE SHARES MAY BE SUBJECT TO THE VOLATILITY GENERALLY ASSOCIATED WITH INTERNET AND TECHNOLOGY COMPANY SHARES

     The market for shares of Internet and technology companies has recently experienced extreme price and volume volatility that has often been unrelated or disproportionate to the operating performance of those companies. Because the value of Vivendi Universal will be based in part on its Internet and other high-technology operations, the price of its shares or the exchangeable shares may be subject to similar volatility.

     PROVISIONS IN MANY OF VIVENDI UNIVERSAL'S ENVIRONMENTAL CONTRACTS MAY CREATE SIGNIFICANT RESTRICTIONS OR OBLIGATIONS ON VIVENDI UNIVERSAL'S BUSINESS OR ALLOW VIVENDI UNIVERSAL'S CUSTOMERS TO MODIFY OR TERMINATE THOSE CONTRACTS

     Contracts with governmental authorities make up a significant percentage of Vivendi Environnement's revenue. For a description of Vivendi Environnement, see "The Vivendi Parties and CANAL+ -- Vivendi." Vivendi Environnement is subject to various statutes and regulations that apply to companies contracting with the government that differ from laws governing private contracts. In civil law countries such as France, for instance, government contracts often allow the applicable governmental authority to modify or terminate the contract unilaterally in certain circumstances. Modifications or terminations of Vivendi Environnement's government contracts could, to the extent it is not entitled to compensation in those instances, reduce its revenue and profits.

     Some of Vivendi Environnement's contracts allow its customers to assess a penalty, or to terminate the contract, if Vivendi Environnement fails to meet specified operating standards. Vivendi Environnement's inability to meet specified operating standards could hurt its business if customers were to terminate or reduce their payments under a number of these contracts.

     VIVENDI UNIVERSAL MAY INCUR ENVIRONMENTAL LIABILITY IN CONNECTION WITH PAST, PRESENT AND FUTURE OPERATIONS

     Vivendi Universal, primarily through its subsidiary Vivendi Environnement, is subject to extensive and increasingly stringent environmental laws and regulations. These laws and regulations govern, among other things, the quality of water intended for human consumption, the collection, treatment and discharge of waste water, the operation of landfills, the collection and disposal of hazardous waste and the operation of municipal waste incineration plants. In some circumstances, Vivendi Universal or Vivendi Environnement could be required to pay fines or damages under these environmental laws and regulations even if:

     - it exercises due care in conducting its operations;

     - it complies with all applicable laws and regulations; and

     - the quantity of pollutant at issue is very small.

     In addition, courts or regulatory authorities may require Vivendi Universal or Vivendi Environnement to undertake investigatory and/or remedial activities, curtail operations or close facilities temporarily or permanently in connection with applicable environmental laws and regulations. Vivendi Universal or Vivendi Environnement could also become subject to claims for personal injury or property damage. Being required to take these actions, or to pay environmental damages, could substantially impair Vivendi Universal's or Vivendi Environnement's business or affect their ability to obtain new business.

     SOME PROVISIONS OF VIVENDI UNIVERSAL'S STATUTS COULD HAVE ANTI-TAKEOVER EFFECTS

     Vivendi Universal's statuts will contain provisions that are intended to impede the accumulation of Vivendi Universal shares by third parties seeking to gain a measure of control of Vivendi Universal, or so-called "creeping takeovers." For example, Vivendi Universal's statuts adjust the rights of shareholders that own in excess of 2% of its total voting power through the application of a formula pursuant to which the voting power of those shareholders will be equal to that which they would possess if 100% of Vivendi Universal's shareholders were present or represented at the meeting at which the vote in question takes place. See "The Vivendi Parties and CANAL+ -- Vivendi -- Description of Business -- Business as a Whole -- Legal Proceedings" and "Securities -- Description of Vivendi Universal ADSs -- Voting Rights." In addition, Vivendi Universal's statuts will provide that any person or group that fails to notify the company within 15 days of acquiring or disposing of 0.5% or any multiple of 0.5% of the company's shares may be deprived of voting rights for those shares in excess of the unreported fraction. For descriptions of other provisions of French law and Vivendi Universal's statuts that may have anti-takeover effects, see "Securities -- Description of Vivendi Universal Ordinary Shares -- Anti-Takeover Effects" and "Comparison of Shareholders' Rights -- Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions."

    AS A "FOREIGN PRIVATE ISSUER," VIVENDI UNIVERSAL WILL BE EXEMPT FROM A NUMBER OF RULES UNDER THE EXCHANGE ACT AND, ACCORDINGLY, IS PERMITTED TO FILE LESS INFORMATION WITH THE SEC THAN A COMPANY INCORPORATED IN THE UNITED STATES

     As a "foreign private issuer," Vivendi Universal will be exempt from rules under the U.S. Securities Exchange Act of 1934 that impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Vivendi Universal's officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of Vivendi Universal shares. Moreover, Vivendi Universal will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Holders of exchangeable shares will receive the same disclosure materials furnished to holders of Vivendi Universal ADSs.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement-prospectus contains "forward-looking statements." These statements may be made directly in this joint proxy statement-prospectus in connection with Vivendi, Seagram, CANAL+ and Vivendi Universal, and they may also be made part of this joint proxy statement-prospectus by reference to other documents filed with the SEC by Seagram, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger transactions.

     Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes," "will" and words and terms of similar substance used in connection with any discussion of future operating or financial performance of Vivendi, Seagram, CANAL+ and Vivendi Universal or the merger transactions, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks related to the businesses of Vivendi, Seagram, CANAL+ and Vivendi Universal and the risks relating to the merger transactions discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement-prospectus or the date of the document incorporated by reference in this joint proxy statement-prospectus. None of Vivendi, Seagram, CANAL+ or Vivendi Universal is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information about Seagram that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Seagram has filed or will file before the date of the Seagram meeting with the SEC and applicable Canadian securities regulatory authorities that are incorporated by reference in this document.

     All subsequent forward-looking statements attributable to Vivendi, Seagram, CANAL+ and Vivendi Universal, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                            ------------------------

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+ HAVE PREPARED A FRENCH PROSPECTUS THAT HAS RECEIVED THE APPROVAL (VISA) OF THE COMMISSION DES OPERATIONS DE BOURSE
(COB) FOR THE PURPOSE OF THE LISTING OF THE VIVENDI UNIVERSAL ORDINARY SHARES ON THE PREMIER MARCHE OF THE PARIS BOURSE AND THE SUBMISSION OF THE APPLICABLE VIVENDI/CANAL+ TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS TO THE VIVENDI AND CANAL+ SHAREHOLDERS FOR APPROVAL.

                    CHAPTER TWO -- THE SHAREHOLDER MEETINGS

                              THE SEAGRAM MEETING

DATE, TIME AND PLACE OF THE MEETING

     The Seagram meeting is scheduled to be held as follows:

                              December [  ], 2000
                           [     ] a.m., Eastern time
                     Mount Royal Centre, 2200 Mansfield St.
                            Montreal, Quebec H3A 3R8

MATTERS TO BE CONSIDERED

     Special Meeting Matters

     At the Seagram meeting, if you are a Seagram shareholder, you will be asked to consider and vote upon the arrangement resolution attached as Annex G to this joint proxy statement-prospectus. The arrangement resolution:

     - authorizes, approves and adopts the arrangement described in this joint proxy statement-prospectus and the plan of arrangement attached as Annex B to this joint proxy statement-prospectus;

     - confirms, ratifies and approves the merger agreement and the transactions contemplated by the merger agreement, the actions of the Seagram board of directors in approving the merger agreement and the transactions contemplated by the merger agreement and the actions of the Seagram officers in executing and delivering the merger agreement;

     - authorizes Seagram's directors to amend the plan of arrangement and the merger agreement to the extent permitted by the merger agreement and, subject to the merger agreement, to determine not to proceed with the arrangement; and

     - authorizes Seagram's officers and directors to execute and deliver documents and take other actions necessary or desirable in connection with the arrangement, the merger agreement and the above matters.

     Annual Meeting Matters

     The meeting will be Seagram's annual meeting of shareholders as well as a special meeting to consider and vote upon the arrangement resolution. Accordingly, in addition to the arrangement resolution, Seagram shareholders will be asked to consider and vote upon the matters normally addressed at Seagram's annual meeting, as follows:

     Election of Directors. At the meeting, if you are a Seagram shareholder, you will be asked to elect 16 nominees to serve as directors of Seagram for a term expiring on the earlier of the effective time of the arrangement and Seagram's annual shareholders' meeting in 2001. You can find information about each of the nominees under "Seagram Annual Meeting Information -- Election of Directors of Seagram." Seagram expects each of the nominees to serve if elected. If a nominee becomes unable to serve prior to the Seagram meeting, Seagram's board of directors may nominate someone else for election. In that situation, the proxies will have the right to vote your shares, in their discretion, for the election of that nominee. You can also find information regarding corporate governance, compensation of directors and officers and related information under "Seagram Annual Meeting Information."

     Appointment of Auditors. You will also be asked to consider and vote upon the appointment of PricewaterhouseCoopers LLP as Seagram's auditors and to authorize Seagram's board of directors to set its remuneration. PricewaterhouseCoopers have been Seagram's auditors for many years. Representatives of PricewaterhouseCoopers will be present at the meeting, will have the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.

     Annual Report and Financial Statements. Seagram's annual report to shareholders, which includes Seagram's consolidated financial statements for the 2000 fiscal year, will be placed before Seagram shareholders at the meeting as required by the Canada Business Corporations Act (CBCA). No action is required or proposed to be taken by Seagram shareholders with respect to this report.

RECORD DATE FOR THE SEAGRAM MEETING

     If you were a registered shareholder of Seagram common shares at the close of business on November 1, 2000, the record date, you are entitled to receive this joint proxy statement-prospectus, including Seagram's notice of annual and special meeting, and to vote your shares at the meeting. In addition, if you became a new owner of Seagram common shares after November 1, 2000 and establish
that you own those shares, you may request, on or prior to [            ], 2000,
to be included on the Seagram shareholders' list. If you are included on that list, you may vote your shares at the meeting, but the previous owner may not.

QUORUM AND REQUIRED VOTE

     In order to conduct business at the Seagram meeting, holders of at least 40% of the outstanding Seagram common shares must be present in person or be represented by proxy at the meeting. Each common share held of record will entitle the holder to one vote on each matter that properly comes before the meeting.

     If a quorum is present at the meeting:

     - the arrangement resolution must be approved by the affirmative vote of at least 66 2/3% of the votes cast by holders of Seagram common shares present in person or by proxy at the meeting; and

     - the election of directors and appointment of Seagram's auditors requires the affirmative vote of a simple majority of the votes cast at the meeting.

     On the record date, [          ] Seagram common shares were outstanding and
held by [          ] holders of record. Certain members of the Bronfman family and their affiliates that are Seagram shareholders, including Edgar Bronfman, Jr., president and chief executive officer of Seagram, have entered into a voting agreement with Vivendi pursuant to which those shareholders have agreed to vote shares representing approximately 24% of the outstanding Seagram common shares in favor of the arrangement resolution and against any other business combination transaction (other than the merger transactions or another transaction with Vivendi and its affiliates) and any transaction or action that would impede or discourage the arrangement. See "The Merger Transactions -- The Voting Agreement." In addition, Koninklijke Philips Electronics N.V. has announced its intention to vote all of the Seagram common shares it owns (approximately 11% of the outstanding Seagram common shares) in favor of the arrangement resolution. As of the record date, Seagram's directors and executive
officers and their affiliates owned approximately [     ]% of the outstanding
common shares.

PROXIES

     In order to vote your common shares at the Seagram meeting, you must attend the meeting in person or appoint a proxy to vote on your behalf. Because it would be impossible for all shareholders to attend the meeting, Seagram's board of directors recommends that you appoint the persons named in the accompanying proxy form to act as your proxies at the meeting. IN LIEU OF THE PERSONS NAMED IN THE ACCOMPANYING PROXY FORM, YOU MAY APPOINT ANY OTHER PERSON (WHO DOES NOT NEED TO BE A SHAREHOLDER) TO REPRESENT YOU AT THE MEETING BY INSERTING THAT PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY FORM OR BY COMPLETING ANOTHER PROXY FORM. You must return the completed, signed and dated proxy form in the enclosed postage-paid envelope or to Seagram's secretary at 1430 Peel Street, Montreal, Quebec H3A 1S9, for delivery no later than 5:00 p.m., Eastern
time, [            ], 2000 or, if the meeting is adjourned or postponed, no
later than 5:00 p.m. on the second business day prior to the adjourned or postponed meeting.

     You may change your vote by submitting a new proxy to Seagram's secretary at Seagram's executive office no later than 5:00 p.m., Eastern time, on December [ ], 2000 or, if you are a holder of record, by attending the meeting and voting your shares in person. You may also revoke your proxy by delivering written notice signed by you or your attorney-in-fact authorized in writing to:

     - Seagram's secretary at Seagram's executive office at 1430 Peel St., Montreal, Quebec H3A 1S9 at any time on or before December [ ]; or

     - the chairman of the meeting on the day of the meeting.

If the meeting is adjourned, you may deliver the notice of revocation prior to the second day prior to the meeting or at the adjourned meeting. ATTENDANCE AT THE MEETING WILL NOT ITSELF CONSTITUTE REVOCATION OF A PROXY.

     If you appoint the persons named on the enclosed proxy form as your proxies, they will vote your Seagram common shares in accordance with your voting instructions. IF YOU PROPERLY EXECUTE AND DELIVER YOUR PROXY FORM APPOINTING THOSE PERSONS AS PROXIES BUT DO NOT PROVIDE VOTING INSTRUCTIONS, THE PROXIES WILL VOTE YOUR SHARES:

     - FOR APPROVAL OF THE ARRANGEMENT RESOLUTION;

     - FOR THE ELECTION OF THE DIRECTORS LISTED UNDER "SEAGRAM ANNUAL MEETING INFORMATION -- ELECTION OF DIRECTORS OF SEAGRAM"; AND

     - FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS SEAGRAM'S INDEPENDENT AUDITORS.

     If your proxy indicates that you wish to abstain from voting on approval of any matter, your shares will be considered present at the meeting for purposes of determining a quorum, but your votes will not be cast with respect to that matter. An abstention will therefore reduce the number of votes required for approval of the arrangement resolution.

     Seagram does not expect that any matters other than those referred to above will be brought before the meeting. THE NAMED PROXIES WILL VOTE FOR OR AGAINST ANY MODIFICATION TO ANY MATTER PRESENTED IN SEAGRAM'S NOTICE OF ANNUAL AND SPECIAL MEETING, AND ANY OTHER MATTER PRESENTED AT THE MEETING, USING THEIR DISCRETION, UNLESS YOU WITHHOLD THE AUTHORITY TO DO SO ON THE PROXY CARD.

NON-REGISTERED SHAREHOLDERS

     Non-registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, non-registered shareholders will not receive the same proxy form as distributed by Seagram to registered shareholders but will be provided with either a request for voting instructions or a proxy form executed by the intermediary but otherwise uncompleted. Intermediaries will then submit votes on behalf of the non-registered shareholder. If you are a non-registered shareholder, please submit your voting instructions to your intermediary in sufficient time to ensure that your votes are received by Seagram on or before December [ ], 2000.

SOLICITATION OF PROXIES

     BY USE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, SEAGRAM'S BOARD OF DIRECTORS IS SOLICITING PROXIES TO BE USED AT THE SEAGRAM MEETING. Seagram and Vivendi will share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. Seagram has retained Georgeson Shareholder Communications Inc., for a fee of U.S.$125,000 plus additional charges related to telephone calls and other services, to assist in the solicitation of proxies from its shareholders. Seagram has also retained RBC Dominion Securities Inc. as soliciting dealer manager in Canada. RBC Dominion Securities Inc. will form a soliciting dealer group consisting of members of the Investment Dealers Association of Canada and members of the Canadian stock exchanges. Members of the soliciting dealer group will be invited to solicit Canadian resident Seagram shareholders to vote in favor of the arrangement. A solicitation fee of Cdn.$0.35 for each Seagram common share voted in favor of the arrangement will be payable to the soliciting dealer whose name appears in the appropriate space on the Seagram proxy form, subject to a maximum fee of Cdn.$1,500 in respect of each beneficial owner of Seagram common shares resident in Canada. No solicitation fees will be payable if the arrangement is not completed. In addition, RBC Dominion Securities Inc. will be paid a fee of Cdn.$500,000 for managing the solicitation, a portion of which is contingent upon the successful completion of the arrangement. Seagram will also request banks, brokers and other intermediaries holding Seagram common shares beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. CIBC Mellon Trust Company also assists Seagram in soliciting proxies in Canada as part of its general engagement by Seagram to provide shareholder services.

     Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by Seagram's directors, officers and employees. No additional compensation will be paid to directors, officers or employees for that solicitation.

DISSENTING SHAREHOLDER RIGHTS

     If you are a registered holder of Seagram common shares, the interim order issued by the Ontario court in connection with the arrangement gives you the right to dissent from the arrangement resolution. If the arrangement becomes effective and you dissent in compliance with Section 190 of the CBCA and the plan of arrangement, you will have the right to be paid the fair value of the Seagram common shares you hold, determined as of the close of business on the day before Seagram shareholders adopt the arrangement resolution.

     Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

     - in the name of an intermediary, such as a bank, trust company, securities dealer, broker, trustee, administrator of self administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans and their nominees; or

     - in the name of a clearing agency in which the intermediary participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

     If you want to dissent and your shares are registered in someone else's name, you must contact your intermediary and either:

     - instruct your intermediary to exercise the dissenters' rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your intermediary's name); or

     - instruct your intermediary to re-register the shares in your name, in which case you will have to exercise your dissenters' rights directly.

In other words, if your shares are registered in someone else's name, you will not be able to exercise your dissenters' rights directly unless the shares are re-registered in your name.

     If you want to dissent, you must dissent for all your shares. If you hold shares on behalf of one or more beneficial owners, Section 190 of the CBCA allows you to dissent only for all the shares you hold on behalf of any one beneficial owner that are registered in your name.

     If you want to dissent, you must send a written dissent notice to Seagram's secretary at The Seagram Company Ltd., 1430 Peel Street, Montreal, Quebec H3A 1S9, Canada. Seagram's secretary must receive this dissent notice by 5:00 p.m. (Eastern time) on the business day before the Seagram meeting. IF YOU DO NOT COMPLY STRICTLY WITH THIS REQUIREMENT, YOU COULD LOSE YOUR RIGHT TO DISSENT. THIS REQUIREMENT IS DIFFERENT FROM THE DISSENT PROVISIONS OF SECTION 190 OF THE CBCA, WHICH WOULD ALLOW DISSENTING SHAREHOLDERS TO PROVIDE A DISSENT NOTICE AT ANY TIME AT OR BEFORE THE SEAGRAM MEETING.

     If you send Seagram's secretary a dissent notice, you still have the right to vote at the meeting. However, under the CBCA, if you send a dissent notice and then vote in favor of the arrangement resolution, you will not be considered a dissenting shareholder. You do not have to vote against the arrangement resolution to dissent, however, because you can also abstain.

     The CBCA does not provide (and Seagram will not assume) that a vote against the arrangement resolution or an abstention constitutes a dissent notice. Similarly, if you give someone a proxy to vote for the arrangement resolution and then revoke the proxy, your revocation does not constitute a dissent notice. However, if you want to dissent, you should revoke any proxy that instructs the proxy holder to vote for the arrangement resolution to prevent the proxy holder from voting your shares in favor of the arrangement resolution and causing you to forfeit your dissenters' rights. For instructions on revoking a proxy, see "-- Proxies."

     If you dissent, Seagram is required to notify you that the arrangement resolution has been adopted within ten days after Seagram's shareholders adopt the resolution. Seagram is not required to send you a notice if you vote for the arrangement resolution or withdraw your dissent notice.

     If you dissent, you must send Seagram (to its secretary at the address above) a written demand for payment within 20 days after you receive Seagram's notice that the arrangement resolution has been adopted. If you do not receive that notice, you must send a written demand for payment within 20 days after you learn that the arrangement resolution has been adopted. Your demand for payment must contain:

     - your name and address;

     - the number of Seagram common shares for which you are dissenting; and

     - a demand for payment of the fair value of those shares.

     Within 30 days of sending a demand for payment, you must send Seagram (to its secretary at the address above) or its transfer agent the certificates representing your dissenting shares. If you do not send in your certificates, you forfeit your right to dissent. The Seagram transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will then send the certificates back to you.

     After you send your demand for payment, you will no longer have any rights as a Seagram shareholder other than the right to be paid the fair value of your shares unless:

     - you withdraw your demand for payment before Seagram makes a written offer to pay;

     - Seagram does not make you a timely written offer to pay and you withdraw your demand for payment; or

     - Seagram's board of directors revokes the arrangement resolution.

In all three cases described above, your rights as a shareholder will be reinstated, and in the first two cases, your shares will be subject to the arrangement if it has been completed.

     Also, under the plan of arrangement, if you duly exercise your dissenters' rights and are ultimately determined to have the right to be paid the fair value of your shares, you will be deemed to have transferred your shares to Seagram at the effective time of the arrangement. If you exercise your dissenters' rights but are ultimately determined for any reason not to have the right to be paid the fair value of your shares, you will be deemed to have participated in the arrangement like any non-dissenting shareholder who did not elect to receive exchangeable shares, and you will receive Vivendi Universal ADSs for your Seagram shares in accordance with the procedures contained in the plan of arrangement.

     If you dissent, within seven days after the later of the effective date of the arrangement and the date when Seagram receives your demand for payment, Seagram is required to send you an offer to pay for your shares. That offer must be in an amount that Seagram's board of directors considers to be the fair value of the shares. Seagram must also send you a statement with the offer to pay showing how the fair value was determined. Every offer to pay must be on the same terms. Seagram must pay for your shares within ten days after you accept the offer to pay, but Seagram's offer to pay you will lapse if Seagram does not receive your acceptance within 30 days after it has made the offer to pay.

     If you do not accept Seagram's offer or if Seagram fails to make you an offer to pay after you have sent your demand for payment, Seagram may apply to a court in the Province of Ontario to fix a fair value for the shares of all dissenting shareholders. If Seagram decides to apply to a court to fix the fair value, it must do so within 50 days after the effective date of the arrangement or within any longer period that the court allows. If Seagram fails to apply to a court, you may apply to an Ontario court for the same purpose within a further period of 20 days or within any longer period that the court allows. You are not required to give security for the costs of applying to a court.

     If Seagram, you or another dissenting shareholder applies to a court, all dissenting shareholders whose shares have not been purchased by Seagram will be joined as parties and will be bound by the court's decision. Seagram will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of the shareholder's right to appear and be heard in person or by counsel. The court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all dissenting shareholders. The court will render a final order against Seagram in favor of each dissenting shareholder and for the amount of the fair value of the dissenting shareholder's shares. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

     THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE PLAN OF ARRANGEMENT AND THE CBCA, WHICH ARE TECHNICAL AND COMPLEX. COMPLETE COPIES OF THE PLAN OF ARRANGEMENT AND SECTION 190 OF THE CBCA ARE ATTACHED AS ANNEXES B AND H, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT-PROSPECTUS. IF YOU WANT TO DISSENT, WE RECOMMEND THAT YOU SEEK LEGAL ADVICE BECAUSE, IF YOU FAIL TO COMPLY STRICTLY WITH THE PROVISIONS OF THE PLAN OF ARRANGEMENT AND THE CBCA, YOU COULD FORFEIT YOUR DISSENTERS' RIGHTS. FOR A GENERAL SUMMARY OF SOME OF THE CANADIAN INCOME TAX IMPLICATIONS TO A DISSENTING SHAREHOLDER, SEE "TAX INFORMATION -- TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS -- CANADIAN FEDERAL INCOME TAX CONSIDERATIONS."

PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES BY SEAGRAM SHAREHOLDERS

     If you are a Seagram shareholder, you will find enclosed with this joint proxy statement-prospectus a letter of transmittal and election form. The letter of transmittal and election form, when properly completed and duly executed and returned by mail or by hand delivery to CIBC Mellon Trust Company, as Seagram's exchange agent, together with a certificate or certificates for Seagram common shares and all other required documents, will enable Seagram shareholders to obtain Vivendi Universal ADRs and, in the case of Canadian resident Seagram shareholders, certificates representing exchangeable shares.

     IF YOU ARE A CANADIAN RESIDENT SEAGRAM SHAREHOLDER AND WISH TO ELECT TO RECEIVE EXCHANGEABLE SHARES IN EXCHANGE FOR SOME OR ALL OF YOUR SEAGRAM COMMON SHARES, YOUR PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ELECTION FORM, CERTIFICATES REPRESENTING THE SEAGRAM COMMON SHARES YOU HOLD THAT YOU WISH TO EXCHANGE FOR EXCHANGEABLE SHARES AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF THE ADDRESSES INDICATED ON THE LETTER OF TRANSMITTAL AND ELECTION FORM BEFORE 5:00 P.M. (EASTERN TIME) ON
[       ], OR, IN THE EVENT THE SEAGRAM MEETING IS ADJOURNED OR POSTPONED, THE
THIRD BUSINESS DAY PRIOR TO THE DATE FIXED FOR THE MEETING TO BE RECONVENED. OTHERWISE, YOU WILL BE ENTITLED TO RECEIVE ONLY VIVENDI UNIVERSAL ADSS FOR YOUR SEAGRAM COMMON SHARES, AND WILL RECEIVE ONLY VIVENDI UNIVERSAL ADRS REPRESENTING VIVENDI UNIVERSAL ADSS UPON DELIVERY OF THE CERTIFICATES REPRESENTING YOUR SEAGRAM COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTATION. FOR CANADIAN RESIDENTS, THE TAX CONSEQUENCES MAY DIFFER SIGNIFICANTLY DEPENDING ON WHETHER VIVENDI UNIVERSAL ADSS OR EXCHANGEABLE SHARES ARE RECEIVED IN THE ARRANGEMENT. IF YOU ARE A CANADIAN RESIDENT, YOU SHOULD CONSIDER CAREFULLY THE TAX CONSEQUENCES TO YOU IN DETERMINING WHETHER TO ELECT TO RECEIVE VIVENDI UNIVERSAL ADSS OR EXCHANGEABLE SHARES IN THE ARRANGEMENT. SEE "TAX INFORMATION -- TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS -- CANADIAN FEDERAL INCOME TAX CONSIDERATIONS."

     Unless you are a Canadian resident Seagram shareholder who wishes to receive exchangeable shares, you do not need to submit a letter of transmittal, your share certificates and any other required documents before the completion of the merger transactions (but you should vote by returning your proxy card). If you do not submit your letter of transmittal, share certificates and any other required documents before the completion of the merger transactions, we will send you another letter of transmittal after the closing.

     If your Seagram common shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary, you should contact that intermediary for instructions and assistance in delivering share certificates representing those Seagram common shares and, if you are a Canadian resident Seagram shareholder who wishes to receive exchangeable shares, in making your election.

     If you are a Seagram shareholder entitled to receive Vivendi Universal ADSs in the arrangement, you will not receive the Vivendi Universal ADRs representing the Vivendi Universal ADSs to which you are otherwise entitled until you forward to the exchange agent properly completed and duly executed letters of transmittal and election forms, certificates representing their Seagram common shares and other required documents. Furthermore, until you surrender your certificate(s) representing your Seagram common shares, you will not be recorded on the register of holders of Vivendi Universal ADSs, nor will you be entitled to vote your Vivendi Universal ADSs or to receive dividends on your Vivendi Universal ADSs. In addition, if you do not surrender your certificate(s) representing your Seagram common shares on or prior to the fifth anniversary of the completion of the arrangement, you will have all of your rights and interests as holders of Vivendi Universal ADSs extinguished without compensation or notice.

     Any use by you of the mails to transmit a share certificate for Seagram common shares and a related letter of transmittal and election form is at your risk. If you mail these documents, we recommend you use registered mail, with return receipt requested (if available), properly insured. If the arrangement resolution is not adopted at the Seagram meeting, or any adjournment or postponement of the meeting, or if the arrangement is not otherwise completed, your share certificates for Seagram common shares received by the exchange agent will be returned to you.

     If you comply with the above procedures (including, in the case of Canadian resident shareholders that elect to receive exchangeable shares, by effecting deliveries to the exchange agent prior to the election deadline), Vivendi Universal ADRs representing the appropriate number of Vivendi Universal ADSs or certificates representing the appropriate number of exchangeable shares, together with a check in the amount, if any, payable in lieu of a fractional Vivendi Universal ADS or a fractional exchangeable share will, as soon as practicable after the effective date of the arrangement: (1) be forwarded to you at the address specified in the letter of transmittal and election form by insured first class mail, or (2) be made available at the offices of the exchange agent at the appropriate address indicated in the letter of transmittal and election form for pick up by you if you so request in the letter of transmittal and election form.

     The exchange agent, in connection with the exchange of Seagram common shares for Vivendi Universal ADSs and/or exchangeable shares in the arrangement, will deliver Vivendi Universal ADRs representing Vivendi Universal ADSs, certificates representing exchangeable shares or checks in lieu of fractional Vivendi Universal ADSs or fractional exchangeable shares, as the case may be, in a name other than the name in which the surrendered share certificates are registered only if you present the exchange agent with, among other things, documents required to evidence and effect the unrecorded transfer of ownership with the signature of the ultimate recipient guaranteed by an eligible institution or in some other manner satisfactory to the exchange agent.

     If any of your certificate(s) for Seagram common shares have been destroyed or lost, you should immediately complete the letter of transmittal and election form as fully as possible and return it together with a letter describing the loss to the exchange agent in accordance with the instructions in the letter of transmittal and election form. Seagram has instructed the exchange agent to respond with replacement requirements.

PRINCIPAL HOLDERS OF SHARES

     As of October 23, 2000, descendants of the late Samuel Bronfman, and trusts established for their benefit, beneficially owned directly or indirectly a total of 106,359,757 Seagram common shares, which constituted approximately 24% of the outstanding Seagram common shares. The holders in the following table are the only holders that, to Seagram's knowledge, own beneficially, or exercise control or direction over, more than 5% of the outstanding Seagram common shares of Seagram as of October 23, 2000. Descendants of the late Samuel Bronfman also hold options to acquire an additional 4,778,736 Seagram common shares that are exercisable on or within 60 days of October 23, 2000.

                                                                              PERCENTAGE
                                                                 NUMBER        OF SHARES
BENEFICIAL OWNER                                               OF SHARES      OUTSTANDING
----------------                                              ------------    -----------
The Edgar Miles Bronfman Trust..............................  60,104,604(1)      13.53%
The C. Bronfman Family Trust,
  The Charles Rosner Bronfman Family Trust,
  The CB Family Trust,
  The Charles R. Bronfman Discretionary Trust
  CRB Associates, Limited Partnership.......................  41,286,760(2)       9.29%
Koninklijke Philips Electronics N.V. .......................  47,831,952(3)      10.77%
Capital Research and Management Company.....................  32,105,700(4)       7.23%

---------------
(1) Includes 58,618,088 shares owned indirectly by The Edgar Miles Bronfman Trust, 375 Park Avenue, New York, New York, a trust established for the benefit of Edgar M. Bronfman and his descendants (EMBT), through its 99% interest in Bronfman Associates, a partnership of which Edgar M. Bronfman is the managing general partner, and 1,486,516 shares owned directly by the PBBT/Edgar Miles Bronfman Family Trust, a trust established for the benefit of Edgar M. Bronfman and his descendants (PBBT/EMBFT). The trustees of the EMBT and the PBBT/EMBFT include Edgar M. Bronfman, Edgar Bronfman, Jr. and John S. Weinberg.

(2) Includes 14,320,000 shares owned directly by The C. Bronfman Family Trust (C.BFT), c/o Messrs. Bergman, Horowitz and Reynolds, whose address is 157 Church Street, New Haven, Connecticut, 20,364,000 shares owned by the Charles Rosner Bronfman Family Trust (CRBFT), c/o Goodman Phillips & Vineberg, 1501 McGill College Avenue, Montreal, Quebec, 5,000,000 shares owned by the CB Family Trust (CBFT), c/o Codan Trust Company Limited, Richmond House, 12 Par-La-Ville Road, Hamilton, Bermuda, and 302,760 shares owned by The Charles R. Bronfman Discretionary Trust (CRBDT) and 1,300,000 shares owned by CRB Associates, Limited Partnership (CRB Associates), each c/o Messrs. Bergman, Horowitz and Reynolds, 157 Church Street, New Haven, Connecticut. The general partners of CRB Associates are the CRBFT, which hold a 51.04% general partnership interest, and Claridge Israel LLC, which holds a 48% general partnership interest. Stephen R. Bronfman indirectly holds a 0.96% limited partnership interest in CRB Associates and is a trustee of the CRBFT. The managers of Claridge Israel LLC include Charles R. Bronfman. The members of Claridge Israel LLC are The Charles R. Bronfman Trust (CR.BT) and The Charles Bronfman Trust (CBT). The C.BFT, the CRBFT, the CBT, the CBFT, the CR.BT and the CRBDT are trusts established for the benefit of Charles R. Bronfman and his descendants.

(3) The address of the principal executive offices of Philips is Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands. A description of certain voting arrangements between Philips and Seagram can be found under "Seagram Annual Meeting Information -- Transactions with Directors and Others."

(4) Based on a Schedule 13G filed by Capital Research and Management Company on February 14, 2000. The address of the principal executive offices of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California. Of the shares beneficially owned, 3,693,700 are shares the beneficial ownership of which Capital Research and Management Company has the right to acquire.

     In addition, as of October 23, 2000, trusts for the benefit of the family of the late Minda de Gunzburg and members of her immediate family owned, directly or indirectly, a total of 1,237,212 shares. Edgar M. Bronfman, Charles
R. Bronfman and the late Minda de Gunzburg are siblings. Edgar M. Bronfman and Charles R. Bronfman are directors and officers of Seagram. Edgar Bronfman, Jr. is a son of Edgar M. Bronfman and a director and officer of Seagram. Samuel Bronfman II is a son of Edgar M. Bronfman and a director of Seagram. Stephen R. Bronfman is the son of Charles R. Bronfman and a director of Seagram.

     Under a voting trust agreement dated August 3, 1984, as amended, Charles R. Bronfman is the voting trustee for certain shares beneficially owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBFT, CRB Associates and two charitable foundations. Charles R. Bronfman is a director of the two charitable foundations, which together owned 3,334,164 shares as of October 23,

2000. The voting trust agreement has a term of 20 years and contains no restrictions on the right of the voting trustee to vote the deposited shares. As of October 23, 2000, the Bronfman voting trust agreement covered 104,398,768 shares.

     Under a voting trust agreement dated as of May 15, 1986, Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Guido Goldman and Leonard M. Nelson are voting trustees for shares beneficially owned directly or indirectly by trusts for the benefit of the family of the late Minda de Gunzburg and members of her immediate family. Messrs. Bergman, Goldman and Nelson, whose address is c/o First Spring Corporation, 499 Park Avenue, New York, New York, are the trustees of the trusts. The de Gunzburg voting trust agreement has a term of 15 years and contains no restrictions on the right of the voting trustees to vote the deposited shares. As of October 23, 2000, the de Gunzburg voting trust agreement covered 1,236,332 shares.

     An agreement, entered into as of August 3, 1984, as amended, governs the dispositions of shares that the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT II, the CRBDT, CRB Associates, the trusts established for the benefit of the family of the late Minda de Gunzburg and members of her immediate family and three charitable foundations (including the charitable foundations referred to above) beneficially own, directly or indirectly. The agreement has a term of 20 years and permits each of the branches of the family to transfer shares within its family group. However, transfers to third parties are subject to a right of first refusal in favor of the other branches of the family.

                              THE VIVENDI MEETING

DATE, TIME AND PLACE OF THE MEETING

     This joint proxy statement-prospectus is being furnished in connection with the solicitation of voting instruction cards by Vivendi's board of directors for use at the Vivendi meeting to be held:

                             November [     ], 2000
                              9 a.m., French time
                            42, avenue de Friedland
                              75380 Paris, France

     If a quorum for the extraordinary meeting is not met on November 28, 2000, the voting instruction cards will be used at a reconvened Vivendi meeting to be held:

                             December [     ], 2000
                             5:00 p.m., French time
                      Musee du Louvre, Pyramide du Louvre,
                      101, rue Rivoli, 75001 Paris, France

     Given the quorum requirement it is not contemplated that there will be any
vote until the reconvened Vivendi meeting on December [     ], 2000.

MATTERS TO BE CONSIDERED

     At the Vivendi meeting, shareholders will be asked to consider and vote upon the following resolutions:

     FIRST EXTRAORDINARY RESOLUTION

     The extraordinary shareholders' meeting has determined to approve all the terms and conditions of the combination of Vivendi with Seagram and CANAL+, which have been summarized in the report of the board of directors to the extraordinary shareholders' meeting.

     SECOND EXTRAORDINARY RESOLUTION

     The extraordinary shareholders' meeting, having taken note of the reports of the board of directors and of the merger auditor, has determined to approve the merger of Vivendi into its wholly-owned subsidiary Sofiee (which will be renamed Vivendi Universal) with retroactive effect as of January 1, 2000.

     THIRD EXTRAORDINARY RESOLUTION

     The extraordinary shareholders' meeting takes note of the immediate dissolution of Vivendi resulting from its merger into Sofiee.

     FOURTH AND FIFTH EXTRAORDINARY RESOLUTIONS

     The extraordinary shareholders' meeting authorizes the board of directors to verify that the conditions precedent to the merger transactions have been satisfied and to execute any additional agreements and take any action required to consummate the merger of Vivendi into Vivendi Universal.

INFORMATION CONCERNING VOTING

     If you are a holder of Vivendi ordinary shares, to be admitted to the meeting, you must either hold Vivendi ordinary shares in registered form, or, if you hold the shares in bearer form (including through a French financial intermediary or a U.S. custodian that holds the shares through a French financial intermediary), present proof of identity and an ownership certificate issued by an accredited French financial intermediary at least five days before the Vivendi meeting. You may vote in person at the meeting, by proxy or by mail. Under French law, a shareholder can give a proxy only to a spouse or to another shareholder, or the shareholder may sign and return a blank proxy. If you sign and return a blank proxy, your votes will be cast in favor of the resolutions. Under French law, you may also vote by mail using a form for voting by mail (formulaire de vote par correspondance) included on your voting instruction card. Voting by mail is different from voting by proxy because (1) when you vote by mail, you vote your shares directly and (2) if you send in a blank form for voting by mail, your shares will be voted against the resolutions proposed by the board of directors, whereas if you send in a blank proxy form, the chairman of the shareholders' meeting will vote the blank proxy in favor of the resolutions proposed by the board of directors.

     A shareholder that is a corporation must be represented at the meeting by its legal representative. The legal representative may delegate the corporation's right to vote by granting a power of attorney in a form obtained from Vivendi. Under the French commercial code, shares held by entities controlled directly or indirectly by Vivendi do not have voting rights.

     If you hold Vivendi ordinary shares in registered form, you will receive notice of the meeting, including the agenda for the meeting and a copy of the resolutions that will be submitted to the meeting. A French prospectus that is different from this document has also been prepared in accordance with French stock exchange regulations. Any shareholder may obtain a copy of the French prospectus and other documents, including the report of the board of directors to the shareholders' meeting, by contacting Vivendi at 33 (1) 71 71 10 00 (Direction Juridique) or by addressing a request to Vivendi, 42 avenue de Friedland, 75380 Paris Cedex 08, France or to BNP Paribas, Services Assemblees, CETT/ATN, 8, rue de Sofia, 75018 Paris, France. If you hold Vivendi ordinary shares in bearer form, you may obtain all these documents by contacting Vivendi or BNP Paribas as described above.

     Vivendi ADS holders may vote by using the enclosed voting instruction card. Vivendi ADS holders that wish to vote the Vivendi ordinary shares underlying their ADSs directly and attend the meeting must surrender their ADRs and withdraw the ordinary shares, and pay the taxes, governmental charges and fees of the depositary, all in accordance with the terms of the current deposit agreement, in order to become registered owners of the Vivendi ordinary shares underlying their ADSs prior to November [ ], 2000.

QUORUM AND REQUIRED VOTE

     Under the French commercial code and Vivendi's statuts, persons who hold at least one-third of a company's outstanding voting rights must be present at an extraordinary meeting in person or vote by mail or by proxy to fulfill the quorum requirements for the meeting. The meeting will be adjourned if a quorum is not present. At an extraordinary meeting resumed after adjournment, at least one-fourth of a company's outstanding voting rights must be present in person or must vote by mail or by proxy. At a meeting resumed after adjournment, only questions that were on the agenda of the adjourned meeting may be discussed and voted upon.

     Each Vivendi ordinary share and every five Vivendi ADSs will entitle the holder to cast one vote on each matter that properly comes before the Vivendi meeting, subject to the exceptions described under "Comparison of Shareholders' Rights -- Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions." The affirmative vote of two-thirds of the votes cast by Vivendi shareholders represented at the meeting is required to approve the resolutions necessary to complete the merger transactions. The effectiveness of each extraordinary resolution is conditioned upon the approval of each other extraordinary resolution.

VOTING BY HOLDERS OF VIVENDI ADSS; RECORD DATE

     Holders of Vivendi ADSs as of November 1, 2000, the record date for Vivendi ADSs, are entitled to notice of the meeting, and may vote the Vivendi ordinary shares underlying Vivendi ADSs at the meeting in one of two ways:

     - by properly completing, signing and dating the enclosed voting instruction card and returning it in the enclosed postage-paid envelope to the depositary by no later than November [ ], 2000; a holder of Vivendi ADSs may cause the depositary to vote the ordinary shares underlying the ADSs in the manner prescribed in the voting instruction card (as more fully described below); or

     - a holder of Vivendi ADSs may elect to surrender its ADRs and withdraw the ordinary shares in accordance with the terms of the deposit agreement and may attend the meeting and vote the ordinary shares in person.

     The significant differences between these two alternatives are as follows:

     - a holder of Vivendi ADSs will not be entitled to attend the meeting in person but must instead instruct the depositary to vote the ordinary shares underlying the ADSs;

     - a holder of Vivendi ADSs will not have the opportunity to consider or vote on any matters that may be presented at the meeting other than those described in this joint proxy statement-prospectus or any further solicitation made by Vivendi; and

     - a holder of Vivendi ADSs is not entitled to present proposals at the meeting for consideration at the meeting.

     Assuming the meeting is held on December [ ], 2000 a holder of ordinary shares must actually be the registered holder of the ordinary shares on December [ ], 2000 (and hold those shares through the date of the meeting). Therefore, holding Vivendi ordinary shares on December [ ], 2000 will not be sufficient to entitle a holder to attend or vote at the meeting.

     Voting Through the Depositary

     Upon receipt by the depositary of a properly completed voting instruction card on or before November [ ], 2000, the depositary will, insofar as practicable and permitted under applicable provisions of French law and Vivendi's statuts, vote or cause to be voted the Vivendi ordinary shares underlying the Vivendi ADSs in accordance with any non-discretionary instructions set forth on the voting instruction card. With respect to voting instruction cards that are signed but on which no voting instructions have been indicated, the depositary will vote or cause to be voted the Vivendi ordinary shares in favor of proposals recommended by Vivendi's board of directors and against proposals opposed by Vivendi's board of directors.

     The depositary will not vote, cause to be voted or attempt to exercise the right to vote that is attached to Vivendi ADSs if the voting instruction card with respect to the ADSs is incorrectly completed or illegible. The depositary will take no action to impair its ability to vote or cause to be voted the number of ordinary shares necessary to carry out the instructions of all holders of Vivendi ADSs.

     Voting Ordinary Shares

     Under French law and Vivendi's statuts, only (1) shareholders holding registered ordinary shares at least one calendar day prior to the date of a shareholders' meeting and (2) shareholders holding bearer ordinary shares that have delivered to BNP-Paribas, Services Assemblees, CETT/ATN, 8, rue de Sofia, 75018 Paris, France, at least one day before the Vivendi meeting, proof of identity and an ownership certificate issued by an accredited French financial intermediary stating that their shares have not been transferred before the date of the meeting may vote the ordinary shares and attend the meeting. Therefore, in order for a holder of Vivendi ADSs to attend the meeting and vote the ordinary shares, the holder must first become a registered owner of ordinary shares underlying the Vivendi ADSs. To accomplish this, Vivendi ADS holders must deliver, on or before November [ ], 2000, their ADRs to the depositary for cancellation and pay the fee provided for in the deposit agreement. The depositary will then request that the Paris office of BNP-Paribas, as custodian of the Vivendi ordinary shares underlying the Vivendi ADSs, register the holder in the Vivendi share register. The depositary will also ask the custodian to make arrangements to allow the holder to vote at the extraordinary meeting. The custodian will not permit any transfer of the ordinary shares during the "blocked period" of December [ ], 2000 to December [ ], 2000.

RECEIPT DATE

     The depositary must receive the voting instruction card on or before November [ ], 2000 in order to vote the Vivendi ordinary shares underlying the Vivendi ADSs in accordance with the instructions set forth on the voting instruction card.

REVOCABILITY OF VOTING INSTRUCTIONS

     All Vivendi ADS holders entitled to vote and represented by properly executed voting instruction cards received prior to November [ ], 2000, and not revoked, will be voted at the meeting in accordance with the instructions indicated on those voting instruction cards. Any voting instructions given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A voting instruction may be revoked by filing with the depositary a written notice of revocation or a duly executed voting instruction card, in either case dated later than the prior voting instruction card relating to the same Vivendi ADSs and received by the depositary prior to November [ ], 2000. Holders of Vivendi ordinary shares can revoke their proxies by notifying Vivendi at 42, avenue de Friedland, 75380 Paris Cedex 08, France no later than December [ ], 2000.

PRINCIPAL SHAREHOLDERS

     Vivendi is not directly or indirectly owned or controlled by another corporation or by any governmental authority. On September 29, 2000, approximately 605,945,528 Vivendi ordinary shares were outstanding and entitled to cast a total of 625,766,147 votes at the meeting. These shares were held by more than 700,000 shareholders.

     To the best of Vivendi's knowledge, it has no shareholders whose beneficial ownership represents 5% or more of its share capital or voting rights. The total number of shares owned by Vivendi's officers and directors and executive officers as a group (24 persons) represented less than one percent of Vivendi's outstanding shares and less than one percent of its voting shares as of September 29, 2000. Pursuant to Vivendi's statuts, each of its directors must own at least 750 of its shares.

MATTERS TO BE APPROVED AT THE VIVENDI UNIVERSAL MEETING

     By the time of the Vivendi meeting, Vivendi, as the sole shareholder of Vivendi Universal, will have approved resolutions relating to the following matters at a shareholder meeting of Vivendi Universal including:

     - the approval of the merger of Vivendi into Vivendi Universal;

     - the approval of the merger of CANAL Holdco into Vivendi Universal;

     - the election of a new board of directors, including five members from Seagram's board of directors; and

     - the amendment of Vivendi Universal's statuts in accordance with the merger agreement and related agreements.

SOLICITATION OF PROXIES

     BY USE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, VIVENDI'S BOARD OF DIRECTORS IS SOLICITING PROXIES TO BE USED AT THE VIVENDI MEETING. Seagram and Vivendi will share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. Vivendi and CANAL+ have retained Innisfree M&A Incorporated, for reasonable and customary fees plus additional charges related to telephone calls and other services, to assist in the solicitation of proxies from their respective shareholders.

                               THE CANAL+ MEETING

DATE, TIME AND PLACE OF THE MEETING

     This joint proxy statement-prospectus is being furnished in connection with the solicitation of voting instructions cards by CANAL+'s board of directors for use at the CANAL+ meeting to be held:

                              December [  ], 2000
                              11 a.m., French time
                                 UGC Normandie
                         116, avenue des Champs Elysees
                              75008 Paris, France

MATTERS TO BE CONSIDERED

     At the CANAL+ meeting, shareholders will be asked to consider and vote upon resolutions on the following matters:

     Extraordinary Resolutions

     - approval of the contribution by CANAL+ to CANAL+ Distribution, a wholly-owned subsidiary of CANAL+, of the distribution and marketing business associated with CANAL+'s French premium pay television channel;

     - approval of the contribution by CANAL+ to CANAL+ Regie, a wholly-owned subsidiary of CANAL+, of the business of selling advertising on pay television channels;

     - approval of the contribution by CANAL+ to Canal Holdco of the "transferred businesses," meaning all the shares of CANAL+ Distribution and CANAL+ Regie and all its other businesses except for its French premium pay television channel, in the context of the combination of CANAL+ with Seagram and Vivendi; and approval of the distribution to CANAL+ shareholders of the shares of Canal Holdco received by CANAL+ in consideration of the contribution of the transferred businesses, subject to shareholder approval of the merger of Canal Holdco into Vivendi Universal; and

     - authorization for CANAL+ to cancel ordinary shares of CANAL+ that CANAL+ may have acquired.

     Ordinary Resolution

     - approval of a share repurchase program to replace CANAL+'s currently authorized program, with a price based on the market price of CANAL+'s ordinary shares after the completion of the merger transactions.

INFORMATION CONCERNING VOTING

     If you are a holder of CANAL+ ordinary shares, to be admitted to the meeting, you must either hold CANAL+ ordinary shares in registered form or, if you hold the shares in bearer form (including through a French financial intermediary or a U.S. custodian that holds the shares through a French financial intermediary), present proof of identity and an ownership certificate issued by an accredited French financial intermediary at least five days before the CANAL+ meeting. You may vote in person at the meeting, by proxy or by mail. Under French law, a shareholder can give a proxy only to a spouse or to another shareholder, or the shareholder may sign and return a blank proxy. If you sign and return a blank proxy, your votes will be cast in favor of the resolutions. Under French law, you may also vote by mail using a form for voting by mail (formulaire de vote par correspondance) included on your voting instruction card. Voting by mail is different from voting by proxy because (1) when you vote by mail, you vote your shares directly and (2) if you send in a blank form for voting by mail, your shares will be voted against the resolutions proposed by the board of directors, whereas if you send in a blank proxy form, the chairman of the shareholders' meeting will vote the blank proxy in favor of the resolutions proposed by the board of directors.

     A CANAL+ shareholder that is a corporation must be represented at the meeting by its legal representative. The legal representative may delegate the corporation's right to vote by granting a power of attorney in a form obtained from CANAL+. Under the French commercial code, shares held by entities controlled directly or indirectly by CANAL+ do not have voting rights.

     If you hold CANAL+ ordinary shares in registered form, you will receive notice of the meeting, including the agenda for the meeting and a copy of the resolutions that will be submitted to the meeting. A French prospectus that is different from this document has also been prepared in accordance with French stock exchange regulations. Any shareholder may obtain a copy of the French prospectus and other documents, including the report of the board of directors to the shareholders' meeting, by contacting CANAL+ at 33 (1) 44 25 1000, Direction des Relations avec les Actionnaires, or by addressing a request to CANAL+, Direction des Affaires Juridiques, 85/89 quai Andre Citroen, 75015 Paris, France or to Societe Generale, Service Assemblees, 32, rue du champ de Tir, BP 81236, 44312 Nantes Cedex 3, France. If you hold CANAL+ ordinary shares in bearer form, you may obtain all these documents by contacting CANAL+ or Societe Generale as described above.

     CANAL+ ADS holders may vote by using the enclosed voting instruction card. CANAL+ ADS holders that wish to vote the CANAL+ ordinary shares underlying their ADSs directly and attend the meeting must surrender their ADRs and withdraw the ordinary shares, and pay the taxes, governmental charges and fees of the depositary, all in accordance with the terms of the deposit agreement, in order to become registered owners of the CANAL+ ordinary shares underlying their ADSs prior to November [ ], 2000.

QUORUM AND REQUIRED VOTE

     Under the French commercial code, persons who hold at least one-third of a company's outstanding voting rights must be present at an extraordinary shareholders' meeting in person or vote by mail or by proxy to fulfill the quorum requirements for the shareholders' meeting. The meeting will be adjourned if a quorum is not present. At an extraordinary meeting resumed after adjournment, at least one-fourth of a company's outstanding voting rights must be present in person or must vote by proxy. At a meeting resumed after adjournment, only questions that were on the agenda of the adjourned meeting may be discussed and voted upon.

     Under the French commercial code, persons who hold at least one-fourth of a company's outstanding voting rights must be present at an ordinary shareholders' meeting in person or vote by mail or by proxy in order to fulfill the quorum requirements for the shareholders' meeting. The meeting will be adjourned if a quorum is not present. At an ordinary meeting resumed after adjournment, no quorum requirements apply.

     Each CANAL+ ordinary share and every five CANAL+ ADSs will entitle the holder to cast one vote on each matter that properly comes before the CANAL+ meeting, subject to the exceptions described under "Comparison of Shareholders' Rights -- Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions." The affirmative vote of two-thirds of the votes cast by CANAL+ shareholders represented at the meeting is required to approve the resolutions necessary to complete the merger transactions and to authorize the cancellation of CANAL+ ordinary shares that CANAL+ may have acquired. The effectiveness of each extraordinary resolution is conditioned upon the approval of each other extraordinary resolution. The affirmative vote of a simple majority of the votes cast by CANAL+ shareholders represented at the meeting is required to approve the resolution relating to a share repurchase program to replace CANAL+'s currently authorized program.

VOTING BY HOLDERS OF CANAL+ ADSs; RECORD DATE

     Holders of CANAL+ ADSs as of November 1, 2000, the record date for CANAL+ ADSs, are entitled to notice of the meeting, and may vote the CANAL+ ordinary shares underlying CANAL+ ADSs at the meeting in one of two ways:

     - by properly completing, signing and dating the enclosed voting instruction card and returning it in the enclosed postage-paid envelope to the depositary by no later than November [ ], 2000; a holder of CANAL+ ADSs may cause the depositary to vote the ordinary shares underlying the ADSs in the manner prescribed in the voting instruction card (as more fully described below); or

     - a holder of CANAL+ ADSs may elect to surrender their ADRs and withdraw the ordinary shares in accordance with the terms of the deposit agreement and may attend the meeting and vote the ordinary shares in person.

     The significant differences between these two alternatives are as follows:

     - a holder of CANAL+ ADSs will not be entitled to attend the meeting in person but must instead instruct the depositary to vote the ordinary shares underlying the ADSs;

     - a holder of CANAL+ ADSs will not have the opportunity to consider or vote on any matters that may be presented at the meeting other than those described in this joint proxy statement-prospectus or any further solicitation made by CANAL+; and

     - a holder of CANAL+ ADSs is not entitled to present proposals at the meeting for consideration at the meeting.

     A holder of ordinary shares must actually be the registered holder of the ordinary shares on December [ ], 2000 (and hold those ordinary shares through the date of the meeting). Therefore, holding CANAL+ ADSs (or CANAL+ ordinary shares) on December [ ], 2000 will not be sufficient to entitle a holder to attend or vote at the meeting.

     Voting Through the Depositary

     Upon receipt by the depositary of a properly completed voting instruction card on or before November [ ], 2000, the depositary will, insofar as practicable, vote or cause to be voted the number of CANAL+ ordinary shares underlying the CANAL+ ADSs in accordance with the instructions provided in the voting instruction card. If you do not send in a voting instruction card, the depositary will vote or cause to be voted the shares underlying the CANAL+ ADSs in favor of the resolutions agreed to by CANAL+'s board of directors.

     The depositary will not vote, cause to be voted or attempt to exercise the right to vote that is attached to CANAL+ ADSs if the voting instruction card with respect to the ADSs is incorrectly completed or illegible. The depositary will take no action to impair its ability to vote or cause to be voted the number of ordinary shares necessary to carry out the instructions of all holders of CANAL+ ADSs.

     Voting Ordinary Shares

     Under French law and CANAL+'s statuts, only (1) shareholders holding registered ordinary shares at least five calendar days prior to the date of a shareholders' meeting and (2) shareholders holding bearer ordinary shares that have delivered to Societe Generale, Service Assemblees, 32, rue du Champ de Tir, BP 81236, 44312 Nantes Cedex 3, France, at least five days before the CANAL+ meeting, proof of identity and an ownership certificate issued by an accredited French financial intermediary stating that their shares have not been transferred before the date of the meeting may vote the ordinary shares and attend the meeting. Therefore, in order for a holder of CANAL+ ADSs to attend the meeting and vote the ordinary shares, the holder must first become a registered owner of ordinary shares underlying the CANAL+ ADSs. To accomplish this, CANAL+ ADS holders must deliver, on or before November 28, 2000, their ADRs to the depositary for cancellation and pay the fee provided for in the deposit agreement. The depositary will then request that the Paris office of Credit Lyonnais, as custodian of the CANAL+ ordinary shares underlying the CANAL+ ADSs, register the holder in the CANAL+ share register. The depositary will also ask the custodian to make arrangements to allow the holder to vote at the meeting. The custodian will not permit any transfer of the ordinary shares during the "blocked period" of December 4, 2000 to December 6, 2000.

RECEIPT DATE

     The depositary must receive the voting instruction card on or before November 28, 2000 in order to vote the CANAL+ ordinary shares underlying the CANAL+ ADSs in accordance with the instructions set forth on the voting instruction card.

REVOCABILITY OF VOTING INSTRUCTIONS

     All CANAL+ ADS holders entitled to vote and represented by properly executed voting instruction cards received prior to November 28, 2000, and not revoked, will be voted at the meeting in accordance with the instructions indicated on those voting instruction cards. Any voting instructions given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A voting instruction may be revoked by filing with the depositary a written notice of revocation or a duly executed voting instruction card, in either case dated later than the prior voting instruction card relating to the same CANAL+ ADSs and received by the depositary prior to November 28, 2000. Holders of CANAL+ ordinary shares can revoke their proxies by notifying CANAL+ at [CANAL+, Services Juridiques, 85/89 quai Andre Citroen, 75015 Paris,
France no later than [            ], 2000.

PRINCIPAL SHAREHOLDERS

     On September 30, 2000, approximately 126,359,868 CANAL+ ordinary shares were outstanding and entitled to cast a total of 125,819,314 votes at the meeting.

     To the best of CANAL+'s knowledge, it has no shareholders whose beneficial ownership represents 5% or more of its share capital or voting rights, other than Vivendi and Vivendi's wholly-owned subsidiary Vivendi Universal, which together own approximately 49% of CANAL+. Vivendi has agreed in the merger agreement to vote its CANAL+ shares in favor of the Vivendi/CANAL+ transactions. The total number of shares owned by CANAL+'s officers and directors and executive officers who are natural persons as a group (12 persons) represented less than 1% of CANAL+'s outstanding shares and less than 1% of its voting shares as of September 30, 2000. Pursuant to CANAL+'s statuts, each of its directors must own at least one of its shares.

                    CHAPTER THREE -- THE MERGER TRANSACTIONS

                            STRUCTURE AND BACKGROUND

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER TRANSACTIONS

     TREATMENT OF SEAGRAM COMMON SHARES

     In the arrangement, each Seagram common share will be exchanged for a number of Vivendi Universal ADSs, or, in the case of Seagram common shares held by electing Canadian residents, exchangeable shares and Vivendi Universal voting rights, determined pursuant to the exchange ratio set forth in the plan of arrangement. The plan of arrangement defines "exchange ratio" as the number (rounded to the nearest 1/10,000) determined by dividing U.S.$77.35 by the average (rounded to the nearest one hundredth of a cent) of the daily closing prices for Vivendi ordinary shares on the Paris Bourse (as published by the SBF-Bourse de Paris and as converted into U.S. dollars at the noon buying rate) during the 20 consecutive trading days ending on the third complete trading day prior to the completion of the arrangement. However, the exchange ratio will in no event be less than 0.6221 or greater than 0.8000. The exchange ratio will be adjusted to reflect fully the effect of any stock split, stock dividend, consolidation, reorganization or similar event with respect to Vivendi shares or Seagram common shares effected before the completion of the arrangement, other than the Vivendi/CANAL+ transactions. In addition, the number of exchangeable shares and Vivendi Universal voting rights is subject to adjustment in limited circumstances, as described under "Merger Transaction Steps -- Limitation on Number of Exchangeable Shares and Vivendi Universal Voting Rights."

     TREATMENT OF VIVENDI ORDINARY SHARES

     In the merger of Vivendi into Vivendi Universal, each Vivendi ordinary share will be exchanged for one Vivendi Universal ordinary share.

     TREATMENT OF VIVENDI ADSs

     Vivendi will enter into an amendment of its deposit agreement with the depositary to provide that upon the completion of the merger transactions, the depositary will call for the surrender of outstanding Vivendi ADRs to exchange them for new Vivendi Universal ADRs that will be issued pursuant to the amended deposit agreement.

     Each Vivendi Universal ADS issued in the merger transactions will represent one Vivendi Universal ordinary share, unlike each Vivendi ADS, which represents one-fifth of a Vivendi ordinary share. Because in the merger transactions holders of Vivendi ordinary shares will be entitled to receive one Vivendi Universal ordinary share for each Vivendi ordinary share they hold, holders of Vivendi ADSs will receive one Vivendi Universal ADS for every five Vivendi ADSs they hold.

     TREATMENT OF CANAL+ ORDINARY SHARES

     In the merger transactions, holders of CANAL+ ordinary shares will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share they hold. Each CANAL+ ordinary share will remain outstanding as a CANAL+ ordinary share.

     TREATMENT OF CANAL+ ADSs

     Each Vivendi Universal ADS issued in the merger transactions will represent one Vivendi Universal ordinary share, unlike each CANAL+ ADS, which currently represents one-fifth of a CANAL+ ordinary share. In the merger transactions, holders of CANAL+ ordinary shares will retain those shares and will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share they hold. Holders of CANAL+ ADSs will receive two Vivendi Universal ADSs for every five CANAL+ ADSs they hold. In addition, they will retain their CANAL+ ADSs.

     FRACTIONAL VIVENDI UNIVERSAL ADSS RESULTING FROM ADR EXCHANGES

     In the event the exchanges of ADRs in respect of Vivendi ADSs or CANAL+ ADSs described above would otherwise result in the issuance of fractional Vivendi Universal ADSs, the depositary will sell the amount of Vivendi Universal shares represented by the aggregate of those fractions and distribute the net proceeds to holders of Vivendi ADSs and CANAL+ ADSs (net of expenses and withholding taxes) in proportion to the fractional Vivendi Universal ADSs otherwise issuable to those holders.

     FRACTIONAL VIVENDI UNIVERSAL ADSS OR EXCHANGEABLE SHARES RESULTING FROM THE ARRANGEMENT

     In the event the exchanges of Seagram common shares for Vivendi Universal ADSs or exchangeable shares described above would otherwise result in the issuance of fractional Vivendi Universal ADSs or exchangeable shares, the exchange agent will sell the amount of Vivendi Universal ADSs and exchangeable shares represented by the aggregate of those fractions and distribute the proceeds to holders (net of expenses and withholding taxes) in proportion to the fractional Vivendi Universal ADSs and fractional exchangeable shares, respectively, otherwise issuable to those holders.

MERGER TRANSACTION STEPS

     THE FOLLOWING DESCRIPTIONS OF THE MERGER TRANSACTIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE TRANSACTION AGREEMENTS THAT ARE ATTACHED AS ANNEXES OR EXHIBITS TO THIS JOINT PROXY-STATEMENT PROSPECTUS. WE URGE YOU TO READ THE FULL TEXT OF THESE AGREEMENTS.

     THE VIVENDI/CANAL+ TRANSACTIONS

     Existing Corporate Structure

     As of the date of this joint proxy statement-prospectus, Vivendi is the holder of all of the Vivendi Universal shares. Vivendi also directly holds approximately 15% of the outstanding CANAL+ shares, and Vivendi Universal directly holds approximately 34% of the outstanding CANAL+ shares. The remainder of the outstanding CANAL+ shares are held publicly.

     Merger of Vivendi and Vivendi Universal

     Vivendi will contribute its CANAL+ shares to Vivendi Universal, and, as a result, Vivendi Universal will directly hold approximately 49% of the outstanding CANAL+ shares. Vivendi will then merge into Vivendi Universal, with Vivendi Universal continuing as the surviving entity.

     Separation of CANAL+'s Businesses

     After the merger of Vivendi into Vivendi Universal, CANAL+'s businesses will be separated into two parts, the French premium pay television channel business and the transferred businesses. See "The Vivendi Parties and CANAL+ -- CANAL+" for a description of these businesses. The separation will be accomplished under the contribution agreements, which will provide that CANAL+ will contribute the distribution and marketing business associated with its French pay television channel to CANAL+ Distribution and will contribute the business of selling advertising on pay television channels to CANAL+ Regie. CANAL+ will then contribute all the shares of CANAL+ Distribution and CANAL+ Regie and the other transferred businesses to Canal Holdco, and Canal Holdco will contribute all those shares and the other transferred businesses, other than the Internet business, which it will retain, to its wholly-owned subsidiary Groupe CANAL+. CANAL+ will retain the French premium pay television channel business.

     Merger of Vivendi Universal and Canal Holdco

     After the merger of Vivendi into Vivendi Universal and as part of the separation of CANAL+'s businesses, CANAL+ will distribute all the Canal Holdco shares to its shareholders on a pro rata basis, subject to shareholder approval of the merger of Canal Holdco into Vivendi Universal. As a result, Vivendi Universal will receive approximately 49% of the outstanding Canal Holdco shares, the remainder being distributed to the public shareholders of CANAL+. Immediately after the distribution of Canal Holdco shares, Vivendi Universal will merge with Canal Holdco, with Vivendi Universal continuing as the surviving entity. As a result of this merger, Vivendi Universal will hold 100% of the Groupe CANAL+ shares, and the Canal Holdco shares distributed to the public shareholders of CANAL+ will be exchanged for Vivendi Universal shares according to an exchange ratio of two Vivendi Universal ordinary shares for each CANAL+ ordinary share they own. The CANAL+ shareholders will also retain their existing shares in CANAL+.

     Contribution of CANAL+ Shares to Groupe CANAL+

     Immediately after the merger between Vivendi Universal and Canal Holdco, the contribution by Vivendi Universal to Groupe CANAL+ of all of its 49% interest in CANAL+ will become effective.

     Effect of Vivendi/CANAL+ Transactions

     After the completion of all the Vivendi/CANAL+ transactions, Vivendi Universal will hold 100% of CANAL+'s transferred businesses through its 100% interest in Groupe CANAL+, which, in turn, will hold 49% of the French premium pay television channel business through its 49% interest in CANAL+. Although the Vivendi/CANAL+ transactions are described in the sequence in which they will occur as a legal matter, they are in fact expected to occur effectively simultaneously, and it will be a condition to each aspect of the Vivendi/CANAL+ transactions that the steps necessary to implement all of those transactions have taken place and that the arrangement be completed simultaneously.

     THE ARRANGEMENT

     Upon the issuance of a certificate of arrangement pursuant to the CBCA as described under
"-- Court Approval of the Arrangement and Completion of the Merger
Transactions":

     - each Seagram common share, other than:

        -- elected shares, as described below;

        -- Seagram common shares held by shareholders that dissent in respect of the arrangement resolution in compliance with the requirements described under "The Shareholder Meetings -- The Seagram
           Meeting -- Dissenting Shareholder Rights" and that are ultimately entitled to be paid the fair value of their Seagram common shares in cash; and

        -- Seagram common shares, if any, held by Vivendi Universal or any of its affiliates,

      will be automatically transferred by its holder, without any act or formality by the holder, to Vivendi Universal Holdings, a wholly-owned Canadian subsidiary of Vivendi Universal, in exchange for a number of Vivendi Universal ADSs determined pursuant to the exchange ratio; and

     - each elected share will be automatically transferred by its holder, without any act or formality by the holder, to Vivendi Universal Exchangeco in exchange for:

        -- a number of exchangeable shares determined pursuant to the exchange ratio, subject to the limitations set forth under "-- Limitation on Number of Exchangeable Shares and Vivendi Universal Voting Rights"; and

        -- a number of Vivendi Universal voting rights (which will be held by a custodian for and on behalf of such holder as described under "Securities -- Description of Vivendi Universal Voting
           Rights -- Custody Agreement") equal to that number of exchangeable shares.

     "Elected shares" are Seagram common shares with respect to which their holders have elected to receive exchangeable shares, in lieu of Vivendi Universal ADSs, in exchange for those Seagram common shares in accordance with the procedures set forth under "The Shareholder Meetings -- The Seagram Meeting -- Procedures for Exchange of Share Certificates by Seagram Shareholders."

     THE RIGHT TO ELECT TO RECEIVE EXCHANGEABLE SHARES WILL BE AVAILABLE ONLY TO REGISTERED HOLDERS OF SEAGRAM COMMON SHARES THAT ARE, OR THAT HOLD SEAGRAM COMMON SHARES ON BEHALF OF, RESIDENTS OF CANADA FOR PURPOSES OF THE INCOME TAX ACT (CANADA) (CANADIAN TAX ACT) OR PARTNERSHIPS ANY MEMBER OF WHICH IS A RESIDENT OF CANADA FOR PURPOSES OF THE CANADIAN TAX ACT. TO EXERCISE THIS RIGHT, A HOLDER MUST SUBMIT THE LETTER OF TRANSMITTAL AND ELECTION FORM SENT WITH THIS JOINT PROXY STATEMENT-PROSPECTUS, PROPERLY COMPLETED AND DULY EXECUTED, TOGETHER WITH THE HOLDER'S SEAGRAM COMMON SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, TO THE EXCHANGE AGENT AT THE APPROPRIATE ADDRESS LISTED IN THE LETTER OF TRANSMITTAL AND ELECTION FORM BEFORE 5:00 P.M. EASTERN TIME ON
[            ], 2000, THE DATE THAT IS THREE BUSINESS DAYS BEFORE THE DATE OF
THE SEAGRAM MEETING. A HOLDER MAY EXERCISE THIS RIGHT WITH RESPECT TO ALL OR ANY PORTION OF THE HOLDER'S SEAGRAM COMMON SHARES.

     Any Canadian resident Seagram shareholder whose shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary and that wishes to receive exchangeable shares should contact that intermediary for instructions and assistance in making its election and in delivering share certificates representing those Seagram common shares.

     LIMITATION ON NUMBER OF EXCHANGEABLE SHARES AND VIVENDI UNIVERSAL VOTING RIGHTS

     The plan of arrangement provides that no more than 97 million exchangeable shares and Vivendi Universal voting rights may be issued in exchange for elected shares. In the event that Canadian resident Seagram shareholders elect to receive in the aggregate more than 97 million exchangeable shares and Vivendi Universal voting rights:

     - 97 million exchangeable shares will be issued pro rata to the shareholders electing to receive them in exchange for all the Seagram common shares with respect to which those elections were made. Each recipient of exchangeable shares will receive one Vivendi Universal voting right for each exchangeable share received, which will result in each holder of exchangeable shares having fewer votes with respect to Vivendi Universal than if that holder had elected to receive Vivendi Universal ADSs in the arrangement; and

     - the number of Vivendi Universal ADSs receivable upon the exchange of each exchangeable share will be increased to be equal to a fraction the numerator of which is the number of exchangeable shares that would have been received by all holders if there were no maximum number of exchangeable shares and the denominator of which is 97 million. The terms of the exchangeable shares will provide that this increase will be taken into account in order to maintain the economic equivalence of the dividends and distributions on the exchangeable shares and the dividends and distributions on the Vivendi Universal ADSs for which they are exchangeable. In the case of cash dividends payable on Vivendi Universal ADSs, a corresponding cash dividend will be payable on the exchangeable shares in an amount per exchangeable share equal to the dividend on the Vivendi Universal ADSs multiplied by a factor that will initially be the fraction described above, subject to upward adjustment in limited circumstances.

     Vivendi and Seagram do not anticipate that Seagram shareholders will elect to receive more than 97 million exchangeable shares and Vivendi Universal voting rights.

BACKGROUND OF THE MERGER TRANSACTIONS

     Edgar Bronfman, Jr., Seagram's president and chief executive officer, routinely meets with executives of other entertainment and media companies to discuss developments in the industry. In that connection, in October 1999, Jean-Marie Messier, Vivendi's chairman and chief executive officer, and Mr. Bronfman had a breakfast meeting in Paris at which they discussed a variety of topics related to their businesses, including the Internet. At that meeting they did not discuss the possibility of combining their businesses.

     At a regularly scheduled meeting on February 9, 2000, Seagram's board of directors invited Seagram's senior management to discuss the impact of industry developments on Seagram's growth strategies with the assistance of Goldman Sachs, which has provided financial advisory services to Seagram from time to time in the past. Among these developments is the fact that, during the past few years, the entertainment and media industry has undergone a major consolidation in which companies with varied product offerings and distribution capabilities are increasingly joining forces in transactions designed to capitalize on cross-promotion opportunities among brands and to build the scale and resources necessary to invest in new media technologies.

     In mid-February 2000, Messrs. Messier and Pierre Lescure, CANAL+'s chairman and chief executive officer, asked Mr. Bronfman to meet with them in New York to initiate steps to explore the possibility of combining their businesses. On February 25 and 26, senior executives of Vivendi, Seagram and CANAL+, including Messrs. Messier, Bronfman and Lescure, Guillaume Hannezo, Vivendi's chief financial officer, and Brian C. Mulligan, Seagram's executive vice president and chief financial officer, made presentations regarding their respective businesses.

     During this period, Mr. Bronfman also held preliminary discussions with a number of other potential strategic partners that had contacted Mr. Bronfman about possible strategic combinations. None of those discussions progressed beyond the preliminary stages and none of them involved substantive valuation discussions.

     In conjunction with the initial discussions among the parties, Vivendi and Seagram began consulting their financial and legal advisors about various issues. The companies instructed their advisors jointly to attempt to develop structures for a stock-for-stock business combination that would provide tax-free treatment and voting rights for Seagram shareholders. During March, the companies and their advisors discussed various structures for a potential business combination, including structures that involved only Vivendi and Seagram as well as structures that also involved CANAL+. On March 22, 2000, Mr. Messier made a presentation regarding the businesses of Vivendi and CANAL+ to members of the Bronfman family at Seagram's offices in New York. Executives of all three companies were in attendance. These meetings were highly preliminary, as structural issues remained unresolved and valuation issues had not yet been addressed.

     At a regularly scheduled meeting of Seagram's board of directors on March 28, 2000, which was continued on March 29, 2000, Seagram's senior management conducted a comprehensive overview of Seagram's strategic objectives, including a review of its progress to date, an assessment of recent industry developments and an outline of available alternatives to achieve growth. The board also considered potential impediments to growth in the absence of a strategic transaction, including Seagram's scale relative to its primary competitors and the substantial resources required to develop new media distribution technologies. As part of this review, Mr. Bronfman briefed the board on the status of his discussions with various potential strategic partners, including Vivendi and CANAL+. No specific proposals were presented to or acted upon by the board at this meeting, but it was the consensus of Seagram's board that Mr. Bronfman should continue to be receptive to exploring possible strategic combinations.

     During April 2000, the parties and their respective advisors began discussions regarding the structure and mechanics of potential exchange ratios that could be used in a possible business combination, but did not specifically address valuation. Also during April 2000, Seagram executives made presentations to Vivendi's executives and advisors regarding the operations of Seagram's various divisions.

     On April 24, 2000, Messrs. Messier, Bronfman, Hannezo and Mulligan, together with their respective financial advisors, met to discuss the potential business combination, its strategic rationale and possible exchange ratios. Possible exchange ratios of two Vivendi Universal shares for each CANAL+ share and two-thirds of a Vivendi Universal share for each Seagram share were discussed. At this time, Messrs. Bronfman and Mulligan and Seagram's financial advisors also sought price protection in the form of a collar, but no specific proposals for a collar were discussed. The parties did not reach an agreement with respect to a business combination that could be proposed to their respective boards of directors and decided to suspend their discussions.

     Following several conference calls between the parties' financial advisors, Vivendi's and Seagram's chief financial officers spoke on May 5, 2000, during which call the parties decided to renew discussions to revisit whether an agreement on a business combination could be reached. On May 16, 2000, the parties and their financial advisors met in New York to discuss the possible benefits of a business combination.

     At a meeting in New York on June 2, 2000, that included Vivendi's and Seagram's chief financial officers and the parties' legal and financial advisors, the parties agreed to the general framework of a final structure for a possible business combination, subject to confirmatory review of legal and regulatory matters. Vivendi and Seagram determined at this point that any transaction would also involve CANAL+, although the terms of the Vivendi/CANAL+ transactions were not addressed. In addition, a timetable for completing mutual due diligence was agreed. At this meeting, however, the parties did not reach agreement on a number of key decisions concerning the business combination:

     - the exchange ratio;

     - the extent to which the parties could consider alternative transactions, including the ability of the parties to respond to alternative proposals; the obligation of a party to hold its shareholders meeting and give its shareholders the opportunity to vote on the proposed business combination even if its board of directors subsequently were to withdraw its recommendation and support another transaction; the termination events and termination fees; and the terms of any stock option and voting agreements; and

     - governance arrangements of the combined company, including the number of Seagram directors who would be designated to serve on Vivendi Universal's board of directors.

     On June 4, 2000, Vivendi and Seagram entered into a confidentiality agreement, and from June 6, 2000 through June 19, 2000, Vivendi, Seagram, CANAL+ and their respective advisors intensified their due diligence activities and negotiated the terms of the merger agreement and related documents and the terms of the Vivendi/CANAL+ transactions. As part of the negotiations, on June 8, 2000, the parties discussed valuations that would result in exchange ratios of
(1) two Vivendi Universal shares for each CANAL+ share and (2) based on the Vivendi share price at that time, 0.7 Vivendi Universal share for each Seagram share, subject to a collar above and below the Vivendi share price. Vivendi proposed a collar of 10% above and below the Vivendi share price at that time, which was rejected by Seagram in favor of a collar of 12.5%, which Vivendi eventually accepted on June 18, 2000. The parties continued to negotiate the mechanics of the exchange ratio and related collar, including the currency in which the price of Vivendi shares would be determined and the duration of the measurement period for calculating the exchange ratio, until the weekend of June 17 and 18, 2000, when those terms were definitively agreed to.

     On June 13, 2000, various reports began appearing on the news wires and other news sources that the parties were in the final stages of negotiating a business combination. On June 14, 2000, Vivendi and Seagram each issued press announcements confirming that the parties were in negotiations but stating that no agreement had been finalized. The Vivendi announcement further indicated that movements in share prices following those press announcements would not be reflected in any agreement that might be finalized.

     On June 17, 2000, Seagram's board of directors met at Seagram's offices to receive an update from Seagram's senior management regarding the status of discussions with Vivendi and CANAL+ and an overview of the proposed merger transactions and the strategic reasons for the proposed transactions from Mr. Bronfman. At this meeting, Seagram's financial advisors reviewed with the board the principal financial terms of the proposed merger transactions as had been agreed upon as a basis for a transaction, including the exchange ratio, and provided an assessment of the possible impact of an announcement of the proposed transactions on the market price of Vivendi's shares. Seagram's outside legal advisors reviewed the fiduciary obligations of the Seagram board and provisions of the merger transactions as had been negotiated to that point. Seagram's senior management and advisors also responded to questions from directors.

     On June 18, 2000, Seagram's board of directors convened another special meeting at which Mr. Bronfman and other members of Seagram's senior management reviewed the proposed merger transactions in detail. Seagram's legal advisors provided an overview of the principal terms of the draft merger agreement, option agreement and other transaction documents as well as the principal legal, regulatory and tax issues relating to the proposed merger transactions. At this meeting, Seagram's senior management also reported to the board the results of the financial, accounting and legal due diligence conducted by Seagram's management and advisors, and discussed the potential benefits and risks of the proposed merger transactions in light of, among other factors, its review of the business and financial condition of Vivendi and CANAL+. Seagram's financial advisor, Goldman Sachs, presented a summary of its financial analysis of the proposed merger transactions. The board also reviewed with Seagram's legal advisors the proposed terms of the voting, governance and other arrangements to be entered into by the Bronfman family and considered the matters described under "-- Interests of Directors and Executive Officers in the Merger Transactions." Seagram's senior management and advisors also responded to questions from directors. After discussion, Seagram's board reached a consensus that senior management should continue to negotiate the terms of definitive transaction documentation. The board then agreed to consider the matter further at a meeting the following day.

     Following the June 18, 2000 Seagram board meeting, the parties reached agreement on the principal terms of the definitive transaction documents.

     At a special meeting of Seagram's board of directors on June 19, 2000, the presentations of the prior board meetings were reviewed, and each of Seagram's financial advisors, Goldman Sachs and Morgan Stanley, delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio pursuant to the merger agreement and the plan of arrangement was fair, from a financial point of view, to Seagram shareholders. Upon completing its deliberations, the board unanimously determined that the arrangement was fair to Seagram shareholders and was in the best interests of Seagram, and determined to recommend that Seagram shareholders vote in favor of the arrangement.

     On June 18, 2000, Vivendi's board of directors met in Paris to consider the proposed transactions with the assistance of Vivendi's financial advisor. At this meeting, members of Vivendi's management reviewed the proposed merger transactions with Vivendi's board, including the strategic reasons for the proposed merger transactions, the principal terms of the proposed merger transactions and a financial review of the proposed merger transactions. Vivendi's financial advisor presented Vivendi's board of directors a summary of its analysis on the strategic rationale for and financial analyses related to the proposed merger transactions. Upon completing its deliberations, Vivendi's board of directors unanimously authorized Vivendi's chairman to take all necessary actions to effect the proposed merger transactions and to execute and deliver the merger agreement and related agreements.

     On June 19, 2000, CANAL+'s board of directors met to consider the proposed merger transactions with the assistance of CANAL+'s financial advisor. At this meeting, members of CANAL+'s management reviewed the proposed merger transactions with the board, including the strategic reasons for the proposed merger transactions, the principal terms of the proposed merger transactions and a financial review of the proposed merger transactions. CANAL+'s financial advisor presented the board a summary of its analysis of the strategic rationale for and financial analyses related to the proposed merger transactions and delivered its oral opinion, which was subsequently confirmed in writing, that the CANAL+ Exchange Ratio, as described in "-- Opinions -- Opinion of CANAL+'s Financial Advisor," was fair, from a financial point of view, to CANAL+ shareholders, other than Vivendi and its affiliates. Upon completing its deliberations, CANAL+'s board unanimously approved the merger transactions and authorized CANAL+'s chairman to take all necessary actions to effect the merger transactions and to execute and deliver the merger agreement and related agreements.

     On June 19, 2000, representatives of Vivendi, representatives of Seagram and representatives of CANAL+ executed the transaction agreements. In addition, representatives of Vivendi and certain Seagram shareholders who are members or affiliates of the Bronfman family entered into the voting agreement and the governance agreement. On the morning of June 20, 2000, Vivendi, Seagram and CANAL+ issued a joint press release announcing the proposed business combination.

REASONS FOR THE MERGER TRANSACTIONS

     VIVENDI'S REASONS FOR THE MERGER TRANSACTIONS

     In reaching its decision to approve the merger transactions, Vivendi's board of directors consulted with Vivendi's financial advisors and with Vivendi's management. Vivendi's board of directors considered a variety of factors, including the following material factors (the order of which does not reflect their relative significance):

     - Expanding Content. Following the merger transactions, Vivendi Universal will be among the only companies in the world capable of combining global and local content with advanced digital distribution technology. Its content assets will include:

        -- the largest recorded music company in the world;

        -- one of the largest film studios in the world;

        -- the leading pay television programming operation in Europe;

        -- a leading creator of personal computer games in the United States;
           and

        -- a publishing operation that is a worldwide leader in medical and educational markets.

     - Integrating Content and Access. Vivendi's board of directors believes that by combining an array of popular content assets with the combined customer and subscriber base of Vivendi, CANAL+ and Seagram, Vivendi Universal will be well positioned to benefit from, and accelerate, worldwide growth in wired and wireless Internet services by providing content, e-services and e-commerce to customers through a variety of access devices. As a result of the merger transactions, Vivendi's board of directors believes that:

        -- growth of the customer base of Vizzavi, a multi-access Internet portal Vivendi is developing through a joint venture with Vodafone Airtouch, will increase due to the addition of Universal's music, film and television assets, which will substantially enhance Vizzavi's global, local and personalized content and services in a wide variety of entertainment and informational formats. In cooperation with Seagram's Universal Music Group, for example, it is anticipated that Vizzavi will be able to offer subscribers personalized, interactive music services and innovative pricing models designed to increase consumer satisfaction, facilitate sales and lower costs;

        -- Vivendi Universal's access operations will benefit from enhanced opportunities for cross-promotion, bundled service offerings and advertising;

        -- Vivendi Universal's content operations will benefit from access to Vivendi's and Vizzavi's subscriber base; and

        -- Vivendi Universal will be in a position to capitalize upon its distribution capabilities in Europe and its expertise in creating wireless content and services as the growth of wireless services accelerates in North America and around the world.

     - Sale of Valuable Non-Core Assets. Seagram is a world leader in the spirits and wine industry, owning well-known brands such as Chivas Regal Scotch Whisky, Crown Royal Canadian Whisky, Captain Morgan rums and Martell Cognacs. Vivendi's board of directors believes that the expected sale of Seagram's spirits and wine operations will allow Vivendi Universal to reduce its outstanding indebtedness substantially.

     - Exchange Ratio. Under the terms of the merger agreement, Vivendi will acquire what it believes to be a superior collection of media and entertainment assets for a premium that is within the range of premiums paid in recent comparable U.S. transactions. The Vivendi board of directors also considered the opinion of Lazard Freres S.A.S. that as of that date the exchange ratio and the CANAL+ exchange ratio were fair to Vivendi from a financial point of view.

     During the Vivendi board of directors' consideration of the proposed merger transactions, Vivendi and its financial advisors presented the Vivendi board of directors with financial projections for Vivendi Universal that had been prepared by Vivendi's financial advisors based in part upon projections for Seagram prepared by third party financial analysts. These projections included projected revenue for Vivendi Universal of (euro)50.5 billion for 2000 and
(euro)55.1 billion for 2001 and projected adjusted EBITDA of (euro)6.7 billion for 2000 and (euro)8.6 billion for 2001 excluding, in each case, Seagram's Spirits and Wine business. Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. In connection with the anticipated sale of the Spirits and Wine segment, Seagram and JES intend to tender for outstanding debt securities with an aggregate principal amount of approximately U.S.$7.175 billion. As part of Vivendi Universal's overall strategy after completion of the proposed merger transactions, Seagram has commenced a process intended to lead to the sale of the Spirits and Wine business. Seagram did not participate in the preparation or review of those projections.

     In addition, although Vivendi's board of directors did not consider this information in its consideration of the proposed merger transactions, Seagram provided to Vivendi's management financial projections for Seagram that had been prepared by Seagram's management. These projections included projected revenue for Seagram of U.S.$15,817 million for 2000 and projected EBITDA of U.S.$1,788 million for 2000.

     These projections are included in this joint proxy statement-prospectus only because this information was considered by the board of directors of Vivendi in connection with its consideration of the merger agreement. The projections were not prepared with a view to public disclosure or compliance with the published guidelines or policies of the SEC, Canadian securities regulatory authorities or the guidelines established by the American Institute of Certified Public Accountants, the Canadian Institute of Chartered Accountants or any relevant French or European body regarding projections or forecasts. The projections are not presented in accordance with U.S., Canadian or French GAAP, and the parties' independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. Financial projections are, in general, subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. These projections also reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond the parties' control. Accordingly, the assumptions may not prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially better or worse than those contained in the projections. The inclusion of projections in this joint proxy statement-prospectus does not indicate that any of Vivendi, Seagram or CANAL+ or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Vivendi, Seagram or CANAL+ or any of their respective affiliates or representatives has made or make any representation to any person regarding the ultimate performance of Vivendi Universal compared to the information contained in the projections and, except as expressly set forth under "-- Projections and Objectives" below, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. For more information that could affect projections made by the parties, see "Introduction -- Risk Factors."

     This discussion of the information and factors considered by Vivendi's board of directors is not intended to be exhaustive, but includes the material factors considered. In considering the factors noted above, individual board members may have given different weight to various factors.

     SEAGRAM'S REASONS FOR THE MERGER TRANSACTIONS

     Seagram's board of directors believes that the combination of Seagram, Vivendi and CANAL+ will represent the culmination of Seagram's previously announced strategy to transform itself into a global entertainment and media leader. Seagram has already made major strides in implementing this strategy, beginning with the acquisition of Universal Studios in 1995; its investment in USA Networks in 1998; and its acquisition of PolyGram in 1998, which, in combination with Seagram's music business, created the largest recorded music company in the world. Seagram has further enhanced its ability to invest in expansion of its entertainment businesses by disposing of non-strategic assets, including the Tropicana juice business, which Seagram sold in 1998. While Seagram's transformation has begun to deliver the enhanced growth potential envisioned, Seagram's board of directors believes that in order to realize fully Seagram's growth strategy in the digital and Internet age, Seagram must be able effectively to deliver its content across the growing and converging range of media formats, both wired and wireless.

     By combining with Vivendi and CANAL+ to form Vivendi Universal, Seagram will gain access to Vivendi's broad base of telecommunications assets, including high-speed wireless transmission, fixed and wireless communications networks, Internet access providers and cable and satellite transmission networks. The combination will enable Seagram to distribute its music, film and television offerings through increasingly popular and varied new media channels on a more accelerated and cost-effective basis than Seagram could achieve on its own. For example, Vizzavi, Vivendi's joint venture with Vodafone, will become the default Internet portal for an extensive footprint of European subscribers and will serve as an important platform through which Vivendi Universal will develop the capability for customers to access its varied content offerings through multiple wired and wireless devices. In addition, the combination will provide Seagram access to the international customer base of Vivendi and CANAL+, thereby expanding the international markets for Seagram's traditional entertainment offerings and increasing Seagram's global reach.

     Strategic Considerations. Seagram's board of directors concluded that the merger transactions will provide a number of strategic opportunities and benefits, including the following:

     - Greater Access to Internet and New Media Distribution Channels. As the Internet and other new media technologies continue to evolve and gain popularity, Seagram's board of directors believes that the ability to use those technologies to provide innovative content to customers will become increasingly important to compete effectively. Seagram's board of directors also believes that Vivendi's focus on wireless technology and multiple access devices will provide the combined company with a competitive advantage in the future by enhancing its ability to meet the next generation of technological developments as well as rapidly changing consumer preferences. Vivendi Universal's emphasis on multiple wired and wireless technologies, including mobile telephones, interactive and digital television and satellite technology, will enhance the combined company's ability to reach customers at any time and place and enable it to select optimal delivery channels on a product-by-product basis. In addition, Seagram's board of directors believes that Vivendi Universal's strategy of utilizing multiple access devices and distribution channels will provide an advantage relative to competitors providing Internet access solely via personal computers.

     - Content Enhancement Through Use of Technology. Seagram's board of directors believes that the distribution technologies to be developed by Vivendi Universal will not only reach more customers, they will also allow the combined company to provide product enhancements that will permit further penetration of its existing customer base. For example, on-line distribution of music will allow the customer greater ability to choose among particular music offerings and will enhance Vivendi Universal's ability to target its marketing efforts to particular segments of the customer base. Interactive technology efforts also provide the potential greatly to enhance its film, television and game offerings.

     - Enhanced Scale and Global Reach. During the past several years, the entertainment and media industry has undergone a significant consolidation. Seagram's board of directors believes this trend will continue in the future and that scale and the ability to operate internationally will become increasingly essential to compete effectively. The proposed combination will provide Seagram with the added scale and resources necessary to compete more effectively in this changing competitive environment. For example, the combination will provide Seagram with access to the large international customer base of Vivendi and CANAL+ (including the Vizzavi subscriber base) for distribution of Universal's music, film and television content. In addition, the global nature of Vivendi Universal will enhance the combined company's ability to compete in a market that is becoming more global in nature.

     - Content Synergies and Cross-Promotion. Seagram's board of directors believes that the complementary nature of Vivendi's, Seagram's and CANAL+'s businesses will enhance Vivendi Universal's growth potential by strengthening its global brands and content. For example, the combination of the film and television libraries of Universal and CANAL+ will create one of the world's largest film libraries. The combined company will also include the world's largest recorded music company, a leading producer of theme channels and sports content in Europe and a world leader in the development and distribution of interactive games. In addition, the wide variety of content produced by Vivendi Universal will enhance its ability to engage in joint marketing efforts and promotional tie-ins that link the products and services of Vivendi Universal's various business lines.

     - Cost Synergies. Although not a primary factor in its determination, Seagram's board of directors also considered the cost synergies that can be achieved through the combination of Seagram, Vivendi and CANAL+, including through the reduction of corporate overhead and headquarters expenses, the combination of purchasing functions and the rationalization of logistics and distribution functions in Europe.

     Other Factors Considered. In reaching its decision to approve the merger agreement and related agreements and to recommend that the Seagram shareholders approve the arrangement resolution, Seagram's board of directors consulted with Seagram's financial and legal advisors and with Seagram's senior management and considered a number of factors, including the following:

     - the strategic considerations described above;

     - information concerning the respective businesses of Seagram, Vivendi and CANAL+, including information regarding financial performance and condition, operations, technology and management and the results of Seagram's business, accounting and legal due diligence review;

     - the exchange ratio and related collar provisions of the plan of arrangement, which provide that Seagram shareholders will receive Vivendi Universal ADSs or exchangeable shares valued (based on the average price set forth in the plan of arrangement) at U.S.$77.35 per share for each Seagram common share so long as the average price of Vivendi ordinary shares during a 20 consecutive trading day period prior to the effective time of the arrangement is not more than 12.5% above nor 12.5% below U.S.$110.50, the U.S. dollar equivalent of the closing price of the Vivendi ordinary shares on the Paris Bourse on June 9, 2000;

     - the opportunity for the Seagram shareholders to receive Vivendi Universal ADSs or exchangeable shares valued at a significant premium over the market price of Seagram common shares prevailing prior to the disclosure of the merger transactions; assuming the average price of Vivendi shares for the pre-closing measuring period is within 12.5% above or below the closing market price of Vivendi ordinary shares on the Paris Bourse on June 9, 2000 (the last trading day prior to the date on which Seagram believes speculation about the proposed merger transactions may have affected the trading values of the Seagram common shares and the Vivendi ordinary shares), the exchange ratio represents a 53.7% premium over the closing market price of Seagram common shares on that date; a 53.6% premium over the average closing price for Seagram common shares during the 30-day period ending June 16, 2000; a 50.6% premium over the average closing price for Seagram's shares during the one-year period ending June 16, 2000; and a 19.9% premium over Seagram's all-time high share price of U.S.$64.50;

     - the opportunity for the Seagram shareholders to share in the value anticipated to be created through the combination of Seagram, Vivendi and CANAL+ by receiving a continuing equity and voting interest in the combined company of approximately 27% to 32%;

     - the alternatives reasonably available to Seagram in the absence of the merger transactions, including operating Seagram as it has in the recent past, possible alternative business combinations or other strategic transactions and internal growth scenarios;

     - the analyses of and discussions with Seagram's financial advisors and their opinions as to the fairness of the exchange ratio, from a financial point of view, to the holders of Seagram common shares (see
       "-- Opinions -- Opinions of Seagram's Financial Advisors");

     - the corporate governance arrangements established for the merger transactions, including Vivendi Universal's board and board committee composition and the designation of key senior management, which are designed to promote continuity of management from each company and a smooth integration of businesses;

     - the expected tax treatment of the merger transactions for U.S. and Canadian federal income tax purposes and the determination that the exchangeable shares should not be considered "foreign property" for Canadian federal income tax purposes;

     - the number and nature of the conditions to the obligations of Vivendi and CANAL+ to consummate the merger transactions and the risk that those conditions would not be satisfied;

     - the fact that various provisions in the merger agreement impose obligations on Vivendi and CANAL+ that improve the certainty of closing the merger transactions;

     - the right of the parties to the merger agreement, under certain circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals;

     - the fact that the U.S.$800 million termination fee, which was insisted upon by Vivendi, is payable by Vivendi or Seagram in similar circumstances;

     - the Seagram board's conclusion, based on advice of Seagram's financial advisors, that the termination fee was reasonable in light of the anticipated benefits of the merger transactions;

     - the other terms of the merger agreement and other transaction documents, including the terms of the contemplated Vivendi/CANAL+ transactions and of the option and voting agreements entered into in connection with the merger transactions; and the board's conclusion, based on advice of Seagram's financial and legal advisors, that those terms and conditions were reasonable in the context of the contemplated merger transactions and would not prevent Seagram shareholders from rejecting the merger transactions in favor of a superior proposal;

     - that members of the Bronfman family, Seagram's founding family, supported, and agreed to vote shares representing approximately 24% of the outstanding Seagram common shares in favor of, the merger transactions;

     - that the arrangement resolution is subject to approval by not less than 66 2/3% of the votes cast at the Seagram meeting by the Seagram shareholders, and by the Ontario court, which, Seagram is advised, will consider, among other things, the fairness of the arrangement to Seagram shareholders;

     - the likelihood that necessary regulatory approvals will be granted;

     - that registered Seagram shareholders will have the right to dissent and be paid the fair value of their Seagram common shares; and

     - the interests of Seagram's directors and officers described under "-- Interests of Directors and Executive Officers in the Merger Transactions."

     Seagram's board of directors also considered the potential adverse consequences of the merger transactions, including the following:

     - the challenge of combining the businesses of three major international companies;

     - the risk that anticipated growth will not be achieved; and

     - the risk of diverting management attention from other strategic priorities in order to implement the merger transactions.

     During the Seagram board of directors' consideration of the proposed merger transactions, the management of Seagram presented the Seagram board of directors with financial projections for Vivendi based in part upon Vivendi internal projections that had been furnished by Vivendi to Seagram. The projections furnished to Seagram included projected revenue for Vivendi of (euro)39.1 billion for 2000 and (euro)43.5 billion for 2001 and projected EBITDA of
(euro)5.3 billion for 2000 and (euro)6.8 billion for 2001. Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities.

     These projections are included in this joint proxy statement-prospectus only because this information was furnished to Seagram by Vivendi and considered by Seagram in connection with its consideration of the merger agreement. The projections were not prepared with a view to public disclosure or compliance with the published guidelines or policies of the SEC, Canadian securities regulatory authorities or the guidelines established by the American Institute of Certified Public Accountants, the Canadian Institute of Chartered Accountants or any relevant French or European body regarding projections or forecasts. The projections are not presented in accordance with U.S., Canadian or French GAAP, and the parties' independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. Financial projections are, in general, subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. These projections also reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond the parties' control. Accordingly, the assumptions may not prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially better or worse than those contained in the projections. The inclusion of projections in this joint proxy statement-prospectus does not indicate that any of Vivendi, Seagram or CANAL+ or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Vivendi, Seagram or CANAL+ or any of their respective affiliates or representatives has made or make any representation to any person regarding the ultimate performance of Vivendi Universal compared to the information contained in the projections, and, except as expressly set forth under "-- Projections and Objectives" below, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. For more information that could affect projections made by the parties, see "Introduction -- Risk Factors."

     This discussion of the information and factors considered by Seagram's board of directors is not intended to be exhaustive, but includes the material factors considered. Seagram's board of directors did not assign relative weight or rank to the various factors it considered. In considering the opinions of its financial advisors, Seagram's board of directors considered each of these opinions as a whole and did not assign any particular weight to any individual analysis performed by its financial advisors. Seagram's financial advisors did not specify to the Seagram board whether any particular analyses did or did not support the fairness of the merger transactions from a financial point of view. In considering the factors noted above, individual board members may have given different weight to various factors.

     CANAL+'S REASONS FOR THE MERGER TRANSACTIONS

     In reaching its decision to approve the merger transactions, CANAL+'s board of directors determined that the merger transactions are the logical continuation of CANAL+'s own vision over the past several years. CANAL+ has sought to improve shareholder value by providing premium content combined with converging distribution platforms. CANAL+'s board of directors determined that Vivendi Universal creates a favorable environment for the further strengthening of CANAL+'s traditional activities and that the merger transactions present a unique opportunity to participate in the creation of a leading, global multi-platform, multi-content communications business, and to become the beneficiary of the enormous resulting growth potential. In particular, after consultation with CANAL+'s financial advisors and management, the board of directors of CANAL+ determined that the transactions will present the following principal advantages for CANAL+. In particular:

     - Increased content for CANAL+'s television distribution platforms. The merger transactions will help ensure that content will continue to be available to CANAL+, as Vivendi Universal will be a leading worldwide provider of premium content. All of CANAL+'s distribution platforms are expected to benefit from this expanded content:

        -- the merger transactions are expected to add complementary content to the existing CANAL+ portfolio from Universal Studios' film production and distribution activities and USA Networks' thematic channels and TV programming production. Overall, CANAL+'s position as the leading pay TV provider in continental Europe is expected to be enhanced with access to an enlarged, worldwide library and to new movies, both local and global;

        -- the merger transactions are expected to contribute to the accelerating development of CANAL+'s digital satellite channel packages throughout Europe. The channels of the USA Network group represent a rich source of content with easily adaptable formats, and provide a way for CANAL+ to broaden its channel offerings. Therefore, it is expected that the merger transactions will make the CANALSATELLITE package more attractive to both current and new subscribers in countries where it is available;

        -- all of CANAL+'s distribution platforms are expected to benefit from the addition of the content provided by Universal Music. CANAL+ will have greater ability to use its digital distribution system to offer subscribers the music content they want, as they want it, when they want it; and

        -- the combination with Vivendi will create one of the world's leading producers of games and leading medical publishers and educational publishers. It is expected that the combined entity will be able to enhance effectively the offerings of each of the sister companies in the field of interactive games, educational programs and distance learning to offer new interactive services to CANAL+ subscribers.

     - Synergies between StudioCanal and Universal Studios. Although Universal Studios will be kept separate from StudioCanal, it is expected that StudioCanal will benefit from the synergies that will be created by Vivendi Universal. For example,

        -- StudioCanal may have access to Universal's movies and TV programming;

        -- Vivendi Universal, through StudioCanal and United International
           Pictures, the European theatrical distribution partnership of Universal Studios, Paramount Pictures Corporation and
           Metro-Goldwyn-Mayer Inc., will be the most comprehensive pan-European distribution platform for local and international movies;

        -- StudioCanal and Universal Studios will be able to cooperate to market their significant library assets, which would create substantial cross-selling capabilities and cost synergies; and

        -- the merger transactions may encourage the development of the creative relationship between StudioCanal and Universal Studios that is already underway through their three-way partnership with Working Title, a leading United Kingdom film producer. In this way, it is expected that the merger transactions will help foster the emergence of European movies with international appeal.

     - CANAL+ Exchange Ratio. Each shareholder of CANAL+ will receive two shares of Vivendi Universal. This represents a premium with respect to the implied ratio over the 12 months (64%) and six months (8%) preceding the CANAL+ board meeting, as well as with respect to the closing price on June 13, 2000, the last trading day prior to the public announcement that the parties were negotiating a possible business combination (9%). In addition, CANAL+'s shareholders will retain their shares in CANAL+, which will hold CANAL+'s French premium pay television channel business. CANAL+'s board of directors strongly believes that CANAL+'s shareholders will achieve greater shareholder value over the long term as the result of the merger transactions.

     - Greater Financial Flexibility. The merger transactions, by combining the assets of Vivendi, CANAL+ and Seagram, will give CANAL+ greater financial flexibility.

     In addition, CANAL+'s board of directors considered the analyses of and discussions with CANAL+'s financial advisor and its written opinion as to the fairness of the CANAL+ Exchange Ratio, from a financial point of view, to the holders of CANAL+ shares (see "-- Opinions -- Opinion of CANAL+'s Financial Advisor").

     This discussion of the information and factors considered by CANAL+'s board of directors is not intended to be exhaustive, but includes the material factors considered. CANAL+'s board of directors did not assign relative weight or rank to the various factors it considered. In considering the factors noted above, individual board members may have given different weight to various factors.

OPINIONS

     OPINION OF VIVENDI'S FINANCIAL ADVISOR

     On June 18, 2000, Lazard Freres S.A.S. delivered its oral opinion to the board of directors of Vivendi to the effect that, as of June 18, 2000, based upon and subject to the various considerations set forth in the opinion, each of the exchange ratio and the Canal Exchange Ratio (as the term is defined in Schedule I to the merger agreement included in Annex A), were fair to Vivendi, from a financial point of view.

     A copy of the full text of the opinion of Lazard dated as of June 18, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix M to this joint proxy statement-prospectus. This summary discussion of the opinion of Lazard is qualified in its entirety by reference to the full text of that opinion. The opinion was rendered to Vivendi's board of directors in connection with its consideration of the merger transactions. Lazard's opinion is directed only to the fairness of each of the exchange ratio and the CANAL+ Exchange Ratio from a financial point of view to Vivendi, and does not address any other aspects of the merger transactions. The opinion is not intended to, and does not constitute a recommendation to any shareholder of Vivendi, Seagram or CANAL+ as to how that shareholder should vote with respect to the merger transactions. The shareholders of Vivendi are urged to read the opinion of Lazard in its entirety.

     In connection with its written opinion dated as of June 18, 2000 to the board of directors of Vivendi, Lazard:

     - Reviewed the financial terms and conditions of the draft merger agreement and plan of arrangement;

     - Analyzed certain historical business and financial information relating to Vivendi, Seagram and CANAL+;

     - Reviewed various financial forecasts and other data provided to Lazard by Vivendi, Seagram and CANAL+ relating to their respective businesses (such forecasts that were provided to Lazard regarding Seagram being limited in time and scope);

     - Held discussions with members of the senior managements of Vivendi and Seagram with respect to the businesses and prospects of Vivendi, Seagram and CANAL+ and the strategic objectives of each, and the possible benefits which might be realized following the merger transactions;

     - Reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Vivendi, Seagram and CANAL+;

     - Reviewed the financial terms of business combinations involving companies in lines of businesses Lazard believed to be generally comparable to the businesses of Vivendi, Seagram and CANAL+, and in other industries generally;

     - Reviewed the historical stock prices and trading volumes of the stock of Vivendi, Seagram and CANAL+; and

     - Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Vivendi, Seagram or CANAL+, or concerning the solvency of or issues relating to solvency concerning Vivendi, Seagram or CANAL+. With respect to financial forecasts, including the potential benefits projected to be realized following the merger transactions and the amount and treatment of goodwill, if any, in connection with the merger transactions, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vivendi, Seagram and CANAL+ as to the future financial performance of Vivendi, Seagram or CANAL+ respectively. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

     The written opinion of Lazard was necessarily based on accounting standards, economic, monetary, exchange rates, market and other conditions as in effect on, and the information made available to it as of June 18, 2000. Lazard is not required as part of its engagement with Vivendi to revise its opinion as of a date after June 18, 2000 and has not done so. In rendering its opinion, Lazard did not address the relative merits of the merger transactions or Vivendi's underlying decision to undertake the merger transactions and not engage in other possible transactions, and did not address any other aspect of the transactions contemplated by the merger agreement.

     In rendering its opinion, Lazard assumed that the merger transactions would be consummated on the terms described in the merger agreement, without any waiver of any material term or condition by Vivendi and that obtaining the necessary regulatory approvals and third-party consents, if any, for the merger transactions would not have an adverse effect on Vivendi, Seagram or CANAL+ and that the projected synergies of the merger transactions would be realized substantially in accordance with such projections, both as to the financial effect and the timing of those synergies. Lazard also assumed that the definitive merger agreement would not differ in any material respect from the draft of the merger agreement furnished to it.

     The following is a summary of the material analyses performed by Lazard in connection with providing its oral opinion to Vivendi's board of directors on June 18, 2000 and contained in the materials presented to Vivendi's board of directors on such date.

     Historical Stock Price Analysis

     Lazard reviewed the historical stock price performance of Vivendi, Seagram and of CANAL+ for the period of January 1, 1999 to June 13, 2000. Lazard also calculated the ratios of the closing market prices of Seagram common shares and CANAL+ ordinary shares to the U.S. dollar equivalent of the average closing market price of Vivendi ordinary shares, based on the applicable noon buying rate as reported by the U.S. Federal Reserve Bank. These analyses indicated average exchange ratios ranging from a low of 0.42 to a high of 0.80 Vivendi ordinary shares for one Seagram ordinary share and from a low of 0.63 to a high of 2.54 Vivendi ordinary shares for one CANAL+ common share.

     Sum-of-the-Parts Analysis

     Sum-of-the-parts analysis of Vivendi. Lazard computed an implied total equity value of Vivendi and an implied equity value per ordinary share of Vivendi based on equity valuations of the various business segments after taking into account the net debt and the minority interests associated with these businesses. The net debt at the parent company level that had not been taken into account in the equity value of each relevant consolidated asset was further deducted, after adjustments to reflect changes in the scope of the business that had occurred prior to June 16, 2000. Further, such debt as well as the percentage ownership in Vivendi Environnement and the number of exchangeable bonds (Oceanes) were adjusted as if the planned public offering of Vivendi Environnement had already taken place, based on prevailing assumptions from Vivendi's management at the time.

     The valuation of Vivendi's consolidated assets, namely its Environmental Services division and its telecommunications, Internet and publishing segments, was obtained using various methodologies that Lazard deemed appropriate, relying upon Vivendi's internal projections for the years 2000-2002 as provided by Vivendi's management. The value of Vivendi's stake in CANAL+ was based upon the sum-of-the-parts valuation of CANAL+ undertaken by Lazard, as described below. The value of Vivendi's stake in BSkyB and other publicly quoted companies was based upon their respective closing market prices on June 15, 2000.

     The analysis resulted in an implied total equity value per Vivendi ordinary share of 138.8 euros.

     Sum-of-the-parts analysis of CANAL+. Lazard computed an implied total equity value of CANAL+ and an implied equity value per ordinary share of CANAL+ based on equity valuations of the various business segments after taking into account the net debt and the minority interests associated with these businesses. The net debt at the parent company level that had not been taken into account in the equity value of each relevant consolidated asset was further deducted, after adjustments to reflect changes in the scope of the business that had occurred prior to June 16, 2000.

     The valuation of CANAL+'s consolidated assets, namely CANAL+'s French and foreign Pay-TV operations (except Sogecable), CanalSatellite, CANAL+ Technologies, NumeriCable and CanalNumedia was obtained using various methodologies that Lazard deemed appropriate and using publicly available information. The value of CANAL+'s stake in Vizzavi was based upon analyses of discounted cash flow and analyst estimates, which was consistent with the methodology used to derive the value of Vivendi's stake in Vizzavi. The value of CANAL+'s interest in StudioCanal and Sogecable was based upon their respective closing market prices on June 15, 2000.

     The analysis resulted in an implied total equity value per CANAL+ ordinary share of 250.4 euros. This implied total equity value of CANAL+ arrived at was further adjusted to reflect the value of public shareholders' minority interest in CANAL+ S.A. (regulated businesses), which yielded an implied total equity value of 247.4 euros.

     Sum-of-the-parts analysis of Seagram. Lazard computed an implied total equity value of Seagram and an implied equity value per share of Seagram based on a total enterprise value of the various business segments, less the consolidated net debt of Seagram.

     The enterprise valuation of Seagram's consolidated media assets, namely Music, Filmed Entertainment and Recreation and Others was obtained using various methodologies that Lazard deemed appropriate and using publicly available information. The total enterprise value arrived at, less the value of minority interests in those consolidated media assets, was adjusted to take into account the value of consolidated non-media assets (intended to be sold) and non-consolidated assets and liabilities. Such assets and liabilities were valued using a variety of methods and references, including:

     - customary valuation methods such as discounted cash flows analysis and comparable companies trading multiples analysis for the Spirits and Wine division, further adjusted to reflect the estimated potential taxes associated with capital gains on its disposal;

     - net asset value, adjusted for the value of minority interests, relying on comparable companies trading multiples analysis and selected comparable transactions multiples analysis for Seagram's interest in USA Networks;

     - discounted value of dividends for Seagram's interest in DuPont;

     - closing market prices for common stock on June 15, 2000, adjusted for the value of minority interests, for Seagram's interest in unconsolidated publicly quoted companies, other than USA Networks and DuPont;

     - a consensus of equity research analysts' estimates of value, adjusted for the value of minority interests, for Seagram's non public unconsolidated assets; and

     - discounted cash flow analysis for Seagram's total corporate expenses.

     The analysis resulted in an implied total equity value per Seagram common share ranging between $72.2 and $83.6, with a median value of $77.9.

          Pro Forma Merger Analysis. Lazard considered the effect the business combination between Vivendi, Seagram and CANAL+ could have on the earnings per share of the combined company, compared with the earnings per share of Vivendi on a stand-alone basis pro forma for the planned initial public offering of Vivendi Environnement, for the fiscal years 2001 and 2002. The analysis was based on estimates of Vivendi and CANAL+'s managements and publicly available information for Seagram, after giving effect to certain assumptions, including:

     - estimated synergies resulting from the business combination; and

     - an implied exchange offer ratio of 0.70 of a Vivendi ordinary share for one Seagram common share.

     On a pre-goodwill basis, this analysis indicated that 1) the transaction is expected to be dilutive to Vivendi's shareholders as a result of the CANAL+ merger, 2) the Seagram merger is expected to be accretive for both Vivendi and CANAL+ shareholders and 3) the disposal of the Wine and Spirit division would not result in additional earnings per share dilution for Vivendi's shareholders in 2002. The total impact of the business combination among Vivendi, Seagram and CANAL+ is dilutive to Vivendi's shareholders based on (1) earnings per share in 2001 before goodwill of 10% and after goodwill of 18%, and (2) earnings per share in 2002 before goodwill of 3% and after goodwill of 8%.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the opinion of Lazard. No company or transaction used in the above analyses as a comparison is identical to Vivendi, Seagram or CANAL+ or the transactions contemplated by the merger agreement. In arriving at its opinion, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared for the purpose of Lazard providing its opinion to Vivendi's board of directors in connection with its consideration of the merger transactions and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Lazard made and was provided estimates and forecasts by the managements of Vivendi, Seagram and CANAL+ based upon numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vivendi, Seagram, CANAL+ and Lazard. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Vivendi, Seagram, CANAL+, Lazard, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

     The opinion and presentation of Lazard to Vivendi's board of directors was only one of many factors taken into consideration by the Board of Directors of Vivendi in making its determination to approve the merger transactions.

     Lazard rendered its opinion in accordance with customary practice in France and under the express condition that it be interpreted in accordance with the laws of France.

     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to Vivendi's board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions.

     In the last two years, Vivendi has paid Lazard approximately (euro)40 million in advisory fees. Lazard has provided investment banking services to Vivendi and its affiliates from time to time, including, among others, having acted as:

     - advisor to Vivendi in connection with the acquisition of United States Filter Corporation in 1999;

     - advisor to Vivendi in connection with the acquisition of Superior Services in 1999;

     - advisor to Vivendi in connection with Vivendi's joint venture with Vodafone to create the Multi Access Portal in January 2000;

     - advisor to Vivendi Environnement in connection with the joint venture of Dalkia and Electricite de France in July 2000;

     - advisor to Vivendi Environnement in connection with the disposal of Kinetics Group in August 2000;

     - advisor to Vivendi in connection with the initial public offering of Vivendi Environnement in July 2000; and

     - advisor to Vivendi in connection with the acquisition of Loot by Scoot.com Plc in June 2000.

     Georges Ralli, a partner of Lazard, is a member of the supervisory board of Vivendi Environnement.

     Pursuant to an engagement letter dated June 5, 2000, Vivendi retained Lazard to act as its exclusive financial advisor in connection with the potential transaction contemplated in the engagement letter. Pursuant to the terms of the engagement letter, Vivendi has agreed to pay Lazard (1) a fee equal to 0.11% of the equity value of Seagram calculated on the basis of the outstanding share capital of Seagram and the exchange ratio in the merger transactions and (2) a fee of (euro)5.0 million in connection with the Vivendi/CANAL+ transactions. Vivendi has also agreed to reimburse Lazard for all reasonable out-of-pocket expenses incurred in connection with the merger transactions.

     In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of Vivendi, Seagram or CANAL+ for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

     OPINIONS OF SEAGRAM'S FINANCIAL ADVISORS

     Opinion of Goldman Sachs

     Goldman Sachs delivered its written opinion, dated as of June 19, 2000, to Seagram's board of directors to the effect that, as of such date, the exchange ratio pursuant to the merger agreement and the plan of arrangement was fair, from a financial point of view, to the holders of Seagram common shares.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF JUNE 19, 2000, WHICH IDENTIFIES ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE

OPINION, IS ATTACHED AS ANNEX J TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the plan of arrangement;

     - the voting agreement;

     - the governance agreement;

     - annual reports to shareholders and annual reports on Form 10-K of Seagram for the five fiscal years and the transition period ended June 30, 1999;

     - annual reports to shareholders of Vivendi for the five years ended December 31, 1999;

     - annual reports to shareholders of CANAL+ for the five years ended December 31, 1999;

     - the registration statement on Form 20-F of Vivendi as filed on a confidential basis with the SEC on May 25, 2000;

     - the June 15, 2000 draft Offering Memorandum for the global offering of ordinary shares of Vivendi Environnement;

     - certain interim reports to shareholders and quarterly reports on Form 10-Q of Seagram;

     - certain interim reports to shareholders of Vivendi;

     - certain interim reports to shareholders of CANAL+;

     - certain other communications from Seagram, Vivendi and CANAL+ to their respective shareholders;

     - certain internal financial analyses and forecasts for Seagram prepared by the management of Seagram;

     - certain internal financial analyses and forecasts for Vivendi and CANAL+ prepared by their respective managements and provided to Goldman Sachs by Vivendi and adjusted by the management of Seagram; and

     - certain cost savings and operating synergies projected by the management of Vivendi to result from the transactions contemplated by the merger agreement and the plan of arrangement.

     Vivendi informed Goldman Sachs that Vivendi and CANAL+ did not have, and therefore Goldman Sachs was not provided with nor did it review, any historical financial statements or other historical financial information for Vivendi and its subsidiaries or CANAL+ and its subsidiaries for any period subsequent to December 31, 1999. Goldman Sachs held discussions with members of the senior managements of Seagram and Vivendi regarding the strategic rationale for, and the potential benefits of, the merger transactions and the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs also held discussions with members of the senior management of CANAL+ regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for Seagram common shares, Vivendi ordinary shares and CANAL+ ordinary shares;

     - compared certain financial and stock market information for Seagram, Vivendi and CANAL+ with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the entertainment industry specifically and in other industries generally; and

     - performed other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Seagram, Vivendi or CANAL+ or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger transactions will be obtained without any adverse effect on Seagram, Vivendi or CANAL+ or on the contemplated benefits of the merger transactions in any respect meaningful to Goldman Sachs' analysis. Goldman Sachs also assumed that the Vivendi/CANAL+ transactions will be effected in accordance with the exchange ratios specified in Schedule I to the merger agreement included as Annex A and in the aggregate on a basis consistent with Schedule I to the merger agreement (other than inconsistencies that are not meaningful to Goldman Sachs' analysis). The opinion of Goldman Sachs does not reflect any view with respect to the terms of the voting agreement or the governance agreement. The opinion of Goldman Sachs was provided for the information and assistance of the board of directors of Seagram in connection with its consideration of the merger transactions and such opinion does not constitute a recommendation as to how any holder of Seagram common shares should vote with respect to those transactions. Goldman Sachs is not providing any opinion as to the prices at which the Vivendi Universal ADSs or the exchangeable shares may trade if and when they are issued or as to the election of Canadian residents between receiving the Vivendi Universal ADSs and the exchangeable shares.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion, dated as of June 19, 2000, to Seagram's board of directors.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     (i) Exchange Ratio History. Goldman Sachs calculated the ratio of the average closing market price of Seagram common shares to the U.S. dollar equivalent of the average closing market price of Vivendi ordinary shares, converted based on the noon buying rate of euros for U.S. dollars as reported by the U.S. Federal Reserve over selected periods ending on June 16, 2000 as follows:

                                                                 AVERAGE
PERIOD                                                        EXCHANGE RATIO
------                                                        --------------
1 Month.....................................................      0.485
3 Months....................................................      0.506
6 Months....................................................      0.511
1 Year......................................................      0.565
3 Years.....................................................      0.637

     Goldman Sachs also calculated as of June 9, 2000 and June 16, 2000 the ratio of the closing market price of Seagram common shares to the U.S. dollar equivalent of the average closing market price of Vivendi ordinary shares, converted based on the noon buying rate of euros for U.S. dollars as reported by the U.S. Federal Reserve on such date. The ratio on June 9, 2000 (the last day of trading before speculation about the proposed merger transactions may have affected the trading values of the Seagram and Vivendi shares) was 0.455 and on June 16, 2000 (the last day of trading prior to the meeting of Seagram's board of directors) was 0.643.

     The exchange ratios calculated were then compared to the low, midpoint and high possible exchange ratios for Seagram common shares provided by the merger agreement and the plan of arrangement of 0.622, 0.700 and 0.800, respectively.

     (ii) Historical Stock Trading Analysis. Goldman Sachs reviewed the high, low and average closing market prices of Seagram common shares over the twelve months prior to June 16, 2000. The high closing market price per Seagram common share over that period was U.S.$64.50 on March 6, 2000. The low closing market price per Seagram common share over that period was U.S.$37.00 on October 19, 1999.

The average closing market price over that period was U.S.$51.38. The closing market price on June 9, 2000 was U.S.$50.31. The historical prices were compared to the implied value of the transaction on June 16, 2000 to holders of Seagram common shares of U.S.$76.41 per Seagram common share, determined according to the analysis in section (iii) below.

     (iii) Implied Premium Analysis. Goldman Sachs analyzed the closing market price of Vivendi ordinary shares on June 9, 2000 and on June 16, 2000. For the purpose of these calculations, the closing market price of Vivendi ordinary shares on June 9, 2000 and June 16, 2000 was converted from euros to U.S. dollars according to the noon buying rate of U.S. dollars for euros as reported by the U.S. Federal Reserve on such date. The resulting closing market price of Vivendi ordinary shares in U.S. dollars was U.S.$110.50 on June 9, 2000 and U.S.$95.52 on June 16, 2000. Goldman Sachs then calculated the effective exchange ratio under the terms of the merger agreement and the plan of arrangement assuming (a) the merger had closed on June 9, 2000 and June 16, 2000, respectively, and (b) that the closing market price of Vivendi ordinary shares on June 9, 2000 and June 16, 2000, respectively, was equal to the twenty-day average market price for the Vivendi ordinary shares determined in accordance with the terms of the plan of arrangement. The effective exchange ratio was 0.700 on June 9, 2000 and 0.800 on June 16, 2000, resulting in an implied value per Seagram common share of U.S.$77.35 on June 9, 2000 and U.S.$76.41 on June 16, 2000. Goldman Sachs then compared these implied values per Seagram common share to the closing market price of Seagram common shares on selected dates and to the average closing market price of Seagram common shares over selected periods during the year ending on June 16, 2000. The results of this analysis are summarized as follows:

                                                         IMPLIED PREMIUM    IMPLIED PREMIUM
                                           SEAGRAM       ASSUMING MERGER    ASSUMING MERGER
                                         COMMON SHARE       CLOSED ON          CLOSED ON
DATE/PERIOD                                 PRICE         JUNE 9, 2000       JUNE 16, 2000
-----------                              ------------    ---------------    ---------------
June 16, 2000..........................   U.S.$61.44          25.9%              24.4%
June 9, 2000...........................        50.31          53.7               51.9
30 Day Average.........................        50.35          53.6               51.8
One Year Average.......................        51.35          50.6               48.8
March 6, 2000 (All-time High)..........        64.50          19.9               18.5

     (iv) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Seagram to corresponding financial information and public market multiples for:

     - the following seven publicly traded companies in the media and entertainment industry:

      -- The Walt Disney Company;

      -- EMI Group plc;

      -- Fox Entertainment Group, Inc.;

      -- The News Corporation Limited;

      -- Time Warner Inc.;

      -- USA Networks, Inc.;

      -- Viacom Inc.-CBS Corp.;

     - and the entity expected to result from the merger of America Online, Inc.
       (AOL) and Time Warner Inc.

     The selected companies analysis is intended to generate information regarding certain financial measures and ratios that, for purposes of analysis, might be viewed as comparable to Seagram. Certain financial measures and ratios of the selected companies were compared to those of Seagram in order to provide the board of directors of Seagram with a broader view of the relevant market and the market price of Seagram common shares in relation to the selected companies. The selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Seagram's media and entertainment business segments. Goldman Sachs' analyses compared the following ratios of the selected companies to those of Seagram:

     - the ratio of adjusted levered market capitalization to the estimated earnings before interest, taxes, depreciation or amortization, or EBITDA, for the years 2000, 2001 and 2002, respectively; and

     - the ratio of adjusted levered market capitalization to the ratio of the estimated EBITDA for the year 2001 to the estimated five-year EBITDA compound annual growth rate (with such growth rate calculated as a percentage). This ratio reflects the relationship of the enterprise value of each selected company to that company's estimated EBITDA as a multiple of its estimated EBITDA growth. This ratio provides a comparison of the markets assessment of the quality of the long-term estimated EBITDA growth of Seagram versus the selected companies.

     The levered market capitalization of each of the selected companies was calculated as of June 16, 2000 and the levered market capitalization of Seagram was calculated as of June 9, 2000. The levered market capitalization was adjusted to reflect the value of non-EBITDA assets. Non-EBITDA assets are assets that either (a) are not consolidated at the EBITDA level or (b) are business segments that generate negative EBITDA. The EBITDA estimates were based on the most recent available Goldman Sachs Research, except for the Seagram EBITDA estimates, which were based on estimates prepared by the management of Seagram in June 2000. The results for Seagram were calculated in two ways, (a) including the Filmed Entertainment business segment as an EBITDA asset and (b) not including the Filmed Entertainment business segment as an EBITDA asset. The AOL/Time Warner Inc. data is based upon estimates by Goldman Sachs Research for the resulting entity and upon the closing market price for outstanding shares of AOL on June 16, 2000 plus the additional shares of AOL expected to be issued by AOL and received by Time Warner Inc. shareholders pursuant to the merger of the two companies. The results of this analysis are summarized as follows:

                                                           SEAGRAM
LEVERED MARKET                      SEAGRAM (FILMED        (FILMED        SELECTED    SELECTED    SELECTED
CAPITALIZATION AS                  ENTERTAINMENT AS    ENTERTAINMENT AS   COMPANIES   COMPANIES   COMPANIES
MULTIPLE OF                        NON-EBITDA ASSET)    EBITDA ASSET)       HIGH         LOW       MEDIAN
-----------------                  -----------------   ----------------   ---------   ---------   ---------
2000E EBITDA.....................        9.4x               11.7x           34.6x       11.4x       18.2x
2001E EBITDA.....................        8.7x               10.6x           25.6x       10.6x       15.0x
2002E EBITDA.....................        8.0x                9.6x           20.4x        9.7x       12.9x
2001E EBITDA/5-Year EBITDA
  CAGR...........................        0.5x                0.6x            1.6x        0.8x        1.2x

     (v) Discounted Cash Flow Analysis. Goldman Sachs calculated a range of implied prices per Seagram common share using (a) a discounted cash flow valuation of estimated after-tax free cash flows of the businesses of Seagram through 2005, discounted back to June 30, 2000 using discount rates ranging from 10% to 14% and (b) a terminal value in the year 2005 based on multiples of estimated 2005 EBITDA ranging from 10.5x to 13.5x, discounted back to June 30, 2000 using discount rates ranging from 10% to 14%. The estimated after-tax free cash flows utilized were prepared by the management of Seagram as of June 2000. This analysis assumed an aggregate value of U.S.$8.75 billion for Seagram's non-EBITDA assets, which excludes the values for Universal Studios Japan and International Channels that were included in the estimates of free cash flows. This analysis produced implied prices per Seagram common share ranging from U.S.$50 to U.S.$69.

     (vi) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to ten selected transactions in the entertainment industry since September 1993. Goldman Sachs' analysis of the selected transactions compared levered aggregate consideration as a multiple of the latest twelve months EBITDA of the target company in the selected transactions to similar information for the merger transactions. The analysis resulted in a range of multiples for the selected transactions from 12.2x to 25.9x, with a mean of 19.21x and a median of 17.75x. The corresponding multiple of the adjusted levered aggregate consideration to be paid in the merger transactions to the latest twelve months EBITDA of Seagram was 17.6x and 17.3x assuming (a) the merger transactions had closed on June 9, 2000 and on June 16, 2000, respectively, and (b) that the closing market price of Vivendi ordinary shares on June 9,

2000 and June 16, 2000 was equal to the twenty-day average market price for the Vivendi ordinary shares determined in accordance with the terms of the plan of arrangement. The levered aggregate consideration was adjusted to exclude non-EBITDA assets, including the Filmed Entertainment business segment. The value of publicly traded non-EBITDA assets (i.e., Seagram's stakes in USA Networks, Inc., Loews Cineplex Entertainment Corp. and Interplay Entertainment Corp.) was based upon their respective closing market prices for common stock on June 16, 2000. The estimated value of non-publicly traded non-EBITDA assets was based upon various methodologies and information, less the value of minority interests in those non-publicly traded assets.

     (vii) Pro Forma Equity Analysis. Goldman Sachs prepared pro forma analyses of the relative equity ownership by the current shareholders of Seagram, Vivendi and CANAL+ of the combined company resulting from the merger transactions. Goldman Sachs calculated the relative equity ownership arising from the low, midpoint and high possible exchange ratios for Seagram common shares, 0.622,
0.700 and 0.800, respectively, and the exchange ratio for CANAL+ shares provided by the merger agreement and the plan of arrangement. The results of this analysis are summarized as follows:

                 PRO FORMA EQUITY OWNERSHIP OF COMBINED COMPANY

EXCHANGE     SEAGRAM        VIVENDI         CANAL+
 RATIO     SHAREHOLDERS   SHAREHOLDERS   SHAREHOLDERS
--------   ------------   ------------   ------------
 0.622x        27.0%          60.8%          12.2%
 0.700x        29.4%          58.8%          11.8%
 0.800x        32.3%          56.4%          11.3%

     (viii) Contribution Analysis. Goldman Sachs analyzed the relative contributions of Seagram, Vivendi and CANAL+ to the combined company resulting from the merger transactions based upon their respective revenues for 1999, estimated revenues for 2000, 2001 and 2002, EBITDA for 1999, estimated EBITDA for 2000, 2001 and 2002 and net debt as of June 30, 2000. The revenue and EBITDA estimates for 2000, 2001 and 2002 were based on forecasts for Seagram prepared by the management of Seagram, adjusted by Goldman Sachs to reflect calendar years, and forecasts for Vivendi and CANAL+ prepared by their respective managements and adjusted by the management of Seagram. The data for Vivendi and CANAL+ was converted to U.S. dollars based on the noon buying rate of euros for U.S. dollars as reported by the U.S. Federal Reserve on June 16, 2000. The data for CANAL+ represents the 51% of CANAL+ that is not already owned by Vivendi. The results of these analyses are summarized as follows:

                                                               CONTRIBUTION
                                                    ----------------------------------
                                            CY      SEAGRAM %    VIVENDI %    CANAL+ %
                                           -----    ---------    ---------    --------
Revenues.................................   1999      34.7%        61.3%        3.9%
                                           2000E      32.7         63.7         3.7
                                           2001E      31.7         64.5         3.8
                                           2002E      31.2         64.9         3.9
EBITDA...................................   1999      32.1%        66.7%        1.1%
                                           2000E      30.8         66.9         2.3
                                           2001E      29.2         67.9         2.9
                                           2002E      27.8         68.9         3.3
Net Debt.................................  06/00      30.7%        66.8%        2.6%

     The relative pro forma equity ownership of the combined company by the holders of Seagram common shares resulting from any possible exchange ratio is less than the 1999 revenue and from a range of possible exchange ratios other than 0.800 is less than the 1999 EBITDA pro forma contributions of

Seagram to the combined company. The comparability of the Contribution Analysis and the Pro Forma Equity Analysis is limited since the revenue and EBITDA contributions used in the Contribution Analysis are unaffected by the capital structure of Seagram, Vivendi and CANAL+.

     (ix) Sum of the Parts Analysis of Seagram. Goldman Sachs computed an implied total equity value of Seagram and an implied total equity value per Seagram common share based on the total levered value of the various business segments less the net debt of Seagram. The levered value of the Filmed Entertainment, Recreation & Other and Music business segments was calculated based upon 2000 EBITDA estimates for each of these business segments prepared by the management of Seagram as of June 2000, and a range of multiples was applied to the Recreation & Other and Music business segments. The value of publicly traded non-EBITDA assets (i.e., Seagram's stakes in USA Networks, Inc., Loews Cineplex Entertainment Corp. and Interplay Entertainment Corp.) was based upon their respective closing market prices for common stock on June 16, 2000. The estimated value of non-publicly traded non-EBITDA assets was based upon various methodologies and information, less the value of minority interests in those non-publicly traded assets. The results of this analysis are summarized as follows:

                                                                     IMPLIED VALUE OF SEAGRAM
                                                              (U.S. DOLLARS IN MILLIONS, EXCEPT PER
                                                                           SHARE DATA)
                                                              --------------------------------------
                                                                 LOW           MEAN          HIGH
                                                              ----------    ----------    ----------
Implied Total Equity Value..................................   $28,194       $32,236       $36,279
Implied Total Equity Value Per Seagram Common Share.........   $    57       $    65       $    73

     (x) Sum of the Parts Analysis of Vivendi. Goldman Sachs computed for Vivendi an implied enterprise value, an implied equity value and an implied net asset value per Vivendi ordinary share based on valuations of the business segments, less the net debt of Vivendi. The value of the assets of the environmental business segment was based upon 2001 EBITDA projections prepared by the management of Vivendi as of June 2000 and a range of levered multiples, except for the valuation of FCC, which valuation range reflected the approximate value of a call option held by Vivendi's partner in FCC at the low end of the range and the market value of Vivendi's stake at the high end of the range. The valuation of Vivendi's non-EBITDA assets was based on various methodologies, except that (a) the valuation of Vivendi's stakes in BSkyB and Havas Advertising was based upon their respective closing market prices for common stock on June 16, 2000 and (b) the valuation of CANAL+ was based upon the public market value of Vivendi's stake in CANAL+ on June 9, 2000 at the low end of the range, and based upon the sum of the parts valuation of CANAL+ undertaken by Goldman Sachs, as described in section (xii) below, at the high end of the range. The results of this analysis are summarized as follows:

                                                                 IMPLIED VALUE OF VIVENDI
                                                                (EUROS IN MILLIONS, EXCEPT
                                                                      PER SHARE DATA)
                                                              -------------------------------
                                                                LOW      MIDPOINT      HIGH
                                                              -------    --------    --------
Implied Enterprise Value....................................  E70,697    E88,444     E106,196
Implied Equity Value........................................  E54,410    E72,157     E 89,909
Implied Net Asset Value per Vivendi Ordinary Share..........  E    83    E   111     E    138

     (xi) Selected Sum of the Parts Research Analysis of Vivendi. Goldman Sachs computed a valuation for Vivendi based on the sum of the parts valuations of the various business segments of Vivendi contained in the most recent available reports of selected investment banks and brokerages, as of the respective dates indicated:

     - Goldman, Sachs & Co., April 7, 2000;

     - HSBC Investment Bank plc., May 5, 2000;

     - Handelsbanken Markets, March 28, 2000;

     - Merrill Lynch & Co., March 24, 2000;

     - Deutsche Bank AG, March 3, 2000;

     - Morgan Stanley Dean Witter, February 18, 2000; and

     - Warburg Dillon Read (France) SA, February 2, 2000.

     The component of each of these sum of the parts valuations relating to publicly traded assets was adjusted by Goldman Sachs to reflect closing market prices for such assets on June 16, 2000. The analysis led to a range of total enterprise values for Vivendi from a high of (euro)105,199 million to a low of
(euro)86,102 million, with an average total enterprise value of (euro)94,223 million.

     (xii) Sum of the Parts Analysis of CANAL+. Goldman Sachs computed for CANAL+ an implied enterprise value, an implied equity value and an implied net asset value per CANAL+ share, based on the total levered value of the subsidiaries and investments of CANAL+, less the net debt of CANAL+. A number of valuation methods were used, relying in part upon data provided by the management of Vivendi as of June 2000 and adjusted by the management of Seagram, and subscriber data as of December 31, 1999. The results of this analysis are summarized as follows:

                                                                     IMPLIED VALUE OF CANAL+
                                                               (EUROS IN MILLIONS, EXCEPT PER SHARE
                                                                              DATA)
                                                              --------------------------------------
                                                                 LOW         MIDPOINT        HIGH
                                                              ----------    ----------    ----------
Implied Enterprise Value....................................   E23,000       E27,078       E31,157
Implied Equity Value........................................   E21,938       E26,016       E30,095
Implied Net Asset Value Per CANAL+ Share....................   E   171       E   203       E   234

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Seagram, Vivendi or CANAL+ or the contemplated merger transactions.

     The analyses were prepared for purposes of Goldman Sachs providing its opinion to Seagram's board of directors as to the fairness of the exchange ratio pursuant to the merger agreement and the plan of arrangement from a financial point of view to the holders of outstanding Seagram common shares. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Seagram, Vivendi, CANAL+, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the board of directors of Seagram was one of many factors taken into consideration by Seagram's board of directors in making its determination to approve the proposed merger transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Seagram, having provided significant investment banking services to Seagram from time to time, including, among others, having acted as:

     - joint lead manager and bookrunner of a public offering of U.S.$550,000,000 aggregate principal amount of 8.00% Senior Quarterly Income Debt Securities due 2038 of JES in November 1998;

     - managing underwriter of a public offering of U.S.$3,500,000,000 aggregate principal amount of Senior Notes and Senior Debentures of JES, in December 1998;

     - global coordinator of a public offering of 37,000,000 Seagram common shares in June 1999;

     - managing underwriter of a public offering of 20,025,000 7.50% Adjustable Conversion-rate Equity Security Units of Seagram in June 1999;

     - financial advisor to Seagram in connection with the sale of the Mumm and Perrier Jouet Champagne Houses in July 1999;

     - financial advisor to Seagram in connection with the sale of Universal Concerts in September 1999;

     - financial advisor to Seagram in connection with the sale by Rank Group Plc of its interest in Universal Studios Escape to Blackstone Capital Partners; and

     - financial advisor to Seagram in connection with, and having participated in certain of the negotiations leading to, the merger agreement and the plan of arrangement.

     John S. Weinberg, a Managing Director of Goldman Sachs, is a director of Seagram.

     Goldman Sachs, and its affiliate Goldman Sachs Paris Inc. et Cie, have provided significant investment banking services to Vivendi in connection with numerous transactions and other situations, including having acted as:

     - financial advisor to Vivendi in connection with the acquisition of United States Filter Corporation in April 1999;

     - managing underwriter of a public offering of (euro)2,600,000,016 aggregate principal amount of bonds, convertible and/or exchangeable into new or existing shares of Vivendi or Vivendi Environnement, of Vivendi Environnement in April 1999;

     - managing underwriter of a public offering of 45,444,174 new shares of Vivendi in May 1999;

     - financial advisor to Sithe Energies, Inc., a subsidiary of Vivendi, in connection with the sale of 21 independent power production plants in May 2000; and

     - joint global coordinator and joint bookrunner for the global offering of 75,005,023 ordinary shares of Vivendi Environnement.

     Goldman Sachs may also provide investment banking services to Vivendi in the future.

     Goldman Sachs is currently working with another client in its discussions with Seagram concerning a possible strategic transaction involving Seagram's Spirits and Wine business.

     Goldman Sachs has provided from time to time, and currently is providing, certain investment banking services to CANAL+.

     Seagram selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger transactions.

     Goldman Sachs provides a full range of financial and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Seagram, Vivendi or CANAL+ for its own account or for the accounts of customers.

     Pursuant to a letter agreement dated as of June 12, 2000, Seagram engaged Goldman Sachs to act as its financial advisor in connection with the potential transactions contemplated in the letter agreement. Pursuant to the terms of this engagement letter, Seagram has agreed to pay Goldman Sachs a fee equal to 0.14% of the total consideration paid for the Seagram common shares in connection with the merger transactions, calculated according to the terms of the engagement letter (including the consideration paid to holders of options and an amount to reflect Seagram's outstanding adjustable conversion-rate equity security units), provided that the fee will not be less than U.S.$12.5 million. The value of the Vivendi Universal securities issued as consideration for the Seagram common shares will be determined on the same basis as the securities are valued for purposes of determining the exchange ratio. Seagram also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. In addition to acting as Seagram's financial advisor in connection with the merger transactions, Goldman Sachs has, during the past two years, advised Seagram on other business combination transactions and has acted as underwriter in certain of Seagram's securities offerings, as described above. In connection with the provision of these services, Goldman Sachs received compensation from Seagram of approximately $54 million.

     Opinion of Morgan Stanley

     Seagram retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger transactions. The Seagram board of directors selected Morgan Stanley to act as Seagram's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Seagram. At the meeting of the Seagram board on June 19, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of June 19, 2000, and based on and subject to the various considerations in its opinion, the exchange ratio pursuant to the merger agreement and the plan of arrangement was fair from a financial point of view to the holders of Seagram common shares.

     THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED JUNE 19, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS ANNEX K TO THIS JOINT PROXY STATEMENT-PROSPECTUS. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF SEAGRAM AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT AND THE PLAN OF ARRANGEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SEAGRAM COMMON SHARES AS OF THE DATE OF THE OPINION. MORGAN STANLEY DID NOT OPINE AS TO ANY OTHER ASPECT OF THE MERGER TRANSACTIONS (INCLUDING THE FAIRNESS OF THE SOFIEE EXCHANGE RATIO OR THE CANAL EXCHANGE RATIO (AS THOSE TERMS ARE DEFINED IN
SCHEDULE I TO THE MERGER AGREEMENT INCLUDED AS ANNEX A)), AND ITS OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY SHAREHOLDER OF SEAGRAM, VIVENDI OR CANAL+ SHOULD VOTE AT THE RESPECTIVE SHAREHOLDERS' MEETINGS TO BE HELD IN CONNECTION WITH THE MERGER TRANSACTIONS. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SEAGRAM SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Seagram, Vivendi and CANAL+, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Seagram, Vivendi and CANAL+ prepared by the managements of Seagram, Vivendi and CANAL+, respectively;

     - reviewed certain financial analyses and projections for Seagram prepared by the management of Seagram;

     - reviewed certain financial analyses and projections for Vivendi and CANAL+ prepared by the respective managements of these companies and adjusted by the management of Seagram;

     - reviewed the past and current operations and financial condition and the prospects of Seagram, Vivendi and CANAL+, which information was based, in part, on discussions conducted with members of the management of Seagram, Vivendi and CANAL+;

     - reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger transactions, which information was based, in part, on discussions conducted with members of the management of Seagram and Vivendi;

     - reviewed the pro forma impact of the merger transactions on the earnings and capitalization ratios of Vivendi;

     - reviewed the reported prices and trading activity for Seagram common shares, Vivendi ordinary shares and CANAL+ ordinary shares;

     - compared the financial performance of Seagram, Vivendi and CANAL+ and the prices and trading activity of Seagram common shares, Vivendi ordinary shares and CANAL+ ordinary shares with those of certain other publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of precedent transactions that Morgan Stanley deemed relevant;

     - participated in certain discussions and negotiations among representatives of Seagram and Vivendi and their financial and legal advisors;

     - reviewed the merger agreement, the plan of arrangement and other related agreements executed by the parties to the merger transactions; and

     - performed other analyses and considered other factors that Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of all of the information reviewed by it for the purposes of its opinion. With respect to financial projections and the internal financial statements and the other financial and operating data provided by Seagram, Vivendi and CANAL+, including information relating to the anticipated strategic, financial and operational benefits of the merger transactions, Morgan Stanley assumed that the information provided was reasonably prepared and based on the best currently available estimates and judgments of the future financial and operational performance of Seagram, Vivendi and CANAL+, respectively. Morgan Stanley did not make and did not assume responsibility for making any independent valuation or appraisal of the assets or liabilities of Seagram, Vivendi or CANAL+ or any of their subsidiaries, nor was Morgan Stanley furnished with any valuations or appraisals of those assets and liabilities.

     Morgan Stanley also assumed, with Seagram's consent, that the merger transactions will be consummated in all material respects in accordance with the terms set forth in the merger agreement and the plan of arrangement, including, among other things, that the exchange of shares pursuant to the plan of arrangement will be treated as a tax-free exchange for U.S. Seagram shareholders and Canadian Seagram shareholders that elect to receive exchangeable shares, pursuant to the U.S. Internal Revenue Code of 1986, or the Canadian Tax Act, as applicable. In addition, Morgan Stanley assumed that the Vivendi/Canal Transactions (as that term is defined in the merger agreement) will be consummated in all material respects in accordance with the terms set forth in the Vivendi/Canal Agreements (as that term is defined in the merger agreement). Morgan Stanley also assumed that in connection with the receipt of the regulatory approvals required for the proposed merger transactions, no restrictions will be imposed that would have a material adverse effect on Seagram, Vivendi or CANAL+, or on the benefits expected to be derived from the merger transactions. Morgan Stanley's opinion did not address or express any opinion on the terms of the voting agreement or the governance agreement.

     Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions in effect on, the information made available to Morgan Stanley as of, and the financial condition of Seagram, Vivendi and CANAL+ on, the date of the opinion.

     Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party regarding the acquisition of Seagram or any of its assets. Additionally, Morgan Stanley's opinion does not address Seagram's underlying business decision to participate in the merger transactions.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY MORGAN STANLEY IN PREPARING ITS OPINION. SOME OF THESE SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES USED BY MORGAN STANLEY, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY MORGAN STANLEY.

     Historical Public Market Trading Value. Morgan Stanley reviewed the stock price performance of Seagram based on an analysis of the historical closing prices and trading volumes of Seagram common shares on the NYSE from January 2, 1997 through June 16, 2000. The following table lists the low, average and high daily closing prices of Seagram common shares for the periods indicated.

                                                              HISTORICAL SEAGRAM COMMON
                                                                     SHARE PRICES
                                                        --------------------------------------
                                                           LOW         AVERAGE         HIGH
                                                        ----------    ----------    ----------
Entire Period.........................................  U.S.$25.19    U.S.$42.91    U.S.$64.50
One Year ended June 16, 2000..........................       37.00         51.37         64.50
Six Months ended June 16, 2000........................       43.13         54.46         64.50
Three Months ended June 16, 2000......................       43.81         53.72         63.94
One Month ended June 16, 2000.........................       43.81         50.12         62.44
Ten Days ended June 16, 2000..........................       48.44         54.55         62.44

     Morgan Stanley also reviewed the stock price performance of Vivendi based on an analysis of the historical closing prices and trading volumes of Vivendi ordinary shares on the Paris Bourse from December 31, 1996 through June 16, 2000. The following table lists the low, average and high daily closing prices of Vivendi ordinary shares for the periods indicated.

                                                              HISTORICAL VIVENDI ORDINARY
                                                                      SHARE PRICES
                                                              ----------------------------
                                                               LOW      AVERAGE     HIGH
                                                              ------    -------    -------
Entire Period...............................................  E31.38    E 64.30    E141.60
One Year ended June 16, 2000................................   61.45      92.06     141.60
Six Months ended June 16, 2000..............................   80.05     110.12     141.60
Three Months ended June 16, 2000............................   98.45     113.46     129.60
One Month ended June 16, 2000...............................   98.45     110.75     119.20
Ten Days ended June 16, 2000................................   98.45     109.14     116.00

     Morgan Stanley also reviewed the stock price performance of CANAL+ based on an analysis of the historical closing prices and trading volumes of CANAL+ ordinary shares on the Paris Bourse from December 30, 1998 through June 16, 2000. The following table lists the low, average and high daily closing prices of CANAL+ ordinary shares for the periods indicated.

                                                               HISTORICAL CANAL+ ORDINARY
                                                                      SHARE PRICES
                                                              -----------------------------
                                                                LOW      AVERAGE     HIGH
                                                              -------    -------    -------
Entire Period...............................................  E 51.90    E118.59    E360.30
One Year ended June 16, 2000................................    56.10     141.67     360.30
Six Months ended June 16, 2000..............................   108.10     214.49     360.30
Three Months ended June 16, 2000............................   165.00     219.21     276.00
One Month ended June 16, 2000...............................   165.00     201.63     230.10
Ten Days ended June 16, 2000................................   200.90     206.64     214.10

     Comparative Stock Price Performance. As part of its analysis, Morgan Stanley reviewed the recent stock price performance of Seagram and compared this performance with that of the following companies and market index:

MEDIA AND ENTERTAINMENT      SPIRITS AND WINE
       COMPANIES                COMPANIES                  MARKET INDEX
-----------------------  ------------------------   ---------------------------
The Walt Disney Company  Allied Domecq Plc          Standard & Poor's 500 Index
Viacom Inc.              Brown-Forman Corporation
News Corp Ltd.           Diageo Plc
AOL                      Pernod-Ricard SA

     Morgan Stanley observed that over the period from December 31, 1998 to June 16, 2000, the closing market prices appreciated as set forth below:

                                                              % APPRECIATION
                                                              --------------
Seagram.....................................................       61.7%
The Walt Disney Company.....................................       37.3%
Viacom Inc. ................................................       84.2%
News Corp Ltd. .............................................      110.4%
AOL ........................................................       41.0%
Four Media and Entertainment Companies (equal-weighted
  index)....................................................       67.8%
Four Spirits and Wine Companies (equal-weighted index)......        0.7%
Standard & Poor's 500 Index.................................       19.1%

     Morgan Stanley noted that no company used in this comparative stock price analysis is identical to Seagram.

     Morgan Stanley also compared the closing market price of Seagram common shares on June 12, 2000 to the closing market price of Seagram common shares on June 16, 2000, and concluded that this was a period during which speculation regarding a potential business combination involving Seagram materially affected the market price of Seagram common shares. This analysis indicated that between June 12, 2000 and June 16, 2000, the closing market price of Seagram common shares appreciated 21.4%. Morgan Stanley also noted that on June 14, 2000, Seagram and Vivendi each made a public announcement stating that the companies were engaged in discussions regarding a potential business combination.

     Morgan Stanley also reviewed the price performance of Vivendi ordinary shares and CANAL+ ordinary shares and compared these with that of the following market indices:

- Morgan Stanley Capital International European Wireless

- Morgan Stanley Capital International European Media

- FTSE EUROTOP 300 Utilities Index

- Dow Jones EURO STOXX 50 Index

- CAC-40 Index

     Morgan Stanley observed that over the period from December 31, 1998 to June 16, 2000, the closing market prices appreciated as set forth below:

                                                              % APPRECIATION
                                                              --------------
Vivendi.....................................................       36.8%
CANAL+......................................................      245.8%
Morgan Stanley Capital International European Wireless......       81.9%
Morgan Stanley Capital International European Media.........       59.8%
FTSE EUROTOP 300 Utilities Index............................       (4.4)%
Dow Jones EURO STOXX 50 Index...............................       58.0%
CAC-40 Index................................................       63.7%

     Morgan Stanley also compared the closing market price of Vivendi ordinary shares on June 12, 2000 to the closing market price of Vivendi ordinary shares on June 16, 2000, and concluded that this was a period during which speculation regarding a potential business combination involving Vivendi materially affected the market price of Vivendi ordinary shares. This analysis indicated that between June 12, 2000 and June 16, 2000, the closing market price of Vivendi ordinary shares decreased 14.7%.

     Securities Research Analysts' Future Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Seagram common shares and Vivendi ordinary shares prepared and published by securities research analysts during the period from May 4, 2000 to June 7, 2000, for Seagram, and from March 3, 2000 to May 18, 2000, for Vivendi. These targets reflected each analyst's estimate of the future public market trading price of Seagram common shares and Vivendi ordinary shares at the end of the particular time period considered for each estimate. Discount rates were selected based in part on analyses used to derive an estimated cost of equity capital for each of Seagram and Vivendi and on the experience and professional judgment of Morgan Stanley. Using an equity cost of capital of 12.4% as a discount rate for Seagram and an equity cost of capital of 11.7% as a discount rate for Vivendi, Morgan Stanley discounted the analysts' price estimates to June 16, 2000, to arrive at a range of present values of these targets as set forth below:

                                                              PRESENT VALUE RANGE
                                                              --------------------
                                                                LOW         HIGH
                                                              --------    --------
Seagram Public Market Trading Price.........................  U.S.$ 56    U.S.$ 76
Vivendi Public Market Trading Price.........................  E    117    E    156

     To estimate the equity cost of capital for each of Seagram and Vivendi, Morgan Stanley used a capital asset pricing model (CAPM) methodology and each company's predicted equity beta, which is a measure of volatility and risk used to estimate the cost of a company's equity financing. The difference between the estimated equity cost of capital used for Seagram and Vivendi results from a slightly higher Seagram equity beta and a higher dividend yield for Vivendi.

     Morgan Stanley noted that the public market trading prices published by the securities research analysts do not reflect current market trading prices for Seagram common shares or Vivendi ordinary shares and that these estimates are subject to uncertainties, including the future financial performance of Seagram and Vivendi and future financial market conditions.

     Analysis of Selected Precedent Transactions. As part of its analysis, Morgan Stanley reviewed the following seven transactions involving large media and entertainment companies since 1993:

     - January 2000 -- Time Warner Inc./EMI Group plc;

     - January 2000 -- AOL/Time Warner Inc.;

     - September 1999 -- Viacom Inc./CBS Corporation;

     - May 1998 -- Seagram/PolyGram N.V.;

     - August 1995 -- Time Warner Inc./Turner Broadcasting System, Inc.;

     - June 1995 -- Seagram/MCA Inc., and

     - September 1993 -- Viacom Inc./Paramount Communications Inc.

     For each of these transactions, Morgan Stanley reviewed the prices paid and calculated the implied multiples of the last twelve months (LTM) earnings before interest, taxes, depreciation and amortization (EBITDA). This analysis indicated multiples ranging from 15.3x to 30.1x LTM EBITDA for these transactions, with a median multiple of 21.8x. Morgan Stanley also analyzed the multiples for Seagram implied by the merger transactions. Based on EBITDA for Seagram for the LTM period ended March 31, 2000, the merger consideration implied an EBITDA multiple of 24.2x, based on a purchase price for Seagram of U.S.$77.35 per share, which assumes that the Vivendi closing share price is within the Collar

(as defined below), and a multiple of 23.9x, based on the terms of the exchange ratio and a closing share price for Vivendi of (euro)99.00 on June 16, 2000.

     No transaction used in the analysis of selected precedent transactions is identical to the merger transactions. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of Seagram and Vivendi, including the impact of competition on Seagram or Vivendi and the industries in which they are principally engaged, the growth of these industries and the absence of any material adverse change in the financial condition and prospects of Seagram or Vivendi or the industries in which they are principally engaged or in the financial markets in general.

     Exchange Ratio Analysis. Morgan Stanley compared the low and high exchange ratios pursuant to the collar arrangement (the Collar) set forth in the plan of arrangement to the ratio of the closing market prices of Seagram common shares and Vivendi ordinary shares on June 16, 2000, the last trading day prior to the meeting of the Seagram board of directors, and June 12, 2000, the day prior to initial press reports regarding a potential business combination involving Seagram and Vivendi. Morgan Stanley also compared these ratios to selected average historical ratios of the closing market prices of Seagram common shares to Vivendi ordinary shares over various periods from January 4, 1999 to June 16, 2000. Morgan Stanley then calculated the premiums represented by each of the low end of the Collar and the high end of the Collar over the averages of these historical ratios. For purposes of calculating the exchange ratios, Morgan Stanley converted the Vivendi ordinary share prices from euros to U.S. dollars using the applicable noon buying rate as reported by the U.S. Federal Reserve Bank. The results of this analysis are set forth below:

                                                                         0.6221-LOW       0.8000-HIGH
                                                                        END OF COLLAR    END OF COLLAR
                                                          MARKET         % PREMIUM/       % PREMIUM/
                                                      EXCHANGE RATIO     (DISCOUNT)       (DISCOUNT)
                                                      --------------    -------------    -------------
June 16, 2000.......................................      0.643             (3.3)%           24.4%
June 12, 2000.......................................      0.455             36.7%            75.8%
One Month Average...................................      0.484             28.4%            65.2%
Three Month Average.................................      0.506             22.9%            58.1%
Six Month Average...................................      0.514             20.9%            55.5%
One Year Average....................................      0.571              8.9%            40.1%
Entire Period Average...............................      0.583              6.7%            37.2%

     Analysis of Premiums Implied by the Merger Transactions. Morgan Stanley calculated the premiums to the prevailing market prices of Seagram common shares implied by the exchange ratio pursuant to the merger agreement and the plan of arrangement. Set forth below are the implied premiums to historical Seagram market prices based on a purchase price for Seagram of U.S.$77.35 per share, which assumes that the Vivendi closing share price is within the collar, and the implied value of the exchange ratio based on Vivendi's closing share price of
(euro)99.00 on June 16, 2000:

                                                                    % PREMIUM TO MARKET PRICE
                                                             ---------------------------------------
                                                                           IMPLIED VALUE OF EXCHANGE
                                                             U.S.$77.35     RATIO ON JUNE 16, 2000
                                                             ----------    -------------------------
June 16, 2000..............................................     25.9%                24.4%
June 12, 2000..............................................     52.8%                50.9%
One Month Prior............................................     53.5%                51.7%

     For purposes of calculating these implied premiums, Morgan Stanley converted the Vivendi ordinary share price from euros to U.S. dollars using the noon buying rate as reported by the U.S. Federal Reserve Bank on June 16, 2000.

     Sum of the Parts Analysis. Morgan Stanley performed a "sum of the parts" analysis of Seagram by assessing the value of each of Seagram's principal business segments and other assets and then deriving a range of values for Seagram as a whole. Morgan Stanley considered relevant values for: (i) the consolidated businesses of Seagram, including the filmed entertainment business, the music business, the recreation operations and the spirits and wine business;
(ii) Seagram's investments in unconsolidated non-public businesses; and (iii) Seagram's holdings in public companies. Using various methodologies that Morgan Stanley deemed appropriate for each business segment and asset analyzed, this analysis implied a range of equity values per Seagram common share of approximately U.S.$52 to U.S.$68.

     Morgan Stanley also performed a "sum of the parts" analysis of Vivendi. Morgan Stanley considered relevant values for: (i) Vivendi's consolidated businesses, including the environmental business, the telecommunications business and the media and publishing business; (ii) Vivendi's investments in unconsolidated nonpublic businesses; and (iii) Vivendi's holdings in public companies. Using various methodologies that Morgan Stanley deemed appropriate for each business segment and asset analyzed, this analysis implied a range of equity values per Vivendi ordinary share of approximately (euro)85 to (euro)140.

     Pro Forma Analysis of the Merger Transactions. Morgan Stanley analyzed the pro forma impact of the merger transactions on Vivendi and observed that, based on financial projections prepared by the respective managements of Seagram, Vivendi and CANAL+, the merger transactions would result in diminution of the estimated compound annual growth rate in reported revenues and EBITDA for Vivendi between the calendar years 2000 and 2002. Morgan Stanley's pro forma analysis did not include the effects of any strategic, financial or operational benefits anticipated from the merger transactions. Morgan Stanley also noted that the pro forma analysis suggested that the merger transactions would result in a more leveraged capital structure for Vivendi, resulting from the addition of Seagram's net debt, estimated by Seagram's management to be approximately U.S.$7 billion at the end of the calendar year 2000.

     Morgan Stanley performed a variety of financial and comparative analyses for purposes of providing its opinion to the board of directors of Seagram as to the fairness of the exchange ratio pursuant to the merger agreement and the plan of arrangement from a financial point of view to the holders of Seagram common shares. While the foregoing summary describes the material analyses performed and factors reviewed by Morgan Stanley for its opinion, it is not intended to be a description of all the analyses performed and factors reviewed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Seagram, Vivendi or CANAL+.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Seagram, Vivendi or CANAL+. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. These analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement and the plan of arrangement from a financial point of view to the holders of Seagram common shares and were conducted in connection with the delivery of its opinion to the board of directors of Seagram.

     The exchange ratio and other terms of the merger transactions were determined through arm's-length negotiations between Seagram, Vivendi and CANAL+ and were approved by the Seagram board of directors. Morgan Stanley provided advice to Seagram during the negotiations; however, Morgan Stanley did not recommend any specific exchange ratio to Seagram or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger transactions. In addition, as described above, Morgan Stanley's opinion was one of many factors taken into consideration by the Seagram board of directors in making its decision to approve the merger transactions. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Seagram board of directors with respect to the value of Seagram or of whether the Seagram board of directors would have been willing to agree to a different exchange ratio.

     The Seagram board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Morgan Stanley or its affiliates may from time to time trade in the securities or indebtedness of Seagram, Vivendi or CANAL+ for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

     Pursuant to its engagement, Morgan Stanley provided financial advisory services and the fairness opinion to Seagram in connection with the merger transactions, and Seagram has agreed to pay Morgan Stanley a fee of U.S.$10 million in connection with this engagement. Seagram has also agreed to reimburse Morgan Stanley for any out-of-pocket expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including various liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement as financial advisor to Seagram in connection with the merger transactions. In addition to acting as Seagram's financial advisor in connection with the merger transactions, Morgan Stanley has, during the past two years, advised Seagram on other business combination transactions and has acted as underwriter in certain of Seagram's securities offerings. In connection with the provision of those services, Morgan Stanley received compensation from Seagram of approximately $27 million.

     Subsequent to its engagement in connection with the merger transactions and the rendering of its fairness opinion, Seagram separately engaged Morgan Stanley to act as its financial advisor in connection with the potential divestiture of Seagram's spirits and wine business. Seagram has agreed to pay Morgan Stanley a customary fee for those services.

     OPINION OF CANAL+'S FINANCIAL ADVISOR

     CANAL+ retained Merrill Lynch International to act as its financial advisor in connection with the merger transactions. On June 19, 2000, Merrill Lynch delivered to the CANAL+ board of directors an oral opinion, subsequently confirmed by a written opinion dated as of June 19, 2000, to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the "CANAL+ Exchange Ratio" was fair from a financial point of view to the holders of CANAL+'s shares, other than Vivendi and its affiliates. The "CANAL+ Exchange Ratio" was defined in the opinion as the ratio of two Vivendi Universal shares being delivered to each CANAL+ shareholder for each share in Canal Holdco.

     The full text of Merrill Lynch's opinion dated June 19, 2000, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is, with Merrill Lynch's prior written consent, attached hereto as Annex L to this joint proxy statement-prospectus and is incorporated into this joint proxy statement-prospectus by reference. The summary of Merrill Lynch's fairness opinion set forth below is qualified in its entirety by reference to the full text of the opinion. CANAL+ shareholders are urged to read the opinion carefully in its entirety.

     Merrill Lynch's opinion was delivered to the CANAL+ board of directors for its information and is directed only to the fairness, from a financial point of view, of the "CANAL+ Exchange Ratio" to CANAL+ shareholders other than Vivendi and its affiliates, does not address any other aspect of the merger transactions, including the merits of the underlying decision by CANAL+ to engage in the merger transactions, and does not constitute a recommendation to any CANAL+ shareholder as to how any shareholder should vote as to any matter relating to the merger transactions. In addition, Merrill Lynch did not express any opinion as to the prices at which the Vivendi shares, CANAL+ shares, the Vivendi Universal shares, the exchangeable shares or the Seagram common shares will trade following the completion of the merger.

     In preparing its opinion to the CANAL+ board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the CANAL+ board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all of the analyses and factors, or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or CANAL+. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the CANAL+ board of directors in making its determination to approve the merger transactions. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the CANAL+ board of directors or CANAL+'s management with respect to the fairness of the "CANAL+ Exchange Ratio."

     In arriving at its opinion, Merrill Lynch, among other things, did the following:

     - reviewed CANAL+'s annual reports and related financial information for the five fiscal years ended December 31, 1999;

     - reviewed Vivendi's annual reports and related financial information for the five fiscal years ended December 31, 1999;

     - reviewed Seagram's annual reports and related financial information for the five fiscal years ended June 30, 1999;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of CANAL+, Vivendi and Seagram, furnished to Merrill Lynch by CANAL+, Vivendi and Vivendi's outside advisors, as well as a description of the amount of the cost savings and other synergies expected to result from the merger transactions furnished to Merrill Lynch and prepared by CANAL+ and Vivendi;

     - conducted discussions with members of senior management of CANAL+ and Vivendi's outside advisors concerning the businesses and prospects of CANAL+, Vivendi and Seagram before and after giving effect to the merger transactions;

     - reviewed the historical market prices and trading activity for the CANAL+ shares, the Vivendi shares and the Seagram common shares and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to CANAL+, Vivendi and Seagram, respectively;

     - compared the results of operations of CANAL+, Vivendi and Seagram with that of certain companies which Merrill Lynch deemed to be reasonably similar to CANAL+, Vivendi and Seagram, respectively;

     - compared the proposed financial terms of the merger transactions with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

     - reviewed the potential pro forma impact of the merger transactions;

     - reviewed the merger agreement, including the plan of arrangement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of CANAL+, Vivendi or Seagram and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of CANAL+, Vivendi or Seagram, nor was it permitted access to Seagram's or Vivendi's management for the purposes of conducting discussions concerning each of their respective businesses and prospects.

     With respect to the financial forecast information furnished to or discussed with Merrill Lynch by CANAL+, Vivendi and Vivendi's outside advisors, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of CANAL+ and Vivendi, and of Vivendi's outside advisors, as to the expected future financial performance of CANAL+, Vivendi and Seagram, as the case may be. With respect to the expected synergies furnished to or discussed with Merrill Lynch, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of CANAL+ and Vivendi as to the expected synergies. Merrill Lynch also assumed that the transactions comprising the merger transactions, including the spin off of the transferred business to CANAL+ shareholders, will qualify as tax-free reorganisations for income tax purposes in the relevant jurisdictions.

     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the expected benefits of the merger transactions.

     In connection with the preparation of its opinion, Merrill Lynch was not authorized by CANAL+ or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of CANAL+.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES USED BY MERRILL LYNCH IN CONNECTION WITH PROVIDING ITS OPINION, DATED AS OF JUNE 19, 2000, TO THE CANAL+ BOARD OF DIRECTORS. THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

  (i) Historical Stock Trading Analyses

     Merrill Lynch reviewed historical trading prices of CANAL+ ordinary shares during the twelve-month period preceding June 16, 2000. The price of CANAL+ ordinary shares ranged from a low of (euro)55.7 on September 9, 1999 to a high of (euro)360.0 on March 10, 2000. Merrill Lynch noted that both the pre-leak implied offer price of (euro)236.0 and the then current implied offer price of
(euro)201.0 per CANAL+ ordinary
share, in each case determined by multiplying the market price of Vivendi ordinary shares by the 2.0 exchange ratio to be paid to the holders of CANAL+ ordinary shares in the merger, and adjusting such amounts for the regulated CANAL+ business to be retained by CANAL+ ordinary shareholders were within that range.

     Merrill Lynch reviewed historical trading prices of Vivendi ordinary shares during the twelve-month period preceding June 16, 2000. The price of Vivendi ordinary shares during this period ranged from a low of (euro)61.0 during October 1999 to a high of (euro)150.0 during March 2000. Merrill Lynch noted that both the pre-leak market price of (euro)115.0 per Vivendi ordinary share and the then current market price of (euro)98.0 per Vivendi ordinary share were within that range.

     Merrill Lynch reviewed historical trading prices of Seagram common shares during the twelve-month period preceding June 16, 2000. The price of Seagram common shares during this period ranged from a low of U.S.$37.0 during October 1999 to a high of U.S.$64.5 during March 2000. Merrill Lynch noted that the pre-leak implied offer price of U.S.$77.4 was higher than this range.

  (ii) Review of Research Analyst Price Targets

     Merrill Lynch reviewed reports on CANAL+ prepared by various equity research analysts during the two-month period commencing March 6, 2000 through May 15, 2000. Each report contained price targets reflecting the relevant analyst's estimate of the future public market trading price of CANAL+ ordinary shares at the end of the particular time period considered. Merrill Lynch noted that the target price per CANAL+ ordinary share in such reports ranged from a low of (euro)235.0 to a high of (euro)365.0, yielding an implied equity value ranging from (euro)30.1 billion to (euro)46.8 billion, based on 128.1 million outstanding CANAL+ ordinary shares on a fully diluted basis. Merrill Lynch noted that while the then current implied offer price of (euro)201.0 per Seagram common share was below this range, the pre-leak implied offer price of
(euro)236.0 per Seagram common share was within this range.

     Merrill Lynch reviewed reports on Vivendi prepared by various equity research analysts during the three-month period commencing February 15, 2000 through May 18, 2000. Each report contained price targets reflecting the relevant analyst's estimate of the future public market trading price of Vivendi ordinary shares at the end of the particular time period considered. Merrill Lynch noted that the target price per Vivendi ordinary share in such reports ranged from a low of (euro)150.0 to a high of (euro)162.0. Merrill Lynch noted that both the pre-leak market price of (euro)115.0 per Vivendi ordinary share and the then current market price of (euro)98.0 per Vivendi ordinary share were below this range.

     Merrill Lynch reviewed various reports on Seagram prepared by various equity research analysts during the six-month period commencing January 6, 2000 through June 15, 2000. Each report contained price targets reflecting the relevant analyst's estimate of the future public market trading price of Seagram common shares at the end of the particular time period considered. Merrill Lynch noted that the target price per Seagram common share ranged from a low of U.S.$64.0 to a high of U.S.$84.5. Merrill Lynch noted that the pre-leak implied offer price of U.S.$77.4 per Seagram common share was within this range.

     Merrill Lynch noted that the public market trading prices published by the securities research analysts did not reflect then current market trading prices for CANAL+ ordinary shares, Vivendi ordinary shares or Seagram common shares and that these estimates are subject to uncertainties, including the future financial performance of CANAL+, Vivendi and Seagram and future financial market conditions.

  (iii) Sum of the Parts Valuations

     Merrill Lynch performed a "sum of the parts" analysis of CANAL+ by assessing value ranges for various CANAL+ business units to arrive at a composite enterprise value range and then adjusting such enterprise value range for net debt. Merrill Lynch reviewed CANAL+'s percentage ownership of each pay TV business unit and multiplied CANAL+'s pro rata share of subscribers from each such business unit by assumed values per subscriber ranging between (euro)1,000 to (euro)2,500. In the case of thematic channels, Merrill Lynch based the equity value of such business units based on recent transaction prices paid in connection with such business units, or based upon multiples of revenue ranging from 7.5x to 8.5x. CANAL+ Technologies was valued at 35.0x -- 45.0x revenue, and other publicly traded business units were valued at their then current share prices. Based upon the foregoing analysis, Merrill Lynch derived the following composite equity valuation range and value per CANAL+ ordinary share as follows:

Equity Value Range.......................  E24.2 billion -- E31.0 billion
Value Range per Share....................  E189.0 -- E242.0

Merrill Lynch noted that both the pre-leak implied offer price of (euro)236.0 and the then current implied offer price of (euro)201.0 per CANAL+ ordinary share were within this range.

     Merrill Lynch performed a "sum of the parts" analysis of Vivendi by assessing value ranges for various Vivendi business units to arrive at a composite enterprise value range and adjusting such enterprise value range for net debt. Merrill Lynch reviewed Vivendi's percentage ownership of each of its pay Telecom, Media, Environment and other business units and multiplied Vivendi's pro rata share of the equity of each such business unit by assumed market values for each business unit derived from various methodologies that Merrill Lynch deemed appropriate, including discounted cash flow analyses, public comparable trading analyses, and public and private comparable transactions analyses. Based upon the foregoing analysis, Merrill Lynch derived the following composite equity valuation range and value per Vivendi ordinary share as follows:

Equity Value Range.......................  E65.5 billion -- E86.9 billion
Value Range per Share....................  E98.0 -- E131.0

Merrill Lynch noted that both the pre-leak market price of (euro)115.0 per Vivendi ordinary share and the then current market price of (euro)98.0 per Vivendi ordinary share were within this range.

     Merrill Lynch performed a "sum of the parts" analysis of Seagram by assessing value ranges for various Seagram business units to arrive at a composite enterprise value range and then adjusting such composite enterprise value range for net debt. With respect to Seagram's consolidated assets, Merrill Lynch applied various multiples it deemed appropriate to estimated earnings before income, taxes, depreciation and amortization for the year 2000 provided to it by Vivendi's management and financial advisors. With respect to Seagram's non-consolidated public investments, including in USA Networks, DuPont, Loews Cineplex and Interplay, and other non-consolidated private investments, Merrill Lynch applied a variety of valuation methodologies it deemed appropriate with respect to such business units, including separate sum of the parts valuations, estimated market values and discounted future dividend streams. Based upon the foregoing analysis, Merrill Lynch derived the following composite equity valuation range and value per Seagram common share as follows:

Equity Value Range...............  U.S.$29.6 billion -- U.S.$38.2 billion
Value Range per Share............  U.S.$60.3 -- U.S.$77.8

Merrill Lynch noted that the pre-leak implied offer price of U.S.$77.4 per Seagram common share was within this range.

  (iv) Selected Private Market Transactions Analysis

     Merrill Lynch reviewed certain information relating to eleven selected private transactions in the media industry since September 1996, comparing enterprise value as a multiple of subscribers. Merrill Lynch arrived at the following low, average and high figures for implied enterprise value per subscriber and noted that private market valuations were on average, well below current public market ratings:

High Implied Enterprise Value/Subscriber................  U.S.$3,000
Average Implied Enterprise Value/Subscriber.............  U.S.$1,645
Low Implied Enterprise Value/Subscriber.................  U.S.$1,020

Merrill Lynch noted that, based on an implied enterprise value per subscriber range of U.S.$2,000 to U.S.$2,500, CANAL+ would have an implied equity valuation range of (euro)25.5 billion to (euro)30.3 billion and that Vivendi's 48.9% stake would have an implied equity valuation range of (euro)12.5 billion to (euro)14.8 billion. On a per share basis, this analysis yielded an implied price range per CANAL+ ordinary share ranging from (euro)213 to (euro)251. Merrill Lynch noted that while the then current implied offer price of (euro)201 per CANAL+ ordinary share was below this range, the pre-leak implied offer price of (euro)236 was within this range.

  (v) Implied Premium Analysis

     Merrill Lynch reviewed the closing market prices of Vivendi ordinary shares on June 9, 2000 and on June 16, 2000. Based on the 2.0x exchange ratio to be provided to the holders of CANAL+ ordinary shares under the merger agreement and plan of arrangement and accounting for the regulated CANAL+ business to be retained by the holders of CANAL+ ordinary shares, Merrill Lynch calculated an implied value per CANAL+ ordinary share ranging from (euro)204 to (euro)238. Merrill Lynch compared this value range per CANAL+ ordinary share and calculated an implied premium (discount) to CANAL+'s price per ordinary share over selected periods ending June 16, 2000 as follows:

                                              CANAL+       IMPLIED PREMIUM     IMPLIED PREMIUM
                                             ORDINARY      (DISCOUNT) AS OF    (DISCOUNT) AS OF
DATE/PERIOD                                 SHARE PRICE     JUNE 16, 2000        JUNE 9, 2000
-----------                                 -----------    ----------------    ----------------
June 16, 2000.............................     E201                1%                 18%
June 9, 2000..............................     E214              (5)%                 11%
Three Month Average.......................     E219              (7)%                  9%
52-week High..............................     E360             (43)%               (34)%
52-week Low...............................     E 56              264%                324%

  (vi) Relative Valuation Analysis

     Using implied value per share ranges of CANAL+ ordinary shares and Vivendi ordinary shares derived from the Historical Stock Trading Analyses, Review of Analyst Price Targets and Sum of the Parts Valuations discussed in sections (i),
(ii) and (iii) above, Merrill Lynch divided the highest and lowest price per CANAL+ ordinary share by the highest and lowest price per Vivendi ordinary share resulting from such analyses. Merrill Lynch calculated implied exchange ratio ranges of Vivendi ordinary shares per CANAL+ ordinary shares as follows:

                                                              RANGE OF IMPLIED
                          ANALYSIS                             EXCHANGE RATIO
                          --------                            ----------------
Historical 12-Month Trading Range...........................   0.72x - 2.50x
Analyst Price Targets.......................................   1.41x - 2.39x
Sum of the Parts Valuation..................................   1.40x - 2.42x

Merrill noted that the exchange ratio of 2.0 Vivendi ordinary shares for each CANAL+ ordinary share to be received in connection with the merger transactions fell within the ranges implied by this Relative Valuation Analysis.

  (vii) "Has-Gets" Analysis

     Merrill Lynch applied the composite equity value ranges implied by the Sum of the Parts Valuation discussed in section (iii) above for each of Vivendi, CANAL+'s non-regulated businesses and Seagram assets and adjusted such amounts for assumed synergies to arrive at an implied composite equity value range of
(euro)114.4 billion to (euro)150.3 billion for the combined enterprise. Merrill Lynch applied a range of exchange ratios between 0.622 and 0.800 to be received by Seagram shareholders pursuant to the merger transactions to such composite equity values and derived a range of pro forma percentage ownership in the combined entity to be received by Vivendi, CANAL+, and Seagram shareholders, respectively. Based upon such analysis, Merrill Lynch estimated that while CANAL+ shareholders would be contributing approximately 10% of the equity enterprise value, they would receive between 11% and 12% of the equity value of the combined enterprise resulting from the merger transactions.

     Merrill Lynch is acting as financial advisor to CANAL+ in connection with the merger transactions and will receive a fee of (euro)10 million from CANAL+ for its services, a significant portion of which is contingent upon the consummation of all or parts of the merger transactions. In addition, CANAL+ has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has in the past provided financial advisory and financing services to CANAL+. In the past two years, Merrill Lynch was paid a fee of approximately U.S.$3.5 million in connection with the initial public offering of Studio CANAL. Merrill Lynch may continue to provide these financial advisory and financing services and to receive fees for rendering these services and may participate in a proposed financing transaction for a subsidiary of CANAL+. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade CANAL+ shares and other securities of CANAL+, as well as securities of Vivendi and Seagram, for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER TRANSACTIONS

     When considering the recommendation of the board of directors of each of Vivendi, Seagram and CANAL+ that shareholders vote in favor of the applicable merger transactions, you should be aware that those companies' directors and executive officers are subject to agreements or arrangements that may cause them to have interests in the merger transactions that are different from, or in addition to, the interests of their shareholders. Each company's board was aware of these agreements and arrangements during its deliberations of the merits of the merger transactions and considered them in its determination to recommend that shareholders vote for the applicable merger transactions.

     BOARD ARRANGEMENTS

     The merger agreement and the governance agreement provide for certain arrangements regarding the composition of Vivendi Universal's board of directors and board committees. Directors and board committee members appointed in accordance with those arrangements will be entitled to compensation from Vivendi Universal on the same basis as Vivendi Universal's other directors and board committee members. For a summary of the provisions of the governance agreement, including certain arrangements relating to the ownership of Vivendi Universal equity by shareholders party to the governance agreement following the closing of the merger transactions, see "-- The Governance Agreement."

     Seagram intends to designate Edgar M. Bronfman, Charles R. Bronfman and Edgar Bronfman, Jr. to serve as the initial Bronfman designees to the Vivendi Universal board of directors and Richard H. Brown and Andre Desmarais as the other designees to Vivendi Universal's board of directors. See "-- The Governance Agreement -- Designees to Vivendi Universal's Board of Directors." Edgar M. Bronfman and Edgar Bronfman, Jr. each maintains his principal residence in New York, New York. Charles R. Bronfman's principal residence is in Palm Beach, Florida, Richard H. Brown's principal residence is in Dallas, Texas and Andre Desmarais's principal residence is in Westmount, Canada.

     We expect that all 14 current members of Vivendi's board of directors will become directors of Vivendi Universal. In addition:

     - Jean-Marie Messier, chairman and chief executive officer of Vivendi, will become chairman and chief executive officer of Vivendi Universal;

     - Edgar Bronfman, Jr. will become sole vice chairman of Vivendi Universal; and

     - Pierre Lescure, chairman and chief executive officer of CANAL+, will become co-chief operating officer of Vivendi Universal as well as a member of its board of directors.

     Other than as described above, no Vivendi or CANAL+ officers, directors, directoral nominees or associates of any of the foregoing have any substantial personal interest in the merger transactions.

     EMPLOYMENT AGREEMENT WITH EDGAR BRONFMAN, JR.

     Seagram has agreed to enter into an employment agreement with Edgar Bronfman, Jr. that will be guaranteed by Vivendi Universal. The employment agreement will have a four-year term beginning at the effective time of the arrangement and will automatically be extended for additional one-year periods unless Seagram or Mr. Bronfman provides 120 days' written notice of termination prior to the next extension date. The agreement provides that Mr. Bronfman will be the sole vice chairman of Vivendi Universal and Seagram, and will report to Vivendi Universal's chairman, who will be the only executive senior to Mr. Bronfman. Mr. Bronfman's duties under the employment agreement will include primary responsibility for music and spirits and wine. In addition, the operating head(s) of Vizzavi, Vivendi Net and other Internet investments and activities will report directly to Mr. Bronfman.

     Under the employment agreement, Mr. Bronfman will continue to receive an annual base salary of U.S.$1,000,000 and have an annual target bonus equal to 300% of his base salary payable upon achievement of annual performance targets. However, Mr. Bronfman will receive a minimum annual bonus of U.S.$2,000,000 for the first two years of the agreement. Mr. Bronfman will also participate in all Vivendi Universal and Seagram employee benefit plans at the levels afforded to other senior executives of Vivendi Universal, but not less than the levels currently afforded to Mr. Bronfman by Seagram, and will receive additional perquisites. At the beginning of the term of the agreement, Vivendi Universal will grant Mr. Bronfman options to purchase 500,000 Vivendi Universal ADSs, and the chairman of Vivendi Universal will recommend that the compensation committee grant Mr. Bronfman options to purchase an additional 500,000 Vivendi Universal ADSs at the compensation committee's first meeting after the effective time of the arrangement. The exercise price for those options will be the fair market value of the Vivendi Universal ADSs on the date of grant. The options will vest and become exercisable in equal annual installments on each of the first three anniversaries of the effective time of the arrangement, subject to Mr. Bronfman's continued employment. Mr. Bronfman will also be entitled to future option grants at the discretion of the compensation committee consistent with those awarded to Vivendi Universal's other senior executives.

     If Mr. Bronfman's employment is terminated by Vivendi Universal or Seagram (including by a failure to extend the employment agreement) other than for "cause" or by Mr. Bronfman for "good reason," in each case generally as defined in his termination protection agreement described under "-- Termination Protection Agreements," Mr. Bronfman will be entitled to the severance benefits provided under the termination protection agreement. However, if Mr. Bronfman terminates his employment for good reason based solely on his right to resign during the thirteenth month following the effective time of the arrangement, the new options granted under the employment agreement will not accelerate.

     Seagram will also indemnify Mr. Bronfman to the fullest extent permitted by applicable law and will provide him with customary directors' and officers' liability insurance. Amounts payable to Mr. Bronfman will be increased in the event he becomes subject to any U.S. excise tax upon a subsequent change of control or to any French tax.

     TERMINATION PROTECTION AGREEMENTS

     Under the terms of termination protection agreements currently in effect between Seagram and some of its executive officers and other senior executives, including Edgar Bronfman, Jr. and John D. Borgia, those executives are entitled to severance and other benefits upon the occurrence of a change of control followed by a termination of the executive's employment without cause or a resignation by the executive for "good reason." The completion of the arrangement would constitute a change of control for purposes of the termination protection agreements. If an executive party to a termination protection agreement is also subject to an employment or other agreement that provides for higher payments or benefits, that agreement will control in lieu of the termination protection agreement to the extent of those greater benefits.

     In the case of the termination protection agreement with Edgar Bronfman, Jr., good reason includes any voluntary termination by the executive during the thirteenth month following the change of control, which will occur at the effective time of the arrangement. In the case of the agreements with certain other Seagram executives, good reason includes voluntary termination by the executive during the fourteenth month following the change of control, but only if the executive is not an executive officer of Vivendi Universal or has experienced a diminution of title or reporting relationship or a substantial diminution of responsibilities.

     Each termination protection agreement entitles the relevant executive to severance payments equal to (1) two times (or three times in the case of some executives) the sum of the executive's annual base salary and target bonus in effect on the date of the change of control or the termination date, whichever is higher, plus (2) a pro rata portion of the executive's target bonus for the year of termination. In addition, each agreement provides the following additional severance payments and benefits:

     - all unvested stock options outstanding on the date of a change of control, and all options granted upon conversion or substitution of those options, will become fully exercisable and will remain exercisable for the period applicable to vested options under the applicable option agreement; except that, with respect to Edgar Bronfman, Jr. only, any termination of employment (other than for cause or by reason of death or disability) will be treated as a retirement for purposes of options and other stock-based plans and agreements;

     - the continuation of all medical, life insurance and disability benefits for a period of two years (or three years, in the case of some executives) following the termination date, except that those benefits will become secondary to any benefits granted by a new employer;

     - the executive's years of service for retirement plan eligibility and certain other purposes will be increased by two years (or three years, in the case of some executives);

     - all unfunded pension benefits will become fully vested;

     - reimbursement of reasonable expenses incurred for outplacement services during the two-year period (or three-year period, in the case of some executives) following the executive's termination date;

     - the executive will retain all rights to indemnification under applicable law and Seagram's charter and by-laws as in effect from time to time; and

     - directors' and officers' liability insurance coverage of the executive will be maintained at the same level for a period of two years (or three years, in the case of some executives) following the termination date.

     In the event an executive party to a termination protection agreement becomes subject to any excise tax, the agreement entitles the executive to payment in an amount sufficient to ensure a net after-tax benefit to the executive that is the same as if no excise tax had been charged.

     The employment agreement between Seagram and its chief financial officer, Brian C. Mulligan, which is summarized under "Seagram Annual Meeting
Information -- Executive Compensation -- Employment, Consulting and Termination Protection Agreements," provides for equivalent severance payments, benefits and protections upon a change of control as those provided in the termination protection agreements described above; however, Mr. Mulligan's employment agreement provides that, if it would produce a greater benefit to Mr. Mulligan, in lieu of multiplying the annual base salary and target bonus by three, Mr. Mulligan will be entitled to a discounted lump sum payment of his unpaid salary, supplemental bonus and target bonus through the end of his employment term (or 12 months if longer) and will be entitled to the continuation of medical coverage through the end of his employment term (or 12 months, if longer). Mr. Mulligan's principal residence is in La Canada, California.

     CASH RETENTION POOL

     The merger agreement provides for the establishment of a cash retention pool in an aggregate minimum amount of U.S.$50,000,000 for the purpose of retaining the services of selected key employees through the effective time of the arrangement and thereafter. Seagram's chief executive officer, in close cooperation with Vivendi's chief executive officer, will select the employees eligible to receive awards from the pool and the allocation criteria for those awards.

     SEAGRAM STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The plan of arrangement provides that employee stock options then outstanding under Seagram's stock option and stock incentive plans will be exchanged for options to acquire a number of Vivendi Universal ADSs equal to the number of Seagram common shares that were subject to the options multiplied by the exchange ratio, with each holder's total number of Vivendi Universal ADSs rounded down to the nearest whole Vivendi Universal ADS in the case of holders subject to tax under the Canadian Tax Act and rounded up in all other cases. The options issued upon exchange of the Seagram options will be subject to the same terms and conditions applicable to the Seagram options, except that half of the otherwise unvested options granted upon exchange will become immediately exercisable at the effective time of the arrangement (applied pro rata against each subsequent vesting installment). The remaining half of an employee's options will become vested and exercisable in the event the employee is terminated without "cause" or terminates his or her employment because he or she is required to relocate his or her primary place of employment by more than 35 miles.

     The exercise price per Vivendi Universal ADS of the options issued upon exchange of the Seagram options will be equal to the exercise price per Seagram common share subject to the option divided by the exchange ratio, rounded up to the nearest cent in the case of holders subject to tax under the Canadian Tax Act and rounded down to the nearest cent in all other cases. In the case of holders subject to tax under the Canadian Tax Act, if the total of all of a holder's new stock options would have resulted (before rounding) in a holder receiving a fraction of a Vivendi Universal ADS, then the total exercise price for those new stock options will be reduced by the exercise price of the fractional Vivendi Universal ADS in the case of holders subject to tax under the Canadian Tax Act.

     Stock appreciation rights will be exchanged in the same manner as employee stock options.

     INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Vivendi and Seagram will:

     - jointly and severally indemnify Seagram's past and present directors, officers and employees for acts and omissions occurring at or prior to the effective time of the arrangement to the same extent as those individuals would be indemnified under Seagram's charter, by-laws and indemnification agreements as in effect on the date of the merger agreement, and to the fullest extent permitted by law;

     - maintain provisions on eliminating liability of directors and provisions on indemnification of officers, directors and employees in Seagram's charter and by-laws following the effective time of the arrangement that are no less favorable to the director, officer or employee than the corresponding provisions in effect on June 19, 2000; and

     - maintain for six years following the effective time of the arrangement, directors and officers liability insurance with respect to claims arising from events on or before the effective time of the arrangement, no less favorable than the Seagram policies currently in effect, except that Vivendi will not be required to spend in any year more than 200% of the annual premiums currently paid by Seagram.

MANAGEMENT OF VIVENDI UNIVERSAL AFTER THE MERGER TRANSACTIONS

     DIRECTORS AND OFFICERS

     The table below shows the names and current principal occupations of the persons we expect to become directors of Vivendi Universal if the merger transactions are completed.

NAME                                         PRINCIPAL OCCUPATION OR EMPLOYMENT
----                                         ----------------------------------
Jean-Marie Messier(1).........  Chairman and CEO of Vivendi
Eric Licoys(1)................  COO of Vivendi
Bernard Arnault(1)............  Chairman and CEO of LVMH
Jean-Louis Beffa(1)...........  Chairman and CEO of Compagnie de Saint-Gobain
Jean-Marc Espalioux(1)........  Chairman of the executive board of Accor
Philippe Foriel-Destezet(1)...  Chairman of Adecco S.A.
Jacques Friedmann(1)..........  Chairman of the supervisory board of AXA
Esther Koplowitz(1)...........  Member of the board of directors of Fomento de
                                Construcciones y Contratas
Henri Lachmann(1).............  Chairman and CEO of Schneider Electric
Thomas Middelhoff(1)..........  Chairman of Bertelsmann
Simon Murray(1)...............  Chairman of Simon Murray and Co.
Serge Tchuruk(1)..............  Chairman and CEO of Alcatel
Rene Thomas(1)................  Honorary Chairman and director of Banque Nationale de Paris
Marc Vienot(1)................  Honorary Chairman and director of Societe Generale
Pierre Lescure(2).............  Chairman and CEO of CANAL+
Edgar M. Bronfman(3)..........  Chairman of the Board of Seagram
The Honorable Charles R.
  Bronfman, P.C., C.C.(3).....  Co-Chairman of the Board and Chairman of the Executive
                                Committee of Seagram
Edgar Bronfman, Jr.(3)........  President and CEO of Seagram
Richard H. Brown(3)...........  Chairman and CEO of Electronic Data Systems Corporation
Andre Desmarais(3)............  President and Co-CEO of Power Corporation of Canada and
                                Deputy Chairman of Power Financial Corporation

---------------
(1) Currently a Vivendi director.

(2) Currently a CANAL+ director.

(3) Currently a Seagram director.

     EXECUTIVE OFFICERS

     The table below shows the names and responsibilities of the persons we expect to become the principal executive officers of Vivendi Universal if the merger transactions are completed.

NAME                                                   RESPONSIBILITY
----                                                   --------------
Jean-Marie Messier............  Chairman and Chief Executive Officer
Edgar Bronfman, Jr. ..........  Vice Chairman, Music and Internet Operations
Eric Licoys...................  Co-Chief Operating Officer
Pierre Lescure................  Co-Chief Operating Officer

     We expect that Vivendi Universal's executive committee will initially consist of Jean-Marie Messier, Edgar Bronfman, Jr., Eric Licoys, Pierre Lescure, Phillipe Germond and Guillaume Hannezo. Vivendi Universal will also create an integration committee consisting of the executive committee plus two operating executives from each division, approximately 20 people in all.

     DIRECTORS AND OFFICERS OF VIVENDI WHO WILL BECOME DIRECTORS AND OFFICERS OF VIVENDI UNIVERSAL

     Compensation

     The aggregate amount of compensation that Vivendi paid to the persons expected to become directors and officers of Vivendi Universal for services in all capacities during the 1999 fiscal year was approximately (euro)4.33 million. The aggregate amount that Vivendi set aside or accrued to provide pension, retirement or similar benefits for those persons was approximately (euro)3.34 million during the 1999 fiscal year.

     Options to Purchase Securities

     As of October 1, 2000, pursuant to the existing share purchase and stock subscription plans of Vivendi, the persons expected to become directors and officers of Vivendi Universal held options to purchase 3,784,631 Vivendi shares.

     Share Ownership

     We expect that the total amount of Vivendi Universal's voting securities owned by those of its directors and officers that are currently directors or officers of Vivendi, as a group, will be less than 1%.

     Interests of Management in Certain Transactions

     Since January 1, 1997, except as described below, no material transactions have been entered into between Vivendi and any of the persons expected to become directors and officers of Vivendi Universal or any relative or spouse (or any relative of such spouse) of any of those persons.

     In October 1998, Vivendi acquired from Ms. Esther Koplowitz, a member of Vivendi's board of directors, a 49% interest in the holding company that owns 56.5% of FCC. The parties made the economic effect of the transaction retroactive to July 1, 1998. Ms. Koplowitz owns the remaining 51% of the holding company.

     The same month, Vivendi and Ms. Koplowitz signed a shareholder's agreement providing for shared control of the economic activity of the holding company, FCC and FCC's subsidiaries (the "FCC group"). Specifically, the agreement provides that Vivendi and Ms. Koplowitz are to be equally represented in the main executive bodies of the FCC group, i.e., the board of directors and executive committees of FCC and its subsidiaries.

     At the same time, Vivendi entered into an option agreement under which Ms. Koplowitz has an option to sell Vivendi, at any time between April 18, 2000 and October 6, 2008, her 51% interest in the holding company at a price based on the average market value of FCC's shares during the three months preceding the exercise of the option, up to seven times FCC's EBITDA or 29.5 times FCC's earnings per share for the previous year, whichever is lower.

PROJECTIONS AND OBJECTIVES

     Since entering into the transaction agreements, Vivendi, Seagram and CANAL+ have worked intensively to develop an integration strategy intended to optimize the operating performance of the combined companies following the completion of the merger transactions. In connection with these activities, we have developed the following projections of, and objectives for, operating performance. While our integration efforts continue, we currently project that, following the merger transactions, Vivendi Universal (excluding Vivendi Environnement, Vivendi's remaining real estate business and its interest in Sithe and Seagram's Spirits and Wine business) will generate in 2000 pro forma revenue of E24.6 billion and pro forma adjusted EBITDA of E3.2 billion, a 35% and more than 100% increase, respectively, over comparable pro forma figures for 1999.

     Our objective for these businesses is to increase revenues at a 10% compound annual growth rate through 2002 (based upon revenues for the first six months of 2000 and management's estimates of the internal growth rates of the relevant businesses over the period). It is also our objective to grow pro forma adjusted EBITDA at an approximate 35% compound annual growth rate through 2002. The pro forma adjusted EBITDA growth objective through 2002 is based upon the following:

     - the results of operations of the relevant businesses for the first six months of 2000;

     - management's belief that demand for Vivendi Universal's products and services will continue to be strong producing robust internal growth over the period;

     - management's belief that new revenue streams created by cross-promotion and increased consumer loyalty as well as the introduction of new products and services arising from the combination of the three companies' businesses should produce (euro)220 million in annual pro forma adjusted EBITDA enhancements by 2002; and

     - management's belief that cost savings in overhead, logistics, purchasing, information technology operations and other items should enhance pro forma adjusted EBITDA by (euro)420 million annually by 2002.

     We also estimate that Vivendi Environnement will generate revenue of
(euro)25.6 billion and pro forma adjusted EBITDA of (euro)3.5 billion in 2000. Our objective for Vivendi Environnement is to increase revenue by an approximate 8%, and pro forma adjusted EBITDA by an approximate 11-13%, compound annual growth rate through 2002.

     These projections and objectives were not prepared with a view to compliance with the published guidelines or policies of the SEC, Canadian securities regulatory authorities or the guidelines established by the American Institute of Certified Public Accountants, the Canadian Institute of Chartered Accountants or any relevant French or European body regarding projections or forecasts. The projections and objectives are not presented in accordance with U.S., Canadian or French GAAP. In accordance with French GAAS, our independent auditors have verified that the computations of the projections are compliant with the assumptions described in this document; however, they have not examined or compiled the projections and accordingly assume no responsibility for them. Financial projections and objectives are, in general, subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. These projections and objectives also reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond our control. Accordingly, the assumptions may not prove accurate. It is expected that there will be differences between actual results and our projections and objectives, and actual results may be materially better or worse than those contained in the projections and objectives. The inclusion of objectives and projections in this joint proxy statement-prospectus does not indicate that any of Vivendi, Seagram or CANAL+ or their respective affiliates or representatives considered or consider the projections or objectives to be a reliable prediction of future events, and the projections and objectives should not be relied upon as such. None of Vivendi, Seagram or CANAL+ or any of their respective affiliates or representatives has made or make any representation to any person regarding the ultimate performance of Vivendi Universal compared to the information contained in the projections and objectives, and none of them intends to update or otherwise revise the projections and objectives to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections and objectives are shown to be in error. For more information that could affect these projections and objectives, see "Introduction -- Risk Factors."

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE MERGER TRANSACTIONS

     The arrangement requires approval by the Ontario Superior Court of Justice. Prior to the mailing of this joint proxy statement-prospectus, Seagram will seek an interim order from the court which provides for the calling and holding of the Seagram meeting and other procedural matters. A copy of the notice of application to the court relating to the arrangement and a copy of the interim order are included in this joint proxy statement-prospectus as Annexes H and I, respectively.

     Subject to the approval of the arrangement resolution by the Seagram shareholders at the Seagram meeting, the hearing for the final order of the court to approve the arrangement is scheduled to take place before the court on
or about [          ], 2000 at [     ] Eastern time at 393 University Avenue,
Toronto, Ontario, Canada. Any Seagram shareholder who wishes to appear or to be represented and to present evidence or arguments at the hearing must serve and file a notice of appearance as set out in the notice of application described above and satisfy any other requirements of the court. The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement in any manner the court may direct, subject to compliance with any terms and conditions, as the court deems fit.

     If the final order is granted and the other conditions to the completion of the arrangement contained in the merger agreement are satisfied or waived, a certificate of arrangement will be issued under the CBCA to give effect to the arrangement, and any documents necessary to complete the arrangement will be signed and delivered. Subject to obtaining the final order and satisfying the conditions to the completion of the arrangement contained in the merger agreement, we expect to complete the arrangement and the other merger transactions before the end of 2000.

REGULATORY MATTERS

     CANADA

     Investment Canada Act

     Under the Investment Canada Act (ICA), some transactions involving the acquisition of control of a Canadian business by a non-Canadian person require the approval of the Canadian government. Vivendi Universal is a non-Canadian person for purposes of the ICA. Jurisdiction for review under the ICA is divided between the Minister of Industry and the Minister of Canadian Heritage. Each of these Ministers is a member of the federal cabinet of the government of Canada. The Minister of Industry is responsible for investments involving the acquisition of Canadian businesses other than "cultural businesses," and the Minister of Canadian Heritage is responsible for investments involving the acquisition of Canadian businesses that are considered cultural businesses. The acquisition by Vivendi Universal of Seagram's spirits and wine business and its retail gift store activities is subject to review by the Minister of Industry, and the acquisition by Vivendi Universal of Seagram's music and filmed entertainment business and its retail gift store activities is subject to review by the Minister of Canadian Heritage. Before the arrangement can be completed, both Ministers must determine that it is of "net benefit to Canada."

     The ICA contemplates an initial review period of 45 days after Vivendi has filed its application for review; however, if the relevant Minister has not completed the review by the expiration of the period, the Minister may unilaterally extend the period by up to 30 days (or such longer period as may be agreed to by Vivendi) to permit completion of the review.

     In making the "net benefit to Canada" determination, each Minister is required to take into account, among other things, factors specified in the ICA, any applicable government policies and any written undertakings that may have been given by Vivendi. The statutorily prescribed factors to be considered include the effect of the arrangement on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and the level of exports from Canada), the degree and significance of participation by Canadians in the acquired business, the effect of the arrangement on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the arrangement on competition within any industry in Canada, the compatibility of the arrangement with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the arrangement to Canada's ability to compete in world markets.

     Vivendi filed an application for review on August 4, 2000 with each of the Department of Industry and the Department of Canadian Heritage. The obligations of the parties to complete the arrangement are subject to the condition that each of the Minister of Industry and the Minister of Canadian Heritage determines that the arrangement is of net benefit to Canada on terms and conditions satisfactory to Vivendi, acting reasonably. Both Ministers approved the arrangement during the week of October 16, 2000.

     Competition Act (Canada)

     The Competition Act (Canada) provides for substantive review and regulation of all mergers in Canada. The Competition Act establishes a regime for pre-merger notification and review of merger transactions that exceed certain size and voting share thresholds. When a merger exceeds these thresholds, the parties must either file a pre-merger notification and wait for the expiration of the applicable waiting period or, instead, obtain an advance ruling certificate from the Commissioner of Competition under the Competition Act. The arrangement is a "notifiable transaction" for purposes of Part IX of the Competition Act. The obligations of the parties to complete the arrangement are subject to the condition that the Commissioner of Competition has issued either an advance ruling certificate or a "no action" letter in respect of the arrangement. The Commissioner of Competition issued an advance ruling certificate on August 28, 2000. The Commissioner of Competition is the only person who may challenge the arrangement pursuant to the provisions of the Competition Act before the Competition Tribunal, which is an administrative body that has exclusive jurisdiction to review mergers under the Competition Act. If we complete the arrangement within one year from the date the advance ruling certificate was issued, the Commissioner of Competition is prevented by the Competition Act from challenging the arrangement before the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued.

     UNITED STATES

     The merger transactions are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents specified transactions from being completed until required information and materials are furnished to the Department of Justice and the U.S. Federal Trade Commission and specified waiting periods are terminated or expire. We filed the required materials with the Department of Justice and the U.S. Federal Trade Commission on July 13, 2000, and the requisite waiting period expired on August 12, 2000.

     The Department of Justice, the Federal Trade Commission, state regulatory authorities or other persons may challenge the merger transactions on antitrust grounds either before or after expiration of the waiting period. Such a challenge could lead to an injunction prohibiting all or some of the merger transactions. There can be no assurance that a challenge to the merger transactions will not be made or that, if a challenge is made, we will prevail.

     FRANCE

     The acquisition by a French public company of another company, French or otherwise, generally does not require prior approval from any regulatory authorities in France.

     Pursuant to regulations of the Commission des Operations de Bourse (or
COB), an independent French administrative body, Vivendi, Vivendi Universal and CANAL+ filed a French prospectus with the COB in respect of the merger transactions and the listing of the Vivendi Universal shares on the Paris Bourse and has received the approval (visa) of the COB for that prospectus.

     On July 26, 2000, the CSA, the French administrative authority that regulates the French television and radio broadcasting industries, notified Vivendi and CANAL+ that it would not object to the merger transactions, subject to its final review of the documentation relating to the Vivendi/CANAL+ transactions.

     EUROPEAN UNION

     Under Regulation (EEC) N(degrees) 4064/89 of the Council of the European Union, a business combination may not be implemented until it has been approved by the European Commission. The European Commission will review the transaction to determine whether it is compatible with the European common market. An acquisition that does not create or strengthen a dominant position in the common market or in a substantial part of the common market is considered to be compatible with the common market.

     In connection with the European Commission's review of the proposed merger transactions, we made a variety of commitments to address the Commission's concerns with regard to Vivendi Universal's competitive position in the pay-television, Internet portal and on-line music sectors after the merger transactions. First, we undertook to have Vivendi Universal dispose of the interest Vivendi currently holds in BSkyB, a U.K. pay television company. Second, we agreed that Seagram's Universal Music Group will make its on-line music content available to competitors in Europe of Vizzavi, the pan-European multi-access portal Vivendi is currently developing with Vodafone Airtouch, on a non-discriminatory basis for a period of five years following the merger transactions. Universal Music Group has the right to ask the Commission to review this undertaking after three years if market conditions change. Finally, we agreed that, following the merger transactions, Seagram's Universal Studios, subject to specified conditions, will not grant to CANAL+ "first-window" rights covering more than 50% of the films produced or co-produced by Universal Studios (a "first-window" right is the right to show a film on pay television after it has been released in cinemas and through video rental but before it is shown on broadcast television). The latter commitment is applicable only in France, Spain, Belgium, Italy, the Netherlands, Denmark, Sweden, Finland and Norway and will expire five years after the expiration of the relevant "first window" output agreement between Universal Studios and CANAL+ or its affiliates (where applicable). We do not expect the fulfillment of any of these undertakings to have a materially detrimental effect on Vivendi Universal's results of operations.

     On October 13, 2000, the European Commission determined that, taking into consideration the undertakings described above, the merger transactions are compatible with the European common market.

     OTHER

     Vivendi and Seagram are required to make filings with or obtain approvals from a number of other governmental regulatory authorities in connection with the merger transactions, including governmental authorities in Argentina, Brazil, the Czech Republic and South Africa.

RESALE OF VIVENDI UNIVERSAL ADSS AND EXCHANGEABLE SHARES RECEIVED IN THE MERGER TRANSACTIONS

     FRANCE

     The Vivendi Universal ADSs issued in connection with the arrangement may be exchanged for Vivendi Universal ordinary shares, which may be resold in France without restriction, subject to certain tax consequences.

     Since Vivendi Universal ordinary shares will be listed securities in France, the acquisition of those securities by Vivendi and CANAL+ shareholders in the merger transactions will not be subject to registration transfer tax in France.

     CANADA

     Vivendi and Vivendi Universal Exchangeco have applied for rulings or orders of certain securities regulatory authorities in Canada to permit:

     - the issuance of Vivendi Universal ADSs, exchangeable shares and Vivendi Universal voting rights under the plan of arrangement; and

     - the issuance of Vivendi Universal ADSs upon the exchange of exchangeable shares.

     Application has also been made to permit the first resale of those securities by persons other than a "control person." The receipt of these rulings and orders is a condition to Seagram's obligation to complete the arrangement. Relief has also been requested from various ongoing Canadian disclosure and other requirements. See "-- Ongoing Canadian Reporting Obligations."

     UNITED STATES

     The securities a Vivendi, Seagram or CANAL+ shareholder receives as part of the merger transactions, including the Vivendi Universal ADSs into which the exchangeable shares will be exchangeable following the merger transactions and the Vivendi Universal shares underlying the Vivendi Universal ADSs, will be freely transferable unless the holder is deemed to be an "affiliate" of Vivendi, Seagram or CANAL+, as the case may be, under the Securities Act. Persons who may be affiliates of Vivendi, Seagram or CANAL+ for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Vivendi, Seagram or CANAL+, and would not include shareholders who are not officers, directors or principal shareholders of Vivendi, Seagram or CANAL+. Securities received by affiliates may be resold by them in the United States only in transactions permitted by Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act covering the resale of those securities or as otherwise permitted under the Securities Act. The merger agreement requires Seagram to use its reasonable best efforts to ensure that its affiliates deliver to Vivendi a written agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any of the Vivendi Universal ADSs issued to them in the arrangement in violation of the Securities Act.

     The registration statement on Form F-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of the securities to be received by affiliates of Vivendi, CANAL+ or Seagram in the arrangement or upon the exchange of exchangeable shares.

     Vivendi has agreed to file a registration statement on Form S-8 before the completion of the arrangement in order to register under the Securities Act the Vivendi Universal ADSs subject to the stock options and stock appreciation rights to be issued in exchange for outstanding Seagram employee stock options and stock appreciation rights pursuant to the plan of arrangement and will maintain the effectiveness of that registration statement for so long as any of the new stock options or stock appreciation rights remain outstanding. See
"-- Merger Transaction Steps -- The Arrangement."

ONGOING CANADIAN REPORTING OBLIGATIONS

     Upon completion of the arrangement, Vivendi Universal Exchangeco will be subject to Canadian statutory financial and reporting requirements. Statutory insiders of Vivendi Universal Exchangeco will be subject to Canadian insider trading reporting requirements. Application has been made for certain exemptions from the requirements relating to timely disclosure, filing and sending of financial statements, the preparation and sending of management information circulars, the preparation of an annual information form and from the insider trading reporting requirements. The exemptions are expected to be conditional upon Vivendi Universal filing with the relevant Canadian securities regulatory authorities copies of all documents required to be filed with the SEC, holders of exchangeable shares receiving all disclosure materials furnished to holders of Vivendi Universal ADSs under the laws of the United States, including copies of its annual financial statements and all proxy solicitation materials, Vivendi Universal complying with the NYSE timely disclosure requirements and disseminating relevant press releases in Canada and Vivendi Universal Exchangeco complying with Canadian timely disclosure requirements in respect of events that would be material to its shareholders but would not be material to holders of Vivendi Universal ADSs.

     If these exemptions are obtained, after the completion of the arrangement:

     - holders of exchangeable shares will receive annual financial statements of Vivendi Universal prepared in accordance with French GAAP with a reconciliation to U.S. GAAP (or international GAAP if they become acceptable) and any interim financial statements of Vivendi Universal prepared in accordance with French GAAP that are provided to holders of Vivendi Universal ADSs, in lieu of financial statements of Vivendi Universal Exchangeco;

     - Vivendi Universal Exchangeco will be exempt from certain Canadian disclosure and reporting requirements applicable to a reporting issuer; and

     - statutory insiders of Vivendi Universal Exchangeco will be exempt from insider trading reporting requirements with respect to the shares of Vivendi Universal Exchangeco.

ELIGIBILITY FOR INVESTMENT IN CANADA

     On the date of issue, the exchangeable shares will be eligible investments under the following statutes (and where applicable, the regulations thereunder):

     - Insurance Companies Act (Canada);

     - Pension Benefits Standards Act, 1985 (Canada);

     - Trust and Loan Companies Act (Canada);

     - Loan and Trust Corporations Act (Ontario);

     - Pension Benefits Act (Ontario);

     - An Act Respecting Insurance (Quebec) for an insurer, as defined therein, constituted under the laws of the Province of Quebec, other than a guarantee fund;

     - An Act Respecting Trust Companies and Savings Companies (Quebec), for a trust company, as defined therein, investing its own funds and funds and deposits it receives and a savings company, as defined therein, investing its funds; and

     - Supplemental Pension Plans Act (Quebec), for a plan governed thereby.

subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to the investment or lending policies or goals and, in certain cases, the filing of such policies or goals. For investment eligibility considerations under the Canadian Tax Act for certain deferred income plans and for a discussion of whether the exchangeable shares and Vivendi Universal voting rights are foreign property for purposes of Part IX of the Canadian Tax Act, see "Tax Information -- Tax Considerations for Seagram Shareholders -- Seagram Shareholders Not Resident in Canada -- Eligibility for Investment in Canada."

ACCOUNTING MATTERS

     Vivendi Universal will prepare financial statements using French GAAP. In accordance with applicable rules and regulations, Vivendi Universal will reconcile financial statements filed with the SEC to U.S. GAAP. Vivendi Universal intends to account for the arrangement using the purchase method of accounting for business combinations under French GAAP as well as under US GAAP.

STOCK EXCHANGE MATTERS

     STOCK EXCHANGE LISTINGS

     It is a condition to the merger transactions that:

     - the Vivendi Universal ordinary shares to be issued (or reserved for issuance) in connection with the plan of arrangement, including the Vivendi Universal ordinary shares underlying the Vivendi Universal ADSs to be issued in exchange for Seagram common shares and the Vivendi Universal ADSs to be issued from time to time upon exchange of the exchangeable shares, be approved for listing on the Paris Bourse as of the effective time of the arrangement, subject to filing of documentation, notice of issuance and other customary requirements;

     - Vivendi Universal ADSs be registered under the Exchange Act and approved for listing on the NYSE or The NASDAQ Stock Market as of the effective time of the arrangement; and

     - exchangeable shares be approved for listing on The Toronto Stock Exchange, subject only to filing of required documents, effective as of the effective time of the arrangement.

     DELISTING AND DEREGISTRATION OF SEAGRAM COMMON SHARES FOLLOWING THE ARRANGEMENT

     After the completion of the arrangement, Seagram common shares will be delisted from the NYSE, The Toronto Stock Exchange and the London Stock Exchange and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

     Pursuant to the arrangement, Seagram and Vivendi Universal will combine pursuant to a merger agreement and a plan of arrangement under Canadian law. Following the completion of the arrangement, Seagram will be an indirect subsidiary of Vivendi Universal. The following summaries of the merger agreement and the other agreements related to the merger transactions are qualified in their entirety by reference to the complete texts of those agreements, which are incorporated by reference. Some of these agreements are attached as annexes and others are attached as exhibits to this joint proxy statement-prospectus.

CONDITIONS TO THE ARRANGEMENT

     Each of the parties' obligations to complete the arrangement, which is the final step of the merger transactions and is expected to occur immediately after the Vivendi/CANAL+ transactions are completed, are subject to the satisfaction or waiver of specified conditions, including the following:

     - the approval of the arrangement at the Seagram meeting by not less than two-thirds of the votes cast by Seagram shareholders at the Seagram meeting;

     - the receipt of the final order in form and on terms satisfactory to each of Vivendi, CANAL+ and Seagram, acting reasonably, and the absence of any setting aside or modification of the final order in a manner unacceptable to the parties, acting reasonably, on appeal or otherwise;

     - the approval of the merger of Vivendi into Vivendi Universal at the Vivendi meeting by not less than two-thirds of the votes cast by Vivendi shareholders;

     - the approval of certain of the Vivendi/CANAL+ transactions at the CANAL+ meeting by not less than two-thirds of the votes cast by CANAL+ shareholders at the CANAL+ meeting;

     - the completion of the merger of Vivendi into Vivendi Universal and the other Vivendi/CANAL+ transactions in accordance with the agreements governing those transactions immediately after the completion of the arrangement;

     - the absence of any final and non-appealable injunction, order or decree restraining or enjoining the completion of the merger transactions;

     - the registration of the Vivendi Universal ADSs under the Exchange Act;

     - the approval for listing on the Paris Bourse of the Vivendi Universal shares to be issued, or to be reserved for issuance, in connection with the arrangement, subject to the filing of required documentation, notice of issuance and other customary requirements;

     - the approval for listing on the NYSE or The Nasdaq Stock Market of the Vivendi Universal ADSs to be issued in connection with the arrangement or to be issued from time to time upon the exchange of exchangeable shares, subject to notice of issuance;

     - the approval for listing on The Toronto Stock Exchange of the exchangeable shares, subject to the filing of required documentation; and

     - the receipt or satisfaction of specified regulatory approvals, including the following:

        -- the regulatory approvals described in this joint proxy statement-prospectus under "-- Structure and Background -- Regulatory Matters";

        -- the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

        -- the declaration of effectiveness of the registration statement on Form F-4, of which this joint proxy statement-prospectus forms a part, by the SEC; and

        -- compliance with the requirements of state blue sky laws.

     The obligations of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ to complete the arrangement are subject to the satisfaction or waiver of the following additional conditions before completion of the arrangement:

     - Seagram must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement;

     - Seagram's representations and warranties that are qualified as to material adverse effect, as described below, must be true and correct and Seagram's representations and warranties that are not qualified as to material adverse effect must be true and correct unless the failure to be true and correct, individually or in the aggregate, has not had a material adverse effect on Seagram, in each case as of June 19, 2000, the date of the merger agreement, and as of the date of completion of the arrangement, except for:

        -- representations and warranties relating to Seagram's capital structure, which must be true and correct in all material respects as of June 19, 2000 and as of the date of completion of the arrangement; and

        -- representations and warranties that address matters as of another date, which must be true and correct as of that date;

     - the absence of any material adverse change, as described below, to Seagram between June 19, 2000 and the date of the completion of the arrangement, which has not been cured; and

     - holders of Seagram common shares who have exercised dissent or similar rights in connection with the arrangement must not represent more than 9.9% of the outstanding Seagram common shares.

     Conditions for the benefit of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ may be waived by Vivendi.

     "Material adverse effect" or "material adverse change," when used in reference to any party, means any change, effect, event or occurrence:

     - that is, or is reasonably likely to be, materially adverse to the financial condition, businesses or results of operations of the party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence:

        -- relating to the economy or securities markets in general;

        -- affecting the industries in which the party operates in general; or

        -- relating to the announcement and performance of the merger agreement and the merger transactions and compliance with the covenants described in the merger agreement; or

     - that is materially adverse to the party's ability to complete the merger transactions.

     Seagram's obligations to complete the arrangement are subject to the satisfaction or waiver of the following additional conditions before completion of the arrangement:

     - each of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement;

     - the representations and warranties of each of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ that are qualified as to material adverse effect must be true and correct and the representations and warranties of each of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ that are not qualified as to material adverse effect must be true and correct unless the failure to be true and correct, individually or in the aggregate, has not had a material adverse effect on Vivendi or CANAL+, in each case as of June 19, 2000 and as of the date of completion of the arrangement, except for:

        -- representations and warranties relating to the capital structure of Vivendi and CANAL+, the due authorization and validity of Vivendi Universal securities issuable in connection with the merger transactions and the availability of at least 97,000,000 Vivendi Universal voting rights as of the completion of the arrangement, which must be true and correct in all material respects as of June 19, 2000 and as of the date of completion of the arrangement; and

        -- representations and warranties that address matters as of another date, which must be true and correct as of that date;

     - each Vivendi Universal voting right must entitle its beneficiary to one vote on the same basis and in the same circumstances as one Vivendi Universal ordinary share;

     - the adoption of all necessary resolutions by the board of directors of each of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+, and the taking of all other necessary corporate action by Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ to permit the completion of the merger transactions;

     - the absence of any material adverse change to Vivendi or CANAL+ between June 19, 2000 and the date of the completion of the arrangement which has not been cured;

     - the receipt of all orders from applicable Canadian securities regulatory authorities to permit the issuance and first resale of the exchangeable shares, the Vivendi Universal voting rights and the Vivendi Universal ADSs issued pursuant to the arrangement and the Vivendi Universal ADSs to be issued from time to time upon exchange of the exchangeable shares;

     - Seagram must have received written opinions from:

        -- Simpson Thacher & Bartlett, Seagram's U.S. counsel, to the effect that the merger transactions will constitute a transaction described in Section 351 of the Internal Revenue Code of 1986, and that no gain or loss will be recognized by United States shareholders of Seagram who exchange their Seagram common shares for Vivendi Universal ADSs; and

        -- Osler, Hoskin & Harcourt LLP, Seagram's Canadian counsel, to the effect that:

           -- Canadian resident holders of Seagram common shares who elect to receive exchangeable shares pursuant to the plan of arrangement and who make a valid tax election at the minimum permissible amount will not generally recognize gain or loss under the Canadian Tax Act at that time; and

           -- the exchangeable shares will not, when issued, be "foreign property" for purposes of the Canadian Tax Act; and

     - the approval of the Vivendi/CANAL+ transactions (including the election of five Seagram designees to the board of directors of Vivendi Universal and the adoption of the Vivendi Universal statuts with the modifications specified in the merger agreement) by Vivendi Universal at an extraordinary meeting of Vivendi Universal shareholders.

     Conditions for the benefit of Seagram may be waived by Seagram.

NO OTHER TRANSACTIONS INVOLVING VIVENDI, SEAGRAM OR CANAL+

     The merger agreement contains detailed provisions prohibiting Vivendi, CANAL+ and Seagram from seeking alternative transactions. If there were an alternative transaction, even one that may be deemed superior, the parties do not have the right to terminate the merger agreement in order to accept the alternative transaction and must hold their shareholder meetings to consider the merger transactions. In addition, under these "no solicitation" provisions, each of Vivendi, CANAL+ and Seagram has agreed that it will not, directly or indirectly, through any officer or director of it or any of its subsidiaries, and that it will use reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives not to:

     - solicit, initiate, knowingly encourage or otherwise facilitate the initiation of any inquiries or proposals regarding any acquisition proposal, as described below; or

     - participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any acquisition proposal.

     "Acquisition proposal" means, with respect to Vivendi, CANAL+ or Seagram, any bona fide proposal or offer (excluding the merger transactions and any other proposal or offer made by the other parties or their affiliates) with respect to:

     - any merger, reorganization, business combination, share exchange, liquidation, dissolution, recapitalization (or, in the case of Seagram, any consolidation, amalgamation or arrangement) or similar transaction involving it or any of its material subsidiaries, which, in the case of an acquisition proposal with respect to Vivendi or CANAL+, if consummated would result in any person, or the shareholders of that person, owning securities representing 50% or more of its voting power, or the voting power of the surviving or ultimate parent entity in the transaction;

     - any direct or indirect acquisition, purchase or sale of assets involving it or any of its material subsidiaries representing 20%, or, in the case of an acquisition proposal with respect to Vivendi or CANAL+, 50%, or more of the consolidated assets, including shares of subsidiaries, of it and its consolidated subsidiaries, taken as a whole; or

     - any direct or indirect acquisition, purchase, sale, tender or exchange offer, shareholders recapitalization or similar transaction involving it, which if consummated would result in any person, or shareholders of that person, owning securities representing 20%, or, in the case of an acquisition proposal with respect to Vivendi or CANAL+, 50% or more of its voting power, or the voting power of the surviving or ultimate parent entity in the transaction.

     In addition, each of Vivendi, CANAL+ and Seagram has agreed that neither it nor its board of directors, including any committee thereof, will:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Vivendi, Seagram or CANAL+, as applicable, the approval or recommendation of its board of directors or any committee of its board of directors of the merger transactions;

     - approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

     - accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any acquisition proposal.

     However, the merger agreement does not prevent the board of directors of Vivendi, CANAL+ or Seagram from:

     - withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, its approval or recommendation of the merger transactions if and only to the extent that it has received an unsolicited written acquisition proposal and it concludes in good faith that the acquisition proposal constitutes a superior proposal, as described below; or

     - engaging in any discussions or negotiations with, or providing any information to, any person in response to an acquisition proposal by that person if and only to the extent that it concludes in good faith there is a reasonable likelihood that it, after taking such actions, would determine that the acquisition proposal could reasonably constitute a superior proposal.

     However, the board of directors of Vivendi, CANAL+ or Seagram may only take such action if and only to the extent that:

     - the Seagram meeting, the Vivendi meeting or the CANAL+ meeting, as the case may be, has not occurred;

     - after consultation with outside counsel, it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

     - before providing any confidential information or data to any person in connection with an acquisition proposal by that person, it receives from that person an executed confidentiality agreement with customary provisions, except that, if the confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the confidentiality agreement between Vivendi and Seagram, then the confidentiality agreement between Vivendi and Seagram will be automatically amended to contain the less restrictive provisions or to omit the restrictive provisions, as the case may be; and

     - before providing any information or data to, or entering into discussions or negotiations with, any person, that party promptly notifies and keeps informed Vivendi or Seagram, as the case may be, of:

        -- any inquiries, proposals or offers received by, any information requested from or any discussions or negotiations sought to be initiated or continued with, any of its representatives; and

        -- the name of the person and the material terms and conditions of the inquiries, proposals or offers.

     "Superior proposal" means, with respect to Vivendi, CANAL+ or Seagram, any bona fide written unsolicited proposal made by a third party:

     - that if consummated would result in the third party, or the shareholders of the third party, acquiring, directly or indirectly, securities representing more than 50% of its voting power, or the voting power of the surviving or ultimate parent entity in the transaction, or all or substantially all the assets of it and its subsidiaries, taken as a whole;

     - on terms that its board of directors in good faith reasonably concludes, following receipt of the advice of its financial advisors and outside counsel, would, if consummated, be superior from a financial point of view to its shareholders to the merger transactions (including any proposal by Seagram or Vivendi, as the case may be, to amend the terms of the merger transactions), taking into account all of the terms and conditions of the proposal and the merger transactions; and

     - that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of the proposal.

     In addition, each of Vivendi, CANAL+ and Seagram has agreed under the provisions of the merger agreement that:

     - it will, and will cause its and its subsidiaries' officers, directors, representatives and agents to, cease immediately all current discussions and negotiations regarding any proposal that constitutes, or could reasonably likely constitute, an acquisition proposal, and will promptly request the return or destruction of all confidential information provided in connection with any proposal;

     - it will use reasonable best efforts to ensure that its and its subsidiaries' officers, directors and key employees and their financial advisors and other advisors or representatives are aware of the obligations under the no solicitation provisions of the merger agreement; and

     - it will not submit to the vote of its shareholders any acquisition proposal other than the merger transactions.

     However, the merger agreement does not prevent Seagram from calling a shareholder meeting to consider an acquisition proposal if:

     - required by the CBCA;

     - Seagram's board of directors receives a written legal opinion that the failure to do so would be in breach of its statutory duties; and

     - it consults with Vivendi before its board of directors calls the shareholder meeting in order to ensure that the timing, calling and holding of the meeting, to the extent permitted by applicable law, will not be inconsistent with the completion of the merger transactions.

     Nothing contained in the no solicitation provisions of the merger agreement will:

     - prevent Vivendi, CANAL+ or Seagram from complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or with other specified securities regulations with regard to any acquisition proposal;

     - limit the obligation of each of Vivendi, CANAL+ and Seagram to convene and hold their respective shareholder meetings; or

     - permit Vivendi, CANAL+ or Seagram to terminate the merger agreement, except as specifically provided in the merger agreement.

TERMINATION

     The merger agreement may be terminated:

     - by Vivendi or CANAL+ if Seagram is in material breach of any of its covenants or other agreements contained in the merger agreement in a way that would give rise to the failure of the condition to the completion of the arrangement relating to its performance or compliance with agreements and covenants contained in the merger agreement and the breach has not been cured in the manner contemplated by the merger agreement;

     - by Seagram if any of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal or CANAL+ is in material breach of any of its covenants or other agreements contained in the merger agreement in a way that would give rise to the failure of the condition to the completion of the arrangement relating to its performance or compliance with agreements and covenants contained in the merger agreement and the breach has not been cured in the manner contemplated by the merger agreement;

     - at any time before the completion of the arrangement, whether before or after the approvals of the arrangement and the Vivendi/CANAL+ transactions by the shareholders of Vivendi, CANAL+ and Seagram have been obtained:

        -- by the mutual agreement of Vivendi and Seagram;

        -- by Vivendi if Seagram's board of directors:

           -- fails to recommend or withdraws, modifies or changes in a manner adverse to Vivendi, Vivendi Universal Exchangeco or CANAL+ its approval or recommendation of the merger agreement or the merger transactions (but a communication by the board of directors of Seagram under Rule 14d-9(f)(3) promulgated under the Exchange Act or any similar communications in connection with a tender offer will not be considered a withdrawal, modification or change in its recommendation); or

           -- approves or recommends any acquisition proposal;

        -- by Seagram if:

           -- the board of directors of Vivendi or CANAL+ fails to recommend or withdraws, modifies or changes in a manner adverse to Seagram its approval or recommendation of the merger agreement or the merger transactions or approves or recommends any acquisition proposal;

           -- the agreements governing the Vivendi/CANAL+ transactions are terminated;

           -- an acquisition proposal with respect to Vivendi or CANAL+ is consummated before the completion of the arrangement;

        -- by Vivendi or Seagram if the approval of the arrangement resolution by the Seagram shareholders is not obtained because of the failure to obtain the vote required by the interim order at the Seagram meeting or any adjournment;

        -- by Vivendi, CANAL+ or Seagram if:

           -- the approval of the Vivendi/CANAL+ transactions by Vivendi shareholders or CANAL+ shareholders has not been obtained because of the failure to obtain the required vote at the Vivendi or the CANAL+ meetings or any adjournments, as the case may be;

           -- any governmental authority passes any law that makes the completion of the merger transactions illegal or otherwise prohibited;

           -- any court of competent jurisdiction enters any injunction, order or decree enjoining Vivendi, Seagram, CANAL+, Vivendi Universal or Vivendi Universal Exchangeco from completing the merger transactions and the injunction, order or decree becomes final and nonappealable, except that this right to terminate the merger agreement will not be available to any party if any action of the party or its affiliates, or the failure of the party or its affiliates to perform any of its obligations under the merger agreement, results in the impediment to the completion of the merger transactions being imposed or not being lifted; or

           -- the arrangement is not completed on or before the outside date, as described below, except that this right to terminate the merger agreement will not be available to any party if any action by the party or its affiliates, or the failure of the party or its affiliates to perform any of its obligations under the merger agreement, results in the conditions to the completion of the arrangement not being satisfied before the outside date.

     The "outside date" is March 19, 2001, except that if the conditions to the completion of the arrangement relating to the receipt of specified regulatory approvals have not been satisfied by March 19, 2001, Vivendi, Seagram or CANAL+ may unilaterally extend the outside date until June 19, 2001, upon written notice to the other parties by March 12, 2001.

EFFECT OF TERMINATION

     As set forth below, the merger agreement requires Seagram to pay a termination fee to Vivendi, or Vivendi to pay a termination fee to Seagram, in specified circumstances.

SEAGRAM TERMINATION FEE

     - If Vivendi terminates the merger agreement because:

        -- Seagram's board of directors fails to recommend or withdraws, modifies or changes in a manner adverse to Vivendi, CANAL+ or Vivendi Universal Exchangeco its approval or recommendation of the merger agreement or the merger transactions;

        -- Seagram's board of directors approves or recommends any acquisition proposal; or

        -- Seagram is in material breach of its obligations under the no solicitation provisions of the merger agreement in a way that would give rise to the failure of the condition to the completion of the arrangement relating to its performance or compliance with agreements and covenants contained in the merger agreement and the breach has not been cured in the manner contemplated by the merger agreement; or

     - If Vivendi or Seagram terminates the merger agreement because the approval of the arrangement by the Seagram shareholders is not obtained as a result of the failure to obtain the vote required by the interim order at the Seagram meeting or any adjournment, and both the following occur:

        -- an acquisition proposal with respect to Seagram has been publicly announced or otherwise communicated to Seagram's senior management, board of directors or shareholders after June 19, 2000 and before the Seagram meeting; and

        -- within 12 months of the termination of the merger agreement, Seagram enters into a definitive agreement with respect to an acquisition proposal, or an acquisition proposal is otherwise consummated, involving any merger, reorganization, business combination, arrangement or similar transaction or 40% or more of the consolidated assets of Seagram and its consolidated subsidiaries, taken as a whole, or 40% or more of the voting power of Seagram (or the surviving or ultimate parent entity in the transaction), then Seagram must pay Vivendi U.S.$800 million less any reimbursement of expenses made in connection with the termination of the merger agreement, as described in the next sentence. In addition, if Vivendi or Seagram terminates the merger agreement because the approval of the arrangement by Seagram shareholders is not obtained as a result of the failure to obtain the vote required by the interim order at the Seagram meeting or any adjournment and Seagram is not obligated to pay the Seagram termination fee at the time the merger agreement is terminated, then Seagram must reimburse Vivendi for all of its documented out-of-pocket expenses incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger transactions, up to a maximum reimbursement of U.S.$25 million.

VIVENDI TERMINATION FEE

     - If Seagram terminates the merger agreement because:

        -- the board of directors of Vivendi or CANAL+ fails to recommend or withdraws, modifies or changes in a manner adverse to Seagram its approval or recommendation of the merger agreement or the merger transactions;

        -- the board of directors of Vivendi or CANAL+ approves or recommends any acquisition proposal; or

        -- Vivendi or CANAL+ is in material breach of its obligations under the no solicitation provisions of the merger agreement in a way that would give rise to the failure of the condition to the completion of the arrangement relating to its performance or compliance with agreements and covenants contained in the merger agreement and the breach has not been cured in the manner contemplated by the merger agreement; or

     - If Vivendi or Seagram terminates the merger agreement because the approval of the Vivendi/ CANAL+ transactions by Vivendi shareholders or CANAL+ shareholders is not obtained as a result of the failure to obtain the required vote at the Vivendi or CANAL+ meetings or any adjournments, as the case may be, and both of the following occur:

        -- an acquisition proposal with respect to Vivendi or CANAL+ has been publicly announced or otherwise communicated to Vivendi's or CANAL+'s senior management, board of directors or shareholders, respectively, after June 19, 2000 and before the Vivendi meeting or the CANAL+ meeting, as the case may be; and

        -- within 12 months of the termination of the merger agreement, Vivendi or CANAL+ enters into a definitive agreement with respect to that acquisition proposal (or another acquisition proposal with the person or any of its affiliates who made that acquisition proposal or with any other person or any of its affiliates who made an acquisition proposal within 90 days of that acquisition proposal) or any such acquisition proposal is otherwise consummated, then Vivendi must pay Seagram U.S.$800 million less any reimbursement of expenses made in connection with the termination of the merger agreement, as described in the next sentence. In addition, if Vivendi or Seagram terminates the merger agreement because the approval of the Vivendi/CANAL+ transactions by Vivendi shareholders or CANAL+ shareholders is not obtained as a result of the failure to obtain the required vote at the Vivendi or the CANAL+ meetings or any adjournments, as the case may be, and Vivendi is not obligated to pay the Vivendi termination fee at the time the merger agreement is terminated, then Vivendi must reimburse Seagram for all of its documented out-of-pocket expenses incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger transactions, up to a maximum reimbursement of U.S.$25 million.

     In addition, Vivendi must pay Seagram U.S.$50 million and reimburse Seagram's out-of-pocket expenses, up to a maximum reimbursement of U.S.$25 million as described in the preceding paragraph, in the following circumstances:

     - if Seagram terminates the merger agreement because Vivendi, Vivendi Universal Exchangeco, Vivendi Universal or CANAL+ is in material breach of its covenants or other agreements contained in the merger agreement in a way that would give rise to the failure of the condition to the completion of the arrangement relating to its performance or compliance with its agreements and covenants contained in the merger agreement relating to:

        -- the receipt of specified regulatory approvals;

        -- the availability of Vivendi Universal voting rights as contemplated in the plan of arrangement and the custody agreement; or

        -- the listing on the NYSE or The NASDAQ Stock Market, and the registration under the Exchange Act, of the Vivendi Universal ADSs;

      and the breach has not been cured in the manner contemplated by the merger agreement; or

     - if Vivendi, CANAL+ or Seagram terminates the merger agreement because the arrangement has not been completed on or before the outside date and, at the time of the termination of the merger agreement:

        -- the specified regulatory approvals have not been obtained or

        -- the conditions to the completion of the arrangement relating to either of the following have not been satisfied:

           -- the approval for listing on the NYSE or The NASDAQ Stock Market, and the registration under the Exchange Act, of the Vivendi Universal ADSs, or

           -- the entitlement of the beneficiary of each Vivendi Universal voting right to one vote on the same basis and in the same circumstances as one Vivendi Universal ordinary share.

CONDUCT OF BUSINESS PENDING COMPLETION OF THE ARRANGEMENT

     Under the merger agreement, Seagram has agreed that, during the period before the completion of the arrangement, except (1) as expressly contemplated by the merger agreement or the plan of arrangement, (2) to the extent that Vivendi consents in writing (which consent Vivendi will not unreasonably withhold or delay) or (3) to the extent required by law, it will, and will cause its subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its present business organization and preserve its relationships with those having material business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect.

     In addition to these agreements regarding the conduct of business by Seagram generally, each of Vivendi, Seagram, CANAL+, Vivendi Universal and Vivendi Universal Exchangeco has agreed to some specific restrictions relating to the following (except in connection with the merger transactions and other limited exceptions):

     - stock splits, consolidations and reclassifications of outstanding shares;

     - declaration and payment of dividends and the making of other distributions on or in respect of outstanding shares (other than regular cash dividends, and, in the case of Seagram, a pro rata cash dividend for any period ending on the date of the completion of the arrangement and beginning on the record date for the prior dividend);

     - amendment of organizational documents;

     - acquisition of assets and equity of third parties; and

     - taking of, or failure to take, actions that would reasonably be expected to prevent the merger transactions from constituting a transaction described in Section 351 of the Internal Revenue Code of 1986.

     Seagram has also agreed to additional specific restrictions, including those relating to the following:

     - issuance, sale, purchase and redemption of capital stock and other equity interests and voting debt;

     - acceleration of vesting of stock options;

     - reorganizations, amalgamations and mergers;

     - disposition of assets;

     - establishment, adoption and modification of benefit plans, benefit arrangements and pension plans;

     - compensation of directors, officers and other employees;

     - guarantee and incurrence of debt;

     - extension of loans, advances, capital contributions and investments;

     - making of capital expenditures;

     - changes in accounting practices; and

     - making of tax elections.

     Each of Vivendi, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+ has agreed to specific restrictions, including those relating to the following:

     - amendment and termination of, and grant of waivers in respect of conditions contained in, the agreements governing the Vivendi/CANAL+ transactions;

     - acquisition and disposition of Vivendi shares during the period beginning on the tenth business day prior to the 20 trading day measuring period for the collar discussed under "-- Structure and Background -- Merger Transaction Steps -- The Arrangement" and ending on the first business day after the measuring period (Seagram has granted Vivendi a waiver to permit specified purchases of Vivendi shares prior to the measuring period);

     - disposition and voting of CANAL+ shares and Vivendi Universal shares; and

     - taking of actions that could reasonably be expected to prevent the exchange by Canadian resident holders of Seagram common shares for exchangeable shares from being treated as a tax deferred transaction.

ADDITIONAL AGREEMENTS

     Each of Vivendi, Seagram, CANAL+, Vivendi Universal and Vivendi Universal Exchangeco has agreed to cooperate with the others and to do all acts and things that may be necessary or desirable in order to complete and make effective, as soon as reasonably practicable, the merger transactions.

     In addition to these agreements regarding cooperation between the parties generally, each of Vivendi, Seagram, CANAL+, Vivendi Universal and Vivendi Universal Exchangeco has agreed to specified covenants relating to the following:

     - approval of the arrangement or the Vivendi/CANAL+ transactions, as applicable, by its shareholders;

     - receipt of specified regulatory approvals;

     - defense of lawsuits and other proceedings affecting the completion of the merger transactions;

     - rescission of injunctions and other orders that may materially adversely affect the ability of the parties to complete the merger transactions;

     - making of registrations, filings and submissions of information required by governmental authorities relating to the merger transactions;

     - receipt of necessary waivers, consents and approvals in connection with the merger transactions from other parties to material contracts; and

     - carrying out the terms of the interim order and final order and compliance with applicable laws.

     Seagram has also agreed to covenants relating to the application for and receipt of the interim order and the final order.

     Each of Vivendi, CANAL+, Vivendi Universal and Vivendi Universal Exchangeco has also agreed to additional covenants, including those relating to the following:

     - reservation of Vivendi Universal ordinary shares for issuance in connection with the merger transactions;

     - amendment of Vivendi Universal Exchangeco's charter to, among other things, create exchangeable shares;

     - availability of Vivendi Universal voting rights, subject to the limitations described under "-- Structure and Background -- The Merger Transaction Steps -- Limitations on Number of Exchangeable Shares and Vivendi Universal Voting Rights";

     - delivery of Vivendi Universal ADSs upon the exchange from time to time of the exchangeable shares;

     - status of Vivendi Universal Exchangeco as a "public corporation" within the meaning of the Canadian Tax Act;

     - the maintenance of a "substantial Canadian presence" for Vivendi Universal Exchangeco within the current meaning of the Canadian Tax Act;

     - listing of the exchangeable shares on The Toronto Stock Exchange;

     - listing on the NYSE or The Nasdaq Stock Market, and the registration under the Exchange Act, of the Vivendi Universal ADSs and Vivendi Universal ADRs;

     - listing on the Paris Bourse of the Vivendi Universal ordinary shares underlying the Vivendi Universal ADSs;

     - voting of CANAL+ shares owned by Vivendi and Vivendi Universal in favor of the Vivendi/ CANAL+ transactions, against any action that would interfere with the merger transactions and against any action that would result in any material breach by CANAL+ of any representation, warranty or covenant in the merger agreement;

     - voting of Vivendi Universal ordinary shares owned by Vivendi in favor of the Vivendi/CANAL+ transactions (including the election of the designees of the Bronfman shareholders described under "-- The Voting Agreement" to Vivendi Universal's board of directors and the adoption of Vivendi Universal statuts with specified modifications);

     - validity of Vivendi Universal ADSs, Vivendi Universal ADRs, Vivendi Universal ordinary shares underlying Vivendi Universal ADSs, exchangeable shares and Vivendi Universal voting rights issued in connection with the arrangement and Vivendi Universal ADSs to be issued upon the exchange of exchangeable shares and upon the exercise of Seagram employee stock options;

     - status and ownership of Vivendi Universal Holdings and certain other subsidiaries of Vivendi as disregarded entities under specified U.S. tax regulations;

     - amendment and termination of certain Seagram benefit plans;

     - payment of salaries, bonuses and other benefits to employees of Seagram and its subsidiaries;

     - creation of a cash retention pool for the purpose of retaining certain key employees of Seagram and its subsidiaries described under "-- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions";

     - reasonable cooperation regarding the continuity of the work force, and preservation of the human resources, of Seagram and its subsidiaries;

     - assumption of obligations and liabilities of Seagram and its subsidiaries under specified employment agreements;

     - entry into of employment agreements and other arrangements described under "-- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions";

     - intention to provide charitable contributions and community support at levels comparable to those historically provided by Seagram and its subsidiaries;

     - entitlement of all holders of Vivendi Universal ordinary shares, exchangeable shares and Vivendi Universal voting rights, regardless of the jurisdiction of their residence, to all the benefits related to those securities to which holders of Vivendi Universal ordinary shares are entitled pursuant to French law;

     - implementation of the Vivendi/CANAL+ transactions in the manner contemplated by the merger agreement and on such other terms as are reasonably acceptable to Seagram;

     - terms of the Vivendi Universal ADRs and Vivendi Universal ADSs being reasonably acceptable to Seagram; and

     - assumption by Vivendi of the obligations of Seagram under the adjustable conversion-rate equity security units issued by Seagram and one of its subsidiaries.

     The merger agreement also contains covenants relating to cooperation among Vivendi, Seagram and CANAL+ in the preparation of this joint proxy statement-prospectus and other circulars and filings and additional agreements among them relating to, among other things, access to information, the holding company alternative, which is described under "-- The Holding Company Alternative," public announcements and mutual notice of specified matters.

AMENDMENT AND WAIVER

     The merger agreement may be amended by Vivendi, Seagram and CANAL+ at any time before or after their respective meetings. All amendments to the merger agreement must be in writing and signed by Vivendi (on behalf of itself, Vivendi Universal and Vivendi Universal Exchangeco), Seagram and CANAL+. Any amendment may (to the extent permitted by applicable laws and regulations and the interim order and to the extent the waiver or modification does not invalidate any required shareholder approval of the arrangement), without limitation:

     - change the time for performance of any of the obligations or acts of the parties;

     - waive any inaccuracies or modify any representation or warranty contained in the merger agreement or in any document delivered pursuant to the merger agreement;

     - waive compliance with or modify any of the covenants contained in the merger agreement or waive or modify performance of any of the obligations of the parties; or

     - waive compliance with or modify any conditions contained in the merger agreement.

     Seagram, on the one hand, and Vivendi (for itself, Vivendi Universal Exchangeco, Vivendi Universal and CANAL+), on the other hand, may waive or consent to the modification of any inaccuracy of any representation or warranty in the merger agreement or to the modification of any covenant in the merger agreement. All waivers and consents to the modification of any provision of the merger agreement must be in writing and signed by the party granting the waiver or consent. The parties do not intend to resolicit proxies following any waiver under or modification of the merger agreement except to the extent that shareholder approval following that waiver or modification is required to complete the merger transactions under applicable law.

EXPENSES

     All out-of-pocket expenses of the parties relating to the arrangement and the merger transactions will be paid by the party incurring the expense, except as described above in "-- Seagram Termination Fee" and "-- Vivendi Termination Fee."

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Vivendi, Seagram and CANAL+ relating to, among other things:

     - corporate organization and similar corporate matters;

     - capital structure;

     - authorization and absence of violations and defaults;

     - absence of specified changes and events;

     - financial statements and contingent liabilities;

     - litigation;

     - compliance with environmental laws;

     - required reports and other filings filed with governmental authorities and stock exchanges;

     - compliance with applicable laws;

     - licenses;

     - intellectual property;

     - with respect to Vivendi and Seagram only, taxes;

     - with respect to Seagram only, compliance with the Employee Retirement Income Security Act of 1974, as amended, and labor disputes;

     - with respect to Seagram only, registration rights;

     - with respect to Seagram only, transactions with officers, directors, specified shareholders and affiliates;

     - with respect to Vivendi only, the due authorization and validity of Vivendi Universal securities issuable in connection with the merger transactions; and

     - with respect to Vivendi only, the availability of at least 97,000,000 Vivendi Universal voting rights as of the completion of the arrangement.

                              THE OPTION AGREEMENT

     In connection with the execution and delivery of the merger agreement, Vivendi and Seagram entered into an option agreement pursuant to which Seagram granted to Vivendi an irrevocable option to purchase, in specified circumstances, an aggregate of up to 86,862,212 Seagram common shares for U.S.$77.35 per share.

EXERCISE OF THE OPTION

     The option granted by Seagram to Vivendi under the option agreement may be exercised, in whole or in part, at any time after the date on which Vivendi becomes unconditionally entitled to receive the Seagram termination fee under the merger agreement.

     The right to purchase Seagram common shares under the option agreement will expire on the first to occur of:

     - the completion of the arrangement;

     - the exercise in full of the right to purchase Seagram common shares under the option agreement; and

     - the date of termination of the merger agreement, unless Vivendi has the right to receive the Seagram termination fee either upon or following the termination of the merger agreement upon the occurrence of specified events, in which case the right to purchase Seagram common shares under the option agreement will not terminate until the later of:

        -- 30 business days after the Seagram termination fee becomes unconditionally payable; and

        -- the expiration of the period in which Vivendi has the potential right to receive the Seagram termination fee.

     Any purchase of Seagram common shares by Vivendi under the option agreement will occur only if:

     - the purchase would not otherwise violate any applicable material law, statute, ordinance, rule or regulation;

     - no material judgment, order, writ, injunction, ruling or decree of any governmental authority is promulgated, enacted, entered into or enforced by any governmental authority that prohibits the delivery of the Seagram common shares subject to the option agreement; and

     - the Seagram common shares to be purchased have been approved for listing on the NYSE (subject to notice of issuance) and The Toronto Stock Exchange (subject to customary conditions); this condition is not applicable, however, if Vivendi elects to receive cash, in lieu of purchasing shares, as described under "-- Cash Payment in Respect of the Option."

     Each of Vivendi and Seagram has agreed to use reasonable best efforts to:

     - promptly make and process all necessary filings and applications, obtain all consents and approvals and comply with all applicable laws; and

     - have any judgment, order, writ, injunction, ruling or decree of any governmental authority vacated or reversed.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     The number and type of securities subject to the option agreement and the exercise price will be adjusted for any change in the number of outstanding Seagram common shares in the event of any extraordinary change in the corporate or capital structure of Seagram that would have the effect of diluting or otherwise diminishing Vivendi's rights under the option agreement. Accordingly, Vivendi will receive, upon exercise of the option, the number and kind of shares or other securities or property that it would have received had the option had been exercised immediately before the event or record date for the event, as applicable. In addition, if additional Seagram common shares become outstanding or if Seagram common shares are redeemed or otherwise cease to be outstanding after June 19, 2000, the date of the option agreement, the total number of Seagram common shares subject to the option will be increased or decreased, as the case may be, to 19.9% of all the issued and outstanding Seagram common shares.

     In the event that Seagram enters into any agreement:

     - to consolidate with or amalgamate or merge into any person other than Vivendi, CANAL+ or any of their affiliates, and Seagram will not be the surviving corporation in the consolidation, amalgamation or merger;

     - to permit any person, other than Vivendi, CANAL+ or any of their affiliates, to merge into Seagram with Seagram as the surviving corporation if, in connection with the merger:

        -- the then-outstanding Seagram common shares will be changed into or exchanged for shares or other securities of Seagram or any other person or cash or any other property; or

        -- the then-outstanding Seagram common shares will, after the merger, represent less than 50% of the outstanding shares and share equivalents of the surviving corporation; or

     - to sell or otherwise transfer all or substantially all of its assets to any person, other than Vivendi, CANAL+ or any of their affiliates,

then, in each case, the option granted under the option agreement will be appropriately adjusted so that, unless exercised earlier by Vivendi, Vivendi will receive, upon exercise of the option, the percentage and class of shares or other securities or property that Vivendi would have received under the option agreement had the option been exercised immediately before the consolidation, amalgamation, merger, sale or transfer, as applicable.

CASH PAYMENT IN RESPECT OF THE OPTION

     Under the option agreement, Vivendi has the right, at any time the option is exercisable, to elect, in lieu of purchasing Seagram common shares, to receive a cash payment in an amount equal to the product of:

        (1) the difference between:

           -- the higher of:

               -- the highest price per share offered (and not withdrawn) or paid in connection with any acquisition proposal with respect to Seagram announced or made after June 19, 2000; and

               -- the average of the closing prices of Seagram common shares on the NYSE during the 20 trading day period immediately preceding the date on which Vivendi gives notice of the election to receive cash; and

           -- the exercise price; multiplied by

          (2) the number of Seagram common shares subject to the option with respect to which Vivendi has elected to receive cash.

PROCEEDS LIMITATIONS

     The option agreement provides that in no event will Vivendi's total profit relating to the option agreement, plus any Seagram termination fee, exceed in the aggregate U.S.$800 million.

     If the total profit that Vivendi would otherwise receive exceeds the maximum amount permissible, Vivendi must, in its sole discretion:

     - reduce the number of Seagram common shares subject to the option agreement;

     - deliver to Seagram for cancellation Seagram common shares previously purchased pursuant to the option agreement;

     - pay cash to Seagram; or

     - take any combination of these actions,

so that its total profit does not exceed the maximum amount.

LISTING AND REGISTRATION RIGHTS

     The option agreement provides that after any event that causes the option to become exercisable, Seagram will use its reasonable best efforts, to cause the Seagram common shares subject to the option agreement to be approved for listing on the NYSE and The Toronto Stock Exchange, subject to notice of issuance, and to take all appropriate action to consummate the transactions contemplated by the option agreement. The option agreement also provides that Vivendi has specified rights to require Seagram to register under the Securities Act or qualify for resale under applicable Canadian securities laws all Seagram common shares purchased by Vivendi pursuant to the option agreement.

TRANSFER AND VOTING RESTRICTIONS

     The option agreement also contains restrictions on Vivendi's ability to transfer the Seagram common shares it obtains upon exercising the option. In addition, in most circumstances and unless Seagram otherwise consents, Vivendi must vote any Seagram common shares it obtains upon exercising the option either in proportion to the votes of all other Seagram shareholders or as recommended by Seagram's board of directors.

                              THE VOTING AGREEMENT

     In connection with the execution and delivery of the merger agreement, Vivendi entered into a voting agreement with Edgar Bronfman, Jr., Seagram's president and chief executive officer, and certain other Seagram shareholders that are members or affiliates of the Bronfman family (the "Bronfman shareholders") under which these shareholders have agreed to vote shares representing approximately 24% of the Seagram common shares in favor of the arrangement and against any action that would impede or discourage the arrangement.

     The voting agreement prohibits, subject to limited exceptions, any of the Bronfman shareholders from selling, transferring, giving, assigning, pledging, hypothecating, encumbering or otherwise disposing of any Seagram common shares or options to acquire Seagram common shares except to specified persons that agree in writing to be bound by the terms of the voting agreement. The Bronfman shareholders may, however, collectively dispose of Seagram common shares having a market value of no more than U.S.$100 million in the aggregate without complying with certain restrictions on transfers.

     The voting agreement also prohibits each Bronfman shareholder (except in such shareholder's capacity as a director or officer of Seagram) from directly or indirectly negotiating with, soliciting, initiating or encouraging the submission of proposals or offers from, or providing information to, any person relating to an acquisition proposal with respect to Seagram.

     The voting agreement terminates upon the earlier to occur of the completion of the arrangement and the termination of the merger agreement in accordance with its terms.

                            THE GOVERNANCE AGREEMENT

     In connection with the execution and delivery of the merger agreement, Vivendi and Vivendi Universal entered into a governance agreement with the Bronfman shareholders.

DESIGNEES TO VIVENDI UNIVERSAL'S BOARD OF DIRECTORS

     Under the governance agreement, Vivendi Universal is required to use best efforts to cause the election to, and the continuation for a four-year term on, its board of directors of five members of Seagram's board of directors. Three of the five designees will be members of Seagram's board who are parties to the governance agreement, and the remaining two designees will be selected from members of Seagram's board of directors as of June 19, 2000, the date of the merger agreement and the governance agreement, and will be unaffiliated with the Bronfman family (the "non-Bronfman designees"). Vivendi Universal's board of directors will initially consist of 20 members. The number of directors will be reduced to 18 by January 2003, subject to French law as it relates to employee shareholder representatives on the board.

     Following the expiration of the initial four-year period, and for so long as the Bronfman shareholders continue beneficially to own the applicable percentage of the number of Vivendi Universal voting securities (as described below) owned by them immediately following the effective time of the arrangement, Vivendi Universal will use its best efforts to cause the election of the number of individuals designated by the Bronfman shareholders indicated below:

PERCENTAGE OF                                                     NUMBER OF
INITIAL INVESTMENT                                            BRONFMAN DESIGNEES
------------------                                            ------------------
more than 75%...............................................          3
more than 50% but less than or equal to 75%.................          2
more than 25% but less than or equal to 50%.................          1

     After the initial four-year term, the renomination of the non-Bronfman designees will be at the discretion of Vivendi Universal.

     "Vivendi Universal voting securities" are securities that generally entitle the holder to vote for members of Vivendi Universal's board of directors, or securities issued in substitution for such securities, including Vivendi Universal ordinary shares, Vivendi Universal ADSs and exchangeable shares.

DESIGNEES TO THE COMMITTEES OF VIVENDI UNIVERSAL'S BOARD OF DIRECTORS

     For so long as either (1) the Bronfman shareholders have the right to designate at least two members of Vivendi Universal's board of directors or (2) the Bronfman shareholders are collectively the largest holders of Vivendi Universal voting securities other than Vivendi Universal and its affiliates, Vivendi Universal must:

     - appoint and maintain a designee of the Bronfman shareholders as the chairman of the compensation committee of its board of directors;

     - cause the chairman of the compensation committee to be appointed and maintained as a member of the nominating committee of its board of directors;

     - cause the nominating committee to be responsible for proposing the nomination of all directors, other than the Bronfman designees;

     - cause a designee of the Bronfman shareholders to be appointed and maintained as a member of the audit committee of its board of directors; and

     - cause a designee of the Bronfman shareholders to be appointed and maintained as a member of any subsequently formed executive or similar committee if the failure of the Bronfman shareholders to participate would be inconsistent with the purposes of the board and committee participation rights described above.

TRANSFER RESTRICTIONS

     The governance agreement prohibits each Bronfman shareholder from disposing of any Vivendi Universal voting security the shareholder beneficially owns, without the consent of Vivendi Universal:

     - prior to the date that is 90 days after the completion of the arrangement, other than:

        -- dispositions of Vivendi Universal voting securities by the Bronfman shareholders having an aggregate current market value of no more than U.S.$100 million, less any dispositions pursuant to provisions comparable to those in the voting agreement;

        -- to specified persons who agree in writing to be bound by the terms of the governance agreement; or

        -- specified encumbrances in connection with bona fide financings with financial institutions; and

     - thereafter, other than:

        -- to Vivendi Universal or its affiliates;

        -- to specified persons that agree in writing to be bound by the terms of the governance agreement;

        -- pursuant to specified underwritten offerings, market transfers or private placements that would not result in the ultimate purchaser beneficially owning more than 5% of the outstanding Vivendi Universal voting securities to the transferor's knowledge after due inquiry;

        -- pursuant to specified tender offers;

        -- specified encumbrances in connection with bona fide financings with financial institutions;

        -- any disposition arising as a result of a merger or similar transaction involving Vivendi Universal; or

        -- any disposition to the extent necessary to satisfy specified Canadian federal and provincial tax obligations relating to the exchangeable shares.

RIGHT OF FIRST OFFER AND REGISTRATION RIGHTS

     The governance agreement provides that, before any Bronfman shareholder completes some types of dispositions of Vivendi Universal voting securities in excess of specified percentages of the initially outstanding Vivendi Universal voting securities, the Bronfman shareholder must offer to sell the Vivendi Universal voting securities to Vivendi Universal. The governance agreement also provides that the Bronfman shareholders have rights to require Vivendi Universal to register their Vivendi Universal voting securities under the Securities Act.

STANDSTILL

     The governance agreement prohibits the Bronfman shareholders and their affiliates from acquiring, or agreeing to acquire, beneficial ownership of any Vivendi Universal voting securities or securities convertible into, or exchangeable or exercisable for, Vivendi Universal voting securities (except by way of stock dividends, stock reclassifications or other distributions made available to holders of Vivendi Universal voting securities generally) to the extent that the acquisition would result in the Bronfman shareholders beneficially owning, collectively, more than 10% of the outstanding Vivendi Universal voting securities.

     In addition, the governance agreement restricts the Bronfman shareholders and their affiliates from taking various actions, subject to exceptions for actions taken among those shareholders and their affiliates, including:

     - effecting, offering, engaging in, causing or participating in, or assisting any other person in effecting, offering, engaging in, causing or participating in:

        -- the acquisition of beneficial ownership of Vivendi Universal voting securities that would result in a breach of the standstill provisions of the governance agreement;

        -- any tender or exchange offer, merger, consolidation, liquidation or other extraordinary transaction involving Vivendi Universal or any material portion of its business or any purchase of all or any substantial part of the assets of Vivendi Universal or any material portion of its business; or

        -- any solicitation of proxies with respect to Vivendi Universal or any of its affiliates or any action resulting in any Bronfman shareholder or any of its affiliates becoming a participant in any election contest with respect to Vivendi Universal or any of its subsidiaries;

     - proposing any matter for submission to a vote of shareholders of Vivendi Universal or any of its affiliates;

     - seeking election to, placement of a representative on, or removal of any director of Vivendi Universal, except with respect to the Bronfman designees;

     - granting any proxy, or executing any written consent, with respect to any Vivendi Universal voting securities;

     - forming or participating in a "group" (as defined in the Exchange Act) with respect to any Vivendi Universal voting securities or depositing any Vivendi Universal voting securities into any voting trust or similar arrangement;

     - taking any other action or seeking to affect the control of the management or board of directors of Vivendi Universal or any of its affiliates;

     - entering into any discussions, negotiations or arrangements with any person with respect to any of the foregoing or advising, assisting or encouraging others to take any action with respect to any of the foregoing;

     - disclosing to any person, or otherwise inducing, encouraging or facilitating, any intention, plan or arrangement inconsistent with the foregoing that would result in Vivendi Universal or any of its affiliates or any Bronfman shareholder or any of their affiliates being required to make such disclosure in any filing with a governmental authority or being required to make a public announcement; or

     - requesting that Vivendi Universal or any of its affiliates, directors, officers, employees, representatives or agents amend or waive the governance agreement or the organizational documents of Vivendi Universal or any of its affiliates.

     Under the governance agreement, the Bronfman shareholders are deemed to act in concert with respect to the arrangements contemplated by the governance agreement and matters related to Vivendi Universal upon which the Bronfman shareholders are entitled to vote.

EFFECTIVENESS AND TERMINATION

     The provisions of the governance agreement become effective only upon the completion of the arrangement and terminate upon the termination of the merger agreement in accordance with its terms. In addition, the governance agreement provides that the rights and obligations of the Bronfman shareholders and their permitted transferees generally will terminate upon the earlier of:

     - the 30th anniversary of the completion of the arrangement; and

     - the date on which the Bronfman shareholders are no longer entitled to designate any members of the Vivendi Universal board, except that the transfer restrictions and standstill provisions will automatically be reinstated if, within 12 months of such termination, the Bronfman shareholders acquire beneficial ownership of a number of Vivendi Universal voting securities that would have entitled the Bronfman shareholders to designate at least one member of the Vivendi Universal board.

     The rights and obligations of the Bronfman shareholders under the transfer restrictions and standstill provisions of the governance agreement will terminate immediately if:

     - any person or group becomes the beneficial owner of more than one-third of the Vivendi Universal voting securities; or

     - Vivendi Universal breaches in any material respect the terms of the governance agreement and the breach is not cured within ten days after notice of the breach by any Bronfman shareholder.

     In addition, the rights and obligations of Vivendi Universal to elect Bronfman shareholder designees to its board of directors or committees of its board of directors and the registration rights provisions will terminate as to any Bronfman shareholder in the event that the shareholder breaches in any material respect the terms of the governance agreement and the breach is not cured within ten days after notice of the breach by Vivendi Universal.

                          THE CONTRIBUTION AGREEMENTS

PURPOSE OF THE CONTRIBUTION AGREEMENTS

     The contribution agreements are the agreements that will govern the contribution by CANAL+ of its transferred businesses to Canal Holdco and the subsequent distribution of the Canal Holdco shares to CANAL+ shareholders. CANAL+ shareholders will be asked to vote on resolutions relating to this contribution at the CANAL+ meeting. See "The Shareholder Meetings -- The CANAL+ Meeting."

     CANAL+ currently holds some of its interests in the transferred businesses through shares in subsidiaries and affiliates. The contribution agreements provide that these shares will be contributed to Canal Holdco. Specifically, the assets that CANAL+ will contribute to Canal Holdco include its interests in:

     - CANALSATELLITE, which operates CANAL+'s digital satellite service in France;

     - NC Numericable, which operates cable television systems in France;

     - Telepiu, Sogecable and other companies that operate premium pay television channels and digital satellite services outside of France;

     - Multithematiques, which produces thematic channels for cable and satellite television systems;

     - StudioCanal, which produces and distributes films and television programs, and manages CANAL+'s film and television rights library;

     - CANAL+ Technologies, which develops software and technology that encrypts and decodes pay television programming and that permits viewers to have access to interactive services;

     - CanalNumedia, which holds CANAL+'s Internet businesses; and

     - certain other related businesses and companies.

     In addition, the contribution agreements provide that, prior to completion of the contribution, CANAL+ will contribute the business of distributing and marketing its French premium pay television channel, including exclusive rights to use (but not to own) the channel's French subscriber base and all rights attached to its agreements with subscribers, to CANAL+ Distribution, and will contribute its business of selling advertising on pay television channels to CANAL+ Regie. All the shares of those subsidiaries will be contributed to Canal Holdco.

     CANAL+ will also contribute to Canal Holdco certain related assets, including primarily trademarks, equipment (principally office equipment), fixtures, accounts receivable, cash and marketable securities. Canal Holdco will agree to assume all of CANAL+'s liabilities relating to these assets, as well as certain financial liabilities.

     The contribution agreements also provide that Canal Holdco will contribute to its new wholly-owned subsidiary called Groupe CANAL+ all of the businesses, assets and liabilities that it receives from CANAL+, other than the 50% interest in Vivendi Net and, its 100% interest in CanalNumedia and a E53 million bond, which will remain with Canal Holdco and will upon the merger of Canal Holdco into Vivendi Universal be directly held and assumed by Vivendi Universal.

     In connection with the contributions to Canal Holdco, the Canal Holdco shares received by CANAL+ will be distributed to CANAL+ shareholders, subject to approval of the merger between Canal Holdco and Vivendi Universal by their respective shareholders. Upon the distribution of Canal Holdco shares, Canal Holdco will merge into Vivendi Universal and Vivendi Universal will hold 100% of Groupe CANAL+. Finally, Vivendi Universal will contribute to Groupe CANAL+ all of its 49% interest in CANAL+.

     In connection with the contribution to Canal Holdco, CANAL+ agreed to grant Groupe CANAL+ options:

     - to purchase Compagnie du Numerique Hertzien for (euro)l; this option may be exercised any time within three years of the completion of the merger transactions;

     - to purchase SESI (i-Television) for (euro)45,700; this option may be exercised any time within one of the time any required regulatory approvals are obtained. If this right is exercised, Groupe CANAL+ will also acquire for their nominal value, including accrued interest, the shareholders' loans granted by CANAL+ to SESI; and

     - to acquire SGSI for (euro)1; this option may be exercised at any time within one year of the time any required regulatory approvals are obtained.

     All of the transactions contemplated in the contribution agreements are expected to occur effectively simultaneously on a single closing date, which will be the date on which all of the conditions to closing have been satisfied or waived. The completion of the transactions described above is contingent upon the completion of Vivendi Universal's combination with Seagram.

TERMS OF THE CONTRIBUTION

     The terms of the contribution include the following:

     - for accounting and French tax purposes, the transactions will be deemed to have taken place on January 1, 2000;

     - as of the date of completion of the transactions, Groupe CANAL+ will be substituted for CANAL+ with respect to all the rights and obligations relating to the transferred assets, will take over all contracts relating to the transferred assets, and will have the right to commence, continue or halt any judicial action or settlements relating to the rights and obligations making up the transferred assets;

     - in cases where the agreement or authorization of a third party may be necessary for the transfer of the transferred assets, CANAL+ will seek agreement or authorization without delay and will use its best efforts to obtain the necessary agreement or authorization prior to the general shareholders' meetings of CANAL+ and Canal Holdco. If certain agreements or authorizations are not obtained prior to the date fixed for the general shareholders' meetings, the parties will negotiate in good faith mutually acceptable terms allowing the parties to achieve the economic effect of a transfer of the rights and obligations making up the property or contracts in question;

     - in accordance with applicable French law, creditors of CANAL+ whose claims arose prior to the public announcement of the proposed contribution agreement may object (but without any right of veto) within 30 days after publication of the announcement of the proposed contribution agreement in the French journal for legal announcements. Their objections will be heard by the Commercial Court of Paris, which may grant creditors some forms of relief, but may not enjoin the contribution;

     - all CANAL+ employees who work for CANAL+ and whose work relates primarily to the transferred businesses will become employees of Groupe CANAL+ by operation of law;

     - the transferred assets will not include:

        -- CANAL+'s broadcast license;

        -- the intellectual property relating to CANAL+'s business of producing programs for the French premium pay television channel;

        -- contracts relating to the production and broadcast of programs for the CANAL+ channel; and

        -- ownership of the French subscriber base of the CANAL+ French premium pay television channel (but the transferred assets will include exclusive rights to use such subscriber base for all commercial purposes).

OPERATING AGREEMENTS

     CANAL+ will enter into an agreement with CANAL+ Distribution, which will be a subsidiary of Groupe CANAL+, under which CANAL+ Distribution will grant back to CANAL+ the rights to CANAL+'s subscriber base and the related subscriber contracts for the purposes of the commercial exploitation of the French premium pay television channel. CANAL+ Distribution will also agree to provide distribution and marketing services to CANAL+. In exchange, CANAL+ will pay to CANAL+ Distribution a fee equal to its aggregate operating and extraordinary revenue, net of its costs (including operating and extraordinary costs but excluding financial and interest costs and income taxes) and a guaranteed margin of approximately E50 million per year. In the event that the calculation of CANAL+ Distribution's fee results in a negative number, CANAL+ Distribution will pay the negative amount to CANAL+. CANAL+ will also enter into an agreement with CANAL+ Regie, which will be a subsidiary of Groupe CANAL+, under which CANAL+ Regie will provide advertising sales services to CANAL+ for a customary fee.

     Upon expiration of the CANAL+ Distribution agreement, CANAL+ Regie may terminate the advertising sales services agreement, in which case CANAL+ will pay CANAL+ Regie an indemnity not exceeding ten times the last annual commission paid by CANAL+ to CANAL+ Regie. The foregoing was taken into account in determining the economic terms of the transactions.

     If Groupe CANAL+ ceases to control CANAL+ or to hold at least two-thirds of the share capital and voting rights of CANAL+ Distribution, in circumstances that would result in the termination or unilateral modification of the CANAL+ Distribution agreement in a manner attributable to CANAL+ Distribution, CANAL+ will have the right to purchase from CANAL+ Distribution, at fair market value (as determined by a group of experts), the rights to the subscriber base and the rights and obligations to the subscriber contracts for purposes of the operation of a premium pay television channel in the French language. This call right would also become exercisable if CANAL+ Distribution refused to renew the CANAL+ Distribution agreement when it expires or if, for any reason, that agreement terminates before the expiration of its term, unless the termination is attributable to CANAL+. If CANAL+ exercises this call right, CANAL+ Distribution will lose its rights to the subscriber base in connection with the operation of a premium pay television channel in the French language for the entire residual term of the contribution in kind of the subscriber base. Furthermore, in that case, CANAL+ Distribution and its group will undertake not to operate or commercialize a premium pay television channel in the French language for a period of two years. Therefore, CANAL+ Distribution would no longer benefit from the development of the subscriber base (including, without limitation, development resulting from new subscribers).

                        THE HOLDING COMPANY ALTERNATIVE

     Under the terms of the merger agreement, Seagram shareholders that hold Seagram common shares directly or indirectly through one or more recently incorporated federal Canadian holding companies have the option of completing a corporate reorganization with Seagram prior to the effective time of the arrangement. Under this "holding company alternative," Seagram will purchase all of the issued and outstanding shares of the Canadian holding company in exchange for the issuance by Seagram of the same number of Seagram common shares as are held by the holding company at the time of such purchase and sale. A participant in the holding company alternative will receive, directly or indirectly, the same consideration under the arrangement that would otherwise have been received by the participant's holding company. Each holding company will become a wholly-owned subsidiary of Seagram pursuant to the holding company alternative. Seagram intends voluntarily to dissolve or amalgamate with all those holding companies under the CBCA prior to the effective time of the arrangement.

     CHOOSING THE HOLDING COMPANY ALTERNATIVE WILL REQUIRE A SEAGRAM SHAREHOLDER TO IMPLEMENT A COMPLEX CORPORATE STRUCTURE THROUGH WHICH TO HOLD SEAGRAM COMMON SHARES. THE HOLDING COMPANY ALTERNATIVE MAY HAVE FAVORABLE CANADIAN FEDERAL INCOME TAX CONSEQUENCES FOR SEAGRAM SHAREHOLDERS THAT ARE NOT DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS. SEAGRAM SHAREHOLDERS WISHING TO AVAIL THEMSELVES OF THE HOLDING COMPANY ALTERNATIVE SHOULD CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS. SEAGRAM SHAREHOLDERS WISHING FURTHER INFORMATION WITH RESPECT TO THE HOLDING COMPANY ALTERNATIVE SHOULD CONTACT SEAGRAM'S SECRETARY AT 1430 PEEL STREET, MONTREAL, QUEBEC H3A 1S9.

     A Seagram shareholder will be permitted to participate in the holding company alternative provided that all of the following terms and conditions are satisfied:

     - the Seagram shareholder advises Seagram c/o Seagram's secretary at 1430 Peel Street, Montreal, Quebec H3A 1S9, at or prior to 5:00 p.m. Eastern time on November 17, 2000, in writing, that the shareholder wishes to participate in the holding company alternative;

     - the Seagram shareholder holds or will hold Seagram common shares indirectly through a holding company that was incorporated under the CBCA
       after [            ], 2000 and was used solely in relation to the holding
       company alternative and has at all times since its incorporation been validly in existence and in good standing under the CBCA, a resident of Canada and a taxable Canadian corporation for the purposes of the Canadian Tax Act;

     - the Seagram shareholder and the holding company enter into a share exchange agreement, as described below, with, among others, Seagram, in a form and substance satisfactory to Vivendi and Seagram, acting reasonably;

     - the Seagram shareholder provides Vivendi and Seagram with security satisfactory to Vivendi and Seagram in respect of the Seagram shareholder's obligations under the share exchange agreement;

     - the holding company does not declare or pay dividends (except as agreed to by Vivendi and Seagram) or effect other distributions or redemptions, except that in the event that the holding company receives a dividend from Seagram, the holding company will declare and pay a dividend and/or redeem shares in the same amount and form immediately following the receipt of the dividend by the holding company and prior to the completion of the holding company alternative;

     - the share exchange agreement, together with any accompanying required documentation is returned to Seagram's secretary at 1430 Peel Street, Montreal, Quebec H3A 1S9 at or prior to 5:00 p.m. Eastern time on November 23, 2000;

     - if the Seagram shareholder is not a resident of Canada within the meaning of the Canadian Tax Act, the holder provides to Seagram, at the time the holding company alternative is completed, a certificate under section 116 of the Canadian Tax Act in form and substance satisfactory to Vivendi and Seagram, acting reasonably, or enters into arrangements satisfactory to Vivendi and Seagram, acting reasonably, if a section 116 certificate is not available at that time;

     - any exemptions requested from any applicable Canadian securities regulatory authority and the court in the interim order are obtained; and

     - all other terms and conditions of the holding company alternative are satisfactory to Vivendi and Seagram, acting reasonably.

     Seagram has applied for and obtained orders from the applicable Canadian securities regulatory authorities exempting Seagram from the issuer bid requirements of the Canadian provincial securities legislation in connection with the holding company alternative. The interim order of the Ontario Superior

Court of Justice obtained in connection with the arrangement also exempts Seagram from the take-over bid requirements of the CBCA in connection with the holding company alternative.

     The Seagram shareholder must prepare, at the shareholder's expense, all tax returns of the holding company in respect of all periods ending on or prior to the completion of the holding company alternative, and must not file such returns without the prior approval of Vivendi and Seagram of all such returns as to form and substance.

     The form of the share exchange agreement referred to above must contain customary representations and warranties, covenants and conditions for transactions of this nature, including representations and warranties that a Seagram shareholder must make in respect of the shareholder's holding company to the effect that:

     - the holding company is a corporation duly incorporated and validly existing and in good standing under the CBCA;

     - all of the issued and outstanding shares of the holding company are held directly or indirectly by the Seagram shareholder;

     - upon completion of the holding company alternative, Seagram will acquire the sole legal and beneficial ownership of all of the issued and outstanding shares of the holding company;

     - the holding company has no material assets other than the Seagram common shares and, upon completion of the holding company alternative, will have no liabilities whatsoever;

     - since incorporation, the sole activity of the holding company has been the acquisition and ownership of the Seagram common shares;

     - upon completion of the holding company alternative, the holding company will not be a party to nor bound or affected by any agreements, commitments or undertakings of any nature whatsoever other than the share exchange agreement and except as agreed to by Seagram and Vivendi;

     - in respect of tax matters, among other things, the holding company:

        -- has duly and timely paid all taxes which are or have been due and payable by it;

        -- has duly and timely filed all tax returns with the appropriate taxing or other governmental authority; and

        -- is a taxable Canadian corporation and is not a non-resident-owned investment corporation for purposes of the Canadian Tax Act; and

     - that there are no suits, actions, litigation, or other proceedings in progress, pending or threatened against or relating to the holding company.

     The form of share exchange agreement will also provide for:

     - the payment by the Seagram shareholder of any material (or, if required by any regulatory authority, all) costs and expenses incurred in connection with any transaction by Vivendi, Seagram, Vivendi Universal Holdings and Vivendi Universal Exchangeco and any corporation acquired by any one of them;

     - an indemnity in favor of Vivendi, Seagram, Vivendi Universal Holdings and Vivendi Universal Exchangeco and any corporation acquired by any one of them from the Seagram shareholder and any vendor of Seagram common shares beneficially owned by the shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, taxes, costs and expenses suffered or incurred by Vivendi, Seagram, Vivendi Universal Holdings, Vivendi Universal Exchangeco or any holding company acquired by any of them (and their directors, officers, employees and agents), in connection with the holding company alternative as a result of:

          -- any breach by the Seagram shareholder or vendor of any representation, warranty, obligation or covenant of the Seagram shareholder or vendor to Seagram;

          -- any liability sustained, incurred, assumed or acquired by the holding company on or before the completion of the holding company alternative; and

          -- any liability that would not have been sustained, suffered or incurred by Vivendi, Seagram, Vivendi Universal Holdings or Vivendi Universal Exchangeco but for the completion of the holding company alternative; and

     - a release of Vivendi, Seagram, Vivendi Universal Holdings and Vivendi Universal Exchangeco (and their respective directors, officers, employees and agents) and their advisors from all liabilities suffered or incurred as a result of certain information provided by any of them to the shareholder in connection with the holding company alternative.

     CHAPTER FOUR -- PRO FORMA HISTORICAL AND INTERIM FINANCIAL INFORMATION

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

INTRODUCTION

     The following unaudited pro forma consolidated condensed financial statements have been prepared to present the effects of the disposals made in the 2000 fiscal year as well as the proposed business combination of Vivendi Universal and Seagram. The acquisition of Vivendi by Vivendi Universal is considered to be a reverse acquisition by Vivendi of Vivendi Universal for accounting purposes. Because Vivendi Universal is Vivendi's wholly-owned holding company subsidiary, that transaction has no impact on the historical Vivendi consolidated financial statements or on the unaudited pro forma financial statements.

     The unaudited pro forma financial statements have been derived from, and should be read in conjunction with, the historical and interim consolidated financial statements, including the notes thereto, of both Vivendi and Seagram. The December 31, 1999 consolidated financial statements of Vivendi and the June 30, 2000 unaudited consolidated financial statements of Vivendi are included in this joint proxy-statement-prospectus. The consolidated financial data of Seagram are included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2000, which is incorporated by reference in this joint proxy statement-prospectus. See "Where You Can Find More Information."

     The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of Vivendi Universal or Vivendi that would have occurred had the transactions been consummated as of the dates indicated. In addition, the unaudited pro forma financial statements are not necessarily indicative of the future financial condition or operation results of Vivendi Universal.

TERMS OF THE MERGER TRANSACTIONS

     In Vivendi Universal's combination with Seagram, holders of Seagram common shares will receive a number of Vivendi Universal ADSs, each representing one share of Vivendi Universal, or in the case of electing Canadian resident holders of Seagram common shares, exchangeable shares, in each case determined with reference to an exchange ratio set forth in the plan of arrangement (in the case of exchangeable shares, subject to adjustment in limited circumstances). The exchange ratio will be equal to U.S.$77.35 divided by the U.S. dollar equivalent of the average of the daily closing prices of the Vivendi ordinary shares on the Paris Bourse during a measuring period preceding the closing, unless the average is equal to or less than U.S.$96.6875 (in which case the ratio will be 0.8000) or the average is equal to or greater than U.S.$124.3369 (in which case the exchange ratio will be 0.6221). The measuring period is the twenty consecutive trading days ending on the third complete trading day prior to the completion of the arrangement.

     In connection with the proposed business combination of Vivendi Universal and Seagram, Vivendi will enter into a series of transactions involving CANAL+, an entity approximately 49% owned by Vivendi and included in its consolidated financial statements. Vivendi Universal will acquire all the businesses of CANAL+ other than the French premium pay television channel business. CANAL+ shareholders will receive two Vivendi Universal ordinary shares for each CANAL+ ordinary share they hold and will retain their existing shares in CANAL+, which will retain the French premium pay television channel business. Vivendi will remain a 49% shareholder in CANAL+. Accordingly, the pro forma adjustments include the effects of this acquisition. In addition, the pro forma adjustments recognize the amortization of goodwill over 40 years, as well as the revenues and expenses of CANAL+ for the full year ended December 31, 1999 and the six-month period ended June 30, 2000. Vivendi has not yet determined the fair values of the assets acquired and liabilities assumed from CANAL+ or the amortization periods for intangible assets. As a result, the final allocation of the excess of the purchase price over the book value of the net assets acquired could differ from that used in the preparation of the unaudited historical and interim pro forma

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

financial statements, and that difference could be material. The final allocation is expected to be completed within one year of the completion of the merger transactions.

     Vivendi Universal intends to account for the combination with Seagram using the purchase method of accounting for business combinations. Vivendi has not yet determined the fair values of the assets acquired and liabilities assumed from Seagram or the amortization periods for intangible assets. As a result, the final allocation of the excess of the purchase price over the book value of the net assets acquired could differ from that used in the preparation of the unaudited pro forma financial statements, and that difference could be material. The final allocation is expected to be completed within one year of the completion of the transactions. Therefore, pro forma adjustments for the Seagram transactions primarily include the application of purchase accounting, i.e., the allocation of the purchase price of Seagram to the Spirits and Wine segment to be sold as described below, the recording of the excess of the purchase price over the book value of net assets acquired as goodwill, and the related amortization of this goodwill in the unaudited pro forma statement of income.

     Seagram has acquired a substantial part of its music business in 1998 and its film business in 1995 in business combinations accounted for as purchases. Therefore, no adjustments have been made to the historical Seagram intangible assets in the unaudited pro forma financial statements. For pro forma purposes, Vivendi has allocated the entire excess purchase price to goodwill, which is amortized over 40 years.

     The final purchase price allocation may result in different amortization periods and methods for intangible assets than that presented in these unaudited pro forma financial statements. A change in amortization periods would affect the amount of annual amortization expense.

     No potential incremental costs or benefits that may result from the transactions, or costs incurred to effect such transactions, have been reflected in the accompanying unaudited pro forma consolidated condensed statement of income. Furthermore, management has not made any adjustments to income tax provisions to reflect changes that may arise as a result of Seagram and CANAL+ becoming consolidated tax entities of Vivendi Universal.

PLANS TO DISPOSE OF SEAGRAM'S SPIRITS AND WINE SEGMENT

     Seagram and Vivendi have decided to dispose of Seagram's Spirits and Wine segment and hope to complete the sale as soon as practicable following the business combination of Vivendi Universal and Seagram. Accordingly, the unaudited pro forma financial information excludes this segment and accounts for it as a discontinued operation in accordance with EITF 87-11. Vivendi Universal estimates that the selling price of the Spirits and Wine segment will range from U.S.$8 billion to U.S.$11 billion. For the purpose of the unaudited pro forma financial statements, the purchase price of Seagram has been partially allocated to the assets to be sold for an amount of U.S.$9,500 million, the average of the range. Presently, Vivendi Universal is not in a position to compute the tax effect of the disposal, which therefore has not been reflected in the pro forma financial statements.

     As a preliminary step toward the anticipated sale of the Spirits and Wine business, Seagram and JES intend to tender for all of their outstanding debt securities which would otherwise mature between April 2001 and September 2023. The debt securities, including the subordinated deferrable notes which are part of the adjustable conversion-rate equity securities units (ACES) issued by JES and Seagram, have an aggregate principal amount of approximately U.S.$7.175 billion. Seagram and JES intend to commence the tender offers for all of the debt securities substantially concurrent with delivery of this joint proxy statement-prospectus, except for the tender offers for JES's Senior Quarterly Income Debt Securities and the subordinated deferrable notes which are part of the ACES units, which are expected to be commenced at a later date. Seagram and JES anticipate that the tender offers commenced substantially concurrent with the delivery of this joint proxy statement-prospectus will close several business days after completion

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

of the merger transactions. Consummation of these tender offers will be conditioned upon, among other things, completion of the merger transactions and receipt of consents required to adopt proposed amendments to the debt securities and the indentures pursuant to which they were issued. Vivendi is arranging certain bridge financing facilities with various financial institutions to provide funding for Seagram and JES for the tender offers and consent solicitations. Vivendi intends to repay amounts drawn under these bridge financing facilities from the proceeds of the sale of the Spirits and Wine segment. The consequences of consummation of the tender offers and consent solicitations have not been reflected in the accompanying pro forma consolidated condensed financial statements.

PLAN TO DISPOSE OF VIVENDI'S INTEREST IN BSkyB

     In connection with the European Commission's approval of the merger transactions pursuant to the relevant European merger regulations, Vivendi has committed to divest of almost all of its current stake in BSkyB, the leading pay-television broadcasting service in the United Kingdom and Ireland, within a period of two years from the completion of the merger transactions. Accordingly, the unaudited pro forma financial information excludes this investment. In the absence of any detailed plan of disposition, this pro forma information does not reflect the receipt or application of any amounts to be received in connection with this disposition. Based on the average market price of BSkyB shares over the past three months, Vivendi Universal estimates that the total proceeds of a sale of its interest in BSkyB would have been approximately (euro)6.1 billion net of tax of approximately (euro)2.7 billion.

     The actual selling price will be determined at the time of the sale and may vary significantly from this estimate.

                        UNAUDITED PRO FORMA CONSOLIDATED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

                                                                 JUNE 30, 2000
                                -------------------------------------------------------------------------------
                                                     PRO FORMA     DISPOSITION OF    DIVESTITURE OF   PRO FORMA
                                VIVENDI   SEAGRAM   ADJUSTMENTS     BUSINESS(e)      INVESTMENT(g)    COMBINED
                                -------   -------   -----------    --------------    --------------   ---------
                                                                  (E MILLION)
ASSETS
Accounts receivable...........  17,401     2,110        1,141(d)           0                 (2)        20,650
Other current assets..........   8,534     2,947        1,650(d)           0                            13,131
                                ------    ------      -------           ----             ------        -------
          Total current
            assets............  25,935     5,057        2,791              0                 (2)        33,787
Investments...................   6,775     5,863       (1,435)(d)       (121)               284         11,366
Goodwill, net.................  17,364    11,816       27,161(a)           0             (3,262)        53,079
Other intangible assets,
  net.........................   4,931     3,970        2,072(d)           0                            10,973
Property, plant and equipment,
  net.........................  15,788     2,545          934(d)           0                            19,267
Other assets..................       0       638            0              0                               638
Net assets of discontinued
  operations..................       0     3,397        6,545(f)           0                             9,942
                                ------    ------      -------           ----             ------        -------
          Total assets........  70,793    33,286       38,068           (121)            (2,980)       139,046
                                ======    ======      =======           ====             ======        =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Accounts payable..............  15,935     6,039        1,590(d)           0               (520)        23,044
Other current liabilities.....  12,522     2,890        2,176(d)           0                            17,588
                                ------    ------      -------           ----             ------        -------
          Total current
            liabilities.......  28,457     8,929        3,766              0               (520)        40,632
Long-term debt................  17,902     7,721        1,752(d)           0                            27,375
Other long-term liabilities...   5,478     1,870          287(d)           0                             7,635
                                ------    ------      -------           ----             ------        -------
          Total liabilities...  51,837    18,520        5,805              0               (520)        75,642
Minority interests............   2,183     1,969          214(d)           0                             4,366
                                ------    ------      -------           ----             ------        -------
Total shareholders' equity....  16,773    12,797       45,966(b)        (121)            (2,460)        59,038
                                                      (13,917)(c)
                                ------    ------      -------           ----             ------        -------
          Total liabilities
            and shareholders'
            equity............  70,793    33,286       38,068           (121)            (2,980)       139,046
                                ======    ======      =======           ====             ======        =======

---------------
(a) Represents the excess of the purchase price for Seagram net of selling price of assets to be sold over the net book value of net assets acquired for
    (euro)13,117 million plus the excess of the purchase price over net book value of the CANAL+ minority interests acquired for (euro)11,268 million plus the net effect of the consolidation of CANAL+ for (euro)2,776 million.

(b) Represents additional paid-in capital of Vivendi common stock to be issued in the transactions.

(c) Represents elimination of paid-in capital, retained earnings and accumulated other comprehensive income of Seagram.

(d) Represents the effect of consolidating CANAL+'s gross assets and liabilities under US GAAP as the prior investment was carried under one line equity method.

(e) Represents the divestiture of the remaining investment in Vinci. The gain realized during the first semester of 2000 on the sale of the 32.3% stake in Vinci is included in Vivendi's shareholders' equity.

(f) Represents the portion of Seagram's goodwill allocated to Spirits and Wine segment (selling price (euro)9,942 million to be compared to historical book value of assets of (euro)3,397 million).

(g) Represents the divestiture of the investment in BSkyB and of the holding company BSBH whose sole asset is its stake in BSkyB and which is 100% owned and consolidated by Vivendi.

                        UNAUDITED PRO FORMA CONSOLIDATED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA UNAUDITED CONSOLIDATED CONDENSED INCOME STATEMENT

                                                      FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 ---------------------------------------------------------------------------------
                                                        PRO FORMA      DISPOSITION OF   DIVESTITURE OF   PRO FORMA
                                 VIVENDI   SEAGRAM   ADJUSTMENTS (I)    BUSINESS (J)    INVESTMENT (K)   COMBINED
                                 -------   -------   ---------------   --------------   --------------   ---------
                                                     (IN MILLIONS OF E, EXCEPT PER SHARE DATA)
Net revenues(*)................   15,715    5,080          1,854               0                           22,649
Cost of revenues(*)............  (11,157)  (3,033)        (1,409)              0                          (15,600)
Selling, general and
  administrative...............   (3,554)  (1,956)          (457)              0                           (5,967)
                                 -------   ------        -------            ----             ---          -------
  Operating margin.............    1,003       91            (12)              0               0            1,082
Amortization of goodwill.......     (263)    (182)          (347)(h)           0              45             (748)
Other operating expenses,
  net..........................     (280)       0            (70)              0                             (350)
                                 -------   ------        -------            ----             ---          -------
  Operating income (loss)......      459      (92)          (429)              0              45              (16)
Interest expense, net..........     (342)    (352)           (31)              0                             (725)
Other income, net..............    1,129        0            181            (279)                           1,031
                                 -------   ------        -------            ----             ---          -------
  Income before taxes, minority
     interest and equity
     interest..................    1,246     (443)          (279)           (279)             45              290
Income tax expense (benefit)...     (420)    (134)           (70)             39                             (585)
                                 -------   ------        -------            ----             ---          -------
  Income before minority
     interest and equity
     interest..................      827     (578)          (349)           (240)             45             (296)
Equity interest earnings
  (losses).....................     (126)      23             (2)            (13)            107              (11)
Minority interest..............     (167)       3              0               0                             (164)
                                 -------   ------        -------            ----             ---          -------
  Income (loss) from continuing
     operations................      533     (552)          (351)           (253)            152             (471)
                                 =======   ======        =======            ====             ===          =======
Operations per share
Basic..........................     0.94                                                                    (0.45)
Diluted........................     0.91                                                                    (0.45)
Average common shares (in
  millions)
Basic..........................    566.1                                                                  1,051,6
Diluted........................    684.9                                                                  1,070.4

---------------
(*) Includes excise taxes collected on behalf of local authorities for (euro)922 million for Vivendi.

(h) Represents the semester amortization of goodwill over 40 years totaling
    (euro)164 million related to goodwill arising from the acquisition of Seagram and (euro)141 million related to goodwill arising from the acquisition of CANAL+. The additional (euro)42 million is the amortization of goodwill previously recorded in the CANAL+ financial statements.

(i) Represents the consolidation of the operating results of CANAL+ for the semester ended June 30, 2000 not previously included in the Vivendi income statement in accordance with U.S. GAAP, cumulated with the amortization of goodwill generated by the transaction as described in footnote (h) above.

(j) Represents the divestiture of the remaining stake in Vinci together with the reversal of the gain realised on the sale of 32.3% of Vinci shares during the first semester 2000. This gain amounts to (euro)279 million and the related income tax amounts to E39 million.

(k) Represents the divestiture of the investment in BSkyB and of the holding company BSBH whose sole asset is its stake in BSkyB and which is 100% owned and consolidated by Vivendi.

    The accompanying notes are an integral part of these pro forma financial statements.

                        UNAUDITED PRO FORMA CONSOLIDATED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

PRO FORMA UNAUDITED CONSOLIDATED CONDENSED INCOME STATEMENT

                                                       FOR THE YEAR ENDED DECEMBER 31, 1999
                                 --------------------------------------------------------------------------------
                                                       PRO FORMA      DISPOSITION OF   DIVESTITURE OF   PRO FORMA
                                 VIVENDI   SEAGRAM   ADJUSTMENTS(M)    BUSINESS(N)     INVESTMENT(O)    COMBINED
                                 -------   -------   --------------   --------------   --------------   ---------
                                                                   (E MILLION)
Net revenues(*)................  36,543     9,637        3,286            8,885                           40,581
Cost of revenues(*)............  26,719     5,814        2,472            7,789                           27,216
Selling, general and
  administrative...............   8,293     3,713          790              994                           11,802
                                 ------     -----        -----            -----             ---          -------
  Operating margin.............   1,531       110           24              102               0            1,563
Amortization of goodwill.......     766       307          677(l)            46              30            1,674
Other operating expenses.......   1,442       (55)         120                0                            1,507
                                 ------     -----        -----            -----             ---          -------
  Operating income (loss)......    (677)     (142)        (772)              56             (30)          (1,617)
Interest expense, net..........     371       622           45              (84)                           1,122
Other income, net..............     533       212          100                7                              838
                                 ------     -----        -----            -----             ---          -------
Income (loss) before taxes,
  minority interest and equity
  interest.....................    (515)     (552)        (718)             147             (30)          (1,902)
Income tax expense (benefit)...    (716)     (260)         106             (105)                            (765)
                                 ------     -----        -----            -----             ---          -------
Income (loss) before minority
  interest and equity
  interest.....................     201      (292)        (824)             252             (30)          (1,138)
Equity interest earnings
  (losses).....................      21       127           23              (42)            (58)             271
Minority interest..............     (24)       10          (17)              70                             (101)
                                 ------     -----        -----            -----             ---          -------
Income (loss) from continuing
  operations...................     246      (175)        (784)             140             (88)            (766)
Income (loss) from continuing
  operations per share:
  Basic........................    0.48                                                                    (0.77)
  Diluted......................    0.47                                                                    (0.77)
Average common shares (in
  millions):
  Basic........................   511.3                                                                    991.1
  Diluted......................   525.2                                                                  1,005.0

---------------
(*) Includes excise taxes collected on behalf of local authorities for
    (euro)2,112 million for Vivendi.

(l) Represents the annual amortization of goodwill over 40 years, totalling
    (euro)328 million related to goodwill arising from the acquisition of Seagram and (euro)278 million related to goodwill arising from the acquisition of CANAL+. The additional (euro)71 million is the amortization of goodwill previously recorded in the CANAL+ financial statements.

(m) Represents the consolidation of the operating results of CANAL+ for the year ended December 31, 1999 not previously included in the Vivendi income statement in accordance with U.S. GAAP cumulated with the amortization of goodwill generated by the transactions as described in footnote (l) above.

(n) Represents the deconsolidation of the operating results of Vinci, partially disposed in the year 2000.

(o) Represents the divestiture of the investment in BSkyB and of the holding company BSBH whose sole asset is its stake in BSkyB and which is 100% owned and consolidated by Vivendi.

    The accompanying notes are an integral part of these pro forma financial statements.

                        NOTES TO THE UNAUDITED PRO FORMA
                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1) BASIS OF PRESENTATION

     These unaudited pro forma consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") to illustrate the effects of the business combination on the historical financial position and operating results of Vivendi and Seagram. The unaudited pro forma consolidated condensed balance sheet of Vivendi Universal at June 30, 2000 gives effect to the business combination as if it occurred at June 30, 2000. The unaudited pro forma consolidated condensed statements of income for the year ended December 31, 1999 and six months ended June 30, 2000 give effect to the business combination as if it occurred at January 1, 1999 and January 1, 2000, respectively. For purposes of preparing unaudited pro forma financial statements, Vivendi has been determined to be the acquirer of Seagram and CANAL+'s transferred businesses.

     Historically, Vivendi's fiscal year-end has been December 31, whereas Seagram's fiscal year-end has been June 30. Consequently, the unaudited interim pro forma consolidated condensed balance sheet is based on the interim unaudited consolidated balance sheet of Vivendi at June 30, 2000 and the historical audited consolidated balance sheet of Seagram at June 30, 2000. The unaudited pro forma consolidated condensed statement of income at December 31, 1999 is based on the historical operating results of Vivendi for the year ended December 31, 1999, and the unaudited historical operating results of Seagram for the six months ended June 30, 2000 and the six months ended December 31, 1999. The unaudited interim pro forma consolidated condensed statement of income is based on the interim unaudited operating results of Vivendi for the six months ended June 30, 2000 and the unaudited historical operating results of Seagram for the six months ended June 30, 2000.

     The unaudited consolidated condensed balance sheet of Seagram was translated from U.S. dollars to euros at the June 30, 2000 exchange rate of U.S.$1.0465. The unaudited consolidated condensed income statement of Seagram was translated from U.S. dollars to euros at the average exchange rate for the six-month period ended June 30, 2000 of U.S.$1.0410. Certain Seagram historical financial statement amounts have been reclassified for pro forma presentation.

2) CONVERSION OF VIVENDI HISTORICAL FINANCIAL INFORMATION TO U.S. GAAP

     Vivendi has prepared its historical consolidated financial statements in accordance with already defined French GAAP. French GAAP differs in certain significant respects from U.S. GAAP. A discussion of the principal differences between French GAAP and U.S. GAAP, as they relate to Vivendi, is presented in
Note 25A and Note 15A to Vivendi's financial statements at December 31, 1999 and at June 30, 2000, respectively. Reconciliations of shareholders' equity and net income from French GAAP to U.S. GAAP are presented in Note 25B and Note 15B to Vivendi's financial statements at December 31, 1999 and at June 30, 2000, respectively.

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the conversion of the condensed unaudited consolidated balance sheet and consolidated income statement of Vivendi from French GAAP to U.S. GAAP.

                                                                       U.S. GAAP
                                                                      ADJUSTMENTS
                                                         FRENCH    -----------------     U.S.
                     JUNE 30, 2000                        GAAP      (A)        (B)       GAAP
                     -------------                       ------    ------    -------    ------
                                                                  (IN MILLIONS OF E)
ASSETS
Accounts receivable....................................  17,834       690     (1,123)   17,401
Other current assets...................................  14,727    (4,210)    (1,983)    8,534
                                                         ------    ------    -------    ------
          Total current assets.........................  32,561    (3,520)    (3,106)   25,935
Investments............................................   6,129       299        348     6,775
Goodwill, net..........................................  10,210    10,207     (3,053)   17,364
Other intangible assets, net...........................   8,683    (1,687)    (2,065)    4,931
Property, plant and equipment, net.....................  19,452       565     (4,229)   15,788
                                                         ------    ------    -------    ------
          Total assets.................................  77,034     5,863    (12,105)   70,793
                                                         ======    ======    =======    ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable.......................................  18,348       797     (3,210)   15,935
Other current liabilities..............................  14,891        54     (2,423)   12,522
                                                         ------    ------    -------    ------
          Total current liabilities....................  33,239       851     (5,633)   28,457
Long-term debt.........................................  18,980     2,299     (3,376)   17,902
Other long-term liabilities............................   8,198    (2,209)      (511)    5,478
                                                         ------    ------    -------    ------
          Total liabilities............................  60,417       940     (9,521)   51,837
Minority interests.....................................   4,103       663     (2,584)    2,183
                                                         ------    ------    -------    ------
          Total shareholders' equity...................  12,514     4,259          0    16,773
                                                         ------    ------    -------    ------
Total liabilities and shareholders' equity.............  77,034     5,863    (12,104)   70,793
                                                         ======    ======    =======    ======

     (A) Adjustments and Reclassifications from Implementation of U.S.
GAAP -- The entries that result in an adjustment to total shareholders' equity as determined under French GAAP are explained in Note 15A of Vivendi's Financial Statements. See "Financial Statements -- Vivendi Financial Statements." The detail of these entries is presented in Note 15B of Vivendi's Financial Statements. In addition, these entries reflect the recording of those U.S. GAAP adjustments and reclassifications that do not result in an adjustment to total shareholders' equity as determined under French GAAP. Because they did not impact shareholders' equity, these differences between French GAAP and U.S. GAAP have not been discussed elsewhere. These entries are comprised of the following:

          i) Capital leases -- The criteria for capital lease classification under French GAAP are more restrictive than are those under U.S. GAAP. Accordingly, certain leases that have been classified as operating leases under French GAAP have been reclassified as capital leases. The adjustments reflect the recognition of an asset and a corresponding debt obligation.

          ii) Transfer of receivables -- Under U.S. GAAP criteria, certain sales of accounts receivable are not considered to be sales. Accordingly, the related assets must continue to be recognized along with a corresponding liability.

          iii) Recognition of debt -- A Vivendi subsidiary has entered into an agreement with its creditors to offset amounts owed against receivables. Under U.S. GAAP, a liability for the total amount owed would be recorded and the receivable would not be adjusted.

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     (B) CANAL+ and Proportionate Consolidation -- These entries reflect the deconsolidation of CANAL+ and of entities proportionally consolidated under French GAAP and the application of the equity method to account for Vivendi's investment in these entities. These entries also reflect the adjustment of assets and liabilities of CANAL+ and of entities proportionately consolidated to reflect the implementation of U.S. GAAP by those entities.

     In Note 25C and Note 15C of Vivendi's Financial Statements at December 31, 1999 and at June 30, 2000, respectively, Vivendi has presented an income statement in a format consistent with U.S. GAAP and the provisions of Regulation S-X. The income statements presented reflect the recording of entries that resulted in an adjustment of net income determined under French GAAP. These condensed income statements do not reflect the deconsolidation of entities proportionately consolidated under French GAAP, as these entries did not result in an adjustment to net income.

     The tables below summarize the adjustments to the unaudited condensed income statements in U.S. GAAP format presented in Notes 25C and 15C of Vivendi's Financial Statements to U.S. GAAP:

                                                                     U.S. GAAP
                                                                    ADJUSTMENTS
                                                           PER      -----------
JUNE 30, 2000 (E MILLIONS)                               NOTE 15C       (X)       U.S. GAAP
--------------------------                               --------   -----------   ---------
Net revenues(*)........................................   17,191      (1,476)       15,715
Cost of revenues(*)....................................  (12,364)      1,207       (11,157)
Selling, general and administrative....................   (3,661)        107        (3,554)
                                                         -------      ------       -------
  Operating margin.....................................    1,166        (163)        1,003
Amortization of goodwill...............................     (268)          5          (263)
Other operating expenses, net..........................     (290)          9          (280)
                                                         -------      ------       -------
  Operating income.....................................      608        (149)          459
Interest expense, net..................................     (396)         54          (342)
Other income, net......................................    1,140         (11)        1,129
                                                         -------      ------       -------
  Income before taxes, minority interest and equity
     interest..........................................    1,352        (106)        1,246
Income tax expense (benefit)...........................     (459)         39          (420)
                                                         -------      ------       -------
  Income before minority interest and equity
     interest..........................................      893         (67)          827
Equity interest earnings (losses)......................     (158)         32          (126)
Minority interest......................................     (202)         35          (167)
                                                         -------      ------       -------
  Income (loss) from continuing operations.............      533           0           533
                                                         =======      ======       =======

     (*) Includes excise taxes collected on behalf of local authorities for
(euro)922 million for Vivendi.

                                                                     U.S. GAAP
                                                                    ADJUSTMENTS
                                                           PER      -----------
DECEMBER 31, 1999 (E MILLIONS)                           NOTE 25C       (X)       U.S. GAAP
------------------------------                           --------   -----------   ---------
Net revenues(*)........................................   39,052      (2,509)      36,543
Cost of revenues(*)....................................   28,898      (2,179)      26,719
Selling, general and administrative....................    8,467        (174)       8,293
                                                          ------      ------       ------
  Operating margin.....................................    1,687        (156)       1,531

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     U.S. GAAP
                                                                    ADJUSTMENTS
                                                           PER      -----------
DECEMBER 31, 1999 (E MILLIONS)                           NOTE 25C       (X)       U.S. GAAP
------------------------------                           --------   -----------   ---------
Amortization of goodwill...............................      771          (5)         766
Other operating expenses, net..........................    1,437           5        1,442
                                                          ------      ------       ------
  Operating income.....................................     (521)       (156)        (677)
Interest expense, net..................................      401         (30)         371
Other income, net......................................      535          (2)         533
                                                          ------      ------       ------
Income before taxes, minority interest and equity
  interest.............................................     (387)       (128)        (515)
Income tax expense (benefit)...........................     (675)        (41)        (716)
                                                          ------      ------       ------
  Income before minority interest and equity
     interest..........................................      288         (87)         201
Equity interest (earnings) losses......................      (66)         87           21
Minority interest......................................      (24)          0          (24)
                                                          ------      ------       ------
  Income (loss) from continuing operations.............      246           0          246
                                                          ======      ======       ======

---------------
(*) Includes excise taxes collected on behalf of local authorities for
    (euro)2,112 million for Vivendi.

     (X) Proportionate consolidation: The portion of the entities proportionately consolidated total revenues and expenses equal to Vivendi's ownership percentage in these entities is deducted from the Vivendi consolidated income statement, and income in the entities' earnings is recorded equal to Vivendi's interest in the entities' shareholders' equity.

3) PURCHASE PRICE

     With respect to the business combination with Seagram, the number of shares to be issued to effect the acquisition is based on a formula that is tied to the market price of Vivendi ordinary shares on the Paris Bourse, as described in "Introduction -- Questions and Answers About the Meetings and the Merger Transactions." Therefore, the measurement date of the purchase price cannot be known until the date that the formula is finally applied. However, for purposes of these unaudited pro forma condensed consolidated financial statements, Vivendi Universal has determined the purchase price of Seagram as follows.

     On July 4, 2000, the average closing price for the 20-day measuring period defined in the plan of arrangement was U.S.$96.18. This was the first day that the average closing price, upon which the exchange formula is based, went below the "floor" of U.S.$96.6875. Since July 4, 2000 and through the present, the average closing price of Vivendi ordinary shares on the Paris Bourse over any 20-day measuring period has remained below this floor. Accordingly, application of the formula resulted in a change in the number of shares issued to effect the Seagram transaction; because the 20-day average closing price is below the floor of U.S.$96.6875 set forth in the Seagram transaction documents, the exchange ratio is adjusted to 0.8 Vivendi Universal ordinary shares for every 1.0 Seagram share. The earliest date that this is known and does not change (as of the date of the registration statement) is July 4, 2000. Therefore, July 4, 2000 is the measurement date. The average of the closing prices of Vivendi's shares for the five days before and the five days after July 4, 2000 is used to value the shares to be issued in the purchase business combination.

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     Based on this application, the purchase price of Seagram is as follows:

Seagram common shares outstanding as of
  September 30, 2000                                       443,663,363
Contractual exchange ratio                      0.8 Vivendi Universal share to 1.0
                                                          Seagram share
Measurement date                                           July 4, 2000
Average closing price 5 days before and 5
  days after the measurement date                            E 91.45
Purchase price of Seagram common shares                  E 32,458 million

     The final valuation of Vivendi Universal ordinary shares ultimately used to measure the purchase price of Seagram common shares may differ based on market fluctuations.

     With respect to the acquisition of CANAL+'s transferred businesses, the number of shares to be issued to effect the acquisition is not based on a formula and is not subject to change. Therefore the measurement date for this transaction is June 20, 2000, the date that the terms of the acquisition were agreed to and announced. The value of the equity securities to be issued by Vivendi Universal is then determined based on the market price of Vivendi shares over a reasonable time before and after the announcement of the transaction.

     Based on this application, the purchase price of CANAL+'s transferred businesses is as follows:

CANAL+ ordinary shares to be acquired                     65,281,604
Contractual exchange ratio                  2.0 Vivendi Universal ordinary shares
                                                 to 1.0 CANAL+ ordinary share
Measurement date                                        June 20, 2000
Average closing price 5 days before and 5
  days after the measurement date                          E 94.88
Purchase price of CANAL+ ordinary shares               E 12,388 million

4) PRELIMINARY PURCHASE PRICE ALLOCATION

     Due to the fact that the Seagram transactions have been negotiated in June 2000 and on limits on access to information prior to consummation of the transactions, a detailed purchase price allocation is in process but has not been completed. However, on the basis of the review that Vivendi conducted as part of the acquisition process, Vivendi's management believes that the preliminary allocation used for the pro forma financial information is a reasonable estimate of the allocation.

     With the exception of the Spirits and Wine segment, all of the Seagram operating units with significant identified and unidentified intangible assets (i.e., the Music and Film Segments) have been acquired through recent purchase business combinations. In connection with each of the purchase business combinations, a detailed purchase price allocation was performed by Seagram in accordance with APB 16. Due to the relatively short time period between these acquisitions and the Seagram transaction, and based upon Vivendi's initial due diligence, it is the opinion of Vivendi that the book values of these assets and liabilities are a reasonable approximation of fair value.

     The Music Segment was acquired in the acquisition of PolyGram in December of 1998 and, to a much lesser extent, similar assets were acquired in the 1995 acquisition of MCA Universal. The purchase

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

price study relating to the PolyGram purchase was completed the quarter ended December 31, 1999 and resulted in a final allocation to intangibles assets of U.S.$2.8 billion and to goodwill of U.S.$9.6 billion.

     The Film Segment was for the most part acquired in the acquisition of MCA Universal in 1995 and to a much lesser extent in the acquisition of PolyGram. The purchase price study relating to the MCA Universal purchase was completed the year ended June 30, 1996 and resulted in a final allocation to intangible assets of U.S.$0.8 billion and to goodwill of U.S.$2.6 billion.

     The Spirits and Wine segment is reflected as a business to be sold. A portion of Seagram's purchase price is therefore allocated to the business to be sold. For the purpose of the unaudited pro forma financial statements, this allocated amount has been determined as the average value of expected selling price range. The tax effect of the disposal is not reflected in the pro forma financial statements.

     Based on information currently available, Vivendi has performed a preliminary allocation of the estimated purchase price of Seagram as follows:

Calculation of estimated purchase price at June 30, 2000

                                                              (E MILLIONS)
                                                              ------------
Estimated market value of common stock issued to effect
  transaction...............................................     32,458

     Allocation of the Seagram purchase price:

ASSETS:
Tangible assets.............................................      14,101
Historical goodwill.........................................      11,816
Historical other intangible assets..........................       3,970
Estimated fair value of Spirits and Wine segment............       9,942
New goodwill................................................      13,117
LIABILITIES:
Seagram's historical liabilities and minority interest......     (20,488)
Total purchase price (at June 30, 2000 exchange rates)......      32,458
                                                               =========

     The final allocation of the purchase price will be determined after the completion of the transaction and will be based on a comprehensive final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed from Seagram at the time of the transaction, as well as a final determination of the purchase price.

     Vivendi acquired 15% of the shares of CANAL+ in September 1999, increasing its ownership interest from 34% to 49%, which allowed the Company to consolidate CANAL+ under French GAAP. Vivendi accounted for this increase in investment as a step acquisition. Accordingly, Vivendi evaluated the fair value of the identifiable assets acquired and liabilities assumed at that time. The excess of the purchase price for the additional 15% of CANAL+ shares over the fair value of the corresponding percentage of net assets acquired was recorded as goodwill and is amortized over 40 years.

     Vivendi has not yet completed its review of the fair values of the CANAL+ identifiable assets in connection with its acquisition of the remaining 51% ownership of the transferred businesses. Based on the review performed in connection with the September 1999 transaction, it is the opinion of Vivendi that the book values of these assets and liabilities are a reasonable approximation of fair value. Therefore, Vivendi's management believes that the preliminary allocation used for the pro forma financial information is a reasonable estimate of the allocation. However, Vivendi does intend to perform another detailed review of the fair values of the CANAL+ identifiable assets and liabilities, and the final allocation of the purchase price could differ from that presented in the pro forma financial statements.

                        NOTES TO THE UNAUDITED PRO FORMA
           CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     Allocation of the purchase price of CANAL+ non-regulated businesses:

                                                              (E MILLIONS)
                                                              ------------
New goodwill................................................     11,268
Book value of net assets acquired...........................      1,120
                                                                 ------
Total purchase price........................................     12,388
                                                                 ======

5) PRO FORMA INCOME FROM CONTINUING OPERATIONS PER SHARE

     The pro forma basic and diluted income from continuing operations per share is based on the weighted average number of common and dilutive equivalent shares outstanding of Vivendi and for pro forma basic and diluted earnings per share, the average shares include the 354,930,691 Vivendi Universal American Depositary Shares expected to be issued to holders of Seagram common stock in the transaction using the exchange ratio of 0.8 for the acquisition of Seagram common shares, and the 130,563,208 Vivendi Universal ordinary shares expected to be issued to holders of CANAL+ common stock using the exchange ratio of 2:1 for the acquisition of the outstanding CANAL+ ordinary shares. The computation of pro forma basic and diluted income from continuing operations per share for the six months ended June 30, 2000 and the year ended December 31, 1999 is as follows:

                                                            AT JUNE 30,    AT DECEMBER 31,
                                                               2000             1999
                                                            -----------    ---------------
Pro forma consolidated loss from continuing operations (E
  millions)...............................................       (471)            (766)
Weighted average number of shares (millions):
  Outstanding basic.......................................    1,051.4            991.1
  Outstanding -- diluted..................................    1,070.4          1,005.0
Pro forma loss from continuing operations per share (E):
  Basic...................................................      (0.45)           (0.77)
  Diluted.................................................      (0.45)           (0.77)

                           CHAPTER FIVE -- SECURITIES

                DESCRIPTION OF VIVENDI UNIVERSAL ORDINARY SHARES

GENERAL

     As of October 4, 2000, there were 50,359,500 Vivendi Universal authorized and outstanding ordinary shares. Prior to completion of the merger transactions, Vivendi Universal will amend its statuts to increase its authorized shares to 88,144,768. All of the outstanding ordinary shares are issued to Vivendi and are fully paid. Vivendi Universal's statuts provide that ordinary shares may be held in registered or bearer form, at the option of the shareholder, as discussed under "-- Form, Holding and Transfer."

OWNERSHIP OF VIVENDI UNIVERSAL ORDINARY SHARES BY NON-FRENCH PERSONS

     The French commercial code currently does not limit the right of non-residents of France or non-French persons to own and vote ordinary shares of French companies. However, non-residents of France must file an administrative notice with French authorities in connection with the acquisition of a controlling interest in a French company. Under existing administrative rulings, ownership of 20% or more of a company's share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances depending upon factors such as:

     - the acquiring party's intentions;

     - the acquiring party's ability to elect directors; and

     - financial reliance by the French company on the acquiring party.

VOTING, DIVIDEND AND LIQUIDATION RIGHTS

     VOTING RIGHTS

     In general, each Vivendi Universal ordinary share will carry the right to cast one vote in shareholder elections. However, Vivendi Universal's statuts will adjust the voting rights of shareholders who own in excess of 2% of the total voting power of Vivendi Universal through the application of a formula designed to limit the voting power of those shareholders to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. See "The Vivendi Parties and CANAL+ -- Vivendi -- Legal Proceedings."

     DIVIDEND RIGHTS

     Vivendi Universal may pay dividends only out of its "distributable profits," plus any amounts held in its reserve that the shareholders decide to make available for distribution. These amounts may not include amounts specifically required to be held in reserve by law or the statuts. Distributable profits consist of the unconsolidated net profit generated in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts made pursuant to law or the statuts.

     Legal Reserve. The French commercial code provides that French societes anonymes such as Vivendi Universal must allocate 5% of their unconsolidated statutory net profit each year to their legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital. The legal reserve of any company subject to this requirement may be distributed to shareholders only upon liquidation of the company.

     Approval of Dividends. Under the French commercial code, a company's board of directors may propose a dividend for approval by the shareholders at the annual general meeting of shareholders. If a company has earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by its auditors, its board of directors may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. The board of directors exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval, unless the distribution is of shares. Vivendi generally does not, and we do not anticipate that Vivendi Universal will, pay interim dividends.

     Distribution of Dividends. Dividends will be distributed to shareholders pro rata in accordance with the nominal value of ordinary shares held. In the case of interim dividends, distributions will be payable to shareholders on the date of the management board meeting at which the distribution of interim dividends is approved. The actual dividend payment date will be decided by the shareholders in an ordinary general meeting (or by the board of directors in the absence of such a decision by the shareholders).

     Timing of Payment. Under the French commercial code, Vivendi Universal must pay any dividends approved by the board of directors or shareholders within nine months of the end of its fiscal year unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French government.

     LIQUIDATION RIGHTS

     If Vivendi Universal is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of its ordinary shares. Any surplus will be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings.

PREFERENTIAL SUBSCRIPTION RIGHTS

     Under the French commercial code, if Vivendi Universal issues additional shares, or any equity securities or other specific kinds of additional securities carrying a right, directly or indirectly, to purchase equity securities issued by Vivendi Universal for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. These preferential rights will require Vivendi Universal to give priority treatment to those shareholders over other persons wishing to subscribe for the securities. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase the share capital of Vivendi Universal by means of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on the Paris Bourse.

     A two-thirds majority of the Vivendi Universal ordinary shares entitled to vote at an extraordinary general meeting may vote to waive preferential subscription rights with respect to any particular offering. French law requires a company's board of directors and independent auditors to present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe for the new securities during a limited period of time. Shareholders may also waive their own preferential subscription rights with respect to any particular offering.

     Vivendi has agreed in the merger agreement to take all necessary actions, including making any necessary securities filings, to ensure that all holders of Vivendi Universal securities, regardless of jurisdiction of residence, are entitled to all benefits of the foregoing preferential subscription rights.

LISTING

     Application has been made to list the Vivendi Universal ordinary shares for trading on the Premier Marche of the Paris Bourse.

FORM, HOLDING AND TRANSFER

     FORM OF SHARES

     Vivendi Universal's statuts provide that the Vivendi Universal ordinary shares may be held in registered or bearer form. In accordance with French securities law, shareholders' ownership rights, whether in registered or bearer form, are represented by book entries instead of share certificates.

  HOLDING OF SHARES

     Vivendi Universal will maintain a share account with Sicovam for all Vivendi Universal ordinary shares in registered form, which will be administered by BNP Paribas. In addition, Vivendi Universal will maintain separate accounts in the name of each shareholder either directly, or, at a shareholder's request, through the shareholder's accredited intermediary (i.e., a French broker, bank or financial institution registered as such). Each shareholder account shows the name of the holder and the number of shares held and, in the case of shares held through an accredited intermediary, shows that they are so held. BNP Paribas, as a matter of course, will issue confirmations to each registered shareholder as to shares registered in the shareholder's account, but these confirmations are not documents of title.

     Vivendi Universal ordinary shares held in bearer form will be held on the shareholder's behalf in an account maintained by an accredited intermediary and will be recorded in an account that the accredited intermediary will maintain with Sicovam, as no other company is authorized to act as central depositary. That account will be separate from Vivendi Universal's share account for pure registered Vivendi Universal ordinary shares with Sicovam. Each accredited intermediary will maintain a record of Vivendi Universal ordinary shares held through it and will issue physical certificates of registration representing Vivendi Universal ordinary shares held in bearer form for the Vivendi Universal ordinary shares that it holds. Vivendi Universal ordinary shares held in bearer form may be transferred only through accredited intermediaries and Sicovam. Vivendi Universal may ask Sicovam for the identity of the holders of its ordinary shares or other securities granting immediate or future voting rights, held in bearer form, with the number of shares or other securities so held.

  TRANSFER OF SHARES

     Vivendi Universal's statuts do not contain any restrictions on the transfer of Vivendi Universal ordinary shares. Registered Vivendi Universal ordinary shares must be converted into bearer form before being transferred on the Paris Bourse and, accordingly, must be recorded in an account maintained by an accredited intermediary. A shareholder may initiate a transfer by giving instructions to the relevant accredited intermediary. For dealings on the Paris Bourse, a tax assessed on the price at which the securities are traded, or impot sur les operations de bourse, is payable at the rate of 0.3% on transactions of up to E152449.01 and at a rate of 0.15% for larger trades. This tax is subject to a rebate of E22.87 per transaction and a maximum assessment of E609.80 per transaction. Nonresidents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs in France. No registration duty is normally payable in France, unless a transfer instrument has been executed in France.

ANTI-TAKEOVER EFFECTS

     The French commercial code provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding shares or voting rights of a listed company in France, such as Vivendi Universal, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify Vivendi Universal within 15 calendar days of the date it crosses such thresholds of the number of shares it holds and their voting rights. The individual or entity must also notify the Conseil des Marches Financiers (CMF) within five trading days of the date it crosses these thresholds.

     French law and COB regulations impose additional reporting requirements on persons who acquire more than 10% or 20% of the outstanding shares or voting rights of a listed company. These persons must file a report with the company, the COB and the CMF within fifteen days of the date they cross the threshold. In the report, the acquiror must specify its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to nominate candidates for the board of directors. The CMF makes the notice public. The acquiror must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The acquiror may amend its stated intentions, provided that it does so on the basis of significant changes in its own situation or that of its shareholders. Upon any change of intention, it must file a new report.

     Under CMF regulations, and subject to limited exemptions granted by the CMF, any person or persons acting in concert that own in excess of 33 1/3% of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the share capital of such company.

     To permit holders to give the required notice, Vivendi Universal will be required to publish in the BALO no later than 15 calendar days after the annual ordinary general meeting of shareholders information with respect to the total number of voting rights outstanding as of the date of such meeting. In addition, if the number of outstanding voting rights changes by 5% or more between two annual ordinary general meetings, Vivendi Universal will be required to publish in the BALO, within 15 calendar days of such change, the number of voting rights outstanding and provide the CMF with written notice of such information. The CMF publishes the total number of voting rights so notified by all listed companies in a weekly notice (avis), noting the date each such number was last updated.

     If any person fails to comply with the legal notification requirement, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights for all shareholders' meetings until the end of a two-year period following the date on which their owner complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Commercial Court at the request of the chairman, any shareholder or the COB, and may be subject to a E18,293.88 fine.

     In addition, a number of provisions of French commercial code allow corporations to adopt statuts that have anti-takeover effects, including provisions that allow:

     - shares with double voting rights;

     - a company's board of directors to increase the company's share capital during a tender offer;

     - limitations on the voting power of shareholders; and

     - shareholders' agreements that provide for preemptive rights in case of a sale of shares by a shareholder.

     For a description of provisions of Vivendi Universal's statuts that may have anti-takeover effects, see "Comparison of Shareholders' Rights -- Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions."

                     DESCRIPTION OF VIVENDI UNIVERSAL ADSs

AMERICAN DEPOSITARY SHARES

     The depositary will issue the Vivendi Universal ADSs, which will be evidenced by Vivendi Universal ADRs. Vivendi Universal ordinary shares can be deposited with BNP Paribas, Societe Generale or Credit Lyonnais, as custodian, pursuant to a deposit agreement among Vivendi Universal, the depositary and you as a Vivendi Universal ADR holder. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share. Each Vivendi Universal ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you.

     The depositary's corporate trust office is located at 101 Barclay Street, New York, NY 10286. Its principal executive office is located at One Wall Street, New York, NY 10286.

     You may hold Vivendi Universal ADSs either directly or indirectly through your broker or other financial institution. If you hold Vivendi Universal ADSs directly, by having an ADS registered in your name on the books of the depositary, you will be a Vivendi Universal ADR holder. Except as otherwise indicated, this description assumes you hold your Vivendi Universal ADSs directly. If you hold the Vivendi Universal ADSs through your broker or financial institution, you will be required to rely on the procedures of that broker or financial institution to assert the rights of a Vivendi Universal ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because the depositary will actually hold the Vivendi Universal ordinary shares, you will be required to rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the Vivendi Universal ADRs are governed by New York law.

     The following is a summary of the material terms of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of Vivendi Universal ADR, which contains the terms of your Vivendi Universal ADSs. Copies of these documents are exhibits to the Form F-6 Registration Statement relating to the ADSs. A copy of the deposit agreement will also be on file with the depositary and the custodian and will be open for inspection by Vivendi Universal ADS holders during business hours.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     Vivendi Universal may make various types of distributions with respect to its securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Vivendi Universal ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of underlying Vivendi Universal ordinary shares your Vivendi Universal ADSs represent.

     - Cash. The depositary will promptly convert any cash dividend or other cash distribution Vivendi Universal pays on the Vivendi Universal ordinary shares into U.S. dollars, if it can do so. If the depositary cannot convert the currency, the deposit agreement allows the depositary to distribute the distribution in the foreign currency, or hold the foreign currency it cannot convert for the account of the Vivendi Universal ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for interest.

       Before making a distribution, any withholding taxes that will be required to be paid under applicable law will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. IF EXCHANGE RATES FLUCTUATE DURING A TIME WHEN THE DEPOSITARY CANNOT CONVERT THE FOREIGN CURRENCY, YOU MAY LOSE SOME OR ALL OF THE VALUE OF THE DISTRIBUTION.

     - Shares. The depositary will distribute new Vivendi Universal ADRs evidencing any Vivendi Universal ordinary shares Vivendi Universal distributes as a dividend or free distribution. The depositary will distribute only whole Vivendi Universal ADRs. It will sell shares that would require it to use a fractional Vivendi Universal ADR and distribute the net proceeds in the same way it does with cash. If additional Vivendi Universal ADRs are not distributed, the existing Vivendi Universal ADSs will also represent the new Vivendi Universal ordinary shares.

     - Rights to receive additional shares. If Vivendi Universal offers its shareholders any rights to subscribe for additional shares or any other rights, the depositary will make these rights available to you if it can do so. If the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and issue Vivendi Universal ADRs to you. It will exercise rights only if you pay it the exercise price and any other charges the rights require you to pay.

     - Other Distributions. The depositary will send to you anything else Vivendi Universal distributes on deposited securities, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges.

     Before the depositary distributes any ADRs, rights or other property to holders of Vivendi Universal ADSs, Vivendi Universal must instruct it to do so and provide reasonably satisfactory evidence that it is legal to do so. Vivendi Universal has agreed with the holders of ADRs to take all actions necessary (including providing the required instructions and evidence to the depositary) to cause the distribution to you of all shares, rights and anything else distributed to the holders of the Vivendi Universal ordinary shares to the same extent and in the same form as any distributions made to the holders of Vivendi Universal ordinary shares, except that you will receive Vivendi Universal ADRs upon any distribution of Vivendi Universal ordinary shares and you will receive distributions of cash to the extent provided above. Vivendi Universal has agreed with the holders of ADRs to register the Vivendi Universal ADRs, shares, rights or other securities to be distributed under applicable laws, if required thereunder, and to take all other actions necessary to permit those distributions to be made. Vivendi Universal has agreed with the holders of ADRs that it will not make any distributions to the holders of Vivendi Universal ordinary shares, or offer to the holders of Vivendi Universal ordinary shares any rights to subscribe for additional shares or any securities, unless the distribution or offer will also be made substantially contemporaneously to the holders of the Vivendi Universal ADSs as required by the provisions described above.

     There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate, or that such conversion can occur within a specified time period.

DEPOSIT, WITHDRAWAL AND CANCELLATION

     The depositary will issue Vivendi Universal ADSs if you or your broker deposits Vivendi Universal ordinary shares or evidence of rights to receive shares with the custodian. In the case of Vivendi Universal ADSs issuable in the merger transactions, the depositary will issue the ADSs following deposit by Vivendi Universal with the custodian of the Vivendi Universal ordinary shares underlying those ADSs.

     Vivendi Universal ordinary shares deposited in the future with the custodian will be required to be accompanied by certain documents, including instruments showing that those shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

     The custodian will hold all deposited Vivendi Universal ordinary shares for the account of the depositary. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Vivendi Universal ordinary shares and not distributed as provided in the deposit agreement. The deposited Vivendi Universal ordinary shares and any such additional items are referred to as "deposited securities."

     Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and expenses and any charges of the depositary and any taxes such as stamp taxes or stock transfer taxes or other fees or charges owing, the depositary will issue Vivendi Universal ADRs in the name of the person entitled to them evidencing the number of Vivendi Universal ADSs to which that person is entitled. Certificated Vivendi Universal ADRs will be delivered at the depositary's corporate trust office to the persons you request.

     When you turn in your Vivendi Universal ADSs at the depositary's corporate trust office, the depositary will, upon payment of certain applicable fees and expenses, charges and taxes, and upon receipt of proper instructions, deliver the underlying Vivendi Universal ordinary shares to an account designated by you and maintained by Vivendi Universal, in the case of Vivendi Universal ordinary shares in registered form, or transfer the Vivendi Universal ordinary shares to an account of an accredited financial institution on your behalf, in the case of Vivendi Universal ordinary shares in bearer form. The Vivendi Universal ordinary shares underlying the ADSs issued in connection with the merger transactions will be in bearer form.

     The depositary may close the transfer books, at any time or from time to time, when deemed advisable by it in connection with the performance of its duties. However, even in that situation, Vivendi Universal ADR holders have the right to cancel their ADRs and withdraw the underlying deposited securities at any time subject only to:

     - temporary delays caused by the closing of the transfer books of the depositary or Vivendi Universal or the deposit of Vivendi Universal ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends (we are not aware of any statutory or regulatory limit to the length of time during which Vivendi Universal or the depositary can close its respective transfer books in connection with these activities; however, as indicated, we expect that any delay in canceling ADRs and withdrawing the underlying Vivendi Universal ordinary shares to be temporary);

     - the payment of fees, taxes and similar charges; or

     - compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of underlying deposited securities.

     The right of Vivendi Universal ADS holders to withdraw underlying deposited securities may not be limited by any other provision of the deposit agreement.

VOTING RIGHTS

     In general, each Vivendi Universal ADS will carry the right to cast one vote on matters on which shareholders may vote. However, Vivendi Universal's statuts will adjust the voting rights of shareholders who own (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer) in excess of 2% of the total voting power of Vivendi Universal through the application of a formula designed to limit the voting power of those shareholders to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. See "The Vivendi Parties and CANAL+ -- Vivendi -- Legal Proceedings." If you hold ADSs directly or indirectly through a broker or financial institution, this formula will not be applicable to you if you represent when you vote that you do not own in excess of 2% of the total voting power of Vivendi Universal (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer). If you own more than 2% (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer), you will need to contact the depositary in order to vote; the depositary will forward to Vivendi Universal the information necessary to allow you to vote. The voting instructions that will be furnished to you will explain these procedures.

     If you are a Vivendi Universal ADS holder, the depositary will provide you with voting instructions upon its receipt of notice of the meeting, and you may instruct the depositary how to exercise the voting rights for the Vivendi Universal ordinary shares underlying your Vivendi Universal ADSs. Upon receipt of notice of any meeting of holders of Vivendi Universal ordinary shares or other deposited securities sent by Vivendi Universal, the depositary will mail, at Vivendi Universal's expense, the notice to the Vivendi Universal ADR holders as soon as practicable. The notice will contain an English version of the notice received from Vivendi Universal and an English translation of any materials provided to Vivendi Universal ordinary shareholders, or in some cases, English equivalents of those materials, and will describe how you, on or before a certain date, may instruct the depositary to exercise the voting rights for the Vivendi Universal ordinary shares underlying your Vivendi Universal ADSs, including a statement as to how Vivendi Universal ordinary shares for which the depositary receives incomplete voting instructions will be voted. For instructions to be valid, the depositary will be required to receive them on or before the date specified. The depositary will vote or have its agents vote the shares or other deposited securities as you instruct and only as you instruct. The depositary will not itself exercise any voting discretion.

     Vivendi Universal has agreed to deliver voting materials to the depositary sufficiently in advance of the meeting to enable the depositary to deliver voting materials to you, such that you will have sufficient time to give the depositary voting instructions. If you hold Vivendi Universal ADSs through a broker, dealer or other intermediary, however, we cannot guarantee that your intermediary will send you voting materials in time for you to exercise your voting rights. The depositary will not charge Vivendi Universal ADS holders for submitting voting instructions as ADS holders to the depositary in connection with shareholders' meetings.

RECORD DATES

     The depositary will fix the dates for determining which of the Vivendi Universal ADS holders will be entitled:

     - to receive a cash dividend or other distribution;

     - to give instructions for the exercise of voting rights at a meeting of holders of Vivendi Universal ordinary shares or other deposited securities; and

     - to give instructions for granting approvals for proposed amendments to the deposit agreement,

all subject to the provisions of the deposit agreement.

REPORTS AND OTHER COMMUNICATIONS

     The depositary will deliver to all holders of Vivendi Universal ADSs English translations of all notices and any other communications and reports, including proxy materials, delivered to the holders of the Vivendi Universal ordinary shares or, in some cases, English equivalents of those documents. In addition, Vivendi Universal will notify the depositary, and the depositary will notify the Vivendi Universal ADS holders, of any meeting of Vivendi Universal's shareholders or Vivendi Universal ADS holders, or of any adjourned meeting, provided that the depositary receives notice of such meeting from Vivendi Universal. The depositary will make available for inspection, at its corporate trust office, English translations of all communications and reports that Vivendi Universal makes available for inspection by holders of Vivendi Universal ordinary shares or, in some cases, English equivalents of those documents. Vivendi Universal has agreed to provide the depositary sufficient copies of all documents required to be delivered or made available to permit the depositary to satisfy these obligations.

     The depositary will also make available for inspection at its corporate trust office books, including the list of holders of receipts, for the registration and transfer of receipts by the Vivendi Universal ADS holders, provided that the inspection is not for the purpose of communicating with Vivendi Universal ADS holders in the interest of a business or object other than Vivendi Universal's business or is for a matter related to the deposit agreement or the Vivendi Universal ADSs.

FEES AND EXPENSES

     Vivendi Universal ADS holders will be charged a fee for each issuance of Vivendi Universal ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of Vivendi Universal ADSs, including if the deposit agreement terminates. The fee in each case shall not be in excess of U.S.$5.00 for each 100 Vivendi Universal ADSs (or any portion thereof) issued or surrendered. Vivendi Universal ADS holders or persons depositing shares may also be charged for the following expenses:

     - stock transfer and other taxes and governmental charges;

     - cable, telex and facsimile transmission and delivery charges;

     - transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

     - expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

     - a fee not in excess of U.S.$0.02 per Vivendi Universal ADS (or portion thereof) for any cash distribution, except for distributions of cash dividends.

     Vivendi Universal will pay all other charges and expenses of the depositary, including all fees and expenses related to the issuance of ADSs in the merger transactions, and any agent of the depositary (except the custodian) pursuant to agreements entered into from time to time by Vivendi Universal and the depositary. The fees described above may be amended from time to time.

PAYMENT OF TAXES

     You will be required to pay any tax or other governmental charge payable by the custodian or the depositary on any Vivendi Universal ADS or ADR, deposited security or distribution. If you owe any tax or other governmental charge, the depositary may deduct the amount of that tax or charge from any cash distribution or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, you will remain liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may refuse to effect any transfer of a Vivendi Universal ADS or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations) until such payment is made. If the depositary sells the deposited securities, it will, if appropriate, reduce the number of Vivendi Universal ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes. The depositary will use reasonable efforts to assist eligible U.S. residents, and eligible Canadian residents who request assistance, in recovering amounts to which they may be entitled under some provisions of French law relating to the payment of dividends, including excess withholding and amounts in respect of the avoir fiscal. See "Tax Information -- Tax Information for Vivendi Shareholders."

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

     If Vivendi Universal takes certain actions that affect the deposited securities, including (1) any change in nominal value or par value, split-up, consolidation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation or sale of Vivendi Universal's assets, then the shares or other securities received by the depositary will become deposited securities. Any cash received by the depositary will be distributed to the extent described above. Each Vivendi Universal ADR will automatically represent its equal share of cash (until distributed) or the new deposited securities, unless additional Vivendi Universal ADRs are distributed pursuant to the following sentence. The depositary may execute and deliver additional Vivendi Universal ADRs, as in the case of a distribution of ordinary shares, or ask you to surrender your outstanding Vivendi Universal ADRs in order to provide you with new Vivendi Universal ADRs specifically describing the new deposited securities.

AMENDMENT AND TERMINATION

     In general, Vivendi Universal may agree with the depositary to amend the deposit agreement and the Vivendi Universal ADSs without your consent. However, holders of a majority of the Vivendi Universal ADSs must approve in writing any amendment that materially and adversely affects their rights or, with respect to specified provisions of the deposit agreement, any amendment that is adverse to them.

Notwithstanding the foregoing, ADR holders do not have the right to approve (1) amendments that are necessary to comply with any applicable laws or regulations, Vivendi Universal's statuts or the rules and regulations of the stock exchange on which the ADSs are listed, (2) amendments to increase the fees or charges that the depositary may charge to you, and (3) amendments to change the number of Vivendi Universal ordinary shares that are represented by each ADS. In situations where no approval is required, Vivendi Universal ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of Vivendi Universal ADS holders. If a Vivendi Universal ADS holder continues to hold Vivendi Universal ADSs after being so notified, such holder will be deemed to have agreed to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

     No amendment will impair your right to surrender your Vivendi Universal ADSs and receive the underlying securities, except in order to comply with an applicable law.

     The depositary will terminate the deposit agreement if Vivendi Universal asks it to do so. Vivendi Universal can only do so if the deposited securities are listed on the NYSE or the Nasdaq National Market prior to that termination. The depositary may also terminate the deposit agreement if the depositary has told Vivendi Universal that it would like to resign and Vivendi Universal has not appointed a new depositary bank within 90 days. In that event, Vivendi Universal will use its reasonable best efforts to either (i) enter into a successor depositary agreement having terms no less favorable to the holders of Vivendi Universal ADSs than the previous depositary agreement or (ii) cause the Vivendi Universal ordinary shares or other deposited securities (which will be distributed to ADS holders upon surrender of their ADSs) to be listed on the NYSE or the Nasdaq National Market. The depositary will be required to notify you at least 90 days before termination.

     After termination, the depositary and its agents will be required only to collect dividends and other distributions on the deposited securities and deliver ordinary shares and other deposited securities upon cancellation of Vivendi Universal ADSs. After one year from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the Vivendi Universal ADS holders that have not surrendered their Vivendi Universal ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After termination Vivendi Universal's only obligations under the deposit agreement will be with respect to indemnification and to pay certain amounts to the depositary.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO VIVENDI UNIVERSAL ADR HOLDERS

     The deposit agreement expressly limits the obligations and liability of the depositary and its agents. Neither the depositary nor any of its agents will be liable if it:

     - is prevented from or hindered in performing any obligation by circumstances beyond its control, including, without limitation, requirements of law, rule, regulation, the terms of the deposited securities and acts of God;

     - exercises or fails to exercise discretion under the deposit agreement;

     - performs its obligations without negligence or bad faith;

     - takes any action or fails to take any action based on advice or information provided by legal counsel, accountants, any person presenting Vivendi Universal ordinary shares for deposit, any holder or any other qualified person; or

     - relies on any documents it believes in good faith to be genuine and to have been properly executed.

     The deposit agreement limits Vivendi Universal's liability and obligations, and those of Vivendi Universal's agents, in the same way.

     Neither the depositary nor Vivendi Universal, nor their respective agents, will be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs that in the opinion of Vivendi Universal or the depositary, respectively, may lead it to incur expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liability is furnished as often as it requires.

     The depositary will not be responsible for a failure to carry out instructions to vote the deposited securities (provided it performs its obligations in good faith), the matter on which any vote is cast or the effect of the vote.

     The depositary may own and deal in any class of Vivendi Universal securities.

DISCLOSURE OF INTEREST IN VIVENDI UNIVERSAL ADSs

     Vivendi Universal may from time to time request Vivendi Universal ADS holders to provide information as to the capacity in which the holders own or owned Vivendi Universal ADSs and regarding the identity of any other persons then or previously interested in the Vivendi Universal ADSs as to the nature of such interest and various other matters. The depositary will use reasonable efforts to comply with written instructions received from Vivendi Universal requesting that the depositary forward any such requests to the Vivendi Universal ADS holders and to forward to Vivendi Universal any responses to such requests received by the depositary.

     Each Vivendi Universal ADS holder will be required to comply with Vivendi Universal's statuts, as they may be amended from time to time, and French law, if applicable, with respect to the disclosure requirements regarding ownership of Vivendi Universal's shares, all as if such ADSs were, for this purpose, the Vivendi Universal ordinary shares represented thereby. For a description of provisions of French law and Vivendi Universal's statuts that impose disclosure obligations, see "-- Description of Vivendi Universal Ordinary
Shares -- Anti-Takeover Effects," and "Comparison of Shareholders'
Rights -- Take-Over Bids and Compulsory Acquisition of Shares; Anti-Takeover Provisions." In order to facilitate compliance with those requirements, Vivendi Universal ADS holders will be required to deliver any required information to the depositary and the Company. Vivendi Universal will, as soon as practicable, forward the information, if applicable, to the CMF or other French authorities.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the depositary will issue or register transfer of an ADR, make a distribution on an ADR, or make a withdrawal of shares, the depositary may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The depositary may refuse to deliver, transfer, or register transfers of Vivendi Universal ADRs generally when the books of the depositary or Vivendi Universal are closed, or at any time if the depositary deems it advisable to do so.

     You will have the right to cancel your Vivendi Universal ADSs and withdraw the underlying Vivendi Universal ordinary shares at any time except in circumstances in which the depositary may restrict the withdrawal of deposited securities. See "-- Deposit, Withdrawal and Cancellation."

PRE-RELEASE OF ADRS

     In certain circumstances, subject to the provisions of the deposit agreement, the depositary may issue Vivendi Universal ADRs before deposit of the underlying Vivendi Universal ordinary shares. This is called a pre-release of the Vivendi Universal ADRs. The depositary may also deliver Vivendi Universal ordinary shares upon cancellation of pre-released Vivendi Universal ADRs (even if the Vivendi Universal ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Vivendi Universal ordinary shares are delivered to the depositary. The depositary may receive Vivendi Universal ADRs instead of Vivendi Universal ordinary shares to close out a pre-release. The depositary may pre-release Vivendi Universal ADRs only under the following conditions:

     - before or at the time of the pre-release, the party to whom the pre-release is being made must:

        - represent to the depositary in writing that it or its customer owns the shares or Vivendi Universal ADRs to be deposited;

        - assign all beneficial ownership of the shares or Vivendi Universal ADRs to the depositary; and

        - agree to not take any action with respect to the shares or Vivendi Universal ADRs that is inconsistent with the transfer of beneficial ownership;

     - the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

     - the depositary must be able to close out the pre-release on not more than five business days' notice.

     In addition, the depositary will limit the number of Vivendi Universal ADRs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it deems it appropriate to do so.

                       DESCRIPTION OF EXCHANGEABLE SHARES

GENERAL

     The exchangeable shares will be issued by Vivendi Universal Exchangeco. The exchangeable shares will be substantially the economic equivalent of the Vivendi Universal ADSs that a Seagram shareholder would have received if the holder had elected to receive Vivendi Universal ADSs. Holders of exchangeable shares will also receive Vivendi Universal voting rights, each of which entitles the holder to one vote on the same basis and in the same circumstances as one Vivendi Universal ordinary share. For a description of the Vivendi Universal voting rights, see "-- Description of Vivendi Universal Voting Rights."

     The exchangeable shares will be exchangeable at any time before the redemption date, as described below, at the option of the holder on a one-for-one basis, except as described below, for Vivendi Universal ADSs. As part of the arrangement, Vivendi Universal, Vivendi Universal Exchangeco and a trustee will enter into the exchange trust agreement under which, among other things, the trustee will be granted certain rights and will agree to certain obligations, including those described below, for the benefit of the holders of exchangeable shares. In addition, as part of the arrangement, Vivendi Universal, Vivendi Universal Holdings and Vivendi Universal Exchangeco will enter into the support agreement, under which, among other things, Vivendi Universal will agree to certain obligations, including those described below, to support the obligations of Vivendi Universal Exchangeco and Vivendi Universal Holdings with respect to the exchangeable shares. The tax consequences of receiving or holding exchangeable shares may differ significantly from the tax consequences of receiving or holding Vivendi Universal ADSs depending upon your particular circumstances. If you are a Canadian resident for purposes of the Canadian Tax Act or a partnership any member of which is such a Canadian resident, you should consider carefully the tax consequences to you in determining whether to elect to receive Vivendi Universal ADSs or exchangeable shares in the arrangement. See "Tax Information -- Tax Considerations for Seagram Shareholders -- Canadian Federal Income Tax Considerations."

     A maximum of 97 million exchangeable shares and Vivendi Universal voting rights are issuable in the arrangement. If Canadian resident Seagram shareholders elect to receive more than 97 million exchangeable shares and Vivendi Universal voting rights in the arrangement, then 97 million exchangeable shares and Vivendi Universal voting rights will be issued to electing Canadian resident Seagram shareholders pro rata; and

     - the number of Vivendi Universal ADSs receivable by a holder of exchangeable shares upon:

       -- a redemption of exchangeable shares by Vivendi Universal Exchangeco;

      -- the exercise by a holder of its right to require Vivendi Universal
         Exchangeco to redeem those exchangeable shares;

      -- the liquidation, dissolution or winding-up of Vivendi Universal
         Exchangeco or Vivendi Universal; or

      -- the exercise by Vivendi Universal Holdings of its overriding call rights; and

     - the dividend and distribution rights of holders of exchangeable shares;

will be increased as described under "The Merger Transactions -- Structure and Background -- Merger Transaction Steps -- Limitation on Number of Exchangeable Shares and Vivendi Universal Voting Rights." In addition, if Vivendi Universal issues preferential subscription rights to holders of Vivendi Universal ADSs after the completion of the arrangement entitling them to subscribe for additional Vivendi Universal ADSs at less than the market price and an economically equivalent distribution is not made on the exchangeable shares, then the number of Vivendi Universal ADSs receivable by a holder of exchangeable shares upon the events described above will be increased according to a formula and the dividend and distribution rights of holders of exchangeable shares will be adjusted, in each case in a manner designed to protect holders of exchangeable shares from dilution.

     The rest of this description of the terms of the exchangeable shares assumes that each exchangeable share is exchangeable for one Vivendi Universal ADS. In the event that the ratio is adjusted to equal more than one, the entitlements of the holders of exchangeable shares will also be appropriately increased.

     Vivendi Universal Exchangeco may issue an unlimited number of exchangeable shares. The exchangeable shares that will be authorized may be issued, without the approval of the holders of exchangeable shares, at the time or times, to the persons and for the consideration that Vivendi Universal Exchangeco may determine. The foregoing is subject to applicable laws, regulations and stock exchange requirements and to all required dividends on the outstanding exchangeable shares having been declared and paid.

RANKING

     The exchangeable shares will be entitled to a preference over the common shares of Vivendi Universal Exchangeco and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of Vivendi Universal Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding-up its affairs.

VOTING, DIVIDEND AND LIQUIDATION RIGHTS

  VOTING RIGHTS

     The holders of exchangeable shares will not be entitled to receive notice of, attend or vote at any meetings of shareholders of Vivendi Universal Exchangeco, except as required by applicable law and except with respect to amendments and modifications of the provisions of the exchangeable shares as described below under "-- Amendment and Approval." The holders of exchangeable shares will be entitled to exercise voting rights with respect to Vivendi Universal through the Vivendi Universal voting rights.

     The support agreement will provide that Vivendi Universal will not, and will cause its affiliates to not, exercise any voting rights with respect to any exchangeable shares held by it or its affiliates. However, the support agreement will also provide that Vivendi Universal will, and will cause its affiliates to, appoint proxyholders with respect to their exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for those meetings.

  DIVIDEND RIGHTS

     Upon the declaration of any dividend or distribution on Vivendi Universal ADSs, the board of directors of Vivendi Universal Exchangeco will declare, and the holders of exchangeable shares will be entitled to receive, subject to applicable law, a dividend or distribution on each exchangeable share:

     - in the case of a cash dividend or distribution declared on Vivendi Universal ADSs, in an amount in cash equal to, and in the currency of, the cash dividend or distribution paid on each Vivendi Universal ADS or in an equivalent amount in Canadian dollars;

     - in the case of a stock dividend or distribution declared on Vivendi Universal ADSs to be paid in Vivendi Universal ADSs, if the one-to-one ratio of exchangeable shares to Vivendi Universal voting rights can be maintained by reason of the custodian receiving sufficient additional Vivendi Universal voting rights, by the issue or transfer of that number of exchangeable shares that is equal to the number of Vivendi Universal ADSs to be paid on each outstanding Vivendi Universal ADS, and if the one-to-one ratio of exchangeable shares to Vivendi Universal voting rights cannot be maintained, then by the issue or transfer of the cash, securities or additional consideration necessary to effect an economically equivalent dividend or distribution; or

     - in the case of a dividend or other distribution declared on Vivendi Universal ADSs to be paid in property other than cash or Vivendi Universal ADSs, in the type and amount of property as is economically equivalent to the type and amount of property to be paid on each Vivendi Universal ADS.

     These dividends and distributions are the only dividends or distributions to which the holders of exchangeable shares will be entitled. The declaration date, record date and payment date for these dividends and distributions will be the same as the relevant date for the corresponding dividends or distributions on the Vivendi Universal ADSs.

     In the case of a stock dividend or distribution declared on Vivendi Universal ADSs to be paid in Vivendi Universal ADSs, in lieu of declaring a corresponding stock dividend on the exchangeable shares, the board of directors of Vivendi Universal Exchangeco may elect to effect a contemporaneous and economically equivalent subdivision of the outstanding exchangeable shares.

     The board of directors of Vivendi Universal Exchangeco will determine, in good faith and in its sole discretion, "economic equivalence" for these purposes, and its determination, based upon the factors specified in the terms of the exchangeable shares, will be binding on the holders of exchangeable shares and on Vivendi Universal Exchangeco.

  LIQUIDATION RIGHTS WITH RESPECT TO VIVENDI UNIVERSAL EXCHANGECO

     In the event of the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs:

     - each exchangeable share will entitle its holder, subject to applicable law and to Vivendi Universal Holdings' overriding call right, to receive from the assets of Vivendi Universal Exchangeco on a preferential basis to the common shares and to shares ranking junior to the exchangeable shares one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share; and

     - Vivendi Universal Holdings will have an overriding right to purchase all of the outstanding exchangeable shares (other than those held by Vivendi Universal or its affiliates) for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share.

     In the event Vivendi Universal Exchangeco institutes, consents to or fails to contest in good faith within 30 days any bankruptcy, insolvency or winding up proceedings, admits in writing its inability to pay its debts generally as they become due, takes other specified actions indicating insolvency or fails for solvency reasons to redeem exchangeable shares upon being required to redeem such shares by the holder, then each holder of exchangeable shares (other than Vivendi Universal and its affiliates) will be entitled to instruct the trustee under the exchange trust agreement to require Vivendi Universal to purchase from the holder any or all of the exchangeable shares held by the holder for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share. As soon as practicable after the occurrence of one of the insolvency events described in the preceding sentence, Vivendi Universal Exchangeco and Vivendi Universal will give written notice to the trustee, and as soon as practicable after receiving that notice, the trustee will notify each holder of exchangeable shares, advising each holder of its rights described in this paragraph.

  LIQUIDATION RIGHTS WITH RESPECT TO VIVENDI UNIVERSAL

     Upon the occurrence of specified events relating to the voluntary or involuntary liquidation, dissolution, winding-up or other distribution of the assets of Vivendi Universal among its shareholders for the purpose of winding up its affairs, Vivendi Universal will be required, without any action by any party, to exchange on the fifth business day before the effective date of the event all the outstanding exchangeable shares for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share.

OPTIONAL REDEMPTION BY HOLDERS

     The holders of exchangeable shares will be entitled at any time to require Vivendi Universal Exchangeco to redeem, subject to Vivendi Universal Holdings' overriding call right, any or all of their exchangeable shares for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share. In order to exercise this right, a holder of exchangeable shares must deliver to Vivendi Universal Exchangeco at its registered office or at any office of Vivendi Universal's registrar and transfer agent specified in a notice to the holder, among other things, the required written request and the certificates representing the exchangeable shares. The holder must state in the request the business day on which the holder desires Vivendi Universal Exchangeco to redeem the exchangeable shares, provided that this date may not be less than 10 business days nor more than 15 business days after the date on which the written request is received by Vivendi Universal Exchangeco. If no business day is specified by the holder in the request, the date of redemption will be the 15th business day after the date on which the written request is received by Vivendi Universal Exchangeco. If the date of redemption is not a Tuesday or Friday, whether or not specified by the holder, it will be the nearest following Tuesday or Friday, provided such day is a business day.

     In the event that a holder of exchangeable shares exercises this right to require that Vivendi Universal Exchangeco redeem any of its exchangeable shares, Vivendi Universal Holdings will have an overriding right to purchase all but not less than all of those exchangeable shares for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share.

     Vivendi Universal Exchangeco will immediately notify Vivendi Universal Holdings of any redemption request and will provide Vivendi Universal Holdings a copy of the written request. Vivendi Universal Exchangeco will notify the holder if Vivendi Universal Holdings will not be exercising its overriding call right. If Vivendi Universal Holdings notifies Vivendi Universal Exchangeco that it wishes to exercise its overriding call right, which notice must be given within five business days of receipt by Vivendi Universal Holdings of a copy of the redemption request, and the holder does not revoke its request, as described below, Vivendi Universal Holdings will purchase the exchangeable shares on the date specified for redemption for the same consideration per exchangeable share as on a redemption as described above.

     A holder of exchangeable shares may revoke its redemption request, by notice in writing to Vivendi Universal Exchangeco, at any time prior to the close of business on the business day preceding the contemplated date of redemption, in which case the applicable exchangeable shares will not be purchased by Vivendi Universal Holdings or redeemed by Vivendi Universal Exchangeco.

     If Vivendi Universal Exchangeco is not permitted by solvency requirements or other provisions of applicable law to redeem all the exchangeable shares that a holder demands be redeemed, Vivendi Universal Exchangeco will redeem only that number of exchangeable shares of the holder as would not be contrary to those provisions of applicable law. In that event, the holder of exchangeable shares will be deemed to have instructed the trustee under the exchange trust agreement to require Vivendi Universal to purchase the exchangeable shares not redeemed by Vivendi Universal Exchangeco for the same consideration per exchangeable share as described above under "-- Liquidation Rights with Respect to Vivendi Universal Exchangeco."

MANDATORY REDEMPTION BY VIVENDI UNIVERSAL EXCHANGECO

     On the redemption date, as described below, subject to Vivendi Universal Holdings' overriding call right, Vivendi Universal Exchangeco will redeem all the outstanding exchangeable shares for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share.

     The "redemption date" is the date established by the board of directors of Vivendi Universal Exchangeco for the redemption by Vivendi Universal Exchangeco of all the outstanding exchangeable shares, which will not be earlier than the thirtieth anniversary of the date that is fourteen days before the effective date of the arrangement unless:

     - the number of outstanding exchangeable shares (other than those held by Vivendi Universal and its affiliates) is less than a number equal to 5% of the number of exchangeable shares issued in connection with the arrangement (as that number may be adjusted by the board of directors of Vivendi Universal Exchangeco to give effect to any subdivision or consolidation of or stock dividend on the exchangeable shares or other specified events) in which case the board of directors of Vivendi Universal Exchangeco may accelerate the redemption date to an earlier date upon at least 60 days' prior written notice to the holders of the exchangeable shares and the trustee under the exchange trust agreement;

     - each of the following occurs: (1) a matter arises on which the holders of exchangeable shares are entitled to vote as shareholders of Vivendi Universal Exchangeco (other than a matter described in the next bullet point); (2) the board of directors of Vivendi Universal Exchangeco has received an opinion from an internationally recognized investment bank confirming that the economic equivalence of the exchangeable shares and the Vivendi Universal ADSs is maintained after giving effect to the matter; (3) the board of directors of Vivendi Universal Exchangeco has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the matter (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the redemption date) in any other commercially reasonable manner that does not result in the holders of exchangeable shares being entitled to vote as shareholders of Vivendi Universal Exchangeco; and (4) the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of the holders of exchangeable shares to approve or disapprove, as applicable, the matter, in which case the redemption date will be the business day following the date on which the holders of exchangeable shares failed to take the necessary action; or

     - each of the following occurs: (1) a matter arises on which the holders of exchangeable shares are entitled to vote as shareholders of Vivendi Universal Exchangeco in order to approve any change to, or in the rights of the holders of, the exchangeable shares; (2) the change is necessary to maintain the economic equivalence of the exchangeable shares and the Vivendi Universal ADSs; (3) the board of directors of Vivendi Universal Exchangeco has received an opinion from an internationally recognized investment bank confirming that the economic equivalence of the exchangeable shares and the Vivendi Universal ADSs is maintained after giving effect to the change; and (4) the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of the holders of exchangeable shares to approve or disapprove, as applicable, the change, in which case the redemption date will be the business day following the date on which the holders of exchangeable shares failed to take the necessary action.

     Vivendi Universal Holdings will have an overriding right to purchase on the redemption date all the outstanding exchangeable shares (other than those held by Vivendi Universal and its affiliates) for consideration per exchangeable share consisting of one Vivendi Universal ADS and an amount in cash equal to the declared and unpaid dividends on one exchangeable share.

     Vivendi Universal Exchangeco must notify the holders of exchangeable shares in writing at least 30 days before redeeming the exchangeable shares (or before purchase by Vivendi Universal Holdings pursuant to its overriding call right) on the thirtieth anniversary of the date that is fourteen days before the effective date of arrangement or as described in the first bullet point above. In the case of a redemption described in the second or third bullet points above, Vivendi Universal Exchangeco must give written notice as many days before the redemption date (or the date of purchase by Vivendi Universal Holdings) as its board of directors determines to be reasonably practicable in the circumstances. However, the accidental failure to give notice of a redemption described under the first, second or third bullet points above will not invalidate the redemption.

     The exchangeable shares held by a holder will also be automatically redeemed if that holder commences a formal proceeding before a court or regulatory body claiming any economic entitlement as a result of the holder's interest in the Vivendi Universal voting rights accompanying the holder's exchangeable shares. In such an event, the redemption date for that holder will be the date on which the holder commences the proceeding.

FRACTIONAL VIVENDI UNIVERSAL ADSS

     In the event of any exchange or transfer of exchangeable shares for Vivendi Universal ADSs, including upon the redemption date, an optional redemption at the request of a holder, the insolvency, dissolution or winding-up of Vivendi Universal Exchangeco or Vivendi Universal or the exercise by Vivendi Universal Holdings of any of its overriding call rights, a holder of exchangeable shares who would otherwise be entitled to receive a fractional Vivendi Universal ADS upon the exchange or transfer will only be entitled to receive a cash payment equal to such fractional interest multiplied by the market price of Vivendi Universal ADSs.

PURCHASE FOR CANCELLATION

     Subject to applicable law, Vivendi Universal Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares (1) by the issuance of its common shares or any shares ranking junior to the exchangeable shares or otherwise as Vivendi Universal Exchangeco may determine or (2) at any price by tender to all the holders of outstanding exchangeable shares or through any stock exchange on which the exchangeable shares are listed or quoted.

VIVENDI UNIVERSAL SUPPORT OBLIGATION

     The support agreement will provide that, so long as any exchangeable shares (other than those held by Vivendi Universal or its affiliates) are outstanding:

     - Vivendi Universal will not take any action that will result in the declaration or payment of any dividends or other distributions on the Vivendi Universal ADSs, unless:

        -- Vivendi Universal Exchangeco simultaneously declares or pays, as the case may be, an economically equivalent dividend or distribution on the exchangeable shares or, if the dividend or distribution is a stock dividend or distribution of stock, Vivendi Universal Exchangeco effects a contemporaneous and economically equivalent subdivision of the outstanding exchangeable shares; and

        -- Vivendi Universal Exchangeco has sufficient cash or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment of the dividend or distribution on, or subdivision of, the exchangeable shares;

     - Vivendi Universal will advise Vivendi Universal Exchangeco sufficiently in advance of the declaration by Vivendi Universal of any dividend or other distribution on Vivendi Universal ADSs and take all other actions as are reasonably necessary, in co-operation with Vivendi Universal Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend or other distribution on the exchangeable shares will be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Vivendi Universal ADSs;

     - Vivendi Universal will ensure that the record date for any dividend or other distribution declared on Vivendi Universal ADSs is not less than ten business days after the declaration date of the dividend or other distribution;

     - Vivendi Universal will take all actions and do all things as are reasonably necessary or desirable to enable and permit Vivendi Universal Exchangeco, in accordance with applicable law, to perform its obligations arising upon the liquidation, dissolution or winding-up or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, in the event of a redemption demand by a holder of exchangeable shares or on the redemption date, as the case may be, including all actions and all things as are necessary or desirable to enable and permit Vivendi Universal Exchangeco to deliver Vivendi Universal ADSs to the holders of exchangeable shares and cash in respect of declared and unpaid dividends;

     - Vivendi Universal will take all actions and do all things as are reasonably necessary or desirable to enable and permit Vivendi Universal Holdings, in accordance with applicable law, to perform its obligations arising upon the exercise of its overriding rights to purchase outstanding exchangeable shares upon the liquidation, dissolution or winding-up or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, in the event of a redemption demand by a holder of exchangeable shares or on the redemption date, as the case may be, including all actions and all things as are necessary or desirable to enable and permit Vivendi Universal Holdings to deliver Vivendi Universal ADSs to the holders of exchangeable shares and cash in an amount equal to declared and unpaid dividends; and

     - Vivendi Universal will not, and will ensure that Vivendi Universal Holdings and its affiliates do not:

        -- exercise any vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs; or

        -- take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding-up its affairs.

     The support agreement will provide that Vivendi Universal will take all necessary or desirable actions to ensure that the Vivendi Universal ADSs delivered in exchange for exchangeable shares will be freely tradeable, including, if necessary, registering the Vivendi Universal ADSs under applicable securities laws and maintaining the listing or quotation of the Vivendi Universal ADSs for trading on all stock exchanges and quotation systems where the outstanding Vivendi Universal ADSs are then listed or quoted.

     The support agreement will also provide that, so long as any exchangeable shares (other than those held by Vivendi Universal or its affiliates) are outstanding, Vivendi Universal will not, without the prior approval of Vivendi Universal Exchangeco and the holders of the exchangeable shares:

     - issue or distribute to all or substantially all the holders of Vivendi Universal ADSs:

        -- Vivendi Universal ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi Universal ADSs) by way of stock dividend or other distribution (other than to holders of Vivendi Universal ADSs who exercise an option to receive those securities in lieu of receiving a cash dividend);

        -- rights, options or warrants to subscribe for or purchase any securities;

        -- other securities of Vivendi Universal of any class; or

        -- evidences of indebtedness or other assets of Vivendi Universal;

     - subdivide, redivide, reduce, consolidate, combine or otherwise change the outstanding Vivendi Universal ADSs into a different number of Vivendi Universal ADSs; or

     - reclassify or otherwise change the Vivendi Universal ADSs or effect an amalgamation, merger, reorganization or other transaction affecting Vivendi Universal ADSs,

unless an economically equivalent distribution on or change to, or in the rights of the holders of, the exchangeable shares is made simultaneously. If Vivendi Universal issues preferential subscription rights to holders of Vivendi Universal ADSs entitling them to subscribe for additional Vivendi Universal ADSs at less than the market price, then the number of Vivendi Universal ADSs receivable for each exchangeable share will be increased unless an economically equivalent distribution on or change to, or in the rights of the holders of, the exchangeable shares is made simultaneously. Vivendi Universal will ensure that the record date for any of the foregoing events (or the effective date if there is no record date) is not less than five business days after the date that Vivendi Universal announces the event. The board of directors of Vivendi Universal Exchangeco will determine, in good faith and in its sole discretion, "economic equivalence" for these purposes, and its determination, based upon the factors specified in the support agreement, will be binding on the holders of exchangeable shares and on Vivendi Universal.

     Under the support agreement, so long as any exchangeable shares (other than those held by Vivendi Universal or its affiliates) are outstanding, Vivendi Universal and its board of directors will be prohibited from proposing or recommending or otherwise effecting with the consent or approval of its board of directors:

     - any tender or share exchange offer, take-over bid or similar transaction with respect to Vivendi Universal ADSs or Vivendi Universal ordinary shares, unless the holders of exchangeable shares participate in the transaction to the same extent and on an economically equivalent basis as the holders of Vivendi Universal ADSs (without being required first to request redemption of their exchangeable shares); or

     - any issuer bid or similar transaction for outstanding Vivendi Universal ADSs or Vivendi Universal ordinary shares, unless a substantially contemporaneous bid is made by Vivendi Universal Holdings for an equivalent percentage of the outstanding exchangeable shares on the same or economically equivalent terms (without the holders of exchangeable shares being required first to request redemption of their exchangeable shares).

     In addition, subject to limited exceptions, Vivendi Universal will not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets or the Vivendi Universal ordinary shares would become the property of any other person or, in the case of a merger, of the continuing corporation unless the rights of the holders of exchangeable shares are maintained.

     The support agreement will provide that it may not be amended without the approval of the holders of exchangeable shares given in the manner described below under "-- Amendment and Approval," except for certain amendments that are determined by the boards of directors of Vivendi Universal, Vivendi Universal Holdings and Vivendi Universal Exchangeco in good faith not to be prejudicial to the rights of the holders of exchangeable shares.

     Under the terms of the exchangeable shares, Vivendi Universal Exchangeco must take all actions to ensure compliance by Vivendi Universal, Vivendi Universal Holdings and Vivendi Universal Exchangeco with the provisions of the support agreement.

     Vivendi Universal has agreed to use its reasonable best efforts to maintain a listing for the exchangeable shares on a prescribed Canadian stock exchange and to ensure that Vivendi Universal Exchangeco is a public corporation, in each case for purposes of the Canadian Tax Act, and to ensure that Vivendi Universal Exchangeco maintains a "substantial Canadian presence" within the meaning of the Canadian Tax Act in effect on the date of the support agreement.

CERTAIN RESTRICTIONS

     So long as any exchangeable shares are outstanding, Vivendi Universal Exchangeco will be prohibited, without the approval of the holders of the exchangeable shares described below under "-- Amendment and Approval," from:

     - paying any dividends on its common shares or any of its other shares that rank junior to the exchangeable shares, other than stock dividends payable in common shares or other shares ranking junior to the exchangeable shares;

     - redeeming, purchasing or making any capital distribution in respect of its common shares or any of its other shares that rank junior to the exchangeable shares;

     - redeeming or purchasing any of its shares that rank equal to the exchangeable shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding-up its affairs; or

     - issuing any exchangeable shares or any of its other shares that rank equal or superior to the exchangeable shares, other than by way of stock dividends to the holders of exchangeable shares, subject to limited exceptions.

     These restrictions will not apply at any time that all dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on Vivendi Universal ADSs have been declared and paid.

AMENDMENT AND APPROVAL

     The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders of the exchangeable shares. Any approval to be given by the holders of the exchangeable shares must be evidenced by a resolution passed by not less than two-thirds of the votes cast on the resolution at a meeting of the holders of exchangeable shares at which holders of at least 20% of the outstanding exchangeable shares are present or represented, except that this quorum requirement will not apply if the meeting is adjourned for lack of a quorum and subsequently reconvened.

     The exchange trust agreement will provide that it may not be amended without the approval of the holders of exchangeable shares given in the manner described above, except for certain amendments to add covenants to the agreement, so long as the boards of directors of Vivendi Universal and Vivendi Universal Exchangeco are of the good faith opinion that the additions will not be prejudicial to the rights of the holders of exchangeable shares, and certain other amendments that, in the opinion of the trustee and the boards of directors of Vivendi Universal and Vivendi Universal Exchangeco, acting on the advice of counsel, will not be prejudicial to the interests of the holders of exchangeable shares.

WITHHOLDING

     Vivendi Universal, Vivendi Universal Exchangeco, Vivendi Universal Holdings, the trustee under the exchange trust agreement and the transfer agent for the exchangeable shares will be entitled to deduct and withhold from any dividend or consideration payable to any holder of exchangeable shares (including upon an exchange or transfer of exchangeable shares for Vivendi Universal ADSs, including upon the redemption date, an optional redemption at the request of a holder, the insolvency, dissolution or winding-up of Vivendi Universal Exchangeco or Vivendi Universal or the exercise by Vivendi Universal Holdings of any of its overriding call rights) any amount it determines, acting reasonably, is required or permitted pursuant to applicable tax laws. If the amount required or permitted to be deducted or withheld exceeds the cash portion of the consideration that is otherwise payable to the holder of exchangeable shares, Vivendi Universal, Vivendi Universal Exchangeco, Vivendi Universal Holdings, the trustee under the exchange trust agreement and the transfer agent are authorized to sell the portion of the consideration necessary to provide the cash to comply with the deduction or withholding requirement.

DISCLOSURE OF INTEREST IN EXCHANGEABLE SHARES

     Vivendi Universal Exchangeco and the trustee under the exchange trust agreement will be entitled to require any holder of exchangeable shares or any person whom Vivendi Universal Exchangeco or the trustee knows or has reasonable cause to believe holds any interest in an exchangeable share to confirm that fact or to give such details as to whom has an interest in the exchangeable shares as would be required if the exchangeable shares were a class of "equity shares" of Seagram under Section 101 of the

Securities Act (Ontario) or as would be required under Section 13(d) of the Exchange Act or similar French laws if the exchangeable shares were Vivendi Universal ADSs or Vivendi Universal ordinary shares.

TRANSFER AGENT

     The transfer agent and registrar for the exchangeable shares will be CIBC Mellon Trust Company.

LISTING

     The Toronto Stock Exchange has been notified of the proposed arrangement and has conditionally approved the listing of the exchangeable shares, subject to the satisfaction of customary requirements.

                 DESCRIPTION OF VIVENDI UNIVERSAL VOTING RIGHTS

GENERAL

     If you are a Canadian resident Seagram shareholder who elects to receive exchangeable shares in the arrangement, you will also receive a Vivendi Universal voting right for each exchangeable share you receive. Under French law, each Vivendi Universal voting right you hold will be an action en nue propriete (or the bare legal title of an ordinary share), which, as described below, will give you the right to vote on the same basis and in the same circumstances as would one Vivendi Universal ordinary share. The Vivendi Universal voting rights will trade with the related exchangeable shares.

CREATION AND SURRENDER OF THE VIVENDI UNIVERSAL VOTING RIGHTS

     The Vivendi Universal voting rights will be formed by splitting a number of Vivendi Universal ordinary shares held in Vivendi Universal's treasury equal to the number of the exchangeable shares into (1) the Vivendi Universal voting rights (actions en nue propriete), which will be transferred to CIBC Mellon Trust Company, as custodian, to be held on behalf of the holders of the exchangeable shares, and (2) the usufruit, which will be retained by Vivendi Universal. For convenience, we refer to the usufruit as the "remaining beneficial interests." The splitting of the Vivendi Universal voting rights and the remaining beneficial interests and the transfer of the Vivendi Universal voting rights to the custodian will be effected under a French law contract, which we refer to as the transfer agreement.

     Vivendi Universal, as the holder of the remaining beneficial interests, has all the rights associated with the Vivendi Universal ordinary shares that were split under the transfer agreement, other than the rights attached to the Vivendi Universal voting rights. Under the transfer agreement, the Vivendi ordinary shares will be rejoined, with the entire legal and beneficial interest in those shares reverting to Vivendi Universal, following the expiration of the agreement's thirty-year term. However, prior to the expiration of the transfer agreement, the exchangeable shares are expected to be exchanged for Vivendi Universal ADSs under certain circumstances that do not require the consent of holders of exchangeable shares. Upon any such exchange, the related Vivendi Universal voting rights would then be surrendered to Vivendi Universal. See
"-- Description of Exchangeable Shares -- Mandatory Redemption by Vivendi Universal Exchangeco."

CUSTODY AGREEMENT

     The custodian will execute a custody agreement with Vivendi Universal and Vivendi Universal Exchangeco. The custodian will hold the Vivendi Universal voting rights directly or through an accredited intermediary eligible to hold Vivendi Universal ordinary shares in bearer form under French law.

HOW TO VOTE A VIVENDI UNIVERSAL VOTING RIGHT

     In general, each Vivendi Universal voting right will carry the right to cast one vote at meetings of holders of Vivendi Universal ordinary shares. However, Vivendi Universal's statuts will adjust the voting rights of shareholders who own (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer) in excess of 2% of the total voting power of Vivendi Universal through the application of a formula designed to limit the voting power of those shareholders to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. If you hold Vivendi Universal voting rights, this formula will not be applicable to you if you represent when you vote that you do not own in excess of 2% of the total voting power of Vivendi Universal (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer). If you own more than 2% of the total voting power of Vivendi Universal (within the meaning of the statuts and Article L 233-9 of the French commercial code to which those statuts refer), you will need to contact the custodian in order to vote, and the custodian will assist you in complying with the statuts. The voting instructions that the custodian will furnish to you will explain these procedures.

     If you are a holder of Vivendi Universal voting rights, the custodian will provide you with voting instructions, and you may instruct the custodian how to exercise your Vivendi Universal voting rights. Upon receipt of notice of any meeting of holders of Vivendi Universal ordinary shares, the custodian will mail, at Vivendi Universal's expense, the notice to the holders of Vivendi Universal voting rights as soon as practicable. The notice will contain an English version of the notice received from Vivendi Universal and an English translation of any materials provided to Vivendi Universal ordinary shareholders, or, in some cases, English equivalents of these materials, and will describe how you, on or before a certain date, may instruct the custodian to exercise the voting rights relating to your Vivendi Universal voting rights, including a statement as to how Vivendi Universal ordinary shares for which the custodian receives incomplete voting instructions will be voted. For instructions to be valid, the custodian will be required to receive them on or before the date specified. The custodian will vote or have its agents vote the Vivendi Universal ordinary shares as you instruct and only as you instruct. The custodian will not itself exercise any voting discretion.

     Vivendi Universal has agreed to deliver voting materials to the custodian sufficiently in advance of the meeting to enable the custodian to deliver voting materials to you, such that you will have sufficient time to give the custodian voting instructions. If you hold exchangeable shares through a broker, dealer or other intermediary, however, we cannot guarantee that your intermediary will send you voting materials in time for you to exercise your voting rights. The custodian will not charge holders of Vivendi Universal voting rights for submitting voting instructions in that capacity to the custodian in connection with shareholders' meetings.

RECORD DATES

     Subject to the provisions of the custody agreement, the custodian will fix the dates for determining the holders of Vivendi Universal voting rights who will be entitled to give instructions for the exercise of voting rights at a meeting of holders of Vivendi Universal ordinary shares.

REPORTS AND OTHER COMMUNICATIONS

     The custodian will deliver to all holders of Vivendi Universal voting rights English translations of all notices and any other communications and reports, including proxy materials, delivered to the holders of the Vivendi Universal ordinary shares or, in some cases, English equivalents of those documents. In addition, Vivendi Universal will notify the custodian, and the custodian will notify the holders of Vivendi Universal voting rights of any meeting of Vivendi Universal's shareholders or holders of Vivendi Universal voting rights, or of any adjourned meeting, provided that the custodian receives notice of such meeting from Vivendi Universal. The custodian will make available for inspection, at its principal office in Montreal, Quebec, English translations of all communications and reports that Vivendi Universal makes available for inspection by holders of Vivendi Universal ordinary shares or, in some cases, English equivalents of those documents. Vivendi Universal has agreed to provide the custodian sufficient copies of all documents required to be delivered or made available to permit the custodian to satisfy these obligations.

     The custodian will also make available, at its principal office in Montreal, Quebec, certain books and records, including the list of holders of Vivendi Universal voting rights, provided that the inspection is not for the purpose of communicating with holders of Vivendi Universal voting rights in the interest of a business or object other than Vivendi Universal's business or is for a matter related to the custody agreement or the Vivendi Universal voting rights.

OTHER RIGHTS UNDER FRENCH LAW

     In connection with the division of the Vivendi Universal shares into the Vivendi Universal voting rights and the remaining beneficial interests, under French law, certain other rights of holders of Vivendi Universal ordinary shares attach to the Vivendi Universal voting rights, in addition to the voting rights described above. These other rights may include the right to receive, at the expiration of the transfer agreement, the proceeds of any return of capital, distribution-in-kind or liquidation of Vivendi Universal. Under the terms of the exchangeable shares, your initiation of any formal proceeding before a court or regulatory body having jurisdiction alleging any rights to economic entitlement in respect of these other rights will result in the exchange of your exchangeable shares for Vivendi Universal ADSs and the surrender of the related Vivendi Universal voting rights.

     Without the approval of Vivendi Universal Exchangeco and the approval of the holders of the exchangeable shares as described above under "-- Description of the Exchangeable Shares -- Amendment and Approval," Vivendi Universal will not take any action that would increase or decrease the other rights described above or change the allocation of rights between the Vivendi Universal voting rights and the corresponding remaining beneficial interests of Vivendi Universal. Vivendi Universal's board of directors will not propose or recommend any amendment to the Vivendi Universal statuts that would have this effect.

AMENDMENTS

     The parties to the custody agreement may agree in writing to certain ministerial amendments, supplements to evidence the succession to Vivendi Universal of any permitted successor, supplements necessary or advisable to comply with applicable law and certain other amendments that are determined not to be prejudicial to the rights of the holders of Vivendi Universal voting rights without the approval of the holders of Vivendi Universal voting rights. In addition, Vivendi Universal and the custodian generally may amend the custody agreement by an agreement in writing without the consent of the holders of Vivendi Universal voting rights, except that the custody agreement may not be amended in any way that materially and adversely affect the rights of the holders of the Vivendi Universal voting rights without approval by the holders of exchangeable shares as described above under "-- Description of the Exchangeable Shares -- Amendment and Approval."

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO HOLDERS OF VIVENDI UNIVERSAL VOTING RIGHTS HOLDERS

     The custody agreement expressly limits the obligations and liability of the custodian and its agents. Neither the custodian nor any of its agents will be liable if it:

     - is prevented from or hindered in performing any obligation by circumstances beyond its control, including, without limitation, requirements of law, rule, regulation, the terms of the securities issued by Vivendi Universal and acts of God;

     - exercises or fails to exercise discretion under the custody agreement;

     - performs its obligations without fraud, negligence, wilful misconduct or bad faith;

     - takes any action or fails to take any action based on advice or information provided in an officer's certificate or by legal counsel, the transfer agent for the exchangeable shares or voting rights, Vivendi or Vivendi Universal Exchangeco; or

     - relies on any documents it believes in good faith to be genuine and to have been properly executed.

     The custodian and its agents will not be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Vivendi Universal voting rights that in the opinion of the custodian may lead it to incur expense or liability, unless indemnity satisfactory to it against all expenses and liability is furnished as often as it requires.

     The custodian will not be responsible for a failure to carry out instructions to vote the Vivendi Universal voting rights (provided it performs its obligations without fraud, negligence, wilful misconduct or bad faith), the matter on which any vote is cast or the effect of the vote.

     The custodian may own and deal in any class of Vivendi Universal securities.

               CHAPTER SIX -- COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Seagram shareholders are governed by the CBCA and the provisions of Seagram's articles of amalgamation (charter) and by-laws. The rights of Vivendi, CANAL+ and Vivendi Universal shareholders are governed by the French commercial code and by the provisions of those companies' statuts. The following is a summary of the material differences between the rights of Vivendi, Seagram, CANAL+ and Vivendi Universal shareholders. These differences arise from differences between the CBCA and the French commercial code and between Seagram's charter and by-laws and the statuts of Vivendi, CANAL+ and Vivendi Universal. The descriptions of Vivendi Universal's statuts set forth below refer to the statuts that will become effective upon the completion of the merger transactions. With limited exceptions described below, the rights of Vivendi Universal shareholders will be substantially the same as those of Vivendi shareholders. For more complete information, you should read Seagram's charter and by-laws, the Vivendi, CANAL+ and Vivendi Universal statuts and the CBCA and the French commercial code.

     You should refer to "Securities -- Description of Vivendi Universal ADSs" for a description of the Vivendi Universal ADSs and a discussion of the ways in which the rights of holders of Vivendi Universal ADSs may differ from those of holders of Vivendi Universal ordinary shares.

SIZE AND QUALIFICATION OF THE BOARD OF DIRECTORS

     SEAGRAM

     The Seagram by-laws provide that until changed in accordance with the CBCA, Seagram's board of directors will consist of not fewer than ten directors and not more than 25 directors. The Seagram by-laws provide that no person will be qualified for election as a director if the person is less than 18 years of age or more than 70 years of age; if the person is of unsound mind and has been so found by a court in Canada or elsewhere; if the person is not an individual; or if the person has the status of a bankrupt. Notwithstanding the foregoing age qualification, a maximum of three persons of more than 70 years of age may be elected to serve as directors at any time. A director need not be a shareholder. Although the CBCA allows for staggered directoral terms, the Seagram charter does not permit staggered terms. Under the Seagram by-laws, the election of directors will take place at each annual meeting of shareholders, at which time all the directors then in office will cease to hold office. Seagram's board of directors currently has 16 members.

     Under the CBCA, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director's term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of the director's term. Currently, all of the members of Seagram's board of directors are elected at each annual meeting.

     Seagram's charter provides that the directors can appoint one or more additional directors above the number elected at the prior meeting so long as the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting.

     VIVENDI

     Vivendi's statuts provide that its board of directors shall have:

     - not less than three nor more than 24 members, each of whom shall be elected by the shareholders at an ordinary shareholders' meeting; under the French commercial code, directors may be natural persons or legal entities; and

     - in addition to the board members described above, one director who represents the employee-shareholders of the company and its affiliates if the percentage of Vivendi's share capital held by those employee-shareholders exceeds 5%; this director is elected by the company's shareholders at an ordinary shareholders' meeting from among two or more candidates previously elected by and from among such employee-shareholders.

     Under the French commercial code, each director must be a shareholder of the corporation. Vivendi's statuts provide that a director must own at least 750 shares of the company for as long as he or she serves as a director. As of December 31, 1999, Vivendi's board of directors consisted of 14 members.

     The French commercial code provides that each director is eligible for reappointment upon the expiration of his or her term of office. Vivendi's statuts fix the term of reappointment at four years, provided that no more than one-third of the directors may be 70 or older. No individual director may be over 73.

     The chairman of Vivendi's board of directors is elected by the directors and must be a natural person. The chairman will serve for the term determined by the board when the chairman is elected. Under the French commercial code, the chairman's term is automatically terminated upon the expiration of his or her term as a director.

     VIVENDI UNIVERSAL

     Vivendi Universal's statuts will provide that the board of directors shall have:

     - not less than three nor more than 20 members, each of whom shall be elected by the shareholders at an ordinary shareholders' meeting, provided that the maximum number of board members will be reduced to 19 as of January 1, 2002 and will be reduced to 18 as of January 1, 2003; and

     - like the Vivendi board of directors, subject to certain conditions, one additional director who represents the employee-shareholders of the company and its affiliates.

     Under the terms of the merger agreement and the governance agreement, all the existing members of Vivendi's board of directors and certain designees of Seagram will be appointed to Vivendi Universal's board of directors upon completion of the merger transactions. See "The Merger Transactions -- The Merger Agreement" and "The Merger Agreement -- The Governance Agreement."

     Like Vivendi's statuts, Vivendi Universal's statuts will provide that a director must own at least 750 shares of the company for as long as he or she serves as a director.

     Like Vivendi's statuts, Vivendi Universal's statuts will fix the term of reappointment of directors at four years. However, Vivendi Universal's statuts will provide that no more than one-fifth of the directors may be 70 or older. No individual director may be over 75.

     The chairman of Vivendi Universal's board of directors will be elected by the directors and must be a natural person. The chairman will serve for the term determined by the board when the chairman is elected. Vivendi Universal's statuts will also provide for a vice chairman.

     CANAL+

     CANAL+'s statuts provide that CANAL+'s board of directors shall consist of not fewer than five nor more than 16 members. CANAL+'s board of directors currently consists of 16 members. Each member of CANAL+'s board of directors must hold at least one share of CANAL+ for as long as he or she serves as director. Each director is eligible for reappointment upon the expiration of his or her term of office, which is fixed at six years by CANAL+'s statuts.

     The chairman of CANAL+'s board of directors is elected by the directors. The chairman remains in office until the end of his or her term as director or until the general shareholders' meeting convened to approve the accounts for the year in which he or she reaches the age of 72.

     The board of directors may also name a secretary of the board who is not required to be a shareholder of CANAL+.

ELECTION AND REMOVAL OF DIRECTORS

     SEAGRAM

     Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Under the CBCA, Seagram's shareholders may remove any director before the expiration of his or her term of office and may elect any qualified person in such director's stead for the remainder of such term by a resolution passed by a majority of the votes cast at a meeting of shareholders called for that purpose. Under the CBCA, vacancies that exist on the board of directors may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

     VIVENDI AND VIVENDI UNIVERSAL

     The members of the board of directors of Vivendi and Vivendi Universal may be removed prior to the expiration of their terms by a majority vote of the respective company's shareholders. Under the French commercial code, removal of members of the board of directors will not subject the company to liability unless the removed director shows that his or her removal was done in an injurious or vexatious manner.

     As required by the French commercial code, in the case of a vacancy resulting from the resignation or death of a member of the board of directors, the remaining members may fill the vacancy by appointing a new member of the board, subject to ratification by the shareholders at the next ordinary general meeting. The employee-shareholders representative on the board of directors loses his or her office in the case of a termination of their employment agreement. The vacancy of the employee-shareholder representative is filled at the next general meeting.

     CANAL+

     The provisions of the French commercial code are also applicable to CANAL+. CANAL+'s statuts contain no provisions concerning election to or removal from the board.

SHAREHOLDER NOMINATIONS

     SEAGRAM

     Any shareholder of a corporation governed by the CBCA may make nominations at a shareholder meeting for the election of directors. Such a nomination may be made as a shareholder proposal that is included in the corporation's proxy material if the proposal is signed by holders of not less than 5% of the shares of any class entitled to vote at the meeting to which the proposal is presented. Shareholders that provide their own proxy materials may also independently solicit proxies for the election to the board of directors of nominees other than those presented by management.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, shareholders can nominate individuals for election to a company's board of directors at an ordinary general shareholders' meeting if the election of directors is part of the agenda for the shareholders' meeting. However, under the French commercial code, shareholders cannot elect a new director at an ordinary general shareholders' meeting if the agenda for the meeting does not include the election of directors, unless such nomination is necessary to fill a vacancy due to the previous removal of a director. If the election of directors is not part of the agenda of the shareholders' meeting, but is permissible because it is to fill a vacancy, the nomination must contain the name, age, professional references and professional activity of the nominee for the past five years, as well as the number of the company's shares owned by such candidate, if any. This information must be made available to shareholders by the company's board of directors no less than 15 days before the meeting. If the agenda for the shareholder's meeting includes the election of members of the board of directors, any shareholder may nominate a candidate for election to the board at the shareholders' meeting, even if the shareholder has not followed established nomination procedures.

SHAREHOLDERS' MEETINGS AND QUORUM

     SEAGRAM

     Under the CBCA, directors of a corporation must call an annual meeting not later than 18 months after the corporation comes into existence and thereafter not later than 15 months after the last preceding annual meeting.

     The CBCA provides that a board of directors may call special shareholder meetings at any time and must call such a meeting at the request of holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. If the board of directors fails to call a properly requested meeting within 21 days after receiving the request, any shareholder who signed the request may call the meeting.

     All shareholder meetings must be held in Canada. Notice of the time and place of a meeting must be sent not less than 21 nor more than 50 days before the meeting to each shareholder entitled to vote at the meeting, each director of the corporation and the corporation's auditors. On the application of a director or a shareholder entitled to vote at a meeting, a court may order a shareholder meeting to be held.

     Under Seagram's by-laws, the holders of 40% of the shares entitled to vote at a meeting, present in person or by proxy, constitute a quorum. The provisions attached to a specific class or series of shares in Seagram's charter may prescribe a different quorum for meetings of holders of that class or series of shares.

     Any person entitled to vote at a shareholder meeting is entitled to notice and may attend that meeting. A shareholder may appoint a proxyholder, who need not be a shareholder, to attend and act at the meeting in accordance with the authority conferred by the proxy.

     VIVENDI AND VIVENDI UNIVERSAL

     Three types of shareholders' meetings exist under the French commercial code, ordinary, extraordinary and special. As required by the French commercial code, Vivendi is, and Vivendi Universal will be, required to hold an ordinary shareholders' meeting within six months of the end of each company's respective fiscal year to receive the board of directors' annual report and the statutory auditor's reports on the operations of, and the financial statements for, the company for the past fiscal year. An annual ordinary general meeting of the shareholders may also be held in order to, among other things, ratify transactions between the company and any member of its board of directors or any managing director, if any.

     All shareholders' meetings are held pursuant to an announcement notice published in the BALO, the French official gazette, at least 30 days before the meeting takes place. This legal requirement applies to any company listed on the Paris Bourse. An additional notice of the meeting must be published in the BALO and in a newspaper authorized to publish legal announcements at least 15 days prior to the meeting or at least six days prior to the resumption of any meeting adjourned for lack of quorum. The same notice must be sent to each shareholder and to the auditors of the company. If you will be a Vivendi Universal

ADR holder, you will receive an English translation of these notices. In the event the board of directors fails to publish such notice or call a required meeting, a meeting may be convened by the company's statutory auditor or a court-appointed agent. A court may be requested to appoint an agent by:

     - one or more shareholders holding in the aggregate at least 10% of the company's capital, in the case of a general meeting, or 10% of a specific category of shares, in the case of a special meeting;

     - any interested party in cases of emergency; or

     - so long as the company remains listed on the Paris Bourse, certain duly qualified associations of shareholders.

     A quorum for an ordinary general shareholders' meeting consists of holders of shares constituting at least one-fourth of the voting power of the company's outstanding shares entitled to vote at the ordinary meeting taking place. If no quorum exists, no quorum is required with respect to the meeting that takes place with the same agenda following an adjournment. A quorum for an extraordinary shareholders' meeting consists of the holders of shares constituting at least one-third of the voting power of the company's outstanding shares entitled to vote at the extraordinary meeting. If no quorum exists, the required quorum at the meeting following an adjournment is at least one-fourth of the voting power of the company's outstanding shares entitled to vote at the extraordinary meeting.

     A quorum for a special shareholders' meeting consists of the holders of shares constituting one half of the voting power of the company's outstanding shares entitled to vote at the special meeting. If no quorum exists, the required quorum is at least one-fourth of the voting power of outstanding shares entitled to vote at the special meeting following an adjournment. A majority of the votes cast is required to approve actions taken at an ordinary shareholders' meeting and a two-thirds majority is required to approve actions taken at an extraordinary shareholders' meeting or a special shareholders' meeting, except that unanimity is required to increase liabilities of shareholders.

     According to Vivendi's and Vivendi Universal's statuts, the number of voting rights held by each shareholder at a general meeting shall be equal to the number of the voting rights attached to the shares owned by that holder, except that the voting rights of shareholders who own in excess of 2% of the total voting power of the company are adjusted to that which they would possess if 100% of the shareholders were present or represented at the meeting at which the vote in question takes place.

     CANAL+

     The provisions governing meetings of CANAL+ shareholders are substantially identical to those governing meetings of Vivendi shareholders, except that each CANAL+ shareholder present or represented at a shareholders' meeting has one vote per share held.

APPROVAL OF EXTRAORDINARY ACTIONS

     SEAGRAM

     Under the CBCA, an amendment to a corporation's charter generally requires shareholder approval by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution in person or by proxy at the annual or special meeting called for that purpose, whether or not the shares held by them are designated as voting shares in the corporation's charter. In some cases, a special resolution to approve an extraordinary corporate action, such as an amendment to the charter that adversely affects the rights of a particular class or series of shares, may also be required to be approved separately by the holders of a particular class or series of shares, including a class or series that does not otherwise carry voting rights.

     Under the CBCA, unless the charter or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next shareholders' meeting. The shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the voting shareholders.

     Under the CBCA, the following transactions also require shareholder approval by special resolution:

     - any amalgamation with a corporation, other than with certain subsidiary corporations, or a sale, lease or exchange of all or substantially all of the corporation's property, other than in the ordinary course of business;

     - a change in the jurisdiction in which the corporation is organized;

     - a liquidation; and

     - a dissolution.

     In certain cases, a special resolution to approve an extraordinary corporate action must also be approved separately by the holders of a class or series of shares.

     A corporation may also apply to a court for an order approving an arrangement, which could include an amendment to the corporation's charter, an amalgamation, a transfer of all or substantially all the corporation's property to another corporation in exchange for property, money or securities of the other corporation, certain exchanges of securities by the corporation's shareholders or a liquidation and dissolution of the corporation. The corporation must not be insolvent and it must not be practicable for the corporation to make the fundamental change in accordance with other provisions of the CBCA. The court may make any interim or final order it thinks fit with respect to the proposed arrangement. Generally, an arrangement involving a public company must receive shareholder approval as a condition of obtaining the court order.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, the fundamental transactions that require the approval of at least two-thirds of the votes cast include:

     - amendments to the statuts;

     - transfers of the company's registered office to a non-neighboring department;

     - increases or decreases of the company's registered capital;

     - eliminations of shareholders' preemptive rights with respect to any transactions that either immediately or with the passage of time would result in an increase in the registered capital;

     - authorizations of employee stock option and/or purchase plans; and

     - authorizations of mergers, spin-offs, dissolutions and dispositions of all or substantially all of the company's assets if the disposition would entail a modification of the company's corporate purpose.

     In addition, the transformation of a corporation into another type of legal entity requires, depending on the type of entity the company seeks to become, a unanimous vote, a three-fourths majority vote or a two-thirds majority vote of votes cast.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     SEAGRAM

     Under the CBCA, shareholder action without a meeting may be taken only by written resolution signed by all shareholders who would be entitled to vote on the matter at a shareholders' meeting.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     The French commercial code does not permit shareholders to act by written consent outside a general shareholders' meeting.

PAYMENT OF DIVIDENDS

     SEAGRAM

     Under the CBCA, holders of a class of shares of a corporation have, subject to the rights, privileges and restrictions attaching to that class, the right to receive dividends if, as and when declared by the corporation's board of directors. A corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that:

     - the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

     - the realizable value of the corporation's assets would as a result of the dividend be less than the aggregate of its liabilities and the stated capital of all classes.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Net income in each fiscal year, after deductions for depreciation and provisions, as increased or reduced, as the case may be, for profit or loss carried forward from prior years, less any contributions to legal reserves, constitutes the distributable profits (benefice distribuable) available for distribution to the shareholders of a French company as dividends, subject to requirements of French law and the company's statuts.

     Under the French commercial code, a company is required to allocate five percent of its net profits in each fiscal year to a legal fund until the amount in such reserve is equal to 10% of the nominal amount of the outstanding share capital. The legal reserve is distributable only upon the liquidation of the company.

     Except in the case of a decrease in share capital, no distribution may be made to shareholders if as a result of such distribution, the shareholders' equity would fall below the amount of the share capital increased by those reserves that may not be distributed according to applicable legal provisions or the company's statuts. The amount of dividends is fixed at the general shareholders' meeting at which the annual accounts are approved, following the recommendation of the board of directors. The methods of payment of dividends are determined by the general shareholders' meeting or by the board of directors in the absence of a decision by the shareholders.

     If the company has earned a profit since the end of the preceding fiscal year, as shown on an interim balance sheet certified by the company's auditors, the board of directors has the authority, subject to the French commercial code and regulations, to distribute interim dividends to the extent of such profit prior to the approval of the annual financial statements by the shareholders.

SHAREHOLDERS' PROPOSALS

     SEAGRAM

     Under the CBCA, a shareholder entitled to vote at an annual meeting of shareholders may submit a proposal consisting of matters that the shareholder proposes to raise at the next annual meeting. Upon receipt of the proposal, a corporation that solicits proxies must set out the proposal in a management proxy circular and, if requested by the shareholder, include in the management proxy circular a statement by the shareholder of not more than 200 words in support of the proposal, and the name and address of the shareholder.

     A corporation may, within ten days after receiving a shareholder proposal, notify the shareholder of its intention to omit the proposal from the management proxy circular if:

     - the proposal is not submitted at least 90 days before the anniversary date of the previous annual meeting;

     - it appears that the proposal is submitted by the shareholder for the purpose of obtaining publicity or enforcing a personal claim or redressing a personal grievance, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

     - the corporation, in the previous two years, included a substantially similar proposal at the request of the shareholder and the shareholder failed to present the proposal at the annual meeting; or

     - a substantially similar proposal was submitted to shareholders within the past two years and the proposal was defeated.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, shareholders representing, individually or collectively, a specified percentage (which in any event will be no more than 5%) of a company's capital may request that a resolution they propose for adoption at a shareholder meeting be included in the agenda. This request must be made within ten days of the publication of the initial notice of the shareholders' meeting in the BALO and may specify the reasons for the resolution. Properly submitted requests will be considered at the meeting. The French commercial code requires a company's board of directors to respond at the meeting to any questions submitted in writing by any shareholder.

PREFERENTIAL SUBSCRIPTION RIGHTS

     SEAGRAM

     Under the CBCA, if a corporation's charter so provides, no shares of a class may be issued, except in limited circumstances, unless the shares have first been offered to shareholders holding shares of that class on a pro rata basis, at such price and on such terms as those shares are to be offered to others. Seagram's charter does not currently provide for such preemptive rights for its shareholders.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, if a corporation issues shares or other securities that carry a right, directly or indirectly, to purchase equity securities issued by the corporation for cash, current shareholders have preferential rights to purchase those securities on a pro rata basis. Those rights entitle the individual or entity that holds them to subscribe for an issue of any securities that may increase the corporation's share capital for consideration consisting of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. The rights are listed on the Paris Bourse for the same period.

     A two-thirds majority of the votes cast at an extraordinary general meeting may vote to waive preferential subscription rights with respect to any particular offering. French law requires a company's board of directors and independent auditors to present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. The shareholders may also decide at an extraordinary general meeting to give the existing shareholders a non-transferable priority right to subscribe for the new securities during a limited period of time. Shareholders may also waive their own preferential subscription rights with respect to any particular offering.

     Vivendi has agreed in the merger agreement to take all necessary actions, including making any necessary securities filings, to ensure that all holders of Vivendi Universal securities, regardless of jurisdiction of residence, are entitled to all benefits of the foregoing preferential subscription rights.

DISSENTERS' RIGHTS

     SEAGRAM

     The CBCA provides that shareholders of Seagram entitled to vote on certain matters are entitled to exercise dissenters' rights and to be paid the fair value of their shares. The CBCA does not distinguish for this purpose between listed and unlisted shares. Matters that trigger dissenters' rights include the following:

     - amalgamation with a corporation other than certain subsidiary corporations;

     - amendment to the corporation's charter that adds, changes or removes any provisions restricting the issue, transfer or ownership of shares;

     - change in the jurisdiction in which the corporation is organized;

     - sale, lease or exchange of all or substantially all of the property of the corporation, other than in the ordinary course of business;

     - proposed arrangement transactions when a court order issued in connection with an application for court approval of the arrangement permits the exercise of dissent rights; or

     - amendments to the corporation's charter that require a separate class or series vote, except that a shareholder is not entitled to dissent if an amendment to the charter is effected by a court order made in connection with an action for an oppression remedy, as described below.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     The French commercial code does not provide for dissenters' rights. However, under the French commercial code, the stock exchange authorities may require a controlling shareholder (as defined under French law) of a listed company to launch a compulsory tender offer for the company's shares in certain instances, such as when the controlling shareholder decides to merge the company with another company, to change fundamentally the activities of the company or to discontinue dividends.

OPPRESSION REMEDY

     SEAGRAM

     The CBCA provides an oppression remedy that enables a court having jurisdiction to make any order, either interim or final, to rectify the matters complained of if the court is satisfied, upon application by a complainant, that:

     - any act or omission of the corporation or an affiliate effects a result;

     - the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

     - the powers of the directors of the corporation or an affiliate are or have been exercised in a manner;

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any securityholder, creditor, director or officer.

     A wide variety of conduct may be complained of in connection with the oppression remedy, and the court has broad remedial powers, including the power to order liquidation and dissolution of the corporation concerned. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy.

     Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's costs, including legal fees and disbursements, during the pendency of the complaint. Although the complainant may be liable for those interim costs upon final disposition of the complaint, it is not required to give security for costs in an oppression action. Once commenced, an oppression action may not be discontinued or settled without the court's approval.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     The French commercial code does not provide for an oppression remedy.

DUTIES OF THE BOARD OF DIRECTORS

     SEAGRAM

     Under the CBCA, Seagram's directors have the power to manage Seagram's business and affairs and owe Seagram fiduciary duties. In exercising these powers and discharging these duties, each director must act honestly and in good faith with a view to the best interests of the corporation and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     VIVENDI AND VIVENDI UNIVERSAL

     Vivendi's statuts provide, and Vivendi Universal's statuts will provide, that the board of directors is vested with the fullest powers to act in any circumstance on the company's behalf, within the scope of the company's purpose and subject to those powers expressly attributed by the law to shareholders' meetings or to the chairman of the board of directors.

     In accordance with the French commercial code, Vivendi's statuts provide, and Vivendi Universal's statuts will provide, that the chairman of the board of directors also serves as its president. Vivendi's statuts further provide, as will Vivendi Universal's statuts, that the chairman/president is vested with the power to act in any circumstance on the company's behalf and to represent the company with respect to third parties, within the scope of the company's corporate purpose and subject to those powers expressly attributed by the French commercial code to shareholders' meetings or to the board of directors.

     Vivendi's and Vivendi Universal's directors owe a duty of loyalty and care to the company. Members of Vivendi's and Vivendi Universal's board of directors are held accountable, either individually or jointly, as applicable, to the company or to third parties for breaches of statutory or regulatory provisions applicable to public limited companies, for violations of the company's statuts and for mismanagement.

     CANAL+

     The provisions of CANAL+'s statuts and the provisions of Vivendi's and Vivendi Universal's statuts are identical with respect to the duties of the board of directors.

TAKE-OVER BIDS AND COMPULSORY ACQUISITION OF SHARES; ANTI-TAKEOVER PROVISIONS

     SEAGRAM

     If a share acquisition constitutes a "take-over bid" and is not otherwise exempt, it must be made to all holders of the relevant class by way of a formal offer and offering circular in the form prescribed under Canadian securities legislation and the CBCA. For these purposes, a "take-over bid" includes any offer by or to a Canadian resident to acquire a number of voting securities which, when added to the existing holdings of the offeror and its joint actors, would constitute 10% or more of that class of securities. The bid must remain open for a period of 21 days and, if the consideration offered under the bid includes shares, the bid documents must contain a prospectus-like disclosure with respect to the issuer of the shares. There are several exemptions under which an offer that constitutes a "take-over bid" may be made on an "exempt basis"; that is, without that offer having to be extended to all security holders. The most frequently used exemptions are:

     - the private purchase exemption, which permits acquisitions of any number of securities in private agreements with not more than 5 persons or companies if the value of the consideration does not exceed 115% of the market price of the class of securities at the date of purchase; and

     - normal course purchases in any 12-month period through the facilities of a stock exchange of up to 5% of the class of securities outstanding at the commencement of such period at prices not in excess of the market price at the date of acquisition.

     Under the CBCA, if, within 120 days of a take-over bid, the holders of 90% of the shares of any class, excluding shares held by or on behalf of the offeror, accept the take-over bid of that offeror, the offeror is entitled to acquire the remaining shares of that class. The holders of the shares not tendered to the take-over bid may elect to transfer the shares to the offeror on the terms of the take-over bid or to demand payment for the fair value of those shares.

     The securities laws and policies of certain Canadian provinces regulate take-over bids and related transactions involving Canadian public companies, including bids for securities of a corporation by its insiders, bids by a corporation to acquire its own securities, going private transactions in which the interests of shareholders would be terminated in certain circumstances and transactions between a corporation and persons related to the corporation. Depending on the circumstances, these laws and policies seek to enhance minority shareholder protections by providing for such things as independent valuations, approval by a majority of the minority shareholders concerned and enhanced disclosure, and by recommending the use of independent directors to review those matters.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under applicable French stock exchange regulations, when a natural person or a legal entity, acting alone or in concert, comes to hold, directly or indirectly, more than one-third of the securities or more than one-third of the voting rights of a listed company, that person or legal entity is obliged to make a tender offer for all the capital stock of the company and all other securities convertible into, or exchangeable or otherwise exercisable for, the capital stock or voting rights of the company. The offer must be on terms and conditions that are acceptable to the CMF and must remain open for 25 trading days.

     The same provisions apply to any natural person or legal entity acting alone or in concert:

     - that holds directly or indirectly between one-third and one-half of the securities or the voting rights of a company and that, in less than twelve consecutive months, increases the number of securities or voting rights it holds by at least 2% of all the securities or voting rights of the company; or

     - where more than one-third of the capital or voting rights of a listed company is held by another company and constitutes an essential part of the other company's assets and where:

        -- a person acquires "control" (as defined under the French commercial code) of the other company; or

        -- a group of persons acting in concert holds more than 50% of the capital or of the voting rights of the other company, without any of those persons having control individually.

     French stock exchange regulations provide certain exemptions to the obligation to make a mandatory offer that may be allowed by the CMF.

     Under French stock market regulations, a shareholder who comes to hold, alone or in concert with others, at least 95% of the voting rights of a listed company may initiate a withdrawal offer (offre publique de retrait) to acquire the shares of the remaining shareholders and, subject to the initiator having decided to do so at the time of the launch of the offer, the withdrawal offer may be followed by a mandatory "squeeze out" (retrait obligatoire) of the remaining minority shareholders. The majority shareholder may also reserve its right to initiate a squeeze out until the withdrawal offer has been completed. In the case of a majority shareholder that holds 95% of the company's voting rights, any holder of voting equity securities that does not belong to the majority group can also apply to the CMF to require the majority shareholder or group to file a withdrawal offer, and consequently to offer to acquire the shares of the minority. In that instance, the consideration to be given to the minority under the squeeze out cannot be lower than the withdrawal offer (and may be required to be higher if any event that would be of influence to the value of the company's securities occurs after the withdrawal offer is declared receivable by the CMF). The consideration offered must, in addition, be appraised by an independent expert.

     Vivendi's statuts contain and Vivendi Universal's statuts will contain provisions that could diminish the likelihood that a potential acquiror will gain control of the company. In particular, under Vivendi's and Vivendi Universal's statuts:

     - the voting rights of shareholders who own in excess of 2% of the total voting power of the company are adjusted to that which they would possess if 100% of the shareholders were present or represented at the meeting at which the vote in question takes place; and

     - any person or group that fails to notify the company within 15 days of acquiring or disposing of 0.5% or any multiple of 0.5% of the company's shares may be deprived of voting rights for those shares in excess of the unreported fraction.

     Holders of Vivendi Universal ADSs and holders of exchangeable shares (who will also be holders of Vivendi Universal voting rights) must also comply with these disclosure requirements. These holders are also subject to having their voting rights reduced in the event of noncompliance to the same extent as holders of ordinary shares.

     In addition, Vivendi shareholders have specifically authorized Vivendi's board of directors, for a period ending on the date of Vivendi's next general ordinary shareholders' meeting, to increase Vivendi's capital stock during the course of a public tender or exchange offer for Vivendi's shares or marketable securities.

     Furthermore, Vivendi's statuts provide that shareholders holding shares that have been registered in the name of the same holder for two or more years obtain double voting rights with respect to such shares. This provision could discourage a potential acquiror from making an offer for Vivendi's shares. Vivendi Universal's statuts will not provide for double voting rights.

SHAREHOLDER SUITS

     SEAGRAM

     Under the CBCA, a complainant may apply to a Canadian court for leave to bring an action in the name and on behalf of a corporation or its subsidiary, or to intervene in an existing action to which such corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or any subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

     - the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court, and the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

     - the complainant is acting in good faith; and

     - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the CBCA, the court in such an action may make any order it thinks fit including:

     - an order authorizing the complainant or any other person to control the conduct of the action;

     - an order giving directions for the conduct of the action;

     - an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

     - an order requiring the corporation or its subsidiary to pay legal fees and any other costs reasonably incurred by the complainant in connection with the action.

     Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's costs, including legal fees and disbursements, during the pendency of the action. Although the complainant may be held accountable for these interim costs on final disposition of the complaint, it is not required to give security for costs in such an action. Once commenced, such a proceeding may not be discontinued or settled without the court's approval.

     VIVENDI AND VIVENDI UNIVERSAL

     The French commercial code allows a single shareholder, irrespective of the percentage of share capital he or she owns, or a group of shareholders owning a specified percentage of the share capital, to initiate a corporation action (action sociale) against one or more directors. The purpose of such an action is to repair the prejudice suffered by the corporation.

     CANAL+

     CANAL+ shareholders have the ability to initiate an action sociale as described above under "-- Vivendi and Vivendi Universal."

     CANAL+'s statuts provide that any disputes among shareholders, management and the board of directors of CANAL+, or between different shareholders, relating to CANAL+'s business or statuts, will be submitted to arbitration. In case of such a dispute, each party selects an arbitrator and each arbitrator so selected chooses another to ensure that there is an even number of arbitrators.

     In case agreement cannot be reached on the appointment of arbitrators, the statuts provide that the President of the French Commercial Court for the district in which CANAL+'s registered office is located will serve as referee. The arbitrators are not bound to follow court rules and their decisions are final and may not be appealed to the courts. The statuts confer jurisdiction on the President of the French Commercial Court of the district in which CANAL+'s registered office is located to rule on all other difficulties.

INSPECTION OF BOOKS AND RECORDS

     SEAGRAM

     The shareholders, directors and creditors of a corporation incorporated under the CBCA, and their agents and legal representatives, may examine:

     - the corporation's charter and by-laws and any amendments thereto;

     - minutes of meetings and resolutions of the corporation's shareholders;

     - a list of directors; and

     - a securities register;

during the corporation's usual business hours. A shareholder of the corporation is entitled, on request and without charge, to take extracts from those materials, and to receive one copy of the corporation's charter and by-laws and any amendments to those documents.

     As Seagram is a public company, any person, upon payment of a reasonable fee and providing to Seagram or its agent an affidavit confirming the person's name and address and stating that the list and any supplemental lists obtained will not be used other than in connection with:

     - an effort to influence shareholder voting;

     - to offer to acquire securities of Seagram; or

     - any other matter relating to the affairs of Seagram;

may require Seagram or its agent to provide a current list setting out the names of Seagram's registered holders of shares, options and rights, the number of shares owned by each shareholder and the address of each holder of shares, options and rights as shown in Seagram's records.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, shareholders or their proxies may examine a number of corporate records relating to the previous three fiscal years, including:

     - inventory lists;

     - consolidated financial statements, if any;

     - reports of the board of directors and the statutory auditors;

     - proposed resolutions;

     - information relating to directoral candidates;

     - the total overall compensation paid to the corporation's ten highest-paid employees;

     - the total amount of charitable deductions made by the corporation;

     - minutes of shareholders' meetings;

     - the list of attendees at shareholders' meetings;

     - the corporation's bylaws; and

     - a list of the corporation's directors and statutory auditors.

     Shareholders may consult the documents listed above at any time at the company's registered office. Shareholders also have the right to make one copy of the documents that are available for consultation.

     Shareholders have additional inspection rights prior to a shareholders' meeting. Along with their proxy cards, shareholders receive a form that they can fill out and return to the registered office to request documents. Prior to shareholders' meeting, shareholders have the right to receive information including:

     - the agenda for the meeting;

     - a table showing results of operations for the previous five years;

     - the report of the board of directors that will be presented at the meeting;

     - a summary of the company's financial situation over the previous fiscal year;

     - the statutory auditors' reports;

     - the proposed resolutions to be presented at the meeting;

     - the names of the directors and officers;

     - a proxy card and a form for voting by mail; and

     - a form for requesting documents for later meetings.

     After publication of the notice of the meeting but before the meeting occurs, shareholders or their proxies may inspect, at the company's registered office, any of the documents described above. During this period, shareholders may always consult the list of the corporation's shareholders, which must be finalized by the company 16 days before the meeting.

TRANSACTIONS WITH INTERESTED DIRECTORS AND OFFICERS

     SEAGRAM

     Under the CBCA, contracts or transactions in which a director or officer has an interest are not invalid because of that interest, provided that the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest. If the interest exists, the director generally may not vote on any resolution to approve the contract or transaction. The contract is not void or voidable by reason only of the relationship if such interest is properly disclosed, the contract is approved by the other directors or by the shareholders and the contract was fair and reasonable to the corporation at the time it was approved.

     Where a contract or transaction is proposed that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest promptly after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     Under the French commercial code, any transaction directly or indirectly between a company and a member of its board of directors and/or its managing directors, if any, that cannot be reasonably considered in the ordinary course of business of the company and is not at arm's-length, is subject to the board of directors' prior consent. Any such transaction concluded without the prior consent of the board of directors can be nullified if it causes prejudice to the company. The interested member of the board of directors or managing director can be held liable on this basis. The statutory auditor must be informed of the transaction within one month following its conclusion and must prepare a report to be submitted to the shareholders for approval at their next meeting. In the event the transaction is not ratified by the shareholders at a shareholders' meeting, it will remain enforceable by third parties against the company, but the company may in turn hold the interested member of the board of directors and, in some circumstances, the other members of the board of directors, liable for any damages it may suffer as a result. In addition, the transaction may be canceled if it is fraudulent. Moreover, certain transactions between a corporation and a member of its board of directors who is a natural person and/or its managing directors, if any, are prohibited under the French commercial code.

DIRECTOR LIABILITY AND INDEMNIFICATION

     SEAGRAM

     Under the CBCA, except in an action by or on behalf of a corporation to procure a judgment in its favor, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation was or is a shareholder or creditor, and that person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the corporation or body corporate if:

     - he or she acted honestly and in good faith with a view to the best interests of the corporation; and

     - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful.

     The officer or director is entitled to indemnity from the corporation if substantially successful on the merits in defense of the action or proceeding and the individual fulfilled the conditions set out above. A corporation may, with the approval of a court, also indemnify an officer or director with respect to an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, if the officer or director fulfills the conditions set out above. Seagram's by-laws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.

     VIVENDI, VIVENDI UNIVERSAL AND CANAL+

     The French commercial code provides that any clause of a corporation's statuts that conditions legal proceedings against the members of its board of directors on the prior approval or on the authorization of the general shareholders' meeting or which provides in advance for the waiver of such proceedings is void. The French commercial code also provides that a resolution adopted at a general shareholders' meeting cannot cause the extinction of an action brought against the members of the board of directors for damages due to breach of duty in their official capacity.

                        CHAPTER SEVEN -- TAX INFORMATION

                  TAX CONSIDERATIONS FOR VIVENDI SHAREHOLDERS

     The summary that follows sets out the principal U.S. federal income tax considerations of the merger of Vivendi into Vivendi Universal (the Vivendi/Vivendi Universal merger) and of holding Vivendi Universal shares under the Internal Revenue Code of 1986, which will generally apply to U.S. holders of Vivendi shares.

     For purposes of this discussion, a U.S. holder means:

     - an individual citizen or resident of the U.S.;

     - a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - an estate that is subject to U.S. federal income tax on its income regardless of its source.

     A non-U.S. holder is a holder of Vivendi Universal shares that is not a U.S. holder. If a partnership holds Vivendi Universal shares, the consequences to a partner generally will depend upon the activities of the partnership and the status of the partner. A partner of a partnership that will hold Vivendi Universal shares should consult its tax advisor.

     This discussion is based upon the Internal Revenue Code of 1986, U.S. Treasury regulations, administration rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion summarizes the U.S. federal income tax consequences to holders who hold their shares or ADSs as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, and who are not insurance companies, tax-exempt organizations, dealers in securities and foreign currency, banks or trusts, persons that hold their shares or ADSs as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, persons subject to alternative minimum tax, investors in pass-through entities, shareholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax qualified retirement plan, or holders of options granted under any benefit plan.

TRANSFER OF VIVENDI SHARES FOR VIVENDI UNIVERSAL SHARES

     The summary that follows sets out the material U.S. federal income tax consequences to U.S. holders who exchange their Vivendi shares for Vivendi Universal shares in the Vivendi/Vivendi Universal merger and constitutes the opinion of Wachtell, Lipton, Rosen & Katz, special tax counsel to Vivendi Universal. The discussion and counsel's opinion are based upon (i) certain factual representations made by Vivendi Universal, Vivendi and others and (ii) the assumption that the transactions described herein will be consummated in accordance with the terms of the merger agreement and related agreements. Vivendi Universal will not seek a ruling from the IRS concerning the tax consequences of the transactions described herein. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in the opinions below or that the courts will uphold such opinions if challenged by the IRS.

     The Vivendi/Vivendi Universal merger should constitute a reorganization as defined in section 368(a) of the Internal Revenue Code of 1986. If it so qualifies:

     - no gain or loss should be recognized by U.S. holders of Vivendi shares who exchange their Vivendi shares for Vivendi Universal shares, except:

        -- with respect to any cash received in lieu of a fractional share of a Vivendi Universal share in the Vivendi/Vivendi Universal merger; and

        -- with respect to any U.S. holder of Vivendi shares who owns 5% or more of the total voting power or the total value of the stock of Vivendi Universal following the Vivendi/Vivendi Universal merger, unless the holder enters into a "gain recognition agreement" in accordance with applicable Treasury regulations.

     - the tax basis to a U.S. holder of the Vivendi Universal shares received in exchange for Vivendi shares in the Vivendi/Vivendi Universal merger, including any Vivendi Universal share for which cash is received, should equal the U.S. holder's tax basis in the Vivendi shares exchanged.

     - the holding period of a U.S. holder in the Vivendi Universal shares received in exchange for its Vivendi shares in the Vivendi/Vivendi Universal merger should include the holding period of the Vivendi shares exchanged.

     - a U.S. holder who receives cash instead of a fractional Vivendi Universal share in the Vivendi/Vivendi Universal merger should be treated as having received the cash in exchange for the fractional share and generally should recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the Vivendi Universal shares allocable to that fractional share.

     If the Vivendi/Vivendi Universal merger does not qualify as a reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, each U.S. holder of Vivendi shares will generally recognize taxable gain or loss measured by the difference between (1) the fair market value of the Vivendi Universal shares received and (2) such shareholder's tax basis in the Vivendi shares exchanged.

TAX CONSEQUENCES OF HOLDING VIVENDI UNIVERSAL SHARES

     The following summary discusses the material U.S. federal income tax consequences of holding Vivendi Universal shares.

U.S. HOLDERS OF VIVENDI UNIVERSAL SHARES

     This section is based in part upon the assumption that each obligation in
the amended and restated deposit agreement, dated as of [         ], 2000 among
Vivendi, The Bank of New York and all owners of Vivendi ADRs issued under the original deposit agreement, and any related agreement, will be performed in accordance with its terms. Based on this assumption, a U.S. holder who holds Vivendi Universal ADRs evidencing Vivendi Universal ADSs will be treated as the owner of the Vivendi Universal ordinary shares represented by those Vivendi Universal ADSs. As a consequence, exchanges of Vivendi Universal ordinary shares for Vivendi Universal ADSs, and Vivendi Universal ADSs for Vivendi Universal ordinary shares, generally will not be subject to U.S. federal income tax.

DIVIDENDS ON VIVENDI UNIVERSAL SHARES

     A U.S. holder of Vivendi Universal shares must include in gross income the gross amount of any dividend paid by Vivendi Universal out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including any avoir fiscal, precompte or French tax withheld (in each case, see discussion under "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares"). In the case of Vivendi Universal ADSs, the dividend is ordinary income that must be included in income when the depositary for Vivendi Universal ordinary shares receives the dividend, actually or constructively. Any distribution in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital that reduces the tax basis in the U.S. holder's Vivendi Universal shares and any remaining amount will be treated as capital gain from the sale or exchange of Vivendi Universal shares.

     The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that must be included in income by a U.S. holder will be the U.S. dollar value of the payments made, determined at the spot rate of exchange on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss. This exchange gain or loss generally will be income from sources within the U.S. for foreign tax credit limitation purposes.

     Subject to certain limitations, any French tax withheld and paid over to France (including any tax withheld from an avoir fiscal) will be creditable against a U.S. holder's U.S. federal income tax liability. Dividends will be income from sources outside the United States, but generally will be classified as "passive income" or "financial services income," which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder. A U.S. holder may also elect to deduct, rather than credit, any French tax withheld.

DISPOSITION OF VIVENDI UNIVERSAL SHARES

     When a U.S. holder sells or otherwise disposes of Vivendi Universal shares in a taxable transaction, that holder will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized and the holder's tax basis, determined in U.S. dollars, in those Vivendi Universal shares. This gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes.

PASSIVE FOREIGN INVESTMENT COMPANY

     Vivendi believes that neither it nor Vivendi Universal will be treated as a passive foreign investment company (PFIC) for U.S. federal income tax purposes for the current taxable year or for future taxable years. However, an actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. Vivendi or Vivendi Universal will be a PFIC for any taxable year in which either:

     - 75% or more of its gross income is passive income; or

     - its assets that produce passive income or that are held for the production of passive income amount to at least 50% of the value of total assets on average.

     If Vivendi or Vivendi Universal were to become a PFIC, the tax applicable to distributions on Vivendi Universal shares or to any gains realized on disposition of Vivendi shares or Vivendi Universal shares (including in the Vivendi/Vivendi Universal merger) may be less favorable to you. A U.S. holder or potential U.S. holder should consult its own tax advisor regarding the PFIC rules and their effect.

NON-U.S. HOLDERS OF VIVENDI UNIVERSAL SHARES

  DIVIDENDS ON VIVENDI UNIVERSAL SHARES

     Dividends paid to a non-U.S. holder of Vivendi Universal shares generally will not be subject to U.S. federal income tax or withholding tax unless such dividend income is effectively connected with the conduct of a trade or business within the United States.

  DISPOSITIONS OF VIVENDI UNIVERSAL SHARES

     Gain recognized on a non-U.S. holder's sale or other taxable disposition of Vivendi Universal shares generally will not be subject to U.S. federal income tax or withholding tax unless (1) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, (2) in the case of an individual, the non-U.S. holder has been present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition and certain other conditions are satisfied or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code of 1986 applicable to certain U.S. expatriates.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividend payments on the Vivendi Universal shares and proceeds from the sale, exchange or other disposition of the Vivendi Universal shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. U.S. federal backup withholding generally is a withholding tax imposed at the rate of 31% on specified payments to persons that fail to furnish required information. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number (in the case of a U.S. holder) or certificate of foreign status (in the case of a non-U.S. holder) and makes any other required certification, or who is otherwise exempt from backup withholding. Any U.S. holders required to establish their exempt status generally must file Internal Revenue Service Form W-9, entitled Request for Taxpayer Identification Number and Certification. Finalized Treasury regulations, which will be applicable to payments made after December 31, 2000, have generally expanded the circumstances under which information reporting and backup withholding may apply.

     Amounts withheld as backup withholding may be credited against the holder's U.S. federal income tax liability. The holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

     EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ITS PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE OF 1986 AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE VIVENDI/VIVENDI UNIVERSAL MERGER AND OF HOLDING VIVENDI UNIVERSAL SHARES.

                   TAX CONSIDERATIONS FOR CANAL+ SHAREHOLDERS

     The summary that follows sets out the material U.S. federal income tax considerations to a U.S. holder (as defined under "-- Tax Considerations for Vivendi Shareholders" and subject to the limitations set forth therein) of CANAL+ shares who receives Vivendi Universal shares pursuant to the Vivendi/CANAL+ transactions described herein and constitutes the opinion of Cleary, Gottlieb, Steen & Hamilton, special tax advisor to CANAL+. The discussion and counsel's opinion are based upon (i) certain factual representations made by CANAL+, Vivendi Universal and others and (ii) the assumption that the transactions described herein will be consummated in accordance with the terms of the merger agreement and related agreements. CANAL+ will not seek a ruling from the IRS concerning the tax consequences of the transactions described herein. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in the opinions below or that the courts will uphold such opinions if challenged by the IRS.

     This discussion provides no information on tax consequences of the transactions described herein, if any, under applicable foreign, state, local and other laws.

     The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular CANAL+ shareholder, including tax considerations that apply only to certain classes of taxpayers or that are generally assumed to be known by taxpayers. Each CANAL+ shareholder should consult such shareholder's own tax advisor as to the specific tax consequences of the transactions described herein to such shareholder, including the application of foreign, state, local and other tax laws.

TAX CHARACTERIZATION OF THE VIVENDI/CANAL+ TRANSACTIONS

     For U.S. federal income tax purposes, a U.S. holder of CANAL+ shares will be treated first as receiving a distribution of shares of Canal Holdco from CANAL+ and then exchanging the Canal Holdco shares for Vivendi Universal shares pursuant to the merger of Canal Holdco and Vivendi Universal.

TAX CONSEQUENCES OF THE DISTRIBUTION OF CANAL HOLDCO SHARES

     The distribution of the Canal Holdco shares should constitute a tax-free spin-off to U.S. holders of CANAL+ shares under section 355(a) of the Internal Revenue Code of 1986. If the distribution so qualifies, it will have the following U.S. federal income tax consequences to you:

     - you will not recognize any income, gain, or loss as a result of your deemed receipt of shares of Canal Holdco, except as described below in connection with any cash you receive in lieu of a fractional share of Canal Holdco shares;

     - your holding period for the shares of Canal Holdco you are deemed to receive in the distribution will include the period during which you held your CANAL+ shares;

     - your tax basis in your CANAL+ shares will be apportioned (based on relative fair market values at the time of the distribution) between your CANAL+ shares and the shares of Canal Holdco you are deemed to receive (including any fractional interest in a share of Canal Holdco you are deemed to receive) in the distribution; and

     - if you receive cash in lieu of a fractional interest in a share of Canal Holdco, you will be treated as if you received the fractional share as part of the distribution and Canal Holdco redeemed it from you. You will recognize capital gain or loss equal to the difference between the cash you receive and the portion of your tax basis in your shares of Canal Holdco that is attributable to the fractional share.

     Under U.S. Treasury regulations, you will be required to attach to your U.S. federal income tax return for your tax year in which the distribution occurs a detailed statement setting forth information concerning the applicability of section 355 of the Internal Revenue Code of 1986 to the distribution.

     If the distribution of the Canal Holdco shares does not qualify as a tax-free spin-off under section 355(a) of the Internal Revenue Code of 1986, the distribution would be treated for U.S. federal income tax purposes as a dividend to the extent of CANAL+'s current and accumulated earnings and profits. Because CANAL+ does not expect to be in a position to determine its earnings and profits for U.S. federal income tax purposes, if the distribution is taxable, you should assume that the entire fair market value of the Canal Holdco shares on the date you are deemed to receive them would be treated as a dividend for U.S. tax purposes. Your tax basis in the Canal Holdco shares received would equal their fair market value on the date of the deemed receipt.

TAX CONSEQUENCES OF THE MERGER OF VIVENDI UNIVERSAL AND CANAL HOLDCO

     The merger of Canal Holdco and Vivendi Universal should constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986 or a transaction described in section 351 of the Internal Revenue Code of 1986. If it so qualifies:

     - you should not recognize gain or loss on the deemed exchange of your shares in Canal Holdco solely for Vivendi Universal shares, except:

          -- if you receive cash in lieu of a fractional interest in Vivendi
             Universal shares, you should be treated as though you received the fractional share from Vivendi Universal as part of its acquisition of Canal Holdco, followed by a redemption by Vivendi Universal of that fractional share. You generally should recognize capital gain or loss equal to the difference between the cash you receive and the portion of your tax basis in Vivendi Universal shares attributable to such fractional shares; and

          -- with respect to any U.S. holder of CANAL+ who owns 5% or more of the total voting power or the total value of the stock of Vivendi Universal following the acquisition of Canal Holdco, unless such holder enters into a "gain recognition agreement" in accordance with applicable Treasury regulations;

     - your tax basis in the Vivendi Universal shares that you receive in exchange solely for your shares of Canal Holdco pursuant to the merger should be the same as your tax basis in the Canal Holdco shares surrendered in exchange therefor; and

     - your holding period for the Vivendi Universal shares that you receive in the merger should include the period during which you held your shares of Canal Holdco.

     If the merger of Vivendi Universal and Canal Holdco does not qualify as a reorganization as defined in section 368(a)(1) of the Internal Revenue Code of 1986 or a transaction described in section 351 of the Internal Revenue Code of 1986, you generally will recognize capital gain or loss measured by the difference between (i) the fair market value of the Vivendi Universal shares you receive over (ii) your tax basis in the Canal Holdco shares exchanged therefor. Your tax basis in the Vivendi Universal shares received would equal their fair market value on the date of receipt.

                  TAX CONSIDERATIONS FOR SEAGRAM SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The summary that follows sets out the material consequences of the arrangement under the Canadian Tax Act that will generally apply to Seagram shareholders who, for purposes of the Canadian Tax Act at all relevant times:

     - hold their Seagram common shares (and will hold any exchangeable shares and Vivendi Universal ADSs on or after the arrangement) as "capital property" and

     - deal at arm's length with, and are not "affiliated" with, any of Seagram, Vivendi Universal, Vivendi Universal Holdings or Vivendi Universal Exchangeco and in respect of whom Vivendi Universal is not a "foreign affiliate"

and constitutes the opinion of Osler, Hoskin & Harcourt LLP. For purposes of this summary, terms which appear in quotation marks (other than headings of sections of this joint proxy statement-prospectus) have the meanings given to them by the relevant provisions of the Canadian Tax Act.

     "Financial institutions" are generally deemed not to hold shares as "capital property" under the mark-to-market rules in the Canadian Tax Act. Shares held by other Seagram shareholders will generally be considered to be held as "capital property" unless they are held as part of a business of buying and selling securities or have been acquired in a transaction considered to be an adventure in the nature of trade. Canadian resident shareholders whose Seagram common shares (and exchangeable shares if no tax election is made, as described below) might not otherwise qualify as "capital property" may be entitled to obtain this qualification by making the irrevocable election under section 39(4) of the Canadian Tax Act.

     This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Customs and Revenue Agency (CCRA) prior to today, specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to today (referred to as the tax proposals) and a Vivendi officer's certificate with respect to certain matters. No assurances can be given that the tax proposals will be enacted in the form announced or at all. This summary assumes that the transactions described herein will be consummated in accordance with the terms of the plan of arrangement and related agreements.

     This summary does not take into account or anticipate any changes in law or administrative practice, other than the tax proposals, nor does it take into account provincial or territorial taxes or taxes of countries other than Canada. In particular, Seagram shareholders making the tax election described below should consult their own advisors as to whether any provincial or territorial equivalent election should be made. No advance tax ruling from the CCRA has been sought or obtained in respect of the arrangement and accordingly no assurances can be given that the CCRA will not assert a position contrary to one or more positions reflected in the summary below.

     THIS DISCUSSION IS A GENERAL DESCRIPTION OF THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO THE ARRANGEMENT AND DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS CONSEQUENCES WHICH MAY BE PARTICULAR TO YOU UNDER PROVISIONS OF CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR CONSEQUENCES TO YOU OF THE ARRANGEMENT.

     In particular, this summary does not take into account:

     - the mark-to market rules applicable to securities held by "financial institutions";

     - the Income Tax Application Rules, applicable to Seagram shareholders who have held their Seagram common shares continuously since December 31, 1971 (or are deemed to have done so under those rules); or

     - the tax consequences of participating in the holding company alternative as described under "The Merger Transactions -- The Holding Company Alternative."

     For purposes of the Canadian Tax Act, all amounts relating to Vivendi Universal ADSs must be expressed in Canadian dollars. Amounts denominated in euros or U.S. dollars must be converted into Canadian dollars based on the euro or U.S. dollar exchange rate generally prevailing at the time such amounts arise.

     The term ancillary rights refers collectively to the Vivendi Universal voting rights described under "Securities -- Description of Vivendi Universal Voting Rights" and the exchange rights against Vivendi Universal described under "Securities -- Description of Exchangeable Shares -- Voting, Dividend and Liquidation Rights -- Liquidation Rights with Respect to Vivendi Universal Exchangeco" and "Securities -- Description of Exchangeable Shares -- Voting, Dividend and Liquidation Rights -- Liquidation Rights with Respect to Vivendi Universal." The term call rights refers to certain of the rights of Vivendi Universal Holdings to purchase exchangeable shares from the holders thereof in various circumstances described under "Securities -- Description of Exchangeable Shares."

     In preparing this summary, it has been assumed that the obligations set out in the documents governing the Vivendi Universal ADSs will be carried out as described in those documents. Based on this assumption, holders of Vivendi Universal ADSs will be treated as the owner of the Vivendi Universal shares represented by those Vivendi Universal ADSs. In addition, based on views expressed by Seagram, it has been assumed that the respective fair market values of the call rights and the ancillary rights, as described above, is nominal. This determination of value is not binding on the CCRA and it is possible that the CCRA could take a contrary view. Counsel expresses no opinion as to the appropriateness or accuracy of this view with respect to value.

     SEAGRAM SHAREHOLDERS RESIDENT IN CANADA

     The following portion of this summary applies to a Seagram shareholder who, at all relevant times, is a Canadian resident. A Canadian resident is any person who, for the purposes of the Canadian Tax Act and any bilateral tax treaty, is or is deemed to be a Canadian resident at all relevant times.

  Transfer of Seagram Common Shares to Vivendi Universal Holdings for Vivendi Universal ADSs

     Subject to the comments below under the heading "Economic Statement of October 18, 2000," the exchange of Seagram common shares for Vivendi Universal ADSs will generally be a taxable event to a Canadian resident. A Canadian resident who transfers Seagram common shares to Vivendi Universal Holdings for Vivendi Universal ADSs under the arrangement will be considered, at the effective time of the arrangement, to:

     - dispose of those Seagram common shares for proceeds of disposition equal to the fair market value at that time of the Vivendi Universal ADSs received on the exchange, plus any cash received in lieu of a fractional Vivendi Universal ADS;

     - realize a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those Seagram common shares determined immediately before that time, and (2) any reasonable costs of disposition; and

     - acquire those Vivendi Universal ADSs at a cost equal to their fair market value at that time (which cost is averaged with the "adjusted cost base" of any other Vivendi Universal ADSs held by the Canadian resident as "capital property" at that time).

     For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

 Transfer of Seagram Common Shares to Vivendi Universal Exchangeco for Exchangeable Shares and Ancillary Rights

     The tax consequences to a Canadian resident who receives a combination of exchangeable shares and ancillary rights under the arrangement will differ significantly depending on whether a valid tax election is made in respect of the exchange. THE EXCHANGE OF SEAGRAM COMMON SHARES FOR EXCHANGEABLE SHARES AND ANCILLARY RIGHTS UNDER THE ARRANGEMENT WILL GENERALLY BE A TAXABLE EVENT TO A CANADIAN RESIDENT UNLESS A VALID TAX ELECTION IS MADE.

     No Tax Election. A Canadian resident who does not make a valid tax election with Vivendi Universal Exchangeco under section 85 of the Canadian Tax Act in respect of particular Seagram common shares will be considered, at the effective time of the arrangement, to:

     - dispose of those Seagram common shares for proceeds of disposition equal to the fair market value at that time of the exchangeable shares and ancillary rights received on the exchange, plus any cash received in lieu of a fractional exchangeable share;

     - realize a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those Seagram common shares determined immediately before that time, and (2) any reasonable costs of disposition; and

     - acquire the exchangeable shares and ancillary rights received in exchange for the Seagram common shares at a cost equal to their fair market value at that time.

     For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

     Tax Election. Alternatively, a Canadian resident who is eligible and who does make a valid tax election with Vivendi Universal Exchangeco under section 85 of the Canadian Tax Act in respect of particular Seagram common shares will be considered, at the effective time of the arrangement, to:

     - dispose of those Seagram common shares for proceeds of disposition equal to the amount, which we refer to as the elected amount, that the Canadian resident has elected in the tax election to be the proceeds of disposition for those Seagram common shares (or is deemed to have so elected under the limitations on permissible elected amounts described below);

     - not realize a capital gain (or capital loss) provided that the elected amount is equal to the sum of: (1) the Canadian resident's "adjusted cost base" of those Seagram common shares determined immediately before that time, and (2) any reasonable costs of disposition;

     - realize a capital gain (or capital loss) to the extent that the elected amount exceeds (or is less than) the sum of: (1) and (2) described immediately above;

     - acquire the exchangeable shares received in exchange at a cost equal to the elected amount minus the sum of: (1) any cash received in lieu of a fractional exchangeable share, and (2) the fair market value of the ancillary rights acquired on the exchange; and

     - acquire the ancillary rights at a cost equal to their fair market value at that time.

     For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

     The Canadian Tax Act provides that the elected amount cannot be:

     - greater than the fair market value of those Seagram common shares to which the tax election applies;

     - less than the sum of: (1) any cash received in lieu of a fractional exchangeable share, and (2) the fair market value of the ancillary rights acquired on the exchange; or

     - less than the lesser of the Canadian resident's "adjusted cost base" of those Seagram common shares and their fair market value,

in each case, determined at the effective time of the arrangement.

     If an amount is elected in the tax election that is greater than the permissible maximum or less than the permissible minimum, the elected amount is deemed to be that permissible maximum or minimum (respectively).

     A Canadian resident who is eligible to and who makes a valid tax election with Vivendi Universal Exchangeco at the minimum permissible elected amount will not realize a capital gain on the disposition of Seagram common shares unless the sum of the holder's "adjusted cost base" of those shares immediately before the effective time of the arrangement and any reasonable costs of disposition is less than the sum of: (1) any cash received in lieu of a fractional exchangeable share, and (2) the fair market value of the ancillary rights acquired on the exchange. ACCORDINGLY, CANADIAN RESIDENTS WHO CHOOSE TO RECEIVE EXCHANGEABLE SHARES AND WHO ARE ELIGIBLE TO MAKE THE TAX ELECTION WITH VIVENDI UNIVERSAL EXCHANGECO WILL GENERALLY BE ABLE TO DEFER TAX FOR PURPOSES OF THE CANADIAN TAX ACT ON ANY ACCRUED CAPITAL GAINS ON THEIR SEAGRAM COMMON SHARES BY VALIDLY MAKING THE TAX ELECTION AT THE MINIMUM PERMISSIBLE ELECTED AMOUNT.

     The federal tax election is a joint election under section 85 of the Canadian Tax Act that Vivendi Universal Exchangeco will execute with eligible holders who choose to receive exchangeable shares under the arrangement. For this purpose, an eligible holder is a beneficial owner of Seagram common shares who is a Canadian resident, including a partnership any member of which is a Canadian resident, but does not include: (1) any such owner who is exempt from tax under the Canadian Tax Act; or (2) any partnership, all of the members of which who are Canadian residents are also exempt from tax under the Canadian Tax Act. Vivendi Universal Exchangeco will only make a tax election with such eligible holders.

     Certain provincial or territorial jurisdictions may require that a separate joint election be filed for provincial or territorial income tax purposes. Vivendi Universal Exchangeco will also make a joint election with an eligible holder under the provision of any relevant provincial or territorial income tax law with similar effect to section 85 of the Canadian Tax Act. ELIGIBLE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE WHETHER SEPARATE ELECTION FORMS MUST BE FILED WITH ANY PROVINCIAL OR TERRITORIAL TAXING AUTHORITY. Each eligible holder who wishes to make such an election must obtain the necessary provincial or territorial election forms and provide those forms to Vivendi Universal Exchangeco.

     Vivendi Universal Exchangeco will execute any properly completed tax election forms and mail them to the eligible holder within 30 days after their receipt. COMPLIANCE WITH THE REQUIREMENTS FOR VALID TAX ELECTIONS WILL BE THE SOLE RESPONSIBILITY OF THE ELIGIBLE HOLDER. None of Vivendi Universal, Vivendi Universal Exchangeco or Seagram will be responsible for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any tax election or to properly file it within the time and in the form prescribed under the Canadian Tax Act (or the corresponding provisions of any applicable provincial or territorial legislation).

     In order to make a tax election, an eligible holder must provide to Vivendi Universal Exchangeco, at the address indicated in the tax election package (to be obtained from the exchange agent), two signed copies of the necessary tax election forms on or before the 90th day after the effective date of the arrangement, duly completed with the details of the number of Seagram common shares transferred in respect of which the eligible holder is making a tax election and the applicable elected amount for the purposes of the election. Subject to the election forms complying with the provisions of the applicable tax law, the forms will be returned to the eligible holders, signed by Vivendi Universal Exchangeco, for filing by the eligible holders with the relevant tax authority. Vivendi Universal Exchangeco has no obligation to sign any forms not received on or before the 90th day after the effective date of the arrangement.

     A tax election package, consisting of the relevant tax election forms and a letter of instructions, may be obtained from the exchange agent. An eligible holder interested in making a tax election should indicate this on the letter of transmittal and election form that is enclosed with this joint proxy statement-prospectus, and a tax election package will be sent to the holder. The relevant federal tax election form is CCRA form T2057 (or, in the event that the Seagram common shares are held as partnership property, CCRA form T2058).

     In order for the CCRA to accept a tax election without a late filing penalty, the tax election must be received by the CCRA on or before the earlier of the days on which either Vivendi Universal Exchangeco or the eligible holder is required to file an income tax return for the taxation year in which the exchange occurs. Vivendi Universal Exchangeco's taxation year is scheduled to end on December 31, 2000. Assuming the exchange occurs prior to December 31, 2000, the tax election will, in the case of an eligible holder who is an "individual", generally have to be received by the CCRA by April 30, 2001. Eligible holders other than "individuals" are urged to consult their own advisors as soon as possible with respect to the deadlines applicable to their own particular circumstances.

     HOWEVER, REGARDLESS OF SUCH DEADLINE, THE TAX ELECTION MUST BE RECEIVED BY VIVENDI UNIVERSAL EXCHANGECO AT THE ADDRESS TO BE SET OUT IN THE TAX ELECTION PACKAGE (TO BE OBTAINED FROM THE EXCHANGE AGENT) NO LATER THAN THE 90TH DAY AFTER THE EFFECTIVE DATE OF THE ARRANGEMENT. ANY ELIGIBLE HOLDER WHO DOES NOT ENSURE THAT VIVENDI UNIVERSAL EXCHANGECO HAS RECEIVED A DULY COMPLETED TAX ELECTION ON OR BEFORE THE 90TH DAY AFTER THE EFFECTIVE DATE OF THE ARRANGEMENT WILL NOT BE ABLE TO BENEFIT FROM THE ROLLOVER PROVISIONS OF THE CANADIAN TAX ACT. Accordingly, all eligible holders who wish to enter into a tax election with Vivendi Universal Exchangeco should give their immediate attention to this matter. Eligible holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by the CCRA for further information respecting the tax election. Eligible holders wishing to make the tax election should consult their own tax advisors.

     Whether or not a tax election is made, a Canadian resident that exchanges Seagram common shares for exchangeable shares and ancillary rights will be required to determine the fair market value of the ancillary rights received on a reasonable basis for purposes of the Canadian Tax Act. Seagram is of the view that the ancillary rights have only nominal fair market value. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. This determination of value is not binding on the CCRA and it is possible that the CCRA could take a contrary view. Vivendi Universal Exchangeco has advised counsel that the tax elections will be executed by Vivendi Universal Exchangeco on the basis that the fair market value of the ancillary rights is a nominal amount per exchangeable share issued on the exchange.

  Call Rights

     Seagram is of the view that the call rights have only nominal value. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. This determination of value is not binding on the CCRA and it is possible that the CCRA could take a contrary view. On the basis that the value of the call rights is nominal, the creation of the call rights will not result in any material adverse income tax consequences to Canadian residents.

  Dividends on Exchangeable Shares

     For purposes of the discussion below, dividends generally include deemed dividends.

     Dividends on exchangeable shares received by an "individual" (including most trusts) are included in computing the individual's income when received and are subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a corporation resident in Canada.

     Subject to the discussion below as to the denial of the dividend received deduction, in the case of a Canadian resident that is a corporation, other than a "specified financial institution," dividends received on the exchangeable shares will be included in computing income and will generally be deductible in computing taxable income. In the case of a Canadian resident that is a "specified financial institution", a dividend will be deductible in computing taxable income only if either: (1) the "specified financial institution" did not acquire the exchangeable shares in the ordinary course of the business carried on by it, or (2) at the time of the receipt of the dividend, the exchangeable shares are listed on a "prescribed stock exchange in Canada" (which includes The Toronto Stock Exchange) and the "specified financial institution", either alone or together with persons with whom it does not deal at arm's length, does not receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

     If Vivendi Universal or any other person with whom Vivendi Universal does not deal at arm's length is a "specified financial institution" when a dividend is paid on an exchangeable share, then subject to the exemption described below, dividends received by a Canadian resident that is a corporation will be included in computing income but will not be deductible in computing taxable income. Vivendi has advised counsel that it is a "specified financial institution" at the current time. This denial of the dividend deduction will not however apply if, at the time a dividend is received, the exchangeable shares are listed on a "prescribed stock exchange" (which includes The Toronto Stock Exchange), Vivendi Universal is "related" to Vivendi Universal Exchangeco (as it is now) and dividends are not paid to the recipient (together with persons with whom the recipient does not deal at arm's length, or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) in respect of more than 10% of the issued and outstanding exchangeable shares.

     A "private corporation" or a "subject corporation" may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received on exchangeable shares to the extent they are deductible in computing taxable income. A "Canadian-controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on dividends received on exchangeable shares to the extent they are not deductible in computing taxable income.

     Vivendi Universal Exchangeco will be subject to a 66 2/3% tax under the Canadian Tax Act on dividends paid on the exchangeable shares in excess of an annual dividend allowance and will be entitled to deduct 9/4 of the tax payable in computing its taxable income. Dividends received on the exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

  Redemption or Exchange of Exchangeable Shares

     The tax treatment of amounts received on a disposition of exchangeable shares depends on whether they are disposed of to Vivendi Universal Exchangeco or another person. On a disposition of exchangeable shares to Vivendi Universal Exchangeco (i.e., on a retraction or redemption of those shares), a Canadian resident will generally be considered to:

     - realize a deemed dividend equal to the amount by which the proceeds of disposition received from Vivendi Universal Exchangeco (i.e., the fair market value at the time of disposition of the Vivendi Universal ADSs received and any cash in lieu of a fractional Vivendi Universal ADS, plus any amount received in respect of unpaid dividends) exceed the "paid-up capital" of those exchangeable shares at that time;

     - realize a capital gain (or capital loss), equal to the amount by which the proceeds of disposition described above, less the deemed dividend described above, exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those exchangeable shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and

     - acquire those Vivendi Universal ADSs, at a cost equal to their fair market value at that time (which cost is averaged with the "adjusted cost base" of any other Vivendi Universal ADSs, held by the Canadian resident as "capital property" at that time).

     For a description of the tax treatment of dividends, see "-- Dividends on Exchangeable Shares." In the case of a Canadian resident that is a corporation, in some cases, the deemed dividend may be considered not to be a dividend, but rather proceeds of disposition. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

     On a disposition of exchangeable shares to Vivendi Universal Holdings (i.e., on the exercise by Vivendi Universal Holdings of any of the call rights) or Vivendi Universal (i.e., on the exercise of the exchange rights), subject to the comments below under the heading "Economic Statement of October 18, 2000," a Canadian resident will be considered to:

     - dispose of those exchangeable shares for proceeds of disposition equal to the fair market value determined at the time of disposition of the Vivendi Universal ADSs received on the exchange and any cash in lieu of a fractional Vivendi Universal ADS plus any amount received from Vivendi Universal or Vivendi Universal Holdings equal to the amount of declared and unpaid dividends on the exchangeable shares, unless this latter amount is required to be included in computing income as a dividend;

     - realize a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of the exchangeable shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and

     - acquire those Vivendi Universal ADSs, at a cost equal to their fair market value at that time (which cost is averaged with the "adjusted cost base" of any other Vivendi Universal ADSs, held by the Canadian resident as "capital property" at that time).

     Because of the call rights and the exchange rights, a holder of exchangeable shares cannot control whether the shares will be acquired by Vivendi Universal Exchangeco (by way of retraction or redemption) or by Vivendi Universal Holdings or Vivendi Universal (by the way of a purchase). As outlined above, the income tax consequences of a redemption differ significantly from those of a purchase. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

  Disposition of Exchangeable Shares other than on Redemption or Exchange

     On a disposition of exchangeable shares other than to Vivendi Universal Exchangeco (whether on a redemption or otherwise) or on an exchange, a Canadian resident will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received exceed (or are less than) the sum of:
(1) the Canadian resident's "adjusted cost base" of the exchangeable shares, and
(2) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

  Dividends on Vivendi Universal ADSs

     Dividends on Vivendi Universal ADSs (and any avoir fiscal (a French tax credit that is described under "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares")), including the amount of taxes withheld therefrom, are included in the Canadian resident's income when received and are not eligible for:

     - the gross-up and dividend tax credit, in the case of recipients who are "individuals"; or

     - the deduction in computing taxable income, in the case of recipients that are corporations;

in each case, as described under "-- Dividends on Exchangeable Shares." A "Canadian-controlled private corporation" may be liable to pay a refundable tax of 6 2/3% on such amounts. French withholding tax on such amounts may be credited against the Canadian resident's income tax payable or deducted from income subject to limitations in the Canadian Tax Act. See "-- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares -- Canadian Residents."

  Disposition of Vivendi Universal ADSs

     On a disposition of Vivendi Universal ADSs, a Canadian resident will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received exceed (or are less than) the sum of: (1) the Canadian resident's "adjusted cost base" of those Vivendi Universal ADSs, and
(2) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

  Capital Gains and Capital Losses

     Under the current provisions of the Canadian Tax Act, three-quarters of any capital gain (the "taxable capital gain") is required to be included in the Canadian resident's income for the taxation year of disposition, and three-quarters of any capital loss (the "allowable capital loss") may generally be deducted against the Canadian resident's "taxable capital gains" for the taxation year of disposition. On February 28, 2000, the Canadian Minister of Finance announced a proposal to reduce the portion of capital gains included as "taxable capital gains" and capital losses included as "allowable capital losses" from three-quarters to two-thirds, effective for dispositions occurring after February 27, 2000. On October 18, 2000, the Canadian Minister of Finance announced a proposal to further reduce the portion of capital gains included as "taxable capital gains" and capital losses included as "allowable capital losses" from two-thirds to one-half, effective for dispositions occurring after October 17, 2000. Both proposals include special transitional rules governing the inclusion rate of capital gains and capital losses realized in 2000. "Allowable capital losses" in excess of "taxable capital gains" in a particular taxation year can generally be deducted against the net "taxable capital gains" of the three immediately prior taxation years or any later taxation year, subject to certain limitations in the Canadian Tax Act and the tax proposals described in this paragraph. Seagram shareholders realizing capital gains or capital losses in 2000 or deducting "allowable capital losses" from one taxation year against net "taxable capital gains" of another taxation year in which the relevant inclusion rate differs should consult their own tax advisors as to how the rules in the tax proposals described in this paragraph apply to their particular circumstances.

     When an "individual" (other than certain trusts) realizes a capital gain, alternative minimum tax may arise, depending on the "individual's" particular circumstances. A "Canadian-controlled private corporation" may be liable to pay an additional refundable tax of 6 2/3% on "taxable capital gains."

     The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received on that share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or trust.

  Foreign Investment Entity Draft Legislation

     On June 22, 2000, the Canadian Minister of Finance released draft legislation to amend the Canadian Tax Act to implement a proposal concerning the taxation of holdings in "foreign investment entities." On September 7, 2000 the Minister of Finance issued a release announcing that the implementation date and the consultation period for the draft legislation would be extended, that certain modifications to the draft legislation would be made and that revised draft legislation would be released early in 2001. In general terms, the draft legislation would apply to a share in or a right to acquire a share of a "foreign investment entity." Vivendi Universal would be a "foreign investment entity" if the "carrying value" of its "investment property" is more than 50% of the "carrying value" of all of its property, determined in accordance with detailed rules in the draft legislation.

     If Vivendi Universal were a "foreign investment entity" (and certain exceptions did not apply), a Canadian resident would be required to take into account in computing income, on an annual basis, any increase (or decrease) in the value of the exchangeable shares during each taxation year, subject to a deferral of gains accrued prior to January 1, 2002. A Canadian resident would be required to mark-to-market its Vivendi Universal ADSs or, if the Canadian resident so elects and the relevant information is made available, to take into account in computing income the relevant share in the underlying income of Vivendi Universal, calculated in accordance with Canadian tax rules (whether or not cash distributions were received by the Canadian resident).

     The proposed new rules would generally apply for taxation years after 2001 and would require a determination, on an annual basis, as to whether or not Vivendi Universal is a "foreign investment entity" (and, if so, whether certain other exceptions to the rules might apply).

     Based on the draft legislation as it is proposed to be amended and a preliminary review of certain currently available financial information, Vivendi believes, based in part on information provided by Seagram, that if the arrangement were completed today, it is unlikely that Vivendi Universal would, as of today's date, be a "foreign investment entity" and, although no assurances can be given in that regard, Vivendi is not aware of any circumstance that would cause this conclusion to change in the future. The draft legislation is complex and if applicable may affect both the timing and in certain cases the character of amounts included in income in respect of holding exchangeable shares or Vivendi Universal ADSs. In addition, there is considerable uncertainty as to whether the draft legislation will be implemented in its current form. Accordingly, Canadian residents should consult their tax advisors regarding the possible application of these rules.

  Economic Statement of October 18, 2000

     In the Economic Statement released on October 18, 2000, the Canadian Minister of Finance announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchange could occur but rather indicated that these rules would be developed in consultation with the private sector. The Minister's statement indicated that any such rule would not be effective before the public release of draft legislation including such rule.

     Based on the time frame in which the plan of arrangement is expected to be completed and the typical time frame in which draft legislation involving private sector consultation is developed and introduced, it is unlikely that draft legislation containing the proposed rule described above will be released in time to affect the exchange by Seagram shareholders of their Seagram common shares for Vivendi Universal ADSs pursuant to the plan of arrangement. In the case of Seagram shareholders who receive exchangeable shares pursuant to the plan of arrangement, draft legislation containing the proposed rule described above could be released in time to affect the subsequent exchange of such exchangeable shares for Vivendi Universal ADSs, and it is therefore possible that such exchange may be achieved on a tax-deferred basis. In any case, until such rule is developed and released, it is not possible to state whether it would apply to a Seagram shareholder on the exchange of Seagram common shares for Vivendi Universal ADSs pursuant to the plan of arrangement or the subsequent exchange of exchangeable shares for Vivendi Universal ADSs. Seagram shareholders should consult their own tax advisors once the draft legislation is released to determine how it might apply to their particular circumstances.

  Dissenting Seagram Shareholders

     A Canadian resident exercising dissent rights who is ultimately entitled to be paid fair market value for Seagram common shares will generally be considered to realize:

     - a deemed dividend that must be included in the Canadian resident's income, computed as the amount by which that payment (other than any interest portion, which must also be included in income) exceeds the "paid-up capital" of those Seagram common shares at that time; and

     - a capital gain (or capital loss), equal to the amount by which that payment exceeds (or is less than) the sum of: (1) any interest portion of the payment, (2) the deemed dividend, (3) the Canadian resident's "adjusted cost base" of those Seagram common shares, and (4) any reasonable costs of disposition.

     In the case of a Canadian resident that is a corporation, in some circumstances the deemed dividend may be considered not to be a dividend, but rather proceeds of disposition. For a description of the tax treatment of capital gains and losses, see "-- Capital Gains and Capital Losses."

     SEAGRAM SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of this summary applies to a Seagram shareholder, referred to herein as a non-resident, who, at all relevant times:

     - is not a Canadian resident;

     - does not hold or use Seagram common shares or Vivendi Universal ADSs in connection with carrying on a business in Canada;

     - is not an insurer carrying on business in Canada and elsewhere; and

     - to whom the Seagram common shares and Vivendi Universal ADSs are not otherwise "taxable Canadian property."

     Generally, Seagram common shares and Vivendi Universal ADSs will not be "taxable Canadian property" to a non-resident at a particular time provided that the shares (or in the case of Vivendi Universal ADSs, the underlying Vivendi Universal shares) are listed on a "prescribed stock exchange" (which includes The Toronto Stock Exchange and the Paris Bourse) and the non-resident and persons not dealing at "arm's length" with the non-resident did not collectively own 25% or more of the shares of any class or series of Seagram or Vivendi Universal shares (including interests in and options to acquire such shares), respectively, at any time during the 60-month period ending at the particular time.

  Transfer of Seagram Common Shares to Vivendi Universal Holdings for Vivendi Universal ADSs and Disposition of Vivendi Universal ADSs

     On a transfer of Seagram common shares to Vivendi Universal Holdings for Vivendi Universal ADSs on the arrangement or a subsequent disposition of Vivendi Universal ADSs, a non-resident will not be subject to tax under the Canadian Tax Act.

  Dissenting Seagram Shareholders

     A non-resident exercising dissent rights as described under "The Shareholder Meetings -- The Seagram Meeting -- Dissenting Shareholder Rights" and who is ultimately entitled to be paid fair market value for Seagram common shares will generally realize a deemed dividend and a capital gain or loss as described above in the corresponding portion of this summary dealing with Canadian residents. Deemed dividends (and any interest) paid to such a non-resident will be subject to withholding under the Canadian Tax Act at the rate of 25%, subject to possible reduction under an applicable tax treaty.

  Eligibility for Investment in Canada

     Provided that the exchangeable shares are listed on a "prescribed stock exchange" (which includes The Toronto Stock Exchange), the exchangeable shares will, on the date of issue, be "qualified investments" for trusts governed by "registered retirement savings plans", "registered retirement income funds", "deferred profit sharing plans" or "registered education savings plans." Vivendi Universal ADSs will, on the date of issue, be "qualified investments" for such trusts provided that the underlying Vivendi Universal shares are listed on a "prescribed stock exchange" (which includes the Paris Bourse).

     Ancillary rights (as described above) received by holders of exchangeable shares will not be "qualified investments" for such trusts. As described above, Seagram is of the view that the ancillary rights have only nominal fair market value. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. This determination of value is not binding on the CCRA and it is possible that the CCRA could take a contrary view. On the basis that the fair market value of the ancillary rights is nominal, there should be no material consequences to trusts governed by "registered retirement savings plans," "registered retirement income funds" or "deferred profit sharing plans" from holding such ancillary rights as non-"qualified investments." However, "registered education savings plans" holding such ancillary rights as non-"qualified investments" may realize material adverse consequences and should consult their own tax advisors on this matter.

     Provided that the exchangeable shares are listed on a "prescribed stock exchange in Canada" (which includes The Toronto Stock Exchange), the exchangeable shares will not be "foreign property" on the date of issue. Ancillary rights will be "foreign property", although (as described above) Seagram is of the view that their fair market value is only nominal. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. This determination is not binding on the CCRA and it is possible that the CCRA could take a contrary view. Vivendi Universal ADSs will be "foreign property."

     Trusts governed by "registered pension plans", "registered retirement savings plans", "registered retirement income funds" or "deferred profit sharing plans" and certain other persons described in Part XI of the Canadian Tax Act are subject to a penalty tax on the "cost amount" of "foreign property" that they own in excess of certain limits. Under the current provisions of the Canadian Tax Act, the general limit is 20% of the "cost amount" of all property owned, and pursuant to the tax proposals, that limit will be 25% for the year 2000 and 30% after the year 2000. The penalty tax is imposed at a rate of 1% per month of the "cost amount" of the excess "foreign property."

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The summary that follows sets out the material U.S. federal income tax considerations to a U.S. holder (as defined under "-- Tax Considerations for Vivendi Shareholders" and subject to the limitations set forth therein) of Seagram common shares who receives Vivendi Universal shares pursuant to the arrangement and constitutes the opinion of Simpson Thacher & Bartlett, special tax counsel to Seagram. The discussion and counsel's opinion are based upon (i) certain factual representations made by Seagram, Vivendi Universal and others and (ii) the assumption that the transactions described herein will be consummated in accordance with the terms of the merger agreement and related agreements. Seagram will not seek a ruling from the IRS concerning the tax consequences of the transactions described herein. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in the opinions below or that the courts will uphold such opinions if challenged by the IRS.

TRANSFER OF SEAGRAM COMMON SHARES TO VIVENDI UNIVERSAL HOLDINGS FOR VIVENDI UNIVERSAL SHARES.

     A transfer of Seagram common shares to Vivendi Universal Holdings for Vivendi Universal shares under the arrangement will be an exchange described in section 351 of the Internal Revenue Code of 1986. As a result:

     - no gain or loss will be recognized by U.S. holders of Seagram common shares who exchange their Seagram common shares for Vivendi Universal shares except:

        -- with respect to any cash received in lieu of a fractional Vivendi
           Universal share in the arrangement; and

        -- with respect to any U.S. holder of Seagram common shares who owns 5% or more of the total voting power or the total value of the stock of Vivendi Universal following the arrangement, unless such holder enters into a "gain recognition agreement" in accordance with applicable Treasury regulations.

     - the tax basis to a U.S. holder of Vivendi Universal shares received in exchange for Seagram common shares in the arrangement, including any fractional share interest in Vivendi Universal for which cash is received, will equal the U.S. holder's tax basis in the Seagram common shares exchanged.

     - the holding period of a U.S. holder in Vivendi Universal shares received in the arrangement will include the holding period of the Seagram common shares exchanged.

     - A U.S. holder who receives cash instead of a fractional share of Vivendi Universal in the arrangement should be treated as having received the cash in exchange for the fractional share interest and generally should recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Seagram common shares allocable to that fractional share.

     If the arrangement does not qualify as an exchange described in section 351 of the Internal Revenue Code of 1986, each U.S. holder of Seagram common shares will generally recognize taxable gain or loss measured by the difference between
(1) the fair market value of the Vivendi Universal shares received and (2) such shareholder's tax basis in the Seagram common shares exchanged.

  DISSENTING SEAGRAM SHAREHOLDERS

     A Seagram shareholder exercising dissent rights who is ultimately entitled to be paid fair market value for Seagram common shares will generally be considered to recognize capital gain or capital loss equal to the difference between the amount of that payment and the holder's tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the Seagram shareholder held its shares for more than 12 months prior to the completion of the arrangement.

     The tax consequences of holding Vivendi Universal shares are summarized under the heading "-- Tax Considerations for Vivendi Shareholders -- Tax Consequences of Holding Vivendi Universal Shares."

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND ITS PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE OF 1986 AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE ARRANGEMENT AND OF HOLDING VIVENDI UNIVERSAL SHARES.

                    FRENCH TAX CONSIDERATIONS OF HOLDING AND
                     DISPOSING OF VIVENDI UNIVERSAL SHARES

     The summary that follows sets out the material French income tax considerations applicable to dividends received in connection with Vivendi Universal shares and to capital gains derived, in each case, from the sale of Vivendi Universal shares by a shareholder having his or her tax residence outside France and constitutes the opinion of Bureau Francis Lefebvre. This summary is based on the current provisions of French tax laws, which do not contain any express provisions relating to dividends paid to or capital gains made by shareholders holding only depositary receipts evidencing ownership of the underlying shares in respect of which dividends are paid or capital gains are made.

     DIVIDENDS

     Dividends of a French company, such as Vivendi Universal, paid to a shareholder having his or her tax residence outside France are generally subject to a 25% withholding tax and do not give rise to the transfer of the avoir fiscal. The applicability of the withholding tax may, however, be subject to reduction in accordance with the particular tax treaty between France and the jurisdiction of residence of the dividend recipient.

  U.S. Residents

     The following is a general summary of the principal French tax consequences that apply to you as a holder of Vivendi Universal shares, if all of the following requirements are met:

     - you own, directly or indirectly, less than 10% of the share capital of Vivendi Universal;

     - you are:

        -- a citizen or resident of the United States for U.S. federal income tax purposes;

        -- a U.S. domestic corporation; or

        -- otherwise subject to U.S. federal income taxation on a net income basis in respect of your shares of Vivendi Universal;

     - you are entitled to the benefits of the U.S.-France tax treaty under the "Limitations of Benefits" article of that treaty;

     - you hold your Vivendi Universal shares as capital assets;

     - your functional currency is the U.S. dollar; and

     - your ownership of the Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France.

     Withholding Tax. Under the U.S.-France tax treaty, you will be subject to withholding on dividends at the reduced rate of 15%, provided that you:

     - complete French Treasury Form RF1 A EU-No. 5052 and return it to French tax authorities before the date of payment of the dividend. If you are not an individual, you must also send the French tax authorities an affidavit attesting that you are the beneficial owner of all the rights attached to the full ownership of the shares; or

     - if you cannot complete French Treasury Form RF1 A EU-No. 5052 before the date of payment of the dividend, you may complete a simplified certificate and send it to the French tax authorities. This certificate must state that:

        -- you are a resident of the U.S. for purposes of the U.S.-France tax treaty;

        -- your ownership of Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France;

        -- you own all the rights attached to the full ownership of the shares, including, among other things, the dividend rights;

        -- you are subject to U.S. income tax on the payment of the dividend and the reduced avoir fiscal and you are the full owner of the shares;

        -- you meet all the requirements of the U.S.-France tax treaty for the reduced rate of withholding tax; and

        -- you claim the reduced rate of withholding tax.

     If you have not completed French Treasury Form RF1 A EU-No. 5052 or the simplified certificate before the dividend payment date, you will be subject to French withholding tax at the rate of 25%. In that case, you may claim a refund of the excess withholding tax by completing and providing the French tax authorities with French Treasury Form RF1 A EU-No. 5052 before December 31 of the calendar year following the year during which the dividend is paid. Please note that the French tax authorities have recently accepted that such claims can be provided until December 31 of the second calendar year following the year during which the withholding tax is levied.

     Avoir Fiscal. Under the U.S.-France tax treaty, you may be entitled, in certain circumstances, to the avoir fiscal. The avoir fiscal is generally equal to 50% of the dividend paid for individuals or for companies owning a stake exceeding 10% or FF 150 million (or 5% as of January 1, 2001 if certain proposed legislation is adopted) and 40% for other shareholders. Please note that the 40% rate of avoir fiscal could be reduced to 25% for dividends paid in year 2000 and to 15% for dividends paid in 2001, should the modification of the legislation currently examined by the French Parliament in the course of the discussion of the 2001 Finance Bill be definitively adopted as presently drafted. In addition, if this legislation is adopted, companies owning less than a 5% stake in a French company would only be entitled to the avoir fiscal at the reduced rate of 25% or 15%, but companies owning more than a 5% stake in a French company would be entitled to the avoir fiscal at the increased rate of 50%. Being an individual or a company that owns, directly or indirectly, less than 10% of the share capital of Vivendi Universal, you may be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax, if any one of the following applies to you:

     - you are an individual or other non-corporate holder that is a resident of the U.S. for purposes of the U.S.-France tax treaty;

     - you are a U.S. corporation, other than a regulated investment company;

     - you are a U.S. corporation that is a regulated investment company and that owns, directly or indirectly, less than 10% of the share capital of our company, provided that less than 20% of your shares or ADSs are beneficially owned by persons who are neither citizens nor residents of the U.S.; or

     - you are a partnership or a trust that is a resident of the United States for purposes of the U.S.-France tax treaty, but only to the extent that your partners, beneficiaries or grantors would qualify as eligible under the first or second points on this list and are subject to U.S. income tax with respect to such dividends and the payment of the avoir fiscal.

     If you are eligible, you may claim the avoir fiscal by completing French Treasury Form RF1 A EU-No. 5052 and sending it to the French tax authorities before December 31 of the year following the year in which the dividend is paid. Please note that the French tax authorities have recently accepted that such claims can be provided until December 31 of the second calendar year following the year during which the withholding tax is levied. As noted below, you will not receive this payment until after January 15 of the calendar year following the year in which the dividend was paid. To receive the payment, you must submit a claim to the French tax authorities and attest that you are subject to U.S. income taxes on the payment of the avoir fiscal and the related dividend and that you are the full owner of the shares. For partnerships or trusts, the partners, beneficiaries or grantors, as applicable, must make this attestation.

     Additional specific rules apply to the following:

     - tax-exempt U.S. pension funds, which include the exempt pension funds established and managed in order to pay retirement benefits subject to the provisions of Section 401(a) of the Internal Revenue Code of 1986 (qualified retirement plans), Section 403 of the Internal Revenue Code of 1986 (tax deferred annuity contracts) or Section 457 of the Internal Revenue Code of 1986 (deferred compensation plans); and

     - various other tax-exempt entities, including certain state-owned institutions, not-for-profit organizations and individuals (with respect to dividends they beneficially own and that are derived from an individual retirement account).

     Entities in these two categories are eligible for a reduced withholding tax rate of 15% on dividends, subject to the same withholding tax filing requirements as eligible U.S. holders, except that they may have to supply additional documentation evidencing their entitlement to these benefits. These entities are not entitled to the full avoir fiscal. They may claim a partial avoir fiscal equal to 30/85 (approximately 35.3%) of the gross avoir fiscal, provided that they own, directly or indirectly, less than 10% of the capital of

Vivendi Universal and that they satisfy the filing formalities specified in U.S. Internal Revenue Service regulations.

     The avoir fiscal or partial avoir fiscal and any French withholding tax refund are generally expected to be paid within 12 months after the holder of shares files the applicable French Tax Forms. However, they will not be paid before January 15 following the end of the calendar year in which the dividend is paid.

     The Precompte. A French company must pay an equalization tax known as the "precompte" to the French tax authorities if it distributes dividends out of:

     - profits that have not been taxed at the ordinary corporate income tax rate; or

     - profits that have been earned and taxed more than five years before the distribution.

     The amount of the precompte is 50% of the net dividends before withholding tax.

     In the situation where Vivendi Universal would pay the precompte, the shareholders entitled to the avoir fiscal at the 40% rate (reduced to 25% or 15% if the 2001 Finance Bill, as currently drafted, is adopted), would also be entitled to a specific tax credit equal 20% (increased to 50% or 70% if the 2001 Finance Bill, as currently drafted, is adopted) of the precompte paid by Vivendi Universal. According to our information foreign shareholders entitled to the avoir fiscal at the 40% rate (reduced to 25% or 15% if the 2001 Finance Bill, as currently drafted, is adopted) should also be entitled to this specific tax credit.

     If you are not entitled to the full avoir fiscal (as described above), you may generally obtain a refund from the French tax authorities of any precompte paid by Vivendi Universal with respect to dividends distributed to you. Under the U.S.-France tax treaty, the amount of the precompte refunded to U.S. residents is reduced by the 15% withholding tax applied to dividends and by the partial avoir fiscal, if any. You are entitled to a refund of any precompte that Vivendi Universal actually pays in cash, but not to any precompte that Vivendi Universal pays by offsetting French and/or foreign tax credits. To apply for a refund of the precompte, you should file French Treasury Form RF1 B EU-No. 5053 before the end of the year following the year in which the dividend was paid.

     Canadian Residents

     The following is a general summary of the main French tax consequences that apply to you as a holder of Vivendi Universal shares, if all the following requirements are met:

     - you hold, directly or indirectly, less than 10% of the share capital of Vivendi Universal;

     - you are a resident of Canada for the purposes of the Canada-France tax treaty;

     - your ownership of the Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France.

     Withholding Tax. Under the Canadian-France tax treaty, you will be subject to withholding on dividends at the reduced rate of 15%, provided that you:

     - Complete French Treasury Form RF No. 5001 A and return it to the French tax authorities before the date of payment of the dividend.

     - If you cannot complete French Treasury Form RF No. 5001 A before the date of payment of the dividend, you may complete a simplified certificate and send it to the French tax authorities. This certificate must state that:

        -- you are a resident of Canada for purposes of the Canada-France tax treaty;

        -- your ownership of Vivendi Universal shares is not effectively connected with a permanent establishment or a fixed base in France;

        -- you own all the rights attached to the full ownership of the shares, including, among other things, the dividend rights;

        -- you are subject to Canadian income tax on the payment of the dividend and the related avoir fiscal and you are the full owner of the shares;

        -- you meet all the requirements of the Canada-France tax treaty for the reduced rate of withholding tax; and

        -- you claim the reduced rate of withholding tax.

     If you have not completed French Treasury Form No. 5001A or the simplified certificate before the dividend payment date, you will be subject to French withholding tax at the rate of 25%. In that case, you may claim a refund of the excess withholding tax by completing and providing the French tax authorities with French Treasury Form No. 5001 A before December 31 of the calendar year following the year during which the dividend is paid. Please note that the French tax authorities have recently accepted that such claims can be provided until December 31 of the second calendar year following the year during which withholding tax is levied.

  Avoir Fiscal. Under the Canada-France tax treaty, you may be entitled, in certain circumstances, to a French tax credit called the avoir fiscal. The avoir fiscal is generally equal to 50% of the dividend paid for individuals or for companies owning a stake exceeding 10% or FF 150 million (or 5% as of January 1, 2001 if certain proposed legislation is adopted), and 40% of the dividend paid for other shareholders. Please note that the 40% rate of avoir fiscal could be reduced to 25% for dividends paid in year 2000 and to 15% for dividends paid in 2001, should the modification of the legislation currently examined by the French Parliament in the course of the discussion of the 2001 Finance Bill be definitively adopted as presently drafted. In addition, if this legislation is adopted, companies owning less than a 5% stake in a French company would only be entitled to the avoir fiscal at the reduced rate of 25% or 15%, but companies owning more than a 5% stake in a French company would be entitled to the avoir fiscal at the increased rate of 50%.

     Being an individual or a company that owns, directly or indirectly, less than 10% of the share capital of Vivendi Universal, you may be entitled to a payment equal to the avoir fiscal, less a 15% withholding tax, if you are the beneficial owner of the dividends.

     If you are eligible, you may claim the avoir fiscal by completing French Treasury Form No. 5001 A and sending it to the French tax authorities before December 31 of the year following the year in which the dividend is paid. Please note that the French tax authorities have recently accepted that such claims can be provided until December 31 of the second calendar year following the year during which the withholding tax is levied. The Canadian tax authorities must attest that you are subject to Canadian income taxes on the payment of the avoir fiscal and the related dividend and you are the full owner of the shares.

     The avoir fiscal or any French withholding tax refund is generally expected to be paid within 12 months after the holder of shares files applicable French Tax Forms. However, you will not receive any payment before January 15 following the end of the calendar year in which the dividend is paid.

  Precompte. A French company must pay an equalization tax known as the precompte to the French tax authorities if it distributes dividends out of:

        - profits that have not been taxed at the ordinary corporate income tax rate;

        - profits that have been earned and taxed more than five years before the distribution; or

     The amount of the precompte is 50% of the net dividends before withholding tax.

     In the situation where Vivendi Universal would pay the equalization tax ("precompte"), the shareholders entitled to the avoir fiscal at the 40% rate (reduced to 25% or 15% if the 2001 Finance Bill, as currently drafted, is adopted) would also be entitled to a specific tax credit equal 20% (increased to 50% or 70% if the 2001 Finance Bill, as currently drafted, is adopted), of the precompte paid by Vivendi Universal. According to our information foreign shareholders entitled to the avoir fiscal at the 40% rate

(reduced to 25% or 15% if the 2001 Finance Bill, as currently drafted, is adopted), should also be entitled to this specific tax credit.

     Shareholders that are not entitled to a payment equal to the avoir fiscal may generally obtain a refund from the French tax authorities of any precompte paid by Vivendi Universal with respect to dividends distributed.

     As an individual or a company that owns less than 10% of the share capital of Vivendi Universal entitled to the avoir fiscal, you should not have to claim a refund of the precompte.

     If you are a resident of Quebec, the specific rules from the fiscal agreement concluded between Quebec and France may apply to dividends distributed by Vivendi Universal.

     TAXATION OF CAPITAL GAINS

     Subject to the provisions of applicable tax treaties, capital gains realized at the time of the sale of securities by persons who do not have their tax residence in France in accordance with article 4B of the French Tax Code, or whose registered office is located outside of France (and which does not have a permanent establishment or fixed base in France whose assets include the shares being sold) are not taxable in France provided that the vendor and his family group have not directly or indirectly held more than 25% of the rights to earnings of the company at any time during the five years preceding the sale.

     U.S. Residents

     If you are a resident of the U.S. for purposes of the U.S.-France tax treaty, you will not be subject to French tax on any capital gain if you sell or exchange your Vivendi Universal shares, unless you have a permanent establishment or fixed base in France and the Vivendi Universal shares you sold or exchanged were part of the business property of that permanent establishment or fixed base. Special rules apply to individuals who are residents of more than one country.

     Canadian Residents

     If you are a resident of Canada for purposes of the Canada-France tax treaty, you will not be subject to French tax on any capital gain if you sell or exchange your Vivendi Universal shares, unless you (i) are a national of France or have been a resident of France for ten years or more prior to the date of the sale and, (ii) have been a resident of France at any time within the five-year period immediately preceding the date of the sale.

     If an individual meets these two conditions, capital gains realised on the sale or exchange of Vivendi Universal shares will also be subject to French tax (taxation at the proportional rate of 16%). Generally, under French tax law (art. 244 bis C of the French Tax Code) such gains are nevertheless tax-exempt when realized by non-residents. Individuals who may qualify for this exemption should consult their tax advisors to determine the applicability of this rule to their specific situation.

     If you are a resident of Quebec, the specific rules from the fiscal agreement concluded between Quebec and France may apply to capital gains realised on the sale or exchange of your Vivendi Universal shares.

  FRENCH ESTATE AND GIFT TAXES

     U.S. Residents

     Under "The Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts of November 24, 1978," if you transfer your Vivendi Universal ADSs by gift or if they are transferred by reason of your death, that transfer will be subject to French gift or inheritance tax only if one of the following applies:

     - you are domiciled in France at the time of making the gift, or at the time of your death; or

     - you used the Vivendi Universal shares in conducting a business through a permanent establishment or fixed base in France, or you held the Vivendi Universal shares for that use.

     Canadian Residents

     No tax treaty has been concluded between France and Canada with respect to inheritance and gift tax (or between France and Quebec). If you transfer your Vivendi Universal shares by gift or if they are transferred by reason of your death, that transfer will be subject to French gift or inheritance tax, even if the beneficiary (your heir or donee) is not a resident of France.

  FRENCH WEALTH TAX

     U.S. Residents

     The French wealth tax does not generally apply to shares if the holder is a resident of the United States for purposes of the U.S.-France tax treaty.

     Canadian Residents

     The French wealth tax does not generally apply to shares if the holder is a resident of Canada for purposes of the Canada-France tax treaty.

     THE ABOVE IS A SUMMARY ONLY OF CERTAIN FRENCH TAX CONSIDERATIONS FOR U.S. AND CANADIAN RESIDENT HOLDERS OF VIVENDI UNIVERSAL SHARES. IT IS OF A GENERAL NATURE ONLY AND EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX, FINANCIAL AND LEGAL ADVISORS AS TO THE CONDITIONS UNDER WHICH SUCH PERSON MAY BENEFIT FROM A REDUCTION OF THE FRENCH WITHHOLDING TAX AND FROM A TRANSFER OF THE AVOIR FISCAL UNDER THE PROVISIONS OF ANY APPLICABLE TAX TREATY.

                CHAPTER EIGHT -- THE VIVENDI PARTIES AND CANAL+

                                    VIVENDI

     Vivendi is one of Europe's largest companies with revenue in 1999 of E41.6 billion. Its businesses are focused primarily on two core areas: communications (1999 revenue of E8.6 billion) and environmental management services (1999 revenue of E22.4 billion). It operates a number of leading and increasingly integrated businesses within these core areas:

      CORE AREAS/SEGMENTS:             KEY SUBSIDIARIES/BRANDS:
---------------------------------  ---------------------------------
COMMUNICATIONS
Telecommunications                 Cegetel
Multimedia and Publishing          Havas
Audiovisual and Pay Television     CANAL+
Internet                           Vivendi Net
ENVIRONMENT
Water                              Vivendi Water
Waste Management                   Onyx
Transportation                     Connex
Energy                             Dalkia

     Vivendi is a leading European provider of communications services, and is integrating its diverse array of telecommunications, Internet and media assets to take advantage of the growing convergence of communications access and content. Through its environmental management services businesses, it is a leader in the development of new environmental management services that allow it to take advantage of an unsurpassed geographic reach and multi-service expertise and experience. As part of its strategy of focusing on these core areas, it is in the process of divesting substantial non-core real estate and construction businesses held through its subsidiary Vivendi Valorisation and its investment in Vinci (Vivendi uses the term "subsidiary" to refer to companies over which it has effective control, and the term "investment" to refer to companies in which it has an economic interest but does not control). Vivendi views its real estate and construction businesses as non-core activities that do not play an important role in Vivendi's corporate strategy. It also intends to divest its interest in Sithe Energies, Inc., a U.S. independent power generation company.

     The following table shows for the last three fiscal years the respective percentage contribution of Vivendi's businesses by geographical market to its consolidated revenue, after the elimination of inter-segment transactions. The percentage in each case is based on the location of the subsidiary generating the revenue.

REVENUE

                                COMMUNICATIONS             ENVIRONMENT                  OTHER*                 CONSOLIDATED
                             ---------------------   ------------------------   ----------------------   ------------------------
                             1997    1998    1999     1997     1998     1999    1997    1998     1999     1997     1998     1999
                             -----   -----   -----   ------   ------   ------   -----   -----   ------   ------   ------   ------
Europe.....................  100.0%   96.9%   90.5%    84.2%    88.0%    74.4%   94.7%   95.4%    94.9%    89.2%    89.2%    83.1%
  France...................   98.6%   85.9%   79.7%    62.6%    58.7%    44.4%   70.2%   70.9%    65.8%    67.8%    67.8%    57.1%
Americas...................     --     1.8%    7.1%    12.9%     8.4%    21.7%     .2%     --      1.0%     7.3%     7.3%    13.4%
Rest of the world..........     --     1.3%    1.4%     2.9%     3.6%     3.9%    5.1%    4.6%     4.1%     3.5%     3.5%     3.5%
                             =====   =====   =====   ======   ======   ======   =====   =====   ======   ======   ======   ======
Total (E million)..........  1,666   5,952   8,573   14,326   16,047   22,428   9,485   9,738   10,622   25,477   31,737   41,623

---------------
* The "Other" category consists of Vivendi's non-core construction and real estate businesses. See "-- Other Businesses."

     The table below shows for Vivendi's most recent fiscal year the respective percentage contribution by geographic area to its consolidated earnings before income, taxes and exceptional items ("operating income"), after the elimination of inter-segment transactions. The percentage is based on the location of the subsidiary generating the operating income.

1999 OPERATING INCOME

                                               COMMUNICATIONS    ENVIRONMENT    OTHER    CONSOLIDATED
                                               --------------    -----------    -----    ------------
Europe.......................................       90.5%             71.6%      N/A          76.3%
  France.....................................       85.2%             37.9%      N/A          46.5%
Americas.....................................        9.5%             26.2%      N/A          21.5%
Rest of the world............................         --               2.2%      N/A           2.2%
                                                   =====           =======      ====       =======
          Total (E million)..................      551.6           1,654.2      74.7       2,280.5

OVERALL STRATEGY

     Vivendi's overall goal is to take advantage of the strong internal and external growth opportunities available in the areas of its core operations -- communications and environmental services. It intends to capitalize on its strengths in communications by providing high value-added content and services through a variety of access media: Internet, PC, television, mobile telephony, and print. In environmental services, it plans to expand each of its business segments -- waste, water, energy services and transportation -- through internal growth and acquisitions of existing operations, and to coordinate the operations of those businesses to meet what it believes to be a growing demand for customized, comprehensive packages of environmental management services on a worldwide basis.

HISTORICAL BACKGROUND

     Vivendi is a societe anonyme (i.e., a type of limited liability company) organized under the laws of France. Originally named Compagnie Generale des Eaux, it was founded in 1853. It initially supplied water to Paris and other major European cities. From early on, however, it saw the advantages of expanding its business into other fields, entering the water treatment industry in 1884 and forming a water-related engineering company in 1918.

     Vivendi's diversification into the telecommunications and media industries began in 1983, when it created its subsidiary CANAL+, the first encrypted pay-television channel in Europe, with the Havas media group. In 1987, to capitalize upon its growing expertise in operating communications networks, Vivendi created Societe Francaise de Radiotelephonie ("SFR"), a subsidiary that provides mobile telephone services in France. Pursuing the same strategy, it founded its subsidiary Cegetel, now France's second-largest telecommunications operator, in 1996 with several partners. It currently has a 44% direct and indirect interest in Cegetel (and appoints five of its nine directors), and a 35.2% indirect interest in SFR (and appoints seven of its ten directors). Through a 1998 merger with Havas, Vivendi obtained a substantial position in general publishing and multimedia and became the leading educational publisher in Europe. Havas is now a wholly-owned subsidiary of Vivendi that conducts Vivendi's publishing and multimedia operations. To further expand its content business, Vivendi acquired an additional 15% interest in CANAL+ from Richemont in September 1999, an acquisition that gave Vivendi control of CANAL+. Vivendi now holds a 49% interest in CANAL+ and appoints six of its 13 directors. In addition, three directors, who are also executive officers, serve at Vivendi's discretion. In June 1999, Vivendi acquired a 24.4% stake in British Sky Broadcasting Group ("BSkyB"), the leading pay-television company in the United Kingdom and Ireland. Vivendi has the right to appoint one of the 14 members of BSkyB's board of directors.

     Vivendi agreed to create Vivendi Net in May 2000 as part of its ongoing effort to expand and integrate its portfolio of communications and media assets. Vivendi Net will be a 50/50 joint venture between Vivendi and CANAL+ and will combine most of the Internet operations of CANAL+ and

Havas as well as Vivendi's venture capital and start-up company incubation activities. Vivendi's direct and indirect interest in Vivendi Net will initially be 74.4%; its interest will increase to 100% when the merger transactions are completed. Vivendi intends Vivendi Net to be the vehicle through which it holds its interest in the 50/50 joint venture recently entered into with Vodafone that operates Vizzavi, a multi-access Internet portal that provides seamless, high value-added communications and content services to customers through a variety of communications devices.

     Vivendi has consistently broadened its expertise in environmental services as well. It entered the household waste incineration industry in 1967, and in 1980, acquired Compagnie Generale d'Entreprises Automobiles, a company experienced in transportation and waste management services (its waste management business now operates under the "Onyx" brand, and its transportation business is a separate subsidiary called Connex). In 1981, it further expanded its environmental portfolio by acquiring Compagnie Generale de Chauffe (later renamed Dalkia), one of France's leading energy services companies. In 1998, in order to expand its international reach, Vivendi purchased 49% interest a holding company that owns 56.5% of Fomento de Construcciones y Contratas ("FCC"), a Spanish company involved primarily in urban sanitation, construction and cement production. Vivendi also acquired the right to exercise half of the holding company's power to appoint members to FCC's board of directors and executive committee members. Vivendi appointed seven of FCC's 15 current directors and half of its executive committee members. FCC purchased Vivendi's Spanish waste and waste management operations in the same transaction. In 1999, in order to increase its presence in North America, apply its environmental expertise to the market for retail water products and develop its industrial outsourcing business, Vivendi acquired United States Filter Corporation, the leading U.S. water equipment firm. Vivendi further expanded its North American operations through its acquisition of Superior Services, the fourth largest solid waste treatment company in the United States.

     Since 1995, Vivendi has implemented a long-term strategy of focusing on two areas of operations: communications and environmental services. Pursuant to that strategy, Vivendi has made numerous disposals of non-core assets, primarily in the real estate and construction sectors. In 1997, for example, it sold E640 million of real estate assets; it sold an additional E1.2 billion worth of real estate in 1999. In July 2000, it sold Nexity, its wholly-owned real estate subsidiary, and plans to sell its remaining real estate assets as opportunities arise. It sold 34% of its 50.9% interest in Vinci, Europe's leading construction company, in February 2000. It appointed four of Vinci's 18 directors. Disposals in other sectors include its sale of 24.6% of Electrafina, a holding company with investments in Suez Lyonnaise des Eaux, Audiofina and a number of international oil operations, in June 1998, and a variety of Havas' advertising, travel and other operations. Vivendi has also announced its intention to sell its interest in Sithe, and a process designed to lead to a sale is currently underway.

     In May 1998, Vivendi shareholders approved its name change to reflect the expansion of its core businesses in communications and environmental management services as well as the increasingly international scope of its business. At that time Vivendi renamed its major water subsidiary Compagnie Generale des Eaux. In 1999 Vivendi contributed or sold its direct and indirect interests in Compagnie Generale des Eaux, Connex, Onyx, FCC, Dalkia and United States Filter Corporation to Vivendi Environnement. These transactions, along with the consolidation of all its water businesses into Vivendi Water, were designed to focus each of Vivendi's environmental operations on the goal of maintaining its position as the world's leading provider of environmental management services. In July 2000 Vivendi Environnement issued approximately 37% of the share capital of Vivendi Environnement in a public offering in Europe and a private placement in the United States. It now holds a 72% interest in Vivendi Environnement. Through Vivendi Environnement, each of the above-mentioned companies, with the exception of FCC, was a wholly-owned, indirect subsidiary of Vivendi's prior to the public offering and private placement.

                            DESCRIPTION OF BUSINESS

COMMUNICATIONS

     Through its wholly-owned subsidiaries Havas and Vivendi Telecom International ("VTI"), its controlling interests in Cegetel, CANAL+ and Vivendi Net, and its investment in BSkyB, Vivendi is one of Europe's leading telecommunications and media companies. It provides a wide variety of communications, entertainment and educational products and services, from mobile telephone and Internet services to film production and publishing. Its focus is primarily on developing integrated telecommunications and multimedia services for the European market and establishing and developing leading Internet websites and services. It believes that by aggregating its portfolio of communications and media assets, it can capitalize upon rapidly growing demand for diverse but integrated communication and "infotainment" content and services.

COMMUNICATIONS STRATEGY

     Vivendi intends to take advantage of the growing interdependence of content and access occurring in the communications and media industries as a result of technological advances and deregulation. It intends to attract and retain consumers who demand content that is easily accessible from a variety of communications devices. It believes that by aggregating its unique portfolio of content and access assets it can become one of the world's leading communications companies. Its strategy has three primary elements:

     - EXPAND ACCESS

     Through its interests in Cegetel, CANAL+, VTI, and its joint venture with Vodafone, Vivendi has access to the largest aggregate customer base in the European communications industry. It intends to expand its reach further, while minimizing its need to pay high prices for current-generation telecommunications assets and licenses, primarily through:

        -- Internal growth: Vivendi's communications businesses have experienced rapid growth in recent years, particularly its Internet and telecommunications segments. It plans to meet ever-growing demand for advanced communications services by aggressively implementing technological innovations, such as advanced Web television (to be introduced by CANAL+ in 2001). Similarly, Cegetel intends to facilitate the introduction of broadband communications by making substantial investments in next-generation Digital Subscriber Line ("DSL") technology.

        -- Joint ventures, such as a partnership with Vodafone, through which Vivendi will develop, operate and promote Vizzavi, a multi-access Internet portal that will, when fully implemented, be the default Internet home page covering the 80 million subscriptions for telecommunications and pay-television services provided by Vivendi, Vodafone and their affiliates.

        -- Along with each other Cegetel shareholder, Vivendi has agreed to conduct telecommunications business in France only through Cegetel.

        -- Acquisitions in high-growth areas, including Vivendi's recent purchases of interests in PTC, a Polish mobile telephony company, and Magyar Telecom, a Hungarian fixed-line telephony firm.

        -- Selective bids for third-generation Universal Mobile
           Telecommunications System ("UMTS") licenses, such as Vivendi's successful bid for a UMTS license to serve the rapidly-growing Spanish market. UMTS is a high-speed standard for mobile telephony that will allow Vivendi to provide an extensive range of new services, including video telephony and high-speed access to the Internet and to corporate intranets.

     - ENHANCE CONTENT

     Vivendi's strategy is to build European and world leadership in key content areas that can be accessed though the Internet. Through Havas, CANAL+ and Vivendi Net, Vivendi has a wide range of entertainment, educational, multimedia and reference content, including Europe's second largest library of film and television rights, rights to broadcast major sporting events and a collection of popular websites and computer games. Vivendi intends to expand its content offerings further by leveraging its large and loyal telecommunications customer base to obtain broadcasting rights on favorable terms. It also intends to make selected acquisitions in key areas -- for example, its recent acquisition of Prize Central, a company that, when combined with Vivendi Net's WON.com, will be the second-leading on-line game site in the world. The merger transactions will substantially increase Vivendi's already considerable array of content assets.

     - INTEGRATE

     Vivendi is in the process of integrating and aggregating its services in two ways. First, it is leveraging and enhancing its communications assets by using them to provide a distribution channel for its multimedia products and services. By featuring Havas-created Wireless Application Protocol games, for example, Vivendi believes that Vizzavi is enhancing both its own value and that of the games. Wireless Application Protocol, or WAP, is an application environment and communication protocol for wireless devices designed to enable independent access to the Internet and advanced telephony services. Vivendi intends to apply the same strategy to the film, music and other content assets acquired as part of the Seagram transaction. Vivendi's entertainment products will also promote its communications networks, as when CANALNUMEDIA takes advantage of the strong CANAL+ brand in building its entertainment-oriented website.

     Second, Vivendi is integrating its communications assets to provide a personalized and consistent user environment, regardless of the mode of access. Vizzavi is the cornerstone of this element of Vivendi's strategy:
     It provides web-based communications services, e-commerce and entertainment in a user-friendly, integrated package that is accessible from mobile telephones, personal data appliances, televisions and PCs. Vivendi introduced Vizzavi in France in June 2000. Together with Vodafone, it plans to introduce it in the United Kingdom, Italy and Germany by the end of 2000 and in other European countries in 2001.

VIVENDI'S COMMUNICATIONS BUSINESS SEGMENTS

     TELECOMMUNICATIONS

     Through Cegetel and VTI, Vivendi provides a broad range of telecommunications services, including mobile and fixed telephony, Internet access and data services and transmission.

     Telecommunications*

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  4,102    2,875    1,618
Adjusted EBITDA**...........................................  1,372      674      331
Operating Income............................................    351       23      188

---------------
 * Cegetel capitalizes and amortizes over a 12-month period subscriber acquisition costs.

** Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     Cegetel

     Vivendi founded Cegetel in 1996 and currently owns, directly and indirectly, 44% of its outstanding equity. Vivendi owns 9% of the shares directly. It also owns 70% of Compagnie Transatlantique de Radiotelephonie Cellulaire ("Transtel"), which owns 50% plus one of Cegetel's shares, giving Vivendi a 35% indirect stake. SBC International, Inc. ("SBCI") and SBCI International-Societe de Radiotelephonie Cellulaire, Inc. ("SBCI-SRC") together own the remaining 30% of Transtel.

     Vivendi appoints five of Cegetel's nine directors. In addition to SBCI and SBCI-SRC, which together hold a 15% interest in Cegetel through Transtel, Vivendi's current partners in Cegetel are British Telecom ("BT"), which has a 26% stake in the company, and Mannesmann, which owns 15%. Under an agreement with Vodafone, Vivendi has an option to purchase from Mannesmann (which has been acquired by Vodafone) an additional 7.5% indirect interest in Cegetel. Vodafone has also indicated a desire to sell Vivendi a further 7.5% indirect interest, although no definitive agreement has been finalized and we can provide no assurance that such an agreement will be reached. Vivendi describes below the Shareholders' Agreement that governs its participation in Cegetel. See
"-- Shareholders' Agreement."

     Cegetel divides its activities into three parts:

     - Consumer and Professional Division. The Consumer and Professional Division offers three types of service:

        -- Mobile Telephony through SFR. Cegetel offers mobile telephone services through its 80% owned subsidiary SFR (the remaining 20% of which is owned by Vodafone). SFR, an innovator in the French telecommunications market, provides the latest mobile offerings, the most recent being WAP services. SFR customers can use their mobile handsets outside France via roaming agreements with local operators in 90 countries. Cegetel intends to participate in the French government's call for tenders of four nationwide UMTS licenses that we expect will be granted by early 2001.

        -- Fixed Telephony. Since February 1998, Cegetel has offered long distance and international fixed telephone service through Cegetel 7, a company 80% owned by Cegetel and 20% by Telecom Developpement ("TD") (a company that is, in turn, owned 49.9% by Cegetel and 50.1% by Societe Nationale des Chemins de Fer Francais ("SNCF"), the state-owned French railway company).

        -- Internet.  Through Cegetel (37%) and CANAL+ (18%), Vivendi holds a
           55% position in AOL CompuServe France. America Online, Inc. and Bertelsmann hold the remaining 45%. Under the AOL CompuServe France Shareholders' Agreement, no shareholder may provide Internet access services for personal computers in France other than through AOL CompuServe France; this provision, however, does not apply to the operation of Internet websites. Vivendi has announced its decision to sell its interest in AOL CompuServe France.

     - Business Division. Cegetel operates its business marketing division through Cegetel Entreprises (owned 80% by Cegetel and 20% by TD). Cegetel Entreprises offers business customers a variety of services, including:

        -- Wireless and fixed telephony, along with management tools such as call limitation services, consumption reports and grouped bills;

        -- Data transmission;

        -- Internet access, website hosting services, development of e-commerce sites and intranet management; and

        -- Local telephony access through fiber optic loops in 19 heavy-use areas.

     - Network and Information Systems Division. Cegetel's communication networks are operated through its Network and Information Systems Division.

        -- Mobile. SFR operates a dense, high-quality mobile telecommunications network based on the "Global System for Mobile Communications" ("GSM") -- the digital standard currently dominant in Europe. This network is capable of providing service to 97% of the French population and carries 20 million minutes of mobile telephone traffic a day. According to an audit performed by the French government in October 1999, the SFR network ranks first in France in terms of overall quality. SFR intends to introduce General Packet Routing Service ("GPRS") technology that will increase the speed of its network by a factor of ten by 2001.

        -- Local.  Cegetel must pay substantial interconnection fees to France
           Telecom in order to provide local telephone service. To avoid these fees, Cegetel has built 19 fiber optic local loops in dense business districts in cities such as Paris, Lille, Lyon and Marseille. Additionally, Cegetel intends to offer access services based on Asymmetric Digital Subscriber Line ("ADSL") technology, which allows continuous high-speed connections through existing telephone lines, when and if French law is amended to require France Telecom to unbundle its local loop.

        -- Long distance. The backbone of Cegetel's fixed and mobile telecommunications infrastructure is TD's long-distance telecommunications network. TD owns, operates and maintains an entirely digital telecommunications network throughout France, consisting of approximately 14,000 kilometers of high-capacity fiber optic cables.

       Shareholders' Agreement. The governance of Cegetel is subject to a Shareholders' Agreement to which Vivendi is a party, along with BT, Mannesmann, SBCI, SBCI-SRC and Transtel. Among other things, the Shareholders' Agreement provides that:

     - Neither Vivendi, BT, Mannesmann nor SBCI (the "Cegetel Shareholders") can conduct telecommunications business in France or its overseas departments and territories other than through Cegetel. This provision does not apply to the operation of Internet websites.

     - Cegetel's board of directors has nine members, five of whom are nominated by Vivendi, two by BT, one by Mannesmann and one by SBCI. The board of directors of Transtel has six members, four of whom are nominated by Vivendi and two by SBCI.

     - Cegetel can take certain actions only if representatives of each of the Cegetel Shareholders consent. These actions include:

        -- making any change in the scope of its business;

        -- changing any provision of its statuts (i.e., its charter or by-laws) or amending any shareholders' agreement between it, on the one hand, and any of the Cegetel Shareholders or Vodafone, on the other hand; and

        -- except in limited cases, increasing its share capital with a waiver of preferential subscription rights or merging or dividing Cegetel or selling Cegetel shares to the public.

     - Subject to some exceptions, representatives of BT must also consent to any transaction that would result in a shareholder other than us or Transtel obtaining a greater interest in Cegetel than that held by BT.

     - If all of BT, Mannesmann and SBCI dissent, Vivendi cannot cause Cegetel to:

        -- create or acquire shares in any entity in which Cegetel or companies it controls hold less than 100% of the shares and voting rights; or

        -- subject to some exceptions, acquire, dispose of, lease or loan a material amount of assets or significantly reduce or cease any material business operation.

     - The Cegetel Shareholders' Agreement contains a number of limitations on the transfer of Cegetel Shares:

        -- During a "standstill" period due to expire in 2002, no Cegetel
           Shareholder may transfer its interest in Cegetel except in limited circumstances.

        -- Vivendi may not sell its directly or indirectly held Cegetel shares during the standstill period in an amount that would reduce Vivendi's stake in Cegetel, together with the stake held by Transtel, to less than a majority.

        -- Except in limited circumstances, any other Cegetel Shareholder seeking to dispose of Cegetel shares must first offer such shares to Vivendi. If Vivendi chooses not to exercise its right to purchase shares pursuant to such an offer, the other Cegetel Shareholders must be given an opportunity to purchase the shares in question.

        -- Vivendi may not dispose of any Cegetel shares without first offering those shares to the other Cegetel Shareholders.

     - If a competitor of Cegetel makes an offer for Vivendi, then, subject to the limitations set forth in the section entitled "Take-over" of the Cegetel Shareholders Agreement, the other Cegetel Shareholders have the right to purchase, at fair market value, Vivendi's direct and indirect interest in Cegetel. Those rights are not triggered in the case of a reverse take-over.

     Vivendi does not believe that the merger transactions or the implementation of its plans in connection with Vivendi Universal will implicate any provision of the Cegetel shareholders' agreement.

     Vivendi's Other Telecommunications Interests

     In addition to its investment in Cegetel, Vivendi has also invested in a number of telecommunications companies outside of France through VTI:

     - Xfera. In March, 2000, Xfera, a consortium that Vivendi leads along with Sonera Corp. and ACS Telefonia Movil, won a 20-year license to provide advanced UMTS services in the rapidly growing Spanish mobile telephony market for an up-front payment of E132 million. The Spanish mobile market currently has only three major competitors. Xfera plans to invest E5 billion in Spanish UMTS operations over the next ten years.

     - Elektrim Telekomunikacja. In December 1999 Vivendi entered into an agreement with Elektrim to acquire 49% of Elektrim Telecom, a company that holds 51% of PTC, a Polish mobile telephony operator with 1.7 million subscribers, and 100% of Polish cable television operator Bresnan with 288,000 subscribers.

     - Magyar Telecom. Vivendi operates several regional companies in Hungary that have monopolies for voice telephony on fixed networks. In 1999 Vivendi increased its ownership interest in these companies from 40% to 100%.

     - Monaco Telecom. In June, 1999 Vivendi acquired a 51% interest in Monaco Telecom, the dominant telecommunications operator in the Principality of Monaco. Monaco Telecom has a monopoly in Monaco on voice, data and intermediation between telephony operators until 2023.

     - Kencell. In 1999 Vivendi and its Kenyan partner Sameer won the tender to operate a GSM mobile telephone network in Kenya through Kencell. Vivendi's stake in Kencell is 40%.

     MULTIMEDIA AND PUBLISHING

     Vivendi carries out its publishing and multimedia activities through its wholly-owned subsidiary Havas. With revenue in 1999 of E3.3 billion and operating income of E355 million, Vivendi is one of the leading editors and distributors of multimedia educational, reference and game products in the world. It is also the leading publisher of general interest books and free publications in France. Finally, it is one of continental Europe's leaders in business, professional, educational and reference publishing.

     Multimedia and Publishing

                                                              1999     1998
                                                              -----    -----
                                                               (E MILLION)
Revenue.....................................................  3,317    2,876
Adjusted EBITDA*............................................    417      355
Operating Income............................................    355      252

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     After a series of disposals of non-core businesses (e.g., the Havas Voyages travel agencies and the Avenir group outdoor advertising business), and a number of important acquisitions (including California-based educational software and games producer Cendant Software, the Spanish textbook publisher Anaya and the U.K.-based MediMedia and Barbour's publishing groups), Havas' business is now organized around two customer-oriented segments: the Business and Professional division and the General Public division.

     Business and Professional

     Havas publishes 80 trade, business and general news press titles, including books, magazines, newspapers, newsletters and scientific journals. This activity accounted for E1.3 billion (or 48%) of Havas' total 1999 revenue. Twenty percent of this revenue was generated outside of France. The business and professionals division operates in the following areas:

     - Medical information. Through Havas MediMedia, Vivendi is the third largest medical information company in the world. We provide a complete line of up-to-date information and support services for health professionals. Vivendi offers products including publications addressed to general practitioners, scientific journals, and books and reviews for students and medical professionals. Vivendi also offers medical reference information that is available in paper, CD-ROM and on-line formats.

     - Information technology. Through 01 Informatique, the leading French information technology weekly, Vivendi reaches over 60% of the IT executives in France and attracts 57% of the recruiting classifieds for the French IT market. Vivendi also publishes the leading Italian professional IT weekly.

     - Construction and public works. Vivendi provides technical, commercial, regulatory and public procurement information to construction and public works professionals and local authorities in France and in the United Kingdom.

     - Economics/Finance/News. Vivendi publishes L'Express and L'Expansion, two of the best known and most influential news and business magazines in France.

     - Free press. Vivendi is the leading publisher of free newspapers in France.

     General Public

     Havas' General Public division produces and distributes educational and reference materials, games and general literature in paper and electronic formats. This division generated revenue in 1999 of E1.5 billion, accounting for 48% of Havas' total publishing and multimedia revenue.

     - Havas Interactive. Vivendi's interactive multimedia activities are conducted through Havas Interactive, which was considerably strengthened by the 1999 acquisition of Cendant Software. Havas Interactive produces on-line games and over 100 educational and reference CD-ROMs in 10 languages. Havas Interactive generates 80% of its revenue in the United States. Vivendi is the leading PC game software developer in the U.S. and second in the world, with games developed under the Sierra, Blizzard, and Davidson brands, including Caesar III, Pharaon, Gabriel, Knight 3 and Starcraft. Vivendi also operates WON.net, the world's leading website in terms of "stickiness," or average time spent per visit. WON.net recently merged with Prize Central to form the world's second-leading on-line game website. In addition, Vivendi is the leading provider of interactive educational products in Europe and second in the world, with brands that include Knowledge Adventures and Coktel, and titles including Jumpstart, Mathblaster, Readingblaster, Classwork, and Katego. Vivendi is also third worldwide in instructional products under the Artist, Masterbook and Generation brands.

     - Education and Reference

          -- Textbooks. Vivendi is the leading publisher of educational textbooks in continental Europe. In France, it holds nearly 40% of the textbook market, and is a leader in textbooks for university level arts and sciences, bringing together famous French brands such as Nathan, Bordas and Armand Colin. Its recent acquisitions of Anaya and Aique, as well as its 50% stake in leading Brazilian publishers Atica and Scipione, have made it the leader in high growth Spanish- and Portuguese-speaking countries. In the fourth quarter of 2000, Havas and Vivendi Net will launch education.com, a website intended to become a leading provider of educational tools for students, teachers and parents. Vivendi intends to launch education.com first in markets where Havas already owns significant educational content, i.e., France, Spain, the United States and Germany.

          -- Reference Materials.  Eight of ten households in France own
             Vivendi's "Larousse" dictionary, a brand synonymous with "dictionary" in French- and Spanish-speaking countries. In addition, Vivendi publishes a wide array of specialized language dictionaries, encyclopedias and other reference books.

     - Literature. Vivendi is the leading publisher in France of literature addressed to the general public. It publishes works by authors including Salman Rushdie, Tennessee Williams, Primo Levi, Vladimir Nabokov, Danielle Steel, John Grisham and Ken Follett. It also publishes essays, practical guides, young people's literature and comic books. In addition, Vivendi has a strong presence in French, Spanish and English language books geared to children and adolescents, both in fiction and nonfiction. Vivendi recently secured the exclusive right to publish Star Wars-related books in France until 2006.

     - Book club and on-line sales. France Loisirs, a 50/50 joint venture between Havas and Bertelsmann, is the leading book club in the French market, with 28 million volumes sold annually to nearly 4 million members. BOL France, Vivendi's on-line book selling operation (also a 50/50 joint venture with Bertelsmann), was launched in February 1999 and currently offers 400,000 French-language titles.

     Services

     Havas Services provides promotion, distribution, inventory management and other administrative support services to Vivendi's core publishing and multimedia businesses. Havas Services generated 4% of Havas' total revenue in 1999.

     Technology

     In 1999 Vivendi founded Bookpole, a joint venture with printing company Maury Imprimeur, to provide digital printing services. Digital printing will allow Vivendi to publish titles in response to orders from customers rather than in large pre-sale batches. This will allow Vivendi to reduce the cost of maintaining large inventories. Vivendi also has state of the art billing and invoicing systems and automated platforms for stocking, handling and tracking orders that improve the effectiveness of Vivendi's "old economy" operations and give Vivendi a solid technological base for its e-commerce activities.

     Havas Advertising

     Vivendi has a 19.7% investment in Havas Advertising, the largest communications consultancy in France and fourth worldwide, with more than 8,000 employees and 220 agencies in 65 countries. Vivendi appointed four of Havas Advertising's directors. Its stake will decline to 15% when Havas Advertising completes its acquisition of Snyder Communications.

  AUDIOVISUAL AND PAY TELEVISION

     Vivendi's audiovisual and pay television segment consists primarily of its controlling interest in CANAL+, Europe's leading pay-television company. It also has a substantial investment in BSkyB, the leading pay-television company in the United Kingdom and Ireland.

     Audiovisual and Pay Television*

                                                         1999     1998    1997
                                                         -----    ----    ----
                                                              (E MILLION)
Revenue................................................  1,152    201      47
Adjusted EBITDA**......................................     86     13      (7)
Operating Income.......................................   (103)    (5)    (11)

---------------
 * Does not include Vivendi's stake in BSkyB.

** Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     CANAL+

     CANAL+ is Europe's leading pay-television company, with over 13.9 million subscriptions. Vivendi co-founded CANAL+ in 1983 and now owns 49% of its equity. French audiovisual law prohibits Vivendi from increasing its ownership in CANAL+ to more than 49%. According to CANAL+'s most recent annual report, no other shareholder holds more than 5%. Vivendi holds six seats on the Board of Directors of CANAL+. Other seats are held by representatives of CANAL+'s management (three seats) and independent members (four seats). CANAL+'s operations are described under "-- CANAL+ -- Activities of CANAL+."

     BSkyB

     Vivendi currently owns 24.4% of BSkyB and has the right to appoint one of its 14 directors. BSkyB operates the leading pay-television broadcasting service in the United Kingdom and Ireland. Its principal activities are the operation and distribution of more than a dozen wholly-owned television channels, the marketing of programming to direct-to-home satellite subscribers, and the operation of a digital broadcast business. BSkyB launched its satellite digital broadcast service in mid-1998, making expanded programming choices and interactivity (such as home shopping, banking services, on-line education, game-playing, and Internet services) available for the first time throughout the United Kingdom. BSkyB established a free Internet service in the United Kingdom and Ireland in 1999. In connection with the approval of the merger transactions by the European Commission, we have agreed that, following the merger transactions, Vivendi Universal will sell the interest in BSkyB currently held by Vivendi.

     Recent Developments

     - Lagardere Alliance. In July 2000, pursuant to an alliance between CANAL+ and Lagardere, a French media company, Lagardere acquired a 34% stake in CANALSATELLITE and a 27.4% stake in MultiThematiques. CANAL+ reduced its stake in MultiThematiques to 27.4% (Vivendi reduced its indirect interest to 9%). CANAL+ and Lagardere also set up three joint ventures. The first, 51% owned by Lagardere and 49% by CANAL+, will own and operate existing theme channels and is intended to create others. The second, 51% owned by Lagardere and 49% by CANALSATELLITE, will oversee interactive services for new channels jointly created by CANALSATELLITE and Lagardere. The third, a 50/50 venture between Lagardere and MultiThematiques, will create and distribute new theme-based channels based on Lagardere's international brands such as Elle.

     - Eurosport Acquisition. In May 2000, CANAL+ and TF1 announced that they had acquired interests in Eurosport International and Eurosport France from ESPN.

     - Exchangeable Notes. In July 2000, Vivendi issued a series of exchangeable notes with an aggregate principal amount of E1.44 billion. Each note has a nominal value of E24.22 and is exchangeable for one share of BSkyB stock. Vivendi may elect to give noteholders who exercise their exchange rights the cash equivalent of the then-prevailing market price of the BSkyB stock rather than the stock itself. The notes bear interest at 1% per annum and are scheduled to mature in July 2003.

     INTERNET

     Pursuing its strategy of becoming a leading provider of web-based content and services in Europe, Vivendi has agreed to create Vivendi Net together with CANAL+. In addition to most of its Internet-related activities and those of CANAL+, Vivendi Net will hold the 50% stake Vivendi and CANAL+ collectively hold in the Vizzavi joint venture with Vodafone. Vivendi Net will also hold Vivendi's venture capital funds, Viventures I and Viventures II, and @Viso, Vivendi's start-up company "incubator." Directly and through its interest in CANAL+, Vivendi will initially own 74.4% of Vivendi Net. Following the completion of the Seagram transactions, Vivendi will own 100% of Vivendi Net.

     Vivendi Net

     Vivendi Net's operations are to be organized into the following divisions, all of which will share support functions such as finance, recruiting, e-commerce platforms, public relations, knowledge management, corporate affairs, business development, mergers and acquisitions and in-house legal services.

     - Expansion of Vizzavi. On May 16, 2000 Vivendi signed an agreement with Vodafone pursuant to which Vivendi will create a 50/50 joint venture to operate and promote Vizzavi, a multi-access Internet portal. Vizzavi will from its inception be the default Internet access portal for up to 80 million subscribers of telecommunications and pay television operations in which either Vivendi or Vodafone has a stake (the "local operating companies"). Vizzavi will provide users of televisions, personal computers, mobile telephones and personal data appliances a single, seamless environment for web-based personal communication services, e-commerce and entertainment. It is also a channel for Internet distribution of Vivendi's content assets. Vivendi expects that Vizzavi will create new cross-marketing opportunities by collecting customer data through a personalized interface that each subscriber will create. Under the agreement with Vodafone, Vivendi will cause all providers of Internet content that it owns or controls to first offer that content on arm's length terms to Vizzavi.

       Pursuant to the Vodafone Joint Venture Agreement, the gross margin generated by Vizzavi through advertising, e-commerce transaction commissions and subscription services will be split on a 50/50 basis between Vizzavi and the local operating companies. This arrangement will be reviewed after two years, when it may be adjusted to ensure that it remains fair to all parties. The clearance of the Vodafone Joint Venture Agreement by the European Commission's anti-trust authorities occurred on July 20, 2000. Pending the outcome of the arbitration proceedings brought by BT, Vizzavi was launched in France in June 2000 exclusively as a Vivendi venture. It intends to expand into Germany, Italy and the United Kingdom by the end of 2000, and to create additional subsidiaries in those countries. Twenty percent of the equity in these subsidiaries may be offered, in proportion to the number of subscribers, to some of the local operating companies (i.e., Vodafone UK, SFR, Mannesmann Mobilfunk, Omnitel, CANAL+ and Telepiu), subject to those operators entering into commercial agreements with Vizzavi. Vizzavi intends to extend its operations during 2001 to cover Portugal, Spain, Sweden, Greece and the Netherlands. Vodafone has agreed not to acquire any stake in Vivendi until 2004 unless a third party makes a bid for a controlling interest, any person or entity crosses the 15% ownership threshold in Vivendi's shares or, subject to some exceptions, Vivendi acquires or bid for fixed or mobile telephony operations or licenses in Germany, Italy or the United Kingdom.

     - Planned Integration of i(france). On May 4, 2000 Vivendi acquired i(france), a multiservice portal that serves six European countries. i(france) provides a number of Internet-related services, including e-mail, personal web page and WAP site hosting and intelligent diaries. Vivendi intends to integrate i(france), particularly its website creation and hosting technology, into Vizzavi. i(france) has had more than 2.2 million unique visitors; 4.2 million of its pages were viewed in April 2000.

     - Development of Existing and Future Thematic Portals. Vivendi intends to create leading Internet media brands for services based on thematic categories by leveraging its existing content-related assets, brands and know-how. Each branded category of web-based content and services is being developed as a stand-alone business unit with the flexibility to pursue growth through joint ventures, mergers or public listings. The pan-European scope of such thematic portals is being enhanced by Vizzavi, which features those portals on a preferred, but not exclusive, basis. One group of portals, e-verticals, focuses on healthcare, information technology, financial information, recruitment and local services. Another, e-dutainment, concentrates on movies, sports, games and education.

          -- e-verticals consists of the following existing business units, each of which will be held 50% by Vivendi Net and 50% by Havas:

             -- Healthcare.  @medica is a leading French healthcare website launched in November 1999 with 50,000 users per month. It offers scientific content and services to professionals, supported by Havas' assets in medical press and book publishing. A version aimed at the general public is to be launched in September 2000.

             -- Information technology.  01 Net is a French information technology-related portal launched by Havas in April 2000. It offers a wide range of content and services such as newsletters, downloadable software, product and website directories, information technology-related help services and IT-related recruitment services to professionals and the general public. Three-and-a-half million of its pages were viewed in April 2000.

             -- Financial information.  lavf.com. is a free personal finance portal launched in April 2000. It provides users access to financial markets with real time stock quotes and offers a wide range of finance-related content and services such as historical performance charts, newsletters, finance-related help services and telephone and e-mail alert services. Through a partnership with Vega Finance, it offers access to on-line brokerage services as well.

             -- Directory and transactional services.  Vivendi has recently established a 50/50 joint venture with Scoot to introduce Scoot's innovative combination of business directory and e-commerce services to continental Europe under the "Scoot" brand. Vivendi has not yet determined whether it will transfer its interest in the venture to Vivendi Net.

          -- e-dutainment consists of the following activities currently conducted by CANAL+ or Havas:

             -- Entertainment.  CANALNUMEDIA operates Canal.plus.fr, a leisure portal with one million unique users and 1.4 million pages viewed in April, 2000. CANALNUMEDIA's long-term goal is to establish itself as Europe's leading entertainment portal by building on the strong CANAL+ brand as well as on the relationship that CANAL+ has developed with its customers. CANALNUMEDIA will concentrate on fields in which CANAL+ is well known: sports, movies and music.

             -- On-line games.  Vivendi holds a 50% stake in the company that owns 83% of Flipside.com. Flipside.com will combine Vivendi's WON.net site with the recently acquired Prize Central to become the second leading on-line game site in the world. Flipside will offer a range of on-line entertainment channels, including over 50 games targeting a broad spectrum of users to over 1 million unique visitors per month.

             -- Planned education site.  Vivendi Net, together with Havas, plans to launch education.com, an educational website, in the fourth quarter of 2000. Vivendi intends this site to become one of the first comprehensive on-line education service providers in Europe.

     - Planned Transfer of Venture capital and incubation activities: Vivendi Net will hold (within its e-Vestor business unit) Vivendi's 22% investment in Softbank Capital Partners LP, a venture capital fund with total commitments of U.S.$240 million that invests in young Internet companies. Vivendi Net will also hold Vivendi's 29% investment in Viventures, a E118 million venture capital fund now substantially invested in early stage communications and Internet companies in Europe and the United States, as well as Vivendi's soon to be established Viventures II fund. Vivendi intends to pursue its incubator activities through Vivendi Net by contributing to it Vivendi's 50% stake in @Viso, a 50/50 joint venture with Softbank. With total initial committed capital of U.S.$100 million, @Viso is primarily dedicated to facilitating the rapid introduction of Internet companies with business models successful in the United States to continental Europe. It does so by providing equity capital and local market-specific services, including marketing, administration and technical and customization services to companies such as E-Loan Europe, Buy.com Europe, MessageMedia Europe, Interliant Europe and Vstream Europe.

     - Other

          -- E-Carrieres. E-Carrieres is a leading French job recruiting website, offering free on-line recruiting ads, information and services for job seekers and recruiting agencies and companies.

          -- Bonjour.fr. Bonjour.fr is a major French advertising website, with revenue of E420,000 in 1999 and eight million viewed pages in April, 2000. Bonjour.fr has created a number of local portals dedicated to areas including Paris, Lyon, Lille, Montpellier and Rennes.

COMPETITION -- COMMUNICATIONS

     TELECOMMUNICATIONS

     The consumer telecommunications industry in France is currently very competitive and may become more so as a result of the French government's recent decision to award telecommunications licenses to approximately 100 operators (including approximately 12 that may compete significantly with Vivendi). Vivendi competes in this industry primarily through SFR, an 80% owned subsidiary of Cegetel. As of December 31, 1999, SFR had 7.3 million mobile customers, giving it a 35.8% share of the French mobile market measured by volume. SFR's major competitors include France Telecom, which had a market share of 49.7% in 1999, and Bouygues Telecom, which had a 15.5% share. Cegetel 7 had 1.4 million customer lines at the end of 1999, which Vivendi estimates to represent approximately 5.1% of the French long-distance and international telephony market. Cegetel's primary competitor in the long distance and international telephony market is France Telecom, which enjoys significant advantages as a result of its historical position as the dominant provider of telecommunications services in France, including a near monopoly on local traffic. To overcome this situation and be in a position to offer broadband access and related services, Cegetel has developed a strategy of installing fiber optic and radio local loops to avoid, wherever practicable, France Telecom's control over individual consumers' connections to the fixed telephone network.

     The French business telecommunications sector is highly competitive as well. Vivendi estimates that Cegetel has an overall market share of 14.9%, second to France Telecom.

     AOL Compuserve France had approximately 450,000 customers at the end of 1999, representing 17% of the French market. Its main competitors are Wanadoo, a subsidiary of France Telecom, Club Internet, a subsidiary of Deutsche Telekom, and Infonie. Competition has intensified with the introduction of free Internet access in the fall of 1999 by Freeserve and Libertysurf.

     MULTIMEDIA AND PUBLISHING

     Vivendi faces a number of strong competitors across the range of its publishing and interactive multimedia activities in France, in Europe as a whole and worldwide. Bertelsmann is Vivendi's biggest single competitor, as it is, like Vivendi, present in a wide variety of publishing and multimedia markets around the world. Vivendi's business and professional division also faces strong competition from Reed Elsevier and Wolters Kluwer. With regard to its scientific and trade activities in particular, Vivendi's primary competitors are The Thomson Corporation and Harcourt Brace. In the educational, reference, general literature and multimedia sectors, we compete principally with Hachette, Pearson and Harcourt Brace.

     AUDIOVISUAL AND PAY TELEVISION

     The European pay-television sector is relatively new, and penetration rates continue to rise significantly. The potential for growth has attracted significant competitors to the French market, including Television Par Satellite (which is owned by TF1, M6, France 2, France 3, France Telecom and Suez Lyonnaise des Eaux). In Spain, CANAL+ competes with Telefonica's subsidiary Via Digital. Competitors in Italy include News Corporation through its investment in Stream. In addition, the introduction of digital distribution methods, including cable and satellite, has enabled new entrants to the European pay television market to compete vigorously. Generally, competition is country-by-country due to national differences in viewer preferences.

     Other than Belgium, operations outside of France are not yet profitable but we believe represent strong growth potential for CANAL+. CANAL+ has a leading market position in all the countries in which it operates.

     INTERNET

     The market for web-based services is rapidly evolving and highly competitive. Due to the greater maturity of the North American market, increasing numbers of U.S. market participants such as Yahoo! and AOL have turned their attention to the European market. Vivendi believes the principal competitive factors in the European market are customer base, brand recognition, performance, ease of use, value-added services, functionality and features and customer service. Additional competitors include France Telecom's Wanadoo and other Internet software, content, service and technology companies, telecommunications companies, cable companies and equipment/technology suppliers.

RESEARCH AND DEVELOPMENT -- COMMUNICATIONS

     Vivendi intends to become one of the principal participants in the European communications industry, and therefore has a research and development policy designed to keep it in the forefront of applying the latest technological innovations in the field, particularly with respect to mobile telephony, the Internet and multimedia services.

     The introduction of mobile telephony and the Internet have dramatically shortened product life cycles in the telecommunications industry. Vivendi expects that it will have to make substantial future investments in its telecommunications activity, especially for wireless networks, due to customer growth, increased usage and the need to offer new services and greater functionality. Its operations and ventures depend in part upon the successful deployment of continuously evolving telecommunications technologies. It uses technologies from a number of vendors and makes significant capital expenditures in connection with the deployment of such technologies.

     Cegetel invested E32 million in research and development in 1999, E25.4 million in 1998 and E23.8 million in 1997.

     The focus of Cegetel's development efforts is currently on:

     - integration of broadband voice, data and video in connection with new multi-media services;

     - architecture of current and future telecommunications systems such as UMTS;

     - convergence of communications technologies (Internet, mobile, fixed telephony, broadband transmission, information systems) that will pave the way for multimedia content and mediation tools such as e-commerce.

     Vivendi's development efforts in multimedia and publishing are primarily directed towards the development of new CD-ROM products and on-line services and upgrading existing products. Due to the increasing technological complexity of computer games, Vivendi's research and development expenditures in this area may increase in the near future. Vivendi invested E37 million in research and development through Havas in 1999 and E4 million in 1998, primarily in connection with the development of Internet services.

     In Vivendi's audiovisual and pay television segment, CANAL+ has an in-house technological research center that develops digital access control devices such as MediaGuard and interactive systems such as MediaHighway. In February 1999, CANAL+ developed with MediaOne the first interactive television system in the United States based on open technology. CANAL+ invested E12 million in its research and development activities in 1999.

     Vivendi's areas of Internet-related research currently include:

     - mobile Internet services that allow users to surf the Web, read e-mail messages, send faxes, make purchases and access service packages from a mobile phone;

     - unified messaging facilities that offer a single point of access to information stored in various servers and networks (e.g., voice, fax and e-mail);

     - auto-based communications that make multimedia technology accessible from cars, enhancing driver safety and improving the quality of road travel.

REGULATION -- COMMUNICATIONS

     TELECOMMUNICATIONS

     The French telecommunications market was largely deregulated in July 1996 under the Loi de Reglementation des Telecommunications (the "LRT") and its supplemental legislation (known as decrets d'application). The LRT is a "transposition" of European Community directives regarding deregulation into French law. Among other things, the LRT allows telecommunications operators to set prices freely. It does not, however, currently provide companies like Vivendi's equal access to local telephone loops.

     The Agence de Reglementation des Telecommunications (the "ART") is the regulatory authority with jurisdiction over the telecommunications industry in France. It is responsible, among other things, for issuing recommendations to the government regarding interconnection conditions and applications for telecommunications licenses, settling conflicts in the interconnection domain and allocating frequency bandwidth and telephone numbers.

     Through SFR, TD and Cegetel Entreprises, Cegetel has licenses to provide mobile, long-distance and local telephone services. Each license carries certain obligations. The terms of its long-distance license, for example, require TD to make investments in network infrastructure. Similarly, SFR's license obligates it to provide nationwide coverage. Vivendi believes Cegetel has satisfied its requirements to date. Cegetel intends to apply for an additional UMTS license in 2000.

     AUDIOVISUAL AND PAY TELEVISION

     The communications industry in Europe is regulated by various national statutes, regulations and orders, often administered by national agencies such as the Conseil Superieur de l'Audiovisuel (the "CSA") in France. These agencies usually grant renewable broadcast licenses for specific terms. In France, CANAL+ holds a pay-television broadcast license for over-the-air, satellite and cable broadcasts. The CSA recently renewed this license for a five-year period starting in January 2001. CANAL+ operates its activities in Spain, Italy, Belgium, Poland, and Scandinavia in accordance with the domestic regulations of those countries.

     Because CANAL+ holds a French broadcast license, it is subject to French laws which mandate that (i) no more than 49% of its equity may be held by any one person and (ii) 60% of the films it broadcasts in France must be European in origin and 40% must have been filmed in French. CANAL+ invests 20% of total prior-year revenue in the acquisition of film broadcasting rights, including 9% of prior-year revenue for French language films and 3% for other European films. Regulations in Belgium, Spain and Poland also require specified levels of European and national content.

     MULTIMEDIA AND PUBLISHING, AUDIOVISUAL AND PAY TELEVISION AND INTERNET

     The European Community has adopted a variety of Directives that address intellectual property, advertisement, e-commerce, mail order and telemarketing. Vivendi does not believe that the transposition of any of these Directives into French law has had a negative impact on its business. Except for issues related to the method by which various governments will award UMTS telecommunication licenses (see "-- Description of Business -- Business as a Whole") and the possible amendment of French telecommunications law to require the unbundling of France Telecom's local loop, Vivendi is not aware of any other material legislative or regulatory development that is likely to have a material effect on its businesses.

ENVIRONMENT

     Through Vivendi Environnement, Vivendi offers a wide variety of environmental services, including water treatment and systems operation, waste management, energy and transportation services, to public authorities and industrial, commercial and residential customers around the world. Vivendi Environnement is the leading global provider of these services, defined collectively as environmental management services. It increasingly provides these services in innovative, integrated packages customized to meet the needs of particular customers. It employs approximately 180,000 people in over 100 countries. It generated revenue of E22.4 billion and an operating income of E1.7 billion in 1999.

ENVIRONMENTAL STRATEGY

     Vivendi Environnement's strategy is to use its broad range of services and extensive experience to capitalize on increased demand for reliable, integrated and global environmental management services. The major elements of this strategy are to:

     - LEVERAGE ITS EXPERTISE, LEADING MARKET POSITIONS AND STRONG FINANCIAL POSITION TO DELIVER STRONG INTERNAL GROWTH

      Providing environmental services has been the core business of Vivendi Environnement for nearly 150 years. It has demonstrated technological, financial and management expertise and routinely enjoys success in bidding for contracts with industrial companies and public authorities. It has vast experience in the management of long-term relationships with public authorities. It also has a track record of using its technological and management expertise to deliver high quality service while reducing costs. It intends to use its broad range of expertise and experience to take advantage of the increasing demand for privatized and out-sourced environmental management services.

     - DEVELOP UNIQUE, INTEGRATED, MULTI-SERVICE OFFERINGS

      Vivendi Environnement intends to integrate its environmental operations to meet increasing demand for comprehensive environmental management services. Vivendi expects that industrial companies will increasingly seek a single "one-stop" environmental management services provider that coordinates the performance of many of their non-core activities.

     - ACHIEVE AND MAINTAIN "BEST-IN-CLASS" PERFORMANCE IN EACH ENVIRONMENTAL MANAGEMENT BUSINESS THROUGH INVESTMENTS IN TECHNOLOGY AND PERSONNEL

      The projects Vivendi Environnement undertakes require extensive technical know-how and excellent management capabilities. Vivendi Environnement invests heavily in both technology and personnel to ensure that it delivers the highest quality environmental services possible. Its goal is to achieve and maintain "best-in-class" service across its business segments.

     - SEIZE OPPORTUNITIES ARISING FROM ITS WORLDWIDE REACH

      Because Vivendi Environnement's operations span the globe, it can offer multinational industrial customers uniform service quality and centralized environmental services management. It is one of the only environmental services companies with the ability to offer services on a worldwide basis.

      Vivendi Environnement's world-wide presence also allows it to seize quickly opportunities to enter fast-growing markets for environmental management services in countries outside of Western Europe and North America. The extensive experience it has acquired in dealing with a wide variety of legal and political environments facilitates its entry into those countries.

     - FOCUS ON HIGH VALUE-ADDED ENVIRONMENTAL SERVICES

      Vivendi Environnement intends to focus on providing high value-added environmental services and to limit its exposure to low-margin commodity supply businesses, in particular by divesting its power generation assets. This focus will also enable Vivendi Environnement better to take advantage of its core strength: its ability to provide creative, customized, integrated environmental services to clients with large, geographically diverse and complex operations.

     - MAKE OPPORTUNISTIC ACQUISITIONS TO EXPAND VIVENDI'S SERVICE OFFERINGS AND GEOGRAPHIC REACH

      Vivendi Environnement intends to acquire environment-related companies when the opportunity to do so on favorable terms arises. The purpose of these acquisitions will be to expand the portfolio of services it can offer clients and to extend its geographic reach. Vivendi Environnement believes that successful acquisitions in key areas will significantly enhance its ability to provide high value-added services in growing markets.

     At the end of July 2000, Vivendi Environnement sold shares it issued in an initial public offering in France and in an international private placement. Vivendi Environnement intends to use the proceeds of the public offering and private placement to repay a portion of the debt it owes to Vivendi. Following the public offering and private placement, Vivendi's ownership in Vivendi Environnement was diluted to approximately 63%. Vivendi's interest in Vivendi Environnement is now approximately 72%.

ENVIRONMENTAL BUSINESS SEGMENTS

  WATER

     Vivendi Environnement, through its subsidiary Vivendi Water, is the leading water and waste water treatment and system operator in the world. Vivendi Water's two main subsidiaries are Compagnie Generale des Eaux, the leading water and waste water services company in France, and United States Filter Corporation, North America's leading water company.

     Water

                                                               1999     1998     1997
                                                              ------    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  10,684    6,722    6,578
Adjusted EBITDA*............................................   1,320      830      787
Operating Income............................................     793      405      383

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     Including its 1999 acquisitions on a full-year basis, Vivendi Environnement generated 70% of its water revenue in 1999 from contracts with public authorities, 23% from industrial customers and 6% from the individual consumer sector. It provides the following services and products:

     - Municipal and Industrial Outsourcing

      The focus of Vivendi's water business is on the management and operation of water and waste water treatment and distribution systems for public authorities and private companies. It provides integrated services that cover the entire water cycle, from collection and treatment to storage and distribution. Its activities include the design, construction, operation and maintenance of large-scale, customized potable water plants, waste water treatment and re-use plants, desalination facilities, potable water distribution networks and waste water collection pipelines, as well as the provision of water purification-related services to end users.

     - Water Treatment Systems and Equipment

      Through United States Filter Corporation and Omnium de Traitements et de Valorisation ("OTV"), Vivendi Water is the world's leading designer and manufacturer of water equipment and water systems for public authorities and private companies. It treats ground water, surface water and waste water using a wide range of separation processes and technologies and engineers customized systems to reduce or eliminate water impurities. Its recycle/reuse systems provide industrial customers with the ability to circulate treated water back into plant processes, thereby reducing water usage, operating costs and environmental damage.

      Vivendi Water also designs, engineers, manufactures, installs, operates and manages standardized and semi-standardized water equipment and systems designed to treat water for particular industrial uses. For example, many manufacturing processes -- particularly those used in the food and beverage, pharmaceutical, microelectronics, paper, chemical processing and oil/petrochemical industries -- require treated water to improve product quality and reduce equipment degradation. Vivendi Water uses a broad range of physical, biological and chemical treatment technologies that can be combined and configured to treat water to a customer's individual specifications.

     - Bottled Water and Household Filtration Products

      Through United States Filter Corporation, Vivendi Water provides consumers in North America and Europe bottled water under the "Culligan" brand. It offers the same consumers a variety of point-of-entry and point-of-use water treatment products such as water softening, conditioning and filtration equipment. It generated two-thirds of its 1999 consumer water revenue in North America, the remainder coming primarily from Europe.

     Vivendi Water provides water services and products to three types of customers: public authorities, private firms and consumers. Local authorities, primarily in Europe, accounted for 70% of its 1999 water revenue (E7.7 billion). It operates water and/or waste water facilities for municipalities such as Paris, London, Berlin, Lyon, Marseille, Sydney, Vancouver, New Orleans and Tianjin, China. It recently signed a contract to design, build and operate a waste water treatment installation in Chengdu, China. Its industrial clients include Hyundai and Aerospatiale. Most are located in North America (where it generated 88% of its 1999 industrial client water revenue). About two-thirds of its consumer customers are in North America; the remainder are in Europe. It sells bottled water through a residential and commercial distribution network. It purifies drinking water at over 140 company-owned, franchised or licensed bottling locations and sells that water through over 720 independent and company-owned dealerships in the United States.

     RECENT DEVELOPMENTS

     On July 19, 2000, Vivendi Environnement announced that it had agreed to sell the Kinetics Group, a subsidiary of United States Filter Corporation, to a group of investors. The Kinetics Group contributed about 2.5% of Vivendi Environnement's 1999 consolidated revenue. Vivendi Environnement will use the proceeds of the sale to reduce its indebtedness by approximately U.S.$500 million. Completion of the transaction is subject to the buyer obtaining debt financing and to customary regulatory requirements.

     WASTE MANAGEMENT

     Through its wholly-owned subsidiary Compagnie Generale d'Entreprises Automobiles, which operates under the "Onyx" brand, and its participation in FCC, Vivendi Environnement is a global waste management leader -- the largest in Europe and the third largest in the world. Vivendi Environnement provides waste management services to 50 million people in 35 countries on five continents. It has waste management contracts with approximately 4,000 municipalities and 250,000 industrial clients worldwide. Its principal markets are Europe and North America. It also provides waste management services in the Asia/Pacific region and in Latin America. It intends to conduct its waste operations in Latin America through Proactiva Medio Ambiente ("Proactiva"), a joint venture with FCC.

     Waste Management

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  3,521    2,837    2,215
Adjusted EBITDA*............................................    619      495      355
Operating Income............................................    278      226      158

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     Services

     Vivendi's core business consists of the collection, processing and disposal of municipal, commercial and industrial waste. Its waste activities fall into two broad categories: waste collection and related services and waste disposal and treatment.

     - Waste Collection and Related Services

        Collection. Vivendi Environnement collects approximately 13.4 million metric tons of waste annually from residences and communal depositories and approximately 9.5 million metric tons annually from industrial sites. It transports this waste to transfer stations, recycling and treatment centers or directly to disposal sites.

        Transfer Stations. Solid waste consolidated at transfer stations is usually compacted for transport to disposal sites.

        Recycling. Recycling generally involves the collection of paper, cardboard, glass, plastic, wooden and metal waste that customers either separate into different containers or commingle with other recyclable materials. Vivendi Environnement sorts and recycles approximately 3 million metric tons of solid waste each year at its 111 treatment units. It sells recyclable material to intermediaries or directly to industrial clients. With 70 sorting and recycling units throughout Europe handling approximately 1.8 million metric tons of waste paper per year, it is a European leader in recycling waste paper and cardboard. It also recycles some 200,000 metric tons of waste paper in the U.S. annually.

        Commercial and Industrial Cleaning. Vivendi Environnement conducts its commercial and industrial cleaning operations primarily under the brand "Renosol." It cleans, among other things, offices, train stations, subways, airports, museums and supermarkets. It also cleans industrial sites, primarily auto manufacturing and food processing plants, offering specialized services such as high-pressured cleaning, clean-room cleaning and tank cleaning.

        Liquid Waste Management. Vivendi Environnement's liquid waste management operation focuses principally on pumping and transporting liquid effluent associated with water treatment sewage networks and oil residues to treatment centers. Liquid waste is usually treated at treatment centers owned by third parties; in France, however, it treats about one-third of the waste it collects on its premises.

        Street Cleaning. Vivendi Environnement provides mechanized street cleaning services for public authorities, including authorities in London, Paris, Madrid and Buenos Aires.

     - Waste Disposal and Treatment

          Non-Hazardous Solid Waste. Vivendi Environnement disposes of approximately 30 million metric tons of non-hazardous solid waste a year by depositing it in landfills, by incinerating it at incineration plants or through composting.

           Landfill disposal. Vivendi Environnement disposes of approximately 20 million metric tons of non-hazardous solid waste a year in 133 different landfills (100 of which we own). It estimates that it can continue to fill its landfills at its current pace for approximately 15 years. It has developed expertise in waste treatment methods that minimize emission of liquid or gaseous pollutants, allowing it to manage landfills under strict environmental regulations. It primarily relies on landfill disposal for industrial solid waste. For municipal waste, it uses landfill disposal, incineration and composting.

           Incineration. Vivendi Environnement uses the 75 incineration plants it operates to incinerate approximately 9 million metric tons of waste per year, the majority of which is municipal waste. At some incineration plants, it uses the heat created by incinerating waste to generate energy. It sells this energy principally to district thermal networks or electricity providers such as Electricite de France ("EDF"). It uses incineration as its primary method of waste disposal in densely populated areas where landfill space is scarce.

           Composting. Vivendi Environnement composts approximately 1.1 million metric tons of waste a year at its 65 composting production units. It then sells a portion of the composted waste for use as fertilizer.

        Hazardous Waste. Vivendi Environnement treats approximately 1.8 million metric tons of hazardous waste a year. Eighty percent of its business in this category comes from the chemical, petro-chemical and metallurgy industries, primarily in the United States, France and the United Kingdom. Vivendi Environnement collects hazardous waste from customers and transports it, usually in specially constructed containers, tankers or semi-trailers, and treats it at one of 29 treatment facilities. Vivendi Environnement's principal methods for treating hazardous waste are:

           -- incineration for organic liquid waste, solvents, salted water and sludge;

           -- stabilization of residues followed by disposal in specially-designed landfills; and

           -- physical-chemical treatment for inorganic liquid waste.

     In Europe, Vivendi Environnement's municipal waste management operations generate approximately 41% of its total waste management revenue. In North America, municipal waste management represents about 35% of its total waste management revenue. Contracts with industrial customers accounted for approximately 60% of its 1999 waste revenue, 65% in North America and 59% in Europe.

     Recent Developments

     Vivendi Environnement has agreed to merge its wholly-owned subsidiary Norskgsenvinning, the leading waste management company in Norway, with a company that owns 100% of Marius Pedersen, the leading Danish waste management firm. Vivendi Environnement will own 65% of the surviving entity, which will be the market leader in Central Europe as well as Scandinavia.

     Energy

     Through its wholly-owned subsidiary Dalkia, Vivendi Environnement is a leading energy management services provider in the rapidly growing European market. Dalkia provides energy management services in 26 countries. It also offers a wide range of industrial utilities and facilities management services. Demand for outsourced industrial utilities and facilities management, almost non-existent ten years ago, has grown significantly. Dalkia earned revenue of more than E600 million in these sectors in 1999. Its primary markets are France, the United Kingdom and Central and Eastern Europe. In addition, we own a 61.4% interest in Sithe Energies, a company primarily engaged in the development, construction, ownership and operation of non-utility electric generating facilities in the United States. On August 14, 2000, Vivendi announced a transaction with a subsidiary of PECO Energy Company pursuant to which Vivendi will reduce its stake in Sithe to approximately 30%.

     Energy*

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  2,845    2,706    3,103
Adjusted EBITDA**...........................................    388      341      265
Operating Income............................................    170      136       92

---------------
 * Does not include results of Sithe.

** Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

       Dalkia provides the following services:

     - Energy management. Energy management consists of operating heating and cooling systems to provide comfortable living and working environments and redesigning and operating existing energy systems to maximize their efficiency.

       Dalkia manages some 55,000 heating systems in France and 10,000 elsewhere in Europe. It provides integrated energy services, including in most cases system construction and improvement, energy supply, system management and maintenance, to about 40,000 governmental, industrial, commercial and residential customers.

       Dalkia is also Europe's leading operator of large "district" heating and cooling systems. In district systems, thermal energy is generally produced at a central location and distributed through pipes to dispersed locations. Dalkia does not ordinarily own the systems it operates. In most cases, public authorities own the systems but delegate to Dalkia the responsibility of building, managing, maintaining and repairing them. The systems Dalkia operates heat and cool a wide variety of public and private facilities, including schools, hospitals, office buildings and residences.

       Dalkia currently manages more than 250 district heating and cooling systems in Europe, mainly in France, the United Kingdom, Germany, and Central and Eastern Europe. In France, it operates 186 district heating and cooling systems, about half of those in existence. It is expanding rapidly in Central Europe, for example, through its recent acquisition of Moravskoslezke Teplarny and TEK, two major participants in the Czech district heating market for a total of E133 million. Throughout Central and Eastern Europe, it has set up a number of energy services companies, in many cases in cooperation with the European Bank for Reconstruction and Development.

       Dalkia has become a European leader in cogeneration (the simultaneous production of electricity and heat) and on-site power production. Under a typical cogeneration contract, it provides a governmental or industrial customer with steam power at a favorable price in exchange for the right to produce electricity through cogeneration on the customer's premises. French law requires EDF, the French government-owned electricity company, to purchase cogenerated power at specified rates. Dalkia sells EDF the power it produces through cogeneration under a 12-year contract. Dalkia's total electrical power production capacity (including cogeneration facilities, peaking plants and stand-by generating units) is 2,740 MW in Europe, including 2,240 MW in France.

     - Industrial Utilities. Dalkia began providing industrial utilities services several years ago when it saw that many of its customers were beginning to outsource non-core industrial activities such as the production and distribution of steam heat, compressed air and demineralized water. It has become a leading provider of industrial utilities services in France and the United Kingdom, and has developed expertise in the analysis of industrial processes, productivity enhancement and preventive maintenance.

     - Facilities Management. In a further response to the increasing popularity of outsourcing, Dalkia has recently added facilities management to its portfolio of services. The support services it offers range from electrical and mechanical equipment maintenance to secretarial services.

     Dalkia provides energy services to both public and private customers. Its public customers include authorities in suburban Paris, Lyons, Nice, Nottingham in the United Kingdom, Ostrava in the Czech Republic and Bratislava in the Slovak Republic. Its industrial customers include international groups such as Eurolysine (Ajinomoto group), Michelin, Renault, Smurfit, Solvay and Unilever. Its facilities management customers include public institutions like the European Parliament and private firms like Alstom, Bull and Phillips. The primary market for its energy services is Europe. Latin America is potentially an important market for its facilities management business, as is the Asia/Pacific region for its heating system activities.

     Sithe

     Sithe is a leader in the North American independent power generation market. As of December 31, 1999, it operated 49 operating power plants in North America with an aggregate average net capacity of 8,074 MW and had six projects under advanced development representing approximately 4,230 MW. Internationally, Sithe and its affiliates had interests in eight projects in operation (465 net
MW), four projects under construction (324 MW) and three projects under advanced development (535 MW) in the Asia/Pacific region, and 500 net MW under construction or advanced development in other countries. Sithe had 1999 revenue of U.S.$1.1 billion.

     On November 24, 1999, Sithe acquired 21 power generating plants in the United States for approximately U.S.$1.72 billion (including the assumption of U.S.$76.7 million of liabilities) from GPU Inc. On February 19, 2000, Sithe agreed to sell the plants to Reliant Energy Power Generation for U.S.$2.1 billion.

     On August 11, 2000, Vivendi entered into a stock purchase agreement and put and call agreement with a subsidiary of PECO Energy Company and the other shareholders of Sithe with respect to Vivendi's stake in Sithe. The stock purchase agreement provides that current Sithe shareholders will sell a total of 49.9% of Sithe to PECO for approximately U.S.$680 million (of which our share will be approximately U.S.$431 million). Vivendi's stake in Sithe will be approximately 30% following this sale. Pursuant to the put and call agreement, Vivendi can put, or the buyer can call, Vivendi's remaining stake in Sithe at any time between two and five years after the closing of the sale at a price that will be determined pursuant to the formula set forth in the agreement.

     Recent developments

     On June 22, 2000, Vivendi entered into a memorandum of understanding with Vivendi Environnement and EDF pursuant to which Dalkia will consolidate its energy operations with those of EDF. As European energy markets continue to deregulate, Vivendi Environnement and EDF believe that their customers increasingly demand comprehensive energy solutions that combine power generation and energy services. Together Vivendi Environnement and EDF intend to provide such integrated services, mainly to large industrial firms, and to develop an expanded international presence. Dalkia will focus on developing the thermal services, industrial utilities and independent power production aspects of the business, and EDF, the leading power production company in Europe, will concentrate on the production, distribution and sale of power.

     Initially, EDF will purchase a 34% stake in CGC Holding, Dalkia's direct parent. Vivendi expects that this stake will eventually rise to 50%. EDF's initial investment in CGC Holding will be made on the basis of CGC Holding's market value prior to the transaction. The transaction is contingent upon the results of both parties' due diligence and upon the parties entering into certain ancillary agreements before September 15, 2000. The memorandum of understanding also provides for Vivendi Environnement's creation with EDF of three companies. One, to be owned equally by CGC Holding and EDF, will seek to develop an integrated power generation and energy services business under a common brand. Another equally owned company will finance new independent power production and cogeneration projects. The third, in which CGC Holding will have a 75.76% stake, will hold all of Dalkia's international interests.

     TRANSPORTATION

     Through Connex, Vivendi Environnement is a leading European private operator of local and regional passenger transportation services. Connex provides integrated transportation solutions involving bus, train, maritime, tram and other networks. Earlier this year, it purchased from Via-GTI urban and inter-city transportation assets that generated revenue of E260 million in 1999. Approximately 45% of its transportation revenue is from the road transportation sector and approximately 55% is from rail transportation.

     Transportation

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  2,457    1,992    1,689
Adjusted EBITDA*............................................    182      144       97
Operating Income............................................     96       75       45

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     Connex operates road and rail passenger transportation networks under contract with national, regional and local transit authorities. The public authority with which it contracts generally owns the infrastructure it uses; the authority also typically establishes schedules, routes and fare structures for the networks it operates and manages. Some of its networks combine different modes of transportation to accommodate passenger needs and promote increased ridership. For example, it provides interconnected bus and train services in the cities of Rouen, France, and Stockholm, Sweden.

     The fares Connex charges to passengers on its transportation networks are usually insufficient to cover its costs; consequently, the public authority typically provides it a guaranteed minimum payment or pays it a subsidy. It seeks to increase profitability by reducing its operating costs and increasing traffic through improvements in system speed and reliability, service customization and vehicle comfort and safety. Connex also tries to reduce costs by rationalizing previously government-run operations and by sub-contracting the services it offers, such as the provision of drivers and other personnel, to other firms.

     - Rail Transportation. Connex operates 24 passenger rail networks in Europe. Its largest European market is the United Kingdom, where it has contracts to operate two rail franchises. One contract expires in 2011; the other, held through Connex's subsidiary Connex South Central, was recently open to tender for a 15-year renewal/extension beginning in 2003. Vivendi Environnement was not successful in obtaining the re-franchise of South Central in the open tender and accordingly Vivendi Environnement will not hold this franchise beginning in 2003. For 2000, Vivendi Environnement's revenue attributable to the South Central franchise was E500 million and operating income attributable to the franchise was not significant. Connex remains committed to the rail industry in the United Kingdom and is currently bidding for three other rail franchises.

       Connex often rents and maintains the trains it uses, which are typically owned by private entities. In Sweden, Connex operates the Stockholm metro under contract with the local transit authority, which owns the trains.

       Connex began its expansion outside of Europe in 1998. It operates one commuter rail system in Melbourne, Australia under a franchise agreement with the regional transit authorities. It operates a monorail passenger transportation line in Sydney as well.

       Connex is responsible for driving, inspecting, cleaning and providing security on the trains it operates, selling tickets, providing customer services, and maintaining, cleaning and providing security in the stations on its networks. It also provides rail cargo services, including freight train operation for SNCF and performs railway siding management services for customers with plants linked to the public rail network, primarily those in the automobile, petrochemical and petroleum refining industries.

     - Road Transportation. The focus of Connex's road transportation business is on the operation of urban and inter-city public bus networks under contracts with public authorities. Its most important road transportation markets are in France, Scandinavia, Eastern Europe and Australia. It also offers a number of transportation-on-demand services designed to minimize the inefficiency inherent in operating regular services on little-used lines, outside of normal hours or in isolated areas. For example, it uses minibuses, operated under sub-contracts with individual vehicle-owners, on pre-determined routes and timetables.

       In addition, Connex owns and operates three tram systems (in Saint Etienne and Rouen in France and Stockholm in Sweden) in partnership with financial institutions and train manufacturers. These tram systems are generally integrated into the other urban bus transportation networks that Connex operates by means of an integrated ticketing system.

       In France, governmental authorities typically own the buses used on urban networks and lease them to Vivendi as part of the operating contract. However, Vivendi usually owns the motorcoaches used on inter-city networks. In the other countries in which it operates, Vivendi typically owns the buses and motorcoaches used in urban and inter-city networks. Vivendi is responsible for the maintenance of the equipment it uses whether it is owned or leased.

     In both the road and rail transportation sectors, the vast majority of Connex's customers are the national, regional and local public authorities responsible for providing public transit services. Connex operates 26 rail networks, 186 road networks, 20 integrated networks and 3 tram systems that carry, in the aggregate, one billion passengers a year.

     FOMENTO DE CONSTRUCCIONES Y CONTRATAS -- FCC

     FCC, a public company listed on the Madrid Stock Exchange, is one of Spain's largest companies, with a market capitalization of E2.1 billion as of September 6, 2000. FCC operates in a number of different environmental and construction-related industries. In October 1998, to exploit the growing demand for integrated environmental management services, Vivendi acquired from another shareholder a 49% interest in the holding company that owns 56.5% of FCC. The transaction had economic effect from July 1, 1998. In December 1999, Vivendi transferred its interest in this holding company to Vivendi Environnement. The other shareholder owns the remaining 51% of the holding company.

     FCC*

                                                              1999     1998
                                                              -----    ----
                                                              (E MILLION)*
Revenue.....................................................  1,876    983
Adjusted EBITDA**...........................................    272    209
Operating Income............................................    190     75

---------------
 * Figures reflect a 49% share of FCC. We proportionally consolidate FCC based on Vivendi's 49% interest in the holding company that controls it.

** Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     FCC's main activities are:

     - construction, which represented 48% of its overall 1999 revenue;

     - waste and water services, which represented 29% of its 1999 revenue; and

     - cement production, which represented 11% of its 1999 revenue.

     FCC also manufactures urban fixtures, manages car parks, provides airport handling and vehicle inspection services, buys and sells real estate and, through its approximately 80% holding in Grucysca, participates in the industrial logistics and other services sectors. As part of its international expansion, Vivendi Environnement consolidated most of its water and waste treatment businesses with FCC's operations in Latin America and the Caribbean in Proactiva. On July 20, 2000, Vivendi Environnement and FCC entered into an agreement under which Vivendi Environnement purchased 50% of Proactiva, the remainder being retained by FCC. Under the same agreement, Vivendi and Vivendi Environnement sold their water and waste management operations to Proactiva. Most of the transfers covered by the agreements are now completed.

     Services

     - Waste and Water Services. FCC is the leading waste management company and the second largest water and waste water treatment company in Spain, where it conducts the bulk of its operations. FCC collects, processes and disposes of household waste, providing the public authorities responsible for waste collection and disposal a full range of waste management services.

       FCC's water and waste water treatment activities cover the full cycle of water treatment, including water treatment and distribution. In 1999, FCC acquired Vivendi Water's Spanish operations, doubling its market share in this sector.

     - Construction. FCC is one of the five leading construction companies in Spain. FCC's projects include the construction of roads, high-speed railway lines, airports, offices, commercial centers and residential homes. FCC intends to sell publicly or privately up to 49% of this business.

     - Cement Production. FCC produces cement through its 49% interest in Portland Valderrivas. It began to expand internationally with its 1999 acquisition of Giant Cement in the United States for E291 million.

     Under the terms of an option agreement dated October 6, 1998 with the other shareholder in the holding company through which Vivendi holds its stake in FCC, the other shareholder has an option (the "put option"), exercisable between April 18, 2000 and October 6, 2008, to sell Vivendi the shareholder's 51% interest in the holding company at a price based on the average market price of FCC's common stock over the three months prior to exercise. The exercise price of the put option is capped at seven times FCC's EBITDA from the previous fiscal year or 29.5 times FCC's earnings per share, whichever is lower. The agreement also provides for mutual rights of first refusal on any transfers of shares in the holding company to a third party. Additionally, the other shareholder has a call on the shares of the holding company through which Vivendi owns its interest in FCC that becomes exercisable in the event Vivendi ceases to hold a majority of the capital of Vivendi Environnement. The exercise price of the call is the lower of the purchase price Vivendi Environnement paid to acquire its interest in the holding company and the market price of the FCC shares. Vivendi Environnement and the other shareholder share equally the holding company's right to be represented in the main executive bodies of FCC, i.e., the board of directors and executive committees of FCC and its subsidiaries. The holding company's articles of association also provide that certain important decisions, such as increases or decreases of share capital, amendments to articles of association, merger, spin-offs or dissolutions, require supermajority shareholder approval. None of these decisions, therefore, could be taken without the consent of both Vivendi and the other shareholder.

COMPETITION -- ENVIRONMENT

     Most markets for environmental services are very competitive and are characterized by technological and regulatory change and experienced competitors. Competition in each of the markets Vivendi Environnement serves is primarily on the basis of the quality of the products and services provided, reliability, customer service, financial strength, technology, price, reputation and experience in providing services, adapting to changing legal and regulatory environments, and managing employees accustomed to working for public sector entities or non-outsourced divisions of commercial enterprises. In each of the markets in which Vivendi Environnement operates, its competitive strengths are its high level of technological and technical expertise, its financial position, its geographical reach and its experience in providing environmental management services, managing privatized and outsourced employees and meeting regulatory requirements.

     With regard to integrated, large-scale environmental management services in particular, Vivendi Environnement's competitors include Suez Lyonnaise des Eaux and RWE and its primary competitive strength is its demonstrated ability to provide innovative, integrated environmental services that are tailored specifically to the needs of individual clients and offered on a global basis. Vivendi Environnement anticipates that other enterprises that compete with it in individual environmental sectors will, in the coming years, seek to expand their activities to become integrated environmental management services providers.

     WATER

     Vivendi Water is the world's leading private provider of water services to municipalities and industrial firms, its principal competitors being Suez Lyonnaise des Eaux, Thames Water, Anglian Water, Severn Trent and Saur Cise. It has leading positions in the European and North American markets, and a strong basis for growth in Latin America and the Asia/Pacific region, especially Australia and China. It estimates that its share of the rapidly growing industrial out-sourcing market is approximately 30%. It has a leading position in the highly fragmented water equipment market as well.

     WASTE MANAGEMENT

     Vivendi Environnement's waste management operations are carried out mainly in Europe, where it is the market leader in the collection and disposal of household, commercial, industrial and hazardous waste. Its main pan-European competitors are Suez Lyonnaise des Eaux and, to a lesser extent, Cleanaway. As a result of its 1997 acquisition of Leigh Interest, it ranks among the top three providers of household, commercial, industrial and hazardous waste management services in the United Kingdom, along with Shanks and Sita-Wattco. In Germany, much of the household and commercial waste management business is run by municipalities, although there is a gradual trend toward privatization. Vivendi Environnement's biggest competitors in Germany are RWE Umwelt and Rethmann. Vivendi Environnement has strong market positions in Norway, Ireland, Switzerland and Israel.

     The North American household, industrial and hazardous waste management markets are undergoing rapid consolidation. Vivendi Environnement has taken significant steps toward establishing its competitive position through the acquisition in 1999 of Superior Services, Inc., which provides household and industrial waste collection and disposal services to customers in 12 states, and through its majority interests in Onyx Environmental Services and Onyx Industrial Services, which provide hazardous waste and industrial cleaning services, respectively, in the United States. Its major competitors in the United States include Allied BFI, Waste Management and Republic Waste. It expects further consolidation in this sector and intends to participate actively in this process.

     Vivendi Environnement's Latin American operations are concentrated in Brazil, Venezuela, Argentina and Chile, where its primary competition is from a variety of local companies and SITA (a subsidiary of Suez Lyonnaise des Eaux). It plans to expand its activities in Latin America through ProActiva. It has strong operations in Singapore and Taiwan, and is among the market leaders in Australia and New Zealand. Its main competitors in the Asia/Pacific region are various local companies, Cleanaway and Suez Lyonnaise des Eaux.

     ENERGY SERVICES

     Vivendi Environnement's traditional competitor in district thermal management is Suez Lyonnaise des Eaux through its subsidiary Elyo. It increasingly faces competition from large European gas and electricity companies such as Gaz de France, RWE, Veba, Texas Utilities and Power Gen, especially for large district heating contracts in Eastern and Central Europe. Outside France, it competes with local service providers such as the municipal utilities in Germany, which operate district heating systems and electricity and/or gas distribution systems. Its competitors in cogeneration consist primarily of large utilities companies such as RWE, Veba, Texas Utilities, Endesa, National Power and Power Gen. It competes primarily with large firms such as Honeywell and Johnson Control for facilities management business.

     TRANSPORTATION

     Vivendi Environnement has a 20% share of the privately run passenger transportation market in France, 17% of the privately run rail market in the United Kingdom, 22% of the privately run passenger road transportation market in Scandinavia and 30% of the privately run road transportation market in Portugal, all measured by revenue.

     Most privately operated passenger transportation companies serve a limited geographic area. Vivendi Environnement's major competitors are those companies that, like it, provide passenger transportation services in a number of different countries. Its competitors include Stagecoach, its principal pan-European competitor, National Express First Group, Arriva and Go Ahead in the United Kingdom and Via GTI and Transdev in France. It anticipates that new competitors may seek to enter the market, including civil engineering companies, train manufacturers and public operators seeking to expand into contiguous regions.

     FCC

     FCC is the leading private provider of waste management services in Spain, with a share of the market for waste management services of approximately 43%. Its primary competitor in this market is Cespa. After Aguas de Barcelona, FCC is the leading private operator in the water and waste water treatment market in Spain, with a market share of 10%.

     The cement production sector in Spain is relatively concentrated. FCC is the only major Spanish competitor, with approximately 17% of the Spanish market. Its main competitors are Spanish branches of multinational cement manufacturers such as Cemex, Holderbank and Lafarge.

     The construction market in Spain has recently undergone a process of consolidation. Five major competitors, one of which is FCC, have emerged. With numerous small companies and a number of larger international companies vying for business, however, the market remains competitive.

RESEARCH AND DEVELOPMENT -- ENVIRONMENT

     Research and development is a critical component of Vivendi Environnement's ongoing effort to provide its customers with cost-effective and environmentally sound products and services. It has 11 research facilities throughout the world, staffed by a total of 500 scientists and other researchers. In 1997, 1998 and 1999, it invested E38.9 million, E48.1 million and E53 million, respectively, in research and development.

     In order to provide its customers with the highest quality drinking water, as well as with cost-effective water treatment solutions, Vivendi Environnement conducts research on water treatment and distribution primarily at laboratories in Paris, Lyon, Rennes, Metz and Agen in France, Watford in Great Britain, Adelaide in Australia, Berlin in Germany, Rothschild in Wisconsin, and in situ at its different water treatment plants throughout the world. In 1999 it set up new water research centers in Australia and North America. Approximately 350 researchers are involved in its water-related research and development projects. In 1999 it invested approximately E36 million in water research and development projects. Its researchers have developed the technology necessary for large-scale nanofiltration, a purification method that uses membranes with microscopic holes to remove impurities from water, and submerged membrane filtration, a method using underwater purification filters. As a result of this technology, Vivendi Environnement has been able to produce potable water from low quality sources.

     Vivendi Environnement conducts a significant part of its waste management and treatment research and development through the Centre de Recherches pours l'Environnement, l'Energie et les Dechets ("CREED") research and testing center in Limay, France owned by Vivendi and Vivendi Environnement. CREED's budget for the year 2000 is E10 million. With fifty engineers and researchers, and affiliated centers in the United Kingdom and Taiwan, CREED conducts approximately sixty research programs geared towards developing services for industrial firms and municipalities. The subjects of these programs include mechanized waste collection processes, computerized waste collection monitoring, new uses for recycled products, energy recovery during thermal treatment and the development of more efficient waste treatment and recovery methods. CREED also studies the treatment of industrial effluents, the recovery and recycling of household waste and the remediation of land contaminated by heavy metal and organic pollutants. In Vivendi's continuing effort to improve air quality, CREED also conducts research on the detection, measurement and treatment of dioxins originating from incineration plants. Total research and development expenditures in connection with waste treatment were approximately E23 million for 1999. Vivendi Environnement has been awarded more than sixty patents as a result of its waste-related research.

     Vivendi Environnement conducts its research and development efforts in energy at CREED as well. Its researchers work primarily to find ways of limiting the emission of greenhouse gases from its thermal energy production systems. Other research projects in this area include the development of cogeneration techniques that use natural gas or biogas from landfills to optimize energy output and the study of microgeneration technologies that could resolve costly problems associated with power transmission. Total product development expenditures in connection with Vivendi Environnement's activities in the energy services sector were approximately E5 million in 1999.

     Vivendi Environnement's research and development in passenger transportation includes the design of improved vehicle configuration to achieve greater passenger comfort and safety, the development of global positioning system (GPS) technology and the provision of real time information to customers. Approximately 30 people are involved in its research efforts in the transportation services field. Total product development expenditures in connection with transportation services for 1999 were approximately E5 million.

     Vivendi Environnement conducts a number of its research efforts in cooperation with research centers and institutions of higher learning in France and elsewhere. In France, it has worked with the Pasteur Institute in Paris, the Ecole des Ponts et Chaussees, the Compiegne University of Technology, the Ecole Polytechnique, the Ecole Superieure des Travaux Publics and the National Centre for Space Studies in areas such as recycling, dioxin analysis and treatment and waste combustibility. Partners outside France include Georgia Tech, the U.S. Environmental Protection Agency ("EPA"), the Swiss federal water institute, the Australian Water Quality Centre, the Helsinki University of Art and Design, the Hong Kong Science and Technology University, Tsinghua University in China, the Asian Institute of Technology in Thailand and Berliner Wasser Betriebe in Berlin.

REGULATION -- ENVIRONMENT

     Vivendi Environnement's businesses are subject to extensive, evolving and increasingly stringent environmental regulations in developing countries as well as in Western Europe and North America.

     WATER

     The water and waste water treatment industries are highly sensitive to governmental regulation. In Europe and the United States, governments have enacted significant environmental laws at the national and local level in response to public concern over the environment. The quality of drinking water and the treatment of waste water are increasingly subject to regulation in developing countries as well, both in urban and rural areas.

     The quality of water for human consumption is strictly regulated at the European Union level by the Directive on Drinking Water. The collection, treatment and discharge of urban as well as industrial waste water is governed by the Directive on Urban Waste Water. Public authorities also impose strict regulations upon industrial waste water that enters collection systems and the waste water and sludge from urban waste water treatment plants.

     France has numerous laws and regulations concerning water pollution, as well as numerous governmental authorities involved in the enforcement of those laws and regulations. Certain discharges, disposals, and other actions with a potentially negative impact on the quality of surface or underground water sources require authorization or notification. For instance, public authorities must be notified of any facility that pumps underground water in amounts that exceed specified volumes. French law prohibits or restricts release of certain substances in water. Individuals and companies are subject to civil and criminal penalties under these laws and regulations.

     In the United States, the primary federal laws affecting the provision of water and waste water treatment services are the Water Pollution Control Act of 1972, the Safe Drinking Water Act of 1974 and the regulations promulgated pursuant thereto by the EPA. These laws and regulations establish standards for drinking water and liquid discharges. Each U.S. state has the right to establish criteria and standards stricter than those established by the EPA and a number of states have done so.

     WASTE MANAGEMENT

     In France, ministerial orders establish standards for disposal sites for household, industrial and hazardous waste. These orders govern, among other things, site selection and the design, construction and testing of disposal sites. Administrative officers can impose strict standards with regard to waste disposed of at a site. Hazardous waste is subject to strict monitoring at all stages of the disposal process.

     At the European Union level, the framework for waste management regulation is provided by Directives that establish overall regulatory goals of waste prevention, collection, recycling and re-use. European Union member states must prohibit the uncontrolled discarding, discharge and disposal of waste. Entities that store or dump waste for another party must obtain an authorization from the competent authority that prescribes the types and quantities of waste to be treated, the general technical requirements to be satisfied and the precautions to be taken. Regulatory authorities frequently check compliance with those requirements. Additionally, specific European Union Directives govern the operation of landfill sites, the collection and disposal of hazardous waste, and the operation of municipal waste-incineration plants.

     In France, waste treatment and disposal facilities are subject to laws that require Onyx to obtain permits to operate most of its facilities from municipal and regional authorities. The permitting process requires Onyx to complete environmental impact studies and risk assessments with respect to the relevant facility. Landfill operators must provide specific financial guarantees (which typically take the form of bank guarantees) that cover the monitoring and remediation of the site during, and up to 30 years after, its operation. Operators must comply with standards for residential solid waste landfills and for industrial and toxic waste landfills. Incineration plants are subject to rules that limit the emission of pollutants.

     Vivendi Environnement's U.K. waste management operations and facilities are subject to the Environmental Protection Act of 1990, which requires local authorities to transfer their waste disposal operations either to a specialized waste disposal entity owned by the local authority or to a private contractor, and the Environment Act of 1995, which addresses pollution control, land waste and nuisances.

     The major statutes governing Vivendi Environnement's waste management activities in the United States include the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980, as amended (also known as "Superfund"), and the Clean Air Act, all of which are administered either by the EPA or state agencies to which the EPA delegates enforcement powers. Each state in which Vivendi Environnement operates also has its own laws and regulations governing the generation, collection and disposal of waste, including, in most cases, the design, operation, maintenance, closure and post closure maintenance of landfills and other solid and hazardous waste management facilities. In order to develop and operate a landfill, transfer station, hazardous waste treatment/storage facility or other solid waste facility, Vivendi Environnement must typically undergo several difficult governmental review processes and obtain one or more permits that may not ultimately be issued.

     In view of the fact that the waste management business is subject to risks of liability for property damage and personal injury caused by pollution and other hazards, Vivendi Environnement carries insurance policies covering what it believes to be the most important casualty risks. However, we cannot provide assurance that the coverage provided by these policies will be sufficient to cover any liability to which Vivendi Environnement may be subject. See
"-- Description of Business -- Business as a Whole."

     ENERGY SERVICES

     Vivendi Environnement's energy-related activities in Europe (primarily the generation and delivery of thermal energy and independent power generation) are subject to an EU Directive that establishes emission limits for sulphur dioxide, nitrogen oxides and dust and regulates the construction of combustion plants. The European Commission is considering an amendment to this Directive that, if adopted, would impose emission thresholds twice as strict as those currently in effect. The new thresholds would apply to all new installations put into operation after January 1, 2000. Other existing Directives require the implementation of national emission ceilings for certain atmospheric pollutants such as sulphur dioxide, nitrogen oxide, volatile organic compounds and ammonia.

     The use of gas and other combustible material in France is subject in some instances to a domestic natural gas tax. Energy produced by a cogeneration facility is exempt from this tax for a period of five years after the facility begins operations. The law providing for this exemption was renewed in 1999; any cogeneration plant Vivendi builds before 2004 will therefore be eligible for the exemption.

     TRANSPORTATION

     Vivendi Environnement's transportation service activities are subject to a number of EU Directives that limit emissions from petrol and diesel engines and requires Vivendi to obtain certain permits. One Directive sets forth guidelines for the laws of the member states with respect to the emissions of gas pollutants from diesel engines used in vehicles. Another sets forth guidelines for the laws of the member states with respect to emissions of gas and particulate pollutants from internal combustion engines installed in mobile equipment other than road vehicles.

CONTRACTS -- ENVIRONMENT

     The vast majority of Vivendi Environnement's contracts to provide individual environmental services are medium and long-term agreements with municipal and industrial clients. These contracts fall into two broad categories: those with public authorities and those with private firms. In France and other countries with civil law systems, administrative law governs contracts with public authorities, whereas private law applies to contracts with private enterprises. In common law countries such as the United Kingdom and the United States, common law ordinarily governs both contracts with public authorities and with private enterprises.

     The majority of Vivendi Environnement's government contracts relate to its operations in France. The services that it provides to public authorities are considered "public services" under French administrative law. This means that the procedures used in awarding contracts, and many provisions of those contracts, are mandated by law.

     A French public authority can choose among a number of different types of contracts when delegating the management of public services to a private operator. The choice among these types is usually based on the nature of the service to be provided, the level of investment required of the private operator and the form of the operator's fee or rate. There are four basic types of contract for the delegated management of public services: concession contracts, affermage contracts, management contracts and public markets contracts.

     - Under a concession contract, the private operator invests in the equipment used to provide the public service and manages it at its own risk in return for fees or rates paid by the consumers of the service, typically the public. In some cases, the public authority pays a subsidy to the operator as well. Ownership of the equipment remains with the public authority. Concession-type agreements are common in the energy services, water and waste water treatment and waste management sectors in France.

     - The affermage contract, the most common type, is similar to the concession agreement in that the private operator performs a public service at its own risk. However, the private operator in an affermage contract does not invest in property, plant or equipment, although it usually must maintain the existing facilities and equipment. Consequently, the private operator receives part of the fees or rates paid by the public to cover the cost of operating the service, and the public authority receives the remainder to cover its infrastructure investments. Affermage contracts are common in the energy services, water and waste water treatment, waste management and public transportation sectors. They predominate in the water distribution sector. There are also "mixed" contracts under which the private operator both manages the existing facilities and introduces new equipment.

     - Under a management contract, the private operator manages a public service for a fixed fee. The private operator does not invest in facilities or equipment, but may be responsible for maintenance. The public usually pays the operator's fee in the form of fees or rates. If the fees or rates paid are less than the amount of the fixed fee due to the contractor, the public authority pays the balance to the private operator.

     - Under a public market contract, the public authority, rather than users of the service, pays the operator's fee or rate.

     The duration of Vivendi Environnement's contracts depends primarily on the size of the investment the contract requires it to make. In France, the Sapin Law of 1993 provides that a contract for the delegated management of public services must have a fixed term that does not exceed the period over which the private operator depreciates the investments it makes under the contract. Concession-type contracts typically last about 20 years. Affermage contracts are shorter, usually around 12 years, although they may be as short as eight or as long as 20 years. Management contracts are typically not longer than five years. Contracts cannot be automatically renewed. When a contract expires, the public authority must call for tenders for a new contract, meaning that the operator whose contract expires must then compete with other candidates to renew the contract. The public authority can also refuse to delegate the service and operate it itself.

     There are a number of features common to each of the contract types just described. These common features are mandated by French administrative law and include provisions that:

     - entitle the public authority to impose penalties for breach of the contract by the private operator and to modify the terms of or terminate the contract if the public interest so requires (the authority must compensate the private operator for damages suffered as a result of the modification or termination of the contract, except in the case of fault of the operator);

     - provide for renegotiation of the agreement to ensure it remains fair to both sides; and

     - grant the public authority the right to supervise how the public service is provided.

     A private operator's fees, and any method of adjusting those fees, are generally fixed by contract. In some cases, however, fees and adjustment provisions are fixed unilaterally by the public authority. In no instance may a private operator charge the public more than the cost of providing the service (including applicable taxes and fees) plus its contractual remuneration.

     French law requires public authorities to award contracts for the provision of public services through a competitive bidding process. The procedure for this process is heavily regulated and is controlled by independent administrative authorities and tribunals. The criteria public authorities use in assessing competitive bids include price, the investments the candidates offer to make, the candidates' experience and the candidates' ability to conform to applicable regulatory standards and to adapt to new standards.

     Supervising authorities ensure that public authorities delegating services strictly observe applicable regulations regarding bidding procedures. A supervising authority can invalidate a contract years after it is entered into if those regulations are violated. A private operator must account for its management to several governmental authorities, each of which may, in some circumstances, publish statements critical of the private operator.

     Outside of France, other countries with civil law systems, such as Spain and Italy, have adopted the French system of delegated management of public services. Public authorities in these countries typically delegate services to private operators through contracts similar to concession, affermage or management contracts.

     In common law countries such as the United Kingdom and the United States, the law governing public contracts is less rigid than in civil law countries, and the types of contract under which public authorities in such countries delegate the operation of services are more varied. Among the types of contract common in such countries are build-operate-transfer contracts, under which the private operator undertakes to construct and operate the requisite facilities and assumes an obligation to transfer the installation to the public authority at the end of the contract; franchise contracts, which require the contractor to invest in equipment and to operate the service in accordance with specifications established by a regulatory body; and service contracts, under which the operator makes no investments and operates the service for a fixed fee and/or a share of the profit generated.

     There is a trend in both developed and developing countries to adopt systems similar to the system of delegated management of public services used in France. Vivendi believes that Vivendi Environnement's experience with this system is a competitive advantage in this changing environment.

     WATER

     Vivendi Environnement has approximately 5,000 contracts with public authorities to provide water and waste water services, including about 3,800 in France. Three-quarters of its contracts with local French authorities are affermage agreements; most of the remainder are long-term concession contracts. In both cases, Vivendi Environnement bills end-users directly. It shares revenue with local authorities under formulas based largely on the length of the contract and the level of investment required.

     Vivendi Environnement's contracts with industrial and commercial enterprises for water and waste water treatment tend to last three to ten years. These contracts typically require Vivendi to meet specified service requirements. Contracts are usually on a fixed-price basis, subject to adjustments for inflation and other cost increases. In the water treatment equipment and systems market, Vivendi Environnement normally designs and installs larger systems under turnkey contracts within 24 months of acceptance of a customer order. Under these contracts, customers typically pay a lump-sum in several installments based on a predetermined schedule. Vivendi Environnement distributes bottled water and household filtration products either directly to customers or through independent dealers.

     WASTE MANAGEMENT

     Vivendi Environnement performs most municipal solid waste collection and recycling services under contracts with, or franchises granted by, municipalities or regional authorities. Contracts with public authorities typically cover collection, transfer, disposal and/or recycling.

     The duration of Vivendi Environnement's contracts usually depend upon the nature of the services it provides, applicable local regulations and the level of capital expenditure the contract requires it to make. Collection contracts usually last from three to five years. The length of disposal contracts ranges from one year for disposal in landfills that Vivendi owns to up to 30 years for contracts involving the construction, financing and operation of new waste-to-energy facilities. Collection contracts with industrial customers typically last one to three years; treatment contracts last an average of five.

     In recent years, Vivendi Environnement has entered into a number of integrated waste management contracts with French and U.K. industrial clients that cover a broad range of waste management services, including treatment, recycling, disposal and/or handling of waste. In the United Kingdom, these integrated services contracts now account for 15% of Vivendi Environnement's industrial waste management revenue.

     ENERGY SERVICES

     The majority of the contracts in the energy services sector involve heating systems management. Contracts to operate district heating systems are typically long-term, lasting up to 20 years. Contracts to operate other heating systems for public or private clients may last up to 16 years. Industrial utilities management contracts usually expire after three to five years, but occasionally run as long as 12 years if we provide cogeneration services as well. Contracts in the facilities management sector are generally in the three- to five-year range. Vivendi Environnement's average energy contract lasts approximately seven years.

     TRANSPORTATION

     Almost all Vivendi Environnement's contracts in the transportation sector are with national, regional and local public authorities. In France and, increasingly, in other countries, contracts are usually based on the concession model. In the United Kingdom, in contrast, private operators run transportation networks under franchise agreements. The rail transportation network in the United Kingdom is regulated by the Strategic Rail Authority, which has broad power to impose rules regarding schedules, fare structure and safety.

     Ordinarily, Vivendi Environnement's rail contracts last from 12 to 20 years, while its road contracts typically last for 4 to 12 years, a disparity due to the greater investment required in the rail transportation sector.

     COMPLIANCE WITH LAWS AND REGULATION

     Vivendi is subject to a variety of laws that prohibit companies from bribing foreign officials for the purpose of obtaining or keeping business. It has taken precautions and instituted a number of procedures to comply with these laws, but it cannot assure you that its precautions will protect it against liability. In particular, Vivendi may be held responsible for actions taken by its local representatives or agents, regardless of its ability actually to control them. Vivendi has created a senior executive position of ethical manager and an ethics program designed to maximize compliance with applicable laws and regulations.

OTHER BUSINESSES

     REAL ESTATE

     As part of its strategy of focusing on its core communications and environmental businesses, Vivendi has decided to withdraw from the real estate business. In order to facilitate this withdrawal, it has restructured Compagnie Generale d'Immobilier et de Services ("CGIS"), its wholly-owned real estate subsidiary, into two principal groups of companies: Nexity and Vivendi Valorisation. Vivendi sold 100% of Nexity, formed out of its ongoing property businesses, in July, 2000. Vivendi Valorisation holds Vivendi's remaining property assets, which consist primarily of investments arising out of past property development projects. Vivendi holds these assets on its balance sheet at their current market value. Pending their sale, Nexity will manage Vivendi Valorisation's residual assets. Vivendi Valorisation's revenue represented 34% of CGIS's total revenue for 1999.

     Real Estate

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  1,686    1,818    1,445
Adjusted EBITDA*............................................     92       20     (122)
Operating Income............................................     37       (3)     (55)

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     VIVENDI VALORISATION

     Activities

     The principal assets of Vivendi Valorisation include land and land development rights, commercial property (owned and leased) and loans extended to finance commercial property sales. The majority of these assets are associated with Vivendi's past involvement in long-term residential and commercial property development projects. Given the complexity and the long-term nature of its contractual obligations in these projects, Vivendi's assets cannot easily be transferred or sold. Vivendi intends to divest these assets as and when opportunities arise. A dedicated team of approximately 30 Nexity professionals will manage the assets of Vivendi Valorisation pending their sale.

     Land and Land Development Rights:

     - Paris Area. Vivendi Valorisation owns land and development rights, and a partially-constructed building, at La Defense, near Paris. Vivendi Valorisation has committed to sell these assets for about E210 million, subject to certain conditions.

     - South of France. Vivendi Valorisation retains land and land development rights in two large development projects in La Napoule and Antibes in southern France. Development and urbanization authorizations for both sites were cancelled by local authorities. Vivendi will seek to obtain the approval of the local authorities to develop or redevelop some of the land before selling it.

     - Germany. Vivendi Valorisation owns land and related assets in Babelsberg, 20 miles outside of Berlin. Vivendi has developed one-third of the marketable portion of this land, and sold or leased 23%.

     Commercial Property Interests. Vivendi Valorisation continues to hold significant interests in a number of large building complexes acquired in connection with past development projects. While Vivendi Valorisation owns certain minor buildings outright, the majority of these interests takes the form of long-term leases from third-party owner-investors, with rents paid by Vivendi Valorisation and guaranteed by Vivendi, coupled with purchase options in favor of Vivendi Valorisation and/or Vivendi.

     - Philip Morris/Danton. In 1996, CGIS transferred to Philip Morris three office buildings constructed as part of the Danton development project at La Defense. CGIS agreed to lease back the buildings for 30 years at progressively rising rents, payment of which was guaranteed by Vivendi. Vivendi Valorisation has an option to purchase the buildings in 2011 for E714 million and in 2020 for E434 million.

     - Berlin. In 1996, Vivendi purchased three defeasance structures for building complexes in Berlin. CGIS sold each structure to, and leased it back from, a third party.

     - Loan Assets. CGIS provided financing to buyers of a number of its properties, such as Philip Morris (a loan of E117 million) and SITQ (a loan of E207 million).

     CONSTRUCTION

     On February 10, 2000, as part of its strategy of focusing on its two core businesses, Vivendi sold 34.4% of Vinci to a number of institutional investors. The sale reduces Vivendi's stake in Vinci to 16.9%. Vivendi appointed four of Vinci's 18 directors. Vivendi has committed not to engage in further sales of Vinci shares until 2001, except to Vinci itself. On July 17, 2000, Vinci launched a friendly exchange offer for the construction company Groupe GTM. If the offer is consummated, Vivendi's stake in the combined entity, which will be the world's largest construction firm, will be diluted to approximately 9% of the outstanding share capital.

     Construction

                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                    (E MILLION)
Revenue.....................................................  8,903    7,886    8,009
Adjusted EBITDA*............................................    428      271      244
Operating Income............................................    176       82       (4)

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     Vinci is Europe's leading construction company and is, based on its current structure, one of the ten largest construction groups in the world in terms of total 1999 sales. Vinci's principal activities are organized into five divisions: building and civil engineering; road construction; electrical engineering and electrical works; heating, cooling and architectural finishing operations; and concessions. In 1999, Vinci had consolidated revenue of E8.9 billion. Vivendi fully consolidated Vinci in its accounts in 1997, 1998 and 1999. Vivendi intends to account for Vinci using the equity method in 2000.

BUSINESS AS A WHOLE

     EMPLOYEES

     As of December 31, 1999, Vivendi employed approximately 290,000 people worldwide:

                                                                AT DECEMBER 31, 1999
                                                                    APPROXIMATE
                                                                NUMBER OF EMPLOYEES
                                                                --------------------
COMMUNICATIONS
Telecommunications..........................................            8,400
Audiovisual and Pay Television..............................            4,000
Publishing and Multimedia...................................           20,000

ENVIRONMENT
Water.......................................................           67,000
Waste.......................................................           56,000
Energy Services.............................................           23,000

Transportation..............................................           34,000
Sithe.......................................................            2,100

OTHER*
Real Estate.................................................            4,450
Construction................................................           70,700

---------------
* Vivendi plans to divest the majority of these operations in 2000.

     FCC has 43,000 employees.

     Trade union membership in Vivendi's operations varies from country to country, and Vivendi is party to numerous collective bargaining agreements. As is generally required by law, Vivendi renegotiates its labor agreements in Europe annually in each country in which it operates.

     There is no material level of trade union membership in Vivendi's U.S. operations other than in United States Filter Corporation, where 6.4% of its employees are unionized, and Onyx, where 17% of its employees are unionized.

     A French law enacted in 1998 requires all employers of more than 20 employees in France to implement a 35-hour work week by January 1, 2000. Vivendi believes that it is one of the first major companies in France to be in substantial compliance with the new law. Vivendi does not expect the law to have a material effect on its business or results of operations.

     Although it has experienced strikes and work stoppages in the past, Vivendi believes that relations with its employees are generally good. It is not aware of any material labor arrangement that has expired or is soon to expire and that is not expected to be satisfactorily renewed or replaced in a timely manner.

     INTELLECTUAL PROPERTY

     Vivendi currently owns a significant number of patents in France, the United States and in various countries worldwide. Although it believes that the patents associated with its various operations are of value, it does not consider any of them to be essential to its business.

     Trademarks and brand recognition are important to Vivendi's businesses, particularly the Multimedia and Publishing, Audiovisual and Pay Television and Internet segments. Vivendi has registered its trademarks and believes that there is significant value associated with them.

     INSURANCE

     Some of Vivendi's important activities outside of France are covered by damage, business loss and civil liability policies that it is required to maintain either by contract or by the institutions that finance these activities. In addition, some investments abroad are covered by political risk policies with the Compagnie d'Assurance Francaise Pour le Commerce Exterieur ("COFACE").

     Vivendi's telecommunications, multimedia and publishing, water, energy services, waste management and transportation segments all maintain damage insurance policies (and in some cases, business loss policies) that cover its assets as well as those for which it has contractual responsibility. These segments also maintain liability policies that cover up to E30 million annually.

     Vivendi's U.S. subsidiaries have coverage under separate damage and civil liability insurance policies. The civil liability policy provides coverage up to E30 million annually. Moreover, its rail transportation operations are covered by a specific civil liability program with a dedicated pool of L155 million.

     At the company-wide level, Vivendi has entered into a contract covering civil pollution and environmental policies that provide coverage up to E30 million for its non-U.S. subsidiaries. In addition to the civil liability programs held by each segment, Vivendi has several civil liability excess policies that provide coverage up to E270 million (with deductibles of E30 million). These policies cover all subsidiaries of which Vivendi owns more than 50%. In addition, Vivendi has a liability policy that covers the management of those subsidiaries of which it owns more than 50% or which it manages.

     ENVIRONMENTAL POLICIES

     While Vivendi's operations and many of its products, services and technologies are aimed at protecting the environment, its activities impact the environment in negative ways as well. To minimize this impact, Vivendi has undertaken to enhance the environmental performance of all its business sectors by implementing an environmental protection action plan.

     The first phase of the plan, for the period between 2000 and 2005, will focus on pursuing the following goals:

     - Improving air quality by reducing direct CO(2) emissions produced by Vivendi's worldwide operations by over 10%;

     - Using water resources properly by increasing control over water losses, creating improved waste water treatment systems and improving the average output rates of water distribution networks;

     - Improving waste management techniques through recovery of biogas, improved treatment of leachates in landfill sites, the development of new recycling processes and improved treatment of incinerator plan emissions;

     - Reducing visual disfigurement of natural landscapes;

     - Conserving soil by reducing pollutants contained in sludge and compost;

     - Increasing the research and development budget for environmental services by 30%; and

     - Improving environmental management by increasing the number of employees certified under ISO 14001 by at least 10% per year and increasing spending on vocational training.

     DESCRIPTION OF PROPERTY

     Vivendi has operations in over 100 countries; moreover, its activities are predominantly service-oriented. As a result, although some of its businesses own or lease plants and other physical properties, none of these plants or physical properties is individually material to Vivendi as a whole.

     In connection with Vivendi's waste business, Vivendi owns or operates approximately 110 sorting, recycling and transfer facilities, 133 solid waste landfill sites and 75 incineration and waste-to-energy transformation facilities worldwide. Collectively, but not individually, these facilities and sites are material to Vivendi's business. Vivendi owns approximately two-thirds of the solid waste landfill sites it operates.

     The physical properties of Vivendi Valorisation consist principally of land near Paris, in the South of France, and near Berlin. Vivendi Valorisation also holds interests in commercial property developments near Paris and in Berlin. These properties and interests are described under "Description of Business -- Other Business -- Real Estate." Vivendi does not view these properties as material to its business.

     LEGAL PROCEEDINGS

     In the ordinary course of its business, Vivendi is, from time to time, named as a defendant in various legal proceedings. Vivendi maintains comprehensive liability insurance and believes that its coverage is sufficient to ensure that it is adequately protected from any material financial loss as a result of any legal claims made against Vivendi.

     BT filed a request for arbitration against Vivendi with the International Court of Arbitration on March 8, 2000, alleging that Vivendi breached the Cegetel Shareholders' Agreement by agreeing with Vodafone to establish a joint venture to develop and market Vizzavi. Specifically, BT claims that by creating and marketing Vizzavi, Vivendi is violating the provision of the Cegetel Shareholders' Agreement that requires the Cegetel Shareholders to conduct their telecommunications operations in France exclusively through Cegetel. Prior to the final decision being rendered, the marketing and commercialization of the Vizzavi multi-access portal shall continue by Vivendi in France as well as in the rest of Europe by Vivendi and Vodafone. The transfer of Vizzavi France to the joint venture between Vivendi and Vodafone and the sale of the Cegetel shares held by Mannesmann to Vivendi will not take place until the final decision of the arbitral tribunal has been rendered. BT had requested the arbitrator to enjoin Vivendi from marketing and commercializing Vizzavi while the arbitration is pending, a request that was denied. Vivendi expects that the final decision will be rendered before the end of the year. Vivendi believes BT's allegations to be without merit and Vivendi intends to defend vigorously the arbitration.

     Five complaints have been filed in federal court in the Central District of California on behalf of putative former shareholders of United States Filter Corporation, which Vivendi acquired in 1999. These putative class actions seeking to represent all former public shareholders of United States Filter Corporation name Jean Marie Messier, Vivendi and certain of its affiliates as defendants and assert violations of U.S. securities laws on the ground that payments made to three members of United States Filter Corporation's management, which were stated in the tender offer documents for United States Filter Corporation to have been made with respect to their employment arrangements, were allegedly additional consideration to these executives for the purchase of their United States Filter Corporation shares. The complaints allege that the U.S. securities regulations requiring that all shareholders receive the same consideration for shares sold in a tender offer were thereby violated, and seek damages in an unspecified amount. The complaints have been consolidated with a lawsuit filed on March 23, 1999 by putative shareholders of United States Filter Corporation against its former directors, alleging that they breached their fiduciary duties by accepting the merger proposal and failing to maximize shareholder value. Two amended consolidated complaints dated July 7, 2000 and July 12, 2000 combine allegations of the U.S. securities laws violations described in the preceding paragraph with claims for breach of fiduciary duties against former directors of United States Filter Corporation. If these lawsuits are ultimately determined adversely to Vivendi they could have a material adverse effect on its financial position. Vivendi believes the allegations to be without merit and intends to defend the suits vigorously.

     PSG, a unit of Vivendi's U.S. subsidiary Aqua Alliance, is cooperating with an ongoing investigation by the Department of Justice arising from allegations that some members of the Houston City Council received illegal payments from individuals in transactions among PSG, its consultants and municipal officials with respect to the awarding of certain municipal contracts. Upon learning of the investigation, Aqua Alliance initiated an independent investigation into these matters and placed PSG's then President on administrative leave of absence with pay. The PSG President, who has denied any wrongdoing, resigned from PSG on December 4, 1996. Formal and informal document requests made by, and conversations with representatives of, the Department of Justice suggest that the scope of the investigation includes whether representatives and consultants of PSG, retained by PSG to assist it in advising local authorities regarding the privatization of water and wastewater systems, made or were involved in the making of any illegal payments. To date, no charges of wrongdoing have been brought against PSG or any PSG executive or employee by any grand jury or governmental authority. However, at this time, Vivendi is unable to determine what criminal charges or civil claims, may be brought by governmental authorities as a result of this investigation.

     Lawsuits were filed on September 22, 1999 and February 10, 2000 in the Commonwealth Court in Arecibo, Puerto Rico against, among others, Compania de Aquas de Puerto Rico ("CAPR"), an indirect subsidiary of Vivendi Environnement. The complaints allege that CAPR, which operates numerous water and water treatment plants in Puerto Rico, has unlawfully allowed its Barceloneta plant to emit offensive odors and toxic substances in the environment, and has thereby harmed the health of the plaintiffs, a group of local residents. Vivendi does not believe the suits will have a material adverse effect on its business and intends to defend them vigorously.

     A lawsuit was filed on April 7, 2000 in the Commercial Court of Paris by the Association de Defense des Actionnaires Minoritaires seeking invalidation of a provision of Vivendi's statuts that adjusts the rights of shareholders who own in excess of 2% of the total voting power of Vivendi through the application of a formula pursuant to which the voting power of those shareholders will be equal to that which they would possess if 100% of the shareholders were present or represented at the meeting at which the vote in question takes place. The complaint alleges that the provision improperly limits the number of votes that a proxy may carry and improperly assimilates the voting rights of different shareholders. Vivendi believes the allegations to be without merit and intends to defend the suit vigorously.

     EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     French commercial code currently does not limit the right of nonresidents of France or non-French persons to own and vote shares. However, nonresidents of France must file an administrative notice with French authorities in connection with the acquisition of a controlling interest in Vivendi. Under existing administrative rulings, ownership of 20% or more of Vivendi's share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in some circumstances depending upon factors such as:

     - the acquiring party's intentions; and

     - the acquiring party's ability to elect directors, and financial reliance by Vivendi on the acquiring party.

     French exchange control regulations currently do not limit the amount of payments that Vivendi may remit to nonresidents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a nonresident be handled by an accredited intermediary. In France, all registered banks and most credit establishments are accredited intermediaries.

     SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data together with the section entitled "-- Management's Discussion and Analysis of Financial Condition and Results of Vivendi's Operations," and Vivendi's consolidated financial statements.

     Vivendi's consolidated financial statements have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. Note 25 to Vivendi's consolidated financial statements describes the principal differences between French GAAP and U.S. GAAP as they relate to Vivendi. See "-- Management's Discussion and Analysis of Financial Condition and Results of Vivendi's Operations" for a discussion of accounting changes, business combinations and dispositions of business operations that affect the comparability of the information provided below.

     The information below and Vivendi's consolidated financial statements are reported in euros. For your convenience, Vivendi has also presented U.S. dollar amounts, calculated at the rate of E.995 to U.S. $1.00, which is the noon buying rate at December 31, 1999.

                                             AT AND FOR THE YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                               U.S.$                               EUROS
                              --------    --------------------------------------------------------
                                1999        1999        1998        1997        1996        1995
                              --------    --------    --------    --------    --------    --------
                                           AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA
INCOME STATEMENT DATA:
Amounts in accordance with
  French GAAP
  Revenue...................  41,814.0    41,622.5    31,737.1    25,476.6    25,293.4    24,843.3
  Revenue outside France....  17,911.3    17,829.3    10,313.0     8,204.8     7,793.0     7,212.2
  Operating income..........   2,291.0     2,280.5     1,331.4       595.5       546.4       211.8
  Exceptional items, net....    (841.7)     (837.8)      249.3       878.6       139.8      (208.4)
  Goodwill amortization.....     614.8       612.0       209.5       374.7       146.8       155.6
  Minority interest.........       5.3         5.3       212.2      (115.1)      (56.4)     (194.0)
  Net income................   1,438.0     1,431.4     1,120.8       822.0       297.7      (562.0)
  Basic earnings per
     share..................       2.7         2.7         2.5         2.1         0.8
  Dividends per share.......       1.0         1.0         0.9         0.8         0.6         0.6
Amounts in accordance with
  U.S. GAAP
  Shareholders' Equity......  17,032.5    16,954.5    10,258.4          --          --          --
  Net income................     247.2       246.1       565.2          --          --          --
  Basic EPS.................      0.48        0.48        1.29          --          --          --
  Diluted EPS...............      0.47        0.47        1.25          --          --          --

                                             AT AND FOR THE YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                               U.S.$                               EUROS
                              --------    --------------------------------------------------------
                                1999        1999        1998        1997        1996        1995
                              --------    --------    --------    --------    --------    --------
                                           AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA
BALANCE SHEET DATA (AT
  PERIOD END):
Amounts in accordance with
  French GAAP
  Total Shareholders'
     Equity.................  10,942.3    10,892.2     7,840.2     6,846.7     5,134.7     4,600.2
  Minority interest.........   4,071.0     4,052.4     2,423.0     1,742.3       825.9       921.5
  Total assets..............  83,157.8    82,777.0    48,982.4    39,365.2    36,624.9    35,339.5
  Total long term assets....  45,549.5    45,340.9    26,072.6    20,810.4    19,098.4    18,377.9
  Net cash provided by
     operating activities...   1,415.9     1,409.4     2,897.9     1,601.1     2,502.0     3,112.6
  Capital expenditure.......   6,822.7     6,791.5     4,478.2     2,713.3     2,134.4     2,843.2
  Net financial debt........  22,937.6    22,832.6     6,502.1     4,177.0     6,874.6     7,875.7
OTHER DATA
  Adjusted EBITDA*..........   5,259.1     5,235.0     3,453.0     2,144.2     2,003.8     1,795.1

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. Vivendi considers operating income to be the key indicator of the operational strength and performance of its business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of Vivendi's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA, as defined in this joint proxy statement-prospectus, may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

     For periods presented prior to January 1, 1999, Vivendi Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E 1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to Vivendi Consolidated Financial Statements).

                                                           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                           U.S.$                 EUROS
                                                          -------    -----------------------------
                                                           1999       1999       1998       1997
                                                          -------    -------    -------    -------
                                                                    AMOUNTS IN MILLIONS
RECONCILIATION OF ADJUSTED EBITDA WITH
  OPERATING INCOME:
  Telecommunications....................................   1,379      1,372        674        331
  Publishing and Multimedia.............................     419        417        355
  Audiovisual and Pay Television........................      86         86         13         (7)
  Internet..............................................     (51)       (51)        (4)
COMMUNICATION...........................................   1,833      1,824      1,038        324
  Water.................................................   1,327      1,320        830        787
  Waste Management......................................     622        619        495        355
  Energy Services.......................................     390        388        341        265
  Transportation........................................     183        182        144         97
  FCC...................................................     273        272        119
ENVIRONMENT.............................................   2,795      2,781      1,929      1,504
SITHE...................................................     193        192        256        218
CONSTRUCTION AND REAL ESTATE............................     521        520        291        122
OTHERS..................................................     (83)       (82)       (61)       (24)

                                                           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                           U.S.$                 EUROS
                                                          -------    -----------------------------
                                                           1999       1999       1998       1997
                                                          -------    -------    -------    -------
                                                                    AMOUNTS IN MILLIONS
ADJUSTED EBITDA*........................................   5,259      5,235      3,453      2,144
  Amortization and depreciation.........................  (2,690)    (2,678)    (1,832)    (1,314)
  Expenses of replacement and repair of installation....    (278)      (276)      (290)      (235)
OPERATING INCOME........................................   2,291      2,281      1,331        596

---------------
* Adjusted EBITDA is defined as operating income before amortization and depreciation, expenses of replacement and repair of installation and equipment owned by local authorities. We consider operating income to be the key indicator of the operational strength and performance of our business and adjusted EBITDA to be a pertinent comparative measure for investors. Adjusted EBITDA should not be considered an alternative to operating or net income as an indicator of our performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, adjusted EBITDA as defined in this Registration Statement may not be strictly comparable to similarly titled measures widely used in the United States or reported by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF VIVENDI'S OPERATIONS

     The following discussion of Vivendi's operations should be read in conjunction with its financial statements and related notes included elsewhere in this joint proxy statement-prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in "Risk Factors." Vivendi's results may differ materially from those anticipated in these forward-looking statements.

     Since the introduction of the euro on January 1, 1999, Vivendi's functional and reporting currency has been the euro. Accordingly, Vivendi has prepared its 1999 consolidated financial statements in euros. The consolidated financial statements for prior years have been prepared in French francs and have been restated in euros for each period presented using the official fixed exchange rate E1 = FF 6.55957. Therefore, the consolidated financial statements for prior years depict the same trends that would have been presented had they been presented in French francs. However, because they were originally prepared in French francs, they are not necessarily comparable to financial statements of a company which originally prepared its financial statements in a European currency other than the French franc and restated them in euros.

SIX MONTHS ENDED JUNE 30, 2000

     OVERVIEW

     The first half of 2000 was an important period for Vivendi, as it completed a number of strategic actions begun in 1999. In accordance with its objective of focusing on communications and environmental services, it implemented or initiated major divestitures in its construction, real estate and independent power generation businesses:

     - In February 2000, Vivendi reduced its interest in Vinci from 49.3% to 16.9%, receiving in exchange E572 million. Vinci is now accounted for using the equity method (because Vivendi holds double voting rights with respect to its shares of Vinci stock, it controls more than 20% of Vinci's voting power);

     - In July 2000, Vivendi sold Nexity to a group of investors and to Nexity's senior management for E42 million. The sale did not affect Vivendi's accounts for the period; Vivendi intends to sell its remaining real estate assets, now held through Vivendi Valorisations, whenever favorable opportunities arise;

     - In April 2000, Sithe sold 21 independent power production plants to Reliant for E2.2 billion. In August 2000, Vivendi entered into an agreement pursuant to which it reduced its stake to approximately 30%.

     In the Communications division, Vivendi continued to pursue its strategy of becoming a world leader in communications services through a number of transactions:

     - CANAL+ agreed to create three joint ventures with Lagardere, a French media company: two to own and operate theme channels and one to oversee interactive services for new channels. In connection with this transaction, Vivendi sold Lagardere 34% and 27.4% of its interests in CANAL Satellite and Multithematique, respectively;

     - Vizzavi, Vivendi's multi-access portal joint venture with Vodafone Air Touch Plc, began operations in France. Progress towards rolling out Vizzavi across Europe continued;

     - In June 2000, Vivendi announced that it had agreed to the merger transactions with Seagram and CANAL+. Because the merger transactions have not yet occurred, they had no effect on Vivendi's accounts for the period.

     In addition, Vivendi acquired 100% of the Hungarian fixed telephony company United Telecom Investment and 40% of Kencell Communication Limited, a Kenyan mobile telephony company. Internet-related acquisitions included 100% of I-France and 22% of Scoot.com.

     Major developments took place in the Environmental Services division as well:

     - In July, 2000 Vivendi conducted an initial public offering of shares of Vivendi Environnement and listed Vivendi Environnement on the Paris stock exchange. Approximately 37% of Vivendi Environnement's shares were sold to the French public and to institutional investors in France and elsewhere. Because the initial public offering of Vivendi Environnement occurred in the second half of 2000, the effect of Vivendi Environnement's capital increase and related transactions on Vivendi's accounts is not reflected in its June 30, 2000 financial statements but will be reflected on its December 31, 2000 financial statements.

     - Vivendi announced an agreement pursuant to which Dalkia will consolidate its energy operations with those of Electricite de France. This agreement is expected to close at the end of 2000.

     In addition, Vivendi acquired several waste management businesses in Norway, Germany and the United States and transportation-related assets from GTI.

     BASIS OF PRESENTATION

     Segmentation

     As a result of Vivendi's divestiture of construction, real estate and independent power generation assets in the first half of 2000, information related to its remaining assets in Vivendi Valorisations (real estate) and Sithe (independent power generation) are disclosed in the "other" category. As a result of the formation of Vivendi Environnement, a "holding" category, which includes information related to Vivendi in its capacity as parent company of Vivendi Environnement, is included as part of the environmental services category.

Effect of change in accounting policies

     From the beginning of 2000, Vivendi has applied new French accounting policies with respect to consolidated accounts. Under these policies, Vivendi books profits and losses by using an average currency exchange rate and records in the income statement the latent currency exchange conversion on assets and liabilities expressed in foreign currency. The use of an average currency exchange rate reduced Vivendi's net income for the period by E8.5 million. The change in the currency exchange conversion policy increased net income by E5.8 million and shareholders' equity by E44.8 million.

     Vivendi also decided to change its policy of accounting for expenses associated with the acquisition of new customers for mobile telephony subsidiaries of Cegetel. These costs are now expensed immediately, rather than being amortized over twelve months. This change increased Vivendi's operating income by E145.3 million, its net income by E31.7 million and decreased its shareholders' equity by E160.5 million.

     The following comparison reflects these changes in accounting policy both for the first six months of 2000 and for the first six months of 1999.

     CONSOLIDATED OPERATIONS: SIX MONTHS ENDING JUNE 30, 2000 VS. SIX MONTHS ENDING JUNE 30, 1999

     Revenue

     Vivendi's consolidated revenue rose to E19.4 billion for the first six months of 2000, up from E18.1 billion for the same period in 1999. Internal growth of 15.3%, and the positive impact of changes in exchange rates (particularly in the U.S. dollar/euro exchange rate), more than offset the effect (11.1%) of disposals net of acquisitions. The disposals relate to non-core businesses such as Nexity and Vinci. The acquisitions relate to the effect of Vivendi's earlier acquisitions of United States Filter Corporation, Superior Services and Canal+. Both the Communications and Environmental Services divisions experienced substantial internal growth.

     Divisional analysis

                                                      SIX MONTHS       SIX MONTHS
                                                         ENDED            ENDED
REVENUE (E MILLION)                                  JUNE 30, 2000    JUNE 30, 1999
-------------------                                  -------------    -------------
Telecommunications.................................     2,465.3          1,912.6
Multimedia and Publishing..........................     1,624.5          1,654.1
Audiovisual and Pay Television.....................     1,951.5             99.0
Internet...........................................        14.9             23.6
SUBTOTAL COMMUNICATIONS............................     6,056.6          3,689.3
Water..............................................     6,050.2          4,048.2
Waste..............................................     2,377.6          1,483.4
Energy.............................................     1,588.0          1,919.4
Transportation.....................................     1,505.2          1,085.4
FCC................................................     1,005.7            987.8
SUBTOTAL ENVIRONMENT...............................    12,526.7          9,524.2
Construction.......................................         0.0          3,876.2
Real Estate........................................         0.0            982.3
SUBTOTAL CONSTRUCTION AND REAL ESTATE..............         0.0          4,858.5
Other..............................................       830.5              4.1
TOTAL..............................................    19,413.8         12,076.1

     Communications

     The Communications division had revenue of E6.0 billion for the first six months of 2000, compared to E3.7 billion for the same period in 1999. Of this 64% increase, 19.4% was the result of internal growth in the telecommunications sector, caused primarily by a significant increase in demand for Vivendi's mobile telephony services. The remaining 44.8% resulted from acquisitions, principally of CANAL+ (the additional 15% ownership interest acquired in September 1999 led Vivendi to consolidate CANAL+ fully from the fourth quarter of 1999, having previously accounted for its interest using the equity method).

     Telecommunications. Cegetel's revenue increased to E2.5 billion, a 29.4% increase on a comparable basis, from the first half of 1999 to the first half of 2000. SFR's market share remained stable (36.5%) in the period in terms of gross new customer acquisitions. Its user base increased from 7.34 million at the end of 1999 to 8.45 million at the end of June 2000. The majority (54%) of the user base was comprised of subscribers rather than pre-paid customers. Vivendi believes this to be an encouraging development, as subscriptions have historically generated greater revenue per customer than pre-paid sales. Average revenue per subscriber declined by E1 a month for subscription customers and by E4 a month for prepaid customers. SFR's cancellation rate was reduced by half over the period and its customer satisfaction rating improved. Cegetel's fixed telephony business increased its revenue by 35% despite a dramatic drop in prices. Approximately one-half of residential customers and two-thirds of professionals leaving France Telecom signed up for new contracts with Cegetel.

     Multimedia and Publishing. Excluding the disposal of the Havas' billboard advertising operations, revenue generated by Vivendi's multimedia and publishing segment increased by 6% in the period. Multimedia revenue rose by more than 20% to E260 million and publishing revenue rose 4.2% to E1.2 billion. Revenue generated outside France (E0.7 billion) was up 14.3%, primarily as a result of the growth of Havas Interactive.

     Audiovisual. Vivendi's audiovisual segment contributed E1.95 billion to Vivendi's total revenue in the first six months of 2000, a figure that would have represented a 19.5% increase from the first six months of 1999 had Vivendi consolidated CANAL+ in the latter period (before September 1999, Vivendi did not include CANAL+ revenue in Vivendi's total revenue.) The increase is mainly attributable to increased subscription revenue which rose 14%, mainly in Italy (33%) and France (23% for CANALSatellite).

     Environmental Services

     Vivendi's Environmental Services division recorded revenue of (euro)12.5 billion for the first six months of 2000, compared to (euro)9.5 billion for the first six months of 1999, an increase of 31.5%. Approximately 13.8% was due to internal growth, which resulted primarily from new contracts and from the full effect of contracts won in the preceding years. The remainder is attributable to external growth, principally the full effect of Vivendi's earlier acquisitions of United States Filter Corporation and Superior Services, partially offset by the reclassification of Sithe from the Environmental services to the segment "Other".

     Water. Vivendi's water segment generated revenue of (euro)6.1 billion in the period, an increase of 49.5% over the same period in 1999. This increase resulted principally from the full effect of the acquisition of United States Filter Corporation, which was integrated in May 1999. Internal growth for water as a whole was 13.4%. In France, revenue was (euro)2.7 billion, with internal growth of 4.3%. The growth derives from increases in the volume of water distributed and in construction activities. Outside France, the internal growth (22.8%) resulted primarily from the full effect of the Berlin contract and to the commercial development in North America.

     Waste Management. The waste businesses generated revenue of (euro)2.4 for the first six months of 2000, an increase of 60.3% over the same period in 1999, largely due to the acquisition of Superior Services and Waste Management's hazardous waste assets (both of which were consolidated in mid-1999). Internal growth was 13.9%. In France, internal growth resulted primarily from increases in paper prices and increased volumes in the urban services and industrial businesses. Outside France, internal growth (14.3%) derived from the expansion in the United Kingdom, Australia and the United States.

     Energy. Vivendi's energy-related revenue decreased 17.3% to (euro)1.6 billion in the period. Excluding the reclassification of Vivendi's interest in Sithe under "Other," revenue increased 10.2%, of which 9.4% was internal growth. New cogeneration equipment in France and expansion in Moravia led to most of the internal growth.

     Transportation. Vivendi's transportation business generated (euro)1.5 billion in revenue in the first six months of 2000, up 38.7% over the same period in 1999. Excluding the effect of the GTI acquisition, internal growth was 21%, primarily as a result of new contracts such as the Stockholm metro contract and the Hillside rail contract.

     FCC. FCC generated revenue of (euro)1 billion in the first six months of 2000. Internal growth was 14.5% excluding the effect of deconsolidating Vivendi's real estate operations (which have been accounted for under the equity method since the beginning of 2000).

     Construction and Real Estate

     Due to Vivendi's disposals of its interests in Nexity and Vinci, revenue from the construction and real estate businesses is no longer included in Vivendi's consolidated revenue. Revenue generated by those businesses amounted to (euro)4.9 billion for the first six months of 1999; the remaining assets generated (euro)0.1 billion in revenue in the same period in 2000. This revenue is now included in the "Other" category.

     Other

     "Other" revenue amounted to (euro)830 million in the first six months of 2000. Revenue from Sithe amounted to (euro)709 million, compared to (euro)480 million in the first six months of 1999.

     GEOGRAPHIC BREAKDOWN OF THE REVENUE

     The breakdown of the revenue by geographic area is as follows:

                                              SIX MONTHS ENDED    SIX MONTHS ENDED
                                               JUNE 30, 2000       JUNE 30, 1999
                                              ----------------    ----------------
                                                          (E BILLION)
France......................................        10.0                11.2
Euro zone outside France....................         2.7                 2.4
Europe outside the Euro zone................         2.2                 2.2
Americas....................................         3.7                 1.8
Others......................................         0.8                 0.6
TOTAL.......................................        19.4                18.2

     France

     In France, communications-related revenue amounted to E4.6 billion, compared to E3.1 billion for the first six months of 1999. Of this increase, 32% was the result of acquisitions, primarily of the additional interest in CANAL+ in September 1999. The internal growth, 20%, was fuelled primarily by the telecommunications businesses (Cegetel's revenue, for example, grew 29.2%). Multimedia and publishing revenue increased 1.8%. Internal growth in the Environmental Services division, which generated E5.3 billion in revenue in the period, was up 7.7%, principally due to increased activity in the waste management (up 13.5%) and energy segments (up 11.2%). Revenue generated in France by the residual assets managed by non-core businesses amounted to E0.1 billion in the period. For the first six months of 1999, revenue generated by Nexity and Vinci was E3.4 billion. For Vivendi as a whole, internal growth in France was 12.2% for the period.

     Outside France

     Revenue generated outside France was up 36.7% to E9.4 billion in the period. Of this increase, 19.6% was internal growth. Revenue generated outside France represented 48% of Vivendi's consolidated revenue, reflecting the company's continued international expansion.

     In the "euro zone" outside France, the bulk of the revenue was generated in Germany (E0.7 billion) where growth was fuelled by the Berlin water contract, and Spain (E1.0 billion, principally from FCC).

     The United Kingdom is Vivendi's largest market in European countries outside of the Euro zone. In the first six months of 2000, U.K. revenue was E1.4 billion, up 1.6% from the same period in 1999. The bulk of the activity was generated by the Environmental Services division (E1.3 billion). Excluding changes is subsidy levels, all the environmental activities generated increased revenue, including transportation. The apparent decline in transportation revenue was due to a significant fall in subsidies received, which was partially offset by growth in traffic. Revenue from the Communications division (E0.1 billion) increased by 4.7%.

     Growth in Scandinavia (which is also part of Europe outside the Euro zone) is attributable to the Stockholm subway contract won in the second half of 1999.

     In the Americas, Vivendi's revenue more than doubled in the first six months of 2000 to E3.7 billion, principally due to the acquisitions of United States Filter Corporation (E1.8 billion), Superior Services and Waste Management's hazardous-waste assets (E467 million). A significant portion of Vivendi's internal growth was the result of a steady increase in medical publishing and multimedia revenue.

     Elsewhere, revenue generated in the Asia/Pacific region almost doubled in the first six months of 2000 to E0.6 billion, primarily because of the United States Filter Corporation acquisition (E168 million), strong internal growth for transportation in Australia and important new projects undertaken by Sithe in Asia.

     EXPENSES

     Vivendi's total operating expenses amounted to E18.3 billion in the first six months of 2000, a 5.9% increase over the first six months of 1999. The increase was modest compared to the increase in revenue, largely because of the divesture of low-margin businesses. Operating expenses in construction and real estate (27% of Vivendi's activities for the first six months of 1999) represented 99% of the revenue generated in those businesses, while the operating expenses in Vivendi's core businesses amounted to 94% of the revenue generated.

     On a comparable basis (excluding the effects of changes in the scope of consolidation and currency exchange rates), operating expenses increased 15.6%, in line with revenue growth. On a comparable basis, operating expenses in the Communications division rose 16.5%, while revenue rose by 19.3%. This improvement is attributable to increasingly effective cost control policies, especially in the telecommunications segment. The Environmental Services division's operating expenses grew by 14% on a comparable basis in the first six months of 2000, while revenue rose by 13.7%. Productivity gains in Vivendi's French operations were offset by increased development costs associated with Vivendi's international expansion.

     OPERATING INCOME

     The table below summarizes the contributions of Vivendi's business segments to the operating income generated in the first six months of 1999 and 2000:

                                                      SIX MONTHS       SIX MONTHS
                                                         ENDED            ENDED
                                                     JUNE 30, 2000    JUNE 30, 1999
                                                     -------------    -------------
                                                              (E MILLION)
OPERATING INCOME
Telecommunications.................................       280.7           102.8
Multimedia and Publishing..........................       116.3            98.2
Audiovisual and Pay Television.....................         1.5            (1.3)
Internet...........................................       (71.5)          (38.1)
SUBTOTAL COMMUNICATIONS............................       327.0           161.6
Water..............................................       440.1           273.5
Waste..............................................       187.5           116.4
Energy.............................................       118.1           168.1
Transportation.....................................        57.9            49.8
FCC................................................        94.6            90.7
Holding............................................       (31.5)            0.0
SUBTOTAL ENVIRONMENT...............................       866.7           698.5
Construction.......................................         0.0            26.8
Real Estate........................................         0.0            (1.8)
SUBTOTAL CONSTRUCTION AND REAL ESTATE..............         0.0            25.0
Other..............................................       (33.9)          (45.1)
TOTAL..............................................     1,159.8           840.0

     The 38.1% increase in operating income is a product of Vivendi's growth strategy for its Communications and Environmental Services divisions. Operating income in Communications doubled to E327 million. The Environmental Services division generated an increase of 24% (excluding the effect of the deconsolidation of Sithe, the increase was 36%). The global improvement in Vivendi's operating income was reached despite the divestitures of Vinci and Nexity. Excluding acquisitions and changes in currency exchange rates, operating income grew 15.6%.

     The principal operations acquired since June 30, 1999 generated operating income of E97 million. These operations consist of the additional interest in CANAL+, United Telecom Investments, several acquisitions in medical publishing and purchase of some environmental assets (the Waste Management hazardous waste assets and the GTI transportation assets). Operations disposed of since the end of June 1999 generated operating income of E51 million in the first six months of 1999.

     Communications

     Telecommunications. Operating income generated by Vivendi's telecommunications businesses increased from E102.8 million in the first six months of 1999 to E280.7 million in the first six months of 2000. The mobile telephony businesses (principally SFR) benefited from the general growth in the market. Operating income rose by 46% and operating margins by 2 points in a difficult competitive environment: Customer acquisition costs in France are the highest in Europe, although they declined in the second quarter. Operating losses generated by the fixed telephony businesses (Cegetel Entreprises and Cegetel 7) declined by half despite a very competitive market. Increased economies of scale resulting from an increased customer base, the rise of Internet traffic and a cost control policy largely offset a decline in prices for voice traffic. Vivendi Telecom International pursued its development in Hungary, generating operating income of E12.8 million.

     Multimedia and Publishing. The multimedia and publishing segment contributed E116.3 million to Vivendi's operating income in the first six months of 2000, representing an increase of 28% on a comparable basis. Havas's performance was in line with Vivendi's goal of improving its operating margin. In Havas's general public operations, operating income generated by Havas Interactive improved significantly. The education and reference operations grew also, due to new multimedia products and increased international activity.

     Audiovisual and Pay Television. Operating income generated by the audiovisual and pay television segment in the period was in line with Vivendi's expectations.

     Internet. The Internet segment generated an operating loss of E71.6 million, mainly as a result of start-up costs and the setting up of new sites and portals.

     Environmental Services

     Water. The water segment contributed operating income of E440.1 million to Vivendi's total for the first six months of 2000, an increase of 61.0% over the same period in 1999. The increase was largely due to the effect of the United States Filter Corporation acquisition. Growth on a comparable basis was 9.2%, compared to internal revenue growth of 13.4%. Internal growth was the result of increased activity and continued cost cutting efforts in France, improved volume in distribution and water treatment in North America and the effect of the Berlin water contract.

     Waste Management. Operating income generated by the waste management sector totaled E187.5 million for the period, an increase of 61%. Excluding the impact of the integration of Superior Services and the Waste Management assets, the increase would have been 19.8%. The bulk of the growth came from France (due to increasing paper prices, an increase in treated volumes and new contracts). Outside France, the operating income benefited from growth in the United States, Australia, Germany and Ireland.

     Energy. Including the effect of the reclassification of Sithe, energy-related operating income declined 30% to E118.1 million in the period. Excluding the reclassification, operating income rose 11.7%. Overall growth on a comparable basis stood at 8%, an increase primarily linked to increased volumes in Eastern and Central European countries, particularly in Moravia.

     Transportation. Operating income in transportation was E58 million for the period, an increase of 16.3% (a 4.2% increase on a same facility basis). This increase was primarily the result of the Stockholm metro contract and the Hillside contract, partially offset by increasing fuel prices.

     FCC. FCC's contribution to Vivendi's operating income was E95 million for the first six months of 2000. Internal growth was 11% excluding the effect of the deconsolidation of the real estate businesses.

     Construction and Real Estate

     Due to the disposals of Vivendi's interests in Nexity and Vinci, the construction and real estate segments no longer contribute to Vivendi's consolidated operating income. The operating income generated by those segments amounted to (euro)25 million for the first six months of 1999. The remaining assets generated operating losses of (euro)43 million (included in "other").

     Other

     Operating losses of Vivendi's other businesses amounted to (euro)33.9 million for the first six months of 2000, including Sithe's operating income ((euro)108.8 million) and losses generated by Vivendi's remaining real estate assets ((euro)43 million) and holding company costs.

     FINANCIAL EXPENSES/INCOME

     Vivendi's net financial expense was (euro)209.2 million for the first six months of 2000, as compared with a profit of (euro)0.3 million for the first six months of 1999. This decline was due largely to an increase of (euro)347.1 million in Vivendi's financing costs, which grew as a result of Vivendi's 1999 acquisitions. Vivendi's average cost of debt fell from 5.31% to 5.14% in the period. Vivendi recognized (euro)434.8 million in capital gains in 2000 (up from (euro)288.6 million in 1999), primarily in connection with the sale of portfolio securities, including the sale of treasury shares and shares of Alcatel. Allowances for financial provisions include allowances for financial risks ((euro)27 million) and depreciation of non-consolidated securities invested by the Internet segment through investment funds ((euro)22.7 million). Vivendi's financial expense/income is restated by the effect of the use of the average currency exchange rate (resulting in income of (euro)83 million).

     INCOME FROM OPERATIONS BEFORE EXCEPTIONAL ITEMS AND TAXES

     Vivendi's income from operations before exceptional items and taxes reached
(euro)950.6 billion for the first six months of 2000, up 13.1% from 1999. This growth results from the improvement in operating income described above.

     EXCEPTIONAL ITEMS, DEPRECIATION, AMORTIZATION AND PROVISION FOR EXCEPTIONAL ITEMS

     In the first six months of 2000, Vivendi recorded net exceptional income of
(euro)1.8 billion, compared to (euro)94.1 million in income in the same period in 1999. The following items explain the 2000 net exceptional income:

          (euro)1,865.8 million in capital gains, of which (euro)374.7 million was realized in connection with the sale of a 32.4% ownership interest in Vinci, (euro)340.7 million in connection with the sale by Sithe of 21 independent power production plants to Reliant; (euro)433.8 million in connection with the sale of CANAL Satellite and Multithematiques shares to Lagardere; (euro)86 million in connection with the sale of a CANAL+ subsidiary; and (euro)71.4 million in connection with the flotation of a different CANAL+ subsidiary;

          (euro)473.3 million in income recognized in connection with the dilution of Vivendi's stake in BSkyB in connection with a transaction between BSkyB and Kirch, a German company;

          (euro)18.3 million in restructuring expenses, net of allowances and releases, principally related to Sithe Energies and Dalkia;

          (euro)69.0 million in exceptional charges. The largest items in this category were a (euro)23.5 million increase in provisions related to assets of Vivendi's U.K. water operations and an (euro)18.9 million increase in provisions related to CANAL+'s film library.

     EQUITY IN NET INCOME OF AFFILIATES

     Vivendi's share of the net expense generated by the companies it accounts for using the equity method was E102.0 million for the period, compared with E55.7 million for the same period in 1999. This category consisted primarily of the net expense generated by BSkyB (E80.9 million), Elektrim (E38.9 million) and profits generated by Vinci (E13.3 million) and Nexity (E17.5 million).

     CANAL+, which has been consolidated since the fourth quarter of 1999, was accounted for using the equity method in the first six months in 1999. Its subsidiaries contributed a net expense of E32.6 million to Vivendi's total, compared with an expense of E12.1 million in the first six months of 1999 for CANAL+ and its subsidiaries.

     In the first six months of 1999, Audiofina contributed E37.1 million, and Cofiroute E10.4 million, to Vivendi's total net income. Audiofina was sold at the end of 1999; Cofiroute is now accounted for as part of Vinci.

     INCOME TAXES AND DEFERRED TAX

     Vivendi's income tax and deferred tax expense was E695 million for the first six months of 2000, compared to a gain of E70.6 million for the same period in 1999. The deferred tax expense was E291.2 million, as compared to a gain of E265.8 million for the first half of 1999. The 2000 figure principally reflects the use of deferred tax assets booked prior to 2000 in connection with disposals (such as Vinci, CANAL Satellite and Multithematiques) made in the first six months of 2000. In the first six months of 1999, the E265.8 million gain was associated primarily with deferred tax assets reduced due to the use of loss carryforwards of E296.9 million. Vivendi currently expects to use additional loss carryforwards in 2000.

     GOODWILL AMORTIZATION

     Goodwill amortization increased from E147.8 million to E252.4 million in the period. This increase was due to the rise of recurrent amortization (E194.3 million versus E115.5 million), primarily attributable to newly consolidated companies (especially USFilter, CANAL+ and Vivendi Telecom International). Non-recurrent goodwill amortization amounted to E58.1 million and included a provision of E36.9 million in connection with tax assets of Vivendi's real estate operations.

     NET INCOME

     Vivendi's consolidated net income rose 67.2% to E1,416.5 million in the first six months of 2000. This corresponds to net earnings per share of E2.36, compared with E1.71 per share for the first six months of 1999, a 38.3% increase. In the first six months of 2000, due to a capital increase that occurred in 1999, the average number of shares grew from 495.3 million to 600.2 million.

     EXPECTED RESULTS FOR 2000

     For 2000 as a whole, Vivendi expects continued improvement in the performance of its Communications and Environmental Services divisions for the remainder of 2000.

  1997-99

  OVERVIEW

     Vivendi grew substantially in the 1997-99 period, both in terms of revenue (E25.5 billion in 1997 compared to E41.6 billion in 1999, representing a 27.8% compound annual growth rate) and operating income (E596 million in 1997 compared to E2.3 billion in 1999, or a 95.7% compound annual growth rate). Revenue generated by its Communications division grew at an annual rate of 126.9%, from E1.7 billion to E8.6 billion, and its operating result went from a E199 million loss to a E552 million profit. In the Environment business, revenue increased by 25% a year to E22.4 billion, and operating income by 40% per year to E1.6 billion.

     Vivendi's growth was driven by both significant internal revenue growth (9.5% a year over the period) in its Communications and Environmental divisions, and through its policy of selective acquisitions in its core strategic businesses.

  INTERNAL GROWTH

     Communications

     Vivendi's goal is to become a leading European communications company. It intends to achieve that goal by aggressively expanding its ability to provide high-value added content and services over the full range of media: internet, television, print and mobile and fixed telephony. In the 1997-99 period, following this strategy has resulted in internal growth of 50% a year.

     Access. Vivendi's provision of access to communications services expanded rapidly in the 1997-99 period, chiefly due to a dramatic increase in demand for its mobile telecommunications services, which grew an average of 54% per year during the period. Cegetel's mobile phone subscriber base grew by more than 5 million during the period (from 2.23 million at the end of 1997 to 7.34 million at the end of 1999). Meanwhile, operating income reached E581 million in 1999, compared to a E40 million loss in 1997. SFR benefited from the dramatic expansion of the French market, where the mobile telephony penetration rate has tripled from 10% at the end of 1997 to 33.8% at the end of 1999. SFR was able to maintain its market share at 36% while generating more revenue per subscriber than its main competitors.

     Internal growth in telecommunications was also the result of Cegetel's expansion in the fixed-line consumer and professional markets, which were opened to competition in January 1998. Cegetel also benefited from growth in the Internet and data communications markets, which together represented the bulk of its fixed-line market growth over the 1997-99 period. Cegetel's revenue in the fixed-line market rose from E28.5 million in 1997 to E143.5 million in 1999. In the long distance fixed-line segment, Cegetel had 1.1 million clients as of December 31, 1999, having had none at the end of 1997.

     Content. Vivendi's publishing and multimedia segment generated internal growth of 6.2% over the period, helped by an improving advertising market in France and by the launch of several new periodicals. Vivendi expects the merger transactions to spur substantial internal growth in both its content and access activities.

     Environment

     In the 1997-99 period, Vivendi's Environment division capitalized on its historic competitive advantages to generate internal revenue growth of 8%. Primarily as a result of a E266 million cost cutting program, it was able to achieve internal growth in operating income of 11%.

     Internal revenue growth was principally due to a number of new contracts, including contracts to:

     - provide water and wastewater services to the city of Berlin through a partnership with RWE and Allianz (generating annual revenue of approximately E600 million) (the "Berlin water contract").

     - operate the Stockholm metro (annual revenue of approximately E180 million) (the "Stockholm metro contract").

     - operate a rail franchise from Hillside to Melbourne, Australia (annual revenue of E120 million, beginning September, 1999) (the "Melbourne contract").

     As a result of these and other new contracts, Vivendi had at the end of 1999 more than 80 million clients in the water sector, waste management capacity of 25 million tons a year, 40,000 energy services customers and transportation volume of one billion passengers a year.

     Growth Trends and Material Uncertainties

     Vivendi believes that it can continue to achieve substantial growth in 2000 and beyond. The key industry factors that will enable Vivendi to sustain significant internal growth in its two core businesses are:

     - In the Communications division, continuing growth in the mobile telephony sector, particularly in mobile data and wireless internet services, and increasing demand for multimedia services, which Vivendi intends to exploit by leveraging its key content assets, including those it will acquire in the Seagram transactions.

     - In the Environmental division, the acceleration of the trend towards privatization in the municipal market. Ten percent of the worldwide operating and management ("O&M") water market is currently privatized. Vivendi estimates that this percentage will grow to 35% by 2015. Similarly, although the O&M industrial water market is only 1% privatized today, it is growing at over 20% a year. Vivendi anticipates similar growth trends in its other environmental businesses.

     The factors that may cause Vivendi's expectations not to be realized include, but are not limited to, those described in "Introduction -- Risk Factors."

     EXTERNAL GROWTH

     The following is a summary of some of the material transactions and developments during the 1997-99 period in each of Vivendi's core businesses.

     Communications

     Over the 1997-99 period, Vivendi supplemented the strong internal growth in its Communications businesses discussed above by entering into joint ventures and acquisitions that significantly expanded its telecommunications, audiovisual and publishing assets.

     Telecommunications:

     - Cegetel acquired a 49.9% ownership interest in TD through investments made in July 1997 and December 1998 for a total price of E518.2 million (the "TD acquisition"). Through this acquisition, SNCF and Cegetel agreed jointly to make use of TD's fixed long distance network. Vivendi accounts for TD using the equity method. TD reduced Vivendi's net income by E17.1 million in 1998 and by E1.1 million in 1999.

     - In accordance with Vivendi's strategy of developing an international telecommunications customer base through acquisitions in high-potential countries, it purchased a 49% interest in a joint venture with Elektrim, a company that controls the leading Polish mobile telephony operator and the Polish cable operator Bresnam. The acquisition took place in December 1999. The total purchase price was E1,198.8 million.

     Audiovisual and Pay Television:

     - Vivendi purchased an additional 15% interest in CANAL+ in September 1999 for E1,374 million, increasing our total interest in CANAL+ to 49% and giving us control of the company. CANAL+ would have reduced Vivendi's operating income by E23 million in 1999 had it been included for the full year.

     - Also in September 1999, Vivendi acquired a 24.4% equity interest in BSkyB, the leading pay-television company in the United Kingdom and Ireland, through a merger with Pathe and a purchase of BSkyB shares from Granada and Pearson. The total purchase price was E1,258.8 million. Vivendi accounts for BSkyB using the equity method. BSkyB reduced Vivendi's net income by E13.7 million in 1999, and would have reduced net income by E141 million had it been included for the full year.

     - In July 2000, Vivendi issued a series of exchangeable notes with an aggregate principal amount of E1.44 billion. Each note has a nominal value of E24.22 and is exchangeable for one share of BSkyB stock. Vivendi may elect to give noteholders who exercise their exchange rights the cash equivalent of the then-prevailing market price of the BSkyB stock rather than the stock itself. The notes bear interest at 1% per annum and are scheduled to mature on July 20, 2003.

     Publishing and Multimedia. Acting on Vivendi's belief that controlling content and value-added services is a key competitive advantage for a telecommunications operator, it made a number of substantial content-related acquisitions in the 1997-99 period. It acquired 29.3% of Havas, then a multi-services communications company, in February 1997 and merged with it effective January 1, 1998. In 1998 and 1999, it significantly expanded Havas' international presence through a number of acquisitions:

     - At the end of 1998, Vivendi acquired Cendant Software (now Havas Interactive), the world's second leading developer of educational and games computer software, for E678 million (the "Havas Interactive acquisition"). Havas Interactive contributed E47.4 million to Vivendi's operating income in 1999 (E66.7 million before amortization).

     - In September 1998, Vivendi acquired Anaya, a Spanish publishing firm, for E199.7 million (the "Anaya acquisition"). Anaya contributed E30 million to Vivendi's operating income in 1998 and E10.2 million in 1999 (in 1998, the contribution reflected Anaya's results only for the second half of the year, when its performance is generally superior to that achieved in the first half).

     - In August 1999, Vivendi acquired MediMedia, a company specializing in the publication of medical information, for E237 million (the "MediMedia acquisition"). MediMedia contributed E10.7 million to Vivendi's operating income in 1999.

     Havas contributed E252 million to Vivendi's operating income in 1998 and E355 million in 1999. Vivendi believes that its contribution to the value of its company is even greater than these numbers suggest, however. Through Havas, Vivendi has dramatically increased the library of content it can offer users of its communications systems; as a result, Vivendi believes that it has substantially enhanced the value of those systems.

     Environment

     Over the 1997-99 period, Vivendi complemented internal growth in its environmental businesses with growth delivered by joint ventures and acquisitions that significantly expanded its asset base:

     - Water. Vivendi Water revenue grew 27% a year over the period. Internal growth averaged 4.7% a year, helping lead to Vivendi's E10.7 billion in 1999 environmental revenue. Meanwhile, operating income grew by 44% a year to E793 million in 1999, including internal growth of 7% a year, partially as a result of a cost reduction program initiated in 1997.

       Pursuant to Vivendi's strategy of making opportunistic acquisitions of environmental companies, Vivendi complemented its internal growth primarily through the acquisition of United States Filter Corporation, the world's leading manufacturer of water equipment and water treatment systems (the "United States Filter Corporation acquisition"). Vivendi acquired United States Filter Corporation in April, 1999 for E5,801 million. United States Filter Corporation contributed E339 million to Vivendi's operating income in 1999. It would have contributed E475 million had it been included for the full year.

     - Waste. Revenue in the waste sector grew 26% a year over the 1997-99 period, reaching E3.5 billion in 1999, with a balance of internal growth and acquisitions. Growth in operating income was similar. Vivendi's primary waste-related acquisitions were in furtherance of its strategy of expanding in both Europe and the United States. They included:

        - a controlling stake in Superior Services, a U.S. waste management company, acquired in June 1999 for E932.2 million (the "Superior Services acquisition"). Superior Services contributed E25 million to Vivendi's operating income in 1999 and would have contributed E29 million had it been included for the full year;

        - E103.5 million of hazardous waste-related assets from Waste Management, Inc. in March 1999 (the "Waste Management acquisition"). These assets contributed E13.3 million to Vivendi's operating income in 1999, and would have contributed E26 million had they been included for the full year; and

        - a controlling stake in Leigh Interest, a British waste management company, acquired in August, 1997 for E185.5 million (the "Leigh Interest acquisition"). Leigh Interest contributed E21.1 million to Vivendi's operating income in 1998 and, combined with Vivendi's other U.K. units, E36.8 million in 1999.

       Transportation. Revenue in transportation grew 21% a year over the 1997-99 period, reaching E2.4 billion in 1999, with a mix of internal growth, primarily as a result of new contracts, and acquisitions. Operating income growth was 45% per year, caused in part by productivity gains. Vivendi's primary transportation-related acquisition was its purchase in December 1997 of a controlling stake in Linjebuss, the leading transportation company in Scandinavia, for E156 million (the "Linjebuss acquisition"). Linjebuss contributed E16.3 million to Vivendi's operating income in 1998 and E7 million in 1999.

       FCC. In October 1998, in order to reinforce Vivendi's presence in the fast growing Spanish market, it acquired a 49% interest in the holding company that owns 56.5% of FCC (the "FCC acquisition"). Vivendi acquired this interest for E794.2 million. It proportionally consolidated FCC in its financial statements based on its interest in the holding company. FCC contributed E75 million to Vivendi's operating income in 1998 and E191 million in 1999.

     DIVESTITURES

     In 1995, Vivendi was involved in dozens of unrelated businesses. That year, it began to implement a long-term strategy of focusing on just two: communications and environmental services. It pursued that goal aggressively in the 1997-99 period, making substantial disposals of non-core assets.

     Communications

     In communications, the bulk of Vivendi's streamlining effort in 1997-99 was directed towards focusing Havas, which was highly diversified when Vivendi acquired it, on its multimedia and publishing operations. To that end, Vivendi sold:

     - Havas' yellow pages businesses to France Telecom for E411 million;

     - IP, an advertising management agency, to CLT for E207 million; and

     - Havas Voyages, a travel agency, to American Express Voyages, for E167 million.

     The proceeds of these sales have been distributed to Havas' shareholders as part of Havas' merger with Vivendi. Further sales included:

     - Havas' billboard advertising operations to the Decaux group for E877 million (the "billboard advertising sale"), generating a capital gain of E575 million;

     - 9% of Havas Advertising to a group of investors for E198.4 million (the "Havas Advertising sale"), generating a capital gain of E148.7 million; and

     - Vivendi's interest in Audiofina to Groupe Bruxelles Lambert for E704.1 million at the end of 1999, leading to a capital gain of E275.2 million (the "Audiofina sale").

     Construction and Real Estate

     Vivendi disposed of a substantial number of non-core real estate assets in 1997-99, including E1.2 billion of real estate assets to Unibail, Accor, Blackstone and Colony in 1999 (the "1999 real estate sales"), and E640 million of real estate assets to SITQ in 1997 (the "SITQ sale").

     Other

     Other disposals of non-core assets included Vivendi's sale of 24.6% of Electrafina, a holding company with investments in Suez Lyonnaise des Eaux, Audiofina and a number of international oil operations, to Groupe Bruxelles Lambert for E1.1 billion in June 1998 (the "Electrafina sale").

     BASIS OF PRESENTATION

     Inclusion of Acquisitions

     Information regarding businesses and interests Vivendi acquired between January 1, 1997 and December 31, 1999 is included only from the date of acquisition. For example, Vivendi includes only eight months of results for United States Filter Corporation because Vivendi acquired it at the end of April 1999. Subject to that qualification, the information below consolidates all of the businesses and interests Vivendi held at the end of 1999.

     Formation of Vivendi Environnement

     Vivendi Environnement was formed at the end of 1999. It brings together the majority of Vivendi's water, waste management, energy services and transportation businesses, as well as its interest in FCC. Vivendi transferred Generale des Eaux, Dalkia, United States Filter Corporation, Companie Generale d'Entreprises Automobiles and its interest in FCC to Vivendi Environnement in December 1999. Vivendi has not transferred all its environment-related subsidiaries or contracts to provide environmental services. The following information related to Vivendi's environmental segments includes (i) certain environment-related operations, contracts and subsidiaries not currently part of Vivendi Environnement and (ii) Vivendi's interest in Sithe, although it has not transferred that interest to Vivendi Environnement and does not intend to do so. Vivendi has agreed to transfer to Vivendi Environnement the operating income Vivendi receives under some environmental contracts that it has not yet transferred to Vivendi Environnement.

     DISPOSITION OF REAL ESTATE ASSETS

     In 1995, Vivendi regrouped its real estate business in its wholly-owned subsidiary CGIS. In response to the real estate crisis of the early 1990s in France, CGIS substantially restructured the business and entered into a divestiture program pursuant to which it has sold over E3 billion of real estate assets since 1995.

     In 1999, as part of this divestiture program, CGIS sold 40 hotels, mainly in Paris, and a group of office, retail and multi-purpose facilities (with 299,250 square meters of leaseable space and ancillary areas and 2,956 parking spaces).

     These sales resulted in the recognition of a net capital loss of E384 million.

     As part of Vivendi's strategy of focusing on its two core businesses, Communications and Environment, it has decided to withdraw from the real estate business in 1999. As a result:

     - Vivendi sold Nexity to a group of investors in July 2000. Nexity (formerly New CGIS) regroups Vivendi's ongoing real estate businesses. No significant capital gain arose from this disposal; and

     - Vivendi intends to sell Vivendi Valorisations (formerly CGIS Cantonnement) assets whenever favorable opportunities arise. Vivendi Valorisations regroups various real estate assets that cannot easily be transferred or sold. As part of this strategy, Vivendi has reviewed the value of its real estate assets through a future cash-flow analysis and, as a result, has recognised an additional reserve of E890 million in its 1999 accounts.

     In total, Vivendi incurred real estate-related losses of about E240 million in 1999, net of reversal of provisions and deferred tax assets.

     Taxes

     Vivendi files a consolidated tax return for all its French subsidiaries in which it has an ownership interest of 95% or more, as does Vinci. Vivendi booked deferred tax assets on net operating loss carryforwards and on timing differences when, in its opinion, it was more likely than not that some or all of the deferred tax assets would be realized. At each closing date, in light of the forecasted taxable incomes of each tax entity, Vivendi reviewed such judgments.

     At the end of 1998, Vivendi concluded that only a portion of its tax group's total tax loss carryforwards and timing differences could be offset against future taxable income. Vivendi estimated that only the losses expiring in 2002 and 2003 would be used. In 1999, Vivendi initiated and/or announced a number of transactions from which it anticipates realizing substantial capital gains. Because of the expected increase in its future taxable incomes, Vivendi has revalued the expected tax savings of its tax loss carryforwards at E1 billion.

     CONSOLIDATED OPERATIONS: 1999 VS. 1998

     Revenue

     Vivendi's consolidated revenue rose to E41.6 billion in 1999 from E31.7 billion in 1998. Of this 31.2% increase, 19.6% resulted from acquisitions, primarily of United States Filter Corporation and Superior Services, Havas Interactive and full effect of Vivendi's earlier acquisition of FCC. A further 9.7% was due to internal growth, principally in the telecommunications sector. The impact of changes in exchange rates, particularly in the U.S. dollar/euro exchange rate, accounted for the remaining 2%.

     Divisional analysis

     Communications had revenue of E8.6 billion in 1999, compared to E6 billion in 1998. Of this 43% increase, 23% was the result of internal growth in the telecommunications sector, caused primarily by a significant increase in demand for Vivendi's mobile telephony services. The remaining 21% resulted from acquisitions, principally of Havas Interactive, MediMedia and CANAL+ (the additional 15% ownership interest acquired in September 1999 caused Vivendi to consolidate CANAL+ fully from the fourth quarter of 1999, having previously accounted for Vivendi's interest using the equity method). The Communications division represented 21% of Vivendi's revenue in 1999, compared to 19% in 1998 and 6% in 1997.

     Vivendi's environmental businesses recorded revenue of E22.4 billion in 1999, compared to E16 billion in 1998. Of this 40% increase, 29% is attributable to external growth, principally its acquisitions of United States Filter Corporation and Superior Services. Approximately 8% was due to internal growth, which resulted primarily from the new contracts won during this period and from the full year impact of contracts won in the preceding years. The environmental businesses represented 54% of Vivendi's revenue, compared to 50.5% in 1998 and 56% in 1997.

     Construction and real estate accounted for E10.6 billion of Vivendi's total revenue in 1999, compared with E9.7 billion in 1998. This 9.3% increase is primarily attributable to acquisitions in the construction sector (3.1%) and internal growth (5.2%), particularly in its housing and commercial real estate businesses. Construction and real estate represented 25% of Vivendi's revenue in 1999, compared to 30.5% in 1998 and 37% in 1997.

     Geographic breakdown

     The table below summarizes the relative contribution of Vivendi's business divisions to its 1999 revenue and a breakdown between revenue generated in France and elsewhere.

                                                      FRANCE       OUTSIDE FRANCE       TOTAL
                                                   ------------    --------------    ------------
                                                   VALUE     %     VALUE      %      VALUE     %
                                                   -----    ---    ------    ----    -----    ---
                                                                   (IN E BILLION)
Communications...................................   6.8      29%     1.7      10%     8.5      21%
Environment......................................  10.0      42%    12.5      70%    22.5      54%
Subtotal Environment and Communications..........  16.8      71%    14.2      80%    31.0      75%
Construction & Real Estate.......................   7.0      29%     3.6      20%    10.6      25%
                                                   ----     ---     ----     ---     ----     ---
Total............................................  23.8     100%    17.8     100%    41.6     100%

     Vivendi's revenue in France totaled E23.8 billion, compared to E21.4 billion in 1998 (an 11% increase, most of which came from internal growth (10%)). The majority of this growth was in Communications, which increased its revenue by 34% to E6.8 billion. It had internal growth of 26%, due largely to the continued strong growth of its French telecommunications operations (up 42% in 1999 to E4.1 billion). The publishing and multimedia business grew 23% to E2.7 billion, mostly due to acquisitions. The environmental division's revenue generated in France increased 6% to E10 billion, with 4% internal growth. Vivendi's construction and real estate revenue increased 1.5% to E7 billion. In total, revenue generated in France in 1999 represented 57% of Vivendi's total revenue, compared to 67% in 1998.

     Revenue generated outside France increased 73% to E17.8 billion in 1999, primarily as a result of Vivendi's acquisitions of United States Filter Corporation and Superior Services and the inclusion of a full year of FCC and Havas Interactive. Internal growth, principally due to the impact of new environmental contracts, accounted for the remainder, or 10%. The Communications division's revenue outside France grew by 107% (5% internally) to E1.7 billion, or 20% of the division's total revenue. Environmental revenue outside France grew by 88% (13% internally) to E12.5 billion, or 55% of the total revenue of the division. Construction and real estate revenue outside France increased 28% (3% internally) to E3.6 billion. In total, business outside France represented 42.8% of Vivendi's total revenue, compared to 33% in 1998 and 32% in 1997.

     The breakdown of Vivendi's 1999 revenue outside France by geographic area is as follows:

                                           EURO
                                           ZONE        EUROPE
                                          OUTSIDE    OUTSIDE THE
                                          FRANCE      EURO ZONE     AMERICAS    OTHER    TOTAL    1998
                                          -------    -----------    --------    -----    -----    ----
                                                                  (E BILLION)
Communications..........................    0.7          0.3          0.6        0.1      1.7      0.9
Environment.............................    3.1          3.6          4.9        0.9     12.5      6.6
Subtotal Environment and
  Communications........................    3.8          3.9          5.5        1.0     14.2      7.5
Construction & Real Estate..............    2.1          1.0          0.1        0.4      3.6      2.8
                                            ---          ---          ---        ---     ----     ----
Total...................................    5.9          4.9          5.6        1.4     17.8     10.3
                                             33%          28%          31%         8%     100%     100%
                                            ---          ---          ---        ---     ----     ----
1998....................................    4.0          3.8          1.5        1.0     10.3

     In Europe, Vivendi's revenue increased 42.8% to E10.8 billion in 1999, an increase principally attributable to the integration of the European units of United States Filter Corporation, the inclusion of a full year of FCC and the acquisition of Teerbau, the leading road construction firm in Germany, in May 1999. Internal growth, largely due to the Berlin water contract and the Stockholm metro contract, accounted for the remainder.

     Revenue in the "euro zone" outside France (which includes 10 countries in Western Europe), increased 46.7% to E5.9 billion, due primarily to the integration of FCC over a 12-month period, the

Teerbau and CANAL+ acquisitions, the integration of the European businesses of United States Filter Corporation and the Berlin water contract. Three quarters of the revenue in this category was generated in Germany (E2.3 billion) and Spain (E2.1 billion).

     In European countries outside of the euro zone, revenue increased 29% to E4.9 billion in 1999, largely due to the inclusion of United States Filter Corporation's European businesses and the impact of the Stockholm metro contract. The United Kingdom is Vivendi's largest market in this region. Vivendi's 1999 U.K. revenue was E3.5 billion, up 17.6% from 1998. The bulk of the increase in the United Kingdom was caused by the inclusion of United States Filter Corporation's European businesses.

     In the Americas, Vivendi increased its revenue nearly fourfold in 1999 to E5.6 billion, principally because of its acquisitions of United States Filter Corporation, Superior Services and Havas Interactive. Internal growth was 23.8%, primarily in the water and waste management sectors.

     In the Asia/Pacific region, revenue reached E0.8 billion in 1999, including E0.3 billion in Australia, up 71% from 1998. This growth is attributable primarily to Vivendi's acquisition of United States Filter Corporation and Havas Interactive and new transportation contracts, especially the Melbourne contract. Vivendi's exposure to risks related to emerging markets remained very limited in 1999, as revenue in these areas was approximately E1 billion, or 2.4% of the yearly total.

     Operating Expenses

     Vivendi's total operating expenses amounted to E39.3 billion in 1999, a 29.4% increase over 1998. On a comparable basis (excluding the effects of changes in the scope of consolidation, and changes in currency exchange rates), the increase was 8.6%, compared to an increase of revenue of 9.7%. This performance is mainly attributable to the Communications division, where, on a comparable basis, net operating expenses grew by 17% and revenue by 22.9%. This development results primarily from the fact that costs associated with the rapidly-growing telecommunications business in France are largely fixed.

     The Environment division's operating expenses grew by 7.5% on a comparable basis in 1999, close to the 7.7% growth in revenue. Productivity gains in Vivendi's French operations were partially offset by increased development costs associated with Vivendi's international expansion.

     Operating Income

     Operating income amounted to E2.28 billion in 1999, a 71.3% increase over 1998 (33.5% on a comparable basis). Revenue grew 9.7% on a comparable basis, causing a 1.3% improvement (to 5.5%) in Vivendi's operating margin of 1.3% to 5.5% in 1999. The remainder of the operating income increase is attributable primarily to the acquisitions described above.

     The table below summarizes the contributions of Vivendi's business segments to its 1999 and 1998 operating income:

1999 OPERATING INCOME                                          1999       1998
---------------------                                         -------    -------
                                                                 (E MILLION)
Telecommunications..........................................    350.6       22.5
MultiMedia and Publishing...................................    354.5      252.2
Audiovisual and Pay Television..............................   (102.7)      (4.8)
Internet....................................................    (50.8)      (6.4)
Subtotal Communications.....................................    551.6      263.5
Water.......................................................    792.7      405.0
Waste.......................................................    277.7      225.8
Energy Services.............................................    297.3      290.5
Transportation..............................................     96.1       75.2
FCC.........................................................    190.5       74.5
Subtotal Environment........................................  1,654.3    1,071.0
Construction................................................    175.7       82.4
Real Estate.................................................     36.8       (3.0)
Subtotal Construction and Real estate.......................    212.5       79.4
Other.......................................................   (137.9)     (82.6)
Total.......................................................  2,280.5    1,331.3

     Operating income generated by Vivendi's Communications division doubled to E551.6 million (and grew by a factor of 2.4 on a comparable basis), representing 24% of its total operating income, compared to less than 20% in 1998. This growth came primarily from its telecommunications business, where operating income rose from E22.5 million to E350.6 million. This increase was primarily a consequence of the increased profitability of Vivendi's French mobile business, which had operating income of E581 million, up from E291 million in 1998, and improved its operating margin to 16% from 11% in 1998. In addition, Cegetel's fixed telephony business start-up losses were materially reduced, from E264 million in 1998 to E215 in 1999. Finally, the multimedia and publishing sector generated a 40% increase in operating income, a gain that resulted equally from the integration of Vivendi's acquisitions and from an improvement in Havas' profitability. These increases were partially offset by CANAL+'s operating loss of E92.8 million, and by start-up losses of E50.8 million generated by Vivendi's Internet businesses.

     Operating income generated by Vivendi's environmental businesses reached E1.7 billion in 1999, up from E1.1 billion in 1998. This 54.4% increase is attributable primarily to the consolidation of United States Filter Corporation, which contributed approximately E339.1 million to Vivendi's 1999 operating income. Internal growth, primarily resulting from new environmental contracts such as those described above, was 9.8%.

     Vivendi's environmental businesses contributed 73% of its operating income in 1999, compared to slightly over 80% in 1998.

     Construction and real estate's contribution to Vivendi's operating income nearly tripled to E212.5 million, compared to E79.4 million in 1998. On a comparable basis, operating income grew 61%, primarily resulting from a general improvement in European construction markets, the refocusing of Vivendi's businesses on higher margin segments (particularly road building and engineering as opposed to pure construction works), and the general recovery of the French real estate market.

     Financial Expenses/Income

     Vivendi's net financial expense was E220.1 million in 1999, as compared with a profit of E9.3 million in 1998. This decline was due largely to an increase of E463.9 million in Vivendi's financing costs, which grew as a result of its 1999 acquisitions. As a result of the hedging policy Vivendi put in place at the end of 1998, its average cost of debt fell from 5.45% to 5.13% between 1998 and 1999 despite rising interest rates. Allowances for financial provisions were E162.9 million in 1999, down from E298 million in 1998. This decrease was caused principally by lower allowances for financial risks due to the cancellation of certain real estate risks. Vivendi recognized E450.6 million in capital gains in 1999 (down from E553.2 million in 1998), primarily in connection with the sale of portfolio securities, including the sale of treasury shares and shares of Alcatel and Saint-Gobain. Vivendi recorded a E102.6 million exchange profit primarily as a result of the increase in the value of the U.S. dollar against the euro, compared to a loss of E10.4 million in 1998.

     Income From Operations Before Exceptional Items and Taxes

     Vivendi's income from operations before exceptional items and taxes reached E2.1 billion in 1999, up 53.7% from 1998. This growth resulted from the improvement of the operating income described above.

     Exceptional Items, Depreciation, Amortization and Provision for Exceptional Items

     In 1999, Vivendi recorded a net exceptional loss of E837.8 million, compared to a E249.3 million profit in 1998. The following items explain the 1999 net exceptional loss:

     - E650.8 million in capital gains, of which E575.4 million was realized in connection with Havas' billboard advertising business sale; E275.2 million in connection with the sale of Vivendi's 18.7% interest in Audiofina; and E148.7 million in connection with the sale of 9% of Havas Advertising. These gains were partially offset by a pre-tax capital loss of E386.7 million incurred in connection with the sale of CGIS's real estate assets;

     - E1.42 billion in exceptional charges, of which nearly E800 million consisted of provisions related to real estate assets, particularly the multi-year construction programs, which Vivendi revalued to facilitate the process of selling them; E318.5 million in provisions related to the accelerated write-off of CANAL+ digital set-top boxes that must be replaced sooner than expected by a new generation of equipment made necessary by the development of multi-access portals; and

     - E95.1 million in restructuring expenses, net of allowances and releases, which break down by business as follows:

       -- E 34.5 million related to the water business. Cost cutting measures consist of a rationalized and unified policy of purchases, a unified human resources policy, and the reorganization of the international activities of certain entities (as a result of the purchase accounting principles, the United States Filter Corporation restructuring provisions have no effect on the income statement);

       -- E 28.1 million attributable to the energy services businesses, mainly in connection with the reorganization of our U.K. operations;

       -- E 25.1 million incurred in the construction businesses in connection with rationalization programs, especially in France and Germany, and with the implementation of new technology by our civil engineering business. The European construction markets were affected by the global recession and required rationalization programs at the end of the 1990's. At the beginning of 2000, Vivendi sold its majority stake in Vinci; consequently, there will be no additional restructuring costs and provisions accounted for in Vivendi's financial statements; and

       -- E 7.4 million attributed to Vivendi's multimedia and publishing businesses (as a result of Vivendi's use of the purchase accounting treatment, the Anaya and Medimedia restructuring provisions have no effect on the income statement).

     Vivendi implemented these plans in order to improve its operating margin ratio (operating income divided by revenue), restore the profitability of loss-making entities and integrate newly acquired companies. They consist of cost cutting programs, rationalization of administrative and commercial structures and development of new synergies. Vivendi expects these plans to have a significant positive effect on its operating income for year 2000 and the years thereafter.

     Income Taxes

     Vivendi's income taxes and deferred tax result for 1999 is a profit of E0.8 billion, compared to an expense of E90 million in 1998. As noted above, the E0.8 billion profit is due to the fact that Vivendi recognized in 1999 a deferred tax asset of E1 billion.

     Goodwill

     Goodwill amortization increased significantly in 1999. This increase is due primarily to strategic acquisitions, particularly of United States Filter Corporation (goodwill amortization of E30 million) and Havas Interactive (goodwill amortization of E28 million) as well as from Vivendi Environnement (goodwill amortization of E45 million). As a result of the United States Filter Corporation acquisition, and as part as of the restructuring of Vivendi's activities in the United States, Vivendi wrote down the goodwill related to Aqua Alliance (E92 million) and its subsidiaries (E90 million).

     Equity in Earnings of Affiliates

     Vivendi's share in the net income of affiliated companies accounted for by the equity method amounted to E32.9 million in 1999, compared with E42.5 million in 1998. As in 1998, this category consisted primarily of the net income generated by Cofiroute (E26 million compared with E21.4 million in 1998), Havas Advertising (E11.3 million compared with E13.6 million in 1998) and General Utilities' U.K. subsidiaries (E21.3 million compared with E17.4 million in 1998).

     CANAL+, which was fully consolidated during the last quarter of 1999, was accounted for using the equity method for the first nine months of 1999. CANAL+ and its subsidiaries contributed a negative E20 million to Vivendi's net income, compared with a negative E9.6 million in 1998. BSkyB contributed a negative income of E13.7 million.

     Net Income

     Vivendi's consolidated net income rose 27.7% to E1,431.4 million in 1999. This corresponds to net earnings per share of E2.7, as compared with E2.46 in 1998, a 10% increase. In 1999, due to a capital increase, the average number of shares grew from 455.6 million to 529.6 million.

     As noted above, the impact of Vivendi's real estate business on its total 1999 net income was negative E240 million.

     SEGMENT OPERATIONS: 1999 VS. 1998

     The following discussion explains in more detail developments within each of Vivendi's divisions in terms of revenue, expenses and operating income.

     Communications

     Telecommunications. Cegetel's revenue increased by 42% to E4.0 billion. This growth was due in part to the performance of SFR, whose revenue increased by 37% to E3.7 billion in 1999, largely as a result of a 73% increase in its user base, from 4.25 million customers at the end of 1998 to 7.34 million at the end of 1999. The volume increase was in line with the French mobile market growth, where penetration grew from 19% at the end of 1998 to 34% at the end of 1999. Monthly usage per customer increased from 210 minutes in 1998 to 240 minutes in 1999.

     Cegetel's growth was partially offset by a 16% decrease in its average revenue per customer, from E63 to E53, which resulted primarily from lowered prices. Price declines were caused by intense competition in the French market and of the increased popularity of prepaid, rather than contract, arrangements. Prepaid customers represented 32.8% of SFR's total customer base at the end of 1999, up from 14.5% at the end of 1998. Prepaid customers generated average monthly revenue of E23, compared to E59 for the average contract customer. Moreover, SFR suffered from an increase in non-revenue generating mobile-to-mobile calls, and from a 20% decline in fixed-to-mobile rates implemented in September 1999 at the request of the ART.

     Vivendi's fixed telephony business revenue more than doubled to E317 million in 1999, compared to E147 million in 1998. Cegetel 7's revenue almost tripled to E143 million. This growth is due largely to a 700,000 increase in Cegetel 7's subscriber base, from 400,000 in 1998 to 1.1 million in 1999 (traffic tripled to 1.6 billion minutes as well), partially offset by an average 25% price decrease, principally the result of the intense competition in this segment of the French telecommunications market. Cegetel 7 was able to win a market share of approximately 7% in 1999, half of the market share relinquished by France Telecom to its competitors. Cegetel Entreprises' revenue doubled to E175 million, coming from a sharp increase in traffic (which almost quadrupled to 1.1 billion minutes), mitigated by significant price pressure on voice products.

     Finally, in 1999, Vivendi increased its ownership interest from 40% to 100% in the Hungarian fixed telephony operator Magyar Telecom, and therefore consolidated it for the first time. Revenue generated by Magyar Telecom totaled E24 million.

     In 2000, Vivendi expects significant growth in Cegetel's revenue as a result of increasing mobile phone usage in France, but expects this growth to be partially offset by continued price pressure. Price pressure could relent, however, with the introduction of new mobile data services. On the fixed telephony side, Vivendi also expects strong growth in 2000.

     Expenses rose 31.5% to E3.7 billion, compared to an increase in revenue of 42.7% on an approximately comparable basis. The change is mainly attributable to the fact that SFR's average customer acquisition cost increased by 7% to E276 due to intense competition, particularly in the last quarter of the year. Other cost items per gross customer materially decreased, especially technical and information technology costs. Overall, the total cash cost per new customer declined by 13% to E47. Cegetel expects a sharp increase in its revenue in 2000, and consequently a significant increase in its acquisition costs, which should be offset by decreases in other cost items per customer.

     Operating income for Vivendi's telecommunications businesses increased to E350.6 million from E22.5 million in 1998. Cegetel accounted for E366 million of the 1999 total, having contributed E27 million in 1998. Cegetel's contribution was partially offset by a E15 million operating loss generated by the international operations of VTI, particularly the newly consolidated Magyar Telecom, and development and overhead expenses.

     Within Cegetel, SFR's operating income doubled to E550 million, while its revenue increased by 37% to E3.7 billion. This performance was due to the decline in the average cost per marginal mobile phone user, explained above, which resulted in an improvement in operating margin from 11% to 16%.

     Cegetel 7's operating loss significantly decreased to E58 million, compared to a E102 million loss in 1998, due to a leaner cost structure and a 30% drop in customer acquisition and customer care costs.

     Cegetel Entreprises' operating loss decreased from E193 million to E148 million in 1999, due to a cost control program put in place in early 1999 and network restructuring. These efforts were partially offset by continued high interconnection costs to France Telecom's network.

     Multimedia and Publishing. Vivendi's multimedia and publishing businesses generated revenue of E3.3 billion in 1999, up from E2.9 billion in 1998. This 15.3% increase is principally attributable to Vivendi's acquisition of Havas Interactive, which accounted for E536 million in revenue. The increase on a comparable basis was 3%. Forty percent of the revenue was generated outside France, compared to 27% in 1998, reflecting the integration of Havas Interactive (which generated 80% of its revenue in the United States), Medimedia, the world leader in drug information (75% of revenue outside France) and Anaya, the leading Spanish publisher of educational publications (revenue of E188 million in 1999). Seventeen percent of the revenue in this segment came from electronic media (mostly educational and game CD-ROMs) compared to 5% in 1998.

     Havas accounts for the bulk of the revenue in this category, with two main divisions:

     - the Business and Professional division recorded revenue of E1.3 billion, up 9% from 1998, mostly due to an outstanding advertising market for professional publications in France and in the United Kingdom, and to the integration of MediMedia for six months.

     - the General Public division's revenue amounted to E1.5 billion, up 60% on 1998, mostly due to the integration of Havas Interactive. The performance of the general literature and the education and reference segments were offset by the adverse performance of the France Loisirs book club.

     In 2000, Vivendi expects total revenue of the multimedia and publishing segment to be fairly stable, with the continued growth of Havas Interactive being offset by the deconsolidation of the advertising billboard business (which generated E274 million in revenue over six months in 1999). Moreover, despite the refocusing of Havas on publishing and multimedia, its revenue remains approximately 30% dependent (down from 50% in 1997) on the advertising market, which may not be as strong as it was in 1999. Finally, Havas Interactive's multimedia revenue could be adversely affected by continued price pressure in educational and games computer software, particularly in the United States, or by possible delays in the launch of new products.

     Expenses rose 12.9% to E3.0 billion. On a comparable basis, expenses rose 1.7% and revenue rose 3%. This improvement is due primarily to the restructuring plan implemented in 1998 following Vivendi's acquisition of Havas. It has resulted in strong growth in operating margin, from 3% in 1997 (based on the accounts of the former Havas group) to 9% in 1998 and 11% in 1999. Going forward, Vivendi will continue to pursue restructuring efforts in newly acquired companies, particularly Havas Interactive and Anaya.

     The multimedia and publishing businesses contributed E354.5 million to Vivendi's operating income in 1999, an increase of E102.3 million from 1998, largely because of the acquisitions described above. On a comparable basis, operating income increased by 25%, mainly because of a E22 million reversal of operating provisions linked to cancellation of expected risks. Internal growth was 3%, and resulted largely from productivity enhancements in Vivendi's French operations.

     Audiovisual. Vivendi's audiovisual segment contributed E1.15 billion to Vivendi's total revenue in 1999, including CANAL+'s October through December contribution of E951 million. Until September 30, Vivendi accounted for CANAL+ using the equity method; before that date, it did not include CANAL+ revenue in its total revenue. One-third of CANAL+'s 1999 revenue was generated outside of France, mainly in other European countries.

     Expenses amounted to E1.0 billion, due in part to the fact that CANAL+ was consolidated only for the fourth quarter when customer acquisition costs are typically high.

     Vivendi's audiovisual operating loss of E102.7 million, up from a E4.7 million loss in 1998, was largely the product of CANAL+'s loss of E92.8 million. The CANAL+ loss was due in part to its consolidation in Vivendi's 1999 accounts only for the last quarter of the year, and in part to the integration of its subsidiary Telepiu, which contributed a E65 million operating loss in the fourth quarter 1999. This loss came from the need to invest heavily in customer acquisition in order to maintain Telepiu's leadership in the very competitive Italian pay-television market.

     Internet. Vivendi's Internet businesses expanded rapidly in 1999. However, revenue is still not significant, as many operations are still in the early stages of their development. Due primarily to marketing costs and the undeveloped nature of the Internet industry in general, these businesses generated an operating expense of E50.8 million in 1999, up from a E6.4 million loss in 1998. The increase results from the costs of developing a larger number of new operations.

     Vivendi expects to incur losses of greater magnitude for the next several years in accordance with its strategy of building leading European Internet brands.

     Environmental Services

     Total revenue in Vivendi's environmental services sector amounted to E22.4 billion in 1999, representing an increase of 39.8% over 1998, of which 29% was due to acquisitions, 7.7% to internal growth and the remainder due to the effect of changes in currency exchange rates, particularly the U.S. dollar/euro rate (3.0%). Outside of France, sales increased by 88%, of which 13% was related to internal growth. International sales amounted to E12.5 billion in 1999.

     Expenses increased by 38.7% to E20.8 billion in 1999. On a comparable basis, the increase was 7.5%, which is in line with the increase in revenue.

     Operating income from Vivendi's environmental services sector increased by 54% to E1.7 billion in 1999. This increase is primarily attributable to the acquisitions of United States Filter Corporation, Superior Services, hazardous waste-related assets from Waste Management and Vivendi's interest in FCC. On a comparable basis and excluding changes in accounting policies, growth was 9.8%, an increase attributable primarily to new contracts in the water, waste management and transportation segments.

     Water

     In 1999, Vivendi's water business generated revenue of E10.7 billion, an increase of 58.9% over 1998. This increase results principally from the acquisition of United States Filter Corporation, which contributed E3.6 billion between May 1 and December 31, 1999. Internal growth for water as a whole was 4.7%.

     In France, revenue increased by 5.3% to E5.5 billion. French water distribution accounted for revenue of E5.3 billion, an increase of 2.6% over 1998. Approximately one-third of this increase resulted from an increase in the volume of water distribution and two-thirds from price increases. Works contractors (mainly in OTV) generated consistent revenue despite increasing competition. In fiscal 2000, Vivendi expects a similar competitive environment, but expects that the integration of the French operations of United States Filter Corporation will help increase Vivendi's market share.

     Internationally, net revenue was E5.1 billion in 1999 compared to E1.5 billion in 1998, an increase mostly due to the consolidation of United States Filter Corporation. Internal growth reached 14.8%, due largely to the ramp-up of existing contracts and to newly acquired contracts, particularly the Berlin water contract, which contributed revenue of E103 million for a two month period.

     Operating expenses rose to E9.9 billion, an increase of 4.5% on a comparable basis. This increase was slightly less than the internal revenue growth due to cost-cutting efforts in France, partially offset by increased international development costs.

     Vivendi's water business contributed operating income of E793 million to Vivendi's total for 1999, an increase of 95.7%, largely due to United States Filter Corporation, which contributed operating income of E339.1 million. Growth on a comparable basis stood at 9.2%, compared to an internal revenue growth of 4.7%. This performance was due to continued cost-cutting efforts in the French water business. Vivendi's overall operating margin rose from 6.2% to 7.4% in 1999.

     In 2000, Vivendi expects net revenue to grow significantly as a result of the integration for the full year of United States Filter Corporation and of the Berlin contract. However, this growth could be affected by possible divestitures of certain business units of United States Filter Corporation. Vivendi also intends to pursue cost-cutting efforts in France and in the United States as part of the integration of United States Filter Corporation. However, labor regulations, particularly in France, could prevent or delay the implementation of cost-cutting measures.

     Waste Management. Vivendi's waste businesses generated revenue of E3.5 billion in 1999, representing an increase of 24.1% from 1998. Internal growth was 9.3%, resulting primarily from a number of new contracts. Outside France, revenue growth was 51%, approximately 30% from acquisitions, particularly of the Waste Management assets (which were consolidated over six months and contributed E181 million), and Superior Services (which was consolidated over five months and contributed E176 million). An additional 13.5% came from internal growth, and 9.1% from the effect of changes in exchange rates.

     Operating expenses reached E3.2 billion, up 10% on a comparable basis, slightly more than revenue internal growth, due to higher than expected international development costs.

     Operating income generated by the waste management sector totaled E277.7 million, an increase of 23%. On a comparable basis, the increase was 11%. The bulk of the growth came from the acquisitions of Superior Services and Waste Management, which contributed E25 million and E13 million, respectively, to our operating income.

     In 2000, while Vivendi does not expect internal revenue growth to increase materially, revenue should benefit from the full year integration of the acquisitions mentioned above, in addition to smaller acquisitions it expects to make in the United States as part of its strategy to consolidate the position of Superior Services in the solid waste market.

     Energy. Vivendi's energy-related revenue increased 10.7% in 1999 to E3.9 billion (E2.8 billion from operations conducted within Vivendi Environnement and E1.1 billion from Sithe). Internal growth was 6%.

     Within Vivendi Environnement, Dalkia's revenue increased 5.2%, primarily (3.5%) due to internal growth caused by the ramp-up of cogeneration contracts in France and Eastern Europe.

     Sithe's contribution to Vivendi's revenue increased by 14.7%, reflecting the inclusion of the Boston Edison power plants for the full year and the GPU power plants for more than one month.

     Operating expenses for the energy segment reached E3.6 billion, an increase of 7% on a comparable basis over 1998, compared to a 6% internal growth. While Dalkia's operating expenses grew by a modest 2.4% (versus 3.5% internal growth) due to cost containment measures, Sithe's operating expenses increased by 21.3% as a result of higher than expected development costs, particularly those associated with the acquisition of GPU power plants.

     Energy-related operating income was up 2.3% to E297.3 million in 1999 (E170.6 million from Dalkia and E126.7 million from Sithe). Overall growth on a comparable basis stood at 23%.

     Dalkia's operating income growth rose 25.7% as a result of favorable weather conditions in France, cost control measures, particularly in connection with purchasing and overhead expenses, and the impact of new contracts won in Moravia.

     Operating income contributed by Sithe declined by 29.5% at constant exchange rates. This decline is due to Sithe's assignment to Niagara Mohawk ("Nimo") of certain long-term contracts in 1998. The termination of these contracts was the result of a restructuring required by Nimo, which paid Sithe a E329 million indemnity in 1998. Excluding the effect of the assigned contracts, Sithe's contribution to Vivendi's operating income grew 23.3% in 1999, mainly because of the full contribution of the Boston Edison power plants, which benefited from the opening of the New England Power Pool and the non-recurrence of adverse 1998 events at one of its plants.

     In 2000, Vivendi expects Sithe's contribution to Vivendi's revenue to decline as a result of the completed sale of the GPU power plants. Vivendi expects substantial growth in Dalkia's revenue, however, as a result of its recent acquisitions in Eastern Europe and increasing demand for cogeneration and its facilities management services.

     Transportation. Vivendi's transportation business generated E2.5 billion in revenue in 1999, up 23.3% from 1998. Growth as a result of acquisitions was approximately 2% and internal growth was 15.2%, the latter resulting primarily from new contracts such as the Stockholm metro contract and the Melbourne contract. The remainder resulted from changes in exchange rates, chiefly the appreciation of the British pound against the euro.

     Operating expenses reached E2.4 billion, up 16% on a comparable basis, in line with internal revenue growth.

     Operating income was E96.1 million, an increase of 27.7% on 1998 (a 20% increase on a comparable basis). This increase was primarily the result of increased passenger traffic in the United Kingdom, which led to higher productivity in Vivendi's operations there.

     In 2000, Vivendi expects Connex to achieve substantial growth, primarily as a result of its purchase of urban transit assets from Via-GTI. The integration of the new contracts won should improve Vivendi's operating performance. Vivendi's performance could, however, be affected by factors including higher staff costs and/or the results of bidding for renewals of Connex's South Central contract in the United Kingdom.

     FCC. FCC generated revenue of almost E4 billion in 1999, of which Vivendi's 49% share was E1.9 billion, compared with E0.8 billion for 6 months of 1998. Approximately E1.3 billion of Vivendi's share came from FCC's construction and other businesses and E0.6 billion from its water and waste operations. Revenue for the second half of 1999 was E1.0 billion, against E848 million for the same period of 1998.

     FCC's contribution to Vivendi's operating income was E190.5 million in 1999, compared to E74.5 million for the second half of 1998. Operating income for the same period in 1999 was E104 million.

     Construction and Real Estate

     Vivendi's construction and real estate businesses generated E10.6 billion in revenue in 1999, up from E9.7 billion in 1998, a 9.1% increase of which 5.1% came from internal growth. The main acquisitions were Teerbau (which contributed E457 million in revenue over 6 months), Sogeparc (E89 million of revenue over 6 months) and Terre Armee International (E112 million of revenue for the full year). These increases were offset by a E350 million reduction in revenue that resulted from disposals of real estate assets.

     Internal growth was 3.4% in the construction business and 14.5% in the real estate business, primarily as a result of a general improvement in the French real estate market.

     Vivendi's construction and real estate businesses accounted for 9.3% of its total 1999 operating income (E212.4 million, compared to E79.4 million in 1998). On a comparable basis, growth was 60.9%.

     Construction. The construction segment consists primarily of Vivendi's 49.2% interest in Vinci. Construction's contribution to Vivendi's total revenue was E8.9 billion in 1999, up 12.9% from 1998, 3.4% on a comparable basis. In France, revenue was E5.4 billion, up 5%, largely as a result of a cyclical recovery in European construction markets and a greater emphasis on higher margin contracts with commercial and industrial customers. Revenue outside France was E3.5 billion in 1999, up 27.4% over 1998, principally due to the Teerbau and Terre Armee acquisitions.

     Operating expenses increased by 2.9% to E8 billion (on a comparable basis), slower than revenue growth, reflecting continued cost cutting efforts.

     Construction added E175.7 million to Vivendi's 1999 operating income, double its 1998 contribution, and up 45.5% on a comparable basis. This increase is due to a sharp recovery in the building and civil engineering businesses in France, a significant increase in road construction contracts and the Sogeparc acquisition.

     In February 2000, Vivendi sold a 32% stake in Vinci, reducing its interest to 16.9%.

     Real Estate. Real estate contributed E1.7 billion to Vivendi's 1999 revenue, down from E1.8 billion in 1998. This 7.3% decrease resulted from the fact that Vivendi disposed of assets representing revenue of more than E350 million during the year. On a comparable basis, property revenue increased 14.5% due to cyclical growth in demand for new housing and commercial real-estate services after several years of weakness in volume and prices.

     Operating expenses increased by 13.3% to E1.5 billion on a comparable basis, slower than revenue growth, reflecting the significant cost containment program initiated in 1996.

     CONSOLIDATED OPERATIONS: COMPANY RESULT 1998 VS. 1997

     Revenue

     Vivendi's consolidated revenue reached E31.7 billion in 1998, compared with E25.5 billion in 1997. Of this 24.6% increase, 16.8% resulted from acquisitions, primarily of Havas. A further 9% was caused by internal growth, principally due to increased demand for Vivendi's telecommunications services. These factors more than offset the effect of changes in exchange rates (-1%).

     Communications had revenue of E5.9 billion in 1998, compared to E1.7 billion in 1997. Of this 257% increase, 76.9% was the result of internal growth in the telecommunication sectors, caused primarily by a significant increase in demand for Vivendi's mobile telephony services. The remaining 180.1% resulted from acquisitions, principally of Havas, which added E2.9 billion of revenue.

     Vivendi's environmental businesses recorded revenue of E16 billion in 1998, nearly 50.5% of Vivendi's total revenue for the year. In 1997, revenue generated by those businesses was E14.3 billion, 56.2% of Vivendi's total. Of the more than 12% increase in 1998, 8% was due to external growth, principally caused by the FCC acquisition. Approximately 5.6% was due to internal growth, largely in Vivendi's waste management operations and Sithe.

     Construction and real estate accounted for E9.7 billion of Vivendi's total revenue in 1998, compared to E9.4 billion in 1997. Increases in Vivendi's housing and hotel revenue caused by improvements in general economic conditions were partly offset by its adoption of a more conservative development strategy in its construction business.

     The table below summarizes the relative contribution of Vivendi's business divisions to its 1998 revenue and a breakdown between revenue generated in France and elsewhere.

                                                                             OUTSIDE
                                                               FRANCE        FRANCE         TOTAL
                                                             -----------   -----------   -----------
                                                             VALUE    %    VALUE    %    VALUE    %
                                                             -----   ---   -----   ---   -----   ---
                                                                         (IN E BILLION)
Communications.............................................   5.1     24%   0.8      8%   5.9     19%
Environment................................................   9.4     44%   6.7     64%  16.1     51%
Subtotal Environment and Communications....................  14.5     68%   7.5     72%  22.0     70%
Construction & Real Estate.................................   6.9     32%   2.8     28%   9.7     30%
Total......................................................  21.4    100%  10.3    100%  31.7    100%

     Vivendi's revenue in France totaled E21.4 billion, compared to E17.3 billion in 1997, or a 24% increase (10% of which was internal). This growth came primarily from the Communications division, in which revenue increased threefold to E5.1 billion. Communications had internal growth of 77% due to continued strong growth in the French telecommunication business (which generated revenue of E2.9 billion, up 78% from 1997). The publishing and multimedia business benefited from the integration of Havas, generating revenue of E2.2 billion in France. Meanwhile, revenue generated by Vivendi's French environmental businesses increased 4.5%, of which 3.2% was due to internal growth. Construction and real estate revenue increased by 3.9% to E6.9 billion. In total, revenue generated in France accounted for 67% of Vivendi's 1998 revenue.

     Revenue outside France rose to E10.3 billion from E8.2 billion in 1997, primarily as a result of the FCC and Havas acquisitions. Internal growth, largely the product of new contracts in the environment sector, was approximately 7.2% (10.3% for Vivendi's environmental businesses). Revenue generated outside France constituted 32% of Vivendi's 1998 total revenue (41% for Vivendi's environmental businesses).

     The breakdown of Vivendi's 1998 revenue outside France by geographic area is as follows:

                                                     EURO
                                                     ZONE       EUROPE
                                                    OUTSIDE   OUTSIDE THE
                                                    FRANCE     EURO ZONE    AMERICAS   OTHER   TOTAL   1997
                                                    -------   -----------   --------   -----   -----   ----
                                                                        (IN E BILLION)
Communications....................................     .4          .2          .1        .1      .8
Environment.......................................    1.3         3.4         1.4        .6     6.7     5.4
Subtotal Environment and Communications...........    1.7         3.6         1.5        .7     7.5     5.4
Construction & Real Estate........................    2.2          .2          --        .4     2.8     2.8
Total.............................................    3.9         3.8         1.5       1.1    10.3     8.2
                                                       38%         37%         15%       10%    100%    100%
1997..............................................    5.4                     1.9        .9     8.2

     In Europe, revenue increased 37.4% to E7.7 billion, an increase principally attributable to the Havas acquisition (Havas contributed E334.6 million to Vivendi's revenue in this category) and the FCC acquisition (which contributed E847.2 million over a six-month period). Internal revenue growth in Europe was 5.2%.

     Revenue generated in the euro zone outside France increased 55% in 1998 to E4 billion, due primarily to the Havas and FCC acquisitions. Almost three-quarters of the revenue in this category was generated in Germany (E1.5 billion) and Spain (E1.4 billion).

     In European countries outside of the euro zone, revenue increased 21% to E3.7 billion in 1998, largely due to the Leigh Interest, Linjebuss and Havas acquisitions (which together contributed E412 million). Vivendi's 1998 U.K. revenue was E2.9 billion, up 8.5% from 1997. The bulk of the increase was caused by the Leigh Interest and Havas acquisitions. Internal growth in this category was 1.5%.

     In the Americas, Vivendi's revenue dropped slightly in 1998 to E1.5 billion, down from E1.7 billion in 1997. This decline was principally due to Vivendi's sales of Research Cotrell and Williard and Limbach. On a comparable basis, revenue increased by 15% in this area.

     Operating Expenses

     Vivendi's total operating expenses amounted to E30.4 billion in 1998, a 22.2% increase over 1997. On a comparable basis, the increase was 8%, compared to a 9% increase in revenue. This performance is mainly attributable to Vivendi's Communications division, where, on a comparable basis, net operating expenses grew by 57% versus 77% for revenue. As in 1999, this improvement resulted from strong internal growth and the fixed nature of costs in the French telecommunications business.

     In the Environment division, operating expenses grew by 5.2% on a comparable basis, close to the 5.6% growth in revenue. Productivity gains in France were partially offset by increased development costs outside France incurred as a result of Vivendi's international expansion.

     Operating Income

     Vivendi's operating income in 1998 was E1.3 billion, a 123% increase over 1997. This increase is principally attributable to the Havas and FCC acquisitions, the adoption of new accounting principles for capital leases, pensions and long-term construction contracts (changes that added E70 million to Vivendi's 1998 operating income), and improvements in the profitability of Vivendi's telecommunications, construction and property businesses. On a comparable basis, the increase was 52.3%.

     The table below summarizes the contributions of Vivendi's business segments to its 1998 and 1997 operating income:

     1998 Operating Income

                                                               1998       1997
                                                              -------    ------
                                                                (E MILLIONS)
Telecommunications..........................................     22.5    (187.8)
Multimedia and Publishing...................................    252.2        --
Audiovisual.................................................     (4.8)    (10.9)
Internet....................................................     (6.4)       --
SUBTOTAL COMMUNICATIONS.....................................    263.5    (198.7)
Water.......................................................    405.0     383.2
Waste.......................................................    225.8     158.3
Energy Services.............................................    290.5     261.1
Transportation..............................................     75.2      45.4
FCC.........................................................     74.5        --
SUBTOTAL ENVIRONMENT........................................  1,071.0     848.0
Construction................................................     82.4      (3.5)
Real Estate.................................................     (3.0)    (55.3)
SUBTOTAL CONSTRUCTION & REAL ESTATE.........................     79.4     (58.8)
Other.......................................................    (82.6)      5.0
TOTAL.......................................................  1,331.3     595.5

     Operating income was E1.33 billion in 1998, up from E590 million in 1997. This 123.4% increase is attributable primarily to the Havas acquisition (which contributed E252.2 million to Vivendi's 1998 operating income) and an increased contribution from Vivendi's telecommunications businesses (E22.5 million in 1998 compared to an operating loss of E187.8 million in 1997).

     Communications contributed E263.5 million to Vivendi's operating income in 1998, 20% of its total, up from an operating loss of E198.7 million in 1997. The growth in Communications income resulted mainly from the Havas acquisition and growth in Vivendi's mobile telephony operations.

     Vivendi's environmental businesses had operating income of E1,071 million in 1998, up 26% from 1997. This increase mainly results from the acquisitions of FCC, Leigh Interest, Linjebuss and Moravskoslezke Teplarny, a Czech energy services company. Excluding changes in the scope of consolidation and at constant exchange rates, growth was 12.7%, primarily due to growth in Vivendi's waste, energy services and transportation businesses. Vivendi's environmental businesses contributed 80% of Vivendi's operating income in 1998, compared with 142% in 1997.

     Vivendi's construction and real estate segments significantly increased their operating income in 1998. Operating income in construction increased to E82.4 million in 1998 from negative E3.5 million in 1997 due to a general improvement in the electrical works and road construction markets in France. Real estate had an operating loss of E3 million in 1998, compared to a E55.3 million loss in 1997. This change resulted from a general improvement in housing markets in France.

     Financial Expense/Income

     Vivendi's net financial income was E9.3 million in 1998, up from negative E301.1 million in 1997. The change was due largely to a E439.7 million increase in capital gains, associated primarily with sales of shares of Saint Gobain and treasury stock. Financing costs increased to E408 million from E334 million, largely because of changes in Vivendi's accounting policies regarding capital leases. Despite an increased level of debt (E6.5 billion as the end of 1997 compared to E4.2 billion at the end of 1997), financing costs remained stable because of a decrease in the average cost of Vivendi's debt, which fell from 5.88% to 5.43% in 1998. Allowances for financial provisions were E298 million, up from E81 million in 1997. This increase was caused principally by higher allowances for provisions for financial risks related to real estate properties. Other financial income increased from E6.4 million to E162.1 million in 1998 as a result of income from call options and swaps, partially offset by the hedging costs associated with the debt hedging policy described above.

     Income from Operations Before Exceptional Items and Taxes

     Vivendi's income from operations before exceptional items and taxes amounted to E1.3 billion in 1998, up 356% from 1997. This growth resulted from the increase in operating income and from the reduction of the net financial expense described above.

     Exceptional Items/Depreciation, Amortization and Provisions for Exceptional Items

     In 1998, Vivendi recorded net exceptional income of E249.3 million, down from E878.6 million in 1997. Its net exceptional income for 1998 consisted primarily of capital gains of E398.7 million recognized in connection with the General Cable and Electrafina sales. A further E329 million came as an indemnity from Nimo in connection with the assignment of contracts from Sithe. These exceptional profits were partly offset by exceptional expenses of E346.2 million, including the accelerated write-off of obsolete installations in Vivendi's telecommunications and waste-to-energy businesses. Vivendi also recorded E68 million in restructuring costs, principally related to cost control measures adopted by its construction business; and provisions of E64.3 million principally related to changes in tax regulations applicable to its real estate business.

     Goodwill

     Goodwill amortization decreased significantly in 1998, primarily due to the restructuring that Vivendi implemented in 1997 in certain foreign subsidiaries of its water business. This restructuring led Vivendi to record allowances mainly for Aqua Alliance (E105 million) and Mariani (E31 million) as well as for some of Vivendi's activities in France (E67 million).

     Equity in Earnings of Affiliates

     Vivendi's share in net income of affiliated companies accounted for by the equity method amounted to E42.5 million in 1998, compared with E103.6 million in 1997. This category consisted primarily of the net income generated by Cofiroute (E21.4 million compared to E19.1 million in 1997), TD (a net loss of E17.1 million compared to a net loss of E14 million in 1997) and General Utilities' U.K. subsidiaries (E7.4 million in both 1997 and 1998). As a result of the merger with Havas, Vivendi consolidated E13.6 million in net income earned by Havas Advertising, E10.4 million earned by Audiofina and a E9.6 million net loss generated by CANAL+. The net income of affiliated companies was reduced by the Electrafina and General Cable sales, as well as the sale of J.C. Decaux, an urban services company that earned E13.7 million in net income in 1997.

     Net Income

     Vivendi's consolidated net income increased 36.3% to E1,120.8 million in 1998. This corresponds to a net basic earnings per share of E2.46, up from E2.10 in 1997, a 17% increase. In 1998, due to a capital increase, the average number of shares grew to 455.6 million from 392.2 million.

     SEGMENT OPERATIONS: 1998 VS. 1997

     The following paragraphs explain in more detail developments within each of Vivendi's divisions in terms of revenue, expenses and operating income.

     Communications

     Communications revenue was E5,952.1 in 1998, up 257% from 1997. This growth resulted both from acquisitions (180.1%) and from strong internal growth (76.9%).

     Telecommunications revenue was E2,875.2 million in 1998, up 74.1% from 1997. Cegetel contributed E2,872.4 million to the total, 83.8% more than it had the previous year on a comparable basis. Cegetel's growth is principally attributable to continued growth in the French mobile phone business.

     Multimedia and publishing revenue was E2,876.3, resulting from the integration of Havas. Estimated internal growth was 28.5%.

     Expenses rose 205% to E5.7 billion. On a comparable basis, the increase was 57%, compared with an increase in revenue of 76.9%. The increase in the profit margin is mainly attributable to continued growth in the French telecommunications business.

     Operating income for Communications amounted to E263.5 million in 1998, compared to a loss of E198.7 million in 1997. The improvement is due largely to the Havas acquisition (which added E252.2 million to operating income in 1998) and to increased demand for mobile telephony services (responsible for E268 million in operating income in 1998, compared to a E40 million operating loss in
1997).

     Telecommunications. Cegetel revenue increased by 78% to E2.9 billion. SFR's revenue increased by 74% to E2.7 billion, primarily as a result of a 90.5% increase in its customer base, from 2,230,000 customers at the end of 1997 to 4,250,000 customers at the end of 1998, partially offset by a 19% decrease in the monthly average revenue per customer, from E77 to E63. The volume increase was in line with growth in the French mobile telephony market, in which penetration rates increased from 9.8% at the end of 1997 to 18% at the end of 1998. SFR maintained its market share at 38% in this rapidly-growing market. SFR's monthly usage per customer increased from 186 minutes to 210 minutes in 1998. Due to intense competition, the trend towards prepaid charges and an increase in mobile-to-mobile calls, however, revenue per customer fell.

     Vivendi's fixed telephony businesses, Cegetel Entreprises and Cegetel 7, had revenue of E143.5 million in 1998, compared to E28.5 million in 1997. Cegetel 7's national and international long distance fixed telephony services began operations on February 1, 1998 and generated revenue of E51 million over the remainder of the year, primarily as a result of recruiting 401,000 subscribers.

     Cegetel Entreprises had revenue of E92.5 million in 1998, compared to E26.8 million in 1997. This growth resulted primarily from strong growth in traffic, partially offset by price pressure on voice products.

     Expenses rose 58% to E2.8 billion, compared to a 78% increase in revenue on an approximately comparable basis. The improvement in profit margin is mainly attributable to the fact that SFR's average customer acquisition cost decreased by 20% to E299, and the fact that other cost items per gross customer decreased 33% to E17.5.

     Operating income for Vivendi's telecommunications businesses rose to E22.5 million following a E187.8 million loss in 1998. Within Cegetel, SFR's operating income reached E268 million, compared to a E40 million loss in 1997. This performance is due to the decline in the average cost per customer, which led to a significant improvement in the operating margin, which reached 13% in 1998.

     Cegetel had an operating loss that increased to E102 million from E35 million in 1997. The increased loss was due to expenses incurred in launching the service in February 1998 and price pressure in the last months of the year.

     Cegetel Entreprises' operating loss also increased, from E83 million in 1997 to E193 million in 1998, as a result of the increased expenses associated with developing and marketing the business and increased competition in the voice and data transmission markets.

     Multimedia and Publishing. Vivendi's multimedia and publishing businesses generated revenue of E2.9 billion and contributed E252.2 million to Vivendi's operating income in 1998. It is not possible to make a useful comparison between the 1997 and 1998 results of Vivendi's multimedia and publishing sector due to major changes in the scope of the business: In 1998, Vivendi sold operations of Havas that accounted for two-thirds of its 1997 revenues.

     Audiovisual. Vivendi's audiovisual generated revenue of E200.6 million and a net loss of E4.8 million in 1998. The financial results of its audiovisual operations prior to 1998 were not material.

     Internet. The financial results of Vivendi's Internet operations prior to 1999 were not material.

     Environment

     Vivendi's environmental businesses experienced revenue growth of 12% in 1998, due to acquisitions (8%) and internal growth (5.6%), partially offset by the adverse effect of currency exchange rate changes (-1.7%).

     Operating expenses were E15 billion, up 11%. Excluding changes in the scope of consolidation, the increase was 5.2%, slightly below revenue internal growth of 5.6%.

     Operating income of Vivendi's environmental businesses increased by 26% to E1,071 million in 1998. This increase is primarily attributable to the FCC acquisition (11.9%) and the integration of Leigh Interest, Linjebuss and Moravskoslezke Teplarny. Excluding changes in the scope of consolidation, currency exchange and accounting policies, growth was 12.7%. This increase was due to the waste, energy services and transportation sectors. Overall, the operating margin of Vivendi's environmental businesses rose from 6.0% to 6.7%.

     Water. Water revenue increased 4.3% to E6.8 billion in 1998. Revenue in France increased by 2.5% to E5.3 billion. International revenue, mainly generated in North America and the United Kingdom, increased 12.6% on a comparable basis to E1.6 billion, largely due to a new contract in Gabon, which generated revenue of E144 million (over 18 months), offsetting reductions attributable to Vivendi's sale of Research Cotrell. The contribution of this sector to Vivendi's overall operating income was E405 million, an increase of 5.7%, or 5.1% on a comparable basis and at constant exchange rates.

     Waste Management. Waste revenue increased 28.7% to E2.8 billion in 1998. Internal growth was 9.2%, principally because of new contracts in the United Kingdom and Australia. Vivendi's French operations grew 7.7% to E1.8 billion, principally as a result of its commercial development efforts. Internationally, revenue growth exceeded 63%, largely as a result of the acquisition of Leigh Interest, which contributed E237 million.

     The contribution of the waste sector to Vivendi's operating income was E225.8 million, an increase of 42.6% over 1997. Internal growth was more than 20%, the remainder being due to the Leigh Interest acquisition. The strong improvement of the profitability of the waste sector in 1998 resulted from a cost cutting program in France, including the restructuring of the toxic waste treatment segment, as well as to the restructuring measures taken in some previously loss-making international operations.

     Energy. Energy-related revenue in 1998 declined 8.6% to E3.5 billion. This decrease is mainly due to Vivendi's sale of Williard & Limbach and Sithe's assignment of the Nimo contracts (which together reduced revenue by 12.7%). These dispositions more than offset growth caused by the integration of the Boston Edison power plants (6.9%) and the positive effect of currency exchange rate changes (2%).

     Energy-related operating income was up 11.3% to E290.5 million in 1998. Internal growth in operating income, resulting largely from significant productivity gains in French operations and reductions in fixed costs in Vivendi Environnement's energy services operations, was 10.2%. The effect of changes in currency exchange rates was negative 3.8%. Changes in the scope of consolidation caused a 4.9% increase in operating income.

     Transportation. Vivendi's 1998 transportation revenue was E2 billion, an increase of 17.9% over 1997. The principal cause of this increase was the acquisition of Linjebuss, which generated 1998 revenue of E305 million. Internal growth was 1.8%.

     Operating income for Vivendi's transportation business was E75.2 million in 1998, an increase of 65.6% over 1997. Again, the increase was caused primarily by the inclusion of results of Linjebuss, which contributed E16.3 million to Vivendi's operating earnings.

     FCC. FCC generated revenue of E1.7 billion in the second half of 1998 (of which Vivendi's 49% share was E848 million). FCC's operating income was E74.5 million for the second half of 1998. FCC is not included in Vivendi's financial statements prior to 1998.

     Construction and Real Estate

     Vivendi's construction and real estate businesses generated E9.7 billion in revenue in 1998, up from E9.5 billion in 1997. This 2.8% increase consisted primarily of internal growth (2.0%), which more than offset the effect of a more conservative business policy adopted by its construction business, which reduced growth by approximately 1%.

     Vivendi's real estate business experienced internal growth of 18.9%, primarily due to a general recovery in the French housing sector. The delivery of two significant office buildings in La Defense business district near Paris had a positive impact on revenue of E69 million. Vivendi's hotel management business also performed well, in line with the general recovery of the sector in France.

     Vivendi's construction and real estate businesses accounted for 6% (or E79.4 million) of its total 1998 operating income, having generated a loss of E58.8 million in 1997. The improvement is due to the 1995-97 restructuring of its construction operations in France, Germany and the United Kingdom, and its real estate segment (which had also recorded significant provisions to cover the loss of value of its properties).

     Construction. Construction's contribution to Vivendi's total revenue was E7.9 billion in 1998, down 1.5% from 1997. In France, revenue was E5.1 billion, down 2.9% as a result of Vivendi's more selective business policy pursuant to which it focused more on higher margin electrical engineering and road building contracts at the expense of pure construction works. Revenue outside France was E2.8 billion in 1998, up 3% over 1997. This increase reflected a general improvement in construction markets in Germany, the United Kingdom and parts of Africa.

     Construction added E82.4 million to Vivendi's 1998 operating income after generating a loss of E3.5 million in 1997. A change in accounting policy -- from the use of the completed contracts method to the percentage completion method -- caused E25 million of this increase. The remainder (E60.9 million) was due to the recovery of its German operations following a drastic restructuring in 1996.

     Real Estate. Real estate contributed E1.8 billion to Vivendi's 1998 revenue, up from E1.4 billion in 1997. This 25.8% increase resulted largely from increased volumes experienced by its housing and hotel businesses and from the acquisition of Maeva, a real estate company focusing on vacation homes.

     Real estate generated a E3 million operating loss in 1998, down from a loss of E55 million in 1997. All its operations improved, particularly housing, which benefited from the recovery of the French market and the positive effect of past restructuring measures.

LIQUIDITY

     Vivendi satisfied its needs for working capital, expenditures and acquisitions since January 1, 1997 primarily through a combination of cash generated from operations, cash received from the issue of debts in the capital market and committed bank facilities, and the disposition of non-core assets and businesses.

SIX MONTHS ENDED JUNE 30, 2000

     Net cash flow from operating activities reflects funds generated from operations and changes in operating assets and liabilities. Net cash from operating activities was E337.3 million in the first six months of 2000, compared to E137.9 million in the first six months of 1999. The increase was mainly due to an increase in cash generated by Vivendi's telecommunications segment and Environmental Services division.

     Net cash flow from financing activities was negative E1.7 billion for the first six months of 2000 compared to a positive E12.4 billion for the first six months of 1999. The result for the first six months of 1999 was primarily the result of non-recurring aspects of the United States Filter Corporation acquisition.

     Net cash flow from investing activities consists of acquisitions and divestitures of intangible and tangible assets, acquisitions of businesses, investments in companies accounted for using the equity method and net differences of other investments and marketable securities. Net cash generated by investing activities was a E1.2 billion in the first six months of 2000, compared to a negative E12.5 billion in the first six months of 1999. The change is primarily a consequence of a decline in the use of cash to make acquisitions (E1.5 billion in the first six months of 2000, net of cash and cash equivalents of the acquired companies). In the first six months of 1999, Vivendi's largest acquisition was United States Filter Corporation. In the first six months of 2000, its principal acquisitions were in the Internet, telecommunications and Environmental Services areas. Vivendi also invested E2.5 billion in property and equipment, an increase of 69% over the first half of 1999. These investments related primarily to the Environmental Services division, the improvement of Cegetel's mobile telephony network and to the acquisition of audiovisual rights and set-top boxes in the audiovisual and pay television segment. Cash generated by disposals made during the first six months of 2000 amounted to E4 billion.

     1997-99

     Net cash flow from operating activities reflects funds generated from operations and changes in operating assets and liabilities. Net cash from operating activities was E1.4 billion in 1999, E2.9 billion in 1998 and E1.6 billion in 1997. The decrease from 1998 to 1999 was mainly due to rising debt costs (which increased by E0.5 billion in 1999) and sales of real estate assets. These factors more than offset increases in cash generated by Vivendi's telecommunications and multimedia and publishing segments. In 1998, the improvement in Vivendi's net cash flow from operating activities was mainly attributable to its telecommunications, construction and real estate businesses. In the near future, Vivendi expects net cash provided by operating activities to increase as a result of the continuing development of its Communications division and from reduction of interest costs resulting from planned disposals.

     Net cash flow from financing activities was E13.7 billion in 1999, E0.2 billion in 1998 and E1.7 billion in 1997. The increase from 1998 to 1999 was mainly due to increased proceeds from the issuance of common stock (E3.3 billion), principally in connection with the United States Filter Corporation acquisition. The net increase in debt (E10.6 billion) resulted primarily from the issue of two series of convertible bonds that together generated proceeds of E4.55 billion. The remainder, E6.0 billion, consisted of additional credit facilities. In the next few years, Vivendi expects its net cash provided by financing activities to increase as a result of reduced indebtedness.

     Net cash flow from investing activities consists of acquisitions and divestitures of intangible and tangible assets, acquisitions of businesses, investments in companies accounted for using the equity method and net differences of other investments and marketable securities. Net cash used in investing activities was E13.6 billion in 1999, E2.9 billion in 1998 and E3.1 billion in 1997. The change between 1998 and 1999 was primarily the consequence of the increase in strategic acquisitions paid for in cash to E9.7 billion (net of cash and cash equivalents of the acquired companies). Vivendi's main acquisitions were of United States Filter Corporation, Superior Services, Havas Interactive, Elektrim, Medimedia and Sogeparc (representing, in the aggregate, a total cash investment of E12 billion). Vivendi also invested E5.6 billion in property and equipment, an increase of 44% over 1998, principally to finance Sithe's acquisition of GPU power generation plants and to strengthen Cegetel's mobile telephony network. In order to stabilize the market price of Vivendi's shares and to cover stock option commitments, Vivendi acquired treasury shares for E1.4 billion. These investments more than offset the E2.9 billion generated through the 1999 real estate sales, the billboard advertising sale, the Audiofina sale, the Havas Advertising sale and sales of shares and marketable securities.

     Vivendi expects net cash flow from operating activities to increase as a result of the merger transactions: First, Vivendi expects the addition of Seagram's array of content assets to increase demand for its access services, and therefore to increase the net cash generated by its access operations; second, Vivendi believes that Seagram's businesses -- particularly its recorded music business -- will generate strong cash flow, consistent with their historical performance. Vivendi intends to acquire Seagram common shares through a capital increase; the acquisition, therefore, will not affect Vivendi's indebtedness. Vivendi's plan to dispose of Seagram's spirits and wine business, and Vivendi believes that the proceeds from this disposal will be sufficient to eliminate Seagram's current indebtedness, and therefore its need for cash to meet debt repayment obligations. The merger transactions may trigger change of control provisions in certain agreements to which Seagram is a party. However, there are no amounts outstanding under these agreements.

     Vivendi expects that it will be able to satisfy its cash requirements for the next 12 months without raising additional funds. Vivendi Environnement, the subsidiary to which Vivendi has contributed its direct and indirect interests in its environmental management companies, intends to use the proceeds of its recent public offering and private placement to repay a portion of the debt it owes to Vivendi. Vivendi expects Vivendi Environnement to meet its need for liquidity, and to repay the debt it owes to Vivendi, from net cash provided by operations. As to Vivendi's communications division, and its company as a whole, Vivendi expects cash flow from operations, combined with proceeds from disposals of non-core assets, to meet its need for liquidity. Cash flow from these sources, however, may not be sufficient to finance capital expenditures in Vivendi's telecommunications and Internet segments, in which case it would incur some additional debt, likely in the form of bank loans.

     CAPITAL RESOURCES

     SIX MONTHS ENDED JUNE 30, 2000

     Vivendi meets its long-term financing needs through the issuance of bonds and convertible debt and adapts to changes in those needs through the issuance of commercial paper and through short-term credit facilities.

     Vivendi's material capital resources as of June 30, 2000 were as follows:

     - E12.5 billion in total shareholders' equity (up from E10.8 billion at the end of 1999);

     - E18.8 billion in long-term debt (down from E19.1 billion at the end of 1999); and

     - E14.9 billion in short-term debt (down from E15 billion at the end of 1999).

     Vivendi's ratio of net financial debt (short-term and long-term debt, net of short-term loans, cash and cash equivalents and marketable securities) to total equity (shareholders' equity and minority interests) was 130.3% at the end of June 30, 2000 (down from 152.8% at the end of year 1999).

     At the end of June 2000, Vivendi financial debt is allocated as follows:

     - about 90% relates to Vivendi Environnement. The increase in the capital of Vivendi Environnement, the agreement with EDF and the sale of non-core businesses are expected to result in debt reduction of approximately E5.3 billion. Vivendi expects to fund Vivendi Environnement's capital expenditures requirements from its net cash inflows and existing external financing.

     - the remainder relates to Vivendi's other operations, principally its Communications division. Vivendi expects to reduce this indebtedness through the disposals of its remaining interest in Sithe and BSkyB. Vivendi expects to fund future capital expenditures requirements of its publishing and multimedia activities from future net cash inflows generated by those activities and telecommunications and Internet through additional issuances of debt or the IPO of its Vizzavi subsidiary.

     1997-99

     Vivendi's material capital resources as of December 31, 1999 were as follows:

     - E10.9 billion in total shareholders' equity (up from E7.8 billion in 1998);

     - E19 billion in long-term debt (up from E9.8 billion in 1998 and E6.7 billion in 1997); and

     - E15 billion in short-term debt (up from E5.1 billion in 1998 and E3.4 billion in 1997).

     Vivendi's ratio of net financial debt (short-term and long-term debt, net of short-term loans, cash and cash equivalents and marketable securities) to total equity (shareholders' equity and minority interests) was 152.8% in 1999 (up from 63.3% in 1998 and 48.6% in 1997).

     At the end of 1999, Vivendi financial debt is as follows:

     - about three-quarters related to Vivendi Environment. Vivendi expects to fund Vivendi Environnement's capital expenditures requirements from its net cash inflows and existing external financing.

     - the remainder relates to Vivendi's Communications operations and other activities. Vivendi expects to reduce its indebtedness through planned disposals of Vinci shares, GPU assets and Nexity. Vivendi expects to fund future capital expenditure requirements of its publishing and multimedia activities from future net cash inflows generated by these activities. Regarding Vivendi's telecommunication and Internet activities, Vivendi expects to fund its future substantial capital expenditure requirements through additional incurrence of debt or through an IPO of its Internet activities.

CAPITAL EXPENDITURES

SIX MONTHS ENDED JUNE 30, 2000

     Vivendi's total capital expenditures were E2.5 billion in the first six months of 2000, up 75% from the first six months of 1999. The increase was mainly due to the integration of CANAL+, which was not consolidated in the six months of 1999, and to increased expenditures in the Environmental Services division. Vivendi's primary 1999 capital expenditures consisted of the following:

          Telecommunications -- E395.2 million, principally related to the expansion of the mobile telephone network;

          Other Communication businesses -- E372 million, including publishing and multimedia capital expenditures of E52.9 million, audiovisual and pay television expenditures of E303.6 million (primarily for audiovisual rights and set-top boxes) and Internet expenditures of E4.9 million.

          Environmental Services -- E1.4 billion in capital expenditures related to building, upgrading or maintaining environmental facilities, including:

        - E555 million in the water segment, including E67.1 million for major overhauls and repairs, and E147 million in connection with a new contract with Hyundai;

        - E514.8 million in the waste management segment, including the purchase of Allied assets for E213 million;

        - E151.2 million in the energy services segment, including E47 million for power production installations and E52.3 million for maintaining investments;

        - E81.5 million in the transportation segment;

        - E66 million for FCC; and

        - E402.5 million for other activities, including E379.2 million for Sithe.

     ACQUISITIONS

     Vivendi invested E1.8 billion in the acquisition of other companies in the first six months of 2000. This amount corresponds to the cash and non-cash investments made by Vivendi and does not take into account cash held by the acquired companies. Vivendi's main acquisitions in the period can be categorized as follows:

     - Internet developments -- E485.9 million, principally used to acquire i.France (E149 million) and Scoot (E104 million);

     - International development in the telecommunications segment -- E277.2 million relating to acquisition of United Telecom Investment in Hungary (E128 million), Kencell in Kenya (E36 million) and Xfera in Spain (E45 million);

     - Audiovisual and pay television -- E365.9 million in connection with financing of development of subsidiaries (including CANAL+ Belgium, Eurosport and Sogecable);

     - MultiMedia and Publishing -- E176.4 million, including E92 million in Staywell, a medical publishing company;

     - Environemental services -- E336.6 million (including E250 million dedicated to international expansion); and

     - Other -- including E109.4 million mainly attributable to Sithe.

     EFFECT OF INFLATION

     Inflation did not have a material effect on Vivendi's revenue or income from continuing operations in the first six months of 2000.

1997-99

     Vivendi's total capital expenditures were E5.6 billion in 1999, up more than 40% compared to 1998. The increase is mainly due to Sithe's purchase of GPU assets. Vivendi's primary 1999 capital expenditures consisted of the following:

  Growth of the telecommunication units

     - Capital expenditures of E889 million dedicated to expanding the capacity of Vivendi's mobile telephone network;

     - Capital expenditures of E75 million dedicated to continued development of Vivendi's fixed-line network;

  Other Communication businesses

     - Publishing and multimedia capital expenditures of E95.5 million;

     - Audiovisual capital expenditure of E182.2 million;

  Building, upgrading or maintaining investments in environment-related businesses

     - Expenditures of E736 million dedicated to water activities, including E160.5 million for major overhauls and repairs;

     - Expenditures of E413 million dedicated to waste activities;

     - Expenditures of E407 million dedicated to energy services activities, including E187 million for power production installations and E85.6 million for maintaining investments;

     - Expenditures of E241 million dedicated to transportation activities, in connection with Connex rail expenditure commitments and new contracts;

     - Expenditures of E108 dedicated to FCC activities; and

     - Expenditures of E2 billion dedicated to independent power production, in particular to acquire GPU assets (which were sold at the beginning of 2000).

  Acquisitions

     Vivendi invested E15.9 billion in the acquisition of other companies in 1999. This amount corresponds to the cash and non-cash investments made by Vivendi and does not take into account the cash of the acquired companies.

     Vivendi's main acquisitions can be categorized as follows:

     - International expansion -- E10.7 billion, principally used to acquire United States Filter Corporation, Superior Services, Havas Interactive, Elektrim and assets from Waste Management;

     - Audiovisual -- E3.8 billion, relating to its additional stake in CANAL+ and in BSkyB; and

     - Others -- E1.4 billion, including E598 million used to finance Vinci's acquisition of Sogeparc.

EFFECT OF INFLATION

     Inflation did not have a material effect on Vivendi's revenue or income from continuing operations in the 1997-99 period.

RECENT DEVELOPMENTS

     Among the developments that have occurred since June 30, 2000 that could affect Vivendi's future results of operations, liquidity and capital resources are the following:

     - Merger transactions -- as described elsewhere in this joint proxy statement-prospectus, Vivendi expects the merger transactions with Seagram and CANAL+ significantly enhance its competitive position on an ongoing basis. In addition, Vivendi expects the listing of its ADSs on the NYSE to broaden its equity base, as well as that of Vivendi Universal;

     - IPO and listing of Vivendi Environnement -- Vivendi sold approximately 37% of Vivendi Environnement in an IPO and caused Vivendi Environnement to be listed on the Paris Stock Exchange in July 2000. Following the IPO, Vivendi acquired an additional 9% interest in Vivendi Environnement, increasing its interest to 72%.

     - EDF/Vivendi Environnement -- under the agreement signed in June 2000 between Vivendi Environnement and EDF, Dalkia will consolidate its energy operations with those of EDF. EDF will initially purchase a 34% stake in CGC Holding, Dalkia's direct parent and Vivendi's stake will be reduced to 66%.

     - Vinci/GTM transaction -- In July 2000, Vinci launched a friendly exchange offer for GTM. If the transaction is consummated, Vivendi's stake in the combined company will be less than 10%.

     - Disposal of Sithe -- In August 2000, Vivendi entered into an agreement pursuant to which it reduced its stake to approximately 30%. Further to this agreement Sithe will be deconsolidated and the consolidated debt would be reduced by E3.5 billion in the short term.

GENERAL ACCOUNTING PRINCIPLES: FRENCH GAAP COMPARED TO U.S. GAAP

     The consolidated financial statements included elsewhere herein have been prepared in accordance with French GAAP, which differ in certain significant respects from U.S. GAAP.

     For the years ended December 31, 1999 and 1998, Vivendi had a net income under U.S. GAAP of E330.6 million and E565.2 million, respectively, compared to E1,431 million and E1,120.8 million under

French GAAP. Under U.S. GAAP, shareholder's equity was E17,039 million and E10,265.4 for 1999 and 1998, respectively, compared to E10,892.2 million and E7,840.2 million under French GAAP.

     The most significant reconciling item relates to business combination accounting as described in note 25A of Vivendi's financial statements. Under French GAAP goodwill may be recorded as a reduction of shareholder's equity when the acquisition has been paid for with equity securities, whereas goodwill is recognised as an asset under U.S. GAAP. Significant mergers that do not meet the U.S. GAAP criteria for pooling have been accounted for in Vivendi's consolidated financial statements using a method pursuant to which goodwill is computed as the difference between the consideration paid and the net historical book value acquired. For U.S. GAAP purposes, these transactions are considered purchases.

     Business combination reconciling items have the following impact on equity and net income presented in Vivendi's consolidated financial statements prepared under French GAAP:

     - an increase of its equity by E7,876.3 million and E3,160 million for the years ended December 31, 1999 and 1998, respectively, and

     - a decrease in its net income by E1,052.7 million and E191 million for the years ended December 31, 1999 and 1998, respectively.

     Other significant reconciling items relate to intangible assets, impairment, financial instruments and pension plans and stock based compensation. These items are further described in note 25A to Vivendi's consolidated financial statements.

VIVENDI'S EXPOSURE TO MARKET RISKS

     As a result of Vivendi's global operating and financing activities, it is subject to various market risks relating to fluctuations in interest rates, foreign currency exchange rates and equity market risks relating to investment securities. Vivendi follows a centrally managed risk management policy approved by its Board of Directors. As part of this policy, Vivendi uses derivative financial instruments to manage interest rate risk, primarily related to long-term debt, and foreign currency risk associated with foreign denominated assets. Vivendi generally does not use derivative or other financial instruments for trading purposes. Vivendi's accounting policy for hedge instruments is described in Note 2 to its consolidated financial statements.

EXPOSURE TO INTEREST RATE RISK

     As a result of Vivendi's regular borrowing activities, its operating results are exposed to fluctuations in interest rates. Vivendi has short-term and long-term debt with both fixed and variable interest rates. Short-term debt is primarily comprised of secured and unsecured notes payable to banks and bank lines of credit used to finance working capital requirements. Short-term investments are primarily comprised of cash and equivalents and marketable securities. Long-term debt represents publicly held unsecured notes and debentures and certain notes payable to banks used to finance long-term investments such as business acquisitions. Derivative financial instruments used to manage interest rate risk relating to long-term debt include interest rate swaps and caps.

     The following table provides information about Vivendi's financial instruments with significant sensitivity to changes in interest rates. The table presents the outstanding balance, or notional amount for swaps and caps and the related weighted-average interest rates as of December 31, 1999. Weighted-average interest rates on variable-rate debt and swaps are based on current rates as of December 31, 1999. Rates on interest rate caps represent the weighted average strike rates at December 31, 1999 (in millions of euros).

                                                                              WEIGHTED
                                                                              AVERAGE
                                                              (E MILLIONS)      RATE
                                                              ------------    --------
FINANCIAL ASSETS
Loans and financial assets..................................     4,309.2        3.57%
FINANCIAL LIABILITIES
Short-term debt.............................................    15,017.4        3.54%
Long-term debt -- variable rate.............................     9,919.4        4.19%
Long-term debt -- fixed rate................................     9,313.6        4.03%
DERIVATIVE FINANCIAL INSTRUMENTS (A)
Interest rate swaps -- fixed rate pay.......................     6,725.9        4.69%
Interest rate swaps -- variable rate pay....................     1,313.3        6.00%
Interest rate caps and collars (b)..........................     2,759.5        4.40%

---------------
(a) These amounts are the weighted averages of interest rate swaps and caps with pay features in 2000. In addition, as of December 31, 1999, Vivendi had E396.4 million notional interest fixed rate pay swaps with delayed effective dates that commence after 12 months.

(b) Interest rate caps consist of contractual agreements under which Vivendi receives payments if and when market rates exceed certain levels. Strike terms are based on EURIBOR three months. Vivendi has E1.829 million notional amount of double strike interest caps which start in 2004, ending in 2008 with an average first strike of 4.5% and an average second strike of 5.5%.

     Based upon the above information, a hypothetical increase in average market rates of 1% over the year 2000 would result in a decrease (before taxes) in Vivendi's annual net income of approximately E153 million.

EXPOSURE TO FOREIGN CURRENCY RISK

     Vivendi has worldwide operations that include significant operations in countries outside of the euro zone. In 1999, 28.6% of Vivendi's sales were in non-euro currencies, particularly U.S. dollars and British pounds. Because product and operating costs are based largely on the currency in which related revenue is generated, Vivendi faces limited related foreign exchange exposure in this area. Vivendi considers this risk to be immaterial and has historically not attempted to hedge its exposure to foreign currency fluctuations.

     Vivendi does face foreign currency exchange risk to the extent that it plans disposals of assets denominated in currencies other than the euro and to the extent that it has non-euro cash needs. Vivendi enters into forward contracts to hedge specific firm commitments and anticipated foreign currency denominated transactions. As of December 31, 1999, Vivendi's primary risk related to a planned disposition of Sithe and the repayment of a U.S. dollar denominated loan related to the acquisition of GPU. As of December 31, 1999, Vivendi maintained a net forward position of the sale of U.S.$1.6 billion linked to the planned disposition and the repayment of the loan.

EXPOSURE TO EQUITY MARKETS RISK

     Vivendi's exposure to equity markets risk relates primarily to its investments in the marketable securities of unconsolidated entities and derivative equity instruments. As of December 31, 1999, Vivendi held equity market securities of E3,599 million, including E2,562 in its own shares. Other significant equity securities held as of December 31, 1999 were as follows (in millions of euros):

COMPANY                                                       AMOUNT    PERCENT
-------                                                       ------    -------
Saint-Gobain................................................    250        6.9%
Washington Baltimore through Facic..........................    185        5.1%
Alcatel.....................................................    444       12.3%
Eiffage.....................................................     43        1.2%
Vivendi.....................................................  2,562       71.2%
Other.......................................................    115        3.3%
                                                              -----      -----
Total equity investments....................................  3,599      100.0%

     In addition, Vivendi has written put options for approximately 2.6 million shares of its own stock at an average strike price of E64.1 (the highest strike price is E71.55, the lowest is E50.5) and an average maturity of February 2002. These options were issued in connection with the merger with Pathe. The price of Vivendi's stock was E89.65 as of December 31, 1999. Vivendi generally does not use derivative financial instruments to limit its exposure to equity market risk.

     A hypothetical decrease of 10% of overall portfolio share prices in 2000 would result in a decrease in Vivendi's equity market portfolio of E360 million.

EXPOSURE TO OTHER MARKET RISKS

     Vivendi does not consider its exposure to other market risks material.

NATURE OF TRADING MARKET

     THE PARIS BOURSE

     Vivendi's ordinary shares have been listed on the Paris Bourse since 1853 and are included in the CAC40 Index. Upon issuance, Vivendi Universal's ordinary shares will be listed on the Paris Bourse and are expected to be included in the CAC40 Index. Authorized financial institutions that are members of the Paris Bourse trade securities listed on the Premier Marche or the Second Marche of the Paris Bourse. Securities listed on the Premier Marche trade continuously on each business day from 9:00 A.M. to 5:30 P.M. (Paris time), with a pre-opening session from 7:45 A.M. to 9:00 A.M. Any trade of a security that occurs after a stock exchange session closes is recorded on the next business day at the previous session's closing price for that security. The Paris Bourse has introduced continuous electronic trading during trading hours for most listed securities. ParisBourseSBF S.A. manages and operates the Paris Bourse. ParisBourseSBF S.A. publishes a daily official price list that includes price information on listed securities.

     ParisBourseSBF S.A. places securities listed on the Premier Marche, the Second Marche or the Nouveau Marche, depending on their trading volume. ParisBourseSBF S.A. has placed Vivendi's shares in the category known as Continu A, which includes the most actively traded securities. The minimum daily trading volume required for a security to be in Continu A is twenty trades or FF 250,000, equal to E38,112.

     ParisBourseSBF S.A. may suspend trading in a security listed on the Premier Marche if the quoted price of the security exceeds specific price limits defined by its regulations. In particular, if the quoted price of a Continu A security varies by more than 10% from the previous day's closing price, ParisBourseSBF S.A. may suspend trading in that security for up to 15 minutes. It may suspend trading for a further 15 minutes if the price again varies by more than 5%. ParisBourseSBF S.A. may also suspend trading of a security listed on the Premier Marche in other limited circumstances, including, for example, when there is unusual trading activity in the security. In addition, the Conseil des Marches Financiers, the organization with general authority over French stock exchanges, may also require ParisBourseSBF S.A. to suspend trading in exceptional cases.

     Trades of securities listed on the Premier Marche are settled on a cash basis on the third day following the trade. Market intermediaries are also permitted to offer investors a deferred settlement service (service de reglement differe) for a fee. The deferred settlement service is only available for trades in securities with a total market capitalization of at least 1 billion and that have a daily average volume of trades of at least 1 million. Investors can elect on the determination date (date de liquidation), which is the fifth trading day before the end of the month, either to settle by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. Vivendi Universal's shares will be eligible for the deferred settlement service after the completion of the merger transactions.

     Equity securities traded on a deferred settlement basis are considered to have been transferred only after they have been registered in the purchaser's account. Under French securities regulations, any sale of a security traded on a deferred settlement basis during the month of a dividend payment is deemed to occur after the dividend has been paid. If the sale takes place before, but during the month of, a dividend payment date, the purchaser's account will be credited with an amount equal to the dividend paid and the seller's account will be debited by the same amount.

     On September 22, 2000, ParisBourseSBF S.A. announced that it would merge with the Brussels and Amsterdam exchanges in order to create the Euronext stock exchange.

     VIVENDI'S PURCHASE OF ITS OWN SHARES

     Under French law, Vivendi may not issue shares to itself. However, it may, either directly or through a financial intermediary acting on its behalf, purchase its shares for one of three purposes:

     - to reduce its share capital by canceling the shares it purchases with its shareholders' approval at an extraordinary general meeting;

     - to provide shares to its employees under a profit-sharing plan or stock option plan; or

     - to acquire up to 10% of its share capital, provided its shares are listed on a regulated market (e.g., the Premier Marche, the Second Marche or the Nouveau Marche). To acquire its shares for this purpose, Vivendi must first file a note d'information that has received the approval, or visa of the Commission des Operations de Bourse ("COB") and then obtain its shareholders' approval at an ordinary general meeting.

     Vivendi may not cancel more than 10% of its outstanding share capital over any 24-month period. In addition, Vivendi may not repurchase shares to reduce its share capital or to provide shares to its employees in an amount that would result in it holding, directly or through a person acting on its behalf, more than 10% of its outstanding share capital or, if Vivendi has different classes of shares, 10% of the shares in each class.

     Vivendi must hold any shares it repurchases in registered form. These shares must also be fully paid up. Shares that Vivendi repurchases are deemed to be outstanding under French law but are not entitled to dividends or voting rights, and Vivendi may not exercise the preferential subscription rights attached to them.

     At an extraordinary general meeting, the shareholders may decide not to take these shares into account in determining the preferential subscription rights attached to the other shares. However, if the shareholders decide to take them into account, Vivendi must either sell the rights attached to the shares it holds on the market before the end of the subscription period or distribute them to the other shareholders on a pro rata basis.

     VIVENDI'S TRADING IN ITS OWN SHARES

     Under Reglement n(LOGO) 90-04 of the COB, as amended, Vivendi may not trade in its own shares for the purpose of manipulating the market. Trades by a company in its own shares will be permitted if:

     - they are executed on behalf of the company by only one intermediary in each trading session (except that, during the issue period of any securities, more than one intermediary can be involved if the trades are made to ensure the success of the issuance);

     - no block trades are made at a price above the current market price; and

     - each trade is made at a price that falls between the lowest and the highest trading price of the trading session during which it is executed.

     If a company's shares, like Vivendi's shares, are continuously quoted (cotation en continu), then a trade will be permitted only if it meets three additional requirements:

     - the trade must not influence the determination of the quoted price before the opening of trading, at the first trade of the shares, at the reopening of trading following a suspension, or, as applicable, in the last half hour of any trading session or at the fixing of the closing price;

     - the trade must not be carried out in order to influence the price of a derivative instrument relating to the company's shares; and

     - the trade must not account for more than 25% of the average total daily trading volume on the Paris Bourse in the shares during the five trading days immediately preceding the trade. This last requirement applies only to trades in shares that, like Vivendi's shares, are traded on the monthly settlement market.

     Vivendi is not permitted to trade in its own securities during the 15-day period before the date on which it makes its consolidated or annual accounts public. It is also prohibited from trading in its own shares when it is in possession of non-public information that, if disclosed, would have a significant impact on the market price of its securities.

     After making an initial repurchase of its own shares, Vivendi must file monthly reports with the COB and the CMF that contain specified information about subsequent transactions. The CMF makes this information publicly available.

                                     CANAL+

GENERAL

     CANAL+ is Europe's leading pay television company, with approximately 14 million subscriptions in 11 countries at the end of 1999, 40% of which were for digital television. CANAL+ also produces more than 25 theme channels for cable and satellite distribution in 14 countries, and is a European leader in film and television production, distribution and rights management, with Europe's second largest film rights library based on number of titles. In addition, CANAL+ is Europe's leading supplier of software technologies that enable network operators to deliver secure interactive services over digital television networks. CANAL+ had consolidated revenues of E3.3 billion in 1999, 79% of which came from subscription fees.

     CANAL+, a French societe anonyme, was founded in 1983 and began broadcasting in 1984. Its shares have been listed on the monthly settlement market of the premier marche of the ParisBourse since November 1987, and are included in the French CAC 40 index and the Euro Stoxx 50 index. Its shares are also traded on the SEAQ international system in London, as well as over the counter in the United States in the form of American Depositary Shares, each representing one-fifth of a share. On August 4, 2000, the closing price of CANAL+'s shares on the Paris Bourse was E167 per share. Vivendi currently holds 48.7% of CANAL+'s share capital.

CANAL+ GROUP STRATEGY

     CANAL+'s overall strategy is to become Europe's leading multiservice television provider by taking advantage of its leadership in the pay television business, promoting the expansion of digital television and developing its lineup of interactive and internet-based services. The principal steps that CANAL+ is taking to achieve its objective include the following:

     - Leverage CANAL+'s position as Europe's leading pay television company and its extensive content assets to take advantage of the convergence of pay television, e-commerce, interactive services and the internet.

     - Provide a full range of quality content across the media value chain, including premium pay television broadcasts of movies and sports programming, theme channels designed to appeal intensely to their target audiences, and quality film and television productions.

     - Expand the use of digital transmission technologies, including in the emerging European market for digital terrestrial television.

     - Roll out new generation JavaScript-based digital decoders, called "net-top boxes," to all digital subscribers, giving the subscribers easy-to-use, secure access to interactive and internet-based services through their television sets.

     - Focus on the customer, taking advantage of CANAL+'s direct relations with all of its subscribers and its long-standing experience in subscriber management to tailor services designed to meet customer demand.

GROUP HISTORY

     In 1984, CANAL+ launched the first French pay television channel, with programming focused on recent film releases and sports events. It quickly diversified into new countries and into areas related to pay television. Together with local partners, CANAL+ created pay television channels in Belgium
(1989), Spain (1990), Germany (1991), Africa (1991) and Poland (1995). In 1990,
CANAL+ began the production of theme channels in France, broadcast initially via cable. In 1992, CANAL+ launched its CANALSATELLITE package in France, a direct-to-home satellite broadcasting service that offers a broad array of channels, initially using analog technology. In 1996, CANAL+ launched its first digital offering, CANALSATELLITE Numerique, in France, a concept that was expanded into Spain in 1997.

     In 1997, CANAL+ acquired the Dutch pay television company Nethold, substantially expanding its presence in Europe by adding pay television channels in Italy, the Netherlands and the Nordic countries. Following the acquisition, CANAL+ changed the offerings of services of its new subsidiaries, using the same formula that it employed in France, Spain and elsewhere. This included an expanded product offering, promotion of digital direct-to-home satellite packages and improvement of customer care. The result has been a significant increase in CANAL+'s international subscriptions, which in 1999 exceeded French subscriptions for the first time.

     CANAL+ first expanded upstream into television and film production and distribution in 1987 with the creation of Ellipse Programme, a television production house that in 2000 was contributed to Expand to form France's largest television production company. Then CANAL+ created its French film production subsidiary, Le Studio CANAL+ (now called Studio Canal France), which is currently the largest producer and distributor of films in France. In 1996, CANAL+ acquired two major film libraries and integrated its film, television and rights management businesses operationally, a process that was strengthened with the December 1998 contribution of CANAL+'s principal subsidiaries involved in these businesses to Studio Canal. From 1998 to 2000, the merged company, now called StudioCanal, entered into international production and film rights acquisition partnerships with major international studios, and began to build a pan-European film distribution network. In May 2000, StudioCanal's shares were listed on the monthly settlement market of the Premier Marche of the Paris Bourse.

     Since 1984, CANAL+ has invested in the technology necessary to serve its expanding business. It pioneered conditional access technology, which scrambles programming so that only viewers that pay their subscription fees can decode and access the programming. It first deployed its current, proprietary conditional access system, known as Mediaguard, in 1996, together with a sophisticated, interactive services system known as Mediahighway. In May 2000, CANAL+ contributed the Mediaguard system (previously held in a joint venture with Bertelsmann AG) and the Mediahighway system to a new subsidiary, CANAL+ Technologies. CANAL+ expects that CANAL+ Technologies will conduct a public share offering in the second half of 2000.

THE EUROPEAN PAY TELEVISION INDUSTRY

     CANAL+'s largest business is the production and distribution of channels that are broadcast on continental European pay-television systems. Pay-television involves the transmission of programming to households in encrypted form, with viewers using a special decoding device to allow them to watch the programming. Pay-television companies charge viewers a fee for the use of decoders that provide access to a package of television channels or events. This is in contrast to clear broadcasting, which is freely available in the area of reception and derives revenues principally from selling advertising or public subsidies.

     Pay-television programming is distributed to viewers through three principal technologies: over-the-air television, cable television and "direct-to-home" satellite transmission. Over-the-air television is broadcast directly to homes from terrestrial stations and can be received by standard television sets with ordinary antennas. Currently, most over-the-air broadcasting uses analog technology. Many European countries are in the process of offering digital terrestrial licenses, which will permit over-the-air broadcasting using digital technology, in which programming is broadcast in the form of a digital signal that can be compressed to facilitate multiple channel transmission through a single channel's bandwidth. In cable television, an operator links a broadcasting facility to households using a network of interconnected cables, generally under a franchise from a local, regional or national administrative authority. The operator receives programming at its facility by satellite or other means and retransmits it to households over its network in scrambled form. In "direct-to-home" satellite transmission, households purchase a parabolic antenna that permits them to receive encrypted signals directly from one or more satellites. Satellite system operators typically lease transmission capacity from satellite owners for use in broadcasting their packages to subscribers. Most European cable and direct-to-home satellite systems use digital broadcasting technology.

     There are generally four types of pay-television programming that are currently available in Europe:

     - Premium. Premium channels generally show recently released Hollywood and European films and live sporting events, often including soccer matches in the first division of the relevant country's league. Viewers pay a separate fee to receive premium channels. The French CANAL+ channel, which is the flagship channel of CANAL+, is an example of a premium channel. Premium channels are the only type of pay television currently broadcast over the air, although they are also broadcast on cable and satellite systems.

     - Basic. A "basic" package includes several channels that are available to all subscribers to a cable or satellite system. Typically, basic packages include international channels such as CNN, BBC World Service and MTV, thematic channels such as those produced by CANAL+ and in some cases high quality broadcasts of local over-the-air channels.

     - Option. Option channels are offered to viewers in cable and satellite systems as supplements to the basic package, either on a single channel basis or in a package that includes several option channels. Typically, option channels are thematic channels that give viewers more access to their chosen themes than the basic package.

     - Pay-per-view. Pay-per-view channels offer subscribers single events or groups of events for a fee specific to those events. Pay-per-view events typically offer subscribers access to major sporting events and movies before they become available on premium channels.

     Pay-per-view is an interactive service, meaning that the viewer interacts with the network operator to order specific services, typically movies and sporting events in the case of pay-per-view. Using technology such as CANAL+'s Mediahighway system, cable and satellite systems are being equipped for a variety of additional interactive services, including internet-related services.

ACTIVITIES OF CANAL+

     PAY TELEVISION IN FRANCE

     CANAL+ Premium Channel

     CANAL+'s French premium channel is the flagship of the CANAL+ group. For more than 15 years, it has provided subscribers with quality programming presented in a unique format. The premium channel focuses on recent movies and headline sports events, accompanied by scrambled entertainment programs and unscrambled shows. As of December 31, 1999, CANAL+'s French premium channel had
4.6 million subscriptions. More than a quarter of its subscriptions were digital. It added 524,000 new subscribers in 1999, and had a churn rate of 8.8%. The "churn rate" is the percentage of subscribers at the beginning of any year that are no longer subscribers at the end of that year.

     Programming. CANAL+ broadcasts premium quality programming, focusing principally on first-run movies and sporting events. Movies accounted for approximately 42% of CANAL+'s 1999 airtime, sports for approximately 14%, made-for-television films for approximately 12% and family entertainment and documentaries for most of the remainder.

     CANAL+ broadcasts between 450 and 500 first-run movies each year, including the majority of recent French productions, popular American films, and movies from around the world. Most films are broadcast one year after theatrical release in France, which is between one and two years before they are broadcast on other channels. Movies are repeated from time to time over a two-month period to provide maximum flexibility for subscribers.

     CANAL+ provides financing for nearly 80% of French movies, principally by acquiring first-run pay television broadcast rights to those films before the films are produced. CANAL+ is required to finance French film production under its broadcast license, although its financing also provides it with a steady flow of quality French films. In April 1999, CANAL+ entered into an agreement with an association representing the French film industry. Under this agreement, CANAL+ has an exclusive 18-month license to broadcast French films for which it provides at least 30% of the financing or at least 16 million francs.

See "-- License Requirements and Regulation." To secure access to movies made outside France, CANAL+ signed exclusive, long-term broadcasting rights agreements in 1996 and 1997 with seven US studios -- Columbia, Disney, Fox, MCA, Warner Brothers, Miramax and DreamWorks.

     The CANAL+ premium channel also broadcasts major sports events. One of the principal attractions of the channel to a large portion of subscribers is CANAL+'s broadcasts of soccer matches. Its soccer rights include the French first and second division soccer championships, the Champion's league, the UEFA Cup, the European junior championships and the Italian, English, German, Spanish, Dutch and Swiss national championships. In June 1999, CANAL+ signed a five-year contract giving its joint rights with the free channel TFI to the French soccer championship. CANAL+ also provides extensive coverage of rugby (including the French championships and the 1999 Rugby World Cup), golf (including all four Grand Slam golf tournaments), boxing, basketball, American football, hockey and track and field.

     The premium channel also broadcasts other quality programming such as documentaries, in-house produced series, events and shorts. Approximately 18% of CANAL+'s airtime is devoted to unscrambled programming, a requirement of CANAL+'s broadcast license that CANAL+ has turned to its advantage as an effective promotional tool.

     Broadcast Technology

     The CANAL+ premium channel is broadcast in analog format over-the-air throughout France. Over-the-air subscribers receive an encrypted analog signal that is decoded by a set-top box. The channel is also broadcast in digital format over the CANALSATELLITE and TPS direct-to-home satellite systems, and over the principal cable television systems in France. More than one quarter of CANAL+'s subscribers received the channel in digital format at the end of 1999.

     Digital subscribers receive four premium channels, including the channel that is broadcast over-the-air, and three additional channels known as CANAL+ Jaune and CANAL+ Bleu and CANAL+ Vert. Films and sporting events are broadcast at different times on the different channels, giving viewers more flexibility as to viewing times. Viewers can also choose to view foreign films in their original languages or dubbed into French. They also have access to advanced interactive services such as the "bloc-notes interactif" function that enables viewers to use their remote control to access real-time information about selected live programs.

     License Requirements and Regulation

     CANAL+ broadcasts the premium channel under a license granted by the French audiovisual authority, the Conseil Superieur de l'Audiovisuel. The license, which was first granted in 1984 and was most recently renewed in May 2000, for a period of five years.

     CANAL+ is required under its license to invest at least 20% of its net subscriber revenues in the acquisition of film broadcast rights. At least 60% of this amount must be spent on European films, with French language films accounting for 75% of the total (i.e., 9% of net subscriber revenues must be invested in the acquisition of broadcasting rights to French language films). In addition, French audiovisual law and European broadcasting regulations require CANAL+ to satisfy certain quotas for broadcasting films and television programs. Under these requirements, at least 60% of the programming broadcast by CANAL+ must be of European origin, and at least 40% must be originally in the French language. French law also requires CANAL+ to devote at least 4.5% of its annual revenues to acquiring rights in new French or European television programming, with independent production accounting for 50% of the total.

     CANAL+'s broadcast license places restrictions on the times at which CANAL+ can broadcast movies. CANAL+ is prohibited from broadcasting movies on Wednesdays from 1:00 pm to 9:00 pm, on Fridays from 6:00 pm to 11:00 pm, Saturdays from 1:00 pm to 11:00 pm, and Sundays and holidays from 1:00 pm to 6:00 pm. CANAL+'s license also contains provisions governing, among other things, the amount and timing of CANAL+'s unscrambled programming and the use of advertising.

     CANALSATELLITE

     With the launch of CANALSATELLITE in 1992, CANAL+ moved from marketing a single premium television channel to providing a package of programs and services. At December 31, 1999, CANALSATELLITE was the leading direct-to-home satellite broadcaster with 1.4 million subscriptions. CANAL+ owns 66% of CANALSATELLITE, and the Lagardere group has owned the remainder since June 2000.

     CANALSATELLITE currently offers more than 200 channels to its subscribers in France. The channel offering includes the latest in entertainment and interactive services, including:

     - A basic package with 39 channels based on nine themes: sports, discovery, entertainment, music, youth, news, general interest, services and games. The package also includes international channels such as CNN, Eurosport, BBC World Service, RTL, RAI and MTV.

     - Thirteen optional packages, typically including multiple channels focused on a specific theme such as sports, music or cinema.

     - The "Kiosque" pay-per-view service, which offers movies, soccer matches and Formula One racing on eleven channels.

     - A host of interactive services, including a sophisticated program guide that lets viewers see the programs being broadcast on different channels in a miniature mosaic format and permits them to move from one channel or service to another, an interactive weather channel, a virtual mall with 18 boutiques, and a variety of interactive games and information services.

     - Digital format CANAL+ premium channel, including CANAL+ Jaune, CANAL+ Bleu and CANAL+ Vert. At the end of 1999, more than half of CANALSATELLITE'S subscribers also received the CANAL+ premium channel.

     In 1999, over 90% of CANALSATELLITE'S subscribers used one or more of the interactive services. CANALSATELLITE is developing a broader range of interactive services for its subscribers that it expects to make available shortly, including full home banking and securities trading, home betting, classified advertisements and an e-mail function that is compatible with personal computers and cellular telephones.

     NC Numericable

     NC Numericable is the second largest cable television operator, with approximately 2.2 million homes passed and approximately 700,000 subscribers at the end of 1999. Approximately one-sixth of NC Numericable's subscribers had digital set top boxes at the end of 1999, a percentage that NC Numericable expects to increase significantly in the near future. The company operates 33 cable systems serving 221 French communities, including Lyon, Grenoble, Nice, Toulouse and Nantes, and 21 western suburbs of Paris. CANAL+ owns 70% of NC Numericable, and Exante, an affiliate of Callahan Associates, holds the remainder.

     Under a French law that governed the grant of early cable television concessions, the infrastructure for many of NC Numericable's systems is owned by France Telecom. NC Numericable has the right to exploit that infrastructure for purposes of distributing cable television programming. The law requiring this arrangement is no longer in effect. CANAL+ and Exante have agreed to have NC Numericable acquire the infrastructure owned by France Telecom, in exchange for a 42.5% interest in NC Numericable. Following this transaction, Exante will hold a 28.8% interest in NC Numericable and CANAL+ will hold a 26.2% interest. The remainder will be held by Cegetel, which will contribute its interest in NC Numericable's internet business in the Nice region to NC Numericable, in exchange for an interest in NC Numericable. The transaction is subject to various regulatory approvals and is not expected to close before the autumn of 2000.

     NC Numericable's cable systems offer between 70 and 100 channels, including basic packages that include high quality transmission of over-the-air channels, a wide range of thematic channels, various option packages and the CANAL+ premium channel. Since October 1999, NC Numericable has also offered high speed internet access services, featuring content provided by AOL France, to subscribers in Nice, northern France, the Paris suburbs and greater Lyon. NC Numericable also intends to launch local telephone service in the next twelve to twenty-four months.

     Subscriber Management Services

     A key aspect of CANAL+'s business is its direct relationship with its subscribers. Its tradition of focusing on subscriber management service has allowed it to offer high quality service that corresponds to the demands of its customers, while providing it with valuable information that has permitted it to design new programs and services targeted to its audience. CANAL+ and CANALSATELLITE maintain direct subscriber relationships through their web site, e-mail services using set-top boxes, a videotext service, a call center and interactive voice response servers. They also design their marketing strategy so as to make subscribing easy and user friendly, offering equipment packs that include digital set-top boxes and "smart cards" that identify the services chosen by a subscriber, sold through large audiovisual equipment dealers such as FNAC and Darty, supermarkets, local retailers and other distribution outlets throughout France.

     INTERNATIONAL PAY TELEVISION

     Throughout continental Europe, CANAL+ uses the same formula that has been successful in France to provide leading pay television operations. In each country where it operates, CANAL+ has a premium channel featuring first-run movies and major sporting events. In most countries, including all of the largest by number of subscriptions, CANAL+ operates digital direct-to-home satellite services that provide multi-channel offerings and the latest in interactive television technology. At the end of 1999, CANAL+ had 7.0 million subscriptions to its international offerings.

     Italy

     In Italy, CANAL+ operates through its 99% owned subsidiary, Telepiu. The Telepiu offering includes a premium channel that is offered in both analog and digital format, as well as the D+ digital direct-to-home satellite service. Telepiu also offers the +Calcio season-ticket subscription to Italian soccer league matches, giving subscribers access to all home matches and most of the away matches of their favorite Italian league teams, as well as pay-per-view Formula One racing and movies. At the end of 1999, Telepiu had 2.1 million subscriptions, including 962,000 digital subscriptions.

     Spain

     In Spain, CANAL+ owns a 20% interest in Sogecable, a company listed on the Madrid Stock Exchange that broadcasts the CANAL+ Espana premium channel and the CANALSATELLITE digital direct-to-home satellite service. At the end of 1999, Sogecable had approximately 2.6 million subscriptions, including 813,490 subscriptions to the CANALSATELLITE digital service.

     Nordic Countries

     In Norway, Sweden, Finland and Denmark, CANAL+ operates the CANAL+ Nordic premium channels, as well as the Canal Digital direct-to-home satellite service. Altogether, CANAL+ had 783,000 subscriptions in these countries at the end of 1999, including 311,000 subscriptions to the Canal Digital service.

     Other Countries

     CANAL+ broadcasts its premium channel and provides digital satellite service in a number of additional countries, including the following (subscription figures are at the end of 1999):

     - Poland -- 627,000 subscriptions, including 269,000 to the Cyfra+ digital satellite service.

     - The Netherlands -- 294,000 subscriptions to the CANAL+ premium channel.

     - Belgium -- 202,000 subscriptions in French speaking Belgium, including 28,000 to the Le Bouquet digital satellite service, and 192,000 in Flemish speaking Belgium, including 25,000 to the Canal Digital digital satellite service.

     - French-speaking Africa (Senegal, Tunisia, Ivory Coast and
       Morocco) -- 150,000 subscriptions to the CANAL+ premium channel.

     THEME CHANNEL PRODUCTION

     CANAL+ produces theme channels for broadcast over cable and satellite systems, both as part of basic packages or as option channels. CANAL+'s principal theme channel production affiliate is Multithematiques, a joint venture company that began producing theme channels in 1988. CANAL+ also produces two thematic channels directly, and has interests in joint ventures that produce and are developing additional thematic channels.

     Multithematiques

     Multithematiques produces 25 thematic channels in 14 countries, under six core channel themes. Altogether, its channels had 13.4 million subscribers throughout Europe at the end of 1999 (a figure that is calculated differently from the number of subscriptions to CANAL+'s premium channel and digital satellite services, and so is not comparable to those figures). The six core channels of Multithematiques are:

     - Planete, a documentary channel that covers a wide range of subjects including news, social issues, history, art, nature and sports. Founded in 1988, Planete is Multithematiques' oldest channel and is the inspiration for Forum Planete, a sister channel launched in 1997 that presents after each documentary a discussion of the documentary's topic by leading experts.

     - Canal Jimmy, a channel targeted at baby boomers and young adult viewers, which broadcasts popular American television series such as Friends, N.Y.P.D. Blue, Star Trek: Next Generation, and Dream On, as well as magazines, rock concerts, cult films and car and motorcycle shows.

     - Cine Cinemas, a movie channel that shows adventure films, dramas, comedies, detective movies and westerns, generally in their second run on pay-television. Cine Cinemas also broadcasts behind-the-scenes documentaries and interviews with actors and film makers.

     - Cine Classics, a classic movie channel that each year broadcasts more than 450 black and white films produced between the 1930s and the 1960s. Cine Classics also broadcasts a weekly talk show, featuring experts from the movie industry discussing classic films and stars.

     - Seasons, a channel dedicated to hunters, fishermen, and people who enjoy the outdoors, featuring documentary-style programs and regular shows with news on hunting and fishing.

     - Wish Line, a channel that provides quality classified advertising of luxury goods, homes and yachts and vintage cars that are for sale worldwide. Wish Line is the newest thematic channel of Multithematiques, launched in December 1999.

     The largest market for Multithematiques' channels is France, where it had
7.7 million subscribers at the end of 1999. Multithematiques also broadcasts in Italy, Germany, Spain, Poland, Belgium, Switzerland and French-speaking Africa. Although its channels use the same names and logos in the different countries where it broadcasts, it tailors its programming in each country by dubbing or subtitling programs in local languages, varying the mix of programs offered to suit local market characteristics and complementing the purchased programming content with locally-produced talk shows and other programs for each region. As a result, its channels are marketed as local channels, although they benefit from the efficiencies of centralized program purchasing and brand promotion.

     CANAL+ owns 27.42% of Multithematiques (it owned 30.5% until July 2000), and accounts for Multithematiques under the equity method. The other shareholders are Havas Images (a Vivendi affiliate), with 9.09%, the Lagardere group, with 27.42%, Liberty Media (an AT&T affiliate) with 27.42%, and an affiliate of the French financial institution the Caisse des Depots et Consignations, with 8.64%.

     Other Thematic Channels

     CANAL+ produces directly two thematic channels, both of which are designed specifically for the French market. Demain!, which had 1.3 million subscribers at the end of 1999, advertises job opportunities and other contacts. CANAL+'s newest channel, launched in November 1999, is i-television, CANAL+'s first news channel, which uses the most advanced technology to provide local news, responding to the needs of French people living in small and medium-sized towns.

     In addition, CANAL+ has interests in other thematic channels, including Eurosport, a channel that broadcasts sporting events 24 hours a day, Canal J, a children's channel, MCM and Muzzik, two music channels, and Comedie, a comedy channel. In July 2000, CANAL+ entered into a series of joint ventures with the Lagardere group, which will develop new theme channels inspired by magazines belonging to the Lagardere portfolio of specialized magazines.

     FILM AND TELEVISION PRODUCTION, DISTRIBUTION AND RIGHTS MANAGEMENT

     CANAL+ began producing and distributing movies and television programs in 1987. Initially conceived to produce a steady stream of new content for CANAL+'s television channels, these activities have grown into one of Europe's leading audiovisual content production and distribution groups, involving all aspects of cinema and television production, rights acquisition and library management. CANAL+'s audiovisual production and distribution operations are conducted through StudioCanal, a majority owned subsidiary of CANAL+ that is listed on the ParisBourse. StudioCanal's business includes principally the following:

     - Film Production and Rights Acquisition. StudioCanal produces, co-produces and acquires rights to premium quality feature films, including international blockbusters and major European productions. It is one of the largest feature film producers in France, producing between 30 and 40 films per year, and it has distribution rights acquisition partnerships with major studios such as Universal, Warner Bros. and Pathe. It is in the process of building a pan-European distribution network, and has distribution subsidiaries in France, Germany and Spain. Recent releases produced or distributed by StudioCanal include French hits such as Taxi, La Buche and Le Bonheur est dans le pre, European films such as La Vita e Bella, Il Postino and Abre los ojos and international films such as Sixth Sense, Message in a Bottle, Mission to Mars and Chicken Run.

     - Film Rights Management. StudioCanal sells television broadcast rights to feature films in its extensive library of 5,573 titles (as of January 1, 2000), the third largest catalogue in the world behind those of Kirch (15,000 titles, consisting principally of German language rights) and Time Warner (5,700 titles). The film library includes blockbusters such as Terminator 2, Basic Instinct and Highlander, French films such as La Grande vadrouille, La Grande illusion, Belle de Jour and La Haine and classic American titles such as The Graduate and The Deer Hunter.

     - Television Production. StudioCanal is one of two principal shareholders of the largest television production business in France and one of the largest in Europe, formed in April 2000 through the merger of StudioCanal's subsidiary, Ellipse Programme, with Expand, another leading French television production company. It is the only European television producer with programs in all of the major programming categories (fiction, animation, entertainment and documentaries). Its programs include the TV dramas Docteur Sylvestre and Un Homme en colere, the animation classics Babar and Tintin, the game shows Pyramide (based on The U.S.$25,000 Pyramid), Qui est Qui, Le Juste prix (based on The Price is Right) and Les Z'amours (based on The Newlywed Game) and the adventure games Fort Boyard and Desert Forges.

     DIGITAL TECHNOLOGY

     CANAL+ has been actively involved in the development of technology for digital television, beginning with investments in 1992 designed to ensure the smooth transition from analogue to digital broadcasting. Because most consumers have analog televisions, network operators purchase and deploy set-top boxes that convert the incoming digital signal to an analog signal the television can process and display. In addition to decoding the digital signal, set-top boxes are used to control access to pay television services and to enable advanced features and interactivity.

     In 2000, CANAL+ created a new subsidiary, CANAL+ Technologies, to operate and manage its principal technology operations. CANAL+ Technologies is the leading European provider and one of the leading providers worldwide of advanced software technologies that enable and secure digital interactive television. Its flexible, field-tested software has been selected by over 20 digital satellite, cable and terrestrial network operators and have been deployed on over six million digital set-top boxes in over 13 countries. Its technology is used in all of the CANAL+ group's digital cable and direct-to-home satellite systems, and is also sold to third parties such as ONdigital in the United Kingdom, Zee Network in India, Measat in Malaysia and MediaOne in the United States.

     CANAL+ Technologies provides a comprehensive software system that enables network operators to deliver secure interactive services over digital television networks. Its MediaHighway hardware-independent interactivity software enables network operators to enhance the television viewing experience with an extensive range of interactive services. Its MediaGuard conditional access software enables network operators to manage and control delivery of pay television content and provides a secure platform for t-commerce transactions, meaning electronic commerce transactions conducted through televisions. The MediaHighway and MediaGuard software systems are highly flexible and can be implemented either together, to provide complete and secure interactivity, or separately, in combination with software from other providers. CANAL+ Technologies has developed over 30 interactive television applications for MediaHighway, and actively encourages third-party developers to create new applications using its Java-based authoring tools. Using CANAL+ Technologies' interactive software and applications, network operators can enhance the television experience with easy-to-use value-added features, including:

     - Enhanced program navigation. CANAL+ Technologies' electronic program guides allow viewers to easily access information for a week's worth of programs for every channel available to them. Its interactive video browsers display all channels currently on-air and enable viewers to select from available languages for audio output.

     - T-commerce and interactive advertising. CANAL+ Technologies' applications enabling electronic commerce over the television, or t-commerce, allow viewers to shop for goods and services in a secure environment using their remote control. These applications also enable viewers to interact with commercials to receive additional information regarding products offered.

     - Pay-per-view and video-on-demand. CANAL+ Technologies' enhanced pay-per-view applications allow viewers to select and interact with on-demand programs of their choice. For example, viewers can choose camera angles for a live sports pay-per-view event using the remote control.

     - Instant information display. CANAL+ Technologies has developed applications that enable viewers to access real-time information about on-the-air programs or about specific topics such as news, sports, weather or stocks.

     - Interactive games. CANAL+ Technologies' game applications allow viewers to play along real-time with a favorite game show or play games against other viewers.

     - Placing bets, banking or trading stock on TV. CANAL+ Technologies' tele-betting applications permit viewers to place bets electronically. For example, viewers can bet on the outcome of a horserace before watching its live broadcast. CANAL+ Technologies also provides other on-line applications, including applications that enable viewers to manage bank accounts and trade stocks.

     - Internet-enabled services. CANAL+ Technologies' internet applications enable viewers to send and receive e-mails or access internet content from their televisions.

     In order to take full advantage of the potential of its new technologies, CANAL+ has decided to replace all of its digital set-top boxes with new equipment that CANAL+ calls "net-top boxes," which are capable of accessing the full range of interactive services that the new technologies can support. The "net-top boxes" will include two readers into which viewers can place smart cards, which are credit card-size plastic cards that contain microprocessor chips. One of the smart card readers will be used for a card that contains information about the services the subscriber is authorized to receive, which can be updated remotely when a subscriber decides to change service offerings. The other reader will be used for bank payment cards equipped with smart card technology, which is standard in many European countries including France. CANAL+ expects to complete the roll-out of its net-top boxes by the end of 2001.

     INTERNET

     CANAL+ became involved in developing online and multimedia services very early, launching its own internet site in August 1995 (www.canalplus.fr). Prior to the completion of the merger transactions, Vivendi and CANAL+ will create VivendiNet to combine their Internet assets. As part of the Vivendi/ CANAL+ transactions, CANAL+'s interest in VivendiNet will be transferred to Vivendi Universal.

     CANAL+ will be a leading supplier of content for the canalplus.fr web site, Canal Numedia and other potential Internet-related companies of the Vivendi group, such as Vizzavi, as well as cinema and sports content. In addition, CANAL+ will be actively involved in internet services through its net-top box operations and technology, its cable television internet access business and the web sites of its thematic channels.

     SPORTS

     In addition to its broadcast of major international sporting events, CANAL+ has a variety of other activities connected to the world of sports. Its principal other activities include:

     - Sports rights management, including management of international broadcasting rights to matches of the European continents' soccer leagues.

     - Management of sports teams, including the Paris Saint-Germain soccer team, the only French first division team in Paris and one of the most popular teams in France, as well as Geneva's Servette soccer team.

     - Stadium management, including the management of the Parc de Princes stadium that is the home stadium of Paris Saint-Germain.

                  CANAL+ MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     You should read the following management's discussion and analysis with the audited consolidated financial statements of CANAL+ and the notes thereto included elsewhere in this prospectus. The forward-looking statements contained in this discussion are subject to risks and uncertainties which may affect the outcome of the predictions contained in these statements. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

     The consolidated financial statements of CANAL+ have been prepared in accordance with French generally accepted accounting principles which differ in certain respects from United States generally accepted accounting principles. For a description of certain differences between CANAL+'s accounting principles and United States generally accepted accounting principles, see "Financial Statements -- CANAL+ Financial Statements -- Summary of Certain Differences Between French GAAP and US GAAP."

OVERVIEW

     CANAL+'s results of operations since the beginning of 1997 have reflected the differences in the maturity levels of its French and international operations. In France, where CANAL+ has operated since 1984, CANAL+'s business is relatively mature and has reached the point where it regularly produces operating profits. In contrast, CANAL+'s international operations are not yet mature, and many of the international operations incur the operating losses that would normally be associated with early phase operations. Many of the international operations, including in particular CANAL+'s operations in Italy, were acquired as part of the 1997 acquisition of Nethold. After the acquisition, CANAL+ decided to make substantial investments in premium quality programming and digital technology internationally. The result has been rapid expansion of the subscriber base, but not yet to a level that permits CANAL+ to earn operating profits internationally.

     The results of operations of CANAL+ depend largely on revenues, as a substantial portion of the expenses of CANAL+'s pay television operations represent costs incurred under long term contracts or depreciation of investments. Subscription revenues represent the largest share of CANAL+'s revenues, and are influenced principally by three primary factors:

     - growth in subscriptions,

     - growth in average revenues per subscriber, and

     - churn rate, meaning the percentage of subscriptions at the beginning of any year that are canceled or not renewed during that year.

     In the last three years, subscriptions have grown substantially, from just over 8 million at January 1, 1997 to more than 13 million at December 31, 1999. Revenues per subscriber have increased as CANAL+'s digital satellite services have permitted it to exploit new sources of revenue such as option channel packages, pay per view and other interactive services. At the end of 1999, CANAL+ had more than 4 million digital subscriptions, representing almost a quarter of its total, compared to only 200,000 at the beginning of 1997 and just over 1 million at the beginning of 1998. CANAL+'s churn rate was 9.3% in 1997, but was under 9% in 1998 and 1999, a level that management considers satisfactory.

     As an evaluation tool, CANAL+ uses "subscriptions" to measure growth. Many subscribers have more than one subscription. For example, a subscriber could subscribe to a digital satellite package and to the CANAL+ premium channel. The increase in digital subscriptions reflects an increased potential for subscribers to have multiple subscriptions.

     CANAL+'s largest operating cost is the cost of obtaining rights to premium quality programming. Although programming costs are recorded as part of cost of sales, a large share of CANAL+'s programming costs do not vary with subscription levels, and thus are fixed. Other components of cost of sales include subscriber acquisition costs (sales commissions and certain marketing expenses), and various other variable costs such as copyright royalties and decoder costs.

     In addition, most of CANAL+'s depreciation and amortization is recorded under cost of sales. The largest share is represented by the amortization of film and television production and acquisition costs, which are amortized in each year based on the percentage of estimated total revenues from the film or television production that are earned in that year. The other principal component of depreciation and amortization is depreciation of decoders, which are depreciated on a straight-line basis over five years.

     CANAL+ has significant investments in affiliates accounted for by the equity method. Its equity affiliates include primarily its pay television affiliates in Spain, Poland and the Nordic countries, and its thematic channel production affiliate, Multithematiques.

RESULTS OF OPERATIONS

     The following discussion analyzes the consolidated results of operations of CANAL+ since January 1, 1997.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1999

     SUBSCRIPTIONS TO PAY TELEVISION SERVICES

     The following discussion presents the subscriptions to each of the group's pay television services, without regard to whether those subscriptions were realized in fully consolidated subsidiaries or equity affiliates, as well as subscriptions in the group's largest pay television country, France.

     Overall Subscriptions

     Subscriptions to CANAL+ group premium channels and basic cable and satellite packages increased 13.9% from 12,301,320 at June 30, 1999 to 14,016,117 at June 30, 2000. 7,317,516 subscriptions, or 52.2%, were outside
France, as compared with 48.6% at June 30, 1999. Digital subscriptions increased 44% to 4.5 million. Nearly half of all subscribers had opted for digital service as of June 30, 2000.

     The following table breaks down CANAL+'s subscriptions among the various pay television offerings of the CANAL+ group as of June 30, 1999 and 2000.

                                                                 AT JUNE 30
                                                              ----------------
                                                               1999      2000
                                                              ------    ------
                                                               (IN THOUSANDS)
     FRANCE
     CANAL+ individual (premium)............................   4,436     4,539
     CANAL+ institutional (premium).........................     319       339
     CANALSatellite (package)...............................   1,196     1,442
     NC Numericable (package)...............................     367       378
                                                              ------    ------
     TOTAL FRANCE...........................................   6,318     6,698
                                                              ------    ------
     INTERNATIONAL
     Italy..................................................   1,721     2,277
       TELE+ (premium)......................................     992     1,143
       D+ (package).........................................     475       789
       +Calcio (soccer).....................................     253       345
     Spain(1)...............................................   2,397     2,693
       CANAL+ (premium).....................................   1,683     1,789
       CANALSATELLITE (package).............................     714       904
     Belgium (French).......................................     188       201

                                                                 AT JUNE 30
                                                              ----------------
                                                               1999      2000
                                                              ------    ------
                                                               (IN THOUSANDS)
     Belgium (Flemish)......................................     180       194
       CANAL+ (premium).....................................     159       165
       CANAL DIGITAL (package)..............................      20        29
     Netherlands............................................     272       301
     Nordic countries(1)....................................     635       815
       CANAL+ (premium).....................................     385       487
       CANAL DIGITAL (package)..............................     250       329
     Poland(1)..............................................     452       682
       CANAL+ (premium).....................................     300       388
       Cyfra+ (package).....................................     152       293
     Africa.................................................     139       142
                                                              ------    ------
     TOTAL INTERNATIONAL....................................   5,983     7,306
                                                              ------    ------
               TOTAL GROUP..................................  12,301    14,004
                                                              ======    ======

---------------
(1) Operated by an affiliate accounted for by the equity method.

     France

     The French premium channel had 4,539,306 subscriptions as of June 30, 2000, an increase of 2.3% as compared with June 30, 1999. However, the overall increase includes a decrease of 0.8% during the first six months of 2000. The increase in subscriptions compared to the number of subscriptions as of June 30, 1999 occurred in the second half of 1999, which is in line with the seasonal nature of the acquisition of new subscribers in most markets. Management believes that the year-on-year increase was also due to new marketing policies designed to facilitate access of potential subscribers to subscription forms and packages, as well as a continued low churn rate as a result of improved sports programming (such as the broadcasting of the Champions' League and World Rugby
Cup), although the churn rate increased slightly compared with the first half of 1999.

     The CANALSATELLITE package had 1,442,325 subscriptions as of June 30, 2000, an increase of 20.6% from June 30, 1999. Management believes that this increase was due to the quality of advertising, including a campaign featuring the French soccer star Zinedine Zidane, as well as the inclusion of new channels and services in the CANALSATELLITE package (such as horse-race betting and the interactive game Pikto Rezo).

     CONSOLIDATED RESULTS OF OPERATIONS

     Revenues

     Total revenues increased from E1,547 million in the first half of 1999 to E1,858 million in the first half of 2000, an increase of 20.1%. This increase was primarily due to the pay television business, where subscription revenues rose by 13.6%, from E1,277 million for the first half of 1999 to E1,451 million for the first half of 2000. Of the total subscription revenues, E710 million came from the CANAL+ French premium channel, an increase of 4.0% over the first half of 1999. CANALSATELLITE recorded revenues of E258 million, an increase of 21.7% compared with the first half of 1999. NC NumeriCable's subscription revenues rose to E66 million, an increase of 7.9% over the first half of 1999. The subscription revenues of the Italian affiliate Telepiu were E289 million, a 33.2% increase over the first half of 1999. CANAL+'s remaining pay television activities accounted for E128 million of revenues in the first half of 2000, an increase of 23.1% over the comparable period in 1999.

     Revenue from advertising and sponsorship increased by 45.5% from the first half of 1999 to the first half of 2000, to E80 million, primarily due to the general growth of the advertising market. These revenues are generated principally by the French premium channel and by Telepiu in Italy.

     Revenues from production and rights management increased 63.1% to E199 million, largely due to the increase in revenues from the SPORT+ sports broadcasting rights business, where revenues amounted to E79 million in the first half of 2000, compared with E9 million in the first half of 1999. The remainder of revenues from production and rights management came from StudioCanal, where revenues increased 6.19% to E120 million. StudioCanal's revenues were affected by the removal of the television production subsidiary Ellipse from the scope of consolidation as of April 1, 2000. StudioCanal contributed Ellipse to the French television production company Expand, in exchange for 35% of the share capital of Expand, which is now recorded as an equity affiliate. On a comparable basis (excluding television production) StudioCanal's revenues increased by 63%, primarily as a result of increased library sales and film production and distribution.

     Operating Income

     In the first half of 2000, CANAL+ recorded operating income of E2 million, down from E42 million in the first half of 1999. The group's gross margin was E453 million, or 24.4% of revenues, compared with E450 million, or 29.1% of revenues, in the first half of 1999.

     The following table breaks down the operating income and loss of the CANAL+ group by activity:

                                                                AT JUNE 30,
                                                              ----------------
                                                               1999      2000
                                                              ------    ------
                                                              (IN MILLIONS OF
                                                                   EUROS)
Pay television
  - France..................................................    146       132
  - International...........................................   (103)     (130)
Theme Channels..............................................     (1)       (6)
Production and rights management............................      3         8
Other businesses............................................     (3)       (2)
                                                               ----      ----
Total.......................................................     42         2
                                                               ====      ====

     PAY TELEVISION

     In France, the CANAL+ premium channel recorded operating income of E132 million in the first half of 2000 as compared with E146 million in the first half of 1999, while CANALSATELLITE recorded operating income of E14 million, up from E9 million for the comparable period in 1999. The premium channel's operating income decreased compared with the first half of 1999 due to increased operating expenses, resulting primarily from growing programming costs, which was only partially offset by increased subscriber revenue. The increase in operating expenses in France resulted primarily from additions to sports events covered. In particular, operating expenses for the first half of 2000 reflected the impact of first-time Champions' League coverage, the cost of which was partially offset by improved control of subscription management costs.

     Internationally, Telepiu recorded an operating loss of E119 million in the first half of 2000, an increase of E34 million over the first half 1999 level of E85 million, despite a 33% revenue increase at Telepiu. The increase was due principally to high operating expenses, reflecting for the first time the impact of the soccer broadcasting rights agreement signed in July 1999, as well as the introduction of RAI's theme channels in the same month. First half 2000 operating losses from the other international pay television channels decreased by E5 million overall compared with the first half of 1999.

     PRODUCTION AND RIGHTS MANAGEMENT

     This division consists primarily of StudioCanal and SPORT+. StudioCanal's operating income in the first half of 2000 amounted to E5 million, and can be analyzed as follows:

                                                           JUNE 30,    JUNE 30,      %
                                                             1999        2000      CHANGE
                                                           --------    --------    ------
                                                               (IN MILLIONS OF EUROS)
REVENUES
Film Production and Distribution.........................     72         120          66
Television Production....................................     52          17         (67)
Other....................................................      6           7          17
                                                             ---         ---        ----
TOTAL REVENUES...........................................    130         144          11
                                                             ---         ---        ----

EXPENSES
Operating Costs..........................................     48          48          --
Depreciation and Provisions..............................     58          73          26
Structural Costs.........................................     20          18         (10)
                                                             ---         ---        ----
TOTAL EXPENSES...........................................    126         139          10
                                                             ---         ---        ----
Operating income.........................................    4.2         4.9        16.6

     Due to differences in accounting methods, of the E5 million in operating income generated by StudioCanal, only E4 million was recorded in CANAL+'s consolidated income statement. SPORT+ contributed operating income of E4 million to the Production and Rights Management division.

     EBITDA

     EBITDA decreased by 1.3% to E222 million in the first half of 2000, primarily as a result of the decrease in operating income. See "-- Year ended December 31, 1999 compared With Year Ended December 31, 1998 -- EBITDA" for an explanation of the term "EBITDA." EBITDA from French pay television activities decreased from E244 million in the first half of 1999 to E232 million in the first half of 2000. International operations generated negative EBITDA of E79 million in the first half of 2000, compared to E69 million in the first half of 1999. EBITDA from production and rights management increased from E54 million in the first half of 1999 to E71 million in the first half of 2000.

     Net Financial Income

     Net financial income amounted to E4 million, as compared with a net financial charge of E6 million in the first half of 1999. Financial income in the first half of 2000 included E23 million from the conversion of bonds exchangeable for Mediaset shares, in addition to a capital gain of E19 million from the sale of shares of Vivendi that CANAL+ acquired in 1999.

     Interest and related expenses totaled E55 million in the first half of 2000, compared to E40 million in the first half of 1999, reflecting the increase in net debt to E2.4 billion at June 30, 2000, from E1.9 billion at June 30, 1999.

     Income Taxes

     Income taxes amounted to E54 million in the first half of 2000, an increase of 68.8% over the first half of 1999. The increase resulted principally from the fact that the recognition of deferred taxes was limited to certain international tax losses due to uncertainties as to whether the remaining international losses could be used.

     Losses from Equity Affiliates

     Losses from equity affiliates increased to E46 million in the first half of 2000, from E36 million for the first half of 1999. Most of these losses relate to pay television businesses outside France, notably in Spain and Poland. Other losses were related to investments to develop Internet services, with the first-time consolidation of CANALNumedia in the first half of 2000.

     Net Exceptional Income

     Net exceptional income in the first half of 2000 was E205 million, as compared with a net exceptional charge of E10 million for the comparable period in 1999. Net exceptional income included capital gains of E43 million on the sale of CANAL+'s 24.9% interest in the German channel Vox and E80 million on the sale of 4% of CANALSATELLITE to an affiliate of Lagardere, which altogether acquired a 34% interest through a series of related transactions. Another Lagardere affiliate also subscribed to a capital increase of Multithematiques, resulting in a dilution gain of E21 million. A public offering of shares in StudioCanal also resulted in a dilution gain of E71 million.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     SIGNIFICANT ONE-TIME EVENTS

     Consolidation of Telepiu

     In late 1997, CANAL+ acquired majority control of Telepiu, which operates the group's Italian pay television activities, after having acquired a 45% interest as part of the Nethold acquisition. When CANAL+'s Board of Directors approved the 1998 consolidated financial statements for presentation to the CANAL+ shareholders meeting, CANAL+ intended to reduce its interest in Telepiu so that it would no longer have majority control, and as a result accounted for Telepiu as an equity affiliate. In 1999, CANAL+ changed its intention, and increased its interest in Telepiu from 90% to 99%. For this reason, Telepiu became a consolidated subsidiary of CANAL+ in 1999. For purposes of comparability, CANAL+ has restated its 1998 financial statements so as to fully consolidate the results of operations of Telepiu. The restatement had no effect on the group's results or shareholders' equity.

     Provision for Replacement of Decoders

     CANAL+'s net income in 1999 reflects in part an exceptional provision relating to management's decision to replace all digital decoders with new generation "net-top boxes" that provide a complete range of interactive services, including internet access. The provision, which is recorded primarily as an exceptional charge and is in the amount of E220 million, reflects the impact on income after tax and minority interests of the write-off of the unamortized portion of the cost of CANAL+'s existing generation of digital decoders.

     SUBSCRIPTIONS TO PAY TELEVISION SERVICES

     The following discussion presents the subscriptions to each of the group's pay television services, without regard to whether those subscriptions were realized in fully consolidated subsidiaries or in equity affiliates, as well as subscriptions in the group's three largest pay television countries, France, Italy and Spain. The Spanish operations are conducted through an affiliate accounted for by the equity method.

     Subscriptions to CANAL+ group premium channels and basic cable and satellite packages totaled 13,628,050 at December 31, 1999 versus 11,617,923 as of December 31, 1998, an increase of 17.3%. 6,972,450 subscriptions were outside France at the end of 1999, representing the first time in CANAL+'s history that international subscriptions exceeded French subscriptions.

     The following table breaks down CANAL+'s subscriptions among the various pay television offerings of the CANAL+ group as of the end of 1998 and 1999.

                                                               AT DECEMBER 31
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
FRANCE
CANAL+ individual (premium).................................   4,442     4,577
CANAL+ institutional (premium)..............................     302       332
CANALSATELLITE (package)....................................   1,108     1,374
NC NUMERICABLE (package)....................................     355       373
                                                              ------    ------
TOTAL FRANCE................................................   6,207     6,656
                                                              ------    ------
INTERNATIONAL
Italy.......................................................   1,510     2,144
  TELE+ (premium)...........................................     966     1,133
  D+ (package)..............................................     348       697
  +Calcio (soccer)..........................................     196       315
Spain(1)....................................................   2,193     2,580
  CANAL+ (premium)..........................................   1,594     1,766
  CANALSATELLITE (package)..................................     599       813
Belgium (French)............................................     177       203
Belgium (Flemish)...........................................     171       192
  CANAL+ (premium)..........................................     159       166
  CANAL DIGITAL (package)...................................      12        25
Netherlands.................................................     270       293
Nordic countries(1).........................................     606       783
  CANAL+ (premium)..........................................     376       472
  CANAL DIGITAL (package)...................................     230       310
Poland(1)...................................................     335       627
  CANAL+ (premium)..........................................     275       358
  Cyfra + (package).........................................      60       269
Africa......................................................     148       150
                                                              ------    ------
TOTAL INTERNATIONAL.........................................   5,410     6,972
                                                              ------    ------
          TOTAL GROUP.......................................  11,617    13,628
                                                              ======    ======

---------------
(1) Operated by an affiliate accounted for by the equity method.

     The increase in digital subscriptions was greater than the increase in overall subscriptions in 1999. At the end of 1999, digital subscriptions of
4.013 million represented an increase of 58% compared with the year end 1998 figure of 2.543 million.

     France

     The French premium pay television channel CANAL+ finished 1999 with nearly
4.6 million subscriptions, more than a quarter of them digital. A total of 523,957 new subscriptions were recorded over the year, which is the highest annual level for ten years. Management believes that the increase in subscriptions was due principally to the coverage of new sports events, like the soccer Champions' League since September, in addition to the two matches of the French National Soccer Championship that CANAL+ normally covers, and the retransmission of the Rugby World Cup. The growth was also influenced by CANAL+'s new self-service subscription package in large French supermarkets, which made decoders available on supermarket shelves. Net growth in subscriptions (new subscriptions less canceled and non-renewed subscriptions) of 135,034 in 1999 was at a higher level than the 1998 figure of 133,510.

     At December 31, 1999, the CANALSATELLITE package had 1,373,934 subscriptions, representing net growth since December 31, 1998 of 265,498. Management believes that the increase was due in part to a new marketing campaign involving the French soccer star Zinedine Zidane, as well as the launch of a new network action game and Mini Mail, the first e-mail service among subscribers.

     Italy

     Subscriptions grew strongly in Italy in 1999, with a net increase of 634,000 subscriptions, representing an increase that was 62% higher than the net growth in 1998. The bulk of the growth came from digital subscriptions. At December 31, 1999, Telepiu had 962,000 digital subscribers, double the number of the previous year, making Italy the second largest digital television market in continental Europe. Management believes that the success of the digital package was due to the improved quality and diversity of the channel offering. In 1999, new exclusive theme channels were added to the digital package, including six channels produced by RaiSat, an affiliate of the Italian state owned broadcaster RAI, Wish Line, a luxury channel, and Milan Channel, devoted entirely to the Milan AC soccer club.

     Spain

     CANAL+ owns a 19.75% interest in its Spanish pay television affiliate, Sogecable, and as a result accounts for Sogecable under the equity method. Sogecable operates the premium channel CANAL+ Espana, and the CANALSATELLITE Digital satellite service.

     In 1999, subscriptions to the Spanish premium channel grew on a net basis by 173,000, compared to a net growth of 129,000 in 1998. As a result, total subscriptions to the premium channel reached 1.766 million at the end of 1999. CANALSATELLITE digital subscriptions grew by 214,000, to reach 813,000 at the end of 1999. The digital package added the film channel TCM, the Wish Line channel devoted to luxury products and a multiplexed version of the music channel MTV. CANALSATELLITE Digital also introduced interactive banking services in 1999, starting with the home banking service Canal BBV in June, which allows subscribers to consult their bank accounts using their set top boxes.

  CONSOLIDATED RESULTS OF OPERATIONS

     Revenues

     Total revenues increased from E2,838 million in 1998 (on a restated basis) to E3,291 million in 1999, an increase of 16%. The largest increase came from growth in subscription revenues. The following table breaks down CANAL+'s 1998 and 1999 revenues by principal category.

                                                       1998                 %
                                                     RESTATED    1999     CHANGE
                                                     --------    -----    ------
                                                       (IN MILLIONS OF EUROS)
Subscriptions......................................     2,253    2,613      16
Advertising and sponsorship........................        94      106      13
Production and management of rights................       327      365      12
Other businesses...................................       164      207      26
                                                     --------    -----      --
Total..............................................     2,838    3,291      16
                                                     ========    =====      ==

     More than one third of CANAL+'s subscription revenues came from the CANAL+ French premium channel, which recorded subscription revenues of E1,372 million, an increase of 5% compared with 1998. The CANALSATELLITE digital service recorded the most significant growth in France, with revenues of E446 million representing a 43% increase compared with 1998. NC NumeriCable's subscription revenues were E125 million, an increase of 7% over the 1998 level. In Italy, Telepiu's subscription revenues of E453 million were 36% higher than its 1998 subscription revenues. The pay television activities in the Benelux countries and in Scandinavia recorded subscription revenues of E208 million in 1999, or 19% more than 1998.

     Advertising and sponsorship revenues included primarily sales for the French premium channel, which totaled E80 million in 1999. The increase in overall advertising and sponsorship revenues was due principally to an increase in rates at the French premium channel.

     Revenues from production and management of rights consisted primarily of revenues from the businesses that now form the bulk of StudioCanal. These businesses generated revenues of E292 million in 1999, consisting of E94 million of revenues from film library sales, E90 million from film production and E89 million from television production. In 1998, library sales were E116 million, film production revenues were E66 million and television production revenues were E119 million.

     Revenues from sports rights management were E73 million in 1999, which included primarily the sales of international television rights to the Italian soccer championship (A Series) and to the English Premier League. In 1998, CANAL+ did not record revenues from sports rights management separately.

     Operating Loss and Expenses

     In 1999, CANAL+ recorded an operating loss of E23 million, compared to a restated operating loss of E96 million in 1998. The operating loss was generated principally in the international pay television operations, while the French pay television operations recorded operating income. The group's gross margin in 1999 was E813 million, or 31% of revenues, compared with the 1998 restated gross margin of E649 million, or 28% of revenues.

     The following table breaks down the operating income and loss of the CANAL+ group by activity.

                                                                1998
                                                              RESTATED    1999
                                                              --------    ----
                                                              (IN MILLIONS OF
                                                                   EUROS)
Pay television
  - France..................................................     148       209
  - International...........................................    (237)     (237)
Theme channels(1)...........................................      (5)       (6)
Production and management of rights.........................       3        16
Other businesses............................................      (5)       (5)
                                                                ----      ----
Total.......................................................     (96)      (23)
                                                                ====      ====

---------------
(1) Excludes theme channels of Multithematiques, as Multithematiques is accounted for under the equity method.

     PAY TELEVISION

     In France, the premium pay television channel CANAL+ recorded operating income of E231 million in 1999, while CANALSATELLITE recorded an operating loss of E17 million in 1999. These figures represent a slight improvement for the pay television channel compared with 1998, and a significant improvement for CANALSATELLITE, which recorded an operating loss of E72 million in 1998.

     French Premium Pay Television Channel. The following table shows the principal components of the changes in the operating income of the French premium pay television channel:

                                                                          %
                                                      1998     1999     CHANGE
                                                      -----    -----    ------
                                                       (IN MILLIONS OF EUROS)
REVENUES
Subscription revenues...............................  1,308    1,372       5
Advertising & sponsorships..........................     76       81       7
Other...............................................     11       13      18
                                                      -----    -----     ---
TOTAL REVENUES......................................  1,396    1,466       5
                                                      -----    -----     ---
Revenues from intragroup sales......................      7        3     (57)
                                                      -----    -----     ---
OPERATING EXPENSES
Variable costs......................................    285      282      (1)
Subscriber recruitment costs........................     21       24      14
Programs............................................    614      659       7
Broadcasting........................................     61       57      (7)
Structural costs....................................    201      216       7
                                                      -----    -----     ---
TOTAL OPERATING EXPENSES............................  1,173    1,236       5
                                                      =====    =====     ===
Operating income....................................    231      234       1
                                                      =====    =====     ===
EBITDA(1)...........................................    323      312      (3)
                                                      =====    =====     ===

---------------
(1) See "-- EBITDA" for a definition of this term and a discussion of its use.

     For 1999, subscription revenues at the French premium channel grew by 5%, resulting from an increase of 3.1% in the number of subscriptions and an increase in the subscription fee from FRF 175 to 179 on February 1, 1998. The impact of the subscription fee increase was not complete until February 1, 1999, as the increase did not take effect until the expiration of then existing subscriptions. Other revenues consisted mainly of program sales and re-billing of charges to affiliates. For example, CANAL+ provides various services to CANALSATELLITE, principally in the area of subscription management such as the telephone customer service center, distribution network, sales force and data processing.

     Operating expenses remained essentially constant as a percentage of revenues in 1998 and 1999, standing at 84.3% of revenues in both years. This reflected a reduction in depreciation of analog decoders (included in variable costs), which offset an increase in the cost of programs of E45 million, which was due principally to an 8% increase in film acquisition costs arising from the channel's license requirements, and the acquisition of the rights to the Champion's league soccer match.

     CANALSATELLITE. The following table shows the principal components of the changes in the operating income of CANALSATELLITE in 1999:

                                                                           %
                                                         1998    1999    CHANGE
                                                         ----    ----    ------
                                                         (IN MILLIONS OF EUROS)
REVENUES
Subscriptions..........................................  312     447       43
Other..................................................   27      41       52
                                                         ---     ---      ---
TOTAL REVENUES.........................................  339     488       44
                                                         ---     ---      ---
Revenues from intragroup sales.........................   13      16       23
                                                         ---     ---      ---
OPERATING EXPENSES
Variable costs.........................................  113     139       23
Subscriber recruitment costs...........................   34      28      (18)
Programs...............................................  181     236       30
Distribution...........................................   28      36       29
Structural costs.......................................   55      65       18
                                                         ---     ---      ---
TOTAL OPERATING EXPENSES...............................  411     504       22
                                                         ===     ===      ===
OPERATING LOSS.........................................  (72)    (17)      76
                                                         ===     ===      ===
EBITDA(1)..............................................   (7)     79       --
                                                         ===     ===      ===

---------------
(1) See "-- EBITDA" for a definition of this term and a discussion of its use.

     Subscription revenues for CANALSATELLITE, up 43%, were due to a 32% increase in subscriptions, an increase in the proportion of higher priced subscriptions chosen by customers, and growth in pay-per-view sales. In addition, subscription revenues increased as a result of the full-year impact of a 1998 rate increase.

     The reduction in the operating loss of CANALSATELLITE is due principally to the increase in revenues, which more than offset the increase in most categories of operating expenses.

     International. Internationally, Telepiu, CANAL+ Nordic and CANAL+ Benelux recorded operating losses of, respectively, E187 million, E26 million and E20 million. The operating losses of Telepiu were E41 million higher than those of 1998, while losses from Scandinavia and the Benelux countries were reduced by E38 million.

     The CANAL+ group's largest international operations are conducted in Italy through Telepiu. The following table sets forth the principal components of the operating loss of Telepiu for 1998 and 1999.

                                                         1998     1999      %
                                                         -----    -----    ----
                                                         (IN MILLIONS OF EUROS)
REVENUES...............................................   364      509      40
Subscriptions..........................................   332      453      36
Other..................................................    32       56      75
                                                         ----     ----     ---
TOTAL REVENUES.........................................   364      509      40
                                                         ----     ----     ---
Revenues from intra-group sales........................              1
                                                         ----     ----     ---
OPERATING EXPENSES
Variable costs.........................................    54       93      72
Subscriber recruitment costs...........................    25       31      24
Programs...............................................   279      370      33
Distribution...........................................    56       63      13
Structural costs.......................................    97      139      43
                                                         ----     ----     ---
TOTAL OPERATING EXPENSES...............................   510      696      36
                                                         ====     ====     ===
OPERATING INCOME.......................................  (146)    (187)    (28)
                                                         ====     ====     ===
EBITDA.................................................  (114)    (120)     (5)
                                                         ====     ====     ===

---------------
(1) See "-- EBITDA" for a definition of this term and a discussion of its use.

     The increase in revenues resulted from increased subscriptions, a favorable change in the product mix from analog terminals to digital, and the launch of pay-per-view service in 1999. The increase in costs resulted principally from new decoders for digital services, which increased depreciation and transportation costs, both of which are included in variable costs. The introduction of new theme channels and the renewal of rights to the Italian soccer championship and the Champions' League resulted in the increase in programming costs.

     PRODUCTION AND RIGHTS MANAGEMENT

     Production and rights management operations were conducted in 1999 primarily through StudioCanal, which was created in December 1998 through the contribution by CANAL+ of its film and television production businesses to StudioCanal, the subsidiary that managed the group's film library. The following table sets forth the principal components of the operating income of StudioCanal for 1999 and of the entities that currently form StudioCanal, on a pro forma basis, as if their combination had been effective as of January 1, 1998, for 1998.

                                                      1998                  %
                                                    PRO FORMA    1999    CHANGE
                                                    ---------    ----    -------
                                                       (IN MILLIONS OF EUROS)
REVENUES
Film Production and Distribution..................     220       232         5
Television Production.............................     125        92       (26)
Other.............................................      19        15       (21)
                                                       ---       ---       ---
TOTAL REVENUES....................................     363       339        (7)
                                                       ---       ---       ---
  Of which revenues from intragroup sales.........      37        48        30
                                                       ---       ---       ---
EXPENSES
Operating costs...................................     118       104       (12)
Depreciation and provisions.......................     192       178        (7)
Structural costs..................................      36        36        --
                                                       ---       ---       ---
TOTAL EXPENSES....................................     346       318        (8)
                                                       ===       ===       ===
OPERATING INCOME..................................      17        21        24
                                                       ===       ===       ===
EBITDA............................................     214       201        (6)
                                                       ===       ===       ===

---------------
(1) See "-- EBITDA" for a definition of this term and a discussion of its use.

     The production and distribution of films includes the activities of production, co-production and distribution of new films, as well as the management of StudioCanal's film library. Revenues from new film production increased by E24 million in 1999 compared with 1998, while revenues from library management declined. The reduction in revenues from television production was due principally to the transfer to Multithematiques of theme channel production activities previously undertaken for Multithematiques.

     Operating and production costs include primarily royalty payments and production costs, which were reduced when the theme channel production activities were transferred to Multithematiques. The decrease in amortization is related to the drop in revenues from the production of animated features, which typically are amortized quickly.

     EBITDA

     EBITDA is earnings before interest, taxes, depreciation and amortization, where earnings are operating income. CANAL+ uses EBITDA as an analytical tool because it is commonly used by investors and analysts to provide a consistent measure to analyze and compare companies on the basis of operating performance. EBITDA should not be considered as an alternative to net income (determined in accordance with French generally accepted accounting principles) as an indication of financial performance or to cash flow from operating activities (determined in accordance with French generally accepted accounting principles) as a measure of liquidity.

     EBITDA increased by E100 million, from E323 million (on a restated basis) in 1998 to E423 million in 1999. The following table breaks down CANAL+'s EBITDA by business line:

                                                                1998
                                                              RESTATED    1999
                                                              --------    ----
                                                              (IN MILLIONS OF
                                                                   EUROS)
Pay television
- France....................................................     325       403
- International.............................................    (188)     (157)
Theme channels..............................................      (5)       (3)
Production and rights management............................     193       178
Other businesses............................................      (2)        2
                                                                ----      ----
Total.......................................................     323       423
                                                                ====      ====

     Net Financial Charges

     CANAL+'s net financial charges amounted to E40 million, compared with E38 million on a restated basis in 1998. The 1999 figure includes gains of E32 million resulting from the exchange of CANAL+ bonds exchangeable for shares of the Italian television company Mediaset SpA. In 1998, net financial charges included E23 million of dividends received from Havas, which CANAL+ subsequently transferred to Vivendi.

     Interest and related expenses totaled E82 million in 1999, an increase from E74 million in 1998. The increase resulted from an increase in consolidated indebtedness, which was E2,346 million at the end of December 1999 and E1,665 million at the end of December 1998. A portion of the increase also resulted from an increase in average interest rates from 3.98% in 1998 to 4.15% in 1999.

     Income Taxes

     In 1999, CANAL+ recorded an income tax charge of E27.4 million, compared with a credit of E9 million on a restated basis in 1998. The reason was principally that French operating income, which increased, is taxable at a 40% rate, while credits for losses from international operations are recorded at an effective rate of 21%.

     Losses from Equity Affiliates

     Losses from equity affiliates increased from E64 million on a restated basis in 1998, to E70 million in 1999. The following table breaks down the sales of equity affiliates and CANAL+'s portion of the net income of such equity affiliates by business line.

                                                                   CANAL+ SHARE
                                                REVENUES          OF NET LOSS(%)
                                            -----------------    ----------------
                                              1998                 1998
                                            RESTATED    1999     RESTATED    1999
                                            --------    -----    --------    ----
                                                   (IN MILLIONS OF EUROS)
Pay television
- France..................................      --         --       (1)       (1)
- International...........................     866      1,123      (49)      (53)
Theme Channels............................     299        358      (12)       (7)
Production and Rights Management..........      15          3       (3)       (1)
Other businesses..........................     113        161        1        (8)
                                             -----      -----      ---       ---
Total.....................................   1,293      1,645      (64)      (70)
                                             =====      =====      ===       ===

     The increase in the loss from equity affiliates resulted principally from international activities, particularly in Poland. The following table breaks down CANAL+'s share of the net losses of equity affiliates by country.

                                                                1998
                                                              RESTATED    1999
                                                              --------    ----
                                                              (IN MILLIONS OF
                                                                   EUROS)
Poland......................................................    (12)      (25)
Spain.......................................................    (16)      (12)
Nordic countries............................................    (15)      (12)
Other.......................................................     (6)       (4)
                                                                ---       ---
Total.......................................................    (49)      (53)
                                                                ===       ===

     The increase in the net loss in Poland reflects the first full year of operations of the Cyfra+ digital satellite service. This was partially offset by a reduction in the net loss in Spain, which resulted from an increase in subscriptions to the Spanish premium channel and in average revenue per subscriber.

     Net losses of the theme channel equity affiliate Multithematiques declined from E12 million in 1998 to E7 million in 1999, reflecting a 17% increase in revenues and essentially stable operating costs. The number of subscribers of Multithematiques theme channels increased from 10 million at the end of 1998 to
13.5 million.

     Other losses from equity affiliates reflected primarily CANAL+'s 18.3% interest in the internet company AOL France, which was initially recorded as an equity affiliate at the end of 1998.

     Net Exceptional Charges

     Net exceptional charges in 1999 were E183 million. The principal reason for this charge was the exceptional provision of E220 million (net of taxes) resulting from the change from current generation digital set top boxes to new "net-top boxes." This charge was partially offset by income of E88 million resulting from the initial public share offering of Sogecable. In 1998, CANAL+ recorded net exceptional income of E144 million, reflecting E45 million from the disposal of CANAL+'s interest in Havas, and E81 million from the sale of a portion of CANAL+'s stakes in CANALSATELLITE and NC NumeriCable.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     CHANGES IN SCOPE OF CONSOLIDATION

     NC Numericable, which was accounted for by the equity method in 1997, was fully consolidated in 1998. In addition, the results of operations of CANAL+ Benelux, CANAL+ Nordic and Telepiu, which were taken into account, either on the basis of full consolidation or the equity method, were consolidated for nine months in 1997, and for the full year in 1998.

     In 1997 (for nine months) and in 1998, Telepiu was an affiliate accounted for under the equity method. Its results of operations were not fully consolidated with those of CANAL+ until 1999. In the discussion below, the historical results of operations for 1997 and 1998 are compared. In the discussion of the results of operations for 1998 and 1999, the restated results of operations were generally used for 1998. As a result, some of the 1998 figures presented below differ from the comparable provisions of the discussion of the results of operations for 1998 and 1999.

     CONSOLIDATED RESULTS OF OPERATIONS

     Revenues

     Consolidated revenues rose by 19 percent in 1998 to E2,474.9 million. On a constant consolidation basis, the growth in revenues was 12 percent. Revenues broken down by business segment are as follows:

                                                               1997       1998
                                                              -------    -------
                                                                 (E MILLIONS)
Pay television
  - France..................................................  1,536.7    1,865.9
  - International...........................................    138.7      206.4
Theme channels..............................................      1.1        5.0
Film and television production and distribution.............    305.1      327.3
Other.......................................................     90.2       70.3
          TOTAL.............................................  2,071.8    2,474.9

     French pay television revenues included the revenues of the CANAL+ premium channel (up four percent to E1,418.8 million), the CANALSATELLITE digital service (up 91 percent to E326.6 million) and the NC Numericable French cable operator (E120.3 million, without any comparable 1997 figure, as NC Numericable was recorded as an equity affiliate in 1997). Excluding NC Numericable, French subscription revenues grew by 13 percent, an increase that was greater than the 9 percent growth in the subscriber base. This was due primarily to an increase in average revenue per subscriber at CANALSATELLITE.

     Foreign pay television revenues include the revenues of pay television channels in the Benelux countries, the Nordic countries and Africa. Based on comparable scope of consolidation, the increase from 1997 to 1998 was 16 percent. The largest international pay television operations, including those in Italy and Spain, were conducted through equity affiliates.

     Revenues from film and television production and distribution, which increased by 7 percent, were generated primarily by companies that are now part of StudioCanal.

     Operating Income

     Operating income totaled E50.6 million in 1998, compared to E21.8 million in 1997. Based on comparable scope of consolidation, operating income in 1998 amounted to E87.7 million. The breakdown by business segment was as follows:

                                                              1997     1998
                                                              -----    -----
                                                               (E MILLIONS)
Pay television
  - France..................................................  141.5    148.0
  - International...........................................  (87.0)   (90.7)
Theme channels..............................................   (9.2)    (5.0)
Film and television production and distribution.............  (14.8)     3.3
Other.......................................................   (8.7)    (5.0)
          TOTAL.............................................   21.8     50.6

     Within French pay television operations, the significant reduction in the operating loss of CANALSATELLITE, to E72.1 million in 1998 from E103.2 million in 1997, more than offset flat operating income at the French premium channel and the E10.4 million operating loss of NC Numericable, which CANAL+ acquired in 1997. NC Numericable's operations and marketing structure continued to be extensively reorganized in 1998, with the goal of significantly cutting costs and allowing the company to meet its objective of reaching break-even by 2000.

     The operating losses of the international pay television operations were reduced compared with 1997. However, their negative contribution to consolidated operating income increased slightly, because they were consolidated over the full year versus only nine months in 1997.

     Film and television production and distribution earned positive operating income in 1998 after recording an operating loss in 1997, for two principal reasons. First, this segment recorded significant one time write downs of broadcasting rights in 1997, which did not recur in 1998. Second, there were several successful film and television productions in 1998 that produced better results in 1998 than in 1997.

     The changes in operating income were reflected in EBITDA, which rose 19 percent to E437.1 million from E368.3 million in 1997.

     EBITDA

                                                              1997     1998
                                                              -----    -----
                                                               (E MILLIONS)
Pay television
  - France..................................................  279.8    325.5
  - International...........................................  (68.3)   (74.4)
Theme channels..............................................   (6.4)    (5.0)
Film and television production and distribution.............  169.8    193.1
Other.......................................................   (6.6)    (2.1)
                                                              -----    -----
          TOTAL.............................................  368.3    437.1

     EBITDA of the film and television production and distribution segment is calculated after deduction of amortization and write downs of film and broadcasting rights, which CANAL+ records as part of cost of sales in its consolidated income statement. If these charges had been treated as operating expenses rather than depreciation charges, consolidated EBITDA would have amounted to E236.9 million in 1998, compared with E188.6 million in 1997, representing an increase of 25.6 percent, and film and television production and distribution division EBITDA would have been E16.3 million in 1998, compared with E13.6 million in 1997.

     Net Financial Charges

     In 1998, CANAL+ had net interest expense of E2.7 million, down from E8.5 million in 1997. Interest charges increased significantly, to E32.2 million from E5 million, due to the increase in average borrowings. This was partially offset by higher dividend income received on Havas shares (E22.7 million versus E4.9 million) prior to their sale.

     Income Taxes

     Income tax charges were E31.3 million in 1998, compared with E27.4 million in 1997. The exceptionally high effective tax rates -- 65.2 percent in 1998 and
90.5 percent in 1997 -- reflect the difference between the 41.67 percent tax rate paid on French income and the 21 percent tax relief obtained on the losses of foreign subsidiaries.

     Losses from Equity Affiliates

     Losses from equity affiliates were E123.5 million in 1998, compared with
118.2 million in 1997. Losses from equity affiliates come primarily from international pay television operations, as well as the international theme channel activities of Mutithematiques. In Spain, a new marketing policy to promote digital subscriptions, implemented in 1997, and the 1998 renewal of soccer match rebroadcast rights weakened 1998 results. In addition, in 1998 digital broadcasting was launched in Poland, Belgium and the

Nordic countries. The following table breaks down by principal business line the revenues of CANAL+'s equity affiliates as well as CANAL+'s share of the losses or income of such affiliates.

                                                                                GROUP SHARE OF
                                                              REVENUES              LOSSES
                                                         ------------------    ----------------
                                                          1997       1998       1997      1998
                                                         -------    -------    ------    ------
                                                                      (E MILLIONS)
Pay television
  - France.............................................    121.6        0.3      (9.0)     (0.6)
  - International......................................    975.7    1,236.2     (91.2)   (108.5)
Theme channels.........................................    244.2      298.8      (9.5)    (11.6)
Film and television production and distribution........     11.1       15.1      (2.1)     (3.3)
Other..................................................    135.4      112.7      (6.4)      0.5
                                                         -------    -------    ------    ------
          TOTAL........................................  1,488.0    1,663.1    (118.2)   (123.5)

     Net Exceptional Income

     Net exceptional income totaled E76.4 million in 1998, compared to E339.7 million in 1997. In 1998, the sale of part of CANAL+'s interests in NC Numericable and CANALSATELLITE generated gains of E41.2 million and E41.0 million, respectively. In addition, the sale of Havas shares netted a gain of E44.7 million. CANAL+ also increased its equity stake in Telepiu from 45% to 90%, and recorded its additional equity share in the losses of Telepiu as an exceptional expense in the amount of E59.9 million.

LIQUIDITY AND CAPITAL RESOURCES

     CANAL+'s principal sources of liquidity are subscriber and other revenues, as well as debt financing and, to a lesser extent, the sale of minority interests in affiliates (although those sales typically have occurred for strategic rather than financial reasons). Since CANAL+'s acquisition of Nethold in 1997, its consolidated financial indebtedness has increased significantly, with net financial indebtedness (financial indebtedness less cash and cash equivalents) standing at E1.2 billion at December 31, 1997, E2.3 billion at December 31, 1999 and E2.5 billion at June 30, 2000. Prior to the Nethold acquisition, CANAL+ typically maintained a net cash position. The increase in indebtedness represents debt inherited from Nethold, as well as new debt incurred to finance the expansion of CANAL+'s European digital network.

     CANAL+'s operations typically generate significant cash flow, even in periods where it incurs net losses, as those losses are in large part attributable to significant depreciation charges. In 1999, CANAL+ generated E397 million of cash flow, although its working capital needs increased significantly due primarily to the increase in value of CANAL+'s programs and broadcasting rights, which are treated as inventory. As a result, CANAL+ had a net use of cash in operating activities of E14 million in 1999. In 1998, on a restated basis, CANAL+ had net cash from operating activities of E142 million. In the first half of 2000, CANAL+ had a net use of cash in operating activities of E184 million, repeating the pattern of 1999, with a E338 million increase in working capital requirements offsetting net cash flow from operations of E154 million.

     In 1999, CANAL+ used E905 million of cash in investing activities, compared to E191 million in 1998. The large increase was primarily due to the rapid expansion of CANAL+'s digital services and its investment in interactive technology, as well as its investment in new programming rights. In its pay television business, CANAL+ also invested E223 million to acquire a 14% minority interest in CANALSATELLITE, and E126 million to acquire a 10% minority interest in Telepiu. In 1999, CANAL+ had capital investments of E279 million in French pay television, E233 million in international pay television, E351 million in programming rights and E139 million in decoders. Except for the decoders, each of these figures represents a significant increase compared with 1998.

     In the first half of 2000, CANAL+ used E204 million in investing activities. CANAL+ invested E164 million in intangible assets, consisting principally of audiovisual and sports programming rights, E134 million in tangible assets, about two-thirds of which consisted of decoders, and E53 million in financial assets. These were offset by cash inflows of E96 million from the sale of fixed assets, principally financial investments such as CANAL+'s interests in Vox and Vivendi, as well as E51 million from the sale of interests in affiliates, principally a 4% interest in Multithematiques.

     Net cash from financing activities was E543 million in 1999, compared to E40 million in 1998. The increase reflected new financial indebtedness, which increased on a net basis by E480 million in 1999. New borrowings in 1999 included a E305 million receivables securitization by CANAL+, a E103 million receivables securitization by CANALSATELLITE, a E53 million zero coupon bond indexed to the share price of CANAL+ and swapped into an interest rate of EURIBOR less 0.27% and a E245 million share loan transaction that matured on April 1, 2000, and that has been fully repaid. Telepiu also issued E350 million of 5.625% bonds to refinance existing indebtedness.

     CANAL+ had E717 million of net cash inflows from financing in the first half of 2000. The inflows consisted primarily of a E513 million net increase in financial debt, as well as a E198 million capital increase by StudioCanal. The increase in financial debt resulted principally from a drawdown of short-term credit facilities, including a E500 million credit line from Vivendi.

     CANAL+ anticipates making substantial investments in the next several years, particularly in connection with the replacement of its current generation of digital decoders with "net-top" boxes. Before the merger transactions had been proposed, CANAL+ expected to finance such investments with new debt financing and the sale of minority interests in subsidiaries. CANAL+ believes that a significant potential benefit of the merger transactions is that CANAL+ is likely to have greater access to financing as part of the Vivendi Universal group than is currently the case.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     CANAL+ is exposed to the impact of interest rate changes, both because its indexed bonds are swapped into a rate based on the European Interbank Offered Rate, and because it seeks short term and long term debt financing in the market from time to time. Currently, the large majority of CANAL+'s debt financing is at variable rates.

     The large majority of CANAL+'s revenues and expenses are in countries that have adopted the euro as their currency. From time to time, CANAL+ purchases programming and film rights in U.S. dollars, and its film and television production subsidiary, StudioCanal, sells rights to films and television programming in U.S. dollars.

     It is CANAL+'s policy to enter into derivative transactions only to the extent considered necessary to hedge exposure to changes in interest rates or other market factors. CANAL+ does not enter into derivative transactions for speculative purposes.

     As of the date of this joint proxy statement-prospectus, an unfavorable change in interest rates or currency exchange rates of 10% would not have an impact on the results of operations or financial condition of CANAL+ in an amount that is material in the context of the merger transactions.

                               VIVENDI UNIVERSAL
                        AND VIVENDI UNIVERSAL EXCHANGECO

VIVENDI UNIVERSAL

     Vivendi Universal is a wholly owned subsidiary of Vivendi organized under the laws of France. Until the merger transactions are completed, Vivendi Universal will be a non-operating holding company, whose sole function has been to hold certain investments in other entities that are consolidated by Vivendi. Its investments primarily consist of 33.82% of CANAL+, which accounts for 89.8% of its total assets. In the course of the merger transactions, Vivendi will merge into Vivendi Universal, with Vivendi Universal continuing as the surviving entity.

     Vivendi Universal's board of directors currently consists of 7 directors. Vivendi Universal does not have any executive officers. The members of Vivendi Universal's board of directors do not receive any compensation for their position as directors of Vivendi Universal and do not hold any option to purchase or to subscribe for shares of Vivendi Universal.

     The table below shows the names of Vivendi Universal's current directors and the dates of their initial appointment to the board and the date of expiration of their respective terms.

                                                                                  YEAR
                                                                                INITIALLY     YEAR
                                                       PRINCIPAL                APPOINTED     TERM
NAME                                            OCCUPATION OR EMPLOYMENT        TO BOARD     EXPIRES
----                                            ------------------------        ---------    -------
Jean-Marie Messier........................  Chairman and Chief Executive          1998        2003
                                            Officer of Vivendi
Agnes Audier..............................  Vice President, Strategy and          1998        2003
                                            Business Development of Vivendi
Philippe Germond..........................  Senior Executive Vice President,      1998        2003
                                            Vivendi Communications
Dominique Gibert..........................  Director of Finance and               1998        2003
                                            Treasury of Vivendi
Etienne Mallet............................  Chief Executive Officer of            1998        2003
                                            Havas Images
Jean-Laurent Nabet........................  Director of Development of Havas      1998        2003
Vivendi represented by Eric Licoys........                                        1998        2003

VIVENDI UNIVERSAL EXCHANGECO

     Vivendi Universal Exchangeco is an indirect, wholly-owned subsidiary of Vivendi and will be an indirect, subsidiary of Vivendi Universal after the merger transactions. Vivendi Universal Exchangeco has not to date engaged in any activities other than those incident to its formation and those associated with the merger transactions. In lieu of receiving Vivendi Universal ADSs in the merger transactions, Canadian resident Seagram shareholders may elect to receive exchangeable shares of Vivendi Universal Exchangeco that will be exchangeable for, and substantially the economic equivalent of, the Vivendi Universal ADSs.

               CHAPTER NINE -- SEAGRAM ANNUAL MEETING INFORMATION

                        ELECTION OF DIRECTORS OF SEAGRAM

NOMINEES FOR DIRECTOR

     The following table contains the principal occupation and certain other information about the nominees for Seagram's board of directors, based on information obtained from each nominee. All nominees have been engaged in the occupation or employment described immediately next to their names for more than five years, except where indicated.

                                                                                                DIRECTOR
NAME                                   AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION       SINCE
----                                   ---      ------------------------------------------      --------
Edgar M. Bronfman....................  71    Chairman of the Board of Seagram.................    1955
The Honourable Charles R. Bronfman,
  P.C., C.C. ........................  69    Co-Chairman of the Board and Chairman of the
                                             Executive Committee of Seagram. Mr. Bronfman is
                                             also Chairman of Koor Industries Ltd. ...........    1958
Edgar Bronfman, Jr. .................  45    President and Chief Executive Officer of Seagram.
                                             Mr. Bronfman is also a director of USA Networks,
                                             Inc. ............................................    1988
Samuel Bronfman II...................  47    President of Chateau & Estate Wines Company (a
                                             division of JES) and, since July 1998, Chairman
                                             of The Seagram Beverage Company (a division of
                                             JES).............................................    1991
Stephen R. Bronfman..................  36    Chairman of Claridge SRB Investments Inc. (a
                                             private holding company) since 1998. From July
                                             1995 to March 1999, he was the Deputy Chairman of
                                             Netstar Communications Inc. Previously, he was an
                                             executive with Claridge Properties Ltd...........    1999
Matthew W. Barrett, O.C..............  56    Group Chief Executive of Barclays PLC (a
                                             financial institution) since October 1, 1999.
                                             From February to July 1999, he was Chairman of
                                             the Board of Bank of Montreal prior to which he
                                             was also Chief Executive Officer. Mr. Barrett is
                                             also a director of Barclays PLC, Barclays Bank
                                             PLC and Molson Inc...............................    1995
Laurent Beaudoin, C.C................  62    Chairman of the Board and Chairman of the
                                             Executive Committee of Bombardier Inc. (a
                                             transportation, aerospace and motorized products
                                             company) since February 1, 1999. Previously, he
                                             was also Chief Executive Officer of Bombardier
                                             Inc. ............................................    1997
Cornelis Boonstra....................  62    Chairman of the Board of Management and President
                                             of Koninklijke Philips Electronics N.V.
                                             ("Philips") (an electronics company) since
                                             October 1996. From June 1, 1994, he was Executive
                                             Vice President of Philips and, from July 1, 1994
                                             until April 1, 1995, he was also President and
                                             Chief Executive Officer of Philips Lighting
                                             Holding B.V. Mr. Boonstra is also a director of
                                             Hunter Douglas International, N.V., Koninklijke
                                             Ahdd N.V., Sara Lee/DE N.V. and NBM-Amstelland
                                             N.V. ............................................    1998

                                                                                                DIRECTOR
NAME                                   AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION       SINCE
----                                   ---      ------------------------------------------      --------
Richard H. Brown.....................  53    Chairman of the Board and Chief Executive Officer
                                             of Electronic Data Systems Corporation (an
                                             information technology company) since January 1,
                                             1999. From July 1996 to December 1998 he was
                                             Chief Executive of Cable and Wireless plc. From
                                             May 1995 to July 1996 he served as President and
                                             Chief Executive Officer of H & R Block, Inc. and
                                             from January 1993 to April 1994 he was Vice
                                             Chairman of Ameritech Corporation. Mr. Brown is
                                             also a director of Home Depot Inc. ..............    1997
Andre Desmarais......................  43    President and Co-Chief Executive Officer of Power
                                             Corporation of Canada (a holding and management
                                             company) and Deputy Chairman of Power Financial
                                             Corporation since May 1996. From May 1994 to May
                                             1996 he was Chairman of Power Pacific Corporation
                                             Limited. Previously, he was President and Chief
                                             Operating Officer of Power Corporation of Canada.
                                             Mr. Desmarais is also a director of Audiofina
                                             S.A., Bombardier Inc., CLT-UFA, Citic Pacific
                                             Limited, Groupe Bruxelles-Lambert S.A.,
                                             Great-West Lifeco Inc., The Great-West Life
                                             Assurance Company, Investors Group Inc., London
                                             Insurance Group Inc. and Pargesa Holding S.A. ...    1997
Barry Diller.........................  58    Chairman and Chief Executive Officer of USA
                                             Networks, Inc. (a diversified media and
                                             electronic commerce company) or its predecessors
                                             since August 1995. Mr. Diller is also a director
                                             of Ticketmaster Online-CitySearch, Inc. and The
                                             Washington Post Company..........................    1998
Michele J. Hooper....................  49    Corporate Director since July 2000. Previously
                                             she was President and Chief Executive Officer of
                                             Voyager Expanded Learning (an educational
                                             development company) from August 1999 to July
                                             2000. From July 1998 to November 1998 she was
                                             President and Chief Executive Officer of
                                             Stadtlander Drug Co., Inc. From November 1992 to
                                             June 1998 she served as Corporate Vice President
                                             of Caremark International Inc. She also served as
                                             President of the International Business Group of
                                             Caremark International Inc. from November 1992 to
                                             June 1998. Ms. Hooper is also a director of PPG
                                             Industries and Target Corporation................    1996
David L. Johnston, C.C. .............  59    President of University of Waterloo (an
                                             educational institution) since July 1999. From
                                             July 1994 to June 1999 he was Professor of Law at
                                             McGill University. Previously, he was also
                                             Principal and Vice-Chancellor. Mr. Johnston is
                                             also a director of CT Financial Services Inc.,
                                             Emco Limited, The CGI Group Inc and Lifestyle
                                             Furnishings International Ltd. ..................    1987

                                                                                                DIRECTOR
NAME                                   AGE      PRINCIPAL OCCUPATION AND OTHER INFORMATION       SINCE
----                                   ---      ------------------------------------------      --------
Marie-Josee Kravis, O.C. ............  51    Senior Fellow of Hudson Institute Inc. (a
                                             non-profit economics research institute) since
                                             March 1994. Previously, she was Executive
                                             Director of The Hudson Institute of Canada Inc.
                                             Mrs. Kravis is also a director of Canadian
                                             Imperial Bank of Commerce, Compagnie UniMedia
                                             Inc., Hasbro, Inc., Hollinger International Inc.,
                                             Ford Motor Company and StarMedia Network,
                                             Inc. ............................................    1985
Samuel Minzberg......................  51    President and Chief Executive Officer of Claridge
                                             Inc. (a management company) since January 1,
                                             1998. Previously, he was a partner and Chairman
                                             of the Montreal office of Goodman Phillips &
                                             Vineberg (attorneys). Mr. Minzberg is also a
                                             director of Koor Industries Ltd., Reitmans
                                             (Canada) Limited and USA Networks, Inc. and is of
                                             counsel to the Montreal office of Goodman
                                             Phillips & Vineberg..............................    1998
John S. Weinberg.....................  43    Managing Director of Goldman, Sachs & Co.
                                             (investment bankers) since December 1996.
                                             Previously, he was a general partner of Goldman,
                                             Sachs & Co. .....................................    1995

                              CORPORATE GOVERNANCE

GENERAL

     The following is a description of Seagram's governance practices with reference to the Guidelines set out by The Toronto Stock Exchange.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

     In accordance with Guidelines 1 and 11, Seagram's board of directors is responsible for the overall stewardship of Seagram and oversees management to assure protection of shareholder interests. The board expects management to be responsible for the day-to-day operations of Seagram within the confines of approved budgets, strategic and annual business plans as well as company policies and procedures. The board also relies upon management for the development of the overall corporate and individual business unit strategies. The board reviews annual business and longer range strategic plans prepared by management as part of the board's overall evaluation of Seagram's strategic direction. The duties and objectives of Seagram's board of directors are carried out directly and through its committees. The mandate of the board includes responsibility for:

     - reviewing the interim and annual financial results and approving the management proxy circular;

     - approving major capital commitments, acquisitions, divestitures and expenditures;

     - approving dividends and certain changes to Seagram's capital structure;

     - selecting and evaluating the performance of Seagram's Chief Executive Officer and other principal officers of Seagram and development, training and succession planning for senior management;

     - identifying the principal risks of Seagram's businesses and ensuring that management implements appropriate strategies and systems to manage those risks; and

     - assessing the integrity of Seagram's internal controls, including computer-based systems.

SIZE AND RELATEDNESS

     Seagram's board of directors is currently composed of 16 directors since Robert W. Matschullat retired as Vice Chairman and a director of Seagram on May 31, 2000. If all nominees are elected to the board, the number of directors will remain at 16. Within the meaning of Guidelines 2 and 3, Seagram's board believes that 9 of its current directors are "unrelated" to Seagram. An "unrelated" director is defined as someone who:

     - is independent of management; and

     - is free from any business or other relationship, which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of Seagram, other than interests and relationships arising from shareholdings.

     Four directors are "related" to Seagram because they are members of management. These four directors are:

         Edgar M. Bronfman
         Chairman of the Board

         The Honourable Charles R. Bronfman
         Co-Chairman of the Board

         Edgar Bronfman, Jr.
         President and Chief Executive Officer

         Samuel Bronfman II
         President of Seagram Chateau & Estate Wines Company and
           Chairman of The Seagram Beverage Company

     In addition, two directors may be regarded as "related" because they hold senior positions with companies that have substantial ongoing business relationships with Seagram. These two directors are:

         Barry Diller
         Chairman and Chief Executive Officer of USA Networks, Inc.

         John S. Weinberg
         Managing Director of Goldman, Sachs & Co.

     Stephen R. Bronfman also may be regarded as "related" because he is a relative of certain members of Seagram's management.

     Although seven members of Seagram's board of directors may be considered "related" directors, a majority (12 of 16) of Seagram's directors are not current officers or employees of Seagram or any of its affiliates and are therefore "outside" directors as defined in the Guidelines. Seagram's board of directors believes that all members, regardless of the existence of relationships to Seagram, exercise independent judgment with a view to the best interests of Seagram, and Seagram believes that it benefits from the knowledge, experience and mix of skills which its directors bring to the board. Seagram has no shareholder who qualifies as a "significant shareholder", which is defined in the Guidelines as a shareholder with the ability to exercise a majority of the votes for the election of the board of directors. Information regarding the shareholdings of the descendants of Samuel Bronfman, Seagram's founder, and trusts established for their benefit, can be found under "-- Share Ownership of Management."

     Seagram's Chairman of the Board, Edgar M. Bronfman, while separate from Seagram's Chief Executive Officer, is a "related" director. Mr. Bronfman served as Seagram's Chief Executive Officer for 19 years and has been a member of Seagram's board for 45 years. Seagram's board believes that since the founding family retains substantial shareholdings in Seagram and members of that family have been, and continue to be, primarily responsible for the management and development of the business, their depth of experience and commitment, as well as long-range vision and strategic focus, constitute an invaluable resource that provides continuity for Seagram. For these reasons, with respect to Guidelines 7 and 12, Seagram's board believes that the composition of the board is both appropriate and beneficial to Seagram and its shareholders and that Mr. Bronfman is the most qualified director to act as Chairman.

FUNCTIONING

     In accordance with Guideline 4, the executive committee of Seagram's board of directors performs the functions of a nominating committee for Seagram and nominates new members capable of contributing to the effectiveness of the board. Seagram has a formal position description for directors as provided in Guideline
11. When considering candidates for election to the board, experience running a major business enterprise involved in the global distribution of products or services, significant managerial leadership, good judgment, business acumen and board experience with public companies are taken into account. Seagram does not have a formal process for assessing the effectiveness of the board of directors as a whole, the committees of the board or the contribution of individual directors as indicated under Guideline 5. While there are no formal processes and practices to ensure the independence of Seagram's board from management, as indicated under Guideline 12, the board has access to information independently from management through the external auditors.

     While Seagram's board of directors has not developed a formal position description for the Chief Executive Officer, the board, through its Human Resources Committee, has established corporate objectives for the Chief Executive Officer and certain portions of the Chief Executive Officer's compensation are determined with reference to those objectives in accordance with Guideline 11. For more information concerning compensation see
"-- Executive Compensation." In addition, there is regular discussion at board and Human Resources Committee meetings regarding achievement by senior management of corporate and business unit strategic objectives.

     In compliance with Guideline 6, education of new directors is provided through presentations and up-to-date materials which contain basic information about Seagram and related matters. In addition,

Seagram board meetings are held at various corporate facilities to provide the directors with additional insight into Seagram's businesses.

     Seagram maintains an active investor relations program as provided in Guideline 1. The Secretary of Seagram or the Vice President, Investor Relations of JES, responds to all inquiries from shareholders, the investment community and the general public. Seagram's board of directors is advised of inquiries when appropriate. The investor relations program also includes periodic presentations to the investment community. Seagram's board believes that the existing program facilitates effective communication with Seagram's shareholders, the general public and the investment community.

     Although there is no formal procedure, as described in Guideline 14, to enable an individual director to engage an outside advisor, directors may retain outside advisors from time to time to represent and advise them at Seagram's expense.

BOARD AND COMMITTEE MEETINGS

     During the 2000 fiscal year Seagram's board of directors held eight meetings and committees of the board held a total of 16 meetings. With the exception of Cornelis Boonstra, Andre Desmarais and Barry Diller, all directors attended 75% or more of the meetings of the board of directors and of the committees of the board on which they served.

COMMITTEES

     The four committees of Seagram's board of directors described below assist the board in carrying out its responsibilities. In accordance with Guideline 3 and with the exception of the Executive Committee, each of the committees is comprised entirely of "outside" directors, a majority of which are "unrelated". All of the committees report to the board on a regular basis. Additional information on each of the committees is set out below in accordance with Guidelines 9, 10 and 13.

     Executive Committee.
       Members:                    The Honourable Charles R. Bronfman, Chairman
                                   Edgar M. Bronfman
                                   Edgar Bronfman, Jr.
                                   Matthew W. Barrett
                                   Cornelis Boonstra
                                   Richard H. Brown
                                   Barry Diller
                                   Samuel Minzberg
       Relatedness:                Five members of the committee are "outside" directors and
                                   four are "unrelated."
       Meetings during the
       2000 fiscal year:           Two
       Functions:                  Exercises all of the powers of Seagram's board of directors in the management and direction of Seagram's operations,
                                   except acts which by law must be performed by the full board and matters which the full board retains for itself.

     Corporate Governance Committee.
       Members:                    Laurent Beaudoin, Chairman
                                   Stephen R. Bronfman
                                   David L. Johnston
                                   Marie-Josee Kravis
                                   John S. Weinberg
       Relatedness:                All members of the committee are "outside" directors and
                                   three of the members are "unrelated."
       Meetings during the
       2000 fiscal year:           One
       Functions:                  Develops Seagram's approach to governance issues.
                                   Reviews and assesses Seagram's procedures with respect to a wide range of governance issues identified in the
                                   Guidelines.
                                   Reviews the form and adequacy of the compensation of
                                   directors.

     Human Resources Committee.
       Members:                    Marie-Josee Kravis, Chairman
                                   Laurent Beaudoin
                                   Richard H. Brown
                                   Andre Desmarais
                                   John S. Weinberg
       Relatedness:                All members are "outside" directors and four are
                                   "unrelated."
       Meetings during the
       2000 fiscal year:           Seven
       Functions:                  Supervises development of management resources.
                                   Reviews the performance and compensation of Seagram's Chief
                                   Executive Officer.
                                   Reviews the annual compensation of all officers of Seagram and selected officers and employees of subsidiary companies.
                                   Reviews all executive compensation plans and major changes to existing employee benefit plans.
                                   Reviews the succession plan for senior management.

     Audit Committee.
       Members:                    Matthew W. Barrett, Chairman
                                   Michele J. Hooper
                                   David L. Johnston
                                   Samuel Minzberg
       Relatedness:                All members of the committee are "outside" directors and
                                   "unrelated."
       Meetings during the 2000
       fiscal year:                Five
       Functions:                  Assists Seagram's board of directors in fulfilling its
                                   oversight responsibilities relating to Seagram's auditing, accounting and external financial reporting practices.

                                   Recommends the appointment of Seagram's independent
                                   accountants, evaluates the accountants' performance and
                                   oversees the independence of the accountants.
                                   Reviews and discusses with management and the independent
                                   accountants, Seagram's annual and quarterly financial
                                   statements.
                                   Reviews the planned scope and results of audit examinations by Seagram's independent accountants and internal auditors.
                                   Reviews Seagram's compliance, business practice, risk
                                   management, insurance and retirement programs and policies.

AUDIT COMMITTEE REPORT

     The Committee has reviewed the audited financial statements of Seagram for the fiscal year ended June 30, 2000 and discussed them with management and Seagram's independent accountants, PricewaterhouseCoopers LLP. The Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The Committee has received from the independent accountants the written disclosures and letter required by the U.S. Independence Standards Board Standard No. 1, and we have discussed the accountants' independence from Seagram and management with the accountants.

     Based on the review and discussions described above, we recommended to the Board of Directors that Seagram's audited financial statements for the fiscal year ended June 30, 2000 be included in Seagram's Annual Report on Form 10-K for that fiscal year.

                                          AUDIT COMMITTEE

                                          Matthew W. Barrett, Chairman
                                          Michele J. Hooper
                                          David L. Johnston
                                          Samuel Minzberg

COMPENSATION OF DIRECTORS

     Non-employee directors are paid U.S.$42,500 a year plus a fee of U.S.$1,500 for each board and committee meeting attended. Directors are also reimbursed for travel expenses incurred in connection with meetings attended. Committee chairmen receive an additional U.S.$7,500 per year. Directors who are also Seagram employees do not receive compensation by reason of their membership on, or attendance at meetings of, the board or its committees. In accordance with Guideline 8, the board, through it's Corporate Governance Committee, periodically reviews the form and adequacy of the directors' compensation.

     Non-employee directors receive at least 50% of their annual fees in Seagram common shares or share equivalents pursuant to The Seagram Company Ltd. Stock Plan for Non-Employee Directors. Under the plan, each non-employee director may elect to receive either 50% or 100% of his or her annual retainer in Seagram common shares or deferred share units. If a director elects to receive shares, his or her annual retainer (net of withholding taxes) is used to purchase shares for the director on the open market. If a director elects to receive deferred share units, units representing the value of shares are credited to the director's account based on the market value of the shares on the annual crediting date. Deferred share units are paid to the director, along with the value of dividends as if reinvested in additional shares, after termination of board service. Payments are made in shares or cash, net of tax withholding, based on the then market value of the shares. Fees for attending board and committee meetings and/or for serving as a board committee chairman may also be received in deferred share units at the election of non-employee directors.

SHARE OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares which each of the directors of Seagram and nominees for director, each of the persons named in the "Summary Compensation Table" and the directors and executive officers of Seagram as a group owned beneficially, or exercised control or direction over, as of October 23, 2000. Each trustee of a trust or a charitable foundation may be deemed to be the beneficial owner of the shares held by the trust or foundation. Because certain persons listed below serve as trustees of the same trusts or charitable foundations, there are substantial duplications in the number of shares and percentages shown in the table.

                                                                                         DEFERRED
                                                             NUMBER       PERCENTAGE       SHARE
BENEFICIAL OWNER                                            OF SHARES      OF SHARES     UNITS (1)
----------------                                           -----------    -----------    ---------
Edgar M. Bronfman........................................   62,396,173(2)    14.02%           --
The Hon. Charles R. Bronfman, P.C., C.C. ................  106,528,757(3)    23.94%           --
Edgar Bronfman, Jr.......................................   63,685,509(4)    14.23%           --
Samuel Bronfman II.......................................      390,314(5)        *            --
Stephen R. Bronfman......................................   24,998,760(6)     5.62%          999
Matthew W. Barrett, O.C..................................        1,000           *         6,279
Laurent Beaudoin, C.C. ..................................           --          --         4,416
Cornelis Boonstra........................................        1,611           *           347
John D. Borgia...........................................      322,900(7)        *            --
Richard H. Brown.........................................        1,000           *         4,887
Andre Desmarais..........................................        5,000           *         2,621
Barry Diller.............................................        1,000(8)        *         3,205
Michele J. Hooper........................................        4,093           *            --
David L. Johnston, C.C. .................................          400           *         6,268
Marie-Josee Kravis, O.C. ................................          400           *         5,105
Robert W. Matschullat....................................    1,295,500(9)        *            --
Brian C. Mulligan........................................      209,458(10)        *           --
Samuel Minzberg..........................................           --          --         4,128
John S. Weinberg.........................................   60,111,104(11)    13.53%       6,549
Directors and executive officers as a group..............  112,402,446(12)    24.90%      44,804

---------------
 (*) Less than 1%.

 (1) See "-- Corporate Governance -- Compensation of Directors" for a description of the deferred share units under The Seagram Company Ltd. Stock Plan for Non-Employee Directors.

 (2) Includes 58,618,088 shares owned indirectly by the EMBT and 1,486,516 shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 115,840 shares owned directly by Mr. Bronfman, 696,601 shares issuable upon the exercise of currently exercisable options, 1,840 shares owned by Mr. Bronfman's spouse, 600 shares owned directly by his children (other than Edgar Bronfman, Jr. and Samuel Bronfman II), and 240,356 shares owned by two charitable foundations of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to shares owned directly by him. In addition, Mr. Bronfman serves as a voting trustee with respect to the 1,236,332 shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (3) Includes 14,320,000 shares owned directly by the C.BFT, 20,364,000 shares owned directly by the CRBFT, 5,000,000 shares owned directly by the CB Family Trust and 1,300,000 shares owned directly by CRB Associates, entities for which Mr. Bronfman serves as the voting trustee or in which he has a beneficial interest, 1,000 shares owned directly by Mr. Bronfman, 592,301 shares issuable upon exercise of currently exercisable options, 12,000 shares owned indirectly by Mr. Bronfman's spouse, 24,000 shares owned directly by his daughter, and 3,574,520 shares owned by four charitable foundations of which Mr. Bronfman is among the directors or trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing shares, except to the extent of his beneficial interest in the foregoing entities and with respect to shares owned directly by him. In addition, Mr. Bronfman serves as the voting trustee with respect to 60,104,604 shares held by the EMBT and the PBBT/ EMBFT subject to the Bronfman voting trust agreement and as a voting trustee with respect to 1,236,332 shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (4) Includes 58,618,088 shares owned indirectly by the EMBT and 1,486,516 shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 shares owned directly by Mr. Bronfman, 3,340,000 shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days, 240,000 shares owned by a charitable foundation of which Mr. Bronfman is among the trustees and 665 shares in which Mr. Bronfman has an indirect interest through an investment in the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (based on the value of such investment as of October 23, 2000). Mr. Bronfman disclaims beneficial ownership of the foregoing shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to shares owned directly by him.

 (5) Includes 240 shares owned directly by Mr. Bronfman, 149,834 shares issuable upon exercise of currently exercisable options and 240,000 shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing shares except the shares owned directly by him.

 (6) Includes 20,364,000 shares owned directly by the CRBFT, a trust for which Mr. Bronfman serves as a trustee, 1,300,000 shares owned directly by CRB Associates, and 3,334,760 shares owned directly by four charitable foundations of which Mr. Bronfman is among the directors. Mr. Bronfman disclaims beneficial ownership of the foregoing shares, except to the extent of his beneficial interest in the CRBFT and CRB Associates.

 (7) These shares are issuable upon exercise of options which are currently exercisable or become exercisable within 60 days.

 (8) These shares are held by Ranger Investments, L.P., a limited partnership in which Mr. Diller owns a 99% interest.

 (9) Includes 100,000 shares owned directly by Mr. Matschullat and 1,195,500 shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days. See "-- Executive
     Compensation -- Employment, Consulting and Termination Protection Agreements."

(10) Includes 3,087 shares owned directly by Mr. Mulligan, 402 shares held by a trustee under the Universal Incentive Program, which will vest April 1, 2001 and 205,949 shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days.

(11) Includes 58,618,088 shares owned indirectly by the EMBT and 1,486,516 shares owned directly by the PBBT/EMBFT, trusts for which Mr. Weinberg serves as a trustee, 1,000 shares owned directly by Mr. Weinberg and 5,500 shares owned by a trust established for the benefit of Mr. Weinberg for which he serves as a trustee. Mr. Weinberg disclaims beneficial ownership of the foregoing shares, except to the extent of his beneficial interest in the trust established for his benefit and with respect to the shares owned directly by him.

(12) Includes 7,116,655 shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     This table shows the compensation of Seagram's Chief Executive Officer and each of Seagram's five other most highly compensated executive officers with respect to the fiscal years ended June 30, 2000, June 30, 1999 and June 30, 1998.

                                                          ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                  ------------------------------------   ------------------------------------
                                                                                                   AWARDS             PAYOUTS
                                                                                         --------------------------   -------
                                                                             OTHER       RESTRICTED    SECURITIES
                                                                             ANNUAL        STOCK       UNDERLYING      LTIP
                                                   SALARY       BONUS     COMPENSATION     AWARD      OPTIONS/ SARS   PAYOUTS
NAME AND PRINCIPAL POSITION           YEAR         (U.S.$)     (U.S.$)      (U.S.$)         (#)            (#)        (U.S.$)
---------------------------       -------------   ---------   ---------   ------------   ----------   -------------   -------
Edgar M. Bronfman...............  June 30, 2000     825,006   1,237,500     355,274(2)        0                 0        0
  Chairman of the Board           June 30, 1999     812,505     750,750     276,642           0            80,000        0
  of Seagram and of JES           June 30, 1998     750,000     750,000     370,083           0            80,000        0
Charles R. Bronfman.............  June 30, 2000     659,997     990,000      63,132(3)        0            69,200        0
  Co-Chairman of the Board of     June 30, 1999     649,998     600,600     125,984           0            69,200        0
  Seagram and of JES and          June 30, 1998     600,000     600,000      66,684           0            69,200        0
  Chairman of the Executive
  Committee of Seagram
Edgar Bronfman, Jr..............  June 30, 2000   1,000,000   6,000,000      38,068           0           650,000        0
  President and Chief Executive   June 30, 1999   1,000,000   2,730,000      31,458           0         1,500,000        0
  Officer of Seagram and of JES   June 30, 1998   1,000,000   3,000,000      30,289           0                 0        0
Brian C. Mulligan(4)............  June 30, 2000   1,124,583   2,500,000      22,559(5)        0           600,000        0
  Executive Vice President and
  Chief Financial Officer of
  Seagram and of JES
John D. Borgia..................  June 30, 2000     526,680     742,500      20,715(6)        0           225,000        0
  Executive Vice President,       June 30, 1999     480,000     393,120     312,981           0            75,000        0
  Human Resources of              June 30, 1998     442,674     360,000     307,469           0           150,000        0
  Seagram and of JES
Robert W. Matschullat(7)........  June 30, 2000   1,000,000   2,341,500      39,854(8)        0                 0        0
  Formerly Vice Chairman and      June 30, 1999   1,000,000   2,068,200      26,296           0                 0        0
  Chief Financial Officer of      June 30, 1998     920,015   2,250,000       9,934           0         1,500,000        0
  Seagram and of JES


                                        ALL
                                       OTHER
                                  COMPENSATION(1)
NAME AND PRINCIPAL POSITION           (U.S.$)
---------------------------       ---------------
Edgar M. Bronfman...............       21,964
  Chairman of the Board                21,841
  of Seagram and of JES               111,206
Charles R. Bronfman.............            0
  Co-Chairman of the Board of               0
  Seagram and of JES and                    0
  Chairman of the Executive
  Committee of Seagram
Edgar Bronfman, Jr..............        8,363
  President and Chief Executive         8,370
  Officer of Seagram and of JES        18,929
Brian C. Mulligan(4)............        5,760
  Executive Vice President and
  Chief Financial Officer of
  Seagram and of JES
John D. Borgia..................        6,120
  Executive Vice President,             5,760
  Human Resources of                    1,125
  Seagram and of JES
Robert W. Matschullat(7)........        4,300
  Formerly Vice Chairman and            5,760
  Chief Financial Officer of            1,125
  Seagram and of JES

---------------
(1) Reflects the aggregate value of the contributions by Seagram's subsidiaries under the Retirement Savings and Investment Plan for Employees of JES and Affiliates and the current dollar value benefit of the premiums paid under the JES Insurance and Salary Continuation Programs.

(2) Other annual compensation for the 2000 fiscal year includes U.S.$87,471 for financial counseling services.

(3) Other annual compensation for the 2000 fiscal year includes U.S.$19,355 imputed income on Seagram's payment of group life insurance premiums.

(4) Mr. Mulligan became Executive Vice President and Chief Financial Officer of Seagram and of JES on January 1, 2000.

(5) Other annual compensation for the 2000 fiscal year includes U.S.$1,437 imputed income on Seagram's payment of group life insurance premiums.

(6) Other annual compensation for the 2000 fiscal year includes U.S.$2,721 imputed income on Seagram's payment of group life insurance premiums.

(7) Mr. Matschullat was Vice Chairman of Seagram and of JES until May 31, 2000 and Chief Financial Officer of Seagram and of JES until December 31, 1999.

(8) Other annual compensation for the 2000 fiscal year includes U.S.$5,033 imputed income on Seagram's payment of group life insurance premiums.

                     OPTION/SAR GRANTS IN 2000 FISCAL YEAR

                                 NUMBER OF
                                SECURITIES      % OF TOTAL
                                UNDERLYING     OPTIONS/ SARS   EXERCISE
                               OPTIONS/ SARS    GRANTED TO     OR BASE
                                  GRANTED      EMPLOYEES IN     PRICE        EXPIRATION         0%
NAME                                (#)         FISCAL YEAR    (U.S.$)          DATE          (U.S.$)
----                           -------------   -------------   --------   -----------------   -------
Edgar M. Bronfman............           0        N/A             N/A             N/A           N/A
Charles R. Bronfman..........      69,200(1)      1%           61.4375    February 14, 2010     0
Edgar Bronfman, Jr...........     650,000(1)      7%           61.4375    February 14, 2010     0
Brian C. Mulligan............     500,000(2)      5%           47.0938    November 2, 2009      0
                                  100,000(1)      1%           61.4375    February 14, 2010     0
John D. Borgia...............     225,000(1)      2%           61.4375    February 14, 2010     0
Robert W. Matschullat........           0        N/A             N/A             N/A           N/A
All Shareholders(3)..........                                                                   0
Gain to Named Executive
  Officers as a Percentage of
  Gain to all Shareholders...                                                                  0%

                                    POTENTIAL REALIZABLE
                                      VALUE AT ASSUMED
                                        ANNUAL RATES
                                OF STOCK PRICE APPRECIATION
                                      FOR OPTION TERM
                                     5%             10%
NAME                              (U.S.$)         (U.S.$)
----                           --------------  --------------
Edgar M. Bronfman............       N/A             N/A
Charles R. Bronfman..........       2,673,729       6,775,760
Edgar Bronfman, Jr...........      25,114,505      63,645,140
Brian C. Mulligan............      14,808,500      37,527,700
                                    3,863,770       9,791,560
John D. Borgia...............       8,693,483      22,031,010
Robert W. Matschullat........       N/A             N/A
All Shareholders(3)..........  15,948,242,676  40,415,981,594
Gain to Named Executive
  Officers as a Percentage of
  Gain to all Shareholders...              0%              0%

---------------
(1) Options to purchase shares were granted on February 15, 2000 and become exercisable in equal installments over a three-year period beginning on the first anniversary of the date of grant.

(2) Options to purchase shares were granted on November 3, 1999 and become exercisable in equal installments over a five-year period that began on January 1, 2000.

(3) The potential realizable gain to all shareholders is calculated based on 437,226,845 shares outstanding and a fair market value of U.S.$58.00 per share on June 30, 2000.

            AGGREGATED OPTION/SAR EXERCISES IN 2000 FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                               SHARES                    UNDERLYING UNEXERCISED           IN-THE-MONEY
                             ACQUIRED ON     VALUE           OPTIONS/SARS AT             OPTIONS/SARS AT
                              EXERCISE      REALIZED         FISCAL YEAR-END             FISCAL YEAR-END
NAME                             (#)        (U.S.$)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         -----------   ----------   -------------------------   -------------------------
Edgar M. Bronfman..........    115,600      4,822,635        696,601/   79,999        18,612,664/ 1,089,146
Charles R. Bronfman........          0              0         592,301/ 138,399        15,796,183/   942,109
Edgar Bronfman, Jr.........     99,600      3,278,058      3,686,000/2,050,000        99,346,755/30,180,095
Brian C. Mulligan..........          0              0         185,949/ 623,331         2,559,373/ 6,304,205
John D. Borgia.............     10,400        293,557         322,900/ 325,000         7,515,231/ 1,537,495
Robert W. Matschullat......          0              0       1,195,500/ 900,000        22,121,439/14,109,330

PENSION, BENEFIT EQUALIZATION, RETIREMENT SALARY CONTINUATION AND SEVERANCE
PLANS

  Pension Plan

     Seagram, through JES, maintains a pension plan for employees (including Edgar M. Bronfman, Charles R. Bronfman, Edgar Bronfman, Jr., Brian C. Mulligan, John D. Borgia and other officers) of JES and certain other U.S. subsidiaries. The pension plan was amended on January 1, 1999 to migrate from a final average pay plan to a new retirement account design in which JES applies annual contribution credits as a percent of pay and annual fixed interest rate credits to participants' account balances. JES also maintains an executive supplemental pension plan to provide additional payments on an unfunded basis to certain managers and executives (including Edgar M. Bronfman, Charles R. Bronfman, Edgar Bronfman, Jr., Brian C. Mulligan, John D. Borgia and other officers). Beginning in the year after any pension plan participant who is also a beneficial owner of 5% of the subject company has reached the age of 70 1/2, distributions with respect to JES's qualified pension plan are required to be made to the participant under the Internal Revenue Code of 1986. In accordance with that requirement, Edgar M. Bronfman received his first pension distribution of U.S.$11,082 in April 2000.

  Benefit Equalization Plan

     A benefit equalization plan provides for additional payments on an unfunded basis for certain senior executives of JES, including Edgar M. Bronfman, Charles
R. Bronfman, Edgar Bronfman, Jr., and John D. Borgia.

     Senior executive employees participating in this plan are granted credit for one year of additional service (up to a maximum of 15 years) for each year of actual service, up to a combined aggregate of 35 years of service (up to 40 years under certain circumstances), if such employees have attained the age of 65 (or earlier under certain circumstances) and have accumulated at least ten years of service for purposes of the pension plan.

     The following table shows the estimated annual pension benefits (calculated on a straight-life basis) payable on retirement to eligible employees at or after age 65. Benefits are shown using an average compensation which is calculated using the five most highly compensated years during the last ten years of employment.

                               PENSION PLAN TABLE

FIVE-YEAR AVERAGE              ANNUAL PENSION FOR REPRESENTATIVE
FINAL COMPENSATION                YEARS OF CONTINUOUS SERVICE
------------------   -----------------------------------------------------
                        5        10         20          30          40
------------------   -------   -------   ---------   ---------   ---------
  U.S.$  800,000      60,000   120,000     240,000     359,000     479,000
       1,200,000      90,000   180,000     360,000     539,000     719,000
       1,600,000     120,000   240,000     480,000     719,000     959,000
       2,000,000     150,000   300,000     600,000     899,000   1,199,000
       2,400,000     180,000   360,000     720,000   1,079,000   1,439,000
       2,800,000     210,000   420,000     840,000   1,259,000   1,679,000
       3,200,000     240,000   480,000     960,000   1,439,000   1,919,000
       3,600,000     270,000   540,000   1,080,000   1,619,000   2,159,000
       4,000,000     300,000   600,000   1,200,000   1,799,000   2,399,000
       4,400,000     330,000   660,000   1,320,000   1,979,000   2,639,000
       4,800,000     360,000   720,000   1,440,000   2,159,000   2,879,000

     At June 30, 2000, Edgar M. Bronfman was credited with 40 years (the maximum years permitted under the benefit equalization plan), Charles R. Bronfman was credited with 42 months, Edgar Bronfman, Jr. was credited with 18 years and John
D. Borgia was credited with five years for purposes of the benefit equalization plan.

     JES has agreed with John D. Borgia that upon his retirement, the total yearly pension payable to him shall not be less than the sum of U.S.$30,000 multiplied by the number of years (or portion of years) of his continuous service with Seagram, up to the maximum benefit that would be payable to him under the terms of the pension plan and the benefit equalization plan or replacement plans at age 60.

     JES has agreed with Robert W. Matschullat that upon his retirement he will receive a minimum annual pension benefit of U.S.$50,000 multiplied by the number of years (or portion of years) of his actual service to Seagram.

RETIREMENT SALARY CONTINUATION PLAN

     JES maintains a program that provides retirement salary continuation benefits for Edgar M. Bronfman and Edgar Bronfman, Jr. and certain other executives of JES. If a participant retires after the age of 55 with ten or more years of service, he will receive an amount payable annually for ten years of up to 35% of the sum of his base salary in the last year of employment plus the highest management incentive award previously received. As of 1988, no new participants are being accepted into this program and, subject to the terms of the program, existing participants will receive payments based on their compensation levels at January 31, 1988.

OTHER RETIREMENT PLANS

     Joseph E. Seagram & Sons, Limited, a Canadian subsidiary of Seagram, maintains registered pension, unfunded pension and post-retirement consulting plans for certain of Seagram's executive employees, including Charles R. Bronfman. These plans are substantially equivalent to the pension, benefit equalization and retirement salary continuation plans of JES. As of 1988, no new participants are being accepted into the post-retirement consulting plan and, subject to the terms of the program, existing participants will receive payments based on their compensation levels at January 31, 1988. The estimated aggregate annual pension benefits payable at normal retirement age, at or after age 60, under the registered and unfunded plans are shown below. The benefits shown use an average salary and cash bonus which is calculated using the five most highly compensated years of the last ten years of employment.

                               PENSION PLAN TABLE

                                       ANNUAL PENSION FOR REPRESENTATIVE
                                          YEARS OF CONTINUOUS SERVICE
     FIVE-YEAR AVERAGE    -----------------------------------------------------------
     FINAL COMPENSATION      5        10        20        30        40         50
     ------------------   -------   -------   -------   -------   -------   ---------
     (CANADIAN DOLLARS)
         $  600,000        90,000   180,000   270,000   360,000   405,000     450,000
            800,000       120,000   240,000   360,000   480,000   540,000     600,000
          1,000,000       150,000   300,000   450,000   600,000   675,000     750,000
          1,200,000       180,000   360,000   540,000   720,000   810,000     900,000
          1,400,000       210,000   420,000   630,000   840,000   945,000   1,050,000

     At June 30, 2000, Charles R. Bronfman was credited with 35 years of service for purposes of the registered pension plan (the maximum years permitted by such plan) and 46 years of service for purposes of the unfunded pension plan.

SEVERANCE PLAN

     JES maintains a severance pay plan for certain non-union employees of JES and certain of its U.S. subsidiaries, including Edgar M. Bronfman, Charles R. Bronfman and Edgar Bronfman, Jr. The named executives are entitled to receive benefits under the severance pay plan only if their employment is terminated due to a permanent and complete closing of a location, a job elimination, or a failure to consistently perform at a level that meets minimum acceptable requirements. The severance pay plan provides benefits to eligible employees equal to one-twelfth of their annual rate of base salary for each year of service, subject to a maximum amount. The maximum period of time over which benefits may be provided under the severance pay plan is 24 months.

EMPLOYMENT, CONSULTING AND TERMINATION PROTECTION AGREEMENTS

     EDGAR BRONFMAN, JR.

     Seagram has entered into a termination protection agreement with Edgar Bronfman, Jr., its president and chief executive officer. See "The Merger Transactions -- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions -- Termination Protection Agreements" above for a summary of the payments and benefits under this agreement. Additionally, Seagram has agreed to enter into an employment agreement with Mr. Bronfman that will be guaranteed by Vivendi Universal.

See "The Merger Transactions -- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions -- Employment Agreement with Edgar Bronfman, Jr."

     BRIAN C. MULLIGAN

     Seagram has entered into an employment agreement with Brian C. Mulligan, its Executive Vice President and Chief Financial Officer. The employment agreement has a five-year term, and provides for an annual base salary of U.S.$1,000,000 and participation in all benefit plans and arrangements generally applicable to Seagram senior executives. His target annual cash incentive bonus for the fiscal year ended June 30, 2000 was U.S.$1.1 million and his target bonus for each fiscal year through June 30, 2004 will be U.S.$1.5 million, plus certain cost of living-based adjustments. His bonus amount for the six-month final period of his employment term will equal the target bonus for the last fiscal year ending June 30, 2004, plus those adjustments. Mr. Mulligan was guaranteed a minimum bonus for the fiscal year ended June 30, 2000 of U.S.$737,500 and will be guaranteed a minimum annual bonus each full fiscal year thereafter of one-half of his annual target bonus amount. He also received a discretionary supplemental bonus of U.S.$500,000 payable on September 1, 2000.

     On November 3, 1999, Mr. Mulligan was granted options to purchase 500,000 Seagram common shares, which become exercisable in five equal annual installments beginning January 1, 2000 and expire ten years from the date of grant unless terminated earlier upon the occurrence of certain events. Under the terms of his employment agreement, Seagram will recommend that the Human Resources Committee of Seagram's board of directors grant Mr. Mulligan options to purchase 100,000 Seagram common shares per year during his employment term, beginning in fiscal year 2000.

     If Mr. Mulligan terminates his employment with "good reason," as defined in the contract, or Seagram terminates his employment without "cause" as defined in the contract, (i) all options held by him will become exercisable in full; (ii) he will be entitled to receive a discounted lump sum payment of all accrued and unpaid salary and bonus, any unpaid supplemental bonus, his base salary and 100% of each remaining annual bonus target payable through the expiration of his original employment term (or if longer, 12 months); and (iii) he will be entitled to continuation of medical coverage until the earlier of the date he obtains new employment, or the original expiration date of the term (or if later, 12 months after termination of his employment).

     The employment agreement also provides for certain payments and benefits if, within three years following a change of control of Seagram, as defined in the employment agreement, Mr. Mulligan terminates his employment with good reason, Seagram terminates his employment without cause, or his employment is terminated in anticipation of a change of control that subsequently occurs. See "The Merger Transactions -- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions -- Termination Protection Agreements" above for a summary of these payments and benefits.

     JOHN D. BORGIA

     Seagram has entered into an employment agreement with John D. Borgia, its Executive Vice President, Human Resources. The employment agreement has a three-and-one-half-year term beginning January 1, 2000. Mr. Borgia's employment agreement provides that he is paid an annual base salary of U.S.$550,000 during the first year of his employment with U.S.$25,000 annual increases thereafter. Mr. Borgia participates in all benefit plans and arrangements generally applicable to Seagram senior executives. He also has the opportunity to earn an annual cash incentive bonus for each fiscal year ending during his employment term equal to a target amount of 90% of his annual base salary. On February 15, 2000, Mr. Borgia was granted options to purchase 225,000 Seagram common shares, which become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Under the terms of his employment agreement, Mr. Borgia will also be considered for a grant of options in 2003.

     If Seagram terminates Mr. Borgia's employment without cause, as defined in the contract, (i) all options held by him will become exercisable in full, and
(ii) he will be entitled to receive all accrued and unpaid salary and bonus; his base salary and 100% of each remaining annual bonus target payable through the expiration of his original employment term; and continuation of medical, dental, life and disability insurance coverage in effect for senior executive officers until the earlier of the date he obtains new employment, or the original expiration date of his employment term. The foregoing benefits will not be provided in the event Mr. Borgia's employment is terminated without cause in relation to a change of control of Seagram. In that case, he is entitled to receive the amounts provided under his termination protection agreement as described under "The Merger Transactions -- Structure and Background -- Interests of Directors and Executive Officers in the Merger Transactions -- Termination Protection Agreements."

     ROBERT W. MATSCHULLAT

     In connection with his previous employment as Vice Chairman and Chief Financial Officer and a director of Seagram, Robert W. Matschullat and Seagram entered into an amended and restated employment agreement dated November 1, 1999. The employment agreement provided that Mr. Matschullat would continue as Chief Financial Officer of Seagram until December 31, 1999 and as Vice Chairman and a director of Seagram through May 31, 2000, at an annual salary rate of U.S.$1 million. Thereafter, Mr. Matschullat agreed to continue his employment as an advisor to Seagram through March 31, 2001 at a salary of U.S.$20,000 per month. He has received an annual bonus of U.S.$2,341,500 for the fiscal year ended June 30, 2000. Mr. Matschullat will be paid all annual bonus amounts deferred by him, in addition to any earnings on those bonus amounts in accordance with applicable deferral arrangements, in eight installments beginning on July 1, 2005. Mr. Matschullat will participate in all benefit plans and arrangements generally applicable to Seagram senior executives through March 31, 2001, except that his medical, dental and life insurance benefits will continue until the earlier of June 30, 2002, or the date he becomes eligible for coverage with a new employer.

     If Mr. Matschullat terminates his employment or dies, or Seagram terminates his employment at the end of the employment term or upon his obtaining other employment, he will be entitled to receive: (i) all accrued and unpaid salary, bonus or other compensation otherwise payable under his employment agreement;
(ii) a lump sum payment of U.S.$6,683,000; (iii) continued medical, dental and life insurance coverage; and (iv) a lifetime pension of not less than U.S.$50,000 per year, times his years of service with Seagram, with payments beginning at age 60.

REPORT ON EXECUTIVE COMPENSATION

     The following report on executive compensation is provided by the Human Resources Committee of Seagram's board of directors, which consists of non-employee directors.

     Seagram uses the guidelines and methodology described below to determine the appropriate compensation levels for its executives. However, executive officers covered by employment agreements may have compensation terms that differ from the guidelines. The terms of these employment agreements can be found under the heading " -- Executive Compensation -- Employment, Consulting and Termination Protection Agreements."

     Seagram periodically reviews compensation data from surveys conducted by independent compensation consultants in order to assess and assure the market competitiveness of its executive compensation. The comparison group from which the data is collected comprises a broad range of Fortune 500 and similar international companies in general industry. In the case of Seagram's Chief Executive Officer, the comparison group comprises 12 Fortune 500 and similar international consumer product and entertainment companies. Companies of varying sizes engaged in the beverage alcohol and entertainment businesses, some of which are included in the comparison group, make up the peer group included in the performance graph; however, the Committee believes the comparison group more accurately reflects Seagram's competitors for executive talent. Taking into account the comparison group compensation data, the Committee determines the various components of compensation for each executive officer. Seagram seeks to place each executive's total compensation, including base salary, annual incentive awards and stock option grants, at approximately the 75th percentile of the total compensation paid for similar positions in the comparison group.

     A subcommittee consisting of the following members:

        Marie-Josee Kravis

        Laurent Beaudoin

        Richard H. Brown

        Andre Desmarais

approves awards and administers the Senior Executive Short-Term Incentive Plan and the 1996 Stock Incentive Plan described below.

     The Human Resources Committee determines compensation for the executive officers, which consists primarily of the following three components:

     - salary

     - annual incentive compensation

     - stock-based compensation

     Salary. Each executive's salary is based on the executive's responsibilities, skills and sustained performance. Executive officers' salaries are maintained at competitive levels within relevant labor markets and are reviewed annually to maintain this competitive position. In the 2000 fiscal year, Seagram targeted base salaries at the 50th to 75th percentile of the comparison group for similar positions.

     Annual Incentive Compensation. Seagram pays annual incentive awards to executive officers participating in Seagram's Senior Executive Short-Term Incentive Plan or Seagram's Management Incentive Plan. For the 2000 fiscal year, target awards under the Senior Executive Short-Term Incentive Plan and Management Incentive Plan were based upon Seagram or its applicable operating unit achieving prescribed objectives for earnings before interest, taxes, depreciation and amortization ("EBITDA"). Under the plans, target annual incentive awards for executive officers ranged from approximately 40% to 300% of salary for the 2000 fiscal year. Awards under the Senior Executive Short-Term Incentive Plan may be reduced for any reason including the Committee's assessment of individual performance or of the financial performance of Seagram or its operating units. Management Incentive Plan awards may be reduced or increased based on an assessment of the individual executive's performance. Awards to officers under the plans at the end of the 2000 fiscal year ranged from 150% to 200% of targets. Executives may elect to receive their Management Incentive Plan awards on a deferred basis in the form of cash or Seagram shares.

     Stock-Based Compensation. Seagram's 1996 Stock Incentive Plan allows participating executive officers and other participating employees to benefit from appreciation in the value of Seagram common shares. Options to purchase Seagram common shares are an important element of the total compensation program.

     Options granted under the 1996 Incentive Plan produce value for recipients only if the price of Seagram common shares increases from the price on the grant date. Seagram grants options to executive officers annually. The options have ten-year terms (subject to early termination in certain circumstances) and generally have three-year vesting periods (subject to acceleration in certain circumstances). The 1996 Incentive Plan, however, permits the subcommittee to grant options with different vesting periods. In determining the option grants in a given year, Seagram generally does not take into account the amount and terms of outstanding options held by executive officers.

     Compensation for the Chief Executive Officer. For the 2000 fiscal year, the base salary for Edgar Bronfman, Jr. remained at U.S.$1,000,000 and his target annual incentive award was set at 300% of salary.

Mr. Bronfman was awarded 200% of his target annual incentive award under the Senior Executive Short-Term Incentive Plan for the 2000 fiscal year.

     Under the five-year equity award program renewed by the Committee in 1998, Mr. Bronfman has the opportunity to receive stock option grants should Seagram common shares outperform the broader market, measured at the end of each calendar year during the five-year period. As of the end of the first year under the renewed program, Seagram's common share performance authorized such an award. Taking this into account, along with the Committee's judgment concerning the Company's strategic and operating progress, the Committee granted Mr. Bronfman an option award in February 2000 covering 650,000 common shares.

     Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain types of compensation in excess of U.S.$1 million paid to persons named in the Summary Compensation Table. Seagram believes that compensation paid under the Senior Executive Short-Term Incentive Plan and awards of stock options under Seagram's 1996 Stock Incentive Plan satisfy the requirements of Section 162(m). However,
Section 162(m) may limit Seagram's or its affiliates' ability to deduct some other types of compensation paid to individuals named in the Summary Compensation Table. We believe Seagram should maintain the flexibility to design compensation strategies that can respond quickly to the marketplace and Seagram's needs even if such compensation is not fully deductible.

                                          HUMAN RESOURCES COMMITTEE

                                          Marie-Josee Kravis, Chairman
                                          Laurent Beaudoin
                                          Richard H. Brown
                                          Andre Desmarais
                                          John S. Weinberg

                        PERFORMANCE GRAPH -- COMPARISON

     The following graph compares the cumulative five-year total return of Seagram common shares with the S&P 500, the Toronto Stock Exchange 300 Composite Index ("TSE 300") and its peer group.

     The peer group comprises companies included in the S&P Beverages (Alcoholic) Index, certain non-U.S. competitors that compete with Seagram's beverage alcohol business and certain entertainment companies that compete with Seagram's entertainment business. In addition to Seagram, the members of the peer group are Allied Domecq PLC, Brown-Forman Corporation, Diageo plc, EMI Group plc, Fox Entertainment Group, Inc., Time Warner Inc., Viacom Inc. and The Walt Disney Company.

     The returns of each company have been weighted according to their respective market capitalization as well as the respective revenues from Seagram's entertainment and spirits and wine business segments.

     The performance graph assumes that U.S.$100 was invested on June 30, 1995 in Seagram common shares, the S&P 500, the TSE 300 and the peer group and that all dividends were reinvested.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                  SEAGRAM VS. S&P 500, TSE 300, AND PEER GROUP
                         (TWELVE MONTHS ENDED JUNE 30)
VIVENDI BAR GRAPH

                                              SEAGRAM                S&P 500                TSE 300               PEER GROUP
                                              -------                -------                -------               ----------
1995                                            100                    100                    100                    100
1996                                             99                    126                    114                     98
1997                                            120                    170                    148                    117
1998                                            125                    221                    172                    163
1999                                            156                    271                    167                    182
2000                                            182                    291                    246                    196

         HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All five members of the Human Resources Committee of Seagram's board of directors are "outside" directors. Described below, however, is information regarding certain entities with which certain of such directors have relationships.

     During the 2000 fiscal year, Seagram agreed to purchase an airplane from Bombardier Inc. for approximately U.S.$37,700,000. Laurent Beaudoin, a Seagram director, is Chairman of the Board, Chairman of the Executive Committee and a director of Bombardier Inc.

     Goldman, Sachs & Co. performs investment banking services and provides investment advice to Seagram and its subsidiaries, including acting as financial advisor to Seagram in connection with the merger transactions, as managing underwriter or participating underwriter in connection with the sale of securities of Seagram and JES, as a dealer in the sale of commercial paper issued by JES, as a market maker in certain securities of JES and as a broker in connection with Seagram's share purchase program. John S. Weinberg, a member of the Human Resources Committee, is a Managing Director of Goldman, Sachs & Co.

                     TRANSACTIONS WITH DIRECTORS AND OTHERS

     During the 2000 fiscal year, Claridge Inc. reimbursed a subsidiary of Seagram for the use of aircraft owned by such subsidiary in the amount of U.S.$199,777. The payment represented Claridge's pro rata share of the applicable operating expenses of the aircraft. During the 2000 fiscal year, Seagram paid or accrued rent and reimbursed expenses to Claridge in the amount of Cdn.$99,320 (and Cdn.$84,000 during the current fiscal year to October 23, 2000) for the use by Seagram of office and parking space and secretarial services. The CRBFT owns all of the shares of Claridge. Charles R. Bronfman and Samuel Minzberg are among the directors and officers of Claridge.

     During the 2000 fiscal year, The Andrea & Charles Bronfman Philanthropies, Inc., a charitable organization, paid or accrued rent and reimbursed Seagram in the amount of U.S.$67,368 (and approximately U.S.$21,000 during the current fiscal year to October 23, 2000) for use by such organization of office space in Seagram's offices in New York. Andrea Bronfman and Charles R. Bronfman are directors of The Andrea & Charles Bronfman Philanthropies, Inc.

     Since the beginning of the last fiscal year, Frank Alcock, the father-in-law of Edgar Bronfman, Jr., has provided consulting services to affiliates of Seagram for U.S.$6,250 per month.

     Samuel Minzberg is of counsel to the Montreal office of Goodman Phillips & Vineberg, a law firm which provided legal services to Seagram during the 2000 fiscal year.

     Barclays extends credit and provides other services to Seagram and its subsidiaries, including serving as a lender under several credit agreements. Matthew W. Barrett, a Seagram director, is Group Chief Executive of Barclays PLC and a director of Barclays PLC and Barclays Bank PLC.

     Universal owns approximately 26% of the common stock of Loews Cineplex Entertainment Corporation, based on the information as of May 15, 2000 set forth in the proxy statement of Loews Cineplex dated May 25, 2000 and based on shares outstanding as of August 31, 2000, as set forth in the quarterly report on Form 10-Q of Loews Cineplex for the quarter ended August 31, 2000. In the normal course of its business, Universal receives certain film licensing fees from Loews Cineplex and pays Loews Cineplex distribution fees. Entities and persons related to Charles R. Bronfman hold approximately 7% of the common stock of Loews Cineplex, based on shares outstanding as of August 31, 2000, as set forth in the quarterly report on Form 10-Q of Loews Cineplex for the quarter ended August 31, 2000.

     In connection with Seagram's acquisition of PolyGram, Seagram and Philips entered into a stockholders agreement providing for certain arrangements relating to Philips' ownership of shares following consummation of the acquisition. Under the stockholders agreement, Seagram agreed to use its best efforts to cause the election of the chief executive officer of Philips to the Seagram board of directors for so long as Philips beneficially owns at least 5% of the shares. As of October 23, 2000, Philips owned approximately 10.77% of Seagram's common shares, which it acquired as part of Seagram's acquisition of PolyGram in fiscal 1999. Cornelis Boonstra is the Chairman of the Board of Management and President of Philips. In addition, the agreement provides that at any time Philips is entitled to designate a director, Philips will also be entitled to appoint one ex officio member of the board of directors. The ex officio member will receive notice of and attend board meetings and receive all information circulated or made available to the board of directors. However, the ex officio member is not a member of the board for purposes of determining a quorum or for any other purpose, and does not have the right to vote on any matter voted on by the board.

     Under the stockholders agreement, subject to certain conditions, Philips will vote its shares to cause each of the nominees designated by the board of directors to be elected to the board. In connection with any vote of Seagram shareholders relating to any other matter, unless Seagram otherwise consents in writing, Philips will vote its shares, at its option, either proportionately on the same basis as the other shareholders vote or as recommended by the board of directors. The stockholders agreement also:

     - restricts Philips from transferring its shares;

     - prohibits Philips from acquiring any additional shares or participating in certain extraordinary transactions involving Seagram or any material portion of its business; and

     - grants to Philips customary demand and piggyback rights for the registration of its shares.

     Philips and subsidiaries of Seagram are parties to intellectual property and distribution arrangements containing normal business terms and conditions.

     Universal holds an effective 43% interest in USA Networks, Inc. ("USA Networks"), based on shares outstanding as of July 31, 2000, as set forth in the quarterly report on Form 10-Q of USA Networks for the quarter ended June 30, 2000, through its ownership of common stock and class B common stock of USA Networks and shares of USANi LLC, a subsidiary of USA Networks, which Universal can exchange for common stock and class B common stock of USA Networks. Universal is party to a governance agreement among USA Networks, Universal, Liberty Media and Barry Diller. The governance agreement:

     - limits Universal from acquiring additional equity securities of USA Networks;

     - restricts Universal from transferring USA Networks securities;

     - provides for representation by Universal and Liberty Media on USA Networks' board of directors; and

     - lists fundamental actions that require the consent of Universal, Liberty Media and Mr. Diller before USA Networks can take those actions.

     In addition, Universal has entered into a stockholders agreement among Universal, Liberty Media, Mr. Diller, USA Networks and Seagram. The stockholders agreement:

     - governs the acquisition of additional USA Networks securities by Liberty Media;

     - restricts the transfer of shares; and

     - generally grants Mr. Diller voting control over all of the USA Networks capital stock owned by Universal and Liberty Media except with respect to the fundamental actions discussed above.

     Universal is also party to a spinoff agreement among Universal, Liberty Media and USA Networks providing for interim management arrangements in the event that Mr. Diller ceases to be Chief Executive

Officer of USA Networks or becomes disabled. In addition, Universal has entered into agreements with USA Networks providing for various ongoing business arrangements, including:

     - an international distribution agreement granting Universal the right to distribute internationally, programs produced by USA Networks for a fee;

     - a domestic distribution agreement granting USA Networks the right to distribute specific Universal programming, including Universal's library of television programs, for a fee;

     - a 50-50 joint venture managed by Universal and governing the development and exhibition of the USA Network, the Sci-Fi Channel and Universal's new action/suspense channel, 13th Street, outside of the United States; and

     - a transition services agreement and agreements relating to merchandising, music administration and music publishing, home video distribution, the use by USA Networks of Universal's studio facilities and certain other matters.

     The parties negotiated these ongoing arrangements, which contain normal business terms and conditions, on an arms' length basis. Under the agreement governing Universal's investment in USA Networks, at various times since March 1998 Universal and Liberty Media have exercised their preemptive rights to purchase additional shares of USANi LLC shares following issuances of common stock by USA Networks. Universal and Liberty Media may continue to exercise these preemptive rights from time to time in the future. Mr. Diller is the Chairman of the Board and Chief Executive Officer of USA Networks and, based on the information as of January 31, 2000 set forth in the proxy statement of USA Networks dated March 6, 2000, owns or has the right to vote, pursuant to the stockholders agreement, approximately 14% of the outstanding USA Networks common stock and 100% of the outstanding USA Networks class B common stock and has approximately 75% of the outstanding total voting power of USA Networks common stock and USA Networks class B common stock.

     On May 28, 1999, USA Networks acquired from Universal Studios Holding I Corp. all of the capital stock of PolyGram Filmed Entertainment, Inc. ("PFE"), including the domestic motion picture and home video distribution organization conducted as PolyGram Films, PolyGram Video, PolyGram Filmed Entertainment Canada, Gramercy Pictures, Interscope Communications and Propaganda Films. Universal acquired PFE in December 1998 as part of Seagram's approximately U.S.$10.6 billion acquisition of PolyGram. At the time of the sale of PFE to USA Networks, USA Networks agreed to pay or assume certain liabilities relating to the acquired businesses, and Universal and USA Networks entered into agreements providing for various ongoing business arrangements between Universal and USA Networks, including, among others:

     - a domestic theatrical distribution agreement, pursuant to which USA Networks made a U.S.$200 million interest bearing loan to Universal's parent which is due in approximately eight years unless repaid earlier from receipts arising from distribution of specified motion pictures which USA Networks has the exclusive right to distribute theatrically, on television and on video in the United States and Canada for a fee;

     - an ancillary services agreement, pursuant to which the parties will provide certain customary transitional services to each other during the six months following the closing;

     - a videogram fulfillment agreement, pursuant to which Universal or one of its affiliates will provide certain "pick, pack and ship" and related fulfillment services in the United States and Canada with respect to videos containing motion pictures of USA Networks; and

     - a music administration agreement, pursuant to which, subject to certain specified exceptions, USA Networks appointed Universal-MCA Music Publishing to be the exclusive administrator for 15 years of USA Networks' interest in certain music publishing rights to music compositions owned or controlled by USA Networks which are written for or used in motion pictures and videos following the closing.

     These arrangements were negotiated by the parties on an arms' length basis and contain customary business terms and conditions. In the ordinary course of business, and otherwise from time to time, Seagram and Vivendi Universal may determine to enter into other agreements with USAi and its subsidiaries.

     Seagram considers the amounts paid or received in the transactions described under "Human Resources Committee Interlocks and Insider Participation" to be reasonable and competitive and management believes they are comparable to those which would have been paid to or received from others.

     Seagram maintains directors' and officers' liability insurance, which insures the directors and officers of Seagram and its subsidiaries against losses from certain claims brought against its directors and officers. The policy has an aggregate limit of U.S.$100 million with a deductible of U.S.$500,000. The annual premium is U.S.$537,256, which has been paid for the policy year ending October 2000.

     Charles R. Bronfman's principal residence is in Palm Beach, Florida, Edgar Bronfman, Jr.'s principal residence is in New York, New York, Samuel Minzberg's principal residence is in Westmount, Quebec, Frank Alcock's principal residence is in Caracas, Venezuela, Matthew W. Barrett's principal residence is in London, England, Cornelis Boonstra's principal residence is in Amsterdam, the Netherlands and Barry Diller's principal residence is in Clearwater, Florida.

                          CHAPTER TEN -- LEGAL MATTERS

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Vivendi, CANAL+ and Vivendi Universal are corporations organized under the laws of France. Seagram and Vivendi Universal Exchangeco are corporations organized under the laws of Canada. Certain of those companies' directors and officers are citizens or residents of countries other than the United States. Substantial portions of those companies' assets are located outside the United States. Accordingly, it may be difficult for investors:

     - to obtain jurisdiction over Vivendi, Seagram, CANAL+, Vivendi Universal, Vivendi Universal Exchangeco or their directors or officers in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

     - to enforce against Vivendi, Seagram, CANAL+, Vivendi Universal, Vivendi Universal Exchangeco, or their directors or officers judgments obtained in such actions;

     - to obtain judgments against Vivendi, Seagram, CANAL+, Vivendi Universal, Vivendi Universal Exchangeco or their directors or officers in original actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

     - to enforce against Vivendi, Seagram, CANAL+, Vivendi Universal, Vivendi Universal Exchangeco or their directors or officers in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

     Actions brought in France for enforcement of judgments of U.S. courts rendered against French persons, including directors and officers of Vivendi, CANAL+ and Vivendi Universal, would require those persons to waive their right to be sued in France under Article 15 of the French Civil Code. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions. Each of the foregoing statements applies as well to certain of the experts listed below.

                                    EXPERTS

     The consolidated financial statements of Vivendi included herein have been so included in reliance on the report of Barbier Frinault & Cie and RSM Salustro Reydel, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Seagram incorporated in this joint proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of CANAL+ included herein have been so included in reliance on the report of Barbier Frinault & Cie and RSM Salustro Reydel of such firm given on the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     If the merger transactions are completed, Seagram shareholders will no longer own Seagram common shares, and Seagram will not solicit proxies for an annual meeting in 2001. If the merger transactions are not approved, Seagram will hold an annual meeting in 2001. If you are a holder of Seagram common shares and want to have a shareholder proposal considered for inclusion in the proxy circular for that meeting, you must submit the proposal in writing to the secretary of Seagram at 1430 Peel Street, Montreal, Quebec, Canada H3A 1S9 on or
before [          ], 2001. ANY SHAREHOLDER PROPOSAL THAT IS NOT SUBMITTED AS
DESCRIBED ABOVE WILL BE SUBJECT TO THE DISCRETIONARY AUTHORITY OF THE PERSONS NAMED ON THE PROXY FOR SEAGRAM'S 2001 ANNUAL MEETING.

                                 LEGAL MATTERS

     The validity of the Vivendi Universal ordinary shares that will be issued in the merger transactions will be passed on for Vivendi Universal by Gilbert Klajnman.

     Wachtell, Lipton, Rosen & Katz, U.S. counsel to Vivendi, has passed upon certain U.S. federal income tax considerations relating to the merger of Vivendi into Vivendi Universal and holding the Vivendi Universal shares. Simpson Thacher & Bartlett, U.S. counsel to Seagram, has passed upon certain U.S. federal income tax considerations applicable to U.S. holders of Seagram common shares who receive Vivendi Universal shares pursuant to the arrangement. Cleary, Gottlieb, Steen & Hamilton, counsel to CANAL+, has passed upon certain U.S. federal income tax considerations applicable to U.S. holders of CANAL+ shares that receive Vivendi Universal shares pursuant to the Vivendi/CANAL+ transactions. Osler, Hoskin & Harcourt LLP, Canadian counsel to Seagram, has passed upon certain tax considerations under the Canadian Tax Act applicable to certain holders of Seagram common shares. Bureau Francis Lefebvre, special French tax counsel to Vivendi, has passed upon certain French tax considerations applicable to dividends received in connection with Vivendi Universal shares and to capital gains derived from the sale of Vivendi Universal shares by a shareholder having his or her tax residence outside France.

                      WHERE YOU CAN FIND MORE INFORMATION

     Vivendi and Seagram are subject to the information reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC. Vivendi files annual reports, current reports and other information with the SEC, and Seagram files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information filed by Vivendi and Seagram at the SEC's Public Reference Rooms at 450 Fifth Street, NW, Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; or Seven World Trade Center, New York, New York 10048. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Vivendi's and Seagram's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     Vivendi Universal has filed a registration statement on Form F-4 to register with the SEC the Vivendi Universal ordinary shares to be delivered in connection with the merger transactions. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Vivendi Universal in addition to being a proxy circular of Seagram for the annual and special meeting of the Seagram shareholders and a proxy statement of each of Vivendi and CANAL+, directed to U.S. persons that own Vivendi shares for the extraordinary meeting of the Vivendi shareholders or that own CANAL+ shares for the ordinary and extraordinary meeting of the CANAL+ shareholders. As allowed by SEC rules, this joint proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC and the applicable Canadian securities regulatory authorities allow Seagram to "incorporate by reference" information into this joint proxy statement-prospectus, which means that Seagram can disclose information that is important to you by referring you to other documents filed separately with the SEC or the applicable Canadian securities regulatory authorities. The information incorporated by reference is deemed to be part of this joint proxy statement-prospectus, except for any information superseded by information in this joint proxy statement-prospectus.

     This joint proxy statement-prospectus incorporates by reference the documents set forth below that Seagram has previously filed with the SEC (SEC file number 1-2275) and the applicable Canadian securities regulatory authorities:

     - Seagram's Current Report on Form 8-K dated June 19, 2000, filed June 26, 2000;

     - Seagram's Current Report on Form 8-K dated August 17, 2000, filed August 17, 2000; and

     - Seagram's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed September 28, 2000, as amended by Seagram's Annual Report on Form 10-K/A filed October 30, 2000.

     We are also incorporating by reference additional documents that Seagram files with the SEC and Canadian securities regulatory authorities between the date of this joint proxy statement-prospectus and the date of the Seagram meeting. All reports and other documents subsequently filed by Seagram pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Seagram meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this joint proxy statement-prospectus to the extent that such a statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this joint proxy statement-prospectus.

     If you are a Seagram shareholder you may have previously received some of the documents incorporated by reference, but you can obtain any of them through Seagram or the SEC. Documents incorporated by reference are available from Seagram without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this joint proxy statement-prospectus. Shareholders may obtain, without charge, documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from Seagram at the following address:

                            THE SEAGRAM COMPANY LTD.
                                1430 Peel Street
                            Montreal, Quebec H3A 1S9
                                     Canada

     If you would like to request documents from Seagram, please do so by calling Shareholder Services at 1-514-987-5209 or sending an e-mail to shareholders*actionnaires@seagram.com to receive them before the Seagram meeting.

     Vivendi has supplied all information contained in this joint proxy statement-prospectus relating to Vivendi, Vivendi Universal and Vivendi Universal Exchangeco, CANAL+ has supplied all information relating to CANAL+ and Seagram has supplied all information relating to Seagram.

              APPROVAL OF PROSPECTUS BY SEAGRAM BOARD OF DIRECTORS

     The contents and sending of this joint proxy statement-prospectus have been approved by resolution of Seagram's board of directors.

     DATED at Montreal, Quebec, Canada this                day of             ,
2000.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael C.L. Hallows
                                          Secretary

     You should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the merger transactions. Neither Vivendi, Seagram nor CANAL+ has authorized anyone to provide you with information different from that contained in the joint proxy statement-prospectus. This joint proxy statement-prospectus is dated
[          ], 2000. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any other date. Neither the mailing of this joint proxy statement-prospectus, nor the delivery of Vivendi Universal ordinary shares, Vivendi Universal ADSs, exchangeable shares, cash or other consideration should be deemed to create any implication to the contrary.

                     CHAPTER ELEVEN -- FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
VIVENDI
Unaudited Consolidated Balance Sheets as of June 30, 2000
  and December 31, 1999.....................................  F-2
Unaudited Consolidated Income Statements for the six-month
  periods ended June 30, 2000 and 1999......................  F-3
Unaudited Consolidated Statements of Cash Flows for the
  six-month periods ended June 30, 2000 and 1999............  F-4
Unaudited Consolidated Statement of Changes in Shareholders'
  Equity from December 31, 1999 to June 30, 2000............  F-5
Notes to Unaudited Consolidated Interim Financial
  Statements................................................  F-6
Reports of Independent Public Accountants...................  F-26
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-28
Consolidated Statements of Income for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-30
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended
  December 31, 1999, 1998, 1997 and 1996....................  F-31
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-32
Notes to Consolidated Financial Statements..................  F-33
CANAL+
Unaudited Consolidated Balance Sheets as of June 30, 2000
  and December 31, 1999.....................................  F-100
Unaudited Consolidated Income Statement for the six month
  periods ended June 30, 1999 and 2000......................  F-101
Unaudited Consolidated Statements of Changes in
  Shareholders' Equity as of June 30, 2000 and December 31,
  1999......................................................  F-102
Unaudited Consolidated Statements of Cash Flows for the
  six-month periods ended June 30, 2000 and 1999............  F-103
Notes to Unaudited Consolidated Interim Financial
  Statements................................................  F-104
Reports of Independent Public Accountants...................  F-117
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-119
Consolidated Income Statement for the Years Ended December
  1999, 1998 and 1997.......................................  F-120
Consolidated Statement of Cash Flows for the Years Ended
  December 1999, 1998 and 1997..............................  F-121
Notes to Consolidated Financial Statements..................  F-122

                          VIVENDI FINANCIAL STATEMENTS

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                 AT JUNE 30,                      AT DECEMBER 31,
                                   ----------------------------------------    ----------------------
                                                  U.S.$             EUROS              EUROS
                                   NOTES           2000             2000        1999(*)       1999
                                   -----    ------------------    ---------    ---------    ---------
                                            (IN MILLIONS OF $)          (IN MILLIONS OF EUROS)
ASSETS
GOODWILL.........................                 9,756.5          10,210.2     10,388.6     10,388.6
OTHER INTANGIBLE ASSETS..........                 8,297.1           8,682.9      8,192.6      8,681.9
Property plant and equipment.....                23,753.9          24,858.5     26,569.1     26,569.1
Publicly-owned utility networks
  financed and managed by the
  group..........................                 5,384.0           5,634.4      3,985.8      3,985.8
Accumulated depreciation.........               (10,550.7)        (11,041.4)   (10,577.5)   (10,577.5)
TANGIBLE ASSETS..................   --           18,587.2          19,451.5     19,977.4     19,977.4
                                                ---------         ---------    ---------    ---------
Investments accounted for using
  the equity method..............    3            2,349.5           2,458.8        781.9        781.9
Investments accounted for using
  the cost method................    4              903.9             945.9      2,415.6      2,415.6
Portfolio investments held as
  fixed assets (securities)......                   508.0             531.6        534.4        534.4
Portfolio investments held as
  fixed assets (others)..........    4            2,094.8           2,192.2      2,561.1      2,561.1
FINANCIAL ASSETS.................   --            5,856.2           6,128.5      6,293.0      6,293.0
                                                ---------         ---------    ---------    ---------
TOTAL LONG-TERM ASSETS...........   --           42,497.0          44,473.1     44,851.6     45,340.9
                                                ---------         ---------    ---------    ---------
Inventories and
  work-in-progress...............    5            3,521.6           3,685.4      4,900.3      4,900.3
Accounts receivable..............    6           17,041.2          17,833.6     22,164.1     22,391.7
Short-term loans.................                 3,496.8           3,659.4      3,041.2      3,035.6
Cash and cash equivalents and
  marketable securities..........                 7,054.8           7,382.8      7,144.7      7,108.5
TOTAL CURRENT ASSETS.............   --           31,114.4          32,561.2     37,250.3     37,436.1
                                                ---------         ---------    ---------    ---------
TOTAL ASSETS.....................   --           73,611.4          77,034.3     82,101.9     82,777.0
                                                =========         =========    =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Share capital....................                 3,182.5           3,330.5      3,276.1      3,276.1
Additional paid-in capital.......                 4,707.8           4,926.7      4,350.8      4,350.8
Retained earnings................                 4,067.6           4,256.7      3,149.6      3,265.3
TOTAL SHAREHOLDERS' EQUITY.......    7           11,957.9          12,513.9     10,776.5     10,892.2
                                                ---------         ---------    ---------    ---------
MINORITY INTERESTS...............                 3,920.8           4,103.1      3,754.5      4,052.4
DEFERRED INCOME..................                 1,255.6           1,314.0      1,306.4      1,306.4
PROVISIONS.......................    9            5,283.0           5,528.7      6,883.4      6,883.3
SUBORDINATED DEBT................    8              150.5             157.5        178.3        178.3
Non-recourse project financing...    8              841.6             880.7      1,193.0      1,193.0
Other financial long-term debt...    8           17,144.9          17,942.1     17,861.7     17,861.7
LONG-TERM DEBT...................    8           17,986.5          18,822.8     19,054.7     19,054.7
                                                ---------         ---------    ---------    ---------
OTHER LONG-TERM LIABILITIES......                 1,295.1           1,355.3      1,560.2      1,560.2
TOTAL LONG-TERM LIABILITIES......                41,849.4          43,795.3     43,514.0     43,927.5
                                                ---------         ---------    ---------    ---------
Accounts payable.................   10           17,532.4          18,347.7     23,565.6     23,832.1
Bank overdrafts and other
  short-term borrowings..........                14,229.6          14,891.3     15,022.3     15,017.4
TOTAL CURRENT LIABILITIES........                31,762.0          33,239.0     38,587.9     38,849.5
                                                ---------         ---------    ---------    ---------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY...........                73,611.4          77,034.3     82,101.9     82,777.0
                                                =========         =========    =========    =========

---------------
(*) Proforma presented in accordance with Vivendi accounting policies as of June
    30, 2000

                                    VIVENDI

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                          6 MONTHS ENDED JUNE 30,
                                      ----------------------------------------------------------------
                                                                                  EUROS
                                                    U.S.$           ----------------------------------
                                      NOTES          2000             2000       1999(*)       1999
                                      -----   ------------------    --------    ---------    ---------
                                              (IN MILLIONS OF $)          (IN MILLIONS OF EUROS)
NET SALES...........................   14          18,551.2         19,413.8     18,076.1     18,199.6
Other revenues......................                  286.7            300.0        716.5        922.5
Selling, general and administrative
  expenses..........................               (8,972.2)        (9,389.4)   (10,716.4)   (10,733.2)
Personnel costs.....................               (4,461.6)        (4,669.1)    (4,659.5)    (4,705.7)
Taxes...............................                 (266.4)          (278.8)      (331.7)      (334.1)
Other operating expenses............               (2,710.6)        (2,836.6)    (1,353.0)    (1,356.5)
Depreciation and amortization.......               (1,288.7)        (1,348.6)      (863.8)    (1,084.1)
Employee profit-sharing.............                  (30.1)           (31.5)       (28.2)       (28.2)
OPERATING INCOME....................                1,108.3          1,159.8        840.0        880.3
                                                   --------         --------    ---------    ---------
Financial expenses/income...........                 (114.5)          (119.8)       165.3         79.9
Financial provisions................                  (85.4)           (89.4)      (165.0)      (166.5)
NET FINANCIAL EXPENSES/INCOME.......                 (199.9)          (209.2)         0.3        (86.6)
                                                   --------         --------    ---------    ---------
INCOME FROM OPERATIONS BEFORE
  EXCEPTIONAL ITEMS AND INCOME
  TAXES.............................                  908.4            950.6        840.3        793.7
                                                   --------         --------    ---------    ---------
Exceptional items...................                1,584.6          1,658.3        278.7        279.9
Depreciation and amortization.......                  114.9            120.2       (184.6)      (187.9)
INCOME BEFORE INCOME TAXES, GOODWILL
  AMORTIZATION, EQUITY INTEREST AND
  MINORITY INTEREST.................                2,607.9          2,729.1        934.4        885.7
                                                   --------         --------    ---------    ---------
Income taxes and deferred tax.......   11            (664.4)          (695.3)        70.6         57.9
INCOME BEFORE GOODWILL AMORTIZATION,
  EQUITY INTEREST AND MINORITY
  INTEREST..........................                1,943.5          2,033.8      1,005.0        943.6
                                                   --------         --------    ---------    ---------
Goodwill amortization...............                 (241.2)          (252.4)      (147.8)      (148.7)
INCOME BEFORE EQUITY INTEREST AND
  MINORITY INTEREST.................                1,702.3          1,781.4        857.2        794.9
                                                   --------         --------    ---------    ---------
EQUITY IN NET INCOME OF
  AFFILIATES........................                  (97.5)          (102.0)        55.7         64.2
Minority interest...................                 (251.2)          (262.9)       (65.8)       (76.3)
                                                   --------         --------    ---------    ---------
NET INCOME..........................                1,353.6          1,416.5        847.1        782.8
                                                   ========         ========    =========    =========

---------------
(*) Pro forma presented in accordance with Vivendi accounting policies as of June 30, 2000.

                                    VIVENDI

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                      SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------------------
                                                                   U.S.$                  EUROS
                                                              ---------------    -----------------------
                                                                   2000            2000          1999
                                                              ---------------    ---------    ----------
                                                              (IN MILLIONS $)    (IN MILLIONS OF EUROS)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income..................................................      1,353.6         1,416.5         782.7
  Adjustment to reconcile net income to net cash provided by operating activities
    Depreciation and amortization...........................      1,539.8         1,611.3       1,523.7
    Financial provisions....................................         85.4            89.4         166.5
    Gains on sale on property and equipment and financial
      assets,net............................................     (1,901.7)       (1,990.1)       (484.9)
    Undistributed earnings of affiliate, net................        117.2           122.7          (8.5)
    Deferred taxes..........................................        278.3           291.2        (254.9)
    Minority interests......................................        251.2           262.9          76.4
    Net changes in current assets and liabilities :
    Prepaid, deferrals and accruals.........................        (61.2)          (64.0)       (417.7)
    Other working capital...................................     (1,340.3)       (1,402.6)     (1,245.4)
                                                                 --------        --------     ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...............        322.3           337.3         137.9
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.................     (2,425.2)       (2,538.0)     (1,498.7)
  Proceeds from sale of property, plant and equipment.......      2,269.9         2,375.4         183.0
  Purchase of investments...................................     (1,474.1)       (1,542.6)     (9,421.5)
  Sales of investments......................................      1,517.1         1,587.6         971.8
  Purchase of portfolio investments.........................       (106.4)         (111.3)       (436.1)
  Sales of portfolio investments............................        194.0           203.0         290.8
  Disbursement on notes receivables.........................         42.7            44.7        (878.7)
  Principal payment on notes receivables....................         52.7            55.2         175.7
  Net (increase) decrease in short term financial
    receivables.............................................      1,839.5         1,925.0        (502.3)
  Purchase of treasury shares held as marketable
    securities..............................................           --                        (173.8)
  Sales (purchases) of other marketable securities..........       (740.7)         (775.1)     (1,216.6)
                                                                 --------        --------     ---------
    NET CASH USED IN INVESTING ACTIVITIES...................      1,169.5         1,223.9     (12,506.4)
CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term borrowings..........     (7,800.8)       (8,163.5)      7,124.4
  Proceeds from issuance of borrowings and other long-term
    debt....................................................      5,731.1         5,997.7       5,748.9
  Principal payment on borrowings and other long-term
    debt....................................................        435.4           455.6      (3,028.1)
  Net proceeds from issuance of common stock................        612.2           640.7       2,973.6
  Purchase of treasury stock................................           --                        (466.4)
  Cash dividends paid.......................................       (620.3)         (649.1)
                                                                 --------        --------     ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............     (1,642.2)       (1,718.6)     12,352.4
Effect of foreign currency exchange rate changes on cash and
  cash equivalents..........................................        (71.9)          (76.6)        (34.8)
                                                                 --------        --------     ---------
CHANGE IN CASH AND CASH EQUIVALENTS.........................       (222.3)         (234.0)        (50.9)
                                                                 ========        ========     =========
CASH AND CASH EQUIVALENT:
  Beginning.................................................      2,734.6         2,861.8       1,264.1
  Ending....................................................      2,511.0         2,627.8       1,213.2
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for:
    Interest................................................        602.0           626.4         279.3
    Income taxes............................................        110.0           114.5         185.0
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition:
    Purchase of affiliates by issuance of common stock......
    Issuance of common stock in settlement of note
      payable...............................................                                      619.6
    Issuance of common stock in settlement of dividends.....           --              --            --

                                    VIVENDI

            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                         SHARE       ADDITIONAL       RETAINED      NET       SHAREHOLDERS'
                                        CAPITAL    PAID-IN CAPITAL    EARNINGS     INCOME        EQUITY
                                        -------    ---------------    --------    --------    -------------
BALANCE AT DECEMBER 31, 1999..........  3,276.1        4,350.8        1,833.9      1,431.4      10,892.2
Changes in accounting policy..........                                 (115.7)                    (115.7)
ADJUSTED BALANCE AT JANUARY 01,
  2000................................  3,276.1        4,350.8        1,718.2      1,431.4      10,776.5
Capital increase......................     54.4          526.4                                     580.8
Goodwill..............................                    49.5          175.6                      225.1
Dividends paid and net income
  appropriation.......................                                  865.7     (1,431.4)       (565.7)
Foreign currency translation
  adjustment..........................                                   86.0                       86.0
Release of revaluation surplus and
  other...............................                                   (5.5)                      (5.5)
Net income for the period ended June
  30, 2000............................                                             1,416.5       1,416.5
BALANCE AT JUNE 30, 2000..............  3,330.5        4,926.7        2,840.2      1,416.5      12,513.9

                                    VIVENDI
          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1)  BUSINESS DESCRIPTION

     Vivendi, together with its subsidiaries and investees ("Vivendi" or the "Company"), a French corporation (Societe Anonyme) provides a broad range of services mainly in two core business sectors: Communication and Environmental Services.

     As part of its on-going strategy of focusing on these two business sectors, the Company reduced its activities in i) the real estate business with the sale of Nexity for a price of E42 million -- the company now retains certain residual programs in-progress integrated into Vivendi Valorisation structure, and ii) the construction business with the reduction of its stake in Vinci to 16.9%, which resulted in a gain of E300 million.

     In addition, the main changes in the consolidated companies for the first half 2000 details as follows:

COMMUNICATION

     On May 16, 2000, Vivendi signed an agreement with Vodafone, pursuant to which Vivendi will create a 50/50 joint venture to operate and promote Vizzavi providing a multi access Internet portal. During the first six months of 2000, Vivendi made further acquisitions in the communication activity, among which a
i) 22% stake in Scoot.com, ii) 100% stake in I-France (internet activity), iii) 100% in the Hungarian telephone operator United Telecom Investment and a iv) 40% stake in Kencell Communication Limited, a Kenyan mobile telephone operator.

ENVIRONMENTAL SERVICES

     On February 2000, Vivendi sold to Reliant 21 independent power production plants owned by Sithe Energies for E2.13 billion and recognized a gain of E450 million.

2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

     The consolidated interim financial statements of Vivendi are presented in accordance with accounting principles generally accepted in France ("French GAAP") and in accordance with the Conseil National de la Comptabilite (French Accounting Authorities) recommendation of March 1999 about interim statements and comply with the same accounting rules as year-end policies except for the changes set out in paragraph "Changes in accounting principles".

     In the opinion of the management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods have been made.

     French GAAP differs in certain respects from accounting principles generally accepted in the United States. A description of these differences and their effects on net income and shareholders' equity is set forth in Note 15.

CONVENIENCE TRANSLATIONS

     The consolidated balance sheet and consolidated statements of income and cash flows include amounts as of and for the six-month period ended June 30, 2000 denominated in millions of U.S. dollars. These amounts have been prepared using an exchange rate of U.S.$1 to E1.0465, which was the exchange rate as of June 30, 2000. Convenience translations are presented solely for the convenience of the reader of these financial statements and should not be construed as representations that the local currency has been,

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

CHANGE IN ACCOUNTING PRINCIPLES

     As of January 1, 2000, the Company adopted new accounting principles pursuant to:

      - Revenues and expenses of subsidiaries' financial statements denominated in a currency different from euros, which were previously translated at the year-end exchange rate and are now translated at the average exchange rate during the period. The cumulative effects of this change in accounting principle were to decrease first half of 2000 net income as of June 30, 2000 by E8.5 million.

     - Gains on foreign currency transactions, which were previously deferred and are now recorded in current period earnings. The cumulative effects of this change in accounting principle were to increase first half of 2000 net income as of June 30, 2000 by E5.8 million and to increase retained earnings by E44.8 million.

     - Subscriber acquisition costs which were previously spread over 12 months from the date the line is put into service and are now charged to expense. The cumulative effects of this change in accounting principle were to increase first half of 2000 net income as of June 30, 2000 by E31.7 million and to decrease retained earnings by E160.5 million.

     These changes were made to more closely align the Company's accounting practices to US GAAP.

     In order to facilitate the comparability of financial statements, pro forma 1999 financial statements are presented in accordance with Vivendi's accounting policies as of June 30, 2000.

NEW ACCOUNTING PRONOUNCEMENTS IN FRANCE

     A new set of accounting standards set forth by the "Comite de la Reglementation Comptable" in April 1999, covering the consolidation methodologies applicable to consolidated financial statements is effective for fiscal years beginning on or after January 1, 2000. The adoption of these new standards did not have any material impact on the Company's financial position or results of operations.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

3)  INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

     Investments accounted for using the equity method are detailed as follows (in millions of Euros):

                                                                   AT JUNE 30,
                                                    ------------------------------------------
                                                                                 PROPORTIONATE
                                                                PROPORTIONATE    SHARE OF NET
                                                                  SHARE OF          INCOME
                                                    INTEREST       EQUITY           (LOSS)
                                                    --------    -------------    -------------
                                                      2000          2000             2000
                                                    --------    -------------    -------------
Elektrim Telekomunikacja SP ZOO...................   49.00         1,140.3           (38.9)
Telecom Developpement.............................   49.90           240.7             3.2
British Sky Broadcasting(1)(4)....................   18.84           191.8           (80.9)
Havas Advertising(2)(4)...........................   18.58           139.3             4.7
UGC...............................................   39.34            76.3             2.9
Philadelphia Suburban(4)..........................   16.12            63.1             4.0
UGC Cine Cite.....................................   18.42            61.4            (0.8)
Vinci(3)(4).......................................   16.93            56.2            13.3
South Staffordshire(4)............................   31.75            50.3             4.3
Xfera Moviles.....................................   27.50              --            44.7
AOL Compuserve France SAS.........................   55.00            42.3            (7.6)
Bristol Waterworks Co.(4).........................   24.14            35.4             0.2
Midkent(4)........................................   23.76            27.2             1.5
Realia Business SA................................   25.00            62.3             7.2
Other.............................................     N/A           227.5           (15.1)
          TOTAL...................................                 2,458.8          (102.0)
                                                     =====         =======          ======

---------------
(1) The company has assumed two debts obligation which are convertible into shares of BskyB in a business combination. The Company owns 23.01% of the BSkyB common shares outstanding (after capital increase reserved to Kirch), but considers 4.17% of the total shares to be held for the repayment of the convertible debts. Accordingly, the Company applies the equity method to the percentages presented above.

(2) Vivendi controls 20% of voting rights in this company.

(3) During year 2000 first semester, Vivendi sold 32,3% of Vinci. In 1999, Vinci was consolidated. Due to its double voting rights, Vivendi controls more than 20% of Vinci voting rights.

(4) The June 30, 2000 quoted market price for these investments, which are publicly listed, is as follows: British Sky Broadcasting: 7,057 million, Havas Advertising: 717 million, Philadelphia Suburban: 141.9 million, Vinci:
    296.6 million, South Stafforshire: 109.2 million, Bristol Waterworks Co.:
    22.1 million, Midkent 28.1 million.

4)  FINANCIAL ASSETS

  Investments accounted for using the cost method

     - The Company finalized the acquisition of its investment in Elektrim Telekomunikacja SP Zoo in the beginning of year 2000. Consequently this investment is now accounted for by the equity method.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

  Other Portfolio investments held as fixed assets

     The E368,9 million decrease between December 31, 1999 and June 30, 2000 of Other Portfolio investments held as fixed assets mainly stems from:

     - The sale of Vinci (net impact of E89 million),

     - A debt abandonment of CGIS (net impact of E93 million),

     - The reclassification as financial securities of Vivendi US Net (impact of E114 million) due to a change in their holding term strategy, and

     - The reimbursement by Television Holding SA of its debt to CANAL+ (impact of E77 million).

5)  INVENTORIES AND WORK IN PROGRESS

     Inventories are detailed as follows (in millions of Euros):

                                                                 AT            AT
                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              --------    ------------
ENVIRONMENTAL SERVICES, INCLUDING:..........................  1,637.0       2,214.9
-Water......................................................  1,090.7       1,525.4
-FCC........................................................    107.6         230.3
-Sithe Energies.............................................     57.6          80.0
COMMUNICATION, INCLUDING:...................................  1,503.0       1,172.3
-Pay TV.....................................................    940.7         769.6
CONSTRUCTION................................................       --         347.9
PROPERTY....................................................  1,125.5       1,823.0
TOTAL.......................................................  4,265.5       5,558.1
Less valuation allowance....................................   (580.1)       (657.8)
                                                              -------       -------
NET VALUE...................................................  3,685.4       4,900.3
                                                              =======       =======

     - Inventory and work in progress related to pay TV are comprised of the Company's television broadcasting rights.

     - Over the first semester 2000, Compagnie Generale d'Immobilier et de Services went on with its divestiture policy, the effect of which is reflected in the inventories decrease of the Property Segment.

6)  ACCOUNTS RECEIVABLE

     Accounts receivable detail as follows (in millions of Euros):

                                                                 AT            AT
                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              --------    ------------
Trade accounts receivable...................................  13,742.5      18,082.4
Valuation allowance.........................................    (879.0)     (1,068.3)
TOTAL TRADE ACCOUNTS RECEIVABLE.............................  12,863.5      17,041.1
VAT and Other taxes.........................................   2,435.7       2,644.0
Other including deferred tax................................   2,534.4       2,733.6
                                                              --------      --------
TOTAL ACCOUNTS RECEIVABLE...................................  17,833.6      22,391.7
                                                              ========      ========

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The developments in the allowance for doubtful accounts for the year ended December 31, 1999 and the six months ended June 30, 2000 are as follows:

Balance at December 31, 1999................................    1,068.3
Amount charged to expense...................................      170.7
Utilization.................................................     (109.2)
Reversal....................................................      (15.9)
Other movements*............................................     (234.9)
Balance at June 30, 2000....................................      879.0

---------------
* Other movements reflect changes in the scope of consolidation.

7)  SHAREHOLDERS' EQUITY

     During the first six months of 2000, the Company issued 9,482,743 shares for a total of E571.3 million in connection with its obligations under the employee stock purchase plan. In addition, the Company issued 404,749 shares for a total of E9.1 million for the exercise of subscription options and issued 9,514 shares valued E0.4 million relating to the conversion of bonds and warrants.

     Goodwill totaling E225.1 million arising from business combinations was recorded in additional paid-in capital in the first half of 2000.

     The cumulative effect due to the change in accounting principles as of January 1, 2000 was E(115.7) million.

8)  DEBT

     The table below presents an analysis of the consolidated long-term debt balances by type of debt instrument (in millions of Euros):

                                                            AT JUNE 30,    AT DECEMBER 31,
                                                               2000             1999
                                                            -----------    ---------------
Subordinated debt(a)......................................      157.5            178.3
Non-recourse project financing(b).........................      880.7          1,193.0
Other financial long-term debt:
  Capital leases(c).......................................      656.8            818.0
  Vivendi convertible 1.25%(d)............................    1,698.9          1,700.0
  Vivendi Environnement 1.5%(e)...........................    2,870.8          3,028.8
  BSkyB 3%(f).............................................      134.8            155.1
  Mediaset Spa 3.5%(g)....................................       74.9            181.9
  Other...................................................   12,505.9         11,977.9
TOTAL.....................................................   18,980.3         19,233.0
                                                             ========         ========

---------------
(a)  Subordinated debt consists primarily of:
     -- a loan of E244 million to finance the wastewater treatment plant in Zaragoza, Spain, underwritten by OTV on December 27, 1991 and repayable over 15 years
     -- $70 million of securities repayable over 15 years, issued on January 29, 1991 by Energies USA.

(b) This is non-recourse financing, i.e., it is guaranteed solely by the projects which it finances. It concerns the Sithe Energies power plants (E880.7 million). The corresponding assets are primarily

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     included under the "heading property, plant and equipment". The decrease mainly comes from the sale of power production plants to Reliant.

(c)  The decrease mainly comes from the sale of Vinci for E124 million.

(d) On January 1999, Vivendi issued bonds that bear interest at 1.25%, with a maturity in January 2004 and that are convertible at the option of the bondholder, into Vivendi shares at a conversion rate of 1 bond to 3.047 shares. The maturity is January 1, 2004.

(e) On April 1999, Vivendi Environnement, a wholly owned subsidiary, issued bonds that bear interest at 1.5%, with a maturity in January 2005, and that are convertible, at the option of the bondholder, into Vivendi shares at a conversion rate of 1 bond to 3.047 shares. If there is at the initial offering of Vivendi Environnement shares, the bonds may be converted into shares of Vivendi Environnement at a predetermined conversion rate.

(f) In connection with its acquisition of Pathe in September 1999, Vivendi assumed bonds that bear interest at 3%, with a maturity in November 2003, and that are exchangeable into BSkyB shares. Each bond may be exchanged at the option of the bondholder for 188.5236 BSkyB shares. Vivendi currently owns an adequate number of BSkyB shares to meet its maximum conversion obligation.

(g) On April 1997, Canal+ issued bonds that bear interest at 3.5%, with a maturity in March 2002, and that are exchangeable into Mediaset Spa shares. Each bond may be exchanged at the option of the bondholder for 341.74 shares per bond. Canal+ currently owns an adequate number of Mediaset to meet its maximum conversion.

9)  RESERVES AND ALLOWANCES

     Reserves and allowances are detailed as follows (in millions of Euros):

                                                            AT JUNE 30,    AT DECEMBER 31,
                                                               2000             1999
                                                            -----------    ---------------
Litigation including social and fiscal....................      693.3          1,081.8
Warranties and customer care..............................      276.3            376.7
Financial depreciation*...................................      545.5            525.8
Maintenance and repair costs accrued in advance...........      400.6            432.7
Reserves related to fixed assets..........................      144.6            152.1
Valuation allowance on Real Estate........................    1,146.2          1,255.7
Valuation allowance on Work in progress and losses on long
  term contracts..........................................      467.2            684.8
Closure and post closure costs............................      267.4            259.1
Pensions..................................................      253.2            591.6
Restructuring costs.......................................      338.4            434.1
Losses on investments in unconsolidated companies.........      393.4            376.0
Others....................................................      602.6            712.9
                                                              -------          -------
TOTAL RESERVES AND ALLOWANCES.............................    5,528.7          6,883.3
                                                              =======          =======

---------------
* Financial depreciation of fixed assets relating to public service contracts.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The developments in the reserve for restructuring costs for the year ended December 31, 1999 and six months ended June 30, 2000 are as follows:

Balance at December 31, 1999................................    434.1
Amount charged to expenses..................................     28.4
Deductions of reserve
Utilization (cash)..........................................    (81.2)
Reversal (change in estimate)...............................     (0.8)
Other adjustments*..........................................    (42.1)
Balance at June 30, 2000....................................    338.4

---------------
* Other adjustments reflect changes in the scope of consolidation.

     Provisions for restructuring by segment analyses are as follows:

                                                              AT JUNE    AT DECEMBER
                                                               2000         1999
                                                              -------    -----------
Telecommunication...........................................    19.3         19.1
Publishing and multimedia...................................    51.7         53.5
Audiovisual.................................................    37.3         37.3
Internet....................................................      --           --
Water.......................................................   199.9        182.9
Waste management............................................    23.0         20.0
Energy......................................................     4.4          5.3
Transportation..............................................     0.9          0.9
FCC.........................................................      --           --
Construction................................................      --        107.4
Real Estate.................................................     1.9          7.7
TOTAL.......................................................   338.4        434.1
                                                               =====        =====

10)  ACCOUNTS PAYABLE

     Accounts payable are detailed as follows (in millions of Euros):

                                                            AT JUNE 30,    AT DECEMBER 31,
                                                               2000             1999
                                                            -----------    ---------------
Trade accounts payable....................................   13,118.5         17,637.6
Social costs payable......................................    3,787.8          4,613.3
Other.....................................................    1,441.3          1,581.2
TOTAL ACCOUNTS PAYABLE....................................   18,347.6         23,832.1

11)  INCOME TAXES

     Analysis of income tax expense (benefit)

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Components of the income tax provision (benefit) are as follows (in millions of Euros):

                                                                AT JUNE 30,
                                                              ---------------
                                                              2000      1999
                                                              -----    ------
Current income tax expense..................................  404.1     195.0
Deferred income tax (benefit)...............................  291.2    (265.6)
                                                              -----    ------
Total income tax expense (benefit)..........................  695.3     (70.6)
                                                              =====    ======

     The 2000 income tax expense results from two main factors:

     - the fiscal effect of the disposal of investments and businesses during the first semester of 2000 (Vinci, CANAL SATELLITE, Multithematique, GPU's assets)

     - the decrease in value of deferred tax assets due to the constitution of a new independent fiscal consolidated group for Vivendi Environnement, as a direct consequence of the dilution of the Group in this company.

12)  COMMITMENTS AND CONTINGENCIES

     The most important changes relating to commitments and contingencies for the six months ended June 30, 2000 are set out below:

COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has given specific guarantees that cover both prepayments received by the Company and performance obligations relating to construction contracts of the Company. These guarantees typically represent 20-30% of the value of a contract, and in some cases can be 100% of the contract amount. These guarantees represented E2,537.0 millions on December 31, 1999 and E1,017.4 millions on June 30, 2000. The decrease is due to the divestiture of Vinci, which contributed in 1999 for an amount of E1,433.0 millions to these guarantees.

     In the first six months of 2000, the Company has given to the Spanish Government a guarantee of E933.2 millions for the UMTS mobile telephony license.

13)  INVESTMENTS ACCOUNTED FOR USING THE PROPORTIONATE CONSOLIDATION METHOD

     Investments accounted for using the proportionate consolidation method represent companies in which Vivendi and other shareholders have agreed to exercise joint control over significant financial and operating policies.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Summarized financial information for major subsidiaries consolidated under the proportionate consolidation method is as follows (in millions of Euros):

                                                            AT JUNE 30,    AT DECEMBER 31,
                                                            -----------    ---------------
                                                               2000             1999
                                                            -----------    ---------------
BALANCE SHEET DATA
Non-current assets........................................    4,410.6          4,324.6
Current assets............................................    1,749.4          2,835.7
Total assets..............................................    6,160.0          7,160.3
Shareholders equity.......................................      110.2          1,878.6
Minority interests........................................    1,194.7            244.1
Financial debt............................................    1,523.8          1,557.4
Reserves and other liabilities............................    3,331.3          3,480.2
Total liabilities and shareholders equity.................    6,160.0          7,160.3
INCOME STATEMENT DATA
Net sales.................................................    1,564.0          2,508.5
Operating income..........................................      165.9            222.8
Net income................................................       32.8             80.2

14)  NET REVENUES

     Net revenues for the six months ended June 30, 2000 and 1999 were as follows:

                                                                  AT JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                  (E MILLIONS)
Telecommunication...........................................   2,465.3     1,912.6
Publishing and multimedia...................................   1,624.9     1,654.1
Audiovisual.................................................   1,951.5        99.0
Internet....................................................      14.9        23.6
                                                              --------    --------
COMMUNICATION...............................................   6,056.6     3,689.3
Water.......................................................   6,050.2     4,048.2
Waste management............................................   2,377.6     1,483.4
Energy......................................................   1,588.0     1,919.4
Transportation..............................................   1,505.2     1,085.4
FCC.........................................................   1,005,7       987.8
                                                              --------    --------
ENVIRONMENTAL SERVICES......................................  12,526.7     9,524.2
Construction................................................        --     3,876.2
Real Estate.................................................        --       982.3
                                                              --------    --------
CONSTRUCTION AND REAL ESTATE................................        --     4,858.5
OTHERS......................................................     830.5         4.1
                                                              --------    --------
TOTAL REVENUE FROM EXTERNAL CUSTOMERS.......................  19,413.8    18,076.1
                                                              ========    ========

     During the first half of 2000, the Vivendi Group generated sales of E19.4 billion, compared with E18.1 billion for the same period in the previous year. This represented a 7.4% growth in sales. These sales figures have been impacted by the sale of Vinci and Nexity which took effect as from January 1, 2000 but

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

also include the full-period impact of the major acquisitions during 1999, principally US Filter and Canal+.

     The internal growth rate was 15.6% and the effect of exchange rate variances was 2.9%. The Communications and Environmental Services Divisions represent revenues of (euro)18.6 billion, reflecting a gross increase of 46% and an internal growth rate of 15%. The portion generated by international activities represented (euro)8.6 billion, which represents an increase of 74% as compared to 1999 first semester.

     The net effect of changes in scope of consolidation is a reduction of
(euro)1.3 billion of the Group revenues among which:

     - a reduction of (euro)4.7 billion related to the sale of non core activities (Construction and Real Estate businesses through the sale of Vinci and Nexity)

     - an increase of (euro)1.7 billion for Communication activities

     - an increase of (euro)1.7 billion for Environmental services.

15)  SUPPLEMENTAL DISCLOSURES (UNAUDITED)

     The following information has been prepared to present supplemental disclosures required under US GAAP and SEC regulations applicable to the Company.

15A) SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY ACCEPTED IN THE UNITED STATES AND FRANCE.

     The consolidated interim financial statements of Vivendi have been prepared in accordance with French GAAP, which differs in certain significant respects from US GAAP. The principal differences between French GAAP and US GAAP as they relate to Vivendi are discussed in further detail below.

CONSOLIDATION OF LESS THAN MAJORITY OWNED ENTITIES

     Under French GAAP, if a shareholder has substantive and effective control of a less than 50% owned entity, consolidation is appropriate.

     Under US GAAP, control is normally defined as voting control (over 50%) although there may be facts and circumstances that permit consolidation in other cases. In the case of the Company's 49% interest in Canal+, consolidation is considered appropriate under French GAAP while under US GAAP equity accounting would be considered appropriate.

     There is no difference in net income or shareholder's equity that results from this difference in treatment.

USE OF THE PROPORTIONATE CONSOLIDATION METHOD

     Under French GAAP, it is appropriate to use the proportionate consolidation method for subsidiaries over which the Company and other shareholders have agreed to exercise joint control over significant Financial and operating policies. Under the proportionate consolidation method, the Company recognizes the assets, liabilities, equity, revenue and expenses of subsidiaries to the extent of its interest in the Company ownership.

     Under US GAAP, when the Company controls a subsidiary based on majority ownership or voting or other rights, the subsidiary is fully consolidated. When the Company does not exercise control over a subsidiary, but has significant influence over the entity, the Company uses the equity method to account for its investment.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     This difference in accounting policy has no effect on either net income or shareholders' equity.

USE OF EQUITY METHOD

     Under French GAAP, there are several criteria to be met which result in the presumption that equity accounting should be used. For investments under 20%, equity accounting is followed if the investor is determined to have significant influence due to the relative level of ownership, board of directors representation, and other contractual relationships; another consideration is the level of ownership by others in the investee.

     Under US GAAP, equity accounting is generally required when an investor's ownership interest is equal to or greater than 20% of the investee's total voting securities. In unusual situations where the ownership interest is less than 20%, equity accounting may be appropriate if significant influence exists as the result of other contractual relationships and board representation.

CURRENCY TRANSLATION ADJUSTMENTS

  Translation of Financial statements

     In Vivendi year 1999 financial statements, the balance sheets and related statements of income of subsidiaries whose functional currency were different from that of the parent were translated into the reporting currency at the applicable year-end exchange rate, which is permitted under French GAAP. Translation gains and losses were recorded as a component of shareholders' equity, or in minority interest as appropriate.

     Under US GAAP, when subsidiaries' Financial statements are denominated in a currency different from the parent, assets and liabilities are translated at the year-end exchange rates, which is consistent with French GAAP, however revenue and expenses are translated at the average exchange rate during the year.

     As of January 1, 2000 the Company changed its French GAAP accounting principles to translate revenue and expenses at the average exchange rate during the period.

     Under French GAAP, the balance sheets and statements of income and cash flows of subsidiaries operating in countries where the local currency is deemed to be highly inflationary are translated into a stable currency of a country that has a similar economy. Related translation gains or losses are recorded in current period earnings. These Financial statements are then translated from the stable currency into the reporting currency using year-end exchange rates, and translation gains or losses are recorded in retained earnings.

     Under US GAAP, for subsidiaries operating in countries where the functional currency is deemed to be highly inflationary, the functional currency is considered to be the Company's reporting currency.

     Accordingly, balance sheets and statements of income and cash flows are remeasured for the functional currency into the reporting currency, and translation gains or losses are recorded in current period earnings.

  Foreign currency transactions

     In 1999, the Company accounting policy under French GAAP was to defer unrealized gains on foreign currency transactions.

     Under US GAAP, gains on foreign currency transactions are recorded in the current period earnings.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     As of January 1, 2000, the Company changed its French GAAP accounting principles to record gains on foreign currency transactions in the current period earnings.

BUSINESS COMBINATIONS GOODWILL

     Under both US and French GAAP, goodwill arising from purchase business combinations is determined as the excess of the consideration paid by the acquirer over the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date.

     Certain significant acquisitions, particularly Havas and Pathe, have been accounted for as mergers as permitted under French GAAP. Under this method, the assets and liabilities of the acquired company are accounted for at historical cost. Goodwill is recorded to the extent that there is a difference between the value of shares issued and the equity of ownership interests acquired valued at historical cost. Under US GAAP, these mergers that did not meet criteria for pooling are considered as purchase business combinations. Accordingly, the assets acquired and liabilities assumed are recorded at fair value.

     The consideration paid is determined to be equal to the fair value of the shares issued to effect the transaction. The excess of the consideration paid over the fair value of net assets acquired is recorded as goodwill, as described above.

     Under French GAAP, the tax benefit of acquired deductible temporary differences and carry forwards may be recognized in Financial statements subsequent to the acquisition date when previously reserved through a valuation allowance. Under US GAAP, this tax benefit is applied to reduce any goodwill related to that acquisition.

     In accordance with French GAAP, the Company recognizes goodwill as an asset and amortizes it over the estimated useful life. However, if the acquisition has been paid in equity securities of the Company, the resulting goodwill may be recorded as a reduction of shareholders' equity. Furthermore, trademarks, market share and editorial resources acquired in a business combination are not required to be amortized.

     Under US GAAP, goodwill is recorded as an asset and amortized over the estimated useful life, not to exceed 40 years. Market share and editorial resources would not be considered as a separately identifiable intangible asset, but as a component of goodwill, and would be recorded as an asset and amortized over the estimated useful life not to exceed 40 years. All other separately identifiable intangible assets acquired are recognized on the balance sheet and amortized over their useful lives.

     In connection with its acquisition of Pathe, the Company assumed debt that is payable in common shares of BSkyB. In addition, the Company acquired common shares of BSkyB, a portion of which has been designated as a portfolio investment to be used for the redemption of the debt. Accordingly, under French GAAP, both portfolio investment and related convertible debt are accounted for at historical cost.

     Under US GAAP the investment in BSkyB is accounted for using the equity method. With respect to convertible debt, a repayment liability equal to the fair value of underlying stock must be recorded when the bondholder has the option and is likely to redeem the debt in stock. This liability may be recorded as an adjustment to the debt obligation or as a separate accrual and would have been recorded at the acquisition date. Changes in the fair value of the underlying shares are recognized in current period net income.

DISPOSITION DATE OF AN INVESTMENT

     Under French GAAP, the disposition date of an investment is generally established by the date of the written agreement which defines the terms of the disposition and provides with the effective transfer of this investment.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Under US GAAP, APB 16 defines the effective date of a disposition as being ordinarily the date assets are given and other assets are received or securities are issued.

INTANGIBLE ASSETS

     Under French GAAP, certain costs, such as subscriber acquisition costs, start-up and certain types of advertising costs, are capitalized and amortized over their useful lives or the duration of the contract, if applicable.

     Under US GAAP, subscriber acquisition costs, start-up and advertising costs are charged to expense in the period they are incurred.

     As of January 1, 2000 the Company changed its French GAAP accounting principles to expense as incurred subscribers acquisition costs.

IMPAIRMENT/REAL ESTATE OPERATIONS

     French GAAP requires the carrying value of such assets to be reviewed for impairment but does not request a methodology as detailed as under US GAAP. The resulting impairment, if any, is recorded as a reserve, which may be reversed in later periods if there is a recovery in the value of the assets.

     Under US GAAP, assets to be reviewed for impairment are grouped at an appropriate level when groups of assets generate joint cash flows. US GAAP also requires that assets are classified as either held for use or to be disposed, with the appropriate accounting based on this classification. An asset held for use is evaluated for impairment when events and circumstances indicate that the asset might be impaired and the undiscounted cash flows estimated to be generated by that asset is less than the carrying amount of that asset. Assets determined to be impaired are valued at fair value. The resulting impairment, if any, is recorded as a reduction of the asset carrying value, and may not be reversed in later periods.

     The Company's impairment of long-lived assets primarily relates to its real estate assets. During 1990 to 1996, the Company disposed of certain real estate properties in which it maintained a continued involvement.

     In the French GAAP financial statements, these transactions were treated as sales and therefore removed from balance sheet, and the profit and loss included in net income. Provisions relating to the sale arrangements were provided as necessary.

     The transactions do not meet the sales criteria under US GAAP and therefore are considered as financial arrangements. The related real estate assets, which would have been recorded under US GAAP, must also be considered for impairment. Accordingly, sales provisions were reversed.

LEASE CONTRACTS

     The Company recognizes assets and debts corresponding to certain types of lease contracts including a purchase option (known in France as "credit-bail"). Under French GAAP, lease payments corresponding to all other types of loans are expensed as incurred.

     Under US GAAP, leases are classified as capital or operating leases. Leases that meet the criteria of capital leases are recognized as assets with a corresponding amount presented as debt on the balance sheet. Recorded assets are depreciated over their estimated useful lives.

PUBLIC SERVICE CONTRACTS

     Commitments to maintain and repair assets.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Under French GAAP, a few consolidated subsidiaries, being generally jointly controlled, apply the accrue in advance method to account for repair costs.

     Under US GAAP, the Company applies the expensed as incurred method for maintenance and repair expenditures.

PAYMENT TO LOCAL AUTHORITIES

     Under French GAAP, payments specifically related to the remaining debt service on facilities are capitalized and charged to income on a straight-line basis over the contract period. The difference between cash payments and the expense recorded is capitalized as a prepaid expense.

     Under US GAAP, the present value of the obligation corresponding to debt service payments is recognized as a liability.

CONSTRUCTION CONTRACTS

     Under French GAAP, the Company records the percentage of completion for buildings, civil engineering and road works contracts according to its earned status method which is based upon the unit of work performed method and can differ from US GAAP percentage of completion method measured on cost incurred to date to total estimated cost. In addition, as allowed under French GAAP, the Company segments contracts and therefore income of the period is recognized without reference to the total gross profit ratio of the contract. However, when gross profit ratio of the period is greater than the gross profit ratio of the contract, the Company books a reserve for deferred income. This method can differ from US GAAP which requires that certain specific criteria be met in order for a contract to be segmented.

RESERVES

     Under French GAAP, certain reserves and allowances may be provided, including reserves for repairs and replacement and restructuring charges, when it is possible that those costs will be incurred or when management decisions are taken, but not yet documented.

     Under US GAAP, contingent losses are accrued only if it is probable that a liability had been incurred at the date of the Financial statements and the amount of loss can be reasonably estimated. In addition, for certain reserves, such as restructuring charges, additional criteria must be met. If these criteria are not met, the provision for these reserves and allowance may not be recognized.

INCOME TAXES

     Vivendi recognizes deferred taxes on the basis of timing differences between accounting and taxable income. The Company does not recognize deferred tax assets on net operating loss carryforwards and on timing differences when the recovery of the related deferred tax asset is not probable.

     Under US GAAP, deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforward and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

FINANCIAL INSTRUMENTS

  Investment securities

     Under French GAAP, investments in debt and non-consolidated equity securities are recorded at acquisition cost and an allowance is provided if management deems that there has been an other-than-temporary decline in fair value. Unrealized gains and temporary unrealized losses are not recognized.

     Under US GAAP, investments in debt and equity securities are classified into three categories and accounted for as follows: Debt securities that the Company has the intention and ability to hold to maturity are carried at cost and classified as "held-to-maturity". Debt and equity securities that are acquired and held principally for the purpose of sale in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings. All other investment securities not otherwise classified as either "held-to-maturity" or "trading" are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in shareholders' equity.

  Treasury shares

     Under French GAAP, shares of the Company's own stock owned by the Company and its subsidiaries are recorded as marketable securities in the consolidated Financial statements if those shares are acquired to stabilize the market price or in connection with stock options granted to directors and employees.

     Under US GAAP, treasury shares are recorded as a reduction of shareholders' equity. Profit and loss on the disposal of treasury shares is recognized as an adjustment to shareholders' equity.

  Derivative Financial instruments

     Under French GAAP, the criteria for hedge accounting for derivative Financial instruments does not require documentation of specific designation to the hedged item, nor the documentation of ongoing effectiveness of the hedge relationship. Derivative Financial instruments that meet hedge criteria under French GAAP are not recorded on the consolidated balance sheet. The impact of the derivative financial instruments on the statement of income is recorded upon settlement or the payment or receipt of cash.

     Under US GAAP, derivative financial instruments for which the Company has not specifically designated or has not assessed effectiveness do not meet hedge accounting criteria. Such instruments are recorded on the consolidated balance sheet at fair value and related changes in fair value are recognized in current period net income.

     During 1998, in connection with the acquisition of 49% of the Spanish holding company that owns 56.5% of FCC, the Company has granted an option to the primary shareholder of that holding company.

     This option grants the primary shareholder the right to sell to the Company, at any time between April 18, 2000 and October 6, 2008, her remaining 51% in the holding company at a price based on the average market value of FCC's shares during the three months preceding the exercise of the option. Under French GAAP, the option is not recorded until it is exercised. Under US GAAP, a liability is recorded equal to the fair value of the put option and changes in the fair value of the option are recorded as a charge to current period earnings.

STOCK-BASED COMPENSATION

     Under French GAAP, common shares issued upon the exercise of options granted to employees and directors are recorded as an increase to share capital at the cumulative exercise price. Vivendi shares sold to employees through qualified employee stock purchase plans are reclassified from marketable securities

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

to share capital. The difference between the carrying value of the treasury shares and the cumulative exercise price by the stock purchase plan is recognized as a gain or loss in the period that the shares are sold. In accordance with French GAAP, the Company has not recorded compensation expense on stock-based plans with a discounted strike price up to 20% from the fair value of the common shares at the date of grant.

     Under US GAAP, APB Opinion No. 25 defines plans that grant or sell common shares to employees as compensatory if such plans are not open to substantially all employees and do not require the employee to make a reasonable investment in the shares, usually defined as no less than 85% of the market value at the grant date. If a plan is deemed to be compensatory, APB Opinion 25 requires that compensation arising from such plans is to be measured based on the intrinsic value of the shares granted or sold to employees. For fixed plans, the compensation expense is calculated as the difference between the fair value at the grant date and the employee strike price. Compensation expense for compensatory stock based plans is recognized in the period benefited.

PENSION PLANS

     Prior to its change in accounting policy in January 1998, the Company recorded as pension expense the benefits paid to retired employees and the premiums paid for insurance contracts for employees in service at that time. In January 1998, the Company changed its accounting policy to record pension obligations, covering all eligible employees, using the projected unit credit method.

     Under US GAAP, the projected unit credit method is required to be applied as of January 1, 1989.

     The transition obligation or fund excess determined as of January 1, 1989 is amortized over the average remaining service period of the population that was covered under the plan at that date.

     Under French GAAP, postretirement benefits other than pensions are recorded as expense when amounts are paid.

     Under US GAAP, the Company must recognize an obligation for amounts to be paid under postretirement plans, other than pensions. A postretirement transition obligation may be determined as of January 1, 1995 and amortized over the average remaining service period of employees covered by the plan. Current period charges are based on estimated future payments to expected retirees.

NEW ACCOUNTING PRONOUNCEMENTS IN THE UNITED STATES

     Statement of Financial Accounting Standards Statement of Financial Accounting Standards No. 133, "Accounting No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value. SFAS No. 137 extends the effective date to all fiscal years beginning after June 15, 2000. The Company has not yet determined the timing of adoption of SFAS No 133 and has not yet quantified the accounting consequences of this new standard.

     In March of 2000 the Emerging Issues Task Force ("EITF") of the FASB reach a consensus in EITF Issue 00-2 Accounting for Website development costs which is effective for fiscal quarters beginning after June 30, 2000. Management does not believe that the adoption of this EITF will have a material effect on the Company's accounting policies or results of operations.

     Staff Accounting Bulletin No 101, issued in December 1999, summarizes certain of the Staff views in applying generally accepted accounting principles to revenue recognition in financial statements.

     The application of this bulletin does not have a material effect on the Company's policies or result of operations.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

15B) RECONCILIATION OF EQUITY AND NET INCOME TO US GAAP

     The following is a summary reconciliation of shareholders equity, as reported in the consolidated balance sheet to shareholders, equity as adjusted for the approximate effects of the application of US GAAP for the six months ended June 30, 2000, and net income as reported in the consolidated statement of income to net income as adjusted for the approximate effects of the application of US GAAP for the six months ended June 30, 2000 and June 30, 1999 (in millions of Euros).

                                                              AT JUNE 30,
                                                                 2000
                                                              -----------
Shareholders' equity as reported in the consolidated balance
  sheet.....................................................   12,513.9
  Adjustments to conform to US GAAP:
  Currency translation adjustments..........................      (63.9)
  Business combinations / Goodwill..........................    7,479.0
  Intangible assets.........................................     (285.4)
  Leasing contracts.........................................      (12.4)
  Impairment / Real Estate..................................      (93.0)
  Public service contracts..................................      120.7
  Construction contracts....................................      (29.8)
  Reserves..................................................      155.1
  Financial instruments.....................................   (2,618.0)
  Pension plans and stock based compensation................      (12.9)
  Others....................................................     (478.7)
  Tax effect on the above adjustments.......................       99.2
                                                               --------
US GAAP Shareholders' equity................................   16,773.8
                                                               ========

                                                              FOR THE PERIOD ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000         1999
                                                              ---------    --------
Net income as reported in the consolidated statements of
  income....................................................   1,416.5       782.8
  Adjustments to conform to US GAAP:
  Currency translation adjustments..........................       2.6        32.6
  Business combinations / Goodwill..........................    (303.4)     (234.6)
  Intangible assets.........................................     (55.3)      (53.2)
  Leasing contracts.........................................       1.8         0.7
  Impairment / Real Estate..................................     (28.0)      310.0
  Public service contracts..................................       7.1         3.3
  Construction contracts....................................       0.0        (6.0)
  Reserves..................................................     (22.9)      (43.2)
  Financial instruments.....................................    (156.2)     (151.5)
  Pension plans and stock based compensation................     (99.9)     (160.9)
  Others....................................................    (372.3)        3.7
  Tax effect on the above adjustments.......................     142.7      (293.5)
                                                               -------      ------
US GAAP net income..........................................     532.8       190.3
                                                               =======      ======

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

BASIC AND DILUTED EARNINGS PER SHARE

     For US GAAP purposes, basic earning per share is computed in the same manner as earnings per share under French GAAP by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if all securities and other contracts to issue ordinary shares were exercised or converted (see note 8). Net income represents the earnings of the Company after minority interests. The computation of diluted earnings per share is as follows (in millions of Euros or millions of shares, except earnings per share):

                                                               AT JUNE 30,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Net income..................................................  532.8    190.3
                                                              -----    -----
Income before extraordinary items -- diluted................  532.8    190.3
                                                              =====    =====
Weighted average number of shares
  Outstanding -- basic......................................  566.1    476.9
                                                              =====    =====
Dilutive effect of:
  Shares issuable on exercise of dilutive options...........    2.4      2.9
  Shares attributable to stock purchase plans...............    7.5      3.0
  Shares applicable to warrants.............................    8.9      9.7
                                                              -----    -----
Weighted average number of shares
  Outstanding -- diluted....................................  584.9    492.5
                                                              =====    =====
Earnings per share:
  Basic.....................................................   0.94     0.40
                                                              =====    =====
  Diluted...................................................   0.91     0.39
                                                              =====    =====

     Debt convertible into Vivendi shares (see note 8) was not included in the computation of diluted Earning per share because to do so would have been antidilutive for the period presented.

15C) PRESENTATION OF THE BALANCE SHEET AN INCOME STATEMENT IN US GAAP FORMAT

     For purposes of presenting a consolidated condensed balance sheet as of June 30, 2000 and consolidated condensed income statements for the six-month periods ended June 30, 2000 and June 30, 1999 in a format consistent with US GAAP, the Company has reflected the financial statement impact of those reconciling differences between French GAAP and US GAAP presented in Note 15B. The subsidiaries consolidated using the proportionate method under French GAAP are still consolidated under the same method. In addition, due to the significance of CANAL+, the 2000 consolidated condensed US GAAP format financial statements reflect the deconsolidation of CANAL+ and the application of the equity method for the Company's investment in CANAL+.

OPERATING INCOME

     French GAAP defines exceptional items in a manner that differs from the definition of extraordinary items under US GAAP. As a consequence, items classified as exceptional for French GAAP purposes have been reclassified to the appropriate income statement captions determined under US GAAP. With the exception of gains and losses on sales of shares of affiliated companies, exceptional items relating to the operations of Vivendi have been included in the determination of operating income.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

OTHER INCOME

     Capital gains or losses on sales of consolidated entities or equity affiliates are considered for French GAAP purposes as extraordinary income, whereas they are classified for US GAAP purposes as other income (loss).

                                                               FOR THE PERIOD ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                   (E MILLIONS)
NET SALES(*)................................................   17,191.2     17,611.0
Cost of sales...............................................  (12,364.4)   (13,620.7)
Selling, general and administrative costs...................   (3,661.0)    (3,429.4)
OPERATING MARGIN............................................    1,165.8        560.9
Goodwill amortization.......................................     (268.1)      (198.0)
Other operating expenses and revenue........................     (289.6)      (121.8)
OPERATING INCOME............................................      608.1        241.1
Financial income............................................     (396.1)      (287.1)
Other income................................................    1,140.4        484.0
NET INCOME BEFORE TAXES, MINORITY INTEREST AND EQUITY
  INTEREST..................................................    1,352.4        438.0
Taxes.......................................................     (459.3)      (225.5)
NET INCOME BEFORE MINORITY INTEREST AND EQUITY INTEREST.....      893.1        212.5
Equity interest.............................................     (158.3)        26.0
Minority interest...........................................     (202.0)       (48.2)
Net income..................................................      532.8        190.3

---------------
*included excise taxes and contribution collected on behalf of local authorities for an amount of (euro)921.9 and (euro)903.6 for the six months ended June 30, 2000 and 1999, respectively.

                                                              AT JUNE 30,
                                                                  2000
                                                              ------------
                                                              (E MILLIONS)
Current assets..............................................     25,935
Long term assets............................................     44,858
TOTAL ASSETS................................................     70,793
Current liabilities.........................................     28,457
Long term liabilities.......................................     23,380
Minority interests..........................................      2,183
Shareholder's equity........................................     16,773
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................     70,793

15D) COMPREHENSIVE INCOME

     The concept of comprehensive income does not exist under French GAAP. In US GAAP, SFAS 130, "Reporting comprehensive income," defines comprehensive income to include, net of tax impact (in millions of euros):

     - minimum pension liability adjustments,

     - unrealized gains and losses on investment securities classified as "available for sale,"

     - foreign currency translation adjustments.

                                    VIVENDI
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

Net income for the six-month period ended June 30, 1999.....   190.3
Foreign currency translation adjustment.....................    81.4
Unrealized losses on equity securities......................   245.9
Comprehensive income at June 30, 1999.......................   517.6

Net income for the six-month period ended June 30, 2000.....   532.8
Foreign currency translation adjustment.....................    75.2
Unrealized losses on equity securities......................  (143.0)
Comprehensive income at June 30, 2000.......................   465.0

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Vivendi:

We have audited the accompanying consolidated balance sheet of Vivendi and subsidiaries (together the "Company"), as of December 31, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended, expressed in Euros. We have also audited the information presented in Note 22 and 23 and Note 25, which includes the approximate effect of the differences between accounting principles generally accepted in France and the United States on the consolidated net income and shareholders' equity of Vivendi as of December 31, 1999 and 1998 and for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. Barbier Frinault & Cie did not audit the financial statements of the Company as of and for the year ended December 31, 1998. Those statements were audited by RSM Salustro Reydel whose report has been furnished to Barbier Frinault & Cie and whose opinion, insofar as it relates to amounts included in Note 22, 23 and 25 that are based on accounting principles generally accepted in France for 1998, is based on that report.

We conducted our audit in accordance with auditing standards generally accepted in France and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts (including the conversion of certain financial information of Vivendi as of December 31, 1999 and 1998 and for the years then ended to accounting principles generally accepted in the United States) and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, (a) the financial position of Vivendi and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in France and (b) the information with respect to accounting principles generally accepted in the United States as of and for the years ended December 31, 1999 and December 31, 1998 set forth in the Note 25.

The accounting practices of the Company used in preparing the accompanying financial statements vary in certain respects from accounting principles generally accepted in the United States. A description of the significant differences between the Company's accounting practices and accounting principles generally accepted in the United States and the approximate effect of those differences on consolidated net income and shareholders' equity for the two years ended December 31, 1999 is set forth in Note 25 to the consolidated financial statements.

Barbier Frinault & Cie,                                RSM Salustro Reydel
a member firm of Arthur Andersen

/s/ Barbier Frinault & Cie                        /s/ RSM Salustro Reydel

                                 Paris, France
                                 March 10, 2000
(Except with respect to the matters discussed in Note 25 as to which the date is
                               September 6, 2000)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Vivendi:

We have audited the accompanying consolidated balance sheet of Vivendi and subsidiaries (together "the Company"), as of December 31, 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the two year period ended December 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in France which are substantially similar to those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vivendi and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for each of the two years in the two year period ended December 31, 1998 in conformity with accounting principles generally accepted in France.

The accompanying financial statements include changes in accounting policies relating to pension commitments that were adopted by certain subsidiaries of the Company as of January 1, 1997 and as of January 1, 1998 for the remaining subsidiaries of Vivendi. The Company also changed its accounting policies relating to capital leases and the use of the percentage of completion method as of January 1, 1998. These changes are described in Note 2.

                                          RSM Salustro Reydel

                                          /s/ RSM Salustro Reydel

                                 Paris, France
                                 March 10, 2000
(Except with respect to the matters discussed in Note 25 as to which the date is
                               September 6, 2000)

                                    VIVENDI

                     CONSOLIDATED BALANCE SHEETS -- ASSETS

                                                                        AT DECEMBER 31,
                                                             -------------------------------------
                                                    NOTES        1999          1999         1998
                                                    -----    ------------    ---------    --------
                                                             ($ MILLIONS)        (E MILLIONS)
GOODWILL, NET.....................................    3         9,927.0       10,388.6     4,514.9
OTHER INTANGIBLE ASSETS, NET......................    4         8,296.1        8,681.9     3,282.7
Property plant and equipment......................             25,388.5       26,569.1    18,641.1
Publicly-owned utility networks...................              3,808.7        3,985.8     1,206.3
Accumulated depreciation..........................            (10,107.5)     (10,577.5)   (7,605.3)
                                                              ---------      ---------    --------
PROPERTY, PLANT AND EQUIPMENT, NET................    6        19,089.7       19,977.4    12,242.1
Investments accounted for using the equity
  method..........................................    5           747.2          781.9     1,738.1
Investments accounted for using the cost method...    7         2,308.3        2,415.6       668.6
Portfolio investments held as fixed assets
  (securities)....................................    7           510.6          534.4       876.3
Portfolio investments held as fixed assets
  (others)........................................    7         2,447.3        2,561.1     2,749.9
                                                              ---------      ---------    --------
FINANCIAL ASSETS..................................              6,013.4        6,293.0     6,032.9
                                                              ---------      ---------    --------
TOTAL LONG-TERM ASSETS............................             43,326.2       45,340.9    26,072.6
Inventories and work-in-progress..................    8         4,682.6        4,900.3     2,996.0
Accounts receivable...............................    9        21,396.8       22,391.7    13,369.2
Short-term loans..................................              2,900.7        3,035.6     2,078.8
Cash, cash equivalents and marketable
  securities......................................   10         6,792.6        7,108.5     4,465.8
                                                              ---------      ---------    --------
TOTAL CURRENT ASSETS..............................             35,772.7       37,436.1    22,909.8
                                                              ---------      ---------    --------
TOTAL ASSETS......................................             79,098.9       82,777.0    48,982.4
                                                              =========      =========    ========

For periods presented prior to January 1, 1999, the Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to the Consolidated Financial Statements).

  The accompanying notes are an integral part of these consolidated financial statements.

                                    VIVENDI

      CONSOLIDATED BALANCE SHEETS -- LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                        AT DECEMBER 31,
                                                              ------------------------------------
                                                     NOTES        1999          1999        1998
                                                     -----    ------------    --------    --------
                                                              ($ MILLIONS)        (E MILLIONS)
Share capital......................................              3,130.5       3,276.1     2,431.0
Additional paid-in capital.........................              4,157.5       4,350.8     3,429.1
Retained earnings..................................              3,120.2       3,265.3     1,980.1
                                                                --------      --------    --------
TOTAL SHAREHOLDERS' EQUITY.........................   11        10,408.2      10,892.2     7,840.2
MINORITY INTERESTS.................................   12         3,872.3       4,052.4     2,423.0
DEFERRED INCOME....................................              1,248.4       1,306.4       715.4
RESERVES AND ALLOWANCES............................   14         6,577.5       6,883.3     5,931.7
SUBORDINATED DEBT..................................   13           170.4         178.3       174.0
Non-recourse project financing.....................   13         1,140.0       1,193.0     1,059.7
Other financial long-term debt.....................   13        17,068.0      17,861.7     8,722.8
                                                                --------      --------    --------
LONG-TERM DEBT.....................................   13        18,208.0      19,054.7     9,782.5
OTHER LONG-TERM LIABILITIES........................              1,490.9       1,560.2       987.7
                                                                --------      --------    --------
TOTAL LONG-TERM LIABILITIES........................             41,975.7      43,927.5    27,854.5
Accounts payable...................................   15        22,773.1      23,832.1    16,077.3
Bank overdrafts and other short-term borrowings....             14,350.1      15,017.4     5,050.6
                                                                --------      --------    --------
TOTAL CURRENT LIABILITIES..........................             37,123.2      38,849.5    21,127.9
                                                                --------      --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........             79,098.9      82,777.0    48,982.4
                                                                ========      ========    ========

For periods presented prior to January 1, 1999, the Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to the Consolidated Financial Statements).

  The accompanying notes are an integral part of these consolidated financial statements.

                                    VIVENDI

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  AT DECEMBER 31,
                                                ---------------------------------------------------
                                       NOTES        1999          1999         1998         1997
                                       -----    ------------    ---------    ---------    ---------
                                                ($ MILLIONS)               (E MILLIONS)
REVENUE..............................             39,773.1       41,622.5     31,737.1     25,476.6
Other revenue........................              1,864.6        1,951.3      1,516.8        954.6
Purchases and external costs.........            (22,659.2)     (23,712.9)   (18,575.3)   (14,810.9)
Personnel costs......................             (9,906.6)     (10,367.3)    (8,165.8)    (6,760.5)
Taxes................................               (629.9)        (659.2)      (627.9)      (475.7)
Other operating expenses.............             (3,642.4)      (3,811.8)    (2,662.5)    (2,434.3)
Depreciation and amortization........             (2,559.3)      (2,678.3)    (1,831.7)    (1,314.0)
Employee profit-sharing..............                (61.0)         (63.8)       (59.3)       (40.3)
OPERATING INCOME.....................              2,179.3        2,280.5      1,331.4        595.5
                                                 ---------      ---------    ---------    ---------
Financial (expenses) income..........                (54.7)         (57.2)       307.3       (180.5)
Financial provisions.................               (155.7)        (162.9)      (298.0)      (120.8)
NET FINANCIAL (EXPENSES) INCOME......               (210.4)        (220.1)         9.3       (301.3)
                                                 ---------      ---------    ---------    ---------
INCOME FROM OPERATIONS BEFORE
  EXCEPTIONAL ITEMS AND INCOME
  TAXES..............................              1,968.9        2,060.4      1,340.7        294.2
                                                 ---------      ---------    ---------    ---------
Exceptional items....................               (873.7)        (914.3)        42.7      1,777.5
Depreciation, amortization and
  provisions on exceptional items....                 73.1           76.5        206.6       (898.9)
INCOME BEFORE INCOME TAXES, GOODWILL
  AMORTIZATION, EQUITY INTEREST AND
  MINORITY INTEREST..................              1,168.3        1,222.6      1,590.0      1,172.8
                                                 ---------      ---------    ---------    ---------
Income taxes and deferred tax........   16           758.0          793.2        (90.0)      (194.7)
INCOME BEFORE GOODWILL AMORTIZATION,
  EQUITY INTEREST AND MINORITY
  INTEREST...........................              1,926.3        2,015.8      1,500.0        978.1
                                                 ---------      ---------    ---------    ---------
Goodwill amortization................               (584.8)        (612.0)      (209.5)      (374.7)
INCOME BEFORE EQUITY INTEREST AND
  MINORITY INTEREST..................              1,341.5        1,403.8      1,290.5        603.4
                                                 ---------      ---------    ---------    ---------
EQUITY IN NET INCOME OF AFFILIATES...                 31.4           32.9         42.5        103.6
Minority interest....................                 (5.1)          (5.3)      (212.2)       115.1
NET INCOME...........................              1,367.8        1,431.4      1,120.8        822.1
                                                 =========      =========    =========    =========

For periods presented prior to January 1, 1999, the Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to the Consolidated Financial Statements).

                                    VIVENDI

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                           ADDITIONAL
                                                 SHARE      PAID-IN      RETAINED      NET       SHAREHOLDERS'
                                       NOTES    CAPITAL     CAPITAL      EARNINGS     INCOME        EQUITY
                                       -----    -------    ----------    --------    --------    -------------
                                                                (E MILLIONS)
BALANCE AT DECEMBER 31, 1996.........           1,869.2      2,358.3       609.6        297.7       5,134.8
Net income for the year 1997.........                                                   822.1         822.1
Foreign currency translation
  adjustment.........................                                      208.4                      208.4
Dividends paid and net income
  appropriation......................                                       71.9       (297.7)       (225.8)
Goodwill.............................                          (31.9)                                 (31.9)
Capital increase.....................    11       174.3        910.9                                1,085.2
Release of revaluation surplus and
  other..............................                                     (146.1)                    (146.1)
                                                -------     --------     -------     --------      --------
BALANCE AT DECEMBER 31, 1997.........           2,043.5      3,237.3       743.8        822.1       6,846.7
Changes in accounting methods........    11                               (226.8)                    (226.8)
                                                -------     --------     -------     --------      --------
RESTATED NET TOTAL AT DECEMBER 31,
  1997...............................           2,043.5      3,237.3       517.0        822.1       6,619.9
Net income for the year 1998.........                                                 1,120.8       1,120.8
Foreign currency translation
  adjustment.........................                                     (168.7)                    (168.7)
Dividends paid and net income
  appropriation......................                                      516.2       (822.1)       (305.9)
Goodwill.............................    11                   (579.0)                                (579.0)
Capital increase.....................    11       387.5        770.8                                1,158.3
Release of revaluation surplus and
  other..............................                                       (5.2)                      (5.2)
                                                -------     --------     -------     --------      --------
BALANCE AT DECEMBER 31, 1998.........           2,431.0      3,429.1       859.3      1,120.8       7,840.2
Net income for the year 1999.........                                                 1,431.4       1,431.4
Foreign currency translation
  adjustment.........................                                      383.3                      383.3
Dividends paid and net income
  appropriation......................                                      707.3     (1,120.8)       (413.5)
Goodwill.............................  3&11                 (4,310.3)                              (4,310.3)
Capital increase.....................    11       845.1      5,232.0                                6,077.1
Release of revaluation surplus and
  other..............................                                     (116.0)                    (116.0)
                                                -------     --------     -------     --------      --------
BALANCE AT DECEMBER 31, 1999.........           3,276.1      4,350.8     1,833.9      1,431.4      10,892.2
                                                =======     ========     =======     ========      ========

For periods presented prior to January 1, 1999, the Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to the Consolidated Financial Statements).

  The accompanying notes are an integral part of these consolidated financial statements.

                                    VIVENDI

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------
                                                                 U.S. $                   EUROS
                                                              ------------   -------------------------------
                                                                  1999         1999        1998       1997
                                                              ------------   ---------   --------   --------
                                                              ($ MILLIONS)            (E MILLIONS)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................     1,367.8       1,431.4    1,120.8      822.1
  Adjustments to reconcile net income to net cash provided
    by operating activities.................................
    Depreciation and amortization...........................     3,334.6       3,489.7    2,125.0    2,822.3
    Financial provisions....................................       155.7         162.9      298.0      120.8
    Gains on sale on property and equipment and financial
     assets, net............................................      (640.2)       (670.0)    (297.9)  (2,120.7)
    Undistributed earnings of affiliate, net................        48.5          50.8       38.8      (27.4)
    Deferred taxes..........................................      (976.7)     (1,022.1)    (279.4)      53.9
    Minority interests......................................         5.1           5.3      212.2     (115.1)
    Net changes in current assets and liabilities:
      Prepaid, deferrals and accruals.......................    (1,045.7)     (1,094.3)    (536.1)    (423.5)
      Other working capital.................................      (902.3)       (944.3)     216.5      468.8
                                                               ---------     ---------   --------   --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...............     1,346.8       1,409.4    2,897.9    1,601.2
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.................    (5,444.1)     (5,697.3)  (3,942.1)  (2,289.9)
  Proceeds from sale of property, plant and equipment.......     1,043.6       1,092.1      191.7      289.1
  Purchase of investments...................................   (11,439.8)    (11,971.7)  (2,229.0)  (3,139.4)
  Sales of investments......................................     2,584.3       2,704.5    2,532.7    2,950.0
  Purchase of portfolio investments.........................      (684.6)       (716.4)    (168.1)    (169.4)
  Sales of portfolio investments............................       643.4         673.3      579.3      283.6
  Disbursement on notes receivables.........................    (1,071.2)     (1,121.0)    (522.1)    (576.6)
  Principal payment on notes receivables....................     1,760.0       1,841.8      192.1      600.0
  Net (increase) decrease in short-term financial
    receivables.............................................      (115.3)       (120.7)   1,421.2     (491.9)
  Purchase of treasury shares held as marketable
    securities..............................................    (1,339.5)     (1,401.8)    (288.7)    (252.1)
  Sales (purchases) of other marketable securities..........     1,109.4       1,161.0     (692.8)    (309.8)
                                                               ---------     ---------   --------   --------
    NET CASH USED IN INVESTING ACTIVITIES...................   (12,953.8)    (13,556.2)  (2,925.8)  (3,106.4)
CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term borrowings..........     8,861.3       9,273.4   (1,384.2)  (1,675.3)
  Proceeds from insurance of borrowings and other long-term
    debt....................................................    11,175.9      11,695.6    2,850.7    1,868.3
  Principal payment on borrowings and other long-term
    debt....................................................    (9,459.6)     (9,899.5)  (1,042.4)    (853.2)
  Net proceeds from issuance of common stock................     3,149.1       3,295.5      146.8    2,381.4
  Purchase of treasury stock................................      (129.3)       (135.3)        --         --
  Cash dividends paid.......................................      (462.3)       (483.8)    (348.3)     (56.8)
                                                               ---------     ---------   --------   --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............    13,135.1      13,745.9      222.6    1,664.4
Effect of foreign currency exchange rate changes on cash and
  cash equivalents..........................................        (1.4)         (1.5)      89.3       36.1
                                                               ---------     ---------   --------   --------
CHANGE IN CASH AND CASH EQUIVALENTS.........................     1,526.7       1,597.6      284.0      195.3
                                                               =========     =========   ========   ========
CASH AND CASH EQUIVALENTS:
  Beginning.................................................     1,208.0       1,264.2      980.2      784.9
  Ending....................................................     2,734.6       2,861.8    1,264.2      980.2
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for:
    Interest................................................       833.2         871.9      408.0      334.0
    Income taxes............................................       353.1         369.5      140.8      181.4
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Acquisition:
    Purchase of affiliates by issuance of common stock......     2,126.3       2,225.2      923.1       41.9
    Issuance of common stock in settlement of note
     payable................................................       592.1         619.6      150.0      768.5
    Issuance of common stock in settlement of dividends.....                                           162.4

For periods presented prior to January 1, 1999, the Consolidated Financial Statements have been prepared in French francs and translated into euros using the official fixed exchange rate E1 = FF 6.55957, applicable since January 1, 1999 (see Note 2 to the Consolidated Financial Statements).

  The accompanying notes are an integral part of these consolidated financial statements.

                                    VIVENDI

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) BUSINESS DESCRIPTION

     Vivendi, together with its subsidiaries and investees ("Vivendi" or the "Company"), a French corporation (Societe Anonyme) provides a broad range of services mainly in three primary business sectors: Communication and Environmental Services, which are the two core business sectors of the Company, and Construction and Real Estate, whose activities the Company has been reducing.

     Incorporated in 1853, where it originally supplied water in French cities, the Company experienced mostly internal growth until the early 1980s, when it significantly diversified its environmental activities by entering the waste management, energy and transportation businesses. The Company entered into the communication sector, through its participation in the establishment of the first French pay television service, CANAL+, in 1983, and in 1987 by launching Societe Francaise du Radiotelephone ("SFR"), the first private mobile telephony operator in France. In addition, the Company entered the multimedia and publishing sector through the acquisition of Havas (1998) and Cendant Software
(1998). In 1988, the Company reinforced operations in the construction sector through the purchase of Societe Generale d'Entreprises ("Vinci"), a French building and civil engineering company.

     Following is a brief description of the operating activities in each of the business sectors:

COMMUNICATION (TELECOMMUNICATION, MULTIMEDIA AND PUBLISHING, AUDIOVISUAL AND INTERNET SEGMENTS)

     The Company provides a wide variety of communication, entertainment and educational products and services, from mobile telephony and Internet services to film production and publishing. The primary focus of the communication business is on developing integrated telecommunication and multimedia services for the European market and establishing and developing Internet websites and services.

ENVIRONMENTAL SERVICES (WATER, WASTE MANAGEMENT, ENERGY, TRANSPORTATION AND FOMENTO DE CONSTRUCCIONES Y CONTRATAS ("FCC") SEGMENTS)

     The Company is a provider of environmental management services to a wide range of public authorities and industrial, commercial and residential customers. The Company offers a variety of integrated services, including water treatment and system operation, waste management, energy services and power generation, and transportation services. The Company also jointly controls FCC, a Spanish publicly listed multi-services environmental and construction company.

CONSTRUCTION AND REAL ESTATE SEGMENTS

     As part of the on-going strategy of the Company of focusing on Communication and Environmental services, the Company decided in 1999 to reduce its activities in the real estate and construction businesses. The Company will retain certain real estate assets consisting primarily of investments arising out of past real estate development projects. In January 2000, the Company has reduced its stake in the Construction Group, Vinci to 16.9% and in July 2000 the Company has sold Nexity to institutional investors.

2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

     The consolidated financial statements of Vivendi have been prepared in accordance with accounting principles generally accepted in France ("French GAAP"). The financial statements of foreign subsidiaries have, when necessary, been adjusted to comply with French GAAP. French GAAP differs in certain respects from accounting principles generally accepted in the United States. A description of these differences and their effects on net income and shareholders' equity is set forth in Note 25. The financial

                                    VIVENDI
statements have been formatted in the original French GAAP financial statements presentation and where necessary have been modified to include certain additional disclosures in order to conform more closely with the content of financial statements required by the generally accepted accounting principles in the United States ("US GAAP").

CONVENIENCE TRANSLATIONS

     The consolidated balance sheet and consolidated statements of income and cash flows include amounts as of and for the year ended December 31, 1999 denominated in millions of U.S. dollars. These amounts are presented as permitted convenience translations under Rule 3-20 of Regulation S-X of the U.S. Securities and Exchange Commission and have been prepared using an exchange rate of U.S.$1 to E1.0465, which was the exchange rate as of June 30, 2000. Convenience translations are presented solely for the convenience of the reader of these financial statements and should not be construed as representations that the local currency has been, could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

PRINCIPLES OF CONSOLIDATION

     All material companies in which Vivendi has legal or effective control are consolidated. The Company consolidates Cegetel and CANAL+, in which it owns less than 50% of the voting shares. The Company has a direct and indirect ownership interest in Cegetel totaling 44%. Cegetel is consolidated because, through a shareholders' agreement, the Company has a majority of the shareholder voting rights. The Company has a 49% direct ownership interest in CANAL+. With respect to CANAL+, the Company has the ability to control major decisions through its Board representatives and through its participation on the Compensation Committee of the Board. The Company has a direct and indirect ownership interest in Societe Generale d'Enterprises ("S.G.E.," renamed Vinci in 2000) totaling 49.2%. Pursuant to a decision of a general meeting of the shareholders of S.G.E., double voting rights were granted to all shares held by the same shareholder for at least two years. As a result of this decision, the Company controls S.G.E. as of December 31, 1999 through its holding of 62.97% of the voting rights. In addition, the Company only consolidates the subsidiary if no other shareholder or group of shareholders exercise substantive participating rights, which would allow those shareholders to veto or block decisions taken by the Company. The Company uses the equity method of accounting for its investments in certain subsidiaries in which it owns less than 20% of the voting shares. In these situations, the Company exercises significant influence over the operating and financial decisions of the subsidiary either (a) through a disproportionate representation on the subsidiary's board of directors, e.g., the percentage of directors appointed to the board by the Company is greater than the percentage of its shareholding interest and those directors allow the Company to exercise significant influence, and (b) because there is no other shareholder with a majority voting ownership in the subsidiary, which is a consideration under French accounting principles to determine whether significant influence exists, or (c) because the Company exercises substantive participating rights, through shareholders agreements, that allow the Company to veto or block decisions taken by the subsidiary board. Significant investments in which Vivendi has 20% to 50% ownership or otherwise exercises significant influence are accounted for under the equity method. The proportionate method of consolidation is used for investments in jointly controlled companies, where Vivendi and outside shareholders have agreed to exercise joint control over significant financial and operations policies. For such entities, the Company records its proportionate interest in the balance sheet and income statement accounts. All other investments in affiliates which are not consolidated are accounted for at cost. Subsidiaries acquired are included in the consolidated financial statements as of the acquisition date or the most recent balance sheet date. All material intercompany transactions have been eliminated. In the case of proportionally consolidated companies, intercompany transactions are eliminated on the basis of Vivendi interest in the company involved.

                                    VIVENDI

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ significantly from these estimates.

     Significant estimates made by management in the preparation of these financial statements include amounts for pension liabilities, deferred taxes, valuation estimates for long-lived assets, total gross revenue on film and television rights, as well as recorded and disclosed amounts for certain financial instruments.

INTRODUCTION OF THE EURO

     Since the introduction of the euro on January 1, 1999, the functional and reporting currency of the Company has been the euro. Prior to this date, the functional and reporting currency of the Company was the French franc. Consequently, prior periods have been restated from French francs into euros using the official fixed exchange rate E1 = FF 6.55957. These restated financial statements depict the same trends as the financial statements previously prepared using the French franc. Further, the restated financial statements will not be comparable to financial statements of other companies that report in euros and have restated prior periods from currencies different than the French franc.

TRANSLATION OF FOREIGN SUBSIDIARIES' FINANCIAL STATEMENTS

     Balance sheets, statements of income and cash flows of subsidiaries whose functional currency is different from that of the parent are translated into the reporting currency at the applicable year-end exchange rates. Translation gains and losses are recorded in retained earnings. The exchange rates of the significant currencies of non-euro countries used in the preparation of the consolidated financial statements were as follows:

                                                              1999     1998     1997
                                                              -----    -----    -----
US dollar...................................................  0.995    0.857    0.913
Pound sterling..............................................  1.608    1.418    1.512

     For subsidiaries operating in countries where the local currency is deemed to be highly inflationary, balance sheets and statements of income and cash flows are translated into a stable currency of a country that has a similar economy. Related translation gains or losses are recorded in current period earnings. These financial statements are then translated from the stable currency into the reporting currency using year-end exchanges rates, and related translation gains or losses are recorded in retained earnings.

     Subsequent to December 31, 1998, balance sheets, statements of income and cash flows of subsidiaries located in countries that have adopted the Euro as their official currency are translated from the former national currencies to the Euro at the official fixed exchange rates that have been established as of January 1, 1999 and are no longer subject to fluctuation.

REVENUE RECOGNITION

     Revenue is recorded when title passes to the customer or when services are rendered in accordance with contracts. Title passes to the customer when goods are shipped. Revenues relating to specific sectors are discussed in applicable sections of this footnote.

GOODWILL AND BUSINESS COMBINATIONS

     All business combinations are accounted for as purchases or mergers. Under the purchase accounting method, assets acquired and liabilities assumed are recorded at fair value. The excess of the purchase price

                                    VIVENDI
over the fair value of net assets acquired, if any, is capitalized as goodwill and amortized over the estimated period of benefit on a straight-line basis. The amortization periods for goodwill range from 10 to 40 years.

     Certain significant acquisitions have been accounted for as mergers as permitted under French GAAP. Under this method, the assets and liabilities of the acquired company are accounted for at historical cost. Goodwill corresponds to the difference between the value of shares issued and the equity of ownership interests acquired, valued at historical cost.

     In accordance with French GAAP, for transactions where acquisitions are completed through issuance of capital, the portion of goodwill attributable to such proceeds may be charged to shareholders' equity, up to the amount of the related share premium.

OTHER INTANGIBLE ASSETS

     Market share and editorial resources (see accounting policies specific to the communication sector) are not amortized.

     Start-up costs relating to the implementation of new activities including pre-operating costs and film development rights, are amortized over their estimated useful life.

     Other intangible assets include costs incurred to obtain contracts, such as mobile subscribers acquisition costs and fees paid to local authorities for public services contracts. Subscribers acquisition costs are amortized over the contract period of 12 months. Fees paid to local authorities are amortized over the duration of the contract, which is up to 30 years.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following useful lives:

                                                              ESTIMATED USEFUL LIVES
                                                                     IN YEARS
                                                              ----------------------
Buildings...................................................         20 to 50
Equipment and machinery.....................................          3 to 15

     Assets financed by leasing contracts that include a purchase option (known in France as "credit-bail") are capitalized and amortized over the shorter of the lease term or the estimated useful lives of the assets. Amortization expense on assets acquired under such leases is included with depreciation and amortization expense.

VALUATION OF LONG-LIVED ASSETS

     The carrying value of long-lived assets, including goodwill and other intangible assets, is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. Should impairment be indicated, a valuation allowance is established, based on estimated fair value.

FINANCIAL ASSETS

  Investments accounted for using the cost method

     Investments in unconsolidated affiliates are carried at cost. Any negative difference between carrying value and fair value that is determined to be other than temporary is reserved.

                                    VIVENDI

  Portfolio investments held as fixed assets

     Portfolio and other investments include unlisted and listed equity securities of unconsolidated subsidiaries and long-term loans that are recorded at cost. When fair value is less than cost and is determined to be other than temporary, a valuation allowance may be provided. Estimated fair value is determined on the basis of Vivendi's share of the equity of the companies concerned adjusted to market value in the case of listed securities, and of their earnings growth prospects.

INVENTORIES AND WORK-IN-PROGRESS

     The Company values inventories according to the provisions of the French Commercial Code, either on a first-in-first-out or a weighted average cost basis. Inventories are stated at the lower of cost or net realizable value. Work-in-progress consists primarily of long-term contracts incurred in the Construction and Real Estate sector.

DEFERRED TAXES

     Deferred tax assets are recognized for deductible timing differences, net tax operating loss carryforwards and tax credit carryforwards. Deferred tax liabilities are recognized for taxable timing differences. Deferred tax assets are recorded at their estimated net realizable value. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the enactment date.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash and cash equivalents include all cash balances and short-term highly liquid investments with original maturities of three months or less at the time of purchase and are stated at cost which approximates their fair value.

     Marketable securities include Vivendi treasury shares and other highly liquid investments. Vivendi treasury shares are classified as marketable securities when they are acquired to stabilize the market price of Vivendi shares or in connection with stock options granted to directors and employees. Treasury shares held for other reasons are recorded as an offset to shareholders' equity. Marketable securities are carried at cost, and a valuation allowance is provided if the fair value is less than the carrying value.

PENSION PLANS

     Vivendi has several pension plans that cover substantially all employees. Vivendi determines its pension obligations using the projected unit credit method. This method considers the probability of personnel remaining with Vivendi until retirement, the foreseeable changes in future compensation, and the appropriate discount rate for each country in which Vivendi maintains a pension plan. This results in the recognition of pension-related assets or liabilities, and the recognition of the related net expenses over the estimated term of service of the employees.

     Vivendi's employees in France and most other European countries are eligible, for severance pay pursuant to applicable law immediately upon termination. Vivendi reserves for such employee termination liabilities using the projected unit credit method.

     Prior to 1998, Vivendi only recorded the benefits paid to retired employees and the premiums paid for insurance contracts that covered pension benefits and retirement indemnities for employees in service at that time as pension expenses.

                                    VIVENDI

STOCK BASED COMPENSATION

     Vivendi has adopted stock option incentive plans that grant options on its common shares to certain directors and officers. The purpose of these stock option plans is to align the interest of management with the interest of shareholders by providing certain officers and other key employees with additional incentives to increase the Company's performance on a long-term basis. Shareholders' equity is credited for the cumulative strike price to reflect the issuance of shares upon the exercise of options. Treasury shares that are held by the Company to fulfill its obligations under stock options granted have been recorded in the balance sheet as marketable securities and are carried at the lower of their historical cost or fair value. Vivendi recognizes any resulting holding gain or loss in the period that the shares are sold to the plan.

     The Company also maintains employee stock purchase plans that allow substantially all full-time employees of Vivendi and certain of its subsidiaries to purchase shares of Vivendi. Shares purchased by employees under these plans are subject to certain restrictions over the sale or transfer of the shares by employees for a five-year period. The shares are sold to employees at a discount of 20% from the average market price of Vivendi stock over the last 20 business days prior to the date that the share grant is authorized by the Board of Directors.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company manages certain of its financial risks by using derivative financial instruments that qualify as hedges.

     The Company primarily uses interest rate swaps and caps to manage interest rate risks relating to its funding costs. The goal of these swaps is, depending on the circumstances involved, to modify from fixed to floating rates and from floating to fixed as well as to modify the underlying index on floating rate debt. The goal of the interest caps is to limit the upside risk relating to floating rate debt. Interest rate swaps that modify borrowings or designated assets are accounted for on an accrual basis. Premiums paid for interest rate caps are expensed as incurred.

     The Company uses currency swaps and forward exchange contracts to manage its foreign currency risk. Forward exchange contracts are used to hedge firm and anticipated transactions relating to assets denominated in foreign currencies. Currency rate swaps are used to modify the interest rate and currency of foreign denominated debt. Gains and losses arising from the change in the fair value of currency instruments that qualify for hedge accounting treatment are deferred until related gains or losses on hedged items are realized.

     Other derivative financial instruments are used by the Company to hedge a part of public debt with principal repayment terms based on the value of Vivendi stock. These instruments effectively modify the principal terms to a fixed amount and the rates to floating rates.

     Any financial instruments that do not qualify as hedges for financial reporting purposes are recorded at the lower of cost or fair value in other current assets or liabilities and the profit or loss relating to the periodic change in fair value is recorded as income or expense in the current period.

FOREIGN CURRENCY TRANSACTIONS

     Foreign currency transactions are converted into euros at the exchange rate on the transaction date. At year-end, receivables and payables denominated in foreign currencies are translated into euros at the year-end exchange rates. The resulting exchange losses are expensed in the current period earnings and unrealized gains are deferred.

                                    VIVENDI

     Exchange losses on borrowings denominated in foreign currencies that qualify as hedges of net investments in foreign subsidiaries are included as translation adjustments as a separate component of shareholders' equity.

RESEARCH AND DEVELOPMENT

     The Research and Development costs are expensed as incurred. Research and Development costs were E121 million, E62 million and E46 million for the years ended December 31, 1999, 1998 and 1997, respectively.

ACCOUNTING FOR INTERNAL USE SOFTWARE

     Direct internal and external costs incurred to develop computer software for internal use are capitalized during the application development stage and otherwise expensed. Such costs are amortized over their useful life. Policies applied by specific sectors are discussed in applicable sections of this footnote.

ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED

     All costs incurred to establish the technological feasibility of a computer software product to be sold, leased, or otherwise marketed are research and development costs. Such costs are charged as expenses as they are incurred. The technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications. The period between establishing the technological feasibility and the generation of a working model of the software to be marketed is not material; therefore, the Company expenses all costs relating to external use software.

ADVERTISING COSTS

     The cost of advertising is expensed as incurred; however, certain costs specifically related to the change of Company corporate name have been capitalized and amortized over 3 years.

EARNINGS PER SHARE

     Earnings per share is based on net income after taxes divided by the weighted average number of common shares outstanding.

ACCOUNTING POLICIES SPECIFIC TO THE COMMUNICATION SECTOR

  Audiovisual segment

     Revenue from broadcast advertising is recognized when commercials are aired. Revenue from television subscription services related to cable and satellite programming services is recognized as the services are provided. Revenue from the theatrical distribution of motion pictures is recognized when the motion pictures are exhibited.

     Film and television rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Television broadcast programming licenses and rights and related liabilities are recorded at contractual price when the screening certificate is obtained or from the signature date of the contract, if later. Films and television production costs are expensed based on the ratio of the current period's gross revenue to estimated total gross revenue from all sources on an individual production basis. Revenue estimates are reviewed periodically and amortization is adjusted accordingly.

                                    VIVENDI

     Television network and station rights for theatrical movies and other long-term programming are charged to expense primarily on the usage of programs. Multi-year sports rights are charged to expense over the term of the contract.

     Estimates of total gross revenue can change significantly due to a variety of factors, including the level of market acceptance of the film and television products, advertising rates and subscriber fees. Accordingly, revenue estimates are reviewed periodically and the related asset amortization is adjusted prospectively, if necessary. Such adjustments could have a material effect on results of operations in future periods.

  Telecommunication segment

     Revenue from the telecommunication segment are recognized when the services are provided. Telecommunication subscription revenue fees are deferred and recognized over the contract term, generally 12 months. Prepaid telecommunication fees are deferred and recognized when minutes are used.

     Discounts granted to customers represent mobile purchase incentives (service credit for 12 months) and discounts on packs (mobile granted access to an SFR flat-rate tariff including connection). These discounts are treated as a reduction in revenue, and are spread over 12 months from the date the line is put into service.

  Internet segment

     Website development costs are expensed as incurred.

  Multimedia and publishing segment

     Revenue in the publishing segment is comprised of magazine advertising revenue which is earned when the advertisement runs and publication subscription revenue which is recognized over the term of the subscription on a straight-line basis. In addition, revenue in this segment is generated from book and software sales which is recognized when legal title to goods transfers upon shipment to the retailer.

ACCOUNTING POLICIES SPECIFIC TO THE ENVIRONMENTAL SERVICES SECTOR

  Contractual Environment

     Vivendi holds public service contracts relating to its operations in water distribution and treatment, district heating networks, urban transportation and waste collection and treatment. Under the French legal system, there are three primary types of public service contracts: "Affermage" (public service management) where the operator is granted the obligation to manage and maintain facilities owned and financed by local authorities, "Concession", facility management contracts which are similar to a BOT (Build Operate Transfer agreements) and contracts presenting mixed characteristics of "Affermage" (public service management) and "Concession" contracts.

     In France, Vivendi mainly operates "Affermage" (public service management) contracts.

  Revenue Recognition

     Revenue is recognized when services are rendered.

  Facilities

     Facilities operated by the Company are generally financed by local authorities and remain their property throughout the contract period. Individual facilities financed by the Company as a consequence of

                                    VIVENDI
specific contractual terms are recorded as fixed assets and depreciated to their estimated residual value, if any, on the shorter of their economic useful lives or the contract's term. Wherever the contract's term is shorter than the economic useful life of the asset, such depreciation is classified as a liability as a financial depreciation.

  Commitments to maintain and repair assets

     Vivendi generally assumes a contractual obligation to maintain and repair facilities managed through public service contracts. Corresponding repair and maintenance costs are expensed as incurred, except for some investments in joint ventures where these costs are accrued in advance.

  Fees paid to local authorities

     Vivendi does not have any obligation for compensation payments to local authorities during the contract period, except for fees that have been agreed by both parties and formally defined by the contract.

     Vivendi's policy is to expense as incurred fees that are paid to local authorities when these fees are paid annually and to amortize these costs on a straight-line basis when the fees consist of payments at the beginning of the contract.

  Landfill capitalization and depletion

     Landfill sites are carried out at cost and amortized ratably using the units of production method over the estimated useful life of the site as the airspace of the landfill is consumed.

     Landfill costs include capitalized engineering and other professional fees paid to third parties incurred to obtain a disposal facility permit.

     When the Company determines that the facility cannot be developed or the likelihood of grant of the permit cannot be documented before its final authorization, as it is the case in France and the U.K., these costs are expensed as incurred.

  Landfill closure and post-closure costs

     The Company has financial obligations relating to closure and post-closure costs and the remediation of disposal facilities it operates or is otherwise responsible for. The Company accrues a reserve for these estimated future costs pro rata over the estimated useful life of the facilities.

ACCOUNTING POLICIES SPECIFIC TO THE CONSTRUCTION AND REAL ESTATE SECTOR

  Real Estate segment

     Real estate companies recognize revenue on real estate development projects using the percentage-of-completion method when certain criteria are met or upon consummation of the sales contract and delivery of the real estate. Unsold units are included in work-in-progress at the lower of carrying value or estimated fair value at completion less cost to sell.

     For rental properties, the difference between rental income and operating costs is charged to earnings. Provisions are made, as appropriate, to reduce rental properties to the lower of cost or fair value.

  Construction contracts

     Construction companies recognize margin using the percentage of completion method. The percentage of completion method was adopted on January 1, 1998 by companies operating in the Construction and Real Estate business segments for contracts in excess of six months in duration. Contracts in these sectors

                                    VIVENDI
with an anticipated duration of less than six months are accounted for under the completed contract method. For building and civil engineering and road works, the Company recognizes percentage of completion based upon the unit of work performed method. This "technical progress" is measured by Company engineers based upon procedures approved by management. For other activities where the measurement of technical progress is not practicable, progress is measured by the ratio of costs incurred in the period to the total estimated costs of the contracts.

     The Company determines substantial completion of a contract whenever work has been accepted by clients. This approval is materialized by the signature by the client of a specific report.

     The Company recognizes costs related to claims as incurred whereas revenues are recognized when they are approved by the customer. If the additional costs are not the result of deficiencies in the contractor's performance, such revenues are nevertheless recognized if assessed by management as having a legal basis in the contract, were unforeseen at the contract date, are based on reasonable, identifiable, verifiable costs which are probable to result in additional revenue.

     Over the period of construction costs and revenues at completion are periodically revised to take into account identified modifications of the terms of the contract. Impacts of such changes in estimated gross profit are recognized in the income of the period if the Company becomes aware of them prior to the issuance of the financial statements. In addition, whenever a loss at completion becomes probable due to these changes, a provision to cover the loss is made.

CHANGE IN ACCOUNTING PRINCIPLES

     As of January 1, 1997, for certain subsidiaries of the Company and as of January 1, 1998, for the remaining other subsidiaries, Vivendi adopted new accounting principles pursuant to changes in French GAAP for pensions. As of January 1, 1998 and pursuant to recommendations made by the "Conseil National de la Comptabilite" on June 18, 1997, Vivendi adopted new accounting principles pursuant to changes in French GAAP for capital leases and long-term construction contracts. These changes were made to more closely align the Company's accounting practices to International Accounting Standards. The cumulative effects of these changes in accounting principles were to increase 1998 net income by E10.3 million and to decrease retained earnings by E226.8 million.

NEW ACCOUNTING PRONOUNCEMENTS IN FRANCE

     A new set of accounting standards set forth by the "Comite de la Reglementation Comptable" in April 1999, covering the consolidation methodologies applicable to consolidated financial statements will be effective for fiscal years beginning on or after January 1, 2000. The Company does not expect that the adoption of these new standards will have any material impact on the Company's financial position or results of operations.

                                    VIVENDI

3) GOODWILL AND BUSINESS COMBINATIONS

     Goodwill by segment is detailed as follows (in millions of Euros):

                                                           AT DECEMBER 31,
                                           -----------------------------------------------
                                                           1999                     1998
                                           ------------------------------------    -------
                                                       ACCUMULATED
                                            GROSS      AMORTIZATION      NET         NET
                                           --------    ------------    --------    -------
Telecommunication........................   1,866.2        (153.5)      1,712.7    1,566.5
Multimedia and Publishing................     650.5         (55.6)        594.9      309.7
Audiovisual..............................   2,307.5        (142.3)      2,165.2      456.2
Internet.................................        --            --            --         --
                                           --------      --------      --------    -------
COMMUNICATION............................   4,824.2        (351.4)      4,472.8    2,332.4
                                           --------      --------      --------    -------
Water....................................   2,779.6        (352.7)      2,426.9      336.2
Waste management.........................   1,317.1        (115.1)      1,202.0      423.3
Energy...................................     875.4        (190.3)        685.1      352.8
Transportation...........................     196.0         (51.6)        144.4       93.5
FCC......................................     734.7         (75.9)        658.8      627.6
                                           --------      --------      --------    -------
ENVIRONMENTAL SERVICES...................   5,902.8        (785.6)      5,117.2    1,833.4
                                           --------      --------      --------    -------
Construction.............................   1,015.4        (313.1)        702.3      236.7
Real Estate..............................     255.9        (166.2)         89.7      111.7
                                           --------      --------      --------    -------
CONSTRUCTION & REAL ESTATE...............   1,271.3        (479.3)        792.0      348.4
                                           --------      --------      --------    -------
OTHER....................................     139.7        (133.1)          6.6        0.7
                                           --------      --------      --------    -------
TOTAL....................................  12,138.0      (1,749.4)     10,388.6    4,514.9
                                           ========      ========      ========    =======

     Total goodwill amortization expense for the years ended December 31, 1999, 1998 and 1997 was E612.0 million, E209.5 million and E374.7 million, respectively.

     The following is a summary of the most significant acquisitions during the periods presented in the accompanying financial statements:

HAVAS

     Effective January 1, 1998, Vivendi acquired the remaining 70.6% of Havas, a publishing and multimedia company. In exchange for these shares, Vivendi issued 69,236,562 shares of common stock to Havas shareholders. Cumulated with the shares acquired in 1997 the total goodwill related to Havas is detailed as follows being considered that the 1998 transaction is accounted for as a merger (in millions of Euros):

Book value of net tangible and intangible assets acquired...  1,336
Purchase price..............................................  2,595
                                                              -----
Goodwill....................................................  1,259
                                                              -----
Goodwill recorded as an asset...............................    680
Goodwill charged to shareholders' equity....................    579

     Goodwill recorded as an asset arising from this transaction is being amortized over 40 years.

                                    VIVENDI

FCC

     In October 1998, Vivendi acquired 49% and obtained joint control of a Spanish holding company whose only asset is a 56.5% ownership interest in FCC, a publicly listed company in Spain active in the environmental services sector. Vivendi paid E794 million in cash in exchange for the interest in the holding company. The holding company, which fully consolidates FCC, is reflected in the Company's financial statements on the proportionate consolidation method. The details of the acquisition are as follows (in millions of Euros):

Fair value of net tangible and intangible assets acquired...  240
Purchase price..............................................  794
                                                              ---
Goodwill....................................................  554
                                                              ---
Goodwill recorded as an asset...............................  554

     Goodwill recorded as an asset arising from this transaction is being amortized over 40 years.

HAVAS INTERACTIVE

     In January 1999, Vivendi acquired 100% of the outstanding shares of Cendant Software (renamed Havas Interactive), a US based software development company which produces games and educational CD-ROM. The transaction was accounted for as a purchase. Vivendi made a payment of E678 million in exchange for the shares of Havas Interactive. The details of the acquisition are as follows (in millions of Euros):

Fair value of net tangible and intangible assets acquired...  396
Purchase price..............................................  678
                                                              ---
Goodwill....................................................  282
                                                              ---
Goodwill recorded as an asset...............................  282

     Goodwill recorded as an asset arising from this transaction is being amortized over 10 years.

USFILTER

     In April 1999, Vivendi acquired 100% of the outstanding shares of USFilter, a US based water treatment and equipment manufacturing company. The transaction was accounted for as a purchase. Vivendi paid E5,801 million in cash and financed through issuance of bonds and issuance of Vivendi common shares. The details of the acquisition are as follows (in millions of Euros):

Fair value of net tangible and intangible assets acquired...  1,224
Purchase price..............................................  5,801
                                                              -----
Goodwill....................................................  4,577
                                                              -----
Goodwill recorded as an asset...............................  1,801
Goodwill charged to shareholders' equity....................  2,776

     Goodwill recorded as an asset arising from this transaction is being amortized over 40 years.

CANAL+

     In September 1999, Vivendi acquired control of CANAL+, a pay television service company located in Europe, through the acquisition of an additional 15% of the outstanding shares and increased its ownership percentage from 34% at December 31, 1998 to 49% at December 31, 1999. The Company's

                                    VIVENDI
control is derived (i) from the fact that Vivendi had a majority of the Board of Directors, as well as the committees of the Board which are responsible for key operating and financial decisions, (ii) from the French law, which stipulates that no individual entity can own, either directly or indirectly, more than 49% of a television broadcaster, and (iii) from the absence of any other significant shareholder of CANAL+. Indeed, no other shareholder holds rights that allow him to substantially participate in the management of CANAL+. To acquire the 15% interest, Vivendi issued 17,500,000 shares of common stock to third parties in exchange for the shares of CANAL+. The details of the acquisition are as follows (in millions of Euros):

Fair value of net tangible and intangible assets acquired...    215
Purchase price..............................................  1,374
                                                              -----
Goodwill....................................................  1,159
                                                              -----
Goodwill recorded as an asset...............................     --
Goodwill charged to shareholders' equity....................  1,159

BRITISH SKY BROADCASTING (BSKYB)

     During 1999, the Company acquired an interest and met criteria of significant influence in BSkyB through the purchase of shares held by Granada and Pearson (11.8%) for E1,203.3 million, and through the merger with Pathe (12.7%).

     Vivendi issued 4,254,300 shares of common stock and paid E873.8 million in cash in exchange for the shares of BSkyB.

     Vivendi subsequently disposed of substantially all of the Pathe operating activities and retained Pathe's 12.7% interest in BSkyB. E383.0 million of the original goodwill has been allocated to the disposed activities.

     The related goodwill was determined after allocation of the purchase price to the former Pathe's activities disposed of in 1999 and amounts to E1,604 million among which E306 million was charged to shareholder's equity.

     Goodwill recorded as an asset arising from this transaction is being amortized over 40 years.

     The following summary, prepared on a pro forma basis, combines the results of operations as if all entities acquired in purchase business combinations during 1999 had been completed as of the beginning of the periods presented (in millions of Euros, except per share amounts):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                  (UNAUDITED)
Pro forma sales.............................................  45,414.5    38,935.9
Pro forma net income........................................   1,385.6       655.9
Pro forma earnings per share................................      2.44        1.26

                                    VIVENDI

     The following summary, prepared on a pro forma basis, combines the results of operations as if all entities acquired in purchase business combinations during 1998 had been completed as of the beginning of the periods presented (in millions of Euros, except per share amounts):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                  (UNAUDITED)
Pro forma sales.............................................  32,450.4    29,588.6
Pro forma net income........................................   1,106.5       957.7
Pro forma earnings per share................................       2.5        2.08

4) OTHER INTANGIBLE ASSETS

     Intangible assets other than goodwill are detailed as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                                NET        NET
                                                              -------    -------
Fees paid to local authorities..............................    516.9      554.7
Trademarks, market share, editorial resources...............  5,395.7    1,453.9
Software....................................................    459.0      335.3
Prepaid expenses............................................  1,192.0      668.9
Audiovisual and musical rights..............................    823.6         --
Other.......................................................    294.7      269.9
                                                              -------    -------
TOTAL.......................................................  8,681.9    3,282.7
                                                              =======    =======

     Fees paid to local authorities relating to public service contracts, which are located primarily in France, amounted to E516.9 million and E554.7 million for the years ending December 31, 1999 and 1998, respectively. These are amortized over the term of the contracts.

     Trademarks, market share and editorial resources mostly relate to Vivendi's water, waste management and transportation, media and audiovisual activities, in the amounts of E2,059.2 million, E318.8 million, E1,726.4 million and E1,067.7 million, respectively, at December 31, 1999 and E26 million, E281 million, E1,087 million and E0 million, respectively, at December 31, 1998. The carrying value of market share is reviewed for realization each year on the same basis of criteria used to assess its initial value, such as the market position, net sales, and gross operating surplus or deficit. If the review indicates an other than temporary reduction in value, a valuation allowance is recorded.

     Prepaid expenses of E1,192 million at December 31, 1999 and E668.9 million at December 31, 1998, primarily relate to the difference between the contractual amounts of debt servicing payments to municipalities and the expense charged to income over the period of public service contracts, and to the balance of mobile subscriber acquisition costs.

     Total amortization expense for other intangible assets for the years ended December 31, 1999, 1998 and 1997 was E367.2 million, E195.7 million and E138.0 million, respectively.

     Accumulated amortization amounted to E2,563.4 million and E875.8 million as of December 31, 1999 and 1998, respectively.

                                    VIVENDI

5) INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

     Investments accounted for using the equity method are detailed as follows (in millions of Euros):

                                                                      AT DECEMBER 31,
                                            -------------------------------------------------------------------
                                                              PROPORTIONATE SHARE    PROPORTIONATE SHARE OF NET
                                               INTEREST            OF EQUITY               INCOME (LOSS)
                                            --------------    -------------------    --------------------------
                                            1999     1998      1999        1998       1999      1998      1997
                                            -----    -----    -------    --------    ------    ------    ------
CANAL+...........................     (1)     N/A    33.94%      N/A       524.0       N/A      (9.6)      N/A
Telecom Developpement............           49.90%   49.90%    241.4       238.5      (1.1)    (17.1)    (13.9)
Havas Advertising................  (2)(8)   19.71%   29.85%    127.8       155.6      11.3      13.6        --
Cofiroute........................           31.13%   31.13%    105.0       105.5      26.0      21.4      19.0
UGC..............................           39.34%   38.04%     71.1        63.1       0.4       0.6       1.6
AOL CompuServe France SAS........     (3)   55.00%      --      59.3          --      (8.6)       --        --
Philadelphia Suburban............     (8)   15.87%   13.18%     55.0        26.5       5.4       3.2       2.8
UGC CineCite.....................           19.44%      --      52.0          --       0.3        --        --
South Staffordshire..............     (8)   32.71%   33.17%     47.0        37.3      10.1       7.7       7.5
Bristol Waterworks Co............     (8)   24.14%   24.19%     36.3        29.1       5.1       4.7       4.2
Midkent..........................     (8)   23.82%   24.00%     27.2        20.7       6.1       4.9       5.2
British Sky Broadcasting.........  (4)(8)   23.36%      --    (250.0)         --     (13.7)       --        --
Audiofina........................     (5)      --    18.36%       --       229.4        --      10.4        --
CANAL+ DA........................     (6)     N/A    25.00%      N/A        50.0        --      (0.2)       --
Magyar Telecom...................     (6)     N/A    39.92%      N/A        37.4        --      (1.5)     (0.2)
Consumers Water..................             N/A    22.62%      N/A        22.2        --       2.5       1.9
Other............................     (7)     N/A      N/A     209.8       198.8      (8.4)      1.9      75.4
                                                              ------     -------     -----     -----     -----
TOTAL............................                              781.9     1,738.1      32.9      42.5     103.6
                                                              ======     =======     =====     =====     =====

---------------
(1) Vivendi acquired an additional 15% of the capital stock of CANAL+ in September 1999, bringing Vivendi's total equity interest to 49%. CANAL+ was consolidated beginning October 1, 1999, due to the acquisition of effective control.

(2) At the end of 1999, Vivendi sold 9% of Havas Advertising.

(3) The rights granted to minority shareholders limit Vivendi's role to that of significant influence, and not control.

(4) As described in note 13, the Company has assumed a debt obligation which is convertible into shares of BSkyB in a business combination. The Company owns 24.43% of the BSkyB common shares outstanding, but considers 1.07% of the total shares to be held for the repayment of the convertible debt. Accordingly, the Company applies the equity method to the percentages presented above.

(5) During 1999, Audiofina was disposed of.

(6) Magyar Telecom and CANAL+ DA were fully consolidated in 1999.

(7) Other investment consists of various entities accounted for using the equity method as of December 31, 1997, all of which were sold or consolidated in 1998.

(8) The December 31, 1999 quoted market price for these investments, which are publicly listed, is as follows: Havas Advertising: E633 million, Philadelphia Suburban: E142 million, South Staffordshire: E98 million, Bristol Waterworks Co: E31 million, Midkent: E25 million, British Sky
    Broadcasting: E6,766 million.

     Dividends received from the equity affiliates amount to E83.7 million in 1999, E81.3 million in 1998, and E76.2 million in 1997.

                                    VIVENDI

     Summarized financial information for equity method investees is as follows (in millions of Euros):

                                                                AT DECEMBER 31,
                                                        -------------------------------
                                                          1999        1998       1997
                                                        --------    --------    -------
BALANCE SHEET DATA
Long-term assets......................................   6,472.1    10,303.1
Current assets........................................   3,911.7     5,470.5
Total assets..........................................  10,383.8    15,773.6
Shareholders' equity..................................   1,294.7     5,055.5
Minority interests....................................     111.6       191.8
Financial debt........................................   3,719.7     4,650.6
Reserves and other liabilities........................   5,257.8     5,875.7
Total liabilities and shareholders' equity............  10,383.8    15,773.6
INCOME STATEMENT DATA
Net revenue...........................................  12,086.3    11,232.2    9,290.6
Operating income......................................     173.8       755.6      590.5
Net income (loss).....................................    (308.2)      209.1      519.5

6) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment by segment are detailed as follows (in millions of Euros):

                                                             AT DECEMBER 31,
                                  ---------------------------------------------------------------------
                                                             1999                                1998
                                  ----------------------------------------------------------   --------
                                  PROPERTY,                          ACCUMULATED      NET        NET
                                  PLANT AND     PUBLICLY-OWNED      DEPRECIATION/   TANGIBLE   TANGIBLE
                                  EQUIPMENT   UTILITY NETWORKS(A)   AMORTIZATION     ASSETS     ASSETS
                                  ---------   -------------------   -------------   --------   --------
Telecommunication...............   3,642.3              7.2            (1,012.6)     2,636.9    2,104.4
Multimedia and publishing.......     511.4               --              (246.5)       264.9      301.8
Audiovisual activities..........   2,338.4              0.9            (1,696.8)       642.5       20.6
Internet........................        --               --                  --           --         --
                                  --------          -------           ---------     --------   --------
COMMUNICATION...................   6,492.1              8.1            (2,955.9)     3,544.3    2,426.8
                                  --------          -------           ---------     --------   --------
Water...........................   4,397.1          2,652.0            (1,587.4)     5,461.7    2,152.3
Waste Management................   3,988.6             12.5            (1,770.8)     2,230.3    1,505.7
Energy..........................   5,442.1            575.1            (1,196.4)     4,820.8    2,730.7
Transportation..................   1,425.3            200.9              (658.0)       968.2      533.9
FCC.............................   1,130.0               --              (484.1)       645.9      462.8
                                  --------          -------           ---------     --------   --------
ENVIRONMENTAL SERVICES..........  16,383.1          3,440.5            (5,696.7)    14,126.9    7,385.4
                                  --------          -------           ---------     --------   --------
Construction....................   2,239.9            529.2            (1,560.1)     1,209.0      786.7
Real Estate.....................   1,331.8              8.0              (341.6)       998.2    1,585.6
                                  --------          -------           ---------     --------   --------
CONSTRUCTION & REAL ESTATE......   3,571.7            537.2            (1,901.7)     2,207.2    2,372.3
                                  --------          -------           ---------     --------   --------
OTHER...........................     122.2               --               (23.2)        99.0       57.6
                                  --------          -------           ---------     --------   --------
TOTAL...........................  26,569.1          3,985.8           (10,577.5)    19,977.4   12,242.1
                                  ========          =======           =========     ========   ========

---------------
* (a) See applicable section of Note 2.

                                    VIVENDI

     The break-out of property, plant and equipment net is as follows (in millions of Euros):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Land........................................................   1,773.2     1,427.9
Buildings...................................................   2,680.2     2,602.1
Equipment and machinery.....................................   8,352.4     5,225.9
Construction in progress....................................   1,323.0       905.7
Other.......................................................   2,253.6       995.4
                                                              --------    --------
PROPERTY, PLANT AND EQUIPMENT...............................  16,382.4    11,157.0
                                                              --------    --------
PUBLICLY OWNED UTILITY NETWORKS.............................   3,595.0     1,085.1
                                                              --------    --------
TOTAL.......................................................  19,977.4    12,242.1
                                                              ========    ========

     Tangible assets financed by leasing contracts, including purchase options, amount to E1,139.2 million and E1,258.0 million at December 31, 1999 and 1998, respectively. Accumulated amortization related to these assets financed under capital leases was E379.9 million and E456.8 million at December 31, 1999 and 1998, respectively.

     As of December 31, 1999 and 1998, property plant and equipment totaling E2.1 billion and E1.5 billion were pledged as collateral for borrowings from banks. See note 13.

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was E1,898.1 million, E1,385.7 million and E883.8 million, respectively.

7) FINANCIAL ASSETS

  Investments accounted for using the cost method

     Investments accounted for using the cost method are detailed as follows (in millions of Euros):

                                                             AT DECEMBER 31,
                                                 ----------------------------------------
                                                              1999                  1998
                                                 -------------------------------    -----
                                                  GROSS     ALLOWANCE      NET       NET
                                                 -------    ---------    -------    -----
Elektrim Telekomunikacja SP Zoo.........   (1)   1,209.2         --      1,209.2       --
Canal Satellite.........................   (2)     304.0         --        304.0       --
Mediaset SpA............................           143.6         --        143.6       --
Television Holding SA...................   (4)      85.7         --         85.7       --
Domino..................................            59.3         --         59.3       --
Csatorna Uzemeltetesi Holding
  Reszvenyta............................            40.0         --         40.0       --
Fovarosi Csatomazasi Muvek
  Reszvenytarsasag......................            37.8         --         37.8     37.8
Mitteldeutsche
  Wasserversorgungsgeselt...............   (3)      34.2         --         34.2       --
Coprim..................................            31.5      (31.5)          --      4.1
Norsk Gjenvinning.......................            29.2         --         29.2       --
CGEA Bresil.............................   (3)      23.7         --         23.7       --
Misrfone................................            22.5         --         22.5     22.5
@viso...................................   (3)      20.1         --         20.1       --
Le Vidal................................              --         --           --     86.6

                                    VIVENDI

                                                             AT DECEMBER 31,
                                                 ----------------------------------------
                                                              1999                  1998
                                                 -------------------------------    -----
                                                  GROSS     ALLOWANCE      NET       NET
                                                 -------    ---------    -------    -----
Sanepar.................................              --         --           --     59.3
Other...................................   (5)     676.5     (270.2)       406.3    458.3
                                                 -------     ------      -------    -----
TOTAL...................................         2,717.3     (301.7)     2,415.6    668.6
                                                 =======     ======      =======    =====

---------------
(1) Elektrim Telekomunikacja SP Zoo was accounted for using the cost method as of December 31, 1999 because the acquisition was consummated in December, 1999, and significant "suspensive" conditions were not fulfilled before the beginning of year 2000.

(2) Vivendi acquired additional shares through Pathe merger in 1999. These shares are accounted for using the cost method as they are deemed to be temporary due to their expected sale, which is expected to occur in 2000.

(3) Companies acquired or set up at the end of 1999.

(4) Equity stakes disposed of in 2000.

(5) As of December 31, 1998, "Other" includes Lucia (E11.6 million), and Editions Gallimard (E15.1 million), which were sold in 1999 and l'Etudiant (E26.5 million), Severoceske Vodovody Akanalizace AS (E23.1 million), Terre Armee Internationale (E20.7 million), which are consolidated in 1999, and other investments whose gross book value is under E20 million.

                                    VIVENDI

PORTFOLIO INVESTMENTS

     Portfolio investments securities held as fixed assets are detailed as follows (in millions of Euros):

                                                                AT DECEMBER 31,
                        ------------------------------------------------------------------------------------------------
                                             1999                                              1998
                        ----------------------------------------------    ----------------------------------------------
                                   GROSS         GROSS       ESTIMATED               GROSS         GROSS       ESTIMATED
                                 UNREALIZED    UNREALIZED      FAIR                UNREALIZED    UNREALIZED      FAIR
                        COST       GAINS         LOSSES        VALUE      COST       GAINS         LOSSES        VALUE
                        -----    ----------    ----------    ---------    -----    ----------    ----------    ---------
Saint-Gobain..........  119.2      130.7            --          249.9     341.9      333.4            --          675.3
Facic*................  185.1         --            --          185.1     185.1         --            --          185.1
Alcatel...............  145.1      298.8            --          443.9     167.3       86.3            --          253.6
Eiffage...............   56.6         --         (14.0)          42.6      56.6         --         (15.6)          41.0
Societe Generale......     --         --            --             --      21.8       12.7            --           34.5
Others (with unit book
  value of under
  (euro)40 million)...   49.0       64.3          (6.6)         106.7     127.5       14.3          (8.3)         133.5
                        -----      -----         -----        -------     -----      -----         -----        -------
TOTAL GROSS AMOUNT....  555.0      493.8         (20.6)       1,028.2     900.2      446.7         (23.9)       1,323.0
Valuation allowance...  (20.6)        --          20.6            0.0     (23.9)        --          23.9            0.0
                        -----      -----         -----        -------     -----      -----         -----        -------
TOTAL NET AMOUNT......  534.4      493.8           0.0        1,028.2     876.3      446.7           0.0        1,323.0
                        =====      =====         =====        =======     =====      =====         =====        =======

---------------
* One of the parent companies of Washington Baltimore.

     Other portfolio investments held as fixed assets are detailed as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Unlisted investments........................................    417.8      338.8
Long-term loans.............................................  1,350.5    2,025.9
Other.......................................................    918.8      492.2
                                                              -------    -------
                                                              2,687.1    2,856.9
Valuation allowance.........................................   (126.0)    (107.0)
                                                              -------    -------
TOTAL NET AMOUNT............................................  2,561.1    2,749.9
                                                              =======    =======

     Unlisted investments consist of bonds, equity investments in start-up companies, and mutual fund shares, of (euro)111.4 million, (euro)114.2 million and (euro)35.7 million, respectively, at December 31, 1999.

     Long-term loans relate mainly to Real Estate operations for an amount of
(euro)776 million as of December 31, 1999 and to environment companies, for an amount of (euro)301 million as of December 31, 1999.

     Other investments consist mainly of loans by CANAL+ and US Filter and bond discount related to Vivendi Environnement.

                                    VIVENDI

8) INVENTORIES AND WORK IN PROGRESS

     Inventories are detailed as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
ENVIRONMENTAL SERVICES, INCLUDING:..........................  2,214.9      799.6
Water.......................................................  1,525.4      311.4
FCC.........................................................    230.3      190.7
Sithe Energies..............................................     80.0       20.8
COMMUNICATION, INCLUDING:...................................  1,172.3      431.9
Pay TV......................................................    769.6         --
CONSTRUCTION................................................    347.9      321.0
PROPERTY....................................................  1,823.0    2,106.1
TOTAL.......................................................  5,558.1    3,658.6
Less valuation allowance....................................   (657.8)    (662.6)
NET VALUE...................................................  4,900.3    2,996.0
                                                              =======    =======

     At December 31, 1999 inventories related to the water segment include net amounts of (euro)613 million and (euro)595 million due to the consolidation of USFilter and Berliner Wasser Betriebe, respectively.

     Inventory and work in progress related to pay TV are comprised of the Company's television broadcasting rights.

     For Compagnie Generale d'Immobilier et de Services, inventories and construction in process include in particular:

     -- (euro)814.9 million of assets recorded as "Vivendi Valorisation" net of a (euro)335.9 million provision of which (euro)586.5 million, net of
        (euro)193.9 million of provisions, represent multi-year development projects in the Greater Paris region (in the La Defense business district), in other parts of France and in Babelsberg near Potsdam in Germany.

     -- (euro)606.3 million for assets pooled in a new legal structure called
        "Nexity" scheduled for disposal in 2000.

9) ACCOUNTS RECEIVABLE

     Accounts receivable are detailed as follows (in millions of Euros):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Trade accounts receivable...................................  18,082.4    11,567.8
Valuation allowance.........................................  (1,068.3)     (706.2)
TOTAL TRADE ACCOUNTS RECEIVABLE.............................  17,014.1    10,861.6
VAT and other taxes.........................................   2,644.0     1,802.5
Other including deferred tax................................   2,733.6       705.1
                                                              --------    --------
TOTAL ACCOUNTS RECEIVABLE...................................  22,391.7    13,369.2
                                                              ========    ========

                                    VIVENDI

     The developments in the allowance for doubtful accounts for the years ended December 31, 1998 and 1999 are as follows:

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
Balance at beginning of period..............................    706.2     472.4
Amount charged to expense...................................    514.3     290.2
Deductions of reserve.......................................   (248.1)   (137.2)
Other adjustments*..........................................     95.9      80.8
Balance at end of period....................................  1,068.0     706.2

---------------
* Other adjustments reflect changes in the scope of consolidation.

10) CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash, cash equivalents and marketable securities are detailed as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Cash and cash equivalents (net).............................  2,857.2    1,259.0
Marketable securities.......................................  4,251.3    3,206.8
                                                              -------    -------
Total cash, cash equivalents and marketable securities......  7,108.5    4,465.8
                                                              -------    -------

11) SHAREHOLDERS' EQUITY

     During 1997, the Company issued 2,310,588 shares with a value of E110.4 million in connection with its obligations under the employee stock purchase plan and stock option plans. In addition, the Company issued 23,565,648 shares with a value of E768.5 million relating to the conversion of bonds, and 4,749,207 shares with a value of E162.3 million relating to the conversion of cash dividends to shares of the Company. In 1997, the Company also issued 1,295,676 shares valued at E41.8 million in exchange for outstanding shares of Water companies, and 6,354 shares valued at E0.3 million, relating to the exercise of warrants.

     During 1998, the Company issued 6,370,689 shares with a value of E205.5 million in connection with its obligations under the employee stock purchase plan and stock option plans, and 647,139 shares valued at E29.6 million in connection with conversion of bonds and exercise of warrants. In addition, the Company issued 69,236,562 shares valued at E923.2 million in connection with the acquisition of Havas. Goodwill of E579.0 million arising from this transaction was recorded in additional paid-in capital. The cumulative effect due to the change in accounting principles as of January 1, 1998 was E(226.8) million. This net amount includes E(170.6) million due to the change in accounting related to capital leases and E(56.2) million due to the change in pension accounting.

     During 1999, the Company issued 45,505,197 shares for a total of E2,681.0 million for the exercise of subscription options. In addition, the Company issued 25,747,392 shares with a value of E522.0 million relating to the acquisition of Pathe. The Company also issued 4,254,300 shares with a value of E325.0 million relating to the acquisition of BSkyB, and 17,500,000 shares with a value of E1,373.0 million relating to the acquisition of CANAL+ shares from Richemont. Lastly, the Company issued 9,813,432 shares with a value of E524.0 million in connection with its obligations under the employee stock purchase plan and stock option plans, and issued 19,712,100 shares valued at E652.0 million relating to the conversion of bonds and warrants. Goodwill totaling E4,310.3 million arising from business combinations was recorded in additional paid-in capital in 1999.

                                    VIVENDI

     The Company's consolidated and unconsolidated subsidiaries have certain restrictions on the distribution of net equity. These restrictions mainly concern French companies where, pursuant to French law, they are legally required to reserve a minimum of 5% of its annual net income within the retained earnings account. This minimum contribution is not required once the reserve equals 10% of the aggregate nominal share capital. The legal reserve is distributable only upon liquidation. At December 31, 1999, the parent company has reserved a total of E223.1 million, which represents 7% of the aggregate share capital of E3,276.1 million.

     On May 2, 1997, the Company issued 130,359,688 warrants to the Company's shareholders. The warrants grant the holder the right to receive shares of the Company at a predetermined price, originally denominated in French francs, upon exercise of 40 warrants. In May 1999, the Company adjusted the terms of the warrants consistent with the Company's stock-split and the redenomination of its capital into Euros. As a result of the adjustment, holders of these warrants may receive 3.05 new common shares at a price of E137.2 for the exercise of 40 warrants. As of December 31, 1999, 116,485,647 of these warrants remain outstanding.

     The share capital of the Company consisted of 595,648,168 shares as at December 31, 1999 and 478,389,918 as of December 31, 1998. All shares have one voting right and may be registered upon request by the owners. Registered shares held by shareholders of the European Union for at least two years have two voting rights. The treasury shares have no voting rights. The number of voting rights outstanding was 624,506,807 as of December 31, 1999 and 522,009,171 as of December 1998.

12) MINORITY INTERESTS

     Minority interests are detailed as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
MINORITY INTERESTS AT JANUARY 1,............................  2,423.0    1,742.3
                                                              -------    -------
Changes in consolidation....................................  1,596.9      534.1
Minority interests in income of consolidated subsidiaries...      5.3      212.2
Dividends paid by consolidated subsidiaries.................    (70.3)     (37.2)
Impact of foreign currency fluctuations on minority
  interests.................................................     84.1      (21.0)
Other changes...............................................     13.4       (7.4)
                                                              -------    -------
MINORITY INTERESTS AT DECEMBER 31, .........................  4,052.4    2,423.0
                                                              =======    =======

     Changes in consolidation in 1999 primarily result from the impact of the full consolidation of CANAL+ beginning in October 1999 of E784.9 million, from the impact of the increase in Sithe's capital issued to third parties of E173.0 million, and the impact of the acquisition of Berliner Wasser Betriebe of E545.8 million, whose consolidated financial statements included minority interests.

     In 1998, the acquisition of 49% of the Spanish holding company that consolidates FCC had an impact of E370.2 million on change in scope of consolidation.

                                    VIVENDI

13) DEBT

     The table below presents an analysis of the consolidated long-term debt balances by type of debt instrument (in millions of euros) :

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
Subordinated debt(a)........................................     178.3      174.0
Non-recourse project financing(b)...........................   1,193.0    1,059.7
Other financial long-term debt:
  Capital leases............................................     818.0      892.9
  Vivendi convertible 1.25%(c)..............................   1,700.0         --
  Vivendi Environnement 1.5%(d).............................   3,028.8         --
  BSkyB 3%(e)...............................................     155.1         --
  Mediaset Spa 3.5%(f)......................................     181.9         --
  Other.....................................................  11,977.9    7,829.9
                                                              --------    -------
Total.......................................................  19,233.0    9,956.5
                                                              ========    =======

---------------
 (a) Subordinated debt consists primarily of:

      -- a loan of E244 million to finance the wastewater treatment plant in Zaragoza, Spain, underwritten by OTV on December 27, 1991 and repayable over 15 years

      -- $70 million of securities repayable over 15 years, issued on January
         29, 1991 by Energies USA.

(b) This is non-recourse financing, i.e., it is guaranteed solely by the projects which it finances. It concerns the Sithe Energies power plants (E1,193 million). The corresponding assets are primarily included under the heading "property, plant and equipment".

(c) On January 1999, Vivendi issued bonds that bear interest at 1.25%, with a maturity in January 2004 and that are convertible at the option of the bondholder, into Vivendi shares at a conversion rate of 1 bond to 3.047 shares. The maturity is January 1, 2004.

(d) On April 1999, Vivendi Environnement, a wholly owned subsidiary, issued bonds that bear interest at 1.5%, with a maturity in January 2005, and that are convertible, at the option of the bondholder, into Vivendi shares at a conversion rate of 1 bond to 3.047 shares. If there is an initial offering of Vivendi Environnement shares, the bonds may be converted into shares of Vivendi Environnement at a predetermined conversion rate.

(e) In connection with its acquisition of Pathe in September 1999, Vivendi assumed bonds that bear interest at 3%, with a maturity in November 2003, and that are exchangeable into BSkyB shares. Each bond may be exchanged at the option of the bondholder for 188.5236 BSkyB shares. Vivendi currently owns an adequate number of BSkyB shares to meet its maximum conversion obligation.

(f) On April 1997, CANAL+ issued bonds that bear interest at 3.5%, with a maturity in March 2002, and that are exchangeable into Mediaset Spa shares. Each bond may be exchanged at the option of the bondholder for 341.74 shares per bond. CANAL+ currently owns an adequate number of Mediaset to meet its maximum conversion.

                                    VIVENDI

     Long-term debt listed according to the currency in which it is denominated is as follows (in millions of euros):

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
Euros.......................................................  15,032.4    7,014.8
US Dollar...................................................   3,604.8    1,765.2
Pound Sterling..............................................     247.4       42.8
Australian Dollar...........................................     166.6      179.6
Canadian Dollar.............................................      82.0       82.4
Other.......................................................      99.8      871.7
                                                              --------    -------
Total.......................................................  19,233.0    9,956.5
                                                              ========    =======

     The table below presents a summary of the repayment schedules of the long-term debt excluding subordinated securities (in millions of euros):

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
Due between one and two years...............................   4,781.0    2,435.6
Due between two and five years..............................   8,080.4    2,485.5
Due after five years........................................   6,193.3    4,861.4
                                                              --------    -------
Total.......................................................  19,054.7    9,782.5
                                                              ========    =======

     At the end of 1999, (euro)2.1 billion in bank borrowings was supported by collateral guarantees, including (euro)1.5 billion for the financing of power plants in the United States and (euro)90 million for the financing of the water treatment plants of Wyuna Water in Australia.

14) RESERVES AND ALLOWANCES

     Reserves and allowances are detailed as follows (in millions of euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Litigation including social and fiscal......................  1,081.8      808.6
Warranties and customer care................................    376.7      418.7
Financial depreciation*.....................................    525.8      489.6
Maintenance and repair costs accrued in advance.............    432.7      320.4
Reserves related to fixed assets............................    152.1      182.7
Valuation allowance on Real Estate..........................  1,255.7    1,607.4
Valuation allowance on Work in progress and losses on
  long-termcontracts........................................    684.8      490.2
Closure and post closure costs..............................    259.1      142.4
Pensions....................................................    591.6      458.7
Restructuring costs.........................................    434.1      267.0
Losses on investments in unconsolidated companies...........    376.0      294.7
Others......................................................    712.9      451.3
                                                              -------    -------
Total reserves and allowances...............................  6,883.3    5,931.7
                                                              =======    =======

---------------
* Financial depreciation of fixed assets relating to public service contracts.

                                    VIVENDI

     The developments in the reserve for restructuring costs for the years ended December 31, 1999 and 1998 are as follows:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Balance at beginning of period..............................   267.0     244.7
Amount charged to expenses..................................    94.3     103.5
Deductions of reserve
  Utilization (cash)........................................  (125.4)   (114.1)
  Reversal (change in estimate).............................   (39.6)    (26.7)
Other adjustments*..........................................   237.8      59.6
Balance at end of period....................................   434.1     267.0

---------------
* Other adjustments reflect changes in the scope of consolidation.

     Provisions for restructuring by segment analyses as follows:

                                                               1999      1998
                                                               ----      ----
                                                              (IN MILLIONS OF
                                                                   EUROS)
Telecommunication...........................................   19.1      34.2
Publishing and Multimedia...................................   53.5      56.1
Audiovisual.................................................   37.3        --
Internet....................................................     --        --
Water.......................................................  182.9      24.2
Waste Management............................................   20.0       2.9
Energy......................................................    5.3      10.7
Transportation..............................................    0.9       1.2
FCC.........................................................     --        --
Construction................................................  107.4     128.3
Real Estate.................................................    7.7       9.4
Total.......................................................  434.1     267.0

     The changes in the scope of consolidation in 1999 are mainly explained by the acquisitions of USFilter and Medimedia, whereas the changes in the scope of consolidation in 1998 are mainly explained by the acquisition of Anaya.

15) ACCOUNTS PAYABLE

     Accounts payable are detailed as follows (in millions of euros):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Trade accounts payable......................................  17,637.6    11,788.0
Social costs payable........................................   4,613.3     3,761.2
Other.......................................................   1,581.2       528.1
                                                              --------    --------
TOTAL ACCOUNTS PAYABLE......................................  23,832.1    16,077.3
                                                              ========    ========

                                    VIVENDI

16) INCOME TAXES

  Analysis of income tax expense (benefit)

     Components of the income tax provision (benefit) are as follows (in millions of euros):

                                                                 AT DECEMBER 31,
                                                           ---------------------------
                                                             1999       1998     1997
                                                           --------    ------    -----
  France.................................................      56.8      96.6     67.7
  Other countries........................................     172.0     273.4     73.1
Current income tax expense...............................     228.8     370.0    140.8
  France.................................................    (926.3)   (394.5)     7.9
  Other countries........................................     (95.7)    114.5     46.0
Deferred income tax (benefit)............................  (1,022.0)   (280.0)    53.9
                                                           --------    ------    -----
Total income tax expense (benefit).......................    (793.2)     90.0    194.7
                                                           ========    ======    =====

DEFERRED TAX ASSETS AND LIABILITIES

     The timing differences which give rise to significant deferred tax assets and liabilities are as follows (in millions of Euros):

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
DEFERRED TAX ASSETS:
  - Employee benefits.......................................     118.1        96.4
  - Provisions for risks and liabilities....................     931.1       745.9
  - Tax loss including Real Estate operations...............   3,645.0     1,317.9
  - Other timing differences................................     520.0       253.5
GROSS DEFERRED TAX ASSETS...................................   5,214.2     2,413.7
DEFERRED TAX ASSETS NOT RECORDED IN THE BOOKS(A)............  (2,480.5)   (1,708.6)
                                                              --------    --------
Deferred tax assets recorded in the books...................   2,733.7       705.1
                                                              ========    ========
Deferred tax liabilities:
  - Depreciation............................................     606.6       359.2
  - Reevaluation of assets..................................     656.5        10.1
  - Other taxable timing differences........................     318.0       158.7
                                                              --------    --------
Gross deferred tax liabilities..............................   1,581.1       528.0
                                                              ========    ========

---------------
(a) The evolution of tax assets not recorded in the books between 1998 and 1999 is mainly due to the consolidation of CANAL+.

     Deferred tax assets are recorded in the consolidated balance sheets in the caption Accounts Receivable. Deferred tax liabilities are recorded in the caption Accounts Payable.

     Undistributed earnings of subsidiaries are indefinitely reinvested in operations and will be remitted substantially free of additional tax.

                                    VIVENDI

TAX RATE RECONCILIATION

     A reconciliation of the French statutory tax rate to the Company's effective tax rate is as follows:

                                                                 AT DECEMBER 31,
                                                             ------------------------
                                                              1999     1998     1997
                                                             ------    -----    -----
Statutory tax rate.........................................    40.0%    41.6%    41.6%
  Goodwill amortization not deductible for tax purpose.....    38.4%     7.2%    15.4%
  Permanent differences....................................   (79.1)%    7.1%   (93.0)%
  Lower tax rate on long-term capital gains and losses.....   (22.3)%   (6.1)%    0.0%
  Tax losses including real estate operations..............   (93.9)%  (36.9)%   63.0%
  Other, net...............................................    (7.4)%   (5.5)%   (7.9)%
                                                             ------    -----    -----
Effective tax rate(a)......................................  (124.3)%    7.4%    19.1%
                                                             ======    =====    =====

---------------
(a) The effective tax rate is computed by dividing "Income taxes and deferred taxes" by "Net income before income taxes and deferred taxes."

NET OPERATING TAX LOSS SAVING

     At December 31, 1999, the Company has tax losses which represent a potential tax saving of E3,645.0 millions (computed with the enacted tax rate).

     Tax losses expire as follows:

YEARS                                                            AMOUNT
-----                                                         ------------
                                                              (E MILLIONS)
2000........................................................      119.3
2001........................................................       83.4
2002........................................................      144.1
2003........................................................      315.4
2004........................................................      579.4
2005 and thereafter.........................................    1,511.2
Unlimited...................................................      892.2
                                                                -------
Total.......................................................    3,645.0
                                                                =======

17) PENSION PLANS AND POST RETIREMENT BENEFITS OTHER THAN PENSION PLANS

     In accordance with the laws and practices of each country, the Company participates in employee benefit pension plans offering death and disability healthcare, retirement and special termination benefits. Those plans provide various benefits including flat payments per year of service and final pay plans that are integrated with local social security and multi-employer plans.

     Most of the pension plans are funded with investments made in various instruments such as insurance contracts and equity and debt investment securities. These pension plans do not hold investments in the Company's shares.

     For defined contribution plans and multi-employer plans, the Company records expense equal to the contributions paid. For defined benefit pension plans, accruals and prepaid expenses are determined using the projected unit credit method.

                                    VIVENDI

     Special termination benefits are recorded on an accrual basis at the time the offer is accepted by the employees or their representatives.

18) DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED COUNTERPARTY RISK

     Vivendi is subject to various market risks in connection with its operations. Derivative financial instruments are used to manage interest rate risk, primarily related to financing activities, and foreign currency risk associated with foreign denominated assets and liabilities.

     Credit risk associated with the derivative financial instrument portfolio is managed through credit approvals, investment limits and credit monitoring procedures. Counterparties are limited to large highly rated financial institutions.

INTEREST RATE SWAPS AND CAPS

     Interest rate swaps are generally used to modify the interest rate terms of long-term debt. This includes, depending on the circumstances involved, the modification from fixed to floating rates and from floating to fixed, as well as the modification of the underlying index on floating rate debt. Certain of the interest rate swaps employed by the Company have delayed start dates. Interest rate caps are used to limit the upside risk relating to floating rate debt.

CURRENCY FORWARD CONTRACTS, OPTIONS AND RATE SWAPS

     Currency options and forward contracts are used to hedge firm and anticipated transactions relating to assets denominated in foreign currencies. Currency rate swaps are used to modify the interest rate and currency of foreign denominated debt.

OTHER DERIVATIVE FINANCIAL INSTRUMENTS

     Other derivative financial instruments may be used by the Company to hedge other specifically identified risks. As of December 31, 1999 the Company had instruments that were used to modify the terms of its public debt, with principal repayment terms based on the value of Vivendi stock. These instruments effectively modify the principal terms to a fixed amount and the rates to floating rates.

     Derivative financial instruments held by the Company as of December 31, 1999 and 1998 are summarized below. Notional amounts represent the levels of involvement by the Company and are not indicative of gains or losses. Interest rates for variable instruments are based on contractual rates as of the end of the period (in millions of Euros).

                                    VIVENDI

                                                                     AT DECEMBER 31, 1999
                                                        ----------------------------------------------
                                                         TOTAL     1 YEAR    1-5 YEARS   5 AND + YEARS
                                                        -------    -------   ---------   -------------
INTEREST RATE HEDGING ACTIVITY
Interest rate swaps -- pay fixed rate
Notional amount.......................................  7,368.0      323.4    3,337.9       3,706.7
Average received rate (as of 12.31.99)................     3.68%
Average paid rate.....................................     4.77%
Interest rate swaps -- pay variable rate
Notional amount.......................................  1,888.7       84.8    1,386.0         417.9
Average received rate.................................     6.55%
Average paid rate (as of 12.31.99)....................     3.77%
Cross currency interest rate swap(a)
Notional amount.......................................    172.6         --      172.6            --
Average received rate (as of 12.31.99)................     3.34%
Average paid rate (as of 12.31.99)....................     2.29%
Interest rate caps
Notional amount.......................................  4,705.2    1,042.4    1,810.9       1,851.9
Guarantee rate........................................     4.89%
FOREIGN CURRENCY HEDGING ACTIVITY
Forward exchange contracts
Notional amount.......................................  1,626.0    1,626.0         --            --
OTHER DERIVATIVE FINANCIAL INSTRUMENTS
Specialized indexed swaps(b)
Notional amount.......................................    377.0         --      177.8         199.2

                                                                     AT DECEMBER 31, 1998
                                                        ----------------------------------------------
                                                         TOTAL     1 YEAR    1-5 YEARS   5 AND + YEARS
                                                        -------    -------   ---------   -------------
INTEREST RATE HEDGING ACTIVITY
Interest rate swaps -- pay fixed rate
Notional amount.......................................  8,425.5    1,051.5    2,443.5       4,930.5
Average received rate (as of 12.31.98)................     3.76%
Average paid rate.....................................     4.87%
Interest rate swaps -- pay variable rate
Notional amount.......................................  2,234.3         --      900.5       1,333.8
Average received rate.................................     6.69%
Average paid rate (as of 12.31.98)....................     3.69%
Cross currency interest rate swap(a)
Notional amount.......................................    172.6         --      172.6            --
Average received rate (as of 12.31.98)................     3.25%
Average paid rate (as of 12.31.98)....................     2.34%
Interest rate caps
Notional amount.......................................  6,869.9      487.8    3,615.6       2,766.5
Guarantee rate........................................     4.60%
Interest rate floors
Notional amount.......................................    152.5      152.5         --            --
Guarantee rate........................................     3.60%

                                    VIVENDI

                                                                     AT DECEMBER 31, 1998
                                                        ----------------------------------------------
                                                         TOTAL     1 YEAR    1-5 YEARS   5 AND + YEARS
                                                        -------    -------   ---------   -------------
FOREIGN CURRENCY HEDGING ACTIVITY
Forward exchange contracts............................    516.9      516.9         --            --
Notional amount.......................................
OTHER DERIVATIVE FINANCIAL INSTRUMENTS
Specialized indexed swaps(b)
Notional amount.......................................    324.0         --      177.8         146.2

---------------
(a) Cross currency swaps primarily consist of financial instruments that exchange floating rates between Yen and Euro.

(b) Specialized indexed swaps consist of financial instruments that receive an amount indexed to Vivendi's share performance and pay based on a variable interest rate. These swaps are used as an economic hedge of certain equity-linked bonds issued by Vivendi.

19) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following information is provided in order to meet the US GAAP requirements for disclosures of the fair value of certain types of financial instruments. A summary of the assumptions used by management to estimate the fair value of each financial instrument is listed below:

INVESTMENTS ACCOUNTED FOR USING THE COST METHOD AND PORTFOLIO INVESTMENTS

     The fair value of publicly traded equity securities is estimated using quoted market prices, where available. If a quoted market price is not available, fair value is estimated by management based on net carrying value.

LOANS

     The fair value of loans, which have been included in portfolio investments held as fixed assets (others) in the balance sheet, is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These cash flow assumptions include adjustments to reflect estimates of uncollectable amounts. Management has determined that the book value of loans with variable rates or with maturities less than one year reasonably approximate fair value.

LONG TERM DEBT

     The fair value of the Company's long term debt is estimated by discounting the future cash flows using the current rates at which similar loans have been offered to the Company for debt of the same remaining maturity. For exchange traded debt, fair value is estimated using quoted market prices. Long term debt included in the table below includes amounts relating to the short term portion that are classified as short term debt for balance sheet purposes.

FINANCIAL DERIVATIVE

     The fair value of financial derivative financial instruments generally reflects the estimated amounts that the Company would expect to pay or receive to terminate these contracts. Dealer quotes or valuation

                                    VIVENDI
models have been used to estimate the fair value of these contracts as of the reporting date (in millions of Euros).

                                                                    AT DECEMBER 31,
                                                     ----------------------------------------------
                                                             1999                     1998
                                                     ---------------------    ---------------------
                                                                 ESTIMATED                ESTIMATED
                                                     CARRYING      FAIR       CARRYING      FAIR
                                                      AMOUNT       VALUE       AMOUNT       VALUE
                                                     --------    ---------    --------    ---------
BALANCE SHEET
FINANCIAL ASSETS
Investments........................................   2,415.6     2,896.7       668.6        668.7
Portfolio investments held as fixed assets
  (securities).....................................     534.4     1,028.2       876.3      1,205.3
Other investments and loans........................   2,561.1     2,550.9     2,749.9      2,969.5
Treasury shares....................................   2,020.0     2,562.0       628.7        728.3
FINANCIAL LIABILITIES
Long-term debt.....................................  19,233.0    20,020.6     9,956.5     11,185.7
OFF-BALANCE SHEET
TREASURY MANAGEMENT
Interest rate swaps................................        --       171.0          --       (263.0)
Interest caps and floors...........................        --        86.6          --         31.0
Cross currency interest rate swaps.................        --        43.6          --          0.2
Other specialized swaps............................        --        56.7          --         35.9
Forward currency exchange contacts.................        --         6.6          --         (1.8)
Calls and puts on marketable securities............        --       (48.9)         --       (213.0)

     Financial instruments including cash and cash equivalents, accounts receivable, short-term loans, accounts payable and bank overdrafts and short-term borrowings are excluded from the above table. For these instruments, fair value was estimated to be the carrying amount due to the short maturity.

20) COMMITMENTS AND CONTINGENCIES

COMMITMENTS AND CONTINGENT LIABILITIES

     Vivendi's contingent liabilities relating to certain performance guarantees by segments are as follows (in millions of Euros):

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Construction................................................  1,213.1      960.2
Water.......................................................    847.3      604.0
Waste-management............................................    369.5      341.4
Audiovisual.................................................    393.0         --
Property and other activities...............................  1,271.6      566.0
                                                              -------    -------
TOTAL.......................................................  4,094.5    2,471.6
                                                              =======    =======

     Under the Berlin water contract, the Company may be obligated to pay approximately E613 million to previous land owners, not indemnified by the Berlin government, who present claims for payments.

     The Company has given specific guarantees that cover both prepayments received by the Company and performance obligations relating to construction contracts of the Company. These guarantees typically represent 20-30% of the value of a contract, and in some cases can be 100% of the contract amount.

                                    VIVENDI

     Contingent liabilities in the real estate segment consist of pledges in the amounts of E211 million, E188 million and E104 million, and guarantees to banks in the amounts of E52 million, E72 million and E127 million as at December 31, 1999, 1998 and 1997, respectively. In 1999, they include commitments given of E500 million regarding certain environmental and regulatory warranties, in connection with the sale of property assets.

CAPITAL LEASES AND OTHER LONG TERM LEASES

     Vivendi finances certain operating assets and investment properties through capital leases (including a purchase option (known in France as "credit bail")). Minimum future payments under these capital lease obligations at December 31, 1999 and December 31, 1998 represent E1.1 billion and E1.3 billion.

     At year end there is a long term lease back arrangement concluded with the owner of the La Villette tower block representing an annual charge amounting to E9.5 million.

     In addition, the disposal of three office building in April 1996 was accompanied by a 30-year lease back arrangement effective upon completion of the building (two of the buildings were completed in April 1998 and the third is to be handed over in April 2000).

     In 1996, three buildings were sold in Berlin. The transaction comprises lease back arrangements for periods ranging from ten to thirty years. The annual rental charge is E21.9 million. The difference between Vivendi's rental obligation under the leases and the market rent is reserved when unfavorable.

OTHER COMMITMENTS

     The Company has entered into a contract to purchase exclusive broadcasting rights for films and sporting events, under various agreements expiring through 2009. As described in note 2, under certain public service contracts, the Company has assumed fees obligation with local authorities. At December 31, 1999, the minimum future payments of these other commitments are summarized as follows (in millions of Euros):

                                                                       PUBLIC
                                                      BROADCASTING     SERVICE
                                                         RIGHTS       CONTRACTS     TOTAL
                                                      ------------    ---------    -------
2000................................................    1,706.1          46.3      1,752.4
2001................................................    1,351.8          43.2      1,395.0
2002................................................    1,023.8          38.7      1,062.5
2003................................................      894.7          34.5        929.2
2004................................................      761.6          30.8        792.4
2005 and thereafter.................................      797.0         134.5        931.5
                                                        -------         -----      -------
Total minimum future payments.......................    6,535.0         328.0      6,863.0
                                                        =======         =====      =======

LITIGATION

     The Company is subject to various litigation in the normal course of business. Although it is not possible to predict the outcome of such litigation with certainty, based on the facts known to the Company and after consultation with counsel, management believes that such litigation will not have a material adverse effect on the Company's financial position or results of operations.

                                    VIVENDI

ENVIRONMENTAL MATTERS

     Vivendi's operations are subject to evolving and increasingly stringent environmental regulations in a number of jurisdictions. Vivendi's operations are covered by insurance policies. At December 31, 1999, there are no significant environmental losses.

21) INVESTMENTS ACCOUNTED FOR USING THE PROPORTIONATE CONSOLIDATION METHOD

     Investments accounted for using the proportionate consolidation method represent companies in which Vivendi and other shareholders have agreed to exercise joint control over significant financial and operating policies.

     Summarized financial information for major subsidiaries consolidated under the proportionate consolidation method is as follows (in millions of euros):

                                                                 AT DECEMBER 31,
                                                           ---------------------------
                                                            1999       1998      1997
                                                           -------    -------    -----
BALANCE SHEET DATA
Non-current assets.......................................  4,324.6      988.4
Current assets...........................................  2,835.7    1,637.6
Total assets.............................................  7,160.3    2,626.0
Shareholders' equity.....................................  1,878.6      436.4
Minority interests.......................................    244.1      220.9
Financial debt...........................................  1,557.4      310.7
Reserves and other liabilities...........................  3,480.2    1,658.0
Total liabilities and shareholders' equity...............  7,160.3    2,626.0
INCOME STATEMENT DATA
Net sales................................................  2,508.5    1,401.7    620.5
Operating income.........................................    222.8      103.8     17.1
Net income...............................................     80.2       46.1      2.5

22) SEGMENT INFORMATION

     In accordance with the provision of FAS 131, the Company has identified 11 reportable segments which include: Telecommunication, Multimedia and Publishing, Audiovisual, Internet, Water, Waste Management, Energy, Transportation, FCC, Construction and Real Estate. These segments are consistent with the basis on which management evaluates investments and results.

     The Telecommunication segment offers mobile telephony and fixed telephony services.

     The Multimedia and Publishing segment includes book publishing, business and professional press, education material and games.

     The Audiovisual segment produces and distributes subscription television services.

     The Internet segment develops internet websites and services.

     The Water segment integrates water and wastewater activities such as water distribution, water and wastewater treatment, industrial process water, manufacturing of water treatment equipment and systems.

     The Waste Management segment collects, processes and disposes of household and industrial waste.

     The Energy segment includes independent power production and energy optimization and related services.

                                    VIVENDI

     The Transportation segment focuses on the operation of passenger transportation services, both road and rail networks.

     FCC is a separate segment that operates in construction, urban sanitation and water services, cement production and urban related activities in Spain and Latin America.

     The Construction segment is organized into concession and services, mechanical and electrical, road works, building and civil engineering.

     The Real Estate segment develops, sells and finances property, targeting both individual and corporate clients.

REVENUE FROM EXTERNAL CUSTOMERS

                                                                      AT DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                        (E MILLIONS)
Telecommunication...........................................   4,102.2     2,875.2     1,618.3
Publishing and multimedia...................................   3,316.9     2,876.3          --
Audiovisual.................................................   1,151.8       200.6        47.3
Internet....................................................       2.0          --          --
                                                              --------    --------    --------
COMMUNICATION...............................................   8,572.9     5,952.1     1,665.6
Water.......................................................  10,683.7     6,857.7     6,577.6
Waste management............................................   3,520.5     2,836.5     2,214.8
Energy......................................................   3,891.2     3,514.0     3,844.9
Transportation..............................................   2,456.8     1,991.8     1,688.7
FCC.........................................................   1,876.0       847.2          --
                                                              --------    --------    --------
ENVIRONMENTAL SERVICES......................................  22,428.2    16,047.2    14,326.0
Construction................................................   8,903.0     7,886.2     8,009.0
Real Estate.................................................   1,686.0     1,818.7     1,444.6
                                                              --------    --------    --------
CONSTRUCTION AND REAL ESTATE................................  10,589.0     9,704.9     9,453.6
OTHERS......................................................      32.4        32.9        31.4
                                                              --------    --------    --------
TOTAL REVENUE FROM EXTERNAL CUSTOMERS.......................  41,622.5    31,737.1    25,476.6
                                                              ========    ========    ========

                                    VIVENDI

REVENUE BETWEEN SEGMENTS

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    -----    -----
                                                                   (E MILLIONS)
Telecommunication...........................................   68.3     64.9     44.3
Publishing and multimedia...................................   12.7      2.6       --
Audiovisual.................................................    1.0      3.2      0.2
Internet....................................................     --       --       --
                                                              -----    -----    -----
COMMUNICATION...............................................   82.0     70.7     44.5
Water.......................................................  528.6    598.9    228.1
Waste management............................................   30.5     60.7     60.2
Energy......................................................   44.4     36.9     52.1
Transportation..............................................   10.1      5.1      2.3
FCC.........................................................     --       --       --
                                                              -----    -----    -----
ENVIRONMENTAL SERVICES......................................  613.6    701.6    342.7
Construction................................................   42.8     46.0     44.6
Real Estate.................................................   66.1     67.2     88.6
                                                              -----    -----    -----
CONSTRUCTION AND REAL ESTATE................................  108.9    113.2    133.2
OTHERS......................................................   58.7      4.5     12.7
                                                              -----    -----    -----
TOTAL REVENUE BETWEEN SEGMENTS..............................  863.2    890.0    533.1
                                                              =====    =====    =====

                                    VIVENDI

AMORTIZATION EXPENSE

                                                                          AT DECEMBER 31,
                                                                   -----------------------------
                                                                    1999       1998       1997
                                                                   -------    -------    -------
                                                                           (E MILLIONS)
Telecommunication.........................................         1,022.5      651.6      518.4
Publishing and multimedia.................................            62.9      104.3         --
Audiovisual...............................................           178.9        6.4         --
Internet..................................................              --         --         --
                                                                   -------    -------    -------
COMMUNICATION.............................................         1,264.3      762.3      518.4
Water.....................................................           373.4      225.8      187.7
Waste management..........................................           315.5      240.2      184.4
Energy....................................................           196.8      199.6       59.4
Transportation............................................            85.6       69.2       51.1
FCC.......................................................            80.3       44.5         --
                                                                   -------    -------    -------
ENVIRONMENTAL SERVICES....................................         1,051.6      779.3      482.6
Construction..............................................           248.4      186.7      224.3
Real Estate...............................................            64.7       34.0      (61.8)
                                                                   -------    -------    -------
CONSTRUCTION AND REAL ESTATE..............................           313.1      220.7      162.5
OTHERS....................................................            49.3       69.4      150.5
                                                                   -------    -------    -------
TOTAL AMORTIZATION EXPENSE(1).............................         2,678.3    1,831.7    1,314.0
                                                                   =======    =======    =======

---------------
(1) Amortization expense includes both tangible and intangible assets.

OPERATING INCOME

                                                                         AT DECEMBER 31,
                                                                   ----------------------------
                                                                    1999       1998       1997
                                                                   -------    -------    ------
                                                                           (E MILLIONS)
Telecommunication.........................................           350.6       22.5    (187.8)
Publishing and multimedia.................................           354.5      252.2        --
Audiovisual...............................................          (102.7)      (4.7)    (10.9)
Internet..................................................           (50.8)      (6.4)       --
                                                                   -------    -------    ------
COMMUNICATION.............................................           551.6      263.6    (198.7)
Water.....................................................           792.6      405.0     383.2
Waste management..........................................           277.7      225.8     158.3
Energy....................................................           297.3      290.5     261.1
Transportation............................................            96.1       75.2      45.4
FCC.......................................................           190.5       74.5        --
                                                                   -------    -------    ------
ENVIRONMENTAL SERVICES....................................         1,654.2    1,071.0     848.0
Construction..............................................           175.7       82.4      (3.5)
Real Estate...............................................            36.8       (3.0)    (55.3)
                                                                   -------    -------    ------
CONSTRUCTION AND REAL ESTATE..............................           212.5       79.4     (58.8)
OTHERS....................................................          (137.8)     (82.6)      5.0
                                                                   -------    -------    ------
TOTAL OPERATING INCOME....................................         2,280.5    1,331.4     595.5
                                                                   =======    =======    ======

                                    VIVENDI

                                                                         AT DECEMBER 31,
                                                                   ----------------------------
                                                                    1999       1998       1997
                                                                   -------    -------    ------
                                                                           (E MILLIONS)
Net financial income (expense)(1).........................          (220.1)       9.3    (301.3)
Net exceptional income (expense)(2).......................          (837.8)     249.3     878.6
Income tax benefit (expense)(3)...........................           793.2      (90.0)   (194.7)
Goodwill amortization(4)..................................          (612.0)    (209.5)   (374.7)
NET INCOME AFTER GOODWILL AMORTIZATION AND BEFORE EQUITY
  AND MINORITY INTERESTS..................................         1,403.8    1,290.5     603.4
                                                                   =======    =======    ======

---------------
(1) The Company manages financial income (expense) on a corporate basis. Accordingly, an allocation of financial income (expense) would not present meaningful information.

(2) Exceptional items primarily relate to losses incurred on sales of real estate and gains on sales of financial assets managed on a corporate basis.

(3) The Company has established tax consolidation groups in order to maximize its tax efficiency. These groups are comprised of companies in different segments within a particular tax jurisdiction.

(4) Goodwill amortization is allocated to segments in the following table.

SIGNIFICANT NON-CASH TRANSACTIONS

                                                                         AT DECEMBER 31,
                                                                   ----------------------------
                                                                    1999      1998       1997
                                                                   ------    ------    --------
                                                                           (E MILLIONS)
Telecommunication.........................................            5.8      27.7       931.3
Publishing and multimedia.................................           (3.1)     45.3          --
Audiovisual...............................................         (335.3)     (1.2)         --
Internet..................................................             --        --          --
                                                                   ------    ------    --------
COMMUNICATION.............................................         (332.6)     71.8       931.3
Water.....................................................          (88.5)    (20.3)     (127.1)
Waste management..........................................            7.2     (58.8)      (20.5)
Transportation............................................            3.1      (1.9)        5.7
Energy....................................................           45.3    (188.7)      249.8
FCC.......................................................            0.2     (11.3)         --
                                                                   ------    ------    --------
ENVIRONMENTAL SERVICES....................................          (32.7)   (281.0)      107.9
Construction..............................................           22.2      76.2       (66.7)
Real Estate...............................................          503.9     194.1    (1,052.3)
                                                                   ------    ------    --------
CONSTRUCTION AND REAL ESTATE..............................          526.1     270.3    (1,119.0)
OTHERS....................................................          (78.6)    211.8       274.7
                                                                   ------    ------    --------
TOTAL NON-CASH TRANSACTIONS(1)............................           82.2     272.9       194.9
                                                                   ======    ======    ========

---------------
(1) Significant non-cash transactions have been included as exceptional items, dilution results, depreciation, amortization and provision on exceptional items, and dilution result.

                                    VIVENDI

TOTAL ASSETS

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                  (E MILLIONS)
Telecommunication...........................................   9,158.6     6,429.1
Publishing and multimedia...................................   5,206.1     3,740.7
Audiovisual.................................................   8,749.0     1,336.4
Internet....................................................      34.5        11.6
                                                              --------    --------
COMMUNICATION...............................................  23,148.2    11,517.8
Water.......................................................  22,510.1     5,697.6
Waste management............................................   5,793.5     3,560.8
Transportation..............................................   2,012.5     1,377.0
Energy......................................................   9,122.1     5,535.3
FCC.........................................................   2,973.2     2,531.6
                                                              --------    --------
ENVIRONMENTAL SERVICES......................................  42,411.4    18,702.3
Construction................................................   7,802.7     6,326.7
Real Estate.................................................   5,451.8     5,920.6
                                                              --------    --------
CONSTRUCTION AND REAL ESTATE................................  13,254.5    12,247.3
OTHERS......................................................   3,962.9     6,515.0
                                                              --------    --------
TOTAL ASSETS................................................  82,777.0    48,982.4
                                                              ========    ========

EXPENDITURES FOR LONG-LIVED ASSETS

                                                                     AT DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                      (E MILLIONS)
Telecommunication...........................................  1,053.3    1,220.6      752.1
Publishing and multimedia...................................     95.5      141.8         --
Audiovisual.................................................    205.9       14.4        1.2
Internet....................................................      6.1        0.4        0.0
                                                              -------    -------    -------
COMMUNICATION...............................................  1,360.8    1,377.2      753.3
Water.......................................................    736.0      430.4      425.9
Waste management............................................    412.5      385.1      355.0
Transportation..............................................    241.4      183.6       62.3
Energy......................................................  2,407.7    1,104.0      319.3
FCC.........................................................    107.9       68.5         --
                                                              -------    -------    -------
ENVIRONMENTAL SERVICES......................................  3,905.5    2,171.6    1,162.5
Construction................................................    242.8      219.8      163.9
Real Estate.................................................     96.1       76.9       65.2
                                                              -------    -------    -------
CONSTRUCTION AND REAL ESTATE................................    338.9      296.7      229.1
OTHERS......................................................     23.1       63.4        0.4
                                                              -------    -------    -------
TOTAL EXPENDITURES..........................................  5,628.3    3,908.9    2,145.3
                                                              =======    =======    =======

                                    VIVENDI

EQUITY METHOD INVESTMENTS

                                                                 AT DECEMBER 31,
                               -----------------------------------------------------------------------------------
                                         1999                         1998                         1997
                               -------------------------    -------------------------    -------------------------
                                            SHARE IN NET                 SHARE IN NET                 SHARE IN NET
                               INVESTMENT     EARNINGS      INVESTMENT     EARNINGS      INVESTMENT     EARNINGS
                               ----------   ------------    ----------   ------------    ----------   ------------
                                                                  (E MILLIONS)
Telecommunication............    237.8           0.2           270.2        (20.5)          431.2        (15.1)
Publishing and multimedia....    134.6           9.8           391.0         14.1           811.5         35.8
Audiovisual..................    (87.7)        (42.5)          652.8         (3.4)           54.0        (40.9)
Internet.....................     28.0          (8.6)             --           --              --           --
                                 -----         -----         -------        -----         -------        -----
COMMUNICATION................    312.7         (41.1)        1,314.0         (9.8)        1,296.7        (20.2)
Water........................    200.5          31.8           177.2         25.3           162.2         23.7
Waste management.............      6.1           0.7             4.2          0.6            47.3          2.0
Energy.......................      5.7           1.7            18.0          1.3           789.9         64.4
Transportation...............      7.8           0.3             6.9          0.3             3.6          0.7
FCC..........................    124.5          10.9            91.8          4.4              --           --
                                 -----         -----         -------        -----         -------        -----
ENVIRONMENTAL SERVICES.......    344.6          45.4           298.1         31.9         1,003.0         90.8
Construction.................    121.2          27.5           118.9         20.3           104.6         19.1
Real Estate..................     10.4          (0.2)           14.3          1.3            11.3          0.4
                                 -----         -----         -------        -----         -------        -----
CONSTRUCTION AND REAL
  ESTATE.....................    131.6          27.3           133.2         21.6           115.9         19.5
OTHERS.......................     (7.0)          1.3            (7.2)        (1.2)           94.7         13.5
                                 -----         -----         -------        -----         -------        -----
TOTAL........................    781.9          32.9         1,738.1         42.5         2,510.3        103.6
                                 =====         =====         =======        =====         =======        =====

GEOGRAPHICAL BREAKDOWN OF NET SALES

                                                              AT DECEMBER 31, 1999
                                       -------------------------------------------------------------------
                                                  UNITED    REST OF   UNITED STATES    REST OF
                                        FRANCE    KINGDOM   EUROPE     OF AMERICA     THE WORLD    TOTAL
                                       --------   -------   -------   -------------   ---------   --------
                                                                  (E MILLIONS)
Communication........................   6.833.0    188.6      822.2        517.8         211.3     8,572.9
Environmental Service................   9,952.8   2,589.8   4,169.4      4,420.9       1,315.3    22,428.2
Construction and Real Estate.........   6,967.0    706.6    2,378.1         75.4         461.9    10,589.0
Others...............................      32.4       --         --           --            --        32.4
                                       --------   -------   -------      -------       -------    --------
TOTAL................................  23,785.2   3,465.0   7,369.7      5,014.1       1,988.5    41,622.5
                                       ========   =======   =======      =======       =======    ========

                                                              AT DECEMBER 31, 1998
                                       -------------------------------------------------------------------
                                                  UNITED    REST OF   UNITED STATES    REST OF
                                        FRANCE    KINGDOM   EUROPE     OF AMERICA     THE WORLD    TOTAL
                                       --------   -------   -------   -------------   ---------   --------
                                                                  (E MILLIONS)
Communication........................   5,111.2    168.9      451.9         49.0         135.2     5,916.2
Environmental Service................   9,413.6   2,230.9   2,475.7      1,215.8         711.2    16,047.2
Construction and Real Estate.........   6,866.8    547.6    1,865.6          3.0         457.7     9,740.7
Others...............................      32.4       --        0.1           --           0.4        32.9
                                       --------   -------   -------      -------       -------    --------
TOTAL................................  21,424.0   2,947.4   4,793.3      1,267.8       1,304.5    31,737.0
                                       ========   =======   =======      =======       =======    ========

                                    VIVENDI

                                                              AT DECEMBER 31, 1997
                                       -------------------------------------------------------------------
                                                  UNITED    REST OF   UNITED STATES    REST OF
                                        FRANCE    KINGDOM   EUROPE     OF AMERICA     THE WORLD    TOTAL
                                       --------   -------   -------   -------------   ---------   --------
                                                                  (E MILLIONS)
Communication........................   1,642.1       --       23.5           --            --     1,665.6
Environmental Service................   8,967.8   2,178.1     922.3      1,700.2         557.6    14,326.0
Construction and Real Estate.........   6,630.7    538.9    1,778.7          7.3         498.0     9,453.6
Others...............................      31.2      0.1        0.0           --           0.1        31.4
                                       --------   -------   -------      -------       -------    --------
TOTAL................................  17,271.8   2,717.1   2,724.5      1,707.5       1,055.7    25,476.6
                                       ========   =======   =======      =======       =======    ========

GEOGRAPHICAL BREAKDOWN OF LONG LIVED ASSETS

                                                  UNITED    REST OF   UNITED STATES    REST OF
                                        FRANCE    KINGDOM   EUROPE     OF AMERICA     THE WORLD    TOTAL
                                       --------   -------   -------   -------------   ---------   --------
                                                                  (E MILLIONS)
As of December 31, 1998..............  17,186.5   1,931.0   4,829.5      1,726.6        399.0     26,072.6
As of December 31, 1999..............  18,994.8   3,748.0   9,656.4     12,268.2        673.5     45,340.9

23) RELATED PARTY TRANSACTIONS

     The main transactions with related parties (principally all the investments carried under the equity method and subsidiaries excluded from consolidation) and amounts receivable from and payable to them were as follows:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
                                                                (E MILLIONS)
Receivables
  Trade accounts............................................  174.3     120.0
  Loans.....................................................  241.1     205.9
Payables
  Trade accounts............................................  581.2     392.9
  Loans.....................................................  281.1     426.1

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
                                                                (E MILLIONS)
Sales.......................................................  630.6     501.8
Purchases...................................................  604.2     409.0
Net interest income/(expense)...............................    7.8     (15.1)

     In addition to the items above, the Company has entered into certain related party transactions described below:

     -- on April 30, 1999, Compagnie de Saint-Gobain acquired from Vivendi 3 million Saint-Gobain shares at a price of E482.7 million (E160.91 per share), and Vivendi acquired from Compagnie de Saint-Gobain 4.7 million Vivendi shares at a price of E807.5 million (E171.81 per share, before the three-for-one stock split). These purchases were made through the exercise of Saint-Gobain's and Vivendi's respective call options mutually granted in 1998 under the plan for the reduction of their cross-holdings;

                                    VIVENDI

     -- Telecom Developpement ("TD") owned by Cegetel (49.9%) and Societe
        Nationale des Chemins de Fer Francais (50.1%), the leading French railway company is linked by a commercial agreement with Cegetel. It gives TD the exclusive right to carry Cegetel's long distance calls, subject to competitive pricing.

24) LISTING OF MAIN COMPANIES INCLUDED IN CONSOLIDATED FINANCIAL STATEMENTS IN 1999

     Vivendi Group consolidated in 1999 more than 4,600 companies compared with 3,371 in 1998. The principal companies are:

                                                              CONSOLIDATION    INTERESTS %
COMPANIES                                                        METHOD           HELD
---------                                                     -------------    -----------
VIVENDI                                                            (1)           100.00
Vivendi Environnement                                              (1)           100.00
1. WATER
VIVENDI WATER                                                      (1)           100.00
Generale des Eaux -- Sahide and its subsidiaries                   (1)           100.00
IN FRANCE:
  Compagnie des Eaux et de l'Ozone                                 (1)           100.00
  Compagnie des Eaux de Paris                                      (1)           100.00
  Societe Francaise de Distribution d'Eau                          (1)            95.35
  Compagnie Fermiere de Services Publics                           (1)            99.13
  Compagnie Mediterraneenne d'exploitation des Services
     d'Eau                                                         (1)            98.67
  Societe des Eaux de Melun                                        (1)            98.66
  Societe des Eaux de Marseille and its subsidiaries               (2)            48.79
  Societe des Eaux du Nord                                         (2)            49.53
  Societe des Eaux de Versailles et de Saint-Cloud                 (1)            50.00
  Sade-Compagnie Generale de Travaux d'Hydraulique and its
     subsidiaries                                                  (1)            97.98
  Omnium de Traitements et de Valorisation (OTV) and its
     subsidiaries                                                  (1)           100.00
  Bonna Sabla                                                      (1)            98.23
  Sainte-Lizaigne SA                                               (1)           100.00
OUTSIDE FRANCE:
  General Utilities PLC and its subsidiaries                       (1)           100.00
  USFilter Corporation and its subsidiaries                        (1)           100.00
  Berliner Wasser Betriebe                                         (2)            22.50
  Servitec KFT                                                     (1)           100.00
  Operacion y Mantenimiento de Sistemas de Agua S.A. and its
     subsidiaries                                                  (2)            50.00
  CGE Utilities (Malaisie)                                         (2)            45.00
  Coget                                                            (1)           100.00
  Compagnie Generale des Eaux Portugal                             (1)           100.00
  CGE Australia PTY Limited and its subsidiaries                   (1)           100.00
  OEWA Wasser und Abwasser                                         (1)            99.50

                                    VIVENDI

                                                              CONSOLIDATION    INTERESTS %
COMPANIES                                                        METHOD           HELD
---------                                                     -------------    -----------
2. ENERGY
ENERGY -- SERVICES
  Dalkia and its subsidiaries                                      (1)            99.47
INDEPENDENT POWER PRODUCTION
  Energies USA                                                     (1)           100.00
  Sithe Energies Inc.                                              (1)            61.41
3. WASTE-MANAGEMENT
  Compagnie Generale d'Entreprises Automobiles and its
     subsidiaries (CGEA)                                           (1)           100.00
  Societe d'Assainissement Rationnel et de Pompage and its
     subsidiaries (S.A.R.P.)                                       (1)            98.20
  SARP-Industries and its subsidiaries                             (1)            99.37
  Societe d'Equipements Manutentions et Transports (SEMAT)         (1)            99.66
  Sedibex                                                          (1)            99.67
  Onyx Environmental Group Plc                                     (1)           100.00
  Onyx North America Corp.                                         (1)           100.00
  Superior Services                                                (1)           100.00
  Collex Waste Management Pty Ltd.                                 (1)            97.00
  Onyx Umweltservice Gmbh                                          (1)            51.00
4. TRANSPORTATION
  CGEA Transport (Compagnie Generale d'Entreprises
     Automobiles) and its subsidiaries                             (1)           100.00
  Aktiebolaget Linjebuss                                           (1)           100.00
  Connex Rail Ltd.                                                 (1)           100.00
5. F.C.C.
  F.C.C. and its subsidiaries (F.C.C.)                             (2)            27.70
6. TELECOMMUNICATION
  CEGETEL AND ITS SUBSIDIARIES(A)                                  (1)            44.00
Including:
-- Societe Francaise du Radiotelephone (S.F.R.)
-- Cegetel 7
-- Cegetel Entreprises
-- Telecom Developpement
  Compagnie Transatlantique de Telecommunications (Transtel)       (1)            70.00
  Vivendi Telecommunications International and its
     subsidiaries                                                  (1)           100.00
7. MEDIA AND PUBLISHING
  Havas and its subsidiaries                                       (1)           100.00
Including:
  Havas Interactive Inc.
  U.G.C. and its subsidiaries                                      (3)            39.34
8. AUDIOVISUAL
  British Sky Broadcasting Group (BskyB)                           (3)            23.36
  CANAL+ and its subsidiaries                                      (1)            49.00
  Antennes Tonna                                                   (2)            49.00
9. CONSTRUCTION AND REAL ESTATE
  Societe Generale d'Entreprises and its subsidiaries
     (S.G.E.)                                                      (1)            49.21
  Compagnie Generale d'Immobilier et de Services (C.G.I.S.)        (1)           100.00

                                    VIVENDI

                                                              CONSOLIDATION    INTERESTS %
COMPANIES                                                        METHOD           HELD
---------                                                     -------------    -----------
10. MULTIPLE ACTIVITY AND HOLDING COMPANIES
  Vivendi North America Company Inc.                               (1)           100.00
  Vivendi Asia Pacific Pte Ltd.                                    (1)           100.00
  Vivendi U.K.                                                     (1)           100.00
  Gelgin Limited                                                   (1)           100.00

---------------
(1) = Consolidation

(2) = Proportionate consolidation

(3) = Equity method

(a) Vivendi has majority voting rights and control of the Board of Directors of Cegetel.

25) SUPPLEMENTAL DISCLOSURES

     The following information has been prepared to present supplemental disclosures required under US GAAP and SEC regulations applicable to the Company.

25A) SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY ACCEPTED IN THE UNITED STATES AND FRANCE

     The consolidated financial statements of Vivendi have been prepared in accordance with French GAAP, which differs in certain significant respects from US GAAP. The principal differences between French GAAP and US GAAP as they relate to Vivendi are discussed in further detail below.

CONSOLIDATION OF LESS THAN MAJORITY OWNED ENTITIES

     Under French GAAP, if a shareholder has substantive and effective control of a less than 50% owned entity, consolidation is appropriate.

     Under US GAAP, control is normally defined as voting control (over 50%) although there may be facts and circumstances that permit consolidation in other cases. In the case of the Company's 49% interest in Canal+, consolidation is considered appropriate under French GAAP while under US GAAP equity accounting would be considered appropriate.

     There is no difference in net income or shareholder's equity that results from this difference in treatment. See 25H for additional disclosures.

USE OF THE PROPORTIONATE CONSOLIDATION METHOD

     Under French GAAP, it is appropriate to use the proportionate consolidation method for subsidiaries over which the Company and other shareholders have agreed to exercise joint control over significant financial and operating policies. Under the proportionate consolidation method, the Company recognizes the assets, liabilities, equity, revenue and expenses of subsidiaries to the extent of its interest in the Company ownership.

     Under US GAAP, when the Company controls a subsidiary based on majority ownership or voting or other rights, the subsidiary is fully consolidated. When the Company does not exercise control over a subsidiary, but has significant influence over the entity, the Company uses the equity method to account for its investment.

     This difference in accounting policy has no effect on either net income or shareholders' equity.

                                    VIVENDI

USE OF EQUITY METHOD

     Under French GAAP, there are several criteria to be met which result in the presumption that equity accounting should be used. For investments under 20%, equity accounting is followed if the investor is determined to have significant influence due to the relative level of ownership, board of directors representation, and other contractual relationships; another consideration is the level of ownership by others in the investee. In determining its significant influence in such subsidiaries, the Company applies the criteria described in
Note 2.

     Under US GAAP, equity accounting is generally required when an investor's ownership interest is equal to or greater than 20% of the investee's total voting securities. In unusual situations where the ownership interest is less than 20%, equity accounting may be appropriate if significant influence exists as the result of other contractual relationships and board representation.

CURRENCY TRANSLATION ADJUSTMENTS

  Translation of financial statements

     The balance sheets and related statements of income of subsidiaries whose functional currency is different from that of the parent are translated into the reporting currency at the applicable year-end exchange rate which is permitted under French GAAP. Translation gains and losses are recorded as a component of shareholders' equity, or in minority interest as appropriate.

     Under US GAAP, when subsidiaries' financial statements are denominated in a currency different from the parent, assets and liabilities are translated at the year-end exchange rates, which is consistent with French GAAP, however revenue and expenses are translated at the average exchange rate during the year.

     Under French GAAP, the balance sheets and statements of income and cash flows of subsidiaries operating in countries where the local currency is deemed to be highly inflationary are translated into a stable currency of a country that has a similar economy. Related translation gains or losses are recorded in current period earnings. These financial statements are then translated from the stable currency into the reporting currency using year-end exchange rates, and translation gains or losses are recorded in retained earnings.

     Under US GAAP, for subsidiaries operating in countries where the functional currency is deemed to be highly inflationary, the functional currency is considered to be the Company's reporting currency. Accordingly, balance sheets and statements of income and cash flows are remeasured for the functional currency into the reporting currency, and translation gains or losses are recorded in current period earnings.

  Foreign currency transactions

     Under French GAAP, foreign currency transactions are converted into reporting currency at the exchange rate on the transaction date. At year-end, receivables and payables denominated in foreign currencies are translated into reporting currency at the year-end exchange rate. The resulting exchange losses are expensed in the current period earnings and unrealized gains are deferred.

     Under US GAAP, both the resulting exchange gains and losses are recorded in the current period earnings.

                                    VIVENDI

BUSINESS COMBINATIONS -- GOODWILL

     Under both US and French GAAP, goodwill arising from purchase business combinations is determined as the excess of the consideration paid by the acquirer over the fair value of the identifiable assets acquired and liabilities assumed as of the acquisition date.

     Certain significant acquisitions, particularly Havas and Pathe, have been accounted for as mergers as permitted under French GAAP. Under this method, the assets and liabilities of the acquired company are accounted for at historical cost. Goodwill is recorded to the extent that there is a difference between the value of shares issued and the equity of ownership interests acquired valued at historical cost.

     Under US GAAP, these mergers that did not meet criteria for pooling are considered as purchase business combinations. Accordingly, the assets acquired and liabilities assumed are recorded at fair value. The consideration paid is determined to be equal to the fair value of the shares issued to effect the transaction. The excess of the consideration paid over the fair value of net assets acquired is recorded as goodwill, as described above.

     Under French GAAP, the tax benefit of acquired deductible temporary differences and carry forwards may be recognized in financial statements subsequent to the acquisition date when previously reserved through a valuation allowance. Under US GAAP, this tax benefit is applied to reduce any goodwill related to that acquisition.

     In accordance with French GAAP, the Company recognizes goodwill as an asset and amortizes it over the estimated useful life. However, if the acquisition has been paid in equity securities of the Company, the resulting goodwill may be recorded as a reduction of shareholders' equity. Furthermore, trademarks, market share and editorial resources acquired in a business combination are not required to be amortized.

     Under US GAAP, goodwill is recorded as an asset and amortized over the estimated useful life, not to exceed 40 years. Market share and editorial resources would not be considered as a separately identifiable intangible asset, but as a component of goodwill, and would be recorded as an asset and amortized over the estimated useful life not to exceed 40 years. All other separately identifiable intangible assets acquired are recognized on the balance sheet and amortized over their useful lives.

     In connection with its acquisition of Pathe, the Company assumed debt that is payable in common shares of BSkyB. In addition, the Company acquired common shares of BSkyB, a portion of which has been designated as a portfolio investment to be used for the redemption of the debt. Accordingly, under French GAAP, both portfolio investment and related convertible debt are accounted for at historical cost. Under US GAAP the investment in BSkyB is accounted for using the equity method. With respect to convertible debt, a repayment liability equal to the fair value of underlying stock must be recorded when the bondholder has the option and is likely to redeem the debt in stock. This liability may be recorded as an adjustment to the debt obligation or as a separate accrual and would have been recorded at the acquisition date. Changes in the fair value of the underlying shares are recognized in current period net income.

INTANGIBLE ASSETS

     Under French GAAP, certain costs, such as subscriber acquisition costs, start-up and certain types of advertising costs, are capitalized and amortized over their useful lives or the duration of the contract, if applicable.

     Under US GAAP, subscriber acquisition costs, start-up and advertising costs are charged to expense in the period they are incurred.

                                    VIVENDI

     Under French GAAP, the costs of television and station rights relating to theatrical movies and other long-term programming of a film is expensed upon first broadcast or showing of the film. Under US GAAP, these costs are expensed over the estimated number of times shown.

LEASE CONTRACTS

     The Company recognizes assets and debts corresponding to certain types of lease contracts including a purchase option (known in France as "credit-bail"). Under French GAAP, lease payments corresponding to all other types of loans are expensed as incurred.

     Under US GAAP, leases are classified as capital or operating leases. Leases that meet the criteria of capital leases are recognized as assets with a corresponding amount presented as debt on the balance sheet. Recorded assets are depreciated over their estimated useful lives.

IMPAIRMENT/REAL ESTATE OPERATIONS

     French GAAP requires the carrying value of such assets to be reviewed for impairment but does not request a methodology as detailed as under US GAAP. The resulting impairment, if any, is recorded as a reserve which may be reversed in later periods if there is a recovery in the value of the assets.

     Under US GAAP, assets to be reviewed for impairment are grouped at an appropriate level when groups of assets generate joint cash flows. US GAAP also requires that assets are classified as either held for use or to be disposed, with the appropriate accounting based on this classification. An asset held for use is evaluated for impairment when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Assets determined to be impaired are valued at fair value. The resulting impairment, if any, is recorded as a reduction of the asset carrying value, and may not be reversed in a later period.

     The Company's impairment of long-lived assets primarily relates to its real estate assets. During 1990 to 1996, the Company disposed of certain real estate properties in which it maintained a continued involvement.

     In the French GAAP financial statements, these transactions were treated as sales and therefore removed from the balance sheet, and the profit and loss included in net income. Provisions relating to the sale arrangements were provided as necessary.

     The transactions do not meet the sales criteria under US GAAP and therefore are considered as financial arrangements. The related real estate assets which would have been recorded under US GAAP must also be considered for impairment. Accordingly, sales provisions were reversed.

PUBLIC SERVICE CONTRACTS

  Commitments to maintain and repair assets

     Under French GAAP, a few consolidated subsidiaries, being generally jointly controlled, apply the accrue in advance method to account for repair costs.

     Under US GAAP, the Company applies the expensed as incurred method for maintenance and repair expenditures.

                                    VIVENDI

  Payment to local authorities

     Under French GAAP, payments specifically related to the remaining debt service on facilities are capitalized and charged to income on a straight-line basis over the contract period. The difference between cash payments and the expense recorded is capitalized as a prepaid expense.

     Under US GAAP, the present value of the obligation corresponding to debt service payments is recognized as a liability.

CONSTRUCTION CONTRACTS

     Under French GAAP, the Company records the percentage of completion for buildings, civil engineering and road works contracts according to its earned status method which is based upon the unit of work performed method and can differ from US GAAP percentage of completion method measured on cost incurred to date to total estimated cost. In addition, as allowed under French GAAP, the Company segments contracts and therefore income of the period is recognized without reference to the total gross profit ratio of the contract. However, when gross profit ratio of the period is greater than the gross profit ratio of the contract, the Company books a reserve for deferred income. This method can differ from US GAAP which requires that certain specific criteria be met in order for a contract to be segmented.

RESERVES

     Under French GAAP, certain reserves and allowances may be provided, including reserves for repairs and replacement, restructuring charges and Year 2000 compliance costs, when it is possible that those costs will be incurred or when management decisions are taken, but not yet documented.

     Under US GAAP, contingent losses are accrued only if it is probable that a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. In addition, for certain reserves, such as restructuring charges, additional criteria must be met. If these criteria are not met, the provision for these reserves and allowance may not be recognized.

INCOME TAXES

     Vivendi recognizes deferred taxes on the basis of timing differences between accounting and taxable income. The Company does not recognize deferred tax assets on net operating loss carryforwards and on timing differences when the recovery of the related deferred tax asset is not probable.

     Under US GAAP, deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforward and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

FINANCIAL INSTRUMENTS

  Investment securities

     Under French GAAP, investments in debt and non-consolidated equity securities are recorded at acquisition cost and an allowance is provided if management deems that there has been an other-than-temporary decline in fair value. Unrealized gains and temporary unrealized losses are not recognized.

     Under US GAAP, investments in debt and equity securities are classified into three categories and accounted for as follows: Debt securities that the Company has the intention and ability to hold to

                                    VIVENDI
maturity are carried at cost and classified as "held-to-maturity." Debt and equity securities that are acquired and held principally for the purpose of sale in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings. All other investment securities not otherwise classified as either "held-to-maturity" or "trading" are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in shareholders' equity.

  Treasury shares

     Under French GAAP, shares of the Company's own stock owned by the Company and its subsidiaries are recorded as marketable securities in the consolidated financial statements if those shares are acquired to stabilize the market price or in connection with stock options granted to directors and employees.

     Under US GAAP, treasury shares are recorded as a reduction of shareholders' equity. Profit and loss on the disposal of treasury shares is recognized as an adjustment to shareholders' equity.

  Derivative financial instruments

     Under French GAAP, the criteria for hedge accounting for derivative financial instruments does not require documentation of specific designation to the hedged item, nor the documentation of ongoing effectiveness of the hedge relationship. Derivative financial instruments that meet hedge criteria under French GAAP are not recorded on the consolidated balance sheet. The impact of the derivative financial instruments on the statement of income is recorded upon settlement or the payment or receipt of cash.

     Under US GAAP, derivative financial instruments for which the Company has not specifically designated or has not assessed effectiveness do not meet hedge accounting criteria. Such instruments are recorded on the consolidated balance sheet at fair value and related changes in fair value are recognized in current period net income.

     During 1998, in connection with the acquisition of 49% of the Spanish holding company that owns 56.5% of FCC, the Company has granted an option to the primary shareholder of that holding company. This option grants the primary shareholder the right to sell to the Company, at any time between April 18, 2000 and October 6, 2008, her remaining 51% in the holding company at a price based on the average market value of FCC's shares during the three months preceding the exercise of the option. Under French GAAP, the option is not recorded in the financial statements until it is exercised. Under US GAAP, a liability is recorded equal to the fair value of the put option and changes in the fair value of the option are recorded as a charge to current period earnings.

STOCK-BASED COMPENSATION

     Under French GAAP, common shares issued upon the exercise of options granted to employees and directors are recorded as an increase to share capital at the cumulative exercise price. Vivendi shares sold to employees through qualified employee stock purchase plans are reclassified from marketable securities to share capital. The difference between the carrying value of the treasury shares and the cumulative exercise price by the stock purchase plan is recognized as a gain or loss in the period that the shares are sold. In accordance with French GAAP, the Company has not recorded compensation expense on stock-based plans with a discounted strike price up to 20% from the fair value of the common shares at the date of grant.

     Under US GAAP, APB Opinion No. 25 defines plans that grant or sell common shares to employees as compensatory if such plans are not open to substantially all employees and do not require the employee to make a reasonable investment in the shares, usually defined as no less than 85% of the market value at the grant date. If a plan is deemed to be compensatory, APB Opinion 25 requires that compensation

                                    VIVENDI
arising from such plans is to be measured based on the intrinsic value of the shares granted or sold to employees. For fixed plans, the compensation expense is calculated as the difference between the fair value at the grant date and the employee strike price. Compensation expense for compensatory stock based plans is recognized in the period benefited.

PENSION PLANS

     As described further in Note 2, prior to its change in accounting policy in January 1998, the Company recorded as pension expense the benefits paid to retired employees and the premiums paid for insurance contracts for employees in service at that time. In January 1998, the Company changed its accounting policy to record pension obligations, covering all eligible employees, using the projected unit credit method.

     Under US GAAP, the projected unit credit method is required to be applied as of January 1, 1989. The transition obligation or fund excess determined as of January 1, 1989 is amortized over the average remaining service period of the population that was covered under the plan at that date.

     Under French GAAP, postretirement benefits other than pensions are recorded as expense when amounts are paid.

     Under US GAAP, the Company must recognize an obligation for amounts to be paid under postretirement plans, other than pensions. A postretirement transition obligation may be determined as of January 1, 1995 and amortized over the average remaining service period of employees covered by the plan. Current period charges are based on estimated future payments to expected retirees.

NEW ACCOUNTING PRONOUNCEMENTS IN THE UNITED STATES

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value. SFAS No. 137 extends the effective date to all fiscal years beginning after June 15, 2000. The Company has not yet determined the timing of adoption of SFAS No. 133 and has not yet quantified the accounting consequences of this new standard.

     Staff Accounting Bulletin No. 101, issued in December 1999, summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has not determined the impact that this Bulletin would have under US GAAP on its consolidated financial statements.

     In March of 2000 the Emerging Issues Task Force ("EITF") of the FASB reached a consensus in EITF Issue 00-2 Accounting for Website Development Costs which is effective for fiscal quarters beginning after June 30, 2000. Management does not believe that the adoption of this EITF will have a material effect on the Company's accounting policies or results of operations.

     In June of 2000, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 00-2 "Accounting by Producers or Distributors of Films" and the FASB issued FASB Statement No. 139 "Recission of FASB Statement No. 53 and amendments to FASB Statements Nos. 63, 89 and 121." These statements establish new accounting and reporting standards for all producers and distributors that own or hold the rights to distribute or exploit films. The statement of position provides that the cumulative effect of changes in accounting principles caused by adoption of the provisions of the statement of position should be included in the determination of net income in conformity with Accounting Principles Board Opinion No. 20, "Accounting Changes." The statements are simultaneously effective for fiscal years beginning after December 15, 2000 and could have a material impact on the Company's results of operations and financial position. The Company is currently quantifying the impact of such adoption.

                                    VIVENDI

25B) RECONCILIATION OF EQUITY AND NET INCOME TO US GAAP

     The following is a summary reconciliation of shareholders equity, as reported in the consolidated balance sheet to shareholders' equity as adjusted for the approximate effects of the application of US GAAP for the periods ended December 31, 1999 and 1998, and net income as reported in the consolidated statement of income to net income as adjusted for the approximate effects of the application of US GAAP for the periods ended December 31, 1999 and 1998 (in millions of Euros).

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Shareholders' equity as reported in the consolidated balance
  sheet.....................................................  10,892.2     7,840.2
  Adjustments to conform to US GAAP:
  Currency translation adjustments..........................     (35.0)        3.0
  Business combinations/Goodwill............................   7,876.3     3,160.0
  Intangible assets.........................................    (460.9)     (269.4)
  Leasing contracts.........................................     (14.2)      (15.3)
  Impairment/Real Estate....................................     (64.9)     (586.0)
  Public service contracts..................................     113.9       105.2
  Construction contracts....................................     (29.8)        8.3
  Reserves for restructuring liabilities....................     146.2       104.5
  Other reserves............................................      33.5        42.8
  Financial instruments.....................................  (1,532.8)     (266.8)
  Pension plans and stock based compensation................      (8.9)       11.6
  Others....................................................     (36.4)      (46.7)
  Tax effect on the above adjustments.......................      75.3       174.0
                                                              --------    --------
US GAAP Shareholders' equity................................  16,954.5    10,265.4
                                                              ========    ========

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Net income as reported in the consolidated statements of
  income....................................................   1,431.4     1,120.8
  Adjustments to conform to US GAAP:
  Currency translation adjustments..........................      13.0        25.0
  Business combinations/Goodwill............................  (1,052.7)     (191.0)
  Intangible assets.........................................    (191.5)     (118.5)
  Leasing contracts.........................................       1.1         1.4
  Impairment/Real Estate....................................     521.1        74.9
  Public service contracts..................................       8.7        (8.7)
  Construction contracts....................................     (38.1)       (1.8)
  Reserves for restructuring liabilities....................      26.0         1.7
  Other reserves............................................       6.4       (31.6)
  Financial instruments.....................................    (208.0)     (325.8)
  Pension plans and stock based compensation................    (240.5)      (58.2)
  Others....................................................       9.9       (11.8)
  Tax effect on the above adjustments.......................     (40.7)       88.8
                                                              --------    --------
US GAAP net income..........................................     246.1       565.2
                                                              ========    ========

                                    VIVENDI

BASIC AND DILUTED EARNINGS PER SHARE

     For US GAAP purposes, basic earning per share is computed in the same manner as earnings per share under French GAAP by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if all securities and other contracts to issue ordinary shares were exercised or converted (see Note 13). Net income represents the earnings of the Company after minority interests. The computation of diluted earnings per share is as follows (in millions of Euros or millions of shares, except earnings per share):

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Net income..................................................  246.1     565.2
                                                              -----     -----
Income before extraordinary items -- diluted................  275.9     565.2
                                                              =====     =====
Weighted average number of shares
  Outstanding -- basic......................................  511.3     438.3
                                                              =====     =====
Dilutive effect of:
  Shares issuable on exercise of dilutive options...........    2.3       2.9
  Shares attributable to stock purchase plans...............    2.7       1.0
  Shares applicable to warrants.............................    8.9       9.3
                                                              -----     -----
Weighted average number of shares
  Outstanding -- diluted....................................  525.2     451.5
                                                              =====     =====
Earnings per share:
  Basic.....................................................   0.48      1.29
                                                              =====     =====
  Diluted...................................................   0.47      1.25
                                                              =====     =====

     Debt convertible into Vivendi shares (see Note 13) was not included in the computation of diluted Earning per share because to do so would have been antidilutive for the period presented.

25C) PRESENTATION OF THE BALANCE SHEET AND INCOME STATEMENT IN US GAAP FORMAT

     For purposes of presenting a consolidated condensed balance sheet as of December 31, 1999 and 1998 and consolidated condensed income statements for the years ended December 31, 1999 and 1998 in a format consistent with US GAAP, the Company has reflected the financial statement impact of those reconciling differences between French GAAP and US GAAP presented in Note 25B. The subsidiaries consolidated using the proportionate method under French GAAP are still consolidated under the same method. In addition, due to the significance of CANAL+, the 1999 consolidated condensed US GAAP format financial statements reflect the deconsolidation of CANAL+ and the application of the equity method for the Company's investment in CANAL+.

OPERATING INCOME

     French GAAP defines exceptional items in a manner that differs from the definition of extraordinary items under US GAAP. As a consequence, items classified as exceptional for French GAAP purposes have been reclassified to the appropriate income statement captions determined under US GAAP. With the exception of gains and losses on sales of shares of affiliated companies, exceptional items relating to the operations of Vivendi have been included in the determination of operating income.

                                    VIVENDI

OTHER INCOME

     Capital gains or losses on sale of consolidated entities or equity affiliates are considered for French GAAP purposes as extraordinary income, whereas they are classified for US GAAP purposes as other income (loss).

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                   (E MILLIONS)
NET SALES(*)................................................   39,052.5     29,745.0
Costs of sales..............................................  (28,898.0)   (23,084.3)
Selling, general and administrative costs...................   (8,467.3)    (5,589.2)
OPERATING MARGIN............................................    1,687.2      1,071.5
Goodwill amortization.......................................     (770.8)      (295.0)
Other operating expenses and revenue........................   (1,437.1)      (194.9)
OPERATING INCOME............................................     (520.7)       581.6
Financial income............................................     (401.8)      (361.2)
Other income................................................      535.4        473.3
NET INCOME BEFORE TAXES, MINORITY INTEREST AND EQUITY
  INTEREST..................................................     (387.1)       693.7
Taxes.......................................................      675.0         41.7
NET INCOME BEFORE MINORITY INTEREST AND EQUITY INTEREST.....      287.9        735.4
Equity interest.............................................      (65.6)        (0.3)
Minority interest...........................................       23.8       (169.9)
NET INCOME..................................................      246.1        565.2

---------------
(*) included excise taxes and contribution collected on behalf of local authorities for an amount of E2,112 million and E2,023 million for 1999 and 1998, respectively.

                                        AT DECEMBER 31, 1999                     AT DECEMBER 31, 1999
                           -----------------------------------------------   -----------------------------
                           FRENCH   RECONCILING       CANAL+          US     FRENCH   RECONCILING     US
                            GAAP       ITEMS      DECONSOLIDATION    GAAP     GAAP       ITEMS       GAAP
                           ------   -----------   ---------------   ------   ------   -----------   ------
Current assets...........  37,436     (1,913)         (2,511)       33,012   22,910        (18)     22,892
Long term assets.........  45,341      8,301          (3,917)       49,725   26,072      4,560      30,632
Total assets.............  82,777      6,388          (6,428)       82,737   48,982      4,542      53,524
Current liabilities......  38,850      1,411          (3,746)       36,515   21,128        708      21,836
Long term liabilities....  28,983     (1,503)         (1,336)       26,144   17,591      1,489      19,080
Minority interests.......   4,052        418          (1,346)        3,124    2,423        (80)      2,343
Shareholder's equity.....  10,892      6,062               0        16,954    7,840      2,425      10,265
Total liabilities and
  shareholder's equity...  82,777      6,388          (6,428)       82,737   48,982      4,542      53,524

25D) COMPREHENSIVE INCOME

     The concept of comprehensive income does not exist under French GAAP. In US GAAP, SFAS 130, "Reporting comprehensive income," defines comprehensive income to include, net of tax impact (in million of Euros):

     -- minimum pension liability adjustments,

     -- unrealized gains and losses on investment securities classified as "available for sale,"

                                    VIVENDI

     -- foreign currency translation adjustments.

Net income for the year ended December 31, 1998.............   565.2
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...................  (225.7)
  Unrealized losses on equity securities....................  (197.0)
                                                              ------
Other comprehensive income..................................  (422.7)
                                                              ------
Comprehensive income for the year ended December 31, 1998...   142.5
                                                              ------
Net income for year ended December 31, 1999.................   246.1
Other comprehensive income, net of tax
  Foreign currency translation adjustment...................   332.3
  Unrealized gains on equity securities.....................   110.0
                                                              ------
Other comprehensive income..................................   442.3
                                                              ------
Comprehensive income for the year ended December 31, 1999...   688.4
                                                              ------

25E) STOCK BASED COMPENSATION

VIVENDI STOCK OPTION PLANS

     Beginning in 1997, Vivendi adopted stock option incentive plans that grant options on its common shares to certain directors and officers. The purpose of the stock option plans is to align the interest of management with the interest of shareholders by providing certain officers and other key employees with additional incentives to increase the Company's performance on a long-term basis. Under the Company's "classic" plan, Vivendi grants options at a strike price discounted 12.5% to 20% from the fair market value of the stock on the date of grant. These options are granted with a contractual life of eight to ten years and vest over a five-year period from the date of grant. Options have been granted under the classic plan each year since its inception. Vivendi has adopted another fixed stock option plan in 1997 that grants options to a limited number of senior managers with a strike price at a premium to the fair market value of the stock on the date of grant.

     Vivendi has adopted a variable stock option plan in 1999 that grants options to a limited number of senior managers. The number of options granted under this plan is measured twice over a five-year vesting period. The first measurement date is after three years, and the second after five years. At each measurement date, the number of options to be granted is based upon a formula that measures the performance of Vivendi stock against the performance of a basket of peer companies. The options then become immediately exercisable. If a participant leaves the Company before either of the measurement dates, he forfeits eligibility for the award.

     In November 1999, the Company granted ten stock options to each of its employees. These 2,530,200 options have been granted at an exercise prices of E62.6, which represented a 20% discount from the market price of Vivendi shares at the grant date. The options vested immediately but are exercisable after a period up of three years. In certain countries, stock appreciation rights have been granted in place of stock options due to regulatory reasons.

     No compensation expense has been recorded in connection with stock options granted by the Company under French GAAP. Under US GAAP, the compensation expense recorded by the Company is E16.5 million and E85.8 million for the years ended 31 December, 1998 and 1999, respectively.

                                    VIVENDI

     Information relating to Vivendi stock options granted during 1999, 1998 and 1997 is summarized as follows:

                                                          NUMBER OF      WEIGHTED AVERAGE
                                                            SHARES      EXERCISE PRICE (E)
                                                          ----------    ------------------
December 31, 1996.......................................   6,392,664           21.5
                                                          ----------           ----
  Granted...............................................   3,241,934           42.6
  Exercised.............................................  (1,151,065)          20.1
  Forfeited.............................................      (7,069)           9.0
                                                          ----------           ----
December 31, 1997.......................................   8,476,464           29.8
                                                          ----------           ----
  Granted...............................................   2,192,760           50.5
  Exercised.............................................  (1,039,335)          21.4
  Forfeited.............................................     (36,232)          12.0
                                                          ----------           ----
December 31, 1998.......................................   9,593,657           35.5
                                                          ----------           ----
  Granted...............................................  11,628,678           68.4
  Exercised.............................................  (1,851,063)          22.5
  Forfeited.............................................     (42,616)          19.7
                                                          ----------           ----
December 31, 1999.......................................  19,328,656           56.6
                                                          ==========           ====

     At December 31, 1999, 1998, and 1997, 2,309,077, 4,162,924 and 4,279,752
options were exercisable at weighted average exercise prices of E21.9, E22.0, and E21.4 per share, respectively. The options outstanding at December 31, 1999 expire in various years through 2009.

     Information about VIVENDI stock options outstanding at December 31, 1999 is summarized as follows:

                              OPTIONS OUTSTANDING
                 ---------------------------------------------
EXERCISE PRICE     NUMBER      WEIGHTED AVERAGE      NUMBER
     (E)         OUTSTANDING   REMAINING LIFE(A)   EXERCISABLE
--------------   -----------   -----------------   -----------
     19.2           114,037          0.81             114,037
     21.5           176,307          1.89             176,307
     19.2           139,944          0.83             139,944
     19.3           386,183          2.80             386,183
     22.2           342,392          3.70             342,392
     22.1           796,691          4.48             796,691
     26.3           353,523          1.92             353,523
     30.9         1,229,096          5.71                  --
     50.0         1,980,974          4.71                  --
     50.5         2,180,831          6.51                  --
     61.3            42,672          7.06                  --
     65.0         3,302,569          7.27                  --
     73.0         5,729,237          7.36                  --
     61.8            15,000          7.69                  --
     62.6             9,000          7.90                  --
     62.6         2,530,200          7.90                  --
     ----        ----------          ----           ---------
     56.6        19,328,656          6.43           2,309,077
     ====        ==========          ====           =========

                                    VIVENDI

     For the stock option plans adopted prior to January 1, 1998, the Company intends to settle options through the issuance of new shares. For stock options plans adopted in 1998 and later, the Company intends to settle options with treasury shares. As of December 31, 1999 and 1998, the Company has designated approximately 5.5 million and 1.8 million treasury shares, respectively, to settle its potential obligation under stock option plans.

     In addition to the corporate plans described above, the following consolidated subsidiaries maintained stock-based plans for their employees which are denominated in the subsidiary's stock. Following is a description of the significant plans.

CANAL+ STOCK OPTION PLANS

     CANAL+ has adopted several fixed stock option plans that are settled in its own shares. Options granted under most of these plans are granted to employees at a strike price with a discount between 0% and 10% from the market value of the shares at the grant date.

     For plans adopted prior to January 1, 1998, options that are exercised are settled through the issuance of new shares. The options vest ratably over a five-year period and are valid up to five years from the date of grant. For plans adopted in 1998 and later, options that are exercised are settled with CANAL+ treasury shares. These options vest in a graduated manner over five years and are valid up to five years from the date of grant. CANAL+ manages its exposure to the price risk associated with the shares required to settle the options through the issuance of put and call options settled in its own stock.

     In 1998, CANAL+ adopted a stock option plan that grants options to a limited number of senior managers. The options, which vest five years after the date of grant, have a strike price that was significantly higher than the market price of CANAL+ shares at the grant date.

     No compensation expense has been recorded in connection with the stock options granted by CANAL+ under French GAAP. Under US GAAP, the compensation cost recorded by the Company is respectively E1.7 million and E1.2 million for the years ended December 31, 1998 and 1999.

                                                              NUMBER OF    WEIGHTED AVERAGE
CANAL+                                                         SHARES      EXERCISE PRICE(E)
------                                                        ---------    -----------------
December 31, 1996...........................................  1,280,000          27.6
                                                              ---------          ----
  Granted...................................................         --            --
  Exercised.................................................    (23,668)         27.3
  Canceled..................................................         --            --
                                                              ---------          ----
December 31, 1997...........................................  1,256,332          27.6
                                                              ---------          ----
  Granted...................................................  1,946,400          47.3
  Exercised.................................................    (65,388)         27.3
  Canceled..................................................         --            --
                                                              ---------          ----
December 31, 1998...........................................  3,137,344          39.8
                                                              ---------          ----
  Granted...................................................     88,000          64.1
  Exercised.................................................   (397,972)         27.3
  Canceled..................................................         --            --
                                                              ---------          ----
December 31, 1999...........................................  2,827,372          42.4
                                                              =========          ====

                                    VIVENDI

                                 OPTIONS OUTSTANDING
                 ----------------------------------------------------
EXERCISE PRICE     NUMBER      WEIGHTED AVERAGE          NUMBER
     (E)         OUTSTANDING   REMAINING LIFE(A)      EXERCISABLE
--------------   -----------   -----------------      -----------
     27.3           715,972          0.70               715,972
     31.4            37,000          0.93                37,000
     33.9            40,000          1.18                32,000
     41.3         1,350,400          3.48               135,040
     61.0           596,000          3.48                    --
     64.0            40,000          4.44                    --
     64.2            48,000          4.73                    --
     ----         ---------          ----               -------
     42.4         2,827,372          2.75               920,012
     ====         =========          ====               =======

     At December 31, 1999, 1998 and 1997, 920,012, 926,944 and 736,333 options were exercisable as weighted average exercise prices of E29.8, E27.6 and E27.6 per share, respectively. The options outstanding at December 31, 1999 expire in years through 2004.

VINCI STOCK OPTION PLANS

     Vinci has adopted several fixed stock option plans that are settled in its own shares. Options granted under these plans are granted to employees at a discount of 20% from the average market price of Vinci shares over the last 20 business days prior to the grant date. These options have a contractual life of up to ten years and vest from one to five years from the grant date. For plans adopted prior to January 1, 1998, options that are exercised are settled through the issuance of new shares. For plans adopted in 1998 and later, options that are exercised are settled with Vinci treasury shares.

     No compensation expense has been recorded in connection with the stock options granted by Vinci under French GAAP. Under US GAAP, the compensation cost recorded is respectively E0.8 million and E0.5 million for years ended December 31, 1999 and 1998.

                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               SHARES      EXERCISE PRICE(E)
                                                              ---------    -----------------
December 31, 1996...........................................  1,134,535          24.3
                                                              ---------          ----
  Granted...................................................         --            --
  Exercised.................................................    (99,028)         18.7
  Forfeited.................................................    (31,961)         24.7
                                                              ---------          ----
December 31, 1997...........................................  1,003,546          24.8
                                                              ---------          ----
  Granted...................................................  1,059,193          31.8
  Exercised.................................................   (343,530)         22.5
  Forfeited.................................................    (33,805)         24.8
                                                              ---------          ----
December 31, 1998...........................................  1,685,404          29.7
                                                              ---------          ----
  Granted...................................................  3,765,058          42.0
  Exercised.................................................   (285,963)         26.4
  Forfeited.................................................    (34,191)         24.8
                                                              ---------          ----
December 31, 1999...........................................  5,130,308          39.0
                                                              =========          ====

                                    VIVENDI

                              OPTIONS OUTSTANDING
                 ---------------------------------------------
EXERCISE PRICE     NUMBER      WEIGHTED AVERAGE      NUMBER
     (E)         OUTSTANDING   REMAINING LIFE(A)   EXERCISABLE
--------------   -----------   -----------------   -----------
     25.9            41,455          1.93             41,455
     16.8            53,259          2.85             53,259
     30.9           118,840          3.85            118,840
     25.0           116,923          4.84            116,923
     25.6           220,403          8.17            220,403
     33.7           814,368          5.17                 --
     38.0           654,068          9.19                 --
     ----         ---------          ----            -------
     33.8           101,490          5.18                 --
     ----         ---------          ----            -------
     42.3         1,003,193          9.69                 --
     ----         ---------          ----            -------
     43.7         2,006,309          9.69                 --
     ----         ---------          ----            -------
     39.0         5,130,308          8.37            550,880
     ====         =========          ====            =======

     At December 31, 1999, 1998 and 1997, 550,880, 948,460 and 1,246,038 options were exercisable as weighted average exercise prices of E25.8, E23.7 and E24.3 per share, respectively. The options outstanding at December 31, 1999 expire in years through 2009.

COFIRA

     In January 1994, Cofira, a consolidated subsidiary of Vivendi and Telecommunication holding company, granted 246,800 stock options for key employees with an exercise price of E15.24. As Cofira is not a public company, the exercise price was fixed to shareholder's equity plus 30% at the date of grant. These options vest over a five-year period and may be exercised up to eight years from the grant date.

HAVAS INTERACTIVE

     On July 1, 1999 Havas Interactive granted two stock based plans, one management option plan and one stock appreciation right plan.

                                                                            MANAGEMENT
                                                                SARS       OPTIONS PLAN
                                                              ---------    ------------
Number of participants......................................        710            18
Number of shares authorised.................................  4,875,000     2,625,000
Number of shares granted....................................  3,605,600     2,077,106
Number of shares forfeited..................................    585,500       340,500
                                                              ---------     ---------
Balance December 31,1999....................................  3,020,100     1,736,606

     The stock options and appreciation rights granted under the plans vest over a five-year period from the date of grant and may be exercised up to 10 years from the grant date. As Havas Interactive is not a public company, the exercise price and the selling price are determined as a factor of company EBITDA. For the management option plan, the participant shall have the right to sell to Havas Interactive the shares at the selling price stated in the contract. In 1999, Havas Interactive recorded compensation expense related to these plans of E3.6 million.

                                    VIVENDI

SITHE

     In 1999, pursuant to the 1998 Employee Restricted Stock Ownership Plan under which certain employees are awarded a portion of their annual incentive compensation in the form of restricted common stock of the company at a 20% discount to its fair market value, Sithe purchased for approximately E4.5 million and held in trust 3,274 shares of the Company's common stock with respect to the portion of 1998 incentive compensation so awarded.

     In July, 1999, pursuant to the 1999 Stock Retention Plan (the "Plan"), Sithe awarded to certain employees 8,976 shares of unissued restricted common stock ("RSAs") and 15,615 nonqualified options to purchase the Company's common stock at the then fair market value of E1,920 per share.

     The participant shall have the right during the one-year period following vesting to sell to Sithe and Sithe shall have the right upon the one-year anniversary of vesting to purchase all or any portion of the RSAs at fair market value. In 1999, Sithe recorded compensation expense related to this plan of E3.9 million.

EMPLOYEE STOCK PURCHASE PLANS

     Vivendi maintains savings plans that allow substantially all full time employees of Vivendi and its subsidiaries to purchase shares of Vivendi. The shares are sold to employees at a discount of 20% from the average market price of Vivendi stock over the last 20 business days prior to the date of authorization by the management committee. Shares purchased by employees under these plans are subject to certain restrictions over the sale or transfer of the shares by employees.

     Shares sold to employee stock purchase plans are as follows:

                                                       1999         1998        1997
                                                     ---------    ---------    -------
Number of shares...................................  6,608,980    1,511,769    936,912
Proceeds on sales (E millions).....................      480.1        156.4       72.9
Average cost of treasury sales (in E)..............       72.6        103.5       77.8

     Under US GAAP, the compensation cost recorded by the Company for the years ended December 31, 1999 and 1998 is respectively E160.8 million and E54.1 million.

     Vinci maintains saving plans that allow all full time employees of Vinci and its subsidiaries to purchase shares of Vinci. The shares are sold at a discount of 20% from the average market price of Vinci stock over the last 20 business day prior to the date of authorization by the Board of Directors.

                                                         1999       1998       1997
                                                        -------    -------    -------
Number of shares......................................  560,350    820,292    417,730
Proceeds on sales (E millions)........................     15.6       14.9        5.4
Average cost of treasury sales (in E).................     27.9       18.1       12.9

     The compensation cost recorded by the Company for years ended December 31, 1999 and 1998 is respectively E7.5 million and E14.7 million.

     Vivendi applies the intrinsic value method to account for compensation cost associated with options granted to employees. In accordance with French GAAP, the Company has not recorded compensation expense on options granted with a discounted strike price up to 20% from the fair value of shares at the date of grant. Had compensation cost for stock options awarded under these plans been determined based on the fair value at the dates of grant consistent with the methodology of SFAS 123, Vivendi's net income

                                    VIVENDI
and basic earnings per share, as determined in accordance with US GAAP, would have reflected the following pro forma amounts (in millions of euros, except per share amounts):

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
US GAAP net income..........................................  246.1         565.2
Basic earning per share.....................................    0.48          1.29
Impact of fair value method of stock options................  (52.2)        (18.0)
Pro forma US GAAP net income................................  193.9         547.2
Pro forma basic earnings per share..........................    0.38          1.26

     The fair value of each Vivendi, Vinci and CANAL+ option grant is estimated on the date of grant using the Binomial option pricing model with the following assumptions for the grants:

                                                              1999     1998     1997
                                                              -----    -----    -----
VIVENDI
Expected life (years).......................................   6.53     5.64     5.76
Interest rate...............................................   4.56%    4.70%    5.42%
Volatility..................................................   6.51%    6.51%    6.51%
Dividend yield..............................................   1.14%    1.14%    1.14%

                                                              1999     1998     1997
                                                              -----    -----    -----
CANAL+
Expected life...............................................   2.74     3.43     2.72
Interest rate...............................................   4.56%    4.70     5.42%
Volatility..................................................  12.32%   12.32%   12.32%
Dividend yield..............................................   0.48%    0.48%    0.48%

                                                              1999     1998     1997
                                                              -----    -----    -----
VINCI
Expected life...............................................   8.45     6.14     6.51
Interest rate...............................................   4.56%    4.70     5.42%
Volatility..................................................  13.14%   13.14%   13.14%
Dividend yield..............................................   2.20%    2.20%    2.20%

                                    VIVENDI

25F) PENSION PLAN AND OTHER COST RETIREMENT BENEFITS OTHER THAN PENSION PLANS

     Disclosures, presented in accordance with SFAS 132, are as follows (in millions of Euros):

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                             ------------------    --------------
                                                              1999       1998      1999     1998
                                                             -------    -------    -----    -----
CHANGE IN BENEFIT OBLIGATION
     BENEFIT OBLIGATION AT BEGINNING OF YEAR...............  1,334.2    1,235.5     9.0      9.2
  Service cost.............................................     71.8       69.0     0.1      0.1
  Interest cost............................................     91.3       84.2     0.4      0.5
  Plan participants contributions..........................     11.9       10.6      --       --
  Business combinations....................................    100.2       42.2      --       --
  Disposals................................................    (10.5)      (1.1)     --       --
  Curtailments.............................................     (2.8)      (0.4)     --       --
  Actuarial loss (gain)....................................     14.3        5.2    (1.5)    (0.1)
  Benefits paid............................................    (71.8)     (61.3)   (0.7)    (0.7)
  Special termination benefits.............................       --         --      --       --
  Others (foreign currency translation)....................    107.0      (49.7)     --       --
                                                             -------    -------    ----     ----
     BENEFIT OBLIGATION AT END OF YEAR.....................  1,645.6    1,334.2     7.3      9.0
                                                             =======    =======    ====     ====
CHANGE IN PLAN ASSETS
     FAIR VALUE OF PLAN ASSETS AT BEGINNING OF YEAR........  1,155.9    1,093.6      --       --
  Actual return on plan assets.............................    232.5      108.7      --       --
  Company contributions....................................     45.7       63.4     0.7      0.7
  Plan participants contributions..........................     11.9       10.6      --       --
  Business combinations....................................      3.9       10.6      --       --
  Disposal.................................................     (2.0)      (0.7)     --       --
  Benefits paid............................................    (71.8)     (61.3)   (0.7)    (0.7)
  Others (foreign currency translation)....................    157.4      (69.0)     --       --
                                                             -------    -------    ----     ----
     FAIR VALUE OF PLAN ASSETS AT END OF YEAR..............  1,533.5    1,155.9      --       --
                                                             =======    =======    ====     ====
  Funded status of the plan................................   (112.1)    (178.3)   (7.4)    (9.0)
  Unrecognized actuarial loss..............................   (154.6)     (15.9)   (1.6)    (0.1)
  Unrecognized actuarial prior service cost................   (153.6)    (146.6)     --       --
  Unrecognized actuarial transition obligation.............    (26.1)     (21.4)     --       --
                                                             -------    -------    ----     ----
     ACCRUED BENEFIT COST..................................   (446.4)    (362.2)   (9.0)    (9.1)
                                                             =======    =======    ====     ====
Write off of prepaid on multi-employer scheme
  overtime(*)..............................................    (24.9)     (14.2)     --        0
                                                             -------    -------    ----     ----
Net (accrued) benefit cost under US GAAP...................   (471.3)    (376.4)   (9.0)    (9.1)
                                                             =======    =======    ====     ====

---------------
(*) Prepaid arising from multi-employer plans overtime (activities under lease contract) are written off by since there are serious doubts that they could be recoverable through future contribution holidays.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligation in excess of plan assets were E447 million, E356 million and E32 million, respectively, as of December 31, 1999, E576 million, E471 million and E25 million, respectively, as of December 31, 1998.

                                    VIVENDI

     Amounts recognized in the balance sheets consist of (in millions of Euros):

                                                      PENSION BENEFITS    OTHER BENEFITS
                                                      ----------------    --------------
                                                       1999      1998     1999     1998
                                                      ------    ------    -----    -----
Accrued benefit liability (including MLA)...........  (586.5)   (466.4)   (9.0)    (9.1)
Prepaid benefit cost................................   114.5      86.9      --       --
                                                      ------    ------    ----     ----
NET AMOUNT ACCRUED FOR UNDER US GAAP................  (472.0)   (379.5)   (9.0)    (9.1)
                                                      ======    ======    ====     ====
Intangible assets (MLA)(a)..........................     0.7       3.1      --       --
                                                      ------    ------    ----     ----
NET AMOUNT RECOGNIZED UNDER US GAAP.................  (471.3)   (376.4)   (9.0)    (9.1)
                                                      ======    ======    ====     ====

---------------
a) Adjustment for US GAAP purpose: the benefit liability accrued under US GAAP has to be the minimum between the accumulated benefit obligation net of fair value of plan assets and the net amount recognized under US GAAP.

     Net accruals in the accompanying consolidated balance sheet can be compared with balances determined under US GAAP as follows (in millions of Euros):

                                                      PENSION BENEFITS    OTHER BENEFITS
                                                      ----------------    --------------
                                                       1999      1998     1999     1998
                                                      ------    ------    -----    -----
NET AMOUNT ACCRUED FOR UNDER US GAAP................  (472.0)   (379.5)   (9.0)    (9.1)
Excess funding of plans recognized in income only
  when paid back to the Company.....................    (3.4)    (12.6)     --       --
Impacts of transition obligation, of prior service
  cost and of actuarial gains recognized with a
  different timing under local regulations..........   (29.7)     (6.4)     --      0.1
Minimum liability adjustments (MLA).................     0.7       3.1      --       --
                                                      ------    ------    ----     ----
NET AMOUNT ACCRUED FOR UNDER FRENCH GAAP IN THE
  ACCOMPANYING CONSOLIDATED BALANCE SHEET...........  (504.4)   (395.4)   (9.0)    (9.0)
                                                      ======    ======    ====     ====
Accrued.............................................  (582.6)   (449.7)   (9.0)    (9.0)
Prepaid.............................................    78.2      54.3      --       --

     Net periodic cost under US GAAP was as follows (in millions of Euros):

                                                        PENSION BENEFITS    OTHER BENEFITS
                                                        ----------------    --------------
                                                         1999      1998     1999     1998
                                                        ------    ------    -----    -----
Service cost..........................................   71.8      69.0       --       --
Expected interest cost................................   91.3      84.2      0.1      0.1
Expected return on plan assets........................  (93.5)    (90.0)     0.5      0.5
Amortization of unrecognized prior service cost.......  (12.1)    (11.9)      --       --
Amortization of actuarial net loss (gain).............    0.7       4.8       --       --
Amortization of net transition obligation.............   (1.2)     (0.9)      --       --
Curtailments/Settlements..............................   (2.8)     (0.4)      --       --
Special Termination benefits..........................     --        --       --       --
                                                        -----     -----      ---      ---
Net periodic benefit cost.............................   54.2      54.8      0.6      0.6
                                                        =====     =====      ===      ===
Write-off of prepaid on multi-employer scheme
  overtime............................................    8.2       7.3       --       --
Net periodic benefit cost under US GAAP...............   62.4      62.1      0.6      0.6

                                    VIVENDI

     Annual cost under French GAAP was E80.9 million and E64.6 million for the years ended December 31, 1999, and 1998, respectively. The difference between these amounts and the annual cost under US GAAP primarily results from the difference in timing of amortization of the initial transition liability and of actuarial gains and losses. In addition, certain companies do not recognize the excess funding.

     Weighted-average assumptions as of December 31 are as follows (in millions of Euros):

                                                    PENSION BENEFITS      OTHER BENEFITS
                                                    -----------------     ---------------
                                                     1998       1999      1998      1999
                                                    ------     ------     -----     -----
Discount rate.....................................   6.5%       5.8%       5.0%      5.0%
Rate of compensation increase.....................   N/A        N/A        N/A       N/A
Expected return on plan assets....................   8.2%       7.4%       6.0%      6.0%
Expected residual active life (in years)..........  14.4       13.7       15.0      15.0

     Regarding the other benefits plans, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                     1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                                          INCREASE              DECREASE
                                                     ------------------    ------------------
Effect on total of service and interest cost
  components.......................................          0.0                   0.0
Effect on the postretirement benefit obligation....          0.3                  (0.2)

25G) CAPITAL AND OPERATING LEASE

     The Company has entered into capital and operating leases. At December 1999, the minimum future payments under these leases, properly classified under US GAAP, is as follows (in millions of Euros):

                                                              OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,                                       LEASES      LEASES
------------------------                                      ---------    -------
2000........................................................     617.2       219.3
2001........................................................     609.0       214.6
2002........................................................     541.3       213.1
2003........................................................     519.5       204.6
2004........................................................     415.9       212.6
2005 and thereafter.........................................   2.147.6     1,971.3
                                                               -------     -------
Total minimum future capital lease payments.................   4,850.5     3,035.5
Less amounts representing interest..........................        --     1,514.6
                                                               -------     -------
Present value of net minimum future capital lease
  payments..................................................        --     1,520.9
                                                               =======     =======

                                    VIVENDI

25H) CONSOLIDATION OF LESS THAN MAJORITY OWNED ENTITIES

     CANAL+ has been consolidated in the financial statements under French GAAP since the Company gained effective control in October, 1999. Summarized information concerning CANAL+ under French GAAP is presented below:

Income Statement Information (E millions)

                                                                  1998            1999
                                                                  ----            ----
Revenues....................................................     2,475           3,291
Operating income............................................        51             (23)
Net financial income (expense)..............................        (3)            (40)
Net income (loss)...........................................       (28)           (336)
Net income applicable to Vivendi ownership(*)...............       (10)           (167)

Balance Sheet Information (E millions)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Goodwill....................................................       265             252
Other Intangible Assets.....................................     1,669           1,891
Property, Plant and Equipment...............................       746             758
Financial Assets............................................       908             888
Current Assets..............................................     1,661           2,779
  Total Assets..............................................     5,249           6,568
Shareholders' Equity........................................     1,545           1,127
Minority Interests..........................................        88              61
Reserves and allowances.....................................       705             604
Long term Debt..............................................       504           1,101
Current Liabilities.........................................     2,407           3,675
  Total Liabilities and Equity..............................     5,249           6,568
Shareholders' equity applicable to Vivendi ownership(*).....       524             550

---------------
* (respectively 34%/49% before/after September 1999)

                                    VIVENDI

25I) RESTRUCTURING COSTS

     Provisions for restructuring by segment details as follows:

                               BALANCE      CHANGE IN                                          BALANCE      CHANGE IN
                               DEC. 31,     SCOPE OF                                           DEC. 31,     SCOPE OF
 EMPLOYEE TERMINATION COSTS      1996     CONSOLIDATION   ADDITIONS   UTILIZATION   REVERSAL     1997     CONSOLIDATION   ADDITIONS
-----------------------------  --------   -------------   ---------   -----------   --------   --------   -------------   ---------
Publishing and Multimedia....                                                                                 47.8           26.0
Water........................
Waste Management.............                                                                                                 2.1
Energy.......................    27.0                        11.3        (17.2)                  21.1
Construction.................    48.3                        64.5        (79.9)                  32.9          1.5           61.0
Real Estate..................     7.2                                                             7.2          0.2            3.4
                                 ----          ---          -----        -----        ---        ----         ----          -----
   Total.....................    82.5          0.0           75.8        (97.1)       0.0        61.2         49.5           92.5
                                 ====          ===          =====        =====        ===        ====         ====          =====

                                                        BALANCE      CHANGE IN                                          BALANCE
                                                        DEC. 31,     SCOPE OF                                           DEC. 31,
 EMPLOYEE TERMINATION COSTS    UTILIZATION   REVERSAL     1998     CONSOLIDATION   ADDITIONS   UTILIZATION   REVERSAL     1999
-----------------------------  -----------   --------   --------   -------------   ---------   -----------   --------   --------
Publishing and Multimedia....     (34.6)       (0.8)      38.4         14.6           18.0        (42.6)       (1.4)      27.0
Water........................                                          54.2                       (11.7)                  42.5
Waste Management.............                              2.1                         2.0                                 4.1
Energy.......................     (10.3)                  10.8                                     (5.5)                   5.3
Construction.................     (51.8)       (1.2)      42.4                        44.5        (50.9)       (0.3)      35.7
Real Estate..................      (1.5)                   9.3         (1.7)           5.7         (5.6)                   7.7
                                 ------        ----      -----         ----          -----       ------        ----      -----
   Total.....................     (98.2)       (2.0)     103.0         67.1           70.2       (116.3)       (1.7)     122.3
                                 ======        ====      =====         ====          =====       ======        ====      =====


 EMPLOYEE TERMINATION COSTS    NOTE
-----------------------------  ----
Publishing and Multimedia....   (a)
Water........................   (b)
Waste Management.............
Energy.......................
Construction.................   (c)
Real Estate..................
   Total.....................

                               BALANCE      CHANGE IN                                          BALANCE      CHANGE IN
                               DEC. 31,     SCOPE OF                                           DEC. 31,     SCOPE OF
  OTHER RESTRUCTURING COSTS      1996     CONSOLIDATION   ADDITIONS   UTILIZATION   REVERSAL     1997     CONSOLIDATION   ADDITIONS
-----------------------------  --------   -------------   ---------   -----------   --------   --------   -------------   ---------
Telecommunications...........                                59.4                                59.4         (3.3)
Publishing and Multimedia....
Water........................     2.7          6.8           19.8         (0.3)                  29.0         (1.0)           9.5
Transportation...............     1.2                                                             1.2
                                 ----          ---          -----        -----        ---       -----         ----          -----
   Total.....................     3.9          6.8           79.2         (0.3)       0.0        89.6         (4.3)           9.5
                                 ----          ---          -----        -----        ---       -----         ----          -----
   Total.....................    86.4          6.8          155.0        (97.4)       0.0       150.8         45.2          102.0
                                 ====          ===          =====        =====        ===       =====         ====          =====

                                                        BALANCE      CHANGE IN                                          BALANCE
                                                        DEC. 31,     SCOPE OF                                           DEC. 31,
  OTHER RESTRUCTURING COSTS    UTILIZATION   REVERSAL     1998     CONSOLIDATION   ADDITIONS   UTILIZATION   REVERSAL     1999
-----------------------------  -----------   --------   --------   -------------   ---------   -----------   --------   --------
Telecommunications...........     (21.7)       (0.3)      34.1          (4.1)          1.4        (12.4)                  19.0
Publishing and Multimedia....                                            6.8                       (1.5)                   5.3
Water........................     (13.3)                  24.2          55.1          28.8        (34.2)                  73.9
Transportation...............                              1.2                                     (0.3)                   0.9
                                 ------        ----      -----         -----         -----       ------        ----      -----
   Total.....................     (35.0)       (0.3)      59.5          57.8          30.2        (48.4)                  99.1
                                 ------        ----      -----         -----         -----       ------        ----      -----
   Total.....................    (133.2)       (2.3)     162.5         124.9         100.4       (164.7)       (1.7)     221.4
                                 ======        ====      =====         =====         =====       ======        ====      =====


  OTHER RESTRUCTURING COSTS    NOTE
-----------------------------  ----
Telecommunications...........   (d)
Publishing and Multimedia....
Water........................   (b)
Transportation...............
   Total.....................
   Total.....................

                                    VIVENDI

     As previously discussed, the Company has grown through significant acquisitions in the past several years. As a result of these acquisitions and the need to streamline and integrate the resulting operating entities, the Company's various business segments have implemented various restructuring plans, primarily related to the consolidation of facilities. As a result, the Company has incurred significant costs associated with the elimination of such facilities and related reductions in employee headcount. These costs include amounts associated with employee termination and early retirement programs, asset divestitures, and costs associated with lease and other contract terminations. These plans are generally completed within one year of initiation.

     In addition to restructuring plans initiated by the Company, certain of the acquired businesses had initiated and were executing restructuring plans at the time of acquisition. The Company evaluated these restructuring plans at the time of acquisition to determine whether such plans were consistent with the Company's integration strategy. If consistent, such reserves were established through purchase accounting and have been reflected as "Change in scope of consolidation" in the table above. A description of the Company's various restructuring plans by business segment is detailed below.

(a)  Publishing and Multimedia

     As previously indicated, Havas was first consolidated with Vivendi in 1998. Havas reserves associated with its pre-acquisition restructuring plans consist primarily of costs associated with headcount reduction programs at several operating units and have been included in "Change in scope of consolidation" in 1998. The balance of the amount reflected in "Change in scope of consolidation" relates primarily to the acquisitions of Anaya and Medimedia in 1998 and 1999, respectively.

     During the acquisition of Grupo Anaya in September 1998, the Company determined that certain sales and administrative offices were redundant. The Company established a termination plan amounting to E 10.8 million involving approximately 240 employees (12 management employees and 228 administrative and sales employees). The Company paid E 8.5 million in severance costs and 167 employees had been terminated as of December 31, 1999.

     During the acquisition of Medimedia in August 1999, the Company implemented a restructuring plan with costs of approximately E 11 million. The plan included an accrual of E 4.2 million associated with severance costs related to the termination of approximately 40 employees, and an accrual of E 6.8 million related to the closure and disposal of several operating facilities. During the fourth quarter of 1999, E 0.5 million in severance payments were made in connection with the termination of five employees together with E 1.3 million in facility exit costs.

     The Company's business units comprising the Publishing and Multimedia segment have implemented certain other restructuring activities during 1998 and 1999. The most significant of these activities is a termination plan relating to the reduction of administrative headcount at Havas, which resulted in termination costs of E 5.3 million. These costs were accrued in 1998 and paid in 1999.

(b)  Water

     Beginning in 1997, the Company implemented a three-year restructuring plan associated with its water businesses located in France. The primary purpose of the restructuring plan is to consolidate individual facilities originally established with the sole purpose of administering municipal water service contracts. The costs associated with the plan relate primarily to lease termination and other costs to exit facilities. The plan will result in a restructuring of the Company's existing operating structure from 334 local units, 86 intermediary levels and 31 regional agencies to 140 local units, 50 business units and 10 regional agencies. The plan is expected to be completed in 2000.

     As previously discussed, the Company acquired USFilter in April 1999. In conjunction with the acquisition, the Company evaluated USFilter's ongoing restructuring plans. This evaluation resulted in the

                                    VIVENDI
continuation of certain restructuring efforts and the implementation of additional restructuring plans to streamline USFilter's resulting manufacturing and production base and to redesign its distribution network. The revised restructuring plans identified certain manufacturing facilities, distribution sites, sales and administrative offices, retail outlets and related assets that became redundant or non-strategic upon consummation of the transaction. The costs associated with the plan totaled (euro)109.4 million and are reflected in "Change in scope of consolidation." The costs consisted of (euro)54.2 million in severance and employee termination costs related to a reduction of the combined workforce of 1,465 employees (189 management employees, 456 administrative employees, 684 manufacturing employees and 136 sales employees), and
(euro)55.1 million in facility exit costs, including assets write-downs, lease terminations and other exit costs. During 1999, the Company incurred costs of
(euro)31.6 million in connection with the plan, including (euro)11.7 million in severance payments in connection with the termination of approximately 350 employees and (euro)19.9 million in facility exit costs. As of December 31, 1999, a total accrual of approximately (euro)77.7 million remained, consisting of (euro)42.5 million in severance and employee termination accruals and
(euro)35.2 million in other restructuring costs (primarily attributable to facility consolidation). The remaining costs are expected to be incurred during 2000. Additional costs to complete the restructuring plan are not expected to be material and are expected to be incurred during the current fiscal year.

(c)  Construction

     Beginning in 1996, the Company recorded provisions for restructuring plans, in the amount of (euro)48.3 million, consisting of severance and employee termination costs. These plans were executed in 1997, resulting in a headcount reduction of 1,566 employees (259 management employees and 1,307 construction employees).

     During 1997, the Company established additional restructuring plans, primarily related to planned headcount reduction, in the amount of
(euro)64.5 million. These plans consisted of accruals associated with the termination of 2,106 employees (483 management employees and 1,623 construction employees).

     During 1997, the Company incurred charges of (euro)31.6 million in connection with these plans, which resulted in a reduction of the workforce of 1,028 employees (210 management employees and 818 construction employees). The remaining portion of these plans were executed in 1998, resulting in charges of
(euro)31.7 million and a 1,078 decrease in the number of employees (273 management employees and 805 construction employees).

     In 1998, the Company's management continued the review of its activities and internal organization, a review that prompted the implementation of additional restructuring plans. These plans resulted in an accrual of
(euro)61.0 million and consisted of severance and employee termination costs for 1,939 employees (194 management employees and 1,745 construction employees). During this period, the Company incurred costs associated with such plans in an amount of (euro)18.6 million for a total of 591 employees (59 management employees and 532 construction employees). The remaining portion of the plan was executed in 1999 for a total cost of (euro)42.1 million.

     In 1999, the Company established a restructuring plan as a result of a general decline in construction demand in markets serviced by its German subsidiaries. Additionally, the Company implemented plans in its civil engineering entities to adapt the business to new technology, including digital technology related to electrical contracting. These plans resulted in an accrual of (euro)44.5 million, in connection with a workforce reduction of 1,460 employees (277 management employees and 1,183 workers). During 1999, the Company incurred (euro)8.8 million in connection with such plans and reduced its number of employees by 288 (49 management employees and 239 construction employees).

                                    VIVENDI

(d)  Telecommunications

     In December 1997, SFR decided to discontinue mobile telephone service operations utilizing analog technology. In connection with this decision, a reserve of approximately (euro)60.0 million was provided in connection with the phasing out of the subscriber base and associated technology.

25J) SUBSEQUENT EVENTS

     On February 10, 2000, Vivendi reduced its interest in Vinci from 49.3% to 16.9% by selling 13.8 million shares of Vinci to institutional investors, for E607.2 million and recognized a gain of E300 million. Vivendi waived its double voting rights on the remaining shares as part of this sale. Vivendi has also agreed not to sell any additional Vinci shares until February 2001, at which time Vivendi plans to complete its divestiture by selling the remaining shares on the market.

     On February 2000, Vivendi sold to Reliant 21 independent power production plants for (euro)2.13 billion and recognized a gain of (euro)450 million.

     Subsequent to the restructuring of the activity of CGIS into two separate companies, Nexity and Vivendi Valorisation, Vivendi has sold Nexity beginning of July to institutional investors without major gain or loss.

     On May 16, 2000, and following a cooperation agreement signed on January 30, 2000, Vivendi, through its subsidiary Vivendi Net, and Vodafone AirTouch, entered into an agreement to create an equally owned joint venture called VIZZAVI, to establish a Multi Access Portal for the European market.

     On June 20, 2000, the Company entered into an agreement to combine with The Seagram Company Ltd. and CANAL+. These transactions will be effected through the Company merging with and into one of its wholly-owned subsidiaries, which will then acquire all of the non-regulated operations of CANAL+. The non-regulated operations of CANAL+ include all CANAL+ operations except for the license to broadcast television in France and the French subscriber base. Vivendi Universal will then acquire all of the outstanding shares of Seagram pursuant to a plan of arrangement under Canadian law.

     On June 22, 2000, the Company entered into a memorandum of understanding with Electricite de France (EDF), the French National Power Utility, in order to offer an integrated service from power generation to energy services primarily to large industrial clients throughout the European deregulated market. This will be accomplished through the sale of 34% share in Dalkia's parent company to EDF.

     The Company recently completed an initial public offering in France as well as an international private placement of its wholly-owned subsidiary, Vivendi Environnement, which regroups all of the Company's environmental services. The Company retains an approximately 63% interest in Vivendi Environnement.

     In fiscal year 2000, Vivendi disposed of a significant portion of its investments in the Construction segment. On February 10, 2000, Vivendi reduced its interest in Vinci from 49.3% to 16.7% by selling 13.8 million shares of Vinci to institutional investors for (euro)572 million and recognized a gain of
(euro)306 million. Vivendi has double voting rights on certain of its remaining shares that allow the Company to exercise a significant influence over Vinci. Accordingly, Vivendi accounts for its investment in Vinci using the equity method subsequent to the transaction.

                          CANAL+ FINANCIAL STATEMENTS

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                JUNE 30,    JUNE 30,    DECEMBER 31,
                                                       NOTES      2000        2000          1999
                                                       -----    --------    --------    ------------
                                                                 U.S.$       EUROS         EUROS
                                                                --------    --------    ------------
                                                                       (IN MILLIONS OF EUROS,
                                                                       IN MILLIONS OF U.S.$)
ASSETS
Goodwill.............................................   3.1        561         587           252
Intangible assets....................................            1,878       1,965         1,891
Tangible assets......................................              759         794           758
Investments in companies accounted for by the equity
  method.............................................              108         113            97
Other investments....................................   3.2        535         560           790
Total non-current assets.............................            3,841       4,019         3,789
Programs, broadcasting rights and other
  inventories........................................   3.3        872         913           760
Accounts receivable..................................            1,434       1,501         1,462
Prepaid expenses and deferred charges................              110         115           102
Cash and marketable securities.......................              892         933           455
Current assets.......................................            3,308       3,462         2,779
          Total Assets...............................            7,149       7,481         6,568

LIABILITIES AND SHAREHOLDERS' EQUITY
Common stock.........................................               91          95            95
Additional paid-in capital and retained earnings.....              900         942         1,368
Net income for the period............................               99         104          (336)
Total shareholders' equity...........................   3.4      1,090       1,141         1,127
Minority interests...................................              169         176            61
Reserves for contingencies...........................              596         624           604
Borrowings...........................................   3.5      3,231       3,381         2,801
Subscribers' deposits and prepayments................              413         432           423
Trade payables.......................................            1,542       1,614         1,420
Accrued expenses and deferred income.................   3.6        108         113           132
Other liabilities....................................            5,294       5,540         4,776
          Total Liabilities and Shareholders'
            equity...................................            7,149       7,481         6,568

                                     CANAL+

                   CONSOLIDATED INCOME STATEMENT (UNAUDITED)

                                                                   JUNE 30,    JUNE 30,    JUNE 30,
                                                          NOTES      2000        2000        1999
                                                          -----    --------    --------    --------
                                                                    U.S.$       EUROS       EUROS
                                                                   --------    --------    --------
                                                                        (IN MILLIONS OF EUROS,
                                                                        IN MILLIONS OF U.S.$)
Subscriptions...........................................             1,387       1,451       1,277
Advertising and sponsoring..............................                76          80          55
Other revenues..........................................               312         327         215
Total revenues..........................................   4.1       1,775       1,858       1,547
Cost of sales...........................................            (1,342)     (1,405)     (1,097)
Gross margin............................................               433         453         450
General and administrative expenses.....................              (431)       (451)       (408)
Operating Income........................................                 2           2          42
Net interest income.....................................   4.2           4           4          (7)
Income from continuing operations before tax............                 6           6          35
Income taxes............................................   4.4         (52)        (54)        (31)
Income from continuing operations after tax.............               (46)        (48)          4
Losses of companies accounted for by the equity
  method................................................               (44)        (46)        (36)
Net income (loss) before exceptional items and
  amortization of goodwill..............................               (90)        (94)        (32)
Minority interests......................................                 4           4          15
Income from continuing operations, after minority
  interests.............................................               (86)        (90)        (17)
Exceptional income (expense), net of tax, after minority
  interests.............................................   4.3         196         205         (10)
Amortization of goodwill, after minority interests......               (11)        (11)         (9)
Net income..............................................                99         104         (36)
(in euros)
Earnings per share......................................              0.79        0.82        0.29

                                     CANAL+

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                                    ADDITIONAL               CUMULATIVE        GROUP
                                           COMMON    PAID-IN     RETAINED    TRANSLATION   SHAREHOLDERS'
                                           STOCK     CAPITAL     EARNINGS*   ADJUSTMENTS      EQUITY
                                           ------   ----------   ---------   -----------   -------------
                                                               (IN MILLION OF EUROS)
SHAREHOLDERS' EQUITY AS OF DECEMBER 31,
  1999...................................    95        760          265           7            1,127
Capital stock increase...................                5                                         5
Goodwill Studio Canal....................               30                                        30
Effect of new accounting
  pronouncements.........................                           (25)                         (25)
Foreign currency translation
  adjustments............................                                         1                1
Dividends paid and net income
  appropriations.........................                          (101)                        (101)
Consolidated net income as of June 30,
  2000...................................                           104                          104
SHAREHOLDERS' EQUITY AS OF JUNE 30,
  2000...................................    95        795          243           8            1,141

---------------
* Including net income/(loss) for the year.

                                     CANAL+

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                               JUNE 30,         JUNE 30,         JUNE 30,
                                                                 2000             2000             1999
                                                              -----------      -----------      -----------
                                                                U.S. $            EUROS            EUROS
                                                              -----------      -----------      -----------
                                                               (IN MILLIONS OF EUROS, IN MILLION OF U.S.$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................       99              104              (36)
Adjustments to reconcile net income to net cash provided by
  operating activities
  Depreciation, amortization and provisions.................      264              276              208
  Net (gain)/loss on sales of assets........................     (255)            (267)             (39)
  Minority interests........................................        0                0              (13)
  Losses of companies accounted for the equity method.......       44               46               36
  Other.....................................................       (5)              (5)              (6)
Cash Flow...................................................      147              154              150
Changes in working capital items
  Change in programs, broadcasting rights and other
     inventories............................................     (167)            (175)              47
  Security deposits.........................................       (9)              (9)               7
  Other.....................................................     (147)            (154)            (286)
NET CASH PROVIDED BY OPERATING ACTIVITIES(A)................     (176)            (184)             (82)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of :...........................................     (336)            (351)            (529)
  Intangibles...............................................     (157)            (164)            (117)
  Tangibles : -- Decoders...................................      (84)             (88)             (68)
              -- Others.....................................      (44)             (46)             (28)
  Investments...............................................      (51)             (53)            (316)
Proceeds from the sales of :................................      161              168               20
  Tangibles and intangible assets...........................        3                3                3
  Investments...............................................      158              165               17
Net cash used in acquisitions and disposals of
  subsidiaries..............................................      (20)             (21)              (9)
NET CASH USED IN INVESTING ACTIVITIES(B)....................     (195)            (204)            (518)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................      194              203               75
  Canal+....................................................        4                5                1
  Minority interests........................................      190              198               74
Dividends paid..............................................        1                1               31
Dividends paid to Parent Company shareholders...............                                          0
Dividends paid to minority interests in subsidiaries........        1                1               31
Increase in borrowings......................................      525              549              355
Repayment of borrowings.....................................      (34)             (36)             (29)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES(C)......      686              717              432
EFFECT OF EXCHANGE RATE CHANGES ON CASH(D)..................       (6)              (6)              (2)
NET CHANGE IN CASH AND CASH EQUIVALENTS(A+B+C+D)............      309              323             (170)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR(E)...........     (906)            (949)            (567)
CASH AND CASH EQUIVALENTS AT END OF YEAR(A+B+C+D+E).........     (597)            (626)            (737)

                                     CANAL+
          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

I -- BUSINESS DESCRIPTION

     Canal+, together with its subsidiaries and investees ("Canal+" or the "Company"), a French corporation (Societe Anonyme) provides a broad range of services mainly in the communication sector.

     On January, Canal+ signed an agreement with Lagardere, pursuant to which Lagardere will own a 34% stake in Canal Satellite and a 27.4% stake in Multithematique.

     On April, Studio Canal contributed its Ellipse shares to Expand in exchange for a 35% interest in the new merged group, Expand, mainly involved in television programs productions. On May, Studio Canal opened its shareholding to French and international investors thanks to an (euro)207 million increase of capital.

     On May, Canal+ sold its 24.7% interest in Vox to CLT-UFA.

     In the first six month period, Canal+ increased its shareholding in Sogecable (Spanish pay TV activity), Eurosports (European sport channel), Societe Europeenne de Controle d'Acces (conditional access systems) and Canal+ Belgique (Belgium pay TV activity).

II -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  2.1 -- Basis of preparation

     The interim consolidated financial statements of Canal+ are presented in accordance with accounting principles generally accepted in France ("French GAAP") and in accordance with the Conseil National de la Comptabilite (French Accounting Authorities) recommendation of March 1999 about interim statements and comply with the same accounting rules as year-end policies except for the changes set out in paragraph "2.2 -- New accounting pronouncements in France".

     French GAAP differs in certain respects from accounting principles generally accepted in the United States. A description of these differences and their effects on net income and shareholders' equity is set forth in Note VII. The financial statements have been formatted in the original French GAAP financial statements presentation and where necessary have been modified to include certain additional disclosures in order to conform more closely with the content of financial statements required by the generally accepted accounting principles in the United States ("US GAAP").

  2.2 -- New accounting pronouncements in France

     A new set of accounting standards set forth by the "Comite de la Reglementation Comptable" in April 1999, covering the consolidation methodologies applicable to consolidated financial statements is effective for fiscal years beginning on or after January 1, 2000. The adoption of these new standards results in the recognition of deferred tax liabilities on all differences between the tax and book values of assets and liabilities whereas, prior to these new accounting pronouncements, no deferred tax liability was registered when temporary differences were recurring and such qualified in substance as permanent. The cumulative effect of this change was to decrease retained earnings by (euro)25 million.

  2.3 -- Convenience translations

     The consolidated balance sheet and consolidated statements of income and cash flows include amounts as of and for the six-month period ended June 30, 2000 denominated in millions of U.S. dollars. These amounts have been prepared using an exchange rate of U.S.$1 to (euro)1.0465, which was the exchange rate as of June 30, 2000. Convenience translations are presented solely for the convenience of the reader of these financial statements and would not be construed as representations that the local currency has been, could have been, or could in the future be converted into U.S. dollars at this or any other rate of exchange.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

III -- NOTES TO THE CONSOLIDATED BALANCE-SHEET

  3.1 -- Goodwill

     The (euro)335 million increase in goodwill results from the acquisition of shares of Sogecable ((euro)91 million), Eurosport SCS ((euro)80 million), Societe Europeenne de Controle d'Acces ((euro)61 million), Canal+ Belgique ((euro)57 million) and Expand ((euro)37 million).

  3.2 -- Other investments

     Other investments include shares in non consolidated companies and any loan related to these investments.

     They can be analyzed as follows at June 30, 2000 (in millions of Euros):

                                                                                      DECEMBER 31,
                                                               JUNE 30, 2000              1999
                                                         -------------------------    ------------
                                                         COST    PROVISIONS    NET        NET
                                                         ----    ----------    ---    ------------
Mediaset SpA....................................  (1)     59                    59        143
Television Holding S.A..........................  (2)     --         --         --         86
(10% of CANALSATELLITE)
CANALSATELITTE..................................  (2)     --         --         --         65
MCM Euromusique.................................          12                    12         11
Others..........................................          77        (61)        16         20
Total...........................................         148        (61)        87        325

Loans related to interests in companies and
  other investments.............................         498        (25)       473        465
                                                         ---        ---        ---        ---
TOTAL...........................................         646        (86)       560        790
                                                         ===        ===        ===        ===

---------------
1) The decrease in Mediaset shares is a result of convertible bond exchanges that took place during the six month period ended June 30.

2) Television Holding S.A., which owned an 10% interest in Canal Satellite, and the 4% interest in Canal Satellite classified as other investments at the end of 1999 have been sold to Lagardere.

  3.3 -- Inventories

     The increase in inventory ((euro)153 million) mainly relates to additional Italian soccer broadcasting rights purchased by Telepiu.

  3.4 -- Shareholders' equity

     During the first six months of 2000, the Company issued 161,565 shares for a total of (euro)5 million in connection with its obligations under the employee stock purchase plan. Studio Canal goodwill totaling (euro)30 million arising from business combinations was recorded in additional paid-in capital in the first half of 2000. The cumulative effect of the new accounting pronouncements charged against net equity as of January 1, 2000 was (euro)25 million.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

  3.5 -- Borrowings

     The table below presents an analysis of the consolidated financial balances by type of debt instrument (in millions of Euros):

                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              --------    ------------
Spot market borrowings......................................     897           826
Short term bank borrowings for operations...................     662           578
Bank borrowings and comparable items........................   1,559         1,404
Bonds (a)...................................................     482           589
Leasing.....................................................     296           285
Advances to companies accounted for by the equity method or
  unconsolidated............................................      31            33
Other.......................................................   1,013           490
                                                               -----         -----
Total.......................................................   3,381         2,801
                                                               =====         =====

---------------
(a) On April 1997, Canal+ issued bonds that bear interest at 3.5%, with a maturity in March 2002, and that are exchangeable into Mediaset Spa shares. Each bond may be exchanged at the option of the bondholder for 341.74 shares per bond. Canal+ currently owns an adequate number of Mediaset to meet its maximum conversion.

     Financial debt listed according to the currency in which it is denominated is as follows (in millions of Euros):

                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              --------    ------------
Euros.......................................................   1,976         1,068
French Francs...............................................   1,022         1,538
US Dollar...................................................     183             5
Pound Sterling..............................................      14            15
Italian Lira................................................     175           174
Swiss Francs................................................       8            --
Belgian Francs..............................................       3            --
Other.......................................................      --             1
                                                               -----         -----
Total.......................................................   3,381         2,801
                                                               =====         =====

     The table below presents a summary of the repayment schedules of the financial debts (in millions of Euros):

                                                              JUNE 30,    DECEMBER 31,
                                                                2000          1999
                                                              --------    ------------
Due within one year.........................................   2,378         1,700
Due between one and two years...............................      68            --
Due between two and five years..............................     822           599
Due after five years........................................     113           502
                                                               -----         -----
Total.......................................................   3,381         2,801
                                                               =====         =====

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

  3.6 -- Accrued expenses and deferred income

     Changes in accrued expenses and deferred income result from increases of tax debts, mainly deferred tax liabilities, and from deferred payment of the 1999 dividends.

IV -- NOTES TO THE CONSOLIDATED INCOME STATEMENT

  4.1 -- Revenues

     Net revenues for the six months ended June 30, 2000 and 1999 were as follows:

                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                              ( (EURO) MILLIONS)
Subscription................................................   1,451      1,277
Advertising and sponsoring..................................      80         55
Production and broadcasting rights..........................     199        122
Other.......................................................     128         93
                                                               -----      -----
TOTAL.......................................................   1,858      1,547
                                                               =====      =====

                                                                   JUNE 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                              ( (EURO) MILLIONS)
Pay TV France...............................................   1,116      1,030
Pay TV International........................................     461        356
Production and broadcasting rights..........................     199        122
Other.......................................................      82         39
                                                               -----      -----
TOTAL.......................................................   1,858      1,547
                                                               =====      =====

     During the first half of 2000, the Canal+ Group generated sales of
(euro)1.858 million. This represented a 20% growth in sales. These sales figures include the increase of the pay-TV activity ((euro)1.577 million, 14% increase compared to last year) mainly coming from the international activities (29% increase). In the Production and broadcasting rights activity, sales reached
(euro)199 million. This represented a 63% growth in sales, mainly coming from Sport+'s sports broadcasting rights business (turnover of (euro)79 million compared to (euro)9 million for the same period in the previous year) and the increase of Studio Canal sales (sales of (euro)120 million, 6% increase compared to last year figure).

  4.2 -- Net interest (expense)/income

     Net interest (expense)/income for the six months ended June 30, 2000 and 1999 were as follows:

                                                                JUNE 30,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
                                                                ( (EURO)
                                                               MILLIONS)
Income from short term investments..........................    1       2
Income from investments in non-consolidated companies.......   54      22
Interest (expense)/income...................................  (55)    (40)
Other.......................................................    4       9
                                                              ---     ---
TOTAL.......................................................    4      (7)
                                                              ===     ===

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     The net financial income results from a gain ((euro)42 million) on the conversion of bonds into Mediaset Spa shares and on a capital gain ((euro)19 million) resulting from the sales of Vivendi shares. Interest expenses increased due to the change in the net financial debts position of the Group ((euro)2,4 billion as of June 30, 2000 compared to (euro)1,9 billion as of June 30, 1999).

  4.3 -- Exceptional income/(expense)

     The exceptional profit (net of tax (euro)205 million), results from the capital gain on the disposal of the Vox shares ((euro)45 million) and on the sale of the 4% interest in Canal Satellite ((euro)80 million). Dilution profits result from the increase in capital of Multithematiques ((euro)21 million) and of StudioCanal ((euro)71 million).

  4.4 -- Income taxes

     Components of the income tax expense (benefit) are as follows (in millions of Euros):

                                                                JUNE 30,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
Current income tax expense..................................   52      46
Deferred income tax (benefit)...............................    2     (15)
                                                               --     ---
Total income tax expense (benefit)..........................   54      31
                                                               ==     ===

     The amount of income tax expense mainly results from the taxable income on French operations. The increase resulted primarily from the recognition of deferred tax assets which, with respect to certain foreign subsidiaries tax losses, was limited to the amount that is expected to be used.

V -- COMMITMENTS AND CONTINGENCIES

     The financial commitments given have decreased from (euro)6,929 million as of December 31, 1999 to (euro)6,550 million as of June 30, 2000. The most important commitments mainly relates to contracts on broadcasting rights for movies, programs and sports and satellites space capacity rental agreements. The decrease in financial commitments is mainly due to decrease in movie-related and sports related commitments.

VI -- SUBSEQUENT EVENTS

     The Canal+ Group has announced in June 2000 an alliance between Seagram, Canal+ and Vivendi which should lead to the creation of Groupe Vivendi Universal by the end of the year.

VII -- SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY ACCEPTED IN THE UNITED STATES AND FRANCE.

     The consolidated financial statements of CANAL+ have been prepared in accordance with French GAAP, which differ in certain significant respects from US GAAP. Set forth below is a summary of the areas in which differences between French GAAP and US GAAP could significantly affect the group's results of operations and financial position.

  7.1 -- Valuation Differences

     a) Consolidation

     Under French GAAP, companies are consolidated when the parent company demonstrates effective control over those companies.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Under US GAAP, control is normally defined as a voting control (over 50%), although there may be facts and circumstances that permit consolidation in other cases.

  Disposition date of an investment

     Under French GAAP, the disposition date of an investment is generally established by the date of the written agreement which defines the terms of the disposition and provides with the effective transfer of this investment.

     Under US GAAP, APB 16 defines the effective date of a disposition as being ordinarily the date assets are given and other assets are received or securities are issued.

     b) Business combinations

     Under French GAAP, business combinations are generally accounted for under the purchase method of accounting. Assets acquired and liabilities assumed may not always be systematically adjusted to their fair market value.

     Under exceptional conditions, the residual goodwill can be written off against shareholders' equity for business combinations entered into before periods beginning on or after January 1, 2000. Such exceptional circumstances arise when the consideration given to the seller includes stock issued by the acquirer. In that case, the portion of the goodwill corresponding to the proportion of the acquisition price paid in acquirer's shares is written off against the paid-in surplus.

     Under US GAAP, assets acquired and liabilities assumed are restated at their fair market values at the time of combination. The difference between the fair market values of the net assets and the consideration given represents goodwill. Under US GAAP, this goodwill cannot be written off against shareholders' equity.

     c) Deferred taxation

     Under French GAAP, deferred tax assets and liabilities arise from timing differences between taxable income and accounting income. Deferred tax assets are recognized when it is probable that sufficient taxable profits will be available against which the deferred tax assets can be utilized.

     Under US GAAP, deferred tax liabilities and assets record the tax effect of almost all differences between the tax and book values of assets and liabilities, including net operating loss carry-forwards. If it is more likely than not that some or all of the deferred tax asset will not be realized, a valuation allowance is established through a charge to income. A company may look to probable future taxable income as well as tax planning strategies to determine the realizability of deferred tax assets.

     d) Contingencies

     Under French GAAP, a material contingent loss should be recorded if it is probable that the loss will be incurred, it is directly and mostly linked to a current period event, and reasonable estimate of the loss can be made. A contingent loss not recorded must be disclosed in the notes to the financial statements unless the possibility of the loss being incurred is remote.

     Under US GAAP, loss contingencies should be recorded if (based on information available prior to issuance of financial statements) it is probable that an asset has been impaired or a liability has been incurred as of the balance sheet date and the amount of the loss can be reasonably estimated. All reasonably possible losses should be disclosed. General contingency reserves are not permitted.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     e) Intangible assets

     Under French GAAP, certain costs, such as start-up costs, are capitalized and amortized over their useful lives.

     Under US GAAP, these costs are charged as expenses when incurred.

     f) Satellite space capacity rental agreements

     CANAL+ rents satellite space capacity according to lease agreements signed for a period of 10 years and which include scheduled rent increases.

     Under French GAAP, rental on an operating lease is charged to expense over the lease term as it becomes payable.

     Under US GAAP, the effects of the scheduled rent increases are recognized on a straight-line basis over the lease term.

     g) Film distribution and broadcasting

  Revenue recognition

     Under French GAAP, revenues deriving from outright sales are recognized when i) the license fee and the cost of each films are known, ii) collectibility of the fee is certain and iii) the film has been delivered or when the screening certificate is obtained.

     Under US GAAP, such revenues are recognized when, in addition to the above mentioned criteria, the purchaser's contractual distribution rights begin.

  SOFICA share purchase agreements

     French tax regulations grant tax advantages to individual investments in special film support vehicles called SOFICAs. Investors purchase shares in the SOFICA with resale guaranteed at a level of 85% or 100% of the face value of the shares. These funds are used to finance film production, in exchange for a percentage of the rights to the films involved. Under French GAAP, at the closing of each fiscal year, a provision is made if the market value of the SOFICA shares as determined on the basis of the value of the rights held is less than the minimum guaranteed purchase price. Under US GAAP, such special film support vehicles should be consolidated.

  License agreements for program Material

     A broadcaster accounts for a license agreement for program material as a purchase of a right.

     Under French GAAP, the acquisition costs are fully amortized at first showing.

     Under US GAAP, the acquisition costs are amortized based on the estimated number of future showings.

     h) Financial instruments

  Investment securities

     Under French GAAP, investments in debt and non-consolidated equity securities are recorded at acquisition cost and an allowance is provided if management deems that there has been an other than temporary decline in fair value. Unrealized gains and temporary unrealized losses are not recognized.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Under US GAAP, investments in debt and equity securities are classified into three categories and accounted for as follows: Debt securities that the Company has the intention and ability to hold to maturity are carried at cost and classified as "held-to-maturity". Debt and equity securities that are acquired and held principally for the purpose of sale in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings. All other investment securities not otherwise classified as either "held-to-maturity" or "trading" are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in shareholders' equity.

  Treasury shares

     Under French GAAP, shares of the Company's own stock owned by the Company and its subsidiaries are recorded as marketable securities in the consolidated financial statements if those shares are acquired to stabilize the market price or in connection with stock options granted to directors and employees.

     Under US GAAP, treasury shares are recorded as a reduction of shareholders' equity. Profit and loss on the disposal of treasury shares is recognized as an adjustment to shareholders' equity.

     i) Derivative financial instruments

     Under French GAAP, the criteria for hedge accounting for derivative financial instruments does not require documentation of specific designation to the hedged item, nor the documentation of ongoing effectiveness of the hedge relationship. Derivative financial instruments that meet hedge criteria under French GAAP are not recorded on the consolidated balance sheet. The impact of the derivative financial instruments on the statement of income is recorded upon settlement or the payment or receipt of cash.

     Under US GAAP, derivative financial instruments for which the Company has not specifically designated or has not assessed effectiveness do not meet hedge accounting criteria. Such instruments are recorded on the consolidated balance sheet at fair value and related changes in fair value are recognized in current period net income.

     j) Stock-based compensation

     Under French GAAP, common shares issued upon the exercise of options granted to employees and directors are recorded as an increase to share capital at the cumulative exercise price. CANAL+ shares sold to employees through qualified employee stock purchase plans are reclassified from marketable securities to share capital. The difference between the carrying value of the treasury shares and the cumulative exercise price by the stock purchase plan is recognized as a gain or loss in the period that the shares are sold. In accordance with French GAAP, the Company has not recorded compensation expense on stock-based plans with a discounted strike price up to 20% from the fair value of the common shares at the date of grant.

     Under US GAAP, APB Opinion No. 25 defines plans that grant or sell common shares to employees as compensatory if such plans are not open to substantially all employees and do not require the employee to make a reasonable investment in the shares, usually defined as no less than 85% of the market value at the grant date. If a plan is deemed to be compensatory, APB Opinion 25 requires that compensation arising from such plans is to be measured based on the intrinsic value of the shares granted or sold to employees. For Fixed plans, the compensation expense is calculated as the difference between the fair value at the grant date and the employee strike price. Compensation expense for compensatory stock-based plans is recognized in the period benefited.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     k) Pension plans

     Under French GAAP, the Company records pension obligations, covering all eligible employees, using the projected unit credit method.

     Under US GAAP, the projected unit credit method is required to be applied as of January 1, 1989. The transition obligation or fund excess determined as of January 1, 1989 is amortized over the average remaining service period of the population that was covered under the plan at that date.

     Under French GAAP, postretirement benefits other than pensions are recorded as expense when amounts are paid.

     Under US GAAP, the Company must recognize an obligation for amounts to be paid under postretirement plans, other than pensions. A postretirement transition obligation may be determined as of January 1, 1995 and amortized over the average remaining service period of employees covered by the plan. Current period charges are based on estimated future payments to expected retirees.

     l) Decoders replacement

     Under French GAAP, a strategic decision to replace long-lived assets before the end of their expected useful life is accounted for as a contingent liability, for its estimated cost when this decision is made by Management. Under US GAAP, if this strategic decision is determined not to lead to an impairment as defined by SFAS 121, the reduction of the useful life is reflected prospectively as a change in estimate and generates an incremental amortization expense during the newly established remaining period of useful life.

     French GAAP requires that material subsequent events that occur after the current financial year end but prior to the issuance of the financial statements be recorded in the current-year financial statements. Accordingly, the liability associated with the replacement of the decoders was recorded in 1999 and included in the caption "Reserves." Under US GAAP, since the strategic decision to write off decoders and adopt a plan of replacement was approved by an appropriate level of management in February 2000, no accounting event was recorded in the 1999 financial statements.

     The related 1999 US GAAP reconciling item consisted in the reversal of the decoder replacement liability recorded under French GAAP, which would not have been recorded under US GAAP. As of June 30, 2000, the increased depreciation expense is due to the change in the estimated lives of the assets for US GAAP purposes and results in reconciling items.

     m) Non-monetary assets received in an exchange transaction

     Under French GAAP, non-monetary assets received in an exchange transaction are recorded at the historical carrying value of the non-monetary assets surrendered. In 1999, CANAL+ received shares of Vivendi in exchange for its shares of Pathe following the merger of Vivendi and Pathe.

     Under US GAAP, non-monetary assets received in an exchange transaction are recorded at the fair value of the non-monetary assets surrendered if the fair value is determinable. As the assets exchanged are not considered to be similar productive assets, a gain is recognized for the excess of the fair value of the Pathe shares over their carrying value.

  7.2 -- Presentations Differences

     a) Balance sheet presentation

     Under French GAAP, the current/noncurrent (long-term/short-term) distinction is not made on the face of the balance sheet; it is disclosed in the notes to the consolidated financial statements.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

     Under US GAAP, such classification is required on the face of the balance sheet.

     New films, and television programs are recorded as intangible assets under French GAAP and inventory under US GAAP.

     b) Statement of comprehensive income

     The consolidated financial statements in France include the balance sheet, the profit and loss statements the statements of cash flow and notes. Under US GAAP, a statement of comprehensive income is also required.

  7.3 -- Reconciliation of Equity and Net Income to US GAAP

     The following is a summary reconciliation of shareholders' equity, as reported in the consolidated balance sheet to shareholders' equity as adjusted for the approximate effects of the application of US GAAP for the periods ended June 30, 2000, and net income as reported in the consolidated statement of income to net income as adjusted for the approximate effects of the application of US GAAP for the period ended June 30, 2000 and 1999 (in millions of Euros).

                                                                 AT
                                                              JUNE 30,
                                                                2000
                                                              --------
SHAREHOLDERS' EQUITY AS REPORTED IN THE CONSOLIDATED BALANCE
  SHEET.....................................................   1,141
  Adjustments to conform to US GAAP:
  Business combinations/Goodwill............................     947
  Intangible assets.........................................     (14)
  Satellite space capacity leasing contracts................     (14)
  Reserves..................................................     422
     Loss Contingencies & others............................     162
     Decoders...............................................     256
     Soficas................................................       4
  Financial instruments.....................................      29
  Pension plans and stock based compensation................       9
  Deferred taxes............................................    (173)
  Film distribution and broadcasting........................       1
  Tax effect on the above adjustments.......................     (62)
US GAAP SHAREHOLDERS' EQUITY................................   2,286

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

                                                              FOR THE PERIOD
                                                              ENDED JUNE 30,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
NET INCOME AS REPORTED IN THE CONSOLIDATED STATEMENTS OF
  INCOME....................................................   104      (36)
  Adjustments to conform to US GAAP:
  Business combinations/Goodwill............................  (164)     (25)
  Intangible assets.........................................     3       (7)
  Satellite space capacity leasing contracts................     1        1
  Reserves..................................................   (37)     (14)
     Loss Contingencies & others............................    (9)     (15)
     Decoders...............................................   (29)       0
     Soficas................................................     0        1
  Financial instruments.....................................   (35)     (28)
  Pension plans and stock based compensation................     2        1
  Deferred tax..............................................    (2)     (25)
  Film distribution and broadcasting........................    (2)      (0)
  Tax effect on the above adjustments.......................    40       (1)
US GAAP NET INCOME..........................................   (90)    (134)

     Basic and diluted earnings per share

     For US GAAP purposes, basic earnings per share is computed in the same manner as earnings per share under French GAAP by dividing net income by the weighted average number of shares outstanding.

     Diluted earnings per share reflects the potential dilution that would occur if all securities and other contracts to issue ordinary shares were exercised or converted. Net income represents the earnings of the Company after minority interests. The computation of diluted earnings per share is as follows (in
(euro) Millions, except earnings per share):

                                                                       JUNE 30,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
Net income..................................................          (90)          (134)
Income before extraordinary items-diluted...................          (90)          (134)
Weighted average number of shares Outstanding-basic.........  126,044,962    125,574,624
Dilutive effect of:
  Shares issuable on exercise of dilutive options...........
  Shares purchased with proceeds of options and warrants....    2,216,161      1,226,141
  Shares applicable to warrants.............................
Weighted average number of shares
Outstanding-diluted.........................................  128,261,123    126,800,765
Earnings per share:
  Basic.....................................................        (0.71)         (1.07)
Diluted.....................................................        (0.71)         (1.07)

     7.4 -- Presentation of the Balance Sheet and Income Statement in US GAAP Format

     For purposes of presenting a consolidated condensed balance sheet as of June 30, 2000 and consolidated condensed income statements for the six month period ended June 30, 2000 and June 30,

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

1999 in a format consistent with US GAAP, the Company has reflected the financial statement impact of those reconciling differences between French GAAP and US GAAP presented in Note VII.

     French GAAP defines exceptional items in a manner that differs from the definition of extraordinary items under US GAAP. As a consequence, items classified as exceptional for French GAAP purposes have been reclassified to the appropriate income statement captions determined under US GAAP.

                                                               FOR THE PERIOD
                                                               ENDED JUNE 30,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                                (E MILLIONS)
NET SALES...................................................   1,854     1,544
Costs of sales..............................................  (1,409)   (1,094)
Selling, general and administrative costs...................    (457)     (428)
OPERATING MARGIN............................................     (12)       22
Goodwill amortization.......................................     (42)      (34)
Other operating expenses and revenues.......................     (70)      (18)
OPERATING INCOME............................................    (124)      (29)
Financial income............................................     (31)      (30)
Other income................................................     181         8
NET INCOME BEFORE TAXES, MINORITY INTEREST AND EQUITY
  INTEREST..................................................      26       (51)
Taxes.......................................................     (70)      (61)
NET INCOME BEFORE MINORITY INTEREST AND EQUITY INTEREST.....     (44)     (112)
Equity interest.............................................     (46)      (36)
Minority interest...........................................       0       (14)
NET INCOME..................................................     (90)     (134)

                                                              AT JUNE 30,
                                                                  2000
                                                              ------------
                                                              (E MILLIONS)
Current assets..............................................     2,791
Long term assets............................................     5,514
TOTAL ASSETS................................................     8,305
Current liabilities.........................................     3,765
Long term liabilities.......................................     2,040
Minority interests..........................................       214
Shareholder's equity........................................     2,286
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................     8,305

     7.5 -- Comprehensive income

     The concept of comprehensive income does not exist under French GAAP. In US GAAP, SFAS 130, "Reporting comprehensive income," defines comprehensive income to include, net of tax impact
(in million of Euros):

     - unrealized gains and losses on investment securities classified as "available for sale,"

     - foreign currency translation adjustments.

                                     CANAL+
  NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS -- (CONTINUED)

Net income for the period ended June 30, 1999...............  (134)
Foreign currency translation adjustment.....................     3
Unrealized gains and (losses) on investment securities......    31
COMPREHENSIVE INCOME FOR THE PERIOD ENDED JUNE 30, 1999.....  (100)

Net income for the period ended June 30, 2000...............   (90)
Foreign currency translation adjustment.....................     1
Unrealized gains and (losses) on investment securities......   (19)
COMPREHENSIVE INCOME FOR THE PERIOD ENDED JUNE 30, 2000.....  (108)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders of CANAL+:

     We have audited the accompanying consolidated balance sheet of CANAL+ and subsidiaries (together "the Company") as of December 31, 1999 and the related consolidated statement of income for the year then ended. We have also audited the information presented in Note IX, which includes the approximate effect of the difference between accounting principles generally accepted in France and the United States on the consolidated net income and shareholders' equity of CANAL+ as of December 31, 1999 and 1998 and for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with French generally accepted auditing standards that are substantially similar to those generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, (a) the financial position of CANAL+ and subsidiaries as of December 31, 1999 and the results of their operations for the year then ended in conformity with accounting principles generally accepted in France and
(b) the information with respect to accounting principles generally accepted in the United States as of and for the years ended December 31, 1999 and December 31, 1998 set forth in the Note IX.

     The accounting practices of the Company used in preparing the accompanying financial statements vary in certain respects from accounting principles generally accepted in the United States. A description of the significant differences between the Company's accounting practices and accounting principles generally accepted in the United States and the approximate effect of those differences on consolidated net income and shareholders' equity for the two years ended December 31, 1999 is set forth in Note IX to the consolidated financial statements.

/s/ BARBIER FRINAULT & CIE
------------------------------------------------------
Barbier Frinault & Cie
A member firm of Arthur Andersen


/s/ RSM SALUSTRO REYDEL
------------------------------------------------------
RSM Salustro Reydel

                                 Paris, France
                                 March 8, 2000
(Except with respect to the matters discussed in Note IX as to which the date is
                               October 27, 2000)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders of CANAL+:

     We have audited the accompanying consolidated balance sheets of CANAL+ and subsidiaries (together "the Company") as of December 31, 1998 and the related consolidated statements of income for each of the two years in the two year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with French generally accepted auditing standards that are substantially similar to those generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CANAL+ and subsidiaries as of December 31, 1998, and the results of their operations for each of the two years in the two year period ended December 31, 1998 in conformity with accounting principles generally accepted in France.

Paris, France
March 8, 2000

Statutory Auditors

/s/ Barbier Frinault & Cie
Barbier Frinault & Cie
A member firm of Arthur Andersen

/s/ RSM Salustro Reydel
RSM Salustro Reydel

                                     CANAL+

                           CONSOLIDATED BALANCE SHEET

                                                                         DECEMBER 31,    DECEMBER 31,
                                                         DECEMBER 31,        1998            1998
                                                NOTES        1999          PROFORMA        REPORTED
                                                -----    ------------    ------------    ------------
                                                                    (E MILLIONS)
ASSETS
Goodwill......................................  2.1           252             265             265
Intangible assets.............................  2.2         1,891           1,684           1,669
Tangible assets...............................  2.3           758             894             746
Investments in companies accounted by the
  equity method...............................  2.4            97              98              98
Other investments.............................  2.5           790             673             810
Total non-current assets......................              3,789           3,614           3,589
Programs, broadcasting rights and other
  inventories.................................  2.6           760             438             329
Accounts receivable...........................  2.7         1,462           1,146           1,044
Prepaid expenses and deferred charges.........                102              64              58
Cash and marketable securities................  2.8           455             265             229
Current assets................................              2,779           1,913           1,660
                                                            -----           -----           -----
          Total Assets........................              6,568           5,527           5,249
                                                            =====           =====           =====

LIABILITIES AND SHAREHOLDERS' EQUITY
Common stock..................................                 95              96              96
Additional paid-in capital and retained
  earnings....................................              1,369           1,477           1,477
Net income for the year.......................               (336)            (28)            (28)
Total shareholders' equity....................  2.9         1,128           1,545           1,545
Minority interests............................  2.10           61              54              88
Reserves for contingencies....................  2.11          604             430             705
Borrowings....................................  2.12        2,801           1,930           1,435
Subscribers' deposits and prepayments.........  2.13          423             398             378
Trade payables................................  2.14        1,420           1,092           1,021
Accrued expenses and deferred income..........  2.15          131              78              77
Other liabilities.............................              4,775           3,498           2,911
                                                            -----           -----           -----
          Total Liabilities and Shareholders'
            Equity............................              6,568           5,527           5,249
                                                            =====           =====           =====

                                     CANAL+

                         CONSOLIDATED INCOME STATEMENT

                                                                     1998        1998
                                                NOTES     1999     PROFORMA    REPORTED     1997
                                                -----    ------    --------    --------    ------
                                                                       (E MILLIONS)
Subscriptions.................................            2,613      2,253       1,921      1,561
Advertising and sponsoring....................              106         94          82         74
Other revenues................................              572        491         472        437
Total revenues................................   3.1      3,291      2,838       2,475      2,072
Cost of sales.................................   3.2     (2,478)    (2,189)     (1,827)    (1,525)
Gross margin..................................              813        649         648        547
General and administrative expenses...........   3.3       (836)      (745)       (597)      (525)
Operating income..............................   3.6        (23)       (96)         51         22
Net interest income...........................   3.7        (40)       (38)         (3)         8
Income from continuing operations before
  tax.........................................              (63)      (134)         48         30
Income taxes..................................              (22)         9         (32)       (27)
Income from continuing operations after tax...              (85)      (125)         16          3
Losses of companies accounted for by the
  equity method...............................   3.8        (69)       (64)       (123)      (118)
Net income (loss) before exceptional items and
  amortization of goodwill....................             (154)      (189)       (107)      (115)
Minority interests............................   3.9         18         32          18         22
Income from continuing operations, after
  minority interests..........................             (136)      (157)        (89)       (93)
Exceptional income (expense), net of tax,
  after minority interests....................  3.11       (183)       144          76        340
Amortization of goodwill, after minority
  interests...................................              (17)       (15)        (15)       (14)
Net income....................................             (336)       (28)        (28)       233
EBITDA........................................              423        323         437        368
Primary earnings per share....................  1.11      (2.67)     (0.22)      (0.22)      1.98
Fully-diluted earnings per share..............  1.11      (2.66)     (0.22)      (0.22)      1.95

                                     CANAL+

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                    1998        1998
                                                          1999    PROFORMA    REPORTED     1997
                                                          ----    --------    --------    ------
                                                                       (E MILLIONS)
Cash flows from operating activities
Net income..............................................  (336)      (28)        (28)        233
Adjustments to reconcile net income to net cash provided
  by operating activities
- Depreciation, amortization and provisions.............   866       372         426         481
- Net (gain)/loss on sales of assets....................  (137)      (93)        (93)       (443)
- Minority interests....................................   (54)      (33)        (20)        (26)
- Losses of companies accounted for by the equity
  method................................................    77        64         124         118
- Other.................................................   (19)       (4)         (4)        (13)
                                                          ----      ----        ----      ------
Cash flow...............................................   397       278         405         350
Changes in working capital items
- Change in programs, broadcasting rights and other
  inventories...........................................  (322)     (110)         (6)        (48)
- Security deposits.....................................    35        37          22           4
- Other.................................................  (124)      (62)         51        (123)
                                                          ----      ----        ----      ------
Net cash provided by operating activities(A)............   (14)      143         472         183
                                                          ----      ----        ----      ------
Cash flows from investing activities
Acquisitions of: .......................................  (960)     (646)       (622)       (664)
- Intangibles...........................................  (295)     (265)       (249)       (191)
- Tangibles -- Decoders.................................  (132)     (246)       (173)       (171)
             -- Others..................................   (78)      (56)        (45)        (37)
- Investments...........................................  (455)      (79)       (155)       (265)
Proceeds from the sale of: .............................    84       297         297          40
- Tangible and intangible assets........................    17         7           7          17
- Investments...........................................    67       290         290          23
Net cash used in acquisitions and disposals of
  subsidiaries..........................................   (30)      157          35        (880)
                                                          ----      ----        ----      ------
Net cash used in investing activities(B)................  (906)     (192)       (290)     (1,504)
                                                          ----      ----        ----      ------
Cash flows from financing activities
Issuance of common stock
- CANAL+................................................    11         2           2           1
- Minority interests....................................   121        67          10          41
Dividends paid to Parent Company shareholders...........  (100)      (96)        (96)         (9)
Dividends paid to minority interests in subsidiaries....    31        22          22          15
Increase in borrowings..................................   878       243          16         493
Repayment of borrowings.................................  (398)     (198)       (183)        (23)
                                                          ----      ----        ----      ------
Net cash provided by (used in) financing
  activities(C).........................................   543        40        (229)        518
                                                          ----      ----        ----      ------
Effect of exchange rate changes on cash(D)..............    (5)       (1)         (0)          9
                                                          ----      ----        ----      ------
Net change in cash and cash equivalents (A+B+C+D).......  (382)      (10)        (47)       (794)
                                                          ----      ----        ----      ------
Cash and cash equivalents at beginning of year(E).......  (567)     (557)       (557)        237
                                                          ----      ----        ----      ------
Cash and cash equivalents at end of year (A+B+C+D+E)....  (949)     (567)       (604)       (557)
                                                          ----      ----        ----      ------

                                     CANAL+

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I -- ACCOUNTING PRINCIPLES

  1.1/ General Principles

     The consolidated financial statements of CANAL+ have been prepared in accordance with the French legal and regulatory provisions in effect.

NEW ACCOUNTING PRONOUNCEMENTS IN FRANCE

     A new set of accounting standards set forth by the "Comite de la Reglementation Comptable" in April 1999, covering the consolidation methodologies applicable to consolidated financial statements will be effective for fiscal years beginning on or after January 1, 2000. The Company does not expect that the adoption of these new standards will have any material impact on the Company's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ significantly from these estimates. Significant estimates made by management in the preparation of these financial statements include amounts for pension liabilities, deferred taxes, valuation estimates for long-lived assets, total gross revenue on film and television rights, as well as recorded and disclosed amounts for certain financial instruments.

  1.2/ Significant Events and Impact on Comparability of the Statements

     1.2.1. Consolidation of TELE+ through the full consolidation method

     Prior to 1999 the Company had sought for a strategic partner to acquire a 45% interest in Telepiu. Therefore this ownership interest was considered as temporary and Telepiu was accounted for by the equity method. The Company was committed to provide financing to Telepiu in order to fund its operating losses. As a result, the Company has reported its equity in the Telepiu losses irrespective of its investment. During 1999, the Company determined that it would retain control of Telepiu and therefore has consolidated Telepiu throughout the year.

     The change in accounting method has no impact on the Company's consolidated net income or shareholder's equity. In order to provide comparability of the financial information, 1998 pro forma financial statements including Telepiu on a consolidated basis have been presented.

     No major change in consolidation took place in 1999, with the exception of the increase in the TELE+ holding (a 9% net increase in the percentage held) and the change in the consolidation method cited above.

     1.2.2. Reporting of an extraordinary provision

     In order to introduce the net-top-box (second generation digital set-top boxes providing access to the Internet) more quickly, an extraordinary net tax provision of (euro)220 M was recorded in order to cover the accelerated rate of depreciation of the current generation of digital set-top boxes. This provision was calculated based on the assumption that the replacement of set-top boxes will be completed on average by December 31, 2001 for the French, Italian and Spanish markets. The basis for calculating the provision includes the currently installed digital set-top boxes as well as those that will be provided to new subscribers in 2000.

                                     CANAL+

  1.3/ Consolidation Principles

     1.3.1. Basis of consolidation

     All material companies in which CANAL+ has legal or effective control are consolidated. In addition, the Company only consolidates the subsidiary if no other shareholder or group of shareholders exercise substantive participating rights, which would allow those shareholders to veto or block decisions taken by the Company.

     Significant investments in which CANAL+ has 20% to 50% ownership or otherwise exercises significant influence are accounted for under the equity method.

     The Company uses the equity method of accounting for its investments in certain subsidiaries in which it owns less than 20% of the voting shares. In these situations, the Company exercises significant influence over the operating and financial decisions of the subsidiary either (a) through a disproportionate representation on the subsidiary's board of directors, e.g., the percentage of directors appointed to the board by the Company is greater than the percentage of its shareholding interest and those directors allow the Company to exercise significant influence, and (b) because there is no other shareholder with a majority voting ownership in the subsidiary, which is a consideration under French accounting principles to determine whether significant influence exists, or (c) because the Company exercises substantive participating rights, through shareholders' agreements, that allow the Company to veto or block decisions taken by the subsidiary board.

     Of the 150 companies included in 1999 (151 in 1998), 118 were fully consolidated (120 in 1998) and 32 were accounted for by the equity method (31 in 1998).

     All other investments in affiliates, which are not consolidated, are accounted for at cost.

     Subsidiaries acquired are included in the consolidated financial statements as of the acquisition date or the most recent balance sheet date. All material intercompany transactions have been eliminated.

     Changes in the scope of consolidation are indicated in paragraph VIII.

     1.3.2. Basis of preparation

     The consolidated financial statements of CANAL+ have been prepared in accordance with accounting principles generally accepted in France ("French GAAP"). The financial statements of foreign subsidiaries have, when necessary, been adjusted to comply with French GAAP. French GAAP differs in certain respects from accounting principles generally accepted in the United States. A description of these differences and their effects on net income and shareholders' equity is set forth in Note IX.

     1.3.3. Goodwill

     Goodwill represents the difference between the acquisition price of a consolidated company and the Group's stake in the fair value of the underlying net assets at the date of acquisition, after deduction of the items that can be recorded as entries under assets and liabilities. Goodwill is recorded under "Non-current assets" and amortized over a maximum of 20 years. Goodwill representing small amounts is written off during the year.

     The CANAL+ shares issued in 1997 in payment for the NetHold shares were issued at a price of FRF 30 (par value FRF 20, plus a premium of FRF 10), in order to limit differences between the consolidated financial statements and the Company accounts, for an overall total of (euro)28 million. The difference between this total amount and the fair value (based on the market price) of the NetHold shares acquired ((euro)1,096 million) corresponds to the fraction of the goodwill that could have been charged against the premium if the CANAL+ shares had been issued at market price.

                                     CANAL+

     The goodwill arising on acquisition of CANAL+ Image (formerly UGC DA), in an amount of (euro)253 million, was written off against the related premium. If this accounting treatment had not been applied, amortization of goodwill, calculated over a 20-year period, would have been increased by (euro)13 million.

     1.3.4. Translation of financial statements and foreign currency transactions

     Translation of financial statements

     The balance sheets and statements of income of subsidiaries whose functional currency is different from that of the parent are translated into the reporting currency at respectively the applicable year-end exchange rate and at the average exchange rate during the year. Translation gains and losses are recorded in other comprehensive income as a component of shareholders' equity, or in minority interest as appropriate.

     Foreign currency transactions

     Foreign currency transactions are converted into the reporting currency at the exchange rate on the transaction date. At year-end, receivables and payables denominated in foreign currencies are translated into the reporting currency at the year-end exchange rate. The resulting exchange gains and losses are expensed in the current period earnings.

     1.3.5. Accounting periods

     All companies with different year-ends to that of the Group have been consolidated on the basis of interim financial statements prepared at December
31. The results of companies acquired or sold during the year are consolidated for the period subsequent to the date of acquisition or prior to the date of sale.

     1.3.6. Deferred Taxes

     Deferred taxes are recorded in respect of temporary differences between the book value and the tax value of assets and liabilities.

     A deferred tax asset is recorded for the Group's equity in the losses of foreign subsidiaries. This asset is calculated at the current tax rate in the case of companies that have reached the breakeven point and at a reduced rate in other cases. The amount recognized is limited to deferred tax assets that can reasonably be expected to lead to a tax benefit in the foreseeable future.

     In accordance with the liability method of accounting for deferred taxes, the effect of any changes in tax rates on the deferred taxes recorded in prior years is reflected in the income statement for the year in which the change in tax rate becomes certain.

     In view of the time limit for the utilization of tax losses incurred by the NetHold Group prior to its acquisition by CANAL+, deferred tax assets have been recognized (at a reduced rate) only for potential tax savings arising form post-acquisition losses.

  1.4/ Films and Screening Rights of Production and Rights Management
Subsidiaries

     The film rights held by the production subsidiary Le Studio CANAL+ are capitalized as intangible assets pro rata to the advances paid to the producers or holders of rights.

     The total cost is accounted for upon completion of filming (in the case of coproductions), or when the screening certificate is obtained (in those cases where screening rights are acquired). The capitalized cost of coproduced films financed by debt includes the related interest expense.

                                     CANAL+

     Film costs are amortized at a rate based on the ratio between actual net receipts to date and estimated total net receipts. The estimates of total receipts are reviewed periodically by management and adjusted, where applicable, to reflect actual receipts. If anticipated total net receipts represent less than the cost of the film, a reserve is set up for the difference.

     Screening rights are amortized on the same basis.

  1.5/ Leases

     When significant, capital leases are recorded as an asset and an obligation. The capitalized value of the lease is equal to the value of the asset at the inception of the lease and is amortized by the straight-line method. The obligation, representing minimum lease payments over the term of the lease, is included in borrowings and the fraction of the lease payments corresponding to principal repayments is treated as a reduction of debt.

  1.6/ Investments

     Non-consolidated investments are stated at cost. If the fair value of an investment falls below cost, an allowance is recorded for the difference. Fair value is determined in particular on the basis of comparisons with similar securities or the outlook for future earnings.

  1.7/ Programs and Broadcasting Rights of Premium Channels

     "Programs and broadcasting rights," which are recorded under inventory, include:

     - Purchased broadcasting rights (after technical acceptance by the channels of the copy received), excluding rights that have expired and rights related to programs that have already been broadcast.

     - Programs produced by the Company that have not yet been broadcast.

     - Programs in the process of being acquired or produced, for which the copy has not yet received the channels' technical acceptance. These programs are valued on the basis of the expenditure incurred or advances paid up to the year-end.

     Programs are taken out of "inventory" when first broadcast.

1.8/ Marketable securities

     Marketable securities include CANAL+ treasury shares and other highly liquid investments. CANAL+ treasury shares are classified as marketable securities when they are acquired to stabilize the market price of CANAL+ shares or in connection with stock options granted to directors and employees. Treasury shares held for other reasons are recorded as a reduction to shareholders' equity. Marketable securities are carried at cost, and a valuation allowance is provided if the fair value is less than the carrying value.

  1.9/ Subscriptions

     Subscription revenue is determined on the basis of the number of subscribers served during the month.

     Prepaid subscriptions are included in current liabilities, under "Subscribers' deposits and prepayments."

     The future liability in respect of subscriptions paid by standing order and the corresponding subscriptions not yet collected are included in "Commitments."

                                     CANAL+

  1.10/ Decoders

     Decoders are depreciated on a straight-line basis over their estimated useful life of 5 years beginning in the month they are installed. In February 2000, a strategic decision was made to undertake their replacement of the digital decoders in use with a new generation offering Internet access. As a consequence an extraordinary provision in the amount (euro)220 million, net of tax was recorded for the estimated loss resulting from the future disposition of the related assets before the end of their expected useful life. The provision is reflected in the consolidated financial statement under the heading "Extraordinary income net of tax".

  1.11/ Earnings Per Share

     Primary consolidated (loss)/earnings per share, amounting to (euro)(2.67) in 1999, is calculated on the basis of the weighted average number of shares outstanding during the year.

     Diluted earning per share is calculated after taking into account the weighted average number of shares that would be issued assuming full conversion of convertible bonds and full exercise of stock options.

     This calculation also takes into account the resulting saving in interest expense, net of tax. Fully diluted (loss)/earnings per share amounted to
(euro)(2.66) in 1999.

     Owing to the 4-for-1 stock split in 1999, the 1997 and the 1998 pro forma net loss per share was divided by 4.

  1.12/ Management of Financial Risk

     CANAL+ has developed and set up procedures for identifying and controlling different financial risks (foreign currency exchange risk and rate risk) that the Company is exposed to and to this end took the following steps:

     - consolidated exposure to financial risks and realized netting of fluctuations;

     - set up management procedures within the Group to handle these risks;

     - set limits to and controlled the risks encountered;

     - utilized adopted derivative products, such as futures contracts, swaps, and options.

  1.13/ Research and Development Expenses

     Expenses for research and development are recorded under charges.

II -- NOTES TO THE CONSOLIDATED BALANCE SHEET

  2.1/ Goodwill

                                                               1999      1998
                                                              ------    ------
                                                              (IN MILLIONS OF
                                                                   EUROS)
Gross.......................................................    336       332
Amortization................................................    (84)      (67)
                                                                ---       ---
Net.........................................................    252       265
                                                                ===       ===

                                     CANAL+

     The breakdown of goodwill by company is as follows:

                                               AMORTIZATION              AMORTIZATION     1999    1998
COMPANY                                           PERIOD       GROSS    AND PROVISIONS    NET     NET
-------                                        ------------    -----    --------------    ----    ----
                                                               (IN MILLIONS OF EUROS)
CANAL+ Europe (NetHold)......................       20          183          (25)         158     167
CANALSATELLITE...............................       20           63           (6)          57      60
Numericable..................................       20           24           (6)          18      19
Antennes Tonna...............................       --           20          (20)          --      --
TV Sport.....................................       20            9           (5)           4       5
ESO..........................................       --            6           (6)          --      --
Films Alain Sarde............................       15            3           (2)           1       1
La SESE......................................        6            3           (3)          --      --
Other........................................       --           25          (11)          14      13
                                                    --          ---          ---          ---     ---
Total........................................                   336          (84)         252     265
                                                    ==          ===          ===          ===     ===

     There is no significant variation in goodwill, except for:

     - The difference in comparison with the first consolidation stems from the increased stake in TELE+ (10%), all of which was recorded in "intangible assets."

     - The additional 14% investment in the capital of CANALSATELLITE, which is being held temporarily (transfer to Lagardere is expected in 2000, following the agreement signed in January 2000), has not been consolidated.

                                     CANAL+

  2.2/ Intangible Assets

     Significant changes in intangible assets can be analyzed as follows:

                                 COPRODUCTION/                      ADVANCES ON         OTHER
                                   DELEGATED      BROADCASTING    COPRODUCTIONS IN    INTANGIBLE
                                  PRODUCTION         RIGHTS           PROGRESS          ASSETS      TOTAL
                                 -------------    ------------    ----------------    ----------    ------
                                                          (IN MILLIONS OF EUROS)
Gross reported at December 31,
  1998.........................       803            1,002               137            1,008        2,950
Impact of consolidation of
  TELE+........................        --               --                --               28           28
                                     ----            -----              ----            -----       ------
Pro forma gross at December 31,
  1998.........................       803            1,002               137            1,036        2,978
                                     ====            =====              ====            =====       ======
Acquisitions/production........        81               57               157               13          308
Disposals/write-offs...........        (2)              (7)               (7)              (9)         (25)
Reclassifications*.............        66               34              (116)               9           (7)
Effect of changes in scope of
  consolidation................        15               (6)                1              134**        144
Effect of merger...............        --               --                --                5            5
                                     ----            -----              ----            -----       ------
Effect of exchange rate
  fluctuations.................        --               16                --               --           16
                                     ----            -----              ----            -----       ------
Gross at December 31, 1999.....       963            1,096               172            1,188        3,419
Amortization...................      (885)            (550)              (13)             (80)      (1,528)
Net at December 31, 1999.......        78              546               159            1,108        1,891
                                     ====            =====              ====            =====       ======

---------------
 * Reclassifications correspond mainly to transfers from "Advances on coproductions in progress" to "Coproductions/delegated productions" and "Broadcasting rights."

** The acquisition of an additional 10% in capital of TELE+ in July 1999, then the transfer of 0.852% to RAI are recorded in "Effect of change in the scope of consolidation for (euro) 134 million".

     The cost of the films coproduced with Le Studio CANAL+ amounted to (euro) 464 million at December 31, 1999, including (euro) 16 million in interest expense capitalized in prior years and (euro) 2 million capitalized in 1999.

     As of December 31, 1999, the production cost of films produced and delivered during the year totaled the (euro) 35 million for the Ellipse Group, compared to (euro) 23 million for CANAL+.

     The increase in advances on coproductions in progress concerns Le Studio CANAL+ ((euro) 96 million), the Ellipse Group ((euro) 17 million), and CANAL+ ((euro) 18 million). "Other intangible assets" are primarily made up of the intangibles recorded from the TELE+ acquisition ((euro) 1,068 million at December 31, 1999, compared to (euro) 934 million at December 31, 1998).

                                     CANAL+

     Changes in amortization:

                                            COPRODUCTION/                   ADVANCES ON      OTHER
                                              DELEGATED     BROADCASTING   COPRODUCTIONS   INTANGIBLE
                                             PRODUCTION        RIGHTS       IN PROGRESS     ASSETS*     TOTAL
                                            -------------   ------------   -------------   ----------   -----
                                                                 (IN MILLIONS OF EUROS)
Accumulated amortization on December 31,
  1998....................................       737            471             11             62       1,281
Amortization of TELE+.....................        --             --             --             13          13
                                                 ---            ---             --             --       -----
Pro forma amortization on December 31,
  1998....................................       737            471             11             75       1,294
                                                 ---            ---             --             --       -----
Charge for the year.......................       154             86              2             10         252
Reversals of amortization on disposals....       (18)            (5)            (1)            (7)        (30)
Reclassifications.........................        --             (2)             1              2           1
Effect of changes in scope of
  consolidation...........................        12             (5)            --             --           6
Effect of exchange rate fluctuations......        --              5             --             --           5
                                                 ---            ---             --             --       -----
Accumulated amortization at December 31,
  1999....................................       885            550             13             80       1,528
                                                 ---            ---             --             --       -----

---------------
* Intangibles recorded at the time of the purchase of TELE+ were not amortized. Most of the other intangible long-term assets were amortized over a period between three and five years.

  2.3/ Tangible Assets

     Significant changes in tangible assets can be analyzed as follows:

                                                 LAND/
                                               BUILDINGS   EQUIPMENT   OTHER TANGIBLES   DECODERS   TOTAL
                                               ---------   ---------   ---------------   --------   ------
                                                                 (IN MILLIONS OF EUROS)
GROSS AT DECEMBER 31, 1998...................     207         516            118             939     1,779
Effect of TELE+ consolidation................       8         104             --             147       259
                                                  ---        ----            ---          ------    ------
PRO FORMA GROSS AT DECEMBER 31, 1998.........     215         620            118           1,086     2,038
                                                  ---        ----            ---          ------    ------
Acquisitions/creations.......................       7          51             35             139       232
Disposals/scrapping..........................      --          (5)            (5)             (4)      (14)
Reclassifications............................       1           8              7              --        18
Effect of changes in scope of
  consolidation..............................      --          --             (2)             --        (2)
                                                  ---        ----            ---          ------    ------
Goodwill.....................................      --           2             --              --         2
                                                  ---        ----            ---          ------    ------
Gross at December 31, 1999**.................     223         676            153           1,221     2,273
Accumulated depreciation.....................     (52)       (477)           (73)          *(913)   (1,515)
Net at December 31, 1999.....................     171         199             80             308       758
                                                  ---        ----            ---          ------    ------

---------------
 * Includes E168 million in provisions for changing the fleet of current digital decoders.

** The value of goods acquired by lease increased to E148 million for land and buildings, to E216 million for technical material and to E638 million for decoders.

                                     CANAL+

     Depreciation:

                                           LAND/                   OTHER TANGIBLE
                                         BUILDINGS    EQUIPMENT        ASSETS        DECODERS    TOTAL
                                         ---------    ---------    --------------    --------    -----
                                                            (IN MILLIONS OF EUROS)
Accumulated depreciation at December
  31, 1998.............................     42           371             62             557      1,032
Effect of TELE+ consolidation..........      3            67             --              42        112
                                            --           ---             --            ----      -----
Pro forma depreciation on December 31,
  1998.................................     45           438             62             599      1,144
                                            --           ---             --            ----      -----
Charge for the year....................      7            43             14            *323        387
Reversals of depreciation on
  disposals............................     --            (5)            (3)             (9)       (17)
Effect of changes in scope of
  consolidation........................     --            --             (1)             --         (1)
                                            --           ---             --            ----      -----
Goodwill...............................     --             1             --              --          2
                                            --           ---             --            ----      -----
Accumulated depreciation at December
  31, 1999.............................     52           477             72             913      1,515

---------------
* Includes E168 million in provisions for building up the fleet of current digital decoders.

     Depreciation is charged by the straight-line method over estimated useful lives, as follows:

- Buildings.................................................  30 years
- Improvements..............................................  8 years
- Technical facilities and equipment........................  5 years
- Decoders (Syster, Mediasat)...............................  5 years
- Other.....................................................  2 to 10 years

     NC Numericable's concession networks are depreciated over the life of the concession (20 years average).

  2.4/ Investments in Companies Accounted for by the Equity Method

     This item corresponds to CANAL+'s share in the net assets of companies accounted for by the equity method. Investments in companies with negative net equity are recorded on the liabilities side of the consolidated balance sheet, under "Reserves for contingencies."

     Investments recorded under assets can be analyzed as follows:

                                                               1999      1998
                                                              ------    ------
                                                              (IN MILLIONS OF
                                                                   EUROS)
Sogecable...................................................    40        33
Financiere On Line (AOL)....................................    22        31
PSG.........................................................     7         7
CANAL+ Belgium..............................................     6         6
Multithematiques............................................    --         5
Nagra+......................................................     2         3
Other.......................................................    20        13
                                                                --        --
          Total.............................................    97        98
                                                                ==        ==

                                     CANAL+

     Investments recorded under liabilities are as follows:

                                                                        1998         1998
                                                              1999    PRO FORMA    REPORTED
                                                              ----    ---------    --------
                                                                 (IN MILLIONS OF EUROS)
TELE+ (90%).................................................   --        --          301
Canal Digital...............................................   16        33           33
CANAL+ Poland...............................................    5        28           28
MDO.........................................................   12        14           14
Sedat.......................................................    8         6            6
Cine Classics BV............................................   --         6            6
Other.......................................................   13        10           10
                                                               --        --          ---
          Total.............................................   55        97          398
                                                               ==        ==          ===

  2.5/ Other Investments

     Other investments include shares in non-consolidated companies and any loans related to these investments. They can be analyzed as follows at December 31, 1999:

                                                                                    1998         1998
                                                   1999       1999       1999     PRO FORMA    REPORTED
                                     % INTEREST    COST    PROVISIONS     NET        NET         NET
                                     ----------    ----    ----------    -----    ---------    --------
                                                           (IN MILLIONS OF EUROS)
Mediaset...........................       3.5%     143         --         143        269         269
Television Holding S.A.**..........     100.0%      86         --          86         --          --
(10% of CANALSATELLITE)
CANALSATELLITE.....................       4.0%      65         --          65         --          --
MCM Euromusique....................    19.998%      11         --          11         11          11
Other..............................        --       27         (7)         20         47          47
                                                   ---        ---         ---        ---         ---
Total..............................                332         (7)        325        327         327
Loans related to interests in
  companies and other
  investments*.....................                487        (22)        465        346         484
                                                   ---        ---         ---        ---         ---
Total..............................                819        (29)        790        673         810
                                                   ===        ===         ===        ===         ===

---------------
 * The increase under this heading corresponds in particular to the increase in Television Holding Loan to E75 million and to the increase in the PSG Football advance for E37 million.

** CANAL+ investment in Television Holding S.A. is considered to be temporary since Management determines that it would sell this investment within a year. Accordingly this investment has been accounted for at cost.

     The decrease in Mediaset shares is a result of convertible bond exchanges that took place during the 1999 fiscal year.

     The E137 million difference between the 1998 reported amount of loans related to investments and the 1998 pro forma amount is due to the level of advances granted to TELE+ and eliminated in the framework of the total consolidation method.

                                     CANAL+

  2.6/ Inventories

     Inventories may be analyzed as follows:

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Motion pictures..........................................  267        218         218
Television productions...................................  466        195          92
Other....................................................   37         37          31
                                                           ---        ---         ---
Gross....................................................  770        450         341
Allowances...............................................  (10)       (12)        (12)
                                                           ---        ---         ---
Net......................................................  760        438         329
                                                           ===        ===         ===

     The increase in program inventory is due to the TELE+'s acquisition of broadcasting rights for Italian soccer matches (Juventus, Milan, 1st and 2nd division) and the acquisition of the right for five years to exclusive royalties from derivative products of France's largest soccer teams.

  2.7/ Trade Receivables

     Trade receivables can be analyzed as follows:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Subscriber..............................................    220        147          80
Other trade receivables.................................    581        476         444
Tax receivables.........................................    246        166         146
Deferred tax assets.....................................    371        231         163
Other receivables.......................................    144        240         249
                                                          -----      -----       -----
Gross...................................................  1,562      1,260       1,082
Allowances..............................................   (100)      (114)        (38)
                                                          -----      -----       -----
Net.....................................................  1,462      1,146       1,044
                                                          =====      =====       =====

     The increase in subscribers is primarily attributable to TELE+; the increase in other receivables comes from sales from Sport+ (E65 million) increased deferred tax assets, and from tax credits accounted for in the provisions related to digital set-top boxes (E69 million).

     Conversely, the receipt of E54 million in payment from Exante in early January 1999 for the subscribed capital increase for NC NumeriCable decreased receivables under "Other."

                                     CANAL+

  2.8/ Marketable Securities, Cash, and Net Cash and Cash Equivalents

     These items can be analyzed as follows:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                         ------    ---------    --------
                                                             (IN MILLIONS OF EUROS)
Company stock..........................................      13        --           --
Mutual fund units (FCP and SICAV)......................      74        71           71
Other*.................................................     192        10           10
Provisions.............................................      (1)       (1)          (1)
                                                         ------      ----         ----
Marketable securities..................................     278        80           80
                                                         ------      ----         ----
Cash...................................................     177       185          149
Total..................................................     455       265          229
Short-term bank borrowings.............................    (826)     (446)        (446)
Bank credit accounts...................................    (578)     (387)        (387)
Cash credit............................................  (1,404)     (833)        (833)
Net cash and cash equivalents..........................    (949)     (568)        (604)
                                                         ======      ====         ====

---------------
* Including E190 million in Vivendi shares received on the occasion of the Pathe/Vivendi merger.

     The company did not carry out any speculative transactions during the year and did not have any material positions in new financial instruments at the year-end.

     The company carried out two transactions that securitized receivables from the subscriber bases of CANAL+ and CANALSATELLITE in the amounts of E263 million and E103 million, respectively. The offset of the amounts received from these transactions appears in "Borrowings."

                                     CANAL+

  2.9/ Consolidated Shareholders' Equity

     At December 31, 1999, the capital of the parent Company was represented by 125,953,464 shares with a par value of E0.75.

                                                                                                      GROUP
                                                              ADDITIONAL               CUMULATIVE     SHARE-
                                         NUMBER      COMMON    PAID-IN     RETAINED    TRANSLATION   HOLDERS'
                                        OF SHARES    STOCK     CAPITAL     EARNINGS*   ADJUSTMENT     EQUITY
                                       -----------   ------   ----------   ---------   -----------   --------
                                                               (IN MILLIONS OF EUROS)
At December 31, 1996.................   24,581,784     75        689          684          (5)        1,443
1997 consolidated net income.........           --     --         --          233          --           233
NetHold shares contributed...........    6,142,532     19          2           --          --            21
Stock dividends......................      614,043      2         83          (93)         --            (8)
Exercise of stock options............       21,917     --          3           --          --             3
Adjustment of goodwill on OPE
UGC DA acquisition...................           --     --        (31)          --          --           (31)
Translation adjustment...............           --     --         --           --          (2)           (2)
                                       -----------    ---        ---         ----          --         -----
At December 31, 1997.................   31,360,276     96        746          824          (7)        1,659
1998 consolidated net income.........           --     --         --          (28)         --           (28)
Exercise of stock options............       16,347     --          2           --          --             2
UGC DA conversion options............        8,500     --          1           --          --             1
Translation adjustment...............           --     --         --           --           7             7
Cash dividends.......................           --     --         --          (96)         --           (96)
                                       -----------    ---        ---         ----          --         -----
At December 31, 1998.................   31,385,123     96        749          700          --         1,545
After stock splits...................  125,540,492     96        749          700          --         1,545
                                       -----------    ---        ---         ----          --         -----
1999 consolidated net income.........           --     --         --         (336)         --          (336)
Exercise of stock options............      412,972     --         11           --          --            11
UGC DA conversion options............           --     --          1           --          --             1
Conversion of common stock in E......           --     (1)        --            1          --            --
Translation adjustment...............           --     --         --           --           7             7
Cash dividends.......................           --     --         --         (100)         --          (100)
                                       -----------    ---        ---         ----          --         -----
At December 31, 1999.................  125,953,464     95        761          265           7         1,128
                                       ===========    ===        ===         ====          ==         =====

---------------
* Including net income/(loss) for the year.

     In 1999, the total E100 million dividend was paid in cash.

                                     CANAL+

  2.10/ Minority Interests

     Changes in minority interests can be analyzed as follows:

                                               CHANGE IN THE   MINORITY INTERESTS
                               AT JANUARY 1,     SCOPE OF           IN 1999          OTHER    AT DECEMBER 31,
                                   1999        CONSOLIDATION      NET INCOME*       CHANGES        1999
                               -------------   -------------   ------------------   -------   ---------------
                                                           (IN MILLIONS OF EUROS)
Antennes Tonna...............        12              --                (2)             --            10
Le Studio CANAL+.............        (3)             --                --              --            (3)
Groupe CANAL+ Horizons.......        (2)              2                --              --            --
Ellipse Programme............        (2)             --                --              --            (2)
CANALSATELLITE...............         3              --               (38)             11           (24)
CANAL+ DA....................        52              --                 1               6            59
Ste Expl. Chaine Comedie.....        (1)              1                --              --            --
CANAL+ Image.................        17              --                --              --            17
Numericable..................        12              --                (6)             --             6
Other companies..............        (1)             --                (1)              1            (1)
                                    ---             ---               ---             ---           ---
Total........................        87               3               (46)             18            62
                                    ---             ---               ---             ---           ---
TELE+**......................       (33)             40                (8)             --            (1)
                                    ---             ---               ---             ---           ---
Pro forma....................        54              43               (54)             18            61
                                    ---             ---               ---             ---           ---

---------------
 * This entry represents interests outside of the Company.

** The change in scope of consolidation for TELE+ is a result of the acquisition of all the minority interests held and the transfer of 0.852% to RAI at the end of December 1999.

  2.11/ Reserves for Contingencies

     Reserves for contingencies are calculated based on the assessment of risks existing at the close of each period.

                                                                        1998         1998
                                                              1999    PRO FORMA    REPORTED
                                                              ----    ---------    --------
                                                                 (IN MILLIONS OF EUROS)
Risks relating to decoders..................................   14          8           8
Risks relating to digital transmission......................    9          9           9
Provisions for changing the fleet of digital decoders.......  150
Investments in companies with negative equity...............  115         63          63
Risks relating to screening and broadcasting rights.........   67         51          51
CANAL+ Europe restructuring.................................   19         26          26
Other provisions for risks and disputes.....................  175        176         149
Companies accounted for by the equity method with negative
  equity....................................................   55         97         398
                                                              ---        ---         ---
          Total.............................................  604        430         705
                                                              ===        ===         ===

     In accordance with generally accepted accounting principles, the Group's investment in companies accounted for by the equity method that have negative shareholders' equity is recorded under reserves for contingencies. These reserves totaled E55 million at December 31, 1999.

     The provisions for contingencies went from E430 million at December 31, 1998 to E604 million at the end of December 1999, an increase of E174 million. The increase stems from the provision for changing

                                     CANAL+
the fleet of digital decoders ((euro) 150 million) and the increase in provisions for interests in companies (Poland). Additionally, the reduction in interests accounted for by the equity method comes from the recapitalization of companies in which the net situation was negative (Canal Digital in Nordic countries and CANAL+ in Poland).

  2.12/ Borrowings

     2.12.1. Analysis by category

                                                                         1998         1998
                                                              1999     PRO FORMA    REPORTED
                                                              -----    ---------    --------
                                                                  (IN MILLIONS OF EUROS)
Spot market borrowings......................................    826        446         446
Short-term bank borrowings for operations...................    578        387        *387
Bank borrowings and comparable items........................  1,404        833         833
                                                              -----      -----       -----
Bonds.......................................................    589        342         342
Leasing.....................................................    285        258         164
Advances to companies accounted for by the equity method or
  non-consolidated..........................................     33         65          60
Other.......................................................    490        432          36
                                                              -----      -----       -----
Total borrowings............................................  2,801      1,930       1,435
                                                              =====      =====       =====

---------------
* Bank borrowings in 1998 include (euro) 106 million in checks issued and not yet collected.

     The increase under "Short-term bank borrowings" stems from CANAL+'s commitment on December 1, 1999 in a transaction lending the VIVENDI shares in its portfolio. The loan amount is (euro) 245 million and matures on April 1, 2000.

     The increase under "Bonds" mainly represents the 1999 TELE+ bond offering for (euro) 350 million, which bears 5.625% annual interest and matures on July 29, 2004. Additionally, on March 1, 1999, CANAL+ introduced a zero-coupon bond for (euro) 53 million redeemable on March 2, 2009, and indexed to its own share price. The risk relating to indexing has been covered since issuance by a swap transaction substituting the index effect for a variable interest rate (EURIBOR [European Interbank Offered Rate] less 27 basis points).

     Additionally, on April 1, 1997 CANAL+ issued (euro) 338 million worth of 3.5% bonds due April 1, 2002. The bonds are exchangeable for ITL 1,000 par value shares in the Italian television company Mediaset SpA, on the basis of 341.74014 Mediaset shares per FRF 10,000 bond, in the event that certain events occur, including transactions affecting Mediaset's capital. CANAL+ has the option of making a cash payment to bondholders who present their bonds for exchange, in an amount corresponding to the market price of the Mediaset shares. The bonds are exchangeable up to March 18, 2002. They may be redeemed in advance, at CANAL+'s initiative, at any time on or after April 1, 2001.

     The balance of this bond amounts to (euro) 182 million after taking into account redemptions already made.

     On May 5, 1999, CANAL+ introduced a transaction securitizing its receivables from its subscriber base for a four-year period, in order to diversify and securitize its financial debt. The arrangement's distinctive feature is the utilization of privileged interests in a partnership ((euro) 42 million) for and on behalf of a standard oversizing. In this manner, even while carrying (euro) 305 million in financing, the transaction is economically identical to the four-year, (euro) 263 million bond at the EURIBOR rate.

                                     CANAL+

     CANALSATELLITE also securitized receivables from its subscribers in a E103 million transaction on December 27, 1999. This transaction matures on September 30, 2000.

     2.12.2. Analysis of borrowings by maturity

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Due within one year.....................................  1,700      1,104         931
2000....................................................     --        272          18
2001....................................................     62         87          19
2002....................................................    233         21          21
2003....................................................    304         --          --
Beyond..................................................    502        446         446
Total due beyond one year...............................  1,101        826         504
                                                          -----      -----       -----
Total...................................................  2,801      1,930       1,435
                                                          =====      =====       =====

     At December 31, 1999, future minimum lease payments due under finance leases concerning the headquarters building were as follows:

                                                                 TOTAL
                                                              ------------
                                                              (IN MILLIONS
                                                               OF EUROS)
2000........................................................        7
2001........................................................        8
2002........................................................        9
2003........................................................        9
2004 to 2008................................................       38
                                                                   --
Total.......................................................       71
                                                                   ==

     Upon expiry of the finance lease, the headquarters building will be acquired for FRF 1.

     At December 31, 1999, future minimum lease payments due under NC Numericable Group finance leases were as follows:

                                                                       NC
                                                         TELE +    NUMERICABLE    TOTAL
                                                         ------    -----------    -----
                                                             (IN MILLIONS OF EUROS)
2000...................................................    40          10           50
2001...................................................    41          12           53
2002...................................................    28          15           43
2003...................................................     8          16           24
2004 to 2008...........................................    --          44           44
                                                          ---          --          ---
Total..................................................   117          97          214
                                                          ===          ==          ===

                                     CANAL+

     2.12.3. Analysis of borrowings by currency

                                                                       1998        1998
                                                            1999     PRO FORMA    STATED
                                                            -----    ---------    ------
                                                               (IN MILLIONS OF EUROS)
French franc..............................................  1,538      1,364      1,364
Euro......................................................  1,068         --         --
Millions of Italian lira..................................    174        495         --
US dollar.................................................      5         13         13
Deutschmark...............................................     --         18         18
Pound sterling............................................     15         23         23
Dutch gilder..............................................     --         11         11
Other.....................................................      1          6          6
                                                            -----      -----      -----
Total.....................................................  2,801      1,930      1,435
                                                            =====      =====      =====

     2.12.4. Analysis of borrowings by interest rate

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Fixed rate..............................................    549        357         357
Variable rate...........................................  2,000      1,396         909
Checks issued and not yet collected.....................    106        169         169
Other...................................................    146          8          --
                                                          -----      -----       -----
Total interest-bearing debts............................  2,801      1,930       1,435
                                                          -----      -----       -----
Average fixed rate*.....................................   5.57%      3.63%       3.63%
Average variable rate...................................   3.76%      4.07%       3.43%
Average rate on December 31.............................   4.15%      3.98%       3.48%
                                                          -----      -----       -----

---------------
* The interest rate swap set up in 1997, covering part of the Group's bond debt, was canceled in 1998 and the debt restated to fixed rate.

  2.13/ Subscribers' Deposits and Prepayments

     This item can be analyzed as follows:

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Prepaid subscriptions....................................   18         28          28
Security deposits received...............................  405        370         350
                                                           ---        ---         ---
Total....................................................  423        398         378
                                                           ===        ===         ===

                                     CANAL+

  2.14/ Trade Payables and Other Liabilities

                                                                         1998         1998
                                                              1999     PRO FORMA    REPORTED
                                                              -----    ---------    --------
                                                                  (IN MILLIONS OF EUROS)
Trade payables..............................................    853        637         527
Accrued taxes and payroll expenses..........................    238        151         148
Due to suppliers of property................................    105         89          89
Deferred taxes..............................................    100        104         104
Other.......................................................    124        111         153
                                                              -----      -----       -----
Total.......................................................  1,420      1,092       1,021
                                                              =====      =====       =====

     "Trade payables and other liabilities" increased E328 million due to the increase in taxes for 1999 compared to 1998 and due to new commitments for sports (soccer) and movies.

     This increased tax liability stems from the transformation into corporations of non-profit making, fiscally transparent companies
(CANALSATELLITE and NC Numericable) that allowed for a decrease in taxes paid by CANAL+ in 1998.

  2.15/ Prepaid Expenses and Deferred Charges, Accrued Expenses and Deferred Income

     Under assets, this item includes on the one hand, E72 million in prepaid expenses, and on the other hand, E30 million in deferred charges.

     Under liabilities, this item includes E131 million in deferred income. Deferred income primarily corresponds to sales of motion pictures for which the related screening authorization had not been obtained at the year-end or the related technical equipment had not been delivered to the customer.

III -- NOTES TO THE CONSOLIDATED INCOME STATEMENT

  3.1/ Revenues

     Revenues can be analyzed as follows:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Subscriptions...........................................  2,613      2,253       1,921
                                                          -----      -----       -----
CANAL+..................................................  1,372      1,308       1,308
TELE+...................................................    453        333          --
CANALSATELLITE..........................................    446        311         312
NC Numericable..........................................    125        117         117
CANAL+ Nordic...........................................     88         68          68
CANAL+ Netherlands......................................     67         57          57
CANAL+ Flanders.........................................     54         51          51
Other...................................................      8          8           8
                                                          -----      -----       -----
Advertising and sponsoring..............................    106         94          82
                                                          -----      -----       -----
CANAL+..................................................     80         76          76
TELE+...................................................     18         12          --
Other...................................................      8          6           6
                                                          -----      -----       -----
Production and rights management........................    365        327         327
                                                          -----      -----       -----

                                     CANAL+

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
SUBSIDIARIES DIVISION...................................    292        327         327
Ellipse Program.........................................     89        119         119
CANAL+ Image............................................     56         85          85
CANAL+ DA...............................................     38         31          31
Le Studio CANAL+........................................     90         66          66
CANAL+ Video............................................      7         12          12
Other...................................................     12         14          14
SPORT +*................................................     73         --          --
                                                          -----      -----       -----
Other revenue...........................................    207        164         145
                                                          -----      -----       -----
Antennes Tonna..........................................     40         40          40
TELE+...................................................     36         20          --
CANAL+..................................................     34         34          35
CANALSATELLITE..........................................     26         15          15
CANAL+ Technology**.....................................     15         --          --
CANAL+ Horizons.........................................     14         13          13
CANAL Pro...............................................      8         12          12
Other...................................................     34         30          30
                                                          -----      -----       -----
Total...................................................  3,291      2,838       2,475
                                                          =====      =====       =====

---------------
 * Sport+ had revenues of (euro) 73 million, which come from sales of international TV rights for the Italian soccer championship and the United Kingdom's First League, among other sources.

** CANAL+'s Mediahighway was finalized in October 1999 with the creation of CANAL+ Technology, which realized (euro) 15 million in third quarter revenue.

     Revenue from France represented 71.7% of consolidated revenue in 1999, compared to 76.1% in 1998 (pro forma revenue).

                    CONSOLIDATED REVENUES BY GEOGRAPHIC AREA

                                                                      1998
                                                           1999     PRO FORMA    1997
                                                           -----    ---------    -----
                                                             (IN MILLIONS OF EUROS)
France...................................................  2,359      2,160      1,846
Italy....................................................    510        371          9
Flemish Belgium..........................................     61         59         37
Netherlands..............................................     84         66         41
Nordic countries.........................................    100         72         43
Africa...................................................     20         17         17
Other....................................................    157         93         79
                                                           -----      -----      -----
                                                           3,291      2,838      2,072
                                                           =====      =====      =====

                                     CANAL+

  3.2/ Cost of Sales

     For the pay-television channels, cost of sales includes:

     - Variable subscription costs (copyrights, decoder, depreciation, subscriber-base management costs).

     - Subscriber acquisition costs (sales commissions, marketing campaigns);

     - Variable advertising costs (copyrights and advertising tax); and

     - Program costs (broadcasting of purchased or internally-produced programs).

     For movie and television production and distribution subsidiaries, cost of sales includes:

     - Distribution fees and

     - Amortization and write-downs of screening and broadcasting rights.

  3.3/ Selling, General and Administrative Expenses

     Selling, general and administrative expenses include:

     - Advertising and promotional expenses (billboard campaigns, marketing);

     - Satellite transponder rentals;

     - Payroll expenses (other than for employees assigned to program production and the Call Center);

     - General and administrative expenses (occupancy costs, overheads); and

     - Amortization of headquarters expenses.

  3.4/ Payroll Expenses

     Payroll expenses totaled E355 million in 1999 versus E332 million in the previous year's pro forma. The 7% increase was primarily attributable to the addition of 231 permanent employees on the payroll of CANAL+ SA.

  3.5/ Depreciation, Amortization and Provisions

     Net depreciation, amortization and provision charges, included in "Costs of sales" and "Selling, general and administrative expenses" can be analyzed as follows:

                                                                     1998         1998
                                                           1999    PRO FORMA    RECORDED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Cost of sales............................................  374        370         346
     Depreciation of decoders............................  153        131         121
     Amortization and write-downs of screening and
       broadcasting rights...............................  197        216         216
     Other allowances and reversals, net.................   24         23           9
Selling, general and administrative expenses.............   72         49          40
     Amortization and allowances, net....................   72         49          40
                                                           ---        ---         ---
Total....................................................  446        419         386
                                                           ===        ===         ===

     The amount of amortization and write-downs of screening and broadcasting rights decreased 9% compared to 1998; this amount correlates to the 10% decline in revenue for the Subsidiaries division.

                                     CANAL+

  3.6/ Operating Income

     Consolidated operating income amounted to E(23) million in 1999, versus E(96) million in 1998 pro forma.

  3.7/ Net Interest (Expense)/Income

     Net interest (expense)/income can be analyzed as follows:

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Income from short-term investments.......................    7          8           8
Income from investments in non-consolidated companies....   34         31          32
Interest expense.........................................  (82)       (74)        (40)
Other income (expense), net..............................    1         (2)         (3)
Total....................................................  (40)       (38)         (3)

     Operating income is a E40 million loss compared to a E38 million pro forma loss, after accounting for income of E32 million realized from the conversion of Mediaset bonds into shares. Operating income reflects E23 million Havas dividends at December 31, 1999. Net indebtedness at the end of December 1999 was E2,346 million versus E1,665 million at December 31, 1998.

  3.8/ Results of Companies Accounted for by the Equity Method

     3.8.1. Presentation

     In order to present the consolidated financial statements simply, deferred tax assets arising from the results of foreign companies accounted for by the equity method are credited directly to the Group's equity in these companies accounted for by the equity method.

     The impact on "Results of Companies accounted for by the equity method" is a gain of E16 million in 1999, versus a gain of E42 million in 1998.

     3.8.2. Segment analysis of net income

     The net income (losses) of companies accounted for by the equity method are as follows:

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
PAY-TV CHANNELS
  - France...............................................   (1)        (1)          (1)
(NC Numericable).........................................   (1)        (1)          (1)
  - International........................................  (53)       (49)        (109)
Sogecable (Spain)........................................  (12)       (16)         (16)
TELE+(Italy).............................................   --         --          (60)
Canal Digital (Nordic countries).........................  (12)       (15)         (15)
Vox (Germany)............................................   (2)        (4)          (4)
TKP (Poland).............................................  (25)       (13)         (13)
Other....................................................   (2)        (2)          (2)

                                     CANAL+

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
THEME CHANNELS...........................................   (7)       (12)         (12)
Multithematiques.........................................   (6)       (12)         (12)
Other....................................................   (1)        (1)           1
MOVIE AND TELEVISION PRODUCTION AND DISTRIBUTION.........   (1)        (3)          (3)
OTHER....................................................   (8)         1            1
AOL......................................................   (9)        --           --
Servette de Geneve.......................................   (2)        (2)          (2)
Other....................................................    3          3            3
                                                           ---        ---         ----
Total....................................................  (69)       (64)        (123)
                                                           ===        ===         ====

     3.8.3. Segment analysis of revenues

                                                                     1998         1998
                                                          1999     PRO FORMA    RECORDED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
PAY-TV CHANNELS
  - International.......................................  1,123        866       1,236
Theme channels..........................................    358        299         299
Movie and television production and distribution........      3         15          15
Other...................................................    160        113         113
                                                          -----      -----       -----
Total...................................................  1,644      1,293       1,663
                                                          =====      =====       =====

  3.9/ Minority Interest

     Minority interests breakdown as follows:

                                                              1999    1998
                                                              ----    ----
                                                              (IN MILLIONS
                                                               OF EUROS)
Results from operations, after tax..........................  (18)    (18)
Exceptional income/(loss), after tax........................  (35)     (2)
Depreciation of goodwill....................................   (1)     --
                                                              ---     ---
Total.......................................................  (54)    (20)
                                                              ===     ===

     Minority interest in exceptional income/(loss) corresponds to the provision for changing decoders at CANALSATELLITE (34%)

                                     CANAL+

  3.10/ Income Tax

     3.10.1. Analysis of the income tax charge

                                                                     1998         1998
                                                           1999    PRO FORMA    REPORTED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Taxes due................................................  (79)       (31)        (31)
Deferred taxes...........................................   59         40          --
Effect of change in tax rate.............................   (2)        --          --
Current taxes............................................  (22)         9         (31)
Deferred taxes related to companies accounted for by the
  equity method..........................................   16          8          42
Tax on exceptional items.................................   76          5          24
                                                           ---        ---         ---
Total....................................................   70         22          35
                                                           ===        ===         ===

     The amount of deferred taxes reported in the exceptional provision that is connected with the change in decoders amounts to E70 million.

     3.10.2. Analysis of deferred taxes

     The deferred tax asset of E372 million and the deferred tax liability of E100 million carried in the balance sheet at December 31, 1999 correspond to short-term timing differences and the tax effect (at 33.77% in 2000) of consolidation adjustments.

     Deferred tax assets recorded in the balance sheet at December 31, 1999 are expected to be used in the following periods:

                                                                     1998         1998
                                                           1999    PRO FORMA    RECORDED
                                                           ----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Tax loss carry forward...................................  193        133          65
                                                           ---        ---         ---
One year.................................................    1         --          --
Two to five years........................................  126         69           1
Six to ten years.........................................   --         --          --
Evergreen................................................   66         64          64
Timing Difference........................................  179         98          98
                                                           ---        ---         ---
One year.................................................   51         51          51
Two to five years........................................  128         47          47
Six to ten years.........................................   --         --          --
Evergreen................................................   --         --          --
                                                           ---        ---         ---
          Total..........................................  372        231         163
                                                           ===        ===         ===

                                     CANAL+

     3.10.3. Reconciliation of theoretical and effective rates of tax

     The difference between the theoretical tax rate and the effective rate of tax paid on income from continuing operations can be analyzed as follows:

(% OF INCOME FROM CONTINUING                                         1998         1998
OPERATIONS BEFORE TAX)*                                    1999    PRO FORMA    RECORDED
----------------------------                               ----    ---------    --------
Theoretical rate of tax..................................  (40)%      (42)%        42%
Losses of subsidiaries...................................   90%        46%         53%
Permanent differences....................................    9%        (1)%        (3)%
Timing differences.......................................   --         --          --
Tax-exempt income........................................  (26)%      (10)%       (27)%
Items taxed at reduced rates.............................              --          --
Effect of changes in tax rates...........................    3%        --          --
                                                           ---        ---         ---
Effective rate of tax....................................   36%        (7)%        65%
                                                           ---        ---         ---

---------------
* The negative amounts correspond to tax credits. The complete consolidation of TELE+ in the 1998 financial statements brought about a E133 million pro forma loss in continuing operations associated with a E9 million tax credit, or an effective 7% rate of tax.

  3.11/ Exceptional Items

     Exceptional items can be analyzed as follows:

                                                                    1998         1998
                                                          1999    PRO FORMA    REPORTED
                                                          ----    ---------    --------
                                                             (IN MILLIONS OF EUROS)
Impact of changes in scope of consolidation.............    95        82          82
Provision set up for the renewal of the fleet of
  decoders..............................................  (255)       --          --
Additional 45% interest in TELE+........................    --        --         (60)
Gains/(losses) on disposal of non-consolidated
  investments...........................................    --        45          45
Other...................................................   (58)       15           7
                                                          ----       ---         ---
Net exceptional income/(expense)........................  (218)      142          74
                                                          ----       ---         ---
Minority interests......................................    35         2           2
Net exceptional income/(expense) after minority
  interests.............................................  (183)      144          76
                                                          ----       ---         ---

     The main effects of the changes in the scope of consolidation in 1999 are the E88 million gain from the introduction on the market of Sogecable and the E7 million gain from the reduction in the percentage held of Comedie.

     In 1998, they included the dilution gain from the acquisition of CANALSATELLITE (E41 million) and NC Numericable (E41 million).

     The exceptional provision of E255 million (E220 million, group share) is related to the accelerated rate of depreciation of the current generation of digital set-top boxes.

     The gains from the disposal of non-consolidated investments (E45 million in 1998) correspond in full to the gain on the sale of Havas shares.

     "Other items" includes provisions for risks relating to certain consolidated companies (SEGP+ and Poland).

                                     CANAL+

  3.12/ Employee Profit-Sharing

     In the consolidated financial statements, the amounts allocated to the employee profit-sharing reserve are included in general and administrative expenses.

     The amount allocated to the employee profit-sharing reserve in 1999 totaled E2.9 million, versus E2.6 million in 1998.

IV -- COMMITMENTS AND CONTINGENCIES

  4.1/ Subscriptions

     The future liability in respect of subscriptions paid by standing order, corresponding to the monthly subscription multiplied by the remaining number of months of the subscription period, amounted to E1,709 million including tax at December 31, 1999, including E1,022 million for CANAL+, E342 million for CANALSATELLITE, and E345 million for TELE+.

     These subscriptions had not been collected at the year-end.

  4.2/ Financial Commitments

     4.2.1. Commitments given

     Financial commitments given can be analyzed as follows at December 31 of each year:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
                                                              (IN MILLIONS OF EUROS)
Movies..................................................  1,221      1,411         917
Programs................................................    987        719         164
Digital terminals.......................................     26         13          13
Sports..................................................  3,416      2,589       1,057
Satellites..............................................    885      1,105         698
Financial assets........................................    394        313         239
                                                          -----      -----       -----
Total...................................................  6,929      6,150       3,088
                                                          =====      =====       =====

     Movie-related commitments primarily correspond to contracts signed concerning the exclusive broadcast of future productions by leading U.S. studios, including Warner Bros., Disney, Columbia Tristar, MCA Universal, 20th Century Fox, and DreamWorks.

     Program-related commitments primarily relate to catalogs acquired by CANAL+ DA from Phoenix/ Medavoy for E66 million, Phoenix/Sixday for E17 million, Columbia for E31 million and Fox for E11 million.

     Sports-related commitments mainly include the rights acquired to rebroadcast French championship soccer until 2004; the rights to rebroadcast the Champions' League until 2003; the national and international broadcasting rights for Juventus of Turin, Inter of Milan, and Milan AC soccer matches for five seasons; as well as the rights to broadcast Formula 1 races on a pay-per-view basis until 2006.

     Satellite-related commitments primarily correspond to the leasing of broadcasting capacity on the Astra, Eutelsat and Intelsat satellites.

                                     CANAL+

     4.2.2. Commitments received

     Commitments received amounted to E534 million, including E107 million in connection with sales of film rights; E371 million related to sales of sports broadcasting rights; E27 million in opened lines of credit; E9 million concerning the "Fonds de Soutien a la Creation Audiovisuelle;" and E20 million in contributions receivable in respect of delegated productions.

  4.3/ Pension Commitments

     The Group is directly liable to its employees for statutory length of service awards payable to employees upon retirement.

     The Group's commitments were the subject of an evaluation and totaled E9 million on December 31, 1999. The commitments are determined on the basis of actuarial estimates, taking into account length of service and current salaries.

     The Group has written an insurance contract intended to feed a collective fund that corresponds to the total amount of its commitments.

     The charge recorded for this purpose was E2 million in 1999.

     The contract for end of career compensation concerns all categories of personnel and benefits all the employees of the consolidated entity CANAL+.

  4.4/ Guarantees Given and Received

                                                               1999      1998
                                                              ------    ------
                                                              (IN MILLIONS OF
                                                                   EUROS)
Guarantees given............................................    217       212
Guarantees received.........................................     --        --
                                                                ---       ---

     All the above guarantees have been given to banks.

V -- SUPPLEMENTARY INFORMATION

  5.1/ Employees

     The average number of employees can be analyzed as follows:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
Management..............................................  1,969      1,923       1,900
Administrative employees................................  2,601      2,512       1,851
Technical employees.....................................     65         65          65
                                                          -----      -----       -----
Average number of permanent employees...................  4,635      4,500       3,816
                                                          -----      -----       -----
Non-permanent employees.................................  2,281      1,893       1,750
                                                          -----      -----       -----

                                     CANAL+

     The overall number of permanent employees by business segment is as follows:

                                                                     1998         1998
                                                          1999     PRO FORMA    REPORTED
                                                          -----    ---------    --------
Pay channels
  - France..............................................  2,510      2,361       2,361
  - International.......................................  1,202      1,163         479
Theme channels..........................................    149        117         117
Movie and television production and distribution........    422        510         510
Other...................................................    352        349         349
                                                          -----      -----       -----
Average number of permanent employees...................  4,635      4,500       3,816

     The increase in personnel for the French pay TV activity is primarily due to the increase in personnel for CANAL+ of 231 persons (1,841 in 1999 versus 1,610 in 1998) and by the decrease in personnel for the NC Numericable Group by 118 persons (549 in 1999 versus 667 in 1998).

     The average number of employees of TELE+ came to 741.

     The decrease in personnel in the "Movie and television production and distribution" activity is a result of the transfer of the Ellipse Cable unit to Multithematiques in 1999.

  5.2/ Management Compensation

     In 1999, the members of the Board of Directors were paid attendance fees totaling FRF 0.2 million, identical to the amount paid in 1998.

     The compensation awarded to the eight corporate officers in 1999 amounted to FRF 4.3 million, compared to 4.1 million in 1998.

     The same directors benefited overall from the assignment of purchase options on 155,500 shares under plans that became effective on June 25, 1998.

  5.3/ Statement of Cash Flow

     The elimination of gains or losses on sales of assets corresponds primarily to the gain or loss connected with the conversion of bonds into Mediaset shares (E35 million) and the sale of 5% of Sogecable following its offering on the market (E88 million).

     Acquisitions of intangible and tangible assets mainly concern purchases of broadcasting rights (E235 million) and decoder purchases (E132 million).

     The acquisition of a 14% interest in CANALSATELLITE, which is intended to be sold back, is included under financial investments for E223 million.

     The acquisition of a 10% interest in TELE+ is included in acquisitions of investments for E126 million.

     The total dividend was paid in cash, for E100 million.

     Cash flows from financing activities include two repayments of obligations under finance leases of E7 million each related to the cable networks the headquarters building respectively, as well as the E371 million repayment of bank borrowings by TELE+. New borrowings concern CANAL+ (E317 million), CANALSATELLITE (E103 million), and TELE+ (E350 million debenture bond).

                                     CANAL+

     Transactions that do not impact cash flow do not appear in the cash flow table. It is primarily a matter of repaying the CANAL+ debenture bond following its conversion into Mediaset shares (E156 million).

  5.4/ Research and Development Costs

     Research and development costs incurred by the Group in 1999 amounted to E12 million versus E8 million in 1998 and related primarily to new digital and image processing technologies.

     Personnel assigned to research and development came to 122 employees in 1999 compared to 67 in 1998.

VI -- EXCEPTIONAL EVENTS AND DISPUTES

     All exceptional events and disputes that are likely to have a material impact on the results, financial position or assets and liabilities of the Company or the Group have been provided for at the year-end in an amount corresponding to the estimated risk incurred.

VII -- MAJOR EVENTS SINCE THE END OF THE YEAR

     In January 2000, CANAL+ and Vivendi created Vivendi Net, which they share, 50/50. Vivendi Net gathers the internet assets of both groups. On January 30, 2000, Vivendi Net and Vodafone AirTouch announced a joint venture to develop the first Multi-Access Portal (MAP) in Europe.

     No other event that could have a material impact on the financial statements of the company has occurred since the end of the year.

VIII -- CONSOLIDATED COMPANIES

                                                                           CONSOLIDA-
                                                                  %           TION
                                                              INTEREST       METHOD
                                                              ---------    ----------
PAY TELEVISION
France
CANAL+ (parent Company)
CANALSATELLITE..............................................    69.87          FULL
Kiosque.....................................................    80.04          FULL
Satellite Service...........................................    99.99          FULL
GIE Numerique...............................................    87.20          FULL
NC Numericable Group (ex CGV)...............................    63.00          FULL
International CANAL+ Belgium................................    42.46        EQUITY
CANAL+ Televisie (Flanders).................................   100.00          FULL
CANAL+ Nederland (Netherlands)..............................   100.00          FULL
Sogecable (Spain)...........................................    19.74        EQUITY
TELE+.......................................................    99.15          FULL
CANAL+ Television (Nordic countries)........................   100.00          FULL
Canal Digital Group (Nordic countries)......................    50.00        EQUITY
TKP (Poland)................................................    33.00        EQUITY
CANAL+ Horizons Group.......................................    78.29          FULL
Sedat (Tunisia).............................................    36.12        EQUITY
Vox (Germany)...............................................    24.90        EQUITY

                                     CANAL+

                                                                           CONSOLIDA-
                                                                  %           TION
                                                              INTEREST       METHOD
                                                              ---------    ----------
THEME CHANNELS
Multithematiques Group......................................    30.17        EQUITY
Cine Classics Spain.........................................    65.08        EQUITY
TV Sport....................................................    34.00        EQUITY
ESO.........................................................    33.00        EQUITY
MDO.........................................................    23.75        EQUITY
Spectacle...................................................   100.00          FULL
C:..........................................................    80.00          FULL
i-television................................................   100.00          FULL
Demain......................................................    99.84          FULL
I LINE (Game One)...........................................    50.00        EQUITY
Ste Expl. Chaine Comedie....................................    18.70        EQUITY
MOVIE AND TELEVISION PRODUCTION AND DISTRIBUTION
Subsidiaries division
CANAL+ Image Group..........................................    97.12          FULL
CANAL+ DA...................................................    73.66          FULL
Le Studio CANAL+ Group......................................    97.12          FULL
Ellipse Programme Group.....................................    97.11          FULL
Docstar.....................................................    97.12          FULL
CANAL+ Distribution.........................................    86.56          FULL
Deg Sales Co................................................   100.00          FULL
Le Studio Ellipse...........................................    78.56          FULL
Ellipse Marine..............................................   100.00          FULL
CANAL+ Video................................................    97.12          FULL
Vulcano.....................................................   100.00          FULL
La Bande Son................................................    97.12          FULL
Alya Animation..............................................    97.11          FULL
Explore International.......................................    50.00        EQUITY
Gedeon Communication........................................    51.02          FULL
C+P.........................................................    48.56        EQUITY
Other CANAL+ Multimedia.....................................    50.00        EQUITY
SEGP+.......................................................   100.00          FULL
Sport+......................................................   100.00          FULL
NPA Production..............................................   100.00          FULL
OTHER TECHNOLOGIES
AOL.........................................................    18.33        EQUITY
Canal Pro...................................................   100.00          FULL
CANAL+ Technology...........................................   100.00          FULL
Nagra+......................................................    50.00        EQUITY
SECA........................................................    50.00        EQUITY

                                     CANAL+

                                                                           CONSOLIDA-
                                                                  %           TION
                                                              INTEREST       METHOD
                                                              ---------    ----------
OTHER
Aqua+.......................................................    99.88          FULL
Best of Europe..............................................    99.97          FULL
Canal Club..................................................   100.00          FULL
CANAL+ Editions.............................................    51.00          FULL
CANAL+ Europe...............................................   100.00          FULL
CANAL+ Finance..............................................   100.00          FULL
CANAL+ Real Estate..........................................   100.00          FULL
CANAL+ International Acquisitions...........................   100.00          FULL
CANAL+ International Holding................................   100.00          FULL
CANAL+ Investments in Companies.............................   100.00          FULL
CANAL+ Telematique..........................................    99.95          FULL
CANAL+ US...................................................   100.00          FULL
CANAL+ Deutschland..........................................   100.00          FULL
CANAL+ Gmbh Co KG...........................................   100.00          FULL
Canal Numedia...............................................   100.00          FULL
Deficoncept.................................................    49.35        EQUITY
FilmNet Group Holdings......................................   100.00          FULL
Financiere de Technologie...................................    50.00        EQUITY
Financiere de Videocommunication............................   100.00          FULL
Financiere On Line..........................................    33.33        EQUITY
Antennes Tonna Group........................................    51.00          FULL
Kiosque Holding.............................................    80.00          FULL
MC France...................................................    34.00        EQUITY
NEM.........................................................   100.00          FULL
NetHold Finance.............................................   100.00          FULL
CANAL+ Italy BV.............................................   100.00          FULL
CANAL+ Benelux BV...........................................   100.00          FULL
CANAL+ Investments BV.......................................   100.00          FULL
Quirats+....................................................   100.00          FULL
Servette de Geneve..........................................    41.60        EQUITY
SESE........................................................    99.80          FULL
Ste Expl. Services Audiovisuels.............................   100.00          FULL
SGTN........................................................    49.88        EQUITY
Ste Holding Chaine Comedie..................................    26.36        EQUITY
Studio Participation........................................    40.00        EQUITY
Thematiques Regie...........................................    99.92          FULL
Time Wise...................................................   100.00          FULL
Williwaw....................................................    99.56          FULL
PSG.........................................................     56.8        EQUITY

                                     CANAL+

     Changes in scope of consolidation primarily concerned:

     - TELE+: CANAL+ had a 99.15% interest in TELE+ on December 31, 1999, after the 10% buyback from Fininvest on July 27, 1999, followed by the 0.852% transfer to RAI on December 16, 1999. Net income, group share, corresponds to 90% of first half year result and to 100% of second half year result (averaging 95% for the year).

     - NC Numericable was 63% consolidated on December 31, 1999, versus 100% on December 31, 1998. In January 1999, CANAL+'s interest in NC Numericable Holding went from 100% to 63% following the E54 million capital increase reserved for Exante. NC Numericable was transformed into a corporation on January 1, 1999.

     - The Comedie channel (18.7% investment) was 30.2% consolidated by the equity method in 1998, following the transfer of shares to Pathe.

     - AOL France, acquired at the end of December 1998, was 18.33% consolidated by the equity method for fiscal 1999.

     - SNC Ellipse Distribution and Little Box were created in January 1999. These companies are held at 100% by Ellipse Programme.

     - An exchange of investments in companies took place between Sofirad and CANAL+ as follows: CANAL+'s buyback of Sofirad's 11.33% interest in Financiere de Videocommunication brought CANAL+'s holding to 100%, and the entry of Sofirad into CANAL+ Horizons caused Financiere's stake to change from 80.76% to 78.29%.

     - Mediahighway was contributed to CANAL+ Technology as of September 30,
       1999.

IX -- CANAL+ SUMMARY OF CERTAIN DIFFERENCES BETWEEN FRENCH GAAP AND U.S. GAAP

     The consolidated financial statements of CANAL+ have been prepared in accordance with French GAAP, which differ in certain significant respects from U.S. GAAP. Set forth below is a summary of the areas in which differences between French GAAP and U.S. GAAP could significantly affect the group's results of operations and financial position.

1. VALUATION DIFFERENCES

A) CONSOLIDATION

     Under French GAAP, companies are consolidated when the parent company demonstrates effective control over those companies.

     Under US GAAP, control is normally defined as a voting control (over 50%), although there may be facts and circumstances that permit consolidation in other cases.

B) BUSINESS COMBINATIONS

     Under French GAAP, business combinations are generally accounted for under the purchase method of accounting. Assets acquired and liabilities assumed may not always be systematically adjusted to their fair market value.

     Under exceptional conditions, the residual goodwill can be written off against shareholders' equity for business combinations entered into before periods beginning on or after January 1, 2000. Such exceptional circumstances arise when the consideration given to the seller includes stock issued by the acquirer. In that case, the portion of the goodwill corresponding to the proportion of the acquisition price paid in acquirer's shares is written off against the paid-in surplus.

                                     CANAL+

     Under U.S. GAAP, assets acquired and liabilities assumed are restated at their fair market values at the time of combination. The difference between the fair market values of the net assets and the consideration given represents goodwill. Under U.S. GAAP, this goodwill cannot be written off against shareholders' equity.

C) DEFERRED TAXATION

     Under French GAAP, deferred tax assets and liabilities arise from timing differences between taxable income and accounting income. Deferred tax assets are recognised when it is probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised. In some circumstances, prior to the implementation of new rules beginning on January 1, 2000, it was possible not to recognise a net deferred tax liability if the payment of any tax was considered as a long-term event.

     Under U.S. GAAP, deferred tax liabilities and assets record the tax effect of almost all differences between the tax and book values of assets and liabilities, including net operating loss carry-forwards. If it is more likely than not that some or all of the deferred tax asset will not be realised, a valuation allowance is established through a charge to income. A company may look to probable future taxable income as well as tax planning strategies to determine the realizability of deferred tax assets.

D) CONTINGENCIES

     Under French GAAP, a material contingent loss should be recorded if it is probable that the loss will be incurred, it is directly and mostly linked to a current period event, and reasonable estimate of the loss can be made. A contingent loss not recorded must be disclosed in the notes to the financial statements unless the possibility of the loss being incurred is remote.

     Under U.S. GAAP, loss contingencies should be recorded if (based on information available prior to issuance of financial statements) it is probable that an asset has been impaired or a liability has been incurred as of the balance sheet date and the amount of the loss can be reasonably estimated. All reasonably possible losses should be disclosed. General contingency reserves are not permitted.

E) INTANGIBLE ASSETS

     Under French GAAP, certain costs, such as start-up costs, are capitalized and amortized over their useful lives.

     Under U.S. GAAP, these costs are charged as expenses when incurred.

F) SATELLITE SPACE CAPACITY RENTAL AGREEMENTS

     CANAL+ rents satellite space capacity according to lease agreements signed for a period of 10 years and which include scheduled rent increases.

     Under French GAAP, rental on an operating lease is charged to expense over the lease term as it becomes payable.

     Under U.S. GAAP, the effects of the scheduled rent increases are recognized on a straight-line basis over the lease term.

                                     CANAL+

g) FILM DISTRIBUTION AND BROADCASTING

     Revenue recognition

     Under French GAAP, revenues deriving from outright sales are recognized when i) the license fee and the cost of each films are known, ii) collectibility of the fee is certain and iii) the film has been delivered or when the screening certificate is obtained.

     Under US GAAP, such revenues are recognized when, in addition to the above mentioned criteria, the purchaser's contractual distribution rights begin.

     SOFICA share purchase agreements

     French tax regulations grant tax advantages to individual investments in special film support vehicles called SOFICAs. Investors purchase shares in the SOFICA with resale guaranteed at a level of 85% or 100% of the face value of the shares. These funds are used to finance film production, in exchange for a percentage of the rights to the films involved. Under French GAAP, at the closing of each fiscal year, a provision is made if the market value of the SOFICA shares as determined on the basis of the value of the rights held is less than the minimum guaranteed purchase price. Under U.S. GAAP, such special film support vehicles should be consolidated.

     Licence agreements for program Material

     A broadcaster accounts for a licence agreement for program material as a purchase of a right.

     Under French GAAP, the acquisition costs are fully amortized at first showing.

     Under U.S. GAAP, the acquisition costs are amortized based on the estimated number of future showings.

h) FINANCIAL INSTRUMENTS

  Investment securities

     Under French GAAP, investments in debt and non-consolidated equity securities are recorded at acquisition cost and an allowance is provided if management deems that there has been an other-than-temporary decline in fair value. Unrealized gains and temporary unrealized losses are not recognized.

     Under US GAAP, investments in debt and equity securities are classified into three categories and accounted for as follows: Debt securities that the Company has the intention and ability to hold to maturity are carried at cost and classified as "held-to-maturity". Debt and equity securities that are acquired and held principally for the purpose of sale in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings. All other investment securities not otherwise classified as either "held-to-maturity" or "trading" are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in shareholders' equity.

  Treasury shares

     Under French GAAP, shares of the Company's own stock owned by the Company and its subsidiaries are recorded as marketable securities in the consolidated financial statements if those shares are acquired to stabilize the market price or in connection with stock options granted to directors and employees.

     Under US GAAP, treasury shares are recorded as a reduction of shareholders' equity. Profit and loss on the disposal of treasury shares is recognized as an adjustment to shareholders' equity.

                                     CANAL+

i) DERIVATIVE FINANCIAL INSTRUMENTS

     Under French GAAP, the criteria for hedge accounting for derivative financial instruments does not require documentation of specific designation to the hedged item, nor the documentation of ongoing effectiveness of the hedge relationship. Derivative financial instruments that meet hedge criteria under French GAAP are not recorded on the consolidated balance sheet. The impact of the derivative financial instruments on the statement of income is recorded upon settlement or the payment or receipt of cash.

     Under US GAAP, derivative financial instruments for which the Company has not specifically designated or has not assessed effectiveness do not meet hedge accounting criteria. Such instruments are recorded on the consolidated balance sheet at fair value and related changes in fair value are recognized in current period net income.

j) STOCK-BASED COMPENSATION

     Under French GAAP, common shares issued upon the exercise of options granted to employees and directors are recorded as an increase to share capital at the cumulative exercise price. CANAL+ shares sold to employees through qualified employee stock purchase plans are reclassified from marketable securities to share capital. The difference between the carrying value of the treasury shares and the cumulative exercise price by the stock purchase plan is recognized as a gain or loss in the period that the shares are sold. In accordance with French GAAP, the Company has not recorded compensation expense on stock-based plans with a discounted strike price up to 20% from the fair value of the common shares at the date of grant.

     Under US GAAP, APB Opinion No. 25 defines plans that grant or sell common shares to employees as compensatory if such plans are not open to substantially all employees and do not require the employee to make a reasonable investment in the shares, usually defined as no less than 85% of the market value at the grant date. If a plan is deemed to be compensatory, APB Opinion 25 requires that compensation arising from such plans is to be measured based on the intrinsic value of the shares granted or sold to employees. For fixed plans, the compensation expense is calculated as the difference between the fair value at the grant date and the employee strike price. Compensation expense for compensatory stock-based plans is recognized in the period benefited.

k) PENSION PLANS

     Under French GAAP, the Company records pension obligations, covering all eligible employees, using the projected unit credit method.

     Under US GAAP, the projected unit credit method is required to be applied as of January 1, 1989. The transition obligation or fund excess determined as of January 1, 1989 is amortized over the average remaining service period of the population that was covered under the plan at that date.

     Under French GAAP, postretirement benefits other than pensions are recorded as expense when amounts are paid.

     Under US GAAP, the Company must recognize an obligation for amounts to be paid under postretirement plans, other than pensions. A postretirement transition obligation may be determined as of January 1, 1995 and amortized over the average remaining service period of employees covered by the plan. Current period charges are based on estimated future payments to expected retirees.

l) DECODERS REPLACEMENT

     Under French GAAP, a strategic decision to replace long-lived assets before the end of their expected useful life is accounted for as a contingent liability, for its estimated cost when this decision is made by

                                     CANAL+

Management. Under US GAAP, if this strategic decision is determined not to lead to an impairment as defined by SFAS 121, the reduction of the useful life is reflected prospectively as a change in estimate and generates an incremental amortization expense during the newly established remaining period of useful life.

     French GAAP requires that material subsequent events that occur after the current financial year end but prior to the issuance of the financial statements be recorded in the current-year financial statements. Accordingly, the liability associated with the replacement of the decoders has been recorded in 1999 and included in the caption "Reserves." Under US GAAP, since the strategic decision to write off decoders and adopt a plan of replacement was approved by an appropriate level of management in February 2000, no accounting event is recorded in the 1999 financial statements. Instead, the event should be disclosed as a subsequent event.

     The related 1999 US GAAP reconciling item consisted in the reversal of the decoder replacement liability recorded under French GAAP, which would not have been recorded under US GAAP. In years 2000 and 2001, the increased depreciation expense due to the change in the estimated lives of the assets for US GAAP purposes will result in reconciling items, the effect of which will ratably offset the 1999 difference.

m) NON-MONETARY ASSETS RECEIVED IN AN EXCHANGE TRANSACTION

     Under French GAAP, non-monetary assets received in an exchange transaction are recorded at the historical carrying value of the non-monetary assets surrendered. In 1999, CANAL+ received shares of Vivendi in exchange for its shares of Pathe following the merger of Vivendi and Pathe.

     Under US GAAP, non-monetary assets received in an exchange transaction are recorded at the fair value of the non-monetary assets surrendered if the fair value is determinable. As the assets exchanged are not considered to be similar productive assets, a gain is recognized for the excess of the fair value of the Pathe shares over their carrying value.

2. PRESENTATIONS DIFFERENCES

a) BALANCE SHEET PRESENTATION

     Under French GAAP, the current/noncurrent (long-term/short-term) distinction is not made on the face of the balance sheet; it is disclosed in the notes to the consolidated financial statements.

     Under U.S. GAAP, such classification is required on the face of the balance sheet.

     New films, and television programs are recorded as intangible assets under French GAAP and inventory under U.S. GAAP.

b) STATEMENT OF COMPREHENSIVE INCOME

     The consolidated financial statements in France include the balance sheet, the profit and loss statements the statements of cash flow and notes. Under U.S. GAAP, a statement of comprehensive income is also required and EBITDA is not presented on the face of the financial statements.

c) NOTES TO THE FINANCIAL STATEMENTS

     U.S. GAAP requires significantly more quantitative and narrative disclosure in the notes to the consolidated financial statements than is required under French GAAP.

     The following is a summary reconciliation of shareholders' equity, as reported in the consolidated balance sheet to shareholders' equity as adjusted for the approximate effects of the application of U.S. GAAP for the periods ended December 31, 1999 and 1998, and net income as reported in the consolidated

                                     CANAL+
statement of income to net income as adjusted for the approximate effects of the application of U.S. GAAP for the periods ended December 31, 1999 and 1998 (in millions of Euros).

                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1999              1998
                                                              --------------    --------------
                                                              ALL AMOUNTS IN MILLIONS OF EUROS
SHAREHOLDERS' EQUITY AS REPORTED IN THE CONSOLIDATED BALANCE
  SHEET.....................................................       1,127             1,545
  Adjustments to conform to US GAAP:
  Business combinations/Goodwill............................       1,145             1,197
  Intangible assets.........................................         (17)               (9)
  Satellite space capacity leasing contracts................         (17)              (18)
  Reserves..................................................         473               187
     Loss contingencies & others............................         184               185
     Decoders...............................................         285                 0
     Soficas................................................           4                 2
  Financial instruments.....................................          95                62
  Pension plan and stock-based compensation.................          10                (2)
  Deferred tax..............................................        (176)             (102)
  Film distribution and broadcasting........................           3                 3
  Tax effect on the above adjustments.......................        (144)              (42)
US GAAP SHAREHOLDERS' EQUITY................................       2,499             2,821

                                                                   1999              1998
                                                              --------------    --------------
                                                              ALL AMOUNTS IN MILLIONS OF EUROS
NET INCOME AS REPORTED IN THE CONSOLIDATED STATEMENTS OF
  INCOME....................................................        (336)              (28)
  Adjustments to conform to US GAAP:
  Business combinations/Goodwill............................         (52)              (58)
  Intangible assets.........................................          (8)               (2)
  Satellite space capacity leasing contracts................           1                (3)
  Reserves..................................................         285               (39)
     Loss contingencies & others............................          (2)              (38)
     Decoders...............................................         285                 0
     Soficas................................................           2                (1)
  Financial instruments.....................................           7                (3)
  Pension plan and stock-based compensation.................          10                 4
  Deferred tax..............................................         (74)              (47)
  Film distribution and broadcasting........................           0                (3)
  Tax effect on the above adjustments.......................         (86)               10
US GAAP NET INCOME..........................................        (253)             (169)

                                     CANAL+

D) BASIC AND DILUTED EARNINGS PER SHARE

     For US GAAP purposes, basic earnings per share is computed in the same manner as earnings per share under French GAAP by dividing net income by the weighted average number of shares outstanding.

     Diluted earnings per share reflects the potential dilution that would occur if all securities and other contracts to issue ordinary shares were exercised or converted. Net income represents the earnings of the Company after minority interests. The computation of diluted earnings per share is as follows (in E Millions or millions of shares, except earnings per share):

                                                                   AT DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
Net income..................................................         (253)          (169)
Income before extraordinary items -- diluted
Weighted average number of shares
  outstanding -- basic......................................  125,669,271    125,490,798
Dilutive effect of:
  Shares issuable on exercise of dilutive options...........    1,015,626      1,223,638
  Shares attributable to stock purchase plans...............           --             --
  Shares applicable to warrants.............................      647,767         78,406
Weighted average number of shares
  outstanding -- diluted....................................  127,332,664    126,792,842
Earnings per share:
  Basic.....................................................        (2.01)         (1.35)
  Diluted...................................................        (2.01)         (1.35)

E) PRESENTATION OF THE BALANCE SHEET AND INCOME STATEMENT IN US GAAP FORMAT

     For purposes of presenting a consolidated condensed balance sheet as of December 31, 1999 and 1998 and consolidated condensed income statements for the years ended December 31, 1999 and 1998 in a format consistent with US GAAP, the Company has reflected the financial statement impact of those reconciling differences between French GAAP and US GAAP presented in Note IX.

OPERATING INCOME

     French GAAP defines exceptional items in a manner that differs from the definition of extraordinary items under US GAAP. As a consequence, items classified as exceptional for French GAAP purposes have been reclassified to the appropriate income statement captions determined under US GAAP.

                                     CANAL+

                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1999              1998
                                                              --------------    --------------
                                                              ALL AMOUNTS IN MILLIONS OF EUROS
NET SALES...................................................       3,282             2,832
Cost of sales...............................................      (2,468)           (2,182)
Selling, general and administrative costs...................        (778)             (791)
OPERATING MARGIN............................................          36              (141)
Goodwill amortization.......................................         (69)              (67)
Other operating expenses and revenues.......................        (146)               28
OPERATING INCOME............................................        (179)             (180)
Financial income............................................         (48)              (50)
Other income................................................         137               106
NET INCOME BEFORE TAXES, MINORITY INTEREST AND EQUITY
  INTEREST..................................................         (90)             (124)
Taxes.......................................................        (112)              (18)
NET INCOME BEFORE MINORITY INTEREST AND EQUITY INTEREST.....        (202)             (142)
Equity interest.............................................         (70)              (63)
Minority interest...........................................          19                36
NET INCOME..................................................        (253)             (169)

                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1999              1998
                                                              --------------    --------------
                                                              ALL AMOUNTS IN MILLIONS OF EUROS
Current assets..............................................       2,535             1,768
Long term assets............................................       5,141             4,878
TOTAL ASSETS................................................       7,676             6,646
Current liabilities.........................................       3,746             2,765
Long term liabilities.......................................       1,337             1,007
Minority interests..........................................          94                53
Shareholder's equity........................................       2,499             2,821
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................       7,676             6,646

     The balance sheet and income statement disclosed in US GAAP format in this footnote integrate the consolidation of Telepiu.

                                     CANAL+

G) COMPREHENSIVE INCOME

     The concept of comprehensive income does not exist under French GAAP. In US GAAP, SFAS 130, "Reporting comprehensive income," defines comprehensive income to include, net of tax impact (in million of Euros):

     -- unrealized gains and losses on investment securities classified as "available for sale,"

     -- foreign currency translation adjustments.

Net income for the year ended December 31, 1998.............  (169.0)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...................     9.0
  Unrealized gains and (losses) on investment securities....     0.0
Other comprehensive income..................................     9.0
COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 1998...  (160.0)

Net income for the year ended December 31, 1999.............  (253.0)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...................     0.0
  Unrealized gains and (losses) on investment securities....    23.4
Other comprehensive income..................................    23.4
COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 1999...  (229.6)

                                                                         ANNEX A

                                  VIVENDI S.A.

                                      AND

                                CANAL PLUS S.A.

                                      AND

                                  SOFIEE S.A.

                                      AND

                              3744531 CANADA INC.

                                      AND

                            THE SEAGRAM COMPANY LTD.

                                MERGER AGREEMENT

                                  DATED AS OF
                                 JUNE 19, 2000

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              -----
                                     ARTICLE 1
                                  INTERPRETATION
Section 1.1.    Definitions.................................................    A-4
Section 1.2.    Interpretation Not Affected by Headings, etc. ..............   A-12
Section 1.3.    Currency....................................................   A-12
Section 1.4.    Number, etc. ...............................................   A-12
Section 1.5.    Date for Any Action.........................................   A-12
Section 1.6.    Entire Agreement............................................   A-12
Section 1.7.    Schedules...................................................   A-12
Section 1.8.    Accounting Matters..........................................   A-12
Section 1.9.    Knowledge...................................................   A-12

                                     ARTICLE 2
                                  THE ARRANGEMENT
Section 2.1.    Implementation Steps by Seagram.............................   A-13
Section 2.2.    Implementation Steps by the Vivendi Parties, Canal and
                  Sofiee....................................................   A-13
Section 2.3.    Interim Order...............................................   A-14
Section 2.4.    Articles of Arrangement.....................................   A-14
Section 2.5.    Seagram Circular............................................   A-14
Section 2.6.    Vivendi Circular............................................   A-15
Section 2.7.    Canal Circular..............................................   A-15
Section 2.8.    Securities Compliance.......................................   A-15
Section 2.9.    Preparation of Filings, etc. ...............................   A-16

                                     ARTICLE 3
                          REPRESENTATIONS AND WARRANTIES
Section 3.1.    Representations and Warranties of Seagram...................   A-17
Section 3.2.    Representations and Warranties of the Vivendi Parties, Canal
                  and Sofiee................................................   A-22
Section 3.3.    Survival....................................................   A-29

                                     ARTICLE 4
                                     COVENANTS
Section 4.1.    Retention of Goodwill.......................................   A-29
Section 4.2.    Consultation................................................   A-29
Section 4.3.    Covenants of Seagram........................................   A-29
Section 4.4.    Covenants of the Vivendi Parties, Sofiee and Canal..........   A-32
Section 4.5.    Covenants Regarding Non-Solicitation of Seagram.............   A-39
Section 4.6.    Covenants Regarding Non-Solicitation of Vivendi.............   A-40
Section 4.7.    Covenants Regarding Non-Solicitation of Canal...............   A-41
Section 4.8.    Access to Information.......................................   A-42

                                                                              PAGE
                                                                              -----
Section 4.9.    Indemnification.............................................   A-43
Section 4.10.   Safe Income.................................................   A-43

                                     ARTICLE 5
                                    CONDITIONS
Section 5.1.    Mutual Conditions Precedent.................................   A-44
Section 5.2.    Additional Conditions Precedent to the Obligations of the
                  Vivendi Parties, Sofiee and Canal.........................   A-45
Section 5.3.    Additional Conditions Precedent to the Obligations of
                  Seagram...................................................   A-46
Section 5.4.    Notice and Cure Provisions..................................   A-47
Section 5.5.    Satisfaction of Conditions..................................   A-47

                                     ARTICLE 6
                             AMENDMENT AND TERMINATION
Section 6.1.    Amendment...................................................   A-47
Section 6.2.    Termination.................................................   A-48
Section 6.3.    Termination and Other Fees..................................   A-49
Section 6.4.    Remedies....................................................   A-51

                                     ARTICLE 7
                                      GENERAL
Section 7.1.    Notices.....................................................   A-51
Section 7.2.    Assignment..................................................   A-52
Section 7.3.    Binding Effect..............................................   A-53
Section 7.4.    Waiver and Modification.....................................   A-53
Section 7.5.    Further Assurances..........................................   A-53
Section 7.6.    Expenses....................................................   A-53
Section 7.7.    Press Releases..............................................   A-53
Section 7.8.    Governing Laws..............................................   A-53
Section 7.9.    Time of Essence.............................................   A-53
Section 7.10.   Counterparts................................................   A-53

                                MERGER AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the 19th day of June, 2000. AMONG:

        VIVENDI S.A.

        a corporation existing under the laws of France (hereinafter referred to as "Vivendi" as such term is modified in Section 1.1),

                                        - and -

        CANAL PLUS S.A.

        a corporation existing under the laws of France (hereinafter referred to as "Canal")

                                        - and -

        SOFIEE S.A.

        a corporation existing under the laws of France (hereinafter referred to as "Sofiee")

                                        - and -

        3744531 CANADA INC.,

        a corporation existing under the laws of Canada (hereinafter referred to as "Vivendi Exchangeco")

                                        - and -

        THE SEAGRAM COMPANY LTD.

        a corporation existing under the laws of Canada (hereinafter referred to as "Seagram")

     THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

     Section 1.1. Definitions. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

          "1933 Act" means the United States Securities Act of 1933, as amended;

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person;

          "Affiliates Letter" means with respect to Rule 145 under the 1933 Act a letter in form and substance reasonably satisfactory to Vivendi and Seagram;

          "Arrangement" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
     Section 6.1 hereof, Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

          "Arrangement Resolution" means the special resolution of the Seagram shareholders, to be substantially in the form and content of Schedule B annexed hereto;

          "Articles of Arrangement" means the articles of arrangement of Seagram in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

          "Board of Directors" means the Board of Directors of any specified Person and any committees thereof;

          "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York, New York and France other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, in New York, New York or in France under applicable Laws;

          "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

          "Canadian Tax Act" means the Income Tax Act (Canada), as amended;

          "Canal Acquisition Proposal" means any bona fide proposal or offer with respect to (i) any merger, reorganization, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Canal or any Canal Material Subsidiary that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Canal (or the surviving or ultimate parent entity in such transaction) or (ii) any direct or indirect acquisition, purchase or sale of assets involving Canal or any Canal Material Subsidiary representing 50% or more of the consolidated assets (including shares of its subsidiaries) of Canal and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase or sale of, or tender or exchange offer (or shareholders recapitalization), or similar transaction involving Canal, that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Canal (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Vivendi, Seagram or their respective affiliates;

          "Canal Circular" means, as the context requires, (i) the circular to be sent to, or put at the disposal of, the Canal Shareholders, including the notice of the Canal Meeting and all appendices thereto, containing information relating to the Vivendi/Canal Transactions and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Shares to be acquired by the Canal Shareholders pursuant to the Vivendi/Canal Transactions will be registered under the 1933 Act;

          "Canal Disclosure Letter" means that certain letter dated as of even date herewith and delivered by Canal to Seagram and in a form reasonably acceptable to Seagram;

          "Canal Documents" has the meaning ascribed thereto in Section
     3.2(2)(i);

          "Canal IP" has the meaning ascribed thereto in Section 3.2(2)(l);

          "Canal Material Subsidiary" means any subsidiary of Canal that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

          "Canal Meeting" means the extraordinary meeting of Canal Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Canal Resolution;

          "Canal Resolution" means the resolution of the Canal Shareholders to approve the Vivendi/Canal Transactions to the extent applicable to Canal;

          "Canal Shares" means the shares in the capital of Canal;

          "Canal Shareholders" means the holders of Canal Shares;

          "Canal Superior Proposal" means any bona fide written unsolicited proposal made by a third party (other than Vivendi or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Canal (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Canal and its subsidiaries, taken as a whole, (i) on terms which the Canal Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Canal Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Seagram to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

          "CMF" means the Conseil des Marches Financiers;

          "COB" means the Commission des Operations de Bourse;

          "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

          "Confidentiality Agreement" means the confidentiality letter agreement dated June 4, 2000 between Vivendi and Seagram;

          "Court" means the Superior Court of Justice (Ontario);

          "Custodian" means the custodian to be chosen by Vivendi and Vivendi Exchangeco, acting reasonably, to act as custodian under the Custody Agreement and any successor appointed under the Custody Agreement;

          "Custody Agreement" means the custody agreement to be made between Vivendi, Vivendi Exchangeco and the Custodian, substantially in the form and content of Schedule C annexed hereto, with such changes thereto as the parties may agree;

          "Director" means the Director appointed pursuant to Section 260 of the CBCA;

          "Dissent Rights" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

          "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

          "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

          "Environmental Laws" means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety as affected by the environment or Hazardous Substances;

          "Environmental Permits" has the meaning ascribed thereto in Section 3.1(h)(ii)(c);

          "ERISA" has the meaning ascribed thereto in Section 3.1(j)(ii);

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

          "Exchange Ratio" has the meaning ascribed thereto in the Plan of Arrangement;

          "Exchangeable Shares" means the non-voting exchangeable shares in the capital of Vivendi Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

          "Exchange Trust Agreement" means an agreement to be made among Vivendi, Vivendi Exchangeco, Vivendi Holdings, Seagram and the Trustee, in connection with the Plan of Arrangement substantially in the form and content of Schedule D annexed hereto, with such changes thereto as the parties hereto, acting reasonably may agree;

          "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

          "Form F-4" has the meaning ascribed thereto in Section 2.8(5);

          "Form S-8" has the meaning ascribed thereto in Section 4.4(p)(iv);

          "French GAAP" has the meaning ascribed thereto in Section 3.2(1)(f);

          "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in, regulated by or that could reasonably be expected to result in Liability under any Environmental Law;

          "Holders" means, when used with reference to the Seagram Common Shares, the holders thereof shown from time to time in the register maintained by or on behalf of Seagram in respect of such securities, when used with reference to Seagram Options or Seagram SARs, means the holders of Seagram Options or Seagram SARs (as applicable) shown from time to time on the books of Seagram, and when used with reference to the Exchangeable Shares, means the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of Vivendi Exchangeco in respect of the Exchangeable Shares;

          "Including" means including without limitation;

          "Information" has the meaning ascribed thereto in Section 4.8(2);

          "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3;

          "Laws" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, arbitral tribunal, Governmental Entity, statutory body (including the OSC, the TSE, the PSE, the NYSE, NASDAQ, the SEC, the CMF and the COB) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

          "Material Adverse Change" or "Material Adverse Effect", when used in connection with any party, means any change, effect, event or occurrence
     (a) with respect to the financial condition, businesses or results of operations of such party or those of its subsidiaries that is, or is reasonably likely to be, materially adverse to such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or securities markets in general,
     (ii) affecting the industries in which such party operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such party and its subsidiaries, taken as a whole, or (iii) relating to the announcement and performance of this Agreement and the transactions contemplated by this Agreement and compliance with the covenants set forth in this Agreement, or (b) that is materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement;

          "Measuring Period" has the meaning ascribed thereto in the Plan of Arrangement;

          "Material Fact" shall have the meaning ascribed thereto under the Securities Act;

          "NASDAQ" means The NASDAQ Stock Market;

          "NYSE" means the New York Stock Exchange;

          "Option Agreement" means the option agreement dated the date hereof between Vivendi and Seagram;

          "OSC" means the Ontario Securities Commission;

          "Outside Date" means, subject to Section 6.2(4), March 19, 2001 or such later date as may be mutually agreed by the parties;

          "PSE" means the Paris Bourse;

          "Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status, and any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of more than one Person;

          "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Schedule F annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 hereof, Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

          "Pre-Effective Date Period" shall mean the period from and including the date hereof to and including the Effective Time;

          "Publicly Disclosed by Seagram" means disclosed by Seagram in a public filing made by it with the OSC, the TSE, the NYSE or the SEC from July 1, 1998 to the date hereof;

          "Publicly Disclosed by Vivendi" means disclosed by Vivendi or Canal
     (a) in a public filing made by Vivendi or Canal with the PSE, the COB, the CMF, the NYSE, NASDAQ or the SEC or (b) in a registration statement confidentially submitted to the SEC and made available to Seagram by Vivendi prior to the date hereof, in each case from January 1, 1998 to the date hereof;

          "Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, waivers, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule G hereto;

          "Representatives" has the meaning ascribed thereto in Section 4.8(1);

          "Seagram ACES" means 18,500,000 7.5% Adjustable Conversion Rate Equity Security Units issued by Seagram and a subsidiary of Seagram;

          "Seagram Acquisition Proposal" means any bona fide proposal or offer with respect to (i) any merger, reorganization, consolidation, amalgamation, arrangement, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Seagram or any Seagram Material Subsidiary or (ii) any direct or indirect acquisition, purchase or sale of assets involving Seagram or any Seagram Material Subsidiary representing 20% or more of the consolidated assets (including shares of subsidiaries) of Seagram and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase of or sale of, or tender or exchange offer (or shareholders recapitalization) or similar transaction involving Seagram, that if consummated would result in any Person (or shareholders of such Person) owning securities representing 20% or more of the voting power of Seagram (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Vivendi, Canal or their respective affiliates;

          "Seagram Circular" means, as the context requires, (i) the notice of the Seagram Meeting and accompanying management information circular, including all appendices thereto, to be sent to Seagram Shareholders in connection with the Seagram Meeting and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Securities will be registered under the 1933 Act;

          "Seagram Common Shares" means the common shares in the capital of Seagram;

          "Seagram Designees" means five designees of the Seagram Board of Directors selected by Seagram to serve, as of the Effective Date, for an initial four-year term, as members of the Board of Directors of Vivendi;

          "Seagram Disclosure Letter" means that certain letter dated as of even date herewith and delivered by Seagram to the Vivendi Parties and Canal and in a form reasonably acceptable to the Vivendi Parties and Canal;

          "Seagram Documents" has the meaning ascribed thereto in Section
     3.1(k);

          "Seagram Employees" has the meaning ascribed thereto in Section
     3.1(j);

          "Seagram Fee" has the meaning ascribed thereto in Section 6.3(1);

          "Seagram IP" has the meaning ascribed thereto in Section 3.1(l);

          "Seagram LYONs" means the zero coupon liquid yield option notes issued by Seagram and a subsidiary of Seagram;

          "Seagram Material Subsidiary" means any subsidiary of Seagram that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

          "Seagram Meeting" means the special meeting of Seagram Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

          "Seagram Options" means the stock options to purchase Seagram Common Shares granted under the Seagram Stock Plans;

          "Seagram Plans" has the meaning ascribed thereto in Section 3.1(j)(i);

          "Seagram SARs" has the meaning ascribed thereto in Section 3.1(b);

          "Seagram Shareholders" means the holders of Seagram Common Shares;

          "Seagram Stock Plans" means the Seagram 1983 Stock Appreciation Right and Stock Unit Plan, the Seagram Stock Plan for Non-Employee Directors, the Seagram 1988 Stock Option Plan, the Seagram 1992 Stock Incentive Plan, and the Seagram 1996 Stock Incentive Plan;

          "Seagram Superior Proposal" means any bona fide written unsolicited proposal made by a third party (other than Vivendi or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Seagram (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Seagram and its subsidiaries, taken as a whole, (i) on terms which the Seagram Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Seagram Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Vivendi to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

          "SEC" means the United States Securities and Exchange Commission;

          "Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

          "Sofiee Meeting" means the extraordinary meeting of Sofiee shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Sofiee Resolution;

          "Sofiee Merger" means the merger of Vivendi with and into Sofiee as part of the Vivendi/Canal Transactions;

          "Sofiee Resolution" means the resolution of the holders of shares in the capital of Sofiee to approve the Vivendi/Canal Transactions to the extent applicable to Sofiee, including (i) the Sofiee Merger, (ii) the election of the Seagram Designees, (iii) the adoption of the Vivendi By-Laws and (iv) certain matters relating to the Arrangement;

          "Subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

          "Support Agreement" means an agreement to be made among Vivendi, Vivendi Holdings and Vivendi Exchangeco, substantially in the form and content of Schedule H annexed hereto, with such changes thereto as the parties hereto may agree;

          "Tax" and "Taxes" have the respective meanings ascribed thereto in
     Section 3.1(i)(iii);

          "Tax Returns" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

          "Treasury Regulations" means the regulations promulgated under the Code;

          "Trustee" means the trustee to be chosen by Vivendi and Seagram, acting reasonably, to act as trustee under the Exchange Trust Agreement, and any successor trustee appointed under the Exchange Trust Agreement;

          "TSE" means The Toronto Stock Exchange;

          "U.S. GAAP" has the meaning ascribed thereto in Section 3.1(f);

          "Vivendi" means prior to the completion of the Vivendi/Canal Transactions, Vivendi and from and after the completion of the Vivendi/Canal Transactions the surviving corporation resulting from the Sofiee Merger;

          "Vivendi ADRs" means the American depositary receipts of Vivendi, each evidencing one Vivendi ADS;

          "Vivendi ADSs" means the American depositary shares of Vivendi, each representing one Vivendi Share;

          "Vivendi Acquisition Proposal" means any bona fide proposal or offer with respect to (i) any merger, reorganization, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Vivendi or any Vivendi Material Subsidiary that if consummated would result in any Person (or the shareholders of such Person) owning securities representing 50% or more of the voting power of Vivendi (or the surviving or ultimate parent entity in such transaction) or (ii) any direct or indirect acquisition, purchase or sale of assets involving Vivendi or any Vivendi Material Subsidiary representing 50% or more of the consolidated assets (including shares of its subsidiaries) of Vivendi and its consolidated subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition, purchase or sale of, or tender or exchange offer (or shareholders recapitalization), or similar transaction involving Vivendi, that if consummated would result in any Person owning securities representing 50% or more of the voting power of Vivendi (or the surviving or ultimate parent entity in such transaction), in each case excluding the transactions contemplated by this Agreement and any other proposal or offer made by Canal, Seagram or their respective affiliates;

          "Vivendi By-Laws" means the by-laws of the surviving entity of the Sofiee Merger, which by-laws shall be identical to the by-laws and statutes of Vivendi as of the date of this Agreement, except that they shall reflect those changes specified in the Vivendi Disclosure Letter;

          "Vivendi/Canal Agreements" means the agreements specified in Schedule I hereto and all other agreements necessary to effect the Sofiee Merger and the other Vivendi/Canal Transactions;

          "Vivendi/Canal Transactions" means the Sofiee Merger and the other transactions set forth on Schedule I hereto;

          "Vivendi Circular" means, as the context requires, (i) the circular to be sent to, or put at the disposal of, the Vivendi Shareholders, including the notice of the Vivendi Meeting and all appendices thereto, containing information relating to the transactions contemplated herein and/or (ii) the prospectus included in the Form F-4 pursuant to which the Vivendi Shares to be issued to the Vivendi Shareholders pursuant to the Sofiee Merger will be registered under the 1933 Act;

          "Vivendi Disclosure Letter" means that certain letter dated as of even date herewith and delivered by Vivendi to Seagram and in a form reasonably acceptable to Seagram;

          "Vivendi Documents" has the meaning ascribed thereto in Section 3.2(l)(i);

          "Vivendi Fee" has the meaning ascribed thereto in Section 6.3(2);

          "Vivendi Holdings" means 3045479 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and wholly owned, directly or indirectly, by Vivendi through any number of entities, each of which is a disregarded entity for U.S. Federal income tax purposes;

          "Vivendi IP" has the meaning ascribed thereto in Section 3.2(1)(l);

          "Vivendi Material Subsidiary" means (i) Sofiee and (ii) any other subsidiary of Vivendi that is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC;

          "Vivendi Meeting" means the extraordinary meeting of Vivendi Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws to consider the Vivendi Resolution;

          "Vivendi Parties" means Vivendi and Vivendi Exchangeco;

          "Vivendi Resolution" means the resolution of the Vivendi Shareholders to approve the Vivendi/ Canal Transactions to the extent applicable to Vivendi, including the Sofiee Merger, and certain matters relating to the Arrangement;

          "Vivendi Securities" means the Vivendi ADSs, the Vivendi ADRs, the Vivendi Shares underlying the Vivendi ADSs, the Exchangeable Shares and the Vivendi Voting Rights related thereto to be issued in connection with the Arrangement and the Vivendi ADSs into which the Exchangeable Shares are exchangeable;

          "Vivendi Shares" means the shares in the capital of Vivendi;

          "Vivendi Shareholders" means the holders of Vivendi Shares;

          "Vivendi Superior Proposal" means any bona fide written unsolicited proposal made by a third party (other than Canal or its affiliates) which if consummated would result in such third party (or the shareholders of such third party) acquiring, directly or indirectly, securities representing more than 50% of the voting power of the shares of Vivendi (or the surviving or ultimate parent entity in such transaction) or all or substantially all the assets of Vivendi and its subsidiaries, taken as a whole, (i) on terms which the Vivendi Board of Directors in good faith reasonably concludes (following receipt of advice of its financial advisors and outside counsel) would, if consummated, be superior from a financial point of view to the Vivendi Shareholders to the transactions contemplated by this Agreement (including the terms of any proposal by Seagram to amend or modify the terms of the transactions contemplated by this Agreement), taking into account all of the terms and conditions of such proposal and such transactions and (ii) which is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; and

          "Vivendi Voting Right" has the meaning ascribed thereto in the Plan of Arrangement.

     Section 1.2. Interpretation Not Affected by Headings, etc. The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless the context otherwise requires, all references to the "transactions contemplated by this Agreement" include the Arrangement and the Vivendi/Canal Transactions.

     Section 1.3. Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States.

Section 1.4. Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

     Section 1.5. Date for Any Action. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

     Section 1.6. Entire Agreement. This Agreement, the agreements and other documents and agreements herein referred to and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement and the Vivendi/Canal Transactions.

     Section 1.7. Schedules. The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

        Schedule A -- [intentionally omitted]
        Schedule B -- Arrangement Resolution
        Schedule C -- Custody Agreement
        Schedule D -- Exchange Trust Agreement
        Schedule E -- [intentionally omitted]
        Schedule F -- Plan of Arrangement
        Schedule G -- Regulatory Approvals
        Schedule H -- Support Agreement
        Schedule I -- Vivendi/Canal Transactions

     Section 1.8. Accounting Matters. Unless otherwise stated, all accounting terms used in this Agreement in respect of any party shall have the meanings attributable thereto under generally accepted accounting principles applicable to such party's published financial statements and all determinations of an accounting nature in respect of any party required to be made shall be made in a manner consistent with generally accepted accounting principles applicable to such party's published financial statements and past practice.

     Section 1.9. Knowledge. Each reference in this Agreement to "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers after reasonable inquiry.

                                   ARTICLE 2

                                THE ARRANGEMENT

     Section 2.1. Implementation Steps by Seagram. Seagram covenants in favour of the Vivendi Parties, Sofiee and Canal that Seagram shall:

          (a) as soon as reasonably practicable, apply in a manner acceptable to the Vivendi Parties, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

          (b) as soon as reasonably practicable, convene and hold the Seagram Meeting for the purpose of considering the Arrangement Resolution; provided, however, that Seagram shall be permitted to hold the Seagram Meeting on such later date as the later of the Vivendi Meeting and the Canal Meeting is held;

          (c) except as required for quorum purposes, not adjourn (except as required by Law or by valid shareholder action), postpone or cancel (or propose for adjournment, postponement or cancellation) the Seagram Meeting without the Vivendi Parties' prior written consent;

          (d) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

          (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

     Section 2.2. Implementation Steps by the Vivendi Parties, Canal and Sofiee. (1) The Vivendi Parties covenant in favour of Seagram that the Vivendi Parties shall:

          (a) as soon as reasonably practicable, convene and hold the Vivendi Meeting for the purpose of considering the Vivendi Resolution;

          (b) except as required for quorum purposes, not adjourn (except as required by Law), postpone or cancel (or propose for adjournment, postponement or cancellation) the Vivendi Meeting without Seagram's prior written consent; provided, however, that Vivendi shall be permitted to hold the Vivendi Meeting on such later date as the date of the Seagram Meeting;

          (c) use best efforts to prepare, complete and execute the Vivendi/Canal Agreements in a manner consistent with Section 4.4(z), as promptly as practicable, and use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby;

          (d) incorporate and organize Vivendi Holdings no later than June 30, 2000;

          (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favour, Vivendi shall (and shall cause Vivendi Holdings and Vivendi Exchangeco to) execute and deliver the Support Agreement;

          (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favour, Vivendi shall (and shall cause Vivendi Holdings to) execute and deliver the Exchange Trust Agreement;

          (g) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, Vivendi shall (and shall cause Vivendi Exchangeco to) execute and deliver the Custody Agreement and issue the Vivendi Voting Rights in accordance with the Custody Agreement; and

          (h) use reasonable best efforts to implement each of the matters contemplated by the Vivendi Resolution.

     (2) Canal covenants in favour of Seagram that Canal shall:

          (a) as soon as reasonably practicable, convene and hold the Canal Meeting for the purpose of considering the Canal Resolution;

          (b) not adjourn (except as required by Law), postpone or cancel (or propose for adjournment, postponement or cancellation) the Canal Meeting without Seagram's prior written consent; provided, however, that Canal shall be permitted to hold the Canal Meeting on such later date as the date of the Seagram Meeting;

          (c) use best efforts to prepare, complete and execute promptly the Vivendi/Canal Agreements in a manner consistent with Section 4.4(z), and use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby; and

          (d) use reasonable best efforts to implement each of the matters contemplated by the Canal Resolution.

     (3) Sofiee covenants in favour of Seagram that Sofiee shall:

          (a) as soon as reasonably practicable, convene and hold the Sofiee Meeting for the purpose of considering the Sofiee Resolution;

          (b) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Sofiee Meeting without Seagram's prior written consent;

          (c) use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/ Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby; and

          (d) use reasonable best efforts to implement each of the matters contemplated by the Sofiee Resolution.

     Section 2.3. Interim Order. The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

          (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Seagram Meeting and for the manner in which such notice is to be provided;

          (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Seagram Shareholders present in person or by proxy at the Seagram Meeting (such that each holder of Seagram Common Shares is entitled to one vote for each Seagram Common Share held);

          (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Seagram, including quorum requirements and all other matters, shall apply in respect of the Seagram Meeting; and

          (d) for the grant of the Dissent Rights.

     Section 2.4. Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement.

     Section 2.5. Seagram Circular. As promptly as reasonably practicable after the execution and delivery of this Agreement, Seagram shall complete the Seagram Circular together with any other documents required by the Securities Act, the 1933 Act or other applicable Laws in connection with the Arrangement, and, as promptly as practicable after the execution and delivery of this Agreement, Seagram shall, unless otherwise agreed by the parties and subject to the contemporaneous mailing of the Vivendi Circular and the Canal Circular, cause the Seagram Circular and other documentation required in connection with the Seagram Meeting to be sent to each Seagram Shareholder and filed as required by the Interim Order and applicable Laws.

     Section 2.6. Vivendi Circular. As promptly as reasonably practicable after the execution and delivery of this Agreement, Vivendi shall complete the Vivendi Circular together with any other documents required by the COB, the PSE, the 1933 Act or other applicable Laws in connection with the Vivendi Meeting and shall, or as otherwise agreed by the parties and subject to the contemporaneous mailing of the Seagram Circular, cause the Vivendi Circular and other documentation required in connection with the Vivendi Meeting to be sent to each Vivendi Shareholder as required by applicable Laws.

     Section 2.7. Canal Circular. As promptly as reasonably practicable after the execution and delivery of this Agreement, Canal shall complete the Canal Circular together with any other documents required by the COB, the PSE, the 1933 Act or other applicable Laws in connection with the Canal Meeting and shall, or as otherwise agreed by the parties and subject to the contemporaneous mailing of the Seagram Circular, cause the Canal Circular and other documentation required in connection with the Canal Meeting to be sent to each Canal Shareholder as required by applicable Laws.

     Section 2.8. Securities Compliance. (1) Vivendi shall use its reasonable best efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of (a) the Exchangeable Shares, the Vivendi Voting Rights and the Vivendi ADSs issued pursuant to the Arrangement, and (b) the Vivendi ADSs provided from time to time upon exchange of the Exchangeable Shares, in each case without further qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Vivendi or Vivendi Exchangeco for purposes of Canadian federal, provincial or territorial securities Laws) (for greater certainty, in each case without affecting the need to comply with applicable United States, French or other Laws).

     (2) Each of Vivendi and Vivendi Exchangeco shall use its reasonable best efforts to obtain the approval of the TSE for the listing of the Exchangeable Shares, such listing to be effective prior to or as of the Effective Time.

     (3) Vivendi and Canal shall use their respective best efforts to obtain the approval of the COB and the PSE for the listing of the Vivendi Shares to be issued in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the Effective Time.

     (4) Vivendi and Canal shall use their respective best efforts to obtain the approval of the NYSE or NASDAQ, as applicable, for the listing of the Vivendi ADRs and the Vivendi ADSs, such listing to be effective as of the time of issuance of the Vivendi ADSs, whether pursuant to the Arrangement or to be provided from time to time upon exchange of the Exchangeable Shares or the exercise of the Seagram Converted Options.

     (5) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Vivendi Parties shall file a registration statement on Form F-4 (or other applicable form) (the "Form F-4"), in which (x) each of the Canal Circular and the Vivendi Circular shall be included as a prospectus in order to register under the 1933 Act the Vivendi Shares to be issued in connection with the Vivendi/Canal Transactions and (y) the Seagram Circular shall be included as a prospectus in order for Vivendi to register under the 1933 Act the Vivendi Securities, and shall use its reasonable best efforts to cause the Form F-4 to become effective as soon as practicable after it is filed.

     (6) Seagram and Vivendi shall take all such steps as may be required to cause the transactions contemplated by Article 2 and any other dispositions of Seagram equity securities and/or acquisitions of Vivendi equity securities (including, in each case, derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of Seagram, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 2.9. Preparation of Filings, etc. (1) Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation, seeking and obtaining of all circulars, filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement and the transactions contemplated by this Agreement. Each of Vivendi, Canal and Seagram shall use its reasonable best efforts to have its Circular cleared by the SEC and/or each other applicable Government Entity and the Form F-4 declared effective by the SEC and to keep the Form F-4 effective as long as is necessary to consummate the transactions contemplated hereby. Each of Vivendi, Canal and Seagram shall, as promptly as practicable after receipt thereof, provide the other parties copies of any written comments and advise the other party of any oral comments with respect to its Circular or the Form F-4 received from the SEC or any other Governmental Entity. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Circulars and the Form F-4 prior to filing such with the SEC and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, the suspension of the qualification of any of the Vivendi Securities for offering or sale in any jurisdiction, or any request by the SEC or any other Governmental Entity for amendment of the Circulars or the Form F-4.

     (2) Each of Vivendi, Canal and Seagram shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 2.5, 2.6, 2.7 and 2.8 and the foregoing provisions of this
Section 2.9, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished. Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation of the Seagram Circular, the Canal Circular and the Vivendi Circular and shall cause the same to be distributed to shareholders of Vivendi, Canal or Seagram, as applicable, and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

     (3) Vivendi, Canal and Seagram shall each promptly notify each other if at any time before the Effective Time it becomes aware that the Seagram Circular, Canal Circular or the Vivendi Circular, respectively, an application for an order or any other document described in Section 2.8 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Seagram Circular, the Canal Circular or the Vivendi Circular or such application or other document. In any such event, Vivendi, Canal and Seagram shall use their respective reasonable best efforts to cooperate in the preparation of a supplement or amendment to the Seagram Circular, the Canal Circular or the Vivendi Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Vivendi, Canal or Seagram and/or filed with the relevant securities regulatory authorities and/or stock exchanges.

     (4) Seagram shall ensure that the Seagram Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Seagram Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by a Vivendi Party, Canal or any third party that is not an affiliate of Seagram) and each of Vivendi and Canal shall provide all information regarding it and the Vivendi Securities necessary to do so.

     (5) Vivendi shall ensure that the Vivendi Circular and that the Form F-4 and Form S-8 comply with all applicable Laws and, without limiting the generality of the foregoing, that the Vivendi Circular and such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by

Seagram or any third party that is not an affiliate of Vivendi), and Seagram shall provide all information regarding it necessary to do so.

     (6) Canal shall ensure that the Canal Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Canal Circular and such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Seagram or any third party that is not an affiliate of Canal), and Seagram shall provide all information regarding it necessary to do so.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of Seagram. Except as Publicly Disclosed by Seagram or as set forth in the Seagram Disclosure Letter, Seagram represents and warrants to and in favour of the Vivendi Parties and Canal as follows and acknowledges that the Vivendi Parties and Canal are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     (a) Organization.

          (i) Each of Seagram and the Seagram Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the Seagram Material Subsidiaries, where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Seagram. All of the outstanding shares and other ownership interests of the Seagram Material Subsidiaries which are held directly or indirectly by Seagram are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Seagram, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the Seagram Material Subsidiaries.

          (ii) Neither Seagram nor any Seagram Material Subsidiary has any minority interest in any other corporation or entity which minority interest is material in relation to the consolidated financial position of Seagram.

     (b) Capitalization. The authorized capital of Seagram consists of an unlimited number of Seagram Common Shares and an unlimited number of Seagram Preferred Shares, issuable in Series. As of May 31, 2000, there were 436,493,537 Seagram Common Shares and no Seagram Preferred Shares issued and outstanding. In addition, as of May 31, 2000, options to acquire an aggregate of not more than 41,487,599 Seagram Common Shares were granted and outstanding under the Seagram Stock Plans and obligations to issue up to 20,025,000 Seagram Common Shares in respect of the Seagram ACES and 194,896 Seagram Common Shares in respect of the Seagram LYONS were outstanding. Except as described in the preceding sentences of this Section 3.1(b) or Section 3.1(a), there are no options, warrants, securities, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Seagram or any Seagram Material Subsidiary to issue or sell any shares of capital stock of Seagram or any of the Seagram Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Seagram or any Seagram Material Subsidiary. As of May 31, 2000, there were issued and outstanding 1,625,757 Seagram SARs. Except as set forth in the preceding sentence, there are no outstanding stock appreciation rights or other rights that are linked to the price of Seagram Common Shares or the book value, income or any other attribute of Seagram or any of its subsidiaries ("Seagram SARs"). All outstanding Seagram Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Except as described in the preceding sentences of this
Section 3.1(b), there are no outstanding bonds, debentures or other evidences of indebtedness of

Seagram or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Seagram Common Shares on any matter. There are no outstanding contractual obligations of Seagram or any of the Seagram Material Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the Seagram Material Subsidiaries.

     (c) Authority and No Violation.

          (i) Seagram has the requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Option Agreement by Seagram and the consummation by Seagram of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Option Agreement or the transactions contemplated hereby or thereby, other than:

             (A) with respect to the Seagram Meeting, the Seagram Circular and other matters relating solely thereto; and

             (B) with respect to the completion of the Arrangement, the approval of the Arrangement by the requisite votes cast by the Seagram Shareholders as required by the Interim Order.

          (ii) Each of this Agreement and the Option Agreement has been duly executed and delivered by Seagram and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

          (iii) The Board of Directors of Seagram has (A) determined as of the date hereof unanimously that the Arrangement is fair to the holders of the Seagram Common Shares and is in the best interests of Seagram, (B) received opinions from Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Seagram Shareholders, and (C) determined as of the date hereof to unanimously recommend that the Seagram Shareholders vote in favour of the Arrangement. Seagram is not subject to a shareholder rights plan or "poison pill" or similar plan.

          (iv) The approval of this Agreement and the Option Agreement, the execution and delivery by Seagram of this Agreement and the Option Agreement and the performance by it of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

             (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                (I) its or any Seagram Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents;

                (II) any Laws, judgment or decree (subject to obtaining the Regulatory Approvals relating to Seagram), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Seagram; or

                (III) except as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram, any contract, agreement, license, franchise or permit to which Seagram or any Seagram Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

             (B) give rise to any right of termination or acceleration of indebtedness of Seagram or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Seagram or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram;

             (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Seagram Material Subsidiary;

             (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Seagram, restrict, hinder, impair or limit the ability of Seagram or any Seagram Material Subsidiary to carry on the business of Seagram or any Seagram Material Subsidiary as and where it is now being carried on; or

             (E) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Seagram or any subsidiary or increase any benefits otherwise payable under any Seagram Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

        No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Seagram or its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement (other than the approval of the TSE), the Exchange Trust Agreement and the Support Agreement or the consummation by Seagram of the transactions contemplated hereby or thereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Regulatory Approvals relating to Seagram and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Seagram Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Seagram, neither Seagram nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (e) Absence of Certain Changes or Events. Since June 30, 1999 through to the date hereof, each of Seagram and each Seagram Material Subsidiary has conducted its business only in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to Seagram (which has not been cured).

     (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Seagram as at and for each of the 12-month periods ended on June 30, 1999, 1998 and 1997 and the unaudited consolidated financial statements for the 3-month, 6-month and 9-month periods ended September 30, 1999, December 31, 1999 and March 31, 2000 have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") (subject, in the case of such unaudited financial statements, to the absence of notes and to customary year-end adjustments that are not expected to be material in amount); such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Seagram and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to customary year-end adjustments that are not expected to be material in amount. Except as Publicly Disclosed by Seagram (including on the most recent consolidated balance sheet and the footnotes thereto included in the Seagram Documents Publicly Disclosed by Seagram), Seagram and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Seagram and its subsidiaries or the footnotes thereto prepared in conformity with U.S. GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities incurred in accordance with Section 4.3(a) hereof, (iii) liabilities for Taxes and (iv) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Seagram.

     (g) Litigation, etc. As of the date of this Agreement, there is no claim, action, proceeding or suit pending or, to the knowledge of Seagram, threatened against Seagram or any Seagram Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Seagram. Neither Seagram nor any Seagram Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Seagram:

          (i) all operations of Seagram and the Seagram Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

          (ii) neither Seagram nor any Seagram Material Subsidiary is subject to:

             (A) any Environmental Law which, to the knowledge of Seagram, requires or may reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures;

             (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Seagram or any subsidiary; or

             (C) any changes in the terms or conditions of any permits, authorizations, certificates, registrations, approvals or consents necessary under Environmental Laws for Seagram and its Material Subsidiaries to own, lease or operate their properties or to conduct their respective businesses as they are now being conducted (collectively, "Environmental Permits") or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Seagram or any subsidiaries following such consummation; and

          (iii) to the knowledge of Seagram, there is no reasonable basis for any claim against Seagram or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

     (i) Tax Matters.

          (i) Seagram and each of its subsidiaries have timely filed, or caused to be timely filed, all Tax Returns required to be filed by them, and have timely paid, or caused to be timely paid, all material amounts of Taxes due and payable by them, except for any such failure to file or failure to pay which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

          (ii) Neither Seagram nor any of its subsidiaries has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the Canada Customs and Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, which would, individually or in the aggregate, have a Material Adverse Effect on Seagram. Neither Seagram nor any of its subsidiaries has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Arrangement and the Vivendi/Canal Transactions from constituting a transaction described in Section 351 of the Code.

          (iii) "Tax" and "Taxes" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

          (iv) For purposes of this Section 3.1(i), the term "material amount of Taxes" shall mean an amount of Taxes that is material to Seagram and its subsidiaries taken as a whole.

     (j) Pension, Employee Benefits and Employment.

          (i) "Seagram Plan" shall mean each employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, incentive compensation, stock appreciation, restricted stock, phantom stock, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, death benefit or other plan, program, policy or arrangement and each collective bargaining agreement providing benefits to any current or former directors, officers, employees or consultants of Seagram or any of its subsidiaries ("Seagram Employees"), pursuant to which Seagram or any of its subsidiaries has any current or future liabilities.

          (ii) With respect to each Seagram Plan, no liability has been incurred and there exists no condition or circumstances in connection with which Seagram or any of its subsidiaries could be subject to any liability that would, individually or in the aggregate, have a Material Adverse Effect on Seagram, in each case under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, or any other applicable law, rule or regulation.

          (iii) As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Seagram or any of its subsidiaries pending or, to the knowledge of Seagram, threatened which may interfere with the business activities of Seagram or any of its subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (k) Reports. Seagram has filed with the OSC, TSE, SEC and with the NYSE true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Seagram Documents"). The Seagram Documents at the time filed
(i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws. Seagram has not filed any material confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

     (l) Compliance with Laws. Since January 1, 1998, Seagram and the Seagram Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (m) Licences, etc. Seagram and each Seagram Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (n) Registration Rights. No holder of securities issued by Seagram has any right to compel Seagram to register or otherwise qualify such securities for public sale in Canada or the United States.

     (o) Intellectual Property. None of Seagram nor any Seagram Material Subsidiary has received written notice or is aware that its use of its material registered trade-marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("Seagram IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Seagram. Except as set forth in the Seagram Disclosure Letter, Seagram has not commenced material legal proceedings relating to an infringement by any Person of the Seagram IP. Seagram, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Seagram as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     (p) Non-Arm's Length Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between Seagram or any of its subsidiaries, on the one hand, and any (i) officer or director of Seagram or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Seagram or (iii) affiliate of any such officer, director or beneficial owner, on the other hand, except for contracts, commitments, agreements, arrangements or other transactions that are either on arm's length terms or, to the extent not on arm's length terms, would not, individually or in the aggregate, have a Material Adverse Effect on Seagram.

     Section 3.2. Representations and Warranties of the Vivendi Parties, Canal and Sofiee. (1) Except as Publicly Disclosed by Vivendi or as set forth in the Vivendi Disclosure Letter, each of the Vivendi Parties and Sofiee represent and warrant to and in favour of Seagram as follows and acknowledge that Seagram is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     (a) Organization.

          (i) Each of the Vivendi Parties and each of the Vivendi Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the Vivendi Material Subsidiaries (other than Sofiee and Vivendi Exchangeco), where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi. All of the outstanding shares and other ownership interests of the Vivendi Material Subsidiaries which are held directly or indirectly by Vivendi are owned directly or indirectly by Vivendi, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents.

          (ii) All of the Vivendi Shares, Vivendi ADSs, Vivendi ADRs and the Vivendi Voting Rights to be issued by Vivendi in connection with the transactions contemplated by this Agreement, and all of the Exchangeable Shares to be issued by Vivendi Exchangeco in connection with the Arrangement and all Vivendi ADRs and Vivendi ADSs issuable upon exchange of the Exchangeable Shares or exercise of Seagram Converted Options, will be, when issued, duly authorized, validly issued, fully paid and non-assessable. There shall be not less than 97,000,000 Vivendi Voting Rights available for deposit with or for the account of the Custodian pursuant to the Custody Agreement as of the Effective Time.

     (b) Capitalization. The issued capital of Vivendi consists of 605,476,749 Vivendi Shares, Euro 5.50 nominal value each, as of April 28, 2000, which excludes Vivendi Shares held in treasury by Vivendi or its subsidiaries. In addition, as of April 28, 2000, options to acquire an aggregate of not more than 3,237,925 Vivendi Shares were granted and outstanding under Vivendi stock option plans and obligations to issue up to 62,186,127 Vivendi Shares in respect of convertible debt and other convertible instruments (and no other obligations to issue capital stock of Vivendi existed as of such date). Neither Vivendi nor any of its affiliates beneficially own any Seagram Shares.

     (c) Authority and No Violation.

          (i) Each of the Vivendi Parties and Sofiee has the requisite corporate power and authority to enter into this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and to perform its obligations hereunder and thereunder, in each case to the extent it is a party thereto. The execution and delivery of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and the consummation by each of the Vivendi Parties and Sofiee of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements or the transactions contemplated hereby or thereby, other than:

             (A) with respect to the Vivendi Meeting, the Vivendi Circular and other matters relating solely thereto; and

             (B) with respect to the Vivendi Resolution and the Sofiee Resolution, the approval thereof by not less than two-thirds of the votes cast by the applicable shareholders.

          (ii) Each of this Agreement and the Option Agreement has been duly executed and delivered by each of Vivendi and Sofiee, to the extent a party thereto, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity. Each of the Support Agreement, the Custody Agreement, the Exchange Trust Agreement and the Vivendi/Canal Agreements will be duly executed and delivered by each of the Vivendi Parties (or its successor interest) and its subsidiaries, in each case to the extent a party thereto and, when so executed and delivered, will constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

          (iii) The Board of Directors of Vivendi has approved as of the date hereof this Agreement and the transactions contemplated by this Agreement (including the Vivendi/Canal Transactions). Vivendi is not subject to a shareholder rights plan or "poison pill" or similar plan.

          (iv) The approval of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements, the execution and delivery by the Vivendi Parties, Sofiee and each of their respective subsidiaries, in each case, to the extent a party thereto, of this Agreement, the Option Agreement, the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements and the performance by each of them of their respective obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

             (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                (I) its or any Vivendi Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents;

                (II) any Laws, judgment or decree (subject to obtaining the Regulatory Approvals relating to the Vivendi Parties), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi; or

                (III) except as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi, any contract, agreement, license, franchise or permit to which Vivendi or any Vivendi Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

             (B) give rise to any right of termination or acceleration of indebtedness of any Vivendi Party or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of any Vivendi Party or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi;

             (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Vivendi Material Subsidiary; or

             (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi, restrict, hinder, impair or limit the ability of Vivendi or any Vivendi Material Subsidiary to carry on the business of Vivendi or any Vivendi Material Subsidiary as and where it is now being carried on.

        No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by any Vivendi Party, Sofiee or their respective subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement (other than the approval of the TSE), the Exchange Trust Agreement, the Support Agreement, the Custody Agreement and the Vivendi/Canal Agreements, in each case to the extent it is a party thereto, or the consummation by any Vivendi Party or Sofiee of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to the Vivendi Parties and Sofiee, (B) any filings required in connection with the creation and issue of the Vivendi ADSs, (C) any approval required in connection with the amendment to the articles of Vivendi Exchangeco to create the Exchangeable Shares and (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Vivendi Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Vivendi, neither Vivendi nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (e) Absence of Certain Changes or Events. Since December 31, 1999 through to the date hereof, each of Vivendi, Vivendi Exchangeco and each Vivendi Material Subsidiary has conducted its business only in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated in this Agreement) and there has not occurred a Material Adverse Change with respect to Vivendi (which has not been cured).

     (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Vivendi as at and for each of the 12-month periods ended on December 31, 1999, 1998 and 1997 have been prepared in accordance with French generally accepted accounting principles ("French GAAP"); such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Vivendi and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except as Publicly Disclosed by Vivendi (including on the most recent consolidated balance sheet and the footnotes thereto included in the Vivendi Documents Publicly Disclosed by Vivendi), Vivendi and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Vivendi and its subsidiaries or the footnotes thereto prepared in conformity with French GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities for Taxes and
(iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (g) Litigation, etc. There is no claim, action, proceeding or suit pending or, to the knowledge of Vivendi, threatened against Vivendi or any Vivendi Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Vivendi or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the

Arrangement. Neither Vivendi nor any Vivendi Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Vivendi or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi:

          (i) all operations of Vivendi and the Vivendi Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

          (ii) neither Vivendi nor any Vivendi Material Subsidiary is subject to:

             (A) any Environmental Law which, to the knowledge of Vivendi, requires or may reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures; or

             (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Vivendi or any subsidiary; and

          (iii) to the knowledge of Vivendi, there is no reasonable basis for any claim against Vivendi or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

     (i) Reports. Vivendi has filed with the PSE, the CMF and the COB true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Vivendi Documents"). The Vivendi Documents and any registration statements confidentially submitted with the SEC prior to the date hereof that have been made available to Seagram, at the time filed, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws.

     (j) Compliance with Laws. Since January 1, 1998, Vivendi and the Vivendi Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (k) Licences, etc. Vivendi and each Vivendi Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (l) Intellectual Property. None of Vivendi nor any Vivendi Material Subsidiary has received written notice or is aware that its use of its material registered trademarks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("Vivendi IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi. Except as set forth in the Vivendi Disclosure Letter, Vivendi has not commenced material legal proceedings relating to an infringement by any Person of the Vivendi IP. Vivendi, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Vivendi as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Vivendi.

     (m) Tax Matters. Neither Vivendi nor any of its subsidiaries has taken any action or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Arrangement and the Vivendi/Canal Transactions from constituting a transaction described in Section 351 of the Code.

     (2) Except as Publicly Disclosed by Vivendi or as set forth in the Canal Disclosure Letter, Canal represents and warrants to and in favour of Seagram as follows and acknowledges that Seagram is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     (a) Organization. Each of Canal and the Canal Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted, except, in the case of the Canal Material Subsidiaries, where the failure to be so incorporated or formed or subsisting or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Canal. All of the outstanding shares and other ownership interests of the Canal Material Subsidiaries which are held directly or indirectly by Canal are owned directly or indirectly by Canal, free and clear of all material liens, claims or encumbrances, or pursuant to restrictions on transfers contained in articles or similar documents.

     (b) Capitalization. The issued capital of Canal consists of 125,953,464 Canal Shares, Euro 0.75 nominal value each, as of the date hereof. There are warrants, options or other rights to issue not more than 2,340,144 new Canal Shares outstanding as of the date hereof (and no other obligations to issue capital stock of Canal existed as of such date, except as provided in the following sentence). In addition, there are options outstanding to acquire not more than 2,034,400 Canal Shares, in each case subject to customary adjustments. Neither Canal nor any of its affiliates beneficially own any (i) Seagram Shares or (ii) except for a de minimus amount, Vivendi Shares.

     (c) Authority and No Violation. (i) Canal has the requisite corporate power and authority to enter into this Agreement and the Vivendi/Canal Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Option Agreement and the Vivendi/Canal Agreements to which it is a party and the consummation by Canal of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Vivendi/Canal Agreements to which it is a party or the transactions contemplated hereby or thereby, other than:

          (A) with respect to the Canal Meeting, the Canal Circular and other matters relating solely thereto; and

          (B) with respect to the Canal Resolution, the approval thereof by not less than two-thirds of the votes cast by the Canal Shareholders.

     (ii) This Agreement has been duly executed and delivered by Canal and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity. Each of the Vivendi/Canal Agreements will be delivered by each of Canal and its subsidiaries, in each case to the extent a party thereto and, when so executed and delivered, will constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

     (iii) The Board of Directors of Canal has approved as of the date hereof this Agreement and the transactions contemplated by this Agreement. Canal is not subject to a shareholder rights plan or "poison pill" or similar plan.

     (iv) The approval of this Agreement and the Vivendi/Canal Agreements, the execution and delivery by Canal and each of its subsidiaries, in each case to the extent a party thereto, of this Agreement, and the Vivendi/Canal Agreements and the performance by each of them of their respective obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby, will not, subject to obtaining the Regulatory Approvals:

          (A) result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

             (I) its certificate of incorporation, articles, by-laws or other charter documents;

             (II) any Laws, judgment or decree (subject to obtaining the Regulatory Approvals relating to Canal), except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Canal; or

             (III) except as would not, individually or in the aggregate, have a Material Adverse Effect on Canal, any contract, agreement, license, franchise or permit to which Canal or any Canal Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

          (B) give rise to any right of termination or acceleration of indebtedness of Canal or any subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Canal or any subsidiary to cease to be available, other than as would not, individually or in the aggregate, have a Material Adverse Effect on Canal;

          (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Canal, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Canal Material Subsidiary; or

          (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on Canal, restrict, hinder, impair or limit the ability of Canal or any Canal Material Subsidiary to carry on the business of Canal or any Canal Material Subsidiary as and where it is now being carried on.

     No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Canal or its subsidiaries in connection with the execution and delivery of this Agreement and the Vivendi/Canal Agreements, in each case to the extent it is a party thereto, or the consummation by Canal of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to Canal and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which have been set forth in the Canal Disclosure Letter, or which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

     (d) No Defaults. Subject to obtaining the Regulatory Approvals relating to Canal, neither Canal nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, individually or in the aggregate, have a Material Adverse Effect on Canal.

     (e) Absence of Certain Changes or Events. Since December 31, 1999 through to the date hereof, each of Canal and each Canal Material Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice (except in connection with the transactions contemplated hereby) and there has not occurred a Material Adverse Change with respect to Canal (which has not been cured).

     (f) Financial Statements; Contingent Liabilities. The audited consolidated financial statements for Canal as at and for each of the 12-month periods ended on December 31, 1999, 1998 and 1997 have been prepared in accordance with French GAAP; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Canal and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except as Publicly Disclosed by Vivendi (including on the most recent consolidated balance sheet and the footnotes thereto included in the Canal Documents Publicly Disclosed by Vivendi), Canal and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Canal and its subsidiaries or the footnotes thereto prepared in conformity with French GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities for Taxes and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

     (g) Litigation, etc. There is no claim, action, proceeding or suit pending or, to the knowledge of Canal, threatened against Canal or any Canal Material Subsidiary before any court or Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect on Canal or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Canal nor any Canal Material Subsidiary, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect on Canal or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

     (h) Environmental. Except for any matters that would not, individually or in the aggregate, have a Material Adverse Effect on Canal:

          (i) all operations of Canal and the Canal Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

        (ii) neither Canal nor any Canal Material Subsidiary is subject to:

             (A) any Environmental Law which, to the knowledge of Canal, requires or may reasonably be expected to require any material work, repairs, construction, change in business practices or operations, or expenditures; or

             (B) any written demand or written notice with respect to a breach of or liability under any Environmental Laws applicable to Canal or any subsidiary; and

          (iii) to the knowledge of Canal, there is no reasonable basis for any claim against Canal or any of its current or former subsidiaries or any of their respective predecessor entities, divisions, or any formerly owned, leased, or operated properties or assets of the foregoing, under any Environmental Laws or with respect to any Hazardous Substances.

     (i) Reports. Canal has filed with the PSE, the CMF and the COB true and complete copies of all material forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Canal Documents"). The Canal Documents at the time filed (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities Laws.

     (j) Compliance with Laws. Since January 1, 1998, Canal and the Canal Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

     (k) Licences, etc. Canal and each Canal Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

     (l) Intellectual Property. None of Canal nor any Canal Material Subsidiary has received written notice or is aware that its use of its material registered trade-marks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor ("Canal IP") infringes upon or breaches the industrial or intellectual property rights of any other Person, except with respect to any such infringements or breaches which would not, individually or in the aggregate, have a Material Adverse Effect on Canal. Except as set forth in the Canal Disclosure Letter, Canal has not commenced material legal proceedings relating to an infringement by any Person of the Canal IP. Canal, to its knowledge, has or has rights to use all of the intellectual property necessary to conduct the business of Canal as currently carried on except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Canal.

     Section 3.3. Survival. For greater certainty, the representations and warranties of Seagram, Canal, the Vivendi Parties and Sofiee contained herein shall survive the execution and delivery of this Agreement and shall terminate at the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

                                   ARTICLE 4

                                   COVENANTS

     Section 4.1. Retention of Goodwill. During the Pre-Effective Date Period, each of Seagram, Vivendi and Canal will, subject to the fact that a transaction involving its businesses is contemplated hereby, continue to carry on its business in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment. Nothing contained in this Agreement shall give Vivendi or Canal, directly or indirectly, the right to control or direct Seagram's operations and nothing contained in this Agreement shall give Seagram, directly or indirectly, the right to control or direct Vivendi's or Canal's operations during the Pre-Effective Date Period. During the Pre-Effective Date Period, each of Vivendi, Canal and Seagram shall exercise, consistent with, and subject to the limitations provided by, the terms and conditions of this Agreement, complete control and supervision over its operations.

     Section 4.2. Consultation. Subject to applicable Law, any applicable confidentiality agreements and the other provisions of this Agreement, during the Pre-Effective Date Period, Seagram and its subsidiaries, on the one hand, and Vivendi and Canal and their respective subsidiaries, on the other hand, will consult on an ongoing basis with senior officers of the other party in order that the representatives of the other party will become more familiar with the philosophy and techniques of such company and its subsidiaries, as well as with its business and financial affairs and in order to provide experience as a basis for ongoing relationships following the Effective Date.

     Section 4.3. Covenants of Seagram. (a) Seagram covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Vivendi on behalf of the Vivendi Parties, Sofiee and Canal to any deviation therefrom, which consent shall not be unreasonably withheld or delayed; (ii) with respect to any matters disclosed in the Seagram Disclosure Letter; (iii) with respect to any matter expressly contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Seagram, Vivendi and Canal contemplated hereby; or (iv) with respect to anything required by Laws, Seagram will, and will cause its subsidiaries to:

          (i) carry on its business in the ordinary course consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its present business organization and preserve its relationship with those having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect; provided, however, that no action by Seagram or its subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.3(a) shall be deemed a breach of this Section 4.3(a)(i) unless such action would constitute a breach of one or more of such other provisions;

          (ii) not split, consolidate or reclassify any of the outstanding shares of Seagram nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Seagram other than declaration and payment of regular quarterly cash dividends on the shares of Seagram in an amount not to exceed $0.165 per share, and for any period ending on the Effective Date and commencing on the record date for the prior dividend, a cash dividend in an amount not to exceed a fraction, the numerator of which equals $0.165 per share multiplied by the number of days comprising such period and the denominator of which is 90;

          (iii) not amend the articles or by-laws of Seagram;

          (iv) except to the extent otherwise provided in subsection (ix) hereof, not set aside or issue, authorize or propose the sale, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing in respect of, any shares in Seagram's capital or of any Seagram Material Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants, calls or options to acquire, any such shares or other convertible or exchangeable securities or bonds, debentures or other evidences of indebtedness of Seagram or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Seagram Common Shares, except for (a) transactions between two or more wholly-owned Seagram subsidiaries or between a wholly-owned subsidiary of Seagram and Seagram, (b) the issuance of Seagram Common Shares pursuant to fully vested and duly exercised Seagram Options and upon the conversion of Seagram LYONs and Seagram ACESs and (c) issuances pursuant to the Option Agreement;

          (v) not, whether through its board of directors or otherwise, accelerate the vesting of any unvested Seagram Options or accelerate the release of, or the expiry date of any hold period relating to any Seagram Common Shares, other than in connection with settling non-officer employee terminations in the ordinary course of business consistent with past practice;

          (vi) not reorganize, amalgamate or merge Seagram or any of the Seagram Material Subsidiaries with any other Person, except any Seagram Material Subsidiary may merge with a wholly-owned subsidiary of Seagram;

          (vii) not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or otherwise, any business or Person, except acquisitions in existing or related lines of business of Seagram or its subsidiaries the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for such acquisitions in
     Section 4.3(a)(vii) of the Seagram Disclosure Letter, none of which acquisitions presents a material risk of making it materially more difficult to obtain under applicable Laws any approval or authorization required in connection with the transactions contemplated by this Agreement;

          (viii) other than (A) internal transfers between, or reorganizations or consolidations involving, subsidiaries of Seagram or (B) dispositions referred to in the Seagram Documents filed prior to the date hereof, Seagram shall not, and shall not permit any of its subsidiaries, to sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, if the fair market value of the total consideration (including the value of any indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in
     Section 4.3(a)(viii) of the Seagram Disclosure Letter;

          (ix) not:

             (A) other than pursuant to existing Seagram Plans, in the case of officers and directors of Seagram or any Seagram Material Subsidiary, establish, adopt, enter into or modify in any material respect any Seagram Plan generally applicable to the employees of Seagram or any Seagram Material Subsidiaries, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to or any other form of compensation or with respect to any increase of benefits payable to, or make any loan or other financial assistance to, any officers or directors of Seagram or any Seagram Material Subsidiary, in each case other than in the ordinary course of business and consistent with past practice (including upon or in anticipation of any contract expiration); or

             (B) other than in the ordinary course of business and consistent with past practice or pursuant to existing Seagram Plans, in the case of employees of Seagram who are not officers or directors, establish, adopt, enter into or amend in any material respect any Seagram Plan generally applicable to the employees of Seagram or any of its subsidiaries, or grant any material bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or with respect to any material increase of benefits payable, or make any material loans to such employees;

          (x) not guarantee the payment of any indebtedness for money borrowed incur any indebtedness for money borrowed, issue or sell any debt securities or warrants or other rights to acquire debt securities of Seagram or any of its subsidiaries, guarantee any debt securities or enter into any "keep well" or other agreement to maintain the financial statement condition of another Person (other than a subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except short-term borrowings in the ordinary course of business consistent with past practice;

          (xi) not make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) in connection with acquisitions permitted by Section 4.3(a)(vii), (B) loans or investments by Seagram or a subsidiary of Seagram to or in Seagram or any subsidiary of Seagram or, in the ordinary course of business consistent with past practice, any other Person in which Seagram or any of its subsidiaries has an existing equity interest, (C) artist and employee loans or advances made in the ordinary course of business, or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Seagram and its subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain, under applicable Laws, any approval or authorization required in connection with the transactions contemplated by this Agreement);

          (xii) other than in connection with acquisitions permitted by Section 4.3(a)(vii) or with investments permitted by Section 4.3(a)(xi) or as provided in Seagram's capital expenditure plans made available to Vivendi prior to the date of this Agreement, incur or commit to capital expenditures prior to the Effective Date, other than in the ordinary course consistent with past practice;

          (xiii) not make any material changes to existing accounting practices relating to Seagram or any subsidiary, except as required by Canadian or U.S. Law, a Government Entity or by Canadian or U.S. generally accepted accounting principles or make any Tax election that would have a Material Adverse Effect on Seagram; and

          (xiv) agree to take any actions described in Section 4.3(a)(i) through 4.3(a)(xiii);

     (b) Except to the extent restricted by applicable Law, Seagram shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Seagram or any of its subsidiaries under this Agreement, to co-operate with Vivendi and Canal in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Seagram shall and where appropriate shall cause its subsidiaries to:

          (i) use its reasonable best efforts to obtain the requisite approvals of the Seagram Shareholders to the Arrangement, except to the extent that the Board of Directors of Seagram has withdrawn, modified or qualified its recommendation to shareholders in accordance with the terms of this Agreement (provided that no such withdrawal, modification or qualification will affect Seagram's obligation under Section 2.1(b));

          (ii) apply for and use its reasonable best efforts to obtain all Regulatory Approvals relating to Seagram or any of its subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement and, in doing so, to keep Vivendi and Canal reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with Vivendi and Canal to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give Vivendi and Canal the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement, (B) providing Vivendi and Canal with copies of all related applications and notifications, in draft form, in order for Vivendi and Canal to provide its reasonable comments, and (C) providing Vivendi and Canal with copies of all material correspondence relating to the Regulatory Approvals;

          (iii) apply for and use its reasonable best efforts to obtain the Interim Order and the Final Order;

          (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

          (v) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Seagram, which may materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

          (vi) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Seagram or any of its subsidiaries relating to the transactions contemplated by this Agreement, including (A) an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 10 Business Days of the date hereof) and (B) appropriate filings with the European Commission in accordance with applicable competition, merger control, antitrust, investment or similar laws and any necessary filings under the Investment Canada Act within the time periods specified thereunder, and, in the case of both (A) and (B), to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the requisite approvals under such other laws or from such authorities as soon as practicable;

          (vii) use its reasonable best efforts to obtain all necessary waivers, consents and approvals required to be obtained by Seagram or any of its subsidiaries in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts; and

          (viii) use its reasonable best efforts to ensure that Seagram's affiliates (for the purposes of Rule 145 under the 1933 Act) execute and deliver to Vivendi, on or prior to the Effective Date, an Affiliate's Letter;

     (c) Seagram shall use its reasonable best efforts to carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Laws may impose on Seagram or its subsidiaries with respect to the transactions contemplated by this Agreement; and

     (d) Seagram shall not, and shall not permit any of its subsidiaries to, take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a transaction described in Section 351 of the Code.

     Section 4.4. Covenants of the Vivendi Parties, Sofiee and Canal. Each of the Vivendi Parties, Sofiee and Canal hereby covenants and agrees as to itself and its subsidiaries:

          (a) Except to the extent restricted by applicable Law, to perform all obligations required or desirable to be performed by it or its subsidiaries under this Agreement, to co-operate with Seagram in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this

     Agreement and, without limiting the generality of the foregoing, each of the Vivendi Parties, Sofiee and Canal shall and shall cause their respective subsidiaries to:

             (i) use its reasonable best efforts to obtain the requisite approvals of the Vivendi Shareholders or the Canal Shareholders, as the case may be, to the Vivendi Resolution or the Canal Resolution, as the case may be, except to the extent that the Board of Directors of Vivendi or Canal (as applicable) has withdrawn, modified or qualified its recommendation to shareholders in accordance with the terms of this Agreement (provided that no such withdrawal, modification or qualification will affect Vivendi's or Canal's obligations, applicable, under Section 2.2(1)(a) and Section 2.2(2)(a), as applicable);

             (ii) apply for and use its reasonable best efforts to obtain all Regulatory Approvals, or best efforts in the case of the Regulatory Approvals listed in part B of Schedule G, relating to the Vivendi Parties or Canal, as the case may be, or any of their respective subsidiaries and other approvals, consents or waivers of Governmental Entities required or desirable as soon as practicable in connection with the transactions contemplated by this Agreement (including the Vivendi/Canal Transactions) and, in doing so, to keep Seagram reasonably informed, subject to applicable Laws, as to the status of the proceedings related to obtaining the Regulatory Approvals and other approvals, consents and waivers, including, but not limited to, (A) consulting with Seagram the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give Seagram the opportunity to attend and participate in such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement, (B) providing Seagram with copies of all related applications and notifications, in draft form, in order for Seagram to provide its reasonable comments, (C) providing Seagram with copies of all material correspondence relating to the Regulatory Approvals and (D) cooperating with Seagram in making necessary applications relating to any wholesale or retail beverage alcohol licenses in connection with the transactions contemplated by this Agreement;

             (iii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement;

             (iv) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Vivendi Parties or Canal, as the case may be, which may materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

             (v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Vivendi Parties, Canal or any of their respective subsidiaries, as the case may be, relating to the transactions contemplated by this Agreement, including
        (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 10 Business Days of the date hereof) and (B) appropriate filings with the European Commission in accordance with applicable competition, merger control, antitrust, investment or similar laws and any necessary filings under the Investment Canada Act within the time periods specified thereunder, and, in the case of both (A) and (B), to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the requisite approvals under such other laws or from such authorities as soon as practicable;

             (vi) use its reasonable best efforts to obtain all necessary waivers, consents and approvals required to be obtained by Vivendi, Canal or any of their respective subsidiaries, as the case may be, in connection with the transactions contemplated by this Agreement from other parties to any material loan agreements, leases or other material contracts;

             (vii) reserve for issuance, as required, Vivendi Shares in connection with the transactions contemplated by this Agreement (including upon exercise of options or convertible securities) consistent with the provisions of the Support Agreement;

             (viii) cause the articles of Vivendi Exchangeco to be amended to, among other things, create the Exchangeable Shares, and otherwise to reflect the transactions contemplated by this Agreement;

             (ix) take all necessary actions, including in connection with the Sofiee Merger, in order to be in a position to make available the Vivendi Voting Rights as contemplated in the Plan of Arrangement and the Custody Agreement;

             (x) take all necessary actions for Vivendi, Vivendi Exchangeco or Vivendi Holdings, as the case may be, to be in a position to deliver Vivendi ADSs upon the exchange from time to time of the Exchangeable Shares; and

             (xi) increase, at Seagram's election, the Vivendi ADS Adjustment Ratio (as defined in the Plan of Arrangement) as necessary to permit a Vivendi Voting Right to be available in respect of each Exchangeable Share and appropriate amendments to the economic equivalence provisions in the Support Agreement and the Exchange Trust Agreement will be made to ensure that the increased Vivendi ADS Adjustment Ratio is applied to any required adjustments.

          (b) to use its best efforts to (i) cause the Exchangeable Shares to be listed on the TSE by the Effective Time and to maintain such listings for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Vivendi or any of its affiliates), and (ii) ensure that Vivendi Exchangeco remains a "public corporation" within the meaning of the Income Tax Act (Canada) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Vivendi or any of its affiliates);

          (c) to use its best efforts to cause the Vivendi ADSs and Vivendi ADRs to be listed on the NYSE or NASDAQ by the Effective Time and be registered under the Exchange Act prior to the Effective Date;

          (d) to carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Vivendi, Canal or their respective subsidiaries, as the case may be, with respect to the transactions contemplated by this Agreement;

          (e) to use its best efforts to cause the Vivendi Shares underlying the Vivendi ADSs to be issued at the Effective Time to be listed on the PSE by the Effective Time;

          (f) to use its best efforts to cause (i) the Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares to be listed on the NYSE or NASDAQ at the time of issue, and (ii) the Vivendi Shares underlying such Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares and to be listed on the PSE at the time of issue;

          (g) until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Seagram to any deviation therefrom, which consent shall not be unreasonably withheld or delayed; (ii) with respect to any matters disclosed by Vivendi in the Vivendi Disclosure Letter or Canal in the Canal Disclosure Letter; or (iii) with respect to any matter expressly contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Seagram, Vivendi and Canal contemplated hereby, each of Vivendi and Canal will, and will cause its subsidiaries to:

             (i) not split, consolidate or reclassify any of the outstanding Vivendi Shares, Vivendi ADRs or Vivendi ADSs or Canal Shares, as the case may be, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding Vivendi Shares or Canal Shares, as the case may be, other than normal and customary cash dividends on Vivendi Shares or Canal Shares, as the case may be;

             (ii) not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or otherwise (other than the Vivendi/Canal Transactions), any business or Person which acquisition or other transaction (A) would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or (B) is in the music, movie or United States television production or distribution business for a total consideration acquisition price (including the value of indebtedness acquired or assumed) greater than Euro 500 million in a single transaction or series of related transactions;

             (iii) not amend the statutes or by-laws of Vivendi or Canal; or

             (iv) not to amend, terminate (other than terminations that arise as a result of termination of this Agreement), grant any waiver in respect of or waive any condition under the Vivendi/Canal Agreements;

          (h) to not take any action or fail to take any action that would reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a transaction described in Section 351 of the Code;

          (i) Vivendi will (i) cast votes in respect of all the Canal Shares it owns, and cause Sofiee and any other of its affiliates to cast votes in respect of all the Canal Shares, it owns, (A) in favour of the Canal Resolution, (B) against any action (including, for greater certainty, a Canal Superior Proposal) that would impede, interfere with, or discourage the transactions contemplated by this Agreement, and (C) against any action that would result in any material breach by Canal of any representation, warranty or covenant contained in this Agreement and (ii) take all steps necessary, and cause Sofiee to take all steps necessary, to have Sofiee approve the Canal Resolution;

          (j) Vivendi will cast votes in respect of all the Sofiee Shares it owns in favour of the Sofiee Resolution;

          (k) Vivendi, Canal and their respective affiliates shall not, either directly or through an agent, purchase or otherwise acquire, sell or otherwise dispose of, or engage in any other transactions having the economic effect of a purchase or sale in respect of, Vivendi Shares during the period beginning on the tenth Business Day prior to the Measuring Period and ending on the last Business Day after the Measuring Period;

          (l) Vivendi will not, and it will cause Sofiee and its other affiliates not to, between the date hereof and the Effective Time, (A) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of the Canal Shares or shares of capital stock of Sofiee, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Seagram, or (B) grant any proxies or powers of attorney, deposit any Canal Shares or shares of capital stock of Sofiee into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Canal Shares or shares of capital stock of Sofiee;

          (m) neither Vivendi nor Canal shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of Seagram Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the Canadian Tax Act to holders who are otherwise eligible for such treatment;

          (n) the Vivendi Securities to be issued in connection with the Arrangement and the Vivendi ADSs to be provided upon the exchange from time to time of the Exchangeable Shares and upon the exercise of the Seagram Options will, in all cases, be duly and validly issued by Vivendi on their respective dates of issue as fully paid and non-assessable securities;

          (o) Vivendi and Canal shall take all actions required to treat Vivendi Holdings and each direct or indirect parent of Vivendi Holdings (other than Vivendi) as a disregarded entity under Section 301.7701-3 of the Treasury Regulations and shall refrain from taking any actions that would prevent any of such entities from being treated as a disregarded entity under
     Section 301.7701-3 of the Treasury

     Regulations. Vivendi Holdings and each of such other entities shall at all times be wholly owned by Vivendi or by one of such other entities;

          (p) with respect to Seagram Options and Seagram SARs:

             (i) each Seagram Option granted prior to the Effective Time that remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Seagram Common Shares and shall be converted (each, as so converted, a "Seagram Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Seagram Option (including, without limitation, the practice of "rule of 65" retirement, applied on a basis consistent with past practice, which allows an option holder who is at least 50 years old to retire under the Seagram Stock Plans so long as the sum of such holder's age and years of service is at least 65), that number of Vivendi ADSs determined by multiplying the number of Seagram Common Shares subject to such Seagram Option by the Exchange Ratio, rounded up to the nearest whole Vivendi ADS, at a price per share (rounded off to the nearest cent) equal to the per share exercise price specified in such Seagram Option divided by the Exchange Ratio; provided, however, that 50% of each holder's outstanding, unvested Seagram Converted Options shall be immediately vested and exercisable at the Effective Time (applied pro rata against each subsequent vesting installment); provided, further, that the remainder of a holder's outstanding, unvested Seagram Converted Options shall become immediately vested and exercisable if, following the Effective Time, (A) such holder's employment is terminated by Vivendi, Canal, Seagram or any of their respective affiliates without Cause (as defined below) or (B) such holder terminates his or her employment by reason of Vivendi, Canal, Seagram or any of their respective affiliates requiring such holder to relocate his or her primary place of employment by more than 35 miles. For purposes of this Agreement, "Cause" shall mean (A) the holder's conviction of, or plea of no contest to, a felony or (B) the holder's willful malfeasance or willful misconduct in connection with his or her duties to Seagram, or the holder's willful refusal to perform his or her duties which, in each case, results in demonstrable harm to the financial condition or business reputation of Vivendi, Canal, Seagram or any of their respective affiliates;

             (ii) each Seagram SAR granted prior to the Effective Time that remains outstanding immediately prior to the Effective Time shall be converted so that the number and kind of shares subject to such right and the exercise price thereof (if any) shall be adjusted, at the Effective Time, in the same manner as provided in Section 4.4(p)(i) above for the conversion of Seagram Options;

             (iii) as soon as practicable after the Effective Time, Vivendi shall deliver or cause to be delivered to the holders of Seagram Converted Options and Seagram SARs appropriate notices setting forth such holders' rights pursuant to the respective Seagram Stock Plans and agreements evidencing the grants of such Seagram Converted Options and Seagram SARs and stating that such Seagram Converted Options and Seagram SARs and agreements have been assumed by Vivendi or Seagram as Vivendi shall determine and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.4(p) after giving effect to the transactions hereunder and the terms of the Seagram Stock Plans); and

             (iv) prior to the Effective Time, Vivendi shall take all necessary action to assume or have Seagram assume as of the Effective Time all obligations undertaken by Vivendi under this Section 4.4(p) and to adopt at the Effective Time the Seagram Stock Plans and each Seagram Converted Option and Seagram SAR and to take all other actions called for by this
        Section 4.4(p), including the reservation, issuance and listing by Vivendi of a number of Vivendi ADSs at least equal to the number of Vivendi ADSs that will be subject to Seagram Converted Options and Seagram SARs; provided, however, that nothing in subsections (iii) and
        (iv) hereof shall relieve Vivendi of its obligations to provide Vivendi ADSs to satisfy all obligations hereunder, and Vivendi hereby guarantees the performance of such obligations by Seagram in any event. No later than the Effective Time, Vivendi shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) ("Form S-8") with respect to the Vivendi ADSs subject to such Seagram Converted Options and Seagram SARs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding;

          (q) with respect to any Seagram North American retiree medical and life plan, neither Vivendi nor Canal shall, and they shall cause Seagram not to, amend or terminate such plan following the Effective Time in any manner which results in the reduction or elimination of the benefits available thereunder or increases in costs, other than any copayment and cost sharing increases (which may be continued in the same proportions to Seagram-provided portions of cost) to any former Seagram Employee (and his or her eligible dependents) who is receiving such benefits thereunder as of the date hereof, or any active Seagram Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Effective Date (or who, as of the Effective Date, is within two years of being able to retire and receive benefits thereunder);

          (r) until the second anniversary of the Effective Date (or longer, if required by Law), Vivendi and/or Canal shall, or shall cause Seagram or its subsidiaries to, provide each Seagram Employee (who is employed on the Effective Time and who continues his or her employment with Vivendi, Canal, Seagram or any of their respective affiliates) with a base salary at least equal to that provided to such Seagram Employee immediately prior to the Effective Time, and overall employee benefits (but excluding for these purposes any retention bonuses or plans that provide for equity or equity-based compensation) that are no less favorable, in the aggregate, than those provided immediately prior to the Effective Time to Seagram Employees generally, except for any changes made to comply with applicable Law or tax qualification nondiscrimination rules. Vivendi and/or Canal shall, or shall cause Seagram to, maintain the severance related provisions of existing Seagram Plans as currently administered and to provide the current cash severance payments required thereunder, for at least two years following the Effective Time, to the Seagram Employees, reduced by any severance payments otherwise required under existing severance and employment agreements or applicable Law (unless, with respect to the severance benefit, no such reduction is permitted or provided for); provided, however, that any Seagram Employee eligible to receive severance under a Seagram Plan but for the transactions contemplated herein, shall be deemed so eligible. Seagram Employees shall be credited for service with Seagram and its current and former affiliates for all purposes under each employee benefit plan, program or arrangement of Vivendi, Canal or their respective affiliates in which such employees are eligible to participate (unless such credit would result in a duplication of benefits). If Seagram Employees become eligible to participate in a medical, dental or health plan, program or arrangement of Vivendi, Canal or their respective affiliates, such arrangement sponsor shall cause such arrangement to (i) waive any preexisting condition limitations (to the extent such limitations were inapplicable to a Seagram Employee immediately before such arrangement was so made available to such Seagram Employee) and (ii) honor any deductible and out-of-pocket expenses incurred by the Seagram Employees and their dependents under similar Seagram Plans during the portion of the plan year prior to such participation. Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Effective Time) of Seagram, Vivendi, Canal or their respective affiliates to terminate, amend or replace any particular agreement, plan or program, or terminate the employment of any person, provided that the requirements of Sections 4.4(p) through (w) are otherwise satisfied;

          (s) Seagram shall be permitted to award a bonus, in respect of Seagram's fiscal year 2000, to each Seagram Employee who currently participates in a Seagram bonus plan, pursuant to the existing terms and conditions of such plan on the date hereof. With respect to Seagram's fiscal year 2001 and any stub period between the end of fiscal year 2001 and the beginning of calendar year 2002 ("Stub Period"), Seagram shall be permitted to award a bonus to each Seagram Employee who participates in a Seagram bonus plan, in an amount no less than 80% of such employee's target bonus as of the Effective Time, or one half thereof in the case of the Stub Period pursuant to the existing terms and conditions of such plan on the date hereof, provided, however, if any such employee is terminated by Vivendi, Canal, Seagram or any of their respective affiliates without Cause, such employee will be entitled to receive an amount equal to 80% of his or her target bonus as of the Effective Time, or one-half thereof in the case of the Stub

     Period, prorated based on the number of days in fiscal year 2001 or the Stub Period, as applicable, prior to such termination;

          (t) Vivendi shall, or shall cause Seagram to, provide as a retention pool the amount set forth on the Seagram Disclosure Letter, for the purpose of retaining the services of selected key Seagram Employees through the Effective Time and thereafter. Prior to the Effective Time, the CEO of Seagram, in close cooperation with the CEO of Vivendi, shall select those Seagram Employees who may receive awards from such pool, shall establish any criteria for allocating such awards and shall determine the final allocation of awards from such pool. Fifty percent of such awards shall be paid in cash, in a lump sum, at the Effective Time, with the balance payable in cash on the first anniversary of the Effective Time (provided the recipient remains employed by Seagram, Vivendi, Canal or any of their respective affiliates through such dates, or is terminated without Cause prior to such dates);

          (u) Seagram, Vivendi and Canal agree to cooperate reasonably during the period prior to the Effective Time to ensure the continuity of the workforce of Seagram and its subsidiaries and to preserve the human resources of Seagram and its subsidiaries;

          (v) effective as of the Effective Time, Vivendi expressly assumes the obligations and liabilities under the termination protection agreements and employment agreements set forth on the Seagram Disclosure Letter between Seagram and various employees;

          (w) Seagram shall enter into the employment agreement and other arrangements contemplated by the Seagram Disclosure Letter, to be effective as of the Effective Time, in accordance with the terms and conditions disclosed in the Seagram Disclosure Letter, and such employment agreement and other arrangements shall continue in effect from and after the Effective Time;

          (x) the parties to this Agreement agree that provision of charitable contributions and community support serves a number of important goals. Vivendi and its subsidiaries (including Seagram following the Effective
     Time) currently intend to continue, after the Effective Time, to provide charitable contributions and community support within each of the jurisdictions in which Seagram conducts its business at levels comparable to those Seagram and its subsidiaries have historically provided within such jurisdictions;

          (y) Vivendi shall take all necessary actions (including, in connection with any proposed preemptive rights offering, make any necessary securities laws filing) to ensure that all holders of Vivendi Shares or Vivendi Securities, regardless of jurisdiction of residence, are entitled to all the benefits (including the right to acquire Vivendi Securities pursuant to preemptive rights) related to such Vivendi Shares or Vivendi Securities to which holders of Vivendi Shares are entitled pursuant to French Law;

          (z) Vivendi, Sofiee and Canal shall provide Seagram with a reasonable opportunity to review and comment upon the agreements related to the creation of the Vivendi ADSs and Vivendi ADRs and each of the Vivendi/Canal Agreements, in each case prior to the execution and delivery of such agreements, and such agreements shall be reasonably acceptable to Seagram. Vivendi, Sofiee and Canal agree that the Vivendi/Canal Transactions shall be effected by them in the manner and on the terms specified in Schedule I, including application of the exchange ratio specified therein, and on such other terms and agreements as are reasonably acceptable to Seagram;

          (aa) At the request of Seagram, Vivendi shall enter into a supplemental agreement pursuant to the Purchase Contract Agreement, dated as of June 21, 1999, between Seagram and The Bank of New York whereby Vivendi shall assume the obligations of Seagram under the Seagram ACES (which supplemental agreement shall include appropriate provisions pursuant to which holders of Seagram ACES shall thereafter be entitled to purchase Vivendi ADSs in lieu of Seagram Common Shares); and

          (bb) Vivendi, Sofiee and Vivendi Exchangeco shall increase, at Seagram's election, the Vivendi ADS Adjustment Ratio (as defined in the Plan of Arrangement) and decrease the Exchange Ratio applicable to Exchangeable Elected Shares (as defined in the Plan of Arrangement) as necessary to permit a Vivendi Voting Right to be available in respect of each Exchangeable Share, and appropriate amendments to the economic equivalence provisions in the Support Agreement and the Exchange Trust Agreement will be made in connection therewith to ensure that the increased Vivendi ADS Adjustment Ratio is applied to any required adjustments.

     Section 4.5. Covenants Regarding Non-Solicitation of Seagram. (1) Seagram shall not, directly or indirectly, through any officer or director of Seagram or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information) the initiation of any inquiries or proposals regarding a Seagram Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Seagram Acquisition Proposal. None of Seagram or the Board of Directors of Seagram shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Vivendi or Canal the approval or recommendation of the Board of Directors of Seagram or any committee thereof of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Seagram Acquisition Proposal or (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Seagram Acquisition Proposal.

     (2) Notwithstanding Section 4.5(1) and any other provision of this Agreement, the Board of Directors of Seagram shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or Section 99 of the Securities Act with regard to any Seagram Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Seagram Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify), in any manner adverse to Vivendi or Canal, the approval or recommendation of the transactions contemplated by this Agreement, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to a Seagram Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Seagram Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Seagram Acquisition Proposal and its Board of Directors concludes in good faith that such Seagram Acquisition Proposal constitutes a Seagram Superior Proposal and
(y) in the case of clause (C) above, its Board of Directors concludes in good faith there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Seagram Acquisition Proposal could reasonably constitute a Seagram Superior Proposal,
(iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Seagram Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Seagram notifies Vivendi promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Vivendi informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

     Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.5(2), Seagram may, to the extent permitted by applicable Law, convene and hold the Seagram Meeting as soon as possible and earlier than any then scheduled date. Seagram shall, and shall cause the officers, directors, representatives and agents of Seagram and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Seagram Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

     (3) Seagram shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.5.

     (4) Nothing contained in this Section 4.5 shall limit in any way the obligation of Seagram to convene and hold the Seagram Meeting in accordance with
Section 2.1 of this Agreement. Nothing in this Section 4.5 shall permit Seagram to terminate this Agreement (except as specifically provided in Article 6 hereof). Seagram shall not submit to the vote of its shareholders any Seagram Acquisition Proposal other than the transactions contemplated by this Agreement, unless required by Section 137 (in the case of an annual meeting) or Section 143 of the CBCA, provided, however, Seagram will not call any shareholder meeting pursuant to such provisions of the CBCA to consider a Seagram Acquisition Proposal unless the Board of Directors of Seagram receive a written legal opinion that the failure to do so would be in breach of its statutory duties and provided, further, that before the Board of Directors of Seagram calls any such meeting it will consult with Vivendi in order to ensure that the timing, calling and holding of such meeting, to the extent permitted by Law, will not be inconsistent with the completion of the transactions contemplated by this Agreement.

     Section 4.6. Covenants Regarding Non-Solicitation of Vivendi. (1) Vivendi shall not, directly or indirectly, through any officer or director of Vivendi or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information) the initiation of any inquiries or proposals regarding a Vivendi Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Vivendi Acquisition Proposal. None of Vivendi or the Board of Directors of Vivendi shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Seagram the approval or recommendation of the Board of Directors of Vivendi or any committee thereof of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Vivendi Acquisition Proposal or (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Vivendi Acquisition Proposal.

     (2) Notwithstanding Section 4.6(1) and any other provision of this Agreement, the Board of Directors of Vivendi shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or applicable French Law to the extent similar to such U.S. regulations with regard to any Vivendi Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Vivendi Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Seagram, the approval or recommendation of the transactions contemplated by this Agreement, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to Vivendi Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Vivendi Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Vivendi Acquisition Proposal and its Board of Directors concludes in good faith that such Vivendi Acquisition Proposal constitutes a Vivendi Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Vivendi Acquisition Proposal could reasonably constitute a Vivendi Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Vivendi Acquisition Proposal by any such Person, its

Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Vivendi notifies Seagram promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Seagram informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

     Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.6(2), Vivendi may, to the extent permitted by applicable Law, convene and hold the Vivendi Meeting as soon as possible and earlier than any then scheduled date. Vivendi shall, and shall cause the officers, directors, representatives and agents of Vivendi and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Vivendi Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

     (3) Vivendi shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.6.

     (4) Nothing contained in this Section 4.6 shall limit in any way the obligations of Vivendi to convene and hold the Vivendi Meeting in accordance with Section 2.2 of this Agreement. Nothing in this Section 4.6 shall permit Vivendi to terminate this Agreement (except as specifically provided in Article 6 hereof). Vivendi shall not submit to the vote of its shareholders any Vivendi Acquisition Proposal other than the transactions contemplated by this Agreement.

     Section 4.7. Covenants Regarding Non-Solicitation of Canal. (1) Canal shall not, directly or indirectly, through any officer or director of Canal or any of its subsidiaries, and shall use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, lawyer or accountant) not to, (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information) the initiation of any inquiries or proposals regarding any Canal Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or provide any confidential information with respect to, any Canal Acquisition Proposal. None of Canal or the Board of Directors of Canal shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Seagram the approval or recommendation of the Board of Directors of Canal or any committee thereof of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Canal Acquisition Proposal or (iii) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or voting agreement related to any Canal Acquisition Proposal.

     (2) Notwithstanding Section 4.7(2) and any other provision of this Agreement, the Board of Directors of Canal shall be permitted to (A) to the extent applicable, comply with Rule 14a-9, Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or applicable French Law to the extent similar to such U.S. regulations with regard to any Canal Acquisition Proposal, or make any other disclosure required by applicable Law so long as any such disclosure rejects any Canal Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, or take any other action to the extent ordered or otherwise mandated by any court of competent jurisdiction, (B) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Seagram, the approval or recommendation of the transactions contemplated by this Agreement, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to a Canal Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Canal Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited written Canal Acquisition Proposal and its Board of Directors concludes in good faith that such Canal Acquisition Proposal constitutes a Canal Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that its Board of Directors, after taking the steps described in clause (C) above, would determine that such Canal Acquisition Proposal could reasonably constitute a Canal Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) prior to providing any confidential information or data to any Person in connection with a Canal Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Canal notifies Seagram promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers, and thereafter keeps Seagram informed with respect to the status of such inquiries, proposals or offers (including any change to the material terms thereof).

     Notwithstanding anything to the contrary herein, upon taking any of the actions permitted by clause (B) of Section 4.7(2), Canal may, to the extent permitted by applicable Law, convene and hold the Canal Meeting as soon as possible and earlier than any then scheduled date. Canal shall, and shall cause the officers, directors, representatives and agents of Canal and its subsidiaries to, cease immediately all current discussions and negotiations as of the date of this Agreement regarding any proposal that constitutes, or could reasonably likely constitute, a Canal Acquisition Proposal, and shall promptly request the return or destruction of all confidential information provided in connection therewith.

     (3) Canal shall use its reasonable best efforts to ensure that its officers, directors and key employees and its subsidiaries and their officers, directors and key employees and any financial advisors or other advisors or representatives retained by it or its subsidiaries are aware of the provisions of this Section 4.7.

     (4) Nothing contained in this Section 4.7 shall limit in any way the obligations of Canal to convene and hold the Canal Meeting in accordance with
Section 2.2 of this Agreement. Nothing in this Section 4.7 shall permit Canal to terminate this Agreement (except as specifically provided in Article 6 hereof). Canal shall not submit to the vote of its shareholders any Canal Acquisition Proposal other than the transactions contemplated by this Agreement.

     Section 4.8. Access to Information. (1) Subject to Section 4.8(2) and applicable Laws, upon reasonable notice, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall (and shall cause each of its subsidiaries to) afford the other party's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and its subsidiaries' properties, books, contracts and records as well as to its management personnel, and, during such period, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its and its subsidiaries' businesses, properties and personnel as such other party may reasonably request, in each case subject to confidentiality obligations and other protection of proprietary information. Subject to Section 4.8(2) and applicable Laws, upon reasonable notice, Seagram, on the one hand, and Vivendi and Canal, on the other hand, shall afford the other party's Representatives the opportunity, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or termination of this Agreement, to speak to appropriate management personnel as such other party may reasonably request, without materially interfering with their other responsibilities. In addition, subject to applicable Law, during the Pre-Effective Date Period, the Chief Executive Officer of Seagram will be provided with reasonable notice of meetings of Vivendi's and Canal's Board of Directors and may attend any such meetings.

     (2) Each of Vivendi, Canal and Seagram acknowledges that certain information provided to it under Section 4.8(1) above will be non-public and/or proprietary in nature (the "Information") and will be subject to the terms of the Confidentiality Agreement and Section 4.8(1). For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the Confidentiality Agreement, shall apply to each of the parties hereto and Section 4.8(1) shall terminate at the Effective Time notwithstanding anything to the contrary contained therein.

     Section 4.9. Indemnification. From and after the Effective Time, Vivendi and Seagram jointly and severally shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Seagram and its subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Seagram pursuant to Seagram's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Seagram and its subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement) and (ii) include and cause to be maintained in effect in Seagram's (or any successor's) articles of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of Seagram as of the date of this Agreement and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Seagram (provided that Vivendi and Seagram (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Vivendi be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Seagram for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Vivendi shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Vivendi and Seagram under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.9 applies shall be third party beneficiaries of this Section 4.9).

     Section 4.10. Safe Income. Seagram shall arrange for a "safe income tuck-in" transaction (the "Tuck-In") or another form of safe income access transaction, to be offered to any Shareholder with respect to its shares of Seagram provided that:

          (a) only two forms of transaction will be permitted;

          (b) such transaction is to be completed in accordance with applicable Laws prior to the Effective Date, or on the Effective Date but prior to the Effective Time so long as Vivendi, acting reasonably, agrees to such timing;

          (c) such transaction must be accomplished in a manner that

             (i) provides for (A) the payment by each applicable Shareholder of any material (or, if required by any regulatory authority, all) costs and expenses incurred in connection with such transaction by Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them, and (B) an indemnity in favor of Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them by the Shareholder and any vendor (each, a "Vendor") of Shares beneficially owned by such Shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, taxes (including, without limitation, federal or provincial taxes on income, property, capital, sales, goods and services, and excise duties, and any interest and penalties with respect thereto, whether or not such taxes have been assessed or reassessed as at the date of such transaction), costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Liabilities") suffered or incurred by Seagram, Vivendi, Vivendi Holdings and Vivendi Exchangeco or any corporation acquired by any of them in such transaction (each, a "Subco") (and their directors, officers, employees and agents), the whole to be computed on an after-tax basis, as a result of or arising directly or indirectly out of or in respect of or in connection with: (A) any breach by each such Shareholder or Vendor of any representation, warranty, obligation or covenant of the Shareholder or Vendor to Seagram; (B) any Liability sustained, incurred, assumed or acquired by any Subco on or before, or related to any matter occurring on or before, the completion of such transaction; and (C) any Liability which would not have been sustained, suffered or incurred by (or which would not have been asserted, threatened, or be pending against) Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings but for the transaction including, without limitation, all Liabilities which are assumed or incurred by any of Subco or Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings directly or indirectly in respect of such transactions; and

             (ii) does not entail any delay in completing the Arrangement, to Seagram, Vivendi or their respective subsidiaries or shareholders; and

          (d) the terms and conditions of such transaction must be satisfactory to Vivendi and Seagram, acting reasonably, and must include representations and warranties which are satisfactory to Vivendi, acting reasonably, and an indemnity from each applicable Shareholder and any Vendor which is in form and substance satisfactory to Vivendi, acting reasonably.

          In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, or the Quebec Securities Commission or any other securities regulatory authority in Canada or a court pursuant to section 204 of the Canada Business Corporations Act refuses to grant any relief required in connection with any such transaction, Vivendi will use its reasonable best efforts, for a period not to exceed 15 Business Days, to assist Seagram in structuring such a transaction in a manner satisfactory to Vivendi, acting reasonably.

          In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, and no alternative transaction can be agreed upon as aforesaid where Vivendi has used its reasonable best efforts as aforesaid, this shall not affect the completion of the Arrangement or the other transactions contemplated by this Agreement.

                                   ARTICLE 5

                                   CONDITIONS

     Section 5.1. Mutual Conditions Precedent. The respective obligations of the parties hereto to complete the Arrangement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Vivendi on behalf of the Vivendi Parties and Sofiee, Canal and Seagram:

          (a) the Arrangement shall have been approved at the Seagram Meeting by not less than two-thirds of the votes cast by the Seagram Shareholders who are represented at the Seagram Meeting;

          (b) the Arrangement shall have been approved at the Seagram Meeting in accordance with any conditions in addition to those set out in Section 5.1(a) which may be imposed by the Interim Order;

          (c) the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Seagram, Vivendi and Canal, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

          (d) the Vivendi Resolution shall have been approved at the Vivendi Meeting by not less than two-thirds of the votes cast by the Vivendi Shareholders who are represented at the Vivendi Meeting, and the Canal Resolution shall have been approved at the Canal Meeting by not less than two-thirds of the votes cast by the Canal Shareholders who are represented at the Canal Meeting;

          (e) the Sofiee Merger and the other Vivendi/Canal Transactions shall have been completed in accordance with the Vivendi/Canal Agreements, in each case immediately prior to the closing of the Plan of Arrangement;

          (f) there shall not be in force any final and non-appealable injunction, order or decree issued by a court or other Governmental Entity of competent jurisdiction restraining or enjoining the consummation of the transactions contemplated by this Agreement;

          (g) the Vivendi Shares to be issued in connection with the Arrangement and such other Vivendi Shares to be reserved for issuance in connection with the Arrangement (including those underlying the Vivendi ADSs to be issued from time to time upon the exchange of Exchangeable Shares) shall have been approved for listing on the PSE such listing to be effective as of the Effective Time, subject to the filing of required documentation, notice of issuance and/or other usual requirements, and the Vivendi ADRs and the Vivendi ADSs to be issued under the Arrangement or to be issued from time to time upon the exchange of Exchangeable Shares shall have been approved for listing on the NYSE or NASDAQ, as applicable (subject only to notification of issuance);

          (h) the Vivendi ADRs and Vivendi ADSs shall have been registered under the Exchange Act and approved for listing by the NYSE or NASDAQ, such listing to be effective as of the Effective Time;

          (i) the Exchangeable Shares shall have been conditionally approved for listing on the TSE (subject only to the filing of required documentation), such listing to be effective as of the Effective Time; and

          (j) the Regulatory Approvals shall have been obtained or satisfied or, if applicable, the related waiting period shall have expired; provided, however, that a party shall not be entitled to rely on this closing condition where the failure of such party or any of its affiliates to fulfill its obligations pursuant to this Agreement has been the cause of or shall have resulted in, the failure to obtain the foregoing.

     Section 5.2. Additional Conditions Precedent to the Obligations of the Vivendi Parties, Sofiee and Canal. (1) The obligations of the Vivendi Parties, Sofiee and Canal to complete the Arrangement shall also be subject to the satisfaction of each of the following conditions precedent (each of which is for the Vivendi Parties', Sofiee's and Canal's exclusive benefit and may be waived by Vivendi, on behalf of the Vivendi Parties, Sofiee or Canal, as the case may
be):

          (a) Seagram shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Date, and Vivendi and Canal shall have received a certificate of a senior executive officer and a senior financial officer of Seagram to such effect;

          (b) (i) the representations and warranties of Seagram set forth in this Agreement that are qualified by Material Adverse Effect shall be true and correct, (ii) the representations and warranties of Seagram not so qualified (other than those contained in Section 3.1(b)) shall be true and correct (except where the failure of any such representation and warranty referred to in this clause (ii) to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Seagram), and (iii) the representations and warranties of Seagram contained in Section 3.1(b) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except in the case of representations and warranties that speak as of another date, in which case only with reference to such other date), and the Vivendi Parties, Sofiee and Canal shall have received a certificate of a senior executive officer and a senior financial officer of Seagram to such effect;

          (c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Seagram which has not been cured; and

          (d) the holders of Seagram Common Shares representing in excess of 9.9% of the outstanding Seagram Common Shares shall not have exercised dissent or similar rights in connection with the Arrangement.

     (2) None of the Vivendi Parties, Sofiee and Canal may rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by any Vivendi Party, Sofiee or Canal in complying with its obligations hereunder.

     Section 5.3. Additional Conditions Precedent to the Obligations of Seagram. (1) The obligations of Seagram to complete the Arrangement shall also be subject to the satisfaction of each of the following conditions precedent (each of which is for the exclusive benefit of Seagram and may only be waived by Seagram):

          (a) each of the Vivendi Parties, Sofiee and Canal shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Date, and Seagram shall have received a certificate of a senior executive officer and a senior financial officer of each of Vivendi, in respect of the Vivendi Parties, Sofiee and Canal to such effect;

          (b) (i) the representations and warranties of the Vivendi Parties, Sofiee and Canal set forth in this Agreement that are qualified by Material Adverse Effect shall be true and correct, (ii) the representations and warranties of the Vivendi Parties, Sofiee and Canal not so qualified (other than those contained in Section 3.2(1)(a)(ii), 3.2(1)(b) and 3.2(2)(b)) shall be true and correct (except where the failure of any such representation and warranty referred to in this clause (ii) to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect on Vivendi or Canal), and (iii) the representations and warranties of the Vivendi Parties, Sofiee and Canal contained in Section 3.2(1)(a)(ii), 3.2(1)(b) and 3.2(2)(b) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except in the case of representations and warranties that speak as of another date, in which case only with reference to such other date), and Seagram shall have received a certificate of a senior executive officer and a senior financial officer of each of Vivendi in respect of the Vivendi Parties, Sofiee and Canal to such effect;

          (c) the Vivendi Voting Rights relating to the Exchangeable Shares shall entitle the beneficiaries thereof to have one vote per such Vivendi Voting Right on the same basis and in the same circumstances as one Vivendi Share;

          (d) the Board of Directors of each Vivendi Party, Sofiee and Canal shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Vivendi Parties, Sofiee and Canal to permit the consummation of the transactions contemplated by this Agreement;

          (e) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Vivendi or Canal which has not been cured;

          (f) the orders referred to in Section 2.8(1) shall have been obtained and the Exchangeable Shares shall have been conditionally approved for listing as of the Effective Time on the TSE;

          (g) Seagram shall have received a written opinion, dated as of the Effective Date, from (i) Simpson Thacher & Bartlett, counsel to Seagram, to the effect that the transactions contemplated by this Agreement will be treated for U.S. income tax purposes as constituting a transaction described in Section 351 of the Code and that no gain or loss will be recognized by U.S. shareholders of Seagram who exchange their shares of Seagram for Vivendi ADSs (it being understood that the Vivendi Parties, Sofiee, Canal and Seagram shall provide customary representations upon which such tax counsel shall be entitled to rely in rendering such opinion) and (ii) Osler, Hoskin & Harcourt LLP, counsel to Seagram, to the effect that (A) Canadian resident holders of Seagram Common Shares who elect to receive Exchangeable Shares pursuant to the Plan of Arrangement and who make a valid election under subsection 85(1) or 85(2) of the Canadian Tax Act will not generally recognize gain or loss for purposes of the Canadian Tax

     Act and (B) the Exchangeable Shares will not, at the date of issue, be "foreign property" for purposes of the Canadian Tax Act; and

          (h) the Sofiee Resolution, including the election of the Seagram Designees to the Board of Directors of the surviving entity of the Sofiee Merger and the adoption of the Vivendi By-Laws, shall have been approved.

     (2) Seagram may not rely on the failure to satisfy any of the above conditions precedent if the condition precedent would have been satisfied but for a material default by Seagram in complying with its obligations hereunder.

     Section 5.4. Notice and Cure Provisions. (1) The Vivendi Parties, Sofiee and Canal, on the one hand, and Seagram, on the other hand, will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

          (a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate such that the conditions set forth in Section 5.2(b) or 5.3(b), as applicable, would not be satisfied as of the Effective Date; or

          (b) result in the failure to comply with or satisfy any covenant or agreement to be complied with such that the conditions set forth in Section 5.2(a) or 5.3(a), as applicable, would not be satisfied as of the Effective Date.

     (2) None of the Vivendi Parties, Sofiee, Canal or Seagram may rely upon any conditions precedent contained in Sections 5.1, 5.2 or 5.3, or exercise any termination right arising therefrom (except by the Vivendi Parties or Canal in respect of a breach of Sections 4.5 or by Seagram in respect of a breach of
Section 4.6 or 4.7) unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, the Vivendi Parties, Sofiee and Canal, on the one hand, or Seagram, on the other hand, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Vivendi Parties, Sofiee and Canal, on the one hand, and Seagram, on the other hand, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Seagram, on the one hand, or the Vivendi Parties, Sofiee and Canal, on the other hand, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured (for greater certainty, except by way of disclosure in the case of representations and warranties), the other may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 60 days from such notice. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect on the curing party, this Agreement may not be terminated as a result of the cured breach.

     Section 5.5. Satisfaction of Conditions. The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Vivendi, Canal and Seagram, a certificate of arrangement in respect of the Arrangement is issued by the Director.

                                   ARTICLE 6

                           AMENDMENT AND TERMINATION

     Section 6.1. Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Seagram Meeting, the Vivendi Meeting or the Canal Meeting but not later than the Effective Date, be amended by mutual written agreement of Vivendi (on behalf of the

Vivendi Parties and Sofiee), Canal and Seagram, and any such amendment may, subject to applicable Laws and the Interim Order, without limitation:

          (a) change the time for performance of any of the obligations or acts of the parties;

          (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

          (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

          (d) waive compliance with or modify any conditions precedent herein contained;

provided, however, any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

     Section 6.2. Termination. (1) This Agreement may be terminated by Vivendi or Canal if Seagram shall be in material breach of any of its covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 5.2(1)(a) and (B) has not been cured in accordance with Section 5.4.

     (2) This Agreement may be terminated by Seagram if the Vivendi Parties, Sofiee or Canal shall be in material breach any of its covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 5.3(1)(a) and (B) has not been cured in accordance with Section 5.4.

     (3) This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented at the Vivendi Meeting, the Canal Meeting or the Seagram Meeting:

          (a) by the mutual agreement of Seagram and Vivendi (for greater certainty, without further action on the part of the Seagram Shareholders, Canal Shareholders or the Vivendi Shareholders if terminated after the holding of the Seagram Meeting, Canal Meeting or the Vivendi Meeting, as applicable);

          (b) by either Seagram, Canal or Vivendi if any Governmental Entity shall have passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining any Vivendi Party, Sofiee, Canal or Seagram from consummating the transactions contemplated by this Agreement is entered by a court of competent jurisdiction and such injunction, order or decree shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 6.2(3)(b) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in such impediment to the Closing having been imposed or having failed to be lifted;

          (c) by Vivendi if (A) the Board of Directors of Seagram shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Vivendi Parties or Canal its approval or recommendation of this Agreement or the transactions contemplated by this Agreement (it being understood and agreed that a communication by the Board of Directors of Seagram to the Seagram Shareholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to the Seagram Shareholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the transactions contemplated by this Agreement) or (B) the Board of Directors of Seagram shall have approved or recommended any Seagram Acquisition Proposal;

          (d) by Seagram if (A) the Board of Directors of Vivendi or Canal shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Seagram its approval or recommendation of this Agreement or the transactions contemplated by this Agreement or (B) the

     Board of Directors of Vivendi or Canal shall have approved or recommended any Vivendi Acquisition Proposal or any Canal Acquisition Proposal, as the case may be;

          (e) by Seagram or Vivendi if the Seagram Shareholder approval shall not have been obtained by reason of the failure to obtain the vote required by the Interim Order at the Seagram Meeting or any adjournment thereof at which the vote was taken;

          (f) by Vivendi, Canal or Seagram if the Vivendi Resolution shall not have been obtained by reason of the failure to obtain the required vote at the Vivendi Meeting or any adjournment thereof at which the vote was taken or if the Canal Resolution shall not have been obtained by reason of the failure to obtain the required vote at the Canal Meeting or any adjournment thereof at which the vote was taken;

          (g) by Seagram if the Vivendi/Canal Agreements are terminated; or

          (h) by Seagram if a Vivendi Acquisition Proposal is consummated or a Canal Acquisition Proposal is consummated in each case, prior to the Effective Date.

     (4) If the Effective Date does not occur on or prior to the Outside Date, then, unless otherwise agreed in writing by the parties, either Vivendi, Canal or Seagram may terminate this Agreement, provided that in the event that the conditions set forth in Section 5.1(j) above shall not have been satisfied by that date, either Vivendi, Canal or Seagram may unilaterally extend the Outside Date until June 19, 2001 upon written notice to the other by March 12, 2001, in which case the Outside Date shall be deemed for all purposes to be June 19, 2001, provided that the right to terminate this Agreement pursuant to this
Section 6.2(4) shall not be available to the party seeking to terminate if any action of such party or its affiliates or the failure of such party or its affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in the conditions contained in Sections 5.1 and Section 5.2 or 5.3 (as applicable) not having been satisfied prior to the Outside Date.

     (5) If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no party shall have any further liability hereunder except as provided in Section 6.3 and as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2(5) shall relieve any party from any liability for any willful and material breach by it of this Agreement.

     Section 6.3.  Termination and Other Fees.  (1) If:

          (a) Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(c) or pursuant to Section 6.2(1) as a result of a breach by Seagram of Section 4.5; or

          (b) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(e) and (x) a Seagram Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Seagram after the date of this Agreement and prior to the Seagram Meeting and (y) Seagram enters into a definitive agreement with respect to a Seagram Acquisition Proposal, or a Seagram Acquisition Proposal is otherwise consummated (for purposes of this Section 6.3(1)(b)(y), the term "Seagram Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20%" therein shall be deemed to be references to "40%"), after the date hereof and prior to the expiration of 12 months following termination of this Agreement;

then in any such case Seagram shall pay to Vivendi $800 million (the "Seagram Fee") less any amount paid pursuant to Section 6.3(1)(c) below in immediately available funds to an account designated by Vivendi. Such payment shall be due
(A) in the case of a termination specified in clause (a), within one Business Day after written notice of termination by Vivendi or (B) in the case of a termination specified in clause (b), on the date of execution of such agreement or, if earlier, consummation of such transaction. Seagram shall not be obligated to make more than one payment pursuant to the foregoing provisions of this
Section 6.3(1).

          (c) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(e) and Seagram is not obligated to pay the Seagram Fee at the time of termination, Seagram shall reimburse

     Vivendi for all of its out-of-pocket documented expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation the preparation, printing, filing and mailing of its Circular and the solicitation of its shareholder approval and all other matters related to the transactions contemplated hereby (collectively, "Expenses") in immediately available funds to an account designated by Vivendi up to a maximum reimbursement of $25 million. Such reimbursement shall be due within one Business Day after this Agreement is terminated.

     (2) If:

          (a) Seagram shall terminate this Agreement pursuant to Section 6.2(3)(d) or pursuant to Section 6.2(2) as a result of a breach by Vivendi of Section 4.6 or a breach by Canal of Section 4.7;

          (b) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(f) and (x) a Vivendi Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Vivendi after the date of this Agreement and prior to the Vivendi Meeting and (y) Vivendi enters into a definitive agreement with respect to such Vivendi Acquisition Proposal (or a Vivendi Acquisition Proposal with the Person or an affiliate thereof making such Vivendi Acquisition Proposal or any other Person who shall have made a Vivendi Acquisition Proposal within 90 days of such Person's Vivendi Acquisition Proposal (any such other Person, a "Vivendi Alternative Person")) or such Vivendi Acquisition Proposal (or a Vivendi Acquisition Proposal with the Person making such Vivendi Acquisition Proposal or an affiliate thereof or with a Vivendi Alternative Person or any affiliate thereof) is otherwise consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement;

          (c) either Seagram or Vivendi shall terminate this Agreement pursuant to Section 6.2(3)(f) and (x) a Canal Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or shareholders of Canal by any Person after the date of this Agreement and prior to the Canal Meeting and (y) Canal enters into a definitive agreement with respect to such Canal Acquisition Proposal (or a Canal Acquisition Proposal with the Person or an affiliate thereof making such Canal Acquisition Proposal or any other Person who shall have made a Canal Acquisition Proposal within 90 days of such Person's Canal Acquisition Proposal (any such other Person, a "Canal Alternative Person")) or such Canal Acquisition Proposal (or a Canal Acquisition Proposal with the Person making such Canal Acquisition Proposal or an affiliate thereof or with a Canal Alternative Person or an affiliate thereof) is otherwise consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement; or

          (d) (i) Seagram shall terminate this Agreement pursuant to Section 6.2(2) as a result of a breach by a Vivendi Party, Sofiee or Canal of
     Section 4.4(a)(ii) or (ix) or Section 4.4(c) or (ii) Seagram, Vivendi or Canal shall terminate this Agreement pursuant to Section 6.2(4) and, at the time of such termination, the condition set forth in Section 5.1(h) or
     Section 5.3(c) shall not have been satisfied or the Regulatory Approvals listed in Part B of Schedule G shall not have been obtained;

then in the case of a termination specified in clauses (a), (b) or (c) Vivendi shall pay to Seagram $800 million (the "Vivendi Fee") less any amount paid pursuant to Section 6.3(2)(e) below or in the case of a termination specified in clause (d) $50 million. Such payment shall be due (A) in the case of a termination specified in clause (a) or clause (d), within one Business Day after written notice of termination by Seagram or (B) in the case of a termination specified in clause (b) or clause (c), on the date of execution of such agreement or, if earlier, consummation of such transaction. Vivendi shall not be obligated to make more than one payment pursuant to the foregoing provisions of this Section 6.3(2).

          (e) either Seagram, Vivendi or Canal shall terminate this Agreement pursuant to Section 6.2(3)(f) and Vivendi is not obligated to pay the Vivendi Fee at the time of termination, Vivendi shall reimburse Seagram for all of its Expenses in immediately available funds to an account designated by Seagram up to a maximum reimbursement of $25 million. Such reimbursement shall be due within one Business Day after this Agreement is terminated.

     Section 6.4. Remedies. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties (subject to Section 6.2(5) above).

                                   ARTICLE 7

                                    GENERAL

     Section 7.1. Notices. All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given and received
(i) on the date of delivery, if delivered personally or (ii) upon confirmation of transmission by the sender's fax machine, if delivered by facsimile, in each case addressed to the particular party at:

        (a) If to a Vivendi Party, at:

            Vivendi S.A.
            42, avenue de Friedland
            75380 Paris Cedex 08
            France
            Attention: Guillaume Hannezo
            Telecopier No.: 33-1-71-71-14-14

            with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019-7475
            Attention: Faiza J. Saeed
            Telecopier No.: (212) 474-3700

            Bredin Prat
            130, rue du Faubourg Saint-Honore
            75008 Paris
            France
            Attention: Jean-Francois Prat
            Telecopier No.: 31-1-42-89-10-73

            Blake, Cassels & Graydon LLP
            Box 25, Commerce Court West
            199 Bay Street, 28th Floor
            Toronto, Ontario
            Canada M5L 1A9
            Attention: Alan Bell
            Telecopier No.: (416) 863-2653

        (b) If to Seagram at:

            The Seagram Company Ltd.
            c/o Joseph E. Seagram & Sons, Inc.
            375 Park Avenue
            New York, NY 10152
            Attention: Brian C. Mulligan
            Telecopier No.: (212) 572-8980

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017-3954
            Attention: John G. Finley
                       Brian M. Stadler
             Telecopier No.: (212) 455-2502

             Gide Loyrette Nouel
             6, Cours Albert 1er
             75008 Paris
             France
             Attention: Youssef Djehane
             Telecopier No.: 33-1-43-59-37-79

             Osler Hoskin & Harcourt
             1 First Canadian Place
             P.O. Box 50
             Toronto, Ontario
             Canada M5X 1B8
             Attention: Clay Horner
             Telecopier No.: (416) 862-6666

        (c) If to Canal at:

            Canal Plus S.A.
            85/89 Quai Andre-Citroen
            75711 Paris Cedex 15
            France
            Attention: Pierre Lescure
                       Marc-Andre Feffer
            Telecopier No.: 33-1-40-60-70-50

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            41, Avenue de Friedland
            75008 Paris
            France
            Attention: Laurent Cohen-Tanugi
            Telecopier No.: 01-45-63-66-37

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

     Section 7.2. Assignment. No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

     Section 7.3. Binding Effect. This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder.

     Section 7.4. Waiver and Modification. Seagram, on the one hand, and Vivendi on its behalf and on behalf of the Vivendi Parties, Sofiee and Canal, on the other hand, may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

     Section 7.5. Further Assurances. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

     Section 7.6. Expenses. (1) Subject to Section 6.3, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

     (2) Seagram represents and warrants to Vivendi that, except for amounts to be paid to those financial advisers referred to in Section 3.1(c)(iii) by Seagram, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from Seagram or any subsidiary of Seagram in connection with the transactions contemplated hereby or by the Arrangement.

     Section 7.7. Press Releases. Vivendi, Canal and Seagram agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable best efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable best efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly the news release in the agreed form with respect to this Arrangement as soon as practicable following the execution of this Agreement. Vivendi, Canal and Seagram also agree to consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals or other regulatory approvals and in seeking any third party consents under leases, joint ventures or other agreements.

     Section 7.8. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

     Section 7.9. Time of Essence. Time shall be of the essence in this Agreement.

     Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement as of the date first written above.

                                          VIVENDI S.A.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name:  Jean-Marie Messier
                                              Title: Chairman & Chief Executive
                                              Officer

                                          3744531 CANADA INC.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name:  Jean-Marie Messier
                                              Title: Authorized Signing Officer

                                          CANAL PLUS S.A.

                                          By: /s/ PIERRE LESCURE
                                            ------------------------------------
                                              Name:  Pierre Lescure
                                              Title: Chief Executive Officer

                                          SOFIEE S.A.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name:  Jean-Marie Messier
                                              Title: Authorized Signing Officer

                                          THE SEAGRAM COMPANY LTD.

                                          By: /s/ EDGAR BRONFMAN, JR.
                                            ------------------------------------
                                              Name:  Edgar Bronfman, Jr.
                                              Title: President & Chief Executive
                                              Officer

                                   SCHEDULE G

                              REGULATORY APPROVALS

PART A -- CANADA

     - expiration or earlier termination of the waiting period under Part IX of the Competition Act (Canada) and receipt of an advance ruling certificate ("ARC") pursuant to the Competition Act (Canada) or, in the alternative to an ARC, a no action letter from the Commissioner of Competition

     - determination by the Minister of Industry and the Minister of Canadian Heritage under the Investment Canada Act and applicable policies that the Arrangement is of "net benefit to Canada" for purposes of such Act on terms and conditions satisfactory to Vivendi, acting reasonably

     - exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure, including nue propriete and safe income transactions and exemption from the court under Section 204 of the CBCA for safe income transactions

     - conditional approval for the listing of the Exchangeable Shares on The Toronto Stock Exchange

PART B -- FRANCE

     - approval of the COB to the publication of the Vivendi Circular and of the COB and PSE to the listing of the additional Vivendi Shares to be issued on the Effective Date and related matters

     - the filing of a registration statement issued in connection with the transactions related to the Arrangement with the COB and the approval
       (visa) of such registration statement by the COB

PART C -- UNITED STATES

     - expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976

     - effectiveness of the registration statement on Form F-4, in which each of the Seagram Circular, the Canal Circular and the Vivendi Circular will be included as a prospectus, regarding the Vivendi Securities related thereto

     - compliance with the applicable requirements of U.S. state blue sky laws

     - any other compliance with any applicable requirements of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, each as amended

     - approval of the NYSE or NASDAQ for the listing of the Vivendi ADSs, to be issued on the Effective Date and to be provided from time to time upon exchange of the Exchangeable Shares or the exercise of the Seagram Options (subject to notice of issuance)

PART D -- EU/GENERAL

     - confirmation by way of a decision from the Commission of the European Union under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Sofiee Merger and the transactions contemplated by this Agreement and any matters arising therefrom are compatible with the common market

     - compliance with other laws regulating competition, antitrust, investment or exchange controls (as appropriate) on terms and conditions satisfactory to Vivendi and Canal, acting reasonably, or Vivendi and Canal obtaining confirmation on terms satisfactory to it that the transactions referred to in this Agreement or any matter relating thereto will not be referred to such authorities

                                   SCHEDULE I

                           VIVENDI/CANAL TRANSACTIONS

The Vivendi Parties, Sofiee and Canal agree that they shall implement the Vivendi/Canal Transactions as follows:

- General. The Vivendi/Canal Transactions shall be implemented in a manner consistent with the steps described on the following pages, subject to any modifications to the terms of the following bullet points and any material modifications to the terms of the attached charts to which each of Seagram, Vivendi and Canal reasonably agree in writing, provided that in no event shall the Vivendi/Canal Transactions be implemented in a manner that will prevent the exchange of Seagram Shares for Vivendi ADSs from constituting a transaction described under Section 351 of the Code. Upon implementation of these steps, Vivendi/Sofiee will directly or indirectly hold 100% of Canal's current French and international (including the U.S.) non-regulated business (as described below) and 49% of Canal's current French regulated business (as described below).

- Separation of Canal's Business. The Vivendi/Canal Transactions shall result in a separation of Canal's existing business (the "Existing Business") into two entities (the "Separation"), one of which (Canal) will operate the French and international (including the U.S.) non-regulated business (the "Non-Regulated Business") and another of which will operate the French regulated business. Annex I to this Schedule I describes the contracts and other assets to be retained by the entity that will hold the regulated business (the "Regulated Business"). It is intended that the Regulated Business will not constitute a material portion of the value of the Existing Business.

- Regulated Business. The Regulated Business will be limited in scope in accordance with the following parameters (and the Vivendi/Canal Agreements will contain appropriate provisions to implement such parameters):

     (i) As of the Effective Time, the sole source of revenue (other than exceptions that are de minimis in the aggregate) of the Regulated Business will be fee income receivable from the Non-Regulated Business pursuant to the Vivendi/Canal Agreements ("Fee Income");

     (ii) All rights relating to the ownership of existing brands of the Existing Business shall be transferred to the Non-Regulated Business in connection with the Separation (including the Canal+ brand but excluding any brands relating solely to the Regulated Business), and all customer relationships of the Existing Business as of immediately prior to the consummation of the Separation shall be transferred to the Non-Regulated Business in connection with the Separation;

     (iii) Immediately after giving effect to the Separation, the pro forma EBIT of the Regulated Business for the year ending on the date of consummation of the Separation is intended to be approximately Euro 50.0 million (and in any event shall be no less than Euro 47.0 million and no greater than Euro 53.0 million);

     (iv) Following consummation of the Separation, it is not anticipated that the Regulated Business will in the future derive revenues from sources other than the Fee Income, other than exceptions that are de minimis in the aggregate; and

     (v) As of the consummation of the Separation, the annual projected EBIT of the Regulated Business (based upon reasonable assumptions of Vivendi and Canal) is intended to be approximately Euro 50.0 million (and in any event shall be no less than Euro 47.0 million and no greater than Euro 53.0 million), plus 2.5% per year for each year beginning with the second year following consummation of the Separation.

- Liabilities. The liabilities of the Existing Business shall be separated in a manner reasonably acceptable to all parties in conformity with the separation of assets and operations described above (with any liabilities of the Existing Business relating in any material respect to both the Regulated and Non-Regulated Businesses being split between such businesses on an allocable basis reasonably acceptable to all parties) and applicable Law.

- Control. Following consummation of the Separation, Vivendi shall retain actual control of the Regulated Business to the maximum extent permitted under applicable French Law (including the maximum permissible board representation), and in any event Vivendi's control of the Regulated Business shall be at least equal to the level of its current actual control of Canal.

- Sale of Library. In the event that the Regulated Business determines in the future to sell its library of rights (the "Library"), the Non-Regulated Business will have the option to acquire the Library for a purchase price equal to the amount of Fee Income paid to the Regulated Business by the Non-Regulated Business for the one year period ending on the date of consummation of such sale of the Library.

- Other Terms and Conditions. The conditions to the consummation of the Vivendi/Canal Transactions shall be limited solely to the receipt of the shareholder approvals and Regulatory Approvals set forth in Sections 5.1(d) and 5.1(j), respectively, of this Agreement, including the other conditions specified in the attached chart, and to the extent not otherwise specifically provided for in this Agreement, the terms of the Vivendi/Canal Transactions shall otherwise be reasonably acceptable to Seagram (and the Vivendi Parties, Sofiee and Canal agree to implement each of the Vivendi/Canal Transactions on terms reasonably acceptable to Seagram).

- Exchange Ratios. The Vivendi Shareholders will receive in Step 2 one share of Sofiee for each share of Vivendi that they hold (the "Sofiee Exchange Ratio"). The Canal shareholders will receive in Step 62 shares of Vivendi/Sofiee for each share of Canal they hold (the "Canal Exchange Ratio").

                                                                         ANNEX B

                          FORM OF PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

                                   ARTICLE 1

                                 INTERPRETATION

     1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

          "Adjustment Fraction" means (i) if the Aggregate Number of Exchangeable Shares exceeds the Maximum Number of Exchangeable Shares, the fraction the numerator of which is the Maximum Number of Exchangeable Shares and the denominator of which is the Aggregate Number of Exchangeable Shares or (ii) if the Aggregate Number of Exchangeable Shares is equal to or less than the Maximum Number of Exchangeable Shares, one;

          "Affiliate" has the meaning ascribed thereto in the Securities Act;

          "Aggregate Number of Exchangeable Shares" means the greatest whole number of Exchangeable Shares equal to the product of the number of Exchangeable Elected Shares and the Exchange Ratio;

          "Arrangement" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Merger Agreement or Article 6 or made at the direction of the Court;

          "Arrangement Resolution" means the special resolution of the Seagram Shareholders, to be substantially in the form and content of Schedule B annexed to the Merger Agreement;

          "Articles of Arrangement" means the articles of arrangement of Seagram in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

          "Average Market Price" means the amount (rounded to the nearest one hundredth of a cent) equal to the average of the Daily Market Price for each trading day during the Measuring Period, with each such Daily Market Price converted into U.S. dollars at the noon buying rate in New York City on the applicable trading day for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York;

          "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York City, New York and France, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, in New York City, New York or in France under applicable laws;

          "Canadian Resident" means a resident of Canada for purposes of the ITA and includes a partnership any member of which is a resident of Canada for purposes of the ITA;

          "CBCA" means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Date;

          "Certificate" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

          "Court" means the Superior Court of Justice (Ontario);

          "Current Market Price" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Custody Agreement" means the custody agreement to be made among Vivendi, Vivendi Universal Exchangeco and the Custodian in connection with this Plan of Arrangement substantially in the form and content of Schedule C annexed to the Merger Agreement, with such changes thereto as the parties to the Merger Agreement, acting reasonably, may agree;

          "Custodian" means the Person acting from time to time as custodian under the Custody Agreement;

          "Daily Market Price" means, for any trading day during the Measuring Period, the amount equal to the per share closing price of Vivendi Shares on the PSE, as published by the SBF-Bourse de Paris for such trading day;

          "Depositary" means -- at its offices set out in the Letter of Transmittal and Election Form;

          "Director" means the Director appointed pursuant to section 260 of the CBCA;

          "Dissent Rights" has the meaning ascribed thereto in section 3.1;

          "Dissenting Shareholder" means a holder of Seagram Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

          "Dividend Amount" means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Vivendi Universal Holdings from such holder;

          "Effective Date" means the date shown on the Certificate;

          "Effective Time" means 12:01 a.m. (Toronto time) on the Effective
     Date;

          "Election Deadline" means 5:00 p.m. (Toronto time) at the place of deposit on the date which is three Business Days prior to the Seagram Meeting Date;

          "Exchange Ratio" means the number (rounded to the nearest one ten-thousandth) determined by dividing (i) U.S.$77.35 by (ii) the Average Market Price; provided, however, that if the Average Market Price is equal to or greater than U.S.$124.3369, the Exchange Ratio shall be .6221, and if the Average Market Price is equal to or less than U.S.$96.6875, the Exchange Ratio shall be .8000;

          "Exchangeable Elected Shares" means any Seagram Common Share (other than a Seagram Common Share held by Vivendi or any affiliate thereof) that the holder thereof shall have elected in accordance with section 2.3, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Vivendi Universal Exchangeco under the Arrangement for a fraction of an Exchangeable Share equal to the product of the Exchange Ratio and the Adjustment Fraction and certain ancillary rights;

          "Exchangeable Shares" means the non-voting exchangeable shares in the capital of Vivendi Universal Exchangeco, having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

          "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

          "Exchange Trust Agreement" means the exchange trust agreement to be made among Vivendi, Vivendi Universal Exchangeco and the Trustee in connection with this Plan of Arrangement substantially in the form and content of Schedule D annexed to the Merger Agreement, as amended pursuant to the terms of the Exchange Trust Agreement;

          "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

          "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          "Holders" means (a) when used with reference to the Seagram Common Shares, the holders of such shares shown from time to time in the register maintained by or on behalf of Seagram in respect thereof and (b) when used with reference to Seagram Options and Seagram SARs means the holders thereof from time to time;

          "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.3 of the Merger Agreement;

          "ITA" means the Income Tax Act (Canada), as amended;

          "Letter of Transmittal and Election Form" means the letter of transmittal and election form for use by holders of Seagram Common Shares, in the form accompanying the Seagram Circular;

          "Liquidation Amount" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Liquidation Call Purchase Price" has the meaning ascribed thereto in section 5.1(a);

          "Liquidation Call Right" has the meaning ascribed thereto in section 5.1(a);

          "Liquidation Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Market Price" means the amount equal to average closing sale prices of Vivendi Shares on the PSE, as published by SBF -- Paris Bourse SA, during the Measuring Period, converted into U.S. dollars at the noon buying rate in New York City on each trading day during the Measuring Period for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York;

          "Maximum Number of Exchangeable Shares" means 97,000,000 Exchangeable Shares;

          "Measuring Period" means the 20 consecutive trading days on the PSE ending on the third complete trading day prior to the Effective Date;

          "Merger Agreement" means the merger agreement made as of June 19, 2000 among Vivendi (by a predecessor corporation), Seagram and the other parties thereto, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

          "Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

          "PSE" means the Paris Bourse;

          "Redemption Call Purchase Price" has the meaning ascribed thereto in section 5.2(a);

          "Redemption Call Right" has the meaning ascribed thereto in section 5.2(a);

          "Redemption Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Redemption Price" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Replacement Option" has the meaning ascribed thereto in section
     2.2(d);

          "Replacement SAR" has the meaning ascribed thereto in section 2.2(e);

          "Seagram" means The Seagram Company Ltd., a corporation existing under the CBCA;

          "Seagram Circular" means the notice of the Seagram Meeting and accompanying management proxy circular, including all appendices thereto, to be sent to Seagram Shareholders in connection with the Seagram Meeting;

          "Seagram Common Shares" means the outstanding common shares in the capital of Seagram;

          "Seagram Meeting" means the special meeting of Seagram Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

          "Seagram Meeting Date" means the date of the Seagram Meeting;

          "Seagram Options" means the stock options to purchase Seagram Common Shares granted under the Seagram Stock Plans;

          "Seagram SARs" means any stock appreciation rights issued under any Seagram Stock Plan;

          "Seagram Shareholders" means the holders of Seagram Common Shares;

          "Seagram Stock Plans" means the Seagram 1983 Stock Appreciation Right and Stock Unit Plan, the Seagram Stock Plan for Non-Employee Directors, the Seagram 1988 Stock Option Plan, the Seagram 1992 Stock Incentive Plan and the Seagram 1996 Stock Incentive Plan, in each case as amended to the date of the Merger Agreement;

          "Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended;

          "Transfer Agent" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Transfer Agreement" means the transfer agreement to be made between Vivendi and the Custodian pursuant to which Vivendi will transfer the Vivendi Voting Rights to the Custodian;

          "Trustee" means the trustee chosen by Vivendi and Seagram, acting reasonably, to act as trustee under the Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Exchange Trust Agreement;

          "Vivendi" has the meaning ascribed thereto in the Merger Agreement;

          "Vivendi ADRs" means the American depositary receipts of Vivendi, each evidencing one Vivendi ADS;

          "Vivendi ADS Adjustment Ratio" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Vivendi ADS Consideration" has the meaning ascribed thereto in the Exchangeable Share Provisions;

          "Vivendi ADSs" means the American depositary shares of Vivendi, each representing one Vivendi Share;

          "Vivendi Universal Exchangeco" means Vivendi Universal Exchangeco Inc., a corporation existing under the CBCA and being a subsidiary of Vivendi Holdings;

          "Vivendi Universal Holdings" means Vivendi Universal Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and wholly owned, directly or indirectly, by Vivendi through any number of entities, each of which is a disregarded entity for U.S. federal income tax purposes;

          "Vivendi Shares" means the ordinary shares in the capital of Vivendi, nominal value Euro 5.50; and

          "Vivendi Voting Right" means an "action en nue propriete" under French law, which, among other things, represents one vote on the same basis and in the same circumstances as one Vivendi Share.

     1.2 Interpretation not Affected by Headings, etc. The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement (including the Appendices hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

     1.3 Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender include all genders.

     1.4 Date for any Action. In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

                                   ARTICLE 2

                                  ARRANGEMENT

     2.1 Binding Effect. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Seagram, (ii) Vivendi,
(iii) Vivendi Universal Holdings, (iv) Vivendi Universal Exchangeco, (v) all holders and all beneficial owners of Seagram Common Shares, (vi) all holders of Seagram Options, Replacement Options, Seagram SARs and Replacement SARs and
(vii) all holders and all beneficial owners of Exchangeable Shares from time to time.

     2.2 Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order (except that the transfer of shares pursuant to section 2.2(b) and the entering into of the Exchange Trust Agreement pursuant to section 2.2(c) shall occur and shall be deemed to occur simultaneously) without any further act or formality:

          (a) each Seagram Common Share, other than (i) the Exchangeable Elected Shares, (ii) Seagram Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the Seagram Common Shares held by them and (iii) Seagram Common Shares held by Vivendi or any affiliate thereof which shall not be exchanged under this Arrangement and shall remain outstanding as Seagram Common Shares held by Vivendi or any affiliate thereof, will be transferred by the holder thereof, without any act or formality on its part, to Vivendi Universal Holdings in exchange for that number of fully paid and non-assessable Vivendi ADSs equal to the Exchange Ratio (subject to section 4.4), and the name of each such holder will be removed from the register of holders of Seagram Common Shares and added to the register of holders of Vivendi ADSs and Vivendi Universal Holdings will be recorded as the registered holder of such Seagram Common Shares and will be deemed to be the legal and beneficial owner thereof;

          (b) each Exchangeable Elected Share will be transferred by the holder thereof, without any act or formality on its part, to Vivendi Universal Exchangeco in exchange for (i) that number of fully paid and non-assessable Exchangeable Shares equal to the product of the Exchange Ratio and the Adjustment Fraction (subject to section 4.4), and the name of each such holder will be removed from the register of holders of Seagram Common Shares and added to the register of holders of Exchangeable Shares and Vivendi Universal Exchangeco will be recorded as the registered holder of such Seagram Common Shares and will be deemed to be the legal and beneficial owner thereof and (ii) that number of fully paid and non-assessable Vivendi Voting Rights equal to the number of Exchangeable Shares issued pursuant to the foregoing clause (i), which Vivendi Voting Rights Vivendi shall transfer to the Custodian in accordance with the terms of the Transfer Agreement (which Transfer Agreement is being entered into concurrently with the transfer of the Exchangeable Elected Shares and the exchange described in this section 2.2(b)) for and on behalf of the holders of the Exchangeable Shares issued pursuant to the foregoing clause (i), and, coincident with such transfer to the Custodian, Vivendi, Vivendi Universal Exchangeco and the Custodian shall enter into the Custody Agreement;

          (c) coincident with the transfer of Exchangeable Elected Shares to Vivendi Universal Exchangeco, Vivendi, Vivendi Universal Exchangeco and the Trustee will enter into the Exchange Trust Agreement and all rights of holders of Exchangeable Shares under the Exchange Trust Agreement shall be received by them as part of the property receivable by them under section 2.2(b) in exchange for the Exchangeable Elected Shares so transferred;

          (d) each Seagram Option outstanding at the Effective Time will be exchanged for an option from Vivendi or Seagram (with, in the case of an option from Seagram for holders other than holders subject to tax under the ITA, a guarantee of performance by Vivendi, including all obligations of Seagram to deliver Vivendi ADSs thereunder), as Vivendi may determine, (a "Replacement Option") to purchase the number of Vivendi ADSs equal to the product of the Exchange Ratio multiplied by the number of Seagram Common Shares that may be purchased as if such Seagram Option were exercisable and exercised immediately prior to the Effective Time. Such Replacement Option shall provide for an exercise price per Vivendi ADS equal to the exercise price per Seagram Common Share of such Seagram Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest cent in the case of holders subject to tax under the ITA and rounded off to the nearest cent for all other holders). If the foregoing calculation results in the total Replacement Options of any particular holder thereof being exercisable for a fraction of a Vivendi ADS, then the number of Vivendi ADSs subject to such holder's total Replacement Options shall be
     (i) rounded down to the next whole number of Vivendi ADSs and the total exercise price for such Replacement Options will be reduced by the exercise price of the fractional Vivendi ADS in the case of holders subject to tax under the ITA and (ii) rounded up to the nearest whole Vivendi ADS for all other holders. Subject to the foregoing provisions of this section 2.2(d) and section 4.4(p) of the Merger Agreement and the changes contemplated thereby, the term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such Seagram Option and any document or agreement previously evidencing such Seagram Option shall, until changed in accordance with such Replacement Option, evidence and be deemed to evidence such Replacement Option; and

          (e) each Seagram SAR outstanding at the Effective Time will be exchanged for a stock appreciation right from Vivendi or Seagram (with, in the case of a stock appreciation right from Seagram for holders other than holders subject to tax under the ITA, a guarantee of performance by Vivendi, including all obligations of Seagram to deliver cash or Vivendi ADSs, as appropriate, thereunder), as Vivendi may determine, (a "Replacement SAR") in respect of the number of Vivendi ADSs equal to the product of the Exchange Ratio multiplied by the number of Seagram Common Shares that were the subject of the Seagram SAR immediately prior to the Effective Time. Such Replacement SAR shall provide for an exercise price (if any) per Vivendi ADS equal to the exercise price per Seagram Common Share of such Seagram SAR immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest cent in the case of holders subject to tax under the ITA and rounded off to the nearest cent for all other holders). If the foregoing calculation results in the total Replacement SARs of any particular holder thereof being exercisable for a fraction of a Vivendi ADS, then the number of Vivendi ADSs subject to such holder's Replacement SAR shall be (i) rounded down to the next whole number of Vivendi ADSs and the total exercise price for such Replacement SARs will be reduced by the exercise price of the fractional Vivendi ADS in the case of holders subject to tax under the ITA and (ii) rounded up to the nearest whole Vivendi ADS for all other holders. Subject to the foregoing provisions of this section 2.2(e) and section 4.4(p) of the Merger Agreement, the term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Replacement SAR will be the same as the terms and conditions of such Seagram SAR and any document or agreement previously evidencing such Seagram SAR shall, until changed in accordance with such Replacement SAR evidence and be deemed to evidence such Replacement SAR.

     2.3 Elections. (a) Each Person who, at or prior to the Election Deadline, is a holder of record of Seagram Common Shares and who is either a Canadian Resident that holds such shares on its own behalf or who holds such shares on behalf of a Person who is a Canadian Resident will be entitled, with respect to all or a portion of such shares, to make or deliver an election at or prior to the Election Deadline to receive Exchangeable Shares or Vivendi ADSs, or a combination thereof, in exchange for such holder's Seagram Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form.

     (b) Each beneficial owner of Seagram Common Shares who is a Canadian Resident, other than any such owner who is exempt from tax under the ITA or is a partnership all of the members of which who are Canadian Residents are also exempt from tax under the ITA, and who has validly elected, or for whom the holder of record has validly elected on such owner's behalf to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if such beneficial owner is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of its Seagram Common Shares to Vivendi Universal Exchangeco by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Seagram Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by Vivendi Universal Exchangeco and returned to such beneficial owner of Seagram Common Shares within 30 days after the receipt thereof by the Depositary for filing with the Canada Customs and Revenue Agency (or the applicable provincial taxing authority). Vivendi Universal Exchangeco will not be responsible for the proper completion of any election form and, except for Vivendi Universal Exchangeco's obligation to return duly completed election forms which are received by the Depositary within 90 days of the Effective Date, within 30 days after the receipt thereof by the Depositary, Vivendi Universal Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a beneficial owner of Seagram Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Vivendi Universal Exchangeco may choose to sign and return an election form received more than 90 days following the Effective Date, but Vivendi Universal Exchangeco will have no obligation to do so.

     2.4 Adjustments to Exchange Ratio. The Exchange Ratio and the Maximum Number of Exchangeable Shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Vivendi ADSs, Vivendi Shares or Seagram Common Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Vivendi ADSs, Vivendi Shares or Seagram Common Shares occurring after the date of the Merger Agreement and prior to the Effective Time; provided, however, that no such adjustment to the Exchange Ratio or the Maximum Number of Exchangeable Shares shall be made in connection with the Vivendi/Canal Transactions (as defined in the Merger Agreement).

                                   ARTICLE 3

                               RIGHTS OF DISSENT

     3.1 Rights of Dissent. Holders of Seagram Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the "Dissent Rights") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Seagram not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Seagram Meeting. Holders of Seagram Common Shares who duly exercise such rights of dissent and who:

          (a) are ultimately determined to be entitled to be paid fair value for their Seagram Common Shares, shall be deemed to have transferred such Seagram Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to Seagram and such shares shall be cancelled as of the Effective Time; or

          (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Seagram Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Seagram Common Shares who did not make a valid election to receive Exchangeable Shares and shall receive Vivendi ADSs on the basis determined in accordance with section 2.2;

but in no case shall Vivendi, Vivendi Universal Exchangeco, Vivendi Universal Holdings, Seagram, the Depositary or any other Person be required to recognize such Dissenting Shareholders as holders of Seagram Common Shares after the Effective Time and the names of such Dissenting Shareholders shall be deleted from the register of holders of Seagram Common Shares at the Effective Time.

                                   ARTICLE 4

                       CERTIFICATES AND FRACTIONAL SHARES

     4.1 Issuance of Certificates Representing Exchangeable Shares. At or promptly after the Effective Time, Vivendi Universal Exchangeco shall deposit with the Depositary, for the benefit of the holders of Exchangeable Elected Shares, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to section 2.2(b). Upon surrender (on or prior to the Election Deadline) to the Depositary of a certificate which immediately prior to the Effective Time represented Seagram Common Shares that, under the Arrangement, were exchanged for Exchangeable Shares, together with a duly completed Letter of Transmittal and Election Form and such additional documents, instruments and payments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any cash in lieu of fractional Exchangeable Shares pursuant to section 4.4), less any amounts withheld pursuant to section 4.7, and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Seagram Common Shares that is not registered in the transfer records of Seagram, a certificate representing the proper number of Exchangeable Shares may, subject to section 2.2, be issued to the transferee if the certificate representing such Seagram Common Shares is presented to the Depositary, on or prior to the Election Deadline, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer.

     4.2 Exchange of Certificates for Vivendi ADSs. At or promptly after the Effective Time, Vivendi Universal Holdings shall deposit with the Depositary, for the benefit of the holders of Seagram Common Shares who will receive Vivendi ADSs in connection with the Arrangement, Vivendi ADRs representing that number of whole Vivendi ADSs to be received by holders of Seagram Common Shares pursuant to section 2.2(a). Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Seagram Common Shares that, under the Arrangement, were transferred to Vivendi Universal Holdings in exchange for Vivendi ADSs pursuant to section 2.2(a), together with a duly completed Letter of Transmittal and Election Form and such additional documents, instruments and payments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, Vivendi ADRs representing that number (rounded down to the nearest whole number) of Vivendi ADSs which such holder has the right to receive (together with any dividends or distributions with respect to the Vivendi ADSs pursuant to section 4.3 and any cash in lieu of fractional Vivendi ADSs pursuant to section 4.4), less any amounts withheld pursuant to section 4.7, and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Seagram Common Shares which is not registered in the transfer records of Seagram, Vivendi ADRs representing the proper number of Vivendi ADSs may, subject to section 2.2, be issued to the transferee if the certificate representing such Seagram Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented one or more outstanding Seagram Common Shares that, under the Arrangement, were transferred to Vivendi Universal Holdings in return for Vivendi ADSs pursuant to section 2.2(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender
(i) Vivendi ADRs representing the Vivendi ADSs as contemplated by this section 4.2, (ii) a cash payment in lieu of any fractional Vivendi ADSs as contemplated by section 4.4 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to the Vivendi ADSs as contemplated by section 4.3, in each case less any amounts withheld pursuant to section 4.7.

     4.3 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to the Vivendi ADSs with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Seagram Common Shares, and no cash payment in lieu of fractional Vivendi ADSs shall be paid to any such holder pursuant to section 4.4, unless and until the holder of such certificate shall surrender such certificate in accordance with section 4.2. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (z) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Seagram Common Shares, without interest, (x) the amount of any cash payable in lieu of a fractional Vivendi ADS to which such holder is entitled pursuant to section 4.4, (y) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Vivendi ADSs to which such holder is entitled pursuant hereto and
(z) only to the extent not paid under clause (y), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Vivendi ADSs.

     4.4  No Fractional Shares.

     (a) No certificates representing fractional Exchangeable Shares or fractional Vivendi ADSs shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 or 4.2 and no dividend, stock split or other change in the capital structure of Vivendi Universal Exchangeco or Vivendi shall relate to any such fractional security and such fractional securities shall not entitle the owner thereof to exercise any rights as a securityholder of Vivendi Universal Exchangeco or Vivendi. In lieu of any such fractional Exchangeable Shares each Person otherwise entitled to a fractional interest in an Exchangeable Share will be entitled to receive a cash payment equal to such Person's pro rata portion (based on such Person's fractional interest in an Exchangeable Share) of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Exchangeable Shares to which all such Persons would otherwise be entitled. The Depositary will sell such Exchangeable Shares by private sale (including by way of sale through the facilities of any stock exchange upon which the Exchangeable Shares are then listed) as soon as reasonably practicable following the Effective Date. Subject to section 4.3, the aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Exchangeable Shares. In lieu of any such fractional Vivendi ADSs each Person otherwise entitled to a fractional interest in a Vivendi ADS will be entitled to receive a cash payment equal to such Person's pro rata portion (based on such Person's fractional interest in a Vivendi ADS) of the net proceeds after expenses received by the Depositary upon the sale of whole Vivendi ADSs representing an accumulation of all fractional interests in Vivendi ADSs to which all such Persons would otherwise be entitled. The Depositary will sell such Vivendi ADSs by private sale (including by way of sale through the facilities of any stock exchange upon which the Vivendi ADSs are then listed) as soon as reasonably practicable following the Effective Date. Subject to section 4.3, the aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among the Persons otherwise entitled to receive fractional interests in Vivendi ADSs.

     (b) A holder of an Exchangeable Share shall not be entitled to any fraction of a Vivendi ADS upon the exercise by Vivendi Universal Holdings of the Liquidation Call Right or the Redemption Call Right and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from Vivendi Universal Holdings on the designated payment date to the extent not paid by Vivendi Universal Exchangeco a cash payment equal to such fractional interest multiplied by the Current Market Price.

     4.5 Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Seagram Common Shares that were exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate any cash pursuant to section 4.4 and/or one or more certificates representing one or more Exchangeable Shares or one or more Vivendi ADSs (and any dividends or distributions with respect thereto) deliverable in accordance with section 2.2 and such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Exchangeable Shares or Vivendi ADSs are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Vivendi Universal Exchangeco, Vivendi (and their respective transfer agents) and the Depositary in such sum as Vivendi Universal Exchangeco, Vivendi or the Depositary may direct or otherwise indemnify Vivendi Universal Exchangeco, Vivendi and the Depositary in a manner satisfactory to Vivendi Universal Exchangeco, Vivendi and the Depositary against any claim that may be made against Vivendi Universal Exchangeco, Vivendi or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

     4.6 Extinction of Rights. Any certificate which immediately prior to the Effective Time represented outstanding Seagram Common Shares that were exchanged pursuant to section 2.2(a) that is not deposited with all other instruments required by section 4.2 on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of Vivendi Universal Holdings or Vivendi. On such date, Vivendi ADSs (and any cash in lieu of fractional interests in Vivendi ADSs, as provided in section 4.4) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Vivendi, together with all entitlements to dividends and distributions in respect thereof held for such former holder. None of Vivendi, Vivendi Universal Holdings or the Depositary shall be liable to any person in respect of any Vivendi ADSs or cash for fractional interests (or dividends or distributions in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     4.7 Withholding Rights. Vivendi, Vivendi Universal Holdings, Vivendi Universal Exchangeco, Seagram and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Seagram Common Shares, Vivendi ADSs or Exchangeable Shares such amounts as Vivendi, Vivendi Universal Holdings, Vivendi Universal Exchangeco, Seagram or the Depositary determines, acting reasonably, are required or permitted pursuant to section 116 of the ITA or any successor provision thereto to be deducted and withheld with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, the tax laws of France or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Vivendi, Vivendi Universal Holdings, Vivendi Universal Exchangeco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Vivendi, Vivendi Universal Holdings, Vivendi Universal Exchangeco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Vivendi, Vivendi Universal Holdings, Vivendi Universal Exchangeco or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5

            CERTAIN RIGHTS OF VIVENDI UNIVERSAL HOLDINGS TO ACQUIRE
                              EXCHANGEABLE SHARES

     5.1 Vivendi Universal Holdings Liquidation Call Right. In addition to Vivendi Universal Holdings' rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call

Right (as defined in the Exchangeable Share Provisions), Vivendi Universal Holdings shall have the following rights in respect of the Exchangeable Shares:

          (a) Vivendi Universal Holdings shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, pursuant to
     Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Vivendi or an affiliate of Vivendi) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Vivendi Universal Holdings to each such holder of an amount per Exchangeable Share (the "Liquidation Call Purchase Price") equal to the sum of (i) the Current Market Price of a Vivendi ADS (multiplied by the then current Vivendi ADS Adjustment Ratio) on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Vivendi Universal Holdings delivering or causing to be delivered to such holder the Vivendi ADS Consideration, plus (ii) any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Vivendi Universal Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Vivendi Universal Holdings on the Liquidation Date upon payment by Vivendi Universal Holdings to the holder of the Liquidation Call Purchase Price for each such Exchangeable Share and Vivendi Universal Exchangeco shall have no obligation to pay any Liquidation Amount to any holder of such Exchangeable Shares so purchased by Vivendi Universal Holdings.

          (b) To exercise the Liquidation Call Right, Vivendi Universal Holdings must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Vivendi Universal Exchangeco of Vivendi Universal Holdings' intention to exercise such right, at least 30 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other voluntary distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other involuntary distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Vivendi Universal Holdings has exercised the Liquidation Call Right forthwith after the earlier of (i) receipt of notice by the Transfer Agent from Vivendi Universal Holdings of its intention to exercise such right and (ii) the expiry of the period during which such right may be exercised by Vivendi Universal Holdings. If Vivendi Universal Holdings exercises the Liquidation Call Right, then on the Liquidation Date Vivendi Universal Holdings will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Liquidation Call Purchase Price.

          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Vivendi Universal Holdings shall deposit with the Transfer Agent, on or before the Liquidation Date, the aggregate number of Vivendi ADSs deliverable by Vivendi Universal Holdings upon exercise of such right and a cheque or cheques of Vivendi Universal Holdings payable at par at any branch of the bankers of Vivendi Universal Holdings representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7. Provided that Vivendi Universal Holdings has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving, without interest, such holder's proportionate part of the total Liquidation Call Purchase Price payable by Vivendi Universal Holdings upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Vivendi ADSs to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of Vivendi

     Universal Exchangeco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Vivendi Universal Holdings shall deliver to such holder, the Vivendi ADSs (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) to which the holder is entitled and a cheque or cheques of Vivendi Universal Holdings payable at par at any branch of the bankers of Vivendi Universal Holdings in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.7. If Vivendi Universal Holdings does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount payable by Vivendi Universal Exchangeco in connection with the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions.

     5.2 Vivendi Holdings Redemption Call Right. In addition to Vivendi Universal Holdings' rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Exchangeable Share Provisions), Vivendi Universal Holdings shall have the following rights in respect of the Exchangeable Shares:

          (a) Vivendi Universal Holdings shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by Vivendi Universal Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Vivendi or an affiliate of Vivendi) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Vivendi Universal Holdings to each such holder of an amount per Exchangeable Share (the "Redemption Call Purchase Price") equal to the sum of (i) the Current Market Price of a Vivendi ADS (multiplied by the then current Vivendi ADS Adjustment Ratio) on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Vivendi Universal Holdings delivering or causing to be delivered to such holder the Vivendi ADS Consideration, plus (ii) any Dividend Amount. In the event of the exercise of the Redemption Call Right by Vivendi Universal Holdings, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Vivendi Universal Holdings on the Redemption Date upon payment by Vivendi Universal Holdings to the holder of the Redemption Call Purchase Price for each such Exchangeable Share, and Vivendi Universal Exchangeco shall have no obligation to redeem, or to pay any Dividend Amount to any holder in respect of, such Exchangeable Shares so purchased by Vivendi Universal Holdings.

          (b) To exercise the Redemption Call Right, Vivendi Universal Holdings must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Vivendi Universal Exchangeco of Vivendi Universal Holdings' intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Vivendi Universal Holdings shall so notify the Transfer Agent and Vivendi Universal Exchangeco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Vivendi Universal Holdings has exercised the Redemption Call Right forthwith after the earlier of (i) receipt of notice by the Transfer Agent from Vivendi Universal Holdings of its intention to exercise such right and
     (ii) the expiry of the period during which such right may be exercised by Vivendi Universal Holdings. If Vivendi Universal Holdings exercises the Redemption Call Right, then on the Redemption Date Vivendi Universal Holdings will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per Exchangeable Share equal to the Redemption Call Purchase Price.

          (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Vivendi Universal Holdings shall deposit with the Transfer Agent, on or before the Redemption Date, the aggregate number of Vivendi ADSs deliverable by Vivendi Universal Holdings upon exercise of such right and a cheque or cheques of Vivendi Universal Holdings payable at par at any branch of the bankers of Vivendi Universal Holdings representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7. Provided that Vivendi Universal Holdings has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving, without interest, such holder's proportionate part of the total Redemption Call Purchase Price payable by Vivendi Universal Holdings upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Vivendi ADSs to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of Vivendi Universal Exchangeco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Vivendi Universal Holdings shall deliver to such holder, the Vivendi ADSs to which the holder is entitled and a cheque or cheques of Vivendi Universal Holdings payable at par at any branch of the bankers of Vivendi Universal Holdings in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.7. If Vivendi Universal Holdings does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price plus accrued and unpaid dividends payable by Vivendi Universal Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 6

                                   AMENDMENTS

     6.1 Amendments to Plan of Arrangement. (a) Seagram reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Vivendi, (iii) filed with the Court and, if made following the Seagram Meeting, approved by the Court and (iv) communicated to the Seagram Shareholders if and as required by the Court.

     (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Seagram at any time prior to the Seagram Meeting (provided that Vivendi shall have consented thereto) with or without any other prior notice or communication and if so proposed and accepted by the Persons voting at the Seagram Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

     (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Seagram Meeting shall be effective only if (i) it is consented to by each of Seagram and Vivendi and (ii) if required by the Court, it is consented to by the Seagram Shareholders voting in the manner directed by the Court.

     (d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Vivendi, provided that it concerns a matter which, in the reasonable opinion of Vivendi, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Exchangeable Shares, Vivendi ADSs, Replacement Options or Replacement SARs.

                                   ARTICLE 7

                               FURTHER ASSURANCES

     7.1 Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Merger Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

                                   APPENDIX 1
                           TO THE PLAN OF ARRANGEMENT

                          PROVISIONS ATTACHING TO THE
                             EXCHANGEABLE SHARES OF
                       VIVENDI UNIVERSAL EXCHANGECO INC.

     The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1

                                 INTERPRETATION

     1.1  For the purposes of these share provisions:

          "Adjustment Fraction" has the meaning set forth in the Plan of Arrangement;

          "Affiliate" has the meaning ascribed thereto in the Securities Act;

          "Arrangement" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement;

          "Board of Directors" means the board of directors of the Corporation;

          "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York City, New York and France, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, in New York City, New York or in France under applicable laws;

          "CBCA" means the Canada Business Corporations Act, as amended;

          "Canadian Dollar Equivalent" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

          (a) the Foreign Currency Amount; by

          (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is no available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

          "Common Shares" means the common shares in the capital of the Corporation;

          "Corporation" means Vivendi Universal Exchangeco Inc., a corporation existing under the CBCA;

          "Current Market Price" means, in respect of a Vivendi ADS on any date, the Canadian Dollar Equivalent of the average of the closing prices (if available) of Vivendi ADSs on the NYSE or NASDAQ during a period of 20 consecutive trading days ending on the third trading day before such date, as provided by Reuters for the symbol "o", or, if the Vivendi ADSs are not then listed on the NYSE or NASDAQ, the Canadian Dollar Equivalent of the average of the closing prices (if available) of Vivendi Shares on the principal exchange on which Vivendi Shares are then listed; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Vivendi ADSs or Vivendi Shares, as the case may be, during such period does not create a market which reflects the fair market value of a Vivendi ADS, then the Current Market Price of a Vivendi ADS shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

          "Custodian" means the Person acting from time to time as custodian under the Custody Agreement;

          "Custody Agreement" means the custody agreement to be made among Vivendi, the Corporation and the Custodian in connection with the Plan of Arrangement substantially in the form and content of

     Schedule C annexed to the Merger Agreement, as amended pursuant to the terms of the Custody Agreement;

          "Director" means the Director appointed pursuant to section 260 of the CBCA;

          "Dividend Amount" means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Vivendi Universal Holdings from such holder;

          "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

          "Exchangeable Shares" means the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

          "Exchangeable Share Voting Event" means any matter other than an Exempt Exchangeable Share Voting Event in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation and in respect of which the Board of Directors of the Corporation has received and included in the proxy materials sent to holders of Exchangeable Shares in respect of the meeting to consider such matter an opinion of an internationally recognized investment bank confirming that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the Vivendi ADSs is maintained for the holders of Exchangeable Shares (other than Vivendi and its affiliates);

          "Exchange Trust Agreement" means the exchange trust agreement to be made among Vivendi, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule D annexed to the Merger Agreement, as amended pursuant to the terms of the Exchange Trust Agreement;

          "Exempt Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve any change to, or in the rights of the holders of, the Exchangeable Shares, where such change would be required to maintain the economic equivalence of the Exchangeable Shares and the Vivendi ADSs and the Board of Directors of the Corporation has received and included in the proxy materials sent to holders of Exchangeable Shares in respect of the meeting to consider such matter an opinion of an internationally recognized investment bank confirming such economic equivalence after giving effect to such change;

          "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

          "Holders" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

          "Liquidation Amount" has the meaning ascribed thereto in section 5.1;

          "Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

          "Liquidation Date" has the meaning ascribed thereto in section 5.1;

          "Merger Agreement" means the merger agreement made as of June 19, 2000 among Vivendi (by a predecessor corporation), Seagram and the other parties thereto, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

          "NASDAQ" means The NASDAQ Stock Market and any successor exchange or market;

          "NYSE" means the New York Stock Exchange, Inc. and any successor exchange or market;

          "Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

          "Plan of Arrangement" means the plan of arrangement relating to the arrangement of Seagram under section 192 of the CBCA substantially in the form and content of Schedule F annexed to the Merger Agreement and any amendments or variations thereto made in accordance with section 6.1 of the Merger Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court;

          "Purchase Price" has the meaning ascribed thereto in section 6.3;

          "Redemption Call Purchase Price" has the meaning ascribed thereto in the Plan of Arrangement;

          "Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

          "Redemption Date" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7, which date shall be no earlier than the THIRTIETH anniversary of the date which is fourteen days prior to the Effective Date, unless:

             (a) there are fewer than [5% OF ACTUAL NUMBER OF EXCHANGEABLE SHARES TO BE ISSUED AS DETERMINED AS AT THE ELECTION DEADLINE AS DEFINED IN THE PLAN OF ARRANGEMENT] Exchangeable Shares outstanding (other than Exchangeable Shares held by Vivendi and its affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the thirtieth anniversary of the date which is fourteen days prior to the Effective Date as it may determine, upon at least 60 days' prior written notice to the holders of the Exchangeable Shares and the Trustee;

             (b) an Exchangeable Share Voting Event is proposed and (i) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, and (ii) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action;

             (c) an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action;

     provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

          "Redemption Price" has the meaning ascribed thereto in section 7.1;

          "Retracted Shares" has the meaning ascribed thereto in section 6.1(a);

          "Retraction Call Right" has the meaning ascribed thereto in section 6.1(c);

          "Retraction Date" has the meaning ascribed thereto in section 6.1(b);

          "Retraction Price" has the meaning ascribed thereto in section 6.1;

          "Retraction Request" has the meaning ascribed thereto in section 6.1;

          "Seagram" means The Seagram Company Ltd., a corporation existing under the CBCA;

          "Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended;

          "Support Agreement" means the support agreement to be made among Vivendi, Vivendi Universal Holdings and the Corporation in connection with the Plan of Arrangement substantially in the form and content of Schedule H annexed to the Merger Agreement, as amended pursuant to the terms of the Support Agreement;

          "Transfer Agent" means CIBC Mellon Trust Company or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

          "Trustee" means the trustee under the Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Exchange Trust Agreement;

          "Vivendi" has the meaning ascribed thereto in the Merger Agreement;

          "Vivendi ADS Adjustment Ratio" means the product of (i) one, subject to adjustment pursuant to section 11.3 and (ii) the reciprocal of the Adjustment Fraction;

          "Vivendi ADS Consideration" means, from time to time, the number of Vivendi ADSs resulting from multiplying one Vivendi ADS by the then current Vivendi ADS Adjustment Ratio;

          "Vivendi ADS Dividend Declaration Date" means the date on which dividends or distributions are declared on the Vivendi ADSs;

          "Vivendi ADSs" means the American depositary shares of Vivendi, each representing one Vivendi Share on the Effective Date;

          "Vivendi Universal Holdings" means Vivendi Universal Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and wholly owned, directly or indirectly, by Vivendi through any number of entities, each of which is a disregarded entity for U.S. federal income tax purposes;

          "Vivendi Universal Holdings Call Notice" has the meaning ascribed thereto in section 6.3;

          "Vivendi Preemptive Right" means any right arising from time to time in favour of a holder of a Vivendi Voting Right to acquire from Vivendi additional Vivendi Voting Rights;

          "Vivendi Shares" means the ordinary shares in the capital of Vivendi nominal value Euro 5.50; and

          "Vivendi Voting Right" means an "action en nue propriete" under French law, which, among other things, represents one vote on the same basis and in the same circumstances as one Vivendi Share.

          1.2 The division of these share provisions into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of these share provisions. The terms "hereof", "herein" and "hereunder" and similar expressions refer to these share provisions and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

          1.3 Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender include all genders.

          1.4 In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

                                   ARTICLE 2

                         RANKING OF EXCHANGEABLE SHARES

     2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.

                                   ARTICLE 3

                                   DIVIDENDS

     3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Vivendi ADS Dividend Declaration Date, declare a dividend or other distribution on each Exchangeable Share:

          (a) in the case of a cash dividend or distribution declared on the Vivendi ADSs, in an amount in cash equal to, and in the currency of, the cash dividend or distribution paid on each Vivendi ADS multiplied by the then current Vivendi ADS Adjustment Ratio or the Canadian Dollar Equivalent thereof on the Vivendi ADS Dividend Declaration Date;

          (b) in the case of a stock dividend or other distribution declared on the Vivendi ADSs to be paid in Vivendi ADSs,

          (i) if the one to one ratio between Vivendi Voting Rights and the Exchangeable Shares can be maintained because the Custodian will receive additional Vivendi Voting Rights for and on behalf of the holders of the Exchangeable Shares, (A) by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Vivendi ADSs to be paid on each Vivendi ADSs as a result of such stock dividend or other distribution plus (B) if the then current Vivendi ADS Adjustment Ratio is greater than one, such additional cash, securities or other consideration, if any, which together with the Exchangeable Shares issued or transferred in accordance with clause (A) will effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3.5) dividend or other distribution; or

          (ii) if the one to one ratio between Vivendi Voting Rights and the Exchangeable Shares cannot be maintained because the Custodian will not receive Vivendi Voting Rights for and on behalf of the holders of the Exchangeable Shares, in cash, securities or other consideration to effect a corresponding, contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3.5) dividend or other distribution after giving effect to the then current Vivendi ADS Adjustment Ratio; provided that no Exchangeable Shares, cash, securities or other consideration will be issued or transferred under clauses (i) or (ii) of this section 3.1(b) to the extent that in lieu of such stock dividend or other distribution the Corporation elects to effect a corresponding (which maintains the one to one ratio between Vivendi Voting Rights and the Exchangeable Shares) and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with section 3.5) subdivision of the outstanding Exchangeable Shares; or

          (c) in the case of a dividend or other distribution declared on the Vivendi ADSs in property other than cash or Vivendi ADSs, in such type and amount of property for each Exchangeable Share as is economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.5) the type and amount of property declared as a dividend or other distribution on each Vivendi ADS multiplied by the then current Vivendi ADS Adjustment Ratio, unless, in the case of an issuance by Vivendi of preferential subscription rights to holders of Vivendi ADSs entitling them to subscribe for additional Vivendi ADSs at less than the Current Market Price, an adjustment is made to the Vivendi ADS Adjustment Ratio pursuant to section 11.3.

     Such dividends or other distributions shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, out of authorized but unissued shares of the Corporation or through the subdivision of outstanding Exchangeable Shares, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends or other distributions referred to in this section 3.1.

     3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends or other distributions contemplated by section 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or other distribution represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the holder shall be issued or transferred in respect of any stock dividends or other distributions contemplated by section 3.1(b) and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or other distributions contemplated by sections 3.1(b) or (c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend or other distribution that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend or other distribution was payable.

     3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares under section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the Vivendi ADSs.

     3.4 If on any payment date for any dividends or other distributions declared on the Exchangeable Shares under section 3.1 the dividends or other distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or other distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or other distributions.

     3.5 The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of sections 3.1(b) and (c), and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

          (a) in the case of any stock dividend or other distribution payable in Vivendi ADSs, the number of Vivendi ADSs issued as a result of such stock dividend or other distribution in proportion to the number of Vivendi ADSs previously outstanding;

          (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi
     ADSs), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Vivendi ADS and the Current Market Price of a Vivendi ADS;

          (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Vivendi of any class other than Vivendi ADSs, any rights, options or warrants other than those referred to in section 3.5(b), any evidences of indebtedness of Vivendi or any assets of Vivendi), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Vivendi ADS and the Current Market Price of a Vivendi ADS;

          (d) in the case of any subdivision, redivision or change of the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs or the reduction, combination, consolidation or change of the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs or any amalgamation, merger, reorganization or other transaction affecting Vivendi ADSs, the effect thereof upon the then outstanding Vivendi ADSs;

          (e) in all such cases, the general taxation consequences of the relevant event to owners of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to such holders determined as if they had held Vivendi ADSs at the relevant time as a result of differing tax treatment under the laws of Canada, the United States and France (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of owners of Exchangeable Shares);

          (f) the then current Vivendi ADS Adjustment Ratio; and

          (g) the economic effects of changes in the Vivendi ADS Adjustment Ratio on a subsequent stock dividend of Exchangeable Shares paid on Exchangeable Shares.

                                   ARTICLE 4

                              CERTAIN RESTRICTIONS

     4.1 So long as any of the Exchangeable Shares is outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section 10.2:

          (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

          (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

          (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; or

          (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares or pursuant to the exercise of Seagram ACES (each as defined in the Merger Agreement).

     The restrictions in this section 4.1 shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared on and paid on Vivendi ADSs prior to the date of any such event referred to in this section 4.1 shall have been declared and paid on the Exchangeable Shares.

     4.2 Except upon a surrender of a Vivendi Voting Right to Vivendi Universal as provided in the Custody Agreement, any transfer of an Exchangeable Share shall be deemed also to constitute a transfer of the holder's interest in any accompanying Vivendi Voting Right. A holder shall also be deemed to have acknowledged and agreed that if it commences any formal proceeding before a court or regulatory body having jurisdiction in the matter alleging any rights to any economic entitlement as a result of its interest in any Vivendi Voting Rights accompanying such holder's Exchangeable Shares then all the Exchangeable Shares held by it shall be automatically redeemed and the provisions of Article 7 hereof shall apply mutatis mutandis provided that in such case the Redemption Date means the first date on which such proceedings are commenced.

                                   ARTICLE 5

                          DISTRIBUTION ON LIQUIDATION

     5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the "Liquidation Amount") equal to the sum of (i) the Current Market Price of a Vivendi ADS (multiplied by the then current Vivendi ADS Adjustment Ratio) on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder the Vivendi ADS Consideration, plus (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

     5.2 On or promptly after the Liquidation Date, and provided that the Liquidation Call Right has not been exercised by Vivendi Universal Holdings, the Corporation shall pay or cause to be paid to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of Vivendi ADSs (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time promptly after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust Corporation in Canada. Upon such deposit being made, the rights of the holders of such Exchangeable Shares after such deposit shall be limited to receiving, without interest, their proportionate part of the total Liquidation Amount so deposited for such Exchangeable Shares and all dividends and other distributions with respect to the Vivendi ADSs to which such holders are entitled with a record date on or after the Liquidation Date and before the time at which such holders become the holders of such Vivendi ADSs provided that a corresponding amount has not been received by such holders on their Exchangeable Shares (in each case less any amount withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for such Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total

Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Vivendi ADSs delivered to them or the custodian on their behalf.

     5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

                                   ARTICLE 6

                  RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

     6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Vivendi Universal Holdings of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the sum of (i) the Current Market Price of a Vivendi ADS (multiplied by the then current Vivendi ADS Adjustment Ratio) on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Vivendi ADS Consideration for each Exchangeable Share presented and surrendered by the holder, together with, (ii) on the designated payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Retraction Date. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto:

          (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

          (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that (i) the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and (ii) in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation and provided further that if the Retraction Date resulting from the foregoing is not a Tuesday or Friday then the Retraction Date shall be the nearest following Tuesday or Friday (or, if such Tuesday or Friday is not a Business Day, the Business Day preceding such Tuesday or Friday); and

          (c) acknowledging the overriding right (the "Retraction Call Right") of Vivendi Universal Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Vivendi Universal Holdings in accordance with the Retraction Call Right on the terms and conditions set out in section 6.3.

     6.2 Subject to the exercise by Vivendi Universal Holdings of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall deliver or cause to be delivered to such holder the Vivendi ADSs (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) to which such holder is entitled as a result of such Retraction Request and, on the designated payment date therefor, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of any dividends on the Retracted Shares for which the record date was prior to the Retraction Date and the payment date was after the Retraction Date (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Vivendi Holdings pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Vivendi Universal Holdings thereof and shall provide to Vivendi Universal Holdings a copy of the Retraction Request. In order to exercise the Retraction Call Right, Vivendi Universal Holdings must notify the Corporation of its determination to do so (the "Vivendi Universal Holdings Call Notice") within five Business Days of notification to Vivendi Universal Holdings by the Corporation of the receipt by the Corporation of the Retraction Request. If Vivendi Universal Holdings does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Vivendi Universal Holdings will not exercise the Retraction Call Right. If Vivendi Universal Holdings delivers the Vivendi Universal Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Vivendi Universal Holdings in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Vivendi Universal Holdings shall purchase from such holder and such holder shall sell to Vivendi Holdings on the Retraction Date the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the sum of (i) the Retraction Price per share, plus (ii) on the designated payment date therefor, to the extent not paid by the Corporation on or before the designated payment date therefor, any Dividend Amount. To the extent that Vivendi Universal Holdings pays the Dividend Amount in respect of the Retracted Shares, the Corporation shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares. Provided that Vivendi Universal Holdings has complied with section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Vivendi Universal Holdings does not deliver a Vivendi Universal Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

     6.4 The Corporation or Vivendi Universal Holdings, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of shareholders of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Vivendi ADSs (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation or Vivendi Universal Holdings, as applicable, in an amount equal to declared and unpaid dividends or the aggregate Dividend Amount, as the case may be, in payment of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such Vivendi ADSs and cheques on behalf of the Corporation or by Vivendi Universal Holdings, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

     6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Vivendi Universal Holdings shall thereafter be considered and deemed for all purposes to be a holder of the Vivendi ADSs delivered to it.

     6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes, after due enquiry, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Vivendi Universal Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with section 6.2 on a pro rata basis in proportion to the total number of Exchangeable Shares tendered for retraction and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7 and that Vivendi Universal Holdings has not exercised the Retraction Call Right with respect to the Retracted Shares, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to constitute notice by the holder to the Trustee instructing the Trustee to require Vivendi to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Vivendi to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Exchange Trust Agreement.

     6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Vivendi Universal Holdings shall be deemed to have been revoked.

                                   ARTICLE 7

              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

     7.1 Subject to applicable law, and provided Vivendi Universal Holdings has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than the Exchangeable Shares held by Vivendi or an affiliate of Vivendi) for an amount per share equal to the sum of (i) the Current Market Price of a Vivendi ADS (multiplied by the then current Vivendi ADS Adjustment Ratio) on the last Business Day prior to the Redemption Date (the "Redemption Price"), which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares the Vivendi ADS Consideration for each Exchangeable

Share held by such holder, together with (ii) the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

     7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Vivendi Universal Holdings under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Exchangeable Share Voting Event and an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by Vivendi Universal Holdings under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Corporation to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

     7.3 On or promptly after the Redemption Date and subject to the exercise by Vivendi Universal Holdings of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of the Corporation and such additional documents, instruments and payments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the register of shareholders of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of Vivendi ADSs (which securities shall be fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for and the full amount of such dividends on (except as otherwise provided in this section 7.3) the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares so deposited and all dividends and other distributions with respect to the Vivendi ADSs to which such holders are entitled with a record date on or after the Redemption Date and before the time at which such holders become the holders of such Vivendi ADSs provided that a corresponding amount has not been received by such holders on their Exchangeable Shares (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) without interest, against presentation and surrender of the certificates for such Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Vivendi ADSs delivered to them or the custodian on their behalf.

                                   ARTICLE 8

                           PURCHASE FOR CANCELLATION

     8.1 Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares and shall be entitled to pay and satisfy the purchase price through the issuance of Common Shares or any other shares ranking junior to the Exchangeable Shares or otherwise as the Corporation may determine.

     8.2 Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions of this section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares be issued at the expense of the Corporation.

                                   ARTICLE 9

                                 VOTING RIGHTS

     9.1 Except as required by applicable law and by Article 10, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 10

                             AMENDMENT AND APPROVAL

     10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

     10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 20% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 20% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then such meeting shall be adjourned and be reconvened on such date as is not less than five days thereafter and at such time and place as may be designated by the Chairman of such meeting. At such reconvened meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 11

              RECIPROCAL CHANGES, ETC. IN RESPECT OF VIVENDI ADSS

     11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Vivendi will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2:

          (a) issue or distribute Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to the holders of all or substantially all of the then outstanding Vivendi ADSs by way of stock dividend or other distribution, other than an issue of Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to holders of Vivendi ADSs who exercise an option to receive dividends in Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) in lieu of receiving cash dividends;

          (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Vivendi ADSs entitling them to subscribe for or to purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi
     ADSs); or

          (c) issue or distribute to the holders of all or substantially all of the then outstanding Vivendi ADSs:

             (i) securities of Vivendi of any class other than Vivendi ADSs (other than securities convertible into or exchangeable for or carrying rights to acquire Vivendi ADSs);

             (ii) rights, options or warrants other than those referred to in section 11.1(b);

             (iii) evidences of indebtedness of Vivendi; or

             (iv) assets of Vivendi,

unless the economic equivalent of such Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs), rights, options, warrants, securities, shares, evidences of indebtedness or other assets is (A) issued or distributed or otherwise provided simultaneously to, or (B) effected pursuant to section 11.3 for, holders of the Exchangeable Shares after giving effect to these share provisions; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

     11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Vivendi will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2:

          (a) subdivide, redivide or change the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs (except as contemplated in the Merger Agreement);

          (b) reduce, combine, consolidate or change the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs; or

          (c) reclassify or otherwise change the Vivendi ADSs or effect an amalgamation, merger, reorganization or other transaction affecting the Vivendi ADSs, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by and in accordance with the Merger Agreement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2.

     11.3 (a) Nothing in this Article 11 nor in the Support Agreement shall prohibit Vivendi from entering into a transaction or effecting an action that results in the issuance by Vivendi to holders of Vivendi ADSs of a preferential subscription right entitling them to subscribe for additional Vivendi ADSs; (b) Subject to any economic equivalence determination under Section 3.5 and these share provisions if and whenever at any time after the Effective Time Vivendi issues such a preferential subscription right that permits the purchase of Vivendi ADSs at less than the Current Market Price, then the directors of the Corporation may adjust the Vivendi ADS Adjustment Ratio in accordance with the following formula:

                               R1=R/((O+(C/M))/A)
where:

R1     =  the adjusted Vivendi ADS Adjustment Ratio
R      =  the Vivendi ADS Adjustment Ratio in effect immediately prior to the event giving rise to such adjustment
O      =  the number of Vivendi Shares outstanding immediately prior to the event giving rise to such adjustment
C      =  the aggregate consideration received by Vivendi in
          connection with the event giving rise to such adjustment
M      =  the Current Market Price immediately prior to the record date or if not applicable the effective date of the event
          giving rise to such adjustment
A      =  the number of Vivendi Shares outstanding immediately after the event giving rise to such adjustment

All such adjustments shall be cumulative and made successively whenever an event referred to in this section 11.3 shall occur.

                                   ARTICLE 12

    ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT AND CUSTODY AGREEMENT

     12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Vivendi, Vivendi Universal Holdings and the Corporation with all provisions of the Support Agreement and the Custody Agreement applicable to Vivendi, Vivendi Universal Holdings and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

     12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

          (a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder;

          (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

          (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13

                    LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

     13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Custody Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right, and the Retraction Call Right, and the Exchange Trust Agreement (including the provisions with respect to the exchange right and automatic exchange thereunder).

     13.2 Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Vivendi Universal Holdings, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Vivendi Universal Holdings as therein provided.

     13.3 The Corporation, Vivendi Universal Holdings, Vivendi and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, Vivendi Universal Holdings, Vivendi or the Transfer Agent determines, acting reasonably, are required or permitted pursuant to the provisions of section 116 of the Income Tax Act (Canada) or any successor provision thereto to be deducted and withheld with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, the tax laws of France or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Vivendi Universal Holdings, Vivendi and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, Vivendi Universal Holdings, Vivendi or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Vivendi Universal Holdings, Vivendi or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 14

                                    NOTICES

     14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

     14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

     14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

                                   ARTICLE 15

                 DISCLOSURE OF INTERESTS IN EXCHANGEABLE SHARES

     15.1 The Corporation shall be entitled to require any holder of an Exchangeable Share or any Person who the Corporation knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of "equity shares" of Seagram) under section 101 of the Securities Act or as would be required under similar United States or French laws if the Exchangeable Shares were Vivendi ADSs or Vivendi Shares.

                                   ARTICLE 16

                              NO FRACTIONAL SHARES

     16.1 A holder of an Exchangeable Share shall not be entitled to any fraction of a Vivendi ADS upon the exchange or purchase of such holder's Exchangeable Shares pursuant to Articles 5, 6 and 7 and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from the Corporation or Vivendi Universal Holdings as the case may be on the designated payment date a cash payment equal to such fractional interest multiplied by the Current Market Price.

                                   SCHEDULE A

                               RETRACTION REQUEST

               [TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To: Vivendi Universal Exchangeco Inc. ("Vivendi Universal Exchangeco") and
    Vivendi Universal Holdings Company ("Vivendi Universal Holdings")

     This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Shares of Vivendi Universal Exchangeco represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies Vivendi Universal Exchangeco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Vivendi Universal Exchangeco redeem in accordance with Article 6 of the Share
Provisions:

     [ ]  all share(s) represented by this certificate; or

     [ ]  share(s) only represented by this certificate.

     The undersigned hereby notifies Vivendi Universal Exchangeco that the
Retraction Date shall be             .

NOTE: The Retraction Date must be a Business Day and must not be less than 10
      Business Days nor more than 15 Business Days after the date upon which this notice is received by Vivendi Universal Exchangeco. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Vivendi Universal Exchangeco. If the Retraction Date resulting from the foregoing is not a Tuesday or Friday, then the Retraction Date shall be the nearest following Tuesday or Friday (or if such Tuesday or Friday is not a Business Day, the Business Day preceding such Tuesday or Friday).

     The undersigned acknowledges the overriding Retraction Call Right of Vivendi Universal Holdings to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Vivendi Universal Holdings in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in section 6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Vivendi Universal Holdings, may be revoked and withdrawn by the undersigned only by notice in writing given to Vivendi Universal Exchangeco at any time before the close of business on the Business Day immediately preceding the Retraction Date.

     The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Vivendi Universal Exchangeco is unable to redeem all Retracted Shares and provided that Vivendi Universal Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Exchange Trust Agreement) so as to require Vivendi to purchase the unredeemed Retracted Shares.

     The undersigned hereby represents and warrants to Vivendi Universal Holdings and Vivendi Universal Exchangeco that the undersigned:

        [ ]  is

        (select one)

        [ ]  is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT, IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX

MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

     The undersigned, hereby represents and warrants to Vivendi Universal Holdings and Vivendi Universal Exchangeco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Vivendi Universal Holdings or Vivendi Universal Exchangeco, as the case may be, free and clear of all liens, claims and encumbrances.

----------  -------------------------   -----------------------
  (Date)    (Signature of Shareholder)  (Guarantee of Signature)

[ ] Please check box if the certificates for Vivendi ADSs and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Vivendi Universal Exchangeco and the certificates for Vivendi ADSs and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:
------------------------------

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print):
--------------------------------------------------------------------------------

Street Address or P.O. Box:
--------------------------------------------------------------------------------

Signature of Shareholder:
--------------------------------------------------------------------------------

City, Province and Postal Code:
-------------------------------------------------------------------------------

Signature Guaranteed by:
--------------------------------------------------------------------------------

     NOTE: If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Vivendi Universal Exchangeco represented by this certificate will be issued and registered in the name of the shareholder as it appears, on the register of Vivendi Universal Exchangeco, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

                                                                         ANNEX C

                           FORM OF SUPPORT AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the      day of                , 2000.

AMONG:

        VIVENDI S.A.,
        a corporation existing under the laws of France (hereinafter referred to as "Vivendi", as such term is modified in section 1.1 of the Merger Agreement),

                                        - and -

        VIVENDI UNIVERSAL HOLDINGS COMPANY,
        an unlimited liability company existing under the laws of Nova Scotia (hereinafter referred to as "Vivendi Universal Holdings"),

                                        - and -

        VIVENDI UNIVERSAL EXCHANGECO INC.,
        a corporation existing under the laws of Canada
        (hereinafter referred to as "Vivendi Universal Exchangeco"),

     WHEREAS in connection with a merger agreement (the "Merger Agreement") made as of June 19, 2000 among Vivendi (by a predecessor corporation), Seagram and the other parties thereto, Vivendi Universal Exchangeco is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of securities of Seagram under the plan of arrangement (the "Arrangement") contemplated by the Merger Agreement;

     AND WHEREAS under the Merger Agreement Vivendi, Vivendi Universal Holdings and Vivendi Universal Exchangeco are required to execute a support agreement substantially in the form of this Agreement;

     NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1. Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Seagram, unless the context requires otherwise.

     1.2. Interpretation Not Affected by Headings. The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

     1.3. Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

     1.4. Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York City, New York and France, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, New York City, New York or France under applicable laws.

                                   ARTICLE 2

                              COVENANTS OF VIVENDI

     2.1. Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Vivendi or its affiliates are outstanding, Vivendi will:

          (a) not take any action that will result in the declaration or payment of any dividend or other distribution on the Vivendi ADSs unless (i) Vivendi Universal Exchangeco shall simultaneously declare or pay, as the case may be, a dividend or other distribution economically equivalent thereto (as provided for in the Share Provisions) on the Exchangeable Shares and Vivendi Universal Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend or other distribution on the Exchangeable Shares, or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend Vivendi Universal Exchangeco effects a corresponding and contemporaneous and economically equivalent (as determined in accordance with section 2.7(d)) subdivision of the outstanding Exchangeable Shares and Vivendi Universal Exchangeco shall have sufficient authorized but unissued securities available to enable the subdivision;

          (b) advise Vivendi Universal Exchangeco sufficiently in advance of the declaration by Vivendi of any dividend or other distribution on Vivendi ADSs and take all such other actions as are reasonably necessary, in co-operation with Vivendi Universal Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for a dividend or other distribution on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for such dividend or other distribution on the Vivendi ADSs, or (ii) the record date, if any, and effective date for the subdivision referred to in section 2.1(a) shall be the same as the record date and payment date for such dividend or other distribution on the Vivendi ADSs;

          (c) ensure that the record date for any dividend or other distribution declared on the Vivendi ADSs is not less than 10 Business Days after the declaration date of such dividend or other distribution;

          (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Vivendi Universal Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Vivendi or its affiliates) upon the liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Vivendi Universal Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Vivendi Universal Exchangeco to cause to be delivered Vivendi ADSs to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions and cash in respect of declared and unpaid dividends;

          (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Vivendi Universal Holdings, in accordance with applicable law, pay or otherwise to perform its obligations arising upon the exercise of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Vivendi Universal Holdings to deliver or to cause to be delivered Vivendi ADSs to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

          (f) not (and will ensure that Vivendi Universal Holdings or any of its affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and

     Vivendi will not permit Vivendi Universal Holdings or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Vivendi Universal Exchangeco or any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding-up its affairs.

     2.2. Segregation of Funds. Vivendi will cause Vivendi Universal Exchangeco to deposit a sufficient amount of funds in a separate account of Vivendi Universal Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Vivendi Universal Exchangeco to pay dividends or other distributions when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

     2.3. Vivendi ADSs. Vivendi hereby represents, warrants and covenants in favour of Vivendi Universal Exchangeco and Vivendi Universal Holdings that Vivendi has issued and/or reserved for issuance free from preemptive and other rights such number of Vivendi ADSs (or securities redeemable into such number of Vivendi ADSs), or if the Vivendi ADSs are reclassified or changed into other securities as contemplated by section 2.7, it will issue and/or reserve for issuance such number of other securities (or securities convertible into such number of other securities), as is equal to the product of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the Vivendi ADS Adjustment Ratio so as to enable and permit Vivendi Universal Holdings to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, with respect to the transfer and delivery of Vivendi ADSs and to enable and permit Vivendi Universal Exchangeco to meet its respective obligations hereunder, under the Exchange Trust Agreement and under the Share Provisions.

     2.4. Notification of Certain Events. In order to assist Vivendi to comply with its obligations hereunder and to permit Vivendi Universal Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Vivendi Universal Exchangeco will notify Vivendi and Vivendi Universal Holdings of each of the following events at the time set forth below:

          (a) in the event of any determination by the Board of Directors of Vivendi Universal Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Vivendi Universal Exchangeco or to effect any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days before the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

          (b) promptly, upon the earlier of receipt by Vivendi Universal Exchangeco of notice of and Vivendi Universal Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Vivendi Universal Exchangeco or to effect any other distribution of the assets of Vivendi Universal Exchangeco among its shareholders for the purpose of winding up its affairs;

          (c) immediately, upon receipt by Vivendi Universal Exchangeco of a Retraction Request;

          (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

          (e) as soon as practicable upon the issuance by Vivendi Universal Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Seagram Common Shares under the Arrangement).

     2.5. Delivery of Vivendi ADSs to Vivendi Universal Exchangeco and Vivendi Universal Holdings. In furtherance of its obligations under sections 2.1(d) and
(e), upon notice from Vivendi Universal Exchangeco or Vivendi Universal Holdings of any event that requires Vivendi Universal Exchangeco or Vivendi Universal Holdings to cause to be delivered Vivendi ADSs to any holder of Exchangeable Shares, Vivendi shall forthwith issue and deliver or cause to be delivered to Vivendi Universal Exchangeco or Vivendi Universal Holdings (unless Vivendi Universal Exchangeco or Vivendi Universal Holdings already has sufficient Vivendi ADSs) the requisite number of Vivendi ADSs to be received by and issued to, or to the order of, the former holder of the surrendered Exchangeable Shares, as Vivendi Universal Exchangeco or Vivendi Universal Holdings shall direct. All such Vivendi ADSs shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

     2.6. Qualification of Vivendi ADSs. If any Vivendi ADSs (or other securities into which Vivendi ADSs may be reclassified or changed as contemplated by section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any French, Canadian or United States federal, provincial, state, territorial securities or other law or regulation or under the rules and regulations of any securities or other regulatory authority or the fulfillment of any other French, United States or Canadian legal requirement before such securities (or such other securities) may be issued and delivered to the holder of surrendered Exchangeable Shares or in order that such securities (or such other securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Vivendi for purposes of Canadian provincial or territorial securities laws or an "affiliate" of Vivendi for purposes of United States federal or state securities law or the equivalent thereof under applicable French laws or stock exchange or regulatory requirements), Vivendi will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Vivendi ADSs (or such other securities) to be and remain duly registered, qualified or approved under French, United States and/or Canadian laws, as the case may be. Vivendi will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Vivendi ADSs (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Vivendi ADSs (or such other shares or securities) have been listed by Vivendi and remain listed and are quoted or posted for trading at such time.

     2.7. Economic Equivalence. So long as any Exchangeable Shares not owned by Vivendi or its affiliates are outstanding:

          (a) Vivendi will not without prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

             (i) issue or distribute Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to the holders of all or substantially all of the then outstanding Vivendi ADSs by way of stock dividend or other distribution, other than an issue of Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) to holders of Vivendi ADSs who exercise an option to receive dividends in Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs) not issued at a discount and without financial preference to the corresponding cash dividend in lieu of receiving cash dividends;

             (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Vivendi ADSs entitling them to subscribe for or to purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs); or

             (iii) issue or distribute to the holders of all or substantially all of the then outstanding Vivendi ADSs (A) securities of Vivendi of any class other than Vivendi ADSs (other than securities convertible into or exchangeable for or carrying rights to acquire Vivendi ADSs),
        (B) rights, options or warrants other than those referred to in section 2.7(a)(ii), (C) evidences of indebtedness of Vivendi or (D) assets of Vivendi,

     unless the economic equivalent of such Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi
     ADSs) rights, options, warrants, securities, shares, evidences of indebtedness or other assets is (A) issued or distributed or otherwise provided simultaneously to, or (B) effected pursuant to section 11.3 of the Share Provisions for, holders of the Exchangeable Shares after giving effect to the Share Provisions; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

          (b) Vivendi will not without the prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

             (i) subdivide, redivide or change the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs (except as contemplated in the Merger Agreement); or

             (ii) reduce, combine, consolidate or change the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs; or

             (iii) reclassify or otherwise change the Vivendi ADSs or effect an amalgamation, merger, reorganization or other transaction affecting Vivendi ADSs,

     unless an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Vivendi in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

          (c) Vivendi will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Vivendi (with contemporaneous notification thereof by Vivendi to Vivendi Universal Exchangeco).

          (d) The Board of Directors of Vivendi Universal Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Vivendi and the holders of Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Vivendi Universal Exchangeco to be relevant, be considered by the Board of Directors of Vivendi Universal Exchangeco:

             (i) in the case of any stock dividend or other distribution payable in Vivendi ADSs, the number of Vivendi ADSs issued as a result of such stock dividend or other distribution in proportion to the number of Vivendi ADSs previously outstanding;

             (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Vivendi ADSs (or securities exchangeable for or convertible into or carrying rights to acquire Vivendi ADSs), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Vivendi ADS and the Current Market Price of a Vivendi ADS;

             (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Vivendi of any class other than Vivendi ADSs, any rights, options or warrants other than those referred to in section 2.7(d)(ii), any evidences of indebtedness of Vivendi or any assets of Vivendi), the relationship between the fair market value (as determined by the Board of Directors of Vivendi Universal Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Vivendi ADS and the Current Market Price of a Vivendi ADS;

             (iv) in the case of any subdivision, redivision or change of the then outstanding Vivendi ADSs into a greater number of Vivendi ADSs or the reduction, combination, consolidation or change of the then outstanding Vivendi ADSs into a lesser number of Vivendi ADSs or any amalgamation, merger, reorganization or other transaction affecting Vivendi ADSs, the effect thereof upon the then outstanding Vivendi ADSs; and

             (v) in all such cases, the general taxation consequences of the relevant event to owners of Exchangeable Shares to the extent that such consequences may differ from the taxation conse-quences to such holders determined as if they had held Vivendi ADSs at the relevant time as a result of differing tax treatment under the laws of Canada, the United States and France (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of owners of Exchangeable Shares);

             (vi) to take into account the then current Vivendi ADS Adjustment Ratio (except in respect of a cash dividend referred to in section 3.1(a) of the Share Provisions or a dividend or other distribution in property other than cash or Vivendi ADSs referred to in section 3.1(c) of the Share Provisions); and

             (vii) the economic effects of changes in the Vivendi ADS Adjustment Ratio on a subsequent stock dividend of Exchangeable Shares paid on Exchangeable Shares.

          (e) Vivendi Universal Exchangeco agrees that, to the extent required, upon due notice from Vivendi, Vivendi Universal Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Vivendi Universal Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Vivendi ADSs and Exchangeable Shares as provided for in this section 2.7.

          (f) Vivendi agrees that its board of directors will not propose to Vivendi's shareholders the liquidation of Vivendi such that an amount may become payable in respect of the Vivendi Voting Rights.

     2.8. Tender Offers. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Vivendi and its affiliates):

          (a) No tender offer, share exchange offer, take-over bid or similar transaction with respect to Vivendi ADSs or Vivendi Shares (an "Offer") will be proposed or recommended by Vivendi or the Board of Directors of Vivendi or otherwise effected with the consent or approval of the Board of Directors of Vivendi unless the holders of Exchangeable Shares (other than Vivendi and its affiliates) participate in such Offer to the same extent and on an economically equivalent basis as the holders of Vivendi ADSs, without discrimination. Without limiting the generality of the foregoing, neither Vivendi nor the Board of Directors of Vivendi will approve or recommend any Offer or take any action in furtherance of an Offer unless the holders of Exchangeable Shares may participate in such Offer without being required to retract Exchangeable Shares as against Vivendi Universal Exchangeco.

          (b) No issuer bid or similar transaction for outstanding Vivendi ADSs or Vivendi Shares shall be proposed or recommended by Vivendi or the Board of Directors of Vivendi or otherwise effected with the consent or the approval of the Board of Directors of Vivendi unless a substantially contemporaneous take-over bid (the "Bid") is made by Vivendi Universal Holdings for an equivalent percentage of the outstanding Exchangeable Shares (other than those held by Vivendi and its affiliates) on the same or economically equivalent terms. Without limiting the generality of the foregoing, neither Vivendi nor the Board of Directors of Vivendi will approve or recommend any Bid or take any action in furtherance of a Bid unless the holders of Exchangeable Shares may participate in such Bid without being required to retract Exchangeable Shares as against Vivendi Universal Exchangeco.

     2.9. Ownership of Outstanding Shares. Vivendi covenants and agrees in favour of Vivendi Universal Exchangeco that, without the prior approval of Vivendi Universal Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, as long as any outstanding Exchangeable Shares are owned by any Person other than Vivendi or any of its affiliates, Vivendi will be and remain the direct and/or indirect beneficial owner of all issued and outstanding voting shares in the capital of Vivendi Universal Exchangeco and Vivendi Universal Holdings.

     2.10. Vivendi and Affiliates not to Vote Exchangeable Shares. Vivendi covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Vivendi further covenants and agrees that it will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time under the Share Provisions or under the provisions of the CBCA (or any successor or other corporate statute by which Vivendi Universal Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

     2.11. Ordinary Market Purchases. For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Vivendi contained in section 2.8, shall limit the ability of Vivendi or its affiliates to make a "Rule 10b-18 Purchase" of Vivendi ADSs or Vivendi Shares under Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended or to make ordinary market purchases of Vivendi ADSs or Vivendi Shares in accordance with applicable laws and regulatory or stock exchange requirements.

     2.12. Stock Exchange Listing. Vivendi covenants and agrees in favour of Vivendi Universal Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than Vivendi or any of its affiliates, Vivendi will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange which is a prescribed stock exchange within the meaning of the Income Tax Act (Canada) and to ensure that Vivendi Universal Exchangeco remains a "public corporation" within the meaning of the Income Tax Act (Canada) and maintains a "substantial Canadian presence" within the meaning of the Income Tax Act (Canada) as in effect on the date of this Agreement.

     2.13. Delivery of Vivendi ADSs and Cash to Seagram. In the event that Vivendi determines pursuant to section 2.2 of the Plan of Arrangement that a Replacement Option or Replacement SAR (each as defined in the Plan of Arrangement) is to be an obligation of Seagram, upon notice from Seagram of any event that requires Seagram to deliver or cause to be delivered Vivendi ADSs or cash to any holder of a Replacement Option or Replacement SAR, Vivendi shall forthwith issue and deliver or cause to be delivered to Seagram (unless Seagram already has sufficient Vivendi ADSs or cash, as applicable) the requisite number of Vivendi ADSs or amount of cash to be received by and issued to, or to the order of, the former holder of the exercised Replacement Option or Replacement SAR, as Seagram shall direct. All such Vivendi ADSs shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. For the purposes of this section 2.13, Vivendi Universal Holdings shall hold the benefit of such provisions for Seagram and shall take all actions necessary to enforce same and the other parties hereto agree not to dispute the right of Vivendi Universal Holdings to so enforce.

                                   ARTICLE 3

                               VIVENDI SUCCESSORS

     3.1. Certain Requirements in Respect of Combination, Etc. Vivendi shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets or Vivendi Shares would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

          (a) such other Person or continuing corporation (the "Vivendi Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Vivendi Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Vivendi Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Vivendi under this Agreement;

          (b) in the event that Vivendi ADSs are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

          (c) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

     3.2.  Vesting of Powers in Successor.  Whenever the conditions of section
3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1(a) and thereupon the Vivendi Successor shall possess and from time to time may exercise each and every right and power of Vivendi under this Agreement in the name of Vivendi or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Vivendi or any officers of Vivendi may be done and performed with like force and effect by the directors or officers of such Vivendi Successor.

     3.3. Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings) with or into Vivendi, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings if all of the assets of such subsidiary are transferred to Vivendi or another wholly-owned direct or indirect subsidiary of Vivendi, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Vivendi (other than Vivendi Universal Exchangeco or Vivendi Universal Holdings) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

                                   ARTICLE 4

                                    GENERAL

     4.1. Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Vivendi and any of its affiliates.

     4.2. Changes in Capital of Vivendi and Vivendi Universal Exchangeco. At all times after the occurrence of any event contemplated under sections 2.7 and
2.8 or otherwise, as a result of which either Vivendi ADSs or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Vivendi ADSs or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

     4.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     4.4. Amendments, Modifications. Subject to sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions.

          (a) No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

     4.5. Ministerial Amendments. Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

          (a) adding to the covenants of any or all parties if the Board of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

          (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

          (c) making such changes or corrections which, on the advice of counsel to Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Vivendi Universal Exchangeco, Vivendi Universal Holdings and Vivendi shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

     4.6. Meeting to Consider Amendments. Vivendi Universal Exchangeco, at the request of Vivendi, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval under section 4.4. Any such meeting or meetings shall be called and held in accordance with the by-laws of Vivendi Universal Exchangeco, the Share Provisions and all applicable laws.

     4.7. Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

     4.8. Notices to Parties. All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

          Vivendi S.A.
          [          ]
          Paris, France

          Attention:
          Telecopier No.: 011 331

          with a copy (which shall not constitute notice) to:

          Bredin Prat
          130, rue du Faubourg Saint-Honore
          75008 Paris

          Attention:
          Telecopier No.: 01-43-59-70-01/01-45-63-14-07

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Plaza
          New York, NY 10019-7475

          Attention: Faiza Saeed, Esq.

          Telecopier No.: (212) 474-3700

          Blake, Cassels & Graydon LLP
          Box 25, Commerce Court West
          199 Bay Street
          Toronto, Ontario
          M5L 1A9

          Attention: Mr. Alan Bell

          Telecopier No.: (416) 863-2653

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

     4.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     4.10. Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     4.11. Attornment. Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Vivendi and Vivendi Universal Holdings hereby appoint Vivendi Universal Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          VIVENDI

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          VIVENDI UNIVERSAL HOLDINGS COMPANY

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          VIVENDI UNIVERSAL EXCHANGECO INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX D

                                OPTION AGREEMENT

                 OPTION AGREEMENT dated this 19th day of June, 2000.

                                 B E T W E E N:

VIVENDI S.A.,
a corporation existing under the laws of France
(hereinafter referred to as "VIVENDI"),

-and -

THE SEAGRAM COMPANY LTD.,
a corporation existing under the laws of Canada
(hereinafter referred to as "SEAGRAM"),

     WHEREAS Vivendi, Seagram and the other parties thereto have entered into a Merger Agreement dated as of the date hereof (the "MERGER AGREEMENT") which provides, upon the terms and subject to the conditions set forth therein, for the completion of an arrangement (the "ARRANGEMENT") involving Seagram and its securityholders;

     AND WHEREAS, unless the context otherwise requires, words and phrases used herein with initial capital letters and not otherwise defined herein shall have the meanings assigned to such words and phrases in the Merger Agreement;

     AND WHEREAS as a condition to Vivendi entering into the Merger Agreement, Vivendi has required that Seagram agree, and in order to induce Vivendi to enter into the Merger Agreement, Seagram has agreed, to grant Vivendi an option to purchase, in accordance with the terms and conditions of this Agreement, up to 86,862,212 newly issued Seagram Common Shares, provided that in no event will the number of shares for which this option is exercisable exceed 19.9% of the issued and outstanding Seagram Common Shares;

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE OPTION

     Section 1.1  Grant of Option.

     Subject to the terms and conditions set forth herein, Seagram hereby grants to Vivendi, subject to acceptance of the notice in respect of such option under
Section 19.06 of the General Bylaws of the Toronto Stock Exchange, an irrevocable option (the "OPTION") to purchase up to 86,862,212 newly issued Seagram Common Shares (the "OPTION SHARES") (provided that in no event will the number of shares for which this option is exercisable exceed 19.9% of the number of issued and outstanding Seagram Common Shares at the time of exercise without giving effect to any shares subject to or issued pursuant to the Option) in the manner set forth below at a purchase price (the "PURCHASE PRICE") per Option Share equal to U.S. $77.35 per Option Share. The number of Common Shares purchasable upon exercise of the Option and the Purchase Price are subject to adjustment as set forth in this Agreement. Subject to the parenthetical proviso in the first sentence hereof, in the event that any additional Common Shares are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 1.5 hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of Common Shares subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number, together with any

Common Shares previously issued pursuant to this Agreement, equals 19.9% of the number of Common Shares then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option.

     Section 1.2  Exercise of Option.

     (1) The Option may be exercised by Vivendi, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

     (2) An "EXERCISE EVENT" shall occur for purposes of this Agreement on the date on which Vivendi becomes unconditionally entitled to receive the Seagram Fee pursuant to Section 6.3(1) of the Merger Agreement.

     (3) The "TERMINATION DATE" shall occur for purposes of this Agreement upon the first to occur of any of the following:

          (a) the Effective Time;

          (b) the date on which the Option shall have been exercised in full; or

          (c) the date of termination of the Merger Agreement, unless, in the case of this clause (c), Vivendi has the right to receive the Seagram Fee either upon, or following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 30 Business Days following the time the Seagram Fee becomes unconditionally payable and (y) the expiration of the period in which Vivendi has such potential right to receive the Seagram Fee.

          Notwithstanding the termination of the Option, Vivendi shall be entitled to purchase those Option Shares with respect to which it shall have exercised the Option by delivery of an Exercise Notice (as defined below) prior to the Termination Date (subject to the other limitations set forth herein), and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Termination Date.

     (4) Subject to Section 5.1 hereof, in the event Vivendi is entitled to and wishes to exercise the Option, Vivendi shall send a written notice (an "EXERCISE NOTICE") to Seagram specifying the total number of Option Shares that Vivendi wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which Vivendi wishes to receive, the date (subject to the earlier of the satisfaction or waiver of the conditions set forth in Section 1.3) (the "CLOSING DATE") which shall be a Business Day not later than the tenth Business Day and not earlier than the second Business Day after delivery of such notice, and the place in New York City for the closing (the "CLOSING") of such purchase; provided, however, that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material law, statute, ordinance, rule or regulation (collectively, "LAWS"), and (ii) no material judgment, order, writ, injunction, ruling or decree of any Governmental Entity (collectively, "ORDERS") shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all consents, approvals, Orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods (collectively, "APPROVALS") and to comply with any such applicable Laws and (y) have any such Order vacated or reversed. In the event the Closing is delayed pursuant to clause (i) or (ii) of the immediately preceding sentence, the Closing shall be within ten Business Days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary Approval, as the case may be (so long as the Exercise Notice was delivered prior to the Expiration Date); provided, further, that, notwithstanding any prior Exercise Notice, Vivendi shall be entitled to rescind such Exercise Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Seagram. In the event (i) Vivendi receives official notice that an Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Approval has not been issued or granted within six months of the date of the Exercise Notice, Vivendi shall have the right to exercise its rights pursuant to Section 1.2(5) with respect to the Option Shares for which such Approval will not be issued or granted or has not been issued or granted.

     (5) Subject to Section 5.1 hereof, if at any time the Option is then exercisable pursuant to the terms of Section 1.2(l) hereof and notwithstanding whether the condition set forth in Section 1.3(l) shall have been fulfilled, Vivendi may elect, in lieu of exercising the Option to purchase Option Shares as provided in Section 1.2(4) hereof, to send a written notice to Seagram (a "CASH EXERCISE NOTICE") specifying a date not later than the tenth Business Day and not earlier than the second Business Day following the date such notice is given, on which date Seagram shall pay to Vivendi an amount in cash equal to the Spread (as defined below) multiplied by such number of Option Shares as Vivendi shall specify in the Cash Exercise Notice. As used herein, "SPREAD" shall mean the excess, if any, over the Purchase Price of the higher of (the "APPLICABLE PRICE"): (x) if applicable, the highest price per share (the "COMPETING PURCHASE PRICE") for Seagram Common Shares offered (and not subsequently withdrawn) or paid to Seagram shareholders in any Seagram Acquisition Proposal announced, proposed, offered or made after the date hereof and prior to the date of the Cash Exercise Notice; or (y) the simple average of the closing prices (the "CLOSING PRICE"), if any, of the Seagram Common Shares on the NYSE during the 20 trading days immediately prior to the date of the Cash Exercise Notice. If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of: (i) the fixed cash amount, if any, included in the Competing Purchase Price; and (ii) the fair market value of such other property. If such other property includes securities listed on an existing public trading market, the fair market value of such securities shall be deemed to be equal to the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice. If such other property includes something other than cash or securities listed on an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property as determined by an internationally recognized investment banking firm selected by Seagram and reasonably acceptable to Vivendi (the "VALUATION PROCEDURE"). For this purpose, the parties shall use their reasonable best efforts to cause any determination of the fair market value of such other property to be made within two Business Days after the date of delivery of the Cash Exercise Notice. Upon exercise of its right to receive the Spread pursuant to this Section 1.2(5), the obligations of Seagram to deliver Option Shares pursuant to Section 1.1 shall be terminated with respect to such number of Option Shares for which Vivendi shall have elected to be paid the Spread pursuant to the Cash Exercise Notice.

     To the extent that, upon or following the giving by Vivendi to Seagram of an Exercise Notice, Seagram is prohibited by Law or Order from delivering to Vivendi a certificate or certificates representing the number of Common Shares purchased by Vivendi, Seagram shall immediately so notify Vivendi in writing, and thereafter deliver or cause to be delivered, from time to time, to Vivendi the portion of the Option Shares that Seagram is no longer prohibited from delivering, within five business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Seagram in writing of such prohibition, Vivendi may, upon any time after receipt of such notification from Seagram, revoke in writing its Exercise Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Seagram shall promptly
(i) deliver to Vivendi that portion of the Option Shares that Seagram is not prohibited from delivering pursuant to the time periods set forth in Section 1.2(4); and (ii) deliver to Vivendi, as appropriate, with respect to the Option, a new Option Agreement evidencing the right of Vivendi to purchase that number of Common Shares for which the surrendered Option Agreement was exercisable at the time of giving the written notice of exercise referred to in Section 1.2(4). Notwithstanding anything to the contrary in this Agreement, the period for exercise of rights related to the Option set forth in Sections 1.2(1), 1.2(2) and 1.2(3) shall be extended, at the request of Vivendi, for a period not to exceed (180) days from the date that the Option would have terminated pursuant to Sections 1.2(1), 1.2(2) and 1.2(3) hereof or such shorter period necessary to permit the delivery of all the Option Shares subject to the exercise notice.

     Section 1.3  Conditions to Closing.

     The obligation of Seagram to deliver Option Shares upon any exercise of the Option is subject to the following conditions:

          (1) The Option Shares shall have been approved for listing on the NYSE (subject to notification of issuance) and the TSE (subject to satisfaction of customary conditions); provided, however, that Seagram and Vivendi agree that Seagram shall not be obligated to register the Option Shares under the 1933 Act or otherwise qualify the Option Shares for resale in the United States or Canada other than on the terms and subject to the conditions set forth in Section 3.2; and

          (2) The conditions to a Closing set forth in the first proviso contained in Section 1.2(4) hereof shall have been satisfied.

     The obligation of Seagram to pay the Spread under Section 1.2(5) shall only be subject to the conditions to a Closing set forth in the first proviso contained in Section 1.2(4) hereof having been satisfied.

     Section 1.4  Closings.

     (1) In the event of a Closing pursuant to Section 1.2(4), Seagram shall deliver to Vivendi a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified therein), and Vivendi shall purchase each such Option Share from Seagram at the Purchase Price.

     (2) If the Option should be exercised in part only, a new Option evidencing the rights of Vivendi thereof to purchase the balance of the shares purchasable hereunder shall be delivered by Seagram, and Vivendi shall deliver to Seagram this Agreement and a letter agreeing that Vivendi will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (3) In the event of a Closing pursuant to Section 1.2(5), Seagram shall deliver to Vivendi cash in the amount determined pursuant to Section 1.2(5), which payment shall be made by wire transfer of immediately available funds to a bank account designated by Vivendi; provided, however, that failure or refusal of Vivendi to designate such a bank account shall not relieve Seagram of its obligations to make such payment.

     (4) In the event of a Closing pursuant to Section 1.2(4), payment of the Purchase Price shall be made by wire transfer of immediately available funds to a bank account designated by Seagram; provided, however, that failure or refusal of Seagram to designate such a bank account shall not preclude Vivendi from exercising the Option.

     (5) Seagram shall pay all expenses and any and all federal, provincial, state and local transfer taxes and other similar charges that may be payable in connection with the preparation, issue and delivery of share certificates under this section in the name of Vivendi.

     (6) Certificates for Common Shares delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate may be subject to certain provisions of a stock option agreement between the registered holder hereof and The Seagram Company Ltd. and to resale restrictions arising under the U.S. Securities Act of 1933, as amended, the Securities Act (Ontario) and other Canadian securities legislation. A copy of such agreement is on file at the principal office of The Seagram Company Ltd. and will be provided to the holder hereof without charge upon receipt by The Seagram Company Ltd. of a written request therefor."

     It is understood and agreed that: (i) the respective references to the resale restrictions of the 1933 Act, the Securities Act and other Canadian securities legislation in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Vivendi shall have delivered to Seagram a copy of an opinion or opinions of counsel, in form and substance reasonably satisfactory to Seagram, to the effect that such legend is not required for the purposes of the 1933 Act, the Securities Act or any other Canadian securities legislation; (ii) the reference to the provisions to the Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as required by law.

     Section 1.5  Adjustments Upon Share Issuances, Changes in Capitalization,
Etc.

     (1) The number of Common Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 1.5 (other than in connection with an event for which adjustment is made pursuant to Section 1.1 of this Agreement). In the event of any change in the number of outstanding Seagram Common Shares by reason of a stock dividend, split-up, spin-off, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Seagram which would have the effect of diluting or otherwise diminishing Vivendi's rights hereunder, the type and number of shares or securities to be issued by Seagram upon exercise of the Option and the Purchase Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Vivendi shall receive upon exercise of the Option the number and class of shares and/or other securities and/or property that Vivendi would have received in respect of Seagram Common Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities or other property.

     For greater certainty, following any such transaction, Vivendi shall continue to be entitled (if otherwise entitled hereunder) to give a Cash Exercise Notice and be paid the Spread, determined in light of the Purchase Price, adjusted as aforesaid.

     (2) In the event that Seagram shall enter into an agreement (other than the Merger Agreement): (i) to consolidate with, amalgamate or merge, whether by plan of arrangement or otherwise, into any person, other than Canal, Vivendi or any of their respective affiliates, and shall not be the continuing or surviving corporation of such consolidation, amalgamation or merger; (ii) to permit any person, other than Canal, Vivendi or any of their respective affiliates, to merge into Seagram and Seagram shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Seagram Common Shares shall be changed into or exchanged for shares or other securities of Seagram or any other person or cash or any other property or the then outstanding Seagram Common Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Canal, Vivendi or any of their respective affiliates, then, and in each such case, proper provision shall be made in the agreements governing such transaction and the Option shall be adjusted so that, unless earlier exercised by Vivendi, Vivendi shall receive upon exercise of the Option, the percentage and class of shares and/or other securities and/or cash and/or property that Vivendi would have received in respect of Seagram Common Shares if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property, and the Purchase Price shall be adjusted appropriately. For greater certainty, following any such transaction, Vivendi shall continue to be entitled (if otherwise entitled hereunder) to give a Cash Exercise Notice and be paid the Spread, determined in light of the Purchase Price, adjusted as aforesaid.

     (3) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.5.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF SEAGRAM

     Seagram hereby represents and warrants to Vivendi as follows:

     Section 2.1  Authority Relative to This Agreement.

     Seagram has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seagram and the consummation by Seagram of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seagram are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Seagram and, assuming the due authorization, execution and delivery by Vivendi, constitutes the legal, valid and binding obligation of Seagram, enforceable against Seagram in accordance with its terms.

     Section 2.2  Authority to Issue Shares.

     Seagram has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Seagram shall take all necessary corporate action to authorize and reserve and permit it to issue all additional Seagram Common Shares or other securities which may be issued pursuant to this Agreement, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances of any nature whatsoever (other than as provided in this Agreement) and shall not be subject to any pre-emptive rights.

     Section 2.3  No Conflicts.

     The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any breach pursuant to any provision of the constituent documents of Seagram or any subsidiary of Seagram or result in any breach of any material loan or credit agreement, note, mortgage, indenture, lease, pension plan or other agreement or obligation of Seagram or any subsidiary of Seagram or their respective properties or assets.

     Section 2.4  No Avoidance.

     Seagram will not, by amendment to its articles or by-laws or through reorganization, consolidation, amalgamation, plan of arrangement, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Seagram.

                                   ARTICLE 3

                              COVENANTS OF SEAGRAM

     Section 3.1  Listing; Other Action.

     (1) As promptly as practicable following an Exercise Event, Seagram shall use all reasonable best efforts to cause the Option Shares to be approved for listing on the NYSE and the TSE, subject to notice of issuance, and shall provide prompt notice to the TSE of the issuance of each Option Share.

     (2) Seagram shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policy to consummate and make effective the transactions contemplated hereunder, including, without limitation, using all reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any government or regulatory authority; provided however, that Seagram shall not be obligated to register the Option Shares under the 1933 Act or otherwise qualify the Option Shares for resale in the United States or Canada other than on the terms and subject to the conditions set forth in Section 3.2.

     Section 3.2  Qualification

     (1) In the event that Vivendi shall desire to sell any of the Option Shares within one year after their receipt by Vivendi and requests in writing to Seagram that Seagram register such Option Shares under the 1933 Act or qualify such Option Shares for resale under applicable Canadian securities laws, unless in the opinion of counsel to Seagram (which opinion shall be reasonably satisfactory to Vivendi and its counsel) such registration under the 1933 Act or qualification under applicable Canadian securities laws is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Vivendi, Seagram shall cooperate with Vivendi and any underwriters in registering or qualifying of such Option Shares for resale, including, without limitation, promptly filing a registration statement and/or prospectus which complies with the requirements of applicable U.S. federal and state securities laws and/or Canadian federal, provincial and territorial securities laws, as the case may be, and entering into and complying with an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that Seagram shall not be required to file more than two registration statements which are declared effective and/or prospectuses hereunder and shall be entitled to delay the filing or effectiveness of any registration statement and/or prospectus for up to 120 days in any 12-month period if the offering would, in the judgment of the Board of Directors of Seagram, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of Seagram, acquisition or divestiture or any other material transaction involving Seagram or any of its subsidiaries. Vivendi agrees to use its reasonable best efforts to cause, and to use its reasonable best efforts to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement and/or prospectus to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 3% of the then-outstanding voting power of Seagram.

     (2) If Option Shares are registered or qualified pursuant to the provisions of this Section 3.2, Seagram agrees (i) to furnish copies of the registration statement and/or prospectus relating to the Option Shares covered thereby in such numbers as Vivendi may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Option Shares meeting the requirements of such securities laws, and to furnish Vivendi with such numbers of copies of the registration statement and prospectus, as amended or supplemented, as may reasonably be requested. Seagram shall bear the cost of the registration or qualification, including but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Seagram, and Vivendi shall pay the fees and disbursements of its counsel and the underwriting fees and commissions applicable to the Option Shares sold by Vivendi. Seagram shall indemnify and hold harmless Vivendi, its affiliates and their respective officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each registration statement or prospectus (or any amendment thereto) filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Seagram by Vivendi, its affiliates and its officers and other representatives expressly for use in any registration statement or prospectus (or any amendment thereto) filed pursuant to this paragraph. Seagram shall also indemnify and hold harmless each underwriter and each person who controls any underwriter against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in or omissions or alleged omissions from, each registration statement or prospectus (or any amendment thereto) filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Seagram by the underwriters expressly for use in any registration statement or prospectus (or any amendment thereto) filed pursuant to this Section 3.2.

                                   ARTICLE 4

                        REPRESENTATIONS, WARRANTIES AND
                              COVENANTS OF VIVENDI

     Section 4.1  Offering Restrictions.

     Until such time as Vivendi has requested that Seagram take such action as may be required by Section 3.2 to register the Option Shares for resale under the 1933 Act, Vivendi agrees to comply with the requirements of Regulation S promulgated under the 1933 Act, including but not limited to the following:

          (1) Vivendi shall not make any offer or sale of the Option Shares to a U.S. person or for the account or benefit of a U.S. person (within the meaning of Regulation S under the 1933 Act) during the 40 day period following issuance of the Option Shares;

          (2) All offering materials and documents used in connection with any offer or sale of the Option Shares during the 40 day period following issuance of the Option Shares shall include statements on the cover or inside cover page and in the underwriting or distribution section of any prospectus or offering circular and in any advertisement to the effect that the Option Shares have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons unless the Option Shares are so registered or an exemption from the registration requirements is available; and

          (3) Vivendi shall send written confirmation to any purchaser of the Option Shares during the 40 day period following the issuance of the Option Shares that the purchaser is subject to the foregoing restrictions on offers and sales of the Option Shares.

     Section 4.2  No Public Distribution.

     Vivendi hereby represents and warrants to Seagram that the Option is not being, and any Common Shares or other securities acquired by Vivendi upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under both the Securities Act and the 1933 Act and otherwise in compliance with applicable Law.

     Section 4.3  Other Restrictions.

     (a) The Option Shares may not be sold, assigned, transferred, or otherwise disposed of by Vivendi or any of its Affiliates except (i) in an underwritten public offering as provided in Section 3.2, (ii) to any purchaser who would not, to the knowledge of Vivendi after reasonable due inquiry, immediately following such sale, assignment, transfer or disposal, Beneficially Own (as defined in Rule 13d-3 under the Exchange Act) more than 3% of the then-outstanding voting power of Seagram or (iii) pursuant to a bona fide third party tender offer or exchange offer (A) that has been approved or recommended by a majority of the members of the Board of Directors of Seagram (which majority shall include a majority of directors who were directors as of the date hereof) or (B) if in the good faith judgment of Vivendi there is a reasonable possibility it would be, as a result of not tendering or exchanging, relegated to different consideration than would be available to those shareholders who did tender or exchange, taking into account any provisions thereof with respect to proration and any proposed second step or back-end transaction, provided in the case of this clause (B) that all conditions to such tender or exchange offer (other than the minimum tender or exchange condition) could reasonably be expected to be satisfied or waived at the scheduled expiration date and the minimum tender or exchange condition could reasonably be expected to be satisfied or waived at the scheduled expiration date for such offer even if Vivendi did not tender.

     (b) In connection with any vote or action by written consent of the shareholders of the Company relating to any matter, unless the Company otherwise consents in writing, Vivendi shall vote or act by written consent with respect to (and shall cause each of its Affiliates that Beneficially Own Voting Shares to vote or act by written consent with respect to) any Option Shares Beneficially Owned by it, at Vivendi's option, either proportionately on the same basis as the other holders of Seagram Common Shares so vote or as recommended by the Board of Directors of Seagram; provided, however, that Vivendi shall be entitled to vote its shares in its discretion (and not in such proportion or as so recommended) with respect to any transaction submitted to holders of Seagram Common Shares pursuant to which Option Shares Beneficially Owned by Vivendi or any of its Affiliates will not be entitled to receive (or will not be permitted to elect to receive on an equitable basis with the Seagram Common Shares held by all other shareholders), in such transaction, the same consideration as Seagram Common Shares held by all other shareholders of Seagram.

                                   ARTICLE 5

                              CERTAIN LIMITATIONS

     Section 5.1  Maximum Total Proceeds.

     (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Vivendi's Total Proceeds (as hereinafter defined) at any time exceed US$800 million and, if it otherwise would exceed such amount, Vivendi, at its sole election, shall either: (i) reduce the number of Option Shares subject to this Option; (ii) deliver to Seagram for cancellation Option Shares previously purchased by Vivendi hereunder; (iii) pay cash to Seagram; or
(iv) any combination thereof, so that Vivendi's Total Proceeds shall not exceed US$800 million after taking into account the foregoing actions. As used herein, the term "Total Proceeds" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Vivendi pursuant to a cash exercise pursuant to Section 1.2(5); (ii) (x) the net cash amounts, or fair value of any securities or property (determined pursuant to the Valuation Procedure), received or receivable by Vivendi pursuant to the then agreed or consummated sale of Option Shares purchased or acquired pursuant to this Agreement (or any other securities or property into which such Option Shares are converted or exchanged in any manner whatsoever) to any unaffiliated party less (y) Vivendi's Purchase Price for such shares; and (iii) any amounts received by Vivendi pursuant to Section 6.3(l) of the Merger Agreement.

     (b) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event may the Option be exercised for a number of Option Shares as would, as of the date of such exercise, result in Notional Total Proceeds (as defined below) which would exceed US$800 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option on any subsequent date (if otherwise permitted by the terms of this Agreement). As used herein, the term "NOTIONAL TOTAL PROCEEDS" with respect to any number of Option Shares as to which Vivendi may propose to exercise the Option shall be the Total Proceeds determined as of the date of such proposal assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Vivendi and its affiliates (as defined in the Merger Agreement) as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for Seagram Common Shares on the preceding trading day on the NYSE (or on any other nationally recognized exchange or trading system on which Seagram Common Shares are then principally listed or traded, if not then listed on the NYSE).

                                   ARTICLE 6

                            TERMINATION OF AGREEMENT

     Section 6.1  Termination.

     This Agreement, other than the rights and obligations of Vivendi and Seagram under Section 3.2, Article 4 and Section 5.1, shall terminate on the Termination Date.

                                   ARTICLE 7

                                 MISCELLANEOUS

     Section 7.1  Amendment.

     This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     Section 7.2  Waiver.

     Either party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of the other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

     Section 7.3  Notices.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery, if delivered in person, (ii) upon confirmation of transmission by the sender's fax machine, if delivered by facsimile on a Business Day (or otherwise on the next Business Day), or (iii) on the first Business Day following the date of dispatch, if delivered by a nationally recognized next day courier service, to the respective parties at their addresses and fax numbers (as applicable) as specified in the Merger Agreement.

     Section 7.4  Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     Section 7.5  Assignment; Binding Effect; Benefit.

     Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) without the prior written consent of any of the parties hereto. Notwithstanding the foregoing, Vivendi may assign this Agreement and any of the rights, interests or obligations hereunder to any wholly-owned subsidiary of Vivendi without the consent of Seagram. Subject to the first and second sentence of this section, this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 7.6  Withholding Rights.

     Seagram shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to Vivendi under this Agreement, including the issuance of Seagram Common Shares pursuant to the exercise of the Option, such amounts as Seagram is required to deduct and withhold with respect to such payment or delivery under any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes as having been paid or delivered to Vivendi provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld exceeds the cash portion of the amount otherwise payable or deliverable to Vivendi, Seagram is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Seagram to enable it to comply with such deduction or withholding requirement and Seagram shall notify Vivendi thereof and remit to Vivendi any unapplied balance of the net proceeds of such sale.

     Section 7.7  Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 7.8  Payment of Costs

     Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     Section 7.9  Governing Law.

     This Agreement shall be governed by, and construed in accordance, with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

     Section 7.10  Headings.

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.11  Entire Agreement.

     This Agreement and the Merger Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VIVENDI S.A.

                                          By:    /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name: Jean-Marie Messier
                                              Title: Chairman & Chief Executive
                                              Officer

                                          THE SEAGRAM COMPANY LTD.

                                          By:    /s/ EDGAR BRONFMAN, JR.
                                            ------------------------------------
                                              Name: Edgar Bronfman, Jr.
                                              Title: President & Chief Executive
                                              Officer

                                                                         ANNEX E

                          SHAREHOLDER VOTING AGREEMENT

                                          June 19, 2000

TO: VIVENDI S.A.

Dear Sirs:

RE: PLAN OF ARRANGEMENT INVOLVING SEAGRAM

     In consideration of Vivendi S.A. ("Vivendi") entering into a merger agreement dated the date hereof with, and agreeing to participate in the plan of arrangement involving, The Seagram Company Ltd. ("Seagram") (the "Transaction"), this letter agreement sets out the terms on which each shareholder of Seagram executing this letter agreement referred to herein (each, a "Shareholder" and collectively, the "Shareholders") undertakes to take certain actions and do certain things in respect of the Transaction.

     The terms of the Transaction are summarized in the Merger Agreement dated June 19, 2000, among Vivendi, Seagram and the other parties thereto (the "Merger Agreement"), and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

     1. Each Shareholder hereby represents and warrants to you (and acknowledges that each of you is relying upon such representations and warranties) as follows:

          (a) The common shares in the capital of Seagram (the "Shares") set forth on Annex I include all Shares held of record, owned by, or for which such Shareholder has or shares any voting power or power of disposition, provided that any such common shares shall cease to be "Shares" from and after such time as such common shares are transferred to the extent permitted by Section 2. Except as described in the Schedule 13D, as amended to the date hereof, of the Shareholders with respect to Seagram's common shares, such Shareholder is the record and beneficial owner, has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Shares set forth on Annex I attributable to such Shareholder. Such Shareholder has good title to the Shares, free and clear of all liens, pledges, mortgages and encumbrances (other than pursuant to loan agreements which shall either be terminated or appropriately modified). As to any Shares that such Shareholder indicates it does not have such sole powers, such Shareholder shall use its reasonable best efforts to cause all of its obligations under this Agreement to be complied with by any person having such powers. Other than the Shares set forth on Annex I, no common shares or securities of Seagram are beneficially owned or controlled directly or indirectly by such Shareholder (other than as may be issued upon exercise of employee stock options).

          (b) Such Shareholder has the legal capacity (including, if such Shareholder is a corporation, due corporate authorization) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming the due authorization, execution and delivery by Vivendi, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms. If such Shareholder is married, and the Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder's spouse, enforceable in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby nor the compliance by such Shareholder with any of the provisions hereof shall (i) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its properties or assets (including the Shares and the Options) may be bound (other than pursuant to loan agreements which shall either be terminated or appropriately modified), (ii) require on the part of such Shareholder any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except filings under U.S. and Canadian securities laws) or (iii) violate any order, writ, injunction, decree, judgment or Law applicable to such Shareholder or any of its properties or assets, excluding from the foregoing such violations, breaches, defaults or failures to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

          (d) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its properties or any of its officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, could impair such Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or, to the knowledge of such Shareholder, any of its directors or officers, in the case of a corporate entity (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could impair such Shareholder's ability to consummate the transactions contemplated by this Agreement.

     2. Each Shareholder hereby represents and warrants to you and covenants with you that between the date of this Agreement and the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms and (ii) the Effective Date of the Transaction (such earlier date being the "Expiry Date"), such Shareholder shall not, except as contemplated by Section 15 hereof, (A) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose (any such event, a "Transfer") of any of the Shares, options to acquire common shares of Seagram held by such Shareholder as of the date hereof or any common shares of Seagram arising from the exercise of the Options ("Options") or otherwise acquired after the date hereof by such Shareholder (the "Additional Shares"), or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Vivendi, in each case other than (i) Permitted Family Transfers (as defined below), and (ii) any Shareholder may dispose of any Shares, Options or Additional Shares by transferring them to a Permitted Transferee (as defined in the Shareholder Governance Agreement dated the date hereof, among Vivendi, the Shareholders and the other parties thereto (the "Shareholders Governance Agreement")) so long as such Permitted Transferee agrees in writing with Vivendi to be bound by the terms and conditions of this Agreement as if such Permitted Transferee were a Shareholder and notice and a copy of such agreement is concurrently provided to Vivendi, or (B) grant any proxies or powers of attorney (other than those contemplated by this Agreement), deposit any Shares, Options or Additional Shares (collectively, the "Owned Securities") into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Securities. A Shareholder shall provide notice (including the aggregate Current Market Value of all such Transfers) to Vivendi upon the making of any Permitted Family Transfer. "Permitted Family Transfers" means Transfers of Shares having a Current Market Value (as defined in the Shareholder Governance Agreement) of no more than $100,000,000 in the aggregate (determined for any Transfer on the applicable transfer date).

     3. Each Shareholder hereby undertakes from time to time, until the Expiry
Date:

          (a) to vote (or cause to be voted) all the Shares and the Additional Shares at any meeting of the shareholders of Seagram, and in any action by written consent of the shareholders of Seagram (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof), (ii) against any merger agreement or merger, reorganization, consolidation, amalgamation, arrangement, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Seagram (including, for greater certainty, a Seagram Acquisition Proposal or a Seagram Superior Proposal) (other than the Merger Agreement, the Transaction and any other agreement or transaction involving Vivendi or its Affiliates) and
     (iii) against any action that would impede, interfere with, or discourage the Transaction and against any action that would result in any breach of any representation, warranty or covenant by Seagram in the Merger Agreement. Upon the request or direction of Vivendi, each Shareholder shall promptly execute and deliver a proxy in respect of any such resolution, and shall have the Owned Securities counted or not counted as part of a quorum in connection with any Seagram shareholders meeting relating to matters set forth in this Section 3(a). If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, each Shareholder hereby unconditionally and irrevocably appoints Vivendi as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of Seagram shareholders. Notwithstanding the foregoing, any proxy granted hereunder shall terminate on the Expiry Date.

          (b) such Shareholder shall not without the prior written consent of Vivendi requisition or join in the requisition of any meeting of the shareholders of Seagram for the purpose of considering any resolution;

          (c) for greater certainty, in connection with any matter referred to in Section 3(a)(ii) or 3(a)(iii), such Shareholder shall consult with Vivendi prior to exercising any voting rights attached to the Shares or the Additional Shares and shall exercise or procure the exercise of such voting rights as Vivendi shall instruct, including, without limitation, the delivery to Vivendi, upon its request or direction, of a proxy in respect of any such resolution; and

          (d) such Shareholder shall use its best efforts not to default, or take or omit to take any action which could reasonably be expected to cause a default, under those loans or other arrangements to which such Shareholder is subject that are described in Schedule 1(a) hereto, if any, or as otherwise permitted hereunder, by consent or otherwise.

     4. Each Shareholder (except in his or her capacity as a director or officer of Seagram and only to the extent permitted by the Merger Agreement) agrees that, until the Expiry Date, such Shareholder will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to a Seagram Acquisition Proposal.

     5. Each Shareholder hereby irrevocably agrees:

          (a) to details of this Agreement being set out in any information circular produced by Seagram, Canal or Vivendi in connection with the Transaction; and

          (b) to this Agreement being available for inspection until the Expiry Date.

     6. Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which Vivendi and the Shareholders agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

     7. Each Shareholder agrees that monetary damages would not be an adequate remedy for any loss incurred by reason of a breach of this Agreement by any of them and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     8. Each party hereto agrees and confirms that:

          (a) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each affected Shareholder and Vivendi or in the case of a waiver, by the party against whom the waiver is to be effective; and

          (b) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

     9. This Agreement and the Shareholder Governance Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by the parties hereto.

     10. Vivendi represents and warrants to each Shareholder that the provisions of this Agreement constitute legal, valid and binding obligations of Vivendi, enforceable against it in accordance with its terms.

     11. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery, if delivered in person, (ii) upon confirmation of transmission by the sender's fax machine, if delivered by facsimile on a Business Day (or otherwise on the next Business Day), or (iii) on the first Business Day following the date of dispatch, if delivered by a nationally recognized next day courier service, to the respective parties at their addresses and fax numbers (as applicable) as specified in the Shareholder Governance Agreement.

     12. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     13. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Vivendi may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to a wholly owned subsidiary of Vivendi (including Sofiee) without reducing its own obligations hereunder without the consent of any Shareholder, and any Shareholder may Transfer Shares, Options or Additional Shares to Permitted Transferees in accordance with clause (A) of Section 2 hereof without the consent of the other parties hereto. Each of Vivendi and each Shareholder agrees that any action or proceeding arising out of or relating to this Agreement shall be exclusively instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of another jurisdiction. Vivendi and each Shareholder hereby respectively appoints Blake, Cassels & Graydon LLP and Goodman Phillips & Vineberg at their respective offices in Toronto, Ontario as attorney for service of process for any action or proceeding arising out of or relating to this Agreement.

     14. This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     15. Vivendi shall permit Seagram to arrange for a "safe income tuck-in" transaction (the "Tuck-In") or another form of safe income access transaction, with one or more Shareholders, provided that:

          (a) only two forms of transaction will be required;

          (b) such transaction is to be completed in accordance with applicable Laws prior to the Effective Date or on the Effective Date but prior to the Effective Time so long as that Vivendi, acting reasonably, agrees to such timing;

          (c) such transaction must be accomplished in a manner that

             (i) provides for (A) the payment by each applicable Shareholder of any material (or, if required by any regulatory authority, all) costs and expenses incurred in connection with such transaction by Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them, and (B) an indemnity in favor of Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them by the Shareholder and any vendor (each, a "Vendor") of Shares beneficially owned by such Shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, taxes (including, without limitation, federal or provincial taxes on income, property, capital, sales, goods and services, and excise duties, and any interest and penalties with respect thereto, whether or not such taxes have been assessed or reassessed as at the date of such transaction), costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Liabilities") suffered or incurred by Seagram, Vivendi, Vivendi Holdings and Vivendi Exchangeco or any corporation acquired by any of them in such transaction (each, a "Subco") (and their directors, officers, employees and agents), the whole to be computed on an after-tax basis, as a result of or arising directly or indirectly out of or in respect of or in connection with: (A) any breach by each such Shareholder or Vendor of any representation, warranty, obligation or covenant of the Shareholder or Vendor to Seagram; (B) any Liability sustained, incurred, assumed or acquired by any Subco on or before, or related to any matter occurring on or before, the completion of such transaction; and (C) any Liability which would not have been sustained, suffered or incurred by (or which would not have been asserted, threatened, or be pending against) Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings but for the transaction including, without limitation, all Liabilities which are assumed or incurred by any of Subco or Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings directly or indirectly in respect of such transactions; and

             (ii) does not entail any delay in completing the Arrangement, to Seagram, Vivendi or their respective subsidiaries or shareholders; and

          (d) the terms and conditions of such transaction must be satisfactory to Vivendi and Seagram, acting reasonably, and must include representations and warranties which are satisfactory to Vivendi, acting reasonably, and an indemnity from each applicable Shareholder and any Vendor which is in form and substance satisfactory to Vivendi, acting reasonably.

     In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, or the Quebec Securities Commission or any other securities regulatory authority in Canada or a court pursuant to section 204 of the Canada Business Corporations Act refuses to grant any relief required in connection with any such transaction, Vivendi will use its reasonable best efforts, for a period not to exceed 15 Business Days, to assist Seagram and the Shareholders in structuring such a transaction in a manner satisfactory to Vivendi, acting reasonably.

     In the event that the terms and conditions of such transaction are not satisfactory to Vivendi acting reasonably and no alternative transaction can be agreed upon as aforesaid where Vivendi has used its reasonable best efforts as aforesaid, this shall not affect the completion of the Arrangement or this Agreement.

     16. In connection with the future crystallizations of "safe income" attaching to Exchangeable Shares of Vivendi Exchangeco held and beneficially owned by a Shareholder resident in Canada for purposes of the Income Tax Act (Canada) (the "Requesting Shareholder"), Vivendi undertakes no more frequently than annually to provide to its auditors financial information relating thereto, and to instruct its auditors to provide to the Requesting Shareholder a calculation of "safe income" reasonably arrived at (the "Safe Income Computation"). Such calculation shall be based on a statement of methodology to be provided by the Requesting Shareholder in sufficient detail to enable the auditors to provide such calculation in an efficient manner. The Requesting Shareholder will assume all costs and expenses relating to the Safe Income Computation and acknowledges that Vivendi is in no way liable for the accuracy or completeness of the Safe Income Computation or for the correctness or suitability of the methodology provided by the Requesting Shareholder. The Requesting Shareholder will be required to acknowledge that any information furnished by Vivendi in connection with the Safe Income Computation is confidential and to undertake not to disclose such information without the prior written approval of Vivendi, not to be unreasonably withheld.

     This Shareholder Voting Agreement has been agreed and accepted this 19th day of June, 2000.

                                          VIVENDI S.A.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name: Jean-Marie Messier
                                              Title: Chairman & Chief Executive
                                              Officer

                                          BRONFMAN ASSOCIATES

                                          By: /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              Name: Edgar M. Bronfman
                                              Title: Managing Partner

                                          C. BRONFMAN FAMILY TRUST

                                          By: /s/ BRUCE I. JUDELSON
                                            ------------------------------------
                                              Name: Bruce I. Judelson
                                              Title: Trustee

                                          PBBT/EDGAR MILES BRONFMAN
                                          FAMILY TRUST

                                          By: /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              Name: Edgar M. Bronfman
                                              Title: Trustee

                                          By: /s/ JOHN S. WEINBERG
                                            ------------------------------------
                                              Name: John S. Weinberg
                                              Title: Trustee

                                          By: /s/ MATTHEW BRONFMAN
                                            ------------------------------------
                                              Name: Matthew Bronfman
                                              Title: Trustee

                                          By: /s/ MILDRED KALIK
                                              ----------------------------------
                                              Name: Mildred Kalik
                                              Title: Trustee

                                          CHARLES ROSNER BRONFMAN
                                          FAMILY TRUST

                                          By: /s/ STEPHEN R. BRONFMAN
                                            ------------------------------------
                                              Name: Stephen R. Bronfman
                                              Title: Trustee

                                          THE CHARLES BRONFMAN TRUST II

                                          By: /s/ JEFFREY SCHEINE
                                            ------------------------------------
                                              Name: Jeffrey Scheine
                                              Title: Trustee

                                          THE CLARIDGE FOUNDATION

                                          By: /s/ CHARLES R. BRONFMAN
                                            ------------------------------------
                                              Name: Charles R. Bronfman
                                              Title: Member and Director

                                          CRB ASSOCIATES,
                                          LIMITED PARTNERSHIP

                                          By: /s/ JEFFREY SCHEINE
                                            ------------------------------------
                                              Name: Jeffrey Scheine
                                              Title: Manager of Claridge Israel
                                                     LLC,
                                                     A General Partner

                                          CHARLES R. BRONFMAN
                                          DISCRETIONARY TRUST

                                          By: /s/ BRUCE I. JUDELSON
                                            ------------------------------------
                                              Name: Bruce I. Judelson
                                              Title: Trustee

                                              /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              EDGAR M. BRONFMAN

                                              /s/ CHARLES R. BRONFMAN
                                            ------------------------------------
                                              CHARLES R. BRONFMAN

                                              /s/ SAMUEL BRONFMAN II
                                            ------------------------------------
                                              SAMUEL BRONFMAN II

                                              /s/ EDGAR BRONFMAN, JR.
                                            ------------------------------------
                                              EDGAR BRONFMAN, JR.

                                              /s/ MATTHEW BRONFMAN
                                            ------------------------------------
                                              MATTHEW BRONFMAN

                                              /s/ ELLEN BRONFMAN HAUPTMAN
                                            ------------------------------------
                                              ELLEN BRONFMAN HAUPTMAN

                                    ANNEX I

                                                               NUMBER OF
HOLDER OF COMMON SHARES                                         SHARES*
-----------------------                                       -----------
Bronfman Associates.........................................   58,618,088
PBBT/Edgar Miles Bronfman Family Trust......................    1,486,516
C. Bronfman Family Trust....................................   14,320,000
Charles Rosner Bronfman Family Trust........................   20,364,000
The Charles Bronfman Trust II...............................    5,000,000
The Claridge Foundation.....................................    3,280,000
CRB Associates, Limited Partnership.........................    1,300,000
Charles R. Bronfman Discretionary Trust.....................      302,760
Edgar M. Bronfman...........................................      115,840
Charles R. Bronfman.........................................        1,000
Samuel Bronfman II..........................................          240
Edgar Bronfman, Jr. ........................................          240
Matthew Bronfman............................................          240
Ellen J. Bronfman Hauptman..................................       24,000
                                                              -----------
          Total.............................................  104,812,924

---------------
* Does not include employee stock options. In addition, certain parties to the Voting Agreement to which this Annex I is attached may be deemed to have Beneficial Ownership of the common shares listed below. Such common shares shall not be deemed to be "Shares" subject to such Voting Agreement.

                                                              NUMBER OF
HOLDER OF COMMON SHARES                                        SHARES
-----------------------                                       ---------
Saidye Rosner Bronfman Ruby Trust...........................  1,070,000
Saidye Rosner Bronfman Topaz Trust..........................    100,004
The Chastell Foundation.....................................     54,164
The Samuel Bronfman Foundation..............................    240,000
The Samuel and Saidye Bronfman Family Foundation............        240
Jean de Gunzburg............................................     66,240

                                                                         ANNEX F

                        SHAREHOLDER GOVERNANCE AGREEMENT

                                     AMONG

                                 VIVENDI S.A.,

                                  SOFIEE S.A.

                                      AND

                         THE SHAREHOLDERS PARTY HERETO

                           DATED AS OF JUNE 19, 2000

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                            ARTICLE I
                                           DEFINITIONS
  Section 1.01.    Certain Defined Terms.......................................   F-4
  Section 1.02.    Other Definitional Provisions...............................   F-7
  Section 1.03.    Methodology for Calculations................................   F-8

                                            ARTICLE II
                                       CORPORATE GOVERNANCE
  Section 2.01.    Designees to the Board......................................   F-8
  Section 2.02.    Committees..................................................   F-9
  Section 2.03.    Miscellaneous...............................................  F-10

                                           ARTICLE III
                                    TRANSFER OF VOTING SHARES
  Section 3.01.    Restrictions on Transfer....................................  F-11
  Section 3.02.    Right of First Offer........................................  F-12
  Section 3.03.    Permitted Transferees.......................................  F-13
  Section 3.04.    Notice of Transfer..........................................  F-13
  Section 3.05.    Compliance with Transfer Provisions.........................  F-13

                                            ARTICLE IV
                                            STANDSTILL
  Section 4.01.    No Acquisitions.............................................  F-13
  Section 4.02.    Other Restrictions..........................................  F-14

                                            ARTICLE V
                                     INCIDENTAL REGISTRATIONS
  Section 5.01.    Right To Include Registrable Securities.....................  F-15
  Section 5.02.    Company's Ability To Postpone...............................  F-16
  Section 5.03.    Expenses....................................................  F-16
  Section 5.04.    Priority in Incidental Registrations........................  F-16

                                            ARTICLE VI
                                     REGISTRATION ON REQUEST
  Section 6.01.    Request by Holders..........................................  F-16
  Section 6.02.    Expenses....................................................  F-17
  Section 6.03.    Effective Registration Statement............................  F-17
  Section 6.04.    Selection of Underwriters...................................  F-17
  Section 6.05.    Priority in Requested Registrations.........................  F-17
  Section 6.06.    Company's Ability to Postpone...............................  F-17
  Section 6.07.    Holdback Agreements.........................................  F-18

                                                                                 PAGE
                                                                                 ----
                                           ARTICLE VII
                                     REGISTRATION PROCEDURES
  Section 7.01.    Registration Procedures.....................................  F-18
  Section 7.02.    Information.................................................  F-20
  Section 7.03.    Discontinuance of Disposition...............................  F-20

                                           ARTICLE VIII
                                         INDEMNIFICATION
  Section 8.01.    Indemnification by the Company..............................  F-20
  Section 8.02.    Indemnification by the Sellers..............................  F-21
  Section 8.03.    Notices of Claims, Etc......................................  F-21
  Section 8.04.    Contribution................................................  F-22
  Section 8.05.    Other Indemnification.......................................  F-22
  Section 8.06.    Nonexclusivity..............................................  F-22

                                            ARTICLE IX
                                       TERM AND TERMINATION
  Section 9.01.    Term........................................................  F-22

                                            ARTICLE X
                                        GENERAL PROVISIONS
  Section 10.01.   Notices.....................................................  F-23
  Section 10.02.   Counterparts................................................  F-24
  Section 10.03.   Entire Agreement; No Third Party Beneficiaries..............  F-24
  Section 10.04.   Governing Law...............................................  F-24
  Section 10.05.   Severability................................................  F-24
  Section 10.06.   Assignment..................................................  F-24
  Section 10.07.   Enforcement.................................................  F-25
  Section 10.08.   Titles and Subtitles........................................  F-25
  Section 10.09.   Submission to Jurisdiction; Waivers.........................  F-25
  Section 10.10.   Form of Securities..........................................  F-26
  Section 10.11.   Actions of Shareholders.....................................  F-27
  Section 10.12.   Prohibited Transfers........................................  F-27

     SHAREHOLDER GOVERNANCE AGREEMENT, dated as of June 19, 2000 (this "Agreement"), among VIVENDI S.A., a corporation organized under the laws of France ("Vivendi"), SOFIEE S.A., a corporation organized under the laws of France ("Sofiee"), and each of the shareholders party hereto and the trustees party hereto acting for the benefit of trusts that are shareholders (collectively, the "Shareholders").

     WHEREAS, Vivendi has agreed to merge with and into Sofiee (the "Vivendi Merger") and effect the other Vivendi/Canal Transactions (as defined in the Merger Agreement referred to below), effective as of the Closing (as defined below);

     WHEREAS following the effectiveness of the Plan of Arrangement (the "Arrangement") contemplated by the Merger Agreement dated as of the date hereof (the "Merger Agreement"), among Vivendi, Sofiee, The Seagram Company Ltd., a corporation organized under the laws of Canada ("Seagram"), and the other parties thereto, upon the terms and subject to the conditions set forth therein, the surviving entity of the Vivendi Merger (such surviving entity being referred to herein as, the "Company") will own 100% of the common shares of Seagram;

     WHEREAS the Shareholders beneficially own in the aggregate a significant percentage of the issued and outstanding shares of Seagram, and upon completion of the Arrangement, will acquire Voting Shares (as defined below) of the Company;

     WHEREAS the Shareholders have entered into a Voting Agreement dated as of the date hereof with Vivendi and Canal Plus S.A., pursuant to which each Shareholder will take the actions specified therein; and

     WHEREAS each of the parties desire to enter into this Agreement in order to establish rights and obligations of the Shareholders as holders of Voting Shares, effective as of the time the Arrangement becomes effective (the "Closing").

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01.  Certain Defined Terms.  As used in this Agreement:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. In all instances where a provision of this Agreement by its terms requires a Person to "cause" one of its Affiliates to take or refrain from taking a specified action, in the case of (x) Affiliates that are natural persons and (y) Affiliates that are not Controlled by such Person, such requirement shall be deemed satisfied if such Person uses its reasonable best efforts to cause such action to be taken or not taken by such Affiliate (as applicable).

          "Agreement" means this Shareholder Governance Agreement, as it may be amended, supplemented, restated or modified from time to time.

          "Beneficial Owner" or "Beneficially Own" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Voting Shares shall be calculated in accordance with the provisions of such Rule.

          "Board" means the Board of Directors of the Company.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in France or The City of New York.

          "Control" (including the terms "Controlled By" and "Under Common Control With"), with respect to the relation ship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          "Current Market Value" means, with respect to any security, the average of the daily closing prices on the principal exchange or market on which such security may be listed or may trade for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date with respect to which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by such principal exchange or market. In the event such closing prices or bid and asked prices, as applicable, are unavailable, the Current Market Value shall be the Fair Market Value of such security established by a Determination of the Directors.

          "Designee" means a Family Designee or a Non-Family Designee, as the context requires.

          "Determination of the Directors" means, with respect to any matter, a determination made on an informed basis and in good faith, on the basis of such relevant factors as the Directors consider, in their judgment, appropriate, by the vote of a majority of the Directors present at a meeting of the Board if a quorum of the Directors is present at such meeting or without a meeting if a majority of all Directors consent thereto in writing.

          "Director" means any member of the Board.

          "Encumbrance" means any claim, lien (statutory or other), pledge, hypothecation, option, charge, security interest, encumbrance, mortgage or other rights of third parties of any nature whatsoever.

          "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

          "Exchangeable Shares" means the Exchangeable Shares of Vivendi Exchangeco Limited, a wholly owned Canadian subsidiary of the Company, issued as part of or created by the Arrangement and, for purposes of this Agreement, includes the Vivendi Voting Rights (as defined in the Arrangement) related thereto.

          "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

          "Family Designees" means those three of the Initial Designees who are Shareholders, and any replacement designees of such Persons or of any such replacement designee, in each case who is so designated pursuant to Section 2.01(d).

          "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

          "Holder" means (i) any Shareholder or any Permitted Transferee of a Shareholder that is the record holder of Registrable Securities or (ii) any transferee of a Shareholder or Permitted Transferee that is a Significant Transferee at the time of the applicable Transfer to the extent that such transferee was specifically assigned registration rights pursuant to
     Section 10.06(b).

          "Incidental Transfer" means any Underwritten Offering, Market Transfer or Private Placement, together with any related or contemporaneous transactions, of Voting Shares representing less than 0.33% of the Company's issued and outstanding Voting Shares.

          "Initial Period" means the initial four-year term of the Designees on the Board.

          "Initial Designees" means five members of the Seagram Board of Directors who shall be designated by Seagram in writing to Vivendi, provided that (i) three of such designees shall be Shareholders and (ii) two of such designees shall be selected by the Board of Directors of Seagram from and among the existing members of such Board of Directors as of the date of the Merger Agreement and shall not be Shareholders or their Affiliates.

          "Initial Voting Shares" means the number of Voting Shares Beneficially Owned by the Shareholders as of the Closing.

          "Market Transfer" means a sale or other transfer which is effected in accordance with the provisions of Rule 144 under the Securities Act or any successor rule thereto, or a market sale or similar transaction (including a block trade that is not designed to effect a broad distribution) which is effected outside of the United States.

          "Non-Family Designees" means those two of the Initial Designees who are not Shareholders, and any replacement designees of such Persons or of any such replacement designee, in each case who is so designated pursuant to Section 2.01(d).

          "Ordinary Shares" means the ordinary shares of the Company, including, without duplication, American Depositary Shares representing such ordinary shares, and any securities issued in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Permitted Family Transfers" means Transfers of Voting Shares having a Current Market Value (determined for any Transfer on the applicable transfer date) of no more than $100,000,000 in the aggregate, less the Current Market Value (determined for any Transfer on the applicable transfer date) of Transfers (other than pursuant to the Arrangement) of shares of Seagram made in accordance with Section 2 of the Voting Agreement.

          "Permitted Transferee" means, in respect of any Shareholder or Permitted Transferee, the other Shareholders, lineal descendants of any Shareholder or Permitted Transferee, spouses of any of the foregoing, legal representatives or estates of any of the foregoing, trusts maintained for the benefit of any of the foregoing and/or for charitable foundations or organizations, and corporations, private charitable foundations or other entities Controlled by such Persons or charitable foundations or organizations of which one or more of the foregoing is a director, in each case to the extent such parties agree to be bound by the terms of this Agreement in accordance with Section 3.03. In addition, any Shareholder shall be a Permitted Transferee of the Permitted Transferees of itself and of the other Shareholders.

          "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

          "Private Placement" means one or a series of related privately-negotiated Transfers to any Person or Transfers to any Person pursuant to Rule 144A or Regulation S under the Securities Act or any similar provisions under U.S., Canadian or other foreign law.

          "Registrable Securities" means any Voting Shares held by a Holder and, in the case of Holders that are not Shareholders of Permitted Transferees, issued as part of the Arrangement. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when
     (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such Registrable Securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have ceased to be outstanding or
     (iii) such securities shall have been sold or otherwise Transferred to any Person who is not a Permitted Transferee or a Significant Transferee.

          "Registration Expenses" means any and all expenses incident to the Company's performance of its obligations under Articles V, VI and VII of this Agreement, including (a) all SEC, provincial securities commissions and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to
     Article VII, (e) the out-of-pocket fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance, (f) the reasonable fees and disbursements of one counsel selected by Holders holding a majority of the shares being registered in such offering in connection with each such registration or prospectus and (g) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the fees and expenses of any special experts retained by the Company in connection with the requested registration or prospectus, but excluding underwriting discounts, fees or commissions, fees and expenses of counsel for the underwriters (except as otherwise set forth in clause (b) above) and transfer taxes, if any.

          "Right of First Offer Transfer" means any Transfer other than (a) any Transfer by a Shareholder so long as, immediately after giving effect to such Transfer, the aggregate amount of Transfers pursuant to this clause
     (a) does not exceed the number of Voting Shares equal to 2.5% of the issued and outstanding Voting Shares as of the Closing, (b) after the date that Transfers pursuant to clause (a) above have reached the number of Voting Shares equal to 2.5% of the issued and outstanding Voting Shares as of the Closing, any Incidental Transfer or (c) any Transfer pursuant to Section 3.01(a), Section 3.01(b), clause (i) of Section 3.01(d), Section 3.01(e) (other than a Transfer relating to a Foreclosure Event) or Section 3.01(f); provided, however, that any Transfer described in clause (c) of this sentence shall not be deemed to be a Transfer for purposes of calculating the percentages contained in clause (a) and (b) of this sentence. Notwithstanding the foregoing, any foreclosure by a transferee of a Transfer pursuant to Section 3.01(e) or a Tax Related Transfer or any Transfer pursuant to clause (ii) of Section 3.01(d) shall be deemed a Right of First Offer Transfer.

          "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

          "Securities Act" means the U.S. Securities Act of 1933, as amended.

          "Significant Transferee" means any Person to which any Transfer has been made that, after giving effect to such Transfer, owns more than 1% of the outstanding Voting Shares.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such Person directly or indirectly through one or more intermediaries; provided that for purposes of Article IV, a Person shall be deemed to be "controlled" by another Person if such other Person possesses, directly or indirectly, the power to prohibit the taking of the action in question by such controlled Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          "Tax Related Transfer" has the meaning assigned to such term in
     Section 3.01(g).

          "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or under standing that is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of, any Voting Shares or any interest in any Voting Shares.

          "Underwritten Offering" means the sale of Voting Shares for cash in an underwritten public offering or block trade, which, in any case, is designed to effect a broad distribution of such Voting Shares.

          "Voting Share Equivalents" means any warrants, options, rights or securities convertible into, or exchangeable or exercisable for, Voting Shares.

          "Voting Shares" means any securities the holders of which are generally entitled to vote for members of the Board, including the Ordinary Shares and the Exchangeable Shares, and any securities issued in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, demerger, exchange or other similar reorganization.

     Section 1.02. Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

     The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     Section 1.03. Methodology for Calculations. For purposes of this Agreement, (x) the Transfer of a Voting Share Equivalent shall be treated as the Transfer of the Voting Shares into which such Voting Share Equivalent can be converted, exchanged or exercised and (y) the conversion, exchange or exercise of a Voting Share Equivalent into Voting Shares and the exchange of Exchangeable Shares into American Depositary Shares or Ordinary Shares shall be deemed to not be a Transfer. For purposes of calculating the amount of outstanding Voting Shares as of any date and the amount of Voting Shares Beneficially Owned by any Person as of any date, the amount of any Voting Shares shall be equal to the number of votes such Voting Shares shall then entitle the holder thereof to cast in an election for members of the Board (assuming that all Voting Shares were voted in such election) and disregarding (x) any Voting Shares held by the Company or its Affiliates and (y) any limitation on the voting rights of the holders of Voting Shares that is dependent on the number of Voting Shares voted). For all purposes hereunder, the Shareholders shall be entitled to rely on the most recent publicly available information regarding the number of outstanding Voting Shares as of any date of determination (unless the Company shall have in fact provided the Shareholders with more updated information). Shareholders who hold Exchangeable Shares shall not be obligated to first exercise the exchange right pertaining thereto in connection with a Right of First Offer Transfer or a request for registration of Registrable Securities hereunder; provided, however, that "Current Market Value", "Offer Price" or "Specified Price", as applicable, for purposes of Section 3.02 shall nonetheless be determined with reference to the Ordinary Shares underlying such Exchangeable Shares if such Ordinary Shares are the securities proposed to be transferred.

                                   ARTICLE II

                              CORPORATE GOVERNANCE

     Section 2.01. Designees to the Board. (a) The Company will use its best efforts to cause the election by the shareholders of the Company of each of the Initial Designees to the Board, effective as of the Closing, and their continuation on the Board for the Initial Period (subject to the other provisions of this Article II). Effective as of the Closing and for so long as the Company shall have the obligation to cause the nomination of any Family Designees to the Board, the Company's bylaws shall provide that the Board shall be comprised of no more than 20 members (the "Board Limit"); provided, that the Board Limit shall be reduced to (i) 19 on the first anniversary of the Closing and (ii) 18 on the second anniversary of the Closing; provided, further that, notwithstanding the foregoing, the Board Limit shall be reduced to the extent required by French law or rule on the date on which any French law or rule requiring such a reduction becomes effective (and such bylaw provision shall not be amended without the prior written consent of the Shareholders pursuant to
Section 10.06(c)).

     (b) Following the completion of the Initial Period, the number of Family Designees shall not exceed the corresponding number set forth in the table below. The number of Family Designees may not increase after a reduction of the number of Family Designees pursuant to the following table and Section 2.01(e).

                       PERCENTAGE OF THE INITIAL
                       VOTING SHARES BENEFICIALLY
   NUMBER OF           OWNED BY SHAREHOLDERS AND
FAMILY DESIGNEES         PERMITTED TRANSFEREES
----------------  ------------------------------------
       3          > 75%
       2          > 50% but less than or equal to 75%
       1          > 25% but less than or equal to 50%

     (c) Following the completion of the Initial Period, (i) the Company shall use its best efforts to cause the continuation on the Board of each of the Family Designees (including by causing the nomination of such individuals for election to the Board, and by using its best efforts to cause the election of such individuals by the shareholders of the Company), subject to the limitations contained in Section 2.01(b) and (ii) the renomination of the Non-Family Designees shall be at the discretion of the Board.

     (d) In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Family Designee or a Non-Family Designee (during the Initial Period only, solely in the case of Non-Family Designees), the Shareholders (in the case of a Family Designee) and the remaining Non-Family Designee (or, in the event that there is no remaining Non-Family Designee on the Board, the Shareholders (provided that such replacement Non-Family Designee shall not be a Shareholder or an Affiliate of a Shareholder)) (in the case of a Non-Family Designee) shall have the right to designate any Person as a replacement Family Designee or a Non-Family Designee (during the Initial Period only, solely in the case of Non-Family Designees), as the case may be, to fill such vacancy and the Company agrees to use its best efforts to cause such vacancy to be filled as promptly as possible with the replacement Designee. The Company shall not take any action to cause the removal of a Family Designee or a Non-Family Designee (during the Initial Period only, solely in the case of Non-Family Designees) without cause, except pursuant to Section 2.01(e)(ii). Unless the Company otherwise agrees, the Shareholders (in their capacity as shareholders of the Company) shall not, and shall use their best efforts to cause each Family Designee not to, take any action to cause the removal of any Director (other than the Family Designees) with or without cause. The Board will use its best efforts to cause, including by making the necessary proposals to the shareholders of the Company, the Designees to be entitled to directors fees to the same extent as other independent directors of the Company. The Designees will be entitled to be reimbursed by the Company for all reasonable travel and out-of-pocket expenses incurred by the Designees as a result of attending meetings of the Board to the same extent as other independent directors of the Company. For purposes of this paragraph, "cause" shall mean the wilful and continuous failure of a Director to substantially perform such Director's duties to the Company or the wilful engaging by a Director in gross misconduct materially and demonstrably injurious to the Company. Notwithstanding anything to the contrary contained herein, in the event that a Family Designee or a Non-Family Designee (during the Initial Period only, solely in the case of Non-Family Designees) is removed from the Board with or without cause, the Shareholders (in the case of a Family Designee) and the remaining Non-Family Designee (or, in the event that there is no remaining Non-Family Designee on the Board, the Shareholders (provided that such replacement Non-Family Designee shall not be a Shareholder or an Affiliate of a Shareholder)) (in the case of a Non-Family Designee) shall have the right to designate any Person as a replacement Family Designee or a Non-Family Designee (during the Initial Period only, solely in the case of Non-Family Designees), as the case may be.

     (e) If, at any time, the number of Family Designees exceeds the number of Family Designees to which the Shareholders are entitled pursuant to Section 2.01(b), then:

          (i) the Shareholders shall use their best efforts to cause a Family Designee or Family Designees, as the case may be, to resign from the Board as promptly as practicable in order to ensure compliance with Section 2.01(b);

          (ii) if a Family Designee or Family Designees, as the case may be, shall not have resigned within three days of the event requiring such resignation, the Company may take or cause to be taken all actions necessary to remove a Family Designee or Family Designees, as the case may be, from the Board and the Shareholders shall vote (and cause each of its Affiliates to vote, if applicable), all Voting Shares Beneficially Owned by it and otherwise take or cause to be taken all actions necessary to remove such Family Designee or Family Designees, as the case may be.

     Section 2.02. Committees. (a) For so long as the Shareholders are entitled to at least two Family Designees pursuant to Section 2.01(b) or the Shareholders and their Permitted Transferees are collectively the largest holder of Voting Shares (other than the Company and its Affiliates), the Shareholders shall have the right to designate the Chairman of the Compensation Committee of the Board, and the Company agrees to cause such designee to be appointed to and maintained in such position.

     (b) The Company agrees (i) to cause the Chairman of the Compensation Committee of the Company designated by the Shareholders pursuant to Section 2.02(a) to be appointed and maintained as a member of the Nominating Committee of the Board and (ii) that, during the period the Shareholders have the right to designate the Chairman of the Compensation Committee of the Board, the Nominating Committee of the Board will be responsible for proposing to the Board the nomination of all Directors, other than the Family Designees.

     (c) For so long as the Shareholders have the right to designate the Chairman of the Compensation Committee of the Board pursuant to Section 2.02(a), the Shareholders shall also have the right to designate one member of the Audit Committee of the Board, and the Company agrees to cause such designee to be appointed to and maintained in such position.

     (d) In the event that the Board shall form an executive committee or any other similar committee such that the failure of the Shareholders to participate in such committee would be inconsistent with the purposes of the Board and committee participation rights of the Shareholders provided for under this Agreement, the Shareholders shall also have the right to designate one member of each such committee of the Board, and the Company agrees to cause such designee to be appointed to and maintained in each such position (for so long as the Shareholders have the right to designate the Chairman of the Compensation Committee of the Board pursuant to Section 2.02(a)).

     (e) In the event that a vacancy in one of the foregoing committee positions is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a designee of the Shareholders to the committees of the Board pursuant to Section 2.02 (a "Committee Designee"), the Shareholders shall have the right to designate a replacement designee to fill such vacancy and the Company agrees to use its best efforts to cause such vacancy to be filled as promptly as possible with the replacement designee. The Company shall not take any action to cause the removal of a Committee Designee without cause, except pursuant to Section 2.02(f)(ii). Unless the Company otherwise agrees, the Shareholders (in their capacity as shareholders of the Company) shall not, and shall use their best efforts to cause the Committee Designees not to, take any action to cause the removal of any committee member (other than the Committee Designees) with or without cause. The Committee Designees will be entitled to committee member fees to the same extent as other independent committee members of the Company. The Committee Designees will be entitled to be reimbursed by the Company for all reasonable travel and out-of-pocket expenses incurred by the Committee Designees as a result of attending meetings of the applicable committee to the same extent as other independent committee members of the Company. For purposes of this paragraph, "cause" shall mean the wilful and continuous failure of a committee member to substantially perform such member's duties to the Company or the wilful engaging by a committee member in gross misconduct materially and demonstrably injurious to the Company. Notwithstanding anything to the contrary contained herein, in the event that a Committee Designee is removed from the applicable committee with or without cause, the Shareholders shall have the right to designate any Person as a replacement Committee Designee.

     (f) If, at any time, the Shareholders are not entitled to designate the Chairman of the Compensation Committee of the Board pursuant to Section 2.02(a), then:

          (i) the Shareholders shall use their best efforts to cause each Committee Designee to resign from the applicable committee of the Board as promptly as practicable;

          (ii) if the Committee Designees shall not have resigned within three days of the event requiring such resignation, the Company may take or cause to be taken all actions necessary to remove the Committee Designees from the committees of the Board upon which the Committee Designees may be serving and the Shareholders shall vote (and cause each of its Affiliates to vote, if applicable) all Voting Shares Beneficially Owned by them and otherwise take or cause to be taken all actions necessary to remove the Committee Designees.

     Section 2.03. Miscellaneous. (a) The Company agrees that the number of meetings of the Board and the committees of the Board shall be consistent with the past practice of Vivendi.

     (b) The Company agrees that one-third of Board meetings and, to the extent practicable, committee meetings each year shall take place in the United States and that all Board meetings and committee meetings will be conducted in English.

     (c) The Company agrees that (i) all Directors will receive notice of meetings and delivery of materials at substantially the same time and (ii) documents delivered to American and Canadian Directors shall be in English.

     (d) The Company agrees that it will not amend its constituent documents or enter into any agreement or arrangement in any manner that (i) would result in the Company being unable to fulfill its obligations hereunder or (ii) could reasonably be expected to discriminate against any Shareholder or Permitted Transferee by virtue of the size of its holdings of Voting Shares, or its citizenship, residence or other similar criteria.

                                  ARTICLE III

                           TRANSFER OF VOTING SHARES

     Section 3.01. Restrictions on Transfer. Without the consent of the Company, each Shareholder agrees not to Transfer any Voting Shares Beneficially Owned by such Shareholder (x) prior to the date that is 90 days after the Closing (other than Permitted Family Transfers or pursuant to Section 3.01(b) or
Section 3.01(e)) and (y) thereafter, not to make any such Transfer except:

          (a) to the Company, any of its Affiliates or any assignee of the Company's rights under Section 3.02;

          (b) to any Permitted Transferee, so long as such Permitted Transferee agrees to be bound by the terms of this Agreement in accordance with
     Section 3.03 (if not already bound hereby);

          (c) pursuant to an Underwritten Offering, Market Transfer or a Private Placement, in each case so long as the ultimate purchaser would not (to the transferor's knowledge after reasonable due inquiry) Beneficially Own more than 5% of the then outstanding Voting Shares, after giving effect to such transfer;

          (d) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by any Shareholder or any Affiliate of any Shareholder and (i) which is approved by the Board or (ii) in circumstances in which it is reasonably likely the Shareholders would be, as a result of not tendering or exchanging, relegated to different consideration than would be available to those shareholders who did tender or exchange, taking into account any provisions thereof (including with respect to proration and any proposed second step or back end transaction (or the absence of such provisions)); provided that, in the case of clause
     (ii), all conditions to such tender or exchange offer (other than the minimum tender or exchange condition) are reasonably likely to be satisfied or waived at the scheduled expiration date and the minimum tender or exchange condition is reasonably likely to be satisfied or waived at the scheduled expiration date for such offer even if the Shareholders do not tender or exchange; and provided, further, notwithstanding the foregoing, prior to completing a Transfer pursuant to clause (ii) of this Section 3.01(d), the applicable Voting Shares shall have been offered to the Company pursuant to the right of first offer specified in Section 3.02 and no such Transfer shall be permitted if the Company commits to purchase such Voting Shares pursuant to Section 3.02(d) (any such offer, a "Permitted Tender Offer");

          (e) any Encumbrance on the Voting Shares in connection with bona fide financings with a financial institution, so long as the foreclosure by such financial institution (and any transferee thereof) is subject to the right of first offer specified in Section 3.02 and such financial institution (and any transferee thereof) acknowledges in writing for the benefit of the Company such right of first offer;

          (f) any Transfer arising as a result of a merger or similar transaction involving the Company; or

          (g) any Transfer to the extent necessary to satisfy the estimated Canadian federal and provincial tax obligations upon the ultimate Transfer of the Exchangeable Shares during the final year that the

     Exchangeable Shares remain outstanding (or in any prior year during which the Exchangeable Shares are redeemed or otherwise exchanged for Ordinary Shares (or within the first four months of the following year), other than as a result of a Shareholder retracting against the Company or other redemption caused by the voluntary action of the Shareholders pursuant to the terms of the Exchangeable Shares), so long as such transfer (i) is subject to the right of first offer specified in Section 3.02 and (ii) is not made pursuant to a tender offer or exchange offer (other than a Permitted Tender Offer).

     A Shareholder shall provide notice to the Company (including the aggregate Current Market Value of all such Transfers) upon the making of any Permitted Family Transfer.

     Section 3.02. Right of First Offer. (a) Any Right of First Offer Transfer by any Shareholder or any Permitted Transferee of the Shareholders (the proposed transferor, the "Transferring Party") will be subject to the right of first offer provisions of this Section 3.02.

     (b) Prior to effecting any Right of First Offer Transfer, the Transferring Party shall deliver a written notice (the "Offer Notice") to the Company, which Offer Notice shall specify (i) the number or amount and description of the Voting Shares intended to be Transferred, (ii) the applicable exception under
Section 3.01 pursuant to which such Transfer is being made and (iii) if applicable, the Specified Price (as defined below). The Offer Notice shall constitute an irrevocable offer to the Company or its designee, for the period of time described below, to purchase all (but not less than all) of such Voting Shares at (i) the Offer Price (as defined in Section 3.02(c) below), in the case of a Permitted Tender Offer, (ii) the price set by the Transferring Party in the Offer Notice (the "Specified Price"), in the case of a Private Placement, or
(iii) the Current Market Value as of the date of the Offer Notice, in all other cases.

     (c) For purposes hereof, the "Offer Price" shall mean with respect to any Permitted Tender Offer, the final tender offer or exchange offer price offered per Voting Share in such offer, or any other offer announced prior to the scheduled expiration date of the initial offer, if higher, taking into account any provisions thereof with respect to proration and any proposed second step or "back-end" transaction. To the extent the Offer Price consists of consideration other than cash or a publicly traded security for which a closing market price is published for each Business Day (in which case such non-cash portion of the consideration shall be equal to the Current Market Value determined as of the Business Day prior to the announcement of the Permitted Tender Offer), such consideration shall be valued by a determination of a internationally recognized investment bank (selected by the Company and reasonably satisfactory to the Transferring Party) of the Fair Market Value thereof of the consideration being offered per Voting Share, giving effect to any tax benefit that the Transferring Party would have realized by reason of receiving such non-cash consideration. Notwithstanding anything to the contrary contained in this Section 3.02, the time periods applicable to an election by the Company to purchase the offered securities set forth in Section 3.02(d) shall not be deemed to commence until the determination of the investment bank under this Section 3.02(c) has been made; provided that, in no event shall any such election be permitted later than 48 hours prior to the latest time by which Voting Shares shall be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer if all conditions to such offer (other than the number of shares tendered) are reasonably likely to be satisfied or waived. The Company agrees to use its reasonable best efforts to cause the determination of the investment bank under this Section 3.02(c) to be made as promptly as practicable.

     (d) If the Company elects to purchase all of the offered Voting Shares at the price described in Section 3.02(b), it shall give irrevocable notice to the Transferring Party within 24 hours of its receipt of the Offer Notice (or in the case of a Permitted Tender Offer, not later than five Business Days prior to the expiration date of such offer or such later time as permitted by Section 3.02(c)). If the Company shall deliver such a notice, it shall constitute a binding obligation, subject to obtaining any governmental and other similar required approvals and, in the case of a Permitted Tender Offer, all of the conditions to such Permitted Tender Offer being satisfied or waived, to purchase the offered Voting Shares, which notice shall include the date set for the closing of such purchase, which date shall be no later than 15 days following the delivery of such election notice (the "Determination Date"), subject to extension to the extent necessary to obtain required governmental approvals and other required approvals, which the Transferring Party and the Company shall use their respective reasonable best efforts to obtain as promptly as practicable. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the requirements of this Section 3.02(d). The Company may assign its rights to purchase under this Section 3.02 to any Person. To the extent that the closing of any such purchase has not occurred by the Determination Date (whether to the Company or an assignee), the Transferring Party may terminate the relevant agreement to sell the Voting Shares to the Company and sell the Voting Shares in accordance with the provisions of Section 3.01.

     (e) If the Company does not respond to the Offer Notice within the required response time period or elects not to purchase the offered Voting Shares, the Transferring Party shall be free to Transfer the offered Voting Shares in any manner permitted by Section 3.01; provided that (x) such Transfer is closed within 120 days (in the case of a registered Underwritten Offering), 60 days (in the case of a Private Placement) or 30 days (in the case of any other Transfer) after the latest of (A) the expiration of the foregoing required response time periods, or (B) the receipt by the Transferring Party of the foregoing election notice, and (y) the price at which the Voting Shares are Transferred must be equal to or higher than (i) the Offer Price, in the case of a Transfer pursuant to a Permitted Tender Offer (with any non-cash consideration being valued at the same value used to determine the Offer Price), (ii) the Specified Price, in the case of a Private Placement (with any non-cash consideration being valued using the methodology described in the second sentence of Section 3.02(c) (provided that the investment bank shall be selected by the Transferring Shareholder and shall be reasonably acceptable to the Company), and giving effect to any tax benefit that the Transferring Party would have realized by reason of receiving such non-cash consideration), or (iii) the Fair Market Value of such Voting Shares pursuant to a transaction of the type being effected at the time of such Transfer (taking into account any applicable market discounts for such a transaction), in all other cases.

     Section 3.03. Permitted Transferees. Any Permitted Transferee shall be subject to the terms and conditions of this Agreement as if such Permitted Transferee were a Shareholder. Prior to the initial acquisition of Beneficial Ownership of any Voting Shares by any Permitted Transferee, and as a condition thereto, each Shareholder agrees (a) to cause such Permitted Transferees to agree in writing with the Company to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (b) that it shall remain directly liable for the performance by the Permitted Transferees of all obligations of such Permitted Transferees under this Agreement. To the extent a Permitted Transferee Beneficially Owns Voting Shares and is not an individual, a trust or an estate, and a third party (which is not a Shareholder or a Permitted Transferee) acquires Control of such Permitted Transferee, such acquisition of Control shall be deemed to be a Transfer of the Voting Shares held by such Permitted Transferee subject to the transfer restrictions of
Section 3.01 and the right of first offer provisions of Section 3.02, in each case to the extent applicable to a Transfer of Voting Shares.

     Section 3.04. Notice of Transfer. To the extent any Shareholder or any Permitted Transferee shall Transfer any Voting Shares, such Shareholder or Permitted Transferee shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company.

     Section 3.05. Compliance with Transfer Provisions. Any Transfer or attempted Transfer of Voting Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Voting Shares as the owner of such Voting Shares for any purpose.

                                   ARTICLE IV

                                   STANDSTILL

     Section 4.01. No Acquisitions. (a) Each Shareholder covenants and agrees with the Company that such Shareholder shall not, and shall cause each of its Affiliates not to, directly or indirectly, acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Voting Shares or Voting Share Equivalents (except by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Voting Shares generally including capital increases) if following any such acquisition the

Shareholders and Persons acting in concert with the Shareholders would collectively Beneficially Own more than 10% of the outstanding Voting Shares.

     (b) Each Shareholder represents and warrants that neither it nor, to its knowledge, any of its Affiliates, Beneficially Own any Voting Shares or Voting Share Equivalents as of the date of this Agreement and agrees that, as of the Closing, except for Ordinary Shares and Exchangeable Shares issued to it pursuant to the Arrangement or Ordinary Shares underlying employee stock options, such Shareholder shall not Beneficially Own any Voting Shares or Voting Share Equivalents.

     Section 4.02.  Other Restrictions.  Except as expressly set forth in
Article II, each Shareholder covenants and agrees with the Company that such Shareholder shall not, and it will cause its Affiliates not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chief Executive Officer of the Company or by a resolution of a majority of the Directors of the Company, take any of the actions set forth below (or take any action that would require the Company to make an announcement regarding any of the following):

          (a) effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in (other than through the making of any Transfer permitted by the terms of this Agreement):

             (i) any acquisition of Beneficial Ownership of Voting Shares which would result in a breach of Section 4.01 of this Agreement;

             (ii) any tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business; or

             (iii) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(1)(2)(iv) from the definition of "solicitation") with respect to the Company or any of its Affiliates or any action resulting in any Shareholder, any Affiliates of any Shareholder, or such other Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to the Company or any of its Subsidiaries;

          (b) propose any matter for submission to a vote of shareholders of the Company or any of its Affiliates;

          (c) seek election to, seek to place a representative (other than the Family Designees) on, or seek the removal of, any Director, except pursuant to Section 2.01;

          (d) grant any proxy with respect to any Voting Shares (other than to a Shareholder, its Affiliates or the Chief Executive Officer of the Company);

          (e) except as contemplated by this Agreement, execute any written consent with respect to any Voting Shares;

          (f) form, join or participate in a Group with respect to any Voting Shares or deposit any Voting Shares in a voting trust or subject any Voting Shares to any arrangement or agreement with respect to the voting of such Voting Shares or other agreement having similar effect (in each case except among Shareholders, Permitted Transferees and their respective Affiliates);

          (g) take any other action to seek to affect the control of the management or Board of the Company or any of its Affiliates, including publicly suggesting or announcing its willingness to engage in or have another Person engage in a transaction that could reasonably be expected to result in a business combination or to increase the ownership percentage of the Shareholders; provided that nothing in this Section 4.02(g) shall restrict the manner in which (A) a Shareholder, a Permitted Transferee or any of their respective Affiliates may vote its shares or (B) a Family Designee, Shareholder or Affiliate thereof, may (i) vote on any matter submitted to the Board or (ii) participate in deliberations or discussions of the Board or take any other action in his or her capacity as a Director or officer of the Company (so long as such actions do not otherwise violate any other provision of Section 4.01 or Section 4.02);

          (h) enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing (in each case except among Shareholders, Permitted Transferees and their respective Affiliates);

          (i) disclose to any Person (other than a Shareholder, Permitted Transferee or their respective Affiliates), or otherwise induce, encourage, discuss or facilitate, any intention, plan or arrangement inconsistent with the foregoing or with the restrictions on transfer set forth in Article III or form any such intention which would result in the Company or any of its Affiliates or any Shareholder or any Affiliates of any Shareholder being required to make any such disclosure in any filing with a Governmental Entity (as defined in the Merger Agreement) or being required to make a public announcement with respect thereto; or

          (j) request the Company or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive this Agreement (including this Section 4.02) or the statutes or by-laws (or similar constituent documents) of the Company or any of its Affiliates.

                                   ARTICLE V

                            INCIDENTAL REGISTRATIONS

     Section 5.01. Right To Include Registrable Securities. If the Company at any time after 90 days following the Closing proposes to register Ordinary Shares under the Securities Act (other than a registration on Form F-4 or F-8, or any successor or other forms promulgated for similar purposes), for sale for its own account or the account of any other Person, pursuant to a registration statement on which it is permissible to register Registrable Securities for sale to the public under the Securities Act, it will each such time give prompt written notice to each Holder of its intention to do so. Upon the written request of any Holder made within 15 days after the receipt of any such notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof (with the securities that the Company at the time proposes to register) to permit the sale or other disposition by such Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered or qualified for sale; provided that (a) if, at any time after giving written notice of its intention to register or sell any Ordinary Shares and prior to the effective date of the registration statement or prospectus filed in connection with such registration or sale by way of prospectus, the Company shall determine for any reason not to proceed with the proposed registration of the Ordinary Shares to be sold by it and/or the other applicable Persons, the Company may, at its election, give written notice of such determination to each applicable Holder and, thereupon, shall be relieved of its obligation to register or qualify for sale pursuant to a prospectus any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (b) if such registration involves an Underwritten Offering, all Holders of Registrable Securities requesting to be included in the registration or sale by way of prospectus must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 5.01 involves an Under written Offering, any Holder of Registrable Securities requesting to be included in such registration or sale by way of prospectus may elect, in writing prior to the effective date of the registration statement or prospectus filed in connection with such registration or sale by way of prospectus, not to register such Registrable Securities in connection with such registration or sell such Registrable Securities pursuant to such sale by way of prospectus; provided, however, that such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the registration or sale by way of prospectus as to which such withdrawal was made.

     Section 5.02. Company's Ability To Postpone. The Company shall be entitled to postpone for a reasonable period of time (but not exceeding a total of 120 days in any 360-day period) the filing of any registration statement or suspend the effectiveness of any registration statement otherwise effecting any registration or permitting any sale by way of prospectus under this Article V, if, upon a Determination of the Directors, the Company concludes that, a registration or sale by way of prospectus of Registrable Securities pursuant to this Article V would materially adversely affect any financing, offering, acquisition or disposition, corporate reorganization or other material transaction involving the Company or any of its Affiliates, or would require premature disclosure thereof. The Company shall promptly give each applicable Holder notice of such conclusion. If the Company shall so postpone the filing of a registration statement or prospectus, the Holders of Registrable Securities requesting registration or sale by way of prospectus thereof pursuant to Section
5.01 shall have the right to withdraw the request for registration or sale by way of prospectus by giving written notice to the Company within 30 days after receipt of the notice of postponement (provided that the Company shall remain responsible for all Registration Expenses incurred in connection therewith).

     Section 5.03. Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Article V (whether or not consummated).

     Section 5.04. Priority in Incidental Registrations. If a registration pursuant to this Article V involves an Underwritten Offering and the managing underwriter advises the Company that, in its opinion, the number of Registrable Securities requested to be included in such registration or sale by way of prospectus exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the successful marketing of such offering (including the price at which such securities can be sold pursuant thereto), then the Company will include in such registration (a) first, 100% of the securities the Company proposes to sell for its own account, (b) second, up to 100% of the securities requested to be registered by any Holder of the Company pursuant to demand registration rights in any agreement between the Company and such Person, and (c) third, to the extent of the number of Registrable Securities (and securities held by other Persons with similar incidental registration rights) requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of Registrable Securities (and such securities) which the Holders (and such other Persons) have requested to be included in such registration or sale by way of prospectus, such amount to be allocated pro rata among all requesting Holders (and such other Persons) on the basis of the relative number of shares of Registrable Securities then held by each such Holder (or Voting Shares then held by such other Person) (provided that any shares thereby allocated to any such Holder (or such other Person) that exceed such Holder's (or such other Person's) request will be reallocated among the remaining requesting Holders (and such other Persons) in like manner).

                                   ARTICLE VI

                            REGISTRATION ON REQUEST

     Section 6.01. Request by Holders. At any time, and from time to time, after 90 days following the Closing, upon the written request of any Holder requesting that the Company effect the registration under the Securities Act of all or part of the Registrable Securities and specifying the intended method of disposition thereof, the Company shall, as promptly as practicable, use its reasonable best efforts to effect the registration under the Securities Act (including by means of a shelf registration (which the Company shall not be required to keep effective for more than 120 days) pursuant to Rule 415 under the Securities Act (or any successor rule thereto) if so requested and if the Company is then eligible to effect a shelf registration for such disposition) of the Registrable Securities which the Company has been so requested to register so as to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company shall not be obligated to file a registration statement relating to any request for registration under this Section 6.01 within a period of 180 days after the effective date of any other registration statement or prospectus which included Ordinary Shares of the Holder making such request or its Affiliates under this Section 6.01; provided further that the Company shall not be required to effect more than eight requested registrations pursuant to this Article VI. The Holder providing such notice shall also notify the other Holders, each of which shall be able to request that Voting Shares they Beneficially Own be included as part of such requested registration; provided that during the period commencing on the Closing and ending on the first anniversary of the Closing, the Company shall not be obligated to effect more than one such requested registration.

     Section 6.02. Expenses. The Company will pay all Registration Expenses in connection with the registrations of Registrable Securities pursuant to this
Article VI (whether or not consummated).

     Section 6.03. Effective Registration Statement. A registration requested pursuant to this Article VI will not be deemed to have been effected unless it has become effective; provided that if, within 60 days after it has become effective, the offering of Registrable Securities pursuant to such registration or prospectus is interfered with by any stop order, injunction or other order or requirement of the SEC, any provincial securities commission or other governmental agency or court, such registration or sale by way of prospectus will be deemed not to have been effected.

     Section 6.04. Selection of Underwriters. If a requested registration pursuant to this Article VI involves an Underwritten Offering, Holders holding a majority of the shares being registered in such offering shall have the right to select the investment banker or bankers and managers to administer the offering and the method of distribution for the offering, subject to the consent of the Company, which shall not be unreasonably withheld.

     Section 6.05. Priority in Requested Registrations. If a requested registration pursuant to this Article VI involves an Underwritten Offering and the managing underwriter advises the Company that, in its opinion, the number of securities requested to be included in such registration or sale by way of prospectus (including securities of the Company or other Persons which are not Registrable Securities) exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the successful marketing of such offering (including the price at which such securities can be sold pursuant thereto), the Company will include in such registration only the Registrable Securities requested to be included in such registration. In the event that the number of Registrable Securities requested to be included in such registration exceeds the number which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of such Registrable Securities to be included in such registration shall be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Registrable Securities then held by each such Holder and requested to be included (provided that any shares thereby allocated to any such Holder that exceed such Holder's request shall be reallocated among the remaining requesting Holders in like manner). In the event that the number of Registrable Securities requested to be included in such registration or sale by way of prospectus is less than the number which, in the opinion of the managing underwriter, can be sold without having the adverse effect referred to above, the Company may include in such registration or sale by way of prospectus the securities the Company (or any other stockholder) proposes to sell up to the number of securities that, in the opinion of the underwriter, can be sold without having the adverse effect referred to above.

     Section 6.06. Company's Ability to Postpone. The Company shall be entitled to postpone for a reasonable period of time (but not exceeding a total of 120 days in any 360-day period) the filing of any registration statement or suspend the effectiveness of any registration statement or otherwise effecting any registration or qualifying Registrable Securities for sale by way of prospectus under this Article VI, if, upon a Determination of the Directors the Company concludes that, a registration or sale by way of prospectus of Registrable Securities pursuant to this Article VI would materially adversely affect any financing, offering, acquisition or disposition, corporate reorganization or other material transaction involving the Company or any of its Affiliates, or would require premature disclosure thereof; provided, however, that in any event the Company shall not be required to effect any registration or sale by way of prospectus prior to the termination, waiver or reduction of any reasonable "blackout period" required by the underwriters to be applicable to the Holders or the Company, if any, in connection with any offering (any blackout period described in this proviso not to exceed the shorter of (i) the shortest blackout period applicable to the Company and/or the other holders of securities of the Company selling in the offering giving rise to such blackout period and (ii) 90 days). The Company shall promptly give each applicable Holder notice of such conclusion. If the

Company shall so postpone the filing of a registration statement or prospectus or suspend the effectiveness or use of any registration statement or prospectus, the Holders of Registrable Securities requesting registration or sale by way of prospectus thereof pursuant to Section 6.01 shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement or suspension and, in the event of such withdrawal, such request shall not be counted for purposes of the requests for registration or sale by way of prospectus to which Holders of Registrable Securities are entitled pursuant to Section 6.01 hereof (provided that the Company shall remain responsible for all Registration Expenses incurred in connection therewith).

     Section 6.07. Holdback Agreements. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to effect any requested registration or sale by way of prospectus under Section 6.01 within a period of (i) 7 days prior to or (ii) such number of days as was required by the underwriters (or determined in the good faith judgment of the Board, in the case of a previous offering that was not an Underwritten Offering) (in either event not to exceed 90 days) following the effective date of any other registration statement or prospectus relating to an Underwritten Offering or any other offering of Ordinary Shares (a "Recent Offering"), if, in the opinion of the underwriters of such Recent Offering (or the good faith judgment of the Board, in the case of a Recent Offering that is not an Underwritten Offering), such requested registration or sale by way of prospectus could have an adverse effect on such Recent Offering or the market for the Ordinary Shares.

                                  ARTICLE VII

                            REGISTRATION PROCEDURES

     Section 7.01. Registration Procedures. If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will, as promptly as practicable:

          (a) prepare and, in any event within 60 days after the end of the period within which a request for registration may be given to the Company, file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of 120 days (or such shorter period during which the distribution of securities thereunder continues) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (so long as such intended methods of disposition are commercially reasonable); provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish to one counsel selected by the applicable Holders of Registrable Securities covered by such registration statement, copies of all documents proposed to be filed, which documents will be subject to the reasonable review of such counsel;

          (c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

          (d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable

     Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this
     Section 7.01(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

          (f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 7.01(b), of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller and subject to Section 7.01(b), prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

          (h) use its reasonable efforts to list or have admitted for trading, as applicable, such Registrable Securities on each securities exchange on which the Ordinary Shares are then listed or traded;

          (i) enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          (j) use its reasonable efforts to obtain a "cold comfort" letter or letter from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the applicable Holders shall reasonably request (provided that Registrable Securities constitute at least 25% of the securities covered by such registration statement);

          (k) make reasonably available for inspection by representatives of the sellers of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such sellers or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement (subject to each party referred to in this Section 7.01(k) entering into customary confidentiality agreements in a form reasonably acceptable to the Company and provided that the Company shall not be required to disclose any information which it is prohibited by law or any agreement from disclosing, or which could in its judgment result in a waiver or loss of any attorney-client privilege to which it may be entitled); and

          (l) use its reasonable efforts (taking into account the interests of the Company) to make available members of the Company's management to participate in customary "road show" presentations that may be reasonably requested by the Holders and the managing underwriter in any Underwritten Offering;

     provided that the participation of such individuals shall not interfere in any material respect with the conduct of their duties to the Company.

     Section 7.02. Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

     Section 7.03. Discontinuance of Disposition. Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7.01(f), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 7.01(f), and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in
Section 7.01(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 7.01(f) and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 7.01(f).

                                  ARTICLE VIII

                                INDEMNIFICATION

     Section 8.01. Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Articles V or VI, the Company will, and it hereby does, indemnify and hold harmless, the seller of any Registrable Securities covered by such registration statement and each person who participates as an underwriter in any offering or sale of the Registrable Securities, their directors and officers or general and limited partners (and the directors and officers and general and limited partners thereof), and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such seller, any such director or officer or general or limited partner or controlling Person may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus or a preliminary prospectus, in light of the circumstances under which they are made), and the Company will reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified parties for use in the preparation thereof; and provided, further, that the Company will not be liable to any Indemnified Party (including any person controlling such Indemnified Party), who is obligated to deliver a prospectus in transactions in a security as to which a registration statement has been filed pursuant to the Securities Act, under the indemnity agreement in this Section 8.01, with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Indemnified Party arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in any preliminary prospectus and such Registrable Securities were sold to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus (excluding any documents incorporated by reference therein) or of the final prospectus as then amended or supplemented (excluding any documents incorporated by reference therein), whichever is most recent, if the Company has previously furnished copies thereof to such Indemnified Party and such prospectus corrects such untrue statement or omission or alleged untrue statement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any Indemnified Party and shall survive the transfer of such securities by such seller and the termination of this Agreement.

     Section 8.02. Indemnification by the Sellers. In the event of any registration of any securities of the Company under the Securities Act pursuant to Article V or VI, each prospective seller of Registrable Securities shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8.01) the Company, all other prospective sellers, and any of their respective directors, officers or general or limited partners, and other Persons, if any, who control the Company or such sellers, as the case may be, within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided, however, that in no event shall the liability of any seller hereunder be greater than the dollar amount of the proceeds received by such seller upon its sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller and the termination of this Agreement.

     Section 8.03. Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article VIII, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 8.01 or 8.02, as the case may be, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which event such indemnified party and any other indemnified party to which such conflict of interest applies shall be reimbursed for the reasonable expenses incurred in connection with retaining one separate legal counsel for all such indemnified parties in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances). No indemnifying party will, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement in respect of any such indemnifiable claim, unless any such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party will, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement in respect of any such indemnifiable claim which the indemnifying party is defending in good faith.

     Section 8.04. Contribution. (a) If for any reason the indemnity provided for in this Article VIII is unavailable or is insufficient to hold harmless an indemnified party under this Article VIII, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and of the indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations; provided, however, that in no event shall the liability of any seller hereunder be greater than the dollar amount of the proceeds received by such seller upon its sale of the Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     Section 8.05. Other Indemnification. Indemnification similar to that specified in Sections 8.01 and 8.02 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal, state or provincial law or regulation or governmental authority other than the Securities Act.

     Section 8.06.  Nonexclusivity.  The obligations of the parties under this
Article VIII shall be in addition to any liability which any party may otherwise have to any other party.

                                   ARTICLE IX

                              TERM AND TERMINATION

     Section 9.01. Term. (a) This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

     (b) Subject to paragraph (a) above or paragraph (c) and (d) below, the rights and obligations of the Shareholders and the Permitted Transferees of the Shareholders hereunder shall terminate upon the earlier of (i) the 30th anniversary of the Closing and (ii) the date on which the Shareholders are no longer entitled to designate any Family Designees to the Board pursuant to
Section 2.01(b); provided that Articles III and IV of this Agreement shall automatically become effective and reinstated if, within 12 months following the date of termination pursuant to clause (ii) above, the Shareholders and Permitted Transferees Beneficially Own a number of Voting Shares that would have entitled the Shareholders to designate at least one Designee to the Board pursuant to Section 2.01(b) as a result of the acquisition of Voting Shares by any Shareholder or any Permitted Transferee (and shall continue only for so long as such level of ownership continues).

     (c) In addition, the rights and obligations of the Shareholders and their Permitted Transferees under Section 2.03 and Article III and Article IV of this Agreement shall terminate immediately (x) at the time any Person or Group becomes the Beneficial Owner of more than 33% of the Voting Shares or (y) in the event that the Company breaches in any material respect the terms of this Agreement, which such breach is not cured within 10 days after notice of such breach by any Shareholder.

     (d) Notwithstanding anything else to the contrary, the provisions contained in Articles V, VI and VII shall continue so long as there are, and shall terminate when there are no longer, any Registrable Securities. In addition, the rights and obligations of the Company under Section 2.01, 2.02 and 2.03 and
Article V, VI and VII of this Agreement shall terminate as to any Shareholder in the event that such Shareholder breaches in any material respect the terms of this Agreement, which such breach is not cured within 10 days after notice of such breach by the Company.

     (e) The provisions of Article VIII shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

     (f) Notwithstanding anything to the contrary contained herein, in no circumstances shall Section 10.12 terminate until the earlier of (i) the day after the close of the fifth full taxable year of each Person who entered into a gain recognition agreement described in Section 10.12 following the close of the taxable year of the Closing and (ii) the date on which no gain recognition agreements specified in Section 10.12 are in effect.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender's fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (i) if to Vivendi or Sofiee (prior to the Closing) and the Company (after the Closing), to:

           42, avenue de Friedland
           75380 Paris Cedex 08
           France
           Fax: 33-1-7171-1414
           Attention: Guillaume Hannezo

           with a copy to:

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, NY 10019-7475
           Fax: (212) 474-3700
           Attention: Faiza J. Saeed

           Bredin Prat
           130 rue du Faubourg
           Saint-Honore
           75008 Paris
           Fax: 33-1-4359-7001
           Attention: Elena Baxter

          (ii) if to any Shareholder, to the address of such Shareholder specified on the signature page hereto with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, NY 10017-3954
           Fax: (212) 455-2502
           Attention: John G. Finley
                      Brian M. Stadler

           Goodman Phillips & Vineberg
           1501 McGill College Avenue
           26th Floor
           Montreal, Quebec
           H3A 3N9
           Fax: (514) 941-6499
           Attention: Michael Vineberg

     Section 10.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     Section 10.03. Entire Agreement; No Third Party Beneficiaries. (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Voting Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     (c) The provisions of this Agreement shall be binding upon and inure to the benefit of the Company upon completion of the Vivendi Merger as the surviving entity of the Vivendi Merger without any action on the part of any party.

     Section 10.04. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflict of laws, except to the extent the substantive laws of France are mandatorily applicable under French law.

     Section 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 10.06. Assignment; Amendments. (a) Except as provided in Section 3.02(d), Section 3.03 and Section 10.06(b) and (c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. If the Company assigns its rights to purchase under
Section 3.02(d), the Company shall guarantee the purchase obligations of its assignee.

     (b) If a Shareholder or a Permitted Transferee transfers Voting Shares to a Significant Transferee and in connection therewith specifically assigns, in whole or in part, to such Significant Transferee registration rights under this Agreement (and such Significant Transferee agrees to be bound to the applicable registration rights provisions of this Agreement), such Significant Transferee shall thereafter have the rights and obligations of a "Holder" under this Agreement with respect to such Voting Shares (and the Shareholders and their Permitted Transferees shall be entitled to assign such rights hereunder without the consent of any other party hereto); provided, however, that no assignment of any rights under Article VI may be made to any Significant Transferee unless such Significant Transferee Beneficially Owns, after giving effect to such Transfer, at least 3% of the outstanding Voting Shares.

     (c) No amendment to this Agreement shall be effective unless it shall be in writing and (i) prior to the Closing, signed by Vivendi, Sofiee and each of the Shareholders and (ii) after the Closing, signed by the Company and Shareholders holding a majority of the Voting Shares held by the Shareholders at such time, except no such amendment shall affect a Shareholder disproportionately when compared to other Shareholders without the consent of such Shareholder.

     Section 10.07. Enforcement. (a) Each of the Company and each Shareholder acknowledges that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each of the Company and each Shareholder, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of the Company and each Shareholder hereby waives any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 10.08. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 10.09. Submission to Jurisdiction; Waivers. The Company and each of the Shareholders irrevocably consents to the exclusive jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no federal subject matter jurisdiction exists, in which event, the Company and each of the Shareholders irrevocably consents to the exclusive jurisdiction and venue in the Supreme Court of the State of New York, New York County, and in the courts hearing appeals therefrom, for the resolution of any dispute, action, suit or proceeding arising out of or relating to this Agreement. The Company and each of the Shareholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section, that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. The Company and each of the Shareholders hereby respectively appoints Cravath, Swaine & Moore and Simpson Thacher & Bartlett at their respective offices in New York, New York (each a "Process Agent"), as the designees, appointees and agents of the Company and the Shareholders, respectively, to receive, for and on such parties' behalf, service of process in such jurisdiction in any legal action or proceeding with respect to this Agreement and such service shall be deemed complete upon delivery thereof to the applicable Process Agent; provided, that in the case of any such service upon a Process Agent, the party effecting such service shall also deliver a copy thereof to the party who designated such Process Agent in the manner provided in Section 10.01. Each party shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the above purposes in New York, New York. The Company and each of the Shareholders further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. The Company and each of the Shareholders expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that each such party's consent to jurisdiction and service contained in this Section is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

     Section 10.10. Form of Securities. (a) All Voting Shares held by the Shareholders that are not certificated shall be held in the form of nominatif pur in accordance with French law. Upon request, the Company will provide any Shareholder with certificated Voting Shares, in lieu of a corresponding number of Voting Shares held in the form of nominatif pur, to the extent such Shareholder makes such a request in connection with a Transfer permitted by
Section 3.01(e).

     (b)(i) In the case of Voting Shares that are certificated, upon original issuance thereof, and until such time as the same is no longer required hereunder or under the applicable requirements of the Securities Act or applicable state securities or "blue sky" laws, any certificate issued representing any Voting Shares held by each Shareholder or any Permitted Transferee (including all certificates issued in exchange thereof or in substitution therefor) shall bear the following legends:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS AND RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN SHAREHOLDER GOVERNANCE AGREEMENT DATED AS OF JUNE 19, 2000 RELATING TO THE COMPANY ISSUING THE SHARES REPRESENTED BY THIS CERTIFICATE, (THE "COMPANY"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THESE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE SECURITIES ACT."

     (ii) The certificates representing the Voting Shares held by each Shareholder or any Permitted Transferee (including any certificate issued in exchange thereof or in substitution therefor) shall also bear any legend required under any applicable state securities or "blue sky" laws.

     (iii) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Shares in order to implement the restrictions on Transfer set forth in Article III.

     (iv) In connection with any Transfer of Voting Shares, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with applicable securities and other laws.

     (v) The Company shall not incur any liability for any delay in recognizing any Transfer of Voting Shares if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or "blue sky" laws, or this Agreement.

     (vi) After such time as the legend described in this Section 10.10(b) is no longer required on any certificate or certificates representing the Voting Shares held by any Shareholder, upon the request of such Shareholder, the Company will cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legend.

     Section 10.11. Actions of Shareholders. Each Shareholder agrees and acknowledges, with respect to the arrangements contemplated by this Agreement and matters related to the Company upon which the Shareholders are entitled to vote, such Shareholder is acting in concert with the other Shareholders.

     Section 10.12. Prohibited Transfers. If any Person enters into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-3(b) with respect to the Seagram shares transferred pursuant to the Merger Agreement and the Arrangement, neither Vivendi, Sofiee or any Affiliate or subsidiary thereof nor any transferee thereof (any of the foregoing, a "Vivendi Party") shall make, directly or indirectly, during the period ending on the earlier of (i) the day after the close of the fifth full taxable year of such Person following the close of the taxable year of the Closing and (ii) the date on which such gain recognition agreement is terminated any "disposition" (or any "deemed disposition"), within the meaning of Treasury Regulation Section 1.367(a)-8 (the "Regulations"), in whole or in part of any of the stock or assets of Seagram that would cause such Person to recognize gain, in whole or in part, under the gain recognition agreement. Notwithstanding the foregoing, this Section 10.12 shall not apply to any disposition or deemed disposition that is attributable, in whole or in part, to actions taken, or actions failed to be taken (including, without limitation, ceasing to be a U.S. citizen or resident, or failing to notify the Internal Revenue Service of a transaction, or failing to enter into a new gain recognition agreement), by such Person (or by an Affiliate, or party related to, such Person); provided, however, that where such disposition or deemed disposition also involves an action taken by a Vivendi Party (such as an actual transfer of the Seagram shares), the Vivendi Party shall timely notify such Person of such action. During the term of any gain recognition agreement described in this Section 10.12, the Vivendi Parties will timely provide the information necessary to allow such Person to file the Annual Certification required by Treasury Regulation Section 1.367(a)-8(b)(5).

     IN WITNESS WHEREOF, Vivendi, Sofiee and each Shareholder have duly executed this Shareholder Governance Agreement as of the date first written above.

                                          VIVENDI S.A.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name:  Jean-Marie Messier
                                              Title:  Chairman & Chief Executive
                                              Officer

                                          SOFIEE S.A.

                                          By: /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                              Name:  Jean-Marie Messier
                                              Title:  Authorized Signing Officer

                                          BRONFMAN ASSOCIATES

                                          By: /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              Name:  Edgar M. Bronfman
                                              Title:  Managing Partner

                                          C. BRONFMAN FAMILY TRUST

                                          By: /s/ BRUCE I. JUDELSON
                                            ------------------------------------
                                              Name:  Bruce I. Judelson
                                              Title:  Trustee

                                          PBBT/EDGAR MILES BRONFMAN
                                          FAMILY TRUST

                                          By: /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              Name:  Edgar M. Bronfman
                                              Title:  Trustee

                                          By: /s/ JOHN S. WEINBERG
                                            ------------------------------------
                                              Name:  John S. Weinberg
                                              Title:  Trustee

                                          By: /s/ MATHEW BRONFMAN
                                            ------------------------------------
                                              Name:  Mathew Bronfman
                                              Title:  Trustee

                                          By: /s/ MILDRED KALIK
                                            ------------------------------------
                                              Name:  Mildred Kalik
                                              Title:  Trustee

                                          CHARLES ROSNER BRONFMAN FAMILY TRUST

                                          By: /s/ STEPHEN R. BRONFMAN
                                            ------------------------------------
                                              Name:  Stephen R. Bronfman
                                              Title:  Trustee

                                          THE CHARLES BRONFMAN TRUST II

                                          By: /s/ JEFFREY SCHEINE
                                            ------------------------------------
                                              Name:  Jeffrey Scheine
                                              Title:  Trustee

                                          THE CLARIDGE FOUNDATION

                                          By: /s/ CHARLES R. BRONFMAN
                                            ------------------------------------
                                              Name:  Charles R. Bronfman
                                              Title:  Member and Director

                                          CRB ASSOCIATES,
                                          LIMITED PARTNERSHIP

                                          By: /s/ JEFFREY SCHEINE
                                            ------------------------------------
                                              Name:  Jeffrey Scheine
                                              Title:  Manager of Claridge
                                                      Israel, LLC, A General
                                                      Partner

                                          CHARLES R. BRONFMAN
                                          DISCRETIONARY TRUST

                                          By: /s/ BRUCE I. JUDELSON
                                            ------------------------------------
                                              Name:  Bruce I. Judelson
                                              Title:  Trustee

                                          By: /s/ EDGAR M. BRONFMAN
                                            ------------------------------------
                                              EDGAR M. BRONFMAN

                                          By: /s/ CHARLES R. BRONFMAN
                                            ------------------------------------
                                              CHARLES R. BRONFMAN

                                          By: /s/ SAMUEL BRONFMAN II
                                            ------------------------------------
                                              SAMUEL BRONFMAN II

                                          By: /s/ EDGAR BRONFMAN, JR.
                                            ------------------------------------
                                              EDGAR BRONFMAN, JR.

                                          By: /s/ MATTHEW BRONFMAN
                                            ------------------------------------
                                              MATTHEW BRONFMAN

                                          By: /s/ ELLEN BRONFMAN HAUPTMAN
                                            ------------------------------------
                                              ELLEN BRONFMAN HAUPTMAN

                           ADDRESSES FOR SIGNATORIES

For: Bronfman Associates, PBBT/Edgar Miles Bronfman, Edgar M. Bronfman, Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman

      c/o Edgar Bronfman, Jr.
      Joseph E. Seagram & Sons, Inc.
      375 Park Avenue
      New York, New York 10152
      Fax: (212)572-7825

For: C. Bronfman Family Trust, Charles Rosner Bronfman Family Trust, The Charles Bronfman Trust II, The Claridge Foundation, CRB Associates, Limited Partnership, Charles R. Bronfman Discretionary Trust, Charles R. Bronfman and Ellen Bronfman Hauptman

      c/o Samuel Minzberg
      President and Chief Executive Officer
      Claridge Inc.
      1170 Peel Street
      8th floor
      Montreal, Quebec
      Canada H3B 4P2
      Fax: (514)878-5296

                                                                         ANNEX G

                             ARRANGEMENT RESOLUTION

          SPECIAL RESOLUTION OF THE SEAGRAM COMPANY LTD. SHAREHOLDERS

BE IT RESOLVED THAT:

          1. The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving The Seagram Company Ltd. ("Seagram"), as more particularly described and set forth in the Joint Proxy Statement -- Prospectus (the "Circular") of Seagram accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

          2. The plan of arrangement (the "Plan of Arrangement") involving Seagram, the full text of which is set out as Annex B to the Circular (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

          3. The merger agreement (including the schedules thereto) dated as of June 19, 2000 (the "Merger Agreement") among Vivendi, Canal Plus S.A., Sofiee S.A., 3744531 Canada Inc. and Seagram and the transactions contemplated thereby, the actions of the board of directors of Seagram in approving the Merger Agreement and the transactions contemplated thereby, and the actions of the officers of Seagram in executing and delivering the Merger Agreement, are hereby confirmed, ratified and approved.

          4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Seagram or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of Seagram are hereby authorized and empowered without further notice to or approval of the shareholders of Seagram (i) to amend the Merger Agreement or the Plan of Arrangement to the extent permitted by the Merger Agreement, and (ii) subject to the terms of the Merger Agreement, not to proceed with the Arrangement.

          5. Any officer or director of Seagram is hereby authorized and directed for and on behalf of Seagram to execute, under the seal of Seagram or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Merger Agreement for filing.

          6. Any officer or director of Seagram is hereby authorized and directed for and on behalf of Seagram to execute or cause to be executed, under the seal of Seagram or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

                                                                         ANNEX H

                                       Commercial List Court File No. 00-CL-3898

                                    ONTARIO
                           SUPERIOR COURT OF JUSTICE
                               (COMMERCIAL LIST)

         IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44, SECTIONS 192 AND 204, AS AMENDED

         AND IN THE MATTER OF AN APPLICATION BY THE SEAGRAM COMPANY LTD. RELATING TO A PROPOSED ARRANGEMENT
         INVOLVING THE SEAGRAM COMPANY LTD. AND ITS SECURITY HOLDERS

         AND IN THE MATTER OF AN APPLICATION BY THE SEAGRAM COMPANY LTD. RELATING TO A PROPOSED OFFER BY THE
         SEAGRAM COMPANY LTD. TO ITS SHAREHOLDERS TO PARTICIPATE
         IN A HOLDING COMPANY REORGANIZATION

                             NOTICE OF APPLICATION

THE RESPONDENTS:

     A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following page.

     THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on December 6, 2000, at 10:00 A.M., or as soon after that time as the Application may be heard at 393 University Avenue, Toronto, Ontario.

     IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

     IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

     IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date: October 24, 2000                   /s/ LOCAL REGISTRAR
        ------------------------------------------------------------------------
                                               Local Registrar

                                          Address of Court Office:
                                          393 University Avenue
                                          Toronto, ON M5G 1E6

TO:          ALL HOLDERS OF COMMON SHARES OF THE SEAGRAM COMPANY LTD.

AND TO:      ALL HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES OF THE
             SEAGRAM COMPANY LTD. UNDER THE SEAGRAM STOCK PLAN.

AND TO:      ALL HOLDERS OF STOCK APPRECIATION RIGHTS RELATING TO COMMON
             SHARES OF THE SEAGRAM COMPANY LTD.

AND TO:      THE DIRECTOR APPOINTED PURSUANT TO SECTION 260 OF THE CANADA
             BUSINESS CORPORATIONS ACT

             Richard Shaw
             Director General
             Corporations Directorate, Industry Canada
             9th Floor, Jean Edmonds Tower South
             365 Laurier Avenue West
             Ottawa, ON K1A 0C8

             Attention: Jean Turner

AND TO:      BLAKE, CASSELS & GRAYDON LLP
             Commerce Court West
             Suite 2800, Box 25
             199 Bay Street
             Toronto, ON M5L 1A9

             Jeffrey W. Galway
             Tel: (416) 863-3859
             Fax: (416) 863-2653

             Solicitors for Vivendi, Vivendi Universal Exchangeco Inc.,
             Vivendi Universal Holdings Company and Sofiee S.A.

                                  APPLICATION

     1. The applicant The Seagram Company Ltd. ("Seagram") makes application for:

          (a) an interim Order for advice and directions pursuant to Section 192 of the Canada Business Corporations Act, R.S.C. 1985, Chap. C-44, as amended ("CBCA");

          (b) a final Order approving a plan of arrangement (the "Plan of Arrangement") involving Seagram and certain security holders as proposed by Seagram substantially in the form described in a joint proxy statement-prospectus of Seagram, Vivendi and Canal Plus S.A. ("Canal Plus"), to be dated on or about November 1, 2000 (the "Joint Circular"), and mailed to the holders of common shares of Seagram, the holders of options to purchase common shares of Seagram under the Seagram Stock Plans (as defined in the Plan of Arrangement), and the holders of stock appreciation rights under the Seagram Stock Plans relating to common shares of Seagram, pursuant to Section 192 of the CBCA;

          (c) an Order directing and declaring that an offer proposed by Seagram to holders of common shares of Seagram to participate in a holding company reorganization (the "Offer") as set out in the Joint Circular is an exempt offer and is not a take-over bid under Section 194 of the CBCA, pursuant to
     Section 204 of the CBCA; and

          (d) such further and other relief as counsel may advise and the court may consider appropriate.

     2. The grounds for the application are:

          (a) Sections 192, 194 and 204 of the CBCA;

          (b) Part XVII of the CBCA and Part VIII of the Canada Business Corporations Regulations;

          (c) all statutory requirements under the CBCA have been fulfilled;

          (d) the Plan of Arrangement is fair and reasonable;

          (e) an exemption of the Offer would not unfairly prejudice a holder of shares of Seagram;

          (f) Rules 14.05(2), 17.02 and 38 of the Rules of Civil Procedure; and

          (g) such further and other grounds as counsel may advise and this Honourable Court may permit.

     3. The following documentary evidence will be used at the hearing of the application:

          (a) such interim Order as may be granted by this Honourable Court;

          (b) the Affidavit of Daniel R. Paladino to be sworn, and the exhibits thereto;

          (c) the further affidavits of deponents on behalf of the Applicant, reporting as to the compliance with any interim Order of this Honourable Court and as to the result of any meetings ordered by any interim Order of this Honourable Court; and

          (d) such further and other material as counsel may advise and this Honourable Court may permit.

     4. The Notice of Application will be sent to all registered holders of common shares of Seagram, all holders of options to purchase common shares of Seagram under the Seagram Stock Plans and all holders of stock appreciation rights of Seagram under the Seagram Stock Plans relating to common shares of Seagram at their addresses as they appear on the books and records of Seagram at the close of business on the record date established by Seagram, or as this Honourable Court may direct in the interim Order, and pursuant to Rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure, in the case of those holders whose addresses, as they appear on the books and records of Seagram, are outside Ontario.

Date of Issue: October 24, 2000               OSLER, HOSKIN & HARCOURT LLP
                                              P.O. Box 50
                                              1 First Canadian Place
                                              Toronto, ON M5X 1B8
                                              Larry Lowenstein (LSUC 23120C)
                                              Tel: (416) 862-6454
                                              Laura K. Fric (LSUC 36545Q)
                                              Tel: (416) 862-5899
                                              Fax: (416) 862-6666
                                              Solicitors for the Applicant,
                                              The Seagram Company Ltd.

                                                                         ANNEX I

                                             Commercial List Court File No.

                                    ONTARIO

                           SUPERIOR COURT OF JUSTICE
                               (COMMERCIAL LIST)

THE HONOURABLE MR.                  )               MONDAY, THE 30TH DAY
                                    )
JUSTICE CAMERON                     )                 OF OCTOBER, 2000
                                    )

        IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, CHAP. C-44, SECTIONS 192 AND 204, AS AMENDED

        AND IN THE MATTER OF AN APPLICATION BY THE SEAGRAM COMPANY LTD. RELATING TO A PROPOSED ARRANGEMENT INVOLVING THE SEAGRAM COMPANY LTD. AND ITS SECURITY HOLDERS

        AND IN THE MATTER OF AN APPLICATION BY THE SEAGRAM COMPANY LTD. RELATING TO A PROPOSED OFFER BY THE SEAGRAM COMPANY LTD. TO ITS SHAREHOLDERS TO PARTICIPATE IN A HOLDING COMPANY REORGANIZATION

                                 INTERIM ORDER

     THIS MOTION, made by the Applicant The Seagram Company Ltd. ("Seagram") for an interim Order for advice and directions of the Court in connection with an application (the "Application") to approve an arrangement under Section 192 of the Canada Business Corporations Act, R.S.C. 1985, Chap. C-44, as amended (the "CBCA"), and other related relief, was heard this day at 393 University Avenue, Toronto, Ontario.

     ON READING the Notice of Application, the Notice of Motion, the Affidavit of Daniel R. Paladino, sworn October 25 , 2000 (the "Affidavit") and the exhibits thereto, and on hearing the submissions of counsel for Seagram, counsel for Vivendi, Vivendi Universal Exchangeco Inc., Vivendi Universal Holdings Company and Sofiee S.A. ("Sofiee"), no one appearing for the Director appointed pursuant to Section 260 of the CBCA (the "Director") although served with notice of this motion,

     1. THIS COURT ORDERS that for the purposes of this interim Order ("Interim Order"), the following defined terms shall have the following meanings, which meanings are set out with greater specificity in the draft Joint Proxy Statement-Prospectus of Seagram, Vivendi and Canal Plus (the "Joint Circular") attached as Exhibit "A" to the Affidavit:

          (a) "Merger Agreement" means the merger agreement dated as of June 19, 2000, among Vivendi, Sofiee, Canal Plus, Vivendi Universal Exchangeco Inc. and Seagram, as amended, supplemented or restated;

          (b) "Seagram Common Shares" means the outstanding common shares in the capital of Seagram; and

          (c) "Seagram Stock Plans" means the Seagram 1983 Stock Appreciation Right and Stock Unit Plan, the Seagram Stock Plan for Non-Employee Directors, the Seagram 1988 Stock Option Plan, the Seagram 1992 Stock Incentive Plan and the Seagram 1996 Stock Incentive Plan, in each case as amended to the date of the Merger Agreement.

     2. THIS COURT ORDERS that for the purposes of this Interim Order, the term "Seagram Security Holders" shall mean, collectively, the holders of Seagram Common Shares, the holders of options to purchase

Seagram Common Shares under the Seagram Stock Plans and the holders of stock appreciation rights under the Seagram Stock Plans relating to Seagram Common Shares.

     3. THE COURT ORDERS that for the purposes of this Interim Order, the term "Offer" shall mean the offer proposed by Seagram to holders of Seagram Common Shares to participate in a holding company reorganization involving Seagram, as set out with greater specificity in the Affidavit and the draft Joint Circular attached as Exhibit "A" to the Affidavit.

     4. THIS COURT ORDERS that Seagram is authorized and directed to call, hold and conduct a special meeting (the "Seagram Meeting") of the holders of Seagram Common Shares to, among other things, consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") substantially in the same form as the Plan of Arrangement found at Annex "B" of the Joint Circular (the "Plan of Arrangement"), attached as Exhibit "A" to the Affidavit.

     5. THIS COURT ORDERS that the Seagram Meeting shall be called, held and conducted in accordance with the notice of the Seagram Meeting (the "Notice") forming part of the Joint Circular, the CBCA and the articles and by-laws of Seagram, including quorum requirements, subject to the terms of this Interim Order or any further Order of this Honourable Court.

     6. THIS COURT ORDERS that Seagram is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, subject to the terms of the Merger Agreement and without any additional notice to the Seagram Security Holders, and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Seagram Meeting and the subject of the Arrangement Resolution.

     7. THIS COURT ORDERS that Seagram, if it deems advisable, is specifically authorized to adjourn or postpone the Seagram Meeting on one or more occasions, without the necessity of first convening the Seagram Meeting or first obtaining any vote of the holders of Seagram Common Shares respecting the adjournment or postponement, subject to the terms of the Merger Agreement.

     8. THIS COURT ORDERS that the Notice of Application, the Notice of Meeting, the Joint Circular, the Form of Proxy and the Letter of Transmittal and Election Form (collectively referred to as the "Meeting Materials") in substantially the same form as contained in Exhibits "A", "H" and "G" to the Affidavit (with such amendments, additional communications or documents thereto as counsel for Seagram or counsel for Vivendi, Vivendi Universal Exchangeco Inc., Vivendi Universal Holdings Company and Sofiee may advise are necessary or desirable, provided that such amendments, communications or documents are not inconsistent with the terms of this Interim Order) and this Interim Order shall be disseminated, distributed, sent and given to the Seagram Security Holders, the directors of Seagram, the auditors of Seagram, Vivendi, Sofiee, and the Director, by one or more of the following methods not later than twenty-one (21) days prior to the date of the Seagram Meeting, excluding the date of delivery and the date of the Seagram Meeting:

          (a) in the case of the registered holders of Seagram Common Shares, by prepaid ordinary mail, by expedited parcel post, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books or records of Seagram;

          (b) in the case of non-registered holders of Seagram Common Shares, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees, by prepaid ordinary mail, expedited parcel post or otherwise, to facilitate the broad distribution of the Meeting Materials to non-registered holders of Seagram Common Shares;

          (c) in the case of the holders of options to purchase Seagram Common Shares under the Seagram Stock Plans and the holders of stock appreciation rights under the Seagram Stock Plans relating to Seagram Common Shares, by prepaid ordinary mail, by expedited parcel post, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books or records of Seagram;

          (d) in the case of the directors of Seagram, by courier or by delivery in person, addressed to the individual directors;

          (e) in the case of the auditors of Seagram, by courier or by delivery in person, addressed to the firm of auditors;

          (f) in the case of Vivendi, Vivendi Universal Exchangeco Inc., Vivendi Universal Holdings Company and Sofiee, by courier or by delivery in person, to the solicitors for Vivendi, Vivendi Universal Exchangeco Inc., Vivendi Universal Holdings Company and Sofiee; and

          (g) in the case of the Director, by courier, by fax or by delivery in person, to the Director;

and that such mailing, delivery and distribution shall constitute good and sufficient notice of the Application, the Seagram Meeting and the hearing in respect of the Application upon such persons.

     9. THIS COURT ORDERS that the Meeting Materials shall be deemed, for the purposes of this Interim Order and the Application, to have been received:

          (a) in the case of distribution by prepaid ordinary mail, three (3) business days after delivery thereof to the post office;

          (b) in the case of distribution by expedited parcel post, three (3) business days after delivery thereof to the post office;

          (c) in the case of distribution by courier, one (1) business day after receipt by the courier;

          (d) in the case of fax, one (1) business day after transmission thereof; and

          (e) in the case of distribution by delivery in person, on receipt thereof by the intended addressee.

     10. THIS COURT ORDERS that the record date for determining the registered holders of Seagram Common Shares entitled to receive the Meeting Materials shall be the close of business on November 1, 2000 (the "Record Date").

     11. THIS COURT ORDERS that the accidental failure or omission to give notice of the Seagram Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Seagram Meeting and shall not constitute a breach of this Interim Order.

     12. THIS COURT ORDERS that Seagram is authorized to use the Form of Proxy, in substantially the same form attached as Exhibit "H" to the Affidavit, subject to Seagram's ability to insert dates and other relevant information in the final Form of Proxy. Seagram is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine, subject to the terms of the Merger Agreement. The procedure for the use of proxies at the Seagram Meeting shall be as set out in the Joint Circular.

     13. THIS COURT ORDERS that Seagram may in its discretion waive generally the time limits for the deposit of proxies by the holders of Seagram Common Shares, if Seagram deems it advisable to do so.

     14. THIS COURT ORDERS that votes shall be taken at the Seagram Meeting on the basis that each holder of Seagram Common Shares is entitled to one (1) vote for each Seagram Common Share held and that, subject to further Order of this Honourable Court, the vote required to pass and approve the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3% of the votes cast on the Arrangement Resolution (for this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast) by the holders of Seagram Common Shares present in person or represented by proxy at the Seagram Meeting.

     15. THIS COURT ORDERS that the only persons entitled to attend the Seagram Meeting shall be: (a) the registered holders of Seagram Common Shares, or their respective proxies; (b) the officers, directors, auditors and advisors of Seagram; (c) the representatives of Vivendi and Sofiee; (d) the Director; and
(e) other persons with the permission of the Chairman of the Meeting.

     16. THIS COURT ORDERS that the only persons entitled to vote at the Seagram Meeting shall be the registered holders of Seagram Common Shares as at the close of business on the Record Date for the Seagram Meeting, subject to the provisions of the CBCA with respect to persons who become registered holders of Seagram Common Shares after that date.

     17. THIS COURT ORDERS that the registered holders of Seagram Common Shares shall be entitled to exercise rights of dissent and appraisal, in accordance with and in compliance with Section 190 of the CBCA (except as the procedures of that section are varied by this paragraph 17 and the Plan of Arrangement, and to seek fair value for their Seagram Common Shares, provided that any holders of Seagram Common Shares who wish to dissent (a) must, as a condition precedent thereto, provide a written dissent notice objecting to the Arrangement Resolution to Seagram's Secretary at The Seagram Company Ltd., 1430 Peel Street, Montreal, Quebec H3A 1S9, not later than 5:00 p.m. (Eastern time) on the business day immediately preceding the Meeting, and (b) must otherwise strictly comply with Section 190 of the CBCA and the Plan of Arrangement. For the purposes of these proceedings, the "court" referred to in Section 190 of the CBCA means this Honourable Court.

     18. THIS COURT ORDERS that, pursuant to Section 204 of the CBCA and subject to further Order of this Honourable Court, the Offer is an exempt offer and is not a take-over bid under Section 194 of the CBCA.

     19. THIS COURT ORDERS that upon approval by the holders of Seagram Common Shares in the manner set forth in this Interim Order, Seagram may apply to this Honourable Court on or about December 6, 2000 for approval of the Arrangement and that the distribution and delivery of the Notice of Application herein, in accordance with paragraph 8 of this Interim Order, shall constitute good, sufficient and valid service of such Notice of Application pursuant to this Interim Order, and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, unless a Notice of Appearance is served on Seagram's solicitors as set out below.

     20. THIS COURT ORDERS that the holders of options to purchase Seagram Common Shares under the Seagram Stock Plans and the holders of stock appreciation rights under the Seagram Stock Plans relating to Seagram Common Shares are parties to this proceeding.

     21. THIS COURT ORDERS that the only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and to be heard thereon, shall be (a) the solicitors for Seagram, (b) the solicitors for Vivendi, Vivendi Universal Exchangeco Inc., Vivendi Universal Holdings Company and Sofiee, (c) the Director and (d) persons who have delivered a Notice of Appearance herein in accordance with the Rules of Civil Procedure, including service of said notice on Seagram's solicitors, Osler, Hoskin & Harcourt LLP, P.O. Box 50, 1 First Canadian Place, Toronto, Ontario M5X 1B8, Attention: Larry P. Lowenstein.

     22. THIS COURT ORDERS and declares that the time for service of the Notice of Motion and Motion Record, including the Affidavit of Daniel R. Paladino and the exhibits thereto, on the Director is hereby abridged, and that the service of the foregoing documents on the Director constituted good, sufficient and valid service.

     23. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order that as between this Interim Order and terms of any instrument creating, governing or collateral to the Seagram Common Shares or the articles or by-laws of Seagram, this Interim Order shall govern.

     24. THIS COURT ORDERS that Seagram shall be entitled, at any time, to seek leave to vary this Order.

                                          --------------------------------------

                                                                         ANNEX J

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                                                                   June 19, 2000

Board of Directors
The Seagram Company Ltd.
c/o J. E. Seagram Corp.
375 Park Avenue
New York, New York 10152

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding common shares, without nominal or par value (the "Common Shares"), of The Seagram Company Ltd., a corporation existing under the laws of Canada (the "Company"), of the Exchange Ratio (as defined below) pursuant to the Merger Agreement, dated as of June 19, 2000, among Vivendi S.A., a corporation existing under the laws of France (including its successors, "Vivendi"), Canal Plus S.A., a corporation existing under the laws of France ("Canal Plus"), Sofiee S.A., a corporation existing under the laws of France and a wholly owned subsidiary of Vivendi, which is intended to be renamed Vivendi Universal ("Vivendi Universal"), 3744531 Canada Inc., a corporation existing under the laws of Canada and a wholly owned subsidiary of Vivendi ("Vivendi Exchangeco"), and the Company (the "Agreement") and the related Plan of Arrangement under Section 192 of the Canada Business Corporations Act (the "Plan of Arrangement"). The Agreement and the Plan of Arrangement provide that each Common Share, other than (i) Exchangeable Elected Shares (as defined in the Plan of Arrangement), (ii) Common Shares held by Dissenting Shareholders (as defined in the Plan of the Arrangement) who are ultimately entitled to be paid the fair value of the Common Shares held by them and (iii) Common Shares held by Vivendi or any affiliate thereof, will be transferred by the holder thereof, without any act or formality on its part, to 3045479 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly owned subsidiary of Vivendi, in exchange for that number of fully paid and non-assessable American depositary shares of Vivendi ("Vivendi ADSs"), each representing one ordinary share in the capital of Vivendi, nominal value Euro 5.50 ("Vivendi Shares"), equal to the Exchange Ratio.

     Each person who is a holder of record of Common Shares and who either (i) is a Canadian Resident (as defined in the Plan of Arrangement) that holds such shares on its own behalf or (ii) holds such shares on behalf of a person who is a Canadian Resident will be entitled, with respect to all or a portion of such shares, to elect to receive, in lieu of receiving Vivendi ADSs as described above, non-voting exchangeable shares in the capital of Vivendi Exchangeco (the "Exchangeable Shares"), each of which is exchangeable into one Vivendi ADS, subject to adjustment, and has the other rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions (as defined in the Plan of Arrangement), in exchange for such holder's Common Shares, subject to the provisions of the Agreement and the Plan of Arrangement. Each Exchangeable Elected Share will be transferred by the holder thereof, without any act or formality on its part, to Vivendi Exchangeco in exchange for, subject to the provisions of the Agreement and the Plan of Arrangement, (i) that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio and (ii) that number of fully paid and non-assessable Vivendi Voting Rights (as defined in the Plan of Arrangement) equal to the number of Exchangeable Shares issued in accordance with the foregoing clause (i), which Vivendi Voting Rights Vivendi will deposit with or for the account of the Custodian (as defined in the Plan of Arrangement) for and on behalf of the holders of the Exchangeable Shares issued in accordance with the foregoing clause (i) in accordance with the Custody Agreement to be entered into by Vivendi, Vivendi Exchangeco and the Custodian at such time.

     The Agreement provides that the Vivendi Parties (as defined in the Agreement) and Canal Plus will use their respective best efforts to prepare, complete and execute the agreements specified in Schedule I to the Agreement and all other agreements (collectively, the "Vivendi/Canal Agreements") necessary to effect the transactions set forth on Schedule I to the Agreement (collectively, the "Vivendi/Canal Transactions") as promptly as practicable, and use reasonable best efforts to satisfy each of the conditions to closing set forth in the Vivendi/Canal Agreements as promptly as practicable and diligently pursue and implement the transactions contemplated thereby. The Vivendi/Canal Transactions include the following transactions to be completed in the following sequence:
(i) the contribution by Vivendi to Vivendi Universal of its 15% interest in Canal Plus, following which Vivendi Universal will hold approximately 49% of Canal Plus's outstanding shares; (ii) the merger of Vivendi with and into Vivendi Universal, with Vivendi Universal as the surviving corporation and with each Vivendi Share being converted into one share of Vivendi Universal; (iii) the contribution by Canal Plus of its French and international non-regulated business (the "Non-Regulated Business") to a wholly owned subsidiary of Canal Plus ("Newco 1"); (iv) the contribution by Newco 1 of the Non-Regulated Business to a wholly owned subsidiary of Newco 1 ("Newco 2"); (v) the pro rata distribution by Canal Plus to its shareholders, including Vivendi Universal, of all of the shares of Newco 1 and, concurrently, the merger of Newco 1 with and into Vivendi Universal, with Vivendi Universal as the surviving corporation and with, as part of these steps, each shareholder of Canal Plus receiving two shares of Vivendi Universal per share of Canal Plus; and (vi) the contribution by Vivendi Universal to Newco 2 of its approximately 49% interest in Canal Plus.

     Vivendi, Vivendi Universal and Canal Plus have agreed to provide the Company with a reasonable opportunity to review and comment on the Vivendi/Canal Agreements, prior to the execution and delivery thereof, and that such agreements will be reasonably acceptable to the Company. Vivendi, Vivendi Universal and Canal Plus also have agreed that the Vivendi/Canal Plus Transactions will be effected in the manner and on the terms specified in
Schedule I to the Agreement, including application of the exchange ratio specified therein, and on other such terms and agreements as are reasonably acceptable to the Company.

     For purposes of the Agreement and the Plan of Arrangement, "Exchange Ratio" means the number (rounded to the nearest one ten-thousandth) determined by dividing (i) U.S.$77.35 by (ii) the Average Market Price (as defined in the Plan of Arrangement); provided, however, that if the Average Market Price is equal or greater than U.S.$124.3369, the Exchange Ratio will be 0.6221, and if the Average Market Price is equal to or less than U.S.$96.6875, the Exchange Ratio will be 0.8000.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided significant investment banking services to the Company from time to time, including, among others, having acted as financial advisor to the Company in connection with the sale of Tropicana Products, Inc. in August 1998, having acted as a joint lead manager and bookrunner of a public offering of $500,000,000 aggregate principal amount of 8.00% Senior Quarterly Income Debt Securities due 2038 of Joseph E. Seagram & Sons, Inc. ("JES"), a wholly owned subsidiary of the Company, in November 1998, having acted as a managing underwriter of a public offering of $3,500,000,000 aggregate principal amount of Senior Notes and Senior Debentures of JES in December 1998, having acted as global coordinator of a public offering of 37,000,000 Common Shares of the Company in June 1999, having acted as a managing underwriter of a public offering of 18,500,000 7.50% Adjustable Conversion-rate Equity Security Units of the Company in June 1999, having acted as financial advisor to the Company in connection with the sale of the Mumm and Perrier-Jouet Champagne Houses in July 1999, having acted as financial advisor to the Company in connection with the sale of Universal Concerts in September 1999 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement and the Plan of Arrangement. John S. Weinberg, a Managing Director of Goldman, Sachs & Co., is a director of the Company.

     Goldman, Sachs & Co., and its affiliate Goldman Sachs Paris Inc. et Cie, have provided significant investment banking services to Vivendi in connection with numerous transactions and other situations, including, among others, having acted as financial advisor to Vivendi in connection with the acquisition of United States Filter Corporation in April 1999, having acted as a managing underwriter of a public offering of Euro 2,600,000,016 aggregate principal amount of bonds of Vivendi Environnement, convertible and/or exchangeable into new or existing shares of Vivendi or Vivendi Environnement, in April 1999, having acted as a managing underwriter of a public offering of 45,444,174 Vivendi Shares in May 1999, having acted as financial advisor to Sithe Energies, Inc., a subsidiary of Vivendi, in connection with the sale of 21 independent power production plants in May 2000 and acting as the joint global coordinator and joint bookrunner for the proposed global offering of ordinary shares of Vivendi Environnement, and may provide investment banking services to Vivendi in the future. In addition, we are working with another client in its discussions with the Company concerning a possible transaction involving the Company's spirits and wine business. In addition, we have provided from time to time, and currently are providing, certain investment banking services to Canal Plus. Goldman, Sachs & Co. provides a full range of financial and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company, Vivendi or Canal Plus for its own account or for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Plan of Arrangement; the Shareholder Voting Agreement, dated as of June 19, 2000, among Vivendi and certain shareholders of the Company (the "Voting Agreement"); the Shareholder Governance Agreement, dated as of June 19, 2000, among Vivendi, Vivendi Universal and certain shareholders of the Company (the "Governance Agreement"); Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years and transition period ended June 30, 1999; Annual Reports to Shareholders of Vivendi for the five years ended December 31, 1999; Annual Reports to Shareholders of Canal Plus for the five years ended December 31, 1999; the Registration Statement on Form 20-F of Vivendi as filed on a confidential basis with the Securities and Exchange Commission on May 25, 2000; the June 15, 2000 draft Offering Memorandum for the proposed global offering of ordinary shares of Vivendi Environnement; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to shareholders of Vivendi; certain interim reports to shareholders of Canal Plus; certain other communications from the Company, Vivendi and Canal Plus to their respective shareholders; certain internal financial analyses and forecasts for the Company prepared by the management of the Company; certain internal financial analyses and forecasts for Vivendi and Canal Plus prepared by their respective managements and provided to us by Vivendi and adjusted by the management of the Company; and certain cost savings and operating synergies projected by the management of Vivendi to result from the transactions contemplated by the Agreement and the Plan of Arrangement. Vivendi has informed us that Vivendi and Canal Plus do not have, and therefore we have not been provided with or reviewed, any historical financial statements or other historical financial information for Vivendi and its subsidiaries or Canal Plus and its subsidiaries for any period subsequent to December 31, 1999. We have held discussions with members of the senior managements of the Company and Vivendi regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the Plan of Arrangement and the past and current business operations, financial condition and future prospects of their respective companies. We also have held discussions with members of the senior management of Canal Plus regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Shares, the Vivendi Shares and the shares of Canal Plus, nominal value Euro 0.75, compared certain financial and stock market information for the Company, Vivendi and Canal Plus with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the entertainment industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, Vivendi or Canal Plus or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Agreement and the Plan of Arrangement will be obtained without any adverse effect on the Company, Vivendi or Canal Plus or on the contemplated benefits of the transactions contemplated by the Agreement and the Plan of Arrangement in any respect meaningful to our analysis. We have also assumed that the Vivendi/Canal Plus Transactions will be effected in accordance with the exchange ratios specified in Schedule I to the Agreement and in the aggregate on a basis consistent with
Schedule I to the Agreement (other than inconsistencies that are not meaningful to our analysis). The opinion expressed herein does not reflect any view with respect to the terms of the Voting Agreement or the Governance Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and the Plan of Arrangement and such opinion does not constitute a recommendation as to how any holder of Common Shares should vote with respect to such transactions.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement and the Plan of Arrangement is fair from a financial point of view to the holders of Common Shares. We are not expressing any opinion herein as to the prices at which the Vivendi ADSs or the Exchangeable Shares may trade if and when they are issued or as to the election of Canadian Residents between receiving the Vivendi ADSs and the Exchangeable Shares.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                                   GOLDMAN, SACHS & CO.

                                                                         ANNEX K

                   [Letterhead of Morgan Stanley Dean Witter]

                                 June 19, 2000

Board of Directors
The Seagram Company Ltd.
c/o Joseph E. Seagram & Sons, Inc.
375 Park Avenue
New York, New York 10152

Members of the Board:

     We understand that The Seagram Company Ltd. ("Seagram"), Vivendi S.A. ("Vivendi"), Canal Plus S.A. ("CANAL+"), Sofiee S.A. ("Sofiee") and 3744531 Canada Inc. (the "Vivendi Subsidiary") have entered into a Merger Agreement, dated as of June 19, 2000 (the "Merger Agreement"), which generally provides, among other things, for (i) the merger of Vivendi with and into Sofiee (a wholly owned subsidiary of Vivendi), which will be renamed Vivendi Universal, (ii) Vivendi Universal's acquisition of the non-regulated businesses of CANAL+ and the CANAL+ shareholders' retention of the French regulated businesses (the transactions described in clauses (i) and (ii) are collectively referred to herein as the "Vivendi/Canal Transactions") and (iii) Vivendi Universal's acquisition of Seagram pursuant to the terms and conditions set forth in the plan of arrangement (the "Plan of Arrangement") under section 192 of the Canada Business Corporations Act (the transactions described in clauses (i) through (iii) are collectively referred to herein as the "Transactions"). Pursuant to the Plan of Arrangement, each outstanding common share, without nominal or par value, of Seagram ("Seagram Common Share"), other than shares held by Vivendi or any affiliate of Vivendi, shares as to which dissent rights have been perfected and Electing Shares (as defined below), will be exchanged for that number of Vivendi Universal American Depositary Shares ("Vivendi Universal ADSs") equal to U.S. $77.35 divided by the U.S. dollar equivalent of the average closing prices on the Paris Bourse of the ordinary shares, Euro 5.50 nominal value each, of Vivendi ("Vivendi Ordinary Shares") for the 20 consecutive trading days ending on the third complete trading day prior to the effective date of the Plan of Arrangement (the "Exchange Ratio"), provided that the Exchange Ratio will equal
0.8000 if such average is equal to or less than U.S. $96.6875 and will equal
0.6221 if such average is equal to or exceeds U.S. $124.3369. Each beneficial owner of Seagram Common Shares who is a Canadian resident may elect to receive for each Seagram Common Share it owns (the "Electing Shares") such number of exchangeable shares of the Vivendi Subsidiary equal to the Exchange Ratio (the "Exchangeable Shares"), subject to adjustment as described in the Plan of Arrangement and subject to a limit of 97,000,000 on the number of Exchangeable Shares that will be issued under the Plan of Arrangement, and one Vivendi Voting Right (as contemplated by the Plan of Arrangement) for each Exchangeable Share received. The Exchangeable Shares will be exchangeable at the option of the holder thereof for Vivendi Universal ADSs. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Plan of Arrangement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement and the Plan of Arrangement is fair from a financial point of view to the holders of Seagram Common Shares.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Seagram, Vivendi and CANAL+, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Seagram, Vivendi and CANAL+ prepared by the managements of Seagram, Vivendi and CANAL+, respectively;

          (iii) reviewed certain financial analyses and projections for Seagram prepared by the management of Seagram;

          (iv) reviewed certain financial analyses and projections for Vivendi and CANAL+ prepared by the respective managements of such companies and adjusted by the management of Seagram;

          (v) reviewed the past and current operations and financial condition and the prospects of Seagram, Vivendi and CANAL+, which information was based, in part, on discussions conducted with members of the management of Seagram, Vivendi and CANAL+;

          (vi) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transactions, which information was based, in part, on discussions conducted with members of the management of Seagram and Vivendi;

          (vii) reviewed the pro forma impact of the Transactions on the earnings and capitalization ratios of Vivendi;

          (viii) reviewed the reported prices and trading activity for Seagram Common Shares, Vivendi Ordinary Shares and the ordinary shares, Euro 0.75 nominal value each, of CANAL+ (the "CANAL+ Ordinary Shares");

          (ix) compared the financial performance of Seagram, Vivendi and CANAL+ and the prices and trading activity of Seagram Common Shares, Vivendi Ordinary Shares and CANAL+ Ordinary Shares with those of certain other publicly traded companies and their securities;

          (x) reviewed the financial terms, to the extent publicly available, of transactions that shared certain characteristics with the Transactions we deemed relevant;

          (xi) participated in certain discussions and negotiations among representatives of Seagram and Vivendi and their financial and legal advisors;

          (xii) reviewed the Merger Agreement, the Plan of Arrangement and other related agreements executed by the parties to the Transactions; and

          (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and the internal financial statements and the other financial and operating data provided by Seagram, Vivendi and CANAL+, including information relating to the anticipated strategic, financial and operational benefits of the Transactions, we have assumed that the information provided has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial and operational performance of Seagram, Vivendi and CANAL+, respectively. We have not made, and have not assumed responsibility for making, any independent valuation or appraisal of the assets or liabilities of Seagram, Vivendi or CANAL+ or any of their subsidiaries, nor have we been furnished with any such valuations or appraisals.

     We have further assumed, with your consent, that the Transactions will be consummated in all material respects in accordance with the terms set forth in the Merger Agreement and the Plan of Arrangement, including, among other things, that the exchange of shares pursuant to the Plan of Arrangement will be treated as a tax-free exchange for U.S. Seagram shareholders and Canadian Seagram shareholders that elect to receive Exchangeable Shares, pursuant to the Internal Revenue Code of 1986, as amended, or the Income Tax Act (Canada), as applicable. In addition, we have assumed that the Vivendi/Canal Transactions will be consummated in all material respects in accordance with the terms set forth in the Vivendi/Canal Agreements (as such term is defined in the Merger Agreement). We have also assumed that in connection with the receipt of the regulatory approvals required for the proposed Transactions, no restrictions will be imposed that would have a material adverse effect on Seagram, Vivendi or CANAL+, or on the benefits expected to be derived from the Transactions. Our opinion does not address or express any opinion on the terms of the Shareholder Voting Agreement or the Shareholder Governance Agreement.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, the information made available to us as of, and the financial condition of each of Seagram, Vivendi and CANAL+ on, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Seagram or any of its assets. This opinion does not address Seagram's underlying business decision to participate in the Transactions.

     We have acted as financial advisor to the Board of Directors of Seagram in connection with the Transactions and will receive a fee for our services. In the ordinary course of business, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates may from time to time trade in the securities or indebtedness of Seagram, Vivendi or CANAL+ for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Seagram and Vivendi, or their affiliates, and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Seagram and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by Seagram, if required, in respect of the Transactions with the Securities and Exchange Commission. This opinion does not in any manner address the price at which Seagram Common Shares will trade prior to the consummation of the Transactions or the prices at which Vivendi Ordinary Shares, Vivendi Universal ADSs or Exchangeable Shares will trade following the consummation of the Transactions or the fairness of the Sofiee Exchange Ratio or the Canal Exchange Ratio (as those terms are defined in Schedule I to the Merger Agreement). In addition, we express no recommendation or opinion as to how the shareholders of Seagram, Vivendi or CANAL+ should vote at the respective shareholders' meetings to be held in connection with the Transactions.

     Based on and subject to the foregoing, we are of the opinion, on the date hereof, that the Exchange Ratio pursuant to the Merger Agreement and the Plan of Arrangement is fair from a financial point of view to the holders of Seagram Common Shares.

                                          /s/ MORGAN STANLEY DEAN WITTER
                                          --------------------------------------
                                               Morgan Stanley Dean Witter

                                                                         ANNEX L
                                                          Merrill Lynch
                                                          International

                                                          Ropemaker Place
                                                          25 Ropemaker Street
                                                          London EC2Y 9LY
                                                          Telephone: 020 7628
                                                          1000
                                                          Direct: 020 7867
                                                          Telex: 8811047 MERLYN
                                                          G
(LOGO)

Board of Directors
Canal Plus S.A.
85/89 Quai Andre Citroen
75711 Paris Cedex 15
FRANCE                                                       As of June 19, 2000

Members of the Board of Directors:

     Canal Plus S.A. (the "Company"), Vivendi S.A. ("Vivendi"), Sofiee S.A., a wholly owned subsidiary of Vivendi ("Sofiee"), 3744531 Canada Inc. and The Seagram Company Ltd. ("Seagram") propose to enter into a Merger Agreement (the "Merger Agreement") dated as of June 19, 2000 with respect to the combination of the businesses of Vivendi, the Company and Seagram pursuant to the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). We note that Vivendi has held approximately 49% of the shares in the capital of the Company since September 1999 and has held greater than 33% since its acquisition of Havas S.A. in June 1998; and that 34% of such shareholding is held by Sofiee. Pursuant to and in accordance with the terms of our engagement letter with you dated as of May 12, 2000, you have requested us to provide to you the opinion set forth below.

     The Merger will consist of the following transactions occurring substantially simultaneously and being interdependent upon one another, all as more fully described in the Merger Agreement:

     - Vivendi will merge with and into Sofiee;

     - The Company will contribute all of its Non-Regulated Business (as defined in the Merger Agreement) to a newly formed wholly owned subsidiary of the Company ("Newco 1"). The Company and Newco 1 will enter into a contribution treaty to this effect. Newco 1 will then contribute the Non-Regulated Business to a newly formed wholly owned subsidiary of Newco 1 ("Newco 2"). Newco 1 and Newco 2 will enter into a contribution treaty to this effect;

     - Subject to the requisite votes provided for in the Merger Agreement of the Canal+, Vivendi and Seagram shareholders approving the transactions and the Final Order (as defined in the Merger Agreement) being adopted by a Canadian court having jurisdiction, the Company will distribute all of the shares of Newco 1 to its shareholders. As a result, Sofiee and the other shareholders of the Company will, respectively, own approximately 49% and 51% of Newco 1. Sofiee will then absorb Newco 1, with each shareholder of the Company, other than Sofiee, receiving 2 Sofiee shares (the "Canal Exchange Ratio") in exchange for each of its Newco 1 shares. As a result, Sofiee will hold approximately 49% of the Company and 100% of Newco 2 (the holder of the Non-Regulated Business). Following the absorption of Newco 1 by Sofiee, the 49% shareholding of Sofiee in the Company will be contributed to Newco 2; and

     - Sofiee will change its name to Vivendi Universal S.A. ("Vivendi Universal") and will enter into a plan of arrangement (substantially in the form and content of Schedule F to the Merger Agreement (the "Plan of Arrangement")) under Canadian law with Seagram (the "Seagram Merger") pursuant to which each outstanding share of Seagram common stock (other than Seagram common stock held by Vivendi Universal) will be exchanged, at the option of the Seagram shareholder subject to certain conditions set forth in the Plan of Arrangement, either for (a) the right to receive a number of Vivendi ADSs (as defined in the Plan of Arrangement) determined by dividing US$77.35 by the Average Market Price (as defined in the Merger Agreement) (the "Seagram Exchange Ratio"), provided that if the Average Market Price is equal to or greater than US$124.3369, the Seagram Exchange Ratio will be 0.6221 and if the Average Market Price is equal to or less than $96.6875, the Seagram Exchange Ratio will be 0.8000 or (b) the right to receive a number of Exchangeable Shares (as defined in the Plan of Arrangement) equal to the Seagram Exchange Ratio.

     You have asked us for your benefit whether, in our opinion and in the context of the Merger taken as a whole, the Canal Exchange Ratio is fair from a financial point of view to the holders of the Company shares, other than Vivendi and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

           (1) Reviewed the Company's Annual Reports and related financial information for the five fiscal years ended December 31st, 1999;

           (2) Reviewed Vivendi's Annual Reports and related financial information for the five fiscal years ended December 31st, 1999;

           (3) Reviewed Seagram's Annual Reports and related financial information for the five fiscal years ended June 30th, 1999;

           (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, Vivendi and Seagram, furnished to us by the Company, Vivendi and Vivendi's outside advisors, as well as a description of the amount of the cost savings and other synergies expected to result from the Merger (the "Expected Synergies") furnished to us and prepared by the Company and Vivendi;

           (5) Conducted discussions with members of senior management of the Company and Vivendi's outside advisors concerning the businesses and prospects of the Company, Vivendi and Seagram before and after giving effect to the Merger;

           (6) Reviewed the historical market prices and trading activity for the Company shares, the Vivendi shares and the Seagram shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company, Vivendi and Seagram, respectively;

           (7) Compared the results of operations of the Company, Vivendi and Seagram with that of certain companies which we deemed to be reasonably similar to the Company, Vivendi and Seagram, respectively;

           (8) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

           (9) Reviewed the potential pro forma impact of the Merger;

          (10) Reviewed the Merger Agreement, including the Plan of Arrangement; and

          (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied, with your consent, on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, Vivendi or Seagram or been furnished with any such evaluation or appraisal. In addition, with your consent, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company, Vivendi or Seagram, nor have we been permitted access to Seagram's or

Vivendi's management for the purposes of conducting discussions concerning each of their respective businesses and prospects.

     With respect to the financial forecast information furnished to or discussed with us by the Company, Vivendi and Vivendi's outside advisors, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and Vivendi, and of Vivendi's outside advisors, as to the expected future financial performance of the Company, Vivendi and Seagram, as the case may be. With respect to the Expected Synergies furnished to or discussed with us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and Vivendi as to the Expected Synergies. We have further assumed that the Seagram Merger will be accounted for as a pooling of interests in Vivendi Universal's financial statements under French generally accepted accounting principles. We have also assumed that the transactions comprising the Merger, including the spin-off of the Non-Regulated Business to the Company shareholders, will qualify as tax-free reorganizations for income tax purposes in the relevant jurisdictions.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the expected benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of all or parts of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and Vivendi and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services and may participate in a proposed financing transaction for a subsidiary of Vivendi. In addition, in the ordinary course of our business, we may actively trade the Company shares and other securities of the Company, as well as securities of Vivendi and Seagram, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. The opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. This letter may not be reproduced or summarized or referred to in any form or document without our prior written consent.

     We are not expressing any opinion herein as to the prices at which the Vivendi shares, the Company shares, the Vivendi Universal shares, the Vivendi ADSs, the Exchangeable Shares, or the Seagram shares will trade following the announcement or consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that, in the context of the Merger taken as a whole, on the date hereof, the Canal Exchange Ratio is fair from a financial point of view to the holders of the Company shares, other than Vivendi and its affiliates.

                                                          Merrill Lynch
                                                          International

                                                          Ropemaker Place
                                                          25 Ropemaker Street
                                                          London EC2Y 9LY
                                                          Telephone: 020 7628
                                                          1000
                                                          Direct: 020 7867
                                                          Telex: 8811047 MERLYN
                                                          G

(LOGO)

Board of Directors
Canal Plus S.A.
85/89 Quai Andre Citroen
75711 Paris Cedex 15
FRANCE                                                    As of October 20, 2000

Members of the Board of Directors:

     Canal Plus S.A. (the "COMPANY"), Vivendi S.A. ("VIVENDI"), Sofiee S.A., a wholly owned subsidiary of Vivendi, 3744531 Canada Inc. and The Seagram Company Ltd. ("SEAGRAM") have entered into a Merger Agreement dated as of June 19, 2000 with respect to the combination of the businesses of Vivendi, the Company and Seagram pursuant to the terms and subject to the conditions set forth in the Merger Agreement. We have previously issued you an opinion dated June 19, 2000 that, subject to the factors considered, assumptions made and qualifications stated in such opinion, as of the date of such opinion and in the context of the Merger taken as a whole, the Canal Exchange Ratio is fair from a financial point of view to the holders of the Company shares, other than Vivendi and its affiliates (the "MERRILL OPINION"; except as otherwise defined herein, capitalized terms being used herein as therein defined).

     In issuing the Merrill Opinion we assumed, among other things, that the Seagram Merger will be accounted for as a pooling of interests in Vivendi Universal's financial statements under French generally accepted accounting principles (the "POOLING ASSUMPTION"). You have advised us that, since the date we issued the Merrill Opinion, the terms of the Seagram Merger have been modified so that the Seagram Merger will no longer be accounted for as a pooling of interests in Vivendi Universal's financial statements under French generally accepted accounting principles, but will rather be accorded purchase accounting treatment for such purposes (the "ACCOUNTING MODIFICATION").

     We are providing this letter for your benefit in order to state that, assuming that the Accounting Modification was made prior to the date of the Merrill Opinion and we did not state the Pooling Assumption therein, we are of the view that, as of the date thereof and subject to the other factors considered, assumptions made and qualifications stated in such opinion (other than the Pooling Assumption), the Accounting Modification does not by itself alter the opinion set forth in the Merrill Opinion.

     Except as specifically stated above with respect to the Pooling Assumption and the Accounting Modification, nothing in this letter is intended to otherwise limit the other factors considered, assumptions made or qualifications stated in the Merrill Opinion, or to expand the Merrill Opinion in any way. Without limiting the foregoing, the Merrill Opinion speaks only as of June 19, 2000, and nothing in this letter constitutes a "bring down" or other reiteration of the Merrill Opinion as of any other date.

     This letter is for the use and benefit of the Board of Directors of the Company and may not be reproduced or summarised or referred to in any form or document without our prior written consent. Neither this letter nor the Merrill Opinion addresses the merits of the underlying decision by the Company to engage in the Merger or constitutes a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

                                                                         ANNEX M
LAZARD                                                   LAZARD FRERES
                                                         S.A.S. AU CAPITAL DE
                                                         500.000.000 F
                                                         151, BOULEVARD
                                                         HAUSSMANN
                                                         75382 PARIS CEDEX 08
                                                         R.C.E. PARIS X 542 10
                                                         815
                                                         TEL: + 33 (0) 1 44 13
                                                         01 11
                                                         FAX: + 33 (0) 1 44 13
                                                         01 00
                                                         WWW.LAZARD.COM

The Board of Directors

VIVENDI
42, avenue de Friedland
75380 Paris cedex 08

                                                       Paris, as of 18 June 2000

Dear Members,

     We understand that Vivendi S.A., a corporation existing under the laws of France ("Vivendi"), The Seagram Company Ltd., a corporation existing under the laws of Canada ("Seagram"), Canal Plus S.A., a corporation existing under the laws of France ("Canal+"), Sofiee S.A., a corporation existing under the laws of France, and 374451 Canada Inc., a corporation existing under the laws of Canada, propose to enter into a merger agreement (the "Agreement") and related agreements providing for the combination of Vivendi, Seagram and Canal+ into Vivendi Universal (the "Combination"). The Combination consists primarily of the following transactions:

     -- Vivendi will merge into its wholly-owned subsidiary Vivendi Universal;

     -- Vivendi Universal will acquire all the businesses of Canal+ other than Canal+'s French premium pay television channel, which Canal+ will retain; and

     -- a combination of Vivendi Universal, through its subsidiaries, with Seagram in accordance with a plan of arrangement under Canadian Law.

     Pursuant to the Combination,

     -- Vivendi shareholders will receive one Vivendi Universal ordinary share for each Vivendi ordinary share they hold. Because each Vivendi ADS represents one-fifth of a Vivendi ordinary share, and each Vivendi Universal ADS will represent one Vivendi Universal ordinary share, holders of Vivendi ADSs will receive one Vivendi Universal ADS for every five Vivendi ADSs they hold;

     -- Seagram shareholders other than Canadian residents electing to receive non-voting exchangeable shares of Vivendi's Canadian subsidiary Vivendi Exchangeco and related Vivendi Universal voting rights, or those who exercise dissenters' rights, will receive a number of Vivendi Universal ADSs determined pursuant to an exchange ratio (the "Seagram Exchange Ratio") set forth in the plan of arrangement. Each Vivendi Universal ADS will represent one Vivendi Universal ordinary share; and

     -- Canal+ shareholders will receive two Vivendi Universal ordinary shares for each Canal+ ordinary share they own and will retain their existing shares in Canal+ (the "Canal Exchange Ratio"). Because each Canal+ ADS represents one-fifth of a Canal+ ordinary share, holders of Canal+ ADSs will receive two Vivendi Universal ADSs for every five Canal+ ADSs they hold. Canal+ shareholders and holders of Canal+ ADSs will also retain their Canal+ shares or ADS.

     You have requested our opinion as to the fairness, from a financial point of view, to Vivendi, of the Seagram Exchange Ratio and the Canal Exchange Ratio. In connection with this opinion, we have, among other things:

       (i) Reviewed the financial terms and conditions of the draft Agreement and plan of arrangement;

      (ii) Analyzed certain historical business and financial information relating to Vivendi, Seagram and Canal+;

      (iii) Reviewed various financial forecasts and other data provided to us by Vivendi, Seagram and Canal+ relating to their respective businesses (such forecasts that were provided to us regarding Seagram were limited in time and scope);

      (iv) Held discussions with members of the senior managements of Vivendi and Seagram with respect to the businesses and prospects of Vivendi, Seagram and Canal+ and the strategic objectives of each, and the possible benefits which might be realized following the Combination;

       (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Vivendi, Seagram and Canal+;

      (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to the businesses of Vivendi, Seagram and Canal+, and in other industries generally;

      (vii) Reviewed the historical stock prices and trading volumes of the stock of Vivendi, Seagram and Canal+; and

     (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Vivendi, Seagram or Canal+, or concerning the solvency of or issues relating to solvency concerning Vivendi, Seagram or Canal+. With respect to financial forecasts, including the potential benefits projected to be realized following the Combination and the amount and treatment of goodwill, if any, in connection with the Combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Vivendi, Seagram or Canal+ as to the future financial performance of Vivendi, Seagram or Canal+, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on accounting standards, economic, monetary, exchange rates, market and other conditions as in effect on, and the information made available to us as of the date hereof. In rendering our opinion, we did not address the relative merits of the Combination or Vivendi's underlying decision to undertake the Combination and not engage in other possible transactions, and does not address any other aspect of the transactions contemplated by the Agreement.

     In rendering our opinion, we have assumed that the Combination will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by Vivendi and that obtaining the necessary regulatory approvals and third party consents, if any, for the Combination will not have an adverse effect on Vivendi, Seagram or Canal+, and that the projected synergies of the Combination are realized substantially in accordance with such projections, both as to the financial effect and the timing thereof. We have also assumed that the definitive Agreement will not differ in any material respect from the draft thereof furnished to us.

     We are acting as investment banker to Vivendi in connection with the Combination and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Combination. We have in the past provided, and are currently providing, investment banking services to Vivendi for which we have received and anticipate receiving customary fees. We are rendering this opinion in accordance with customary practice in France and under the express condition that it be interpreted in accordance with the laws of France.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Vivendi in connection with its consideration of the Combination. This opinion is not intended to and does not constitute a recommendation to any shareholder of Vivendi, Seagram or Canal+ as to whether such shareholder should vote for the Combination. We are not expressing any opinion herein as to the prices at which share of Vivendi, Seagram or Canal+ may trade following the date as of which this opinion is rendered or as to the value of the Vivendi Universal shares, the Vivendi Universal ADSs or any other security issued or to be issued by Vivendi Universal, Vivendi or Canal+ following the consummation of the Combination. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except in its entirety in a U.S. proxy statement or as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Seagram Exchange Ratio and the Canal Exchange Ratio are fair to Vivendi from a financial point of view.

                                          Very truly yours,

                                          /s/ LAZARD FRERES
                                          --------------------------------------
                                          LAZARD FRERES S.A.S.

                                                                         ANNEX N

                        CANADA BUSINESS CORPORATIONS ACT
                        R.S.C. 1985, c. C-44 AS AMENDED

190. (1) Right to Dissent -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

          (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

          (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

          (c) amalgamate otherwise than under section 184;

          (d) be continued under section 188; or

          (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

     (2) Further Right -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (3) Payment of Shares -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

     (4) No partial dissent -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (5) Objection -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

     (6) Notice of resolution -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

     (7) Demand for payment -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

          (a) his name and address;

          (b) the number and class of shares in respect of which he dissents;
     and

          (c) a demand for payment of the fair value of such shares.

     (8) Share certificate -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

     (9) Forfeiture -- A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

     (10) Endorsing certificate -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

     (11) Suspension of rights -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

          (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

          (b) the corporation fails to make an offer in accordance with subsection (12) and the dissenting shareholder withdraws his notice, or

          (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9),

          (d) in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

     (12) Offer to pay -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice:

          (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

          (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (13) Same terms -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

     (14) Payment -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (15) Corporation may apply to court -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

     (16) Shareholder application to court -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

     (17) Venue -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

     (18) No security for costs -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

     (19) Parties -- On an application to a court under subsection (15) or (16),

          (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

          (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

     (20) Powers of court -- On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

     (21) Appraisers -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (22) Final order -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

     (23) Interest -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (24) Notice that subsection (26) applies -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (25) Effect where subsection (26) applies -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

          (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

          (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (26) Limitation -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

          (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                                                         ANNEX O

                                    VIVENDI
      A CORPORATION SOCIETE ANONYME WITH A CAPITAL OF 3,332,700,404 EUROS
            REGISTERED OFFICE: 42, AVENUE DE FRIEDLAND - 75008 PARIS

                             RCS 780 129 961 PARIS

                            ------------------------

                               DRAFT RESOLUTIONS

                            ------------------------

     First Resolution: Approval of the terms of the transactions between Vivendi, Canal+ and Seagram.

     The purpose of this resolution is to approve all the clauses of the transactions between Vivendi, Canal+ and Seagram.

     The shareholders' meeting, voting under conditions of a quorum and with the majority required for Extraordinary Shareholders' Meetings, having taken note of the following:

     - the report of the Board of Directors to the shareholders' meeting and specifically the information document approved by the Commission des Operations de Bourse, which appears as an addendum to the aforementioned report,

     - the resolutions submitted to Sofiee's joint ordinary and extraordinary shareholders' meeting on even date hereof,

hereby approves, under the condition of the completion of the merger of Vivendi referred to in the second resolution of this meeting, all the terms and conditions of the transactions with Canal+ and Seagram, which are summarized in the report of the Board of Directors and its addenda, and which specifically include:

     - the contribution to Sofiee of the interest held by Vivendi in Canal+,

     - the merger of SIG 40 into Sofiee, following the contribution made by Canal+ to SIG 40 and the simultaneous distribution to Canal+'s shareholders of the SIG 40 shares issued in payment of this contribution, the consideration for the aforementioned merger, and the assumption by Sofiee of the stock purchase plans and the stock subscription plans assumed by SIG 40, and the resulting waiver of the preferential subscription right,

     - the authorization given by the extraordinary shareholders' meeting of Sofiee to Sofiee's Board of Directors to issue bonds redeemable in shares
       (ORA) reserved for Vivendi Universal Holding SAS for a maximum nominal
       amount of      euros for an issuance price per ORA corresponding to the
       average price at closure, on the Premier Marche of the Paris Bourse, of the Vivendi share between the 23rd trading day and the 3rd trading day prior to the date of issuance and granting the right to issue a number of
       shares at a maximum nominal value of      euros, to be exchanged for the
       Seagram common shares which will be contributed in the transaction, and which permits the assumption of stock option plans, stock appreciation rights, ACES and other securities giving access to Seagram's capital, and more generally all consideration granted to Seagram's shareholders for the acquisition of 100% of the Seagram common shares, which are summarized in the report of the Board of Directors and the addenda thereto,

     - the adoption by Sofiee of the name Vivendi Universal, of the articles of association described in the report of the Board of Directors and the addenda hereto, and financial authorizations granted to its Board of Directors,

     - the designation as members of Sofiee's Board of Directors, presided by Mr. Jean-Marie Messier, of Eric Licoys, Bernard Arnault, Jean-Louis Beffa, Jean-Marc Espalioux, Philippe Foriel-Destezet, Jacques Friedmann, Henri Lachmann, Thomas Middlehof, Simon Murray, Serge Tchuruk, Rene Thomas, Marc Vienot, Madame Esther Koplowitz current members of the Vivendi Board of Directors and Edgar M. Bronfman, Charles R. Bronfman, Edgar Bronfman Jr., Richard H. Brown, Andre Desmarais and Pierre Lescure.

     Second Resolution: Approval of the merger of the Company into Sofiee, the name of which shall become Vivendi Universal.

     The purpose of this resolution is the approval of the terms and conditions of the merger of the Company into Sofiee (Vivendi Universal), especially the adoption of the exchange ratio of one Vivendi Universal share for one Vivendi share and the valuation of the net assets contributed.

     The shareholders' meeting, voting under conditions of quorum and with the majority required for extraordinary meetings, having taken note of the following:

     - the merger agreement of the Company with Vivendi Universal dated as of June 30, 2000 and of its amendment dated as of October 20, 2000, submitted to the Commercial Court of Paris, according to the terms of which the Company contributes, as at January 1, 2000, to Vivendi Universal, under certain conditions listed in the aforementioned merger agreement, all the assets and liabilities included in its balance sheet and described in the aforementioned merger agreement.

     - the report of the Board of Directors to the shareholders' meeting, and

     - the reports of the statutory appraiser of the merger

hereby approves the merger of the Company, its valuation and consideration, and specifically:

     - all the provisions of the merger agreement and its addenda,

     - the valuation of the contributed net assets for an amount of 13,587,851,461.06 euros, as appears on the balance sheet of the Company at December 31, 1999,

     - the payment of the contributions made in connection with the merger according to an exchange rate of one Vivendi Universal share for one Vivendi share.

     The Shareholders' Meeting takes note of the provisions of Sofiee's articles of association, and in particular the absence of double voting rights, as described in the report of the Board of Directors, and the financial authorizations and the authorizations to approve the stock option plans approved by the Shareholders' Meeting of Sofiee on September 21, 2000.

     The aforementioned merger operation will be executed when the conditions listed in the agreement relating to this merger have been satisfied or when one and/or all the parties renounces it, either in whole or in part.

     Third Resolution:  Dissolution of the Company without liquidation.

     The purpose of this Resolution is the approval of the dissolution without liquidation of Vivendi after the merger into Vivendi Universal and the satisfaction of the conditions stipulated in the merger agreement and all the operations related to the Vivendi/Canal+/Seagram transactions.

     The Shareholders' Meeting hereby approves that, as a result of the preceding resolution and subject to the completion of the merger, the Company shall be duly dissolved without liquidation as a result of the merger of the Company into Vivendi Universal on the date on which all the conditions have either been satisfied or waived by one and/or all parties, in whole or in part.

     Fourth Resolution: Final completion of the merger and transactions among Vivendi, Canal+ and Seagram.

     The purpose of this resolution is to delegate to the Board of Directors the power to verify the final completion of the merger, all the conditions to the merger and all the transactions.

     The Shareholders' meeting grants all powers to the Board of Directors of the Company, and as a result of its merger into Sofiee, to Sofiee's Board of Directors, with the right to delegate to the Chairman of the aforementioned Board of Directors, in order to ensure the final satisfaction of all the conditions listed in the merger agreement approved by the meeting, or as the case may be, to waive it in whole or in part on behalf of the Company, and the final satisfaction of all the conditions of the merger transaction and particularly of the favorable vote of the Shareholders' Meetings of Sofiee, Canal+ and Seagram and, as a result:

     - to ensure the completion of the operations which have been submitted for the approval of the Sofiee's Shareholders' Meetings, Canal+ and Seagram,

     - to reiterate, if need be, and in all forms, the approved operations, stipulate all the certifications, complementary or rectifying documents which may be necessary, and to perform all acts deemed useful,

     - to fill out all forms, make all declarations before legal authorities, as well as all notices to all parties whatsoever; and in the event of difficulty, to bring or respond to suits,

     - for these purposes, to sign all exhibits, legal acts and documents, elect legal domicile, replace and delegate within the limits of the powers stipulated herein, and to do everything that is necessary in this regard.

     Fifth Resolution:  Power to execute all documents

     The Shareholders' Meeting grants all powers to the bearer of an original, a copy or a summary of the minutes of these deliberations in order to satisfy all legal requirements to render the aforementioned resolutions public.

                                                                         ANNEX P

                                     CANAL+

         A FRENCH SOCIETE ANONYME WITH A CAPITAL OF 94,586,271.75 EUROS
             REGISTERED OFFICE: 85, QUAI ANDRE CITROEN, 75015 PARIS REGISTRY OF COMMERCE AND COMPANIES: PARIS 329 211 734

                            ------------------------

                               DRAFT RESOLUTIONS

1. EXTRAORDINARY AGENDA

                                FIRST RESOLUTION

     The shareholders, having the quorum and majority required for extraordinary shareholders' meetings, and having taken note of:

     -- the proposed contribution agreement, governed by the legal regime applicable to spin-offs (scissions), executed by the Company and by the Societe d'Exploitation de Services Audiovisuels (to be renamed "Canal+ Regie"), and filed with the Clerk of the Commercial Court of Paris, pursuant to which Canal+ will transfer to CANAL+ Regie, subject to the conditions precedent listed in said proposed agreement, its business of selling advertising on pay television channels and theme channels (as defined in the agreement), with retroactive effect as of January 1, 2000,

     -- the Board of Directors' report to the shareholders' meeting, and

     -- the reports of the statutory appraisers (commissaires aux apports et a la scission),

approved the contribution in favor of Canal+ Regie, its valuation and the consideration therefor, and in particular:

     -- all the provisions of the draft contribution agreement and exhibits thereto relating to the contribution,

     -- the issuance by CANAL+ Regie to the Company of 5,000,000 shares, of par value one (1) euro each, fully paid up, in the form of a capital increase.

     The contribution shall be carried out upon due acknowledgment that the conditions precedent listed in the proposed agreement relating to this contribution have been completed or waived, in all or part, in which case the contribution referred to in this resolution shall occur immediately prior to the completion of the contribution referred to in the third resolution.

                               SECOND RESOLUTION

     The shareholders, having the quorum and majority required for extraordinary shareholders' meetings, and having taken note of:

     -- the proposed contribution agreement governed by the legal regime applicable to spin-offs (scissions), executed by the Company and by Vangur (to be renamed "Canal+ Distribution"), and filed with the Clerk of the Commercial Court of Paris, pursuant to which Canal+ will transfer to Canal+ Distribution, subject to the conditions precedent listed in said proposed agreement, the distribution and marketing business of the Canal+ pay-TV and channel packages (as defined in said agreement), including the contribution of certain rights and obligations (apport en jouissance) referred to in the draft contribution agreement, in particular Canal+'s subscriber base, the right to use such base for all business purposes and, consequently, all the financial rights (except for advertising and sponsoring) relating to the exclusive commercial exploitation of the Canal+ channel (all as referred to and defined in said agreement), all effective retroactively to January 1, 2000,

     -- the Board of Directors' report to the shareholders' meeting, and

     -- the reports of the statutory appraisers (commissaires aux apports et a la scission),

approved the contribution in favor of Canal+ Distribution, its valuation and consideration, and in particular:

     -- all the provisions of the proposed contribution and exhibits thereto,

     -- issuance by CANAL+ Distribution to the Company of 13,000,000 shares of par value one (1) euro each, fully paid up, in the form of a capital increase.

     The contribution shall be carried out upon due acknowledgement that the conditions precedent listed in the proposed agreement relating to this business contribution have been completed or waived, in all or part, in which case the contribution being the subject of this resolution shall occur immediately prior to the contribution referred to in the third resolution.

                                THIRD RESOLUTION

     The shareholders, having the quorum and majority required for extraordinary shareholders' meetings, and having taken note of:

     -- the proposed contribution agreement, governed by the legal regime applicable to spin-offs (scissions), executed by the Company and by SIG 40, and filed with the Clerk of the Commercial Court of Paris, pursuant to which Canal+ will transfer to SIG 40, subject to the conditions precedent listed in said proposed agreement, its activities other than the business of editing and broadcasting its French premium pay-television channel (and other than the legal title to those assets, liabilities, rights and obligations having been contributed (apportes en jouissance) to Vangur (Canal+ Distribution)), and in particular the shareholdings described in said proposed agreement, including the shareholdings the Company will respectively hold in Canal+ Regie and Canal+ Distribution as a result of the contributions described in the first and second resolutions submitted to this meeting, as well as the holding company functions related thereto, including administrative functions, all effective retroactively to January 1, 2000,

     -- the Board of Directors' report to the shareholders' meeting, and

     -- the reports of the statutory appraisers (commissaires aux apports et a la scission),
approved the contribution, its valuation and consideration, and in particular:

     -- all the provisions of the proposed contribution agreement and exhibits thereto relating to said contribution,

     -- issuance by SIG 40 to the Company of 126,693,608 shares of par value one
        (1) euro each, fully paid up, issued with a premium of 1,979,846,586 euros, as a capital increase, and to be allocated among the shareholders according to a ratio of one SIG 40 share per CANAL+ share held.

     The contribution shall be carried out upon due acknowledgement that the conditions precedent listed in the proposed agreement relating to this contribution have been completed or waived, in all or part, in which case the contribution being the subject of this resolution shall occur immediately after the completion of the contributions referred to in the first and second resolutions submitted to this meeting.

     The shareholders, taking note of the fact that the contribution is governed by the legal regime applicable to spin-offs (scissions) pursuant to Article L. 236-27 of the French Commercial Code, and that the amount of the reserves is higher than the net value of the transfer, approved, pursuant to the aforementioned proposed contribution agreement, the distribution to the shareholders of the Company of the SIG 40 shares received by CANAL+ in consideration for the above-referred contribution in favor of

SIG 40, pursuant to a ratio of one SIG 40 share per CANAL+ share held, it being specified that this distribution will be carried out upon completion of the conditions precedent provided for such purpose in the contribution agreement relating to SIG 40.

     The shareholders, further to the contribution described in this resolution, and the undertaking by SIG 40 to account for a special reserve for long term capital gains up to a proportion of CANAL+'s special reserve for long term capital gains determined in accordance with applicable tax rules, decided to allocate said distribution, amounting to 2.106.540.194 euros, to the following accounts:

     -- 1.009.224.159 euros to the "issuance and contribution premium" account

     -- 1.097.316.035 euros to the "other reserves" account.

     The shareholders consequently took note of the fact that, due to those conditions precedent and to the conditions precedent to the merger-absorption of SIG 40 by Sofiee, the SIG 40 shares to be distributed to the shareholders will be immediately cancelled and exchanged for shares of Vivendi Universal (formerly named Sofiee) resulting from the merger between SIG 40 and Sofiee, pursuant to a ratio of two Vivendi Universal shares per SIG 40 share, to be granted to CANAL+'s shareholders other than Vivendi Universal.

     The shareholders further took note of the fact that the approval of the contribution in favor of SIG 40 referred to herein is part of the merger contemplated between the Vivendi and CANAL+ groups, to be effected through the merger-absorption of SIG 40 by Sofiee to occur at the same time as all of the merger transactions between the Vivendi, CANAL+ and Seagram groups, and to the extent necessary, the shareholders, having acknowledged the reports of the statutory appraisers (commissaires aux apports et a la fusion), regarding the contribution and merger, decided to approve the merger described in the draft merger agreement and exhibits included as Exhibit E to the draft contribution agreement in favor of SIG 40 and more generally, decided to approve all the proposed merger transactions between the Vivendi, CANAL+ and Seagram groups described in the French prospectus registered by the French Commission des operations de bourse, which constitutes an annex to the report of the Board of Directors of the Company to this meeting.

                               FOURTH RESOLUTION

     The shareholders, having the quorum and majority required for extraordinary shareholders' meeting, granted all powers to the Board of Directors, including the power to delegate to its chairman, to acknowledge or waive the final completion of all of the conditions precedent listed in the proposed contribution agreements submitted to this meeting, and consequently:

     -- to acknowledge the completion of the contributions whose approval has been submitted to this meeting, including the correlative distribution of the SIG 40 shares to the shareholders of CANAL+;

     -- to reiterate, if necessary and in any form whatsoever, the contribution in favor of the various beneficiary companies, to draw up all such ratifying, additional or rectified instruments as might be necessary, to carry out all formalities useful to facilitate the transmission of the rights and obligations transferred by the Company to the various beneficiary companies;

     -- to carry out all formalities and make all governmental filings, as well as all notices and communications; and, in case of difficulty, initiate or follow any legal proceedings;

     -- for the purposes described above, sign all documents and instruments, elect domicile, substitute and delegate within the limit of these powers, and perform all necessary actions.

     It granted all powers to the Board of Directors, with possibility of delegation, to ensure that all formalities subsequent to the aforementioned contributions had been carried out by the companies benefiting from the contributions.

                                FIFTH RESOLUTION

     The shareholders, having the quorum and majority required for extraordinary shareholders' meetings, and having taken note of the Board of Directors' report and the statutory auditors' report, authorized the Board of Directors:

     - to cancel the shares acquired as a result of the implementation of the authorizations granted by the ordinary shareholders' meeting of CANAL+, pursuant to Articles L. 225-209 et seq. of the French Commercial Code to buy and sell CANAL+ shares, within the limit of 10% of its capital by twenty-four-month period, and to reduce the share capital by charging the difference between the repurchase value of the canceled shares and their par value to the premiums and reserves;

     - to modify the Company's by-laws accordingly and to carry out all necessary formalities.

     This authorization is given for a five-year period as from this meeting. Its effective date is, however, subject to approval of the sixth resolution (ordinary agenda) of this meeting.

2. ORDINARY AGENDA

                                SIXTH RESOLUTION

     The shareholders, having the quorum and majority required for ordinary shareholders' meetings, and having taken note of the Board of Directors' report and the information appearing in the information circular filed with the Commission des operations de bourse, authorized the Board of Directors, pursuant to the provisions of Article L 225-209 of the French Commercial Code, to acquire a number of shares representing up to 10% of the number of shares forming the Company's capital, i.e. 12,611,502 shares.

     The shareholders decided that these purchases could be carried out with a view to:

     -- market stabilization of the market price of the Company's shares,

     -- granting stock options to the employees and/or corporate officers of the Company and/or its group or enable the exercise of said options,

     -- granting shares in the context of the employees' participation in the proceeds of the expansion (participation aux fruits de l'expansion),

     -- delivering the shares to the exercise of rights attached to the securities entitling to shares of the Company by reimbursement, conversion, exchange, presentation of a warrant or any other way,

     -- maintaining, canceling, assigning or transferring the acquired shares.

     In light of the contribution and distribution transactions submitted to this meeting, the maximum price at which the Company may carry out those acquisitions shall be set according to the market price of the CANAL+ share after completion of said transactions. The shareholders therefore decided to set the maximum price at which the Company may carry out those acquisitions at 175% of the average of the first listed market prices of the CANAL+ share during the five consecutive trading days following the first listing of the shares of Vivendi Universal (ex-Sofiee) on the Premier Marche of ParisBourse(SBF) S.A. The acquisitions shall comply with the rules provided for by the regulations of the Commission des operations de bourse relating to trading by issuers in their own securities.

     The shareholders decided to grant all powers to the Board of Directors in order to sell or otherwise assign the shares thus acquired, within the limit of a minimum price equal to 25% of the average of the first listed market prices of the Canal+ share during the five consecutive trading days following the first listing of the shares of Vivendi Universal (ex-Sofiee) on the Premier Marche of ParisBourse(SBF) S.A.

     The Board of Directors may carry out the acquisition, assignment and transfer of the Company's shares by any means on the market or over-the-counter. Those means include the use of any derivative financial instrument traded on a regulated market or over-the-counter, and the setting up of option strategies (purchase and sale of call or put options, and any combinations thereof).

     This authorization is given for a maximum eighteen-month period as from this meeting. It replaces as from this meeting the authorization previously granted by the fourth resolution of the extraordinary and ordinary shareholders' meeting of April 28, 2000, which authorization will be terminated as from the coming into force of this resolution.

     The Board of Directors shall provide in its report to the annual shareholders' meeting the information relating to the purchases of shares and assignments thus completed.

     In order to ensure the performance of this authorization, all powers were granted to the Board of Directors, with possibility of sub-delegration, in order to place any stock exchange orders, enter into any agreements for the purpose, in particular, to keep the purchase and sale registers, to carry out all filings with the Commission des operations de bourse and the Conseil des marches financiers or any other body, carry out all formalities and, generally, make all necessary actions.

     The effectiveness of this resolution is subject to the condition precedent of the completion of the contribution transactions submitted to this meeting.

3. EXTRAORDINARY AND ORDINARY AGENDA

                               SEVENTH RESOLUTION

     The shareholders, having the necessary quorum and majority, granted all powers to the bearer of an original, a copy or extract from these minutes of the meeting in order to carry out all legal formalities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The French commercial code prohibits provisions of statuts that limit the liability of directors. The French commercial code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

  (a) EXHIBITS.

     The following documents are filed as exhibits to the registration statement:

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1     Merger Agreement, dated as of June 19, 2000, by and among
         Vivendi S.A., Canal Plus S.A., Sofiee S.A., 3744531 Canada
         Inc. and The Seagram Company Ltd. (included as Annex A to
         the joint proxy statement-prospectus included in this
         registration statement).
 2.2     Form of Plan of Arrangement (included as part of Annex B to the joint proxy statement-prospectus included in this
         registration statement).
 2.3     Contribution Agreement, dated June 30, 2000, by and between
         Vivendi and Sofiee, as amended.*
 2.4     Merger Agreement, dated June 30, 2000, by and between
         Vivendi and Sofiee S.A., as amended*
 2.5     Contribution Agreement, dated October 26, 2000, by and
         between CANAL+ S.A. and CANAL+ Distribution.*
 2.6     Contribution Agreement, dated October 26, 2000, by and
         between CANAL+ S.A. and CANAL+ Regie.*
 2.7     Contribution Agreement, dated October 26, 2000, by and
         between CANAL+ S.A. and SIG 40.*
 2.8     Contribution Agreement, dated October 26, 2000, by and
         between SIG 40 and Groupe CANAL+.*
 2.9     Merger Agreement, dated October 26, 2000, by and between
         Sofiee S.A. and SIG 40.*
 2.10    Contribution Agreement, dated October 26, 2000, by and
         between Sofiee and Groupe Canal+.
 3.1     Vivendi Universal Restated Corporate Statuts (French and
         unofficial English translation).
 5.1     Opinion of Gilbert Klajnman regarding the ordinary shares of
         Vivendi Universal.
 8.1     Opinion of Wachtell, Lipton, Rosen & Katz regarding certain
         United States federal income tax matters.
 8.2     Opinion of Simpson Thacher & Bartlett regarding certain
         United States federal income tax matters.
 8.3     Opinion of Cleary, Gottlieb, Steen & Hamilton regarding
         certain United States federal income tax matters.
 8.4     Opinion of Osler, Hoskin & Harcourt, LLP regarding certain
         Canadian tax matters.
 8.5     Opinion of Bureau Francis Lefebvre regarding certain French tax matters.
10.1     Option Agreement, dated as of June 19, 2000, by and between
         Vivendi S.A. and The Seagram Company Ltd. (included as Annex
         D to the joint proxy statement-prospectus included in this registration statement).
10.2     Shareholder Voting Agreement, dated as of June 19, 2000, by and among Vivendi S.A. and certain shareholders of The
         Seagram Company Ltd. (included as Annex E to the joint proxy statement-prospectus included in this registration
         statement).
10.3     Shareholder Governance Agreement, dated as of June 19, 2000, by and among Vivendi S.A., Sofiee S.A. and certain
         shareholders of The Seagram Company Ltd. (included as Annex
         F to the joint proxy statement-prospectus included in this registration statement).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.4     Multi-Access Portal Joint Venture Agreement between Vodafone
         AirTouch Plc, Vodafone European Portal Ltd., Vivendi S.A.,
         Canal Plus S.A. and Vivendi Net S.A., dated May 16, 2000
         (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Vivendi Registration Statement on Form 20-F dated
         September 11, 2000).
10.5     Form of Custody Agreement.
10.6     Form of Exchange Trust Agreement.
10.7     Form of Support Agreement (included as Annex C to the joint proxy statement-prospectus included in this registration
         statement).
23.1     Consent of RSM Salustro Reydel and Barbier Frinault & Cie, a
         member firm of Arthur Andersen, independent auditors of
         Vivendi.
23.2     Consent of RSM Salustro Reydel, independent auditors of
         Vivendi.
23.3     Consent of PricewaterhouseCoopers LLP, independent auditors of Seagram.
23.4     Consent of RSM Salustro Reydel and Barbier Frinault & Cie, a
         member firm of Arthur Andersen, independent auditors of
         CANAL+.
24.1     Power of attorney of certain officers and directors of
         Vivendi Universal (included in signature page hereto).
99.1     Form of Voting Instruction Card for Vivendi ADS holders.
99.2     Form of Proxy Card for Seagram shareholders.
99.3     Form of Voting Instruction Card for CANAL+ ADS holders.
99.4     Form of Letter of Transmittal and Election Form for Seagram
         Shareholders.
99.5     Consent of Goldman, Sachs & Co.
99.6     Consent of Morgan Stanley & Co. Incorporated.
99.7     Consent of Merrill Lynch International.
99.8     Consent of Lazard Freres S.A.S.
99.9     Consent of Gilbert Klajnman (included in Exhibit 5.1).
99.10    Consent of Wachtell, Lipton, Rosen & Katz (included in
         Exhibit 8.1).
99.11    Consent of Simpson Thacher & Bartlett (included in Exhibit
         8.2).
99.12    Consent of Cleary, Gottlieb, Steen & Hamilton (included in
         Exhibit 8.3).
99.13    Consent of Osler, Hoskin & Harcourt, LLP (included in
         Exhibit 8.5).
99.14    Consent of Bureau Francis Lefebvre (included in Exhibit
         8.7).
99.15    Consent of Pierre Lescure.
99.16    Consent of Edgar M. Bronfman.
99.17    Consent of Charles R. Bronfman.
99.18    Consent of Edgar Bronfman, Jr..
99.19    Consent of Richard H. Brown.
99.20    Consent of Andre Desmarais.

* Exhibits not filed herewith and not incorporated by reference to be filed by amendment.

**This exhibit is filed in a foreign language (French) pursuant to Rule 403(c) promulgated under the Securities Act of 1933, as amended. The material terms of this exhibit are summarized in English in the joint proxy statement-prospectus which is a part of this Registration Statement under the headings "Chapter Three -- The Merger Transactions -- Structure and
  Background -- Merger Transaction Steps -- The Vivendi/CANAL+ Transactions" and "Chapter Three -- The Merger Transactions -- The Contribution Agreements."

  (b) SCHEDULES.

     None required.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (8) That every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the
undersigned, thereunto duly authorized in Paris, France, on October   , 2000.

                                          VIVENDI UNIVERSAL,
                                          currently named Sofiee, to be renamed
                                          Vivendi Universal in connection with
                                          the closing of the transactions
                                          described herein

                                          By:    /s/ JEAN-MARIE MESSIER
                                            ------------------------------------
                                          Name: Jean-Marie Messier
                                          Title:  Chairman

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Vivendi Universal (currently named Sofiee, to be renamed Vivendi Universal in connection with the closing of the transactions described herein), hereby severally constitute and appoint Jean-Marie Messier, Guillaume Hannezo and Jean-Francois Dubos (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on October 26, 2000.

                     SIGNATURES                                            TITLE
                     ----------                                            -----

               /s/ JEAN-MARIE MESSIER                     Director and Principal Executive Officer
-----------------------------------------------------
                 Jean-Marie Messier

                  /s/ AGNES AUDIER                                        Director
-----------------------------------------------------
                    Agnes Audier

                                                                          Director
-----------------------------------------------------
                  Philippe Germond

                /s/ DOMINIQUE GIBERT                                      Director
-----------------------------------------------------
                  Dominique Gibert

                     SIGNATURES                                            TITLE
                     ----------                                            -----
                 /s/ ETIENNE MALLET                                       Director
-----------------------------------------------------
                   Etienne Mallet

                                                                          Director
-----------------------------------------------------
                 Jean-Laurent Nabet

                                                                          Director
-----------------------------------------------------
                       Vivendi
              represented by Eric Licoys

                /s/ GUILLAUME HANNEZO                    Principal Financial Officer and Principal
-----------------------------------------------------                     Accounting
                  Guillaume Hannezo                                       Officer

                  /s/ CHRIS FARMAN                             Authorized U.S. Representative
-----------------------------------------------------
                    Chris Farman

                               INDEX TO EXHIBITS*

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 2.1      Merger Agreement, dated as of June 19, 2000, by and among
          Vivendi S.A., Canal Plus S.A., Sofiee S.A., 3744531 Canada
          Inc. and The Seagram Company Ltd. (included as Annex A to
          the joint proxy statement-prospectus included in this
          registration statement).
 2.2      Form of Plan of Arrangement (included as part of Annex B to the joint proxy statement-prospectus included in this
          registration statement).
 2.3      Contribution Agreement, dated June 30, 2000, by and between
          Vivendi and Sofiee, as amended.*
 2.4      Merger Agreement, dated June 30, 2000, by and between
          Vivendi and Sofiee S.A., as amended.*
 2.5      Contribution Agreement, dated October 26, 2000, by and
          between CANAL+ S.A. and CANAL+ Distribution.*
 2.6      Contribution Agreement, dated October 26, 2000, by and
          between CANAL+ S.A. and CANAL+ Regie.*
 2.7      Contribution Agreement, dated October 26, 2000, by and
          between CANAL+ S.A. and SIG 40.*
 2.8      Contribution Agreement, dated October 26, 2000, by and
          between SIG 40 and Groupe CANAL+.*
 2.9      Merger Agreement, dated October 26, 2000, by and between
          Sofiee S.A. and SIG 40.*
 2.10     Contribution Agreement, dated October 26, 2000, by and
          between Sofiee and Group CANAL+.
 3.1      Vivendi Universal Restated Corporate Statuts (French and
          unofficial English translation).
 5.1      Opinion of Gilbert Klajnman regarding the ordinary shares of
          Vivendi Universal.
 8.1      Opinion of Wachtell, Lipton, Rosen & Katz regarding certain
          United States federal income tax matters.
 8.2      Opinion of Simpson Thacher & Bartlett regarding certain
          United States federal income tax matters.
 8.3      Opinion of Cleary, Gottlieb, Steen & Hamilton regarding
          certain United States federal income tax matters.
 8.4      Opinion of Osler, Hoskin & Harcourt, LLP regarding certain
          Canadian tax matters.
 8.5      Opinion of Bureau Francis Lefebvre regarding certain French tax matters.
10.1      Option Agreement, dated as of June 19, 2000, by and between
          Vivendi S.A. and The Seagram Company Ltd. (included as Annex
          D to the joint proxy statement-prospectus included in this registration statement).
10.2      Shareholder Voting Agreement, dated as of June 19, 2000, by and among Vivendi S.A. and certain shareholders of The
          Seagram Company Ltd. (included as Annex E to the joint proxy statement-prospectus included in this registration
          statement).
10.3      Shareholder Governance Agreement, dated as of June 19, 2000, by and among Vivendi S.A., Sofiee S.A. and certain
          shareholders of The Seagram Company Ltd. (included as Annex
          F to the joint proxy statement-prospectus included in this registration statement).
10.4      Multi-Access Portal Joint Venture Agreement between Vodafone
          AirTouch Plc, Vodafone European Portal Ltd., Vivendi S.A.,
          Canal Plus S.A. and Vivendi Net S.A., dated May 16, 2000
          (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Vivendi Registration Statement on Form 20-F dated
          September 11, 2000).

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
10.5      Form of Custody Agreement.
10.6      Form of Exchange Trust Agreement.
10.7      Form of Support Agreement (included as Annex C to the joint proxy statement-prospectus included in this registration
          statement).
23.1      Consent of RSM Salustro Reydel and Barbier Frinault & Cie, a
          member firm of Arthur Andersen, independent auditors of
          Vivendi.
23.2      Consent of RSM Salustro Reydel, independent auditors of
          Vivendi.
23.3      Consent of PricewaterhouseCoopers LLP, independent auditors of Seagram.
23.4      Consent of RSM Salustro Reydel and Barbier Frinault & Cie, a
          member firm of Arthur Andersen, independent auditors of
          CANAL+.
24.1      Power of attorney of certain officers and directors of
          Vivendi Universal (included in signature page hereto).
99.1      Form of Voting Instruction Card for Vivendi ADS holders.
99.2      Form of Proxy Card for Seagram shareholders.
99.3      Form of Voting Instruction Card for CANAL+ ADS holders.
99.4      Form of Letter of Transmittal and Election Form for Seagram
          Shareholders.
99.5      Consent of Goldman, Sachs & Co.
99.6      Consent of Morgan Stanley & Co. Incorporated.
99.7      Consent of Merrill Lynch International.
99.8      Consent of Lazard Freres S.A.S.
99.9      Consent of Gilbert Klajnman (included in Exhibit 5.1).
99.10     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.1).
99.11     Consent of Simpson Thacher & Bartlett (included in Exhibit
          8.2).
99.12     Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8.3).
99.13     Consent of Osler, Hoskin & Harcourt, LLP (included in
          Exhibit 8.4).
99.14     Consent of Bureau Francis Lefebvre (included in Exhibit
          8.5).
99.15     Consent of Pierre Lescure.
99.16     Consent of Edgar M. Bronfman.
99.17     Consent of Charles R. Bronfman.
99.18     Consent of Edgar Bronfman, Jr.
99.19     Consent of Richard H. Brown.
99.20     Consent of Andre Desmarais.

*This exhibit is filed in a foreign language (French) pursuant to Rule 403(c) promulgated under the Securities Act of 1933, as amended. The material terms of this exhibit are summarized in English in the joint proxy statement-prospectus which is a part of this Registration Statement under the headings "Chapter Three -- The Merger Transactions -- Structure and Background -- Merger Transaction Steps -- The Vivendi/CANAL+ Transactions" and "Chapter Three -- The Merger Transactions -- The Contribution Agreements."